FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-262701-07

The information in this preliminary prospectus is not complete and may be supplemented or changed. These securities may not be sold nor may offers to buy be accepted prior to the time a final prospectus is delivered. This preliminary prospectus is not an offering to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

THIS PRELIMINARY PROSPECTUS, DATED SEPTEMBER 16, 2024, IS SUBJECT TO COMPLETION
AND MAY BE AMENDED OR SUPPLEMENTED PRIOR TO TIME OF SALE

PROSPECTUS

$658,638,000 (Approximate)

BENCHMARK 2024-V10 MORTGAGE TRUST
(Central Index Key number 0002034418)
Issuing Entity

Citigroup Commercial Mortgage Securities Inc.
(Central Index Key number 0001258361)
Depositor

Citi Real Estate Funding Inc.

(Central Index Key number 0001701238)

German American Capital Corporation

(Central Index Key number 0001541294)

Goldman Sachs Mortgage Company

(Central Index Key number 0001541502)

Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2024-V10

The Benchmark 2024-V10 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2024-V10, will consist of multiple classes of certificates, including those identified on the table below which are being offered by this prospectus. The offered certificates (together with the classes of non-offered certificates of the same series) will represent the beneficial ownership interests in the issuing entity identified above. The issuing entity’s primary assets will primarily consist of a pool of fixed rate commercial mortgage loans secured by first liens on various types of commercial, multifamily and manufactured housing community properties, which will generally be the sole source of payment on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of offered certificates will entitle holders to receive monthly distributions of interest and/or principal on the 4th business day following the 11th day of each month (or if the 11th is not a business day, the next business day), commencing in October 2024. The rated final distribution date for the offered certificates is September 2057.

Classes of Offered Certificates	Approximate Initial Certificate Balance or Notional Amount(1)	Initial Pass-Through Rate(3)	Pass-Through Rate Description
Class A-1	$230,000%		(5)
Class A-2	(6)%		(5)
Class A-3	(6)%		(5)
Class X-A	$588,531,000	(7)%	Variable IO(8)
Class X-B	$70,107,000	(7)%	Variable IO(8)
Class A-S	$71,952,000%		(5)
Class B	$41,510,000%		(5)
Class C	$28,597,000%		(5)

(Footnotes to table begin on page 3)

You should carefully consider the summary of risk factors and risk factors beginning on page 65 and page 67, respectively, of this prospectus.

Neither the Series 2024-V10 certificates nor the underlying mortgage loans are insured or guaranteed by any governmental agency or instrumentality or any other person or entity.

The Series 2024-V10 certificates will represent interests in and obligations of the issuing entity only and will not represent the obligations of or interests in the depositor, the sponsors or any of their respective affiliates.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE OFFERED CERTIFICATES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE DEPOSITOR WILL NOT LIST THE OFFERED CERTIFICATES ON ANY SECURITIES EXCHANGE OR ANY AUTOMATED QUOTATION SYSTEM OF ANY NATIONAL SECURITIES ASSOCIATION.

The offered certificates will be offered by Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, Bancroft Capital, LLC and Drexel Hamilton, LLC, the underwriters, when, as and if issued by the issuing entity, delivered to and accepted by the underwriters and subject to each underwriter’s right to reject orders in whole or in part.  The underwriters will purchase the offered certificates from Citigroup Commercial Mortgage Securities Inc. and will offer the offered certificates to prospective investors from time to time in negotiated transactions or otherwise at varying prices, plus, in certain cases, accrued interest, determined at the time of sale.  Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Goldman Sachs & Co. LLC are acting as co-lead managers and as joint bookrunners in the following manner: Citigroup Global Markets Inc. is acting as sole bookrunning manager with respect to approximately 47.76% of each class of offered certificates, Deutsche Bank Securities Inc. is acting as sole bookrunning manager with respect to approximately 31.17% of each class of offered certificates and Goldman Sachs & Co. LLC is acting as sole bookrunning manager with respect to approximately 21.06% of each class of offered certificates.  Bancroft Capital, LLC and Drexel Hamilton, LLC are acting as co-managers.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, Luxembourg and Euroclear Bank SA/NV, as operator of the Euroclear System, in Europe against payment in New York, New York on or about September 30, 2024. Citigroup Commercial Mortgage Securities Inc. expects to receive from this offering approximately % of the aggregate principal balance of the offered certificates, plus accrued interest from September 1, 2024, before deducting expenses payable by the depositor.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”), contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in “Risk Factors—General Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”). See also “Legal Investment”.

Citigroup	Goldman Sachs & Co. LLC	Deutsche Bank Securities
Co-Lead Managers and Joint Bookrunners
Bancroft Capital, LLC Co-Manager	Drexel Hamilton Co-Manager
September , 2024

# BENCHMARK 2024-V10 MORTGAGE TRUST

Commercial Mortgage Pass-Through Certificates, Series 2024-V10

Utah
2 properties
$24,000,000
3.3% of total
North Dakota
3 properties
$5,750,000
0.8% of total
Illinois
4 properties
$34,906,435
4.7% of total
Pennsylvania
7 properties
$43,545,380
5.9% of total
New York
10 properties
$195,695,000
26.5% of total
Vermont
1 property
$4,286,962
0.6% of total
Massachusetts
4 properties
$41,748,000
5.7% of total
Connecticut
1 property
$5,997,598
0.8% of total
Virginia
1 property
$3,952,662
0.5% of total
North Carolina
2 properties
$29,500,000
4.0% of total
South Carolina
5 properties
$5,000,000
0.7% of total
California
14 properties
$202,202,000
27.4% of total
Hawaii
1 property
$69,000,000
9.3% of total
Arizona
1 property
$8,100,000
1.1% of total
Texas
1 property
$16,000,000
2.2% of total
Tennessee
1 property
$13,800,000
1.9% of total
Alabama
2 properties
$7,250,000
1.0% of total
Kentucky
2 properties
$27,235,963
3.7% of total
% of Initial Pool Balance
>10.0%
>5.0 – 10.0%
>1.0 – 5.0%
0.5 – 1.0%

Mortgaged Properties by Property Type
Industrial 1.5%
Hospitality 4.0%
Other 0.9%
Manufactured Housing 0.7%
Self Storage 7.8%
Mixed Use 28.1%
Retail 10.3%
Office 20.5%
Multifamily 26.3%

Certificate Summary

Set forth below are the indicated characteristics of the respective classes of the Series 2024-V10 certificates.

Classes of Certificates	Approximate Initial Certificate Balance or Notional Amount(1)		Approximate Initial Credit Support(2)	Initial Pass-Through Rate(3)	Pass-Through Rate Description	Expected Weighted Avg. Life (yrs.)(4)	Expected Principal Window(4)
Offered Certificates
Class A-1	$230,000		30.000%	%	(5)	2.56	11/24 – 07/29
Class A-2	(6)		30.000%	%	(5)	(6)	(6)
Class A-3	(6)		30.000%	%	(5)	(6)	(6)
Class X-A	$588,531,000	(7)	N/A	%	Variable IO(8)	N/A	N/A
Class X-B	$70,107,000	(7)	N/A	%	Variable IO(8)	N/A	N/A
Class A-S	$71,952,000		20.250%	%	(5)	4.96	09/29 – 09/29
Class B	$41,510,000		14.625%	%	(5)	4.96	09/29 – 09/29
Class C	$28,597,000		10.750%	%	(5)	4.96	09/29 – 09/29
Non-Offered Certificates(9)
Class X-D(10)	$12,914,000	(7)	N/A	%	Variable IO(8)	N/A	N/A
Class D(10)	$12,914,000		9.000%	%	(5)	4.96	09/29 – 09/29
Class E-RR(10)	$11,070,000		7.500%	%	(5)	4.96	09/29 – 09/29
Class F-RR(10)	$14,759,000		5.500%	%	(5)	4.96	09/29 – 09/29
Class G-RR(10)	$11,070,000		4.000%	%	(5)	4.96	09/29 – 09/29
Class J-RR(10)	$29,519,000		0.000%	%	(5)	5.00	09/29 – 10/29
Class R(11)	N/A		N/A	N/A	N/A	N/A	N/A

(1)	Approximate, subject to a variance of plus or minus 5% and further subject to any additional variances described in the footnotes below. In addition, the notional amounts of the Class X-A, Class X-B and Class X-D certificates (collectively, the “Class X certificates”) may vary depending upon the final pricing of the respective classes of principal balance certificates (as defined in footnote (5) below) whose certificate balances comprise such notional amounts, and if as a result of such pricing (a) the pass-through rate of any class of Class X certificates would be equal to zero at all times, such class of Class X certificates will not be issued on the closing date of this securitization or (b) the pass-through rate of any class of principal balance certificates whose certificate balance comprises the notional amount of any Class X certificates is at all times equal to the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, the certificate balance of such class of principal balance certificates may not be part of, and there may be a corresponding reduction in, such notional amount of the related class of the related class of Class X certificates.
(2)	“Approximate Initial Credit Support" means, with respect to any class of principal balance certificates (as defined in footnote (5) below), the quotient, expressed as a percentage, of (i) the aggregate of the initial certificate balances of all classes of principal balance certificates, if any, junior to the subject class of principal balance certificates, divided by (ii) the aggregate of the initial certificate balances of all classes of principal balance certificates. The approximate initial credit support percentages set forth for the Class A-1, Class A-2 and Class A-3 certificates are represented in the aggregate. The approximate initial credit support percentages shown in the table above with respect to the principal balance certificates do not take into account any trust subordinate companion loan (as discussed in the paragraph immediately following these footnotes).
(3)	Approximate per annum rate as of the closing date.
(4)	Determined assuming no prepayments prior to the maturity date or any anticipated repayment date, as applicable, for any mortgage loan and based on the modeling assumptions described under “Yield, Prepayment and Maturity Considerations”.
(5)	For any distribution date, the pass-through rate for each class of the Class A-1, Class A-2, Class A-3, Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class J-RR certificates (collectively, the “principal balance certificates”, and collectively with the Class X certificates and the Class R certificates, the “certificates”) will generally be equal to one of (i) a fixed per annum rate, (ii) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, (iii) a rate equal to the lesser of a specified per annum rate and the weighted average rate described in clause (ii), or (iv) the weighted average rate described in clause (ii) less a specified percentage, but no less than 0.000%. Any trust subordinate companion loan will not be taken into account in determining the pass-through rate on any class of certificates. See “Description of the Certificates—Distributions—Pass-Through Rates”.
(6)	The exact initial certificate balances of the Class A-2 and Class A-3 certificates are unknown and will be determined based on the final pricing of those classes of certificates. However, the respective initial certificate balances, weighted average lives and principal windows of the Class A-2 and Class A-3 certificates are expected to be within the applicable ranges reflected in the following chart. The aggregate initial certificate balance of the Class A-2 and Class A-3 certificates is expected to be approximately $516,349,000 subject to a variance of plus or minus 5%.
Class of Certificates	Expected Range of Initial Certificate Balances	Expected Range of Weighted Avg. Lives (Yrs)	Expected Range of Principal Windows
Class A-2	$0-$225,000,000	N/A-4.86	N/A / 07/29-08/29
Class A-3	$291,349,000-$516,349,000	4.93-4.90	08/29-09/29 / 07/29-09/29

3

(7)	The Class X certificates will not have certificate balances and will not be entitled to receive distributions of principal. Interest will accrue on each class of Class X certificates at the related pass-through rate based upon the related notional amount. The notional amount of each class of the Class X certificates will be equal to the certificate balance or the aggregate of the certificate balances, as applicable, from time to time of the class or classes of the principal balance certificates identified in the same row as such class of Class X certificates in the chart below (as to such class of Class X certificates, the “corresponding principal balance certificates”):
Class of Class X Certificates	Class(es) of Corresponding Principal Balance Certificates
Class X-A	Class A-1, Class A-2, Class A-3 and Class A-S
Class X-B	Class B and Class C
Class X-D	Class D
(8)	The pass-through rate for each class of Class X certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, over (ii) the pass-through rate (or, if applicable, the weighted average of the pass-through rates) of the class or classes of corresponding principal balance certificates as in effect from time to time, as described in this prospectus.
(9)	The classes of certificates set forth under “Non-Offered Certificates” in the table and the loan-specific certificates (as discussed in the paragraph immediately following these footnotes) are not offered by this prospectus.
(10)	In satisfaction of the risk retention obligations of Citi Real Estate Funding Inc. (as “retaining sponsor” with respect to this securitization transaction (i.e., the securitization transaction constituted by the issuance of the certificates)), RREF V - D AIV RR H, LLC is expected to acquire and retain (directly or through one or more of its “majority-owned affiliates”), in accordance with the credit risk retention rules applicable to this securitization transaction, all of the Class E-RR, Class F-RR, Class G-RR and Class J-RR certificates (collectively, the “HRR Certificates”), which will collectively constitute an “eligible horizontal residual interest” with an aggregate fair value expected to represent at least 5.00% of the fair value, as of the closing date for this transaction, of all of the “ABS interests” (i.e., all of the certificates (other than the Class R certificates)) issued by the issuing entity. The certificate balances of the Class D and Class E-RR Certificates may be reallocated between those classes based on the determination of the respective aggregate fair values, as of the closing date for this transaction, of (i) all of the HRR Certificates and (ii) all of the certificates (other than the Class R certificates), in order to satisfy the credit risk retention rules applicable to this securitization transaction. Any such reallocation will affect the notional amount of the Class X-D certificates. "Retaining sponsor", "majority-owned affiliates", "eligible horizontal residual interest" and "ABS interests" have the meanings given to such terms in Regulation RR. See "Credit Risk Retention".
(11)	The Class R certificates will not have a certificate balance, notional amount, pass-through rate, rating or rated final distribution date. The Class R certificates will represent the residual interests in each of two (2) separate REMICs, as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.

If the assets of the issuing entity include one or more promissory notes evidencing a generally subordinate portion of a whole loan that is to be serviced under the pooling and servicing agreement for this securitization, then (if so specified under “Description of the Mortgage Pool—The Trust Subordinate Companion Loan(s)”) one or more classes of “loan-specific certificates” will be, and certain related uncertificated interests may be, issued by the issuing entity that are solely backed by such subordinate portion of such whole loan (such subordinate portion being referred to in this prospectus as a “trust subordinate companion loan”), which loan-specific certificates and any related uncertificated interests are not offered by this prospectus. The loan-specific certificates are not “certificates” or “offered certificates” for purposes of this prospectus. Each subseries of loan-specific certificates that is backed by a particular trust subordinate companion loan will be offered pursuant to, and more fully described in, a separate related offering circular. None of the calculations in the Certificate Summary table above take into account any trust subordinate companion loans or loan-specific certificates. Each subseries of loan-specific certificates and any related uncertificated interests will only be entitled to receive distributions from, and will only incur losses with respect to, the related trust subordinate companion loan, and the issuance thereof should be considered a separate securitization. Each trust subordinate companion loan will be included as an asset of the issuing entity but will not constitute a “mortgage loan” and will not be part of the mortgage pool backing the classes of certificates specifically identified in the Certificate Summary table above or the footnotes thereto. See “Description of the Mortgage Pool—The Trust Subordinate Companion Loan(s)”.

For avoidance of doubt, the assets of the issuing entity will not include any trust subordinate companion loans and accordingly all references to “trust subordinate companion loan”, “trust subordinate companion loans”, “trust subordinate companion whole loan”, “trust subordinate companion whole loans”, “loan-specific certificate”, “loan-specific certificates” and any related concepts are to be ignored.

The Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR, Class J-RR and Class R certificates and any classes of loan-specific certificates or related uncertificated interests (if applicable) are not offered by this prospectus. Any information in this prospectus concerning certificates other than the offered certificates is presented solely to enhance your understanding of the offered certificates.

4

Table of Contents

Certificate Summary	3
Important Notice Regarding the Offered Certificates	12
Important Notice About Information Presented in this Prospectus	12
Summary of Terms	21
Summary of Risk Factors	65
Special Risks	65
Risks Relating to the Mortgage Loans	65
Risks Relating to Conflicts of Interest	66
Other Risks Relating to the Certificates	66
Risk Factors	67
Special Risks	67
Cyberattacks or Other Security Breaches Could Have a Material Adverse Effect on the Business of the Transaction Parties	70
Risks Relating to the Mortgage Loans	70
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	70
Repayment of a Commercial, Multifamily or Manufactured Housing Community Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance	71
Commercial, Multifamily and Manufactured Housing Community Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain	76
Any Analysis of the Value or Income Producing Ability of a Commercial, Multifamily or Manufactured Housing Community Property Is Highly Subjective and Subject to Error	77
Performance of the Offered Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	79
The Types of Properties That Secure the Mortgage Loans Present Special Risks	83
Lending on Condominium Units Creates Risks for Lenders That Are Not Present When Lending on Non-Condominiums	100
Shared Interest Structures	101
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	101
Climate Change May Directly or Indirectly Have an Adverse Effect on the Mortgage Pool	102
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	103

Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing	104
Certain Types of Operations Involved in the Use and Storage of Hazardous Materials May Lead to an Increased Risk of Issuing Entity Liability	105
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	105
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	106
Risks Related to Zoning Non-Compliance and Use Restrictions	106
Risks Relating to Inspections of Properties	107
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	107
Earthquake, Flood and Other Insurance May Not Be Available or Adequate	108
Lack of Insurance Coverage Exposes the Trust to Risk for Particular Special Hazard Losses	109
Inadequacy of Title Insurers May Adversely Affect Payments on Your Offered Certificates	109
Terrorism Insurance May Not Be Available for All Mortgaged Properties	110
Risks Associated with Blanket Insurance Policies or Self-Insurance	111
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	111
Limited Information Causes Uncertainty	111
Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions	112
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	113
The Mortgage Loans Have Not Been Reviewed or Re-underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria	113
Static Pool Data Would Not Be Indicative of the Performance of This Pool	114
Appraisals May Not Reflect Current or Future Market Value of Each Property	114
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	115
The Borrower’s Form of Entity May Cause Special Risks	115
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	118

5

Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan	119
Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk	120
Tenancies-in-Common May Hinder Recovery	121
Risks Relating to Enforceability of Cross-Collateralization Arrangements	121
Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable	121
Jurisdictions with One Action or Security First Rules and/or Anti-Deficiency Legislation May Limit the Ability of the Special Servicer to Foreclose on a Real Property or to Realize on Obligations Secured by a Real Property	123
Various Other Laws Could Affect the Exercise of Lender’s Rights	123
The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Offered Certificates	124
A Borrower May Be Unable to Repay Its Remaining Principal Balance on the Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	125
Lending on Ground Leases Creates Risks for Lenders That Are Not Present When Lending on a Fee Ownership Interest in a Real Property	126
Increases in Real Estate Taxes and Assessments May Reduce Available Funds	127
Collective Bargaining Activity May Disrupt Operations, Increase Labor Costs or Interfere with Business Strategies	128
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds	128
Reserves to Fund Certain Necessary Expenditures Under the Mortgage Loans May Be Insufficient for the Purpose for Which They Were Established	128
Risks Relating to Tax Credits	128
Risks Relating to Conflicts of Interest	129
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests	129
Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests	130
Potential Conflicts of Interest of the Master Servicer, the Special Servicer, the Trustee, any Outside Servicer and any Outside Special Servicer	132
Potential Conflicts of Interest of the Operating Advisor	134

Potential Conflicts of Interest of the Asset Representations Reviewer	135
Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder	136
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	137
Conflicts of Interest May Occur as a Result of the Rights of the Directing Holder or an Outside Controlling Class Representative to Terminate the Special Servicer of the Related Whole Loan	138
Other Potential Conflicts of Interest May Affect Your Investment	138
Other Risks Relating to the Certificates	138
The Offered Certificates Are Limited Obligations; If Assets Are Not Sufficient, You May Not Be Paid	138
The Offered Certificates May Have Limited Liquidity and the Market Value of the Offered Certificates May Decline	139
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Offered Certificates; Ratings of the Offered Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	140
Any Credit Support for Your Offered Certificates May Be Insufficient to Protect You Against All Potential Losses	143
Certain Classes of the Offered Certificates Are Subordinate to, and Are Therefore Riskier Than, Other Classes	143
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	143
A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A and Class X-B Certificates	148
Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks	148
Rights of the Directing Holders and the Consulting Parties Could Adversely Affect Your Investment	149
Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Whole Loan Could Adversely Affect Your Investment	150
Inability to Replace the Master Servicer Could Affect Collections and Recoveries on the Mortgage Loans	150
You Will Not Have Any Control Over the Servicing of Any Outside Serviced Mortgage Loan	151

6

Mezzanine Debt May Reduce the Cash Flow Available to Reinvest in a Mortgaged Property and may Increase the Likelihood that a Borrower Will Default on a Mortgage Loan Underlying Your Offered Certificates	151
Certain Aspects of Co-Lender, Intercreditor and Similar Agreements Executed in Connection with Mortgage Loans Underlying Your Offered Certificates May Be Unenforceable	151
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans	152
Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan	152
Additional Compensation to the Master Servicer and the Special Servicer, and any Outside Master Servicer and Outside Special Servicer, and Interest on Advances Will Affect Your Right to Receive Distributions on Your Offered Certificates	152
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	153
The Mortgage Loan Sellers, the Sponsors and the Depositor Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	153
Realization on a Mortgage Loan That Is Part of a Serviced Whole Loan May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder	154
Changes in Pool Composition Will Change the Nature of Your Investment	155
Release, Casualty and Condemnation of Collateral May Reduce the Yield on Your Offered Certificates	155
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	156
State, Local and Other Tax Considerations	158
General Risk Factors	158
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	158
The Offered Certificates May Not Be a Suitable Investment for You	158
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS	159
Other External Factors May Adversely Affect the Value and Liquidity of Your Investment; Global, National and Local Economic Factors	159
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates	160

The Master Servicer, any Sub-Servicer or the Special Servicer May Have Difficulty Performing Under the Pooling and Servicing Agreement or a Related Sub-Servicing Agreement	164
Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record	164
Description of the Mortgage Pool	165
General	165
Certain Calculations and Definitions	167
Statistical Characteristics of the Mortgage Loans	176
Overview	176
Property Types	178
Specialty Use Concentrations	184
Mortgage Loan Concentrations	184
Geographic Concentrations	186
Loans Underwritten Based on Projections of Future Income Resulting from Mortgaged Properties with Limited Prior Operating History	186
Tenancies-in-Common	187
Condominium Interests and Other Shared Interests	187
Leasehold Interests	187
Condemnations	189
Delinquency Information	190
Environmental Considerations	190
Litigation and Other Legal Considerations	195
Redevelopment, Expansion and Renovation	196
Default History, Bankruptcy Issues and Other Proceedings	196
Defaults, Refinancings, Discounted Pay-offs, Foreclosure or REO Property Purchases	196
Borrowers, Principals or Affiliated Entities Have Been or Currently Are Parties to Defaults, Bankruptcy Proceedings, Foreclosure Proceedings, Deed-In-Lieu of Foreclosure Transactions and/or Mortgage Loan Workouts	197
Tenant Issues	197
Tenant Concentrations	197
Lease Expirations and Terminations	198
Unilateral Lease Termination Rights	200
Rights to Terminate Lease or Abate or Reduce Rent Triggered by Failure to Meet Business Objectives or Actions of Other Tenants	201
Rights to Cease Operations (Go Dark) at the Leased Property	201
Termination Rights of Government Sponsored Tenants	202
Other Tenant Termination Issues	202
Rights to Sublease	202
Tenants Not Yet in Occupancy or in a Free Rent Period, Leases Under Negotiation and LOIs	203
Charitable Institutions / Not-For-Profit Tenants	204
Purchase Options, Rights of First Offer and Rights of First Refusal	204

7

Affiliated Leases and Master Leases	205
Other Tenant Issues	206
Insurance Considerations	206
Zoning and Use Restrictions	207
Non-Recourse Carveout Limitations	208
Real Estate and Other Tax Considerations	209
Certain Terms of the Mortgage Loans	210
Due Dates; Mortgage Rates; Calculations of Interest	210
ARD Loans	211
Single-Purpose Entity Covenants	211
Prepayment Provisions	213
Defeasance; Collateral Substitution	215
Partial Releases	216
Substitutions	219
Additions to the Mortgaged Property	220
Escrows	220
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	221
Mortgaged Property Accounts	222
Additional Indebtedness	222
Existing Additional Secured Debt	222
Existing Mezzanine Debt	223
Permitted Mezzanine Debt	223
Preferred Equity and Preferred Return Arrangements	224
Permitted Unsecured Debt and Other Debt	224
The Whole Loans	224
General	224
The Serviced Pari Passu Whole Loans	227
The Outside Serviced Pari Passu Whole Loans	229
The BioMed 2024 Portfolio 2 Pari Passu-AB Whole Loan	232
The Culver Collection Pari Passu-AB Whole Loan	240
The Bronx Terminal Market Pari Passu-AB Whole Loan	249
Additional Mortgage Loan Information	259
The Trust Subordinate Companion Loan(s)	259
Transaction Parties	260
The Sponsors and the Mortgage Loan Sellers	260
Citi Real Estate Funding Inc.	260
German American Capital Corporation	268
Goldman Sachs Mortgage Company	276
Compensation of the Sponsors	284
The Depositor	285
The Issuing Entity	285
The Trustee	286
The Certificate Administrator	287
Servicers	289
General	289
The Master Servicer	289
The Special Servicers	293
The Outside Servicers and the Outside Special Servicers	300
The Operating Advisor and the Asset Representations Reviewer	300
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	301

Transaction Party and Related Party Affiliations	301
Interim Servicing Arrangements	302
Interim and Other Custodial Arrangements	302
Whole Loans and Mezzanine Loan Arrangements	302
Other Arrangements	302
Credit Risk Retention	304
General	304
Qualifying CRE Loans; Required Credit Risk Retention Percentage	304
HRR Certificates	304
The Retaining Third Party Purchaser	304
Material Terms of the HRR Certificates	305
Determination of Amount of Required Horizontal Credit Risk Retention	306
Hedging, Transfer and Financing Restrictions	313
Operating Advisor	314
Representations and Warranties	315
Description of the Certificates	317
General	317
Distributions	318
Method, Timing and Amount	318
Available Funds	319
Priority of Distributions	321
Pass-Through Rates	324
Interest Distribution Amount	325
Principal Distribution Amount	325
Certain Calculations with Respect to Individual Mortgage Loans	326
Application Priority of Mortgage Loan Collections or Whole Loan Collections	327
Allocation of Yield Maintenance Charges and Prepayment Premiums	330
Assumed Final Distribution Date; Rated Final Distribution Date	331
Prepayment Interest Shortfalls	332
Subordination; Allocation of Realized Losses	333
Reports to Certificateholders; Certain Available Information	335
Certificate Administrator Reports	335
Information Available Electronically	340
Delivery, Form, Transfer and Denomination	345
Book-Entry Registration	345
Voting Rights	347
Definitive Certificates	348
Certificateholder Communication	348
Access to Certificateholders’ Names and Addresses	348
Requests to Communicate	349
The Mortgage Loan Purchase Agreements	350
Sale of Mortgage Loans; Mortgage File Delivery	350
Representations and Warranties	355
Cures, Repurchases and Substitutions	355
Dispute Resolution Provisions	359
Asset Review Obligations	359
The Pooling and Servicing Agreement	360
General	360

8

Certain Considerations Regarding the Outside Serviced Whole Loans	364
Assignment of the Mortgage Loans	364
Servicing of the Mortgage Loans	365
Subservicing	371
Advances	372
Accounts	377
Withdrawals from the Collection Account	379
Application of Loss of Value Payments	381
Servicing and Other Compensation and Payment of Expenses	381
Master Servicing Compensation	381
Special Servicing Compensation	384
Trustee / Certificate Administrator Compensation	388
Operating Advisor Compensation	388
CREFC® Intellectual Property Royalty License Fee	389
Asset Representations Reviewer Compensation	389
Fees and Expenses	390
Application of Penalty Charges and Modification Fees	396
Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses	397
Due-On-Sale	397
Due-On-Encumbrance	397
Appraisal Reduction Amounts	398
Inspections	404
Evidence as to Compliance	404
Limitation on Liability; Indemnification	405
Servicer Termination Events	409
Rights Upon Servicer Termination Event	410
Waivers of Servicer Termination Events	412
Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event	412
General	412
Excluded Special Servicer Mortgage Loans	413
Removal of the Special Servicer by Certificateholders Following a Control Termination Event	414
Removal of the Special Servicer by Certificateholders Based on the Recommendation of the Operating Advisor	415
Resignation of the Master Servicer, the Special Servicer and the Operating Advisor	415
Qualification, Resignation and Removal of the Trustee and the Certificate Administrator	416
Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation	418
Amendment	418
Realization Upon Mortgage Loans	421
Specially Serviced Loans; Appraisals	421
Standards for Conduct Generally in Effecting Foreclosure or the Sale of Defaulted Loans	421
Sale of Defaulted Mortgage Loans and REO Properties	423

Modifications, Waivers and Amendments	425
Directing Holder	427
General	427
Limitation on Liability of the Directing Holder	434
Consulting Parties	434
Operating Advisor	435
General Obligations	435
Review Materials	436
Consultation Rights	438
Reviewing Certain Calculations	439
Annual Report	439
Replacement of the Special Servicer	440
Operating Advisor Termination Events	440
Rights Upon Operating Advisor Termination Event	441
Eligibility of Operating Advisor	442
Termination of the Operating Advisor Without Cause	442
Asset Status Reports	443
The Asset Representations Reviewer	444
Asset Review	444
Eligibility of Asset Representations Reviewer	448
Other Obligations of Asset Representations Reviewer	449
Delegation of Asset Representations Reviewer’s Duties	449
Asset Representations Reviewer Termination Events	449
Rights Upon Asset Representations Reviewer Termination Event	450
Termination of the Asset Representations Reviewer Without Cause	450
Resignation of Asset Representations Reviewer	451
Asset Representations Reviewer Compensation	451
Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement	451
Repurchase Request Delivered by a Certificateholder	451
Repurchase Request Delivered by a Party to the Pooling and Servicing Agreement	451
Enforcement of the Mortgage Loan Seller’s Obligations by the Enforcing Servicer	452
Dispute Resolution Provisions	452
Resolution of a Repurchase Request	452
Mediation and Arbitration Provisions	454
Rating Agency Confirmations	455
Termination; Retirement of Certificates	457
Optional Termination; Optional Mortgage Loan Purchase	458
Servicing of the Outside Serviced Mortgage Loans	459
General	459
Specified Servicing Matters	459
Servicing Shift Mortgage Loans	463
Related Provisions of the Pooling and Servicing Agreement	463
Use of Proceeds	464

9

Yield, Prepayment and Maturity Considerations	464
Yield	464
Yield on the Class X-A and Class X-B Certificates	467
Weighted Average Life of the Offered Certificates	468
Price/Yield Tables	472
Material Federal Income Tax Consequences	476
General	476
Qualification as a REMIC	476
Status of Offered Certificates	478
Taxation of the Regular Interests	478
General	478
Original Issue Discount	478
Acquisition Premium	480
Market Discount	480
Premium	481
Election to Treat All Interest Under the Constant Yield Method	481
Treatment of Losses	482
Prepayment Premiums and Yield Maintenance Charges	482
Sale or Exchange of Regular Interests	482
Taxes That May Be Imposed on a REMIC	483
Prohibited Transactions	483
Contributions to a REMIC After the Startup Day	484
Net Income from Foreclosure Property	484
Bipartisan Budget Act of 2015	484
Taxation of Certain Foreign Investors	485
FATCA	485
Backup Withholding	486
Information Reporting	486
3.8% Medicare Tax on “Net Investment Income”	486
Reporting Requirements	486
Tax Return Disclosure and Investor List Requirements	486
Certain State, Local and Other Tax Considerations	487
ERISA Considerations	487
General	487
Plan Asset Regulations	489
Prohibited Transaction Exemptions	490
Underwriter Exemption	490
Exempt Plans	493
Insurance Company General Accounts	493
Ineligible Purchasers	494
Further Warnings	494
Consultation with Counsel	494
Tax Exempt Investors	495
Legal Investment	495
Certain Legal Aspects of the Mortgage Loans	496
General	496
Types of Mortgage Instruments	497
Installment Contracts	497
Leases and Rents	498

Personalty	499
Foreclosure	499
General	499
Foreclosure Procedures Vary From State to State.	499
Judicial Foreclosure	499
Equitable and Other Limitations on Enforceability of Particular Provisions	499
Nonjudicial Foreclosure/Power of Sale	500
Public Sale	500
Rights of Redemption	501
One Action and Security First Rules	502
Anti-Deficiency Legislation	502
Leasehold Considerations	503
Cooperative Shares	503
Bankruptcy Issues	504
Automatic Stay	504
Modification of Lender’s Rights	504
Leases and Rents	505
Lease Assumption or Rejection by Tenant	505
Lease Rejection by Lessor – Tenant’s Right	506
Ground Lessee or Ground Lessor	506
Single-Purpose Entity Covenants and Substantive Consolidation	507
Sales Free and Clear of Liens	508
Post-Petition Credit	508
Avoidance Actions	508
Management Agreements	509
Certain of the Borrowers May Be Partnerships	509
Environmental Considerations	510
General	510
Environmental Assessments	510
Superlien Laws	510
CERCLA	511
Other Federal and State Laws	511
Additional Considerations	512
Due-On-Sale and Due-On-Encumbrance Provisions	513
Junior Liens; Rights of Holders of Senior Liens	513
Subordinate Financing	514
Default Interest and Limitations on Prepayments	514
Applicability of Usury Laws	514
Americans with Disabilities Act	515
Servicemembers Civil Relief Act	515
Anti-Money Laundering, Economic Sanctions and Bribery	515
Potential Forfeiture of Assets	516
Ratings	516
Plan of Distribution (Underwriter Conflicts of Interest)	518
Incorporation of Certain Information by Reference	520
Where You Can Find More Information	520
Financial Information	521
Legal Matters	521
Index of Certain Defined Terms	522

10

ANNEX A – Certain CHARACTERISTICS OF THE MORTGAGE LOANS and Mortgaged Properties	A-1
ANNEX B – significant loan summaries	B-1
ANNEX C – MORTGAGE POOL INFORMATION	C-1
ANNEX D – FORM OF DISTRIBUTION DATE STATEMENT	D-1
ANNEX E-1A – SPONSOR REPRESENTATIONS AND WARRANTIES (CREFI AND GACC)	E-1A-1
Annex E-1B – Exceptions to Sponsor Representations and Warranties (CREFI AND GACC)	E-1B-1
ANNEX E-2A – SPONSOR REPRESENTATIONS AND WARRANTIES (GSMC)	E-2A-1
Annex E-2B – Exceptions to Sponsor Representations and Warranties (GSMC)	E-2B-1

11

Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE OFFERED CERTIFICATES. THIS PROSPECTUS WILL FORM A PART OF THAT REGISTRATION STATEMENT, BUT THE REGISTRATION STATEMENT INCLUDES ADDITIONAL INFORMATION. SEE “WHERE YOU CAN FIND MORE INFORMATION” IN THIS PROSPECTUS.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS HAVE NO OBLIGATION TO MAKE A MARKET IN THE OFFERED CERTIFICATES. IN ADDITION, THE ABILITY OF THE UNDERWRITERS TO MAKE A MARKET IN THE OFFERED CERTIFICATES MAY BE IMPACTED BY CHANGES IN REGULATORY REQUIREMENTS APPLICABLE TO MARKETING AND SELLING OF, OR ISSUING QUOTATIONS WITH RESPECT TO, THE OFFERED CERTIFICATES OR ASSET BACKED SECURITIES GENERALLY. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—Other Risks Relating to the Certificates—THE OFFERED CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE OFFERED CERTIFICATES MAY DECLINE”.

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE SPONSORS, THE ORIGINATORS, THE DEPOSITOR OR ANY OTHER PARTY TO THE POOLING AND SERVICING AGREEMENT, ANY DIRECTING HOLDER, ANY CONSULTING PARTY, THE COMPANION LOAN HOLDERS (OR THEIR REPRESENTATIVES), THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

Important Notice About Information Presented in this Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

■     This prospectus begins with two introductory sections describing the offered certificates and the issuing entity in abbreviated form:

●	the “Certificate Summary”, which sets forth important statistical information relating to the offered certificates; and
●	the “Summary of Terms”, which gives a brief introduction to the key features of the offered certificates and a description of the underlying mortgage loans.

Additionally, the “Summary of Risk Factors” and “Risk Factors” describe the material risks that apply to the offered certificates.

This prospectus includes cross-references to other sections in this prospectus where you can find further related discussions. The Table of Contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Certain Defined Terms”.

12

■      In this prospectus:

●	the terms “depositor,” “we,” “us” and “our” refer to Citigroup Commercial Mortgage Securities Inc.
●	references to “lender” or “mortgage lender” with respect to the mortgage loans generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or the special servicer, as applicable, with respect to the obligations and rights of the lender as described under “The Pooling and Servicing Agreement”.
●	unless otherwise specified or otherwise indicated by the context, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (ii) references to a mortgage loan by name refer to such mortgage loan secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (iii) any parenthetical with a percentage next to the name of a mortgaged property (or the name of a portfolio of mortgaged properties) indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgaged properties by name or as a group), and (iv) any parenthetical with a percentage next to the name of a mortgage loan or a group of mortgage loans indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgage loans by name or as a group).

The Annexes attached to this prospectus are incorporated into and made a part of this prospectus.

NOTICE TO INVESTORS: UNITED KINGDOM

PROHIBITION ON SALES TO UK RETAIL INVESTORS

THE OFFERED CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO, AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO, ANY UK RETAIL INVESTOR IN THE UNITED KINGDOM (“UK”). FOR THIS PURPOSE, A “UK RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING: (I) A RETAIL CLIENT, AS DEFINED IN POINT (8) OF ARTICLE 2 OF COMMISSION DELEGATED REGULATION (EU) 2017/565, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUROPEAN UNION (WITHDRAWAL) ACT 2018 (AS AMENDED, “EUWA”), AND AS AMENDED; OR (II) A CUSTOMER WITHIN THE MEANING OF THE PROVISIONS OF THE FINANCIAL SERVICES AND MARKETS ACT 2000, AS AMENDED (“FSMA”) AND ANY RULES OR REGULATIONS MADE UNDER THE FSMA (AS SUCH RULES AND REGULATIONS MAY BE AMENDED) TO IMPLEMENT DIRECTIVE (EU) 2016/97, WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT, AS DEFINED IN POINT (8) OF ARTICLE 2(1) OF REGULATION (EU) NO 600/2014, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA, AND AS AMENDED; OR (III) NOT A QUALIFIED INVESTOR (“UK QUALIFIED INVESTOR”) AS DEFINED IN ARTICLE 2 OF REGULATION (EU) 2017/1129, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA, AND AS AMENDED (THE “UK PROSPECTUS REGULATION”). CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA, AND AS AMENDED (THE “UK PRIIPS REGULATION”) FOR OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO UK RETAIL INVESTORS IN THE UK HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY UK RETAIL INVESTOR IN THE UK MAY BE UNLAWFUL UNDER THE UK PRIIPS REGULATION.

OTHER UK OFFERING RESTRICTIONS

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE UK PROSPECTUS REGULATION. THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN THE UK WILL ONLY BE MADE TO A LEGAL ENTITY WHICH IS A UK QUALIFIED INVESTOR.

13

ACCORDINGLY ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THE UK OF OFFERED CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED IN THIS PROSPECTUS MAY ONLY DO SO WITH RESPECT TO UK QUALIFIED INVESTORS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR ANY OF THE UNDERWRITERS HAVE AUTHORIZED, NOR DO THEY AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES IN THE UK OTHER THAN TO UK QUALIFIED INVESTORS.

UK MIFIR PRODUCT GOVERNANCE

ANY PERSON SUBSEQUENTLY OFFERING, SELLING OR RECOMMENDING CERTIFICATES (A “DISTRIBUTOR”) SUBJECT TO THE FCA HANDBOOK PRODUCT INTERVENTION AND PRODUCT GOVERNANCE SOURCEBOOK (THE “UK MIFIR PRODUCT GOVERNANCE RULES”) IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING APPROPRIATE DISTRIBUTION CHANNELS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR ANY UNDERWRITER MAKES ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE UK MIFIR PRODUCT GOVERNANCE RULES.

OTHER UK REGULATORY RESTRICTIONS

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FSMA THAT IS NOT A “RECOGNISED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UK TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE COMMUNICATION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, AND DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UK, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (AS AMENDED, THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.) OF THE FINANCIAL PROMOTION ORDER OR (IV) ARE ANY OTHER PERSONS TO WHOM IT MAY OTHERWISE LAWFULLY BE COMMUNICATED OR DIRECTED (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, AND DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UK, OR (II) HAVE PROFESSIONAL EXPERIENCE OF PARTICIPATING IN UNREGULATED SCHEMES (AS DEFINED FOR PURPOSES OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (AS AMENDED, THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”)) AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) ARE PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH SECTION 4.12B OF THE FCA HANDBOOK CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS, TOGETHER WITH FPO PERSONS, “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS.

POTENTIAL INVESTORS IN THE UK ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UK REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UK FINANCIAL SERVICES COMPENSATION SCHEME.

14

UNITED KINGDOM SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED AS FOLLOWS:

PROHIBITION ON SALES TO UK RETAIL INVESTORS

(A)       IT HAS NOT OFFERED, SOLD OR OTHERWISE MADE AVAILABLE, AND WILL NOT OFFER, SELL OR OTHERWISE MAKE AVAILABLE, ANY OFFERED CERTIFICATES TO ANY UK RETAIL INVESTOR IN THE UK. FOR THE PURPOSES OF THIS PROVISION:

●         THE EXPRESSION “UK RETAIL INVESTOR” HAS THE MEANING GIVEN UNDER “NOTICE TO INVESTORS: UNITED KINGDOM” ABOVE; AND

●         THE EXPRESSION “OFFER” INCLUDES THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE OFFERED CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE FOR THE OFFERED CERTIFICATES;

OTHER UK REGULATORY RESTRICTIONS

(B)       IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FSMA) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE DEPOSITOR OR THE ISSUING ENTITY; AND

(C)       IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE OFFERED CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UK.

NOTICE TO INVESTORS: EUROPEAN ECONOMIC AREA

PROHIBITION ON SALES TO EU RETAIL INVESTORS

THE OFFERED CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO, AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO, ANY EU RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA (“EEA”). FOR THIS PURPOSE, AN “EU RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING: (I) A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II”); OR (II) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97, AS AMENDED, WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR (III) NOT A QUALIFIED INVESTOR (“EU QUALIFIED INVESTOR”) AS DEFINED IN ARTICLE 2 OF REGULATION (EU) 2017/1129 (AS AMENDED, THE “EU PROSPECTUS REGULATION”). CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 (AS AMENDED, THE “EU PRIIPS REGULATION”) FOR OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO EU RETAIL INVESTORS IN THE EEA HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY EU RETAIL INVESTOR IN THE EEA MAY BE UNLAWFUL UNDER THE EU PRIIPS REGULATION.

OTHER EEA OFFERING RESTRICTIONS

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE EU PROSPECTUS REGULATION. THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN THE EEA WILL ONLY BE MADE TO A LEGAL ENTITY WHICH IS AN EU QUALIFIED INVESTOR. ACCORDINGLY ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THE EEA OF OFFERED CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED IN THIS PROSPECTUS MAY ONLY DO SO WITH RESPECT TO EU QUALIFIED INVESTORS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR ANY OF THE UNDERWRITERS HAVE AUTHORIZED, NOR DO THEY

15

AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES IN THE EEA OTHER THAN TO EU QUALIFIED INVESTORS.

MIFID II PRODUCT GOVERNANCE

ANY DISTRIBUTOR SUBJECT TO MIFID II THAT IS OFFERING, SELLING OR RECOMMENDING THE OFFERED CERTIFICATES IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING APPROPRIATE DISTRIBUTION CHANNELS FOR THE PURPOSES OF THE MIFID II PRODUCT GOVERNANCE RULES UNDER COMMISSION DELEGATED DIRECTIVE (EU) 2017/593 (AS AMENDED, THE “DELEGATED DIRECTIVE”). NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR ANY UNDERWRITER MAKES ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE DELEGATED DIRECTIVE.

EUROPEAN ECONOMIC AREA SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT, IT HAS NOT OFFERED, SOLD OR OTHERWISE MADE AVAILABLE, AND WILL NOT OFFER, SELL OR OTHERWISE MAKE AVAILABLE, ANY OFFERED CERTIFICATES TO ANY EU RETAIL INVESTOR IN THE EEA. FOR THE PURPOSES OF THIS PROVISION:

●	THE EXPRESSION “EU RETAIL INVESTOR” HAS THE MEANING GIVEN UNDER “NOTICE TO INVESTORS: EUROPEAN ECONOMIC AREA” ABOVE; AND
●	THE EXPRESSION “OFFER” INCLUDES THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE OFFERED CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE FOR THE OFFERED CERTIFICATES.

Eu SECURITIZATION REGULATION AND UK SECURITIZATION REGULATION

NONE OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MORTGAGE LOAN SELLERS, THE ISSUING ENTITY, THE UNDERWRITERS OR THEIR RESPECTIVE AFFILIATES OR ANY OTHER PERSON INTENDS TO RETAIN A MATERIAL NET ECONOMIC INTEREST IN THIS SECURITIZATION TRANSACTION, OR TAKE ANY OTHER ACTION IN RESPECT OF THIS SECURITIZATION TRANSACTION, IN A MANNER PRESCRIBED OR CONTEMPLATED BY (A) REGULATION (EU) 2017/2402 (AS AMENDED, THE “EU SECURITIZATION REGULATION”) OR (B) REGULATION (EU) 2017/2402, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA, AND AS AMENDED (INCLUDING BY THE SECURITISATION (AMENDMENT) (EU EXIT) REGULATIONS 2019) (THE “UK SECURITIZATION REGULATION”). IN PARTICULAR, NO SUCH PERSON WILL TAKE ANY ACTION THAT MAY BE REQUIRED BY ANY PROSPECTIVE INVESTOR OR CERTIFICATEHOLDER FOR THE PURPOSES OF ITS COMPLIANCE WITH ANY REQUIREMENT OF THE EU SECURITIZATION REGULATION OR THE UK SECURITIZATION REGULATION. IN ADDITION, THE ARRANGEMENTS DESCRIBED UNDER “CREDIT RISK RETENTION” HAVE NOT BEEN STRUCTURED WITH THE OBJECTIVE OF ENABLING OR FACILITATING COMPLIANCE BY ANY PERSON WITH ANY REQUIREMENT OF THE EU SECURITIZATION REGULATION OR THE UK SECURITIZATION REGULATION.

CONSEQUENTLY, THE OFFERED CERTIFICATES MAY NOT BE A SUITABLE INVESTMENT FOR ANY PERSON THAT IS NOW OR MAY IN THE FUTURE BE SUBJECT TO ANY REQUIREMENT OF THE EU SECURITIZATION REGULATION OR THE UK SECURITIZATION REGULATION.

FOR ADDITIONAL INFORMATION REGARDING THE EU SECURITIZATION REGULATION AND THE UK SECURITIZATION REGULATION, SEE “RISK FACTORS—General Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”.

16

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

NO PERSON HAS ISSUED OR DISTRIBUTED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE OR DISTRIBUTION, OR WILL ISSUE OR DISTRIBUTE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE OR DISTRIBUTION, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF (A) ONLY TO PERSONS OUTSIDE HONG KONG OR (B) ONLY TO “PROFESSIONAL INVESTORS” WITHIN THE MEANING OF THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG) (THE “SFO”) AND ANY RULES OR REGULATIONS MADE UNDER THE SFO.

THE OFFERED CERTIFICATES (IF THEY ARE NOT A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG)) HAVE NOT BEEN OFFERED OR SOLD AND WILL NOT BE OFFERED OR SOLD, BY MEANS OF ANY DOCUMENT, OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO, OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT CONSTITUTING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32 OF THE LAWS OF HONG KONG) OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE COMPANIES ORDINANCE (CAP. 622 OF THE LAWS OF HONG KONG). FURTHER, THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY THE SECURITIES AND FUTURES COMMISSION OF HONG KONG OR ANY OTHER REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFERING CONTEMPLATED IN THIS PROSPECTUS. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

NOTICE TO PROSPECTIVE INVESTORS IN SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN OR WILL BE LODGED OR REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT.

17

THIS PROSPECTUS AND ANY OTHER DOCUMENTS OR MATERIALS IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE DIRECTLY OR INDIRECTLY ISSUED, CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN TO AN INSTITUTIONAL INVESTOR (AS DEFINED IN SECTION 4A(1)(C) OF THE SFA (“INSTITUTIONAL INVESTOR”)) PURSUANT TO SECTION 304 OF THE SFA.

UNLESS SUCH OFFERED CERTIFICATES ARE OF THE SAME CLASS AS OTHER OFFERED CERTIFICATES OF THE ISSUING ENTITY THAT ARE LISTED FOR QUOTATION ON AN APPROVED EXCHANGE (AS DEFINED IN SECTION 2(1) OF THE SFA) (“APPROVED EXCHANGE”) AND IN RESPECT OF WHICH ANY OFFER, INFORMATION, STATEMENT, INTRODUCTORY DOCUMENT, SHAREHOLDERS’ CIRCULAR FOR A REVERSE TAKE-OVER DOCUMENT ISSUED FOR THE PURPOSES OF A TRUST SCHEME OR ANY OTHER SIMILAR DOCUMENT APPROVED BY AN APPROVED EXCHANGE WAS ISSUED IN CONNECTION WITH AN OFFER OR THE LISTING FOR QUOTATION OF THOSE CERTIFICATES, ANY SUBSEQUENT OFFERS IN SINGAPORE OF OFFERED CERTIFICATES ACQUIRED PURSUANT TO AN INITIAL OFFER MADE HEREUNDER MAY ONLY BE MADE, PURSUANT TO THE REQUIREMENTS OF SECTION 304A, TO PERSONS WHO ARE INSTITUTIONAL INVESTORS.

AS THE OFFERED CERTIFICATES ARE ONLY OFFERED TO PERSONS IN SINGAPORE WHO QUALIFY AS AN INSTITUTIONAL INVESTOR, THE ISSUING ENTITY IS NOT REQUIRED TO DETERMINE THE CLASSIFICATION OF THE OFFERED CERTIFICATES PURSUANT TO SECTION 309B OF THE SFA.

NOTHING SET OUT IN THIS NOTICE SHALL BE CONSTRUED AS LEGAL ADVICE AND EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN LEGAL COUNSEL. THIS NOTICE IS FURTHER SUBJECT TO THE PROVISIONS OF THE SFA AND ITS REGULATIONS AS THE SAME MAY BE AMENDED OR CONSOLIDATED FROM TIME TO TIME AND DOES NOT PURPORT TO BE EXHAUSTIVE IN ANY RESPECT.

NOTICE TO RESIDENTS OF THE REPUBLIC OF KOREA

THIS PROSPECTUS IS NOT, AND UNDER NO CIRCUMSTANCES IS THIS PROSPECTUS TO BE CONSTRUED AS, A PUBLIC OFFERING OF SECURITIES IN KOREA. NEITHER THE ISSUER NOR ANY OF ITS AGENTS MAKE ANY REPRESENTATION WITH RESPECT TO THE ELIGIBILITY OF ANY RECIPIENTS OF THIS PROSPECTUS TO ACQUIRE THE OFFERED CERTIFICATES UNDER THE LAWS OF KOREA, INCLUDING, BUT WITHOUT LIMITATION, THE FOREIGN EXCHANGE TRANSACTION LAW AND REGULATIONS THEREUNDER (THE “FETL”). THE OFFERED CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF KOREA FOR PUBLIC OFFERING IN KOREA, AND NONE OF THE OFFERED CERTIFICATES MAY BE OFFERED, SOLD OR DELIVERED, DIRECTLY OR INDIRECTLY, OR OFFERED OR SOLD TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY IN KOREA OR TO ANY RESIDENT OF KOREA EXCEPT PURSUANT TO THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE DECREES AND REGULATIONS THEREUNDER (THE “FSCMA”), THE FETL AND ANY OTHER APPLICABLE LAWS, REGULATIONS AND MINISTERIAL GUIDELINES IN KOREA. WITHOUT PREJUDICE TO THE FOREGOING, THE NUMBER OF OFFERED CERTIFICATES OFFERED IN KOREA OR TO A RESIDENT OF KOREA SHALL BE LESS THAN FIFTY AND FOR A PERIOD OF ONE YEAR FROM THE ISSUE DATE OF THE OFFERED CERTIFICATES, NONE OF THE OFFERED CERTIFICATES MAY BE DIVIDED RESULTING IN AN INCREASED NUMBER OF OFFERED CERTIFICATES. FURTHERMORE, THE OFFERED CERTIFICATES MAY NOT BE RESOLD TO KOREAN RESIDENTS UNLESS THE PURCHASER OF THE OFFERED CERTIFICATES COMPLIES WITH ALL APPLICABLE REGULATORY REQUIREMENTS (INCLUDING, BUT NOT LIMITED TO, GOVERNMENT REPORTING APPROVAL REQUIREMENTS UNDER THE FETL AND ITS SUBORDINATE DECREES AND REGULATIONS) IN CONNECTION WITH THE PURCHASE OF THE OFFERED CERTIFICATES.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF

18

JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR RE-OFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN.

JAPANESE RETENTION REQUIREMENT

THE JAPANESE FINANCIAL SERVICES AGENCY (“JFSA”) PUBLISHED A RISK RETENTION RULE AS PART OF THE REGULATORY CAPITAL REGULATION OF CERTAIN CATEGORIES OF JAPANESE INVESTORS SEEKING TO INVEST IN SECURITIZATION TRANSACTIONS (THE “JRR RULE”). THE JRR RULE MANDATES AN “INDIRECT” COMPLIANCE REQUIREMENT, MEANING THAT CERTAIN CATEGORIES OF JAPANESE INVESTORS WILL BE REQUIRED TO APPLY HIGHER RISK WEIGHTING TO SECURITIZATION EXPOSURES THEY HOLD UNLESS THE RELEVANT ORIGINATOR COMMITS TO HOLD A RETENTION INTEREST IN THE SECURITIES ISSUED IN THE SECURITIZATION TRANSACTION EQUAL TO AT LEAST 5% OF THE EXPOSURE OF THE TOTAL UNDERLYING ASSETS IN THE SECURITIZATION TRANSACTION (THE “JAPANESE RETENTION REQUIREMENT”), OR SUCH INVESTORS DETERMINE THAT THE UNDERLYING ASSETS WERE NOT “INAPPROPRIATELY ORIGINATED.” IN THE ABSENCE OF SUCH A DETERMINATION BY SUCH INVESTORS THAT SUCH UNDERLYING ASSETS WERE NOT “INAPPROPRIATELY ORIGINATED,” THE JAPANESE RETENTION REQUIREMENT WOULD APPLY TO AN INVESTMENT BY SUCH INVESTORS IN SUCH SECURITIES.

NO PARTY TO THE TRANSACTION DESCRIBED IN THIS PROSPECTUS HAS COMMITTED TO HOLD A RISK RETENTION INTEREST IN COMPLIANCE WITH THE JAPANESE RETENTION REQUIREMENT, AND WE MAKE NO REPRESENTATION AS TO WHETHER THE TRANSACTION DESCRIBED IN THIS PROSPECTUS WOULD OTHERWISE COMPLY WITH THE JRR RULE.

NOTICE TO RESIDENTS OF CANADA

THE OFFERED CERTIFICATES MAY BE SOLD IN CANADA ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

19

FORWARD-LOOKING STATEMENTS

In this prospectus, we use certain forward-looking statements. These forward-looking statements are found in the material, including each of the tables, set forth under “Risk Factors” and “Yield, Prepayment and Maturity Considerations”. Forward-looking statements are also found elsewhere in this prospectus and include words like “expects,” “intends,” “anticipates,” “estimates” and other similar words. These statements are intended to convey our projections or expectations as of the date of this prospectus. These statements are inherently subject to a variety of risks and uncertainties. Actual results could differ materially from those we anticipate due to changes in, among other things:

●	economic conditions and industry competition,
●	political and/or social conditions, and
●	the law and government regulatory initiatives.

We will not update or revise any forward-looking statement to reflect changes in our expectations or changes in the conditions or circumstances on which these statements were originally based.

20

Summary of Terms

The following is only a summary of selected information in this prospectus. It does not contain all of the information you need to consider in making your investment decision. More detailed information appears elsewhere in this prospectus. To understand all of the terms of the offered certificates, carefully read this entire document. See “Index of Certain Defined Terms” for definitions of capitalized terms.

General

Title of Certificates	Benchmark 2024-V10 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2024-V10.

Relevant Parties

Depositor	Citigroup Commercial Mortgage Securities Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of Citigroup Global Markets Holdings Inc. As depositor, Citigroup Commercial Mortgage Securities Inc. will acquire the mortgage loans from the sponsors and transfer them to the issuing entity. The depositor’s address is 388 Greenwich Street, New York, New York 10013 and its telephone number is (212) 816-5343. See “Transaction Parties—The Depositor”.
Issuing Entity	Benchmark 2024-V10 Mortgage Trust, a New York common law trust to be established on the closing date of this securitization transaction under the pooling and servicing agreement, to be dated as of September 1, 2024, between the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer. See “Transaction Parties—The Issuing Entity”.
Sponsors	The sponsors will be transferring the mortgage loans to the depositor for inclusion in the issuing entity. The sponsors of this transaction are:
●	Citi Real Estate Funding Inc., a New York corporation (15 mortgage loans (43.0%));
●	German American Capital Corporation, a Maryland corporation (9 mortgage loans (28.3%));
●	Goldman Sachs Mortgage Company, a New York limited partnership (6 mortgage loans (12.5%));
●	Citi Real Estate Funding Inc. and Goldman Sachs Mortgage Company (1 mortgage loan (9.96%)); and
●	Goldman Sachs Mortgage Company and German American Capital Corporation (1 mortgage loan (6.3%)).
The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.
See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.
Originators	The sponsors originated (or co-originated) the mortgage loans or acquired (or, on or prior to the closing date, will acquire) the mortgage loans, directly or indirectly, from the originators as set forth in the following chart:

Originator(1)	Sponsor	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Citi Real Estate Funding Inc.	Citi Real Estate Funding Inc.	15	$317,095,000	43.0%
German American Capital Corporation	German American Capital Corporation	5	$150,575,000	20.4%
Goldman Sachs Bank USA	Goldman Sachs Mortgage Company(2)	6	$91,950,000	12.5%
Citi Real Estate Funding Inc./Goldman Sachs Bank USA	Citi Real Estate Funding Inc./Goldman Sachs Mortgage Company(2)	1(4)	$73,500,000	9.96%
DBR Investments Co. Limited	German American Capital Corporation(3)	4	$58,350,000	7.9%
Goldman Sachs Bank USA/DBR Investments Co. Limited	Goldman Sachs Mortgage Company(2)\German American Capital Corporation(3)	1(5)	$46,500,000	6.3%
	Total	32	$737,970,000	100.0%

(1)	Certain of the mortgage loans to be contributed to the securitization transaction are each part of a whole loan that was co-originated by the named originator(s) and one or more third party originators. See “Description of the Mortgage Pool—General”.
(2)	Goldman Sachs Mortgage Company has acquired or will acquire the mortgage loans or portions thereof that were originated, co-originated or acquired by its affiliate, Goldman Sachs Bank USA, on or prior to the closing date.
(3)	German American Capital Corporation has acquired or will acquire the mortgage loans or portions thereof that were originated or co-originated by its affiliate, DBR Investments Co. Limited, on or prior to the closing date.
(4)	The BioMed 2024 Portfolio 2 mortgage loan (9.96%) is comprised of separate notes that are being sold by Citi Real Estate Funding Inc. and Goldman Sachs Mortgage Company. The BioMed 2024 Portfolio 2 mortgage loan is part of a whole loan that was co-originated by JPMorgan Chase Bank, National Association, Citi Real Estate Funding Inc., Goldman Sachs Bank USA and Wells Fargo Bank, National Association. The BioMed 2024 Portfolio 2 mortgage loan is evidenced by three (3) promissory notes: (i) notes A-5-1 and A-5-3, with an aggregate outstanding principal balance of $50,000,000 as of the cut-off date, as to which Citi Real Estate Funding Inc. is acting as mortgage loan seller; and (ii) note A-7-1, with an outstanding principal balance of $23,500,000 as of the cut-off date, as to which Goldman Sachs Mortgage Company is acting as mortgage loan seller.
(5)	The Moffett Towers Building D mortgage loan (6.3%) is comprised of separate notes that are being sold by Goldman Sachs Mortgage Company and German American Capital Corporation. The Moffett Towers Building D mortgage loan is part of a whole loan that was co-originated by Goldman Sachs Bank USA, DBR Investments Co. Limited and UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York. The Moffett Towers Building D mortgage loan is evidenced by three (3) promissory notes: (i) notes A-1 and A-2-1, with an aggregate outstanding principal balance of $32,000,000 as of the cut-off date, as to which Goldman Sachs Mortgage Company is acting as mortgage loan seller; and (ii) note A-5-1, with an outstanding principal balance of $14,500,000 as of the cut-off date, as to which German American Capital Corporation is acting as mortgage loan seller.
In addition, one or more sponsors may transfer to the depositor one or more subordinate notes evidencing a generally subordinate portion of a pari passu-AB whole loan or an AB whole loan (such subordinate portion being referred to in this prospectus as a “trust subordinate companion loan”, and such whole loan being referred to in this prospectus as a “trust subordinate companion whole loan”), which will be an asset of the issuing entity, will be serviced under the pooling and servicing agreement and will back, and be the sole source of payment on, the related loan-specific certificates and any related uncertificated certificates, but will not be included in the mortgage pool that will back the certificates. If a trust subordinate companion loan is part of the assets of the issuing entity, it will be identified under “Description of the Mortgage Pool—The Trust Subordinate Companion Loan(s)”.
As regards the assets of the trust, references to “mortgage loan” and “mortgage loans” are intended to mean only a mortgage loan or group of mortgage loans that are part of the mortgage pool backing the certificates and are exclusive of any trust subordinate companion loans.
For avoidance of doubt, the assets of the issuing entity will not include any trust subordinate companion loans and accordingly all references to “trust subordinate companion loan”, “trust subordinate companion loans”, “trust subordinate companion whole loan”, “trust subordinate companion whole loans”, “loan-specific certificate”, “loan-specific certificates” and any related concepts are to be ignored.
See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.
Master Servicer	Midland Loan Services, a Division of PNC Bank, National Association, a national banking association, will be the master servicer. The master servicer will, in general, be responsible for the master servicing and administration of the mortgage loans and the related companion loans pursuant to the pooling and servicing agreement for this transaction (excluding those mortgage loans and companion loans that are or become part of outside serviced whole loans and that are currently, or become in the future, serviced under an outside servicing agreement as indicated in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below). The principal master servicing offices of the master servicer are located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210, and its telephone number is (913) 253-9000. See “Transaction Parties—Servicers—The Master Servicer” and “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”.
See “—The Mortgage Pool—The Whole Loans” below for a discussion of the mortgage loans included in the issuing entity that are part of a whole loan and have one or more related companion loans held outside the issuing entity.
The mortgage loans transferred to the issuing entity, any related companion loans and any related whole loans that are, in each case, serviced under the pooling and servicing agreement for this securitization transaction are referred to in this prospectus as “serviced mortgage loans,” “serviced companion loans” and “serviced whole loans,” respectively. A serviced mortgage loan and a serviced companion loan may each also be referred to as a “serviced loan”. Any mortgage loans transferred to the issuing entity, related companion loans and related whole loans that are not serviced under the pooling and servicing agreement, but are instead serviced under a separate servicing agreement (an “outside servicing agreement”) governing the securitization of one or more related companion loans, are referred to as “outside serviced mortgage loans,” “outside serviced companion loans,” and “outside serviced whole loans,” respectively. An outside serviced mortgage loan and an outside serviced companion loan may each also be referred to as an “outside serviced loan”.

See the chart entitled “Whole Loan Summary” under “The Mortgage Pool—The Whole Loans” below in this summary and the chart entitled “Servicing of the Whole Loans” under “The Pooling and Servicing Agreement—General” below for a listing of the serviced whole loans and outside serviced whole loans.
The servicer(s) of the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.
Special Servicers	Rialto Capital Advisors, LLC, a Delaware limited liability company, will be appointed the initial special servicer with respect to the serviced mortgage loans and any related serviced companion loans pursuant to the pooling and servicing agreement (other than the Bronx Terminal Market whole loan, any excluded special servicer mortgage loan and any trust subordinate companion whole loan). The principal special servicing offices of the special servicer are located at 200 S. Biscayne Blvd., Suite 3550, Miami, Florida 33131. See “Transaction Parties—Servicers—the Special Servicers”.
Rialto Capital Advisors, LLC is an affiliate of RREF V - D AIV RR H, LLC, which is expected on the closing date to: (a) purchase the Class E-RR, Class F-RR, Class G-RR and Class J-RR Certificates; and (b) appoint itself or an affiliate as the initial controlling class representative and the initial directing holder with respect to all of the serviced mortgage loans and serviced whole loans as to which the controlling class representative is entitled to act as directing holder. Rialto Capital Advisors, LLC is, through common control by Stone Point Capital, LLC, also an affiliate of Situs Holdings, LLC, the special servicer with respect to the Bronx Terminal Market whole loan. Rialto Capital Advisors, LLC is also an affiliate of HRP Culver, LLC, the holder, as of the Closing Date, of Note B-1 and Note B-2 with respect to the Culver Collection Whole Loan, and Hines Rialto Credit Partners, LP, the sole member, as of the Closing Date, of HRP Culver, LLC. See “—Directing Holder” and “—Controlling Class Representative” below and “The Pooling and Servicing Agreement—Directing Holder”.
Situs Holdings, LLC, a Delaware limited liability company, is expected to act as special servicer with respect to the Bronx Terminal Market whole loan. The principal executive office of Situs Holdings, LLC is located at 5065 Westheimer, Suite 700E, Houston, Texas 77056 and its telephone number is (713) 328-4400. Situs Holdings, LLC maintains its principal special servicing office at 2 Embarcadero Center, 8th Floor, San Francisco, California 94111. See “Transaction Parties—Servicers—The Special Servicers— Situs Holdings, LLC”.
Situs Holdings, LLC is an affiliate of RREF V - D AIV RR H, LLC, which is expected on the closing date to: (a) purchase the Class E-RR, Class F-RR, Class G-RR and Class J-RR Certificates; and (b) appoint itself or an affiliate as the initial controlling class representative and the initial directing holder with respect to all of the serviced mortgage loans and serviced whole loans as to which the controlling class representative is entitled to act as directing holder. Situs Holdings, LLC is, through common control by Stone Point Capital, LLC, also an affiliate of Rialto

Capital Advisors, LLC, the special servicer with respect to all serviced mortgage loans and any related serviced companion loans pursuant to the pooling and servicing agreement (other than the Bronx Terminal Market whole loan, any excluded special servicer mortgage loan and any trust subordinate companion whole loan). See “—Directing Holder” and “—Controlling Class Representative” below and “The Pooling and Servicing Agreement—Directing Holder”.
References in this prospectus to “special servicer” mean: (a) with respect to each serviced mortgage loan and serviced whole loan, the applicable party that acts as special servicer for such serviced mortgage loan or serviced whole loan, as applicable, as identified in this “—Special Servicers” subsection; (b) with respect to all or any particular sub-group of the serviced mortgage loans and/or serviced whole loans, the applicable party or parties that act as special servicer for such serviced mortgage loans and/or serviced whole loans, as applicable, as identified in this “—Special Servicers” subsection; and (c) otherwise, each and every party, individually and collectively, as the context may require, that acts as special servicer under the pooling and servicing agreement. Any limited obligations of a special servicer under the pooling and servicing agreement with respect to an outside serviced mortgage loan will be performed by Rialto Capital Advisors, LLC.
The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to the serviced mortgage loans and any related companion loans as to which a special servicing transfer event (such as a default or an imminent default) has occurred, as well as any related REO properties acquired on behalf of the issuing entity and any related companion loan holders, and (ii) reviewing, evaluating, processing and/or providing or withholding consent as to certain major decisions and certain other matters identified as “special servicer decisions” relating to such serviced mortgage loans and any related companion loans for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction.
See “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans” and “—Servicing and Other Compensation and Payment of Expenses”.
If the special servicer, to its knowledge, becomes a borrower party (as defined under “—Directing Holder” below) with respect to any mortgage loan (such mortgage loan, an “excluded special servicer mortgage loan”), it will be required to resign with respect to the servicing of that mortgage loan. The applicable directing holder will be entitled to appoint a separate special servicer that is not a borrower party with respect to such excluded special servicer mortgage loan (such separate special servicer, an “excluded mortgage loan special servicer”). Any excluded mortgage loan special servicer will be required to perform all of the obligations of the special servicer for the related excluded special servicer mortgage loan and will be entitled to all special servicing compensation with respect to such excluded special servicer mortgage loan earned during such time as the related mortgage loan is an excluded special servicer mortgage loan. If there is no applicable directing holder entitled to appoint an excluded mortgage loan special servicer for an excluded special servicer mortgage loan (or if there is a directing holder so entitled but it has not appointed a replacement special servicer within 30 days), an excluded mortgage loan special servicer will be appointed in the manner described in this prospectus and as provided under the pooling and servicing agreement. See “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event” in this prospectus.
For avoidance of doubt, there will not be any excluded special servicer mortgage loan or trust subordinate companion whole loan as of the closing date of this securitization transaction.
The special servicer (but not the special servicer with respect to any outside serviced mortgage loan) may be removed in such capacity under the pooling and servicing agreement, with or without cause, as set forth under (and subject to certain conditions described under) “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, “—Servicer Termination Events” and “—Rights Upon Servicer Termination Event”. Also, see “Description of the Mortgage Pool—The Trust Subordinate Companion Loan(s)” for any additional instances where the special servicer may be removed solely with respect to a trust subordinate companion whole loan.
A special servicer with respect to any outside serviced mortgage loan may only be removed in such capacity in accordance with the terms and provisions of the applicable outside servicing agreement and the co-lender agreement governing the related outside serviced whole loan.
The special servicer(s) of the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table below titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.
Trustee	Wilmington Savings Fund Society, FSB, a federal savings bank, will act as trustee. The corporate trust offices of the trustee are located at 500 Delaware Avenue, 11th Floor, Wilmington, Delaware 19801. Following the transfer of the mortgage loans, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each serviced mortgage loan and any related companion loans. See “Transaction Parties—The Trustee” and “The Pooling and Servicing Agreement”.
The trustee(s) with respect to the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.
Certificate Administrator	Citibank, N.A., a national banking association will initially act as certificate administrator. The certificate administrator will also be required to act as back-up advancing agent, custodian, certificate registrar, REMIC administrator, 17g-5 information provider, paying agent and authenticating agent. The corporate trust offices of the certificate administrator are located at 388 Greenwich Street Trading, 4th Floor, New York, New York 10013 and for certificate transfer purposes are located at 480 Washington Boulevard, 30th Floor, Jersey City, New Jersey 07310, Attention: Securities Window. See “Transaction Parties—

The Certificate Administrator” and “The Pooling and Servicing Agreement”.
The custodian(s) with respect to the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.
Operating Advisor	Pentalpha Surveillance LLC, a Delaware limited liability company, will be the operating advisor. The operating advisor will, in general and under certain circumstances described in this prospectus, have the following rights and responsibilities with respect to the serviced mortgage loans:
●	reviewing the actions of the special servicer with respect to specially serviced loans and with respect to certain major decisions regarding non-specially serviced loans as to which the operating advisor has consultation rights;
●	reviewing reports provided by the special servicer to the extent set forth in the pooling and servicing agreement;
●	reviewing for accuracy certain calculations made by the special servicer;
●	under the circumstances described in this prospectus, issuing an annual report generally setting forth, among other things, its assessment of whether the special servicer is performing its duties in compliance with the servicing standard and the pooling and servicing agreement and identifying any material deviations therefrom;
●	recommending the replacement of the special servicer for all the serviced loans if the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer has failed to comply with the servicing standard and (2) a replacement of the special servicer would be in the best interest of the certificateholders (as a collective whole); and
●	after the occurrence and during the continuance of an operating advisor consultation trigger event, consulting on a non-binding basis with the special servicer with respect to certain major decisions (and such other matters as are set forth in the pooling and servicing agreement) in respect of the applicable serviced loan(s).
If the assets of the issuing entity include a trust subordinate companion loan, then the special servicer may be replaced solely with respect to such trust subordinate companion loan based on the recommendation of the operating advisor if, and under the circumstances, described under “Description of the Mortgage Pool—The Trust Subordinate Companion Loan(s)”.
An “operating advisor consultation trigger event” will occur with respect to any serviced loan, when the aggregate outstanding certificate balance of the HRR certificates (as notionally reduced by any cumulative appraisal reduction amount then allocable to the HRR certificates) is 25% or less of the initial aggregate certificate balance of the HRR certificates; provided that an operating advisor consultation trigger event will at all times be deemed to exist with respect to excluded mortgage loans. See “Description of the Mortgage Pool—The Trust Subordinate Companion Loan(s)” for any additional operating advisor consultation trigger event with respect to a trust subordinate companion whole loan in the event the issuance of related loan-specific certificates is subject to risk retention under Rule 7 of Regulation RR.
Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to any outside serviced mortgage loan or any related REO property.
See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer” and “The Pooling and Servicing Agreement—Operating Advisor” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.
Asset Representations Reviewer	Pentalpha Surveillance LLC will also be serving as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and the holders of certificates evidencing the required percentage of voting rights have voted to direct a review of such delinquent mortgage loans. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer” and “The Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Outside Servicers, Outside Special

Servicers, Outside Trustees

and Outside Custodians	The following mortgage loans will or are expected to constitute the “outside serviced mortgage loans” (and the related whole loans will or are expected to constitute the “outside serviced whole loans”), and such mortgage loans and whole loans will be serviced and administered pursuant to the servicing agreement governing the securitization of the related controlling pari passu companion loan by the parties thereto, as identified in the table below:

Outside Serviced Mortgage Loans Summary

Mortgaged Property Name	Mortgage Loan Seller(s)	Outside Servicing Agreement(1)	Mortgage Loan as Approx. % of Initial Pool Balance	Outside Servicer	Outside Special Servicer	Outside Trustee	Outside Custodian	Outside Operating Advisor	Initial Outside Controlling Class Representative(2)
BioMed 2024 Portfolio 2	CREFI / GSMC	BX 2024-BIO2 TSA	9.96%	KeyBank, National Association	KeyBank, National Association	Wilmington Trust, National Association	Computershare Trust Company, National Association	NAP	Western Asset Core Plus Bond Fund
Stonebriar Centre	GSMC	Benchmark 2024-V9 PSA	2.2%	Midland Loan Services, a Division of PNC Bank, National Association	3650 REIT Loan Servicing LLC	Computershare Trust Company, National Association	Computershare Trust Company, National Association	Park Bridge Lender Services LLC	3650 Real Estate Investment Trust 2 LLC

(1)	“PSA” means pooling and servicing agreement and “TSA” means trust and servicing agreement.
(2)	The entity named under the indicated PSA or TSA under the heading “Outside Servicing Agreement” as the initial controlling class representative (or an equivalent term). However, the initial outside controlling class representative may instead be an affiliate of the entity listed. See “—Directing Holder” below.

Each outside servicer identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside servicer”; each outside special servicer identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside special servicer”; each outside trustee identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside trustee”; each outside operating advisor identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside operating advisor”; and each outside custodian identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside custodian”. With respect to each outside serviced whole loan, the related outside servicer will have primary servicing responsibilities with respect to the entire whole loan, the related outside special servicer will serve as special servicer of the entire whole loan, the related outside trustee generally serves as mortgagee of record with respect to the entire whole loan, and the related outside custodian serves as custodian with respect to the mortgage loan file for the related whole loan (other than with respect to the related promissory note evidencing each related mortgage loan that will be contributed to this securitization transaction and any promissory note evidencing any related companion loan(s) not included in the subject controlling securitization transaction).
There are no servicing shift whole loans or trust subordinate companion loans related to this securitization transaction and, therefore, all references in this prospectus to such type(s) of whole loan(s) or any related terms should be disregarded.
See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.
None of the master servicer or the special servicer (in each such capacity) or any other party to this securitization transaction is responsible for the performance by any party to an outside servicing agreement of its duties thereunder, including with respect to the servicing of each of the subject mortgage loans held by the issuing entity that is included in the subject outside serviced whole loan.
See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.
Directing Holder	The “directing holder” with respect to any serviced mortgage loan or, if applicable, serviced whole loan will be:
●	except (i) with respect to an excluded mortgage loan, (ii) with respect to a serviced whole loan that includes a trust subordinate companion loan (sometimes referred to in this prospectus as a “trust subordinate companion whole loan”) prior to a related control appraisal period, (iii) with respect to a serviced whole loan as to which the controlling note is held outside the issuing entity (sometimes referred to in this prospectus as a “serviced outside controlled whole loan”), and (iv) during any period that a control termination event has occurred and is continuing, the controlling class representative;
●	with respect to any serviced outside controlled whole loan (which may include a servicing shift whole loan or a serviced whole loan with a controlling subordinate companion loan held outside the issuing entity), if and for so long as the applicable companion loan holder is entitled under the related co-lender agreement to exercise consent rights similar to those entitled to be exercised by the controlling class representative, the holder of the related controlling note (during any such period, the “outside controlling note holder”), and
●	with respect to a trust subordinate companion whole loan (i) for so long as no related control appraisal period exists or is deemed to exist with respect to such trust subordinate companion whole loan, the loan-specific controlling class representative (if and for so long as it is entitled to act as directing holder) and (ii) for so long as a related control appraisal period exists or is deemed to exist with respect to such trust subordinate companion whole loan and a control termination event does not exist, the controlling class representative.
provided, that with respect to any serviced whole loan, the rights of the directing holder will be subject to and may be limited by the terms and provisions of any related co-lender agreement.
For the avoidance of doubt: (A) the controlling class representative will not be the directing holder if and for so long as (1) a control termination event is in effect, (2) the related mortgage loan is an excluded mortgage loan, (3) the related serviced whole loan is a serviced outside controlled whole loan, and/or (4) with respect to a trust subordinate companion whole loan, no related control appraisal period exists or is deemed to exist with respect to the trust subordinate companion whole loan; and (B) with respect to any serviced outside controlled whole loan, the outside controlling noteholder or its representative will be the directing holder only if and for so long as such holder or its representative is entitled under the related co-lender agreement to exercise consent rights similar to those entitled to be exercised by the controlling class representative.
Further for the avoidance of doubt, with respect to any serviced mortgage loan or serviced whole loan, if none of the controlling class representative, an outside controlling note holder or a loan-specific controlling class representative is a directing holder in accordance with the foregoing definition, then there will be no directing holder for that serviced mortgage loan or serviced whole loan.
An “excluded mortgage loan” is, if the controlling class representative is the directing holder with respect to the subject mortgage loan, a mortgage loan or related whole loan with respect to which the controlling class representative or a holder of more than 50% of the controlling class of certificates (by certificate balance) is (i) a borrower or mortgagor under that mortgage loan or whole loan or a manager of a related mortgaged property or an affiliate of any of the foregoing or (ii) a holder or beneficial owner of (or an affiliate of any holder or beneficial owner of) a mezzanine loan, secured by a pledge of the direct (or indirect) equity interests in the borrower under that mortgage loan or whole loan, if such mezzanine loan either (a) has been accelerated or (b) is the subject of foreclosure proceedings against the equity collateral pledged to secure that mezzanine loan (any such person described in clauses (i) or (ii) above, a “borrower party”). Solely for the purposes of the definition of “borrower party”, the term “affiliate” means, with respect to any specified person, (i) any other person controlling or controlled by or under common control with such specified person or (ii) any other person that owns, directly or indirectly, 25% or more of the beneficial interests in such specified person.

With respect to the serviced mortgage loans and serviced whole loans, in general:
●	the applicable directing holder will have certain consent and consultation rights under the pooling and servicing agreement with respect to certain major decisions and other matters with respect to such mortgage loans or, if applicable, whole loans; and
●	the applicable directing holder will have the right to remove and replace the special servicer, with or without cause, with respect to such mortgage loans (or, in the case of a serviced outside controlled whole loan or a trust subordinate companion whole loan, solely with respect to the applicable whole loan).
If, with respect to any serviced outside controlled whole loan, the related controlling note is included in a separate securitization trust, the servicing agreement for the relevant securitization and/or the related co-lender agreement may impose limitations on the exercise of rights associated with that related controlling note. For example, any “controlling class representative” (or equivalent entity) for such other securitization may lose consent and consultation rights and special servicer replacement rights in a manner similar to that described under “—Controlling Class Representatives” below with respect to the controlling class representative for this securitization. However, if the related controlling note for any such serviced outside controlled whole loan is not included in a separate securitization trust and subject to an applicable outside servicing agreement, the related outside controlling note holder or its representative may retain such rights under the related co-lender agreement for a longer period than would otherwise be the case.
Any serviced whole loan with a subordinate companion loan that (i) is held outside the issuing entity and (ii) constitutes the controlling note, will initially be a serviced outside controlled whole loan. However, during such time as the holder(s) of the applicable subordinate companion loan(s) are no longer permitted to exercise control or consultation rights under the related co-lender agreement, in the event control shifts to the note included in this securitization transaction, then the controlling class representative (as directing holder) will generally (subject to the terms of such co-lender agreement) have the same consent and consultation rights with respect to the related serviced mortgage loan (and any related companion loan(s)) as it does for the other serviced mortgage loans in the mortgage pool that are not part of a whole loan.
With respect to the outside serviced mortgage loans, the entity (if any) identified in the table above titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” as the “initial controlling class representative” (referred to herein as an “outside controlling class representative”) with respect to the indicated outside servicing agreement, or such other directing holder as is contemplated under the co-lender agreement, for the related outside serviced whole loan, will have certain consent and consultation rights and special servicer replacement rights with respect to such outside serviced whole loan, which are substantially similar, but not identical, to those of the controlling class representative under the pooling and servicing agreement for this securitization, subject to similar appraisal and other trigger events. See “Description of the Mortgage Pool—The Whole Loans” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Each directing holder may, pursuant to the pooling and servicing agreement and/or any related co-lender agreement, have the ability to appoint a representative that is entitled to exercise its rights as directing holder under the pooling and servicing agreement and/or any related co-lender agreement.
The directing holder, any outside controlling class representative or any of their respective representatives may direct the special servicer or the outside special servicer, as applicable, to take actions with respect to the servicing of the applicable mortgage loan(s) and/or whole loan(s) that could adversely affect the holders of some or all of the classes of offered certificates, and may, subject to any applicable restrictions, remove and replace the special servicer or the outside special servicer, as applicable, with respect to the applicable mortgage loan(s) and/or whole loan(s) with or without cause. The directing holder or any outside controlling class representative may have interests in conflict with those of the holders of the offered certificates. See “Risk Factors— Risks Relating to Conflicts of Interest—Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder”.
“Loan-specific controlling class”, “loan-specific controlling class representative”, “loan-specific controlling class certificateholder” and related terms, if there is a related trust subordinate companion loan, will be defined under “Description of the Mortgage Loans—The Trust Subordinate Companion Loan(s)”.

Controlling Class

Representative	The “controlling class representative” under the pooling and servicing agreement will be the controlling class certificateholder or other representative selected by holders of at least a majority of the controlling class of certificates by certificate balance. No person may exercise any of the rights and powers of the controlling class representative with respect to an excluded mortgage loan.
In general, the “controlling class” is, as of any time of determination, the most subordinate class of control eligible certificates that has an outstanding certificate balance, as notionally reduced by any cumulative appraisal reduction amount then allocable to such class, at least equal to 25% of the initial certificate balance of that class of certificates; provided, however, that (except under the circumstances set forth in the next proviso) if no such class meets the preceding requirement, then Class F-RR will be the “controlling class”; provided, further, however, that if, at any time, the aggregate outstanding certificate balance of the classes of principal balance certificates senior to the control eligible certificates has been reduced to zero (without regard to the allocation of any cumulative appraisal reduction amounts), then the “controlling class” will be the most subordinate class of control eligible certificates with an outstanding certificate balance greater than zero (without regard to the allocation of any cumulative appraisal reduction amounts). The controlling class as of the closing date will be Class J-RR. See “Description of the Certificates—Voting Rights” and “The Pooling and Servicing Agreement—Directing Holder”. No other class of certificates will be eligible to act as the controlling class or appoint a controlling class representative.
The “control eligible certificates” will be the Class F-RR, Class G-RR and Class J-RR certificates.

After the occurrence and during the continuance of a control termination event (as described below), the consent and special servicer replacement rights of the controlling class representative will terminate, however, the controlling class representative will retain consultation rights under the pooling and servicing agreement with respect to certain major decisions and other matters with respect to the applicable serviced loans. After the occurrence and during the continuance of a consultation termination event (as described below), all of these rights of the controlling class representative with respect to the applicable serviced loans will terminate. See “The Pooling and Servicing Agreement—Directing Holder”.
A “control termination event” will, with respect to any mortgage loan, either (a) occur when none of the classes of control eligible certificates has an outstanding certificate balance (as notionally reduced by any cumulative appraisal reduction amount then allocable to such class) that is at least equal to 25% of the initial certificate balance of that class of certificates or (b) be deemed to occur as described under “The Pooling and Servicing Agreement—Directing Holder—General” in this prospectus; provided, however, that a control termination event will in no event exist at any time that the certificate balance of each class of principal balance certificates senior to the control eligible certificates has been reduced to zero (without regard to the allocation of cumulative appraisal reduction amounts); and provided, further, that with respect to any trust subordinate companion whole loan, the foregoing will only apply if a control appraisal period exists or is deemed to exist with respect to such whole loan. With respect to excluded mortgage loans as to which the controlling class representative would otherwise be the directing holder, a control termination event will be deemed to exist.
A “consultation termination event” will, with respect to any mortgage loan, either (a) occur when none of the classes of control eligible certificates has an outstanding certificate balance, without regard to the allocation of any cumulative appraisal reduction amount, that is equal to or greater than 25% of the initial certificate balance of that class of certificates or (b) be deemed to occur as described under “The Pooling and Servicing Agreement—Directing Holder—General” in this prospectus; provided, however, that a consultation termination event will in no event exist at any time that the certificate balance of each class of principal balance certificates senior to the control eligible certificates has been reduced to zero (without regard to the allocation of cumulative appraisal reduction amounts); provided, that with respect to any trust subordinate companion whole loan, the foregoing will only apply if a control appraisal period exists or is deemed to exist with respect to such whole loan. With respect to excluded mortgage loans as to which the controlling class representative would otherwise be the directing holder, a consultation termination event will be deemed to exist.
RREF V - D AIV RR H, LLC is expected on the closing date, (i) to purchase the Class E-RR, Class F-RR, Class G-RR and Class J-RR certificates, and (ii) to appoint itself or an affiliate as the initial controlling class representative; and it or an affiliate may purchase additional certificates.
Consulting Parties	As used in this prospectus, a “consulting party”, with respect to any serviced mortgage loan or, if applicable, serviced whole loan will be, each of:

(i)	except with respect to a serviced outside controlled whole loan, solely (a) after the occurrence and during the continuance of a control termination event, but prior to the occurrence and continuance of a consultation termination event, (b) for so long as the related mortgage loan is not an excluded mortgage loan, and (c) in the case of a trust subordinate companion whole loan, provided that an applicable control appraisal period exists or is deemed to exist with respect to such whole loan, the controlling class representative;
(ii)	with respect to any serviced outside controlled whole loan (which may include a servicing shift whole loan or a serviced whole loan with a controlling subordinate companion loan held outside the issuing entity), solely (a) if and for so long as the holder of the mortgage loan included in this securitization transaction is entitled under the related co-lender agreement to exercise consultation rights with respect to such whole loan, (b) prior to the occurrence and continuance of a consultation termination event, and (c) for so long as the related mortgage loan is not an excluded mortgage loan, the controlling class representative;
(iii)	with respect to any serviced whole loan that includes a pari passu companion loan, the holder of such pari passu companion loan if and to the extent such holder (a) is not the directing holder, and (b) is entitled to exercise consultation rights under the related co-lender agreement;
(iv)	solely after the occurrence and during the continuance of an applicable operating advisor consultation trigger event (including, in the case of a trust subordinate companion whole loan, in the event risk retention with respect to the securitization involving the related loan-specific certificates is held as an “eligible horizontal residual interest” by a “third-party purchaser”, an operating advisor consultation trigger event specific to that securitization), the operating advisor; and
(v)	with respect to a trust subordinate companion whole loan, provided that no applicable control appraisal period exists or is deemed to exist with respect to such whole loan, the related loan-specific controlling class representative (if and for so long as it is entitled to act as a consulting party);
provided, that with respect to any serviced whole loan, the rights of any consulting party set forth in clauses (i) through (iii) above will be subject to and may be limited by the terms and provisions of any related co-lender agreement.
For the avoidance of doubt, with respect to serviced mortgage loans and serviced whole loans, (A) the controlling class representative will not be a consulting party if and for so long as (1) a consultation termination event is in effect, (2) the related mortgage loan is an excluded mortgage loan, (3) with respect to a trust subordinate companion whole loan, no related control appraisal period exists or is deemed to exist with respect to the trust subordinate companion whole loan, and/or (4) with respect to any serviced outside controlled whole loan, it is not entitled under the related co-lender agreement to exercise consultation rights with respect to such whole loan, (B) the operating advisor will not be a consulting party if and for so long as no operating advisor consultation trigger event (including, in the case of a trust subordinate companion whole loan, in the event risk retention with respect to the securitization involving the related subseries of loan-specific certificates is held by a “third party purchaser” in the form of an “eligible horizontal residual interest”, any operating advisor consultation trigger event specific to that securitization) has occurred and is continuing, and (C) the consultation rights of the holder of a pari passu companion loan with respect to any related serviced whole loan will be subject to the terms of the related co-lender agreement.
Further for the avoidance of doubt, with respect to any serviced mortgage loan or serviced whole loan, if none of the controlling class representative, the operating advisor, a related loan-specific controlling class representative or a holder of a pari passu companion loan is a consulting party in accordance with the foregoing definition, then there will be no consulting party for that serviced mortgage loan or serviced whole loan.
Each consulting party may, pursuant to the pooling and servicing agreement and/or any related co-lender agreement, have the ability to appoint a representative that is entitled to exercise its rights as consulting party under the pooling and servicing agreement and/or any related co-lender agreement.

Significant Affiliations

and Relationships	Certain parties to this securitization transaction, as described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Transaction Party and Related Party Affiliations”, may:
●	serve in multiple capacities with respect to this securitization transaction;
●	be affiliated with other parties to this securitization transaction, a controlling class certificateholder, a directing holder, a consulting party, an outside controlling class representative and/or the holder of a companion loan or any securities backed in whole or in part by a companion loan;
●	serve as an outside servicer, outside special servicer, outside trustee, outside custodian, outside operating advisor or asset representations reviewer under an outside servicing agreement with respect to an outside serviced whole loan; or
●	be affiliated with an outside servicer, outside special servicer, outside trustee, outside custodian, outside operating advisor or asset representations reviewer under an outside servicing agreement with respect to an outside serviced whole loan.
In addition, certain parties to this securitization transaction or a directing holder may otherwise have financial relationships with other parties to this securitization transaction. Such relationships may include, without limitation:
●	serving as warehouse lender to one or more of the sponsors and/or originators of this securitization transaction through a repurchase facility or otherwise (including with respect to certain mortgage loans to be contributed to this securitization transaction), where the proceeds received by such sponsor(s) and/or originator(s) in connection with the contribution of mortgage loans to this securitization transaction will be applied to, among other things, reacquire the financed mortgage loans from the repurchase counterparty or other warehouse provider;
●	serving as interim servicer for one or more of the sponsors and/or originators of this securitization transaction (including with respect to certain mortgage loans to be contributed by such sponsor(s) and/or originator(s) to this securitization transaction);
●	serving as interim custodian for one or more of the sponsors and/or originators of this securitization transaction (including with respect to certain mortgage loans to be contributed by such sponsor(s) and/or originator(s) to this securitization transaction);
●	entering into one or more agreements with the sponsors to purchase the servicing rights to the related mortgage loans and/or the right to be appointed as the master servicer with respect to such mortgage loans; and/or
●	performing due diligence services prior to the securitization closing date for one or more sponsors, a controlling class certificateholder or the controlling class representative with respect to certain of the mortgage loans to be contributed to this securitization transaction.
Each of the foregoing relationships, to the extent applicable, is described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.
In addition, certain of the sponsors and/or other parties to this securitization transaction or their respective affiliates may hold mezzanine debt, a companion loan, securities backed in whole or in part by a companion loan, or other additional debt related to one or more of the mortgage loans to be included in this securitization transaction, and as such may have certain rights relating to the related mortgage loan(s) and/or whole loan(s), as described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Whole Loans and Mezzanine Loan Arrangements”. In the event a sponsor or other party to this securitization transaction or any affiliate of any of the foregoing includes any companion loan in a separate securitization transaction, such sponsor, other party or affiliate may be obligated to repurchase such companion loan from the applicable separate securitization trust in connection with certain breaches of representations and warranties and certain document defects.
These roles and other potential relationships may give rise to conflicts of interest as further described under “Risk Factors—Risks Relating to Conflicts of Interest—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Risks Relating to Conflicts of Interest—Other Potential Conflicts of Interest May Affect Your Investment”.

Relevant Dates and Periods

Cut-off Date	With respect to each mortgage loan (and any trust subordinate companion loan), its respective due date in September 2024 (or, in the case of any mortgage loan (or trust subordinate companion loan) that has its first due date subsequent to September 2024, the date that would have been its due date in September 2024 under the terms thereof if a monthly payment were scheduled to be due in that month).
Closing Date	On or about September 30, 2024.
Distribution Date	The 4th business day following the related determination date of each month, beginning in October 2024.
Determination Date	The 11th day of each calendar month or, if the 11th day is not a business day, then the business day following such 11th day, beginning in October 2024.
Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs (or, in the event the closing date occurs in the same month as the first distribution date, the first record date will be the closing date).
Interest Accrual Period	With respect to any distribution date, the calendar month preceding the month in which that distribution date occurs. Interest will be calculated on the offered certificates assuming each month has 30 days and each year has 360 days.
Collection Period	With respect to any distribution date, the period commencing on the day immediately following the determination date in the month preceding the month in which the applicable distribution date occurs (or, in the case of the distribution date occurring in October 2024, with respect to any particular mortgage loan, beginning on the day after the cut-off date) and ending on and including the determination date in the month in which the applicable distribution date occurs.
Assumed Final Distribution Date	Class A-1	July 2029
	Class A-2	N/A – August 2029(1)
	Class A-3	September 2029
	Class X-A	September 2029
	Class X-B	September 2029
	Class A-S	September 2029
	Class B	September 2029
	Class C	September 2029

(1)	The range of Assumed Final Distribution Dates is based on the initial certificate balance of the Class A-2 certificates ranging from $0 to $225,000,000.
The assumed final distribution date for each class of offered certificates is the date on which that class is expected to be paid in full (or, in the case of the Class X-A and Class X-B certificates, the date on which the related notional amount is reduced to zero), assuming no delinquencies, losses, modifications, extensions or accelerations of maturity dates, repurchases or prepayments of the mortgage loans after the initial issuance of the offered certificates (other than the assumed repayment of a mortgage loan on any anticipated repayment date for such mortgage loan).

Rated Final Distribution Date	As to each class of offered certificates, the distribution date in September 2057.

Transaction Overview

General	On the closing date, each sponsor will sell its respective mortgage loans (and trust subordinate companion loans, if any) to the depositor, which will in turn deposit the mortgage loans (and any such trust subordinate companion loans) into the issuing entity, a New York common law trust created on the closing date. The issuing entity will be formed pursuant to a pooling and servicing agreement, to be entered into between the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.
The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the certificates, as well as the sales of the offered certificates by the depositor to the underwriters and by the underwriters to investors that purchase from them, are illustrated below:

The foregoing illustration does not take into account sales or other transfers of any of the certificates other than the offered certificates.

The Certificates

The Offered Certificates

A. General	We are offering the following classes of commercial mortgage pass-through certificates as part of Series 2024-V10:
●	Class A-1
●	Class A-2
●	Class A-3
●	Class X-A
●	Class X-B
●	Class A-S
●	Class B
●	Class C

Upon initial issuance, the Series 2024-V10 certificates will consist of the above classes, together with the following classes that are not being offered by this prospectus: (i) Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR, Class J-RR and Class R; and (ii) the respective classes of any loan-specific certificates.
The offered certificates, together with the Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR, Class J-RR and Class R certificates, are collectively referred to in this prospectus as the “certificates”. The certificates (exclusive of the Class R certificates) are collectively referred to in this prospectus as the “regular certificates”. The Class X-A, Class X-B and Class X-D certificates are collectively referred to in this prospectus as the “Class X certificates”. The regular certificates (exclusive of the Class X certificates) are collectively referred to in this prospectus as the ”principal balance certificates”.

B. Certificate Balances or

Notional Amounts	Upon initial issuance, each class of the offered certificates will have the approximate initial certificate balance (or notional amount, in the case of the Class X-A and Class X-B certificates) set forth in the table under “Certificate Summary” in this prospectus, subject to a variance of plus or minus 5%, and further subject to any other applicable variance set forth in the footnotes to such table.
The certificate balance of any class of principal balance certificates outstanding at any time represents the maximum amount that its holders are entitled to receive at such time as distributions allocable to principal from the cash flow on the mortgage loans and the other assets in the issuing entity, subject to reduction as described below in this “—The Certificates—The Offered Certificates” section.
See “Description of the Certificates—General” in this prospectus.
C. Pass-Through Rates	Each class of the offered certificates will accrue interest at an annual rate called a pass-through rate on the basis of a 360-day year consisting of twelve 30-day months or a “30/360 basis.” The approximate initial pass-through rate for each class of offered certificates is set forth in the table under “Certificate Summary” in this prospectus.
The pass-through rate with respect to each class of offered certificates (other than the Class X-A and Class X-B certificates) will generally be equal to one of (i) a fixed per annum rate, (ii) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, (iii) a rate equal to the lesser of a specified per annum rate and the weighted average rate specified in clause (ii), or (iv) the weighted average rate specified in clause (ii) less a specified percentage, but no less than 0.000%, as described in this prospectus.
The pass-through rate with respect to the Class X-A certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, over (ii) the weighted average of the pass-through rates of the Class A-1, Class A-2, Class A-3 and Class A-S certificates as in effect from time to time (weighted based on the respective certificate balances of such classes of principal balance certificates), as described in this prospectus.

The pass-through rate with respect to the Class X-B certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, over (ii) the weighted average of the pass-through rates of the Class B and Class C certificates as in effect from time to time (weighted based on the respective certificate balances of such classes of principal balance certificates), as described in this prospectus.
For purposes of calculating the pass-through rate on any class of certificates that has a pass-through rate limited by, equal to or based on the weighted average of the net mortgage interest rates on the mortgage loans:
●	the mortgage loan interest rates will not reflect any default interest rate, any rate increase occurring after an anticipated repayment date (if applicable), any loan term modifications agreed to by the master servicer, an outside servicer, the special servicer or an outside special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency; and
●	with respect to each mortgage loan that accrues interest on the basis of the actual number of days in a month, assuming a 360-day year, the related mortgage loan interest rate (net of the administrative fee rate) for any month that is not a 30-day month will be recalculated so that the amount of interest that would accrue at that recalculated rate in that month, calculated on a 30/360 basis, will equal the amount of net interest that actually accrues on that mortgage loan in that month, adjusted for any withheld amounts and/or closing date deposits as described under “Description of the Certificates—Distributions” and “The Pooling and Servicing Agreement—Accounts” in this prospectus.
No trust subordinate companion loan will be taken into account in determining pass-through rates on the certificates.
See “Description of the Certificates—Distributions—Priority of Distributions”, “—Distributions—Pass-Through Rates” and “—Distributions—Interest Distribution Amount” in this prospectus.

D. Servicing and

Administration Fees	The master servicer and the special servicer are entitled to a master servicing fee and a special servicing fee, respectively, generally from the interest payments on the mortgage loans (or any serviced whole loans, if applicable) in the case of the master servicer, and from the collection account in the case of the special servicer; provided, that the special servicer for this securitization transaction (acting in such capacity) will not receive any special servicing fee with respect to any outside serviced mortgage loan. The master servicing fee for each distribution date, including the portion thereof payable to any primary servicer or sub-servicer, will generally be calculated based on: (i) the outstanding principal balance of each mortgage loan in the issuing entity and each serviced companion loan and any successor REO loan; and (ii) the related master servicing fee rate, which includes any sub-servicing fee rate and primary servicing fee rate and ranges on a loan-by-loan basis from 0.00250% to 0.06125% per annum. For presentation purposes, the master servicing fee rate includes, with respect to an outside serviced mortgage loan, the primary servicing fee rate payable to the outside servicer.
The master servicer and the special servicer are also entitled to additional fees and amounts, including income on the amounts held in permitted investments to the extent specified in this prospectus and the pooling and servicing agreement.
The special servicing fee for each distribution date is generally calculated based on the outstanding principal balance of each specially serviced loan or REO loan (that is not part of an outside serviced whole loan) and the special servicing fee rate, which is equal to the greater of 0.25% per annum and the rate that would result in a special servicing fee of $5,000 for the related month.
In addition, the special servicer is entitled to (a) liquidation fees from (and generally calculated at a rate of 1.0%, or such lower rate as would not result in a liquidation fee that is more than $1,000,000, applied to) the recovery of liquidation proceeds, insurance proceeds, condemnation proceeds and other payments in connection with a full or discounted payoff of (or an unscheduled partial payment in connection with a workout with respect to) a specially serviced loan or REO loan (that is not part of an outside serviced whole loan), subject to a minimum liquidation fee of $25,000, and (b) workout fees from (and generally calculated at a rate of 1.0%, or such lower rate as would not result in a workout fee that is more than $1,000,000, applied to) collections on any mortgage loan or companion loan serviced under the pooling and servicing agreement for this securitization transaction, that had previously been a specially serviced loan, but had been worked out, subject to a minimum workout fee of $25,000, in each case net of certain amounts and calculated as further described under “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this prospectus.
With respect to each of the outside serviced mortgage loans, the outside servicer under the outside servicing agreement governing the servicing of that loan will, or is expected to, be entitled to a primary servicing fee equal to a per annum rate (which includes any applicable sub-servicing fee rate) set forth in the table below, and the outside special servicer under the related outside servicing agreement will, or is expected to, be entitled to a special servicing fee at a rate equal to the per annum rate, as well as a workout fee and liquidation fee at the respective percentages, set forth below. In addition, each party to the outside servicing agreement governing the servicing of an outside serviced whole loan will, or is expected to, be entitled to receive other fees and reimbursements with respect to each outside serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described under this “—Servicing and Administration Fees” section with respect to serviced mortgage loans and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the subject outside serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans in this securitization to the extent that such amounts are (i) not recoverable from the subject outside serviced whole loan and (ii) allocable to the related outside serviced mortgage loan pursuant to the related co-lender agreement. See “Description of the Mortgage Pool—The Whole Loans” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” and “—Servicing and Other Compensation and Payment of Expenses—Fees

and Expenses” (including the fee and expenses table and the related footnotes contained under that heading).

Outside Serviced Mortgage Loan Fees

Mortgaged Property Name	Servicing of Whole Loan	Outside (Primary) Servicer Fee Rate (per annum)(1)	Outside Special Servicer Fee Rate (per annum)(2)	Outside Workout Fee Rate(2)	Outside Liquidation Fee Rate(2)
BioMed 2024 Portfolio 2	Outside Serviced	0.00125%	0.15%	0.25%	0.25%
Stonebriar Centre	Outside Serviced	0.00125%	0.25%	1.0%	1.0%

(1)	Includes any applicable sub-servicing fee rate.
(2)	Subject to such limitations and minimum thresholds as may be provided in the related outside servicing agreement or the related co-lender agreement. See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” (including the table titled “Outside Serviced Mortgage Loan Fees” and the related footnotes (if any) to that table).

The operating advisor will be entitled to an upfront fee of $10,000 on the closing date to be paid by the sponsors. The operating advisor is entitled to a fee from general collections on the mortgage loans for each distribution date, calculated based on the outstanding principal balance of each mortgage loan in the issuing entity and each successor REO loan and the operating advisor fee rate of 0.00180% per annum. The operating advisor is also entitled to a consulting fee with respect to each major decision as to which the operating advisor has consultation rights, which will be a fee for each such major decision equal to $10,000 or such lesser amount as the related borrower pays with respect to the subject serviced mortgage loan (or serviced whole loan, if applicable).
The asset representations reviewer will be entitled to an upfront fee of $5,000 on the closing date to be paid by the sponsors. The asset representations reviewer will also be entitled to an ongoing fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and successor REO loan at a per annum rate equal to 0.00030%. The asset representations reviewer will not be entitled to an ongoing fee with respect to any trust subordinate companion loan. Upon the completion of any asset review with respect to each delinquent loan, the asset representations reviewer will be entitled to a per loan fee in an amount described in “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.
Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances (and, in some cases, together with interest thereon). Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders.
Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan, any trust subordinate companion loan and any REO loan will be payable to CRE Finance Council® (“CREFC®”) as an intellectual property royalty license fee for use of their names and trademarks, including in the investor reporting package. This fee will be payable prior to any distributions to certificateholders.
The fees of the trustee and the certificate administrator will be payable monthly from general collections on the mortgage loans and any trust subordinate companion loans for each distribution date, calculated on the total outstanding principal balance of the pool of mortgage loans and any trust subordinate companion loans in the issuing entity and the combined trustee/certificate administrator fee rate of 0.01150% per annum.
Each of the master servicing fee, the special servicing fee, the operating advisor fee, the asset representations reviewer ongoing fee, the CREFC® intellectual property royalty license fee and the trustee/certificate administrator fee will be calculated on the same interest accrual basis as the related mortgage loan (or any related serviced companion loan, as applicable) and prorated for any partial period. See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this prospectus.
With respect to each mortgage loan, the administrative fee rate will be the sum of the master servicing fee rate (which, with respect to each outside serviced mortgage loan, for purposes of presentation in this prospectus, includes the per annum servicing fee rate payable to the outside servicer), the operating advisor fee rate, the CREFC® intellectual property royalty license fee rate, the asset representations reviewer ongoing fee rate and the trustee/certificate administrator fee rate and is set forth on Annex A to this prospectus for each mortgage loan.
The master servicing fees, the special servicing fees, the liquidation fees, the workout fees, the operating advisor fees, the CREFC® intellectual property royalty license fee, the asset representations reviewer ongoing fee and the trustee/certificate administrator fees, including any such fees payable with respect to the outside serviced mortgage loans, will be paid prior to distributions to certificateholders of the available distribution amount as described under “The Pooling and Servicing Agreement—Withdrawals from the Collection Account” and “Description of the Certificates—Distributions—Method, Timing and Amount” in this prospectus.
See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, “—Servicing of the Outside Serviced Mortgage Loans”, and “—Limitation on Liability; Indemnification”. See also “The Pooling and Servicing Agreement—Withdrawals from the Collection Account” and “Description of the Certificates—Distributions—Method, Timing and Amount”.

Distributions

A. Amount and Order

of Distributions	The aggregate amount available for distribution to holders of the certificates on each distribution date will be the gross amount of interest, principal, yield maintenance charges and prepayment premiums collected with respect to the mortgage loans in the applicable one-month collection period, net of specified expenses of the issuing entity, including fees payable therefrom to, and losses, liabilities, advances, costs and expenses reimbursable or indemnifiable therefrom to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer and CREFC. On each distribution date, funds available for distribution to the holders of the certificates (exclusive of any portion thereof that represents (i) any yield maintenance charges and prepayment premiums collected on the mortgage loans, and/or (ii) certain excess interest accrued after the related anticipated repayment date on any mortgage loan with an anticipated repayment date) (for purposes of the following, “available funds”) will be distributed in the following amounts and order of priority:

First: Class A-1, Class A-2, Class A-3, Class X-A, Class X-B and Class X-D certificates: to interest on the Class A-1, Class A-2, Class A-3, Class X-A, Class X-B and Class X-D certificates, up to, and pro rata in accordance with, their respective interest entitlements.
Second: Class A-1, Class A-2 and Class A-3 certificates: to the extent of available funds allocable to principal received or advanced on the mortgage loans:
(A)	to principal on the Class A-1 certificates until their certificate balance has been reduced to zero;
(B)	to principal on the Class A-2 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clause (A) above; and
(C)	to principal on the Class A-3 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) and (B) above.
However, if the certificate balances of each and every class of the Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class J-RR certificates have been reduced to zero as a result of the allocation of mortgage loan losses (and other unanticipated expenses) to those certificates, available funds allocable to principal will be distributed to the Class A-1, Class A-2 and Class A-3 certificates, pro rata, based on their respective certificate balances.
Third: Class A-1, Class A-2 and Class A-3 certificates: to reimburse the Class A-1, Class A-2 and Class A-3 certificates, pro rata, based on the aggregate unreimbursed losses, for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balances of those classes, together with interest.
Fourth: Class A-S certificates: (a) to interest on the Class A-S certificates in the amount of their interest entitlement; (b) to the extent of available funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1, Class A-2 and Class A-3 certificates), to principal on the Class A-S certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class A-S certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.
Fifth: Class B certificates: (a) to interest on the Class B certificates in the amount of their interest entitlement; (b) to the extent of available funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1, Class A-2, Class A-3 and Class A-S certificates), to principal on the Class B certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.
Sixth: Class C certificates: (a) to interest on the Class C certificates in the amount of their interest entitlement; (b) to the extent of available funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-S and Class B certificates), to principal on the Class C certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.
Seventh: Non-offered certificates (other than the Class X-D certificates): in the amounts and order of priority described in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.
No class of certificates will be entitled to distributions paid or advanced on and allocable to any trust subordinate companion loan, and such amounts will not be included in the available funds.
For more information, see “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

C. Interest and Principal

Entitlements	A description of the interest entitlement of each class of regular certificates can be found in “Description of the Certificates—Distributions—Interest Distribution Amount” and “—Distributions—Priority of Distributions” in this prospectus. As described in those sections, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the related pass-through rate on your offered certificate’s principal amount or notional amount.
A description of the amount of principal required to be distributed to the classes of principal balance certificates on a particular distribution date also can be found in “Description of the Certificates—Distributions—Principal Distribution Amount” and “—Distributions—Priority of Distributions” in this prospectus.

D. Yield Maintenance Charges and

Prepayment Premiums	Any yield maintenance charges and prepayment premiums actually collected with respect to the mortgage loans will be allocated among the respective classes of the regular certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.
For information regarding yield maintenance charges with respect to the mortgage loans, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions”.

E. Subordination, Allocation of

Losses and Certain Expenses	The amount available for distribution will be applied in the order described in “—Distributions—Amount and Order of Distributions” above.
The following chart generally sets forth the manner in which the payment rights of certain classes of certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of certificates.
On any distribution date, the distributions of principal and interest (other than excess interest that accrues on a mortgage loan with an anticipated repayment date (if any)) will be allocated among the various classes of regular certificates in descending order (beginning with the Class A-1, Class A-2, Class A-3, Class X-A, Class X-B and Class X-D certificates), in each case as set forth in the chart below. Certain payment rights between the Class A-1, Class A-2, Class A-3, Class X-A, Class X-B and Class X-D certificates are more particularly described under “Description of the Certificates—Distributions” in this prospectus.
On any distribution date, any mortgage loan losses will be allocated among the various classes of principal balance certificates in ascending order (beginning with certain principal balance certificates that are not being offered by this prospectus), in each case as set forth in the chart below.

*	Interest only certificates. No principal payments or realized mortgage loan losses in respect of principal will be allocated to the Class X-A, Class X-B or Class X-D certificates. However, mortgage loan losses will reduce the respective notional amounts of the Class X-A, Class X-B and Class X-D certificates, to the extent such losses reduce the certificate balance of a class of corresponding principal balance certificates.
**	Other than the Class X-D certificates.
Any principal losses on the mortgage loans allocated to a class of principal balance certificates will reduce the related certificate balance of that class. However, no such principal losses will be allocated to any class of Class X certificates or the Class R certificates, although loan losses will reduce the notional amount of each class of Class X certificates (in each case, to the extent such losses are allocated to a class of corresponding principal balance certificates), and, therefore, the amount of interest they accrue.

Credit enhancement will be provided solely by certain classes of subordinate principal balance certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. No other form of credit enhancement will be available for the benefit of the holders of the offered certificates.
To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates.
No loan-specific certificates (if any) will be subordinate to any class of certificates, except to the extent of the subordination of the related trust subordinate companion loan to the related mortgage loan, as and to the extent set forth in the related co-lender agreement. See “Description of the Mortgage Pool—The Whole Loans”.
See “Description of the Certificates—Subordination; Allocation of Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and/or the allocation of losses to the certificates.
F. Shortfalls in Available Funds	The following types of shortfalls in available funds allocated to the certificates will reduce distributions to the classes of certificates with the lowest payment priorities:
●	shortfalls resulting from the payment of special servicing fees and other additional compensation that the special servicer or the outside special servicer, as applicable, is entitled to receive;
●	shortfalls resulting from the payment of asset representations reviewer asset review fees payable in connection with any asset review by the asset representations reviewer, to the extent not paid by the related sponsor;
●	shortfalls resulting from interest on advances made by the master servicer, the special servicer or the certificate administrator, or an outside servicer, outside special servicer or outside trustee, as applicable (to the extent not covered by modification fees, late payment charges or default interest paid by the related borrower);
●	shortfalls resulting from the application of appraisal reductions to reduce interest advances;
●	shortfalls resulting from extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement and the parties to any outside servicing agreement;
●	shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and
●	shortfalls resulting from other unanticipated or default-related expenses of the issuing entity.
In addition, any prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer are required to be allocated among the respective classes of regular certificates, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Distributions—Priority of Distributions”.

Advances

A. Principal and Interest Advances	The master servicer is required to advance delinquent monthly debt service payments with respect to each mortgage loan (and any trust subordinate companion loan) in the issuing entity (including the outside serviced mortgage loans, and even if the related mortgaged property becomes an REO property), unless it determines that the advance will be non-recoverable from collections thereon. The master servicer will not be required to advance amounts deemed non-recoverable from related loan collections. The master servicer will not be required or permitted to make an advance for balloon payments, default interest, excess interest, any other interest in excess of a mortgage loan’s (or trust subordinate companion loan’s) regular interest rate, prepayment premiums or yield maintenance charges or delinquent monthly debt service payments on the companion loan(s). The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction amount exists with respect to the related mortgage loan or trust subordinate companion loan (or, in the case of an appraisal reduction amount with respect to a whole loan, to the extent that such appraisal reduction amount is allocated to the related mortgage loan or trust subordinate companion loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest.
In the event that the master servicer fails to make any required advance, the certificate administrator, in its capacity as back-up advancing agent, will be required to make that advance unless the certificate administrator determines that the advance will be non-recoverable from related loan collections. See “The Pooling and Servicing Agreement—Advances”. If an advance is made, the master servicer will not advance its servicing fee, but will advance the trustee/certificate administrator fee, the operating advisor fee, the asset representations reviewer ongoing fee and the CREFC® intellectual property royalty license fee. The master servicer or certificate administrator, as applicable, will be entitled to reimbursement from general collections on the mortgage loans (or, in the case of an advance of delinquent principal and/or interest on a trust subordinate companion loan, only from collections on the related mortgage loan and such trust subordinate companion loan) for advances determined to be non-recoverable from related loan collections. This may result in losses on your offered certificates.
Neither the master servicer nor the certificate administrator will make, or be permitted to make, any principal or interest advance with respect to any companion loan (other than a trust subordinate companion loan). The special servicer will have no obligation to make any principal or interest advances.
B. Property Protection Advances	The master servicer also may be required to make advances to pay delinquent real estate taxes and assessments, ground lease rent payments, condominium assessments, hazard insurance premiums and similar expenses necessary to protect and maintain the mortgaged property, to maintain the lien on the mortgaged property or enforce the related mortgage loan documents with respect to the serviced mortgage loans and any serviced companion loans, unless the advance is determined to be non-recoverable from related loan proceeds.
The special servicer will have no obligation to make any property protection advances (although it may, in its sole discretion, elect to make them in an emergency circumstance). If the special servicer makes a property protection advance, the master servicer will be required to reimburse the special servicer for that advance (unless the master servicer determines that the advance would be non-recoverable, in which case the advance will be reimbursed out of the collection account) and the master servicer will be deemed to have made that advance as of the date made by the special servicer.
In the event that the master servicer fails to make a required advance of this type, the certificate administrator will be required to make that advance unless the certificate administrator determines that the advance is non-recoverable from related loan collections. The master servicer is not required, but in certain circumstances is permitted, to advance amounts deemed non-recoverable from related loan collections. See “The Pooling and Servicing Agreement—Advances”. The master servicer, the special servicer or the certificate administrator, as applicable, will be entitled to reimbursement from general collections on the mortgage loans for advances determined to be non-recoverable from related loan collections. This may result in losses on your offered certificates.
With respect to each outside serviced mortgage loan, the outside servicer (and the outside trustee, as applicable) under the outside servicing agreement governing the servicing of the related outside serviced whole loan will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.
C. Interest on Advances	The master servicer, the special servicer and the certificate administrator, as applicable, will be entitled to interest on all advances as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the offered certificates. No interest will accrue on advances with respect to principal or interest due on a mortgage loan or trust subordinate companion loan, until any grace period applicable to the scheduled monthly payment on that mortgage loan has expired.
The master servicer, the special servicer and the certificate administrator will each be entitled to receive interest on advances they make at the prime rate, compounded annually (and, solely with respect to the master servicer, subject to a floor rate of 2.0% per annum). If the interest on an advance is not recovered from modification fees, default interest or late payments on the subject mortgage loan, a shortfall will result which will have the same effect as a liquidation loss on a defaulted mortgage loan or trust subordinate companion loan.
See “Description of the Certificates—Subordination; Allocation of Realized Losses” and “The Pooling and Servicing Agreement—Advances”.
With respect to each outside serviced mortgage loan, the applicable makers of advances under the outside servicing agreement governing the servicing of the related outside serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such outside serviced whole loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from collections on the related outside serviced whole loan and to the extent allocable to the related outside serviced mortgage loan in accordance with the related co-lender agreement.

The Mortgage Pool

General	The issuing entity’s primary assets will be 32 fixed rate commercial mortgage loans, with an aggregate outstanding principal balance as of the cut-off date of $737,970,000. The mortgage loans are secured by first liens on various types of commercial, multifamily and manufactured housing community properties, located in 18 states. See “Risk Factors—Risks Relating to the Mortgage Loans—Commercial, Multifamily and Manufactured Housing Community Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain”.
References in this prospectus to “trust subordinate companion loan” refers to one or more junior promissory notes that evidences a generally subordinate loan in a whole loan, which junior promissory notes will be an asset of the issuing entity but will back a separate subseries of loan-specific certificates that are set forth in a separate related offering circular. Although a trust subordinate companion loan may be an asset of the issuing entity, for the purpose of numerical and statistical information contained in this prospectus, such trust subordinate companion loan is not reflected in this prospectus and the terms “mortgage loan” and “mortgage pool” in that context do not include any trust subordinate companion loans unless otherwise indicated. A trust subordinate companion loan supports only the related loan-specific certificates and any related uncertificated interests. Information in the tables in this prospectus excludes any trust subordinate companion loan unless otherwise stated. For avoidance of doubt, the assets of the issuing entity will not include any trust subordinate companion loans and accordingly all references to “trust subordinate companion loan”, “trust subordinate companion loans”, “trust subordinate companion whole loan”, “trust subordinate companion whole loans”, “loan-specific certificate”, “loan-specific certificates” and any related concepts are to be ignored.
In this prospectus, unless otherwise specified or otherwise indicated by the context, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (ii) references to a mortgage loan, trust subordinate companion loan or whole loan by name refer to such mortgage loan, trust subordinate companion loan or whole loan, as the case may be, secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (iii) any parenthetical with a percentage next to the name of a mortgaged property (or the name of a portfolio of mortgaged properties) indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgaged properties by name or as a group), and (iv) any parenthetical with a percentage next to the name of a mortgage loan or a group of mortgage loans indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgage loans by name or as a group).
Fee Simple / Leasehold	Fifty-eight (58) mortgaged properties (76.0%) are each subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on a fee simple estate in the entire related mortgaged property. For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the mortgaged property, or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.
Four (4) mortgaged properties (24.0%) are each subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on the related borrower’s leasehold interest in the related mortgaged property.
See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Leasehold Interests”.
The Whole Loans	Six (6) mortgage loans (41.1%) are each part of a split loan structure (referred to as a “whole loan”) that is comprised of the subject mortgage loan (sometimes referred to as a “split mortgage loan”) and one or more related pari passu and/or subordinate companion loans (each referred to as a “companion loan”) that, except in the case of any trust subordinate companion loan, are held outside the issuing entity. The subject mortgage loan and its related companion loan(s) comprising any particular whole loan are: (i) each evidenced by one or more separate promissory notes; (ii) obligations of the same borrower(s); (iii) cross-defaulted; and (iv) collectively secured by the same mortgage(s) and/or deed(s) of trust encumbering the related mortgaged property or portfolio of mortgaged properties. A companion loan may be pari passu in right of payment with, or subordinate in right of payment to, the related mortgage loan. In connection therewith:
●	If a companion loan is pari passu in right of payment with the related split mortgage loan, then such companion loan would constitute a “pari passu companion loan” and the related whole loan would constitute a “pari passu whole loan”.
●	If a companion loan is subordinate in right of payment to the related split mortgage loan, then such companion loan would constitute a “subordinate companion loan” and the related whole loan would constitute an “AB whole loan”.
●	If a whole loan includes both a pari passu companion loan and a subordinate companion loan, then such whole loan would constitute a “pari passu-AB whole loan” and the discussions in this prospectus regarding both pari passu whole loans and AB whole loans will apply to such whole loan.

Except in the case of a trust subordinate companion loan, the companion loans are not assets of the issuing entity.
The identity of, and certain other information regarding, the whole loans related to this securitization transaction are set forth in the following table:

Whole Loan Summary(1)

Mortgaged Property Name	Mortgage Loan Seller(s)	Mortgage Loan Cut-off Date Balance	Mortgage Loan as Approx. % of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Whole Loan Cut-off Date Balance	Servicing of Whole Loan(2)	Type of Whole Loan	Controlling Note Included in Issuing Entity (Y/N)
BioMed 2024 Portfolio 2	CREFI / GSMC	$73,500,000	9.96%	$476,394,737	$166,842,106	$716,736,843	Outside Serviced	Pari Passu-AB	N
Culver Collection	GACC	$66,000,000	8.9%	$54,000,000	$12,000,000	$132,000,000	Serviced	Pari Passu-AB	N(3)
Bronx Terminal Market	GACC	$60,000,000	8.1%	$180,000,000	$140,000,000	$380,000,000	Serviced	Pari Passu-AB	N(4)
Moffett Towers Building D	GSMC / GACC	$46,500,000	6.3%	$98,500,000	N/A	$145,000,000	Serviced	Pari Passu	Y
Culver Steps	GACC	$41,250,000	5.6%	$33,750,000	N/A	$75,000,000	Serviced	Pari Passu	Y
Stonebriar Centre	GSMC	$16,000,000	2.2%	$239,000,000	N/A	$255,000,000	Outside Serviced	Pari Passu	N

(1)	See “Description of the Mortgage Pool—The Whole Loans—General” for further information with respect to each whole loan, the related companion loans and the identity of the holders thereof.
(2)	For a discussion of the terms “serviced”, “outside serviced” and other related terms see “Relevant Parties—Master Servicer” above and “The Pooling and Servicing Agreement—General” below.
(3)	Initially promissory note B-1 is the controlling note. However, if the holder of the related subordinate companion loan is a borrower-related party or a control appraisal period under the related co-lender agreement exists, then promissory note A-1 evidencing the Culver Collection mortgage loan will become the controlling note with respect to the Culver Collection whole loan. See “Description of the Mortgage Pool—The Culver Collection Pari Passu-AB Whole Loan—Consultation and Control”.
(4)	Initially promissory note B is the controlling note. However, if the holder of the related subordinate companion loan is a borrower-related party or a control appraisal period under the related co-lender agreement exists, then promissory note A-1 evidencing the Bronx Terminal Market mortgage loan will become the controlling note with respect to the Bronx Terminal Market whole loan.. See “Description of the Mortgage Pool—The Bronx Terminal Market Pari Passu-AB Whole Loan—Consultation and Control”.
The identity of, and certain other items of information regarding, the mortgage loans that will be outside serviced mortgage loans are set forth in the table under “Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” above.
With respect to any mortgage loan that is part of a whole loan, the loan-to-value ratio, debt service coverage ratio and debt yield have been calculated based on both that mortgage loan and any related pari passu companion loan(s), but without regard to any related subordinate companion loan(s), unless otherwise indicated.
In the case of any whole loan, the allocation of payments to the subject mortgage loan and its related companion loan(s), whether on a senior/subordinated or a pari passu basis (or some combination thereof), is generally effected through a co-lender agreement, intercreditor agreement, agreement among noteholders or comparable agreement to which the respective holders of the subject promissory notes are parties (any such agreement being referred to in this prospectus as a “co-lender agreement”). That co-lender agreement will govern the relative rights and obligations of such holders and, in connection therewith, will provide that one of those holders will be the “controlling note holder” entitled (directly or through a representative) to (i) approve or direct material servicing decisions involving the related whole loan (while the remaining such holder(s) generally are only entitled to non-binding consultation rights in such regard) and (ii) in some cases, replace the special servicer with respect to the related whole loan with or without cause. In addition, that co-lender agreement will designate whether servicing of the related whole loan is to be governed by the pooling and servicing agreement for this securitization or the servicing agreement for a securitization involving a related companion loan or portion thereof.
For more information regarding the whole loan(s), see “Description of the Mortgage Pool—The Whole Loans” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”. Also, see “Significant Loan Summaries” in Annex B to this prospectus.
Each outside controlling class representative and each holder of a companion loan may have interests in conflict with those of the holders of the offered certificates. See “Risk Factors—Risks Relating to Conflicts of Interest—Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder”, “—Other Risks Relating to the Certificates—Realization on a Mortgage Loan That Is Part of a Serviced Whole Loan May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder” and “—Other Risks Relating to the Certificates—Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Whole Loan Could Adversely Affect Your Investment”.
There are no servicing shift whole loans or trust subordinate companion loans related to this securitization transaction and, therefore, all references in this prospectus to such type(s) of whole loan(s) or any related terms should be disregarded.

Additional Characteristics

of the Mortgage Loans	The following table sets forth certain anticipated approximate characteristics of the pool of mortgage loans as of the cut-off date (unless otherwise indicated).
Cut-off Date Mortgage Loan Characteristics
All Mortgage Loans
Initial Pool Balance(1)	$737,970,000
Number of Mortgage Loans	32
Number of Mortgaged Properties	62
Number of Crossed Groups	0
Crossed Groups as a percentage of Initial Pool Balance	0.0%
Number of ARD Loans	0
ARD Loans as a percentage of the Initial Pool Balance	0.0%
Range of Cut-off Date Balances	$5,000,000 to $73,500,000
Average Cut-off Date Balance	$23,061,563
Range of Mortgage Rates	5.18100% to 8.05000%
Weighted Average Mortgage Rate	6.52577%
Range of original terms to Maturity Date/ARD(2)	60 months to 61months
Weighted average original term to Maturity Date/ARD(2)	60 months
Range of Cut-off Date remaining terms to Maturity Date/ARD(2)	58 months to 61 months
Weighted average Cut-off Date remaining term to Maturity Date/ARD(2)	60 months
Range of original amortization terms(3)	360 months to 360 months
Weighted average original amortization term(3)	360 months
Range of remaining amortization terms(3)	360 months to 360 months
Weighted average remaining amortization term(3)	360 months
Range of Cut-off Date LTV Ratios(4)(5)(6)	36.2% to 75.0%
Weighted average Cut-off Date LTV Ratio(4)(5)(6)	55.8%
Range of Maturity Date/ARD LTV Ratios(4)(5)(6)	34.4% to 75.0%
Weighted average Maturity Date/ARD LTV Ratio(4)(5)(6)	55.8%
Range of UW NCF DSCR(4)(5)(7)	1.14x to 2.34x

All Mortgage Loans
Weighted average UW NCF DSCR(4)(5)(7)	1.71x
Range of Debt Yield on Underwritten NOI(4)(5)(8)	7.7% to 16.8%
Weighted average Debt Yield on Underwritten NOI(4)(5)(8)	11.7%
Percentage of Initial Pool Balance consisting of:
Interest Only	99.3%
Amortizing Balloon	0.7%
Percentage of Initial Pool Balance consisting of:
Mortgaged Properties with single tenants	10.6%
Mortgage Loans with mezzanine debt	0.0%
Mortgage Loans with subordinate debt	27.0%
Mortgage Loans with mezzanine debt and subordinate debt	0.0%

(1)	Subject to a permitted variance of plus or minus 5%.
(2)	Unless otherwise indicated, mortgage loans with anticipated repayment dates (“ARD loans”) are presented as if they were to mature on the related anticipated repayment date. With respect to two (2) mortgage loans (2.0%), the first payment date under the related mortgage loan documents is in November 2024. On the Benchmark 2024-V10 securitization closing date, in the case of each such mortgage loan, the related mortgage loan seller will deposit funds sufficient to pay the interest due for an October 2024 payment date (as if there had been an October 2024 payment date). The original term to Maturity Date/ARD and remaining term to Maturity Date/ARD calculations for each such mortgage loan reflected in the preceding table are inclusive of the additional October 2024 interest payment to be deposited by the related mortgage loan seller and are therefore calculated at 61 months (instead of 60 months).
(3)	Does not include any mortgage loan that pays interest-only until its maturity date or anticipated repayment date.
(4)	With respect to any mortgage loans that are cross-collateralized and cross-defaulted with one or more other mortgage loans, the Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI of those mortgage loans are presented in the aggregate based on all the loans in the cross-collateralized group unless otherwise indicated.
(5)	The Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI for each mortgage loan are presented in this prospectus (i) if such mortgage loan is part of a whole loan, based on both that mortgage loan and any related pari passu companion loan(s) but, unless otherwise specifically indicated, without regard to any related subordinate companion loan(s), (ii) if such mortgage loan is part of a group of cross-collateralized mortgage loans, unless otherwise specifically indicated, based on the entire such group of cross-collateralized mortgage loans, and (iii) unless otherwise specifically indicated, without regard to any other indebtedness (whether or not secured by the related mortgaged property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future. With respect to the BioMed 2024 Portfolio 2 mortgage loan (9.96%), the related Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI calculated including the related Subordinate Companion Loans are 65.3%, 65.3%, 1.67x and 10.1%, respectively. With respect to the Culver Collection mortgage loan (8.9%), the related Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI calculated including the related Subordinate Companion Loans are 55.0%, 55.0%, 1.53x and 11.1%, respectively. With respect to the Bronx Terminal Market mortgage loan (8.1%), the related Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI calculated including the related Subordinate Companion Loans are 68.5%, 68.5%, 1.07x and 7.5%, respectively.
(6)	The Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for each mortgage loan or group of cross-collateralized mortgage loans (as the case may be) are generally based on the “as-is” appraised values (as set forth on Annex A to this prospectus) of the related mortgaged properties, provided that (a) such loan-to-value ratios may be calculated based on (i) “as-stabilized” or similar value for a mortgaged property in certain cases where the completion of certain hypothetical conditions or other events at the mortgaged property are assumed and/or where reserves have been established at origination to satisfy the applicable condition or event that is expected to occur, or (ii) a cut-off date balance or balloon balance, as applicable, net of a related earnout or holdback reserve, or (b) the “as-is” appraised value for a portfolio of mortgaged properties may include a premium relating to the valuation of the portfolio of mortgaged as a whole rather than as the sum of individually valued mortgaged properties, in each case as further described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. In addition, the “as-is” appraised values (as set forth on Annex A to this prospectus) of certain mortgaged properties have been adjusted based on certain assumptions (or extraordinary assumptions) including that certain hypothetical conditions have been satisfied or that certain budgeted costs for pending renovations are fully escrowed, as further described in the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. The weighted average Cut-off Date LTV Ratio and Maturity

Date/ARD LTV Ratio for the mortgage pool using only unadjusted “as-is” appraised values and the cut-off date balance(s) or balloon balance(s) (as applicable) of each mortgage loan or group of cross-collateralized mortgage loans (as the case may be), and without regard to portfolio premiums or making any of the adjustments and/or assumptions described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and/or “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”, are 56.2% and 56.2%, respectively.
(7)	The UW NCF DSCR for each mortgage loan or group of cross-collateralized mortgage loans (as the case may be) is generally calculated by dividing the underwritten net cash flow for the related mortgaged property or mortgaged properties by the annual debt service for such mortgage loan or group of cross-collateralized mortgage loans (as the case may be), as adjusted in the case of mortgage loans with a partial interest only period by using the first 12 amortizing payments due instead of the actual interest only payment due; provided, that with respect to any mortgage loan or group of cross-collateralized mortgage loans (as the case may be) structured with an economic holdback reserve, the UW NCF DSCR for such mortgage loan or group of cross-collateralized mortgage loans (as the case may be) may be calculated based on the annual debt service that would be in effect for such mortgage loan or group of cross-collateralized mortgage loans (as the case may be) assuming that the related cut-off date balance(s) are net of the related economic holdback reserve. See the definition of “UW NCF DSCR” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.
(8)	The Debt Yield on Underwritten NOI for each mortgage loan or group of cross-collateralized mortgage loans (as the case may be) is generally calculated as the underwritten net operating income for the related mortgaged property or mortgaged properties divided by the related cut-off date balance(s) of such mortgage loan or group of cross-collateralized mortgage loans (as the case may be), and the Debt Yield on Underwritten NCF for each mortgage loan or group of cross-collateralized mortgage loans (as the case may be) is generally calculated as the underwritten net cash flow for the related mortgaged property or mortgaged properties divided by the related cut-off date balance(s) of such mortgage loan or group of cross-collateralized mortgage loans (as the case may be); provided, that with respect to any mortgage loan or group of cross-collateralized mortgage loans (as the case may be) with an earnout or economic holdback reserve, the Debt Yield on Underwritten NOI and Debt Yield on Underwritten NCF for such mortgage loan or group of cross-collateralized mortgage loans (as the case may be) may be calculated based on the related cut-off date balance(s) net of the related earnout or economic holdback reserve. See the definitions of “Debt Yield on Underwritten NOI” and “Debt Yield on Underwritten NCF” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.
See “Description of the Mortgage Pool—Certain Calculations and Definitions” for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios, underwritten debt yield ratios and loan-to-value ratios.
All of the mortgage loans accrue interest on an actual/360 basis.
Except as specifically provided in this prospectus, various information presented in this prospectus is subject to the following general conventions:
●	with respect to any mortgage loan that is part of a whole loan, information regarding loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, room or unit, as applicable, is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but (unless otherwise indicated) is calculated excluding the principal balance and debt service payment of any related subordinate companion loan(s) (or any other subordinate debt encumbering the related mortgaged property or any related mezzanine debt or preferred equity);
●	in general, when a mortgage loan is cross-collateralized and cross-defaulted with one or more other mortgage loans, we present loan-to-value ratio, debt service coverage ratio and debt yield information for all loans in the cross-collateralized group on an aggregate basis in the manner described in this prospectus; on an individual basis, without regard to the cross-collateralization feature, any mortgage loan that is part of a cross-collateralized group of mortgage loans may have a higher loan-to-value ratio, lower debt service coverage ratio and/or lower debt yield than is presented in this prospectus;
●	unless otherwise indicated (including in the prior two bullets), the loan-to-value ratio, the debt service coverage ratio, debt yield and mortgage rate information for each mortgage loan is presented in this prospectus without regard to any other indebtedness (whether or not secured by the related mortgaged property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future, in order to present statistics for the related mortgage loan without combination with the other indebtedness;
●	the sum of the numerical data in any column in a table may not equal the indicated total due to rounding;
●	unless otherwise indicated, all figures and percentages presented in this prospectus are calculated as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and, unless otherwise indicated, such figures and percentages are approximate and in each case, unless the context indicates otherwise, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date;
●	the descriptions in this prospectus of the mortgage loans and the mortgaged properties are based upon the mortgage pool as it is expected to be constituted as of the cut-off date, assuming that (i) all scheduled principal and interest payments due on or before the cut-off date will be made, (ii) there are no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan or the companion loan(s) on or prior to the cut-off date, and (iii) each mortgage loan with an anticipated repayment date (if any) is paid in full on its related anticipated repayment date;
●	when information presented in this prospectus with respect to the mortgaged properties is expressed as a percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, if a mortgage loan is secured by more than one (1) mortgaged property, the percentages are based on an allocated loan amount that has been assigned to each of the related mortgaged properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related mortgage loan documents as set forth on Annex A to this prospectus; and
●	for purposes of the presentation of information in this prospectus, certain loan-to-value ratio, appraised value, debt yield, debt service coverage ratio and/or cut-off date balance information or other underwritten statistics may be based on certain adjustments, assumptions and/or estimates, as further described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Statistical Characteristics of the Mortgage Loans”.
For further information regarding the mortgage loans, see “Description of the Mortgage Pool”.

Modified and Refinanced

Mortgage Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency.
Certain of the mortgage loans (i) were refinancings in whole or in part of loans that were (or refinancings of bridge loans that in turn refinanced loans that were) in default (or as to which the maturity date had been extended) at the time of refinancing, (ii) involved a discounted pay-off of a prior loan from the proceeds of such mortgage loan, or (iii) provided acquisition financing for the related borrower’s purchase of the related mortgaged property at a foreclosure sale or after becoming REO, in each case as described below:
●	With respect to the Bronx Terminal Market Mortgage Loan (8.1%), the prior loan matured May 6, 2024 and was unpaid as of that date. The borrower and servicer agreed to a forbearance agreement to permit sufficient time for closing conditions for the subject loan to be satisfied, including, but not limited to, the co-lenders’ obtaining an acceptable leasehold estoppel from the City of New York. Such prior mortgage loan was repaid in full with the proceeds of the Bronx Terminal Market Whole Loan upon the origination of the Bronx Terminal Market Whole Loan on August 6, 2024.
See “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings”.
Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”.

Loans Underwritten Based on

Projections of Future Income	Four (4) of the mortgaged properties (11.6%) were constructed or materially renovated, or in a lease-up period, 12 months or less prior to the cut-off date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.
One (1) of the mortgaged properties (0.7%) is subject to a triple-net lease with the related sole tenant and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.
Certain other mortgaged properties may have less than 3 years of historical financial information presented on Annex A.
See “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Statistical Characteristics of the Mortgage Loans—Loans Underwritten Based on Projections of Future Income Resulting from Mortgaged Properties with Limited Prior Operating History”.

Certain Variances from

Underwriting Guidelines	Each sponsor maintains its own set of underwriting guidelines, which typically relate to credit and collateral analysis, loan approval, debt service coverage ratio and loan-to value ratio analysis, assessment of property condition, escrow requirements and requirements regarding title insurance policy and property insurance. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.
Certain of the mortgage loans may vary from the underwriting guidelines described under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.
With respect to three (3) mortgage loans (3.4%) being contributed by German American Capital Corporation, there was an exception from the applicable mortgage loan seller’s underwriting guidelines with respect to satisfaction of certain underwriting criteria with respect to loan-to-value ratio. (2315 North Front Street, Woodhaven 85 and Inwood 213). See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers—German American Capital Corporation—Exceptions”.

Certain Mortgage Loans with Material

Lease Termination Options	Certain mortgage loans have material lease early termination options. See Annex B to this prospectus for information regarding material lease termination options for the major commercial tenants by base rent at the mortgaged properties securing the 15 largest mortgage loans (considering each crossed group as a single mortgage loan) by principal balance as of the cut-off date. Also, see “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Removal of Mortgage Loans

from the Mortgage Pool	Generally, a mortgage loan may only be removed from the mortgage pool as a result of (a) a repurchase or substitution by a sponsor for any mortgage loan for which it cannot remedy the material breach (or, in certain cases, a breach that is deemed to be material) or material document defect (or, in certain cases, a defect that is deemed to be material) affecting such mortgage loan under the circumstances described in this prospectus, (b) the exercise of a purchase option by a mezzanine lender, or the holder of a subordinate companion loan, in each case if any, or (c) a final disposition of a mortgage loan such as a payment in full or a sale of a defaulted mortgage loan or REO property. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”, “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”, “Description of the Mortgage Pool—The Whole Loans” and “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”.

Additional Aspects of the Offered Certificates

Denominations	The offered certificates with certificate balances will be issued in minimum denominations of authorized initial certificate balances of $10,000 and integral multiples of $1 in excess of $10,000. The offered certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance and

Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC. You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.
We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.
See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.
U.S. Credit Risk Retention	This securitization transaction (i.e. the securitization transaction constituted by the issuance of the certificates) will be subject to the credit risk retention rules of Section 15G of the Securities Exchange Act of 1934, as amended. An economic interest in the credit risk of the mortgage loans in this securitization transaction is expected to be retained pursuant to risk retention regulations (as codified at 12 CFR Part 43) promulgated under Section 15G (“Regulation RR”), as an “eligible horizontal residual interest” in the form of the HRR Certificates. Citi Real Estate Funding Inc. will act as retaining sponsor under Regulation RR for this securitization transaction and is expected, on the closing date, to satisfy its risk retention obligation through the acquisition and retention (directly or through one or more majority-owned affiliates) by a third-party purchaser of all of the HRR Certificates. For a further discussion of the manner in which the credit risk retention requirements are expected to be satisfied by Citi Real Estate Funding Inc., as retaining sponsor for this securitization transaction, see “Credit Risk Retention” in this prospectus.

EU Securitization Regulation and

UK Securitization Regulation	None of the depositor, the sponsors, the originators, the mortgage loan sellers, the issuing entity, the underwriters or their respective affiliates or any other person intends to retain a material net economic interest in this securitization transaction, or take any other action in respect of this securitization transaction, in a manner prescribed or contemplated by the EU Securitization Regulation or the UK Securitization Regulation. In particular, no such person will take any action that may be required by any prospective investor or certificateholder for the purposes of its compliance with any requirement of the EU Securitization Regulation or the UK Securitization Regulation. In addition, the arrangements described under “Credit Risk Retention” have not been structured with the objective of enabling or facilitating compliance by any person with any requirement of the EU Securitization Regulation or the UK Securitization Regulation. See “Risk Factors—General Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”.

Information Available to

Holders of Offered Certificates	On each distribution date, the certificate administrator will prepare and make available to each holder of offered certificates, a statement as to the distributions being made on that date. Additionally, under certain circumstances, such certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.
Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may also be available to subscribers through the following services:
●	Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., CMBS.com, Inc., Moody’s Analytics, Markit Group Limited, RealINSIGHT, Thompson Reuters Corporation, Intercontinental Exchange | ICE Data Services, KBRA Analytics, LLC and DealView Technologies Ltd.;
●	The certificate administrator’s website initially located at https://sf.citidirect.com; and
●	The master servicer’s website initially located at www.pnc.com/midland.
Optional Termination	On any distribution date on which the aggregate unpaid principal balance of the mortgage loans (including REO mortgage loans) and any trust subordinate companion loans remaining in the issuing entity is less than 1.0% of the aggregate principal balance of the pool of mortgage loans and any such trust subordinate companion loans as of the cut-off date (excluding for the purposes of this calculation, the unpaid principal balance(s) of any mortgage loan(s) with an anticipated repayment date, but in each case only if the option described above is exercised after the distribution date related to the collection period in which the corresponding anticipated repayment date occurs), certain specified persons will have the option to purchase all of the mortgage loans and any trust subordinate companion loan (and all property acquired through exercise of remedies in respect of any mortgage loan) remaining in the issuing entity at the price specified in this prospectus. Exercise of this option will terminate the issuing entity and retire the then-outstanding certificates and any then-outstanding loan-specific certificates and related uncertificated interest.
The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (excluding the Class R certificates) and any loan-specific certificates and related uncertificated interests for the mortgage loans and any trust subordinate companion loan remaining in the issuing entity, if (i) the certificate balances of the Class A-1, Class A-2, Class A-3, Class A-S, Class B, Class C and Class D certificates and the notional amounts of the Class X-A, Class X-B and Class X-D certificates have been reduced to zero, (ii) the master servicer is paid an amount specified in the pooling and servicing agreement related to such termination of the trust and (iii) all of the holders of those classes of outstanding certificates and the holders of any outstanding loan-specific certificates and related uncertificated interests voluntarily participate in the exchange.
See “The Pooling and Servicing Agreement—Termination; Retirement of Certificates” and “—Optional Termination; Optional Mortgage Loan Purchase”. If there is a trust subordinate companion loan, see also “Description of the Mortgage Pool—The Trust Subordinate Companion Loan(s)” for a discussion of any additional related termination and purchase options solely applicable to such trust subordinate companion loan.

Required Repurchases or Substitutions

of Mortgage Loans; Loss of

Value Payment	Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan or any trust subordinate companion loan, as applicable, from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity, in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan or any trust subordinate companion loan, as applicable, in the mortgage loan purchase agreement that materially and adversely affects (or, in certain cases, is deemed to materially and adversely affect) the value of the mortgage loan or any trust subordinate companion loan, as applicable, the value of the related mortgaged property (or any related REO property) or the interests of the trustee, any certificateholder in the mortgage loan or the interests of the trustee or any holder of a loan-specific certificate or related uncertificated interest in any trust subordinate companion loan, as applicable, or the related mortgaged property or causes the mortgage loan or any trust subordinate companion loan, as applicable, to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (the “Code”) (but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”).
With respect to each mortgage loan that is comprised of multiple promissory notes contributed to this securitization by multiple mortgage loan sellers, each such mortgage loan seller will be obligated to take the above described remedial actions only with respect to the related promissory note(s) sold by it to the depositor as if the note(s) contributed by each such mortgage loan seller and evidencing a portion of each such mortgage loan were a separate mortgage loan. See “The Mortgage Loan Purchase Agreements”.

Sale of Defaulted Mortgage

Loans and REO Properties	Pursuant to the pooling and servicing agreement for this securitization transaction, the special servicer may solicit offers for defaulted mortgage loans (or a defaulted pari passu whole loan) serviced thereunder and related REO properties. In the absence of a cash offer at least equal to any such defaulted mortgage loan’s (or defaulted pari passu whole loan’s) outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the pooling and servicing agreement, the special servicer may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted serviced mortgage loan (or defaulted serviced pari passu whole loan or relevant portion thereof, if applicable) or related REO property, determined as described in “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard (and subject to the requirements of any related co-lender agreement), that rejection of such offer would be in the best interests of the certificateholders and any related affected pari passu companion loan holder(s) (as a collective whole as if such certificateholders and such serviced pari passu companion loan holder(s) constituted a single lender, and with respect to a whole loan that includes a subordinate companion loan, taking into account the subordinate nature of such subordinate companion loan).

If any mortgage loan that is part of a serviced whole loan becomes a defaulted mortgage loan, and if the special servicer decides to sell such defaulted mortgage loan as described in the prior paragraph, then the special servicer will be required to sell any related serviced pari passu companion loan(s) and any related subordinate companion loan(s) (but, in the case of any such subordinate companion loan held outside the issuing entity, only if so provided in the related co-lender agreement), together with such defaulted mortgage loan as a single whole loan. In connection with any such sale, the special servicer will be required to follow the procedures set forth under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”.
Pursuant to the related outside servicing agreement, the party acting as outside special servicer with respect to any outside serviced whole loan may (or is expected to be permitted to) offer to sell to any person (or may offer to purchase) for cash such outside serviced whole loan during such time as such whole loan constitutes a defaulted mortgage loan under the related outside servicing agreement and, in connection with any such sale, the outside special servicer is required to (or is expected to be permitted to) sell both the related outside serviced mortgage loan and the related pari passu companion loan(s) (and, in the case of any outside serviced whole loan with a subordinate companion loan, the related subordinate companion loan(s), if so provided in the related co-lender agreement) as a single whole loan, subject in certain cases to the rights of any separate holders of any subordinate companion loans under the related co-lender agreement to purchase a whole loan that constitutes a defaulted loan under the related outside servicing agreement.
Pursuant to the co-lender agreement with respect to any AB whole loan or pari passu-AB whole loan (except for any trust subordinate companion whole loan or any other whole loan as to which (and for so long as) the related subordinate companion loan(s) is/are included in a securitization), the holder of any related subordinate companion loan has a right to purchase the related defaulted mortgage loan (together with any related pari passu companion loan) as described in “Description of the Mortgage Pool—The Whole Loans”.
See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” and “Description of the Mortgage Pool—The Whole Loans”.

Other Investment Considerations

Material Federal Income

Tax Consequences	Two (2) separate real estate mortgage investment conduit (commonly known as a REMIC) elections will be made with respect to designated portions of the issuing entity. The designations for each REMIC created under the pooling and servicing agreement are set forth below:
●	The “Lower-Tier REMIC”, which will hold the mortgage loans and certain other assets of the issuing entity and will issue certain classes of uncertificated regular interests to the Upper-Tier REMIC.
●	The “Upper-Tier REMIC”, which will hold the Lower-Tier REMIC regular interests and will issue the Class A-1, Class A-2, Class A-3, Class X-A, Class A-S, Class B, Class C, Class X-B, Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR and Class J-RR certificates as classes of regular interests in the Upper-Tier REMIC.

Pertinent federal income tax consequences of an investment in the offered certificates include:
●	Each class of offered certificates will constitute REMIC “regular interests”.
●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.
●	You will be required to report income on your offered certificates in accordance with the accrual method of accounting.
It is anticipated, for federal income tax purposes, that the Class , Class , Class and Class certificates will be issued with original issue discount, that the Class certificates will be issued with de minimis original issue discount, and that the Class certificates will be issued at a premium.
See “Material Federal Income Tax Consequences”.
Yield Considerations	You should carefully consider the matters described under “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield, Prepayment and Maturity Considerations”, which may significantly affect the yields on your investment.
Certain ERISA Considerations	Subject to important considerations described under “ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.
Legal Investment	No class of the offered certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended. If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the offered certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the offered certificates. See “Legal Investment”.
The issuing entity will not be registered under the Investment Company Act. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in “Risk Factors—General Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”).
Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of offered certificates may negatively impact the liquidity, market value and regulatory characteristics of those classes of offered certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of offered certificates after the date of this prospectus.
See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Offered Certificates; Ratings of the Offered Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”, and “Ratings”.

Summary of Risk Factors

Investing in the certificates involves risks. Any of the risks set forth in this prospectus under the heading “Risk Factors” may have a material adverse effect on the cash flow of one or more mortgaged properties, the related borrowers’ ability to meet their respective payment obligations under the mortgage loans and/or on your certificates. As a result, the market price of the certificates could decline significantly and you could lose a part or all of your investment. You should carefully consider all the information set forth in this prospectus and, in particular, evaluate the risks set forth in this prospectus under the heading “Risk Factors” before deciding to invest in the certificates. The following is a summary of some of the principal risks associated with an investment in the certificates:

Special Risks

●	COVID-19: Economic conditions and restrictions on enforcing landlord rights due to the COVID-19 pandemic and related governmental countermeasures may adversely affect the borrowers and/or the tenants and, therefore, the certificates. In addition, the underwriting of certain mortgage loans and the appraisals and property condition reports for certain mortgaged properties may be based on pre-pandemic property performance and therefore may not reflect current conditions with respect to the mortgaged properties or the borrowers.

Risks Relating to the Mortgage Loans

●	Non-Recourse Loans: The mortgage loans are generally non-recourse loans, and in the event of a default on a mortgage loan, recourse generally may only be had against the specific mortgaged property(ies) and other assets that have been pledged to secure the mortgage loan. Consequently, payment on the certificates is dependent primarily on the sufficiency of the net operating income or market value of the mortgaged properties, each of which may be volatile.
●	Borrowers: Frequent and early occurrences of borrower delinquencies and defaults may adversely affect your investment. Bankruptcy proceedings involving borrowers, borrower organizational structures, and additional debt incurred by a borrower or its sponsors may increase risk of loss. In addition, borrowers may be unable to refinance or repay their mortgage loans at the maturity date or, if applicable, anticipated repayment date.
●	Property Performance: Certificateholders are exposed to risks associated with the performance of the mortgaged properties, including location, competition, condition (including environmental conditions), maintenance, ownership, management and litigation. Property values may decrease even when current operating income does not. The property type (e.g., office, mixed use, retail, hospitality, industrial, multifamily, leased fee, manufactured housing community, parking and self-storage) may present additional risks.
●	Loan Concentration: Certain of the mortgage loans or groups of cross-collateralized mortgage loans represent significant concentrations of the mortgage pool as of the cut-off date. A default on one or more of such mortgage loans or groups may have a disproportionate impact on the performance of the certificates.
●	Property Type Concentration: Certain property types represent significant concentrations of the mortgaged properties securing the mortgage pool as of the cut-off date, based on allocated loan amounts. Adverse developments with respect to those property types (including with respect to related industries) may have a disproportionate impact on the performance of the certificates.
●	Other Concentrations: Losses on loans to related borrowers or cross-collateralized and cross-defaulted loan groups, geographical concentration of the mortgaged properties, and concentration of tenants among the mortgaged properties, may disproportionately affect distributions on the offered certificates.
●	Tenant Performance: The repayment of a commercial, multifamily or manufactured housing community mortgage loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Therefore, the performance of the mortgage loans will be highly dependent on the performance of tenants and tenant leases.
65

●	Significant Tenants: Properties that are leased to a single tenant or a tenant that comprises a significant portion of the rental income are disproportionately susceptible to interruptions of cash flow in the event of a lease expiration or termination or a downturn in the tenant’s business.
●	Underwritten Net Cash Flow: Underwritten net cash flow for the mortgaged properties could be based on incorrect or flawed assumptions.
●	Appraisals: Appraisals may not reflect the current or future market value of the mortgaged properties.
●	Inspections: Property inspections may not identify all conditions requiring repair or replacement.
●	Insurance: The absence or inadequacy of terrorism, fire, flood, earthquake and other insurance may adversely affect payment on the certificates.
●	Zoning: Changes in zoning laws may affect the ability to repair or restore a mortgaged property. Properties or structures considered to be “legal non-conforming” may not be able to be restored or rebuilt “as-is” following a casualty or loss.

Risks Relating to Conflicts of Interest

●	Transaction Parties: Conflicts of interest may arise from the transaction parties’ relationships with each other or their economic interests in the transaction.
●	Directing Holder and Companion Holders: Certain certificateholders and companion loan holders (or their respective representatives) have control and/or consent rights regarding the servicing of the mortgage loans and related whole loans. Such rights include rights to remove and replace the special servicer without cause and/or to direct or recommend the special servicer or outside special servicer, as applicable, to take actions that conflict with the interests of holders of certain classes of certificates. The right to remove and replace the special servicer may give the directing holder the ability to influence the special servicer’s servicing actions in a manner that may be more favorable to the directing holder relative to other certificateholders.

Other Risks Relating to the Certificates

●	Limited Obligations: The certificates will only represent ownership interests in the issuing entity and will not be guaranteed by the sponsors, the depositor or any other person. The issuing entity’s assets may be insufficient to repay the offered certificates in full.
●	Uncertain Yields to Maturity: The offered certificates have uncertain yields to maturity. Prepayments on the underlying mortgage loans will affect the average lives of the certificates; and the rate and timing of prepayments may be highly unpredictable. Optional early termination of the issuing entity may also adversely impact your yield or may result in a loss.
●	Rating Agency Actions: Future events could adversely impact the credit ratings and value of your certificates.
●	Limited Credit Support: Credit support provided by subordination of certain certificates is limited and may not be sufficient to prevent loss on the offered certificates.

66

Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your offered certificates will depend on payments received on, and other recoveries with respect to, the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

Special Risks

The Coronavirus Pandemic Has Adversely Affected the Global Economy and May Adversely Affect the Performance of the Mortgage Loans

There was a global outbreak of a novel coronavirus (SARS-CoV-2) and a related respiratory disease (“COVID-19”) that spread throughout the world, including the United States, resulting in a global pandemic. The COVID-19 pandemic has been declared to be a public health emergency of international concern by the World Health Organization, which declaration has been continually renewed. In addition, the former president of the United States declared an emergency under the Robert T. Stafford Disaster Relief and Emergency Assistance Act in March 2020 in response to COVID-19, authorizing assistance across the United States, including one form of Federal Emergency Management Agency (FEMA) assistance. A significant number of countries and the majority of state governments in the United States have also made emergency declarations and have attempted to slow the spread of the virus by, among other mandates, providing social distancing guidelines and certain mask wearing requirements. Although vaccines are available, there can be no assurance as to the availability of all or the most effective vaccines, the rate of vaccination or the effectiveness of vaccination against the COVID-19 virus or any mutations. Although many states have loosened restrictions with the increased availability of vaccines, many businesses have not resumed full pre-COVID-19 economic or other activity. There can be no assurance that future regional or broader outbreaks of COVID-19 or other pandemics or diseases will not result in resumed or additional countermeasures from governments, including the federal government and state governments in the United States.

The COVID-19 pandemic and the responses thereto have led, and will likely continue to lead, to severe disruptions in the global supply chain and financial and other markets, significant increases in unemployment, significant reductions in consumer demand and downturns in the economies of many nations, including the United States, as well as the global economy in general. The long-term effects of the social, economic and financial disruptions caused by the COVID-19 pandemic are unknown. Certain economies have contracted as a result, and it is unclear when full economic expansion will be attained in the United States or globally.

With respect to the mortgage pool, it is unclear how many borrowers have been adversely affected by the COVID-19 pandemic. It is expected that many borrowers will be (or will continue to be) adversely affected by the cumulative effects of COVID-19 and the measures implemented by governments to combat the pandemic. As a result, borrowers may not and/or may be unable to meet their payment obligations under the mortgage loans, which may result in shortfalls in distributions of interest and/or principal to the holders of the certificates, and ultimately losses on the certificates.

While the COVID-19 pandemic has created personnel, supply-chain and other logistical issues that affect all property types, the effects are particularly severe for certain property types, including, but not limited to, the following:

●	certain hospitality properties and casino properties, due to difficulties in the travel industry as well as declining interest in travel generally;
67

●	certain retail properties, due to store closures, declining interest in visiting large, shared spaces such as shopping malls, restaurants, bars and movie theatres, increased interest in remote online shopping, and tenants (including certain national and regional chains) refusing to pay rent; and
●	certain office properties, including those with significant tenants who operate co-working or office-sharing spaces (due to declining interest in such spaces by their users who typically license or sublease space for shorter durations), as well as generally due to an increase in remote and flexible working arrangements, which may continue for a significant period of time beyond the COVID-19 pandemic.

In addition, leases for certain of the tenants at the related mortgaged properties, including single tenants or major tenants, may include provisions which allow the tenants to abate or delay rent payments or, in certain circumstances, to terminate the related lease, if the tenant is required to suspend its business operations, or its business operations are otherwise disrupted, as a result of the COVID-19 pandemic or any other pandemic or epidemic. Such lease provisions have become increasingly common following the COVID-19 pandemic.

Further, certain businesses are adjusting their business plans in response to new industry practices in order to facilitate flexible and/or telecommuting working arrangements. Such changes may lead to reduced or modified levels of service, including in the services provided by the master servicer, the special servicer, the certificate administrator and the other parties to this transaction. Such parties’ ability to perform their respective obligations under the transaction documents may be adversely affected by such changes. Furthermore, because the master servicer and special servicer operate according to a servicing standard that is in part based on accepted industry practices, the servicing actions taken by such parties may vary from historical norms to the extent that such accepted industry practices change.

We cannot assure you that declining economic conditions precipitated by COVID-19 or any other pandemic and the measures implemented by governments to combat any such pandemic will not result in downgrades to the ratings of the offered certificates after the closing date.

Commercial and residential tenants may be unable to meet their rent obligations as a result of extended periods of unemployment and business slowdowns and shutdowns. Borrowers may have difficulty evicting non-paying tenants due to a variety of factors including (but not limited to) government mandated moratoriums on evictions, court closures and local officials refusing to enforce eviction orders. Even though much of the country has resumed operations, there can be no assurance as to if and when the operations of commercial tenants and the income earning capacity of residential tenants will reach pre-COVID-19 pandemic levels. Prospective investors should also consider the impact that a continued surge in (as well as any future prolonged waves of) new COVID-19 cases or other pandemic cases could have on economic conditions.

Although each mortgage loan generally requires the related borrower to maintain business interruption insurance, certain insurance companies have reportedly taken the position that such insurance does not cover closures due to the COVID-19 emergency. In addition, the COVID-19 emergency could adversely affect future availability and coverage of business interruption insurance. Furthermore, it is unclear whether closures due to COVID-19 or any other pandemic will trigger co-tenancy provisions.

We cannot assure you that, during or following any pandemic, the cash flow at the mortgaged properties will be sufficient for the borrowers to pay all required insurance premiums. While certain mortgage loans provide for insurance premium reserves, we cannot assure you that the borrowers will be able to continue to fund such reserve or that such reserves will be sufficient to pay all required insurance premiums.

Investors should understand that the underwriting of certain mortgage loans and the appraisals and property condition reports for certain mortgaged properties may be based on property performance during periods when a pandemic was not in effect, and therefore may not reflect current or future conditions with respect to the mortgaged properties or the borrowers. When evaluating the financial information and mortgaged property valuations presented in this prospectus (including certain information set forth in “Summary of Terms”, “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Certain Calculations and Definitions”, Annex A, Annex B and Annex C), investors should take into consideration the dates as of which historical financial information is presented and appraisals and property condition reports were conducted and that the underwritten information may not reflect (or fully reflect) the events described in this risk factor or any potential impacts of the COVID-19 pandemic or any other pandemic. Because a pandemic of the scale and scope of the COVID-19 pandemic has not occurred since the early 20th century, historical delinquency and loss experience is unlikely to accurately predict the

68

performance of the mortgage loans. Investors should expect higher-than-average delinquencies and losses on the mortgage loans during or following a pandemic. The aggregate number and size of delinquent loans in a given collection period may be significant, and the master servicer may determine that any advances of payments made in respect of such mortgage loans would not be recoverable or the master servicer may determine that it is unable to make such advances given the severity of delinquencies (in this transaction or other transactions in which it has similar advancing obligations), which would result in shortfalls and likely losses on the offered certificates.

As a result of any of the foregoing, some borrowers may seek forbearance arrangements or loan modifications at some point in the future. We cannot assure you that the borrowers will be able to make debt service payments (including deferred amounts that were previously subject to forbearance) after the expiration of any such forbearance period. Some borrowers may also seek to use funds on deposit in reserve or escrow accounts to make debt service payments rather than for the specific purpose set forth in the mortgage loan documents. We cannot assure you that the cash flow at the mortgaged properties will be sufficient for the borrowers to replenish those reserves or escrows, which would then be unavailable for their original intended use.

In addition, you should be prepared for the possibility that a significant number of borrowers may not make timely payments on their mortgage loans at some point during the continuance of a pandemic. In response, the master servicer and the special servicer may implement a range of actions with respect to affected borrowers and the related mortgage loans to forbear or extend or otherwise modify the loan terms consistent with the applicable servicer’s customary servicing practices. Such actions may also lead to shortfalls and losses on the offered certificates.

In addition, during and following the COVID-19 pandemic, servicers had reported an increase in borrower requests for relief, and there is no assurance that such volume will not continue or increase in the event of a resurgence of COVID-19 or the occurrence of any other pandemic. Any significant volume of borrower requests and communications may result in delays in the servicers’ ability to respond to such requests and their ability to perform their respective obligations under the related transaction documents.

Although the borrowers and certain tenants may have made their recent debt service and rent payments, we cannot assure you that they will be able to make future payments. While certain mortgage loans may provide for debt service or rent reserves, we cannot assure you that any such reserves will be sufficient to satisfy any or all debt service payments on the affected mortgage loans. Furthermore, any future failures to make rent or debt service payments may trigger cash sweeps or defaults under the mortgage loan documents.

See “Significant Loan Summaries” in Annex B to this prospectus for more information on certain tenant matters relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan). We cannot assure you that such information is indicative of future performance or that tenants or borrowers will not seek rent or debt service relief (including forbearance arrangements) or other lease or loan modifications in the future. Such actions may lead to shortfalls and losses on the offered certificates.

Further, some federal, state and local administrative offices and courts have previously closed and have experienced reductions in staff due to the outbreak of the COVID-19 pandemic. Foreclosures, recordings of assignments and similar activities may be delayed in the event such offices and courts need to address any resulting backlogs of such actions that accumulated during any affected period. Furthermore, to the extent the related jurisdiction has implemented a moratorium on foreclosures, any processing of foreclosure actions would not commence until such moratorium has ended.

The mortgage loan sellers will agree to make certain limited representations and warranties with respect to the mortgage loans as described in this prospectus; however, absent a material breach of any such representation or warranty, no mortgage loan seller will have any obligation to repurchase a mortgage loan with respect to which the related borrower was adversely affected by the COVID-19 pandemic.

The effects of the COVID-19 pandemic or any future pandemic, including as a result of any future surges in COVID-19 cases, also heighten many of the other risks described in this “Risk Factors” section, such as those related to timely payments by borrowers and tenants, mortgaged property values and the performance, market value, credit ratings and secondary market liquidity of the offered certificates.

69

Cyberattacks or Other Security Breaches Could Have a Material Adverse Effect on the Business of the Transaction Parties

In the normal course of business, the sponsors, the master servicer, the special servicer, the borrowers and the other transaction parties may collect, process and retain confidential or sensitive information regarding their customers (including mortgage loan borrowers and applicants). The sharing, use, disclosure and protection of this information is governed by the privacy and data security policies of such parties. Moreover, there are federal, state and international laws regarding privacy and the storing, sharing, use, disclosure and protection of personally identifiable information and user data. Although the transaction parties may devote significant resources and management focus to ensuring the integrity of their systems through information security and business continuity programs, their facilities and systems, and those of their third-party service providers, may be subject to external or internal security breaches, acts of vandalism, computer viruses, misplaced or lost data, programming or human errors, or other similar events. The access by unauthorized persons to, or the improper disclosure by the sponsors, the master servicer, the special servicer, the borrowers or any other transaction party of, confidential information regarding their customers or their own proprietary information, software, methodologies and business secrets could result in business disruptions, legal or regulatory proceedings, reputational damage, or other adverse consequences, any of which could materially adversely affect their financial condition or results of operations (including the servicing of the mortgage loans). Cybersecurity risks for organizations like the sponsors, the master servicer, the special servicer, the borrowers and the other transaction parties have increased recently in part because of new technologies, the use of the internet and telecommunications technologies (including mobile and other connected devices) to conduct financial and other business transactions, the increased sophistication and activities of organized crime, perpetrators of fraud, hackers, terrorists and others, and the evolving nature of these threats. For example, hackers recently have engaged in attacks against organizations that are designed to disrupt key business services. We cannot assure you that the sponsors, the master servicer, the special servicer, the borrowers or the other transaction parties will not suffer any such losses in the future.

Cyberattacks or other breaches, whether affecting the sponsors, the master servicer, the special servicer, the borrowers or other transaction parties, could result in heightened consumer concern and regulatory focus and increased costs, which could have a material adverse effect on the sponsors’, the master servicer’s, the special servicer’s, a borrower’s or another transaction party’s businesses. If the business of the sponsors or any of their affiliates is materially adversely affected by such events, the sponsors may not be able to fulfill their remedy obligations with respect to a mortgage loan.

In addition, due to the transition to remote working environments as a result of the outbreak of the COVID-19 pandemic, there is an elevated risk of such events occurring.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs, recourse generally may be had only against the specific properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity is primarily dependent upon the market value of the mortgaged property and the borrower’s ability to sell or refinance the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, certain guarantors may be foreign entities or individuals which, while subject to the domestic governing law provisions in the guaranty and related mortgage loan documents, could nevertheless require enforcement of any judgment in relation to a guaranty in a foreign jurisdiction, which could, in turn, cause a significant time delay or result in the inability to enforce the guaranty under foreign law. Additionally, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest

70

in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness.

Repayment of a Commercial, Multifamily or Manufactured Housing Community Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance

Most of the Mortgage Loans Underlying Your Offered Certificates Will Be Non-Recourse

You should consider all of the mortgage loans underlying your offered certificates to be non-recourse loans. This means that, in the event of a default, recourse will be limited to the related real property or properties securing the defaulted mortgage loan. In the event that the income generated by a real property were to decline as a result of the poor economic performance of that property, with the result that the property is not able to support debt service payments on the related mortgage loan, neither the related borrower nor any other person would be obligated to remedy the situation by making payments out of their own funds. In such a situation, the borrower could choose instead to surrender the related mortgaged property to the lender or let it be foreclosed upon. In those cases where recourse to a borrower or guarantor is permitted by the loan documents, we generally will not undertake any evaluation of the financial condition of that borrower or guarantor. Consequently, full and timely payment on each mortgage loan underlying your offered certificates will depend on one or more of the following:

●	the sufficiency of the net operating income of the applicable real property;
●	the market value of the applicable real property at or prior to maturity; and
●	the ability of the related borrower to refinance or sell the applicable real property.

In general, the value of a multifamily, commercial or manufactured housing community property will depend on its ability to generate net operating income. The ability of an owner to finance a multifamily, commercial or manufactured housing community property will depend, in large part, on the property’s value and ability to generate net operating income.

None of the mortgage loans underlying your offered certificates will be insured or guaranteed by any governmental entity or private mortgage insurer.

The risks associated with lending on multifamily, commercial and manufactured housing community properties are inherently different from those associated with lending on the security of single-family residential properties. This is because, among other reasons, multifamily rental, commercial and manufactured housing community real estate lending generally involves larger loans and, as described above, repayment is dependent upon:

●	the successful operation and value of the related mortgaged property, and
●	the related borrower’s ability to refinance the mortgage loan or sell the related mortgaged property.

See “—The Types of Properties That Secure the Mortgage Loans Present Special Risks” below.

Many Risk Factors Are Common to Most or All Multifamily, Commercial and Manufactured Housing Community Properties

The following factors, among others, will affect the ability of a multifamily, commercial or manufactured housing community property to generate net operating income and, accordingly, its value:

●	the location, age, functionality, design and construction quality of the subject property;
●	perceptions regarding the safety, convenience and attractiveness of the property;
71

●	the characteristics of the neighborhood where the property is located;
●	the degree to which the subject property competes with other properties in the area;
●	the proximity and attractiveness of competing properties;
●	the existence and construction of competing properties;
●	the adequacy of the property’s management and maintenance;
●	tenant mix and concentration;
●	national, regional or local economic conditions, including plant closings, industry slowdowns and unemployment rates;
●	local real estate conditions, including an increase in or oversupply of comparable commercial or residential space;
●	demographic factors;
●	customer confidence, tastes and preferences;
●	retroactive changes in building codes and other applicable laws;
●	changes in governmental rules, regulations and fiscal policies, including environmental legislation; and
●	vulnerability to litigation by tenants and patrons.

Particular factors that may adversely affect the ability of a multifamily, commercial or manufactured housing community property to generate net operating income include:

●	an increase in interest rates, real estate taxes and other operating expenses;
●	an increase in the capital expenditures needed to maintain the property or make improvements;
●	a decline in the financial condition of a major tenant and, in particular, a sole tenant or anchor tenant;
●	an increase in vacancy rates;
●	a decline in rental rates as leases are renewed or replaced;
●	natural disasters and civil disturbances such as earthquakes, hurricanes, floods, eruptions, terrorist attacks or riots; and
●	environmental contamination.

The volatility of net operating income generated by a multifamily commercial or manufactured housing community property over time will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases;
●	the creditworthiness of tenants;
●	the rental rates at which leases are renewed or replaced;
●	the percentage of total property expenses in relation to revenue;
72

●	the ratio of fixed operating expenses to those that vary with revenues; and
●	the level of capital expenditures required to maintain the property and to maintain or replace tenants.

Therefore, commercial, multifamily and manufactured housing community properties with short-term or less creditworthy sources of revenue and/or relatively high operating costs, such as those operated as hospitality and self-storage properties, can be expected to have more volatile cash flows than commercial, multifamily and manufactured housing community properties with medium- to long-term leases from creditworthy tenants and/or relatively low operating costs. A decline in the real estate market will tend to have a more immediate effect on the net operating income of commercial, multifamily and manufactured housing community properties with short-term revenue sources and may lead to higher rates of delinquency or defaults on the mortgage loans secured by those properties.

The Successful Operation of a Multifamily, Commercial or Manufactured Housing Community Property Depends on Tenants

Generally, multifamily, commercial and manufactured housing community properties are subject to leases. The owner of an income producing property typically uses lease or rental payments for the following purposes:

●	to pay for maintenance and other operating expenses associated with the property;
●	to fund repairs, replacements and capital improvements at the property; and
●	to service mortgage loans secured by, and any other debt obligations associated with operating, the property.

Accordingly, mortgage loans secured by income-producing properties will be affected by the expiration of leases and the ability of the respective borrowers to renew the leases or relet the space on comparable terms and on a timely basis.

Factors that may adversely affect the ability of an income-producing property to generate net operating income from lease and rental payments include:

●	a general inability to lease space;
●	an increase in vacancy rates, which may result from tenants deciding not to renew an existing lease or discontinuing operations;
●	an increase in tenant payment defaults or any other inability to collect rental payments;
●	a decline in rental rates as leases are entered into, renewed or extended at lower rates;
●	an increase in the capital expenditures needed to maintain the property or to make improvements;
●	a decline in the financial condition and/or bankruptcy or insolvency of a significant or sole tenant; and
●	an increase in leasing costs and/or the costs of performing landlord obligations under existing leases.

With respect to any mortgage loan backing the offered certificates, you should anticipate that, unless the related mortgaged property is owner occupied, one or more—and possibly all—of the leases at the related mortgaged property will expire at varying rates during the term of that mortgage loan and some tenants will have, and may exercise, termination options. In addition, some government-sponsored tenants will have the right as a matter of law to cancel their leases for lack of appropriations.

Additionally, in some jurisdictions, if tenant leases are subordinated to the lien created by the related mortgage instrument but do not contain attornment provisions, which are provisions requiring the tenant to recognize as landlord under the lease a successor owner following foreclosure, the leases may terminate upon the transfer of

73

the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, that mortgaged property could experience a further decline in value if such tenants’ leases were terminated.

Some mortgage loans that back offered certificates may be secured by mortgaged properties with tenants that are related to or affiliated with a borrower. In those cases a default by the borrower may coincide with a default by the affiliated tenants. Additionally, even if the property becomes a foreclosure property, it is possible that an affiliate of the borrower may remain as a tenant.

Dependence on a Single Tenant or a Small Number of Tenants Makes a Property Riskier Collateral

In those cases where an income-producing property is leased to a single tenant or is primarily leased to one or a small number of major tenants, a deterioration in the financial condition or a change in the plan of operations of any of those tenants can have particularly significant effects on the net operating income generated by the property. If any of those tenants defaults under or fails to renew its lease, the resulting adverse financial effect on the operation of the property will be substantially more severe than would be the case with respect to a property occupied by a large number of less significant tenants.

An income-producing property operated for retail, office or industrial purposes also may be adversely affected by a decline in a particular business or industry if a concentration of tenants at the property is engaged in that business or industry.

Accordingly, factors that will affect the operation and value of a commercial property include:

●	the business operated by the tenants;
●	the creditworthiness of the tenants; and
●	the number of tenants.

Tenant Bankruptcy Adversely Affects Property Performance

The bankruptcy or insolvency of a major tenant, or a number of smaller tenants, at a commercial property may adversely affect the income produced by the property. Under federal bankruptcy law, a tenant has the option of assuming or rejecting any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would be a general unsecured claim against the tenant unless there is collateral securing the claim. The claim would be limited to:

●	the unpaid rent due under the lease, without acceleration, for the period prior to the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises; plus
●	the rent reserved by the lease, without acceleration, for the greater of one year and 15%, not to exceed three years, of the term of the lease following the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises.

The Success of an Income-Producing Property Depends on Reletting Vacant Spaces

The operations at an income-producing property will be adversely affected if the owner or property manager is unable to renew leases or relet space on comparable terms when existing leases expire and/or become defaulted. Even if vacated space is successfully relet, the costs associated with reletting, including tenant improvements and leasing commissions in the case of income-producing properties operated for retail, office or industrial purposes, can be substantial, could exceed any reserves maintained for that purpose and could reduce cash flow from the income-producing properties. Moreover, if a tenant at an income-producing property defaults in its lease obligations, the landlord may incur substantial costs and experience significant delays associated with enforcing its rights and protecting its investment, including costs incurred in renovating and reletting the property.

74

If an income-producing property has multiple tenants, re-leasing expenditures may be more frequent than in the case of a property with fewer tenants, thereby reducing the cash flow generated by the multi-tenanted property. Multi-tenanted properties may also experience higher continuing vacancy rates and greater volatility in rental income and expenses.

Property Value May Be Adversely Affected Even When Current Operating Income Is Not

Various factors may affect the value of multifamily, commercial and manufactured housing community properties without affecting their current net operating income, including:

●	changes in interest rates;
●	the availability of refinancing sources;
●	changes in governmental regulations, licensing or fiscal policy;
●	changes in zoning or tax laws; and
●	potential environmental or other legal liabilities.

Property Management May Affect Property Operations and Value

The operation of an income-producing property will depend upon the property manager’s performance and viability. The property manager generally is responsible for:

●	responding to changes in the local market;
●	planning and implementing the rental structure, including staggering durations of leases and establishing levels of rent payments;
●	operating the property and providing building services;
●	managing operating expenses; and
●	ensuring that maintenance and capital improvements are carried out in a timely fashion.

Income-producing properties that derive revenues primarily from short-term rental commitments, such as hospitality or self-storage properties, generally require more intensive management than properties leased to tenants under long-term leases.

By controlling costs, providing appropriate and efficient services to tenants and maintaining improvements in good condition, a property manager can—

●	maintain or improve occupancy rates, business and cash flow,
●	reduce operating and repair costs, and
●	preserve building value.

On the other hand, management errors can, in some cases, impair the long term viability of an income-producing property.

Certain of the mortgaged properties will be managed by affiliates of the related borrower or by the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender

75

to remove the related property manager upon the occurrence of one or more of the following: an event of default, a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

We make no representation or warranty as to the skills of any present or future managers. Additionally, we cannot assure you that the property managers will be in a financial condition to fulfill their management responsibilities throughout the terms of their respective management agreements. Further, certain individuals involved in the management or general business development at certain mortgaged properties may engage in unlawful activities or otherwise exhibit poor business judgment that adversely affect operations and ultimately cash flow at such properties.

Maintaining a Property in Good Condition Is Expensive

The owner may be required to expend a substantial amount to maintain, renovate or refurbish a commercial, multifamily or manufactured housing community property. Failure to do so may materially impair the property’s ability to generate cash flow. The effects of poor construction quality will increase over time in the form of increased maintenance and capital improvements. Even superior construction will deteriorate over time if management does not schedule and perform adequate maintenance in a timely fashion. There can be no assurance that an income-producing property will generate sufficient cash flow to cover the increased costs of maintenance and capital improvements in addition to paying debt service on the mortgage loan(s) that may encumber that property.

Competition Will Adversely Affect the Profitability and Value of an Income-Producing Property

Some income-producing properties are located in highly competitive areas. Comparable income-producing properties located in the same area compete on the basis of a number of factors including:

●	rental rates;
●	location;
●	type of business or services and amenities offered; and
●	nature and condition of the particular property.

The profitability and value of an income-producing property may be adversely affected by a comparable property that:

●	offers lower rents;
●	has lower operating costs;
●	offers a more favorable location; or
●	offers better facilities.

Costs of renovating, refurbishing or expanding an income-producing property in order to remain competitive can be substantial.

Commercial, Multifamily and Manufactured Housing Community Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain

The mortgage loans are secured by various income-producing commercial, multifamily and manufactured housing community properties. The repayment of a commercial, multifamily or manufactured housing community mortgage loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial, multifamily or manufactured housing community property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the commercial, multifamily or manufactured housing community mortgage loan at any given time.

76

For certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three calendar years, to the extent available, prospective investors should review Annex A to this prospectus. Certain mortgage loans are secured in whole or in part by mortgaged properties that have no prior operating history available or otherwise lack historical financial figures and information. A mortgaged property may lack prior operating history or historical financial information for various reasons including because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. Although the underwritten net cash flows and underwritten net operating income for mortgaged properties are derived principally from current rent rolls or tenant leases, underwritten net cash flows may also, in some cases, be based on (i) leases (or letters of intent) that are not yet in place (and may still be under negotiation), (ii) tenants that may have signed a lease (or letter of intent) or a lease amendment expanding the leased space, but are not yet in occupancy and/or are not yet paying rent, (iii) tenants that are leasing on a month-to-month basis and have the right to terminate their leases on a monthly basis, and/or (iv) historical expenses, adjusted to account for inflation, significant occupancy increases and a market rate management fee. However, we cannot assure you that such tenants will execute leases (or letters of intent) or expand their space or, in any event, that actual cash flows from such mortgaged properties will meet such projected cash flows, income and expense levels or that those funds will be sufficient to meet the payment obligations of the related mortgage loans.

See “—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions” below and “Description of the Mortgage Pool—Additional Mortgage Loan Information”. See also “—Repayment of a Commercial, Multifamily or Manufactured Housing Community Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” for a discussion of factors that could adversely affect the net operating income and property value of commercial mortgaged properties.

Any Analysis of the Value or Income Producing Ability of a Commercial, Multifamily or Manufactured Housing Community Property Is Highly Subjective and Subject to Error

Mortgage loans secured by liens on income-producing properties are substantially different from mortgage loans made on the security of owner-occupied single-family homes. The repayment of a loan secured by a lien on an income-producing property is typically dependent upon—

●	the successful operation of the property, and
●	its ability to generate income sufficient to make payments on the loan.

This is particularly true because most or all of the mortgage loans underlying the offered certificates will be non-recourse loans.

The debt service coverage ratio of a multifamily, commercial or manufactured housing community mortgage loan is an important measure of the likelihood of default on the loan. In general, the debt service coverage ratio of a multifamily, commercial or manufactured housing community mortgage loan at any given time is the ratio of—

●	the amount of income derived or expected to be derived from the related real property collateral for a twelve-month period that is available to pay debt service on the subject mortgage loan, to
●	the annualized payments of principal and/or interest on the subject mortgage loan and any other senior and/or pari passu loans that are secured by the related real property collateral.

The amount described in the first bullet point of the preceding sentence is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property. A more detailed discussion of its calculation is provided under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

The cash flow generated by a multifamily, commercial or manufactured housing community property will generally fluctuate over time and may or may not be sufficient to—

77

●	make the loan payments on the related mortgage loan,
●	cover operating expenses, and
●	fund capital improvements at any given time.

Operating revenues of a nonowner occupied, income-producing property may be affected by the condition of the applicable real estate market and/or area economy. Properties leased, occupied or used on a short-term basis, such as—

●	some health care-related facilities,
●	hotels and motels,
●	recreational vehicle parks, and
●	mini-warehouse and self-storage facilities,

tend to be affected more rapidly by changes in market or business conditions than do properties typically leased for longer periods, such as—

●	warehouses,
●	retail stores,
●	office buildings, and
●	industrial facilities.

Some commercial properties may be owner-occupied or leased to a small number of tenants. Accordingly, the operating revenues may depend substantially on the financial condition of the borrower or one or a few tenants. Mortgage loans secured` by liens on owner-occupied and single tenant properties may pose a greater likelihood of default and loss than loans secured by liens on multifamily rental properties, multi-tenant commercial properties or manufactured housing community properties.

Increases in property operating expenses can increase the likelihood of a borrower default on a multifamily, commercial or manufactured housing community mortgage loan secured by the property. Increases in property operating expenses may result from:

●	increases in energy costs and labor costs;
●	increases in interest rates and real estate tax rates; and
●	changes in governmental rules, regulations and fiscal policies.

Some net leases of commercial properties may provide that the lessee, rather than the borrower/ landlord, is responsible for payment of operating expenses. However, a net lease will result in stable net operating income to the borrower/landlord only if the lessee is able to pay the increased operating expense while also continuing to make rent payments.

Lenders also look to the loan-to-value ratio of a mortgage loan as a factor in evaluating the likelihood of loss if a property is liquidated following a default. In general, the loan-to-value ratio of a multifamily, commercial or manufactured housing community mortgage loan at any given time is the ratio, expressed as a percentage, of—

●	the then outstanding principal balance of the mortgage loan and any other senior and/or pari passu loans that are secured by the related real property collateral, to
78

●	the estimated value of the related real property based on an appraisal, a cash flow analysis, a recent sales price or another method or benchmark of valuation.

A low loan-to-value ratio means the borrower has a large amount of its own equity in the multifamily, commercial or manufactured housing community property that secures its loan. In these circumstances—

●	the borrower has a greater incentive to perform under the terms of the related mortgage loan in order to protect that equity, and
●	the lender has greater protection against loss on liquidation following a borrower default.

However, loan-to-value ratios are not necessarily an accurate measure of the likelihood of liquidation loss in a pool of multifamily, commercial and manufactured housing community mortgage loans. For example, the value of a multifamily, commercial or manufactured housing community property as of the date of initial issuance of the offered certificates may be less than the estimated value determined at loan origination. The value of any real property, in particular a multifamily, commercial or manufactured housing community property, will likely fluctuate from time to time. Moreover, even a current appraisal is not necessarily a reliable estimate of value. Appraised values of income-producing properties are generally based on—

●	the market comparison method, which takes into account the recent resale value of comparable properties at the date of the appraisal;
●	the cost replacement method, which takes into account the cost of replacing the property at the date of the appraisal;
●	the income capitalization method, which takes into account the property’s projected net cash flow; or
●	a selection from the values derived from the foregoing methods.

Each of these appraisal methods presents analytical difficulties. For example—

●	it is often difficult to find truly comparable properties that have recently been sold;
●	the replacement cost of a property may have little to do with its current market value; and
●	income capitalization is inherently based on inexact projections of income and expense and the selection of an appropriate capitalization rate and discount rate.

If more than one appraisal method is used and significantly different results are produced, an accurate determination of value and, correspondingly, a reliable analysis of the likelihood of default and loss, is even more difficult.

The value of a multifamily, commercial or manufactured housing community property will be affected by property performance. As a result, if a multifamily, commercial or manufactured housing community mortgage loan defaults because the income generated by the related property is insufficient to pay operating costs and expenses as well as debt service, then the value of the property will decline and a liquidation loss may occur.

See “—Repayment of a Commercial, Multifamily or Manufactured Housing Community Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” above.

Performance of the Offered Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. If tenants’ sales were to decline,

79

percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;
●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;
●	a significant tenant were to become a debtor in a bankruptcy case;
●	rental payments could not be collected for any other reason; or
●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

In addition, tenants under certain leases included in the underwritten net cash flow, underwritten net operating income and/or occupancy may nonetheless be in financial distress, may be in danger of closing (or being closed by its parent) or may have filed for bankruptcy. Certain tenants at the mortgaged properties may be part of a chain that is in financial distress as a whole, or the tenant’s parent company has implemented or has expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores in the chain, reduce exposure, relocate stores or otherwise reorganize its business to cut costs. In addition, certain anchor tenants or shadow anchor tenants may be in financial distress or may be experiencing adverse business conditions, which would have a negative effect on the operations of tenants at the mortgaged properties. Furthermore, commercial tenants having multiple leases may experience adverse business conditions that result in their deciding to close under-performing stores, which may involve a tenant at one of the mortgaged properties.

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, certain tenants and/or their parent companies that may have a material adverse effect on the related tenant’s ability to pay rent or remain open for business. We cannot assure you that any such litigation or dispute will not result in a material decline in net operating income at the related mortgaged property.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels.

Certain tenants may be subject to special license requirements or regulatory requirements, and may not have the right to operate if such licenses are revoked or such requirements are not satisfied.

In addition, certain of the mortgage loans may have tenants who are leasing their spaces on a month-to-month basis and have the right to terminate their leases on a monthly basis.

A Tenant Concentration May Result in Increased Losses

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In these cases, business issues for a particular tenant

80

could have a disproportionately large impact on the pool of mortgage loans and adversely affect distributions to holders of offered certificates. Similarly, an issue with respect to a particular industry could also have a disproportionately large impact on the pool of mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks; Risks Related to Master Leases

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts of interest. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts of interest arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliates could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases”.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the Bankruptcy Code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants so file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”. See “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

81

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to subordinate the lease if the mortgagee agrees to enter into a non-disturbance agreement, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if such tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower has given to certain tenants or others an option to purchase, a right of first refusal and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right is not subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options, Rights of First Offer and Rights of First Refusal” for information regarding material purchase options, rights of first offer and/or rights of first refusal, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow

Any exercise of a termination or contraction right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space on a date earlier than the lease expiration date shown on Annex A to this prospectus or in rent rolls. Any such vacated space may not be re-let. Furthermore, similar termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Startup Companies Have Special Risks

Certain mortgaged properties may have tenants that are startup companies. Startup companies are new companies that are seeking to develop a scalable business model. Startup companies have heightened risks. Many startup companies do not generate positive cash flow, and may in fact experience significant negative cash flow. Startup companies that operate at a loss may experience rapid growth through venture capital investments; however, if the source of funding loses confidence in the business model, or is unwilling or unable to continue funding for other reasons, the startup company may be faced with significant losses and be without a source of funding to continue its business or pay its obligations. Furthermore, valuations based on venture capital investment may rapidly decline. Many startups may produce only a single product or service, and therefore face a binary risk of failure if such product or service does not find market acceptance, meets with competition or is otherwise unsuccessful. Further, startup companies may be run by founders who lack significant business or finance experience. Accordingly, mortgaged properties leased to startup companies face the risk that the tenant may be unable to pay rent under its lease, and may default on its lease, due to the foregoing factors.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks

Certain mortgaged properties, which may include retail, office and multifamily properties, among others, may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such properties and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution

82

to pay rent, and there can be no assurance that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

The Types of Properties That Secure the Mortgage Loans Present Special Risks

General

As discussed under “—Repayment of a Commercial, Multifamily or Manufactured Housing Community Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” above, the adequacy of an income-producing property as security for a mortgage loan depends in large part on its value and ability to generate net operating income. Set forth below is a discussion of some of the various factors that may affect the value and operations of the properties which secure the mortgage loans.

Retail Properties

The term “retail property” encompasses a broad range of properties at which businesses sell consumer goods and other products and provide various entertainment, recreational or personal services to the general public. Some examples of retail properties include—

●	shopping centers,
●	factory outlet centers,
●	malls,
●	automotive sales and service centers,
●	consumer oriented businesses,
●	department stores,
●	grocery stores,
●	convenience stores,
●	specialty shops,
●	gas stations,
●	movie theaters,
●	fitness centers,
●	bowling alleys,
●	salons, and
●	dry cleaners.

A number of factors may affect the value and operation of a retail property. Some of these factors include:

●	the strength, stability, number and quality of the tenants;
●	tenants’ sales;
●	tenant mix;
83

●	whether the property is in a desirable location;
●	the physical condition and amenities of the building in relation to competing buildings;
●	whether a retail property is anchored, shadow anchored or unanchored and, if anchored or shadow anchored, the strength, stability, quality and continuous occupancy of the anchor tenant or the shadow anchor, as the case may be; and
●	the financial condition of the owner of the property.

Unless owner occupied, retail properties generally derive all or a substantial percentage of their income from lease payments from commercial tenants. Therefore, it is important for the owner of a retail property to attract and keep tenants, particularly significant tenants, that are able to meet their lease obligations. In order to attract tenants, the owner of a retail property may be required to—

●	lower rents,
●	grant a potential tenant a free rent or reduced rent period,
●	improve the condition of the property generally, or
●	make at its own expense, or grant a rent abatement to cover, tenant improvements for a potential tenant.

A prospective tenant will also be interested in the number and type of customers that it will be able to attract at a particular retail property. The ability of a tenant at a particular retail property to attract customers will be affected by a number of factors related to the property and the surrounding area, including:

●	competition from other retail properties;
●	perceptions regarding the safety, convenience and attractiveness of the property;
●	perceptions regarding the safety of the surrounding area;
●	demographics of the surrounding area;
●	the strength and stability of the local, regional and national economies;
●	traffic patterns and access to major thoroughfares;
●	the visibility of the property;
●	availability of parking;
●	the particular mixture of the goods and services offered at the property;
●	customer tastes, preferences and spending patterns; and
●	the drawing power of other tenants.

The success of a retail property is often dependent on the success of its tenants’ businesses. A significant component of the total rent paid by tenants of retail properties is often tied to a percentage of gross sales or revenues. Declines in sales or revenues of the tenants will likely cause a corresponding decline in percentage rents and/or impair the tenants’ ability to pay their rent or other occupancy costs. A default by a tenant under its lease could result in delays and costs in enforcing the landlord’s rights. Retail properties would be directly and adversely affected by a decline in the local economy and reduced consumer spending.

84

Repayment of a mortgage loan secured by a retail property will be affected by the expiration of space leases at the property and the ability of the borrower to renew or relet the space on comparable terms. Even if vacant space is successfully relet, the costs associated with reletting, including tenant improvements, leasing commissions and free rent, may be substantial and could reduce cash flow from a retail property.

With respect to some retail properties, one or more tenants may have the option, at any time or after the expiration of a specified period, to terminate their leases at the subject property. In many cases, the tenant is required to provide notice and/or pay penalties in connection with the exercise of its termination option. Generally, the full rental income generated by the related leases will be taken into account in the underwriting of the related underlying mortgage loan. Notwithstanding any disincentives with respect to a termination option, there can be no assurance a tenant will not exercise such an option, especially if the rent paid by that tenant is in excess of market rent. In such event, there may be a decrease in the cash flow generated by such mortgaged properties and available to make payments on the related offered certificates.

The presence or absence of an anchor tenant in a multi-tenanted retail property can be important. Anchor tenants play a key role in generating customer traffic and making the center desirable for other tenants. Retail properties that are anchored have traditionally been perceived as less risky than unanchored properties. As to any given retail property, an anchor tenant is generally understood to be a nationally or regionally recognized tenant whose space is, in general, materially larger in size than the space occupied by other tenants at the same retail property and is important in attracting customers to the retail property. Retail properties that have anchor tenant-owned stores often have reciprocal easement and operating agreements between the property owner and such anchor tenants containing certain operating and maintenance covenants. Although an anchor tenant is required to pay a contribution toward common area maintenance and real estate taxes on the improvements and related real property, an anchor tenant that owns its own parcel does not pay rent.

Certain tenant estoppels will have been obtained from anchor and certain other tenants in connection with the origination of the mortgage loans that identify disputes between the related borrower and the applicable tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and operating agreement. Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or reciprocal easement and operating agreement by the tenant or to litigation against the related borrower. We cannot assure you that these tenant disputes will not have a material adverse effect on the ability of the related borrowers to repay their portion of the mortgage loan. In addition, we cannot assure you that the tenant estoppels obtained identify all potential disputes that may arise with tenants.

A retail property may also benefit from a shadow anchor. A shadow anchor is a store or business that satisfies the criteria for an anchor store or business, but which may be located at an adjoining property or on a portion of the subject retail property that is not collateral for the related mortgage loan. A shadow anchor may own the space it occupies. In those cases where the property owner does not control the space occupied by the anchor store or business, the property owner may not be able to take actions with respect to the space that it otherwise typically would, such as granting concessions to retain an anchor tenant or removing an ineffective anchor tenant.

In some cases, an anchor tenant or a shadow anchor may cease to operate at the property, thereby leaving its space unoccupied even though it continues to pay rent on or even own the vacant space. If an anchor tenant or a shadow anchor ceases operations at a retail property or if its sales do not reach a specified threshold, other tenants at the property may be entitled to terminate their leases prior to the scheduled expiration date or to pay rent at a reduced rate for the remaining term of the lease.

Accordingly, the following factors, among others, will adversely affect the economic performance of an anchored retail property, including:

●	an anchor tenant’s failure to renew its lease;
●	termination of an anchor tenant’s lease;
●	the bankruptcy or economic decline of an anchor tenant or a shadow anchor;
85

●	the cessation of the business of a self-owned anchor or of an anchor tenant, notwithstanding its continued ownership of the previously occupied space or its continued payment of rent, as the case may be; or
●	a loss of an anchor tenant’s or shadow anchor’s ability to attract shoppers.

Online shopping and the use of technology, such as smartphone shopping applications, to transact purchases or to aid purchasing decisions have increased in recent years and are expected to continue to increase in the future. This trend is affecting business models, sales and profitability of some retailers and could adversely affect the demand for retail real estate and occupancy at retail properties securing the mortgage loans. Any resulting decreases in rental revenue could have a material adverse effect on the value of retail properties securing the mortgage loans.

Some of these developments in the retail sector have led to retail companies, including several national retailers, filing for bankruptcy and/or voluntarily closing certain of their stores. Borrowers may be unable to re-lease such space or to re-lease it on comparable or more favorable terms. As a result, the bankruptcy or closure of a national tenant may adversely affect a retail borrower’s revenues. In addition, such closings may allow other tenants to modify their leases to terms that are less favorable for borrowers or to terminate their leases, also adversely impacting their revenues.

Retail properties may also face competition from sources outside a given real estate market or with lower operating costs. For example, all of the following compete with more traditional department stores and specialty shops for consumer dollars:

●	factory outlet centers;
●	discount shopping centers and clubs;
●	catalogue retailers;
●	home shopping networks and programs;
●	internet web sites and electronic media shopping; and
●	telemarketing.

Similarly, home movie rentals and pay-per-view movies provide alternate sources of entertainment to movie theaters. Continued growth of these alternative retail outlets and entertainment sources, which are often characterized by lower operating costs, could adversely affect the rents collectible at retail properties.

Gas stations, automotive sales and service centers and dry cleaners also pose unique environmental risks because of the nature of their businesses and the types of products used or sold in those businesses.

Certain retail properties may have one or more tenants that sell hemp derived cannabidiol-based products. The legality of certain cannabidiol-based products under federal, state and local laws is uncertain, and, as to state and local laws, may vary based on jurisdiction. Retail leases typically require the tenant to comply with applicable law, however, so any governmental action or definitive legal guidance restricting the possession or distribution of some or all cannabidiol-based products would require the affected tenants to cease possessing and/or distributing such products or otherwise be in breach of their respective leases. In addition, certain properties may have one or more tenants that operate a medical marijuana dispensary. Although such operations may comply with applicable state law, the possession and sale of marijuana for medicinal purposes remains illegal under applicable federal law.

Retail properties are also subject to conditions that could negatively affect the retail sector, such as increased unemployment, increased federal income and payroll taxes, increased health care costs, increased state and local taxes, increased real estate taxes, industry slowdowns, lack of availability of consumer credit, weak income growth, increased levels of consumer debt, poor housing market conditions, adverse weather conditions, natural disasters, plant closings, and other factors. Similarly, local real estate conditions, such as an oversupply of, or a reduction in

86

demand for, retail space or retail goods, and the supply and creditworthiness of current and prospective tenants may negatively impact those retail properties.

Office Properties

Factors affecting the value and operation of an office property include:

●	the strength, stability, number and quality of the tenants, particularly significant tenants, at the property;
●	the physical attributes and amenities of the building in relation to competing buildings, including the condition of the HVAC system, parking and the building’s compatibility with current business wiring requirements;
●	whether the area is a desirable business location, including local labor cost and quality, tax environment, including tax benefits, and quality of life issues, such as schools and cultural amenities;
●	the location of the property with respect to the central business district or population centers;
●	demographic trends within the metropolitan area to move away from or towards the central business district;
●	social trends combined with space management trends, which may change towards options such as telecommuting or hoteling to satisfy space needs;
●	tax incentives offered to businesses or property owners by cities or suburbs adjacent to or near where the building is located;
●	local competitive conditions, such as the supply of office space or the existence or construction of new competitive office buildings;
●	the quality and philosophy of building management;
●	access to mass transportation;
●	accessibility from surrounding highways/streets;
●	changes in zoning laws; and
●	the financial condition of the owner of the property.

With respect to some office properties, one or more tenants may have the option, at any time or after the expiration of a specified period, to terminate their leases at the subject property. In many cases, the tenant is required to provide notice and/or pay penalties in connection with the exercise of its termination option. Generally, the full rental income generated by the related leases will be taken into account in the underwriting of the related underlying mortgage loan. Notwithstanding any disincentives with respect to a termination option, there can be no assurance that a tenant will not exercise such an option, especially if the rent paid by that tenant is in excess of market rent. In such event, there may be a decrease in the cash flow generated by such mortgaged properties and available to make payments on the related offered certificates.

Office properties may be adversely affected by an economic decline in the business operated by their tenants. The risk associated with that economic decline is increased if revenue is dependent on a single tenant or if there is a significant concentration of tenants in a particular business or industry.

Certain office tenants at the mortgaged properties may use their leased space to create shared workspaces or co-working spaces that they lease to other businesses. Shared workspaces are rented by customers on a short term basis. Short term space users may be more impacted by economic fluctuations compared to traditional long term office leases, which has the potential to impact operating profitability of the company offering the shared space

87

and, in turn, its ability to maintain its lease payments. In addition, office tenants that operate shared workspaces or co-working spaces may principally generate revenues through the sale of memberships, most of which have short-term commitments. In many cases, the members may terminate their membership agreements at any time upon as little notice as one calendar month. Demand for such memberships may be negatively affected by a number of factors, including geopolitical uncertainty, competition, cybersecurity incidents, decline in the co-working tenant’s reputation and saturation in the markets where the co-working tenant operates. The foregoing factors may subject the related mortgage loan to increased risk of default and loss.

Certain of the mortgaged properties contain life science laboratory and office buildings, leased to a tenant engaged in the life science industry. Properties with life science tenants have unique risk factors that may affect their performance, revenues and/or value. Life science tenants are subject to a number of risks unique to the life science industry, including (but not limited to): (i) high levels of regulation; (ii) failures in the safety and efficacy of their products; (iii) significant funding requirements for product research and development; and (iv) changes in technology, patent expiration, and intellectual property protection. Risks associated with life science laboratory buildings may affect the business, financial condition and results of operations of the related mortgaged property and such risks may adversely affect a life science tenant’s ability to make payments under its lease, and consequently, may materially adversely affect a borrower’s ability to make payments on the related mortgage loan.

In the case of medical office properties, the performance of a medical office property may depend on (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at medical office properties.

Office properties are also subject to competition with other office properties in the same market. Competitive factors affecting an office property include:

●	rental rates;
●	the building’s age, condition and design, including floor sizes and layout;
●	access to public transportation and availability of parking; and
●	amenities offered to its tenants, including sophisticated building systems, such as fiber optic cables, satellite communications or other base building technological features.

The cost of refitting office space for a new tenant is often higher than for other property types.

The success of an office property also depends on the local economy. Factors influencing a company’s decision to locate in a given area include:

●	the cost and quality of labor;
●	tax incentives; and
●	quality of life considerations, such as schools and cultural amenities.

The strength and stability of the local or regional economy will affect an office property’s ability to attract stable tenants on a consistent basis. A central business district may have a substantially different economy from that of a suburb.

Mixed Use Properties

Certain properties are mixed use properties. Each such mortgaged property is subject to the risks relating to the applicable property types as described in “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Multifamily Rental Properties”, “—Hospitality Properties”, “—Retail Properties” and “—Office Properties”. See Annex A for the 5 largest tenants (by net rentable square footage leased) at each mixed

88

use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Property Types—Mixed Use Properties”.

Multifamily Rental Properties

In addition to the factors discussed under “—Repayment of a Commercial, Multifamily or Manufactured Housing Community Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance”, factors affecting the value and operation of a multifamily rental property include:

●	the physical attributes of the property, such as its age, appearance, amenities and construction quality, in relation to competing buildings;
●	the types of services or amenities offered at the property;
●	the location of the property;
●	distance from employment centers and shopping areas;
●	the characteristics of the surrounding neighborhood, which may change over time;
●	the rents charged for dwelling units at the property relative to the rents charged for comparable units at competing properties;
●	the ability of management to provide adequate maintenance and insurance;
●	the property’s reputation;
●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;
●	the existence or construction of competing or alternative residential properties in the local market, including other apartment buildings and complexes, manufactured housing communities, mobile home parks and single-family housing;
●	compliance with and continuance of any government housing rental subsidy programs and/or low income housing tax credit or incentive programs from which the property receives benefits;
●	the ability of management to respond to competition;
●	the tenant mix and whether the property is primarily occupied by workers from a particular company or type of business, personnel from a local military base or students;
●	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units and new competitive student housing properties, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months, and closures of or ongoing social distancing measures that may be instituted by colleges and universities due to the COVID-19 pandemic;
89

●	adverse local, regional or national economic conditions, which may limit the amount that may be charged for rents and may result in a reduction in timely rent payments or a reduction in occupancy levels;
●	local factory or other large employer closings;
●	state and local regulations, which may affect the property owner’s ability to evict tenants or to increase rent to the market rent for an equivalent apartment;
●	the extent to which the property is subject to land use restrictive covenants or contractual covenants that require that units be rented to low income tenants;
●	the extent to which the cost of operating the property, including the cost of utilities and the cost of required capital expenditures, may increase;
●	whether the property is subject to any age restrictions on tenants;
●	the extent to which increases in operating costs may be passed through to tenants; and
●	the financial condition of the owner of the property.

Because units in a multifamily rental property are leased to individuals, usually for no more than a year, the property is likely to respond relatively quickly to a downturn in the local economy or to the closing of a major employer in the area.

In addition, multifamily rental properties are typically in markets that, in general, are characterized by low barriers to entry. Thus, a particular multifamily rental property market with historically low vacancies could experience substantial new construction and a resultant oversupply of rental units within a relatively short period of time. Since apartments within a multifamily rental property are typically leased on a short-term basis, the tenants residing at a particular property may easily move to alternative multifamily rental properties with more desirable amenities or locations or to single family housing.

Some states regulate the relationship between an owner and its tenants at a multifamily rental property. Among other things, these states may—

●	require written leases;
●	require good cause for eviction;
●	require disclosure of fees;
●	prohibit unreasonable rules;
●	prohibit retaliatory evictions;
●	prohibit restrictions on a resident’s choice of unit vendors;
●	limit the bases on which a landlord may increase rent; or
●	prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

Apartment building owners have been the subject of suits under state Unfair and Deceptive Practices Acts and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices.

Some counties and municipalities also impose rent control and/or rent stabilization regulations on apartment buildings. These regulations may limit rent increases to—

90

●	fixed percentages,
●	percentages of increases in the consumer price index,
●	increases set or approved by a governmental agency, or
●	increases determined through mediation or binding arbitration.

Some counties and municipalities may subsequently impose stricter rent control regulations on apartment buildings. For example, on June 14, 2019, the New York State Senate passed the Housing Stability and Tenant Protection Act of 2019 (the “HSTP Act”), which, among other things, limits the ability of landlords to increase rents in rent stabilized apartments at the time of lease renewal and after a vacancy. The HSTP Act also limits potential rent increases for major capital improvements and for individual apartment improvements. In addition, the HSTP Act permits certain qualified localities in the State of New York to implement the rent stabilization system. In particular, the impact of the HSTP Act on the appraised value of mortgaged real properties located in the City of New York that have significant numbers of rent stabilized units is uncertain. In New York City, landlords must register each rent stabilized apartment with the State of New York Division of Housing and Community Renewal (the “DHCR”).

We cannot assure you that the rent stabilization laws or regulations will not cause a reduction in rental income or the appraised value of mortgage real properties. The restrictions on the ability of the borrowers to increase rents under the rent stabilization laws or regulations may discourage the borrowers from renovating the related mortgaged properties or otherwise investing in the mortgaged properties, which in turn may adversely affect the ability of the borrowers to relet vacant units to new tenants. If rents are reduced or rents cannot be increased in proportion to increases in operating expenses and/or vacant units are not relet, we cannot assure you that any such mortgaged real property will be able to generate sufficient cash flow to satisfy debt service payments and operating expenses. Furthermore, any violation or alleged violation of rent control regulation or rent stabilization regulation by the borrowers could result in a loss of the tax benefits that are currently available to the borrowers and/or payments of overcharges and penalties and fines. In addition, the borrowers and their affiliates would be more susceptible to potential lawsuits filed by tenants or a tenants association alleging a violation of rent control regulation or rent stabilization regulation by the borrowers or their affiliates.

In many cases, the rent control or rent stabilization laws do not provide for decontrol of rental rates upon vacancy of individual units. Any limitations on a landlord’s ability to raise rents at a multifamily rental property may impair the landlord’s ability to repay a mortgage loan secured by the property or to meet operating costs.

In addition, certain mortgaged properties in New York City may have tenants that benefit from the New York City Family Homelessness and Eviction Supplement (“CityFHEPS”), a rental assistance program administered by the New York City Department of Social Services. Eligible families can participate in the CityFHEPS program for up to five years, and they must reapply annually. If families still need help after the initial five-year period, they can apply for an extension. Families may lose eligibility for the CityFHEPS program for various reasons, including, among other reasons, the household no longer has a child under 18 years of age (or under 19 years of age who is a full time student), changes in the income of household members, or changes in a cash assistance case of household members. The CityFHEPS program is subject to the availability of funding. Rents paid by the CityFHEPS may be above market. The related mortgaged property may lose significant income if tenants are unable to continue to qualify for such program, or the borrower is unable to continue leasing units to tenants who qualify for such program or if the program is changed or terminated.

Some multifamily rental properties are subject to land use restrictive covenants or contractual covenants in favor of federal or state housing agencies. These covenants generally require that a minimum number or percentage of units be rented to tenants who have incomes that are substantially lower than median incomes in the area or region. These covenants may limit the potential rental rates that may be charged at a multifamily rental property, the potential tenant base for the property or both. An owner may subject a multifamily rental property to these covenants in exchange for tax credits or rent subsidies. When the credits or subsidies cease, net operating income will decline. In addition, the differences in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the

91

value and successful operation of the property. Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project.

Industrial Properties

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment and/or by a general slowdown in the economy. In addition, an industrial property that suited the particular needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Also, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property.

The value and operation of an industrial property depends on:

●	location of the property, the desirability of which in a particular instance may depend on—
1.	availability of labor services,
2.	proximity to supply sources and customers, and
3.	accessibility to various modes of transportation and shipping, including railways, roadways, airline terminals and ports;
●	building design of the property, the desirability of which in a particular instance may depend on—
1.	ceiling heights,
2.	column spacing,
3.	number and depth of loading bays,
4.	divisibility,
5.	floor loading capacities,
6.	truck turning radius,
7.	overall functionality, and
8.	adaptability of the property, because industrial tenants often need space that is acceptable for highly specialized activities; and
●	the quality and creditworthiness of individual tenants, because industrial properties frequently have higher tenant concentrations.

Industrial properties are generally special purpose properties that could not be readily converted to general residential, retail or office use. This will adversely affect their liquidation value. In addition, properties used for many industrial purposes are more prone to environmental concerns than other property types. Further, certain of the industrial properties may have tenants that are subject to risks unique to their business, such as cold storage facilities. Cold storage facilities may have unique risks such as short lease terms due to seasonal use, making income potentially more volatile than for properties with longer term leases, and customized refrigeration design, rendering such facilities less readily convertible to alternative uses.

92

Hospitality Properties

Hospitality properties may involve different types of hotels and motels, including:

●	full service hotels;
●	resort hotels with many amenities;
●	limited service hotels;
●	hotels and motels associated with national or regional franchise chains;
●	hotels that are not affiliated with any franchise chain but may have their own brand identity; and
●	other lodging facilities.

Factors affecting the value, operation and economic performance of a hospitality property include:

●	the location of the property and its proximity to major population centers or attractions;
●	the seasonal nature of business at the property;
●	the level of room rates relative to those charged by competitors;
●	quality and perception of the franchise affiliation;
●	lack of a franchise affiliation or the loss of a franchise affiliation or a deterioration in the reputation of a franchise;
●	whether management contracts or franchise agreements are renewed or extended upon expiration;
●	the quality of hospitality property management;
●	ability to convert to alternative uses which may not be readily made;
●	economic conditions, either local, regional or national, which may limit the amount that can be charged for a room and may result in a reduction in occupancy levels;
●	the existence or construction of competing hospitality properties;
●	nature and quality of the services and facilities;
●	financial strength and capabilities of the owner and operator;
●	the need for continuing expenditures for modernizing, refurbishing and maintaining existing facilities;
●	increases in operating costs, which may not be offset by increased room rates;
●	the property’s dependence on business and commercial travelers and tourism;
●	changes in travel patterns caused by changes in access, energy prices, labor strikes, relocation of highways, the reconstruction of additional highways or other factors; and
●	changes in travel patterns caused by perceptions of travel safety, which perceptions can be significantly and adversely influenced by terrorist acts and foreign conflict as well as apprehension regarding the possibility of such acts or conflicts.
93

Because limited-service hotels and motels are relatively quick and inexpensive to construct and may quickly reflect a positive value, an over-building of these hotels and motels could occur in any given region, which would likely adversely affect occupancy and daily room rates. Further, because rooms at hospitality properties are generally rented for short periods of time, hospitality properties tend to be more sensitive to adverse economic conditions and competition than many other types of commercial properties. Additionally, the revenues of some hospitality properties, particularly those located in regions whose economies depend upon tourism, may be highly seasonal in nature and/or may be adversely affected by prolonged unfavorable weather conditions.

Hospitality properties may be operated under franchise agreements. The continuation of a franchise is typically subject to specified operating standards and other terms and conditions. The franchisor periodically inspects its licensed properties to confirm adherence to its operating standards. The failure of the hospitality property to maintain those standards or adhere to those other terms and conditions could result in the loss or cancellation of the franchise license. It is possible that the franchisor could condition the continuation of a franchise license on the completion of capital improvements or the making of capital expenditures that the owner of the hospitality property determines are too expensive or are otherwise unwarranted in light of the operating results or prospects of the property. In that event, the owner of the hospitality property may elect to allow the franchise license to lapse. In any case, if the franchise is terminated, the owner of the hospitality property may seek to obtain a suitable replacement franchise, which may be at significantly higher fees than the previous franchise, or to operate property independently of a franchise license. The loss of a franchise license could have a material adverse effect upon the operations or value of the hospitality property because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor.

The viability of any hospitality property that is a franchise of a national or a regional hotel or motel chain is dependent upon:

●	the continued existence and financial strength of the franchisor;
●	the public perception of the franchise service mark; and
●	the duration of the franchise licensing agreement.

The transferability of franchise license agreements may be restricted. The consent of the franchisor would be required for the continued use of the franchise license by the hospitality property following a foreclosure. Conversely, a lender may be unable to remove a franchisor that it desires to replace following a foreclosure. Additionally, any provision in a franchise agreement or management agreement providing for termination because of a bankruptcy of a franchisor or manager will generally not be enforceable.

In addition, there may be risks associated with hospitality properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hospitality properties often enter into these types of agreements in order to align the hospitality property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hospitality properties that lack such benefits will be able to operate successfully on an independent basis.

With respect to certain hospitality properties, including hospitality properties that are unflagged, the collateral may include the collateral assignment of the rights of the borrower in certain intellectual property and brand names used in connection with the operation of the properties. The success of the operation of the mortgaged property depends in part on the borrower’s continued ability to use this intellectual property and on adequate protection and enforcement of this intellectual property, as well as related brands, logos and branded merchandise, including to increase brand awareness and further develop the property’s brand. Not all of the trademarks, copyrights, proprietary technology or other intellectual property rights used in the operation of such a mortgaged property may have been registered, and some of these trademarks and other intellectual property rights may never be registered. Despite the borrower’s efforts to protect their proprietary rights, third parties may infringe or otherwise violate such intellectual property rights, and use information that the borrower regards as proprietary, and the borrower’s rights may be invalidated or rendered unenforceable.

In addition, certain hotel properties are limited-service, select service or extended stay hotels. Hotel properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hotel properties as they generally require less capital for construction than full-service hotel properties. In addition,

94

as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hotel properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hospitality properties also operate spas, convention centers, and entertainment and sports complexes that include restaurants, theaters, lounges, bars, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants, theaters, lounges, bars and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s, lounge’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hospitality property’s nightclubs, restaurants, theaters, lounges or bars will maintain their current level of popularity or perception in the market. With respect to mortgaged properties that operate entertainment venues, the entertainment industry’s brand perception of the mortgaged property’s entertainment venue may have a significant impact on the ability to book talent and sell shows at the property. Any change in perception of entertainment venues by consumers or by the entertainment industry could have a material adverse effect on the net cash flow of the property. Furthermore, because of the unique construction requirements of restaurants, theaters, lounges, bars or nightclubs, the space at those hospitality properties would not easily be converted to other uses.

In the event of a foreclosure on a hospitality property, the lender or other purchaser of the hospitality property may not be entitled to the rights under any associated operating, liquor and other licenses. That party would be required to apply in its own right for new operating, liquor and other licenses. There can be no assurance that a new license could be obtained or that it could be obtained promptly. The lack of a liquor license in a hospitality property could have an adverse impact on the revenue from that property or on its occupancy rate.

In addition, certain state laws prohibit the assignment of liquor revenues. In such case, the lender may not be able to obtain a security interest in such revenues, which may constitute a material portion of the revenues at the related hospitality property. As a result, the lender may lose its ability to obtain such revenues in a foreclosure in certain scenarios, including if there is bankruptcy of the liquor license holder. In certain cases, the liquor license holder may not be a single purpose entity.

Further, liquor licenses are subject to extensive regulation. A revocation of the liquor license at a hospitality property, particularly a property with a significant revenues from nightclubs, casinos, other entertainment venues, restaurants and lounges, could have a material adverse effect on revenues from such property.

In addition, hospitality properties may be structured with a master lease (or operating lease) in order to minimize potential liabilities of the borrower. Under the master lease structure, an operating lessee (typically affiliated with the borrower) is also an obligor under the related mortgage loan and the operating lessee borrower pays rent to the fee owner borrower.

Warehouse, Mini-Warehouse and Self-Storage Facilities

Warehouse, mini-warehouse and self-storage properties are considered vulnerable to competition because both acquisition costs and break-even occupancy are relatively low. Depending on their location, mini-warehouses and self-storage facilities tend to be adversely affected more quickly by a general economic downturn than other types of commercial properties. In addition, it would require substantial capital expenditures to convert a warehouse, mini-warehouse or self-storage property to an alternative use. This will materially impair the liquidation value of the property if its operation for storage purposes becomes unprofitable due to decreased demand, competition, age of improvements or other factors.

Successful operation of a warehouse, mini-warehouse or self-storage property depends on—

●	building design,
95

●	location and visibility,
●	tenant privacy,
●	efficient access to the property,
●	proximity to potential users, including apartment complexes or commercial users,
●	services provided at the property, such as security,
●	age and appearance of the improvements, and
●	quality of management.

In addition, it is difficult to assess the environmental risks posed by warehouse, mini-warehouse and self-storage properties due to tenant privacy restrictions, tenant anonymity and unsupervised access to such facilities. Therefore, these facilities may pose additional environmental risks to investors. Environmental site assessments performed with respect to warehouse, mini-warehouse and self-storage properties would not include an inspection of the contents of the facilities. Therefore, it would not be possible to provide assurance that any of the units included in these kinds of facilities are free from hazardous substances or other pollutants or contaminants.

A self-storage property may be affiliated with a franchise company through a franchise agreement. The performance of a self-storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent.

Manufactured Housing Communities, Mobile Home Parks and Recreational Vehicle Parks

Manufactured housing communities and mobile home parks consist of land that is divided into “spaces” or “home sites” that are primarily leased to owners of the individual mobile homes or other housing units. The homeowner often invests in site-specific improvements such as carports, steps, fencing, skirts around the base of the home, and landscaping. The landowner typically provides private roads within the park, common facilities and, in many cases, utilities. In general, the individual mobile homes and other housing units will not constitute material collateral for a mortgage loan underlying the offered certificates.

Recreational vehicle parks lease spaces primarily or exclusively for motor homes, travel trailers and portable truck campers, primarily designed for recreational, camping or travel use. Some manufactured housing community properties are either recreational vehicle resorts or have a significant portion of the properties that are intended for short-term recreational vehicle hook-ups, and tenancy of these communities may vary significantly by season. This seasonality may cause periodic fluctuations in revenues, tenancy levels, rental rates and operating expenses for these properties. In general, parks that lease recreational vehicle spaces may be viewed as having a less stable tenant population than parks occupied predominantly by mobile homes.

Factors affecting the successful operation of a manufactured housing community, mobile home park or recreational vehicle park include—

●	location of the manufactured housing community property;
●	the ability of management to provide adequate maintenance and insurance;
●	the number of comparable competing properties in the local market;
●	the age, appearance, condition and reputation of the property;
●	whether the property is subject to any age restrictions on tenants;
96

●	the quality of management; and
●	the types of facilities and services it provides.

Manufactured housing communities and mobile home parks also compete against alternative forms of residential housing, including—

●	multifamily rental properties,
●	cooperatively-owned apartment buildings,
●	condominium complexes, and
●	single-family residential developments.

Recreational vehicle parks also compete against alternative forms of recreation and short-term lodging, such as staying at a hotel at the beach.

Manufactured housing communities, mobile home parks and recreational vehicle parks have few improvements (which are highly specialized) and are “special purpose” properties that could not be readily converted to general residential, retail or office use. This will adversely affect the liquidation value of the property if its operation as a manufactured housing community, mobile home park or recreational vehicle park, as the case may be, becomes unprofitable due to competition, age of the improvements or other factors.

Moreover, manufactured housing community properties may not be connected in their entirety to public water and/or sewer systems. In such cases, the borrower could incur a substantial expense if it were required to connect the property to such systems in the future. In addition, the use of well water enhances the likelihood that the property could be adversely affected by a recognized environmental condition that impacts soil and groundwater.

Some states regulate the relationship of an owner of a manufactured housing community or mobile home park and its tenants in a manner similar to the way they regulate the relationship between a landlord and tenant at a multifamily rental property. In addition, some states also regulate changes in the use of a manufactured housing community or mobile home park and require that the owner give written notice to its tenants a substantial period of time prior to the projected change.

In addition to state regulation of the landlord-tenant relationship, numerous counties and municipalities impose rent control and/or rent stabilization on manufactured housing communities and mobile home parks. These ordinances may limit rent increases to—

●	fixed percentages,
●	percentages of increases in the consumer price index,
●	increases set or approved by a governmental agency, or
●	increases determined through mediation or binding arbitration.

In many cases, the rent control or rent stabilization laws either do not permit vacancy decontrol or permit vacancy decontrol only in the relatively rare event that the mobile home or manufactured housing unit is removed from the homesite. Local authority to impose rent control or rent stabilization on manufactured housing communities and mobile home parks is pre-empted by state law in some states and rent control or rent stabilization is not imposed at the state level in those states. In some states, however, local rent control and/or rent stabilization ordinances are not pre-empted for tenants having short-term or month-to-month leases, and properties there may be subject to various forms of rent control or rent stabilization with respect to those tenants.

In addition, some manufactured housing community properties may have a material number of leased homes that are currently owned by the related borrower or an affiliate thereof and rented by the respective tenants like apartments. In circumstances where the leased homes are owned by an affiliate of the borrower, the related pads

97

may, in some cases, be subject to a master lease with that affiliate. In such cases, the tenants will tend to be more transient and less tied to the property than if they owned their own home. Such leased homes do not, in all (or, possibly, in any) such cases, constitute collateral for the related mortgage loan. Some of the leased homes that are not collateral for the related mortgage loan are rented on a lease-to-own basis. In some cases, the borrower itself owns, leases, sells and/or finances the sale of homes, although generally the related income therefrom will be excluded for loan underwriting purposes. Some of the leased homes owned by a borrower or its affiliate may be financed and a default on that financing may materially adversely affect the performance of the manufactured housing community property.

Restaurants and Taverns

Certain tenants are restaurants, taverns and other establishments that are part of the food and beverage service industry. Factors affecting the economic viability of individual restaurants, taverns and other establishments that are part of the food and beverage service industry include:

●	competition from facilities having businesses similar to a particular restaurant or tavern;
●	perceptions by prospective customers of safety, convenience, services and attractiveness;
●	the cost, quality and availability of food and beverage products;
●	negative publicity, resulting from instances of food contamination, food-borne illness and similar events;
●	changes in demographics, consumer habits and traffic patterns;
●	the ability to provide or contract for capable management; and
●	retroactive changes to building codes, similar ordinances and other legal requirements.

Adverse economic conditions, whether local, regional or national, may limit the amount that may be charged for food and beverages and the extent to which potential customers dine out. Because of the nature of the business, restaurants and taverns tend to respond to adverse economic conditions more quickly than do many other types of commercial properties. Furthermore, the transferability of any operating, liquor and other licenses to an entity acquiring a bar or restaurant, either through purchase or foreclosure, is subject to local law requirements.

The food and beverage service industry is highly competitive. The principal means of competition are—

●	market segment,
●	product,
●	price,
●	value,
●	quality,
●	service,
●	convenience,
●	location, and
●	the nature and condition of the restaurant facility.

A restaurant or tavern operator competes with the operators of comparable establishments in the area in which its restaurant or tavern is located. Other restaurants could have—

98

●	lower operating costs,
●	more favorable locations,
●	more effective marketing,
●	more efficient operations, or
●	better facilities.

The location and condition of a particular restaurant or tavern will affect the number of customers and, to an extent, the prices that may be charged. The characteristics of an area or neighborhood in which a restaurant or tavern is located may change over time or in relation to competing facilities. Also, the cleanliness and maintenance at a restaurant or tavern will affect its appeal to customers. In the case of a regionally- or nationally-known chain restaurant, there may be costly expenditures for renovation, refurbishment or expansion, regardless of its condition.

Factors affecting the success of a regionally- or nationally-known chain restaurant include:

●	actions and omissions of any franchisor, including management practices that—

1.    adversely affect the nature of the business, or

2.    require renovation, refurbishment, expansion or other expenditures;

●	the degree of support provided or arranged by the franchisor, including its franchisee organizations and third-party providers of products or services; and
●	the bankruptcy or business discontinuation of the franchisor or any of its franchisee organizations or third-party providers.

Recreational and Resort Properties

Any mortgage loan underlying the offered certificates may be secured by a golf course, marina, ski resort, amusement park or other property used for recreational purposes or as a resort. Factors affecting the economic performance of a property of this type include:

●	the location and appearance of the property;
●	the appeal of the recreational activities offered;
●	the existence or construction of competing properties, whether or not they offer the same activities;
●	the need to make capital expenditures to maintain, refurbish, improve and/or expand facilities in order to attract potential patrons;
●	geographic location and dependence on tourism;
●	changes in travel patterns caused by changes in energy prices, strikes, location of highways, construction of additional highways and similar factors;
●	seasonality of the business, which may cause periodic fluctuations in operating revenues and expenses;
●	sensitivity to weather and climate changes; and
●	local, regional and national economic conditions.
99

A marina or other recreational or resort property located next to water will also be affected by various statutes and government regulations that govern the use of, and construction on, rivers, lakes and other waterways.

Because of the nature of the business, recreational and resort properties tend to respond to adverse economic conditions more quickly than do many other types of commercial properties. In addition, some recreational and resort properties may be adversely affected by prolonged unfavorable weather conditions.

Recreational and resort properties are generally special purpose properties that are not readily convertible to alternative uses. This will adversely affect their liquidation value.

Parking Lots and Parking Garages

Certain properties may consist of parking garages, and certain retail, mixed use, office, multifamily or hospitality properties may be partially comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces. Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;
●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;
●	the amount of alternative parking spaces in the area;
●	the availability of mass transit; and
●	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

In the case of parking garages or parking lots that are leased to a single operator or commercial tenant (which tenant may utilize the property solely to park vehicles utilized in conducting its business), the sole source of income will be the lease to such operator or tenant. Accordingly, such properties will be subject to business risks associated with such operator or tenant. If the lease with the sole operator or tenant is terminated, the related borrower may be unable to find another operator that will lease the property at the same rate.

Various types of multifamily and commercial properties may have a parking garage as part of the collateral. Parking garages may not be readily convertible (or convertible at all) to alternative uses if the properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” below.

Lending on Condominium Units Creates Risks for Lenders That Are Not Present When Lending on Non-Condominiums

Some mortgage loans underlying the certificates will be secured by—

●	the related borrower’s interest in one or more commercial condominium units or multiple units in a residential condominium project, and
●	the related voting rights in the owners’ association for the subject building, development or project.
100

Condominium interests in buildings and/or other improvements in some cases constitute less than a majority of voting rights and result in the related borrower not having control of the related condominium or owners association. The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium building, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of the building, may have a significant impact on the related mortgage loans that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans. In addition, with respect to each such mortgage loan, there are certain circumstances when insurance proceeds must be used to repair and restore the related mortgaged property in accordance with the terms of the governing documents for the condominium.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral consisting of condominium interests could subject the holders of offered certificates to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Condominium Interests and Other Shared Interests”.

Shared Interest Structures

Vertical subdivisions and “fee above a plane” structures are property ownership structures in which owners have a fee simple interest in certain ground-level and above-ground parcels. A vertical subdivision or fee above a plane structure is generally governed by a declaration or similar agreement defining the respective owner’s fee estates and relationship; one or more owners typically relies on one or more other owners’ parcels for structural support. Each owner is responsible for maintenance of its respective parcel and retains essential operational control over its parcel. We cannot assure you that owners of parcels supporting collateral interests in vertical subdivision and fee above a plane parcels will perform any maintenance and repair obligations that may be required under the declaration with respect to the supporting parcel, or that proceeds following a casualty would be used to reconstruct a supporting parcel. Owners of interests in a vertical subdivision or fee above a plane structure may be required under the related declaration to pay certain assessments relating to any shared interests in the related property, and a lien may be attached for failure to pay such assessments.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Condominium Interests and Other Shared Interests”.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining mortgage loans may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the table titled “Distribution of Remaining Terms to Maturity/ARD” in Annex C to this prospectus for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the respective classes of offered certificates with certificate balances is payable in sequential order of payment priority, and such a class receives principal only after the preceding such class(es) have been paid in full, such classes that have a lower sequential priority are more likely to face these types of risk of concentration than such classes with a higher sequential priority.

101

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date are mixed use, multifamily, office, retail and self-storage. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties. Regional areas affected by such events often experience disruptions in travel, transportation and tourism, loss of jobs and an overall decrease in consumer activity, and often a decline in real estate related investments. If one of these types of events were to occur, we cannot assure you that the economies in states where the mortgaged properties are located would recover sufficiently to support income-producing real estate at pre-event levels or that the costs of the related clean-up will not have a material adverse effect on the performance or net operating income of the mortgaged properties.

Mortgaged properties securing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date are located in California, New York, Hawaii, Pennsylvania and Massachusetts. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks:

●	if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the first mortgaged property;
●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the certificate administrator’s obligation to make advances for monthly payments) for an indefinite period; and
●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Climate Change May Directly or Indirectly Have an Adverse Effect on the Mortgage Pool

Climate change and legal, technological and political developments related to climate change could have an adverse effect on the underlying mortgaged properties and borrowers and consequently on an investment in the certificates.

102

There have been concerns that climate change has led to, and may increasingly lead to, an increase in the frequency of natural disasters and extreme weather conditions, such as extreme heat, drought, changes in precipitation and temperature, rise in sea and other water levels and water access, as well as acute events like wildfires, hurricanes and flooding, with certain states bearing a greater risk of the adverse effects of climate change. If material, such events may result in physical damage to or destruction of certain mortgaged properties. Further, the borrowers financial condition or results of operations at affected mortgaged properties may be adversely affected. Should the impact of climate change be perceived as chronic, there may be a decrease in demand for mortgaged properties located in the affected areas, which could adversely affect real estate values, as well as an increase in insurance costs and a reduction in coverage availability.

In addition, changes in federal and state legislation and regulation on climate change could result in increased required capital expenditures to improve the energy efficiency of the borrowers’ existing mortgaged properties or to protect them from the consequence of climate change. Such changes include the adoption of local laws or regulations designed to improve energy efficiency or reduce greenhouse gas emissions that have been linked to climate change, which could require borrowers to incur significant costs to retrofit the related properties to comply or subject the borrowers to fines. For example, New York City Local Law 97 of 2019 generally requires, with some exceptions, that (i) buildings that exceed 25,000 gross square feet, (ii) two or more buildings on the same tax lot that together exceed 50,000 square feet and (iii) two or more buildings owned by a condominium association that are governed by the same board of managers and that together exceed 50,000 square feet meet new energy efficiency and greenhouse gas emissions limits by 2024, with stricter limits coming into effect in 2030. Noncompliant building owners may face fines starting in 2025, unless they are able to bring their building into timely compliance by retrofitting their buildings. There can be no assurance that fines or retrofitting costs as a result of Local Law 97 will not adversely affect the future net operating income at any of the mortgaged real properties located in New York City.

Also, properties that are less energy efficient or that produce higher greenhouse gas emissions may be at a competitive disadvantage to more efficient or cleaner properties in attracting potential tenants.

Similarly, tenants at certain properties may be in, or may be dependent upon, industries, such as oil and gas, that are or may become subject to heightened regulation due to climate change or the development of competing “green” technologies, which may have a material adverse effect on such tenants and lead to, among other things, vacancies or tenant bankruptcies at certain mortgaged properties.

Climate change may also have other effects, such as increasing the likelihood of extreme weather and natural disasters in certain geographic areas. See “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

The foregoing effects of climate change could increase the frequency and severity of losses on mortgage loans secured by mortgaged properties located in the affected states. In addition, we cannot assure you that any retrofitting of properties to comply with new laws or regulations or any change in tenant mix due to the characteristics of the mortgaged property will improve the operations at, or increase the value of, the related mortgaged property. However, failure to comply with any required retrofitting or a concentration of tenants in industries subject to heightened regulation or “green” competition could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates. Environmental reports were prepared for the mortgaged properties as described in “Description of the Mortgage Pool—Environmental Considerations”; however, it is possible that the environmental reports and/or supplemental “Phase II” sampling did not reveal all environmental liabilities, or that there are material environmental liabilities of which we are not aware. Also, the environmental condition of the mortgaged properties in the future could be affected by the activities of tenants and occupants or by third parties unrelated to the borrowers. For a more detailed description of environmental matters that may affect the mortgaged properties, see “—Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing” below and “Certain Legal Aspects of the Mortgage Loans—Environmental Considerations” and “Description of the Mortgage Pool—Environmental Considerations”.

103

Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing

There can be no assurance—

●	as to the degree of environmental testing conducted at any of the real properties securing the mortgage loans that back your offered certificates;
●	that the environmental testing conducted by or on behalf of the applicable originators or any other parties in connection with the origination of those mortgage loans or otherwise identified all adverse environmental conditions and risks at the related real properties;
●	that the results of the environmental testing were accurately evaluated in all cases;
●	that the related borrowers have implemented or will implement all operations and maintenance plans and other remedial actions recommended by any environmental consultant that may have conducted testing at the related real properties; or
●	that the recommended action will fully remediate or otherwise address all the identified adverse environmental conditions and risks.

Environmental site assessments vary considerably in their content, quality and cost. Even when adhering to good professional practices, environmental consultants will sometimes not detect significant environmental problems because to do an exhaustive environmental assessment would be far too costly and time-consuming to be practical.

In addition, the current environmental condition of a real property securing a mortgage loan underlying your offered certificates could be adversely affected by—

●	tenants at the property, such as gasoline stations or dry cleaners, or
●	conditions or operations in the vicinity of the property, such as leaking underground storage tanks at another property nearby.

Various United States federal, state, local and municipal environmental laws, ordinances and regulations may make a current or previous owner or operator of real property liable for the costs of removal or remediation of hazardous or toxic substances on, under or adjacent to the property. Those laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. For example, certain laws impose liability for release of asbestos-containing materials into the air or require the removal or containment of the materials. The owner’s liability for any required remediation generally is unlimited and could exceed the value of the property and/or the total assets of the owner. In addition, the presence of hazardous or toxic substances, or the failure to remediate the adverse environmental condition, may adversely affect the owner’s or operator’s ability to use the affected property. In some states, contamination of a property may give rise to a lien on the property to ensure payment of the costs of cleanup. In some states, this lien has priority over the lien of a pre-existing mortgage, deed of trust or other security instrument. In addition, third parties may seek recovery from owners or operators of real property for cleanup costs, property damage or personal injury associated with releases of or other exposure to hazardous substances, including asbestos and lead-based paint. Persons who arrange for the disposal or treatment of hazardous or toxic substances may be liable for the costs of removal or remediation of the substances at the disposal or treatment facility.

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, as well as other federal and state laws, provide that a secured lender, such as one of our trusts, may be liable as an “owner” or “operator” of the real property, regardless of whether the borrower or a previous owner caused the environmental damage, if—

●	agents or employees of the lender are deemed to have participated in the management of the borrower, or
104

●	the lender actually takes possession of a borrower’s property or control of its day-to-day operations, including through the appointment of a receiver or foreclosure.

Although recently enacted legislation clarifies the activities in which a lender may engage without becoming subject to liability under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and similar federal laws, that legislation has no applicability to state environmental laws. Moreover, future laws, ordinances or regulations could impose material environmental liability.

Federal law requires owners of residential housing constructed prior to 1978—

●	to disclose to potential residents or purchasers information in their possession regarding the presence of known lead-based paint or lead-based paint-related hazards in such housing, and
●	to deliver to potential residents or purchasers a United States Environmental Protection Agency approved information pamphlet describing the potential hazards to pregnant women and young children, including that the ingestion of lead-based paint chips and/or the inhalation of dust particles from lead-based paint by children can cause permanent injury, even at low levels of exposure.

In addition, owners may be liable for injuries to their tenants resulting from exposure under various laws that impose affirmative obligations on property owners of residential housing containing lead-based paint.

The owner’s liability for any required remediation generally is not limited by law and could, accordingly, exceed the value of the property and/or the aggregate assets of the owner. The presence of, or strong potential for contamination by, hazardous substances consequently can have a materially adverse effect on the owner’s ability to refinance the property or to sell the property to a third party, the value of the property and a borrower’s ability to repay its mortgage loan.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information regarding environmental conditions at mortgaged properties securing mortgage loans in the issuing entity. See also Sponsor representation and warranty no. (40) (Environmental Conditions) on Annex E-1A to this prospectus, Sponsor representation and warranty no. (40) (Environmental Conditions) on Annex E-2A to this prospectus and any related exceptions on Annexes E-1B and E-2B, respectively, to this prospectus.

Certain Types of Operations Involved in the Use and Storage of Hazardous Materials May Lead to an Increased Risk of Issuing Entity Liability

Portions of some of the mortgaged properties securing the mortgage loans may include tenants that operate as, were previously operated as, or are located near other properties currently or previously operated as, on-site dry-cleaners or gasoline stations. Both types of operations involve the use and storage of hazardous materials, leading to an increased risk of liability to the tenant, the landowner and, under certain circumstances, a lender (such as the issuing entity) under environmental laws. These operations incur ongoing costs to comply with environmental permit or license requirements and other environmental laws governing, among other things, containment systems and underground storage tank systems. Any liability to borrowers under environmental laws, especially in connection with releases into the environment of gasoline, dry-cleaning solvents or other hazardous substances from underground storage tank systems or otherwise, could also adversely impact the related borrower’s ability to repay the related mortgage loan.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. In addition, the related borrower may be permitted under the related mortgage loan documents, at its option and cost but subject to certain conditions, to engage in future construction, renovation or alterations of the mortgaged property. To the extent applicable, we cannot assure you that any escrow or reserve collected will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the related mortgage loan documents.

105

Certain of the hospitality properties securing the mortgage loans are currently undergoing or are scheduled or expected to undergo renovations or property improvement plans (“PIPs”). In some circumstances, these renovations or PIPs may necessitate taking a portion of the available guest rooms temporarily offline, and temporarily decreasing the number of available rooms and the revenue-generating capacity of the related hotel. In other cases, these renovations may involve renovations of common spaces or external features of the related hotel, which may cause disruptions or otherwise decrease the attractiveness of the related hotel to potential guests. These PIPs may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanics’ or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may make such mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. See “Description of the Mortgage Pool—Redevelopment, Expansion and Renovation” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment or renovation.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Some of the mortgaged properties securing the mortgage loans included in the issuing entity may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason. For example, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration or ground lease and other related documents, especially in a situation where a mortgaged property consists of the borrower’s interests in a condominium that does not represent the entire condominium regime. Additionally, any vacancy with respect to self-storage facilities, hospitality properties, independent living facilities, bank branches, restaurants, shopping malls, water parks, theater space, music venues, dental, medical or veterinary offices, research and development facilities, data centers, health clubs, fitness centers, spas, salons, gas stations, arcades, bowling alleys, sound studios, bank branches and properties with drive-thrus would not be easily converted to other uses due to their unique construction requirements. In addition, converting commercial properties to alternative uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Zoning or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits

106

were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures.” This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss (or, in certain instances, a less than substantial casualty loss). This may adversely affect the cash flow of the property following the loss. If a substantial casualty (or, in certain instances, a less than substantial casualty) were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue producing potential of the property may not be equal to that before the casualty.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures.” The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding or building improvements at the mortgaged property in accordance with current zoning requirements. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, the resulting loss in income will generally not be covered by law and ordinance insurance.

In addition, certain of the mortgaged properties may be subject to certain use restrictions, building restrictions and/or operational requirements imposed pursuant to development agreements, ground leases, restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan.

See “Description of the Mortgage Pool—Zoning and Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties or have other material zoning issues.
Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans With Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. If a property does not currently comply with that Act, the property owner may be required to incur significant costs in order to effect that compliance. This will reduce the amount of cash flow available to cover other required maintenance and capital improvements and to pay debt service on the mortgage loan(s) that may encumber that property. There can be no assurance that the owner will have sufficient funds to cover the costs necessary to comply with that Act. In addition, noncompliance could result in the imposition of fines by the federal government or an award or damages to private litigants. See “Certain Legal Aspects of the Mortgage Loans—Americans with Disabilities Act”.

107

Earthquake, Flood and Other Insurance May Not Be Available or Adequate

Natural disasters, including earthquakes, floods and hurricanes, may adversely affect the mortgaged properties securing the underlying mortgage loans. For example, real properties located in California may be more susceptible to certain hazards, such as earthquakes or widespread fires, than properties in other parts of the country, and real properties located in coastal states generally may be more susceptible to hurricanes than properties in other parts of the country. Hurricanes and related windstorms, floods and tornadoes have caused extensive and catastrophic physical damage in and to coastal and inland areas located in the Gulf Coast region of the United States and certain other parts of the southeastern United States.

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower (and, in certain cases, may be substantially lower) than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the special servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Sixteen (16) of the mortgaged properties (30.7%) are located in areas that are considered a high earthquake risk (seismic zones 3 or 4). Seismic reports were prepared with respect to these mortgaged properties, and based on those reports, no such mortgaged property has a seismic expected loss of greater than 17%.

The mortgage loans do not require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available; and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, mandatory flood insurance obtained may not be adequate and the lender may not have required any supplemental flood insurance.

The National Flood Insurance Program (“NFIP”) is scheduled to expire on September 30, 2024. We cannot assure you if or when NFIP will be reauthorized by Congress. If the NFIP is not reauthorized, it could have an adverse effect on the value of properties in flood zones or their ability to repair or rebuild after flood damage.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially

108

reasonable rates. See also Sponsor representation and warranty no. (16) (Insurance) on Annex E-1A to this prospectus and Sponsor representation and warranty no. (16) (Insurance) on Annex E-2A to this prospectus and any related exceptions on Annexes E-1B and E-2B, respectively, to this prospectus (subject to the limitations and qualifications set forth in the preambles to Annexes E-1A and E-2A, respectively, to this prospectus).

Lack of Insurance Coverage Exposes the Trust to Risk for Particular Special Hazard Losses

In general, the standard form of fire and extended coverage policy covers physical damage to or destruction of the improvements of a property by fire, lightning, explosion, smoke, windstorm and hail, subject to the conditions and exclusions specified in the related policy. Most such insurance policies typically do not cover any physical damage resulting from, among other things:

●	war,
●	riot, strike and civil commotion,
●	terrorism,
●	nuclear, biological or chemical materials,
●	revolution,
●	governmental actions,
●	floods and other water-related causes,
●	earth movement, including earthquakes, landslides and mudflows,
●	wet or dry rot,
●	mold,
●	vermin, and
●	domestic animals.

Unless the related mortgage loan documents specifically require the borrower to insure against physical damage arising from these causes, then the resulting losses may be borne by you as a holder of offered certificates.

There is also a possibility of casualty losses on a real property for which insurance proceeds, together with land value, may not be adequate to pay the mortgage loan in full or rebuild the improvements. Consequently, there can be no assurance that each casualty loss incurred with respect to a real property securing one of the mortgage loans included in one of our trusts will be fully covered by insurance or that the mortgage loan will be fully repaid in the event of a casualty.

Furthermore, various forms of insurance maintained with respect to any of the real properties for the mortgage loans included in one of our trusts, including casualty insurance, environmental insurance and earthquake insurance, may be provided under a blanket insurance policy. That blanket insurance policy will also cover other real properties, some of which may not secure loans in that trust. As a result of total limits under any of those blanket policies, losses at other properties covered by the blanket insurance policy may reduce the amount of insurance coverage with respect to a property securing one of the loans in our trust.

Inadequacy of Title Insurers May Adversely Affect Payments on Your Offered Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property as of the date such policy is issued, and in some cases can insure

109

a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that:

●	a title insurer will have the ability to pay title insurance claims made upon it;
●	a title insurer will maintain its present financial strength; or
●	a title insurer will not contest claims made upon it.

Certain of the mortgaged properties are either completing initial construction or undergoing (or expected to undergo) renovation or redevelopment. Under such circumstances, there may be limitations to the amount of coverage or other exceptions to coverage that could adversely affect the issuing entity if losses are suffered.

In addition, title insurance policies do not cover all risks relating to a lender not having a first lien with respect to a mortgaged property, and in certain cases, the lender may be subject to a more senior lien despite the existence of a title insurance policy. In those circumstances, the existence of a senior lien may limit the issuing entity’s recovery on that property, which may adversely affect payments on your offered certificates.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2020 by the Terrorism Risk Insurance Program Reauthorization Act of 2015 and was subsequently reauthorized on December 20, 2019 for a period of eight years through December 31, 2027 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2019 (“TRIPRA”).

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 80% of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $200 million. The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2027, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term

110

changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan. Even if terrorism insurance is required by the mortgage loan documents for a mortgage loan, that requirement may be subject to a cap on the cost of the premium for terrorism insurance that a borrower is required to pay or a commercially reasonable standard on the availability or cost of the insurance. See “Significant Loan Summaries” in Annex B to this prospectus for a description of any requirements for terrorism insurance for the largest 10 mortgage loans by aggregate principal balance of the pool of mortgage loans as of the cut-off date. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

We cannot assure you that terrorism insurance or the Terrorism Insurance Program will be available or provide sufficient protection against risks of loss on the mortgaged properties resulting from acts of terrorism.

As a result of any of the foregoing, the amount available to make distributions on your offered certificates could be reduced.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, if the mortgage loans that allow coverage under blanket insurance policies are part of a group of mortgage loans with related borrowers, then all of the related mortgaged properties may be covered under the same blanket policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Insurance Considerations”.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates.

Limited Information Causes Uncertainty

Historical Information Regarding the Mortgage Loans May Be Limited

Some of the mortgage loans that we intend to include in the issuing entity were made to enable the related borrower to acquire the related mortgaged property, and in certain cases, the mortgaged properties were recently constructed. The underwritten net cash flows and underwritten net operating incomes for such mortgaged properties are derived principally from current rent rolls or tenant leases and the appraisers’ projected expense levels. However, we cannot assure you that actual cash flows from such mortgaged properties will meet such projected cash flows, income and expense levels or that those funds will be sufficient to meet the payment obligations of the related mortgage loans.

111

Accordingly, for certain of these mortgage loans, limited or no historical operating information is available with respect to the related mortgaged properties. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

Ongoing Information Regarding the Mortgage Loans and the Offered Certificates May Be Limited

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you and the information we file with the Securities and Exchange Commission. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions

As described in “Description of the Mortgage Pool—Certain Calculations and Definitions” and Annex A to this prospectus, underwritten net cash flow means cash flow (including any cash flow from master leases) as adjusted based on a number of assumptions used by the related sponsor. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. Underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (or letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy in all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. Further, as described under “—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and May Adversely Affect the Performance of the Mortgage Loans” above, the assumptions and projections used to prepare underwritten information for the mortgage pool may not reflect any potential impacts of the COVID-19 pandemic. You should review these assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow. The failure of these assumptions or projections in whole or in part could cause the underwritten net cash flow to vary substantially from the actual net cash flow of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yields presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

In addition, the debt service coverage ratios set forth in this prospectus for the mortgage loans and the mortgaged properties vary, and may vary substantially, from the debt service coverage ratios for the mortgage loans and the mortgaged properties as calculated pursuant to the definition of such ratios as set forth in the related mortgage loan documents. See “Description of the Mortgage Pool—Certain Calculations and Definitions” for additional information on certain of the mortgage loans in the issuing entity.

112

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the holders of offered certificates. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the holders of offered certificates. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the issuing entity.

The Mortgage Loans Have Not Been Reviewed or Re-underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “—Cures, Repurchases and Substitutions”, and the sponsors’ description of their respective underwriting criteria described under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers” with respect to each sponsor. A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers” with respect to each sponsor.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans or the related whole loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans” and “—Any Loss of Value Payment Made by a Sponsor May Not Be

113

Sufficient to Cover All Losses on a Defective Mortgage Loan” and “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “—Cures, Repurchases and Substitutions”.

In addition, we cannot assure you that all of the mortgage loans would have complied with the underwriting criteria of a different originator involved in this transaction or, accordingly, that each originator involved in this transaction would have made the same decision to originate every mortgage loan included in the issuing entity or, if it did decide to originate an unrelated mortgage loan, that such mortgage loan would have been underwritten on the same terms and conditions.

The interest rate on certain of the mortgage loans may have been reduced significantly as a result of an upfront fee paid to the applicable originator by each of the related borrowers. As a result, the interest rate on those mortgage loans may not reflect the current “market rate” that the related originator would have otherwise charged the related borrower based solely on the credit and collateral characteristics of the related mortgaged property and structural features of the applicable mortgage loan. See the corresponding description of the underwriting standards for each applicable mortgage loan seller under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers” in this prospectus.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of This Pool

As a result of the distinct nature of the pool of mortgage loans to be included in the issuing entity, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors. While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of any successful performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the applicable mortgage loan (or whole loan, if applicable) or at or around the time of the acquisition of the mortgage loan (or whole loan, if applicable) by the related sponsor. See Annex A to this prospectus for dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly greater than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale. Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A to this prospectus, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged

114

properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. Additionally, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;
●	potential environmental or other legal liabilities;
●	the availability of refinancing; and
●	changes in interest rate levels.

In certain cases, appraisals may reflect “as-complete”, “as stabilized” or other similar values. However, the appraised value reflected on Annex A to this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” or in the footnotes to Annex A to this prospectus, reflects only the “as-is” value, which may contain certain assumptions, such as future construction completion, future completion of a property improvement plan, projected re-tenanting or increased tenant occupancies, or the sale of a portfolio of properties to a single buyer. See the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions” and the footnotes to Annex A to this prospectus.

We cannot assure you that the information set forth in this prospectus regarding appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties. Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, or appraisals that set forth a portfolio premium or an “as-complete”, “as stabilized” or other similar value, we cannot assure you that those assumptions are or will be accurate or that such value will be the value of the related mortgaged property at the indicated stabilization date, at the time of sale or at maturity. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers” for additional information regarding the appraisals.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan (or whole loan) will depend in part on the identity of the persons or entities who control the related borrower and the related mortgaged property. The performance of a mortgage loan (or whole loan) may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan (or whole loan) is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations, although some mortgage loans have current or permit future mezzanine or subordinate debt and certain mortgage loans allow for an assignment and assumption of the mortgage loan subject to certain conditions, which generally includes a transfer fee and the lender’s approval of the assignee and/or its principals. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your offered certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—'Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy

115

laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake. The terms of certain of the mortgage loans require that the borrowers be single-purpose entities, however, we cannot assure you that such borrowers will comply with such requirements. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “special purpose entities.”

Although a borrower may currently be a single-purpose entity, in certain cases the borrowers were not originally formed as single-purpose entities, but at origination of the related mortgage loan (or whole loan, as applicable) their organizational documents were amended. That borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single-purpose entity” and thus may have liabilities arising from events prior to becoming a single-purpose entity. If a borrower has owned property other than the related mortgaged property, engaged in a business other than the operation of the related mortgaged property or even owned and/or operated the related mortgaged property for a material period in advance of the origination of the related mortgage loan, that borrower may be subject to liabilities arising out of its activities prior to the origination of the related mortgage loan, including liabilities that may be unrelated to the related mortgaged property. Furthermore, the bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage.

In addition, if an underlying mortgage loan is secured by a mortgage on both the related borrower’s leasehold interest in the related mortgaged property and the underlying fee interest in such property, the related borrower may be a special purpose entity, but the owner and pledgor of the related fee interest may not be a special purpose entity.

Also any borrower, even an entity structured as a special purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

With respect to those borrowers that are structured as special purposes entities, although the terms of the borrower’s organizational documents and/or related loan documents require that the related borrower covenants to be a special purpose entity, in some cases those borrowers are not required to observe all covenants and conditions that typically are required in order for such an entity to be viewed under the standard rating agency criteria as a special purpose entity.

In some cases a borrower may be required to have independent directors, managers or trustees in order to mitigate the risk of a voluntary bankruptcy by that borrower even though it is solvent. However, any director, manager or trustee, even one that is otherwise independent of the applicable borrower and its parent entity, may determine in the exercise of its fiduciary duties to the applicable borrower that a bankruptcy filing is an appropriate course of action to be taken by the applicable borrower. Such determination might take into account the interests and financial condition of affiliates of the applicable borrower, including its parent entity. Accordingly, the financial distress of an affiliate of the borrower on any mortgage loan in one of our trusts might increase the likelihood of a bankruptcy filing by that borrower.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Substantive consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your offered certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your offered certificates.

Some of the mortgage loans underlying the offered certificates may have borrowers that are individuals or, alternatively, are entities that either have not been structured to diminish the likelihood of their becoming bankrupt or do not satisfy all the characteristics of special purpose entities. In general, as a result of a borrower not being a special purpose entity or not being limited to owning the related mortgaged property, the borrower may be engaged in activities unrelated to the subject mortgaged property and may incur indebtedness or suffer liabilities with respect to those activities. Further, some of the borrowing entities may have been in existence and conducting business prior to the origination of the related underlying mortgage loans, may own other property that is not part of the collateral for the related underlying mortgage loans and, further, may not have always satisfied all the characteristics

116

of special purpose entities even if they currently do so. This could negatively impact the borrower’s financial conditions, and thus its ability to pay amounts due and owing under the subject underlying mortgage loan. The related mortgage documents and/or organizational documents of those borrowers may not contain the representations, warranties and covenants customarily made by a borrower that is a special purpose entity, such as limitations on indebtedness and affiliate transactions and restrictions on the borrower’s ability to dissolve, liquidate, consolidate, merge, sell all or any material portion of its assets or amend its organizational documents. These provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and the related mortgage loan.

Borrowers not structured as bankruptcy-remote entities may be more likely to become insolvent or the subject of a voluntary or involuntary bankruptcy proceeding because those borrowers may be:

●	operating entities with businesses distinct from the operation of the property with the associated liabilities and risks of operating an ongoing business; and
●	individuals that have personal liabilities unrelated to the property.

In addition, certain of the borrowers and their owners may not have an independent director whose consent would be required to file a bankruptcy petition on behalf of the borrower. One of the purposes of an independent director is to avoid a bankruptcy petition filing that is intended solely to benefit a borrower’s affiliate and is not justified by the borrower’s own economic circumstances. Therefore, borrowers without an independent director may be more likely to file or be subject to voluntary or involuntary bankruptcy petitions which may adversely affect payments on your offered certificates.

The mortgage loans underlying the offered certificates may have borrowers that own the related mortgaged properties as tenants-in-common or may permit the related borrowers to convert into a tenant-in-common structure in the future. Generally, in tenant-in-common ownership structures, each tenant-in-common owns an undivided share in the subject real property. If a tenant-in-common desires to sell its interest in the subject real property and is unable to find a buyer or otherwise desires to force a partition, the tenant-in-common has the ability to request that a court order a sale of the subject real property and distribute the proceeds to each tenant-in-common owner proportionally. To reduce the likelihood of a partition action, a tenant-in-common borrower may be required to waive its partition right. However, there can be no assurance that, if challenged, this waiver would be enforceable or that it would be enforced in a bankruptcy proceeding.

The enforcement of remedies against tenant-in-common borrowers may be prolonged because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay is reinstated. While a lender may seek to mitigate this risk after the commencement of the first bankruptcy of a tenant-in-common by commencing an involuntary proceeding against the other tenant-in-common borrowers and moving to consolidate all those cases, there can be no assurance that a bankruptcy court would consolidate those separate cases. Additionally, tenant-in-common borrowers may be permitted to transfer portions of their interests in the subject mortgaged property to numerous additional tenant-in-common borrowers.

The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, a significant delay in recovery against the tenant-in-common borrowers, a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common for these mortgage loans may be special purpose entities and some of those tenants-in-common may be individuals.

In certain instances, borrowers under mortgage loans use a Delaware statutory trust structure in order to gain certain tax free exchange treatment for property of like kind under Section 1031 of the Internal Revenue Code. These borrowers can be restricted in their ability to actively operate a property, including with respect to loan work-outs, leasing and re-leasing, making material improvements and other material actions affecting the related mortgaged property. In the case of a mortgaged property that is owned by a Delaware statutory trust, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property.

117

In addition, certain of the mortgage loans may have borrowers that are wholly or partially (directly or indirectly) owned by one or more crowd funding investor groups or other diversified ownership structures. Investments in the commercial real estate market through crowd funding investor groups are a relatively recent development and there may be certain unanticipated risks to this new ownership structure which may adversely affect the related mortgage loan. Typically, the crowd funding investor group is made up of a large number of individual investors who invest relatively small amounts in the group pursuant to a securities offering. With respect to an equity investment in the borrower, the crowd funding investor group in turn purchases a stake in the borrower. Accordingly, equity in the borrower is indirectly held by the individual investors in the crowd funding group. We cannot assure you that either the crowd funding investor group or the individual investors in the crowd funding investor group or other diversified ownership structure have relevant expertise in the commercial real estate market. Additionally, crowd funding investor groups are required to comply with various securities regulations related to offerings of securities and we cannot assure you that any enforcement action or legal proceeding regarding failure to comply with such securities regulations would not delay enforcement of the related mortgage loan or otherwise impair the borrower’s ability to operate the related mortgaged property. Furthermore, we cannot assure you that a bankruptcy proceeding by the crowd funding investor group or other diversified ownership structure will not delay enforcement of the related mortgage loan or impair the borrower’s ability to operate the related mortgaged property.

See “—Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment”, “—The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property”, “—Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan” and “—Tenancies-in-Common May Hinder Recovery”, “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Single-Purpose Entity Covenants” and “—Statistical Characteristics of the Mortgage Loans—Tenancies-in-Common” and “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous federal and state statutes, including the Bankruptcy Code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk” below, “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”. In addition, if a court determines that the value of a real property is less than the principal balance of the mortgage loan it secures, the court may reduce the amount of secured indebtedness to the then-value of the property. This would make the lender a general unsecured creditor for the difference between the then-value of the property and the amount of its outstanding mortgage indebtedness.

A bankruptcy court also may:

●	grant a debtor a reasonable time to cure a payment default on a mortgage loan;
●	reduce monthly payments due under a mortgage loan;
●	change the rate of interest due on a mortgage loan; or
●	otherwise alter a mortgage loan’s repayment schedule.
118

Furthermore, the borrower, as debtor-in-possession, or its bankruptcy trustee has special powers to avoid, subordinate or disallow debts. In some circumstances, the claims of a secured lender, such as the trust, may be subordinated to financing obtained by a debtor-in-possession subsequent to its bankruptcy.

Under federal bankruptcy law, a lender may be stayed from enforcing a borrower’s assignment of rents and leases. Federal bankruptcy law also may interfere with a lender’s ability to enforce lockbox requirements. The legal proceedings necessary to resolve these issues can be time consuming and may significantly delay the receipt of rents. Rents also may escape an assignment to the extent they are used by borrower to maintain its property or for other court authorized expenses.

As a result of the foregoing, the related trust’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the total amount ultimately collected may be substantially less than the amount owed.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of the Mortgage Loans—Foreclosure” in this prospectus.

See also “—Performance of the Offered Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—General” and “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan

There may be, and there may exist from time to time, legal proceedings pending or threatened against the borrowers, the property sponsors and the managers of the mortgaged properties and their respective affiliates relating to their respective businesses or arising out of their ordinary course of business. We have not undertaken a search for all litigation or disputes that relate to the borrowers, property sponsors or managers for the mortgaged properties and their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. It is possible that any such litigation or dispute or any settlement of any litigation or dispute may have a material adverse effect on a borrower’s ability to meet its obligations under the related mortgage loan and, therefore, on distributions on your offered certificates.

The owner of a multifamily, commercial or manufactured housing community property may be a defendant in a litigation arising out of, among other things, the following:

●	breach of contract involving a tenant, a supplier or other party;
●	negligence resulting in a personal injury; or
●	responsibility for an environmental problem.

Any such litigation or dispute may divert the owner’s attention from operating its property. In addition, any such litigation or dispute may materially impair distributions to holders of offered certificates if borrowers or property sponsors must use property income or other income to pay settlements, judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Legal Considerations”.

119

Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple loans;
●	the existence of another loan will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);
●	the need to service additional debt may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;
●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other loan, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;
●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and
●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

With respect to any split mortgage loan, although each related companion loan (other than any trust subordinate companion loan) is not an asset of the issuing entity, the related borrower is still obligated to make interest and principal payments on each related companion loan. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and
●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity.

With respect to mezzanine financing, while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may allow the related borrower to employ so-called “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the sponsor’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness”, “—The Whole Loans” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

120

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity may have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single-purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.

Risks Relating to Enforceability of Cross-Collateralization Arrangements

Cross-collateralization arrangements may be terminated in certain circumstances under the terms of the related mortgage loan documents. Cross-collateralization arrangements whereby multiple borrowers grant their respective mortgaged properties as security for one or more mortgage loans could be challenged as fraudulent conveyances by the creditors or the bankruptcy estate of any of the related borrowers.

Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by that borrower from the respective mortgage loan proceeds, as well as the overall cross-collateralization. If a court were to conclude that the granting of the liens was an avoidable fraudulent conveyance, that court could subordinate all or part of the mortgage loan to other debt of that borrower, recover prior payments made on that mortgage loan, or take other actions such as invalidating the mortgage loan or the mortgages securing the cross-collateralization. See “—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable—Cross-Collateralization Arrangements”.

In addition, when multiple real properties secure a mortgage loan, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of the related aggregate mortgage loan indebtedness, to minimize recording tax. This mortgage amount is generally established at 100% to 150% of the appraised value or allocated loan amount for the mortgaged property and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans” for a description of mortgage loans that are cross-collateralized and cross-defaulted with each other, if any, or that are secured by multiple properties owned by multiple borrowers.

Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable

Cross-Collateralization Arrangements

It may be possible to challenge cross-collateralization arrangements involving more than one borrower as a fraudulent conveyance, even if the borrowers are related. If one of those borrowers were to become a debtor in a bankruptcy case, creditors of the bankrupt party or the representative of the bankruptcy estate of the bankrupt party could seek to have the bankruptcy court avoid any lien granted by the bankrupt party to secure repayment of another borrower’s loan. In order to do so, the court would have to determine that—

●	the bankrupt party—
121

1.    was insolvent at the time of granting the lien,

2.    was rendered insolvent by the granting of the lien,

3.    was left with inadequate capital, or

4.    was not able to pay its debts as they matured; and

●	the bankrupt party did not, when it allowed its property to be encumbered by a lien securing the other borrower’s loan, receive fair consideration or reasonably equivalent value for pledging its property for the equal benefit of the other borrower.

If the court were to conclude that the granting of the lien was an avoidable fraudulent conveyance, it could nullify the lien or security instrument effecting the cross-collateralization. The court could also allow the bankrupt party to recover payments it made under the avoided cross-collateralization. See “—Risks Relating to Enforceability of Cross-Collateralization Arrangements” above.

Prepayment Premiums, Fees and Charges

Under federal bankruptcy law and the laws of a number of states, the enforceability of any mortgage loan provisions that require prepayment lockout periods or payment of a yield maintenance charge or a prepayment premium, fee or charge upon an involuntary or a voluntary prepayment, is unclear. Provisions requiring yield maintenance charges or prepayment premiums, fees or charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium, fee or charge will be enforceable. In addition, if provisions requiring yield maintenance charges or prepayment premiums, fees or charges upon involuntary prepayment were unenforceable, borrowers would have an incentive to default in order to prepay their loans. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium, fee or charge.

Due-on-Sale and Debt Acceleration Clauses

Some or all of the mortgage loans included in one of our trusts may contain a due-on-sale clause, which permits the lender, with some exceptions, to accelerate the maturity of the mortgage loan upon the sale, transfer or conveyance of—

●	the related real property, or
●	a majority ownership interest in the related borrower.

We anticipate that all of the mortgage loans included in one of our trusts will contain some form of debt-acceleration clause, which permits the lender to accelerate the debt upon specified monetary or non-monetary defaults by the related borrower.

The courts of all states will enforce acceleration clauses in the event of a material payment default. The equity courts of any state, however, may refuse to allow the foreclosure of a mortgage, deed of trust or other security instrument or to permit the acceleration of the indebtedness if:

●	the default is deemed to be immaterial,
●	the exercise of those remedies would be inequitable or unjust, or
●	the circumstances would render the acceleration unconscionable.

See “Certain Legal Aspects of the Mortgage Loans—Due-On-Sale and Due-On-Encumbrance Provisions”.

122

Assignments of Leases

Some or all of the mortgage loans included in one of our trusts may be secured by, among other things, an assignment of leases and rents. Under that document, the related borrower will assign its right, title and interest as landlord under the leases on the related real property and the income derived from those leases to the lender as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. In the event the borrower defaults, the license terminates and the lender is entitled to collect rents. In some cases, those assignments may not be perfected as security interests prior to actual possession of the cash flow. Accordingly, state law may require that the lender take possession of the property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. Lenders that actually take possession of the property, however, may incur potentially substantial risks attendant to being a mortgagee in possession. The risks include liability for environmental clean-up costs and other risks inherent to property ownership. In addition, the commencement of bankruptcy or similar proceedings by or with respect to the borrower will adversely affect the lender’s ability to collect the rents. In particular, with respect to properties that are master leased, state law may provide that the lender will not have a perfected security interest in the underlying rents (even if covered by an assignment of leases and rents), unless there is also a mortgage on the master tenant’s leasehold interest. Such a mortgage is not typically obtained. See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

Defeasance

A mortgage loan underlying the offered certificates may permit the related borrower, during the periods specified and subject to the conditions set forth in the loan, to pledge to the holder of the mortgage loan a specified amount of direct, non-callable United States government securities and thereby obtain a release of the related mortgaged property. The cash amount which a borrower must expend to purchase, or must deliver to a master servicer in order for the master servicer to purchase, the required United States government securities may be in excess of the principal balance of the mortgage loan. A court could interpret that excess amount as a form of prepayment premium or could take it into account for usury purposes. In some states, some forms of prepayment premiums are unenforceable. If the payment of that excess amount were held to be unenforceable, the remaining portion of the cash amount to be delivered may be insufficient to purchase the requisite amount of United States government securities.

Jurisdictions with One Action or Security First Rules and/or Anti-Deficiency Legislation May Limit the Ability of the Special Servicer to Foreclose on a Real Property or to Realize on Obligations Secured by a Real Property

Several states, including California, have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, requiring the lender to exhaust the real property security for such obligation first and/or limiting the ability of the lender to recover a deficiency judgment from the obligor following the lender’s realization upon the collateral. This could be particularly problematic for cross-collateralized, cross-defaulted or multi-property mortgage loans secured by real properties located in multiple states where only some of those states have such rules. A lender who proceeds in violation of these rules may run the risk of forfeiting collateral and/or forfeiting the right to enforce the underlying obligation. In some jurisdictions, the benefits of such laws may also be available to a guarantor of the underlying obligation, thereby limiting the ability of the lender to recover against a guarantor without first proceeding against the collateral and without a judicial foreclosure. Accordingly, where real properties are located in jurisdictions in which “one action”, “security first” and/or “anti-deficiency” rules may be applicable, the special servicer should seek to obtain advice of counsel prior to enforcing any of the trust’s rights under any of the related mortgage loans and/or guarantees of those mortgage loans. As a result, the special servicer may incur additional – and perhaps significant additional – delay and expense in foreclosing on the underlying real properties located in states affected by “one action”, “security first” or “anti-deficiency” rules. See “Certain Legal Aspects of the Mortgage Loans—Foreclosure—One Action and Security First Rules” and “—Foreclosure—Anti-Deficiency Legislation”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;
123

●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;
●	whether and to what extent recourse to the borrower is permitted; and
●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to holders of offered certificates. See “Certain Legal Aspects of the Mortgage Loans”.

For example, Florida statutes render unenforceable provisions that allow for acceleration and other unilateral modifications solely as a result of a property owner entering into an agreement for a property-assessed clean energy (“PACE”) financing. Consequently, given that certain remedies in connection therewith are not enforceable in Florida, we cannot assure you that any borrower owning assets in Florida will not obtain PACE financing notwithstanding any prohibition on such financing set forth in the related mortgage loan documents.

The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Offered Certificates

On March 10, 2023, the California Department of Financial Protection and Innovation appointed the Federal Deposit Insurance Corporation (the “FDIC”) as receiver for Silicon Valley Bank (“SVB”). To protect insured depositors, the FDIC ultimately transferred all the deposits and substantially all of the assets of SVB to Silicon Valley Bridge Bank, N.A., a full-service bridge bank that will be operated by the FDIC as it stabilizes the institution and implements an orderly resolution. On March 12, 2023, Signature Bank was closed by the New York State Department of Financial Services, which appointed the FDIC as receiver. To protect depositors, the FDIC transferred all the deposits and substantially all of the assets of Signature Bank to Signature Bridge Bank, N.A. (“Bridge Bank”), a full-service bank that will be operated by the FDIC as it markets the institution to potential bidders. On March 20, 2023, the FDIC announced that it had entered into a purchase and assumption agreement for substantially all deposits and certain loan portfolios of Bridge Bank by Flagstar Bank, National Association (“Flagstar”). Other banks have also come under pressure as a result of the failure of SVB and Signature Bank and we cannot assure you whether or not the FDIC will take similar or different actions with respect to other banking institutions. Under the related mortgage loan documents, all accounts, including the lockbox accounts, are required to be held at institutions meeting certain financial and ratings requirements, although in certain cases the lender may have waived such requirements as to specific institutions or otherwise. Also, recent news reports have indicated that some rating agencies are assessing a number of financial institutions for possible downgrades and that some institutions have already been the subject of downgrades, which may trigger the obligation to transfer accounts held at such institutions if any such downgrades cause them not to meet the requirements of the loan documents. Failure to meet those requirements could result in a default by the related borrower until the lockbox account is transferred to an institution meeting the necessary financial and ratings requirements. We cannot assure you that the operation of any lockbox accounts at Bridge Bank or Flagstar, or the transfer of those lockbox accounts (or other accounts held at other institutions) to other qualified institutions, if required, will not have an adverse impact on the operational cash flows from the related mortgaged properties or the related borrowers’ ability to meet their respective obligations under the mortgage loan documents during that time. We cannot assure you that Bridge Bank or Flagstar is not the lockbox bank for any mortgage loans to be held by the issuing entity.

Certain of the mortgage loans may not require the related borrower presently to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes.

124

A Borrower May Be Unable to Repay Its Remaining Principal Balance on the Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their maturity date or anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans. This is because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity.

All of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity (or, if applicable, any related anticipated repayment date), and many of the mortgage loans require only payments of interest for part or all of such respective terms. Furthermore, all of the mortgage loans provide for original terms to maturity of approximately five years and, as of the cut-off date, none of the mortgage loans have more than two months seasoning. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date (or, if applicable, anticipated repayment date) of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan (or whole loan) on its maturity date or anticipated repayment date, as applicable, typically will depend upon its ability either to refinance the mortgage loan (or whole loan) or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;
●	the prevailing interest rates;
●	the net operating income generated by the mortgaged property;
●	the fair market value of the related mortgaged property;
●	the borrower’s equity in the related mortgaged property;
●	significant tenant rollover at the related mortgaged properties (see “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties” and “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”);
●	the borrower’s financial condition;
●	the operating history and occupancy level of the mortgaged property;
●	reductions in applicable government assistance/rent subsidy programs;
●	the tax laws; and
●	prevailing general and regional economic conditions.

In addition, the promulgation of additional laws and regulations, including the final regulations to implement the credit risk retention requirements under Section 15G of the Securities Exchange Act of 1934, as added by Section 941 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, compliance with which was required with respect to the CMBS issued on or after December 24, 2016, may cause commercial real estate lenders to tighten their lending standards and reduce the availability of leverage and/or refinancings for commercial real estate. This,

125

in turn, may adversely affect borrowers’ ability to refinance mortgage loans or sell the related mortgaged property on or before the related maturity date or anticipated repayment date, as applicable.

With respect to any split mortgage loan, the risks relating to balloon payment obligations are enhanced by the existence of the related companion loan(s).

Whether or not losses are ultimately sustained, any delay in the collection of a balloon payment on the maturity date or anticipated repayment date that would otherwise be distributable on your offered certificates will likely extend the weighted average life of your offered certificates.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and each outside servicing agreement governing the servicing of an outside serviced mortgage loan permits the related outside special servicer) to extend and modify mortgage loans in a manner consistent with the applicable servicing standard, subject to the limitations (or, in the case of an outside serviced mortgage loan, limitations of the type) described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”. We cannot assure you, however, that any extension or modification will increase the present value of recoveries in a given case.

Neither the master servicer nor the special servicer will have the ability to extend or modify an outside serviced mortgage loan because each outside serviced mortgage loan is being serviced pursuant to the applicable outside servicing agreement. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable in respect of a class of offered certificates, whether such delay is due to a borrower default or to modification of an outside serviced mortgage loan by the outside special servicer, will likely extend the weighted average life of such class of certificates.

The credit crisis and economic downturn have resulted in tightened lending standards and a reduction in capital available to refinance mortgage loans at maturity. These factors have increased the risk that refinancing may not be available. We cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

Lending on Ground Leases Creates Risks for Lenders That Are Not Present When Lending on a Fee Ownership Interest in a Real Property

The encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not, individually or in the aggregate, material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case. If the ground lease does not provide for notice to a lender of a default thereunder on the part of the borrower, together with a reasonable opportunity for the lender to cure the default, the lender may be unable to prevent termination of the lease and may lose its collateral.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to Section 365(h) of the U.S. bankruptcy code (11 U.S.C. Section 365(h)) to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could

126

succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity or the trustee on its behalf may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated and the trustee could be deprived of its security interest in the leasehold estate, notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 Amendments to the U.S. bankruptcy code, such a result would be consistent with the purpose of the 1994 Amendments to the U.S. bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the U.S. bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under Section 363(f) of the U.S. bankruptcy code (11 U.S.C. Section 363(f)) upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to Section 363(e) of the U.S. bankruptcy code (11 U.S.C. Section 363(a)), a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under Section 363(f) of the U.S. bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of Section 363(f)(1) through (4) of the U.S. bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to Section 363(f) of the U.S. bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders, however, certain of the ground leases with respect to a mortgage loan included in the Issuing Entity may not.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

Increases in Real Estate Taxes and Assessments May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program (often known as a “PILOT” program) or other tax abatement arrangements. Upon expiration of such program or if such program was otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term until the expiration of such program.

As described under “Description of the Mortgage Pool—Additional Indebtedness—Permitted Unsecured Debt and Other Debt”, the borrowers with respect to certain mortgage loans may obtain additional financing (in the form

127

of an unsecured loan that may accrue interest at a higher rate than the related mortgage loan) that will have repaid through multi-year assessments against the related mortgaged property.

An increase in real estate taxes and/or assessments may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

Collective Bargaining Activity May Disrupt Operations, Increase Labor Costs or Interfere with Business Strategies

A number of employees at certain of the mortgaged properties may be covered by a collective bargaining agreement. If relationships with such employees or the unions that represent them become adverse, such mortgaged properties could experience labor disruptions such as strikes, lockouts, boycotts and public demonstrations. In addition, during the COVID-19 pandemic, unions may encourage employees to leave work if the workplace does not meet certain safety requirements. Labor disputes, which may be more likely when collective bargaining agreements are being negotiated, could harm relationships with employees, result in increased regulatory inquiries and enforcement by governmental authorities. Further, adverse publicity related to a labor dispute could harm such mortgaged properties’ reputation and reduce customer demand for related services. Labor regulation and the negotiation of new or existing collective bargaining agreements could lead to higher wage and benefit costs, changes in work rules that raise operating expenses, legal costs, and limitations on the related borrower’s ability to take cost saving measures during economic downturns. We cannot assure you that the related borrower will be able to control the negotiations of collective bargaining agreements covering unionized labor employed at such mortgaged properties.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Reserves to Fund Certain Necessary Expenditures Under the Mortgage Loans May Be Insufficient for the Purpose for Which They Were Established

The borrowers under some of the mortgage loans made upfront deposits, and/or agreed to make ongoing deposits, to reserves for the payment of various anticipated or potential expenditures, such as (but not limited to) the costs of tenant improvements and leasing commissions, recommended immediate repairs and seasonality reserves. We cannot assure you that any such reserve will be sufficient, that borrowers will reserve the required amount of funds or that cash flow from the mortgaged properties will be sufficient to fully fund such reserves. See Annex A for additional information with respect to the reserves established for the mortgage loans.

Risks Relating to Tax Credits

With respect to certain mortgage loans secured by multifamily properties, the related property owners may be entitled to receive low-income housing tax credits pursuant to Section 42 of the Internal Revenue Code, which provides a tax credit from the state tax credit allocating agency to owners of multifamily rental properties meeting the definition of low-income housing. The total amount of tax credits to which a property owner is entitled is generally based upon the percentage of total units made available to qualified tenants. The owners of the mortgaged properties subject to the tax credit provisions may use the tax credits to offset income tax that they may otherwise owe and the tax credits may be shared among the equity owners of the project. In general, the tax credits on the applicable mortgage loans will be allocated to equity investors in the borrower.

The tax credit provisions limit the gross rent for each low-income unit. Under the tax credit provisions, a property owner must comply with the tenant income restrictions and rental restrictions over a minimum 15-year compliance period, although the property owner may take the tax credits on an accelerated basis over a 10-year period. In the event a multifamily rental property does not maintain compliance with the tax credit restrictions on tenant income or

128

rental rates or otherwise satisfy the tax credit provisions of the Internal Revenue Code, the property owner may suffer a reduction in the amount of available tax credits and/or face the recapture of all or part of the tax credits related to the period of noncompliance and face the partial recapture of previously taken tax credits. The loss of tax credits, and the possibility of recapture of tax credits already taken, may provide significant incentive for the property owner to keep the related multifamily rental property in compliance with these tax credit restrictions, which may limit the income derived from the related property.

If the issuing entity were to foreclose on such a property it would be unable to take advantage of the tax credits, but could sell the property with the right to the remaining credits to a tax paying investor. Any subsequent property owner would continue to be subject to rent limitations unless an election was made to terminate the tax credits, in which case the property could be operated as a market rate property after the expiration of three years. The limitations on rent and on the ability of potential buyers to take advantage of the tax credits may limit the issuing entity’s recovery on that property.

Certain of the mortgaged properties may have been renovated in accordance with the federal tax code and state regulations to make them eligible for federal historic tax credits. Such mortgaged properties may be subject to additional risks, including, without limitation, the possibility of recapture of the tax credits. Historic tax credits may be subject to recapture upon the occurrence of certain events, such as the sale of the related mortgaged property (including at a foreclosure sale) to certain disqualified transferees.

Risks Relating to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans (and any applicable trust subordinate companion loans) to the depositor (an affiliate of (i) Citi Real Estate Funding Inc., one of the sponsors and an originator, (ii) Citigroup Global Markets Inc., one of the underwriters, and (iii) Citibank, N.A., the certificate administrator) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans and any trust subordinate companion loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. The originators may also earn origination fees in connection with the origination of the mortgage loans to be included in the mortgage pool. In certain cases, additional upfront fees may be earned in connection with a reduction of the mortgage rate of the related mortgage loan, in light of the other credit characteristics of such mortgage loan. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

129

In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans to this securitization transaction.

The originators, the sponsors and/or their respective affiliates may have originated and sold or retained mezzanine loans and/or companion loans (or may in the future originate permitted mezzanine loans) related to the mortgage loans. Such transactions may cause the originators, the sponsors and their respective affiliates or their clients or counterparties who purchase the mezzanine loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to a mezzanine loan or companion loan based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions.

In some cases, following the transfer of the mortgage loans to the issuing entity, the originators, the sponsors or their respective affiliates may be the holders of companion loans related to their mortgage loans. See “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”. Any holder of any such pari passu companion loan will have certain consultation rights with respect to servicing decisions involving the related whole loan. However, unless such pari passu companion loan is evidenced by the controlling note, none of the master servicer, the special servicer, an outside servicer or an outside special servicer, as applicable, will be required to take or to refrain from taking any action pursuant to the advice, recommendations or instructions from the holder of a pari passu companion loan or its representative, or due to any failure to approve an action by any such party, or due to an objection by any such party that would cause the master servicer, the special servicer, an outside servicer or an outside special servicer, as applicable, to violate applicable law, the related mortgage loan documents, the pooling and servicing agreements or an outside servicing agreement, as applicable (including the servicing standard), any related co-lender agreement or intercreditor agreement or the REMIC provisions of the Code. See “Description of the Mortgage Pool—Additional Indebtedness” and “—The Whole Loans” for more information regarding the rights of any companion loan holder.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor thereof, participating in interim servicing and/or custodial arrangements with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, performing certain underwriting services for the originators on a contractual basis and/or conducting due diligence on behalf of an investor with respect to the underlying mortgage loans prior to their transfer to the issuing entity. For a description of certain of the foregoing relationships and arrangements, see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

In addition, a sponsor or an affiliate thereof may be a tenant with respect to a mortgaged property securing a mortgage loan. In such situations, there can be no assurance that any related borrower did not receive more favorable loan terms than it would have received if a sponsor or sponsor affiliate was not a tenant, nor can there be any assurance that that any such sponsor or sponsor affiliate did not receive more favorable lease terms than any other tenant would receive. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases” for information regarding any such circumstances.

These roles and other potential relationships may give rise to conflicts of interest as described above and under “—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests,” “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment”. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the holders of offered certificates.

130

Underwriter Entities hold or may hold companion loans and/or mezzanine loans related to a mortgage loan backing the certificates. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value. The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the holders of offered certificates. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the offered certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates. We cannot assure you that any actions that any such party takes in its capacity as a holder of a certificate (whether in connection with market-making activity or otherwise) will necessarily be aligned with the interests of the holders of other classes of any certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of any party to the pooling and servicing agreement, and unless it is a Consulting Party will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. See “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” and “Plan of Distribution (Underwriter Conflicts of Interest)” in this prospectus for a description of certain affiliations and relationships

131

between the underwriters and other participants in this offering. Each of those affiliations and foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicer, the Special Servicer, the Trustee, any Outside Servicer and any Outside Special Servicer

The master servicer, the special servicer or sub-servicer or any of their respective affiliates, may purchase certificates evidencing interests in the trust.

In addition, the master servicer, the special servicer or a sub-servicer for the trust, or any of their respective affiliates, may have interests in, or other financial relationships with, borrowers under the related mortgage loans. These relationships may create conflicts of interest.

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer or the special servicer or any of their respective affiliates. See “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”. Each outside servicing agreement provides that the related outside serviced whole loan is required to be administered in accordance with a servicing standard set forth therein. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

In addition, in order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, for so long as the special servicer obtains knowledge that it is a borrower party with respect to a mortgage loan, the special servicer will be required to resign as special servicer with respect to that mortgage loan and the applicable directing holder will be required to select a separate special servicer that is not a borrower party (referred to in this prospectus as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan. In the event there is no applicable directing holder, the resigning special servicer will be required to use reasonable efforts to select the related excluded special servicer. See “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to any excluded special servicer loan to the related borrower party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

Notwithstanding the foregoing, the master servicer, the special servicer or any of their respective sub-servicers and, as it relates to servicing and administration of any outside serviced whole loan, any outside servicer, any outside special servicer, or any of their respective sub-servicers, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the offered certificates, especially if:

●	as it relates to the servicing and administration of mortgage loans under the pooling and servicing agreement, the master servicer, the special servicer, a sub-servicer or any of their respective affiliates holds certificates of this securitization transaction or any commercial mortgage-backed securities that evidence an interest in or are secured by the assets of an issuing entity, which assets include a serviced companion loan (or a portion of or interest in a serviced companion loan) (such securities, “serviced companion loan securities”), or
●	as it relates to servicing and administration of any outside serviced whole loan under the related outside servicing agreement, any related outside servicer, any related outside special servicer, a sub-servicer or any of their respective affiliates, holds certificates of this securitization transaction or any securitization involving a companion loan in such outside serviced whole loan;
132

or, in any case, any of the foregoing parties or any of their respective affiliates directly owns a companion loan or mezzanine loan related to any mortgage loan or otherwise has financial interests in or financial dealings with an applicable borrower, any of its affiliates or a sponsor. Each of these relationships may create a conflict of interest. For example, if the special servicer or its affiliate holds a subordinate class of certificates or serviced companion loan securities, the special servicer might seek to reduce the potential for losses allocable to those certificates or serviced companion loan securities by deferring acceleration of the applicable specially serviced loans in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. Furthermore, none of the master servicer, the special servicer or a sub-servicer is required to act in a manner more favorable to the holders of offered certificates or any particular class of offered certificates than to the holders the non-offered certificates, any serviced companion loan holder or the holder of any serviced companion loan securities.

Each of the master servicer and the special servicer (or any of their respective sub-servicers) services and is expected to continue to service, in the ordinary course of its business, existing and new mortgage loans for third parties, or itself or its affiliates, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, or have owners, obligors or property managers in common with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. As a result of the services described above, the interests of each of the master servicer and the special servicer (or any of their respective sub-servicers) and each of its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of the master servicer or the special servicer(or any of their respective sub-servicers), as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for the master servicer or the special servicer.

A special servicer (whether the initial special servicer or a successor) may enter into one or more arrangements with the controlling class representative, another directing holder, a controlling class certificateholder or other certificateholders, a companion loan holder, or a holder of a security backed (in whole or in part) by a companion loan (or an affiliate or a third-party representative of one or more of the preceding) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the co-lender agreements and limitations on the right of such person to replace the special servicer. The master servicer may enter into an agreement with a sponsor to purchase the servicing rights to the related mortgage loans and/or the right to be appointed as the master servicer with respect to such mortgage loans. Any person that enters into such an economic arrangement with the master servicer or special servicer, as the case may be, may be influenced by such economic arrangement when deciding whether to appoint such master servicer or whether to appoint or replace such special servicer from time to time, and such consideration would not be required to take into account the best interests of any holder or group of holders of offered certificates. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

It is expected that RREF V - D AIV RR H, LLC (or an affiliate thereof) will be the initial controlling class representative and, as such, will be the initial directing holder with respect to the serviced mortgage loans and any related serviced companion loans (other than any serviced outside controlled whole loan or any trust subordinate companion whole loan). It is expected that RREF V - D AIV RR H, LLC will appoint its affiliate, Rialto Capital Advisors, LLC, to act as the initial special servicer with respect to the serviced mortgage loans and any related serviced companion loans (other than any excluded special servicer mortgage loan or trust subordinate companion whole loan).

Further, the master servicer, the special servicer, the certificate administrator, the trustee and their respective affiliates are acting in multiple capacities in or related to this transaction, which may include, without limitation, participating in interim servicing and/or custodial arrangements with certain transaction parties, providing warehouse financing to certain originators or sponsors prior to transfer of their related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the underlying mortgage loans prior to their transfer to the issuing entity. For a description of certain of the foregoing relationships and arrangements, see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”. Also see “—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment”.

133

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Similarly, with respect to the outside serviced mortgage loans, conflicts described above may arise with respect to an outside servicer, an outside special servicer, a sub-servicer, or any of their respective affiliates.

Each of the foregoing relationships should be considered carefully by you before you invest in any offered certificates.

In addition, while there is an operating advisor with certain obligations in respect of reviewing the compliance of the special servicer with certain of its obligations under the pooling and servicing agreement, the operating advisor (i) has no control rights over actions by the special servicer at any time, (ii) has no ability to communicate with, or directly influence the actions of, the borrowers at any time, (iii) has no consultation rights over actions by the special servicer prior to the occurrence and continuance of an operating advisor consultation trigger event (including solely in the case of a trust subordinate companion whole loan, any operating advisor consultation trigger event specifically related to the securitization involving the issuance of the related loan-specific certificates), (iv) has no consultation rights in connection with a serviced outside controlled whole loan unless consultation rights are granted to the issuing entity as holder of the related split mortgage loan and (v) has no consultation rights in connection with the outside serviced whole loans, and the special servicer is under no obligation at any time to act upon any of the operating advisor’s recommendations. In addition, the operating advisor only has the limited obligations and duties set forth in the pooling and servicing agreement, and has no fiduciary duty, has no other duty except with respect to its specific obligations under the pooling and servicing agreement and has no duty or liability to any particular class of offered certificates or any holder of offered certificates. It is not intended that the operating advisor act as a surrogate for the holders of offered certificates. Investors should not rely on the operating advisor to monitor the actions of any directing holder or special servicer, other than to the limited extent specifically required in respect of certain actions of the special servicer at certain prescribed times under the pooling and servicing agreement, or to affect the special servicer’s actions under the pooling and servicing agreement.

Potential Conflicts of Interest of the Operating Advisor

Pentalpha Surveillance LLC, a limited liability company organized under the laws of the State of Delaware, has been appointed as the initial operating advisor with respect to all of the serviced mortgage loans and trust subordinate companion loans (if any); provided, however, that the operating advisor may have limited consultation rights with an outside special servicer pursuant to the pooling and servicing agreement. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer”. In acting as operating advisor, the operating advisor is required to act solely on behalf of the issuing entity, in the best interest of, and for the benefit of, the certificateholders (and holders of any related loan-specific certificates and related uncertificated interests) (as a collective whole) and will have no fiduciary duty to any party. In addition, the operating advisor is not permitted to (i) be affiliated with other parties to this securitization transaction (which, for the avoidance of doubt, does not include the asset representations reviewer) (or any securitization transaction constituted by the issuance of any loan-specific certificates) or (ii) directly or indirectly have any financial interest in this securitization transaction (or any securitization transaction constituted by the issuance of any loan-specific certificates) other than in fees from its role as the operating advisor or any fees to which it is entitled as asset representations reviewer. See “The Pooling and Servicing Agreement—Operating Advisor”. Notwithstanding the foregoing, the operating advisor and its affiliates may have interests that are in conflict with those of holders of offered certificates, especially if the operating advisor or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent of a borrower.

In the normal course of conducting its business, Pentalpha Surveillance LLC and its affiliates may have rendered services to, performed surveillance of, provided valuation services to and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the sponsors, the mortgage loan sellers, the originators, a party to the

134

pooling and servicing agreement, a directing holder, a companion loan holder, a consulting party or collateral property owners or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to Pentalpha Surveillance LLC’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which Pentalpha Surveillance LLC performs its duties under the pooling and servicing agreement.

In addition, Pentalpha Surveillance LLC and its affiliates may have duties with respect to existing and new commercial, multifamily and manufactured housing community mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans that will be included in the issuing entity. These other mortgage loans and the related mortgages properties may be in the same market as, or have owners, obligors or property managers in common with, one or more of the mortgage loans that will be included in the issuing entity and the related mortgaged properties. Consequently, personnel of Pentalpha Surveillance LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity, at the same time as they are performing services on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts of interest for Pentalpha Surveillance LLC. Although the operating advisor is required to consider the servicing standard in connection with its activities under the pooling and servicing agreement, the operating advisor will not itself be bound by the servicing standard but, rather, by the Operating Advisor Standard.

In addition, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders if the operating advisor or any of its affiliates has financial interests in or financial dealings with a borrower, a parent or sponsor of a borrower, a servicer or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Asset Representations Reviewer

Pentalpha Surveillance LLC, a limited liability company organized under the laws of the State of Delaware, has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer”. In the normal course of conducting its business, Pentalpha Surveillance LLC and its affiliates have rendered services to, performed surveillance of, provided valuation services to and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the sponsors, the mortgage loan sellers, the originators, a party to the pooling and servicing agreement, a directing holder, a companion loan holder, a consulting party or collateral property owners or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to Pentalpha Surveillance LLC’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which Pentalpha Surveillance LLC performs its duties under the pooling and servicing agreement.

Notwithstanding the foregoing, the asset representations reviewer and its affiliates may have interests that are in conflict with those of holders of offered certificates, especially if the asset representations reviewer or any of its affiliates have financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent of a borrower.

In addition, Pentalpha Surveillance LLC and its affiliates may have duties with respect to existing and new commercial, multifamily and manufactured housing community mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans that will be included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same market as or have owners, obligors or property managers in common with, one or more of the mortgage loans that will be included in the issuing entity and the related mortgaged properties. Consequently, personnel of Pentalpha Surveillance LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity, at the same time as they are performing services on behalf of other persons with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts of interest for Pentalpha Surveillance LLC.

135

Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder

It is expected that RREF V - D AIV RR H, LLC (or its affiliate) will be the initial controlling class representative and, accordingly, the initial directing holder with respect to all of the serviced mortgage loans and serviced whole loans as to which the controlling class representative is entitled to act as directing holder. In addition, in the case of any servicing shift whole loan (for so long as it is serviced under the pooling and servicing agreement for this securitization) or other serviced outside controlled whole loan, the holder of the related controlling pari passu or subordinate companion loan, as applicable, will be the initial directing holder. See “Description of the Mortgage Pool—The Whole Loans”. The initial outside controlling class representative(s) with respect to the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—General”. If the issuing entity contains a trust subordinate companion loan, the initial loan-specific controlling class representative (and, accordingly, the initial directing holder) with respect to the related trust subordinate companion whole loan will be identified under “Description of the Mortgage Pool—The Trust Subordinate Companion Loan(s)”.

Except as limited by certain conditions described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, the special servicer may be removed and replaced with or without cause with respect to the applicable serviced loan(s) under the pooling and servicing agreement at any time by (and with a successor to be appointed by) the applicable directing holder. See “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

In addition, a directing holder will have certain consent rights, and a consulting party will have certain consultation rights, with respect to the applicable serviced mortgage loan(s) and serviced companion loan(s) under the pooling and servicing agreement under certain circumstances, as described in this prospectus. See “The Pooling and Servicing Agreement—Directing Holder”.

Neither the holders of the serviced companion loans nor any of their representatives will be a party to the pooling and servicing agreement, but one or more of such parties will be a third party beneficiary thereof and their rights (which may include being a directing holder or consulting party) may affect the servicing of the related mortgage loan.

The controlling class representative will be controlled by the controlling class certificateholders and any loan-specific controlling class representative will be controlled by the related loan-specific controlling class certificateholders, and the holders of the controlling class and any loan-specific controlling class, respectively, will not, in the case of any such class, have any duty or liability to any other certificateholder. Likewise, no holder of a serviced companion loan or any representative thereof will have any duty or liability to any holder of offered certificates. See “The Pooling and Servicing Agreement—Directing Holder”.

Similarly, the related outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder), has, with respect to an outside serviced whole loan, certain consent and consultation rights and rights to replace the related outside special servicer under the related outside servicing agreement, and the controlling class representative for this securitization transaction, at any time that it is a directing holder or consulting party, will have certain consultation rights with respect to such outside serviced whole loan. See “Description of the Mortgage Pool—The Whole Loans” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Any directing holder, consulting party, or outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder) may have interests that are in conflict with those of any or all of the holders of offered certificates, especially if the applicable party or any affiliate thereof holds certificates, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or a parent of a borrower. Each of these relationships may create a conflict of interest.

The special servicer, at the direction of or upon consultation with, as applicable, a directing holder or a consulting party, may take actions with respect to the related serviced mortgage loan or serviced whole loan that could adversely affect the holders of some or all of the classes of the offered certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. No directing holder or consulting party will have any

136

duty to the holders of any class of offered certificates and may have interests in conflict with those of the holders of offered certificates. As a result, it is possible that a directing holder may direct or a consulting party may advise the special servicer to take actions that conflict with the interests of holders of certain classes of the offered certificates. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents.

No certificateholder may take any action against any directing holder or consulting party for having acted solely in its own interests. See “Description of the Mortgage Pool—The Whole Loans”, “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”. Although a directing holder, controlling class certificateholder or loan-specific controlling class certificateholder (if any, and if no “control appraisal period” is in effect) that, in each case, is a borrower party with respect to a mortgage loan or whole loan will generally not be entitled to have access to certain excluded information regarding such mortgage loan or whole loan and the related mortgaged property (including asset status reports, final asset status reports or any summaries related thereto (and any other excluded information identified in the pooling and servicing agreement)), and certificateholders of the same controlling class that are not borrower parties will be required to certify that they will not share such excluded information with such borrower parties, we cannot assure you that any such excluded entities will not access, obtain, review and/or use, or that any non-excluded entity will not share with such excluded entity, such excluded information in a manner that adversely impacts your offered certificates.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the Class E-RR, Class F-RR, Class G-RR and Class J-RR certificates (the “B-Piece Buyer”) was given the opportunity by the sponsors to perform due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity, and to request the removal, re-sizing or change in other features of some or all of the mortgage loans. The B-Piece Buyer may have adjusted the mortgage pool as originally proposed by the sponsors by removing or otherwise excluding certain proposed mortgage loans. In addition, the B-Piece Buyer received or may receive price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the B-Piece Buyer or that the final pool as influenced by the B-Piece Buyer’s feedback will not adversely affect the performance of your offered certificates and benefit the performance of the B-Piece Buyer’s certificates. Because of the differing subordination levels, the B-Piece Buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the B-Piece Buyer but that does not benefit other investors. In addition, the B-Piece Buyer may enter into hedging or other transactions (except as may be restricted pursuant to the credit risk retention rules) or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The B-Piece Buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The B-Piece Buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of the Class E-RR, Class F-RR, Class G-RR or Class J-RR certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the B-Piece Buyer’s acceptance of a mortgage loan. The B-Piece Buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the origination of such mortgage loan.

The B-Piece Buyer will have no liability to any holder of offered certificates for any actions taken by it as described in the preceding two paragraphs, and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, waives any claims against such buyers in respect of such actions.

It is anticipated that RREF V - D AIV RR H, LLC (or its affiliate) will be the initial controlling class representative and, accordingly, the initial directing holder with respect to all of the serviced mortgage loans and serviced whole loans as to which the controlling class representative is entitled to act as directing holder.

The controlling class representative will have certain rights to direct and consult with the special servicer with respect to the applicable serviced loans. In addition, the controlling class representative will generally have certain

137

consultation rights with regard to some or all of the outside serviced mortgage loans under each related co-lender agreement. See “—Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder” above.

Because the incentives and actions of the B-Piece Buyer may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool and should not rely upon any B-Piece Buyer’s due diligence or investment decision (or due diligence or the investment decision of its affiliates).

Conflicts of Interest May Occur as a Result of the Rights of the Directing Holder or an Outside Controlling Class Representative to Terminate the Special Servicer of the Related Whole Loan

With respect to each whole loan, the applicable directing holder, or an outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder), as applicable, will be entitled, under certain circumstances, to remove the special servicer or outside special servicer, as applicable, for such whole loan and, in such circumstances, appoint a successor special servicer or successor outside special servicer, as applicable, for such whole loan (or have certain consent rights with respect to such removal or replacement).

The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of offered certificates. In addition, that party does not have any duties to the holders of any class of offered certificates, may act solely in its own interests, and will have no liability to any holder of offered certificates for having done so. No holder of offered certificates may take any action against the directing holder or the outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder), as applicable (under the pooling and servicing agreement for this securitization or any other servicing agreement), or against any other parties for having acted solely in their own respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate a special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts of interest in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;
●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and
●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

Any risks set forth below with respect to the offered certificates should be considered to be generally applicable to any loan-specific certificates.

The Offered Certificates Are Limited Obligations; If Assets Are Not Sufficient, You May Not Be Paid

The offered certificates, when issued, will represent beneficial interests in the issuing entity. The offered certificates will not represent an interest in, or obligation of, the sponsors, any party to the pooling and servicing

138

agreement, the underwriters, or any of their respective affiliates, or any other person. The primary assets of the issuing entity will be the notes evidencing the mortgage loans and any trust subordinate companion loans, and the primary security and source of payment for the mortgage loans and any trust subordinate companion loans will be the mortgaged properties and the other collateral described in this prospectus. Payments on the offered certificates are expected to be derived from payments made by the borrowers on the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the holders of the offered certificates are entitled.

No governmental agency or instrumentality will guarantee or insure payment on the offered certificates.

Furthermore, some classes of offered certificates will represent a subordinate right to receive payments out of collections and/or advances on the trust assets.

If the trust assets are insufficient to make payments on your offered certificates, no other assets will be available to you for payment of the deficiency, and you will bear the resulting loss. See “Description of the Certificates—General”.

The Offered Certificates May Have Limited Liquidity and the Market Value of the Offered Certificates May Decline

The offered certificates may have limited or no liquidity.

As described under “—General Risk Factors—The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS” and “—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”, the secondary market for mortgage-backed securities recently experienced extremely limited liquidity. The adverse conditions described above as well as other adverse conditions could continue to severely limit the liquidity for mortgage-backed securities and cause disruptions and volatility in the market for CMBS.

Your offered certificates will not be listed on any national securities exchange or the NASDAQ stock market or traded on any automated quotation systems of any registered securities association, there is currently no secondary market for your offered certificates and the underwriters have no obligation to make a market in the offered certificates. In addition, the ability of the underwriters to make a market in the offered certificates may be impacted by changes in regulatory requirements applicable to marketing and selling of, or issuing quotations with respect to, the offered certificates or asset backed securities generally. Additionally, one or more purchasers may purchase substantial portions of one or more classes of offered certificates. Accordingly, you may not have an active or liquid secondary market for your offered certificates. Lack of liquidity could result in a substantial decrease in the market value of your offered certificates. We do not expect that you will have any redemption rights with respect to your offered certificates.

Lack of liquidity will impair your ability to sell your offered certificates and may prevent you from doing so at a time when you may want or need to. Lack of liquidity could adversely affect the market value of your offered certificates.

In addition, the market value of the offered certificates will also be influenced by the supply of and demand for CMBS generally. The supply of CMBS will depend on, among other things, the amount of commercial, multifamily and manufactured housing community mortgage loans, whether newly originated or held in portfolios, that are available for securitization. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk, having a less volatile market value or being more liquid;
●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;
139

●	accounting standards that may affect an investor’s characterization or treatment of an investment in CMBS for financial reporting purposes;
●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans;
●	investors’ perceptions regarding the commercial, multifamily and manufactured housing community real estate markets, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans;
●	investors’ perceptions regarding the capital markets in general, which may be adversely affected by political, social and economic events completely unrelated to the commercial real estate markets; and
●	the impact on demand generally for CMBS as a result of the existence or cancellation of government-sponsored economic programs.

If you decide to sell any offered certificates, the ability to sell your offered certificates will depend on, among other things, whether and to what extent a secondary market then exists for these offered certificates, and you may have to sell at a discount from the price you paid for reasons unrelated to the performance of the offered certificates or the mortgage loans.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Offered Certificates; Ratings of the Offered Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;
●	do not represent any assessment of the yield to maturity that a certificateholder may experience;
●	reflect only the views of the respective rating agencies as of the date such ratings were issued;
●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;
●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;
●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and
●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid and do not consider the likelihood of early optional termination of any trust.

The amount, type and nature of credit support given the offered certificates will be determined on the basis of criteria established by each rating agency rating classes of the offered certificates. Those criteria are sometimes based upon an actuarial analysis of the behavior of mortgage loans in a larger group. There can be no assurance that the historical data supporting any such actuarial analysis will accurately reflect future experience, or that the data derived from a large pool of mortgage loans will accurately predict the delinquency, foreclosure or loss experience of any particular pool of mortgage loans. In other cases, such criteria may be based upon

140

determinations of the values of the properties that provide security for the mortgage loans. However, we cannot assure you that those values will not decline in the future. As a result, the credit support required in respect of the offered certificates may be insufficient to fully protect the holders of those certificates from losses on the related mortgage asset pool.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to five nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected three of those nationally recognized statistical rating organizations to rate the offered certificates but not the others, due in part to their initial subordination levels for the various classes of the offered and non-offered certificates. In the case of one of the three nationally recognized statistical rating organizations selected by the depositor, the depositor has requested ratings for only certain classes of the offered certificates, due in part to the initial subordination levels provided by such nationally recognized statistical rating organization for the various classes of the offered certificates. Had the depositor selected alternative nationally recognized statistical rating organizations to rate the offered certificates, we cannot assure you as to the ratings that such other nationally recognized statistical rating organizations would have ultimately assigned to the offered certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Had the depositor requested each of the engaged nationally recognized statistical rating organizations to rate all classes of the offered certificates, we cannot assure you as to the ratings that any such engaged nationally recognized statistical rating organization would have ultimately assigned to the classes of offered certificates that it did not rate.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the offered certificates no longer qualify as a nationally recognized statistical rating organization, or are no longer qualified to rate the offered certificates, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates.

On September 29, 2020, a settlement was reached between Kroll Bond Rating Agency, LLC and the Securities and Exchange Commission in connection with an investigation into the policies and procedures deployed by Kroll Bond Rating Agency, LLC to establish, maintain, enforce and document an effective internal control structure governing the implementation of and adherence to policies, procedures, and methodologies for determining credit ratings for conduit/fusion commercial mortgage-backed securities in accordance with Section 15E(c) (3)(A) of the Exchange Act. The Securities and Exchange Commission found that Kroll Bond Rating Agency, LLC’s internal controls relating to its rating of conduit/fusion commercial mortgage-backed securities had deficiencies that resulted in material weaknesses in its internal control structure. Under the settlement, Kroll Bond Rating Agency, LLC, without admitting or denying the findings of the Securities and Exchange Commission, agreed (a) to pay a civil penalty of $1.25 million, (b) to undertake, among other things, a review of the application of its internal processes, policies and procedures regarding the implementation of and adherence to procedures and methodologies for determining credit ratings, and (c) to take the necessary actions to ensure that such internal processes, policies and procedures accurately reflect the strictures of Section 15E(c)(3)(A) of the Exchange Act. Any change in Kroll Bond Rating Agency, LLC’s rating criteria or methodology could result in a downgrade, withdrawal or qualification of any rating assigned to any class of certificates, despite the fact that such class might still be performing fully to the specifications described in this prospectus and set forth in the pooling and servicing agreement.

141

Recently, a number of rating agencies have downgraded certain regional banks and other financial institutions and have put others on watch for possible downgrade. Under the terms of the pooling and servicing agreement, the certificate administrator and trustee are required to maintain certain minimum credit ratings, which may be satisfied in certain cases by the master servicer maintaining specified minimum credit ratings or by entering into a supplemental agreement with a third party maintaining specified minimum credit ratings providing for certain backup advancing functions. Failure to maintain the ongoing rating requirements or requirements for a supplemental agreement by the master servicer, certificate administrator or trustee may require the existing certificate administrator and/or trustee, as applicable, to resign and be replaced with an entity meeting those requirements. See “The Pooling and Servicing Agreement—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”. If the certificate administrator and/or trustee were required to resign due to a credit rating downgrade or otherwise, we cannot assure you that an appropriate replacement could be identified or that a replacement would agree to the appointment or would be appointed within the time periods required in the pooling and servicing agreement. In addition, accounts established and maintained under the pooling and servicing agreement by the master servicer, the special servicer, the certificate administrator or any institution designated by those parties on behalf of the parties to the pooling and servicing agreement, including, in certain circumstances, borrower reserve accounts, are required to be held at institutions meeting certain eligibility criteria, including minimum long term and/or short term credit ratings depending on the time period funds will be held in those accounts. If an institution holding accounts established and maintained under the pooling and servicing agreement were downgraded below the applicable eligibility criteria and a rating agency confirmation was not delivered, those accounts may be required to be transferred to an institution satisfying the applicable eligibility criteria. Any downgrade or required replacement of the certificate administrator and/or trustee or required transfer of accounts may negatively impact the servicing and administration of the mortgage loans and may also adversely impact the performance, ratings, liquidity and/or value of your certificates.

A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. No person is obligated to maintain the rating on any offered certificate, and accordingly, there can be no assurance to you that the ratings assigned to any offered certificate on the date on which the certificate is originally issued will not be lowered or withdrawn by a rating agency at any time thereafter.

If any rating is revised or withdrawn or if any rating agencies retained by the depositor, a sponsor or an underwriter to provide a security rating on any class of offered certificates no longer qualifies as a “nationally recognized statistical rating organization” or is no longer qualified to rate any such class of offered certificates, the liquidity, market value and regulatory characteristics of your offered certificates may be adversely affected.

We are not obligated to maintain any particular rating with respect to the offered certificates, and the ratings initially assigned to the offered certificates by any or all of the rating agencies engaged by the depositor to rate the offered certificates could change adversely as a result of changes affecting, among other things, the underlying mortgage loans, the mortgaged properties, the sponsors, or any party to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the offered certificates. Although these changes would not necessarily be or result from an event of default on any underlying mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

To the extent that the provisions of the pooling and servicing agreement or any mortgage loan serviced thereunder condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the offered certificates (and, in the case of certain actions, events or consequences related to any serviced pari passu companion loan that is included in a securitization transaction, the related companion loan rating agencies).

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the offered certificates as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. Rating agency confirmations with respect to any outside serviced mortgage loan will also be subject to the terms and provisions of the related outside servicing agreement. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—'Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”, “The Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional

142

considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

There can be no assurance that an unsolicited rating will not be issued prior to or after the closing date of the issuance of the offered certificates, and none of the depositor, any related sponsor or any related underwriter is obligated to inform investors (or potential investors) if an unsolicited rating is issued after the date of this prospectus. Consequently, if you intend to purchase the offered certificates, you should monitor whether an unsolicited rating of the offered certificates has been issued by a non-hired rating agency and should consult with your financial and legal advisors regarding the impact of an unsolicited rating on the offered certificates.

Any downgrading or unsolicited rating of a class of offered certificates to below “investment grade” may affect your ability to purchase or retain, or otherwise impact the regulatory characteristics, of those certificates.

Any Credit Support for Your Offered Certificates May Be Insufficient to Protect You Against All Potential Losses

The rating agencies that assign ratings to your offered certificates will establish the amount of credit support, if any, for your offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the related mortgage assets. Actual losses may, however, exceed the assumed levels. See “Description of the Certificates—Subordination; Allocation of Realized Losses”. If actual losses on the underlying mortgage loans exceed the assumed levels, you may be required to bear the additional losses.

Certain Classes of the Offered Certificates Are Subordinate to, and Are Therefore Riskier Than, Other Classes

The Class A-S, Class B and Class C certificates are subordinate to other classes of certificates. If you purchase any offered certificates that are subordinate to one or more other classes, then your offered certificates will provide credit support to such other more senior classes. As a result, you will receive payments after, and must bear the effects of losses on the trust assets before, the holders of the more senior classes.

When making an investment decision, you should consider, among other things—

●	the payment priorities of the respective classes of the offered certificates,
●	the order in which the principal balances of the respective classes of the offered certificates with balances will be reduced in connection with losses and default-related shortfalls, and
●	the characteristics and quality of the mortgage loans in the trust.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General

The yield to maturity on each class of the offered certificates will depend in part on the following:

●	the purchase price for the offered certificates;
●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with principal balances; and
●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

Any changes in the weighted average lives of your offered certificates may adversely affect your yield. In general, if you buy a Class X-A or Class X-B certificate or if you buy any other offered certificate at a premium, and principal distributions occur faster than expected, your actual yield to maturity will be lower than your anticipated yield. If principal distributions are very high, holders of certificates purchased at a premium might not fully recover

143

their initial investment. Conversely, if you buy an offered certificate at a discount and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than your anticipated yield. The potential effect that prepayments may have on the yield of your offered certificates will increase as the discount deepens or the premium increases. If the amount of interest payable on your offered certificates is disproportionately large as compared to the amount of principal payable on your offered certificates, or if your offered certificates entitle you to receive payments of interest but no payments of principal, then you may fail to recover your original investment under some prepayment scenarios.

In addition, if you buy offered certificates that entitle you to distributions of principal, prepayments resulting in a shortening of weighted average lives of your offered certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your offered certificates at a rate comparable to the effective yield anticipated by you in making your investment in the offered certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of your offered certificates will depend on the terms of those certificates, more particularly:

●	a class of principal balance certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and
●	a class of principal balance certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Investment Performance and Average Life of Your Offered Certificates Will Depend Upon Payments, Defaults and Losses on the Underlying Mortgage Loans, and Those Payments, Defaults and Losses May Be Highly Unpredictable

Payments of principal and/or interest on your offered certificates will depend upon, among other things, the rate and timing of payments on the underlying mortgage loans. Prepayments on the underlying mortgage loans may result in a faster rate of principal payments on your offered certificates, thereby resulting in a shorter average life for your offered certificates than if those prepayments had not occurred.

The rate and timing of principal prepayments on pools of mortgage loans varies among pools and is influenced by a variety of economic, demographic, geographic, social, tax and legal factors. Accordingly, neither you nor we can predict the rate and timing of principal prepayments on the mortgage loans underlying your offered certificates. As a result, repayment of your offered certificates could occur significantly earlier or later, and the average life of your offered certificates could be significantly shorter or longer, than you expected.

The extent to which prepayments on the underlying mortgage loans ultimately affect the average life of your offered certificates depends on the terms and provisions of your offered certificates. A class of offered certificates may entitle the holders to a pro rata share of any prepayments on the underlying mortgage loans, to all or a disproportionately large share of those prepayments, or to none or a disproportionately small share of those prepayments. If you are entitled to a disproportionately large share of any prepayments on the underlying mortgage loans, your offered certificates may be retired at an earlier date. If, however, you are only entitled to a small share of the prepayments on the underlying mortgage loans, the average life of your offered certificates may be extended. Your entitlement to receive payments, including prepayments, of principal of the underlying mortgage loans may—

●	vary based on the occurrence of specified events, such as the retirement of one or more other classes of offered certificates, or
●	be subject to various contingencies, such as prepayment and default rates with respect to the underlying mortgage loans.
144

Each of the mortgage loans underlying the offered certificates will specify the terms on which the related borrower must repay the outstanding principal amount of the loan. The rate, timing and amount of scheduled payments of principal may vary, and may vary significantly, from mortgage loan to mortgage loan. The rate at which the underlying mortgage loans amortize will directly affect the rate at which the principal balance or notional amount of your offered certificates is paid down or otherwise reduced.

In addition, any mortgage loan underlying the offered certificates may permit the related borrower during some or all of the loan term to prepay the loan. In general, a borrower will be more likely to prepay its mortgage loan when it has an economic incentive to do so, such as obtaining a larger loan on the same underlying real property or a lower or otherwise more advantageous interest rate through refinancing. If a mortgage loan includes some form of prepayment restriction, the likelihood of prepayment should decline. These restrictions may include—

●	an absolute or partial prohibition against voluntary prepayments during some or all of the loan term, or
●	a requirement that voluntary prepayments be accompanied by some form of prepayment premium, fee or charge during some or all of the loan term.

In many cases, however, there will be no restriction associated with the application of insurance proceeds or condemnation proceeds as a prepayment of principal.

Notwithstanding the terms of the mortgage loans backing your offered certificates, the amount, rate and timing of payments and other collections on those mortgage loans will, to some degree, be unpredictable because of borrower defaults and because of casualties and condemnations with respect to the underlying real properties.

The investment performance of your offered certificates may vary materially and adversely from your expectations due to—

●	the rate of prepayments and other unscheduled collections of principal on the underlying mortgage loans being faster or slower than you anticipated, or
●	the rate of defaults on the underlying mortgage loans being faster, or the severity of losses on the underlying mortgage loans being greater, than you anticipated.

The actual yield to you, as a holder of an offered certificate, may not equal the yield you anticipated at the time of your purchase, and the total return on investment that you expected may not be realized. In deciding whether to purchase any offered certificates, you should make an independent decision as to the appropriate prepayment, default and loss assumptions to be used.

We are not aware of any relevant publicly available or authoritative statistics with respect to the historical prepayment experiences of commercial mortgage loans. For this purpose, principal payments include both voluntary prepayments, if permitted, and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations or repurchases upon breaches of representations and warranties or material document defects or purchases by the holder of a subordinate companion loan or a mezzanine lender pursuant to a purchase option or sales of defaulted mortgage loans. The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;
●	the level of prevailing interest rates;
●	the availability of mortgage credit;
●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;
145

●	the failure to meet certain requirements for the release of escrows;
●	the occurrence of casualties or natural disasters; and
●	economic, demographic, tax, legal or other factors.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” for a description of certain prepayment protections and other factors that may influence the rate of prepayment of the mortgage loans. See “—Risks Relating to the Mortgage Loans—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable” above.

In addition, if a sponsor or guarantor repurchases any mortgage loan from the issuing entity due to breaches of representations or warranties or document defects, the repurchase price paid will be passed through to the holders of the offered certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment charge would be payable. Additionally, the holder of any subordinate companion loan or any mezzanine lender may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance payments or prepayment charges. As a result of such a repurchase or purchase, investors in the Class X-A certificates, the Class X-B Certificates and any classes of offered certificates purchased at a premium might not fully recoup their initial investment. In this respect, see “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A and Class X-B certificates. Investors in the Class X-A and Class X-B certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The respective yields to maturity of the Class X-A and Class X-B certificates may be adversely affected by the prepayment of mortgage loans with higher net mortgage rates. See “—A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A and Class X-B Certificates” and “Yield, Prepayment and Maturity Considerations—Yield on the Class X-A and Class X-B Certificates”.

Your Yield May Be Adversely Affected by Prepayments Resulting from Earnout Reserves

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A to this prospectus. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, neither the master servicer nor the special servicer, as applicable, will apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield

If losses on the mortgage loans allocated to the principal balance certificates exceed the aggregate certificate balance of the classes of principal balance certificates subordinated to a particular class thereof, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your offered certificates, those losses may affect the weighted average life and yield to maturity of your offered certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your offered certificates. In addition, if the master servicer, the special servicer or the certificate administrator is reimbursed out of general collections on the mortgage loans included in the issuing entity for any advance that it has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal available to be distributed on the certificates and will result in a reduction of the certificate balances of the principal balance certificates (in the order described in the next

146

paragraph as if it was a loss realized on the mortgage loans). See “Description of the Certificates—Distributions”. Likewise, if the master servicer, the special servicer or the certificate administrator is reimbursed out of principal collections on the mortgage loans for any workout delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the principal balance certificates on the related distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates with principal balances and extending the weighted average lives of those certificates. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans and allocated to the principal balance certificates, first the Class J-RR certificates, then the Class G-RR certificates, then the Class F-RR certificates, then the Class E-RR certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-S certificates and, then, pro rata, the Class A-1, Class A-2 and Class A-3 certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance thereof. A reduction in the certificate balance of the Class A-1, Class A-2, Class A-3 or Class A-S certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates. A reduction in the certificate balance of the Class B or Class C certificates will result in a corresponding reduction in the notional amount of the Class X-B certificates. No representation is made as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield, Prepayment and Maturity Considerations”.

Modifications of the Terms of the Mortgage Loans May Affect the Amount and Timing of Payments on Your Offered Certificates

The master servicer or special servicer may, within prescribed limits, extend and modify mortgage loans underlying your offered certificates that are in default or as to which a payment default is imminent in order to maximize recoveries on the defaulted loans. The master servicer or special servicer is only required to determine that any extension or modification is reasonably likely to produce a greater recovery than a liquidation of the real property securing the defaulted loan. There is a risk that the decision of the master servicer or special servicer to extend or modify a mortgage loan may not in fact produce a greater recovery.

The master servicer (or any related primary servicer) will be responsible for servicing the mortgage loans underlying your offered certificates regardless of whether such mortgage loans are performing or have become delinquent or have otherwise been transferred to special servicing. As delinquencies or defaults occur, the special servicer and any sub-servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the certificateholders, the special servicer and any sub-servicer will be required to invest time and resources not otherwise required when collecting payments on non-specially serviced mortgage loans. Modifications of mortgage loans implemented by the special servicer or any sub-servicer in order to maximize ultimate proceeds of such mortgage loans to the certificateholders may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications. Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received by the issuing entity with respect to such mortgage loan.

The ability to modify mortgage loans by each of the master servicer and the special servicer may be limited by several factors. First, if the master servicer or special servicer, as applicable, has to consider a large number of modifications, operational constraints may affect the ability of such servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the pooling and servicing agreement will significantly limit the actions of the master servicer, and will prohibit the special servicer from taking certain actions, in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by the special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on your offered certificates. In addition, even if a loan modification is successfully completed, there can be no assurance that the related borrower will continue to perform under the terms of the modified mortgage loan.

147

You should note that modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of offered certificates in the transaction. The pooling and servicing agreement will obligate the master servicer and special servicer not to consider the interests of individual classes of offered certificates. You should also note that in connection with considering a modification or other type of loss mitigation, the master servicer or special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to such servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the related mortgage pool but in each case, prior to distributions being made on your offered certificates.

A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A and Class X-B Certificates

The Class X-A and Class X-B certificates will not be entitled to distributions of principal but instead will accrue interest on the notional amount of such class.

The yield to maturity on the Class X-A certificates will be especially sensitive to the rate and timing of reductions made to the certificate balances of the Class A-1, Class A-2, Class A-3 and Class A-S certificates. The yield to maturity on the Class X-B certificates will be especially sensitive to the rate and timing of reductions made to the certificate balances of the Class B and Class C certificates. In each case, the causes of such reductions in the applicable certificate balances may include delinquencies and losses on the mortgage loans due to liquidations, principal payments (including both voluntary and involuntary prepayments, delinquencies, defaults and liquidations) on the mortgage loans and payments with respect to purchases and repurchases thereof, which may fluctuate significantly from time to time. A rate of principal payments and liquidations on the mortgage loans that is more rapid than expected by investors may have a material adverse effect on the yield to maturity of the Class X-A and Class X-B certificates and may result in holders not fully recouping their initial investments. The respective yields to maturity of the Class X-A and Class X-B certificates may be adversely affected by the prepayment of mortgage loans with higher net mortgage rates. See “Yield, Prepayment and Maturity Considerations—Yield on the Class X-A and Class X-B Certificates”.

Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks

Except as described under “Description of the Certificates—Voting Rights” and “The Pooling and Servicing Agreement”, you and other holders of offered certificates generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity.

Those decisions are generally made, subject to the express terms of the pooling and servicing agreement, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable. Any decision made by one of those parties in respect of the issuing entity, even if that decision is determined to be in your best interests by that party, may be contrary to the decision that you or other holders of offered certificates would have made and may negatively affect your interests.

Except as limited by certain conditions described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, the special servicer may be removed and replaced with or without cause with respect to the applicable serviced loan(s) under the pooling and servicing agreement at any time by (and with a successor to be appointed by) the applicable directing holder. In addition, the special servicer (but not any outside special servicer) may be replaced as to the applicable serviced loan(s) based on a certificateholder vote (a) after the occurrence and during the continuance of a control termination event, at the request of certain certificateholders entitled to at least a specified percentage of voting rights allocated thereto, or (b) at any time, based on the recommendation of the operating advisor (provided that the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer has failed to comply with the servicing standard and (2) a replacement special servicer would be in the best interest of the certificateholders (as a collective whole)). Furthermore, the special servicer with respect to a trust subordinate companion whole loan may be terminated based on just a related loan-specific certificateholder vote (or, in certain cases, a combined certificateholder/related loan-specific certificateholder vote) on circumstances similar to those described in the prior sentence as they relate to the related loan-specific certificates and any related uncertificated interests. See “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event” and “Description of the Mortgage Pool—The Trust Subordinate Companion Loan(s)”.

148

The outside special servicer for any outside serviced whole loan will likewise be subject to removal and replacement by the related outside controlling class representative, in connection with a securityholder vote and/or, with respect to any outside serviced whole loan as to which the related controlling note has not been securitized, by the related controlling note holder for such outside serviced whole loan, subject to certain conditions provided in the related outside servicing agreement and the related co-lender agreement.

In certain limited circumstances, certificateholders have the right to vote on matters affecting the issuing entity. In some cases these votes are by certificateholders taken as a whole and in others the vote is by class, and in either case a particular vote may exclude certain classes. Your interests as an owner of offered certificates of a particular class may not be aligned with the interests of owners of one or more other classes of certificates in connection with any such vote. Voting rights are generally allocated to a particular class based on the outstanding certificate balance (or outstanding notional amount, as applicable) thereof, which is reduced (or indirectly reduced in the case of a notional amount) by realized losses. In certain cases, however, the allocation of and/or right to exercise voting rights may take into account the allocation of appraisal reduction amounts. Furthermore, quorums have been established for certain votes that would ultimately permit certain actions to be taken based on the affirmative vote of the holders of certificates evidencing less (and perhaps materially less) than a majority of the voting rights. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. You generally have no right to vote on any servicing matters related to any outside serviced whole loan. See “Description of the Certificates—Voting Rights” and “The Pooling and Servicing Agreement”.

In general, a certificate beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any excluded special servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a borrower party or any sub-servicer (as applicable) or affiliate of any of such persons will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports”.

Rights of the Directing Holders and the Consulting Parties Could Adversely Affect Your Investment

In connection with the taking of certain actions that would be a major decision in connection with the servicing of a serviced mortgage loan or, if applicable, whole loan under the pooling and servicing agreement, the special servicer generally will be required to obtain the consent of the applicable directing holder. In addition, in connection with such actions or decisions regarding a mortgage loan or, if applicable, whole loan serviced under the pooling and servicing agreement, the special servicer generally will be required to consult with any applicable consulting party. See “The Pooling and Servicing Agreement—Directing Holder” and “—Operating Advisor”. Such actions and decisions include, among others, certain loan modifications, including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged property or properties, and certain sales of the mortgage loan(s) or, if applicable, whole loan(s), or any related REO property or properties for less than the outstanding principal amount plus accrued interest, fees and expenses. See “The Pooling and Servicing Agreement—Directing Holder” and “—Operating Advisor” for a list of actions and decisions requiring consultation with the applicable consulting parties. As a result of these obligations, the special servicer may take actions with respect to a serviced mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that any directing holder or consulting party: (i) may have special relationships and interests that conflict with those of holders of one or more classes of offered certificates; (ii) may act solely in its own interests (or the interests of any particular class of certificateholders or such other person that appointed it); (iii) does not have any duties to the holders of any class of offered certificates (other than the holders of any particular class of certificateholders that appointed it); (iv) may take actions that favor its own interests (or the interests of any particular class of certificateholders or such other person that appointed it) over the interests of the holders of one or more classes or interests (or other classes or interests, as applicable) of certificates; and (v) will have no liability whatsoever (other than to any particular class of certificateholders or other person that appointed it) for having so acted as set forth in (i) – (iv) above, and that no holder of an offered certificate may take any action whatsoever against any directing holder or any consulting party or any affiliate, director, officer, employee, shareholder, member, partner, agent or principal of any directing holder or any consulting party for having so acted.

149

Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Whole Loan Could Adversely Affect Your Investment

With respect to each outside serviced whole loan, the related outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder) will have rights comparable to those of the controlling class representative for this securitization transaction, and accordingly, prospective investors should consider the following:

●	An outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder) may have interests in conflict with those of the holders of some or all of the classes of offered certificates.
●	With respect to any outside serviced whole loan, although the outside special servicer is not permitted to take actions which are prohibited by law or violate the servicing standard under the related outside servicing agreement or the terms of the related mortgage loan documents, it is possible that the related outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder) may direct the outside special servicer to take actions with respect to the outside serviced whole loan that conflict with the interests of the holders of certain classes of the offered certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that, with respect to any outside serviced mortgage loan, the related outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder):

●	may have special relationships and interests that conflict with those of holders of one or more classes of offered certificates;
●	may act solely in its own interests (or the interests of the person(s) that appointed it), without regard to your interests;
●	does not have any duties to any other person, including the holders of any class of offered certificates;
●	may take actions that favor its interests (or the interests of the person(s) that appointed it) over the interests of the holders of one or more classes of offered certificates; and
●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against such outside controlling class representative (or other controlling note holder) or any director, officer, employee, agent or principal of such outside controlling class representative (or other controlling note holder) for having so acted.

Inability to Replace the Master Servicer Could Affect Collections and Recoveries on the Mortgage Loans

The structure of the servicing fee payable to the master servicer might affect the ability to find a replacement master servicer. Although the trustee is required to replace the master servicer if the master servicer is terminated or resigns, if the trustee is unwilling (including for example because the servicing fee is insufficient) or unable (including for example, because the trustee does not have the systems to service mortgage loans), it may be necessary to appoint a replacement master servicer. Because the master servicing fee is generally structured as a percentage of the outstanding principal balance of each mortgage loan, it may be difficult to replace the servicer at a time when the balance of the mortgage loans has been significantly reduced because the fee may be insufficient to cover the costs associated with servicing the mortgage assets and/or related REO properties remaining in the mortgage pool. The performance of the mortgage assets may be negatively impacted, beyond the expected transition period during a servicing transfer, if a replacement master servicer is not retained within a reasonable amount of time.

150

You Will Not Have Any Control Over the Servicing of Any Outside Serviced Mortgage Loan

Each outside serviced mortgage loan is secured by one or more mortgaged properties that also secure a companion loan that is not an asset of the issuing entity and is being serviced under an outside servicing agreement, which is the servicing agreement governing the securitization of such companion loan, by the outside servicer and outside special servicer, and in accordance with the servicing standard provided for in the outside servicing agreement. Further, pursuant to the related co-lender agreement and the outside servicing agreement, the related outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder) (and not any party to this securitization transaction) has certain rights to direct and advise the outside special servicer with respect to such outside serviced whole loan (including the related outside serviced mortgage loan). As a result, you will have less control over the servicing of the outside serviced mortgage loans than you would if the outside serviced mortgage loans are being serviced by the master servicer and the special servicer under the pooling and servicing agreement for your offered certificates.

See “Description of the Mortgage Pool—The Whole Loans” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Mezzanine Debt May Reduce the Cash Flow Available to Reinvest in a Mortgaged Property and may Increase the Likelihood that a Borrower Will Default on a Mortgage Loan Underlying Your Offered Certificates

In the case of one or more mortgage loans included in the trust, a direct and/or indirect equity holder in the related borrower may have pledged, or be permitted to pledge, its equity interest to secure financing to that equity holder. Such financing is often referred to as mezzanine debt. While a lender on mezzanine debt has no security interest in or rights to the related mortgaged property, a default under the subject mezzanine loan could cause a change in control of the related borrower.

In addition, if, in the case of any mortgage loan, equity interests in the related borrower have been pledged to secure mezzanine debt, then the trust may be subject to an intercreditor or similar agreement that, among other things:

●	grants the mezzanine lender cure rights and/or a purchase option with respect to the subject underlying mortgage loan under certain default scenarios or reasonably foreseeable default scenarios;
●	limits modifications of payment terms of the subject underlying mortgage loan; and/or
●	limits or delays enforcement actions with respect to the subject underlying mortgage loan.

Furthermore, mezzanine debt reduces the mezzanine borrower’s indirect equity in the subject mortgaged property and therefore may reduce its incentive to invest cash in order to support that mortgaged property.

Certain Aspects of Co-Lender, Intercreditor and Similar Agreements Executed in Connection with Mortgage Loans Underlying Your Offered Certificates May Be Unenforceable

One or more mortgage loans included in the trust is part of a split loan structure or whole loan that includes a subordinate non-trust mortgage loan or may be senior to one or more other mortgage loans made to a common borrower and secured by the same real property collateral. Pursuant to a co-lender, intercreditor or similar agreement, a subordinate lender may have agreed that it not take any direct actions with respect to the related subordinated debt, including any actions relating to the bankruptcy of the related borrower, and that the holder of the related mortgage loan that is included in our trust—directly or through an applicable servicer—will have all rights to direct all such actions. There can be no assurance that in the event of the borrower’s bankruptcy, a court will enforce such restrictions against a subordinate lender. While subordination agreements are generally enforceable in bankruptcy, in its decision in In re 203 North LaSalle Street Partnership, 246 B.R. 325 (Bankr. N.D. Ill. March 10, 2000), the United States Bankruptcy Court for the Northern District of Illinois refused to enforce a provision of a subordination agreement that allowed a first mortgagee to vote a second mortgagee’s claim with respect to a Chapter 11 reorganization plan on the grounds that pre-bankruptcy contracts cannot override rights expressly provided by federal bankruptcy law. This holding, which one court has already followed, potentially limits the ability

151

of a senior lender to accept or reject a reorganization plan or to control the enforcement of remedies against a common borrower over a subordinate lender’s objections. In the event the foregoing holding is followed with respect to a co-lender relationship related to one of the mortgage loans underlying your offered certificates, the trust’s recovery with respect to the related borrower in a bankruptcy proceeding may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except Citi Real Estate Funding Inc. in its capacity as a sponsor) are obligated to repurchase or substitute any mortgage loan or make any loss of value payment in connection with either a material breach of any sponsor’s representations and warranties or any material document defects, if such sponsor defaults on its obligation to do so. We cannot assure you that the sponsors will have the financial ability to effect or cause such repurchases or substitutions or make such payment to compensate the issuing entity. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation. In particular, in the case of any outside serviced mortgage loan that is serviced under the outside servicing agreement entered into in connection with the securitization of a related pari passu companion loan, the asset representations reviewer, if any, under that outside servicing agreement may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as one or more REMICs or cause the issuing entity to incur a tax. See “The Mortgage Loan Purchase Agreements” for a summary of certain representations and warranties and the remedies in connection therewith.

In addition, with respect to each of the BioMed 2024 Portfolio 2 mortgage loan (9.96%) and the Moffett Towers Building D mortgage loan (6.3%), each of which is comprised of promissory notes contributed to the securitization transaction by multiple sponsors, each such mortgage loan seller will be obligated to take the above remedial actions as a result of a breach of any representation or warranty or any document defect only with respect to the related promissory note(s) sold by it to the depositor as if the note(s) contributed by any such mortgage loan seller and evidencing a portion of any such mortgage loan was a separate mortgage loan. Accordingly, it is possible that, under certain circumstances, with respect to such mortgage loan, only one mortgage loan seller, and not the other, will repurchase, or otherwise comply with any remedial obligations with respect to, its interest in such mortgage loan if there is a breach of any representation or warranty or any document defect.

Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan

In lieu of repurchasing or substituting a mortgage loan in connection with either a material breach of the related sponsor’s representations and warranties or any material document defects (other than a material breach or material document defect that is related to a mortgage loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3)), the related sponsor may make a payment to the trust to compensate it for the loss of value of the affected mortgage loan. Upon its making such payment, the sponsor will be deemed to have cured the related material breach or material defect in all respects. Although such “loss of value payment” may only be made to the extent that the special servicer, with the consent of the controlling class representative prior to the occurrence of a control termination event, deems such amount to be sufficient to compensate the trust for the related material breach or material document defect, we cannot assure you that such payment will fully compensate the trust for such material breach or material document defect in all respects. See “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “—Cures, Repurchases and Substitutions” in this prospectus for a summary discussion of the loss of value payment.

Additional Compensation to the Master Servicer and the Special Servicer, and any Outside Master Servicer and Outside Special Servicer, and Interest on Advances Will Affect Your Right to Receive Distributions on Your Offered Certificates

The master servicer, the special servicer and the certificate administrator will each be entitled to receive interest on unreimbursed advances made by that party with respect to the mortgage loans. This interest will generally accrue from the date on which the related advance was made or the related expense was incurred through the date

152

of reimbursement. In addition, under certain circumstances, including a default by the borrower in the payment of principal and interest on a mortgage loan, that mortgage loan will become specially serviced and the special servicer will be entitled to compensation for performing special servicing functions pursuant to the pooling and servicing agreement including, without limitation, special servicing fees, liquidation fees and workout fees. Similar considerations exist with respect to outside servicers, outside special servicers and outside trustees in connection with the servicing of the outside serviced mortgage loans. The right to receive interest on advances or special servicing compensation is senior to the rights of holders of offered certificates to receive distributions on the offered certificates. Thus, the payment of interest on advances and the payment of special servicing compensation may lead to shortfalls in amounts otherwise distributable on your offered certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

A servicer for the mortgage loans underlying the offered certificates (i.e., the master servicer or the special servicer) may be eligible to become a debtor under the U.S. bankruptcy code or enter into receivership under the Federal Deposit Insurance Act. If a servicer were to become a debtor under the U.S. bankruptcy code or enter into receivership under the Federal Deposit Insurance Act, although the pooling and servicing agreement provides that such an event would be a termination event entitling the trust to terminate the servicer, the provision would most likely not be enforceable. However, a rejection of the servicing agreement by the servicer in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the Federal Deposit Insurance Act would be treated as a breach of the pooling and servicing agreement and give the trust a claim for damages and the ability to appoint a successor servicer. An assumption under the U.S. bankruptcy code would require the servicer to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the servicer to assume the pooling and servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the servicer would not adversely impact the servicing of the mortgage loans or that the trust would be entitled to terminate the servicer in a timely manner or at all. If any servicer becomes the subject of bankruptcy or similar proceedings, the trust’s claim to collections in that servicer’s possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your offered certificates may be delayed or reduced.

The Mortgage Loan Sellers, the Sponsors and the Depositor Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy, insolvency, receivership or conservatorship of an originator, a mortgage loan seller or the depositor (or certain affiliates thereof), it is possible that the issuing entity’s right to payment from or ownership of certain of the mortgage loans could be challenged. If such challenge is successful, payments on the offered certificates would be reduced or delayed. Even if the challenge is not successful, payments on the offered certificates would be delayed while a court resolves the claim.

The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the “FDIC”) from its repudiation powers for securitizations sponsored by insured depository institutions. However, the safe harbor is non-exclusive.

An opinion of counsel will be rendered on the closing date to the effect that the transfer of the applicable mortgage loans by each mortgage loan seller to the depositor would generally be respected as a sale in the event of the bankruptcy or insolvency of such mortgage loan seller. Such opinions, however, are subject to various assumptions and qualifications, and there can be no assurance that a bankruptcy trustee, if applicable, or other interested party will not attempt to challenge the issuing entity’s right to payment with respect to the related mortgage loans. Legal opinions do not provide any guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues were competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In this regard, legal opinions on bankruptcy law matters have inherent limitations primarily because of the pervasive equity powers of bankruptcy courts, the overriding goal of reorganization to which other legal rights and other policies may be subordinated, the potential relevance to the exercise of judicial discretion of future arising facts and circumstances, and the nature of the bankruptcy process. As a result, a creditor, a bankruptcy trustee or another interested party, including an entity transferring a mortgage loan as debtor-in-possession, could still attempt to assert that the transfer of a mortgage

153

loan was not a sale. If such party’s challenge were successful, payments on the offered certificates would be reduced or delayed. Even if the challenge were not successful, payments on the offered certificates would be delayed while a court resolves the claim.

Furthermore, Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, a former acting general counsel of the FDIC issued a letter in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, its author (the former acting general counsel referred to above) would recommend that such regulations incorporate a 90 day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the former acting general counsel’s letter, delays or reductions in payments on the offered certificates would occur. As such, we cannot assure you that a bankruptcy would not result in a delay or reduction in payments on the offered certificates.

The issuing entity has been organized as a common law trust, and as such is not eligible to be a “debtor” under the federal bankruptcy laws. If the issuing entity were instead characterized as a “business trust” it could qualify as a debtor under those laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust.” If a bankruptcy court were to determine that the issuing entity was a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Realization on a Mortgage Loan That Is Part of a Serviced Whole Loan May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder

If a serviced whole loan were to become defaulted, the related co-lender agreement requires the special servicer, in the event it determines to sell the related mortgage loan in accordance with the terms of the pooling and servicing agreement, to sell the related serviced pari passu companion loan(s) (and, under certain circumstances, any related subordinate companion loan(s)) together with such defaulted mortgage loan. We cannot assure you that such a required sale of a defaulted whole loan (or applicable portion thereof) would not adversely affect the ability of the special servicer to sell such mortgage loan, or the price realized for such mortgage loan, following a default on the related serviced whole loan. Further, if, pursuant to the related co-lender agreement, the issuing entity as holder of the related mortgage loan or any trust subordinate companion loan is (and the related serviced pari passu companion loan holder is not) the directing holder (with the right to consent to material servicing decisions and replace the special servicer, subject to the conditions specified under “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”) with respect to the subject serviced pari passu whole loan, the related serviced pari passu companion loan may not be as marketable as the related mortgage loan (or trust subordinate companion loan, if applicable) held by the issuing entity. Accordingly, if any such sale does occur with respect to the serviced whole loan, then the net proceeds realized by the issuing entity in connection with such sale may be less than would be the case if only the related mortgage loan (or, if applicable, a trust subordinate companion loan) were subject to such sale.

In the case of a serviced outside controlled whole loan, a related companion loan holder or its representative, if it is the directing holder, will generally have the right to consent to certain servicing actions with respect to such whole loan by the master servicer or special servicer, as applicable (and, in certain cases, direct the special servicer to take certain servicing actions with respect to such whole loan). In addition, the controlling class representative if it is a consulting party as to such serviced outside controlled whole loan will have non-binding consultation rights with respect to certain servicing decisions involving such serviced outside controlled whole loan.

In connection with the servicing of a serviced pari passu whole loan, the related serviced pari passu companion loan holder, if it is a consulting party, or its representative will be entitled to consult with the special servicer regarding material servicing actions, including making recommendations as to alternative actions to be taken by the special servicer with respect to such serviced pari passu whole loan, and such recommended servicing actions could adversely affect the holders of some or all of the classes of offered certificates. The serviced pari passu companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the

154

classes of offered certificates, and it is possible that the serviced pari passu companion loan holder or its representative may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the offered certificates. Notwithstanding the foregoing, any such consultation with such serviced pari passu companion loan holder or its representative is non-binding, and in no event is the special servicer obligated at any time to follow or take any alternative actions recommended by such serviced pari passu companion loan holder (or its representative).

With respect to any serviced AB whole loan, pursuant to the terms of the pooling and servicing agreement and subject to any related co-lender agreement, if such serviced AB whole loan becomes a defaulted mortgage loan, and if the special servicer determines to sell the related serviced mortgage loan, then such sale will be subject to (and the proceeds derived therefrom may be affected by) any right of the subordinate companion loan holder(s) to purchase, and cure defaults under, the related defaulted mortgage loan (together with any related serviced pari passu companion loans, if any) as and to the extent described in “Description of the Mortgage Pool—The Whole Loans”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that, with respect to any mortgage loan that is part of a serviced whole loan, the related serviced companion loan holder:

●	may have special relationships and interests that conflict with those of holders of one or more classes of offered certificates;
●	may act solely in its own interests, without regard to your interests;
●	does not have any duties to any other person, including the holders of any class of offered certificates;
●	may take actions that favor its interests over the interests of the holders of one or more classes of offered certificates; and
●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the serviced companion loan holder or any director, officer, employee, agent, representative or principal of the serviced companion loan holder for having so acted.

Changes in Pool Composition Will Change the Nature of Your Investment

The mortgage loans underlying your certificates will amortize at different rates and mature on different dates. In addition, some of those mortgage loans may be prepaid or liquidated. As a result, the relative composition of the mortgage asset pool will change over time.

If you purchase certificates with a pass-through rate that is equal to or calculated based upon a weighted average of interest rates on the underlying mortgage loans, your pass-through rate will be affected, and may decline, as the relative composition of the mortgage pool changes.

In addition, as payments and other collections of principal are received with respect to the underlying mortgage loans, the remaining mortgage pool backing your offered certificates may exhibit an increased concentration with respect to property type, number and affiliation of borrowers and geographic location.

Release, Casualty and Condemnation of Collateral May Reduce the Yield on Your Offered Certificates

Notwithstanding the prepayment provisions described in this prospectus, certain of the mortgage loans permit the release of a mortgaged property (or a portion of the mortgaged property) subject to the satisfaction of certain conditions described under “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”. In order to obtain such release (other than with respect to the release of certain non-material portions of the mortgaged properties which may not require payment of a release price), the related borrower may be required (among other things) to pay a release price, which in some cases may not include a prepayment premium or yield maintenance charge on all or a portion of such payment. In addition, some mortgage loans may provide that the application of casualty or condemnation proceeds to pay down the subject mortgage loan does not need to be accompanied by a prepayment premium or yield maintenance charge. Any such prepayments may adversely affect the yield to

155

maturity of your offered certificates. See “—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” in this prospectus.

In addition, certain mortgage loans provide for the release, without prepayment or defeasance, of outparcels or other portions of the related mortgaged property that were given no value or minimal value in the underwriting process, subject to the satisfaction of certain conditions. Certain of the mortgage loans also permit the related borrower to add or substitute collateral under certain circumstances.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases” and Annex A for further details regarding the various release provisions.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

General

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the Code during any taxable year, the Code provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the issuing entity (or a portion thereof), including the Upper-Tier REMIC and the Lower-Tier REMIC, would likely be treated as one or more separate associations taxable as a corporation under Treasury regulations, and the offered certificates may be treated as stock interests in one or more of those associations and not as debt instruments. The Code authorizes the granting of relief from disqualification if failure to meet one or more of the requirements for REMIC status occurs inadvertently and steps are taken to correct the conditions that caused disqualification within a reasonable time after the discovery of the disqualifying event. The relief may be granted by either allowing continuation as a REMIC or by ignoring the cessation entirely. However, any such relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of the REMIC’s income for the period of time during which the requirements for REMIC status are not satisfied. While the United States Department of the Treasury is authorized to issue regulations regarding the granting of relief from disqualification if the failure to meet one or more of the requirements of REMIC status occurs inadvertently and in good faith, no such regulations have been issued.

In addition, changes to REMIC restrictions on loan modifications may impact your investment in the offered certificates. See “—Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Offered Certificates” below.

Tax Considerations Relating to Foreclosure

If the issuing entity acquires a mortgaged property (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed-in-lieu of foreclosure, the special servicer (or, in the case of an outside serviced mortgage loan, the related outside special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other items, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. The issuing entity, however, may be unable to prevent the completion of any construction work in certain circumstances. In any such case, depending on the facts and circumstances at the time of any default, the issuing entity may be required to dispose or otherwise recover on the related mortgage loan other than by immediately acquiring the mortgaged property. In addition, any (i) net income from the operation of the mortgaged properties (other than qualifying “rents from real property”), (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to holders of offered certificates. The special servicer (or, in the case of an outside serviced mortgage loan, the related outside special servicer) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to certificateholders and any related companion loan holders, as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Standards for Conduct Generally

156

in Effecting Foreclosure or the Sale of Defaulted Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed-in-lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the holders of offered certificates.

In addition, there may be other limitations imposed by a REMIC trust on the ability to exercise remedies or take other actions with respect to certain mortgage loans, including in a foreclosure. For example, for certain mortgage loans there may exist a pledge of equity or other collateral that may not qualify as interests in real property, or there may be a need to partner with a third party which is not permitted in a REMIC trust, and, in any such case, the issuing entity may be required to sell the defaulted mortgage loan to a third party transferee who would be able to exercise such equity or other foreclosure rights. Depending on market conditions, such sale could cause a loss to the issuing entity, as compared to foreclosing and selling later.

No Gross Up in Respect of the Offered Certificates Held by Non-U.S. Tax Persons

To the extent that any withholding tax is imposed on payments of interest or other payments on any offered certificates, as a result of any change in applicable law or otherwise, there will be no obligation to make any “gross-up” payments to holders of offered certificates in respect of such taxes and such withholding tax would therefore result in a shortfall to affected holders of offered certificates. See “Material Federal Income Tax Consequences—Taxation of Certain Foreign Investors” and “—FATCA”.

Certain Federal Tax Considerations Regarding Original Issue Discount

Certain classes of certificates may be issued with original issue discount for federal income tax purposes. Original issue discount is taxable when it accrues rather than when it is received, which generally will result in recognition of taxable income in advance of the receipt of cash attributable to that income. Accordingly, investors must have sufficient sources of cash to pay any federal, state or local income taxes with regard to the original issue discount. See “Material Federal Income Tax Consequences—Taxation of the Regular Interests—Original Issue Discount” in this prospectus.

Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Offered Certificates

Ordinarily, a REMIC that modifies a mortgage loan jeopardizes its tax status as a REMIC and risks having a 100% penalty tax being imposed on any income from the mortgage loan. A REMIC may avoid such consequences, however, if the default of such mortgage loan is “reasonably foreseeable” or other special circumstances apply.

The IRS has issued Revenue Procedure 2009-45 easing the tax requirements for a servicer to modify a commercial, multifamily or manufactured housing community mortgage loan held in a REMIC by interpreting the circumstances when default is “reasonably foreseeable” to include those where the related servicer reasonably believes that there is a “significant risk of default” with respect to the mortgage loan upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. Accordingly, if the master servicer or the special servicer determined that a mortgage loan was at significant risk of default and permitted one or more modifications otherwise consistent with the terms of the pooling and servicing agreement, any such modification may impact the timing of payments and ultimate recovery on that mortgage loan, and likewise on one or more classes of offered certificates.

In addition, the IRS has issued final regulations under the REMIC provisions of the Code that allow a servicer to modify terms of REMIC-held mortgage loans that relate to changes in collateral, credit enhancement and recourse features, provided that after the modification the mortgage loan remains “principally secured by real property” (that is, as long as the loan continues to satisfy the “REMIC LTV Test”). In general, a mortgage loan meets the REMIC LTV Test if the loan-to-value ratio is no greater than 125%. One of the modifications covered by the final regulations is a release of a lien on one or more of the properties securing a REMIC-held mortgage loan. Following such a release, however, it may be difficult to demonstrate that a mortgage loan still meets the REMIC LTV Test. To provide relief for taxpayers, the IRS has issued Revenue Procedure 2010-30, which describes circumstances in which the IRS will not challenge whether a mortgage loan satisfies the REMIC LTV Test following a lien release. The lien releases covered by Revenue Procedure 2010-30 are “grandfathered transactions” and

157

transactions in which the release is part of a “qualified paydown transaction.” If the value of the real property securing a mortgage loan were to decline, the need to comply with the rules of Revenue Procedure 2010-30 could restrict the special servicer’s actions in negotiating the terms of a workout or in allowing minor lien releases for cases in which a mortgage loan could fail the REMIC LTV Test following the release. This could impact the timing and ultimate recovery on a mortgage loan, and likewise on one or more classes of offered certificates. Further, if a mortgaged property becomes the subject of a partial condemnation and, after giving effect to the partial taking the mortgaged property has a loan-to-value ratio in excess of 125%, the related mortgage loan may be subject to being paid down by a “qualified amount” (within the meaning of Revenue Procedure 2010-30) notwithstanding the existence of a prepayment lockout period.

You should consider the possible impact on your investment of any existing REMIC restrictions as well as any potential changes to the tax rules governing REMICs.

State, Local and Other Tax Considerations

In addition to the federal income tax consequences described under the heading “Material Federal Income Tax Consequences”, potential purchasers should consider the state and local, and any other, tax consequences of the acquisition, ownership and disposition of the offered certificates. State, local and other tax laws may differ substantially from the corresponding federal tax law, and this prospectus does not purport to describe any aspects of the tax laws of the states or localities, or any other jurisdiction, in which the mortgaged properties are located or of any other applicable state or locality or other jurisdiction.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

If any tax or penalty is successfully asserted by any state, local or other taxing jurisdiction, none of the sponsors, the related borrower, or the parties to the pooling and servicing agreement will be obligated to indemnify or otherwise to reimburse the holders of certificates for such tax or penalty.

You should consult with your own tax advisor with respect to the various state and local, and any other, tax consequences of an investment in the offered certificates.

General Risk Factors

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the offered certificates may be significantly increased.

The Offered Certificates May Not Be a Suitable Investment for You

The offered certificates are not suitable investments for all investors. In particular, you should not purchase any class of offered certificates unless you understand and are able to bear the risk that the yield to maturity of, the aggregate amount and timing of distributions on, and the market value of the offered certificates are subject to material variability from period to period and give rise to the potential for significant loss over the life of the offered certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the offered certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the offered certificates.

158

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your offered certificates, and the value of your offered certificates, could be adversely affected.

Furthermore, consumer and producer prices in the United States have experienced steep increases. The general effects of inflation on the economy of the United States can be wide ranging, as evidenced by rising interest rates, wages and costs of goods and services. If a borrower’s operating income growth fails to keep pace with the rising costs of operating the related mortgaged property, then such borrower may have less funds available to make its mortgage payments. In addition, rising interest rates may hinder a borrower’s ability to refinance, and provide a borrower with less incentive to cure delinquencies and avoid foreclosure. The foregoing may have a material adverse impact on the amounts available to make payments on the mortgage loans, and consequently, the certificates.

Other External Factors May Adversely Affect the Value and Liquidity of Your Investment; Global, National and Local Economic Factors

Due to factors not directly relating to the offered certificates or the underlying mortgage loans, the market value of the offered certificates can decline even if the offered certificates, the mortgage loans or the mortgaged properties are performing at or above your expectations.

Global financial markets have from time to time experienced increased volatility due to uncertainty surrounding the level and sustainability of the sovereign debt of various countries. In more recent times, much of this uncertainty has related to certain countries that participate in the European Monetary Union and whose sovereign debt is generally denominated in Euros, the common currency shared by members of that union. In addition, some economists, observers and market participants have expressed concerns regarding the sustainability of the monetary union and the common currency in their current form. Concerns regarding sovereign debt may emerge with respect to other countries at any time.

Furthermore, many state and local governments in the United States are experiencing, and are expected to continue to experience, severe budgetary strain. One or more states could default on their debt, or one or more significant local governments could default on their debt or seek relief from their debt under Title 11 of the United States Code, as amended (the “Bankruptcy Code”) or by agreement with their creditors. Any or all of the circumstances described above may lead to further volatility in or disruption of the credit markets at any time.

Moreover, other types of events, domestic or international, may affect general economic conditions, consumer confidence and financial markets:

●	Wars, revolts, insurrections, armed conflicts, energy supply or price disruptions, terrorism, political crises, natural disasters, civil unrest and/or protests and man-made disasters, including without limitation, the invasion of Ukraine by Russia and the economic sanctions triggered thereby, the military conflict between Israel and Hamas, and political gridlock on United States federal budget matters including full or partial government shutdowns, may have an adverse effect on the mortgaged properties and/or your offered certificates;
●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your offered certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial, multifamily and manufactured housing community real estate markets and may be affected for reasons that are unknown and cannot be discerned; and
159

●	The market value of your offered certificates also may be affected by many other factors, including the then-prevailing interest rates and market perceptions of risks associated with commercial mortgage lending. A change in the market value of the offered certificates may be disproportionately impacted by upward or downward movements in the current interest rates.

In addition, on February 24, 2022, Russia launched a military invasion of Ukraine. The European Union, United States, United Kingdom, Canada, Japan and a number of other countries responded by announcing successively more restrictive sanctions against Russia, various Russian individuals, corporations, private banks, and the Russian central bank, which sanctions aim to limit such sanctioned persons’ and entities’ access to the global economy, Russian foreign reserves and personal assets held domestically and internationally. As economies and financial markets throughout the world become increasingly interdependent, events or conditions in one country or region are more likely to adversely impact markets or issuers in other countries or regions. The current Russia-Ukraine conflict is expected to have a particularly significant negative effect on the costs of energy and mineral resources and is expected to exacerbate inflationary pressures throughout the global economy. Furthermore, there may be a heightened risk of cyber-warfare, biological warfare or nuclear warfare launched by Russia against other countries in response to political opposition and imposed sanctions or perceptions of increased involvement by the North Atlantic Treaty Organization (NATO) in the conflict. The evolution of the conflict and actions taken by governments in response to such conflict, and the consequences, economic or otherwise, are unpredictable and may be far reaching and long lasting. As a result, we cannot predict the immediate or longer-term effects of the conflict on the global economy or on the performance of the mortgage loans or underlying mortgaged properties.

Furthermore, the broader consequences of the military conflict between Israel and Hamas are difficult to predict at this time, but may include regional instability and geopolitical shifts, heightened regulatory scrutiny related to sanctions compliance, increased inflation, further increases or fluctuations in commodity and energy prices, decreases in global travel, disruptions to the global energy supply and other adverse effects on macroeconomic conditions.

Investors should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. Changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets including the CMBS market. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Investors should be aware of certain requirements imposed by European Union (“EU”) and United Kingdom (“UK”) legislation in respect of investments in securitisations (as defined in the applicable legislation), including as follows.
●	EU legislation comprising Regulation (EU) 2017/2402 (as amended, the “EU Securitization Regulation”) and related regulatory technical standards and implementing technical standards imposes certain requirements (the “EU Due Diligence Requirements”) with respect to institutional investors (as defined in the EU Securitization Regulation), being (a) subject to certain exceptions, institutions for occupational retirement provision falling within the scope of Directive (EU) 2016/2341, and certain investment managers and authorized entities appointed by such institutions; (b) credit institutions (as defined in Regulation (EU) No 575/2013, as amended (the “EU CRR”)); (c) AIFMs as defined in Directive 2011/61/EU which manage and/or market AIFs (as defined in that Directive) in the EU; (d) investment firms (as defined in the EU CRR); (e) insurance undertakings and reinsurance undertakings as defined in Directive 2009/138/EC; and (f) management companies of UCITS funds (or internally managed UCITS) (and, in addition, the EU CRR makes provision as to the application of the EU Due Diligence
160

Requirements to consolidated affiliates, wherever established or located, of entities that are subject to the EU CRR). Each such institutional investor and each relevant affiliate is referred to herein as an “EU Institutional Investor”.

●	UK legislation comprising Regulation (EU) 2017/2402, as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”), and as amended (including by the Securitisation (Amendment) (EU Exit) Regulations 2019) (as amended, the “UK Securitization Regulation”) and certain related technical standards imposes certain requirements (the “UK Due Diligence Requirements”) with respect to “institutional investors” (as defined in the UK Securitization Regulation), being: (a) insurance undertakings and reinsurance undertakings as defined in Section 417(1) of the Financial Services and Markets Act 2000 (as amended, “FSMA”); (b) occupational pension schemes as defined in section 1(1) of the Pension Schemes Act 1993 that have their main administration in the UK, and fund managers of such schemes appointed under section 34(2) of the Pensions Act 1995 that, in respect of activity undertaken pursuant to that appointment, are authorized for the purposes of section 31 of the FSMA; (c) AIFMs as defined in regulation 4(1) of the Alternative Investment Fund Managers Regulations 2013 which market or manage AIFs (as defined in such Regulations) in the UK; (d) UCITS as defined in Section 236A of the FSMA, which are authorized open ended investment companies as defined in Section 237(3) of the FSMA, and management companies as defined in 237(2) of the FSMA; (e) CRR firms as defined in Article 4(1)(2A) of Regulation (EU) No 575/2013 as it forms part of UK domestic law by virtue of EUWA and as amended (the “UK CRR”); and (f) FCA investment firms as defined in Article 4(1)(2AB) of the UK CRR (and, in addition, the UK CRR makes provision as to the application of the UK Due Diligence Requirements to consolidated affiliates, wherever established or located, of entities that are subject to the UK CRR). Each such institutional investor and each relevant affiliate is referred to herein as a “UK Institutional Investor”.
●	In this prospectus: (a) the EU Securitization Regulation and the UK Securitization Regulation are referred to together as the “Securitization Regulations”; (b) the EU Due Diligence Requirements and the UK Due Diligence Requirements are referred to together as the “Due Diligence Requirements”; (c) EU Institutional Investors and UK Institutional Investors are referred to together as “Institutional Investors”; and (d) a reference to the “applicable” Securitization Regulation or Due Diligence Requirements means, in relation to any Institutional Investor, as the case may be, the Securitization Regulation or the Due Diligence Requirements to which such Institutional Investor is subject. In addition, for the purpose of the following paragraph, a reference to a “third country” means (i) in respect of an EU Institutional Investor and the EU Securitization Regulation, a country other than an EU member state, or (ii) in respect of a UK Institutional Investor and the UK Securitization Regulation, a country other than the UK.
●	In the case of a securitization in respect of which (as in the case of this securitization transaction or, in the case of a trust subordinate companion loan, as in the case of a securitization transaction constituted by the issuance of any related loan-specific certificates and any related uncertificated interests) each of the originator, the original lender, the sponsor and the securitization special purpose entity (as each such term is defined in the applicable Securitization Regulation) is established in a third country, an Institutional Investor is permitted by the applicable Due Diligence Requirements to invest in such securitization only if (amongst other things): (i) in each case, it has verified that the originator, sponsor or original lender retains, on an ongoing basis, a material net economic interest in the relevant securitization which, in any event, shall not be less than 5%, determined in accordance with Article 6 of the applicable Securitization Regulation, and discloses the risk retention to investors; (ii) in the case of an EU Institutional Investor, it has verified that the originator, the sponsor or the securitization special purpose entity has, where applicable, made available the information required by Article 7 of the EU Securitization Regulation, in accordance with the frequency and modalities provided for in such Article 7 (and prospective investors should be aware that, in its report to the European Parliament and Council on the functioning of the EU Securitization Regulation on October 10, 2022, the European Commission stated that the EU Due Diligence Requirement in Article 5(1)(e) of the EU Securitization Regulation should be interpreted to require EU Institutional Investors to verify that all information required by Article 7 of the EU Securitization Regulation has been disclosed to investors, regardless of whether the originator, sponsor or SSPE is established in the EU, the EEA or a third country, at the times and in the modalities specified in Article 7); (iii) in the case of a UK Institutional Investor, it has verified that the originator, sponsor or securitization special purpose entity has, where applicable, made available information which is substantially the same as that which it would have made available under the UK
161

Securitization Regulation if it had been established in the UK, and has done so with such frequency and modalities as are substantially the same as those with which it would have made information available if it had been established in the UK; and (iv) in each case, it has verified that the originator or original lender grants all the credits giving rise to the underlying exposures on the basis of sound and well-defined criteria and clearly established processes for approving, amending, renewing and financing those credits and has effective systems in place to apply those criteria and processes in order to ensure that credit-granting is based on a thorough assessment of the obligor’s creditworthiness.

●	Failure to comply with the applicable Due Diligence Requirements may result in various sanctions including, in the case of an Institutional Investor subject to regulatory capital requirements, the imposition of a punitive capital charge on the Certificates acquired by the relevant Institutional Investor.
●	Certain aspects of the Due Diligence Requirements and what is or will be required to demonstrate compliance to regulators remain unclear. Prospective investors should make themselves aware of the Due Diligence Requirements (and any corresponding implementing rules of their regulator), where applicable to them, in addition to any other applicable regulatory requirements with respect to their investment in the Certificates.
●	Prospective investors should be aware that none of the depositor, the sponsors, the originators, the mortgage loan sellers, the issuing entity, the underwriters or their respective affiliates or any other person intends to retain a material net economic interest in this securitization transaction, or take any other action in respect of this securitization transaction, in a manner prescribed or contemplated by the EU Securitization Regulation or the UK Securitization Regulation. In particular, no such person will take any action that may be required by any prospective investor or certificateholder for the purposes of its compliance with any Due Diligence Requirements. In addition, the arrangements described under “Credit Risk Retention” have not been structured with the objective of enabling or facilitating compliance by any person with any requirement of the Due Diligence Requirements.
●	Consequently, the offered certificates may not be a suitable investment for any person that is now or may in the future be subject to any Due Diligence Requirements. As a result, the price and liquidity of the offered certificates in the secondary market may be adversely affected. This could adversely affect your ability to transfer your certificates or the price you may receive upon your sale of your certificates. Each investor should evaluate the impact such matters may have on it.
●	Changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors and other participants in the asset-backed securities markets. In particular, capital regulations, which were adopted by the U.S. banking regulators in July 2013 and began phasing in on January 1, 2014, implement (i) many aspects of the increased capital framework agreed upon by the Basel Committee on Banking Supervision (“BCBS”) in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems” and also (ii) changes required by the Dodd-Frank Act. These capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Additional phases of compliance began on January 1, 2015 and January 1, 2016, respectively. Further changes in capital requirements were announced by the BCBS in January 2016, and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect on investments in asset-backed securities. As a result of these regulations, investments in CMBS like the offered certificates by financial institutions subject to these regulations may result in greater capital charges to these financial institutions, and the treatment of CMBS for their regulatory capital purposes may otherwise be adversely affected. Such developments could reduce the attractiveness of investments in CMBS for such entities.
●	The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the regulations adopted to implement Section 619 of the Dodd-Frank
162

Act (such statutory provision, together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Under the Volcker Rule, unless otherwise jointly determined by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the offered certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in commercial mortgage-backed securities for financial reporting purposes.
●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities.”
●	In a number of cases that have been filed alleging certain violations of the Trust Indenture Act of 1939, as amended (the “TIA”), certain lower courts have held that the TIA was applicable to certain agreements similar to the Pooling and Servicing Agreement and that the mortgage-backed certificates issued pursuant to such agreements were not exempt under Section 304(a)(2) of the TIA. (See for example, Retirement Board of the Policemen’s Annuity and Benefit Fund of the City of Chicago v. The Bank of New York Mellon, 914 F.Supp.2d 422 (S.D.N.Y. Apr. 3, 2012), Policemen’s Annuity and Benefit Fund of the City of Chicago v. Bank of America, NA, et.al, 907 F.Supp.2d 536 (S.D.N.Y. Dec. 7, 2012) and American Fidelity Assurance Co. v. Bank of New York Mellon, No. Civ-11-1284-D, 2013 WL 6835277 (W.D. Okla. Dec. 26, 2013)). These rulings are contrary to more than three decades of market practice, as well as guidance regarding Section 304(a)(2) of the TIA that had previously been provided by the staff of the Division of Corporation Finance and that, prior to April 24, 2015, had been posted on the SEC’s website as Division of Corporation Finance Interpretive Response 202.01 (“CDI 202.01”). See also Harbor Financial, Inc., 1988 SEC No-Act. LEXIS 1463 (Oct. 31, 1988) (in which the SEC staff agreed that certificates evidencing an interest in a pool of mortgage loans could be issued without qualification of the issuing instrument under the TIA). On April 24, 2015, however, CDI 202.01 was withdrawn by the SEC staff without any indication of the reason for such withdrawal. On December 23, 2014, the United States Court of Appeals for the Second Circuit reversed the lower court’s ruling in Retirement Bd. of the Policemen’s Annuity and Benefit Fund regarding the applicability of the TIA to trusts governed by pooling and servicing agreements under New York law, holding that the mortgage-backed securities at issue are exempt under Section 304(a)(2) of the TIA. See Retirement Board of the Policemen’s Annuity and Benefit Fund of the City of Chicago v. The Bank of New York Mellon, 775 F.3d 154 (2d Cir. 2014). The plaintiffs/appellants in that case filed a petition for rehearing en banc with the Second Circuit, which was denied on April 13, 2015, and such plaintiffs/appellants filed a petition for writ of certiorari to the United States Supreme Court on September 10, 2015, which was denied on January 11, 2016. In addition, on October 31, 2018, in the American Fidelity Assurance Co. case, the District Court for the Western District of Oklahoma granted summary judgment in favor of the defendant, relying on the rationale of the United States Court of Appeals for the Second Circuit to hold that the mortgage pass-through certificates in question are exempt from the TIA. The decision was affirmed on appeal in the United States Court of Appeals for the Tenth Circuit on July 7, 2020.

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates.

163

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

None of the issuing entity, the depositor, the underwriters, the mortgage loan sellers or any other party to the transaction makes any representation to any prospective investor or purchaser of the offered certificates regarding the regulatory capital treatment of their investment in the offered certificates on the closing date or at any time in the future.

In addition, this securitization transaction (i.e., the securitization transaction constituted by the issuance of the certificates) is structured to comply with the credit risk retention rules as and to the extent set forth under “Credit Risk Retention”. We cannot assure you that the retaining party or parties for this securitization transaction will at all times satisfy such credit risk retention requirements. At this time, it is unclear what effect a failure of a retaining party to be in compliance with the credit risk retention rules at any time will have on the holders of offered certificates or the market value or liquidity of the offered certificates. Furthermore, notwithstanding any references in this prospectus to the credit risk retention rules, Regulation RR, the retaining party or other risk retention related matters, in the event the credit risk retention rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, neither the retaining sponsor nor any other party will be required to comply with or act in accordance with the credit risk retention rules or Regulation RR (or such relevant portion thereof).

The Master Servicer, any Sub-Servicer or the Special Servicer May Have Difficulty Performing Under the Pooling and Servicing Agreement or a Related Sub-Servicing Agreement

Any economic downturn or recession, whether resulting from COVID-19 or otherwise, may adversely affect the master servicer’s, any sub-servicer’s or the special servicer’s ability to perform its duties under the pooling and servicing agreement or the related sub-servicing agreement, including, if applicable, performance as it relates to the making of debt service or property protection advances or the ability to effectively service the mortgage loans. Accordingly, this may adversely affect the performance of the mortgage loans or the performance of the offered certificates.

Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record

Your offered certificates will be issued in book-entry form through the facilities of the Depository Trust Company.

Your offered certificates will be initially represented by one or more certificates registered in the name of Cede & Co., as the nominee for DTC, and will not be registered in your name. As a result, you will not be recognized as a certificateholder, or holder of record of your offered certificates and—

●	you will be able to exercise your rights as a certificateholder only indirectly through the Depository Trust Company and its participating organizations;
●	you may have only limited access to information regarding your offered certificates;
●	you may suffer delays in the receipt of payments on your offered certificates; and
●	your ability to pledge or otherwise take action with respect to your offered certificates may be limited due to the lack of a physical certificate evidencing your ownership of those certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

164

Description of the Mortgage Pool

General

The issuing entity with respect to the Certificates will be Benchmark 2024-V10 Mortgage Trust (the “Issuing Entity”). The assets of the Issuing Entity will primarily consist of a pool (the “Mortgage Pool”) of 32 fixed rate commercial mortgage loans (collectively (including, without limitation, any REO Mortgage Loan), the “Mortgage Loans”) with an aggregate principal balance as of the Cut-off Date after deducting payments of principal due on such respective dates, of approximately $737,970,000 (with respect to each Mortgage Loan, the “Cut-off Date Balance” and, in the aggregate, the “Initial Pool Balance”). The “Cut-off Date” with respect to each Mortgage Loan is its respective due date in September 2024 (or, in the case of any Mortgage Loan or Whole Loan that has its first due date subsequent to September 2024, the date that would have been its due date in September 2024 under the terms of that Mortgage Loan if a Monthly Payment were scheduled to be due in that month).

Each Mortgage Loan is (i) evidenced by one or more promissory notes or similar evidence of indebtedness (each, a “Mortgage Note”) and (ii) secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) a mortgage, deed of trust or other similar security instrument (a “Mortgage”) creating a first lien on a fee simple and/or leasehold interest in a commercial, multifamily or manufactured housing community property (each, a “Mortgaged Property”) (or, in certain cases, secured by multiple Mortgages encumbering a portfolio of Mortgaged Properties).

In addition, the Issuing Entity may include one or more subordinate notes evidencing a subordinate portion of a Pari Passu-AB Whole Loan or an AB Whole Loan (such subordinate portion is referred to in this prospectus as a “Trust Subordinate Companion Loan” and a Whole Loan that includes a Trust Subordinate Companion Loan is referred to as a “Trust Subordinate Companion Whole Loan”). In such case, the Trust Subordinate Companion Loan will be an asset of the Issuing Entity and be serviced under the Pooling and Servicing Agreement, and will back, and be the sole source of payment on, the related Loan-Specific Certificates and any related uncertificated interests, but will not be included in the Mortgage Pool that will back the Certificates. If a Trust Subordinate Companion Loan is included as an asset of the Issuing Entity, it will be identified under “Description of the Mortgage Pool—The Trust Subordinate Companion Loan(s)”.

As regards the assets of the Issuing Entity, references to “Mortgage Loan” and “Mortgage Loans” are intended to mean only a Mortgage Loan or group of Mortgage Loans that are part of the Mortgage Pool and are exclusive of any Trust Subordinate Companion Loans.

For avoidance of doubt, the assets of the Issuing Entity will not include any Trust Subordinate Companion Loans and accordingly all references to “Trust Subordinate Companion Loan”, “Trust Subordinate Companion Loans”, “Trust Subordinate Companion Whole Loan”, “Trust Subordinate Companion Whole Loans”, “Loan-Specific Certificate”, “Loan-Specific Certificates” and any related concepts are to be ignored.

When information presented in this prospectus with respect to the Mortgaged Properties is expressed as a percentage of the Initial Pool Balance, if a Mortgage Loan is secured by more than one Mortgaged Property, the percentages are based on an allocated loan amount that has been assigned to each of the related Mortgaged Properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents as set forth on Annex A.

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property(ies) and the other limited assets securing the Mortgage Loan, and not against the borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the Sponsors, the Mortgage Loan Sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be non-recourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Six (6) Mortgage Loans (collectively 41.1%) (each such Mortgage Loan, a “Split Mortgage Loan”), are each part of a split loan structure (a “Whole Loan”). A Whole Loan consists of the particular Split Mortgage Loan to be included in the Issuing Entity and one or more “companion loans” (each, a “Companion Loan”) that, except in the case of any Trust Subordinate Companion Loan, will be held outside the Issuing Entity. If a Companion Loan is pari passu

165

in right of payment to the related Split Mortgage Loan, it may be referred to in this prospectus as a “Pari Passu Companion Loan” and the related Whole Loan may be referred to in this prospectus as a “Pari Passu Whole Loan”. If a Companion Loan is subordinate in right of payment to the related Split Mortgage Loan, it may be referred to in this prospectus as a “Subordinate Companion Loan” and the related Whole Loan may be referred to in this prospectus as an “AB Whole Loan”. If a Whole Loan includes both a Pari Passu Companion Loan and a Subordinate Companion Loan, then such Whole Loan may be referred to in this prospectus as a “Pari Passu-AB Whole Loan” and the discussions in this prospectus regarding both Pari Passu Whole Loans and AB Whole Loans will be applicable to such Whole Loan. The subject Split Mortgage Loan and its related Companion Loan(s) comprising any particular Whole Loan are: (i) each evidenced by one or more separate promissory notes; (ii) obligations of the same borrower(s); (iii) cross-defaulted; and (iv) collectively secured by the same mortgage(s) and/or deed(s) of trust encumbering the related Mortgaged Property or portfolio of Mortgaged Properties. Only each Split Mortgage Loan is included in the Issuing Entity. No Companion Loan (other than a Trust Subordinate Companion Loan, if any) is an asset of the Issuing Entity. See “—The Whole Loans” below for more information regarding the identity of, and certain other information regarding, the Whole Loans, as well as rights of the holders of the Companion Loans and the servicing and administration of the Whole Loans that will not be serviced under the pooling and servicing agreement for this transaction.

The Mortgage Loans were originated or acquired by the mortgage loan sellers (or will be acquired, on or prior to the Closing Date, by the mortgage loan sellers) set forth in the following chart (collectively, the “Mortgage Loan Sellers”), and such entities will sell their respective Mortgage Loans to the Depositor, which will in turn transfer the Mortgage Loans to the Issuing Entity:

Mortgage Loan Sellers

Mortgage Loan Seller	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Citi Real Estate Funding Inc. (“CREFI”)	15 (the “CREFI Mortgage Loans”)(1)	$317,095,000	43.0%
German American Capital Corporation (“GACC”)	9 (the “GACC Mortgage Loans”)(2)	$208,925,000	28.3%
Goldman Sachs Mortgage Company (“GSMC”)	6 (the “GSMC Mortgage Loans”)(3)	$91,950,000	12.5%
Citi Real Estate Funding Inc./Goldman Sachs Mortgage Company	1(4)	$73,500,000	9.96%
Goldman Sachs Mortgage Company/German American Capital Corporation	1(5)	$46,500,000	6.3%
Total	32	$737,970,000	100.0%

(1)	Except as otherwise indicated, references to “CREFI Mortgage Loans” also include the CREFI BioMed 2024 Portfolio 2 Notes (as defined below).
(2)	Except as otherwise indicated, references to “GACC Mortgage Loans” also include the GACC Moffett Towers Building D Note (as defined below).
(3)	Except as otherwise indicated, references to “GSMC Mortgage Loans” also include: (i) the GSMC BioMed 2024 Portfolio 2 Note (as defined below) and (ii) the GSMC Moffett Towers Building D Notes (as defined below).
(4)	The BioMed 2024 Portfolio 2 Mortgage Loan (9.96%) is part of a Whole Loan as to which separate notes are being sold by Citi Real Estate Funding Inc. and Goldman Sachs Mortgage Company. The BioMed 2024 Portfolio 2 Whole Loan was co-originated by JPMorgan Chase Bank, National Association, Citi Real Estate Funding, Inc., Goldman Sachs Bank USA and Wells Fargo Bank, National Association. The BioMed 2024 Portfolio 2 Mortgage Loan is evidenced by three (3) promissory notes: (i) notes A-5-1 and A-5-3, with an aggregate Cut-off Date Balance of $50,000,000 as to which Citi Real Estate Funding Inc. is acting as Mortgage Loan Seller (the “CREFI BioMed 2024 Portfolio 2 Notes”); and (ii) note A-7-1, with a Cut-off Date Balance of $23,500,000 as to which Goldman Sachs Mortgage Company is acting as Mortgage Loan Seller (the “GSMC BioMed 2024 Portfolio 2 Note”).
(5)	The Moffett Towers Building D Mortgage Loan (6.3%) is part of a Whole Loan as to which separate notes are being sold by Goldman Sachs Mortgage Company and German American Capital Corporation. The Moffett Towers Building D Whole Loan was co-originated by Goldman Sachs Bank USA, DBR Investments Co. Limited and UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York. The Moffett Towers Building D Mortgage Loan is evidenced by three (3) promissory notes: (i) notes A-1 and A-2-1, with an aggregate Cut-off Date Balance of $32,000,000 as to which Goldman Sachs Mortgage Company is acting as Mortgage Loan Seller (the “GSMC Moffett Towers Building D Notes”); and (ii) note A-5-1, with a Cut-off Date Balance of $14,500,000 as to which German American Capital Corporation is acting as Mortgage Loan Seller (the “GACC Moffett Towers Building D Note”).

166

The Sponsors originated (or co-originated) the Mortgage Loans or acquired (or, on or prior to the Closing Date, will acquire) the Mortgage Loans, directly or indirectly, from the originators as set forth in the following chart:

Originators

Originator	Sponsor	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Citi Real Estate Funding Inc.	Citi Real Estate Funding Inc.	15	$317,095,000	43.0%
German American Capital Corporation	German American Capital Corporation	5(3)(4)	$150,575,000	20.4%
Goldman Sachs Bank USA	Goldman Sachs Mortgage Company(1)	6(5)	$91,950,000	12.5%
Citi Real Estate Funding Inc./Goldman Sachs Bank USA	Citi Real Estate Funding Inc./Goldman Sachs Mortgage Company(1)	1(6)	$73,500,000	9.96%
DBR Investments Co. Limited	German American Capital Corporation(2)	4(7)	$58,350,000	7.9%
Goldman Sachs Bank USA/ DBR Investments Co. Limited	Goldman Sachs Mortgage Company(1)/ German American Capital Corporation(2)	1(8)	$46,500,000	6.3%
	Total	32	$737,970,000	100.0%

(1)	GSMC has acquired or will acquire the Mortgage Loans or portions thereof that were originated or co-originated by its affiliate, Goldman Sachs Bank USA, on or prior to the Closing Date.
(2)	GACC has acquired or will acquire the Mortgage Loans or portions thereof that were originated or co-originated by its affiliate, DBR Investments Co. Limited, on or prior to the Closing Date.
(3)	The Bronx Terminal Market Mortgage Loan (8.1%) is part of a Whole Loan that was co-originated by German American Capital Corporation, Wells Fargo Bank, National Association, Bank of America, N.A., and Starwood Mortgage Capital LLC.
(4)	The Culver Collection Mortgage Loan (8.9%) is part of a Whole Loan that was co-originated by German American Capital Corporation, and Wells Fargo Bank, National Association.
(5)	The Stonebriar Centre Mortgage Loan (2.2%) is part of a Whole Loan that was co-originated by Goldman Sachs Bank USA, Bank of America, N.A. and Societe General Financial Corporation.
(6)	The BioMed 2024 Portfolio 2 Mortgage Loan (9.96%) is part of a Whole Loan that was co-originated by Citi Real Estate Funding Inc., JPMorgan Chase Bank, National Association, Goldman Sachs Bank USA and Wells Fargo Bank, National Association.
(7)	The Culver Steps Mortgage Loan (5.6%) is part of a Whole Loan that was co-originated by Wells Fargo Bank, National Association and DBR Investments Co. Limited.
(8)	The Moffett Towers Building D Mortgage Loan (6.3%) is part of a Whole Loan that was co-originated by Goldman Sachs Bank USA , DBR Investments Co. Limited and UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York.

Citi Real Estate Funding Inc., DBR Investments Co. Limited, Goldman Sachs Bank USA and German American Capital Corporation are referred to in this prospectus as originators.

Citigroup Commercial Mortgage Securities Inc. (the “Depositor”) will acquire the Mortgage Loans (and any Trust Subordinate Companion Loans) from each of CREFI, GSMC and GACC (collectively, the “Sponsors”) on or about September 30, 2024 (the “Closing Date”) pursuant to a separate Mortgage Loan Purchase Agreement (as defined under “The Mortgage Loan Purchase Agreements” below) between the Depositor and each such Mortgage Loan Seller. The Depositor will cause the Mortgage Loans in the Mortgage Pool to be assigned to the Trustee pursuant to the Pooling and Servicing Agreement (as defined under “The Pooling and Servicing Agreement” below).

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented on Annex A, Annex B and Annex C to this prospectus may not equal the indicated total due to rounding. The information on Annex A, Annex B and Annex C to this prospectus with respect to the Mortgage Loans (or any Whole Loan, if applicable) and the Mortgaged Properties is based upon the Mortgage Pool as it is expected to be constituted as of the close of business on the Closing Date, assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made, (ii) there will be no principal prepayments on or before the Closing Date, and (iii) each Mortgage Loan with an Anticipated Repayment Date pays in full on its related Anticipated Repayment Date. When information presented in this prospectus with respect to the Mortgaged Properties is expressed as a percentage of the Initial Pool Balance, the percentages are, in the case of multiple Mortgaged Properties securing the same Mortgage Loan, based on an allocated loan amount that has been assigned to the related Mortgaged Properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents as set forth on Annex A to this prospectus. The statistics on Annex A, Annex B and Annex C to this prospectus were primarily derived from information provided to the Depositor by each Sponsor, which information may have been obtained from the borrowers.

167

With respect to any Split Mortgage Loan, all debt service coverage ratio, debt yield and loan-to-value ratio information presented in this prospectus is calculated and presented in a manner that reflects the aggregate indebtedness evidenced by the subject Split Mortgage Loan and any related Pari Passu Companion Loan, but without regard to any related Subordinate Companion Loan.

Although a Trust Subordinate Companion Loan may be an asset of the Issuing Entity, unless otherwise indicated, for the purpose of numerical and statistical information contained in this prospectus, such Trust Subordinate Companion Loan is not reflected in this prospectus and the term “Mortgage Loan” and “Mortgage Pool” in that context does not include any Trust Subordinate Companion Loans unless otherwise indicated. Each Trust Subordinate Companion Loan will support only the related Loan-Specific Certificates and any related uncertificated interests. Information in the tables in this prospectus excludes any Trust Subordinate Companion Loan unless otherwise stated.

From time to time, a particular Mortgaged Property or portfolio of Mortgaged Properties may be identified in this prospectus by name (for example, the BioMed 2024 Portfolio 2 Mortgaged Property); when that occurs, we are referring to the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A to this prospectus. From time to time, a particular Mortgage Loan or Whole Loan may be identified in this prospectus by name (for example, the BioMed 2024 Portfolio 2 Mortgage Loan or the Whole Loan); when that occurs, we are referring to the Mortgage Loan or Whole Loan, as the case may be, secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A to this prospectus. From time to time, a particular Companion Loan may be identified by name (for example, a BioMed 2024 Portfolio 2 Companion Loan); when that occurs, we are referring to the (or, if applicable, an individual) Companion Loan secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A to this prospectus. With respect to any Split Mortgage Loan, when the name of a related Mortgaged Property or portfolio of Mortgaged Properties identified on Annex A to this prospectus (for example, BioMed 2024 Portfolio 2 is combined with any Whole Loan-related defined term (for example, BioMed 2024 Portfolio 2 Companion Loan Holder), reference is being made to such combined term (for example, BioMed 2024 Portfolio 2 Companion Loan Holder) as it relates to that particular Split Mortgage Loan or the related Whole Loan as if it were so defined in this prospectus.

Unless otherwise specified or otherwise indicated by the context, any parenthetical with a percentage next to the name of a Mortgaged Property (or the name of a portfolio of Mortgaged Properties) indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of the related Mortgage Loan (or, if applicable, the allocated loan amount with respect to such Mortgaged Property) represents of the Initial Pool Balance (the foregoing will also apply to the identification of multiple Mortgaged Properties by name or as a group), and any parenthetical with a percentage next to the name of a Mortgage Loan or a group of Mortgage Loans indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of such Mortgage Loan or the aggregate outstanding principal balance of such group of Mortgage Loans, as applicable, represents of the Initial Pool Balance (the foregoing will also apply to the identification of multiple Mortgage Loans by name or as a group).

With respect to each Mortgaged Property, the appraisal of such Mortgaged Property, the Phase I environmental report, any Phase II environmental report and any seismic or property condition report obtained in connection with origination (each, a “Third Party Report”) were prepared prior to the date of this prospectus. The information included in the Third Party Reports may not reflect the current economic, competitive, market and other conditions with respect to the Mortgaged Properties. The Third Party Reports may be based on assumptions regarding market conditions and other matters as reflected in those Third Party Reports. The opinions of value rendered by the appraisers in the appraisals are subject to the assumptions and conditions set forth in those appraisals.

Certain appraisals may not reflect the complete effects of the COVID-19 pandemic on the related mortgaged properties as the cumulative impact of the pandemic may not be known for some time. Similarly, net operating income and occupancy information used in underwriting the Mortgage Loans may not reflect the complete effects of the COVID-19 pandemic. As a result, appraised values, net operating income, occupancy, and related metrics, such as loan-to-value ratios, debt service coverage ratios and debt yields, may not accurately reflect the current conditions at the Mortgaged Properties. See “Risk Factors—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and May Adversely Affect the Performance of the Mortgage Loans”.

A Mortgage Loan’s Mortgage Rate may be less than the interest rate initially proposed to the related borrower at the loan application stage. Such interest rate may have been reduced in connection with the payment of an upfront fee from the borrower to the related originator, in light of the other credit characteristics of the Mortgage

168

Loan. See Annex A-1 for certain information regarding each Mortgage Loan that was considered in connection with its origination, as well as the descriptions of the underwriting standards for each mortgage loan seller under “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

“ADR” means, for any hospitality property, average daily rate.

“Allocated Cut-off Date Loan Amount” means, in the case of Mortgage Loans secured by multiple Mortgaged Properties, the allocated Cut-off Date Balance for each Mortgaged Property based on an allocated loan amount that has been assigned to the related Mortgaged Properties based upon the related Mortgage Loan documents or one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents; provided that with respect to any Whole Loan secured by a portfolio of Mortgaged Properties, the Allocated Cut-off Date Loan Amount represents only the pro rata portion of the related Mortgage Loan principal balance amount relative to the related Whole Loan principal balance. Information presented in this prospectus (including Annex A and Annex B) with respect to the Mortgaged Properties expressed as a percentage of the Initial Pool Balance reflects the Allocated Cut-off Date Loan Amount allocated to such Mortgaged Property as of the Cut-off Date.

“Annual Debt Service” means, for any Mortgage Loan or Companion Loan, the current annualized debt service payable on such Mortgage Loan or Companion Loan as of September 2024 (or, in the case of any Mortgage Loan or Companion Loan that has its first Due Date subsequent to September 2024, the anticipated annualized debt service payable on such Mortgage Loan or Companion Loan as of September 2024); provided that with respect to each Mortgage Loan with a partial interest-only period, the Annual Debt Service is calculated based on the debt service due under such Mortgage Loan during the amortization period.

“Appraised Value” means, for each of the Mortgaged Properties and any date of determination, the most current appraised value of such Mortgaged Property as determined by an appraisal of the Mortgaged Property and in accordance with MAI standards, as set forth under “Appraised Value” on Annex A to this prospectus. With respect to each Mortgaged Property, the Appraised Value set forth in this prospectus and on Annex A or Annex B to this prospectus is an “as-is” appraised value (which may contain certain assumptions, including extraordinary assumptions), unless otherwise specified below, and is in each case as determined by an appraisal made not more than six (6) months prior to the origination date of the related Mortgage Loan, as described under “Appraisal Date” on Annex A to this prospectus. For the Appraised Values on a property-by-property basis, see Annex A to this prospectus and the related footnotes.

In the following cases, the Appraised Value set forth in this prospectus and on Annex A or Annex B to this prospectus is not the “as-is” appraised value, but is instead calculated based on the condition(s) set forth below, or reflects the “as-is” appraised value for the entire portfolio of Mortgaged Properties (which represents more than the sum of the “as-is” appraised value of the individual Mortgaged Properties) or reflects an “as-is” appraised value that has been determined inclusive of an upward adjustment or of certain “extraordinary” assumptions:

●	With respect to the Culver Collection Mortgage Loan (8.9%), the Appraised Value of $240,200,000 represents the as portfolio appraised value (“Portfolio Appraised Value”), as of June 13, 2024. This is inclusive of the “As-Is” values ascribed to the office Mortgaged Properties as well as the 8511 Warner Drive Mortgaged Property, which is a parking lot, in addition to a portfolio premium applied to the office Mortgaged Properties. The “As-Is” appraised value of the Mortgaged Properties without the 8511 Warner Drive Mortgaged Property (which may be released in the lender’s discretion, as described under “--Partial Releases”) and without the portfolio premium is $222,600,000. The 8511 Warner Drive Mortgaged Property has an “As-Is” appraised value of $16,200,000. The portfolio premium accounts for the remaining $1,400,000. The “As-Is” value of all the Mortgaged Properties, including the 8511 Warner Drive Mortgaged Property but excluding the portfolio premium, is $238,800,000.
●	With respect to the 2767-2777 Atlantic Avenue Mortgage Loan (4.1%), the borrower is in the process of applying for a 421-a tax exemption, which has not been approved. See “—Real Estate and Other Tax Considerations.” The appraised value includes the net present value of such 421-a exemption, which amount was estimated to be approximately $10,800,000. If such net present value were to be subtracted from the appraised value, the appraised value would be $33,400,000, which would result in a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 89.8%. There can be no assurance that a 421-a exemption will be approved, or of what the appraised value or actual value of the 2767-2777 Atlantic Avenue Mortgaged Property would be if the exemption were not approved.
169

●	With respect to the 1000 Lorimer Mortgage Loan (3.8%), the borrower is in the process of applying for a 421-a tax exemption and an Industrial and Commercial Abatement Program (“ICAP”) abatement, neither of which has been approved. See "—Real Estate and Other Tax Considerations." The appraised value includes the net present value of (i) such 421-a exemption, which amount was estimated to be approximately $11,700,000 and (ii) such ICAP abatement, which amount was estimated to be approximately $2,020,000. If such net present values were to be subtracted from the appraised value, the appraised value would be $30,980,000, which would result in a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 91.3%. There can be no assurance that a 421-a exemption or an ICAP abatement will be approved, or of what the appraised value or actual value of the 1000 Lorimer Mortgaged Property would be if the exemption were not approved.
●	With respect to the LocalStorage Seven Property Portfolio Mortgage Loan (3.0%), the Appraised Value of $32,900,000 is inclusive of an approximately 3.8% portfolio premium and reflects the reflects the “as-is” value of the Mortgaged Properties as a whole if sold in their entirety to a single purchaser. The aggregate “as-is” appraised value of the Mortgaged Properties without the portfolio premium is $31,700,000.
●	With respect to the Marriott Durham City Center Mortgage Loan (2.6%), the Appraised Value of $38,200,000 represents the appraised value “Upon Completion”. The related borrower has deposited $5,000,000 at origination of the Mortgage Loan into a reserve for specified capital projects, including waterproofing and windows, guestroom bathroom conversion, and other improvements. The appraisal also concluded to an “As Is” value of $31,500,000 .
●	With respect to the Trust Communities MHP Portfolio Mortgage Loan (0.7%), the Appraised Value of $7,800,000 represents the “As Portfolio” appraised value, which is inclusive of an approximately 2.6% portfolio premium and reflects the “as-is” value of the Mortgaged Properties as a whole if sold in their entirety to a single buyer. The “as-is” appraised value of the Mortgaged Properties without the portfolio premium is $7,600,000.

“ARD” means, with respect to any Mortgage Loan or Companion Loan, any related Anticipated Repayment Date.

“Balloon Balance” means, with respect to any Mortgage Loan or Companion Loan, the principal balance scheduled to be due on such Mortgage Loan or Companion Loan at maturity or any related Anticipated Repayment Date assuming that all monthly debt service payments are timely received and there are no prepayments or defaults.

“Crossed Group” means each group (which includes 2 or more Mortgage Loans) of Mortgage Loans in the Mortgage Pool that are cross-collateralized and cross-defaulted with each other (either individually or as part of a Pari Passu Whole Loan), if any. Each Crossed Group, if any, is identified by a separate letter on Annex A to this prospectus. For the avoidance of doubt, the Mortgage Pool does not include any Crossed Groups.

“Cut-off Date LTV Ratio” or “Cut-off Date Loan-to-Value Ratio” generally means, with respect to any Mortgage Loan, the ratio, expressed as a percentage of (1) the Cut-off Date Balance of that Mortgage Loan set forth on Annex A to this prospectus divided by (2) the Appraised Value of the related Mortgaged Property or portfolio of Mortgaged Properties set forth on Annex A to this prospectus, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Cut-off Date LTV Ratio is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);
●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Cut-off Date LTV Ratio does not include the principal balance of the related Subordinate Companion Loan(s), unless otherwise indicated;
●	with respect to any Crossed Group, such term means the ratio, expressed as a percentage, of the aggregate Cut-off Date Balance of the applicable Crossed Group, divided by the aggregate Appraised Value of the related Mortgaged Properties; and
170

●	with respect to each Mortgage Loan secured by the Mortgaged Property or portfolio of Mortgaged Properties identified in the table below, the Cut-off Date LTV Ratio was calculated using the related Appraised Value set forth on Annex A to this prospectus, which is subject to certain adjustments and/or assumptions as described under the definition of “Appraised Value” above:
Mortgaged Property Name	Approx. % of Initial Pool Balance	Cut-off Date LTV Ratio (Appraised Value)	Appraised Value	Cut-off Date LTV Ratio (Unadjusted “as-is” appraised value)(1)	Unadjusted “as-is” appraised value(1)
Culver Collection(2)	8.9%	50.0%	$240,200,000	50.3%	$238,800,000
2767-2777 Atlantic Avenue	4.1%	67.9%	$44,200,000	89.8%	$33,400,000
1000 Lorimer	3.8%	63.3%	$44,700,000	91.3%	$30,980,000
LocalStorage Seven Property Portfolio	3.0%	67.3%	$32,900,000	69.9%	$31,700,000
Marriott Durham City Center	2.6%	51.0%	$38,200,000	61.9%	$31,500,000
Trust Communities MHP Portfolio	0.7%	64.1%	$7,800,000	65.8%	$7,600,000

(1)	Reflects the Appraised Value set forth on Annex A to this prospectus, discounting the adjustments and/or assumptions with respect to such Mortgage Loans set forth in the definition of “Appraised Value” above.
(2)	Based on the “as is” value excluding the 8511 Warner Drive Mortgaged Property, which can be released in the lender’s discretion, the Cut-off Date LTV Ratio would be 53.9%. If the related Subordinate Companion Loan is included, the Cut-off Date LTV Ratio (Appraised Value) for the Culver Collection Whole Loan would be 55.0%, the Cut-off Date LTV Ratio (Unadjusted “as is” appraised value) would be 55.3% and the Cut-off Date LTV Ratio based on the “as is” value and excluding the 8511 Warner Drive Mortgaged Property would be 59.3%.

“Debt Yield on Underwritten Net Cash Flow” or “Debt Yield on Underwritten NCF” means, with respect to any Mortgage Loan, the related Underwritten Net Cash Flow divided by the Cut-off Date Balance of that Mortgage Loan, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Debt Yield on Underwritten Net Cash Flow is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);
●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Debt Yield on Underwritten Net Cash Flow does not include the principal balance of the related Subordinate Companion Loan(s); and
●	with respect to any Crossed Group, such term means the aggregate Underwritten Net Cash Flow produced by the related Mortgaged Properties, divided by the aggregate Cut-off Date Balance of the applicable Crossed Group.

“Debt Yield on Underwritten Net Operating Income” or “Debt Yield on Underwritten NOI” means, with respect to any Mortgage Loan, the related Underwritten Net Operating Income divided by the Cut-off Date Balance of that Mortgage Loan, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Debt Yield on Underwritten Net Operating Income is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);
●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Debt Yield on Underwritten Net Operating Income does not include the principal balance of the related Subordinate Companion Loan(s); and
●	with respect to any Crossed Group, such term means the aggregate Underwritten Net Operating Income produced by the related Mortgaged Properties, divided by the aggregate Cut-off Date Balance of the applicable Crossed Group.

“DSCR,” “Debt Service Coverage Ratio,” “Cut-off Date DSCR,” “Underwritten NCF DSCR” or “UW NCF DSCR” generally means, for any Mortgage Loan, the ratio of Underwritten Net Cash Flow produced by the related Mortgaged Property or Mortgaged Properties to the aggregate amount of the Annual Debt Service, except as set forth below:

171

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the DSCR is based on the Annual Debt Service that is due in connection with such Split Mortgage Loan and the related Pari Passu Companion Loan(s);
●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of DSCR does not include the monthly debt service that is due in connection with the Subordinate Companion Loan(s), unless expressly stated otherwise; and
●	with respect to any Crossed Group, such term means the ratio of the aggregate Underwritten Net Cash Flow produced by the related Mortgaged Properties, to the aggregate Annual Debt Service of the applicable Crossed Group.

“Hard Lockbox” means an account into which either (i) the related borrower is required to direct the tenants to pay rents directly to a lockbox account controlled by the lender, or (ii) in the case of hospitality, mixed use, multifamily and manufactured housing community properties, all credit card receivables, cash, checks and “over the counter” receipts are required to be deposited into a lockbox account controlled by the lender either directly (in the case of credit card receivables for certain properties) or by an unaffiliated property manager; provided, that in the case of certain flagged hospitality properties, such unaffiliated property manager may instead be required to deposit only the portion of such revenue that is payable to the borrower, which may be net of hotel reserves, management fees and operating expenses that are payable to the property manager.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower or master tenant (unless an event of default or one or more specified trigger events under the related Mortgage Loan documents have occurred and are outstanding) generally on a daily basis.

“Largest Tenant” means, with respect to any Mortgaged Property, the tenant occupying the largest amount of net rentable square footage.

“Largest Tenant Lease Expiration” means the date at which the applicable Largest Tenant’s lease is scheduled to expire.

“Loan Per Unit” means the principal balance per unit of measure as of the Cut-off Date.

“Maturity Date/ARD LTV Ratio”, “Maturity Date/ARD Loan-to-Value Ratio” or “LTV Ratio at Maturity/ARD” means, with respect to any Mortgage Loan, the ratio, expressed as a percentage of (1) the Balloon Balance of a Mortgage Loan as adjusted to give effect to the amortization of the applicable Mortgage Loan as of its maturity date, assuming no prepayments or defaults, divided by (2) the Appraised Value of the related Mortgaged Property or portfolio of Mortgaged Properties shown on Annex A to this prospectus, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Maturity Date/ARD LTV Ratio is based on the aggregate Balloon Balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);
●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Maturity Date/ARD LTV Ratio does not include the principal balance of the related Subordinate Companion Loan(s), unless otherwise indicated;
●	with respect to any Crossed Group, such term means the ratio, expressed as a percentage, of the aggregate Balloon Balance of the applicable Crossed Group divided by the aggregate Appraised Value of the related Mortgaged Properties; and
●	with respect to each Mortgage Loan secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Maturity Date/ARD LTV Ratio was calculated using the related Appraised Value set forth on Annex A to this prospectus, which is subject to certain adjustments and/or assumptions as described under the definition of “Appraised Value” above:
172

Mortgaged Property Name	Approx. % of Initial Pool Balance	Maturity Date/ARD LTV Ratio (Appraised Value)	Appraised Value	Maturity Date/ARD LTV Ratio (Unadjusted “as-is” appraised value)(1)	Unadjusted “as-is” appraised value(1)
Culver Collection(2)	8.9%	50.0%	$240,200,000	50.3%	$238,800,000
2767-2777 Atlantic Avenue	4.1%	67.9%	$44,200,000	89.9%	$33,400,000
1000 Lorimer	3.8%	63.3%	$44,700,000	91.3%	$30,980,000
LocalStorage Seven Property Portfolio	3.0%	67.3%	$32,900,000	69.9%	$31,700,000
Marriott Durham City Center	2.6%	51.0%	$38,200,000	61.9%	$31,500,000
Trust Communities MHP Portfolio	0.7%	64.1%	$7,800,000	65.8%	$7,600,000

(1)	Reflects the Appraised Value set forth on Annex A to this prospectus, discounting the adjustments and/or assumptions with respect to such Mortgage Loans set forth in the definition of “Appraised Value” above.
(2)	Based on the “as is” value excluding the 8511 Warner Drive Mortgaged Property, which can be released in the lender’s discretion, the Maturity Date/ARD LTV Ratio would be 53.9%. If the related Subordinate Companion Loan is included, the Maturity Date/ARD LTV Ratio (Appraised Value) for the Culver Collection Whole Loan would be 55.0%, the Maturity Date/ARD LTV Ratio (Unadjusted “as is” appraised value) would be 55.3% and the Maturity Date/ARD LTV Ratio based on the “as is” value and excluding the 8511 Warner Drive Mortgaged Property would be 59.3%.

We cannot assure you that the value of any particular Mortgaged Property will not have declined from the Appraised Value shown on Annex A to this prospectus. No representation is made that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the Mortgaged Property or the amount that would be realized upon a sale of the Mortgaged Property.

“Most Recent NOI” and “Trailing 12 NOI” (which is for the period ending as of the date specified on Annex A to this prospectus) is the net operating income for a Mortgaged Property as established by information provided by the borrowers, except that in certain cases such net operating income has been adjusted by removing certain non-recurring expenses and revenue or by certain other normalizations. Most Recent NOI and Trailing 12 NOI do not necessarily reflect accrual of certain costs such as taxes and capital expenditures and do not reflect non-cash items such a depreciation or amortization. In some cases, capital expenditures may have been treated by a borrower as an expense or expenses treated as capital expenditures. Most Recent NOI and Trailing 12 NOI were not necessarily determined in accordance with generally accepted accounting principles. Moreover, Most Recent NOI and Trailing 12 NOI are not a substitute for net income determined in accordance with generally accepted accounting principles as a measure of the results of a property’s operations or a substitute for cash flows from operating activities determined in accordance with generally accepted accounting principles as a measure of liquidity and in certain cases may reflect partial year annualizations.

“Occupancy” means, unless the context clearly indicates otherwise, (i) in the case of multifamily rental, mixed use (to the extent the related Mortgaged Property includes multifamily space) and manufactured housing community properties, the percentage of rental Units, Beds or Pads, as applicable, that are rented as of the Occupancy Date; (ii) in the case of office, retail, mixed use (to the extent the related Mortgaged Property includes office, retail, industrial or self-storage space), industrial and self-storage properties, the percentage of the net rentable square footage rented as of the Occupancy Date (subject to, in the case of certain Mortgage Loans, one or more of the additional leasing assumptions); and (iii) in the case of hospitality properties, the percentage of available Rooms occupied for the trailing 12-month period ending on the Occupancy Date. In some cases, occupancy was calculated based on assumptions regarding occupancy, such as the assumption that a certain tenant at the Mortgaged Property that has executed a lease, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within twelve months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the related Mortgaged Property; in some cases, assumptions regarding leases under negotiation being executed; in some cases, assumptions regarding tenants taking additional space in the future if currently committed to do so or, in some cases, the exclusion of dark tenants, tenants with material aged receivables, tenants that may have already given notice to vacate their space, bankrupt tenants that have not yet affirmed their lease and certain additional leasing assumptions. See the footnotes to Annex A to this prospectus for additional occupancy assumptions. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual occupancy. See “—Tenant Issues” below.

“Occupancy Date” means the date of determination of the Occupancy of a Mortgaged Property.

“Original Balance” means the principal balance of the Mortgage Loan as of the date of origination.

173

“Prepayment Penalty Description” or “Prepayment Provision” means the number of payments from the first due date through and including the maturity date or Anticipated Repayment Date, as applicable, for which a Mortgage Loan is, as applicable, (i) locked out from prepayment, (ii) provides for payment of a prepayment premium or yield maintenance charge in connection with a prepayment, (iii) permits defeasance and/or (iv) permits prepayment without a payment of a prepayment premium or a yield maintenance charge.

“Related Group” identifies each group of Mortgage Loans in the Mortgage Pool with borrower sponsors affiliated with other borrower sponsors in the Mortgage Pool. Each Related Group is identified by a separate number on Annex A to this prospectus.

“RevPAR” means, with respect to any hospitality property, revenues per available room.

“Soft Lockbox” means an account into which either (i) the related borrower is required to deposit, or cause the property manager to deposit, all rents collected into a lockbox account (rather than tenants directly depositing such amounts), or (ii) in the case of hospitality, mixed use, multifamily and manufactured housing community properties, all credit card receivables, cash, checks and “over the counter” receipts are deposited into a lockbox account by the borrower or an affiliated property manager (rather than credit card companies directly depositing credit card receivables); provided, that in the case of certain flagged hospitality properties, such affiliated property manager may instead be required to deposit only the portion of such revenue that is payable to the borrower, which may be net of hotel reserves, management fees and operating expenses that are payable to the property manager.

“Springing Cash Management” means, until the occurrence of an event of default or one or more specified trigger events under the Mortgage Loan documents, revenue from the lockbox account is forwarded to an account controlled by the related borrower (or master tenant) or is otherwise made available to the related borrower (or master tenant). Upon the occurrence of an event of default or such a trigger event, the Mortgage Loan documents require the related revenue to be forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents.

“Springing Lockbox” means a lockbox that is not currently in place, but the related Mortgage Loan documents require the imposition of a lockbox account upon the occurrence of an event of default or one or more specified trigger events under the related Mortgage Loan documents.

“Underwritten Expenses” with respect to any Mortgage Loan or Mortgaged Property, means an estimate of operating expenses, as determined by the related Sponsor and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market-rate management fee. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual performance.

“Underwritten Net Cash Flow,” “Net Cash Flow” or “Underwritten NCF” with respect to any Mortgage Loan or Mortgaged Property, means cash flow available for debt service, generally equal to the Underwritten NOI decreased by an amount that the related Sponsor has determined for tenant improvements and leasing commissions and/or replacement reserves for capital items. Underwritten NCF does not reflect debt service or non-cash items such as depreciation or amortization. For certain of the investment grade-rated or institutional tenants at the Mortgaged Properties, Underwritten NCF is based on the “straight line” rent of those tenants generally over the lesser of the term of the related lease (which, in certain cases, may be calculated through the date of an early termination option) and the term of the related Mortgage Loan. Underwritten NCF may also include straight line rent for other tenants at certain Mortgaged Properties. No representation is made as to the future cash flows of the Mortgaged Properties, nor is the Underwritten Net Cash Flow set forth in this prospectus intended to represent such future cash flows.

The Underwritten Net Cash Flow for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments (including, but not limited to, with respect to future occupancy and rental rates), which, if ultimately proved erroneous, could cause the actual net cash flow for the Mortgaged Property to differ materially from the Underwritten Net Cash Flow set forth in this prospectus. In some cases, historical net cash flow for a particular Mortgaged Property, and/or the net cash flow assumed by the applicable appraiser in determining the Appraised Value of the Mortgaged Property, may be less (and, perhaps, materially less) than the Underwritten Net Cash Flow shown in this prospectus for such Mortgaged Property. No representation is made as to the future cash flows of the Mortgaged Properties, nor are the Underwritten Net Cash Flows set forth in this prospectus intended to represent such future cash flows. See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions”.

174

With respect to any Mortgage Loan as to which the related Mortgaged Property is subject to a master lease, the Underwritten Net Cash Flow may have been underwritten based either on the master lease rent or on the rents payable by the underlying tenants (even though, for so long as any such master lease is in effect, the related borrower may be entitled to receive only rents from the master lease, and not the underlying rents and other receipts payable by the underlying tenants, and the rent payable under the master lease may be less than the rents payable by the underlying tenants).

“Underwritten Net Operating Income” or “Underwritten NOI” with respect to any Mortgage Loan or Mortgaged Property, means Underwritten Revenues less Underwritten Expenses, as both are determined by the related Sponsor, based in part upon borrower supplied information (including but not limited to a rent roll, leases, operating statements and budget) for a recent period which is generally the 12 months prior to the origination date or acquisition date of the Mortgage Loan (or Whole Loan, if applicable), adjusted for specific property, tenant and market considerations. Historical operating statements may not be available for newly constructed Mortgaged Properties, Mortgaged Properties with triple net leases, Mortgaged Properties that have recently undergone substantial renovations and/or newly acquired Mortgaged Properties.

The Underwritten NOI for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments (including, but not limited to, with respect to future occupancy and rental rates), which, if ultimately proved erroneous, could cause the actual net operating income for the Mortgaged Property to differ materially from the Underwritten NOI set forth in this prospectus. In some cases, historical net operating income for a particular Mortgaged Property, and/or the net operating income assumed by the applicable appraiser in determining the Appraised Value of the Mortgaged Property, may be less (and, perhaps, materially less) than the Underwritten NOI shown in this prospectus for such Mortgaged Property. For certain of the investment grade-rated or institutional tenants at the Mortgaged Properties, Underwritten NOI is based on the “straight line” rent of those tenants over the lesser of the term of the related lease (which, in certain cases, may be calculated through the date of an early termination option) and the term of the related Mortgage Loan. Underwritten NOI may also include straight line rent for other tenants at certain Mortgaged Properties. No representation is made as to the future cash flows of the Mortgaged Properties, nor is the Underwritten NOI set forth in this prospectus intended to represent such future cash flows.

With respect to any Mortgage Loan as to which the related Mortgaged Property is subject to a master lease, the Underwritten NOI may have been underwritten based either on the master lease rent or on the rents payable by the underlying tenants (even though, for so long as any such master lease is in effect, the related borrower may be entitled to receive only rents from the master lease, and not the underlying rents and other receipts payable by the underlying tenants, and the rent payable under the master lease may be less than the rents payable by the underlying tenants).

“Underwritten Revenues” or “Underwritten EGI” with respect to any Mortgage Loan or Mortgaged Property, means an estimate of operating revenues, as determined by the related Sponsor and generally derived from the rental revenue (which may include rental revenue related to reimbursement of tenant improvements and leasing commissions) based on leases in place, leases that have been executed but the tenant is not yet paying rent, month-to-month leases (based on current rent roll and annualized), leases that are being negotiated and expected to be signed, additional space that a tenant has committed to take and in certain cases contractual rent steps generally within 12 months following the Cut-off Date, in certain cases certain appraiser estimates of rental income, and in some cases adjusted downward to market rates, with vacancy rates equal to the Mortgaged Property’s historical rate, current rate, market rate or an assumed vacancy as determined by the related Sponsor; plus any additional recurring revenue fees. Additionally, in determining rental revenue for multifamily rental, self-storage and manufactured housing community properties, the related Sponsor either reviewed rental revenue shown on the certified rolling 12-month operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or recent partial year operating statements with respect to the prior 1- to 12-month periods or in some cases may have relied on information provided in the appraisal for market rental rates and vacancy. In certain cases, with respect to Mortgaged Properties with leases with rent increases or rent decreases during the term of the related Mortgage Loan, Underwritten Revenues were based on the average rent over the term of the Mortgage Loan. In some cases, the related Sponsor included revenue otherwise payable by a tenant but for the existence of an initial “free rent” period or a permitted rent abatement while the leased space is built out or one or more months or periods of rent abatements during the lease term. In certain cases where the related Mortgaged Property is subject to a master lease, the underwritten operating revenues may be based either on the master lease rent or on the rents payable by the underlying tenants (even though, for so long as any such master lease is in effect, the related borrower may be entitled to receive only rents from the master lease, and not the underlying rents and other

175

receipts payable by the underlying tenants, and the rent payable under the master lease may be less than the rents payable by the underlying tenants).

See “—Tenant Issues” below.

“Units”, “Rooms”, “Beds” and “Pads” means, respectively, (a) in the case of a Mortgaged Property operated as a multifamily property, the number of apartments, regardless of the size of or number of rooms in such apartment, or (b) in the case of a Mortgaged Property that is a hospitality property, the number of guest rooms or (c) in the case of a Mortgaged Property operated as a student housing or other co-living property, the number of beds, or (d) in the case of a Mortgaged Property that is a manufactured housing community property, the number of pads.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

With respect to the BioMed 2024 Portfolio 2 Mortgage Loan (9.96%), the interest rate of the BioMed 2024 Portfolio 2 Pari Pass-AB Whole Loan is the weighted average of the interest rates of the respective components of the BioMed 2024 Portfolio 2 Pari Passu-AB Whole Loan, as follows:

Mortgage Loan Component	Mortgage Rate
Loan Component A	5.4313179%
Loan Component B	5.9172279%
Loan Component C	6.6442479%
Loan Component D	7.7308079%

The Mortgage Rate of the BioMed 2024 Portfolio 2 Mortgage Loan being contributed to Benchmark 2024-V10 is 5.48759809004295%, representing the weighted average of the interest rates of the loan component A and the loan component B. Note that the Mortgage Rate of the BioMed 2024 Portfolio 2 Pari Passu-AB Whole Loan may change if any of the individual Mortgaged Properties securing the BioMed 2024 Portfolio 2 Pari Passu-AB Whole Loan is released and any portion of any of the loan components is paid down in accordance with the related Whole Loan documents. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases” for additional information related to permitted partial release.

Statistical Characteristics of the Mortgage Loans

Overview

General Mortgage Loan Characteristics
(As of the Cut-off Date, unless otherwise indicated)

All Mortgage Loans
Initial Pool Balance(1)	$737,970,000
Number of Mortgage Loans	32
Number of Mortgaged Properties	62
Number of Crossed Groups	0
Crossed Groups as a percentage of Initial Pool Balance	0.0%
Number of ARD Loans	0
ARD Loans as a percentage of the Initial Pool Balance	0.0%
Range of Cut-off Date Balances	$5,000,000 to $73,500,000
Average Cut-off Date Balance	$23,061,563
Range of Mortgage Rates	5.18100% to 8.05000%
Weighted Average Mortgage Rate	6.52577%
Range of original terms to Maturity Date/ARD(2)	60 months to 61months
Weighted average original term to Maturity Date/ARD(2)	60 months
Range of Cut-off Date remaining terms to Maturity Date/ARD(2)	58 months to 61 months
Weighted average Cut-off Date remaining term to Maturity Date/ARD(2)	60 months
Range of original amortization terms(3)	360 months to 360 months
Weighted average original amortization term(3)	360 months
Range of remaining amortization terms(3)	360 months to 360 months
Weighted average remaining amortization term(3)	360 months
Range of Cut-off Date LTV Ratios(4)(5)(6)	36.2% to 75.0%
Weighted average Cut-off Date LTV Ratio(4)(5)(6)	55.8%
176

All Mortgage Loans
Range of Maturity Date/ARD LTV Ratios(4)(5)(6)	34.4% to 75.0%
Weighted average Maturity Date/ARD LTV Ratio(4)(5)(6)	55.8%
Range of UW NCF DSCR(4)(5)(7)	1.14x to 2.34x
Weighted average UW NCF DSCR(4)(5)(7)	1.71x
Range of Debt Yield on Underwritten NOI(4)(5)(8)	7.7% to 16.8%
Weighted average Debt Yield on Underwritten NOI(4)(5)(8)	11.7%
Percentage of Initial Pool Balance consisting of:
Interest Only	99.3%
Amortizing Balloon	0.7%
Percentage of Initial Pool Balance consisting of:
Mortgaged Properties with single tenants	10.6%
Mortgage Loans with mezzanine debt	0.0%
Mortgage Loans with subordinate debt	27.0%
Mortgage Loans with mezzanine debt and subordinate debt	0.0%

(1)	Subject to a permitted variance of plus or minus 5%.
(2)	Unless otherwise indicated, ARD Loans are presented as if they were to mature on the related anticipated repayment date. With respect to two (2) Mortgage Loans (2.0%), the first payment date under the related Mortgage Loan documents is in November 2024. On the Benchmark 2024-V10 securitization Closing Date, in the case of each such Mortgage Loan, the related Mortgage Loan Seller will deposit funds sufficient to pay the interest due for an October 2024 payment date (as if there had been an October 2024 payment date). The original term to Maturity Date/ARD and remaining term to Maturity Date/ARD calculations for each such Mortgage Loan reflected in the preceding table are inclusive of the additional October 2024 interest payment to be deposited by the related Mortgage Loan seller and are therefore calculated at 61 months (instead of 60 months).
(3)	Does not include any Mortgage Loan that pays interest-only until its maturity date or anticipated repayment date.
(4)	With respect to any Mortgage Loans that are cross-collateralized and cross-defaulted with one or more other Mortgage Loans, the Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI of those Mortgage Loans are presented in the aggregate based on all the loans in the cross-collateralized group unless otherwise indicated.
(5)	The Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI for each Mortgage Loan are presented in this prospectus (i) if such Mortgage Loan is part of a whole loan, based on both that Mortgage Loan and any related pari passu companion loan(s) but, unless otherwise specifically indicated, without regard to any related subordinate companion loan(s), and (ii) if such Mortgage Loan is part of a group of cross-collateralized Mortgage Loans, unless otherwise specifically indicated, based on the entire such group of cross-collateralized Mortgage Loans, and (iii) unless otherwise specifically indicated, without regard to any other indebtedness (whether or not secured by the related Mortgaged Property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future. With respect to the BioMed 2024 Portfolio 2 Mortgage Loan (9.96%), the related Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI calculated including the related Subordinate Companion Loans are 65.3%, 65.3%, 1.67x and 10.1%, respectively. With respect to the Culver Collection Mortgage Loan (8.9%), the related Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI calculated including the related Subordinate Companion Loans are 55.0%, 55.0%,1.53x and 11.1%, respectively. With respect to the Bronx Terminal Market Mortgage Loan (8.1%), the related Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI calculated including the related Subordinate Companion Loans are 68.5%, 68.5%, 1.07x and 7.5%, respectively.
(6)	The Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for each Mortgage Loan or group of cross-collateralized Mortgage Loans (as the case may be) are generally based on the “as-is” appraised values (as set forth on Annex A to this prospectus) of the related Mortgaged Properties, provided that (a) such loan-to-value ratios may be calculated based on (i) “as-stabilized” or similar value for a Mortgaged Property in certain cases where the completion of certain hypothetical conditions or other events at the Mortgaged Property are assumed and/or where reserves have been established at origination to satisfy the applicable condition or event that is expected to occur, or (ii) a cut-off date balance or balloon balance, as applicable, net of a related earnout or holdback reserve, or (b) the “as-is” appraised value for a portfolio of Mortgaged Properties may include a premium relating to the valuation of the portfolio of mortgaged as a whole rather than as the sum of individually valued Mortgaged Properties, in each case as further described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. In addition, the “as-is” appraised values (as set forth on Annex A to this prospectus) of certain Mortgaged Properties have been adjusted based on certain assumptions (or extraordinary assumptions) including that certain hypothetical conditions have been satisfied or that certain budgeted costs for pending renovations are fully escrowed, as further described in the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. The weighted average Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for the mortgage pool using only unadjusted “as-is” appraised values and the cut-off date balance(s) or balloon balance(s) (as applicable) of each Mortgage Loan or group of cross-collateralized Mortgage Loans (as the case may be), and without regard to portfolio premiums or making any of the adjustments and/or assumptions described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and/or “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”, are 56.2% and 56.2%, respectively.
(7)	The UW NCF DSCR for each Mortgage Loan or group of cross-collateralized Mortgage Loans (as the case may be) is generally calculated by dividing the underwritten net cash flow for the related Mortgaged Property or Mortgaged Properties by the annual debt service for such Mortgage Loan or group of cross-collateralized Mortgage Loans (as the case may be), as adjusted in the case of Mortgage Loans with a partial interest only period by using the first 12 amortizing payments due instead of the actual interest only payment due; provided, that with respect to any Mortgage Loan or group of cross-collateralized Mortgage Loans (as the case may be) structured with an economic holdback reserve, the UW NCF DSCR for such Mortgage Loan or group of cross-collateralized Mortgage Loans (as the case may be) may be calculated based on the annual debt service that would be in effect for such Mortgage Loan or group of cross-collateralized Mortgage Loans (as the case may be) assuming that the related cut-off date balance(s) are net of the related economic holdback reserve. See the definition of “UW NCF DSCR” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.
(8)	The Debt Yield on Underwritten NOI for each Mortgage Loan or group of cross-collateralized Mortgage Loans (as the case may be) is generally calculated as the underwritten net operating income for the related Mortgaged Property or Mortgaged Properties divided by the related cut-off date balance(s) of such Mortgage Loan or group of cross-collateralized Mortgage Loans (as the case may be), and the Debt Yield on Underwritten NCF for each Mortgage Loan or group of cross-collateralized Mortgage Loans (as the case may be) is
177

generally calculated as the underwritten net cash flow for the related Mortgaged Property or Mortgaged Properties divided by the related cut-off date balance(s) of such Mortgage Loan or group of cross-collateralized Mortgage Loans (as the case may be); provided, that with respect to any Mortgage Loan or group of cross-collateralized Mortgage Loans (as the case may be) with an earnout or economic holdback reserve, the Debt Yield on Underwritten NOI and Debt Yield on Underwritten NCF for such Mortgage Loan or group of cross-collateralized Mortgage Loans (as the case may be) may be calculated based on the related cut-off date balance(s) net of the related earnout or economic holdback reserve. See the definitions of “Debt Yield on Underwritten NOI” and “Debt Yield on Underwritten NCF” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

See “—Certain Calculations and Definitions” for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios, underwritten debt yield ratios and loan-to-value ratios.

All of the Mortgage Loans (and Whole Loan(s)) are expected to have substantial remaining principal balances as of their respective maturity dates or Anticipated Repayment Dates, as applicable. This includes 31 Mortgage Loans (99.3%) that pay interest-only for their entire terms through their respective maturity dates or Anticipated Repayment Dates, as applicable and one (1) Mortgage Loan (0.7%) that pays principal and interest for its entire term.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Mortgaged Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Mixed Use	12	207,414,079	28.1%
Lab/Office	7	71,469,079	9.7%
Hospitality/Retail	1	69,000,000	9.3%
Office/Retail	1	41,250,000	5.6%
Retail/Other	1	11,000,000	1.5%
Retail/Office	1	8,100,000	1.1%
Multifamily/Retail	1	6,595,000	0.9%
Multifamily	14	193,875,000	26.3%
Mid Rise	8	123,925,000	16.8%
Garden	3	45,250,000	6.1%
Low Rise	3	24,700,000	3.3%
Office	9	151,022,613	20.5%
CBD	6	80,522,613	10.9%
Suburban	3	70,500,000	9.6%
Retail	2	76,000,000	10.3%
Anchored	1	60,000,000	8.1%
Super Regional Mall	1	16,000,000	2.2%
Self Storage	12	57,900,000	7.8%
Hospitality	2	29,500,000	4.0%
Full Service	1	19,500,000	2.6%
Extended Stay	1	10,000,000	1.4%
Industrial	4	10,750,000	1.5%
Warehouse	3	5,750,000	0.8%
Printing Press	1	5,000,000	0.7%
Other	2	6,508,308	0.9%
Parking Garage	2	6,508,308	0.9%
Manufactured Housing	5	5,000,000	0.7%
Total	62	$737,970,000	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth on Annex A to this prospectus.

With respect to all the property types listed above, the borrowers with respect to the Mortgage Loans secured by such property types may face increased incidence of nonpayment of rent due to the COVID-19 pandemic and may have difficulty evicting non-paying tenants due to a variety of factors including (but not limited to): government-mandated moratoriums on evictions, court closures and local officials refusing to enforce eviction orders. We cannot assure you that borrowers with respect to the Mortgage Loans secured by any of the property types will not request forbearance or modifications or otherwise fail to make timely debt service payments due to the ongoing COVID-19 pandemic. See “Risk Factors—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and May Adversely Affect the Performance of the Mortgage Loans”.

178

Hospitality Properties

Two (2) hospitality properties (4.0%) secure, in whole or in part, two (2) (4.0%) of the Mortgage Loans, and one mixed use hospitality and retail property (9.3%) secures one (1) (9.3%) of the Mortgage Loans. All of the hospitality properties (as well as the hospitality portion of the mixed use hospitality and retail property) are flagged hotels that are affiliated with a franchise or hotel management company through a franchise or management agreement. A large number of factors may adversely affect the operation and value of hospitality properties. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Hospitality Properties”.

A hospitality property subject to a franchise or management agreement is typically required by the hotel chain to satisfy certain criteria or risk termination of its affiliation or management contract. We cannot assure you that any franchise agreement or management agreement will remain in place or that any hotel will continue to be operated under a franchised brand or under its current name. In addition, transferability of a franchise agreement or management agreement is generally restricted. In the event of a foreclosure, the lender or its agent may not have the right to use the franchise license without the franchisor’s consent.

The following table shows, with respect to each Mortgaged Property associated with a hotel brand operated through a license, franchise agreement, operating agreement, management agreement or similar agreement, the expiration date of such agreement, or the date a franchisor termination right may be exercised:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance(1)	Approx. % of Initial Pool Balance	Expiration/Termination of Related License/ Franchise/Operating Agreement/ Management Agreement	Mortgage Loan Maturity Date
Hyatt Centric Hotel & Shops Waikiki Beach(2)	$69,000,000	9.3%	12/31/2041	9/6/2029
Marriott Durham City Center	$19,500,000	2.6%	12/31/2039	9/6/2029
Residence Inn Pinehurst	$10,000,000	1.4%	6/8/2033	10/6/2029

(1)	For Mortgage Loans secured by multiple Mortgaged Properties, represents allocated loan amount.
(2)	The Hyatt Centric Hotel & Shops Waikiki Beach Mortgaged Property is a mixed-use property which includes hospitality, retail and parking operations.

Securing a new franchise license or branded hotel management agreement may require significant capital investment for renovations and upgrades necessary to satisfy a franchisor’s or manager’s requirements. Renovations, replacements and other work are ongoing at certain of the hospitality properties in connection with, among other things, franchise agreement and franchisor program requirements or management agreement and manager. See “—Redevelopment, Expansion and Renovation” below.

Certain of the hospitality properties may have a parking garage as part of the collateral. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

In addition, hospitality properties may derive a material portion of their Underwritten Revenue from income sources other than room rent. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Restaurants and Taverns”.

With respect to the Hyatt Centric Hotel & Shops Waikiki Beach Mortgage Loan (9.3%), the related Mortgaged Property is a mixed-use property as to which the underwritten revenue is derived as follows: approximately 70.6% from hospitality operations, which includes rooms revenue, food and beverage and other income; approximately 20.1% from retail operations; and approximately 9.3% from parking garage operations.

179

Office Properties

Nine (9) office properties (20.5%) secure, in whole or in part, four (4) (21.1%) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of office properties. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”.

Certain of the office Mortgaged Properties may have specialty use tenants, such as dental or medical offices, physical therapy facilities (including aquatic physical therapy facilities), emergency room facilities, urgent care facilities, data centers, long-term care facilities, restaurants, fitness centers, schools/classrooms, bank branches, concert halls, rooftop cell towers and/or parking garages, as part of the Mortgaged Property. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Certain of the Mortgage Loans secured by office Mortgaged Properties may have borrower sponsors (or their affiliates) that own and/or operate competitive office properties near the Mortgaged Property.

With respect to the Culver Collection Mortgage Loan (8.9%), which is secured by a portfolio of five office properties (some of which contain multiple buildings) and a parking lot:

●	The non-recourse carveout guarantors are affiliates of Hackman Capital Partners (“HCP”); however, such non-recourse carveout guarantors do not own equity in the borrowers. The sole member of each of the borrowers (the “Borrower Sole Member”) is owned by a trust (the “Laurie Smith Trust”), of which the sole beneficiary is Laurie Smith, a principal of Samitaur Constructs.
●	As part of a greater recapitalization of Samitaur Constructs’ portfolio of commercial real estate assets in Culver City (which includes the Culver Collection Mortgaged Properties), on the origination date, HCP Culver Member, LLC, an affiliate of HCP and of the non-recourse carveout guarantors, as lender (“HCP Upper Tier Lender”), and the Borrower Sole Member, as borrower, entered into a convertible loan (the “Upper Tier Facility”). The Upper Tier Facility has an outstanding principal amount of $91,800,000, and may be increased to $100,000,000 under certain circumstances. HCP has the right to convert the Upper Tier Facility, at any time at its election, to an equity ownership interest in a portion of the equity interest in Samitaur Constructs’ real estate portfolio (which includes the Culver Collection Mortgaged Properties) pursuant to the terms of the Upper Tier Facility documents (the “Conversion”). The Upper Tier Facility is secured by a pledge (the “Facility Pledge”) from Laurie Smith and the Laurie Smith Trust of their interests in Borrower Sole Member which directly owns each of the borrowers and indirectly owns such real estate assets and will have a term that matures on December 31, 2030. No interest or principal are due under the Upper Tier Facility during the term thereof and all such amounts accrue until the earlier to occur of (x) the end of such term and (y) the conversion of such debt into an equity interest in Borrower Sole Member. In connection with the Upper Tier Facility, pursuant to an Asset Management Agreement, an affiliate of HCP Upper Tier Lender has full authority, power and discretion to manage the Culver Collection Mortgaged Properties, subject to major decision rights of Laurie Smith and with Laurie Smith maintaining full control over the borrower entities. Borrower Sole Member entered into a recognition agreement for the benefit of the lender under the Culver Collection Whole Loan (the “Recognition Agreement”) where it covenanted to not amend or modify in any material respect or terminate or cancel the Asset Management Agreement (except in connection with a Conversion) without the consent of such lender.
●	Laurie Smith, individually, provided a non-recourse carveout guaranty in favor of HCP Upper Tier Lender in connection with the Upper Tier Facility (the “Upper Tier Guaranty”), which provides for recourse for, among other things, certain bad acts including certain bankruptcy related recourse items and acting outside the scope of the authority and permissions expressly granted to the borrowers (or their affiliates) under the Asset Management Agreement in a manner that would be reasonably likely to result in recourse liability to any guarantor under, and pursuant to the terms of, any of the Culver Collection Whole Loan documents. Pursuant to the non-recourse carveout guaranty provided with respect to the Culver Collection Whole Loan, the guarantors agree to cause HCP Upper Tier Lender to
180

diligently pursue remedies against Laurie Smith under the Upper Tier Guaranty and to promptly turn over any amounts so received to the lender (to the extent there are amounts owed under the non-recourse carveout guaranty which are proximately caused by the actions of Laurie Smith which remain unpaid) to be applied as an offset against amounts owed by the non-recourse carveout guarantors.

●	Pursuant to the terms of the Upper Tier Facility, following a Conversion, (a) a joint venture between HCP Upper Tier Lender, as managing member, and Laurie Smith (the “JV”), would own 47.37% of the voting interest in Borrower Sole Member and 90% of the common economics (with the remainder being held by Laurie Smith) and (b) the Asset Management Agreement would terminate and the management rights and respective major decisions in such agreement would then be operative under the JV. The JV would have the right to appoint 2 of the 5 board members of Borrower Sole Member and 65% of board members must be present for a quorum and the act of 65% of the directors present would be required for an action by the board (except if to preserve Borrower Sole Member status). Additionally, the affirmative consent of 65% of the votes entitled to be cast by the holders of common stock is required for any matter that requires the consent of the stockholders. A provision of the operating agreement for the JV provides that HCP Upper Tier Lender has the right to cause Laurie Smith to contribute all of her ownership interests (and all voting interests) in Borrower Sole Member in exchange for a solely economic interest.
●	Pursuant to the Culver Collection Whole Loan documents, post Conversion, HCP Upper Tier Lender is required to exercise “Post-Conversion Control” which is satisfied (x) if the Conversion is effectuated in any manner other than a foreclosure of the Facility Pledge, by HCP Upper Tier Lender having the possession, directly or indirectly, of the power (i) to direct, or cause the direction of, the day-to-day management and operations of the borrowers and the Culver Collection Mortgaged Properties (through the ownership of voting securities or membership interests and/or through the ability, through appointments, to control applicable boards and/or committees of the direct or indirect owners of the borrowers that make such day-to-day decisions) and (ii) to effectuate approving or disapproving major decisions that are customary in commercial real estate joint venture agreements and (y) if the Conversion is effectuated pursuant to a foreclosure of the Facility Pledge, by HCP Upper Tier Lender having sole control (as defined in the Culver Collection Whole Loan Documents) over the borrowers.

With respect to the Park City Office Portfolio Mortgage Loan (3.3%), the largest tenant at the Newpark III Mortgaged Property, Assemble Park City, LLC, leasing approximately 18.4% of the net rentable area at such Mortgaged Property, operates its premises as a co-working space. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”.

Retail Properties

Two (2) retail properties (10.3%) secure, in whole or in part, two (2) (10.3%) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of retail properties. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties”.

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important because anchors play a key role in generating customer traffic and making a center desirable for other tenants.

Certain of the retail properties may have specialty use tenants, such as dental or medical offices, hospitals, diagnostic laboratories, physical therapy facilities (including aquatic physical therapy facilities), restaurants, fitness centers, dry cleaners, gas stations, hair salons, arcades, churches, schools/classrooms, concert halls, performance studios, movie theaters, data centers and/or parking garages as part of the Mortgaged Property. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. Re-tenanting certain properties that previously had specialty use tenants, such as gas stations and dry cleaners, may also involve substantial costs related to environmental remediation. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

181

In addition, the development of certain properties (other than the Mortgaged Properties) that have tenants that operate as part of the same chain of stores as, or are otherwise in direct competition with, the tenants at the Mortgaged Properties may be planned or imminent in the vicinity of the Mortgaged Properties. Such tenants may compete with tenants at the retail Mortgaged Properties, and thereby have an adverse effect on the cash flow at any affected Mortgaged Property.

Certain of the Mortgage Loans secured by retail Mortgaged Properties may have borrower sponsors (or their affiliates) that own and/or operate competitive retail properties near the Mortgaged Property.

Self-Storage Properties

Twelve (12) self-storage properties (7.8%) secure three (3) (7.8%) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of self-storage properties. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Warehouse, Mini-Warehouse and Self-Storage Facilities”.

Certain self-storage properties also derive a portion of their Underwritten Revenue from one or more of (a) rent derived from storage spaces used primarily for office and/or warehouse use located at the related Mortgaged Property, (b) rent derived from truck rentals located at the Mortgaged Property, (c) rent derived from on-site apartments leased out to third parties, (d) rent derived from cell tower and/or antenna leases, (e) rent derived from leasing billboard space to third parties, (f) the leasing of certain parking spaces located at the related Mortgaged Properties for purposes of recreational vehicle, other vehicle and/or boat storage and/or (g) rent derived from retail operations.

Multifamily Properties

Fourteen (14) multifamily properties (26.3%) secure, in whole or in part, twelve (12) (26.3%) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of multifamily properties. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Multifamily Rental Properties”.

With respect to the 2767-2777 Atlantic Avenue Mortgage Loan (4.1%), the borrower has designated 32 units (approximately 31% of the 104 units) at the related Mortgaged Property as affordable units (which are defined as affordable to a household whose income does not exceed 130% of the area median income (“AMI”) in connection with applying for a 421-a tax exemption. Such affordable units are also rent stabilized, and in addition, other units at such Mortgaged Property will be rent stabilized unless they qualified for deregulation upon initial occupancy. In addition, 47 of the market rate units are leased to tenants who pay rent using Section 8 vouchers. The affordable units at the Mortgaged Property have been entered into New York City’s Mandatory Inclusionary Housing program (“MIH”) and standard affordable housing lottery. In connection with the MIH, the 32 affordable units include 8 units that can be leased only to households earning not more than 40% of AMI, 5 units that can be leased only to households earning not more than 60% of AMI, and 11 units that can be leased only to households earning not more than 80% of AMI. The remaining affordable units can be leased to households earning up to 130% of AMI.

With respect to the 1000 Lorimer Mortgage Loan (3.8%), the borrower has designated 15 units (approximately 31% of the 49 units) at the related Mortgaged Property as affordable units in connection with applying for a 421-a tax exemption. Such affordable units are also rent stabilized.

With respect to The Grove Apartments Mortgage Loan (3.5%), 17 of the 318 units at the Mortgaged Property are leased to tenants who pay a portion of their rent with federal or state housing subsidies, including Section 8 vouchers.

With respect to the 155-163 East 92nd Street Mortgage Loan (3.1%), 13 of the units (approximately 15.1% of total units) at the related Mortgaged Property are rent stabilized.

With respect to the Sunnyside Multifamily Portfolio Mortgage Loan (2.4%), all of the units at each of the two related Mortgaged Properties are rent stabilized, other than a manager unit.

182

With respect to the 1672 Third Avenue Mortgage Loan (0.9%), 2 out of the 16 multifamily units at the Mortgaged Property, representing 12.5% of the unit mix and 4.95% of in-place rental income, are rent stabilized.

With respect to the Woodhaven 85 Mortgage Loan (0.9%), all of the multifamily units at the Mortgaged Property (other than a superintendent’s apartment) are rent stabilized.

With respect to the Woodman Townhomes Mortgage Loan (0.8%), the Mortgaged Property is subject to the Los Angeles City Rent Stabilization Ordinance and the California rent control law, and as of May 15, 2024, certain units at the Mortgaged Property are leased to tenants who pay using Section 8 vouchers.

With respect to the Inwood 213 Mortgage Loan (0.7%), 42 of the multifamily units at the Mortgaged Property are rent stabilized, of which 1 unit is subject to the Senior Citizen Rent Increase Exemption. In addition, certain units at the Mortgaged Property are leased to tenants who pay using Section 8 vouchers.

Industrial Properties

Four (4) industrial properties (1.5%) secure, in whole or in part, two (2) (1.5%) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of industrial properties. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Industrial Properties” and “—Data Centers”.

Certain industrial Mortgaged Properties may also derive a portion of the Underwritten Revenues from revenue from (a) rent derived from the leasing of office space at the Mortgaged Property and (b) rent derived from cell tower leases.

Mixed Use Properties

Twelve (12) mixed use properties (28.1%) secure, in whole or in part, six (6) (28.4%) of the Mortgage Loans.

Each of the mixed use properties has one or more office, retail, hospitality and/or multifamily components. To the extent a mixed use property has the above-referenced components, such Mortgaged Property is subject to the risks relating to the applicable property types described in “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”, “—General—Retail Properties”, “—General—Hospitality Properties”, and “—General—Multifamily Rental Properties”. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

Certain of the mixed use properties may have specialty use tenants, such as medical and dental offices, urgent care facilities, bio-medical facilities, data centers, research and development facilities, educational facilities, music venues, theaters, parking garages, bank branches, ballroom event spaces, arcades, fitness centers, churches or non-profits, spas and/or restaurants. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

183

Specialty Use Concentrations

As indicated on Annex A to this prospectus, certain of the Mortgaged Properties have, as one or more of its five (5) largest tenants (based on net rentable square footage) or as a single tenant operating at the related Mortgaged Property, a tenant that operates the property as a specialty use, which may not allow the space to be readily converted to be suitable for another type of tenant. For example, with respect to the five (5) largest tenants at the Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by Cut-off Date Balance, or Mortgaged Properties with respect to which a single tenant operates the Mortgaged Property, certain tenants of the Mortgaged Property are specialty uses:

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance
Restaurant(1)	3	18.0%
Clean room/laboratory space(2)	7	9.7%
Grocery(3)	2	13.7%
R&D facility and/or data center(4)	1	6.3%
Gym, fitness center, spa, salon, pool or health club(5)	1	3.1%
Laundromat(6)	1	3.1%
Medical, dental, physical therapy or veterinary office or clinic, outpatient facility, surgical center, research or diagnostic laboratory, or health management services and/or health professional school(7)	1	2.6%
Printing Press(8)	1	0.7%

(1)	Includes the following Mortgaged Properties: Hyatt Centric Hotel & Shops Waikiki Beach (pertains to the retail portion of the property), Culver Steps and 155-163 East 92nd Street.
(2)	Includes the following Mortgaged Properties: BioMed 2024 Portfolio 2 – 200 Sidney, BioMed 2024 Portfolio 2 – Lincoln Centre, BioMed 2024 Portfolio 2 – 40 Erie Street, BioMed 2024 Portfolio 2 – 4570 Executive Drive, BioMed 2024 Portfolio 2 – 9360-9390 Towne Centre Drive, BioMed 2024 Portfolio 2 – 21 Erie Street and BioMed 2024 Portfolio 2 – Eastgate Mall.
(3)	Includes the following Mortgaged Properties: Bronx Terminal Market and Culver Steps.
(4)	Includes the following Mortgaged Property: Moffett Towers Building D.
(5)	Includes the following Mortgaged Property: 155-163 East 92nd Street.
(6)	Includes the following Mortgaged Property: 155-163 East 92nd Street.
(7)	Includes the following Mortgaged Property: 8 West 38th Street.
(8)	Includes the following Mortgaged Property: 1000 Albion Avenue.

These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mortgage Loan Concentrations

The table below presents the aggregate Cut-off Date Balance and percentage of Initial Pool Balance of the largest Mortgage Loans and the largest groups of Mortgage Loans with related borrowers:

Pool of Mortgage Loans

	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Largest Mortgage Loan	$73,500,000	9.96%
Five (5) Largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan)	$315,000,000	42.7%
Ten (10) Largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan)	$468,800,000	63.5%
Largest Related-Borrower Concentration(1)	$107,250,000	14.5%
Next Largest Related-Borrower Concentration(1)	$29,100,000	3.9%

(1)	Excludes single-borrower Mortgage Loans that are not otherwise related to a borrower under any other Mortgage Loan.

Other than with respect to the largest 10 Mortgage Loans (considering any Crossed Group as a single Mortgage Loan), each of the other Mortgage Loans represents no more than approximately 3.3% of the Initial Pool Balance. See “Significant Loan Summaries” in Annex B to this prospectus for more information on the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

184

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans

Mortgaged Property Name	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
BioMed 2024 Portfolio 2	$73,500,000	9.9	6%
Culver Collection	66,000,000	8.9
AAA Stow-A-Way Storage Portfolio	28,500,000	3.9
Park City Office Portfolio	24,000,000	3.3
LocalStorage Seven Property Portfolio	22,150,000	3.0
Sunnyside Multifamily Portfolio	17,700,000	2.4
Roxborough Portfolio	17,700,000	2.4
CityLine Huntsville Storage Portfolio	7,250,000	1.0
West Fargo Industrial	5,750,000	0.8
Trust Communities MHP Portfolio	5,000,000	0.7
Grand Total	$267,550,000	36.3%

The AAA Stow-A-Way Storage Portfolio is comprised of forty-one self storage properties and three offices supporting the self-storage operations. For purposes of Annex A hereto, such properties have been designated as: (a) the “AAA Stow-A-Way Storage – Paducah Property,” which is a cluster of 29 self storage properties and two management offices, which are not contiguous to each other; (b) the “AAA Stow-A-Way Storage – Mayfield Property,” which is a cluster of 11 self storage properties and one management office, which are not contiguous to each other; and (c) the “AAA Stow-A-Way — Metropolis Property”, which is a standalone property with ten buildings and one commercial unit. See the footnotes to Annex A hereto for a list of the addresses of the properties that comprise the AAA Stow-A-Way Storage Portfolio, and see the loan summary for AAA Stow-A-Way Storage Portfolio included in the “Significant Loan Summaries” in Annex B to this prospectus for a map showing the respective locations of such properties.

Two (2) groups of Mortgage Loans (18.5%), set forth in the table entitled “Related Borrower Loans” below, have borrower sponsors that are related to each other. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A to this prospectus.

Related Borrower Loans

Mortgaged Property Name	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Group 1
Culver Collection	$66,000,000	8.9%
Culver Steps	41,250,000	5.6
Total for Group 1:	$107,250,000	14.5%

Group 2
Sunnyside Multifamily Portfolio	$17,700,000	2.4%
Woodhaven 85	6,300,000	0.9
Inwood 213	5,100,000	0.7
Total for Group 2:	$29,100,000	3.9%

Mortgage Loans with related borrowers are identified under “Related Group” on Annex A to this prospectus. Mortgage Loans that are cross-collateralized and cross-defaulted with each other are identified under “Crossed Group” on Annex A to this prospectus.

185

Geographic Concentrations

This table shows the states and other jurisdictions that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

Property Location	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	Approx. % of Initial Pool Balance(1)
California	14	$202,202,000	27.4%
New York	10	195,695,000	26.5
Hawaii	1	69,000,000	9.3
Pennsylvania	7	43,545,380	5.9
Massachusetts	4	41,748,000	5.7
Total	36	$552,190,380	74.8%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for the Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as stated on Annex A to this prospectus.

Repayments by borrowers and the market value of the related Mortgaged Properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of Mortgaged Properties in particular geographic areas may increase the risk that conditions in the real estate market where the Mortgaged Property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes, terrorist attacks or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on Mortgage Loans secured by those Mortgaged Properties. For example:

●	Mortgaged Properties located in California, Hawaii, Utah, Arizona, North Carolina, Pennsylvania and Texas, among others, are more susceptible to certain hazards (such as earthquakes and wildfires) than properties in other parts of the country.
●	Mortgaged Properties located in coastal states or the Great Lakes region, which include Mortgaged Properties located in, for example, Texas, Hawaii, North Carolina, South Carolina, Alabama and Illinois, among others, also may be more generally susceptible to floods or hurricanes than properties in other parts of the country. Hurricanes in the Northeast and Mid-Atlantic states and in the Gulf Coast region have resulted in severe property damage as a result of the winds and the associated flooding. The Mortgage Loans do not require flood insurance on the related Mortgaged Properties unless they are in a flood zone and flood insurance is available. We cannot assure you that any hurricane damage would be covered by insurance.
●	Mortgaged Properties located in the states that stretch from Texas to Canada, with its core centered in northern Texas, as well as in the southern United States, are prone to tornados.
●	In addition, certain of the Mortgaged Properties are located in cities or states that are currently facing or may face a depressed real estate market, which is not due to any natural disaster but which may cause an overall decline in property values.

Sixteen (16) Mortgaged Properties (30.7%) are located in areas that are considered a high earthquake risk (seismic zones 3 or 4). Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 17%.

Loans Underwritten Based on Projections of Future Income Resulting from Mortgaged Properties with Limited Prior Operating History

Four (4) of the Mortgaged Properties (11.6%), namely, the 2767-2777 Atlantic Avenue Mortgaged Property, the 1000 Lorimer Mortgaged Property, the Field Haven Apartments Mortgaged Property and the 2315 North Front Street Mortgaged Property were constructed or materially renovated, or in a lease-up period, 12 months or less prior to the Cut-off Date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

186

One (1) of the Mortgaged Properties (0.7%), namely, the 1000 Albion Avenue Mortgaged Property, are subject to a triple-net lease with the related tenants and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

Certain other Mortgaged Properties may have less than 3 years of historical financial information presented on Annex A.

Tenancies-in-Common

Certain borrowers may own a Mortgaged Property as tenants-in-common. In the case of each of the AAA Stow-A-Way Storage Portfolio Mortgage Loan (3.9%), the Park City Office Portfolio Mortgage Loan (3.3%) and the 155-163 East 92nd Street Mortgage Loan (3.1%), the related borrowers are tenants-in-common. However, with respect to each such Mortgage Loan, the related tenants-in-common have waived their respective right to partition.

See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Risks Relating to the Mortgage Loans—Tenancies-in-Common May Hinder Recovery”.

Condominium Interests and Other Shared Interests

One (1) Mortgage Loan (1.5%), namely, the 5th & K Mortgage Loan (1.5%) is secured, in whole or in part, by the related borrower’s interest in one or more units in a condominium.

With respect to the 5th & K Mortgage Loan (1.5%), the Mortgaged Property is subject to a 153-unit mixed-use condominium regime comprised of (i) the Mortgaged Property, representing four condominium units, and (ii) a non-collateral residential component, representing 149 condominium units.  The borrower holds an approximate 2.6% voting interest in the related condominium association, as well an approximate 2.6% interest in the related  common elements.  Although the borrower does have the right to appoint one of the five members of the related condominium board, the borrower does not control such condominium board and does not have the right to veto material decisions or amendments to the related condominium documents.

With respect to the 1000 Lorimer Mortgage Loan (3.8%), the Mortgaged Property is expected to be divided into a residential and a commercial condominium unit in connection with the borrower’s applying for separate residential and commercial tax exemptions.

Even if the borrower or its designated board members, either through control of the appointment and voting of sufficient members of the condominium board or by virtue of other provisions in the condominium documents, have consent rights over actions by the condominium associations or owners, we cannot assure you that the condominium board will not take actions that would materially adversely affect the borrower’s unit(s). See “Risk Factors—Risks Relating to the Mortgage Loans—Lending on Condominium Units Creates Risks for Lenders That Are Not Present When Lending on Non-Condominiums” and “—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Shared Interest Structures”.

Leasehold Interests

For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided, that if the borrower has a leasehold interest in any portion of the Mortgaged Property, and the fee interest in such portion is not also encumbered, then such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

Four (4) Mortgaged Properties, namely Hyatt Centric Hotel & Shops Waikiki Beach (9.3%), Bronx Terminal Market (8.1%), 1000 Lorimer (3.8%) and Marriott Durham City Center (2.6%), are each subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on the related borrower’s or borrowers’, as applicable, leasehold interest in the related Mortgaged Property.

187

One (1) Mortgaged Property, namely 2315 North Front Street (1.9%), is subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on (x) one or more leasehold interests in a material portion of the related Mortgaged Property and (y) one or more fee interests in the remaining portion of the related Mortgaged Property.

In general, except as described below or as noted on Annex E-1B or Annex E-2B to this prospectus, unless the related fee interest is also encumbered by the related mortgage, deed of trust or deed to secure debt and except as disclosed below, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (or at least 10 years beyond the maturity date of a Mortgage Loan that fully amortizes by such maturity date) (in each case, taking into account all freely exercisable extension options) and, except as noted on Annex E-1B or Annex E-2B to this prospectus or set forth below, contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to the Hyatt Centric Hotel & Shops Waikiki Beach Mortgage Loan (9.3%), the Mortgaged Property consists of leasehold interests under two ground leases. Such ground leases lack certain customary lender protections. The ground leases require the consent of the ground lessor to any assignment of the ground leasehold interest, and in connection with such consent the ground lessor has the right to approve the assignee in its sole and absolute discretion. At origination of the Mortgage Loan, each ground lessor executed a consent to the mortgage of the related ground lease pursuant to the Mortgage Loan to the “Mortgagee.” Such consent did not expressly consent to transfer of the Mortgage Loan to the issuing entity; however, the consent defined Mortgagee to include the successors and assigns of the related Mortgage Loan Seller and each of the ground leases defined Mortgagee to include successors and assigns. In addition, such consent did not consent to a foreclosure or deed-in-lieu of foreclosure by the issuing entity or any subsequent transfer of the Mortgaged Property. Each ground lease provides cure rights to a mortgagee of the leasehold interest, which contemplate that the mortgagee may foreclose on the Mortgaged Property in order to effect a cure of a default by the ground lessee under the ground lease. However, notwithstanding such provisions, it is possible that a ground lessor could claim that a foreclosure or deed-in-lieu of foreclosure by the issuing entity requires its consent, and could withhold such consent. If the ground lessor were successful in making such a claim and did not consent to a transfer of the ground lease to the issuing entity, the issuing entity could not take title to or realize on the Mortgaged Property following an event of default by the borrower. Moreover, even if the ground lessors consent to a taking of title by the issuing entity, their further consent would be needed for the issuing entity to sell the Mortgaged Property. The existence of such provisions could have a material adverse effect on the ability of the issuing entity to realize on the Mortgaged Property.

In addition, the ground leases for the Hyatt Centric Hotel & Shops Waikiki Beach Mortgage Loan (9.3%), provide the lender with the right to obtain a new ground lease if the ground lease is terminated due to a rejection of the ground lease in a bankruptcy of the borrower, but do not provide the lender with the right to obtain a new ground lease upon other terminations of the ground lease. Accordingly, if the issuing entity was unable to, or failed to, cure a ground lease default, and the ground leases terminated, the issuing entity would lose its right to the Mortgaged Property. The Mortgage Loan documents contain a full springing recourse provision if the ground lease is terminated, cancelled, surrendered or otherwise ceases to exist. However, we cannot assure you that the non-recourse carveout guarantor will have the resources to, or will, comply with such recourse obligations.

Further, each ground lease for the Hyatt Centric Hotel & Shops Waikiki Beach Mortgaged Property (9.3%), provides that in the event of a condemnation of the Mortgaged Property, all compensation and damages payable on account of the land shall be payable to and be the sole property of the ground lessor and divided in accordance with the terms of the ground lease. Each ground lease provides that if more than 50% of the Mortgaged Property, including the land or improvements, is taken in a condemnation, or if the area taken will render the remaining premises unsuitable for the ground lessee’s purposes under the ground lease, the ground lessee may surrender the ground lease (with its mortgagee’s consent), in which event, (i) all compensation payable on account of property not taken will belong to the ground lessors, (ii) as a result of a taking, the ground lessee is not entitled to any claim against the ground lessor for compensation or indemnity for its leasehold interest in the property, (iii) all compensation payable on account of the land will be payable to ground lessor, (iv) all compensation payable on account of any portion of the improvements (the “Compensation for Improvements”) will be divided between the two ground lessors, the ground lessee, and any mortgagees as follows: (x) If such improvements have a remaining useful life less than the remaining ground lease term as of the date of the taking or condemnation, the Compensation for Improvements will be payable to the ground lessee and any mortgagee and (y) if such improvements have a remaining useful life greater than the remaining ground lease term as of the date of the taking or condemnation, a proportionate share of all Compensation for Improvements (determined by the ratio that the then remaining ground

188

lease term bears to the then remaining useful life of the improvements) will be payable to the ground lessee and any mortgagee, and the remaining share will be payable to the two ground lessors and (v) in no event will the ground lessee or any mortgagee be entitled to any portion of any award attributable to the land. The Mortgage Loan documents contain a losses recourse provision if a condemnation award is less than the fair market value of the borrower’s leasehold interest in the Mortgaged Property. However, we cannot assure you that the non-recourse carveout guarantor will have the resources to, or will, comply with such recourse obligations.

With respect to the Bronx Terminal Market Mortgage Loan (8.1%), the Mortgage Loan is secured by the borrower’s leasehold interest in a ground lease with the City of New York, as ground lessor (the “Bronx Terminal Market Ground Lease”). The holder of the Mortgage Loan is required to be a person that is not a Prohibited Person (as defined below). In connection with a proposed assignment of the leasehold interest, the ground lessor’s consent is not required if the assignee is not a Prohibited Person, but 30 days’ advance notice is required to enable the ground lessor to make that determination. If the proposed assignee is a Prohibited Person, the consent of the City of New York to the assignment is required. The Bronx Terminal Market Ground Lease further requires that a subtenant under any sublease must be a person that is not a Prohibited Person. Generally, a “Prohibited Person” includes (i) persons, including related control parties, that are in default of any agreements with the City of New York or the New York City Economic Development Corporation; (ii) persons, including related control parties, that have been convicted of a felony or crime of moral turpitude, or are involved in organized crime; (iii) foreign governments, or parties controlled by foreign governments, in violation of the Export Administration Act of 1979 or related regulations; (iv) foreign governments, or parties controlled by foreign governments, whose activities are regulated or controlled by the U.S. Treasury Department or executive orders of the President of the United States of America issued pursuant to the Trading with the Enemy Act of 1917, as amended; (v) persons having received a notice of default for non-payment from New York City in an amount over $10,000 unless contested in court proceedings; and (vi) except in the case of a “Recognized Mortgagee” or its “Control Affiliate” or designee, any person that has owned at any time in the preceding three (3) years any property which has been the subject of an in rem tax foreclosure by the City of New York unless otherwise released pursuant to the City’s Administrative Code. A “Recognized Mortgagee” means the holder of a Recognized Mortgage, and a “Recognized Mortgage,” as more fully defined in the Bronx Terminal Market Ground Lease, means a mortgage which is held by any person or entity other than a Prohibited Person, which complies with specified provisions of the Bronx Terminal Market Ground Lease, and a photostatic copy of which has been delivered to the ground lessor, together with a certification that it is a true copy, and the name and post office address of the holder thereof, and which is recorded or delivered for recording in the Office of the City Register, Bronx County. A “Control Affiliate” of a mortgagee means any person or entity controlling, controlled by or under common control with it, provided that no person will be deemed to control another person or entity unless it owns more than 50% of such controlled person beneficially and of record.

In addition, under the Bronx Terminal Market Ground Lease, if the borrower or any principal of the borrower is indicted by a grand jury for having committed an intentional felony in connection with the Mortgaged Property or any other matter, the City of New York may require an assignment of the ground leasehold interest to an assignee reasonably satisfactory to the City, which may include a Recognized Mortgagee.

With respect to each of the 1000 Lorimer Mortgage Loan (3.8%) and the Marriott Durham Center Mortgage Loan (2.6%), the Mortgage Loan is secured by the borrower’s ground leasehold interest under a ground lease. In the event of a foreclosure or deed-in-lieu of foreclosure, the ground lease may be assigned without the consent of the ground lessor. Other assignments of the ground lease are subject to the provisions of the ground lease and the ground lessor’s consent rights thereunder.

See “Risk Factors—Risks Relating to the Mortgage Loans—Lending on Ground Leases Creates Risks for Lenders That Are Not Present When Lending on a Fee Ownership Interest in a Real Property”. See also Sponsor representations and warranties no. (34) (Ground Leases) on Annex E-1A to this prospectus, Sponsor representations and warranties no. (34) (Ground Leases) on Annex E-2A to this prospectus and any related exceptions on Annexes E-1B and E-2B, respectively, to this prospectus (subject to the limitations and qualifications set forth in the preambles to Annexes E-1A and E-2A to this prospectus).

Condemnations

There may be Mortgaged Properties securing Mortgage Loans as to which there have been or are currently condemnations, takings and/or grant of easements affecting portions of such Mortgaged Properties, or property adjacent to such Mortgaged Properties, which, in general, would not and do not materially affect the use, value or operation of such Mortgaged Property.

189

Delinquency Information

None of the Mortgage Loans were 30 days or more delinquent as of the Cut-off Date, and no Mortgage Loan has been 30 days or more delinquent during the 12 months preceding the Cut-off Date (or since origination if such Mortgage Loan has been originated within the past 12 months). A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

See “Risk Factors—Risks Related to the Mortgage Loans—Additional Compensation to the Master Servicer and the Special Servicer, and any Outside Master Servicer and Outside Special Servicer, and Interest on Advances Will Affect Your Right to Receive Distributions on Your Offered Certificates” above, and “—Default History, Bankruptcy Issues and Other Proceedings—Defaults, Refinancings, Discounted Pay-offs, Foreclosure or REO Property Purchases” below.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than 13 months prior to the Cut-off Date. See Annex A to this prospectus for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (each, an “ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos containing material, lead based paint, radon or water damage with limited areas of potential or identified mold, depending upon the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and/or testing.

The environmental reports may have revealed material adverse conditions or circumstances at a Mortgaged Property:

●	that were remediated or abated before the origination date of the related Mortgage Loan or are anticipated to be remediated or abated before the Closing Date;
●	for which an operations and maintenance plan, abatement as part of routine maintenance or periodic monitoring of the Mortgaged Property or nearby properties will be in place or recommended;
●	for which an escrow, guaranty or letter of credit for the remediation will have been established pursuant to the terms of the related Mortgage Loan;
●	for which an environmental insurance policy will have been obtained from a third party insurer;
●	for which the principal of the borrower or another financially responsible party will have provided an indemnity or will have been required to take, or will be liable for the failure to take, such actions, if any, with respect to such matters as will have been required by the applicable governmental authority or recommended by the environmental reports;
●	for which such conditions or circumstances will have been investigated further and the environmental consultant has recommended no further action or remediation;
●	as to which the borrower or other responsible party has obtained, or will be required to obtain post-closing, a “no further action” letter or other evidence that governmental authorities would not be requiring further action or remediation;
●	that would not require substantial cleanup, remedial action or other extraordinary response under environmental laws; or
●	for which the related borrower has obtained or sought to obtain or agreed to seek a “case closed” or similar status for the issue from the applicable governmental agency.
190

In certain cases, the environmental testing revealed the presence of asbestos containing materials, lead based paint, mold and/or radon at the subject Mortgaged Property. Where these substances were present, the environmental consultant generally recommended, and the borrower was generally required to establish an operations and maintenance plan to address the issue or, in some cases involving asbestos containing materials and lead based paint, an abatement or removal program.

Other identified conditions could, for example, include leaks from surface level storage tanks, underground storage tanks (each, a “UST”), leaking underground storage tanks (each, a “LUST”), onsite dry cleaning facilities, gas stations, and on site spills. In such cases, corrective action, as required by the regulatory agencies, has been or is currently being undertaken and, in some cases, the related borrowers have made deposits into environmental reserve accounts. However, we cannot assure you that any environmental indemnity, insurance, letter of credit, guaranty or reserve amounts will be sufficient to remediate the environmental conditions or that all environmental conditions have been identified or that operations and maintenance plans will be put in place and/or followed.

Problems associated with mold may pose risks to the real property and may also be the basis for personal injury claims against a borrower. Although the Mortgaged Properties will be required to be inspected periodically, there is no set of generally accepted standards for the assessment of mold currently in place. If left unchecked, the growth of mold could result in the interruption of cash flow, litigation and remediation expenses which could adversely impact collections from a Mortgaged Property.

Certain of the Mortgaged Properties have one or more RECs, controlled recognized environmental conditions (“CRECs”) or historical recognized environmental conditions (“HRECs”) for which remediation has previously occurred or for which ongoing remediation or monitoring is continuing. Set forth below is a description of certain material environmental conditions existing at certain of the Mortgaged Properties, as identified in the environmental report, for which remediation has previously occurred or for which ongoing remediation or monitoring is continuing or for which further action is required. We cannot assure you that there are no other existing environmental conditions, material or otherwise, in addition to those described below, or that these or other conditions would not ultimately have an adverse effect on the Mortgaged Properties.

With respect to the BioMed 2024 Portfolio 2 Mortgage Loan (9.96%), in connection with the 47 Erie Street Parking Structure Mortgaged Property, the Phase I environmental site assessment obtained at origination of the Mortgage Loan identified a CREC associated with contaminated soils arising from the removal of three underground storage tanks from 1997-1999. Impacted soil was removed from the site for off-site disposal. The remaining soil in place consists primarily of urban fill containing low concentrations of total petroleum hydrocarbons, polycyclic aromatic hydrocarbons and metals. Groundwater testing resulted in a “No Significant Risk” determination for current and foreseeable uses by the Massachusetts Department of Environmental Protection. The related Mortgaged Property is subject to activity and use limitations (“AUL”) to minimize exposure to impacted soil during construction activities or specific futures uses. The AUL conditions include preparation of a Soil Management Plan prior to excavation, implementation of a construction health and safety plan for longer-term construction projects, installation of a vapor barrier for construction projects involving enclosed, occupied spaces on the ground floor, and an obligation to perform repairs on and replace the foundation as necessary to maintain integrity of the protective cap. Regulatory closure was achieved with the filing of a Class A-3 Response Action Outcome Statement (a Permanent Solution) in 2001. The AUL was amended in 2016, which included a revised sketch plan delineating the locations of pavement, building foundations, and parking garage that comprise the protective cover for the AUL area. The lender obtained a $10,000,000 pollution legal liability (“PLL”) environmental insurance policy covering the related Mortgaged Property, among other collateral and non-collateral properties, with a $5,000,000 sublimit per claim from Allied World Assurance Company (U.S.) Inc. with a 9-year term ending May 9, 2027 (the Mortgage Loan matures August 9, 2029) and having a $50,000 deductible per claim. Allied World Assurance Company (U.S.) Inc. has an S & P rating of “A+”.

With respect to the Culver Collection Mortgage Loan (8.9%), the ESA obtained in connection with loan origination identified a REC related to one of six constituent parcels where there was residual contamination from total petroleum hydrocarbons at shallow depth above applicable water quality standards. The parcel was a former textile dyeing site where contaminated soils were removed from the area of a former underground storage tank. The site has since been redeveloped for commercial uses. Due to current and reasonably anticipated uses, shallow contaminant depths and building coverage, the Phase I ESA indicates that no further action is recommended. Subsequent to the issuance of the Phase I ESA, the U.S. Environmental Protection Agency issued a final rule designating certain types of Per- and Polyfluoroalkyl Substances (“PFAS”) as hazardous substances under the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”). The final rules went into

191

effect in July 2024. Three other constituent parcels have had historical uses that include textiles, aerospace commercial sheet metals and laminated resin board manufacturing, any of which could be sources of residual PFAS contamination. Were the Phase I ESA to be re-issued with the PFAS regulations in-scope, there is a possibility that such PFAS-related historical uses would be identified as RECs and that Phase II investigations would be under consideration. The Phase I environmental consultant provided an opinion of probable cost with a 90% statistical confidence interval that the total cost for potential remediation for PFAS-related contamination had an upper-end limit of $3,120,000. In lieu of obtaining an updated Phase I ESA or Phase II ESA, the lender obtained a $15,000,000 Enviro Covered Location Insurance Policy (Site Environmental) policy covering the Mortgaged Property and other non-collateral, borrower sponsor-owned property with a $15,000,000 sublimit per claim from Syndicate 3623 at Lloyd’s (Beazley) with a 10-year term (5 years past loan maturity) and having a $50,000 deductible per claim.

With respect to the Bronx Terminal Market Mortgage Loan (8.1%), the ESA identified a CREC related to the prior on-site industrial uses at the Mortgaged Property for which a New York State Brownfield Cleanup Program was entered into. In 2009, following remediation, a Certificate of Completion was issued, which imposed engineering and institutional controls on the Mortgaged Property pursuant to a Site Management Plan, including the maintenance of existing engineering controls with a cover system using concrete, asphalt, and clean soil, and sub-slab depressurization systems and vapor barriers. Annual certifications are associated with the engineering controls and must be kept up to date and filed by the borrower.

With respect to the 5th & K Mortgage Loan (1.5%), the related ESA identified a CREC at the Mortgaged Property in connection with two prior release cases opened by the San Diego Department of Health and Environmental Quality related to (i) soil and groundwater impacts, including low concentrations of some petroleum hydrocarbons and associated compounds, resulting from prior commercial activities at the Mortgaged Property and (ii) groundwater impacts, including elevated concentrations of benzene and naphthalene, in the vicinity of a former underground storage tank that was removed from the Mortgaged Property in 2003. Regulatory closure was granted for the related release cases in 2002 and 2005, respectively, subject to the condition that any contaminated soil and/or water at the Mortgaged Property excavated as part of subsurface construction work must be managed in accordance with the legal requirements at that time and that corrective action should be reviewed if the related land use changes.

With respect to the AAA Stow-A-Way Mortgage Loan (3.9%), the related ESAs identified RECs as follows.

With respect to the AAA Stow-A-Way Mayfield Mortgaged Property (0.5%), which comprises 11 self storage properties and one management office, the ESA for the property located at 329 West Water Street, Mayfield, KY identifies as a REC for the Mortgaged Property its historic and longtime (approximately 107 years) use as a woolen mill. The property underwent a Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”) related assessment by the U.S. Environmental Protection Agency (“U.S. EPA”) in 2021. Based on the assessment results, the U.S. EPA designated the property as “No Further Action Planned” under CERCLA. However, according to records reviewed from the Kentucky Department of Environmental Protection, the U.S. EPA CERCLA assessment did not include subsurface investigations in the central portion of the property where former dyeing operations were conducted and where former hazardous substances and chemicals were stored. Further, previous investigations conducted onsite did not include testing of heavy metals in site soils. Based on the lack of investigations conducted in the area(s) of former operations of concern, the Phase I ESA consultant recommended conducting a limited subsurface investigation to determine the presence or absence of soil and/or groundwater contamination due to the historical use of the Mortgaged Property. The Phase I ESA consultant estimated the cost to conduct the limited subsurface investigation and any necessary remedial activities to be between $75,000 and $130,000.

With respect to the AAA Stow-A-Way Paducah Mortgaged Property (3.2%), which comprises 29 self storage properties and two management offices, the related ESAs identified RECs at the following properties:

●	1375 South 3rd Street, Paducah, KY: The ESA identifies as a REC for the property known groundwater impacts at the east adjoining property, which operates as a large bulk fuel terminal. The regulatory status of the ongoing remedial activities at the east adjoining facility was not reported in documents reviewed, and it does not appear that any subsurface investigations have been conducted at the property to determine if it may have been impacted by known releases and groundwater impacts migrating from the east adjoining facility. Accordingly, the ESA consultant recommended conducting a limited subsurface investigation at the property to determine the presence or absence of soil, soil vapor, and/or groundwater contamination due to the known contamination at the east adjoining property. The
192

ESA consultant estimated the cost to conduct the limited subsurface investigation and any necessary remedial activities to be between $30,000 and $50,000.

●	951 Bleich Road, Paducah, KY: The ESA identifies as a REC for the property (1) the presence of fill material, for which the origin and composition is not known, that was brought onsite in association with historic landfill activities, and (2) the presence of a cemetery in the northeast portion of the site, which has the potential to present environmental impact concerns related to chemicals used in embalming practices, and related to varnishes, sealers, preservatives, and metals used in coffins. To address the potential environmental concerns associated with the fill material, the ESA consultant recommended conducting a comprehensive subsurface investigation to confirm the presence or absence of soil, soil vapor, and/or groundwater contamination. The ESA consultant also recommended conducting subsurface sampling on the cemetery portion of the property, but only in the case where the cemetery portion of the property is planned for redevelopment. The ESA consultant estimated the cost to conduct the subsurface investigation(s) and any necessary remedial activities to be between $165,000 and $490,000.
●	2240 Bridge Street, Paducah, KY: The ESA identifies as a REC for the property its historic operation as a gas station/automotive repair facility which was equipped with five (5) gasoline USTs. During tank removal activities conducted in 1990, a release was reported with levels of benzene identified above applicable standards in soil and groundwater. Various remedial activities and monitoring were conducted, which identified remaining levels of benzene as below the then-in-place standards, and the property ultimately received “No Further Action” status for the UST release in August 2009. However, according to the ESA consultant, the levels of benzene left in place in 2009 are above the current groundwater screening levels, and the concentration of benzene remaining in the groundwater presents a vapor intrusion risk. Accordingly, the ESA consultant recommended conducting a limited subsurface investigation at the property to confirm the current presence or absence of soil, soil vapor, and/or groundwater contamination above applicable levels associated with the property’s historical use. The ESA consultant estimated the cost to conduct the limited subsurface investigation and any necessary remedial activities to be between $47,500 and $120,000.
●	144 County Park Road, Paducah, KY: The ESA identifies as a REC for the property the former use (from approximately 1955 to 1968) of the central and eastern portions of the site as a junkyard or bulky storage yard, which may have stored materials with hazardous substances, such as gasoline, diesel, and motor oil. Given that the former junkyard/bulky storage yard was in operation prior to the promulgation of regulatory oversight for the handling and disposal of hazardous substances and prior to reporting requirements for spills and releases, the ESA consultant recommended conducting a limited subsurface investigation at the property to confirm the presence or absence of soil, soil vapor, and/or groundwater contamination associated with these historic operations. The ESA consultant estimated the cost to conduct the limited subsurface investigation and any necessary remedial activities to be between $125,000 and $300,000.
●	2174 Bridge Street, Paducah, KY: The ESA identifies as a REC for the property the historic operation of a gasoline station along the southeastern corner between 1926 and 1978. No record of USTs or the removal of USTs operated by the historic gasoline station were identified by the ESA consultant. Given the historic presence of a gasoline filling station for which the removal and disposition of associated USTs is unknown, the ESA consultant recommended conducting a limited subsurface investigation in order to confirm the presence or absence of soil, soil vapor, and/or groundwater contamination related to the property’s historic use. The ESA consultant estimated the cost to conduct the limited subsurface investigation and any necessary remedial activities to be between $125,000 and $325,000.

In lieu of conducting the recommended limited subsurface investigations at the 329 West Water Street, Mayfield, KY; 1375 South 3rd Street, Paducah, KY; 951 Bleich Road, Paducah, KY; 2240 Bridge Street, Paducah, KY; 144 County Park Road, Paducah, KY; and 2174 Bridge Street, Paducah, KY Mortgaged Properties, a Pollution Legal Liability Plus (PLLP) insurance policy, issued by Siriuspoint Specialty Insurance Corporation, was purchased at origination with the lender and its successors and assigns as their interests may appear as the named insured. The policy, which has a term of eight years, includes a limit of liability of $7 million (per claim and in the aggregate) and a $25,000 self-insured retention.

193

With respect to The Grove Apartments Mortgaged Property (3.5%), the ESA identifies as a Business Environmental Risk for the Mortgaged Property short-term radon sampling activities conducted between June 17-19, 2024, throughout the subject property buildings that identified three units with radon concentrations above the U.S. EPA radon action level (the “Radon Elevated Units”) and 11 units with missing or invalidated results (the “Additional Testing Units,” and together with the Radon Elevated Units, the “Affected Portions of the Property”). The ESA consultant recommended radon re-testing to re-evaluate the 14 total units. The ESA consultant’s report stated that if follow up testing determined mitigation was necessary, a sub-slab depressurization system, which is the most common type of system used for mitigation, could range from approximately $5,000 per unit. The related loan agreement requires the borrower to promptly cause the commencement and completion by a radon mitigation contractor of (i) long-term radon testing (91 day tests) with respect to the Radon Elevated Units (“Long Term Testing”) and (ii) additional short-term testing of the Additional Testing Units (“Short Term Testing”), and to cause the contractor to deliver a radon measurement report to the lender within 7 days after such testing has been completed. If a report from Short Term Testing shows that any portion of the Affected Portions of the Property has radon levels at or above the U.S. EPA action level, the borrower will be required to (a) cause the contractor to commence Long Term testing of the applicable Affected Portions of the Property and to cause a radon report to be generated and delivered to the lender upon completion of the Long Term Testing, or (b) cause the contractor to comments the installation of a remediation system with respect to the applicable Affected Portions of the Property. If any report from Long Term Testing shows that the radon levels at any Affected Portions of the Property are at or above the U.S. EPA action level, the borrower will be required to cause the contractor to diligently pursue the installation of one or more radon remediation systems in the scope recommended by the contractor and concurred to by the lender within 12 months from the origination date. Following any required installation, the borrower is required to cause post-mitigation testing to be conducted at the remaining Affected Portions of the Property that required installation of the remediation system. Borrower is required to commence and pursue the foregoing radon remediation work until such time as the radon levels are below the U.S. EPA action level. If any Short Term Testing or Long Term Testing of any Affected Portions of the Property shows that radon levels are below the U.S. EPA action level, upon the lender’s concurrence with such findings, the borrower’s obligations with respect to those portions of the Affected Portions of the Property will be complete. At origination the borrower deposited $24,500 with the lender to cover the estimated cost of the radon remediation testing and any required remediation described above. Such amount was based on an estimate provided by a radon mitigation contractor for testing and for installing up to 14 breath ventilation systems with exterior vent termination.

With respect to the Marriott Durham City Center Mortgaged Property (2.6%), the related ESA identifies as a REC for the Mortgaged Property its location in a larger parcel owned by the City of Durham, on which several gas stations and a dry cleaning facility were formerly located and which had operations that historically extended onto the area of the Mortgaged Property and have resulted in impacts to soil and groundwater. While a limited Phase II Environmental Site Assessment performed in 2014 on a portion of the larger parcel and in the vicinity of the Mortgaged Property building entrance (where a gas station, a machine shop, and a drycleaner were historically located) did not identify significant soil vapor concerns, other previous investigations had identified soil and groundwater impacts to the Mortgaged Property, and records reviewed suggested that potential subsurface impacts associated with the former dry cleaning operations have never been fully evaluated. Further, at least one release from a former UST located near to the Mortgaged Property is still identified with an open status on the environmental databases reviewed by the ESA consultant. However, the ESA consultant concluded that no further action or investigation appears warranted at this time because: (1) the 2014 investigation did not identify any vapor concerns at the Mortgaged Property building entrance; (2) shallow soils are likely to have been significantly disturbed during construction of the current Mortgaged Property improvements in 1989, and any remaining USTs would have been encountered and removed at that time; (3) there appears to be a lack of exposure pathways to any residual contamination; (4) current hotel operations at the Mortgaged Property would not likely lead to the type of contamination historically identified onsite; and, (5) the City of Durham, which owns the larger parcel on which the leased Mortgaged Property sits, appears to be the responsible party for addressing any identified contamination, including the open release case which is under regulatory oversight.

With respect to the UC Flats Mortgage Loan (0.9%), the related ESA identified as a REC for the Mortgaged Property contamination on a neighboring gas station property in relation to which a monitoring well has been placed on the Mortgaged Property. However, as (i) a groundwater sample collected from the well in May 2024 did not identify any contaminants of concern above the applicable standards, (ii) a party unrelated to the borrower has been identified as the party responsible for the contamination; and (iii) remediation of the contamination, which was caused by releases from underground storage tanks, is eligible for funding under the Pennsylvania Department of Environmental Protection Underground Storage Tank Indemnification Fund, the environmental consultant did not recommend any further action or investigation.

194

It is possible that the environmental reports and/or Phase II sampling did not reveal all environmental liabilities, or that there are material environmental liabilities of which we are not aware. Also, the environmental condition of the Mortgaged Properties in the future could be affected by the activities of tenants and occupants or by third parties unrelated to the borrowers. For further general discussion of the environmental matters that may affect the Mortgaged Properties, see “Risk Factors—Risks Relating to the Mortgage Loans—Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing” and “Certain Legal Aspects of the Mortgage Loans—Environmental Considerations”.

Litigation and Other Legal Considerations

There may be material pending or threatened litigation or other legal proceedings against, or other past or present material criminal or material adverse regulatory circumstances or other material legal proceedings experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates. In addition, a Mortgaged Property may be subject to litigation proceedings. For example:

●	With respect to the Sunnyside Multifamily Portfolio Mortgage Loan, Woodhaven 85 Mortgage Loan and Inwood 213 Mortgage Loan (collectively, 3.9%), as to which the related borrowers are affiliates, certain of such borrowers and multiple affiliated entities are the subject of a lawsuit relating to alleged violations of rent stabilization laws. The plaintiffs allege that such entities inappropriately increased rents for rent stabilized tenants upon completion of individual apartment improvements. With respect to the Sunnyside Multifamily Portfolio Mortgage Loan, the named plaintiffs include the owners of one unit at the 43-32 47th Street Mortgaged Property, and with respect to the Inwood 213 Mortgage Loan the named plaintiffs include one unit at the related Mortgaged Property; however, the lawsuit could potentially affect any or all of the units at such Mortgaged Properties, as well as the related borrowers and borrower sponsor.
●	With respect to The Grove Apartments Mortgage Loan (3.5%), in mid-2023, an individual filed a complaint against the related guarantor, along with other individuals and entities, alleging that in 2021, while the complainant was a tenant at a property owned by an affiliate of the related guarantor, she was assaulted by an employee of said property. The court granted the defendants’ motion to dismiss on June 18, 2024, however, the plaintiff filed an amended complaint on June 25, 2024. The defendants filed a motion for summary judgment on July 9, 2024, which is currently pending before the court.
●	With respect to the 155-163 East 92nd Street Mortgage Loan (3.1%), the related borrowers sued La Librairie Des Enfants LLC, a tenant at the Mortgaged Property, following a default under the lease. A settlement agreement has been reached but not executed. Under the settlement agreement, the tenant must pay $1,000 per month in additional rent and four lump sum payments over the course of the next year, with the final payment to be made on September 30, 2025.
●	With respect to the Cityline Huntsville Storage Portfolio Mortgage Loan (1.0%), two of the related borrower sponsors, George Thacker and Lawrence Charles Kaplan, and/or certain of their affiliates, are named defendants to an action filed in 2018 by a former business partner (1) alleging (a) wrongful termination from the management of certain companies, (b) suspension of distributions of any income generated by such companies and (c) that the defendants paid themselves millions of dollars in unjustified and unearned compensation, used company assets for personal profit, diverted business opportunities and improperly diluted the plaintiff’s business interest and (2) seeking damages ranging between approximately $1.2 million and $68.0 million per claim, of which approximately $15.2 million in claims remains outstanding following the dismissal in October 2020 of any claims against Mr. Kaplan and Mr. Thacker in their individual capacities (however, the plaintiff has appealed such dismissal and as of January 2024, the litigation remains open and the parties have entered into mediation).

We cannot assure you that the above-described litigation matters or any current litigation matters relating to certain Mortgage Loans would not have an adverse effect on, or provide any other indication of the future performance of the obligors or the non-recourse carveout guarantors under, the related Mortgage Loans.

Certain risks relating to litigation or other legal proceedings regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Risks Relating to the Mortgage Loans—Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan”.

195

Redevelopment, Expansion and Renovation

Certain of the Mortgaged Properties are properties which are currently undergoing or, in the future, are expected to undergo redevelopment, renovation or expansion or, with respect to hospitality properties, are subject to property improvement plans (“PIPs”) required by the franchisors. Certain risks related to redevelopment, expansion and renovation or the obligation to execute PIPs at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Below are descriptions of (a) certain of such Mortgaged Properties that are undergoing (or are required or expected to undergo) redevelopment, expansion and/or renovation where the approximate estimated cost thereof is equal to or greater than the lesser of $1,000,000 and 10% of the related Mortgage Loan’s principal balance, and/or (b) certain of such Mortgaged Properties that are subject to material PIPs.

With respect to the LocalStorage Seven Property Portfolio Mortgage Loan (3.0%), the 1732 Derby-Milford Road Mortgaged Property (0.8%) is undergoing an expansion that is anticipated to include two new buildings totaling 12,400 rentable square feet and including 92 self-storage units. The expansion is expected to be complete by October 31, 2024. According to the related appraisal, to date the borrower has spent over $1,050,000 on the expansion, with $365,000 of estimated costs remaining. We cannot assure you that the expansion will be completed as or when expected. In addition, as of the origination date the borrower has indicated to the lender that it intends (but is not obligated) to undertake certain material alterations at the 1127 East Lynchburg Salem Turnpike Mortgaged Property including (i) constructing an additional 60 X 200 sq. ft. building for additional storage units, (ii) relocating a row of portable metal storage containers, and (iii) adding parking for recreational vehicles (individually and collectively, the “Additional Improvements”). Under the Mortgage Loan documents, the borrower may not commence construction of the Additional Improvements for at least 6 months after the origination date and unless the borrower has obtained the lender’s written approval, which approval will be conditioned upon the lender’s receipt and approval of certain items set forth in the Mortgage Loan documents including, among other things, (i) to the extent the cost to complete the Additional Improvements is estimated to exceed 10% of the allocated loan amount for the 1127 East Lynchburg Salem Turnpike Mortgaged Property, at the lender’s request, additional collateral in the form of, at the borrower’s option, any of (a) cash, (b) securities, (c) a completion and performance bond or (d) a letter of credit, in each instance satisfying certain conditions set forth in the Mortgage Loan documents, (ii) a completion guaranty by the borrower sponsor in a form satisfactory to the lender and (iii) a rating agency confirmation from each applicable rating agency.

With respect to the Marriott Durham City Center Mortgage Loan (2.6%), the related borrower is required to perform franchisor-mandated capital improvement projects, including waterproofing and windows, guestroom bathroom conversion, and other improvements. The related borrower deposited $5,000,000, the estimated cost of such capital improvements, into a capital repairs reserve at origination of the Mortgage Loan.

We cannot assure you that the above-described renovations and build outs will not temporarily interfere with the use and operation of portions of the related Mortgaged Property and/or make the related Mortgaged Property less attractive to potential guests, patrons, customers and/or tenants. See “Significant Loan Summaries” in Annex B to this prospectus for additional information on the 15 largest Mortgage Loans.

Default History, Bankruptcy Issues and Other Proceedings

Defaults, Refinancings, Discounted Pay-offs, Foreclosure or REO Property Purchases

As of the Cut-off Date, none of the Mortgage Loans were modified due to a delinquency. However, one or more of the Mortgage Loans, (i) were refinancings in whole or in part of loans that were (or refinancings of bridge loans that in turn refinanced loans that were) in default (or as to which the maturity date had been extended) at the time of refinancing, (ii) involved a discounted pay-off of a prior loan from the proceeds of such Mortgage Loan, or (iii) provided acquisition financing for the related borrower’s purchase of the related Mortgaged Property at a foreclosure sale or after becoming REO, in each case as described below:

●	With respect to the Bronx Terminal Market Mortgage Loan (8.1%), the prior loan matured May 6, 2024 and was unpaid as of that date. The borrower and servicer agreed to a forbearance agreement to permit sufficient time for closing conditions for the subject loan to be satisfied, including, but not limited to, the co-lenders’ obtaining an acceptable leasehold estoppel from the City of New York. Such prior mortgage
196

loan was repaid in full with the proceeds of the Bronx Terminal Market Whole Loan upon the origination of the Bronx Terminal Market Whole Loan on August 6, 2024.

Borrowers, Principals or Affiliated Entities Have Been or Currently Are Parties to Defaults, Bankruptcy Proceedings, Foreclosure Proceedings, Deed-In-Lieu of Foreclosure Transactions and/or Mortgage Loan Workouts

Certain of the borrowers, principals of the borrowers and other entities affiliated with such principals are or previously have been or currently are parties to loan defaults, bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workouts (which may have included a discounted payoff), in addition to any bankruptcy-related litigation issues discussed above in “—Litigation and Other Legal Considerations”, which in some cases may have involved a Mortgaged Property that secures a Mortgage Loan to be included in the Issuing Entity. For example, among the 15 largest Mortgage Loans (considering any Crossed Group as a single mortgage loan) taking into account any such material defaults, proceedings, pending investigations, transactions and/or Mortgage Loan workouts that are currently occurring or have occurred within the last 15 years and of which we are aware:

●	With respect to the BioMed 2024 Portfolio 2 Mortgage Loan (9.96%), affiliates of the borrower sponsor have sponsored other real estate projects that have been the subject of mortgage loan defaults, foreclosure proceedings and/or deeds-in-lieu of foreclosure.
●	With respect to the Bronx Terminal Market Mortgage Loan (8.1%), the borrower sponsor (The Related Companies, L.P.) has sponsored other real estate projects that have been the subject of mortgage loan defaults, foreclosure proceedings and/or deeds-in-lieu of foreclosure.
●	With respect to the Marriott Durham City Center Mortgage Loan (2.6%), the borrower sponsor defaulted on a prior securitized loan after the property suffered as a result of COVID-19. Ultimately, the property was turned over pursuant to a deed-in-lieu of foreclosure agreement and the loan was sold at a loss of approximately $3.6 million to the related securitization trust in January 2022.

There are likely other material defaults, bankruptcy proceedings, legal proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workouts involving certain of the borrowers, principals of the borrowers and other entities under the control of such principals that have (i) occurred prior to the last 15 years, (ii) occurred during the last 15 years with respect to Mortgage Loans that are not among the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan), or (iii) otherwise occurred at any time (including with respect to the 15 largest Mortgage Loans) and of which we are not aware.

We cannot assure you that there are no other defaults, bankruptcy proceedings, legal proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workout matters that involved one or more Mortgage Loans or Mortgaged Properties, and/or a guarantor, borrower, borrower sponsor or other party to a Mortgage Loan.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”.

Tenant Issues

Tenant Concentrations

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted, if that tenant defaults or if that tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;
●	more time may be required to re-lease the space; and
197

●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants (based on net rentable square footage) at each retail, office, mixed use and industrial Mortgaged Property.

The Mortgaged Properties have single tenants as set forth below:

●	Six (6) of the Mortgaged Properties (10.6%), securing, in whole or in part, four (4) Mortgage Loans (25.9%), are each leased to a single tenant. In addition, other Mortgaged Properties may be leased to a single tenant that, although it is not the sole tenant, represents over 50% of the net rentable area and/or gross rent.

With respect to certain of these Mortgaged Properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the Mortgage Loans or the related tenant may have the right to terminate its lease prior to the maturity date of the Mortgage Loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related Mortgage Loans.

Identified in the table below are certain tenants that are among the 5 largest tenants (based on net rentable square footage) at each of 2 or more Mortgaged Properties that secure separate Mortgage Loans and that (with respect to each identified tenant) collectively secure 2.0% or more of the Initial Pool Balance:

Name of Tenant	Number of Mortgaged Properties	Aggregate Approx. % of Initial Pool Balance of Related Mortgage Loans
Amazon	2	11.9%

In the event of a default by any of the foregoing tenants, if the related lease expires prior to the Mortgage Loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the related leases. In certain cases where the tenant owns the improvements to the Mortgaged Property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

Lease Expirations and Terminations

Lease Expirations

See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants (based on net rentable square footage leased) at each office, industrial, retail, industrial, and mixed use and leased fee Mortgaged Property. Even if none of the 5 largest tenants at a particular Mortgaged Property have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, (i) some of the Mortgaged Properties have significant leases (not related to the 5 largest tenants) or a significant concentration of leases that expire before, or shortly after, the maturity of the related Mortgage Loan, and (ii) there may be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Identified below are certain lease expirations or concentrations of lease expirations with respect to the office, industrial, retail, industrial, and mixed use and leased fee Mortgaged Properties:

●	In certain cases, the lease of a sole tenant or the lease of an anchor or other tenant that is one of the 5 largest tenants at a Mortgaged Property expires prior to the maturity date (or, in the case of an ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan, as set forth on Annex A to this prospectus. Set forth in the table below are examples of Mortgaged Properties as to which the sole tenant or a single tenant representing greater than 50% of the net rentable square footage occupies its space at the Mortgaged Property under a lease that expires prior to, or within approximately 12 months after, the maturity date (or, in the case of an ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan.
198

Mortgaged Property Name	Approx. % of Initial Pool Balance	Name of Tenant	Percentage of Net Rentable Square Footage Expiring(1)	Date of Lease Expiration	Maturity Date
BioMed 2024 Portfolio 2-200 Sidney	3.2%	AbbVie Inc.	63.6%	10/31/2029	8/9/2029
BioMEd 2024 Portfolio 2-40 Erie Street	1.4%	Intellia Therapeutics, Inc.	61.3%	9/30/2026	8/9/2029
BioMed 2024 Portfolio 2-Eastgate Mall	0.1%	Poseida Therapeutics, Inc.	100.0%	12/31/2029	8/9/2029
Hyatt Centric Hotel & Shops Waikiki Beach	9.3%	Nordstrom Rack	62.1%	8/31/2026	9/6/2029
Culver Collection-3555 Hayden	0.7%	Apple	100.0%	2/28/2030	9/6/2029
Culver Collection-3585 Hayden	0.6%	Chownow	82.2%	7/31/2027	9/6/2029

(1)	Calculated based on a percentage of occupied net rentable square footage of the related Mortgaged Property.
(2)	The Hyatt Centric Hotel & Shops Waikiki Beach Mortgaged Property is a mixed use property with hospitality, retail and parking operations. Percentage shown reflects percentage of retail space.
●	With respect to certain Mortgaged Properties, there may be tenant leases representing in the aggregate greater than 50% of the net rentable square footage at the related Mortgaged Property (excluding Mortgaged Properties leased to a sole tenant or single tenant representing greater than 50% of the net rentable square footage, as identified in the table above) that expire in a single calendar year that is prior to, or in the same year as, the year in which the maturity date (or, in the case of an ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan occurs. For example:
● Mortgaged Property Name	Approx. % of Initial Pool Balance	Approximate Aggregate Percentage of Leases Expiring(1)	Calendar Year of Expiration	Maturity Date
617 and 625 13th Street Northeast	0.1%	58.3%	2026	7/6/2029

(1)	Calculated based on a percentage of occupied net rentable square footage of the related Mortgaged Property.
●	There may be other Mortgaged Properties with related leases (including leases representing in the aggregate 50% or greater of the net rentable square footage at the related Mortgaged Property), that expire over two or more calendar years prior to maturity of the related Mortgage Loan, which may be consecutive calendar years.
●	Further, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 50%) of the net rentable square footage at the related Mortgaged Property that expire in a single calendar year (or several calendar years) prior to, or shortly after, the maturity of the related Mortgage Loan.

Lease Terminations

Certain Mortgage Loans have material lease early termination options. Leases often give tenants the right to terminate the related lease, reduce the amount of space they are leasing, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

(i)	if the borrower for the applicable Mortgaged Property allows uses at the Mortgaged Property in violation of use restrictions in current tenant leases,
(ii)	if the borrower or any of its affiliates owns other properties within a certain radius of the Mortgaged Property and allows uses at those properties in violation of use restrictions,
(iii)	if the borrower fails to provide a designated number of parking spaces,
(iv)	if there is construction at the related Mortgaged Property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with
199

visibility of, access to or a tenant’s use of the Mortgaged Property or otherwise violate the terms of a tenant’s lease,

(v)	upon casualty or condemnation with respect to all or a portion of the Mortgaged Property that renders such Mortgaged Property unsuitable for a tenant’s use or if the borrower fails to rebuild such Mortgaged Property within a certain time,
(vi)	if a tenant’s use is not permitted by zoning or applicable law,
(vii)	if the tenant is unable to exercise an expansion right,
(viii)	if the borrower does not complete certain improvements to the property as contemplated in the lease,
(ix)	if the borrower leases space at the Mortgaged Property or within a certain radius of the Mortgaged Property to a competitor,
(x)	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,
(xi)	if certain anchor or significant tenants at the subject property go dark or terminate their leases,
(xii)	if the landlord violates the tenant’s exclusive use rights for a specified period of time, including due to lack of access or interruption of utilities,
(xiii)	if the borrower defaults on any other obligations under the lease, or
(xiv)	based upon contingencies other than those set forth in this “—Tenant Issues—Lease Expirations and Terminations” section.

We cannot assure you that all or any of the borrowers will comply with their lease covenants or such third parties will act in a manner required to avoid any termination and/or abatement rights of the related tenant.

Unilateral Lease Termination Rights

Certain of the tenant leases permit the related tenant to unilaterally terminate its lease (with respect to all or a portion of its leased property) prior to, or shortly after the maturity of the related Mortgage Loan, upon providing notice of such termination within a specified period prior to the termination date. For example, among the 5 largest tenants by net rentable square footage at a Mortgaged Property securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by Cut-off Date Balance, or tenants that each lease at least 20% of the net rentable square footage at any other Mortgaged Property (in each case excluding government tenants, which are described further below):

●	With respect to the BioMed 2024 Portfolio 2 Mortgage Loan (9.96%), Poseida Therapeutics, Inc., which is the largest tenant at the 9360-9390 Towne Centre Drive Mortgaged Property (approximately 48.4% of the net rentable area at the related Mortgaged Property), and the sole tenant at the Eastgate Mall Mortgaged Property (collectively, 8.7% of the net rentable area at the portfolio of Mortgaged Properties), will have the right to terminate its lease, without payment of a termination fee, if such tenant enters into another lease at a different property (which may or may not be a Mortgaged Property) owned by the landlord or an affiliate landlord; provided, that the term of the new lease is no less than 10 years, and the premises of the new lease is no less than (x) in the case of its lease at the 9360-9390 Towne Centre Drive Mortgaged Property, 125,000 square feet and (y) in the case of its lease at the Eastgate Mall Mortgaged Property, 95,000 square feet; and provided further, in each case, that such tenant must provide 30 days’ notice following full execution and delivery of the new lease. The Mortgage Loan documents do not contain anti-poaching provisions.
●	With respect to the Culver Collection Mortgage Loan (8.9%), the largest tenant of the related portfolio of Mortgaged Properties, Scopely, Inc., which represents 28.9% of the net rentable area and 40.4% of the underwritten base rent at the portfolio of Mortgaged Properties, has the one-time right to terminate its leases with respect to 60,794 square feet at the 3505-3525 Hayden Mortgaged Property (representing 19.7% of net rentable area of the portfolio) effective February 2029 with 10 months’ notice and payment of a termination fee. In addition, the fifth largest tenant, Decoded Advertising, which
200

represents 4.5% of portfolio net rentable area and 5.8% of portfolio underwritten base rent, has two one-time options to terminate its lease on April 30, 2025 and October 31, 2026 with a minimum of 9 months’ notice and payment of a termination fee.

●	With respect to the Park City Office Portfolio Mortgage Loan (3.3%), (i) (x) the third largest tenant at the Newpark I Mortgaged Property, Wells Fargo Advisors, LLC, leasing approximately 9.4% of the net rentable area at such Mortgaged Property, has a one-time right to terminate its lease effective on November 30, 2026 with notice on or before August 31, 2026 and payment of a termination fee and (y) the fourth largest tenant at the Newpark I Mortgaged Property, Morgan Stanley & Co., Inc., leasing approximately 8.3% of the net rentable area at such Mortgaged Property, has the right to terminate its lease effective on April 30, 2026 with at least 6 months’ prior written notice and payment of a termination fee, and (ii) the third largest tenant at the Newpark III Mortgaged Property, Big-D Signature, LLC, leasing approximately 11.4% of the net rentable area at such Mortgaged Property, has a one-time right to terminate its lease effective on November 1, 2026 with 180 days’ prior written notice and payment of a termination fee.

Rights to Terminate Lease or Abate or Reduce Rent Triggered by Failure to Meet Business Objectives or Actions of Other Tenants

Certain of the tenant leases for the Mortgaged Properties may permit the related tenant to terminate its lease and/or abate or reduce rent if the tenant fails to meet certain sales targets or other business objectives for a specified period of time. We cannot assure you that all or any of these tenants will meet the sales targets or business objectives required to avoid any termination and/or abatement rights.

Furthermore, certain of the tenant leases for the Mortgaged Properties may permit affected tenants to terminate their leases and/or abate or reduce rent if another tenant at the subject Mortgaged Property or a tenant at an adjacent or nearby property terminates its lease or goes dark, or if a specified percentage of the Mortgaged Property is unoccupied.

In addition to termination options tied to certain triggers as set forth above that are common with respect to retail properties, certain tenant leases permit the related tenant to terminate its lease without any such triggers.

Certain of the tenant leases permit the related tenant to terminate its lease based upon contingencies other than those set forth above in this “—Tenant Issues—Rights to Terminate Lease or Abate or Reduce Rent Triggered by Failure to Meet Business Objectives or Actions of Other Tenants” subsection.

See “Significant Loan Summaries” in Annex B to this prospectus for more information on material lease termination options relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

Rights to Cease Operations (Go Dark) at the Leased Property

Certain of the tenant leases may permit a tenant to go dark at any time or, may otherwise not require certain of the tenants to continuously operate their spaces during the terms of their leases. For example, taking into account (i) the 5 largest tenants (based on net rentable square footage) at a Mortgaged Property securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance or (ii) cases where any Mortgaged Property is leased to a single tenant who has the option to go dark or is otherwise not required to continuously operate its spaces:

●	With respect to the BioMed 2024 Portfolio 2 Mortgage Loan (9.96%), the sole tenant at the Lincoln Centre Mortgaged Property, Illumina, Inc., has “gone dark” with respect to 68,400 square feet (approximately 19% of the net rentable area at the related individual Mortgaged Property and 6.9% of the net rentable area at the portfolio of Mortgaged Properties) of the 360,000 square feet of its leased space; however, such tenant continues to pay rent and is operating at some portion of its leased space. Given that Illumina, Inc. is still utilizing space at the Mortgaged Property and continues to pay rent, actual dark space may be subject to change and the disclosure above is based on available information as of the origination date. The third largest tenant at the 40 Erie Street Mortgaged Property, Gritstone Bio, Inc., which leases approximately 13,907 square feet at the related Mortgaged Property
201

(approximately 13.0% of the net rentable area at the related Mortgaged Property and 1.4% of the net rentable area at the portfolio of Mortgaged Properties), has “gone dark” with respect to its leased space. There may be other tenants in addition to those described above whose leased space is “dark”.

Termination Rights of Government Sponsored Tenants

Certain of the Mortgaged Properties may be leased in whole or in part by government sponsored tenants or by tenants with government contracts. Government sponsored tenants frequently have the right to cancel their leases at any time or after a specific time (in some cases after the delivery of notice) or for lack of appropriations. Tenants that are party to a government contract frequently have termination options related to termination or cessation of such government contract.

Other Tenant Termination Issues

In addition to the tenant termination issues described above, anchor tenants at, and shadow anchor tenants with respect to, certain Mortgaged Properties may close or otherwise become vacant. We cannot assure you that any such anchor tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in adverse economic effects.

●	In the case of the Stonebriar Centre Mortgage Loan (2.2%), the related Mortgaged Property has a Macy’s store as an anchor store at the shopping center at which the Mortgaged Property is situated but Macy’s is not included as collateral for the Mortgage Loan. On February 27, 2024, Macy’s, Inc. (“Macy’s”) announced the closure of approximately 150 locations through 2026, but did not identify the locations that would be closed. There can be no assurance that the Macy’s store at which the Mortgaged Property is situated will remain open for business or that the closing of the Macy’s store will not adversely impact the Mortgaged Property. The closure of the Macy’s store at the Mortgaged Property may trigger co-tenancy provisions of the applicable lease(s).

Rights to Sublease

Certain of the Mortgaged Properties may have tenants that sublet a portion of their space or have provided notice of their intent to sublet out a portion of their space in the future. For example, taking into account (i) the 5 largest tenants (based on net rentable square footage) at those Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) or (ii) cases where 10% or more of the aggregate net rentable square footage at a Mortgaged Property is or may be sublet:

●	With respect to the BioMed 2024 Portfolio 2 Mortgage Loan (9.96%), the sole tenant at the Lincoln Centre Mortgaged Property, Illumina, Inc., has subleased (i) 87,205 square feet of its leased space at the related Mortgaged Property (approximately 24.2% of the net rentable area at the related Mortgaged Property and 8.8% of the net rentable area at the portfolio of Mortgaged Properties) and (ii) 41,600 square feet (approximately 11.6% of the net rentable area at the related Mortgaged Property and 4.2% of the net rentable area at the portfolio of Mortgaged Properties). The second largest tenant at the 4570 Executive Drive Mortgaged Property, Human Longevity, Inc., has subleased 25,394 square feet of its leased space at the related Mortgaged Property (approximately 20.2% of the net rentable area at the related Mortgaged Property and 2.6% of the net rentable area at the portfolio of Mortgaged Properties) to Neogenomics at a rental rate of $64.56 per square foot on a triple net basis. The above examples do not include subleases of less than 5,000 square feet or subleases between tenants at the portfolio of Mortgaged Properties (i.e. those tenants that lease and occupy space at the portfolio of Mortgaged Properties as a direct tenant (in addition to any subleased square feet)), and sublease a portion of their leased space to another tenant that also leases and occupies space at the portfolio of Mortgaged Properties as a direct tenant (in addition to any subleased square feet). There may be other tenants in addition to those described above whose leased space is subject to a sublease in whole or in part.
●	With respect to the Culver Collection Mortgage Loan (8.9%), according to a third party research provider, the third largest tenant, Chownow, representing 6.2% of the portfolio net rentable area and 8.8% of the portfolio underwritten base rent, is marketing approximately 6,030 square feet of its 19,167 square feet for sublease.
202

Tenants Not Yet in Occupancy or in a Free Rent Period, Leases Under Negotiation and LOIs

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten Net Operating Income and/or Occupancy may not be in physical occupancy or may not have commenced paying rent. There can be no assurance that any of these tenants will take possession of their premises or commence paying rent as expected or at all. For example, with respect to single tenant properties, tenants that are one of the 5 largest tenants (based on net rentable square footage) at a Mortgaged Property securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) or tenants in the aggregate representing more than 25% of the net rentable square footage at a Mortgaged Property, certain of such tenants have not taken possession or commenced paying full rent or have outstanding rent as set forth below:

●	With respect to the Culver Collection Mortgage Loan (8.9%), the second largest tenant of the portfolio of Mortgaged Properties, Apple, which represents 8.1% of portfolio net rentable area and 11.0% of portfolio underwritten base rent, is building out its space, and is not yet in occupancy. The tenant is expected to take occupancy in or around the end of 2024. We cannot assure you that Apple will take occupancy as expected, or at all.
●	With respect to the 1000 Lorimer Mortgage Loan (3.8%), the Mortgaged Property is a multifamily property which also has commercial units, that account for 27.4% of underwritten base rent. The largest commercial tenant, The Learning Experience (“TLE”), a day care center, which represents 64.1% of underwritten commercial rent, is not yet in occupancy, pending delivery of its space by the borrower, and is entitled to a free rent period following the commencement of its lease. At origination, the borrower deposited $754,580 into a TLE gap rent reserve and $499,170 into a free rent reserve related to the TLE lease. In addition, if, in obtaining applicable approvals, the approval granting body or official requires changes which (i) reduces the student capacity below 155 or (ii) will prevent TLE from obtaining a child care license, then TLE may terminate its lease, without penalty, until such time as a building permit is issued; provided, however, that before TLE may exercise such termination right the borrower is afforded a 90 day period to attempt to resolve such issues to not result in such capacity reductions and/or allows TLE to obtain such child care license. We cannot assure you that TLE will take occupancy as expected, or at all. The third largest commercial tenant, Local Locker, which represents 13.6% of the net rentable commercial square footage at the Mortgaged Property, is in a free rent period through October 14, 2024.
●	With respect to the Park City Office Portfolio Mortgage Loan (3.3%), certain of the related tenants have scheduled free rent periods including (i) Parsons Behle & Latimer, leasing approximately 6.6% of the net rentable area at the Newpark I Mortgaged Property, for whom $20,420 was reserved at origination, representing $10,210 per month in October and November 2024, (ii) Assemble Park City, LLC, leasing approximately 18.4% of the net rentable area at the Newpark III Mortgaged Property, in connection with which $141,113 was reserved at origination, representing $28,223 per month in October through December 2024 and January and February 2025, and (iii) Miller Orthodontics, leasing approximately 4.8% at the Newpark III Mortgaged Property, in connection with which $27,003 was reserved at origination, representing $7,731 per month in October through December 2024 and January and February 2025.

In addition, in some cases, tenants at a Mortgaged Property may have signed a letter of intent or notified the related borrower of their intent to continue to lease space at the Mortgaged Property but not executed a lease with respect to the related space. We cannot assure you that any such proposed tenant will sign a lease or lease renewal or take or remain in occupancy at the related Mortgaged Property.

Further, the underwritten occupancy, Underwritten Net Cash Flow and Underwritten Net Operating Income of the Mortgaged Properties may reflect tenants, and rents from tenants, whose lease terms or renewal leases are under negotiation but not yet signed. Certain of the Mortgage Loans may also have tenants who are leasing their spaces on a month-to-month basis and have the right to terminate their leases on a monthly basis.

In the case of any Mortgage Loan, we cannot assure you that tenants who have not yet taken occupancy, begun paying rent or executed a lease will take occupancy, begin paying rent or execute their lease. If these tenants do not take occupancy of the leased space, begin paying rent or execute their lease, it could result in a higher vacancy rate and re-leasing costs that may adversely affect cash flow on the related Mortgage Loan.

203

Charitable Institutions / Not-For-Profit Tenants

Certain Mortgaged Properties may have tenants or sub-tenants that are charitable institutions or other not-for-profit tenant organizations that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such space and other operating expenses.

Tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such space and other operating expenses may default upon their respective leases should such contributions, grants or subsidies no longer be available.

See “Significant Loan Summaries” in Annex B to this prospectus for more information on other tenant matters relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

See the footnotes to Annex A to this prospectus for further information regarding the 5 largest tenants by net rentable square footage at the Mortgaged Properties.

Purchase Options, Rights of First Offer and Rights of First Refusal

With respect to certain of the Mortgaged Properties, certain tenants, franchisors, property managers, ground lessors, developers, owners’ associations or other parties may have a purchase option, right of first offer or a right of first refusal or similar right, upon satisfaction of certain conditions, to purchase all or a portion of such Mortgaged Properties . Below are certain purchase options, rights of first offer and rights of first refusal to purchase all or a portion of certain Mortgaged Properties securing the 15 largest Mortgage Loans:

●	With respect to the BioMed 2024 Portfolio 2 Mortgage Loan (9.96%), the sole tenant at the Lincoln Centre Mortgaged Property, Illumina, Inc., has a right of first refusal to purchase the entire related Mortgaged Property or any individual building at the related Mortgaged Property (“ROFR Property”) if the landlord receives an offer to purchase the related Mortgaged Property or any individual building thereof on terms which the landlord would agree to sell such ROFR Property; provided, that the landlord is required to provide Illumina, Inc. with a summary of the pertinent economic and non-economic terms of such offer, including the purchase price and any earnest money deposits required (“Offer Summary”). Illumina, Inc. will then have 10 business days from receipt of the Offer Summary to notify the landlord of its election to exercise such right of first refusal option. Pursuant to a subordination, non-disturbance and attornment agreement, the tenant has agreed that such right of first refusal will not apply to a foreclosure or deed-in-lieu of foreclosure or the first transfer of title by the lender or its nominee subsequent thereto. However, such right would apply to subsequent transfers.
●	With respect to the Culver Steps Mortgage Loan (5.6%), in connection with the development of the Mortgaged Property, the borrower entered into a Disposition and Development Agreement (“DDA”) with Culver City, California (for purposes of this bullet, the “City”). The DDA contains a right of reverter benefiting the City if (i) the borrower transfers the Mortgaged Property in a manner not expressly permitted under the DDA or approved in advance in writing by the City or (ii) the borrower materially breaches the DDA and such breach is not cured within the time provided under the DDA. The reverter right terminates upon completion of construction and the City’s issuance and recordation of a release therefor. The borrower and the City have confirmed that the only remaining condition to recording such release is the execution of an “Operations and Maintenance Agreement” related to the public areas of the Mortgaged Property (the “O&M Agreement”), which was substantively final (and reviewed and approved by lender) as of the loan closing date and was intended to be executed by the parties shortly after closing. Tenants with triple net leases would be obligated to reimburse the borrower for O&M Plan expenses, which expenses are not expected to be material to loan underwriting. If the City’s right of reverter were to be exercised, upon title to the Mortgaged Property’s reverting to the City, the City will be required to use best efforts to resell the Mortgaged Property to a qualified and responsible party or parties (as determined by the City). The proceeds from such sale will be required to be used to pay for enforcement costs and then turned over to the borrower as the purchase price of the Mortgaged Property (as determined pursuant to the terms of the DDA). In connection with the origination of the Mortgage Loan, the City executed an estoppel certificate pursuant to which it agreed that (i) prior to a foreclosure of the Mortgage Loan, all amounts to be disbursed to the borrower pursuant to the foregoing provision of the DDA would be disbursed to the mortgage lender until the Mortgage Loan has been paid in full, (ii) from and after a foreclosure of the Mortgage Loan, all amounts to be disbursed to the borrower
204

pursuant to the foregoing provision of the DDA would be disbursed to the mortgage lender, which amount to be disbursed include the costs of lender expended in connection with completion of the improvements and lender’s enforcement costs, and (iii) unless and until the Mortgage Loan is paid in full, the lien of the Mortgage would survive any sale of the Mortgaged Property in connection with the City’s exercise of the right of reverter pursuant to the DDA. Pursuant to the loan agreement, the borrower is required to promptly execute the O&M Agreement and use commercially reasonable efforts to cause the City to record the release promptly thereafter. In the event of a loan default, the lender has the right to execute the O&M Agreement on the borrower’s behalf.

●	With respect to the Marriott Durham City Center Mortgage Loan (2.6%), the related franchisor has a right of first refusal if the borrower proposes to sell the Mortgaged Property or equity interests in the borrower to a Competitor. As described in more detail in the franchise agreement, a Competitor generally means a person or entity that has a direct or indirect ownership interest in a hotel brand, trade name, trademark, system or chain of hotels (a “Brand”), or is an affiliate of such a person or is a master franchisee of a Brand (a person with exclusive rights to develop, operate or sub-license a Brand), but only if the brand is comprised of at least (i) 10 luxury hotels; (ii) 20 full-service hotels or (iii) 50 limited service hotels.

Affiliated Leases and Master Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates. Set forth below are examples of Mortgaged Properties at which (A) at least (i) 5.0% of the gross income at the Mortgaged Property relates to leases between the borrower and an affiliate of the borrower or (ii) 5.0% of the net rentable square footage at the Mortgaged Property is leased to an affiliate of the borrower or (B) master leases were included in the underwritten base rent:

●	With respect to the BioMed 2024 Portfolio 2 Mortgage Loan (9.96%), BioMed Realty, L.P., an affiliate of the borrower, leases 49,912 square feet (39.8% of square feet) at the 4570 Executive Drive Mortgaged Property, and also subleases 25,391 square feet (17.2% of square feet) at the 9360-9390 Towne Center Drive Mortgaged Property.
●	With respect to the 2767-2777 Atlantic Avenue Mortgage Loan (4.1%), the borrower, as landlord, has entered into a master lease with the non-recourse carveout guarantor, as tenant, with respect to the 32 affordable housing units at the Mortgaged Property, pursuant to which the guarantor is required to pay monthly rent at rates set forth in such master lease, except to the extent that a third party tenant which qualifies for a lease on such a unit has entered into a lease with the borrower for rental of an affordable unit at the rate set forth for such unit in the master lease and is paying such rent. The master lease expires in August 2029. The lender is a third party beneficiary of the master lease. We cannot assure you that the guarantor will have the resources to, or will, perform his obligations under the master lease. Further, we cannot assure you that the master lease arrangements will not be viewed as a factor leading to the consolidation of the borrower and the guarantor in a bankruptcy case.
●	With respect to the 8 West 38th Street Mortgage Loan (2.6%), the second largest tenant, Jay Conference 38th Street LLC, which leases 10.3% of the net rentable area, and operates a co-working space, is an affiliate of the borrower.
●	With respect to the 5th & K Mortgage Loan (1.5%), the related parking garage, representing approximately 24.2% of the potential gross income at the Mortgaged Property, is leased to an affiliate of the related borrower sponsor.
●	With respect to the Black Mountain Center Mortgage Loan (1.1%), the fifth largest tenant, Black Mtn Mgmt, which leases 10.4% of the net rentable area, is an affiliate of the borrower.
●	With respect to the 1000 Albion Avenue Mortgage Loan (0.7%), the sole tenant at the Mortgaged Property, the Chicago Tribune, is an affiliate of the related borrower sponsor.
●	With respect to the Trust Communities MHP Portfolio Mortgage Loan (0.7%), which is secured by 5 Mortgaged Properties and has 70 manufactured housing pads, 48 of the 70 manufactured housing
205

pads at the Mortgaged Properties are occupied by manufactured homes (the “Owned Mobile Homes”) that are owned by an affiliate of the borrower (the “Trust MHP Master Tenant”). The borrower leases the pads occupied by the Owned Mobile Homes to the Trust MHP Master Tenant under four master leases (collectively, the “Trust MHP Master Lease”) and the Trust MHP Master Tenant leases the Owned Mobile Homes to the occupants of such Owned Mobile Homes. 44 of the Owned Mobile Homes are in a lease-to-own program in which the resident makes a down payment and the remaining balance is amortized over 5 years. The title of each lease-to-own Owned Mobile Home is transferred to the resident once the remaining balance is paid off. Pursuant to the Trust MHP Master Lease, the Trust MHP Master Tenant pays the borrower an amount equal to (x) the number of pads included in the Trust MHP Master Lease, multiplied by an amount equal to (y) the rent charged by the borrower under a lease of a pad at the Mortgaged Property that is not part of the Trust MHP Master Lease, provided, however, in no event will the amount in clause (y) be less than the average rent payable for pads at the Mortgaged Property occupied by a manufactured home for the 12 month period prior to such date of determination by the lender. The rent due under the Trust MHP Master Lease is as follows: (i) $6,875.00 per month for the Palzita MHC Mortgaged Property, (ii) $6,850.00 per month for the Cone MHC Mortgaged Property, (iii) $11,125.00 per month for the Magnolia MHC Mortgaged Property and (iv) $12,850.00 for the Bell MHC Mortgaged Property. Each Trust MHP Master Lease will expire on August 6, 2031. The Trust MHP Master Lease is guaranteed by the non-recourse carveout guarantors for the Mortgage Loan. Pursuant to the Trust Communities MHP Portfolio Mortgage Loan documents, each Mortgaged Property is limited to the number of Owned Mobile Homes that it has at the time of the closing of the Mortgage Loan. Income from the Trust MHP Master Lease constitutes approximately 66.3%% of underwritten base rent. The Trust MHP Master Lease provides that it is subordinate to the Mortgage Loan provided that, unless otherwise elected by the lender, the Trust MHP Master Lease will stay in place following a foreclosure, and the lessor will attorn to the new owner of the Mortgaged Properties. However, if the issuing entity takes title to the Mortgaged Properties, we cannot assure you that the Trust MHP Master Tenant, or its lease guarantors, will have the resources to, or will, perform their obligations under the Trust MHP Master Lease or such guaranty. Because the Owned Mobile Homes are not collateral for the Mortgage Loan, in the event that the Trust MHP Master Tenant, and its lease guarantor, did not perform their obligations under the Trust MHP Master Lease following the issuing entity taking title to the Mortgaged Property, the issuing entity would have no right to take possession of, to lease out, or to receive rental income from, the Owned Mobile Homes. In addition, the existence of the Trust MHP Master Lease, and the related lease guaranty, may increase the risk of consolidation of the borrower with the guarantor or the Trust MHP Master Tenant in a bankruptcy of the guarantor or Trust MHP Master Tenant.

Other Mortgaged Properties may have tenants that are affiliated with the related borrower but those tenants do not represent more than 5.0% of the gross income or net rentable square footage of the related Mortgaged Property.

Other Tenant Issues

With respect to the Bronx Terminal Market Mortgage Loan (8.1%), the rent for (i) the largest tenant, Target, (ii) the third largest tenant, Home Depot, and (iii) two additional non-top 5 tenants, Best Buy and City University of New York, was underwritten on a straight-line rent averaging basis.

With respect to the Culver Steps Mortgage Loan (5.6%), the rent for the largest tenant, Amazon, was underwritten on a straight-line rent averaging basis.

Because of the COVID-19 pandemic, many non-essential businesses at certain of the Mortgaged Properties may have been ordered to close by government mandate or may be operating at a reduced level. See “Risk Factors—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and May Adversely Affect the Performance of the Mortgage Loans”.

Insurance Considerations

In the case of 33 Mortgaged Properties, which secure, in whole or in part, 12 Mortgage Loans (52.4%), the related borrowers maintain insurance under blanket policies.

Further, certain Mortgaged Properties may be insured, in whole or in part, by a sole or significant tenant.

206

In addition, with respect to` certain Mortgage Loans, the insurable value of the related Mortgaged Property as of the origination date of the related Mortgage Loan was lower (and, in certain cases, may be substantially lower) than the principal balance of the related Mortgage Loan.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance” and “—Risks Relating to the Mortgage Loans—Earthquake, Flood and Other Insurance May Not Be Available or Adequate”.

In addition, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower.

Further, many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Zoning and Use Restrictions

Certain of the Mortgaged Properties (a) are subject to restrictions that (i) restrict the use of the Mortgaged Properties to their current use or some other specified use or (ii) restrict or limit alterations of the Mortgaged Property or (b) have other zoning issues.

With respect to the AAA-Stow-A-Way Portfolio Mortgage Loan (3.9%), there are two properties in the portfolio of Mortgaged Properties (4070 Olivet Church Road and 19 Pullen Road) for which the zoning report notes that the number of striped parking spaces is less than the amount of striped parking spaces required by the applicable site plan or development plan, and that the parking spaces would need to be striped (a minimum of 10 spaces for 4070 Olivet Church Road and a minimum of 15 spaces for 19 Pullen Road) in order to be considered legally conforming with applicable zoning codes. The Mortgage Loan requires the borrower to create, pave (if applicable), and stripe the required number of parking spaces in the event that it is notified that it is not in compliance with the applicable site plan or other legal requirements.

With respect to the Roxborough Portfolio Mortgage Loan (2.4%), there are two use restriction title exceptions on the Parker Place Apartments Mortgaged Property that are each dated in the late 1800s to early 1900s. The exception documents note that the Mortgaged Property may not be used as a slaughterhouse, glue/soap candle or starch manufactory establishment, or facility for distilling/bottling/brewing vinous or malt liquors. Accordingly, the Mortgaged Property is restricted to use of not more than 2 dwellings, which is contradictory to the current multi-family use of the Mortgaged Property. The title insurance policy contains coverage (i.e., an Identified Risk Endorsement) to insure the lender from any claims that may arise from the Mortgaged Property's violation of the use restrictions contained on the Title Policy.

With respect to the Woodhaven 85 Mortgage Loan (0.9%), the Mortgaged Property is located in the Sunnyside Historic District in Queens, New York, and therefore is subject to restrictions on renovations and restoration.

In addition, (i) certain of the Mortgaged Properties may be subject to zoning violations relating to maintenance and inspection requirements with respect to the Mortgaged Properties, for which the related Mortgage Loan documents generally require the related borrowers to remedy the violations (which may include a requirement for a reserve of funds for remediation), and (ii) certain of the Mortgaged Properties are legal non-conforming uses that may be restricted or prohibited entirely after certain events, such as casualties, or may restrict renovations at the Mortgaged Properties. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions”.

Further, the Mortgaged Properties securing the Mortgage Loans may have zoning, building code, or other local law issues (including with respect to certificates of occupancy) in addition to the issues described above. In addition, certain of the Mortgaged Properties are subject to a temporary certificate of occupancy (the “TCO”). In such cases, the related Mortgage Loan documents require the related borrower to use commercially reasonable efforts to maintain the TCO, or cause the sponsor of the property to maintain the TCO, and to cause the TCO to be continuously renewed at all times until a permanent certificate of occupancy (“PCO”) is obtained for the related Mortgaged Property or contain covenants to similar effect.

207

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions”. See also the Sponsor representations and warranties no. (24) (Local Law Compliance) and no. (25) (Licenses and Permits) on Annex E-1A to this prospectus, Sponsor representations and warranties no. (24) (Local Law Compliance) and no. (25) (Licenses and Permits) on Annex E-2A to this prospectus and any related exceptions on Annex E-1B and Annex E-2B, respectively, to this prospectus (subject to the limitations and qualifications set forth in the preambles to Annexes E-1A and E-2A, respectively, to this prospectus).

In addition, certain Mortgaged Properties may be subject to use restrictions imposed in connection with addressing environmental concerns. See “—Environmental Considerations”.

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for certain liabilities (for example, as a result of fraud by the borrower, certain voluntary insolvency proceedings, breaches of environmental covenants or other matters), certain of the Mortgage Loans do not contain such carveouts, contain limitations to such carveouts and/or do not provide for a non-recourse carveout guarantor. Certain other Mortgage Loans may have additional limitations to the non-recourse carveouts as described on Annex E-1B or Annex E-2B to this prospectus. See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”. For example:

●	With respect to the BioMed 2024 Portfolio 2 Mortgage Loan (9.96%), the Mortgage Loan documents provide that the guarantor’s springing recourse liability for bankruptcy events is limited to 15% of the outstanding loan amount, plus costs of enforcement. In addition, the Mortgage Loan documents provide that the guarantor’s loss-recourse liability for environmental matters is limited to the aggregate PLL environmental insurance policy minimum limits applicable to the related properties ($5 million per incident and $10 million in the aggregate, or $20 million per incident and $25 million in the aggregate) if the term of the related PLL policy does not extend 2 years past loan maturity. Currently there are two PLL environmental insurance policies that cover various collateral properties: (A) a policy with $20 million per incident and $25 million aggregate limits expiring March 12, 2026, and (B) a policy with $5 million per incident and $10 million aggregate limits expiring May 9, 2027. The Mortgage Loan documents also provide for loss recourse, rather than full recourse, for prohibited transfers of the Mortgaged Properties or equity interests in the borrowers.
●	With respect to the Culver Collection Mortgage Loan (8.9%), the guarantors do not have control rights over the borrowers but an affiliate of the guarantors has control rights over the Mortgaged Properties under the Culver Collection Mortgage Loan. See “—Statistical Characteristics of the Mortgage Loans—Property Types—Office Properties.”
●	With respect to the Culver Collection Mortgage Loan (8.9%) and the Culver Steps Mortgage Loan (5.6%), the loan documents provide that the special purpose entity borrower and guarantor have personal liability for losses only (not full springing recourse liability) for (A) any transfer of the property or interest therein as a result of leases, easements, restrictive covenants, licenses or occupancy agreements in violation of loan document terms and conditions; and (B) any transfer of a non-controlling, direct or indirect ownership interest in the borrower pursuant to which the transferee or affiliates obtains or increases its non-controlling interest to less than 10% (or, following securitization of the last component notes, 20%) unless such transfer is a permitted transfer under the loan documents.

We cannot assure you that the net worth or liquidity of any non-recourse carveout guarantor under any of the Mortgage Loans will be sufficient to satisfy any claims against that guarantor under its non-recourse guaranty. In most cases, the liquidity and net worth of a non-recourse carveout guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on, among other things, the domicile or citizenship of any such guarantor.

Certain of the Mortgage Loan documents may provide that recourse for environmental matters terminates immediately (or in some cases, following a specified period, such as two years) after payment or defeasance in full of such Mortgage Loans (or after a permitted transfer of the related Mortgaged Property) if certain conditions are

208

satisfied, such as the lender receiving searches or an environmental inspection report meeting criteria set forth in such Mortgage Loan documents. In addition, as to certain Mortgage Loans, the related guaranty and/or environmental indemnity may provide that the recourse liability of the guarantor will not apply to any action, event or condition arising after the foreclosure, delivery of a deed-in-lieu of foreclosure, or appointment of a receiver, of the Mortgaged Property, or of ownership interests in the borrower, pursuant to such Mortgage Loan or a related mezzanine loan.

The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor.

Real Estate and Other Tax Considerations

Below are descriptions of certain additional real estate and other tax matters relating to certain Mortgaged Properties. Certain risks relating to real estate taxes regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes and Assessments May Reduce Available Funds”.

With respect to the Bronx Terminal Market Mortgage Loan (8.1%), the subject property is subject to a PILOT Agreement with the City of New York that expires (i.e. is in the last year of the benefit) in the 2032/2033 tax year. The exemption amount is 100% in tax year 2023/2024, and reduces 10% per year through expiration (the loan matures in 2029). In tax year 2023/2024, unabated taxes were $13,436,971. Underwritten property taxes were $3,261,247, based on the borrower’s budgeted amount, which takes into account the exemption. When the PILOT expires, the borrower, as the ground lessee of the Mortgaged Property, will be required to pay property taxes. If the property is tax-exempt at that time due to ownership of the fee interest in the Mortgaged Property by the City of New York, the borrower, as ground lessee, will be required to pay taxes that would be assessed if the Mortgaged Property were not exempt.

With respect to the 2767-2777 Atlantic Avenue Mortgage Loan (4.1%), the borrower has applied for a 421-a tax exemption. The exemption would be effective for a period of 35 years and consist of a 100% exemption for the first 25 years and an exemption for the percentage of affordable units (30%) for the remaining 10 years. The 421-a tax exemption has not yet been approved and the exemption period has not yet started. There can be no assurance a 421-a tax exemption will be approved. The exemption falls to 30% in years 26 through 35 of such exemption. Real estate taxes were underwritten to the appraisal’s year-one abated 2024/2025 taxes of $48,495. The appraisal’s estimated full tax liability for the 2024/2025 tax year is $556,346. Debt service coverage ratios and debt yields set forth in this prospectus have been calculated assuming the 421-a tax exemption is approved. Based on estimated unabated taxes, in the event that the 421-a tax exemption was not received, UW NCF DSCR would be 1.05x, and U/W NCF Debt Yield would be 6.7%.

With respect to the 1000 Lorimer Mortgage Loan (3.8%), the borrower has applied for a 421-a tax exemption. The exemption would be effective for a period of 35 years and consist of a 100% exemption on the projected assessed value of the improvements on the residential tax lot for the first 25 years and an exemption for the percentage of affordable units (30%) for the remaining 10 years. The 421-a tax exemption has not yet been approved and the exemption period has not yet started. There can be no assurance a 421-a tax exemption will be approved. In addition, the borrower has applied for an ICAP abatement. The abatement would be effective for a period of 15 years and consist of a 100% abatement on the commercial improvements for the first 11 years and then phase down by 20% each year thereafter until expiration. There can be no assurance that an ICAP abatement will be approved. Taxes were underwritten to the estimated five-year tax expense of $219,415 assuming the 421-a exemption and ICAP abatement are obtained, versus the appraisal’s estimated full tax liability for 2024/2025 of $898,630. Debt service coverage ratios and debt yields set forth in this prospectus have been calculated assuming the 421-a tax exemption and the ICAP abatement are approved. Based on estimated unabated taxes, in the event that the 421-a tax exemption and the ICAP abatement were not received, UW NCF DSCR would be 0.96x, and U/W NCF Debt Yield would be 6.7%.

209

With respect to the 2315 North Front Street Mortgage Loan (1.9%), the Mortgaged Property benefits from a tax abatement on its improvements which expires in 2033. According to the appraisal, estimated unabated taxes for 2024 would be $159,227, and estimated abated taxes are $15,923. The Mortgage Loan was underwritten based on abated taxes for 2024. The appraisal estimates the present value of the tax abatement to be $1,167,758.

With respect to the UC Flats Mortgage Loan (0.9%), the Mortgaged Property benefits from a tax abatement on its improvements, as to which the majority of the benefits expires in 2027, and the remainder in 2028. The appraisal for the Mortgaged Property estimates unabated taxes for 2024 to be $117,655, and abated taxes for 2024 to be $23,531. The appraisal estimates the net present value of the tax abatement to be $279,000. The Mortgage Loan was underwritten based on the five year average taxes of $56,461.

See “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes and Assessments May Reduce Available Funds” and “—Other Risks Relating to the Certificates—Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment—Tax Considerations Relating to Foreclosure”.

See also Sponsor representations and warranties no. (17) (Access; Utilities; Separate Tax Lots) on Annex E-1A to this prospectus, Sponsor representations and warranties no. (17) (Access; Utilities; Separate Tax Lots) on Annex E-2A to this prospectus and any related exceptions on Annexes E-1B and E-2B, respectively, to this prospectus (subject to the limitations and qualifications set forth in the preambles to Annexes E-1A and E-2A to this prospectus).

Certain Terms of the Mortgage Loans

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled monthly payments of interest and/or principal are due under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table with the indicated grace period.

Due Date	Default Grace Period Days	Number of Mortgage Loans	% of Initial Pool Balance
1	0	1	2.2%
6	0	30	87.9%
9	0	1	9.96%
Total		32	100.0%

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A to this prospectus for information on the number of days before late payment charges are due under the Mortgage Loan. The information on Annex A to this prospectus regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple and/or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

With respect to the BioMed 2024 Portfolio 2 Mortgage Loan (9.96%), for purposes of calculating interest and other amounts payable on the BioMed 2024 Portfolio 2 Pari Passu-AB Whole Loan, each note was divided into multiple components with varying interest rates. The interest rate of each note (including those notes evidencing the BioMed 2024 Portfolio 2 Mortgage Loan) represents the weighted average interest rate of the related components. Prepayments of each note will be applied to the related components in sequential order. As a result of the components having different interest rates and the allocation of prepayments to sequentially reduce the components, the per annum weighted average interest rate of the components (and, therefore, the interest rate of the BioMed 2024 Portfolio 2 Mortgage Loan) may increase over time, which would increase the debt service and may have an adverse effect on the borrower’s ability to make payments under the BioMed 2024 Portfolio 2 Pari Passu-AB Whole Loan. In addition, if any such increase in interest rate occurs after any Withheld Amounts are

210

withheld, but prior to the Withheld Amounts’ inclusion in the Net Mortgage Rate, then the Withheld Amounts may not reflect the increased interest rate when the Withheld Amounts are included in the calculation of the Net Mortgage Rate.

Thirty-one (31) of the Mortgage Loans (99.3%) provide for monthly payments of interest-only until the related maturity date or Anticipated Repayment Date, as applicable (the “Interest Only Mortgage Loans”).

The remaining one (1) Mortgage Loan (0.7%) provides for monthly payments of principal based on amortization schedules significantly longer than the remaining terms to maturity or Anticipated Repayment Date for such Mortgage Loan (this one (1) Mortgage Loan, together with the Interest Only Mortgage Loans, the “Balloon Mortgage Loans”). The Mortgage Loan referenced in the preceding sentence provides for amortizing debt service payments for their entire loan term.

Each Balloon Mortgage Loan will have a balloon payment due at its related maturity date or Anticipated Repayment Date, as applicable, unless prepaid prior thereto.

ARD Loans

An “ARD Loan” is a Mortgage Loan that provides that, after a certain date (an “Anticipated Repayment Date”), if the related borrower has not prepaid such Mortgage Loan in full, then (among other things) any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the original Mortgage Rate (the “Initial Rate”) for such Mortgage Loan. Annex A to this prospectus sets forth the Anticipated Repayment Date and the Revised Rate for each ARD Loan (if any). “Excess Interest” with respect to each ARD Loan is the interest accrued at the related Revised Rate in respect of such ARD Loan in excess of the interest accrued at the related Initial Rate (and, to the extent permitted by applicable law and the related Mortgage Loan documents, any compound interest thereon).

An ARD Loan further requires that, after the related Anticipated Repayment Date, all cash flow available from the related Mortgaged Property or portfolio of Mortgaged Properties after payment of the monthly debt service payments required under the terms of the related Whole Loan documents, all escrows and all other amounts then due and payable under the related Whole Loan documents (other than Excess Interest), mezzanine loan debt service, and certain budgeted or non-budgeted expenses approved by the related lender with respect to the related Mortgaged Property or portfolio of Mortgaged Properties be applied toward the payment of principal (without payment of any yield maintenance premium or other prepayment premium) on such ARD Loan. While interest at the Initial Rate continues to accrue and be payable on a current basis on an ARD Loan after its Anticipated Repayment Date, payment of Excess Interest will be deferred until (and such Excess Interest will be required to be paid only after) the outstanding principal balance of such ARD Loan has been paid in full, at which time the Excess Interest, to the extent actually collected, will be paid to the holders of any Certificates evidencing an interest in such Excess Interest.

The features described above, to the extent applicable, are designed to increase the likelihood that an ARD Loan will be prepaid by the related borrower on or about its related Anticipated Repayment Date. However, we cannot assure you that any ARD Loan will be prepaid on its respective Anticipated Repayment Date.

There are no ARD Loans included in the Issuing Entity and, accordingly, no Excess Interest is payable with respect to the Issuing Entity, no certificates will be issued that represent an interest in any Excess Interest and all references in this prospectus to “ARD Loans,” “Anticipated Repayment Dates,” “Excess Interest” and “Excess Interest Distribution Account” should be disregarded.

Single-Purpose Entity Covenants

In general, the terms of the Mortgage Loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the Mortgage Loans limit their activities to the ownership of only the related Mortgaged Property or Mortgaged Properties and limit the borrowers’ ability to incur additional indebtedness, other than certain trade debt, equipment financing and other unsecured debt relating to property operations, and other than subordinated debt permitted under the related Mortgage Loan documents. See “—Additional Indebtedness” below. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related Mortgaged Property and Mortgage Loan. However, a borrower may also have previously owned property other than the related Mortgaged

211

Property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. We cannot assure you that each borrower has in the past complied and will comply with such requirements, and in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “special purpose entities.”

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower. In any event, we cannot assure you that a borrower will not file for bankruptcy protection or that creditors of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or that if initiated, a bankruptcy case of the borrower could be dismissed. For example, there are certain Mortgage Loans for which there is no independent director, manager or trustee in place with respect to the related borrower.

With respect to the certain Mortgage Loans with a Cut-off Date Balance of $20 million or more, the related borrower is not required to have an independent director and/or provide a non-consolidation opinion, including the following Mortgage Loans:

●	With respect to the Park City Office Portfolio Mortgage Loan (3.3%), the Mortgage Loan has a Cut-off Date Balance in excess of $20.0 million; however, it does not have a counsel’s opinion regarding non-consolidation of the related borrower.
●	With respect to the LocalStorage Seven Property Portfolio Mortgage Loan (3.0%), the Mortgage Loan has a Cut-off Date Balance in excess of $20.0 million; however, it does not have a counsel’s opinion regarding non-consolidation of the related borrower nor is the borrower required to have an independent director.

In the case of certain Mortgage Loans, the related borrower sponsor has provided a guaranty of the payment of a portion of the borrower’s indebtedness under such Mortgage Loan. There can be no assurance that a payment guaranty by a borrower sponsor or other guarantor for a portion of a borrower’s indebtedness under a Mortgage Loan would not be considered by a bankruptcy court as a significant factor in determining whether to substantively consolidate the assets and liabilities of the borrower with those of the guarantor. In addition, certain payment guaranties may or may not contain an ongoing net worth covenant, or if such covenant exists, compliance with such covenant may not be monitored. There can be no assurance that any such guarantor will have the financial ability, or be willing to, satisfy such obligation if it is required to do so. Set forth below are Mortgage Loans with respect to which the related borrower sponsor has provided a payment guaranty.

●	With respect to the Stonebriar Centre Mortgage Loan (2.2%), the borrowers funded $11,720,606 for an upfront rollover reserve at origination, with the remaining $2,027,598 being guaranteed by the non-recourse carveout guarantor, as limited payment guarantor. As provided in the limited payment guaranty, the amounts guaranteed by such guaranty will be reduced on a dollar-for-dollar basis by the aggregate amount of equity capital actually expended by the borrowers on upfront rollover expenditures and such guaranteed amount will be recalculated on the first day of every month to reduce the limited payment guarantor’s liability under such guaranty.

See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

212

Prepayment Provisions

Prepayment Lock-out, Defeasance, Prepayment Consideration and Open Periods

All of the Mortgage Loans provide for one or more of the following:

●	a prepayment lock-out period, during which the principal balance of a Mortgage Loan may not be voluntarily prepaid in whole or in part;
●	a defeasance period, during which voluntary principal prepayments are still prohibited, but the related borrower may obtain a release of the related Mortgaged Property through defeasance;
●	a prepayment consideration period, during which voluntary prepayments are permitted, subject to the payment of a yield maintenance premium or other additional consideration for the prepayment; and/or
●	an open period, during which voluntary prepayments are permitted without payment of any prepayment consideration.

Notwithstanding otherwise applicable lock-out periods, defeasance periods or prepayment consideration periods, certain prepayments of some of the underlying Mortgage Loans may occur under the circumstances described under “—Other Prepayment Provisions and Certain Involuntary Prepayments” below. The prepayment terms of each of the Mortgage Loans are indicated on Annex A to this prospectus.

The table below shows, with respect to all of the Mortgage Loans, the prepayment provisions in effect as of the Cut-off Date, the number of Mortgage Loans with each specified prepayment provision “string” and the percentage represented thereby of the Initial Pool Balance.

Prepayment Provisions as of the Cut-off Date

Prepayment Provisions(1)	Number of Mortgage Loans	Approx. % of Initial Pool Balance
L, D, O	23	61.7%
L, YM1, D or YM1, O	2	14.4%
YM0.5, D or YM0.5, O	1	9.96%
YM1, D or YM1, O	1	8.9%
L, YM1, O	4	3.5%
L, D or YM1, O	1	1.5%
Total	32	100.0%

(1)	Any prepayment restriction period identified as “D or YM” or “D or YMx” is, for the purposes of this prospectus, treated as a yield maintenance period.

For the purposes of the foregoing table, the letter designations under the heading “Prepayment Provisions” have the following meanings, as further described in the first paragraph of this “—Prepayment Lock-out, Defeasance, Prepayment Consideration and Open Periods” subheading—

●	“L” means the Mortgage Loan provides for a prepayment lock-out period;
●	“D” means the Mortgage Loan provides for a defeasance period;
●	“YM” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of a yield maintenance charge;
●	“YMx” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of the greater of (i) a yield maintenance charge and (ii) a specified percentage of the prepaid amount;
213

●	“% Penalty” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of a prepayment premium calculated as a percentage of the amount prepaid;
●	“D or YM” means the Mortgage Loan provides for a period during which the borrower has the option to either defease the Mortgage Loan or prepay the Mortgage Loan together with payment of a yield maintenance charge;
●	“D or YMx” means the Mortgage Loan provides for a period during which the borrower has the option to either defease the Mortgage Loan or prepay the Mortgage Loan together with payment of the greater of (i) a yield maintenance charge and (ii) a specified percentage of the prepaid amount; and
●	“O” means the Mortgage Loan provides for an open period.

Set forth below is information regarding the remaining terms of the prepayment lock-out and combined prepayment lock-out/defeasance periods, as applicable:

●	the maximum remaining prepayment lock-out or combined prepayment lock-out/defeasance period as of the Cut-off Date is 57 months;
●	the minimum remaining prepayment lock-out or combined prepayment lock-out/defeasance period as of the Cut-off Date is 10 months; and
●	the weighted average remaining prepayment lock-out or combined prepayment lock-out/defeasance period as of the Cut-off Date is 46 months.

Notwithstanding the foregoing restrictions on prepayments, each Mortgage Loan generally permits voluntary prepayments without payment of a yield maintenance charge or any prepayment premium during a limited “open period” immediately prior to and including the maturity date or Anticipated Repayment Date, as applicable, for such Mortgage Loan, as follows:

Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	Approx. % of Initial Pool Balance
3	3	10.0%
4	2	8.8%
5	3	4.0%
6	1	3.1%
7	23	74.2%
Total	32	100.0%

Prepayment premiums and yield maintenance charges received on the Mortgage Loans, whether in connection with voluntary or involuntary prepayments, will be distributed in the amounts and in accordance with the priorities described under “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums” in this prospectus. However, we cannot assure you that the obligation to pay any yield maintenance charge or prepayment premium will be enforceable. Limitations may exist under applicable state law on the enforceability of the provisions of the Mortgage Loans that require payment of prepayment premiums or yield maintenance charges. In addition, in the event of a liquidation of a defaulted Mortgage Loan, prepayment consideration will be one of the last items to which the related liquidation proceeds will be applied. Neither we nor any of the underwriters makes any representation or warranty as to the collectability of any prepayment premium or yield maintenance charge with respect to any of the Mortgage Loans. See “Risk Factors—Risks Relating to the Mortgage Loans—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable—Prepayment Premiums, Fees and Charges”.

214

Other Prepayment Provisions and Certain Involuntary Prepayments

In addition to the above-referenced permitted partial prepayments, certain of the Mortgage Loans permit partial defeasance in connection with releases of individual Mortgaged Properties or portions of individual Mortgaged Properties, and certain of the Mortgage Loans that permit defeasance in whole permit partial release with the payment of a release price plus, in certain cases, applicable yield maintenance. See “—Partial Releases” below.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Tenant Issues—Purchase Options, Rights of First Offer and Rights of First Refusal” and “—Certain Terms of the Mortgage Loans—Partial Releases” below.

Generally, the Mortgage Loans provide that condemnation proceeds and insurance proceeds may be applied to reduce the Mortgage Loan’s principal balance, to the extent such funds will not be used to repair the improvements on the Mortgaged Property or given to the related borrower, in many or all cases without prepayment consideration. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan) or prepay a release amount based on the allocated loan amount of the related property, and obtain the release of the related property. Generally, no yield maintenance charge will be required for prepayments in connection with a casualty or condemnation unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. Investors should not expect any prepayment consideration to be paid in connection with any partial or full prepayment described in this paragraph.

In addition, with respect to certain Mortgage Loans, particularly those secured in whole or in part by a ground lease or a single tenant Mortgaged Property and other Mortgage Loans which require that insurance and/or condemnation proceeds be used to repair or restore the Mortgaged Property, such proceeds may be required to be used to restore the related Mortgaged Property rather than to prepay that Mortgage Loan or, where a ground lease is involved, may be payable in whole or in part to the ground lessor.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and
●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See “—Escrows” below. Also, see Annex A to this prospectus and “Significant Loan Summaries” in Annex B to this prospectus for more information on reserves relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

Defeasance; Collateral Substitution

The terms of 28 of the Mortgage Loans (96.5%) (the “Defeasance Loans”) permit the applicable borrower (provided, in most cases, that no event of default exists), after a lockout period of at least two years following the Closing Date (the “Defeasance Lock Out Period”) and prior to the related open prepayment period described below, to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. Certain of those Mortgage Loans also permit the related borrower to make certain voluntary prepayments or effect a partial defeasance in connection with partial releases as described under “—Prepayment Provisions” above and “—Partial Releases” below. Certain of the Defeasance Loans may have a prepayment consideration period that runs concurrently with all or part of the related Defeasance Lock Out Period, during which any such Mortgage Loan is prepayable together with payment of a yield maintenance charge. See “—Prepayment Provisions” above.

215

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 10 days’ prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or Whole Loan, if applicable) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other related Mortgage Loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date or Anticipated Repayment Date (or to the first day of the open period for such Mortgage Loan (or Whole Loan, if applicable)) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including in the case of a Balloon Mortgage Loan, the balloon payment (or the borrower may be required to provide such government securities directly rather than making such deposit), and (y) pay any costs and expenses incurred in connection with the purchase of such government securities (or in certain cases, the borrower may be required to purchase such government securities rather than providing the defeasance deposit), and (B) delivering a security agreement granting the Issuing Entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect.

Pursuant to the terms of the Pooling and Servicing Agreement, the Master Servicer will be responsible for purchasing (or causing the purchase of) the government securities on behalf of the borrower at the borrower’s expense to the extent consistent with the related Mortgage Loan documents. Pursuant to the terms of the Pooling and Servicing Agreement, any amount in excess of the amount necessary to purchase such government securities will be returned to the borrower or other designated party, but in any event will not be assets of the Issuing Entity. Pursuant to the terms of the Pooling and Servicing Agreement, the Master Servicer may accept as defeasance collateral any “government security,” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), notwithstanding any more restrictive requirements in the related Mortgage Loan documents; provided that the Master Servicer has received an opinion of counsel that acceptance of such defeasance collateral will not endanger the status of any Trust REMIC as a REMIC or result in the imposition of a tax upon any Trust REMIC or the Issuing Entity (including but not limited to the tax on “prohibited transactions” as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, but not including the tax on “net income from foreclosure property” as set forth in Section 860G(c) of the Code). Simultaneously with such actions, the related Mortgaged Property (or applicable portion of the Mortgaged Property, in the case of partial defeasance) will be released from the lien of the Mortgage Loan (or Whole Loan, if applicable) and the pledged government securities (together with any Mortgaged Property not released, in the case of a partial defeasance) will be substituted as the collateral securing the Mortgage Loan (or Whole Loan, if applicable).

For additional information on Mortgage Loans that permit partial defeasance in connection with property releases, see “—Partial Releases” below.

In general, if consistent with the related Mortgage Loan documents, a successor borrower established, designated or approved by the Master Servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan; provided that certain Mortgage Loans may permit the borrower to designate a successor borrower. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related Mortgage Loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial prepayment, partial defeasance, or for no consideration in the case of parcels that are vacant, non-income producing or were not taken into account in the underwriting of the Mortgage Loan, subject to the satisfaction of certain specified conditions.

216

Property Releases; Partial Defeasance Only

With respect to the LocalStorage Seven Property Portfolio Mortgage Loan (3.0%), the Mortgage Loan documents permit the borrowers to obtain the release of one or more individual Mortgaged Properties provided that, among other conditions (i) the borrowers defease the Mortgage Loan in an amount equal to the greater of (x) 120% of the allocated loan amount for the individual Mortgaged Property being released and (y) 80% of the net sales proceeds from the conveyance of such Mortgaged Property, (ii) after giving effect to such release, (x) the debt yield (as calculated under the related Mortgage Loan documents) for the remaining Mortgaged Properties is no less than the greater of (a) 8.55% and (b) the debt yield immediately prior to such release, and (y) the debt service coverage ratio (as calculated under the related Mortgage Loan documents) for the remaining Mortgaged Properties is no less than the greater of (a) 1.29x and (b) the debt service coverage ratio immediately prior to such release, and (iii) the borrowers satisfy customary REMIC requirements.

With respect to the Sunnyside Multifamily Portfolio Mortgage Loan (2.4%), the borrower has the right to obtain the release of either of the two Mortgaged Properties upon defeasance of a release price equal to the greater of 125% of the allocated loan amount of the Mortgaged Property being released and the net sales proceeds of such Mortgaged Property, upon satisfaction of the following conditions, among others: (i) after giving effect to the release, the debt service coverage ratio of the remaining Mortgaged Property will be greater than the greater of the debt service coverage ratio immediately preceding the release and 1.25x, (ii) after giving effect to the release, the debt yield of the remaining Mortgaged Property will be equal to or greater than the greater of the debt yield immediately preceding the release and 8.25%, (iii) after giving effect to the release, the loan to value ratio of the remaining Mortgaged Property will be no greater than the lesser of the loan to value ratio immediately preceding the release and 68%, and (iv) satisfaction of REMIC related requirements.

With respect to the Cityline Huntsville Storage Portfolio Mortgage Loan (1.0%), the borrower has the right to obtain the release of either of the two Mortgaged Properties upon defeasance of a release price equal to the greater of 120% of the allocated loan amount of the Mortgaged Property being released and 95% of the net sales proceeds of such Mortgaged Property, upon satisfaction of the following conditions, among others: (i) after giving effect to the release, the debt service coverage ratio of the remaining Mortgaged Property will be no less than 1.70x, (ii) after giving effect to the release, the debt yield of the remaining Mortgaged Property will be no less than 11.20%, and (iii) satisfaction of REMIC related requirements.

Property Releases; Partial Prepayments Only or Both Partial Defeasance and Partial Prepayments

With respect to the BioMed 2024 Portfolio 2 Mortgage Loan (9.96%), the borrowers may at any time obtain the release of an individual Mortgaged Property from the lien of the Whole Loan and the release of the applicable borrower’s obligations under the Whole Loan documents with respect to the individual Mortgaged Property, subject to the satisfaction of certain conditions, including, but not limited to, (i) payment of the applicable Release Amount (as defined below) together with any yield maintenance premium then required, or, after the defeasance lockout period, defeasance of the applicable Release Amount, (ii) after giving effect to such release, the debt yield of the Whole Loan as of the determination date immediately preceding such release is greater than or equal to 9.66% and (iii) compliance with certain REMIC provisions. Notwithstanding the foregoing, if the foregoing debt yield requirement is not satisfied and the release of such individual Mortgaged Property is in connection with an arms-length transaction to a third party (provided that if a Blackstone entity controls the borrower, such transfer may be to an affiliate in certain circumstances), or pursuant to a tenant purchase option, the borrowers may obtain the release of such individual Mortgaged Property upon payment to the lender of an amount equal to the lesser of (i) 100% of the net sales proceeds derived from the sale of such individual Mortgaged Property and (ii) the greater of (x) the applicable Release Amount for such individual Mortgaged Property together with any yield maintenance premium then required and (y) an amount necessary to, after giving effect to such release, satisfy the foregoing debt yield requirement, together with any yield maintenance premium then required. In connection with any release where the amount to be prepaid is less than the Mortgage ALA (as defined below) for such individual Mortgaged Property, the Mortgage ALA for each individual Mortgaged Property that will remain subject to the lien of the Whole Loan documents will each be increased on a pro rata basis by the amount of such shortfall, provided that to the extent such increase will require amending any mortgage which contains a cap on the amount secured by such mortgage that is less than the reallocated Mortgage ALA, the borrowers will pay the cost of any mortgage recording tax. As used herein, the “Release Amount” means, for an individual Mortgaged Property, the lesser of (a) the outstanding principal amount of the Whole Loan (plus interest and any other amounts that may be due) and (b) the product of the allocated mortgage loan amount (“Mortgage ALA”) for such individual Mortgaged Property (as

217

adjusted pursuant to the Whole Loan documents if applicable), multiplied by (i) 105%, until such time as the outstanding Whole Loan amount has been reduced to $501,715,790, and (ii) thereafter, 110%.

In addition, with respect to the BioMed 2024 Portfolio 2 Mortgage Loan (9.96%), a partial release may be made in order to cure an event of default relating to an individual Mortgaged Property (a “BioMed Default Release”), provided that (i) either (x) borrower demonstrates to the lender that it has in good faith pursued a cure of such event of default (which efforts do not require any capital contributions to be made to the borrower or the use of any income or rents from any other Mortgaged Property to effectuate the cure) or (y) the default relates to an environmental condition and (ii) the default was not caused by the borrower or an affiliate in bad faith to circumvent the requirements of the loan agreement partial release provisions. In connection with a BioMed Default Release, the borrower must generally satisfy the conditions set forth above, except that (i) the borrower will not be required to satisfy the debt yield test above, and (ii) if the Release Amount is prepaid, the borrower will not be required to pay a yield maintenance premium.

With respect to the West Fargo Industrial Mortgage Loan (0.8%), on or after August 6, 2025, the borrower may obtain the release of any Mortgaged Property upon a bona fide third party sale provided (i) the borrower makes a prepayment in an amount equal to the Release Amount (as defined below), (ii) payment of a prepayment fee equal to the greater of 1.0% of the amount prepaid and a yield maintenance premium), if the release is made prior to the open prepayment period, (iii) the debt service coverage ratio after giving effect to the release is no less than the greater of the debt service coverage ratio immediately preceding the sale and 1.56x, (iv) the loan-to-value ratio after giving effect to the release is no more than the lesser of the loan-to-value ratio immediately preceding such sale and 54.2% and (v) satisfaction of REMIC related conditions. The “Release Amount” means with respect to any such Mortgaged Property, the greater of (i) 100% of the net sales proceeds with respect to such Mortgaged Property and (ii) 125% of the allocated loan amount for such Mortgaged Property.

Property Releases; Free Releases

With respect to the Stonebriar Centre Mortgage Loan (2.2%), the related borrowers may obtain the release of (A) one or more parcels (including “air rights” parcels) or out lots, or (B) one or more Acquired Parcels or Expansion Parcels, including, if applicable, any “Anchor Parcel” (as defined in the related Mortgage Loan documents) (each, a “Release Parcel”), upon satisfaction of specified conditions including, among other things, that (i) there is no event of default, (ii) the Release Parcel (unless it is an Expansion Parcel) is vacant, non-income producing and unimproved or non-income producing and improved only by landscaping, utility facilities that are either readily re-locatable or will continue to service the remaining Mortgaged Property or surface parking areas, (iii) the borrowers deliver evidence that the parcel subject to release is not necessary for the borrowers’ operation or use of the remaining Mortgaged Property and may be readily separated from the Mortgaged Property without a material diminution in value, (iv) the parcel subject to release has been legally subdivided from the Mortgaged Property and, after giving effect to such transfer, the Release Parcel and the remaining Mortgaged Property conform to legal requirements and constitute separate tax lots (or all action has been taken to effectuate the same), (v) the parcel subject to the release is not necessary for the remaining portion of the Mortgaged Property to comply with zoning or legal requirements, (vi) receipt of a rating agency confirmation from the applicable rating agencies (provided that such confirmation will not be required for release of an Expansion Parcel or if the rating agency has waived review or failed to respond within 30 days to a request for such confirmation), and (vii) the release will not result in a loan-to-value ratio that does not comply with REMIC guidelines provided that the borrowers may prepay the related Whole Loan to meet such condition, with payment of a yield maintenance premium calculated based upon the amount prepaid, unless the lender receives an opinion of counsel that the issuing entity will not fail to maintain its status as a REMIC trust as a result of the release of the Release Parcel.

With respect to the Culver Collection Mortgage Loan (8.9%), on any business day after the defeasance lockout expiration date, the related borrower may request a release of the 8511 Warner Drive Mortgaged Property, which consists of a parking lot, and the lender has the right to approve or disapprove such request in the lender’s sole and absolute discretion, subject to compliance of such release with REMIC related conditions. Any amounts paid to the lender in connection with any release of the 8611 Warner Drive Mortgaged Property are required to be applied by the lender in the following order of priority (provided, however, as to the allocation of the application of payments among Note A-1, Note A-2, Note A-3 and Note A-4 and, separately, the allocation of the application of payments among Note B-1 and Note B-2, in each case, such allocation shall be made by the lender in such manner as the lender elect in its sole discretion): first, to all amounts (other than principal and interest) then due and payable under the Culver Collection Whole Loan documents, including any costs and expenses of the lender in connection with such prepayment; second; with respect to the Culver Collection Mortgage Loan and Culver Collection Senior Pari

218

Passu Companion Loans (together, the “Culver Collection Senior Loan”), accrued and unpaid interest at their interest rate; third, with respect to the Culver Collection Subordinate Companion Loans, accrued and unpaid interest at their interest rate; and fourth, to reduce the principal amount of the Culver Collection Senior Loan and the Culver Collection Subordinate Companion Loans, respectively, on a pro rata basis.

Certain of the other Mortgage Loans, including the BioMed 2024 Portfolio 2 Mortgage Loan (9.96%) and the Bronx Terminal Market Mortgage Loan (8.1%), permit the release or substitution of specified parcels of real estate (or parcels meeting certain requirements set forth in the related loan agreement) or improvements that secure such Mortgage Loans (which parcels or improvements may consist of a significant portion of the net rentable square footage at the Mortgaged Property) but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property, or permit the general right to release as yet unidentified parcels if they are non-income producing so long as such release does not materially adversely affect the use or value of the remaining property, among other things. Such permitted releases of real estate are generally, subject to satisfaction of certain REMIC rules (and other conditions such as separation of the release parcel from the Mortgaged Property), without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan. There can be no assurance that the development of a release parcel would not have a material adverse effect on the remaining Mortgaged Property, whether due to, for example, potential disruptions to the Mortgaged Property related to construction at the release parcel site or related to the improvements that are ultimately built at the release parcel site.

Substitutions

The following Mortgage Loans provide for the substitution of real property for the Mortgaged Property:

●	With respect to the Stonebriar Centre Mortgage Loan (2.2%), the related borrowers are permitted to obtain the release of collateral parcels (each, an “Exchange Parcel”) from the lien of the mortgage in exchange for the substitution of new parcels in which the borrowers acquire a fee or leasehold interest (each, an “Acquired Parcel”) as collateral for the related Whole Loan upon 20 days’ prior notice, subject to the satisfaction of certain conditions, including among other things, that: (i) the Exchange Parcel is vacant, non-income producing and unimproved or improved only by landscaping, utility facilities that are readily re-locatable or that will continue to serve the Mortgaged Property or surface parking (and the borrowers are able to make certain zoning representations as to the Acquired Parcel to the same extent as made with respect to the Exchange Parcel), (ii) the Acquired Parcel is reasonably equivalent in value to the Exchange Parcel, as established by a letter of value from the appraiser which appraised the Mortgaged Property or an appraiser of comparable experience selected by the borrowers, (iii) with respect to the Acquired Parcel, the borrowers have delivered, among other things (a) unless the Acquired Parcel is already covered by the environmental report delivered at origination, an environmental report indicating that the Acquired Parcel contains no hazardous substances except for nominal amounts (except as permitted under clause (d) below), (b) security documents creating a mortgage lien on the Acquired Parcel, and title insurance, (c) if the Acquired Parcel is improved, subject to certain exceptions, a property condition report indicating that the Acquired Parcel is in good condition, and (d) if repairs are recommended by the property condition report or if the environmental report discloses the presence of hazardous materials at the Acquired Parcel, and the cost of such repairs or remediation is likely to exceed 10% of the original principal balance of the related Whole Loan, cash or an indemnity from the guarantor, certain of its affiliates, or an entity otherwise meeting ratings or financial tests set forth in the related Whole Loan documents, in an amount equal to 125% of any estimated repairs or remediation costs, as applicable, (e) the loan-to-value ratio of the remaining property (after giving effect to such substitution) is equal to or less than 125% (in compliance with REMIC guidelines), provided that the borrowers may prepay the related Whole Loan in order to meet such condition, with payment of a yield maintenance premium calculated based upon the amount prepaid, unless the lender receives an opinion of counsel that the issuing entity will not fail to maintain its status as a REMIC trust as a result of the release of the substitution, and (f) the lender has received a rating agency confirmation from the applicable rating agencies.
219

Additions to the Mortgaged Property

The following Mortgage Loans provide for the addition (other than in connection with a substitution) of real property for, or the construction of improvements on, the related Mortgaged Property:

●	With respect to the Stonebriar Centre Mortgage Loan (2.2%), the related borrowers have the right, at their own expense, to acquire any parcel of land, together with any improvements located thereon, that constitutes an integral part of, or adjoins, or is proximately located near, the shopping center of which the Mortgaged Property is a part, which land was not owned by the borrowers on the origination date and is not an Acquired Parcel (such acquired land, an “Expansion Parcel”), to become additional collateral for the related Whole Loan, upon satisfaction of specified conditions including, among other things, that (i) there is no event of default, (ii) the borrowers acquire a fee simple or leasehold interest in the applicable Expansion Parcel, and (iii) the borrowers deliver, among other things, (a) unless the Expansion Parcel is already covered by the environmental report delivered at origination, an environmental report indicating that the Expansion Parcel contains no hazardous substances except for nominal amounts (except as permitted under clause (d) below), (b) security documents creating a mortgage lien on the Expansion Parcel, and title insurance, (c) if the Expansion Parcel is improved, subject to certain exceptions, a property condition report indicating that the Expansion Parcel is in good condition and (d) if repairs are recommended by the property condition report or if the environmental report discloses the presence of hazardous materials at the Expansion Parcel, and the cost of such repairs or remediation is reasonably likely to exceed 10% of the original principal balance of the related Whole Loan, cash or an indemnity from the guarantor, certain of its affiliates, or an entity otherwise meeting ratings or financial tests set forth in the loan documents, in an amount equal to 125% of any estimated repairs or remediation costs, as applicable.

Escrows

Twenty-four (24) Mortgage Loans (57.1%) provide for monthly or upfront escrows to cover ongoing replacements and capital repairs.

Twenty-seven (27) Mortgage Loans (73.5%) provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Seventeen (17) Mortgage Loans (45.4%) provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Thirteen (13) Mortgage Loans (74.3%) secured by office, industrial, retail, mixed use and multifamily (with commercial tenants) properties, provide for upfront or monthly escrows for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, industrial, retail and mixed use properties.

With respect to the Bronx Terminal Market Mortgage Loan (8.1%), which is a part of the Bronx Terminal Market Whole Loan, which includes a $140,000,000 Subordinate Companion Loan, the related borrower was required to establish an up-front $9,000,000 reserve (the “DMV Space Funds Reserve”), in connection with an anticipated lease with the New York State Department of Motor Vehicles (“DMV”) that was being negotiated as of the origination date. If the DMV lease is fully executed within 180 days of loan closing the DMV Space Funds Reserve is required to be disbursed to the borrower (or, if a cash sweep event has occurred, the lender is required to disburse funds to pay for DMV leasing expenses). If the DMV lease is not executed within 180 days, unless the borrower elects to use such reserve to prepay the Bronx Terminal Market Subordinate Companion Loan, as described below, the lender is required to disburse funds for leasing expenses related to one or more qualifying substitute leases. When the applicable leasing expenses have been paid in full, remaining funds are required to be disbursed to the borrower so long as no cash sweep period is then in effect. If the DMV lease is not fully executed by the earlier of (A) 180 days of loan closing or (B) the date it is determined that the DMV lease will not be executed (the “DMV Negotiation End Date”), upon five days’ notice, the borrower can use the DMV Space Funds Reserve to prepay the Bronx Terminal Market Subordinate Companion Loan without payment of yield maintenance provided that the prepayment is made within 30 days of the DMV Negotiation End Date. While amounts remaining in the DMV Space Funds Reserve at the time of an event of default could be applied to the senior notes, we cannot assure you that any available funds would not be earlier applied to leasing expenses or prepayment of the Bronx Terminal Market Subordinate Companion Loan in a non-default scenario or, subject to the servicing standard, retained for leasing expenses and not applied to the senior debt in a default scenario.

Certain of the reserves described above permit the related borrower to post a guaranty or letter of credit in lieu of maintaining cash reserves.

220

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, renovations or other property enhancements, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

See Annex A to this prospectus and “Significant Loan Summaries” in Annex B to this prospectus for more information on reserves relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permit the holder of the Mortgage Loan to accelerate the maturity of the Mortgage Loan if the borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the related Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the related Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons satisfying qualification criteria set forth in the related Mortgage Loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers of non-controlling interests so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;
●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;
●	a Rating Agency Confirmation has been obtained from each Rating Agency;
●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and
●	the assumption fee has been received (which assumption fee will be applied as described under “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) or other permitted pledge of borrower interest or a preferred equity investment (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

221

Mortgaged Property Accounts

Lockbox Accounts

The Mortgage Loan documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the types of lockbox accounts prescribed for the Mortgage Loans:

Lockbox Account Types

Lockbox Type	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Hard	14	$463,600,000	62.8%
Springing	16	$246,745,000	33.4%
Soft	1	$13,825,000	1.9%
None	1	$13,800,000	1.9%
Total:	32	$737,970,000	100.0%

See “—Certain Calculations and Definitions” for a description of the lockbox types set forth in the table above. The lockbox accounts will not be assets of the Issuing Entity.

Additional Indebtedness

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;
●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;
●	any borrower that is not required pursuant to the terms of its applicable Mortgage Loan documents to meet single-purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;
●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;
●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and
●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Existing Additional Secured Debt

As described under “—The Whole Loans” below, each Split Mortgage Loan and its corresponding Companion Loan(s) are, in each case, together secured by the same Mortgage on the related Mortgaged Property or portfolio of Mortgaged Properties, and the rights of the holders of such Split Mortgage Loan and corresponding Companion Loan(s) are set forth in a Co-Lender Agreement. Also, see “Significant Loan Summaries” in Annex B to this

222

prospectus for additional information regarding each Split Mortgage Loan that is one of the 15 largest Mortgage Loans.

Existing Mezzanine Debt

Mezzanine debt is debt that is incurred by the direct or indirect owner of equity in one or more borrowers and is secured by a pledge of the equity ownership interests in such borrowers. Because mezzanine debt is secured by the obligor’s direct or indirect equity interest in the related borrowers, such financing effectively reduces the obligor’s economic stake in the related Mortgaged Property. The existence of mezzanine debt may reduce cash flow on the borrower’s Mortgaged Property after the payment of debt service and may increase the likelihood that the owner of a borrower will permit the value or income producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

As of the Cut-off Date each Sponsor has informed us that it is unaware of any existing mezzanine debt with respect to the Mortgage Loans it is selling to the Depositor.

Generally, upon a default under a mezzanine loan, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due-on-sale clause under the related Mortgage Loan (as described under “—Certain Terms of the Mortgage Loans—'Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions” above), it could cause a change in control of the borrower or a change in the management of the Mortgaged Property and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

Permitted Mezzanine Debt

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—'Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions” above.

In addition, certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related Mortgage Loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart:

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Combined Maximum LTV Ratio	Combined Minimum DSCR	Combined Minimum Debt Yield	Intercreditor Agreement Required
BioMed 2024 Portfolio 2	$73,500,000	65.3%	N/A	9.66%	Y

Each of the Mortgage Loans listed above conditions the incurrence of future mezzanine debt on the execution of an intercreditor agreement between the holder of the related mezzanine loan and the related lender under the related Mortgage Loan that, in each case, sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan. Such intercreditor agreement is expected to provide the mezzanine lender with customary rights, including but not limited to rights to foreclose on the equity interests in the Mortgage Loan borrower, to cure an event of default under the Mortgage Loan, to purchase the Mortgage Loan following an event of default under the Mortgage Loan or certain other events, and to have consent rights over certain actions of the Mortgage Lender, including certain amendments to the Mortgage Loan, and to make certain amendments to the mezzanine loan without consent of the lender under the Mortgage Loan.

223

Preferred Equity and Preferred Return Arrangements

Further, borrowers under certain of the Mortgage Loans may be permitted to issue preferred equity in such borrowers or in certain parent entities of such borrowers. Because preferred equity often provides for a higher rate of return to be paid to certain holders, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a slightly greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

Permitted Unsecured Debt and Other Debt

There may be other Mortgage Loans that permit the related borrower to incur unsecured loans or indebtedness, including unsecured loans in the ordinary course of business without limitation on the amount of such indebtedness. In addition, certain borrowers may have incurred, prior to the Cut-off Date, unsecured loans or unsecured indebtedness of which we are not aware. For example:

●	With respect to the Culver Collection Mortgage Loan (8.9%), indirect equity ownership interests in the borrowers have been pledged to an affiliate of the non-recourse carveout guarantors pursuant to an upper tier loan facility arrangement. See “—Statistical Characteristics of the Mortgage Loans—Property Types—Office Properties.”

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk”.

The Whole Loans

General

Each of the Split Mortgage Loans is part of a Whole Loan comprised of the subject Mortgage Loan which is included in the Issuing Entity, and one or more Pari Passu Companion Loan(s) and/or Subordinate Companion Loan(s) that are held outside the Issuing Entity, each of which is evidenced by a separate promissory note (each a “Companion Note”) and all of which are secured by the same Mortgage(s) encumbering the same Mortgaged Property or portfolio of Mortgaged Properties.

Set forth in the chart below is certain information regarding each Split Mortgage Loan and its related Companion Loan(s).

Whole Loan Summary

Mortgaged Property Name	Mortgage Loan Seller(s)	Mortgage Loan Cut-off Date Balance	Mortgage Loan as Approx. % of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Whole Loan Cut-off Date Balance	Mortgage Loan Cut-off Date LTV Ratio(1)(2)	Whole Loan Cut-off Date LTV Ratio(1)(3)	Mortgage Loan Underwritten NCF DSCR(2)	Whole Loan Underwritten NCF DSCR(3)	Mortgage Loan Debt Yield on Underwritten NOI(2)	Whole Loan Debt Yield on Underwritten NOI(3)	Controlling Note Included in Issuing Entity (Y/N)
BioMed 2024 Portfolio 2	CREFI / GSMC	$73,500,000	9.96%	$476,394,737	$166,842,106	$716,736,843	50.1%	65.3%	2.34x	1.67x	13.1%	10.1%	N
Culver Collection	GACC	$66,000,000	8.9%	$54,000,000	$12,000,000	$132,000,000	50.0%	55.0%	1.78x	1.53x	12.2%	11.1%	N
Bronx Terminal Market	GACC	$60,000,000	8.1%	$180,000,000	$140,000,000	$380,000,000	43.2%	68.5%	2.18x	1.07x	11.9%	7.5%	N
Moffett Towers Building D	GSMC / GACC	$46,500,000	6.3%	$98,500,000	N/A	$145,000,000	48.3%	48.3%	1.83x	1.83x	13.2%	13.2%	Y
Culver Steps	GACC	$41,250,000	5.6%	$33,750,000	N/A	$75,000,000	57.7%	57.7%	1.66x	1.66x	11.4%	11.4%	Y
Stonebriar Centre	GSMC	$16,000,000	2.2%	$239,000,000	N/A	$255,000,000	42.1%	42.1%	2.30x	2.30x	16.8%	16.8%	N
224

(1)	With respect to certain of the Mortgage Loans identified above, the Cut-off Date LTV Ratios have been calculated using “as-stabilized”, “portfolio premium” or similar hypothetical values, as described under the definition of “Appraised Value” set forth under “Description of the Mortgage Pool—Certain Calculations and Definitions”.
(2)	Calculated including the related Pari Passu Companion Loan(s) but excluding any related Subordinate Companion Loan.
(3)	Calculated including the related Pari Passu Companion Loan(s) and any related Subordinate Companion Loan.

With respect to each Whole Loan, the related Co-Lender Agreement (as defined below) generally provides, among other things, that—

I.	the holder(s) of one or more specified controlling notes (collectively, the “Controlling Note”) will be the “controlling note holder(s)” (collectively, the “Controlling Note Holder”) entitled (directly or through a representative) to (a) approve or, in some cases, direct material servicing decisions involving the related Whole Loan (while the remaining such holder(s) generally are only entitled to non-binding consultation rights in such regard), and (b) in some cases, replace the applicable special servicer with respect to such Whole Loan with or without cause, and
II.	the holder(s) of the note(s) other than the Controlling Note (each, a “Non-Controlling Note”) will be the “non-controlling note holder(s)” (the “Non-Controlling Note Holders”) generally entitled (directly or through a representative) to certain non-binding consultation rights with respect to any decisions as to which the Controlling Note Holder has consent rights involving the related Whole Loan, subject to certain exceptions, including that in certain cases where the related Controlling Note is a B-note, C-note or other subordinate note, such consultation rights will not be afforded to the holder(s) of the Non-Controlling Notes until after a control trigger event has occurred with respect to either such Controlling Note(s) or certain certificates backed thereby, in each case as set forth in the related Co-Lender Agreement.

Set forth in the chart below, with respect to each Whole Loan, is certain information regarding (in each case as of the Cut-off Date): (i) whether such Whole Loan will be a Serviced Whole Loan, an Outside Serviced Whole Loan or a Servicing Shift Whole Loan as of the Closing Date, (ii) with respect to the related Controlling Note, the identity of the related Controlling Note, Controlling Note Holder and anticipated Controlling Note Holder after the securitization of the related Controlling Note, and the aggregate principal balance of the Controlling Note; and (iii) with respect to the related Non-Controlling Notes, the identity of the related Non-Controlling Note Holder(s) and any anticipated Non-Controlling Note Holder(s) after the securitization of the related Non-Controlling Note(s), and the aggregate principal balance of such Non-Controlling Notes. With respect to each Whole Loan, any related Controlling Notes or Non-Controlling Notes may be a Mortgage Note held by the Issuing Entity, or a Companion Note held by an Outside Securitization, the originator thereof, or another third-party transferee.

Whole Loan Controlling Notes and Non-Controlling Notes

Mortgaged Property Name	Servicing of Whole Loan	Note Detail	Controlling Note	Current Holder of Unsecuritized Note(1)(2)(3)	Current or Anticipated Holder of Securitized Note(2)	Aggregate Cut-off Date Balance
BioMed 2024 Portfolio 2	Outside Serviced	Note A-1	Control	—	BX 2024-BIO2	$139,957,896
		Note A-2	Non-Control	—	BX 2024-BIO2	$69,978,947
		Note A-3	Non-Control	—	BX 2024-BIO2	$69,978,947
		Note A-4	Non-Control	—	BX 2024-BIO2	$69,978,947
		Note A-5-1	Non-Control	—	Benchmark 2024-V10	$45,000,000
		Note A-5-2	Non-Control	—	BBCMS 2024-5C29	$30,000,000
		Note A-5-3	Non-Control	—	Benchmark 2024-V10	$5,000,000
		Note A-6	Non-Control	—	BANK5 2024-5YR9	$40,000,000
		Note A-7-1	Non-Control	—	Benchmark 2024-V10	$23,500,000
		Note A-7-2	Non-Control	GSBI	Not identified	$16,500,000
		Note A-8	Non-Control	—	BANK5 2024-5YR9	$40,000,000
		Note B-1	Non-Control	—	BX 2024-BIO2	$66,736,843
		Note B-2	Non-Control	—	BX 2024-BIO2	$33,368,421
		Note B-3	Non-Control	—	BX 2024-BIO2	$33,368,421
		Note B-4	Non-Control	—	BX 2024-BIO2	$33,368,421

Culver Collection	Serviced	Note A-1	Non-Control(4)	—	Benchmark 2024-V10	$56,000,000
		Note A-2	Non-Control	—	Benchmark 2024-V10	$10,000,000
		Note A-3	Non-Control	WFBNA	Not identified	$34,000,000
		Note A-4	Non-Control	WFBNA	Not identified	$20,000,000
		Note B-1	Control(4)	HRCP	Not identified	$6,600,000
		Note B-2	Non-Control	HRCP	Not identified	$5,400,000

Bronx Terminal Market	Serviced	Note A-1	Non-Control(5)	—	Benchmark 2024-V10	$40,000,000
		Note A-2	Non-Control	—	BMO 2024-5C6	$20,000,000
		Note A-3	Non-Control	—	Benchmark 2024-V10	$15,000,000
		Note A-4	Non-Control	—	BMO 2024-5C6	$11,578,947
		Note A-5	Non-Control	—	Benchmark 2024-V10	$5,000,000
		Note A-6	Non-Control	—	BMO 2024-5C6	$10,000,000
225

Mortgaged Property Name	Servicing of Whole Loan	Note Detail	Controlling Note	Current Holder of Unsecuritized Note(1)(2)(3)	Current or Anticipated Holder of Securitized Note(2)	Aggregate Cut-off Date Balance
Bronx Terminal Market (continued)
		Note A-7	Non-Control	—	BMO 2024-5C6	$10,000,000
		Note A-8	Non-Control	—	BBCMS 2024-5C29	$10,000,000
		Note A-9	Non-Control	—	BBCMS 2024-5C29	$10,000,000
		Note A-10	Non-Control	—	BMO 2024-5C6	$3,421,053
		Note A-11	Non-Control	—	BBCMS 2024-5C29	$4,578,947
		Note A-12	Non-Control	—	BANK5 2024-5YR9	$30,000,000
		Note A-13	Non-Control	—	BANK5 2024-5YR9	$10,000,000
		Note A-14	Non-Control	—	BANK5 2024-5YR9	$4,500,000
		Note A-15	Non-Control	—	BANK5 2024-5YR9	$3,210,526
		Note A-16	Non-Control	—	BANK5 2024-5YR9	$2,500,000
		Note A-17	Non-Control	BANA	Not identified	$30,000,000
		Note A-18	Non-Control	BANA	Not identified	$10,000,000
		Note A-19	Non-Control	BANA	Not identified	$4,500,000
		Note A-20	Non-Control	BANA	Not identified	$3,210,526
		Note A-21	Non-Control	BANA	Not identified	$2,500,000
		Note B-1	Control(5)	CPPIB	Not identified	$140,000,000

Moffett Towers Building D	Serviced	Note A-1	Control	—	Benchmark 2024-V10	$25,000,000
		Note A-2-1	Non-Control	—	Benchmark 2024-V10	$7,000,000
		Note A-2-2	Non-Control	GSBI	Not identified	$18,000,000
		Note A-3-1	Non-Control	GSBI	Not identified	$17,500,000
		Note A-3-2	Non-Control	—	BMO 2024-5C6	$5,000,000
		Note A-4	Non-Control	DBRI	Not identified	$20,000,000
		Note A-5-1	Non-Control	—	Benchmark 2024-V10	$14,500,000
		Note A-5-2	Non-Control	DBRI	Not identified	$5,500,000
		Note A-6-1	Non-Control	DBRI	Not identified	$6,000,000
		Note A-6-2	Non-Control	—	BMO 2024-5C6	$5,000,000
		Note A-7	Non-Control	—	BMO 2024-5C6	$10,000,000
		Note A-8	Non-Control	—	BMO 2024-5C6	$5,000,000
		Note A-9	Non-Control	UBS AG	Not identified	$4,000,000
		Note A-10	Non-Control	UBS AG	Not identified	$2,500,000

Culver Steps	Serviced	Note A-1	Control	—	Benchmark 2024-V10	$41,250,000
		Note A-2	Non-Control	—	BANK5 2024-5YR9	$33,750,000

Stonebriar Centre	Outside Serviced	Note A-1-1	Control	—	Benchmark 2024-V9	$25,000,000
		Note A-1-2	Non-Control	—	BMO 2024-5C5	$20,000,000
		Note A-1-3	Non-Control	—	Benchmark 2024-V10	$16,000,000
		Note A-1-4	Non-Control	—	Benchmark 2024-V9	$40,000,000
		Note A-1-5	Non-Control	—	Benchmark 2024-V9	$24,000,000
		Note A-2-1	Non-Control	SGFC	Not identified	$30,000,000
		Note A-2-2	Non-Control	—	BMO 2024-5C5	$20,000,000
		Note A-2-3	Non-Control	—	BMO 2024-5C6	$15,000,000
		Note A-3-1	Non-Control	—	BANK 2024-5YR8	$65,000,000

(1)	Unless otherwise specified, with respect to each Whole Loan, any related unsecuritized Controlling Note and/or Non-Controlling Note may be further split, modified, combined and/or reissued (prior to its inclusion in a securitization transaction) as one or multiple Controlling Notes or Non-Controlling Notes, as the case may be, subject to the terms of the related Co-Lender Agreement (including that the aggregate principal balance, weighted average interest rate and certain other material terms cannot be changed). In connection with the foregoing, any such split, modified, combined or re-issued Controlling Note or Non-Controlling Note, as the case may be, may be transferred to one or multiple parties (not identified in the table above) prior to its inclusion in a future commercial mortgage securitization transaction.
(2)	Unless otherwise specified, with respect to each Whole Loan, each related unsecuritized pari passu Companion Note (whether controlling or non-controlling) is expected to be contributed to one or more future commercial mortgage securitization transactions. Under the column “Current or Anticipated Holder of Securitized Note”, (i) the identification of a securitization trust means we have identified an Outside Securitization (a) that has closed, (b) as to which a preliminary prospectus or final prospectus has been filed with the Securities and Exchange Commission or (c) as to which a preliminary offering circular or final offering circular been printed, that, in each case, has included or is expected to include the subject Controlling Note or Non-Controlling Note, as the case may be, (ii) “Not Identified” means the subject Controlling Note or Non-Controlling Note, as the case may be, has not been securitized and no preliminary prospectus or final prospectus has been filed with the Securities and Exchange Commission nor has any preliminary offering circular or final offering circular has been printed that identifies the future Outside Securitization that is expected to include the subject Controlling Note or Non-Controlling Note, and (iii) “Not Applicable” means the subject Controlling Note or Non-Controlling Note is not intended to be contributed to a future commercial mortgage securitization transaction. In the case of any Outside Securitization that has not closed, there is no assurance that such securitization will close. Under the column “Current Holder of Unsecuritized Note”, “—” means the subject Controlling Note or Non-Controlling Note is not an unsecuritized note and is currently held by the securitization trust referenced under the “Current or Anticipated Holder of Securitized Note” column.
(3)	Certain entity names have been abbreviated for presentation as indicated below.

“BANA” means Bank of America, N.A.

“CREFI” means Citi Real Estate Funding Inc.

“CPPIB” means CPPIB Credit Investments III Inc.

“DBRI” means DBR Investments Co. Limited.

“GSBI” means Goldman Sachs Bank USA.

“HRCP” means HRCP Culver, LLC.

“SGFC” means Societe Generale Financial Corporation.

“WFBNA” means Wells Fargo Bank, National Association.

“UBS AG” means UBS AG, New York Branch.

(4)	The controlling noteholder will initially be the holder of Note B-1, as holder of the majority (by principal balance) of Note B-1 and Note B-2. If a Culver Collection Control Appraisal Period occurs and is continuing, the holder of promissory note A-1 will become the controlling noteholder. In addition, if the holders of Note B-1 and Note B-2 would be the controlling noteholder, but any interest in any of Note B-1 and Note B-2 is held by a Culver Collection Borrower Related Party, or a Culver Collection Borrower Related Party would otherwise be entitled to exercise the rights of the controlling noteholder, then a Culver Collection Control Appraisal Period will be deemed to have occurred. See “—The Culver Collection Pari Passu-AB Whole Loan—Consultation and Control” below.
(5)	The controlling noteholder will initially be the holder of the majority of Note B (by principal balance). If a Bronx Terminal Market Control Appraisal Period occurs and is continuing, the holder of promissory note A-1 will become the controlling noteholder. In addition, if the holder of Note B would be the controlling noteholder, but any interest in Note B is held by a Bronx Terminal Market Borrower Related Party, or a Bronx Terminal Market Borrower Related Party would otherwise be entitled to exercise the rights of the controlling noteholder, then a Bronx Terminal Market Control Appraisal Period will be deemed to have occurred. See “—The Bronx Terminal Market Pari Passu-AB Whole Loan—Consultation and Control” below.

Each Split Mortgage Loan and its related Companion Loan(s) are cross-defaulted. Each Pari Passu Companion Loan is pari passu in right of payment with its related Split Mortgage Loan. Each Subordinate Companion Loan is

226

subordinate in right of payment to the related Split Mortgage Loan. Only each Split Mortgage Loan is included in the Issuing Entity. No Companion Loan is an asset of the Issuing Entity. In addition, with respect to each Whole Loan, notwithstanding the disclosure above with respect to the number of related Companion Loans, any of the unsecuritized Pari Passu Companion Loans identified above may be further split, modified, combined and reissued (prior to its inclusion in a securitization transaction) as multiple Pari Passu Companion Loans, subject to the terms of the related Co-Lender Agreement (including that the aggregate principal balance, weighted average interest rate and certain other material terms cannot be changed).In connection with each Whole Loan, the relative rights and obligations of the Trustee on behalf of the Issuing Entity and each related Companion Loan Holder are generally governed by a co-lender agreement, intercreditor agreement, agreement among noteholders or comparable agreement (each, a “Co-Lender Agreement”). Each Co-Lender Agreement provides, among other things: (i) for the identification and relative rights of the Controlling Note Holder and Non-Controlling Note Holder(s); (ii) for the servicing and administration of the subject Whole Loan and any related Mortgaged Property; and (iii) that expenses, losses and shortfalls relating to the Whole Loan will be allocated first, to any related Subordinate Companion Loan(s) (if any), and then, on a pro rata basis to the holders of the subject Mortgage Loan and any related Pari Passu Companion Loan(s) (if any), in each case as more particularly described below in this “—The Whole Loans” section. In the case of each Whole Loan, the Issuing Entity and operation of the terms of the Pooling and Servicing Agreement will be subject to the related Co-Lender Agreement.

Set forth below are certain terms and provisions of each Whole Loan and the related Co-Lender Agreement. Certain of the Whole Loans are Outside Serviced Whole Loans. For more information regarding the servicing of each of the Whole Loans that will not be serviced under the Pooling and Servicing Agreement but will be serviced and administered pursuant to the servicing arrangements for a related Companion Loan, see “The Pooling and Servicing Agreement—Certain Considerations Regarding the Outside Serviced Whole Loans” and “—Servicing of the Outside Serviced Mortgage Loans”.

The Serviced Pari Passu Whole Loans

Each Serviced Pari Passu Whole Loan will be serviced pursuant to the Pooling and Servicing Agreement in accordance with the terms of the Pooling and Servicing Agreement and the related Co-Lender Agreement. None of the Master Servicer, the Special Servicer or the Certificate Administrator will be required to make a monthly payment advance on any Serviced Pari Passu Companion Loan, but the Master Servicer or the Certificate Administrator, as applicable, will be required to (and the Special Servicer, at its option in emergency situations, may) make Property Advances on the Serviced Pari Passu Whole Loans unless such advancing party (or, even if it is not the advancing party, the Special Servicer) determines that such a Property Advance would be a Nonrecoverable Advance.

Each Servicing Shift Whole Loan will be serviced pursuant to the Pooling and Servicing Agreement (and, accordingly, will be a Serviced Pari Passu Whole Loan) prior to the related Controlling Pari Passu Companion Loan Securitization Date, after which such Whole Loan will be serviced pursuant to the related Outside Servicing Agreement (and, accordingly, will be an Outside Serviced Whole Loan). With respect to each Servicing Shift Whole Loan, the discussion under this section only applies to the period prior to the related Controlling Pari Passu Companion Loan Securitization Date.

Co-Lender Agreement

The Co-Lender Agreement related to each Serviced Pari Passu Whole Loan provides that:

●	The Split Mortgage Loan and Companion Loan(s) comprising such Serviced Pari Passu Whole Loan are of equal priority with each other and none of such Split Mortgage Loan or the related Companion Loan(s) will have priority or preference over any other such loan.
●	All payments, proceeds and other recoveries on the Serviced Pari Passu Whole Loan will be applied to the Split Mortgage Loan and related Companion Loan(s) comprising such Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the Pooling and Servicing Agreement, in accordance with the terms of the Pooling and Servicing Agreement).
227

●	The transfer of up to 49% of the beneficial interest of a Split Mortgage Loan and any related Companion Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such Split Mortgage Loan or Companion Loan is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder of a Split Mortgage Loan or a Companion Loan has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Split Mortgage Loan together with the related Serviced Pari Passu Companion Loans in accordance with the terms of the Pooling and Servicing Agreement.

With respect to each Serviced Pari Passu Whole Loan, certain costs and expenses (such as a pro rata share of a Property Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Issuing Entity’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the holders of Offered Certificates.

Control Rights with respect to Serviced Pari Passu Whole Loans other than Serviced Outside Controlled Whole Loans

With respect to any Serviced Pari Passu Whole Loan (other than a Servicing Shift Whole Loan), the related Controlling Note will be included in the Issuing Entity, and the applicable Directing Holder will have consent rights and any applicable Consulting Party will have consultation rights with respect to such Mortgage Loan as described under “The Pooling and Servicing Agreement—Directing Holder”.

Control Rights with respect to Servicing Shift Whole Loans

With respect to any Servicing Shift Whole Loan prior to the related Controlling Pari Passu Companion Loan Securitization Date, the related Controlling Note will be held as of the Closing Date by the Controlling Note Holder listed as the “Current Holder of Unsecuritized Note” or “Current or Anticipated Holder of Securitized Note”, as applicable, in the table titled “Whole Loan Controlling Notes and Non-Controlling Notes” above under “—General”. The related Controlling Note Holder will be entitled (i) to direct the servicing of such Whole Loan, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the Special Servicer with respect to such Whole Loan with or without cause; provided, that with respect to each Servicing Shift Whole Loan, if such holder or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the related Controlling Note is held by the borrower or an affiliate thereof, no party will be entitled to exercise the rights of such “Controlling Note Holder”, and there will be deemed to be no such “Controlling Note Holder” under the related Co-Lender Agreement.

Certain Rights of each Non-Controlling Note Holder

With respect to each Serviced Pari Passu Whole Loan, the holder of any related Non-Controlling Note (or if such Non-Controlling Note has been securitized, the controlling class representative with respect to such securitization or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Controlling Note is held by the borrower or an affiliate thereof, there will be deemed to be no such Non-Controlling Note Holder under the related Co-Lender Agreement with respect to such Non-Controlling Note or the Non-Controlling Note Holder will not be permitted to exercise any of the related consent or consultation rights. With respect to each Servicing Shift Whole Loan, one or more related Non-Controlling Notes will be included in the Issuing Entity, and any applicable Consulting Parties will be entitled to exercise the consultation rights described below.

The Special Servicer will be required, with respect to each Non-Controlling Note Holder that is a Consulting Party (i) to provide to such Non-Controlling Note Holder copies of any notice, information and report that it is required to provide to the Directing Holder with respect to the implementation of any recommended actions outlined in an

228

asset status report relating to such Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a Major Decision with respect to such Serviced Pari Passu Whole Loan within the same time frame it is required to provide such notice, information or report to the Directing Holder (for this purpose, without regard to whether such items are actually required to be provided to such Directing Holder (i.e., including if such Directing Holder is no longer a Directing Holder due to the occurrence of an applicable trigger event)) and (ii) to consult or use reasonable efforts to consult with such Non-Controlling Note Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by the Special Servicer or any proposed action to be taken by the Special Servicer in respect of such Serviced Pari Passu Whole Loan that constitutes a Major Decision.

Such consultation right will generally expire 10 business days (or, with respect to an “acceptable insurance default”, if so provided in the related Co-Lender Agreement, 30 days) after the delivery to such Non-Controlling Note Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Note Holder has responded within such period (unless the Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such 10-business day (or, as applicable, 30-day) period will be deemed to begin anew). In no event will the Special Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Note Holder (or its representative). In addition, if the Special Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Serviced Pari Passu Whole Loan, it may take, in accordance with the Servicing Standard, any action constituting a Major Decision with respect to such Serviced Pari Passu Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned 10-business day period.

In addition to the aforementioned consultation right, each Non-Controlling Note Holder will have the right to annual conference calls or meetings with the Master Servicer or Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the Master Servicer or Special Servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Whole Loan are discussed.

If a Servicer Termination Event has occurred with respect to the Special Servicer that affects a Non-Controlling Note Holder, such holder will have the right to direct the Trustee to terminate the Special Servicer under the Pooling and Servicing Agreement solely with respect to the related Serviced Pari Passu Whole Loan, other than with respect to any rights such Special Servicer may have as a Certificateholder, or any other rights of the Special Servicer at the time of termination that survive the termination, including rights to indemnification and any other amounts payable to the Special Servicer pursuant to the Pooling and Servicing Agreement.

Sale of Defaulted Mortgage Loan

If any Split Mortgage Loan becomes a Defaulted Mortgage Loan, and if the Special Servicer decides to sell such Split Mortgage Loan, the Special Servicer will be required to sell such Split Mortgage Loan and each related Serviced Pari Passu Companion Loan, together as interests evidencing one whole loan. Notwithstanding the foregoing, the Special Servicer will not be permitted to sell a Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Note Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Whole Loan, (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the Directing Holder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the Master Servicer or Special Servicer in connection with the proposed sale.

The Outside Serviced Pari Passu Whole Loans

Each Outside Serviced Pari Passu Whole Loan will be serviced pursuant to the related Outside Servicing Agreement in accordance with the terms of such Outside Servicing Agreement and the related Co-Lender Agreement. No Outside Servicer, Outside Special Servicer or Outside Trustee will be required to make monthly payment advances on an Outside Serviced Mortgage Loan, but the related Outside Servicer or Outside Trustee, as applicable, will be required to (and the Outside Special Servicer, at its option in certain cases, may) make servicing advances on the related Outside Serviced Whole Loan in accordance with the terms of the related Outside Servicing Agreement unless such advancing party (or, in certain cases, the related Outside Special Servicer, even if it is not

229

the advancing party) determines that such a servicing advance would be a nonrecoverable advance. P&I Advances on each Outside Serviced Mortgage Loan will be made by the Master Servicer or the Certificate Administrator, as applicable, to the extent provided under the Pooling and Servicing Agreement. None of the Master Servicer, the Special Servicer or the Certificate Administrator will be obligated to make servicing advances with respect to an Outside Serviced Whole Loan. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” for a description of certain of the servicing terms of the Outside Servicing Agreements.

With respect to any Servicing Shift Whole Loan, the discussion under this “—The Outside Serviced Pari Passu Whole Loans” section only applies to the period commencing on the related Controlling Pari Passu Companion Loan Securitization Date.

Co-Lender Agreement

The Co-Lender Agreement related to each Outside Serviced Pari Passu Whole Loan provides that:

●	The Split Mortgage Loan and Companion Loan(s) comprising such Outside Serviced Pari Passu Whole Loan are of equal priority with each other and none of such Split Mortgage Loan or the related Companion Loan(s) will have priority or preference over any other such loan.
●	All payments, proceeds and other recoveries on the Outside Serviced Whole Loan will be applied to the Split Mortgage Loan and related Companion Loan(s) comprising such Outside Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Outside Servicing Agreement, in accordance with the terms of the related Outside Servicing Agreement).
●	The transfer of up to 49% of the beneficial interest of a Split Mortgage Loan and any related Companion Loan comprising the Outside Serviced Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such Split Mortgage Loan or Companion Loan is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder of a Split Mortgage Loan or a Companion Loan has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Outside Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Outside Serviced Mortgage Loan together with the related Outside Serviced Pari Passu Companion Loans in accordance with the terms of the related Outside Servicing Agreement.

Any losses, liabilities, claims, fees, costs and/or expenses incurred in connection with an Outside Serviced Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the related Outside Serviced Mortgage Loan, be payable or reimbursable out of general collections on the Mortgage Pool. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the holders of Offered Certificates.

Control Rights

With respect to each Outside Serviced Whole Loan, the related Controlling Note will be held as of the Closing Date by the Controlling Note Holder listed as the “Current Holder of Unsecuritized Note” or “Current or Anticipated Holder of Securitized Note”, as applicable, in the table entitled “Whole Loan Controlling Notes and Non-Controlling Notes” above under “—General”. With respect to any Servicing Shift Whole Loan on or after the related Controlling Pari Passu Companion Loan Securitization Date, the related Controlling Note Holder will be the related Outside Securitization. The related Controlling Note Holder (or a designated representative) will be entitled (i) to direct the servicing of such Whole Loan, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided, that with respect to each Outside Serviced Whole Loan (including any

230

Servicing Shift Whole Loan on or after the related Controlling Pari Passu Companion Loan Securitization Date), if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Controlling Note is held by the borrower or an affiliate thereof, there will be deemed to be no such “Controlling Note Holder” under the related Co-Lender Agreement and no person will be entitled to exercise the rights of the “Controlling Note Holder” under the related Co-Lender Agreement.

Certain Rights of each Non-Controlling Note Holder

With respect to any Outside Serviced Whole Loan, the holder of any related Non-Controlling Note (or if such Non-Controlling Note has been securitized, the controlling class representative with respect to such securitization (or other designated party under the related pooling and servicing agreement)) will be entitled to certain consent and consultation rights described below; provided, that with respect to each Outside Serviced Whole Loan, if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Controlling Note is held by the borrower or an affiliate thereof, there will be deemed to be no “Non-Controlling Note Holder” with respect to such Non-Controlling Note under the related Co-Lender Agreement or the Non-Controlling Note Holder will not be permitted to exercise any of the related consent or consultation rights. With respect to each Outside Serviced Whole Loan (including each Servicing Shift Whole Loan after the related Controlling Pari Passu Companion Loan Securitization Date), one or more related Non-Controlling Notes will be included in the Issuing Entity, and the Controlling Class Representative, prior to the occurrence and continuance of a Control Termination Event or a Consultation Termination Event (as described under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—Related Provisions of the Pooling and Servicing Agreement”, will be entitled to exercise the consent or consultation rights described below.

With respect to any Outside Serviced Whole Loan, the related Outside Special Servicer or Outside Servicer, as applicable pursuant to the related Co-Lender Agreement, will be required (i) to provide to each Non-Controlling Note Holder copies of any notice, information and report that it is required to provide to the related Outside Controlling Class Representative under the related Outside Servicing Agreement with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Outside Serviced Whole Loan or any proposed action to be taken in respect of a major decision under the related Outside Servicing Agreement with respect to such Outside Serviced Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the related Outside Controlling Class Representative due to the occurrence and continuance of a “control termination event” or a “consultation termination event” (or analogous concepts) under such Outside Servicing Agreement) and (ii) to consult or use reasonable efforts to consult each Non-Controlling Note Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by such Outside Special Servicer or any proposed action to be taken by such Outside Special Servicer in respect of the applicable major decision.

Such consultation right will expire 10 business days after the delivery to such Non-Controlling Note Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Note Holder has responded within such period (unless the related Outside Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such 10-business day period will be deemed to begin anew). In no event will the related Outside Special Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Note Holder (or its representative).

If the related Outside Special Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising an Outside Serviced Whole Loan, it may take, in accordance with the servicing standard under the Outside Servicing Agreement, any action constituting a major decision with respect to such Outside Serviced Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned 10-business day period.

In addition to the aforementioned consultation right, each Non-Controlling Note Holder will have the right to annual meetings or conference calls with the related Outside Servicer or the related Outside Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Outside Servicer or Outside Special Servicer, as applicable, in which servicing issues related to the related Outside Serviced Whole Loan are discussed.

If a special servicer termination event under the related Outside Servicing Agreement has occurred that affects a Non-Controlling Note Holder, such holder will have the right to direct the related Outside Trustee to terminate the

231

related Outside Special Servicer under such Outside Servicing Agreement solely with respect to the related Outside Serviced Whole Loan, other than with respect to any rights such Outside Special Servicer may have as a certificateholder under such Outside Servicing Agreement, or any other rights of such Outside Special Servicer at the time of termination that survive the termination, including rights to indemnification and any other amounts payable to the Special Servicer pursuant to such Outside Servicing Agreement.

Custody of the Mortgage File

The Outside Custodian is the custodian of the mortgage file related to the related Outside Serviced Whole Loan (other than any promissory notes not contributed to the related Outside Securitization).

Sale of Defaulted Mortgage Loan

If any Outside Serviced Whole Loan becomes a “defaulted mortgage loan” (or other similar term) within the meaning of the related Outside Servicing Agreement, and if the related Outside Special Servicer decides to sell the related Controlling Note contributed to the Outside Securitization, such Outside Special Servicer will be required to sell the related Outside Serviced Mortgage Loan and each Outside Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the related Outside Special Servicer will not be permitted to sell an Outside Serviced Whole Loan without the consent of each Non-Controlling Note Holder that is not a related borrower or affiliate thereof unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Outside Serviced Whole Loan, (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the related Outside Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Outside Controlling Class Representative under the related Outside Servicing Agreement) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Outside Servicer or Outside Special Servicer in connection with the proposed sale.

The BioMed 2024 Portfolio 2 Pari Passu-AB Whole Loan

General

The BioMed 2024 Portfolio 2 Pari Passu-AB Whole Loan is evidenced by:

                         (i)    three senior promissory notes designated as Note A-5-1, Note A-5-3 and Note A-7-1, with an aggregate Cut-off Date Balance of $73,500,000 (the “BioMed 2024 Portfolio 2 Mortgage Loan”), that will be deposited into the issuing entity;

                        (ii)            eight senior promissory notes designated as Note A-1, Note A-2, Note A-3, Note A-4, Note A-5-2, Note A-6, Note A-7-2 and Note A-8, having an aggregate Cut-off Date Balance of $476,394,737 (collectively, the “BioMed 2024 Portfolio 2 Pari Passu Companion Loans” and, together with the BioMed 2024 Portfolio 2 Mortgage Loan, the “BioMed 2024 Portfolio 2 Senior Notes”) (the holders of such BioMed 2024 Portfolio 2 Senior Notes, the “BioMed 2024 Portfolio 2 Senior Note Holders”), that will not be included in the issuing entity; and

                       (iii)    four promissory notes designated as Note B-1, Note B-2, Note B-3, and Note B-4, having an aggregate Cut-off Date Balance of $166,842,106 (the “BioMed 2024 Portfolio 2 Subordinate Notes” and, together with the BioMed 2024 Portfolio 2 Senior Notes, the “BioMed 2024 Portfolio 2 Notes”) (the holder of the BioMed 2024 Portfolio 2 Subordinate Notes, the “BioMed 2024 Portfolio 2 Subordinate Note Holder”; collectively, with the BioMed 2024 Portfolio 2 Senior Note Holders and the BioMed 2024 Portfolio 2 Subordinate Note Holder, the “BioMed 2024 Portfolio 2 Note Holders”), that were included in the BX 2024-BIO2 securitization transaction.

The BioMed 2024 Portfolio 2 Mortgage Loan, the BioMed 2024 Portfolio 2 Pari Passu Companion Loans and the BioMed 2024 Portfolio 2 Subordinate Loans are collectively referred to in this prospectus as the “BioMed 2024 Portfolio 2 Pari Passu-AB Whole Loan”. Note A-1, Note A-2, Note A-3, Note A-4, Note B-1, Note B-2, Note B-3 and Note B-4 are collectively referred to in this prospectus as the “BioMed 2024 Portfolio 2 SASB Portion”. Each holder

232

of a note in the BioMed 2024 Portfolio 2 Pari Passu-AB Whole Loan that is not part of the BioMed 2024 Portfolio SASB Portion is referred to in this prospectus as a “BioMed 2024 Portfolio 2 Non-SASB Holder”.

The rights of the issuing entity as the holder of the BioMed 2024 Portfolio 2 Mortgage Loan, the rights of the holders of the BioMed 2024 Portfolio 2 Pari Passu Companion Loans and the rights of the holder of the BioMed 2024 Portfolio 2 Subordinate Loans are subject to a Co-Lender Agreement (the “BioMed 2024 Portfolio 2 Co-Lender Agreement”). The following summaries describe certain provisions of the BioMed 2024 Portfolio 2 Co-Lender Agreement.

Servicing

The BioMed Bio 2024 Portfolio 2 Pari Passu-AB Whole Loan will be serviced pursuant to the BX 2024-BIO2 Trust and Servicing Agreement (the “BX 2024-BIO2 TSA”) in accordance with the terms of the BX 2024-BIO2 TSA and the BioMed 2024 Portfolio 2 Co-Lender Agreement by the master servicer under the BX 2024-BIO2 TSA (the “BioMed 2024 Portfolio 2 Master Servicer”) and the special servicer under the BX 2024-BIO2 TSA (the “BioMed 2024 Portfolio 2 Special Servicer”).

Application of Payments

All amounts tendered by the related borrowers (the “BioMed 2024 Portfolio 2 Borrowers”) or otherwise available for payment on or with respect to or in connection with the BioMed 2024 Portfolio 2 Pari Passu-AB Whole Loan or the properties securing the BioMed 2024 Portfolio 2 Pari Passu-AB Whole Loan (the “BioMed 2024 Portfolio 2 Properties”) or amounts realized as proceeds thereof, whether received in the form of monthly payments, the balloon payment, liquidation proceeds, proceeds under any guaranty, letter of credit or other collateral or instrument securing the BioMed 2024 Portfolio 2 Pari Passu-AB Whole Loan, or insurance proceeds or condemnation awards (other than proceeds, awards or settlements that are required to be applied to the restoration or repair of the BioMed 2024 Portfolio 2 Properties or released to the BioMed 2024 Portfolio 2 Borrowers in accordance with the terms of the BioMed 2024 Portfolio 2 Pari Passu-AB Whole Loan documents, to the extent permitted by the REMIC provisions of the Code), but excluding (x) all amounts for required reserves or escrows required by the BioMed 2024 Portfolio 2 Pari Passu-AB Whole Loan documents (to the extent, in accordance with the terms of the BioMed 2024 Portfolio 2 Pari Passu-AB Whole Loan documents) to be held as reserves or escrows or received as reimbursements on account of recoveries in respect of Advances then due and payable or reimbursable to the BioMed 2024 Portfolio 2 Master Servicer, the trustee under the BX 2024-BIO2 TSA (the “BioMed 2024 Portfolio 2 Trustee”) or other BioMed 2024 Portfolio 2 Back-Up Advancing Agent, as applicable, under the BX 2024-BIO2 TSA, and (y) all amounts that are then due, payable or reimbursable to the BioMed 2024 Portfolio 2 Master Servicer, BioMed 2024 Portfolio 2 Special Servicer, BioMed 2024 Portfolio 2 Trustee, the certificate administrator under the BX 2024-BIO2 TSA or any successor back-up advancing agent appointed pursuant to the BX 2024-BIO2 TSA (the “BioMed 2024 Portfolio 2 Back-Up Advancing Agent”) with respect to the BioMed 2024 Portfolio 2 Pari Passu-AB Whole Loan pursuant to the BX 2024-BIO2 TSA (excluding (i) master servicing fees, trustee fees, certificate administrator fees and principal and interest advances, all of which will be payable to such party on a first priority basis from collections allocable to the respective holders of the BioMed 2024 Portfolio 2 Senior Notes or the BioMed 2024 Portfolio 2 Junior Notes in respect of which such fees accrued or such advances were made, in each case prior to any distributions made to any BioMed 2024 Portfolio 2 Note Holders in respect of each such BioMed 2024 Portfolio 2 Note, respectively (or, as and to the extent provided in the BX 2024-BIO2 TSA, out of default interest and late payment charges collected on the BioMed 2024 Portfolio 2 Pari Passu-AB Whole Loan), (ii) interest on principal and interest advances which are reimbursable pursuant to the following paragraph, (iii) any fees payable to the BioMed 2024 Portfolio 2 Master Servicer or the BioMed 2024 Portfolio 2 Special Servicer which are payable solely to the extent paid by the BioMed 2024 Portfolio 2 Borrowers, and (iv) default interest which is to be applied in accordance with the BX 2024-BIO2 TSA), will be distributed by the BX 2024-BIO2 TSA Master Servicer in the following order of priority without duplication (and payments will be made at such times as are set forth in the BX 2024-BIO2 TSA):

(a)	first, to the holders of the BioMed 2024 Portfolio 2 Senior Notes, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each holder of a BX 2024-BIO2 TSA Senior Note, an amount equal to the accrued and unpaid interest on the principal balance for the related BioMed 2024 Portfolio 2 Senior Note at the applicable interest rate, net of the primary servicing fee rate;
(b)	second, to the holders of the BioMed 2024 Portfolio 2 Junior Notes, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each holder of a BioMed 2024 Portfolio 2 Junior
233

Note, an amount equal to the accrued and unpaid interest on the principal balance of the related BioMed 2024 Portfolio 2 Junior Note at the applicable interest rate, net of the primary servicing fee rate;

(c)	third, to the holders of the BioMed 2024 Portfolio 2 Senior Notes, on a pro rata and pari passu basis based on the respective principal balances of the BioMed 2024 Portfolio 2 Senior Notes, (i) at any time that no Triggering Event of Default has occurred and is continuing, in an aggregate amount equal to the principal payments received, if any, with respect to the applicable monthly payment date with respect to the BioMed 2024 Portfolio 2 Pari Passu-AB Whole Loan, until the principal balance for each BioMed 2024 Portfolio 2 Senior Note has been reduced to zero, and (ii) at any time that a Triggering Event of Default has occurred and is continuing, all remaining funds, if any, until the principal balance for each BioMed 2024 Portfolio 2 Senior Note has been reduced to zero;
(d)	fourth, to the holders of the BioMed 2024 Portfolio 2 Junior Notes, on a pro rata and pari passu basis based on the respective principal balances of the BioMed 2024 Portfolio 2 Junior Notes, (i) at any time that no Triggering Event of Default has occurred and is continuing, in an aggregate amount equal to the remaining principal payments received, if any, with respect to the applicable monthly payment date with respect to the BioMed 2024 Portfolio 2 Pari Passu-AB Whole Loan, until the principal balance for each BioMed 2024 Portfolio 2 Junior Note has been reduced to zero, and (ii) at any time that a Triggering Event of Default has occurred and is continuing, all remaining funds, if any, until the principal balance for each BioMed 2024 Portfolio 2 Junior Note has been reduced to zero;
(e)	fifth, if the proceeds of any foreclosure sale or any liquidation of the BioMed 2024 Portfolio 2 Pari Passu-AB Whole Loan or the BioMed 2024 Portfolio 2 Properties exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(iv) and, as a result of a workout the principal balances for the BioMed 2024 Portfolio 2 Senior Notes have been reduced, such excess amount will be paid to the holders of the BioMed 2024 Portfolio 2 Senior Notes, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each holder of a BioMed 2024 Portfolio 2 Senior Note, an amount equal to the reduction, if any, of the principal balance for the related BioMed 2024 Portfolio 2 Senior Note as a result of such workout, plus interest on such amount at the applicable interest rate, net of the primary servicing fee rate;
(f)	sixth, if the proceeds of any foreclosure sale or any liquidation of the BioMed 2024 Portfolio 2 Pari Passu-AB Whole Loan or the BioMed 2024 Portfolio 2 Properties exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(v) and, as a result of a workout the principal balances for the BioMed 2024 Portfolio 2 Junior Notes have been reduced, such excess amount will be paid to the holders of the BioMed 2024 Portfolio 2 Junior Notes, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each holder of a BioMed 2024 Portfolio 2 Junior Note, an amount equal to the reduction, if any, of the principal balance for the related BioMed 2024 Portfolio 2 Junior Note as a result of such workout, plus interest on such amount at the applicable interest rate, net of the primary servicing fee rate;
(g)	seventh, to the holders of the BioMed 2024 Portfolio 2 Senior Notes on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each holder of a BioMed 2024 Portfolio 2 Senior Note, an amount equal to all yield maintenance premiums allocated to the related BioMed 2024 Portfolio 2 Senior Note in accordance with the BioMed 2024 Portfolio 2 Pari Passu-AB Whole Loan documents;
(h)	eighth, to the holders of the BioMed 2024 Portfolio 2 Junior Notes on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each holder of a BioMed 2024 Portfolio 2 Junior Note, an amount equal to all yield maintenance premiums allocated to the related BioMed 2024 Portfolio 2 Junior Note in accordance with the BioMed 2024 Portfolio 2 Pari Passu-AB Whole Loan documents;
(i)	ninth, to the extent assumption or transfer fees actually paid by the BioMed 2024 Portfolio 2 Borrowers are not required to be otherwise applied under the BX 2024-BIO2 TSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate the BioMed 2024 Portfolio 2 Master Servicer or the BioMed 2024 Portfolio 2 Special Servicer (in each case provided that such reimbursements or payments relate to the BioMed 2024 Portfolio 2 Pari Passu-AB Whole Loan), any such assumption or transfer fees, to the extent actually paid by the BioMed 2024 Portfolio 2 Borrowers, will be paid to the holders of the BioMed 2024 Portfolio 2 Senior Notes, pro rata, based on their
234

respective percentage interests, and the holders of the BioMed 2024 Portfolio 2 Junior Notes, pro rata, based on their respective percentage interests;

(j)	tenth, as a recovery of any default interest or late charges then due and owing under the BioMed 2024 Portfolio 2 Pari Passu-AB Whole Loan (to be applied as contemplated by the BX 2024-BIO2 TSA);
(k)	eleventh, as payment of all fees payable to the BioMed 2024 Portfolio 2 Master Servicer and the BioMed 2024 Portfolio 2 Special Servicer, payable in accordance with the BX 2024-BIO2 TSA and the BioMed 2024 Portfolio 2 Pari Passu-AB Whole Loan documents, to the extent not paid above; and
(l)	twelfth, if any excess amount is available to be distributed in respect of the BioMed 2024 Portfolio 2 Pari Passu-AB Whole Loan, and not otherwise applied in accordance with the foregoing clauses (i)-(xi), any remaining amount will be paid to the holders of the BioMed 2024 Portfolio 2 Senior Notes and BioMed 2024 Portfolio 2 Junior Notes, pro rata, based on their respective initial percentage interests in the BioMed 2024 Portfolio 2 Pari Passu-AB Whole Loan.

All expenses and losses relating to the BioMed 2024 Portfolio 2 Pari Passu-AB Whole Loan and the BioMed 2024 Portfolio 2 Properties (including, without limitation, losses of principal and interest, property protection advances, interest on advances, special servicing fees, liquidation fees and workout fees), appraisal reduction amounts and certain other trust expenses, will be allocated, first, to the BioMed 2024 Portfolio 2 Junior Notes, on a pro rata and pari passu basis based on the respective principal balances of such BioMed 2024 Portfolio 2 Junior Notes, until the principal balance of each such BioMed 2024 Portfolio 2 Junior Note is reduced to zero, and then, to the BioMed 2024 Portfolio 2 Senior Notes, on a pro rata and pari passu basis based on the respective principal balances of such BioMed 2024 Portfolio 2 Senior Notes, until the principal balance of each such BioMed 2024 Portfolio 2 Senior Note is reduced to zero. Notwithstanding anything to the contrary in the BioMed 2024 Portfolio 2 Co-Lender Agreement, if an advance of principal or interest is made with respect to any BioMed 2024 Portfolio 2 Note, then interest on such advance will only be reimbursed from default interest and late payment charges collected on the BioMed 2024 Portfolio 2 Pari Passu-AB Whole Loan, as and to the extent provided in the BX 2024-BIO2 TSA, from amounts paid by the BioMed 2024 Portfolio 2 Borrowers to cover such interest on advances and otherwise (i) in the case of the BioMed 2024 Portfolio 2 Senior Notes, first, out of any amounts received with respect to the BioMed 2024 Portfolio 2 Pari Passu-AB Whole Loan that would otherwise be distributable to the holders of the BioMed 2024 Portfolio 2 Junior Notes, and second, out of any amounts received with respect to the BioMed 2024 Portfolio 2 Pari Passu-AB Whole Loan that would otherwise be distributable to the holder of such BioMed 2024 Portfolio 2 Note as to which the advance of principal or interest was made, and (ii) in the case of the BioMed 2024 Portfolio 2 Junior Notes, out of any amounts received with respect to the BioMed 2024 Portfolio 2 Pari Passu-AB Whole Loan that would otherwise be distributable to the holder of such BioMed 2024 Portfolio 2 Note as to which the advance of principal or interest was made.

“Triggering Event of Default” means (i) any event of default under the BioMed 2024 Portfolio 2 Pari Passu-AB Whole Loan (each, a “Whole Loan Event of Default” with respect to an obligation of the BioMed 2024 Portfolio 2 Borrowers to pay money due under the BioMed 2024 Portfolio 2 Pari Passu-AB Whole Loan or (ii) any non-monetary Whole Loan Event of Default as a result of which the BioMed 2024 Portfolio 2 Pari Passu-AB Whole Loan becomes a specially serviced whole loan (which, for clarification, will not include any imminent Whole Loan Event of Default).

Consultation and Control

The controlling note holder under the BioMed 2024 Portfolio 2 Co-Lender Agreement will be the BioMed 2024 Portfolio 2 Trustee, as holder of Note A-1 (such party, the “BioMed 2024 Portfolio 2 Controlling Note Holder”). Pursuant to the BX 2024-BIO2 TSA, the BX 2024-BIO2 Consenting Party will be entitled to exercise the rights of the BioMed 2024 Portfolio 2 Controlling Note Holder under the BioMed 2024 Portfolio 2 Co-Lender Agreement. Accordingly, any BioMed 2024 Portfolio 2 Major Decisions to be made with respect to the BioMed 2024 Portfolio 2 Pari Passu-AB Whole Loan will require the approval of the BX 2024-BIO2 Consenting Party.

“BX 2024-BIO2 Consenting Party” means, solely during a BX 2024-BIO2 CCR Control Period, the controlling class representative under the BX 2024-BIO2 TSA (the “BX 2024-BIO2 CCR”). For the avoidance of doubt, the BX 2024-BIO2 CCR will not be a BX 2024-BIO2 Consenting Party (and there will be no BX 2024-BIO2 Consenting Party) if and for so long as a BX 2024-BIO2 CCR Control Termination Event is in effect.

235

“BX 2024-BIO2 Consulting Party” means each of: (i) solely during a BX 2024-BIO2 CCR Consultation Period, the BX 2024-BIO2 CCR; (ii) at any time, each BioMed 2024 Portfolio 2 Non-SASB Holder (to the extent such BioMed 2024 Portfolio 2 Non-SASB Holder is entitled to exercise such consultation rights under the BioMed 2024 Portfolio 2 Co-Lender Agreement; and (iii) at any time, each risk retention consultation party under the BX 2024-BIO2 TSA. For the avoidance of doubt, the BX 2024-BIO2 CCR will not be a BX 2024-BIO2 Consulting Party if and for so long as a BX 2024-BIO2 CCR Consultation Termination Event is in effect, and any consultation rights of a BioMed 2024 Portfolio 2 Non-SASB Holder will be subject to the terms of the BioMed 2024 Portfolio 2 Co-Lender Agreement.

“BX 2024-BIO2 CCR Consultation Period” means any period when both: (i) a BX 2024-BIO2 CCR Control Termination Event has occurred and is continuing; and (ii) a BX 2024-BIO2 CCR Consultation Termination Event has not yet occurred or has occurred but is no longer continuing.

“BX 2024-BIO2 CCR Consultation Termination Event” means the event that occurs when (i) no class of control eligible certificates under the BX 2024-BIO2 TSA has a certificate balance (without regard to the application of any cumulative appraisal reduction amount then allocable to such class of certificates to notionally reduce the certificate balance of such class of certificates) that is equal to or greater than 25% of the initial certificate balance of such class of certificates, or (ii) the BX 2024-BIO2 CCR or the majority controlling class certificateholder under the BX 2024-BIO2 TSA are Borrower Restricted Parties.

“BX 2024-BIO2 CCR Consultation Termination Period” means any period when a BX 2024-BIO2 CCR Consultation Termination Event has occurred and is continuing.

“BX 2024-BIO2 CCR Control Period” means any period during which a BX 2024-BIO2 CCR Control Termination Event (i) has not yet occurred or (ii) has occurred but is no longer continuing.

“BX 2024-BIO2 CCR Control Termination Event” means the event that occurs when (i) no class of control eligible certificates under the BX 2024-BIO2 TSA has a certificate balance (taking into account the application of any cumulative appraisal reduction amount to notionally reduce the certificate balance of such class of certificates) that is equal to or greater than 25% of the initial certificate balance of such class of certificates, or (ii) the BX 2024-BIO2 CCR or the majority controlling class certificateholder under the BX 2024-BIO2 TSA are Borrower Restricted Parties.

Notwithstanding the foregoing, no BX 2024-BIO2 Consenting Party or BX 2024-BIO2 Consulting Party can be a Borrower Restricted Party as defined below.

“BioMed 2024 Portfolio 2 Major Decision” means, so long as the BioMed 2024 Portfolio 2 Pari Passu-AB Whole Loan is serviced under the BX 2024-BIO2 TSA, each of the following:

(i)	any substitution or release of real property that is material collateral for the Mortgage Loan (other than (a) letters of credit, (b) substitutions or releases of immaterial and non-income producing real property collateral or in connection with a condemnation action or other similar takings or easements, (c) immaterial transfer/releases (as defined in the loan agreement), (d) partial releases or releases of an outparcel, (e) immaterial easements, right of way or similar agreement or (f) except as expressly permitted by the loan documents without the exercise of material mortgage lender discretion (the items described in (b) through (e), the “Immaterial Releases”);
(ii)	any waiver or consent to a waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to the BioMed 2024 Portfolio 2 SASB Portion, other than (a) any waiver related to Immaterial Releases, (b) if such clause is not exercisable under applicable law or (c) such exercise is reasonably likely to result in successful legal action by a BioMed 2024 Portfolio 2 Borrower;
(iii)	following a Whole Loan Event of Default, any material exercise of remedies, including the acceleration of the BioMed 2024 Portfolio 2 Pari Passu-AB Whole Loan or initial of judicial, bankruptcy or similar proceedings under the loan documents or with respect to any BioMed 2024 Portfolio 2 Borrower or any BioMed 2024 Portfolio 2 Property;
(iv)	other than with respect to the mezzanine loan permitted under the loan documents, any consent to the incurrence of additional debt by any BioMed 2024 Portfolio 2 Borrower or by a direct or indirect parent of any BioMed 2024 Portfolio 2 Borrower;
236

(v)	any change to a property manager or modifications, waivers or amendments to any management agreement (excluding, for the avoidance of doubt, approval of any replacement management subordination and replacement of the property manager with a qualified manager or successor manager as permitted under the loan documents;
(vi)	any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of a foreclosed property) of the ownership of the BioMed 2024 Portfolio 2 Properties;
(vii)	any modification, consent to a modification or waiver of any monetary term (other than late fees, penalty charges and default interest, but including, without limitation, the timing of payments and acceptance of discounted pay-offs) or any material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted pay-offs, but excluding the waiver of penalty charges) of the BioMed 2024 Portfolio 2 Pari Passu-AB Whole Loan or any extension of the maturity date of the BioMed 2024 Portfolio 2 Pari Passu-AB Whole Loan that is not expressly permitted pursuant to the terms of the loan documents without the consent of the mortgage lender;
(viii)	any sale of the BioMed 2024 Portfolio 2 SASB Portion if it becomes a defaulted mortgage loan or sale of a foreclosed property, in each case for less than the repurchase price as set forth in the BX 2024-BIO2 TSA;
(ix)	any determination to bring a BioMed 2024 Portfolio 2 Property or a foreclosed property into compliance with applicable environmental laws or to otherwise address hazardous material located at a BioMed 2024 Portfolio 2 Property or a foreclosed property;
(x)	any material modification, waiver or amendment of any mezzanine intercreditor agreement, co-lender agreement, participation agreement or similar agreement with any mezzanine lender or subordinate debt holder related to the BioMed 2024 Portfolio 2 Pari Passu-AB Whole Loan, or (B) an action to enforce rights under any such agreement;
(xi)	releases of any escrow accounts, reserve accounts or letters of credit held as performance escrows or reserves, other than those releases required pursuant to the specific terms of the BioMed 2024 Portfolio 2 Pari Passu-AB Whole Loan; provided, that for the avoidance of doubt, any request for the funding or disbursement of any reserve funds or any other ordinary course impounds, repair and replacement funds, in accordance with the annual budget and operating expenses, and tenant improvements pursuant to an approved lease, each in accordance with the loan documents, will not constitute a BioMed 2024 Portfolio 2 Major Decision;
(xii)	any agreement releasing a BioMed 2024 Portfolio 2 Borrower or a guarantor from material monetary liability under the BioMed 2024 Portfolio 2 Pari Passu-AB Whole Loan other than pursuant to the specific terms of such loan documents;
(xiii)	any determination of an acceptable insurance default under the loan documents; and
(xiv)	the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of any BioMed 2024 Portfolio 2 Borrower, only to the extent lender approval is required by the loan documents;

provided, that notwithstanding the foregoing, an action will only constitute a BioMed 2024 Portfolio 2 Major Decision to the extent mortgage lender approval is required by the loan documents; provided, further, that the BioMed 2024 Portfolio 2 Special Servicer will be required to consult, solely on a non-binding basis with (and to consider alternative actions recommended by) any applicable BX 2024-BIO2 Consulting Party with respect to any of the BioMed 2024 Portfolio 2 Major Decisions listed above and any other matter as to which consent of any BX 2024-BIO2 Consenting Party is required (or, if there is no longer an applicable BX 2024-BIO2 Consenting Party, would have been required if a BX 2024-BIO2 Consenting Party existed) (provided, that any such consultation is not binding on the BioMed 2024 Portfolio 2 Special Servicer); provided, further, that if the BioMed 2024 Portfolio 2 Special Servicer or the BioMed 2024 Portfolio 2 Master Servicer (whichever is authorized by the BX 2024-BIO2 TSA to take the subject action), as applicable, determines that immediate action, with respect to a BioMed 2024 Portfolio 2 Major Decision or any other matter requiring consent of a BX 2024-BIO2 Consenting Party or consultation with a BX 2024-BIO2 Consulting Party is necessary to protect the interests of the certificateholders under the BX 2024-BIO2 TSA and the BioMed 2024 Portfolio 2 Non-SASB Holders, the BioMed 2024 Portfolio 2 Special Servicer or the BioMed 2024

237

Portfolio 2 Master Servicer, as applicable, may take any such action without waiting for the response of such BX 2024-BIO2 Consenting Party or BX 2024-BIO2 Consulting Party, as applicable, so long as the BioMed 2024 Portfolio 2 Special Servicer or the BioMed 2024 Portfolio 2 Master Servicer, as applicable, has made a reasonable effort to contact such BX 2024-BIO2 Consenting Party or BX 2024-BIO2 Consulting Party, as applicable, to inform it of such need; and provided, further, that no BX 2024-BIO2 Consenting Party or BX 2024-BIO2 Consulting Party will have any rights under clause (xi) or clause (xix) of the definition of “BioMed 2024 Portfolio 2 Major Decision” above, if such BX 2024-BIO2 Consenting Party or BX 2024-BIO2 Consulting Party, as applicable, or an affiliate thereof is a holder of any interest in any related mezzanine loan. Notwithstanding the foregoing, the BioMed 2024 Portfolio 2 Master Servicer and (if a Special Servicing Loan Event (as defined under the BX 2024-BIO2 TSA) is continuing) the BioMed 2024 Portfolio 2 Special Servicer may in accordance with accepted servicing practices (but without any rating agency confirmation or consent of any applicable BX 2024-BIO2 Consenting Party) grant a BioMed 2024 Portfolio 2 Borrower’s request for consent to subject a BioMed 2024 Portfolio 2 Property to an easement, right-of-way or similar agreement for utilities, access, parking, public improvements or another similar purpose and may consent to subordination of the BioMed 2024 Portfolio 2 Pari Passu-AB Whole Loan to such easement, right-of-way or similar agreement.

Pursuant to the BioMed 2024 Portfolio 2 Co-Lender Agreement, with respect to any consent, modification, amendment or waiver under or other action in respect of the BioMed 2024 Portfolio 2 Pari Passu-AB Whole Loan (whether or not a servicing transfer event has occurred and is continuing) that would constitute a BioMed 2024 Portfolio 2 Major Decision, the BioMed 2024 Portfolio 2 Master Servicer will be required to provide the BioMed 2024 Portfolio 2 Controlling Note Holder (or its representative) with at least ten (10) business days (or, in the case of a determination of an acceptable insurance default, twenty (20) days) prior notice requesting consent to the requested BioMed 2024 Portfolio 2 Major Decision. The BioMed 2024 Portfolio 2 Master Servicer or the BioMed 2024 Portfolio 2 Special Servicer, as applicable, is not permitted to take any action with respect to such BioMed 2024 Portfolio 2 Major Decision (or make a determination not to take action with respect to such BioMed 2024 Portfolio 2 Major Decision), unless and until the BioMed 2024 Portfolio 2 Special Servicer receives the written consent of BioMed 2024 Portfolio 2 Controlling Note Holder (or its representative) before implementing a decision with respect to such BioMed 2024 Portfolio 2 Major Decision; provided that following the securitization of the BioMed 2024 Portfolio 2 Junior Notes, the provisions of the BX 2024-BIO2 TSA will govern the consent and consultation rights under the BioMed 2024 Portfolio 2 Co-Lender Agreement.

Notwithstanding the foregoing, the holder of Note A-1 (the “BioMed 2024 Portfolio 2 Lead Securitization Note”), as the lead securitization note holder (or any servicer acting on its behalf) (the “BioMed 2024 Portfolio 2 Lead Securitization Noteholder”) will not be permitted to follow any advice or consultation provided by the BioMed 2024 Portfolio 2 Controlling Note Holder (or its representative) that would require or cause the BioMed 2024 Portfolio 2 Lead Securitization Noteholder (or any servicer acting on its behalf) to violate any applicable law, including the REMIC provisions of the Code, be inconsistent with the accepted servicing practices, require or cause the BioMed 2024 Portfolio 2 Lead Securitization Noteholder (or any servicer acting on its behalf) to violate provisions of the BioMed 2024 Portfolio 2 Co-Lender Agreement or the BX 2024-BIO2 TSA, require or cause the BioMed 2024 Portfolio 2 Lead Securitization Noteholder (or any servicer acting on its behalf) to violate the terms of the BioMed 2024 Portfolio 2 Pari Passu-AB Whole Loan, or materially expand the scope of the BioMed 2024 Portfolio 2 Lead Securitization Noteholder’s (or any servicer’s) responsibilities under the BioMed 2024 Portfolio 2 Co-Lender Agreement or the BX 2024-BIO2 TSA.

The BioMed 2024 Portfolio 2 Special Servicer will be required to provide copies to each BioMed 2024 Portfolio 2 Senior Note Holder that is a holder of a non-controlling note (each, a “BioMed 2024 Portfolio 2 Non-Controlling Note”, each holder thereof, a “BioMed 2024 Portfolio 2 Non-Controlling Note Holder”) of any notice, information and report that is (or, without regard to the occurrence of any control termination event, consultation termination event or similar event, would be) required to be provided to the BX 2024-BIO2 Consenting Party pursuant to the BX 2024-BIO2 TSA with respect to any BioMed 2024 Portfolio 2 Major Decisions, or the implementation of any recommended actions outlined in an asset status report, within the same time frame that such notice, information and report is (or, if applicable, would be) required to be provided to the consenting party. The BioMed 2024 Portfolio 2 Special Servicer will be required to consult with each BioMed 2024 Portfolio 2 Non-Controlling Note Holder on a strictly non-binding basis, if after having received such notices, information and reports, any such BioMed 2024 Portfolio 2 Non-Controlling Note Holder requests consultation with respect to any such BioMed 2024 Portfolio 2 Major Decisions or the implementation of any recommended actions outlined in an asset status report, and the BioMed 2024 Portfolio 2 Special Servicer will be required to consider alternative actions recommended by such BioMed 2024 Portfolio 2 Non-Controlling Note Holder; provided that after the expiration of a period of ten (10) Business Days from the delivery to any such BioMed 2024 Portfolio 2 Non-Controlling Note Holder by the BioMed 2024 Portfolio 2 Special

238

Servicer of written notice of a proposed action, together with copies of the notice, information and reports, the BioMed 2024 Portfolio 2 Special Servicer will no longer be obligated to consult with such BioMed 2024 Portfolio 2 Non-Controlling Note Holder, whether or not such BioMed 2024 Portfolio 2 Non-Controlling Note Holder has responded within such ten (10) business day period. If a BioMed 2024 Portfolio 2 Non-Controlling Note is held in a securitization, then the controlling class representative of such securitization will be entitled to exercise the rights of the related BioMed Portfolio 2 Non-Controlling Note Holder (unless the holder of such BioMed 2024 Portfolio 2 Non-Controlling Note or such controlling class representative is a Borrower Restricted Party).

Sale of the Defaulted Mortgage Loan

If the BioMed 2024 Portfolio 2 Pari Passu-AB Whole Loan becomes a Defaulted Mortgage Loan (as defined in the BX 2024-BIO2 TSA), and if the BioMed 2024 Portfolio 2 Special Servicer decides to sell the BioMed 2024 Portfolio 2 Lead Securitization Note, the BioMed 2024 Portfolio 2 Special Servicer will be required to sell all of the BioMed 2024 Portfolio 2 Notes, together as interests evidencing one whole loan. Notwithstanding the foregoing, the BioMed 2024 Portfolio 2 Special Servicer will not be permitted to sell the BioMed 2024 Portfolio 2 Pari Passu-AB Whole Loan without the consent of or consultation with each BioMed 2024 Portfolio 2 Non-Controlling Note Holder (unless such holder is a Borrower Restricted Party) unless it has delivered to each such holder (a) at least fifteen (15) business days’ prior written notice of any decision to attempt to sell such BioMed 2024 Portfolio 2 Non-Controlling Note, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the BioMed 2024 Portfolio 2 Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if reasonably requested by the BioMed 2024 Portfolio 2 Non-Controlling Note Holder), (c) at least ten (10) days prior to the proposed sale date, a copy of the most recent appraisal for the BioMed 2024 Portfolio 2 Pari Passu-AB Whole Loan, and any documents in the servicing file maintained by the BioMed 2024 Portfolio 2 Master Servicer and/or BioMed 2024 Portfolio 2 Special Servicer with respect to the BioMed 2024 Portfolio 2 Pari Passu-AB Whole Loan reasonably requested by the BioMed 2024 Portfolio 2 Non-Controlling Note Holder that are material to the price of the related BioMed 2024 Portfolio 2 Non-Controlling Notes and (d) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the BioMed 2024 Portfolio 2 Controlling Note Holder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the BioMed 2024 Portfolio 2 Special Servicer in connection with the proposed sale.

Special Servicer Appointment Rights

Subject to the terms of the BioMed 2024 Portfolio 2 Co-Lender Agreement and the BX 2024-BIO2 TSA, the BioMed 2024 Portfolio 2 Controlling Note Holder (or its representative), at its expense (including, without limitation, the reasonable costs and expenses of counsel to any third parties and costs and costs and expenses of the terminated special servicer), will have the right, at any time from time to time, to appoint a replacement special servicer with respect to the BioMed 2024 Portfolio 2 Pari Passu-AB Whole Loan. The BioMed 2024 Portfolio 2 Controlling Note Holder (or its representative) will be entitled to terminate the rights and obligations of the BioMed 2024 Portfolio 2 Special Servicer under the BX 2024-BIO2 TSA, with or without cause, upon at least ten (10) business days’ prior written notice to the BioMed 2024 Portfolio 2 Special Servicer (provided, however, that the BioMed 2024 Portfolio 2 Controlling Note Holder and/or its representative will not be liable for any termination or similar fee in connection with the removal of the BioMed 2024 Portfolio 2 Special Servicer in accordance with the BioMed 2024 Portfolio 2 Co-Lender Agreement); such termination will not be effective unless and until (A) such rating agency confirmations as are required under the BX 2024-BIO2 TSA are obtained; (B) the initial or successor special servicer has assumed in writing (from and after the date such successor special servicer becomes the BioMed 2024 Portfolio 2 Special Servicer) all of the responsibilities, duties and liabilities of the BioMed 2024 Portfolio 2 Special Servicer under the BX 2024-BIO2 TSA from and after the date it becomes the BioMed 2024 Portfolio 2 Special Servicer as they relate to the BioMed 2024 Portfolio 2 Pari Passu-AB Whole Loan pursuant to an assumption agreement reasonably satisfactory to the BioMed 2024 Portfolio 2 Trustee; and (C) the BioMed 2024 Portfolio 2 Trustee has received an opinion of counsel reasonably satisfactory to the BioMed 2024 Portfolio 2 Trustee to the effect that (x) the designation of such replacement to serve as BioMed 2024 Portfolio 2 Special Servicer is in compliance with the BX 2024-BIO2 TSA, (y) such replacement will be bound by the terms of the BX 2024-BIO2 TSA with respect to the BioMed 2024 Portfolio 2 Pari Passu-AB Whole Loan and (z) subject to customary qualifications and exceptions, the BX 2024-BIO2 TSA will be enforceable against such replacement in accordance with its terms. Under the BX 2024-BIO2 TSA, during a BX 2024-BIO2 CCR Control Period, the right to replace the BioMed 2024 Portfolio 2 Special Servicer may be exercised by the BX 2024-BIO2 Consenting Party. During a BX 2024-BIO2 CCR Consultation Period or BX 2024-BIO2 CCR Consultation Termination Period, the BioMed 2024 Portfolio 2 Special Servicer may be replaced upon the affirmative vote of a specified percentage of holders of

239

principal balance certificates under the BX 2024-BIO2 TSA, provided that certain conditions are satisfied, including rating agency confirmations for the proposed replacement special servicer.

Transfer of Companion Loan Notes

Each of the BioMed 2024 Portfolio 2 Senior Note Holders will have the right to transfer all or any portion of its BioMed 2024 Portfolio 2 Note(s) without the prior consent of any other BioMed 2024 Portfolio 2 Noteholder (i) with respect to each BioMed 2024 Portfolio 2 Senior Note prior to an event of default under the BioMed 2024 Portfolio 2 Pari Passu-AB Whole Loan, to any party other than a Borrower Restricted Party and (ii) after a Whole Loan Event of Default, to any party, including a Borrower Restricted Party; provided, however, that the BioMed 2024 Portfolio 2 Senior Note Holder must notify, among others, each applicable rating agency and each other Noteholder before any transfer to a Borrower Restricted Party.

“Borrower Restricted Party” means, individually or collectively, as the context may require, (i) any BioMed 2024 Portfolio 2 Borrower, any sponsor of a BioMed 2024 Portfolio 2 Borrower, any borrower under a related mezzanine loan, any guarantor under the BioMed 2024 Portfolio 2 Pari Passu-AB Whole Loan or a related mezzanine loan, any operating lessee or property manager of a BioMed 2024 Portfolio 2 Property, or any of their respective managers, servicers, agents or affiliates, (ii) a Restricted Holder, (iii) any person controlling or controlled by or under common control with a BioMed 2024 Portfolio 2 Borrower, any sponsor of a BioMed 2024 Portfolio 2 Borrower, any borrower under a related mezzanine loan, any guarantor under the BioMed 2024 Portfolio 2 Pari Passu-AB Whole Loan or a related mezzanine loan, any operating lessee or property manager of a BioMed 2024 Portfolio 2 Property, or a Restricted Holder, as applicable, or (iv) any shareholder, partner, member or non-member manager, or any direct or indirect legal or beneficial owner of any interest in a BioMed 2024 Portfolio 2 Borrower, any sponsor of a BioMed 2024 Portfolio 2 Borrower, any borrower under a related mezzanine loan, any guarantor under the BioMed 2024 Portfolio 2 Pari Passu-AB Whole Loan or a related mezzanine loan, any operating lessee or property manager of a BioMed 2024 Portfolio 2 Property, or a Restricted Holder (other than any shareholder, partner, member or owner owning less than a 10% non-controlling direct or indirect legal or beneficial interest in any of the foregoing). For the purposes of this definition, “control” when used with respect to any specific person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Restricted Holder” means any holder of a related mezzanine loan (or any affiliate, manager or agent thereof) or an owner of any interest in any related mezzanine loan (whether legally, beneficially or otherwise, including as a holder of a note evidencing a related mezzanine loan, a holder of a participation interest in a related mezzanine loan or a beneficial owner of any interest in a related mezzanine loan or any securities collateralized by a related mezzanine loan) (a) as to which an event of default has occurred under such mezzanine loan giving rise to an automatic acceleration of such mezzanine loan or the right of the lender thereunder to accelerate such mezzanine loan or (b) as to which foreclosure proceedings against the related collateral have been initiated.

The Culver Collection Pari Passu-AB Whole Loan

General

The Culver Collection Mortgage Loan (8.9%) is part of a split loan structure comprised of four senior promissory notes and two subordinate promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property, with an aggregate initial principal balance of $132,000,000. Two such senior promissory notes, note A-1 and note A-2, which have an aggregate initial principal balance of approximately $66,000,000 (the “Culver Collection Mortgage Loan”), will be deposited into this securitization.

The Culver Collection Whole Loan (as defined below), is evidenced by (i) the Culver Collection Mortgage Loan, (ii) two senior promissory notes designated as note A-3 and note A-4 (the “Culver Collection Senior Pari Passu Companion Loans”), which have an aggregate initial principal balance of approximately $54,000,000; and (iii) two subordinate promissory notes designated as note B-1 and note B-2 (the “Culver Collection Subordinate Companion Loans”), which have an aggregate initial principal balance of $12,000,000.

The Culver Collection Mortgage Loan, the Culver Collection Senior Pari Passu Companion Loans and the Culver Collection Subordinate Companion Loans are referred to herein, collectively, as the “Culver Collection Whole Loan”, and the Culver Collection Senior Pari Passu Companion Loans and the Culver Collection Subordinate

240

Companion Loans are referred to herein as the “Culver Collection Companion Loans”. The Culver Collection Senior Pari Passu Companion Loans are generally pari passu in right of payment with each other and with the Culver Collection Mortgage Loan and together are referred to herein as the “Culver Collection A Notes”. The Culver Collection Subordinate Companion Loans are subordinate in right of payment with respect to the Culver Collection A Notes.

Interest is payable on the Culver Collection Mortgage Loan and the Culver Collection Senior Pari Passu Companion Loans at a rate equal to 6.570% per annum and on the Culver Collection Subordinate Companion Loans at a rate equal to 11.0% per annum.

Only the Culver Collection Mortgage Loan is included in the issuing entity. The remaining Culver Collection Senior Pari Passu Companion Loans are expected to be contributed to other securitizations from time to time in the future, however, the holders of the related unsecuritized promissory notes are under no obligation to do so. The Culver Collection Subordinate Companion Loans are currently held by HRCP Culver, LLC, but may be transferred to a third-party at a later date.

The rights of the holders of the promissory notes evidencing The Culver Collection Whole Loan (the “Culver Collection Noteholders”) are subject to an Agreement Between Noteholders (the “Culver Collection Intercreditor Agreement”). The following summaries describe certain provisions of the Culver Collection Intercreditor Agreement.

Servicing

The Culver Collection Whole Loan (including the Culver Collection Mortgage Loan) will be serviced by the master servicer and the special servicer pursuant to the terms of the Pooling and Servicing Agreement and in accordance with the terms of the Culver Collection Intercreditor Agreement. See “The Pooling and Servicing Agreement”.

Application of Payments prior to a Culver Collection Sequential Pay Event

Generally, as long as no monetary event of default, any other event of default for which the Culver Collection Whole Loan is actually accelerated or any other event of default which causes the Culver Collection Whole Loan to become specially serviced, or any bankruptcy or insolvency event that constitutes an event of default (a “Culver Collection Sequential Pay Event”) has occurred and is continuing, all amounts available for payment on the Culver Collection Whole Loan (excluding (i) all amounts for required reserves or escrows required by the related mortgage loan documents to be held as reserves or escrows, (ii) all amounts received as reimbursements on account of recoveries in respect of advances then due and payable or reimbursable to the master servicer or the special servicer and (iii) certain amounts payable or reimbursable to the master servicer and the special servicer), will be allocated, subject to any deduction, reimbursement, recovery or other payment required or permitted under the Culver Collection Intercreditor Agreement, as follows:

(a)	first, to the holders of the Culver Collection Senior Pari Passu Companion Loans and the issuing entity, as holder of the Culver Collection Mortgage Loan, on a pro rata and pari passu basis, based on their respective interest entitlements, in each case in an amount equal to the accrued and unpaid interest on the principal balance of their respective Culver Collection A Notes;
(b)	second, to the holders of the Culver Collection Senior Pari Passu Companion Loans and the issuing entity, as holder of the Culver Collection Mortgage Loan, on a pro rata and pari passu basis, based on their respective principal balances, in each case in an amount equal to all principal payments received, including any insurance and condemnation proceeds received, if any, with respect to a monthly payment date allocated as principal until the principal balances of the Culver Collection A Notes have been reduced to zero;
(c)	third, to the holders of the Culver Collection Senior Pari Passu Companion Loans and the issuing entity, as holder of the Culver Collection Mortgage Loan, on a pro rata and pari passu basis, based on their respective entitlements, up to the amount of any unreimbursed out-of-pocket costs and expenses paid or incurred by such holder of a Culver Collection A Note with respect to the Culver Collection Whole Loan;
(d)	fourth, if the proceeds of any foreclosure sale or any liquidation of the Culver Collection Whole Loan exceed the amounts required to be applied in accordance with clauses (a) through (c) above, and, as a result of a
241

workout the aggregate principal balances of the Culver Collection A Notes have been reduced, such excess amount will be paid to the holders of the Culver Collection A Notes in an aggregate amount up to the amount of such reduction, plus interest on such aggregate amount at the related interest rate applicable to the Culver Collection A Notes;

(e)	fifth, to the extent the holders of the Culver Collection Subordinate Companion Loans have made any payments or advances to cure defaults as described below under “—Cure Rights”, to reimburse such noteholders for all such cure payments;
(f)	sixth, to the holders of the Culver Collection Subordinate Companion Loans, pro rata (based on their respective entitlements to interest), in an amount equal to the accrued and unpaid interest on the respective principal balances of the Culver Collection Subordinate Companion Loan;
(g)	seventh, to the holders of the Culver Collection Subordinate Companion Loans, pro rata (based on the respective principal balances of the Culver Collection Subordinate Companion Loans), in an amount equal to all principal payments received, including any insurance and condemnation proceeds received, if any, with respect to a monthly payment date allocated as principal until the respective principal balances of the Culver Collection Subordinate Companion Loans have been reduced to zero;
(h)	eighth, if the proceeds of any foreclosure sale or any liquidation of the Culver Collection Whole Loan exceed the amounts required to be applied in accordance with clauses (a) through (g) above, such excess amount will be paid to the holders of the Culver Collection Subordinate Companion Loans, pro rata (based on the respective principal balances of the Culver Collection Subordinate Companion Loans) in an aggregate amount up to any unreimbursed realized principal losses previously allocated to such holders pursuant to the Culver Collection Intercreditor Agreement;
(i)	ninth, to the holders of the Culver Collection Senior Pari Passu Companion Loans and to the issuing entity, as holder of the Culver Collection Mortgage Loan, on a pro rata and pari passu basis, in an aggregate amount equal to their respective percentage interests in any prepayment premium paid by the mortgage borrower;
(j)	tenth, to the holders of the Culver Collection Subordinate Companion Loans, pro rata (based on their respective principal balances) in an aggregate amount equal to their respective percentage interest in any prepayment premium paid by the mortgage borrower;
(k)	eleventh, any assumption or transfer fees, to the extent actually paid by the mortgage borrower, pro rata to the Culver Collection Noteholders, in accordance with their respective percentage interests; and
(l)	twelfth, if any excess amount, including, without limitation, any default interest, is available to be distributed in respect of the Culver Collection Whole Loan, and not otherwise applied in accordance with the foregoing clauses (a) through (k), pro rata to the Culver Collection Noteholders, in accordance with their respective percentage interests.

Application of Payments after a Culver Collection Sequential Pay Event

Generally, for so long as a Culver Collection Sequential Pay Event has occurred and is continuing, all amounts available for payment on The Culver Collection Whole Loan (excluding (i) all amounts for required reserves or escrows required by the related mortgage loan documents to be held as reserves or escrows, (ii) all amounts received as reimbursements on account of recoveries in respect of advances then due and payable or reimbursable to the master servicer or the special servicer and (iii) certain amounts payable or reimbursable to the master servicer and the special servicer), will be allocated, subject to any deduction, reimbursement, recovery or other payment required or permitted under the Culver Collection Intercreditor Agreement, as follows:

(a)	first, to the holders of the Culver Collection Senior Pari Passu Companion Loans and the issuing entity, as holder of the Culver Collection Mortgage Loan, on a pro rata and pari passu basis, based on their respective interest entitlements, in each case in an amount equal to the accrued and unpaid interest on the principal balances of their respective Culver Collection A Notes (calculated at a rate net of the primary servicing fee rate);
242

(b)	second, pro rata, to the holders of the Culver Collection Senior Pari Passu Companion Loans and to the issuing entity, as holder of the Culver Collection Mortgage Loan, to apply to the principal balances of the Culver Collection Senior Pari Passu Companion Loans and the Culver Collection Mortgage Loan until their principal balances have been reduced to zero;
(c)	third, to the holders of the Culver Collection Senior Pari Passu Companion Loans and the issuing entity, as holder of the Culver Collection Mortgage Loan, on a pro rata and pari passu basis, up to the amount of any unreimbursed costs and expenses paid by such holders (or paid or advanced by the applicable master servicer, the special servicer or the trustee, as applicable) with respect to the Culver Collection Whole Loan pursuant to the terms of the Culver Collection Intercreditor Agreement or the Pooling and Servicing Agreement, as applicable;
(d)	fourth, to the holders of the Culver Collection Senior Pari Passu Companion Loans and the issuing entity, as holder of the Culver Collection Mortgage Loan, pro rata, any prepayment or yield maintenance premium allocable to the Culver Collection A Notes, to the extent paid by the Culver Collection Whole Loan borrower;
(e)	fifth, if the proceeds of any foreclosure sale or any liquidation of the Culver Collection Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (a) through (d), such excess amount will be paid to the holders of the Culver Collection Senior Pari Passu Companion Loans and the issuing entity, as holder of The Culver Collection Mortgage Loan, on a pro rata and pari passu basis in an amount up to any unreimbursed realized principal losses previously allocated to such holders pursuant to the Culver Collection Intercreditor Agreement plus an amount equal to interest on such amount at the interest rate applicable to the Culver Collection A Notes;
(f)	sixth, to the extent the holders of the Culver Collection Subordinate Companion Loans have made any payments or advances to cure defaults as described below under “—Cure Rights”, to reimburse the holders of the Culver Collection Subordinate Companion Loans for all such cure payments; and to the holders of the Culver Collection Subordinate Companion Loans in the amount of any other unreimbursed, reasonable out-of-pocket costs and expenses paid or incurred by such holders, in each case to the extent reimbursable, but not previously reimbursed, by the Culver Collection borrower;
(g)	seventh, to the holders of the Culver Collection Subordinate Companion Loans, pro rata (based on their respective entitlements to interest) in an amount equal to the accrued and unpaid interest on the respective principal balances of the Culver Collection Subordinate Companion Loans (calculated at a rate net of the primary servicing fee rate);
(h)	eighth, to the holders of the Culver Collection Subordinate Companion Loans, pro rata (based on the respective principal balances of the Culver Collection Subordinate Companion Loans), until their respective principal balances have been reduced to zero;
(i)	ninth, to the holders of the Culver Collection Subordinate Companion Loans, pro rata (based on the respective principal balances of the Culver Collection Subordinate Companion Loans) any prepayment or yield maintenance premium allocable to the Culver Collection Subordination Companion Loans, to the extent paid by the Culver Collection Whole Loan borrower;
(j)	tenth, if the proceeds of any foreclosure sale or any liquidation of the Culver Collection Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (a) through (i), such excess amount will be paid to the holders of the Culver Collection Subordinate Companion Loans pro rata (based on their respective principal balances) in an aggregate amount up to any unreimbursed realized principal losses previously allocated to such holder pursuant to the Culver Collection Intercreditor Agreement plus an amount equal to interest on such amount at the interest rate applicable to the Culver Collection Subordinate Companion Loans;
(k)	eleventh, to the Culver Collection Noteholders, on a pro rata basis based on their respective interest entitlements, any assumption or transfer fees, to the extent actually paid by the Culver Collection Whole Loan borrower; and
243

(l)	twelfth, if any excess amount, including without limitation, default interest, is available to be distributed in respect of the Culver Collection Whole Loan, and not otherwise applied in accordance with the foregoing clauses (a) through (k), any remaining amounts will be paid pro rata to the Culver Collection Noteholders.

Consultation and Control

The controlling noteholder under the Culver Collection Intercreditor Agreement (the “Culver Collection Controlling Noteholder”) will initially be the holder or holders of the majority of the Culver Collection Subordinate Companion Loans (by principal balance). If a Culver Collection Control Appraisal Period with respect to the Culver Collection Subordinate Companion Loans occurs and is continuing, the holder of promissory note A-1 will become the Culver Collection Controlling Noteholder. If the holders of the Culver Collection Subordinate Companion Loans would be the Culver Collection Controlling Noteholder with respect to the Culver Collection Whole Loan, but any interest in any Culver Collection Subordinate Companion Loan is held by a Culver Collection Borrower Related Party, or a Culver Collection Borrower Related Party would otherwise be entitled to exercise the rights of the Culver Collection Controlling Noteholder in respect to any Culver Collection Subordinate Companion Loan, then a Culver Collection Control Appraisal Period will be deemed to have occurred with respect to such Culver Collection Subordinate Companion Loan. The Culver Collection Controlling Noteholder will have consent and/or consultation rights with respect to the Culver Collection Whole Loan similar, but not necessarily identical, to those held by the directing certificateholder under the terms of the Pooling and Servicing Agreement.

“Culver Collection Borrower Related Party” means, with respect to the Culver Collection Whole Loan, (a) the related borrower, (b) any manager of the Culver Collection Mortgaged Property, (c) any Accelerated Mezzanine Loan lender with respect to the Culver Collection Whole Loan or (d) any borrower party affiliate (as defined in the Culver Collection Intercreditor Agreement).

A “Culver Collection Control Appraisal Period” means any period with respect to the Culver Collection Whole Loan, if and for so long as: (a) (1) the sum of the initial principal balances of the Culver Collection Subordinate Companion Loans, minus, (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on the Culver Collection Subordinate Companion Loans, after the date of creation of the Culver Collection Subordinate Companion Loans, (y) any appraisal reduction amount for the Culver Collection Whole Loan that is allocated to the Culver Collection Subordinate Companion Loans, and (z) any realized principal losses that are allocated to the Culver Collection Subordinate Companion Loans, are less than (b) 25% of the remainder of (i) the sum of the initial principal balance of the Culver Collection Subordinate Companion Loans, less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the holders of the Culver Collection Subordinate Companion Loans, after the date of creation of the Culver Collection Subordinate Companion Loans, provided that a Culver Collection Control Appraisal Period will terminate upon the occurrence of a Culver Collection Threshold Event Cure (as defined below) by the holders of the Culver Collection Subordinate Companion Loans.

A “Culver Collection Threshold Event Cure” means the right of the holder of the Culver Collection Subordinate Companion Loan to avoid (or terminate) a Culver Collection Control Appraisal Period by providing Culver Collection Threshold Event Collateral in an amount which, when added to the appraised value of the Culver Collection Mortgaged Property as determined pursuant to the Pooling and Servicing Agreement would cause the applicable Culver Collection Control Appraisal Period not to exist pursuant to the definition of Culver Collection Control Appraisal Period.

“Culver Collection Threshold Event Collateral” means either (a) cash collateral for the benefit of, and acceptable to, the applicable master servicer or (b) an unconditional and irrevocable standby letter of credit issued by a bank or other financial institution meeting the ratings requirements as described in the Culver Collection Intercreditor Agreement to be held by the master servicer or the special servicer.

Pursuant to the terms of the Culver Collection Intercreditor Agreement, if any consent, modification, amendment or waiver under or other action in respect of the Culver Collection Whole Loan (whether or not a servicing transfer event has occurred and is continuing) that would constitute a Culver Collection Major Decision has been requested or proposed or any fact or circumstance has occurred requiring that a Culver Collection Major Decision be made, or if the master servicer or the special servicer, as applicable, otherwise intends to make a Culver Collection Major Decision, at least 15 business days (45 days with respect to any proposed modification or waiver of any material provision governing the type, nature or amount of insurance coverage required to be obtained and maintained by the Culver Collection Whole Loan borrower) prior to taking action with respect to such Culver Collection Major

244

Decision, the master servicer or the special servicer, as applicable, must receive the written consent of the Culver Collection Controlling Noteholder (or its representative) before implementing a decision with respect to such Culver Collection Major Decision; provided, that if the master servicer or the special servicer, as the case may be, does not receive a response within 10 business days of its delivery of written notice of a Culver Collection Major Decision, the master servicer or the special servicer, as applicable, is required to deliver a second notice to the Culver Collection Controlling Noteholder, and if the Culver Collection Controlling Noteholder does not respond within 10 business days of receipt of such second notice, it will have no further consent rights with respect to the specific action set forth in such notice and the Culver Collection controlling noteholder’s consent will be deemed to have been given; provided, further, that such failure to reply will not affect the rights of the Culver Collection controlling noteholder to consent to any future actions. Notwithstanding the foregoing, if a failure to take any such action at such time would be inconsistent with the Servicing Standard, the master servicer or the special servicer, as the case may be, may take actions with respect to the Culver Collection Mortgaged Property before obtaining the consent of the Culver Collection Controlling Noteholder (or its representative) if the special servicer reasonably determines in accordance with the Servicing Standard that immediate action is necessary to protect the interests of the Culver Collection Noteholders.

“Culver Collection Major Decision” means, among other things set forth in the Culver Collection Intercreditor Agreement, any of the following:

(i)	any substitution or addition of collateral or release of collateral for the Culver Collection Whole Loan (other than immaterial condemnation actions, other similar takings, or easements) or any consent to any of the foregoing, except as expressly required or permitted by the loan documents without the consent or discretion of the lender;
(ii)	any waiver of or determination not to enforce a “due-on-sale” or “due-on-encumbrance” clause (unless (a) such clause is not exercisable under applicable law, (b) any such waiver is related to an immaterial easement, right of way or similar agreement, or (c) such exercise is reasonably likely to result in successful legal action by the related borrower);
(iii)	(a) any transfer of the Culver Collection Mortgaged Property or a portion thereof, or any transfer of any direct or indirect ownership interest in the related borrower to the extent lender consent under the loan documents is required, or (b) any amendment, modification, supplement and/or termination of the asset management agreement or the approved facility loan documents or the provisions of the loan agreement related to the same, except (in each case) as expressly permitted by the loan documents, or, solely with respect to the foregoing clause (a) in connection with a pending condemnation, or related to an immaterial easement, right of way or similar agreement;
(iv)	any consent to the incurrence of additional debt by the related borrower or mezzanine debt by a direct or indirect parent of the such borrower, including entering into any document evidencing or securing any such additional debt and any intercreditor or subordination agreement executed in connection therewith, and any waiver of or amendment or modification to the terms of any such document or agreement, in each case to the extent lender approval is required by the loan documents or the applicable intercreditor agreement, unless the Culver Collection Controlling Noteholder is affiliated with the lender of such additional or mezzanine debt;
(v)	any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of REO Property) of the ownership of the Culver Collection Mortgaged Property, including by means of deed in lieu of foreclosure;
(vi)	any modification, consent to a modification or waiver of, or consent to any deferral of compliance with, any monetary term (including, without limitation, the timing or amount of payments, prepayment fees and/or any other prepayment premium, late fees and/or default interest and the acceptance of discounted payoffs) or material non-monetary term (including, without limitation, any special purpose entity requirements or affiliate lender provisions) of the Culver Collection Whole Loan or any extension of the maturity date of the Culver Collection Whole Loan to the extent lender approval is required under the loan documents;
(vii)	following a default or an event of default with respect to the Culver Collection Whole Loan, any material exercise of remedies, including the acceleration of the Culver Collection Whole Loan or initiation of
245

judicial, bankruptcy or similar proceedings under the loan documents or with respect to the related borrower or the Culver Collection Mortgaged Property;

(viii)	any sale or other disposition of the Culver Collection Mortgage Loan for less than the Repurchase Price;
(ix)	any determination to bring the Culver Collection Mortgaged Property or the related REO Property into compliance with applicable environmental laws or to otherwise address hazardous materials located at the Culver Collection Mortgaged Property or the related REO Property;
(x)	any change to a property manager, asset manager or project manager, including, without limitation, the manager and the asset manager at origination, with respect to the Culver Collection Mortgaged Property, any amendment, modification or waiver of the terms of, or replacement of, any property management agreement or project management agreement, including, without limitation, the management agreement in place at origination, to the extent lender approval is required by the loan documents;
(xi)	any modifications, waivers or amendments to any hotel or other management agreement or any franchise agreement, in each case, to the extent lender approval is required by the loan documents;
(xii)	releases of any amounts from any escrow accounts, reserve accounts or letters of credit, in each case, held as performance escrows or reserves, other than those required pursuant to the specific terms of the Culver Collection Whole Loan and for which there is no lender discretion;
(xiii)	any acceptance of an assumption agreement releasing the related borrower, any guarantor or other obligor from liability under the Culver Collection Whole Loan or the related loan documents other than as required or permitted pursuant to the specific terms of such loan documents and for which there is no lender discretion;
(xiv)	any determination of an Acceptable Insurance Default under the related loan documents; any proposed modification or waiver of any material provisions in the related loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the related borrower; any approval of any casualty, insurance settlements or condemnation settlements, and except to the extent lender approval is required by related loan documents, any determination to apply casualty proceeds or condemnation awards to the reduction of debt rather than to the restoration of the Culver Collection Mortgaged Property;
(xv)	the execution, termination or renewal of any lease, any “major contract” under the loan agreement, to the extent lender approval is required under the loan documents, including, without limitation, entering into a subordination and non-disturbance agreement;
(xvi)	the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of the related borrower, only to the extent lender approval is required by the loan documents;
(xvii)	any determination by the special servicer to transfer the Culver Collection Whole Loan to special servicing under the circumstances where the special servicer determines, in its reasonable business judgment, exercised in accordance with the Servicing Standard, that (a) a default consisting of a failure to make a payment of principal or interest is reasonably foreseeable or there is a significant risk of such default or (b) any other default that is likely to impair the use or marketability of the Culver Collection Mortgaged Property or the value of the Culver Collection Mortgaged Property as security for the Culver Collection Whole Loan is reasonably foreseeable or there is a significant risk of such default, which monetary or other default, in either case, would likely continue unremedied beyond the applicable grace period (or, if no grace period is specified, for a period of 60 days) and is not likely to be cured by the related borrower within 60 days or, in the case of a balloon payment, for at least 30 days, or such other analogous event described in the definition of “Specially Serviced Loan”;
(xviii)	any determination by the special servicer to transfer the Culver Collection Whole Loan to special servicing under the circumstances where a default, of which the master servicer or the special servicer has notice (other than a failure by the borrower to pay principal or interest) and which in the opinion of the special servicer materially and adversely affects the interests of the noteholders of the Culver
246

Collection Whole Loan, occurs and remains unremedied for the applicable grace period specified in the related loan documents (or if no grace period is specified for those defaults which are capable of cure, 60 days), or such other analogous event described in the definition of “Specially Serviced Loan”;

(xix)	any approval of the annual budget and other monthly operating expense or deposit amounts under the loan documents for which lender consent is required under the related loan documents;
(xx)	any modification, waiver or amendment of any guaranty, environmental indemnity or environmental insurance policy related to the loan documents, in each case, to the extent lender approval is required by the loan documents;
(xxi)	if the Culver Collection Mortgaged Property is an REO Property, approval of any operating and business plans proposed by the special servicer with respect to such REO Property;
(xxii)	any calculation of debt yield, debt service coverage ratio, revenue, expenses or cash flow metrics and other metrics under the loan documents or determination of whether a low debt yield period or other thresholds or trigger events under the loan documents are in effect, when required for any purpose under the loan documents, including without limitation, the determination of whether a low debt yield period, low DSCR period, trigger period or lease sweep period (as such terms are defined in the loan agreement) exist or have been cured;
(xxiii)	any modification, waiver or amendment of a co-lender agreement, intercreditor agreement, participation agreement or similar agreement with any mezzanine lender or subordinate debt holder related to the Culver Collection Whole Loan, or any exercise of rights or remedies with respect thereto, in each case in a manner that materially and adversely affects the Culver Collection Controlling Noteholder (to the extent that, in the case of any mezzanine intercreditor agreement with such mezzanine lender, neither the Culver Collection Controlling Noteholder, nor any affiliate or agent thereof, is a holder of a controlling interest in the applicable mezzanine loan or any beneficial owner of a controlling interest in such mezzanine loan);
(xxiv)	any filing of a bankruptcy or similar action against the related borrower or guarantor or the election of any action in a bankruptcy or insolvency proceeding to seek relief from the automatic stay or dismissal of a bankruptcy filing, seeking or opposing an order for adequate protection, adequate assurance, a § 363 sale, order shortening time or similar motion of procedure in an insolvency proceeding or making an §1111(b)(2) election on behalf of the noteholders of the Culver Collection Whole Loan;
(xxv)	the approval of, or consent to, or determination of, replacement a guarantor, investment grade tenant, qualified lease, qualified manager, qualified transferee, successor borrower, permitted fund manager, qualified equity holder and other such similar terms as defined in the loan agreement, in each case, for which lender’s approval, consent or determination is required under the loan documents;
(xxvi)	any determination regarding the guarantor financial covenants or whether the eligibility requirements have been satisfied under the loan agreement, in each case, for which lender’s determination is required under the loan documents;
(xxvii)	any consent to, or approval of, a material alteration under the loan agreement; or
(xxviii)	any determination or approval regarding other financial terms, thresholds, eligibility requirements or similar terms for which lender’s approval or determination is required under the loan documents.

Notwithstanding the foregoing, the master servicer and the special servicer, as the case may be, are not required to follow any advice or consultation provided by the Culver Collection Controlling Noteholder (or its representative) that would be inconsistent with the Servicing Standard, require or cause the master servicer or the special servicer to violate provisions of the Culver Collection Intercreditor Agreement or the Pooling and Servicing Agreement, require or cause a violation of the terms of the Culver Collection Whole Loan or materially expand the scope of the master servicer’s or the special servicer’s responsibilities under the Pooling and Servicing Agreement or the Culver Collection Intercreditor Agreement.

247

In addition, pursuant to the terms of the Culver Collection Intercreditor Agreement, the holder of any Culver Collection Senior Pari Passu Companion Loan, as a non-controlling note holder of a Culver Collection A Note, will have the right to be consulted on a strictly non-binding basis to the extent it requests consultation with respect to certain Culver Collection Major Decisions or the implementation of any recommended action outlined in an asset status report relating to the Culver Collection Whole Loan, at any time that the Culver Collection Controlling Noteholder is the issuing entity. The consultation rights of any such holder will expire 10 business days following the delivery of written notice and information relating to the matter subject to consultation whether or not such holder has responded within such period; provided that if, the master servicer or the special servicer, as applicable, proposes a new course of action that is materially different from the actions previously proposed, the 10 business day consultation period will be deemed to begin anew from the date of delivery of such new proposal and delivery of all information related to such new proposal. Notwithstanding the consultation rights of the holders of any Culver Collection Senior Pari Passu Companion Loans as described above, the master servicer or the special servicer, as applicable, is permitted to make any Culver Collection Major Decisions or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the Culver Collection Noteholders. Neither the master servicer nor the special servicer, as applicable, will be obligated at any time to follow or take any alternative actions recommended by any holder of a Culver Collection Senior Pari Passu Companion Loan.

Sale of Defaulted Culver Collection Whole Loan

Pursuant to the terms of the Culver Collection Intercreditor Agreement, if an event of default has occurred and is continuing with respect to the Culver Collection Whole Loan, the special servicer may, in accordance with the terms and provisions of the Pooling and Servicing Agreement and subject to the Servicing Standard, elect to sell (1) the Culver Collection Whole Loan, subject to the consent right of the Culver Collection Controlling Noteholder, in which case such sale would include each of Culver Collection A Notes and the Culver Collection Subordinate Companion Loan as determined by the special servicer in accordance with the Servicing Standard (taking into account the subordinate nature of the Culver Collection Subordinate Companion Loan), or (2) the Culver Collection Mortgage Loan and the Culver Collection Senior Pari Passu Companion Loans together, and in the event of a sale under this clause (2) the related non-controlling holder of a Culver Collection A Note will be permitted to submit an offer on the Culver Collection Mortgage Loan and the Culver Collection Senior Pari Passu Companion Loans together. In connection with any such sale, the special servicer will be required to follow the procedures set forth under the Pooling and Servicing Agreement. Proceeds of the sale of the Culver Collection Whole Loan will be distributed in accordance with the priority of payments described in “—Application of Payments after a Culver Collection Sequential Pay Event” above.

Purchase Option

The holders of the Culver Collection Subordinate Companion Loans, acting unanimously, will have the right to purchase, in whole but not in part, the Culver Collection A Notes at the applicable defaulted mortgage loan purchase price, which is generally equal to unpaid principal, interest and expenses (but generally excluding prepayment premiums, default interest or late charges unless the holder is a Culver Collection Borrower Related Party) of the Culver Collection A Notes that are being purchased, by delivery of written notice (a “Culver Collection Purchase Notice”) during an event of default under the related mortgage loan documents or a Servicing Transfer Event. Such purchase is required to comply with all requirements of the Pooling and Servicing Agreement and all actual costs and expenses related thereto will be paid by the purchasing noteholder. Upon delivery of the Culver Collection Purchase Notice to the selling Culver Collection Noteholders, such Culver Collection Noteholders will be required to sell (and the holder of the Culver Collection Subordinate Companion Loan delivering the Culver Collection Purchase Notice will be required to purchase) the applicable Culver Collection A Notes at the applicable defaulted mortgage loan purchase price, on a date (the “Defaulted Culver Collection Purchase Date”) not less than 10 business days and not more than 120 days after the date of the Culver Collection Purchase Notice. The failure of the holder of the Culver Collection Subordinate Companion Loan to purchase the Culver Collection A Notes on the Defaulted Culver Collection Purchase Date will result in the termination of such right with respect to the event of default that gave rise to such right.

The right of the holders of the Culver Collection Subordinate Companion Loans to purchase the Culver Collection A Notes as described in this section will automatically terminate upon a foreclosure sale, sale by power of sale or acceptance in writing of a deed in lieu of foreclosure with respect to the Culver Collection Mortgaged Property.

248

Cure Rights

In the event that there is (a) a monetary event of default beyond applicable notice and grace periods with respect to the Culver Collection Whole Loan or (b) a non-monetary event of default beyond applicable notice and grace periods with respect to the Culver Collection Whole Loan, then the holders of the Culver Collection Subordinate Companion Loans, acting unanimously, will have the right, but not the obligation, to: (A) cure such monetary event of default within 15 business days following the receipt of notice of such default and (B) cure such non-monetary event of default within the later of (i) the expiration date of the cure period afforded to the borrower under the mortgage loan documents and (ii) 30 days following receipt of notice of such default; provided that under certain circumstances the cure period with respect to a non-monetary event of default may be extended by up to 120 days. If the holders of the Culver Collection Subordinate Companion Loans elect to cure a default by way of a payment of money (a “Culver Collection Cure Payment”), the holders of the Culver Collection Subordinate Companion Loans will be required to also pay, in addition to such Culver Collection Cure Payment, all out-of-pocket costs, expenses, losses, liabilities, obligations, damages, penalties and disbursements imposed on, incurred by or asserted against the master servicer or the special servicer or the holders of the applicable Culver Collection A Notes, including all unreimbursed advances and any interest charged thereon. So long as an event of default exists that is being cured by the holders of the Culver Collection Subordinate Companion Loans and the applicable cure period has not expired, the default will not be treated as a Culver Collection Sequential Pay Event (i) for purposes of “—Application of Payments after a Culver Collection Sequential Pay Event” above, (ii) modifying, amending or waiving any provisions of the related mortgage loan documents, (iii) for purposes of triggering an acceleration of the Culver Collection Whole Loan or commencing foreclosure proceedings or similar legal proceedings with respect to the related Mortgaged Property, or (iv) for purposes of treating the Culver Collection Whole Loan as a Specially Serviced Loan. Notwithstanding the foregoing, such right to cure is limited to a combined total of 6 monetary defaults, no more than 4 of which may be consecutive, and 6 non-monetary defaults; provided, that for so long as HRCP Culver, LLC or an affiliate thereof is the holder of the Culver Collection Subordinate Companion Loans, such right will be limited to a combined total of (i) 10 cures of monetary defaults over the term of the Culver Collection Whole Loan or 6 times in any twelve month period, and (ii) 10 cures of non-monetary defaults over the term of the Culver Collection Whole Loan.

Special Servicer Appointment Rights

Pursuant to the terms of the Culver Collection Intercreditor Agreement, the Culver Collection Controlling Noteholder will have the right, with or without cause, to replace the special servicer then acting with respect to the Culver Collection Whole Loan and appoint a replacement special servicer in in lieu thereof without the consent of the holders of the issuing entity, as holder of the Culver Collection Mortgage Loan or the holders of the Culver Collection Senior Pari Passu Companion Loans (or their representatives) in a manner that is substantially similar to that as described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

The Bronx Terminal Market Pari Passu-AB Whole Loan

General

The Bronx Terminal Market Mortgage Loan (8.1%) is part of a split loan structure comprised of 21 senior promissory notes and a subordinate promissory note, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property, with an aggregate initial principal balance of $380,000,000. Three such senior promissory notes, note A-1, note A-3 and note A-5, which have an aggregate initial principal balance of approximately $60,000,000 (collectively, the “Bronx Terminal Market Mortgage Loan”), will be deposited into this securitization.

The Bronx Terminal Market Whole Loan (as defined below), is evidenced by (i) the Bronx Terminal Market Mortgage Loan, (ii) 18 senior promissory notes designated as note A-2, note A-4, note A-6, note A-7 note A-8, note A-9, note A-10, note A-11, note A-12, note A-13, note A-14, note A-15, note A-16, note A-17, note A-18, note A-19, note A-20 and note A-21 (the “Bronx Terminal Market Senior Pari Passu Companion Loans”), which have an aggregate initial principal balance of approximately $180,000,000; and (iii) one subordinate promissory note designated as note B (the “Bronx Terminal Market Subordinate Companion Loan”), which has an initial principal balance of $140,000,000.

249

The Bronx Terminal Market Mortgage Loan, the Bronx Terminal Market Senior Pari Passu Companion Loans and the Bronx Terminal Market Subordinate Companion Loan are referred to herein, collectively, as the “Bronx Terminal Market Whole Loan”, and the Bronx Terminal Market Senior Pari Passu Companion Loans and the Bronx Terminal Market Subordinate Companion Loan are referred to herein as the “Bronx Terminal Market Companion Loans”. The Bronx Terminal Market Senior Pari Passu Companion Loans are generally pari passu in right of payment with each other and with the Bronx Terminal Market Mortgage Loan and together are referred to herein as the “Bronx Terminal Market A Notes”. The Bronx Terminal Market Subordinate Companion Loan is subordinate in right of payment with respect to the Bronx Terminal Market A Notes.

Interest is payable on the Bronx Terminal Market Mortgage Loan and the Bronx Terminal Market Senior Pari Passu Companion Loans at a rate equal to 5.1810% per annum and on the Bronx Terminal Market Subordinate Companion Loan at a rate equal to 9.2000% per annum.

Only the Bronx Terminal Market Mortgage Loan is included in the issuing entity. Note A-12, note A-13, note A-14, note A-15 and note A-16 were contributed to the BANK5 2024-5YR9 securitization, note A-2, note A-4, note A-6, note A-7 and note A-10 are expected to be contributed to the BMO 2024-5C6 securitization and note A-8, note A-9 and note A-11 are expected to be contributed to the BBCMS 2024-5C29 securitization. The remaining Bronx Terminal Market Senior Pari Passu Companion Loans are expected to be contributed to other securitizations from time to time in the future, however, the holders of the related unsecuritized promissory notes are under no obligation to do so. The Bronx Terminal Market Subordinate Companion Loan is currently held by CPPIB Credit Investments III Inc., but may be transferred to a third-party at a later date.

The rights of the holders of the promissory notes evidencing The Bronx Terminal Market Whole Loan (the “Bronx Terminal Market Noteholders”) are subject to an Agreement Between Noteholders (the “Bronx Terminal Market Intercreditor Agreement”). The following summaries describe certain provisions of the Bronx Terminal Market Intercreditor Agreement.

Servicing

The Bronx Terminal Market Whole Loan (including the Bronx Terminal Market Mortgage Loan) will be serviced by the master servicer and the BTM Special Servicer, pursuant to the terms of the Pooling and Servicing Agreement and in accordance with the terms of the Bronx Terminal Market Intercreditor Agreement. See “The Pooling and Servicing Agreement”.

Application of Payments prior to a Bronx Terminal Market Sequential Pay Event

Generally, as long as no monetary event of default, any other event of default for which the Bronx Terminal Market Whole Loan is actually accelerated or any other event of default which causes the Bronx Terminal Market Whole Loan to become specially serviced, or any bankruptcy or insolvency event that constitutes an event of default (a “Bronx Terminal Market Sequential Pay Event”) has occurred and is continuing, all amounts available for payment on the Bronx Terminal Market Whole Loan (excluding (i) all amounts for required reserves or escrows required by the related mortgage loan documents to be held as reserves or escrows, (ii) all amounts received as reimbursements on account of recoveries in respect of advances then due and payable or reimbursable to the master servicer or the BTM Special Servicer and (iii) certain amounts payable or reimbursable to the master servicer and the BTM Special Servicer), will be allocated, subject to any deduction, reimbursement, recovery or other payment required or permitted under the Bronx Terminal Market Intercreditor Agreement, as follows:

(a)	first, to the holders of the Bronx Terminal Market Senior Pari Passu Companion Loans and the issuing entity, as holder of the Bronx Terminal Market Mortgage Loan, on a pro rata and pari passu basis, based on their respective interest entitlements, in each case in an amount equal to the accrued and unpaid interest on the principal balance of their respective Bronx Terminal Market A Notes;
(b)	second, to the holders of the Bronx Terminal Market Senior Pari Passu Companion Loans and the issuing entity, as holder of the Bronx Terminal Market Mortgage Loan, on a pro rata and pari passu basis, based on their respective principal balances, in each case in an amount equal to all principal payments received, including any insurance and condemnation proceeds received, if any, with respect to a monthly payment date allocated as principal until the principal balances of the Bronx Terminal Market A Notes have been reduced to zero;
250

(c)	third, to the holders of the Bronx Terminal Market Senior Pari Passu Companion Loans and the issuing entity, as holder of the Bronx Terminal Market Mortgage Loan, on a pro rata and pari passu basis, based on their respective entitlements, up to the amount of any unreimbursed out-of-pocket costs and expenses paid or incurred by such holder of a Bronx Terminal Market A Note with respect to the Bronx Terminal Market Whole Loan;
(d)	fourth, if the proceeds of any foreclosure sale or any liquidation of the Bronx Terminal Market Whole Loan exceed the amounts required to be applied in accordance with clauses (a) through (c) above, and, as a result of a workout the aggregate principal balances of the Bronx Terminal Market A Notes have been reduced, such excess amount will be paid to the holders of the Bronx Terminal Market A Notes in an aggregate amount up to the amount of such reduction, plus interest on such aggregate amount at the related interest rate applicable to the Bronx Terminal Market A Notes;
(e)	fifth, to the extent a holder of the Bronx Terminal Market Subordinate Companion Loan has made any payments or advances to cure defaults as described below under “—Cure Rights”, to reimburse such noteholder for all such cure payments;
(f)	sixth, to the holder of the Bronx Terminal Market Subordinate Companion Loan, in an amount equal to the accrued and unpaid interest on the principal balance of the Bronx Terminal Market Subordinate Companion Loan;
(g)	seventh, to the holder of the Bronx Terminal Market Subordinate Companion Loan, in an amount equal to all principal payments received, including any insurance and condemnation proceeds received, if any, with respect to a monthly payment date allocated as principal until the principal balance of the Bronx Terminal Market Subordinate Companion Loan has been reduced to zero;
(h)	eighth, if the proceeds of any foreclosure sale or any liquidation of the Bronx Terminal Market Whole Loan exceed the amounts required to be applied in accordance with clauses (a) through (g) above, and, as a result of a workout the principal balances of the Bronx Terminal Market Subordinate Companion Loan has been reduced such excess amount will be paid to the holders of the Bronx Terminal Market Subordinate Companion, Loan in an aggregate amount up to the amount of such reduction, plus interest on such aggregate amount at the related interest applicable to the Bronx Terminal Market Subordinate Companion Loan;
(i)	ninth, to the holders of the Bronx Terminal Market Senior Pari Passu Companion Loans and to the issuing entity, as holder of the Bronx Terminal Market Mortgage Loan, on a pro rata and pari passu basis, in an aggregate amount equal to their respective percentage interests in any prepayment premium paid by the mortgage borrower;
(j)	tenth, to the holder of the Bronx Terminal Market Subordinate Companion Loan in an amount equal to its percentage interest in any prepayment premium paid by the mortgage borrower;
(k)	eleventh, any assumption or transfer fees, to the extent actually paid by the mortgage borrower, pro rata to the Bronx Terminal Market Noteholders, in accordance with their respective percentage interests; and
(l)	twelfth, if any excess amount, including, without limitation, any default interest, is available to be distributed in respect of the Bronx Terminal Market Whole Loan, and not otherwise applied in accordance with the foregoing clauses (a) through (k), pro rata to the Bronx Terminal Market Noteholders, in accordance with their respective percentage interests.

Application of Payments after a Bronx Terminal Market Sequential Pay Event

Generally, for so long as a Bronx Terminal Market Sequential Pay Event has occurred and is continuing, all amounts available for payment on The Bronx Terminal Market Whole Loan (excluding (i) all amounts for required reserves or escrows required by the related mortgage loan documents to be held as reserves or escrows, (ii) all amounts received as reimbursements on account of recoveries in respect of advances then due and payable or reimbursable to the master servicer or the BTM Special Servicer and (iii) certain amounts payable or reimbursable to the master servicer and the BTM Special Servicer), will be allocated, subject to any deduction, reimbursement,

251

recovery or other payment required or permitted under the Bronx Terminal Market Intercreditor Agreement, as follows:

(a)	first, to the holders of the Bronx Terminal Market Senior Pari Passu Companion Loans and the issuing entity, as holder of the Bronx Terminal Market Mortgage Loan, on a pro rata and pari passu basis, based on their respective interest entitlements, in each case in an amount equal to the accrued and unpaid interest on the principal balances of their respective Bronx Terminal Market A Notes (calculated at a rate net of the primary servicing fee rate);
(b)	second, pro rata, to the holders of the Bronx Terminal Market Senior Pari Passu Companion Loans and to the issuing entity, as holder of the Bronx Terminal Market Mortgage Loan, to apply to the principal balances of the Bronx Terminal Market Senior Pari Passu Companion Loans and the Bronx Terminal Market Mortgage Loan until their principal balances have been reduced to zero;
(c)	third, to the holders of the Bronx Terminal Market Senior Pari Passu Companion Loans and the issuing entity, as holder of the Bronx Terminal Market Mortgage Loan, on a pro rata and pari passu basis, up to the amount of any unreimbursed costs and expenses paid by such holders (or paid or advanced by the applicable master servicer, the BTM Special Servicer or the trustee, as applicable) with respect to the Bronx Terminal Market Whole Loan pursuant to the terms of the Bronx Terminal Market Intercreditor Agreement or the Pooling and Servicing Agreement, as applicable;
(d)	fourth, to the holders of the Bronx Terminal Market Senior Pari Passu Companion Loans and the issuing entity, as holder of the Bronx Terminal Market Mortgage Loan, pro rata, any prepayment or yield maintenance premium allocable to the Bronx Terminal Market A Notes, to the extent paid by the Bronx Terminal Market Whole Loan borrower;
(e)	fifth, if the proceeds of any foreclosure sale or any liquidation of the Bronx Terminal Market Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (a) through (d) and, as a result of a workout the aggregate principal balances of the Bronx Terminal Market A Notes have been reduced (to the extent such reductions were made in accordance with the terms of the Pooling and Servicing Agreement by reason of the insufficiency of the Bronx Terminal Market Subordinate Companion Loan to bear the full economic effect of the workout), such excess amount will be paid to the holders of the Bronx Terminal Market Senior Pari Passu Companion Loans and the issuing entity, as holder of The Bronx Terminal Market Mortgage Loan, on a pro rata and pari passu basis (x) in an amount up to the reduction, if any, of the aggregate principal balance of the related notes as a result of such workout plus (y) an amount equal to interest on the amount described in clause (x) at the interest rate applicable to the Bronx Terminal Market A Notes;
(f)	sixth, to the extent the holder of the Bronx Terminal Market Subordinate Companion Loan has made any payments or advances to cure defaults as described below under “—Cure Rights”, to reimburse the holder of the Bronx Terminal Market Subordinate Companion Loan for all such cure payments; and to the holder of the Bronx Terminal Market Subordinate Companion Loan in the amount of any other unreimbursed, reasonable out-of-pocket costs and expenses paid or incurred by such holder, in each case to the extent reimbursable, but not previously reimbursed, by the Bronx Terminal Market borrower;
(g)	seventh, to the holder of the Bronx Terminal Market Subordinate Companion Loan in an amount equal to the accrued and unpaid interest on the principal balance of the Bronx Terminal Market Subordinate Companion Loan (calculated at a rate net of the primary servicing fee rate);
(h)	eighth, to the holder of the Bronx Terminal Market Subordinate Companion Loan, in reduction of the principal balance of the Bronx Terminal Market Subordinate Companion Loan until its principal balance has been reduced to zero;
(i)	ninth, to the holders of the Bronx Terminal Market Subordinate Companion Loans, any prepayment or yield maintenance premium allocable to the Bronx Terminal Market Subordination Companion Loan, to the extent paid by the Bronx Terminal Market Whole Loan borrower;
(j)	tenth, if the proceeds of any foreclosure sale or any liquidation of the Bronx Terminal Market Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the
252

foregoing clauses (a) through (i) and, as a result of a workout the principal balance of the Bronx Terminal Market Subordinate Companion Loan has been reduced, such excess amount will be paid to the holder of the Bronx Terminal Market Subordinate Companion Loan (x) in an amount up to the reduction, if any, of the principal balance of the Bronx Terminal Market Subordinate Companion Loan as a result of such workout plus (y) an amount equal to interest on the amount described in clause (x) at the interest rate applicable to the Bronx Terminal Market Subordinate Companion Loan;

(k)	eleventh, to the Bronx Terminal Market Noteholders, on a pro rata basis based on their respective interest entitlements, any assumption or transfer fees, to the extent actually paid by the Bronx Terminal Market Whole Loan borrower; and
(l)	twelfth, if any excess amount, including without limitation, default interest, is available to be distributed in respect of the Bronx Terminal Market Whole Loan, and not otherwise applied in accordance with the foregoing clauses (a) through (k), any remaining amounts will be paid pro rata to the Bronx Terminal Market Noteholders.

Consultation and Control

The controlling noteholder under the Bronx Terminal Market Intercreditor Agreement (the “Bronx Terminal Market Controlling Noteholder”) will initially be the holder of the majority of the Bronx Terminal Market Subordinate Companion Loan (by principal balance). If a Bronx Terminal Market Control Appraisal Period with respect to the Bronx Terminal Market Subordinate Companion Loan occurs and is continuing, the holder of promissory note A-1 will become the Bronx Terminal Market Controlling Noteholder. If the holder of the Bronx Terminal Market Subordinate Companion Loan would be the Bronx Terminal Market Controlling Noteholder with respect to the Bronx Terminal Market Whole Loan, but any interest in such Bronx Terminal Market Subordinate Companion Loan is held by a Bronx Terminal Market Borrower Related Party, or a Bronx Terminal Market Borrower Related Party would otherwise be entitled to exercise the rights of the Bronx Terminal Market Controlling Noteholder in respect to the Bronx Terminal Market Subordinate Companion Loan, then a Bronx Terminal Market Control Appraisal Period will be deemed to have occurred with respect to such Bronx Terminal Market Subordinate Companion Loan. The Bronx Terminal Market Controlling Noteholder will have consent and/or consultation rights with respect to the Bronx Terminal Market Whole Loan similar, but not necessarily identical, to those held by the directing certificateholder under the terms of the Pooling and Servicing Agreement.

“Bronx Terminal Market Borrower Related Party” means, with respect to the Bronx Terminal Market Whole Loan, (a) the related borrower, (b) any manager of the Bronx Terminal Market Mortgaged Property, (c) any Accelerated Mezzanine Loan lender with respect to the Bronx Terminal Market Whole Loan or (d) any borrower party affiliate (as defined in the Bronx Terminal Market Intercreditor Agreement).

A “Bronx Terminal Market Control Appraisal Period” means any period with respect to the Bronx Terminal Market Whole Loan, if and for so long as: (a) (1) the initial principal balance of the Bronx Terminal Market Subordinate Companion Loan, minus, (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on the Bronx Terminal Market Subordinate Companion Loan, after the date of creation of the Bronx Terminal Market Subordinate Companion Loan, (y) any appraisal reduction amount or collateral deficiency amount, as applicable, for the Bronx Terminal Market Whole Loan that is allocated to the Bronx Terminal Market Subordinate Companion Loan, and (z) any losses realized with respect to the Bronx Terminal Market Mortgaged Property or the Bronx Terminal Market Whole Loan that are allocated to the Bronx Terminal Market Subordinate Companion Loan, is less than (b) 25% of the remainder of (i) the initial principal balance of the Bronx Terminal Market Subordinate Companion Loan, less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the holders of the Bronx Terminal Market Subordinate Companion Loan, after the date of creation of the Bronx Terminal Market Subordinate Companion Loan, provided that a Bronx Terminal Market Control Appraisal Period will terminate upon the occurrence of a Bronx Terminal Market Threshold Event Cure (as defined below) by the holder of the Bronx Terminal Market Subordinate Companion Loan.

A “Bronx Terminal Market Threshold Event Cure” means the right of the holder of the Bronx Terminal Market Subordinate Companion Loan to avoid (or terminate) a Bronx Terminal Market Control Appraisal Period by providing Bronx Terminal Market Threshold Event Collateral in an amount which, when added to 90% of the appraised value of the Bronx Terminal Market Mortgaged Property as determined pursuant to the Pooling and Servicing Agreement

253

and any Bronx Terminal Market Threshold Event Collateral then held by the servicer would cause the applicable Bronx Terminal Market Control Appraisal Period not to be in effect.

“Bronx Terminal Market Threshold Event Collateral” means either (a) cash collateral for the benefit of, and acceptable to, the applicable master servicer or (b) an unconditional and irrevocable standby letter of credit issued by a bank or other financial institution meeting the ratings requirements as described in the Bronx Terminal Market Intercreditor Agreement to be held by the master servicer or the BTM Special Servicer.

Pursuant to the terms of the Bronx Terminal Market Intercreditor Agreement, if any consent, modification, amendment or waiver under or other action in respect of the Bronx Terminal Market Whole Loan (whether or not a servicing transfer event has occurred and is continuing) that would constitute a Bronx Terminal Market Major Decision has been requested or proposed or any fact or circumstance has occurred requiring that a Bronx Terminal Market Major Decision be made, or if the master servicer or the BTM Special Servicer, as applicable, otherwise intends to make a Bronx Terminal Market Major Decision, at least 10 business days (30 days with respect to any proposed modification or waiver of any material provision governing the type, nature or amount of insurance coverage required to be obtained and maintained by the Bronx Terminal Market Whole Loan borrower) prior to taking action with respect to such Bronx Terminal Market Major Decision, the master servicer or the BTM Special Servicer, as applicable, must receive the written consent of the Bronx Terminal Market Controlling Noteholder (or its representative) before implementing a decision with respect to such Bronx Terminal Market Major Decision; provided, that if the master servicer or the BTM Special Servicer, as the case may be, does not receive a response within 5 business days of its delivery of notice of a Bronx Terminal Market Major Decision, the master servicer or the BTM Special Servicer, as applicable, is required to deliver a second notice to the Bronx Terminal Market Controlling Noteholder, and if the Bronx Terminal Market Controlling Noteholder does not respond within 5 business days of receipt of such second notice, it will have no further consent rights with respect to the specific action set forth in such notice and the Bronx Terminal Market controlling noteholder’s consent will be deemed to have been given; provided, further, that such failure to reply will not affect the rights of the Bronx Terminal Market controlling noteholder to consent to any future actions. Notwithstanding the foregoing, if a failure to take any such action at such time would be inconsistent with the Servicing Standard, the master servicer or the BTM Special Servicer, as the case may be, may take actions with respect to the Bronx Terminal Market Mortgaged Property before obtaining the consent of the Bronx Terminal Market Controlling Noteholder (or its representative) if the BTM Special Servicer reasonably determines in accordance with the Servicing Standard that immediate action is necessary to protect the interests of the Bronx Terminal Market Noteholders.

At any time that the holder of the Bronx Terminal Market Subordinate Companion Loan is the Bronx Terminal Market Controlling Noteholder, if the Bronx Terminal Market borrower submits a DMV Lease Reserve Release Request (as defined below), then the master servicer or the BTM Special Servicer, as applicable, must deliver notice thereof and all accompanying documentation to the Bronx Terminal Market Controlling Noteholder and its controlling noteholder representative, if any, and not process or implement any decision with respect to such request (or make a determination not to take action with respect to such request) unless and until it has received written instruction from the Bronx Terminal Market Controlling Noteholder. Upon receipt of such written instruction, the master servicer or the BTM Special Servicer, as applicable, is to follow such instruction and release or disburse funds from the DMV Lease Reserve (or not release or disburse such funds, as applicable) in accordance with the instructions. If the master servicer or the BTM Special Servicer, as applicable, has not received a response from the Bronx Terminal Market Controlling Noteholder within 5 business days after delivery of the notice thereof, the master servicer or the BTM Special Servicer, as applicable, must deliver an additional notice and if the Bronx Terminal Market Controlling Noteholder fails to respond to the master servicer or the BTM Special Servicer, as applicable, within 5 business days after receipt of such second notice, the master servicer or the BTM Special Servicer, as applicable, may process and take action (or make a determination not to take action) without obtaining the consent or awaiting the instruction of the Bronx Terminal Market Controlling Noteholder.

“Bronx Terminal Market Major Decision” means any of the following:

(i)	any substitution or addition of collateral or release of collateral for the Bronx Terminal Market Whole Loan (other than immaterial condemnation actions, other similar immaterial takings, or immaterial easements) or any consent to any of the foregoing, except as expressly required or permitted by the loan documents without the consent or discretion of the lender;
(ii)	any waiver of or determination not to enforce a “due-on-sale” or “due-on-encumbrance” clause (unless (a) such clause is not exercisable under applicable law, (b) any such waiver is related to an immaterial
254

easement, right of way or similar agreement, or (c) such exercise is reasonably likely to result in successful legal action by the related borrower);

(iii)	any transfer of the Bronx Terminal Market Mortgaged Property or a portion thereof, or any transfer of any direct or indirect ownership interest in the related borrower to the extent lender consent under the loan documents is required, or in connection with a pending immaterial condemnation, or related to an immaterial easement, immaterial right of way or similar agreement, including any approval of a person as a “Qualified Equityholder” or any other approval or consent by the lender pursuant to the related provision of the loan agreement;
(iv)	any consent to the incurrence of additional debt by the related borrower or subsidiary of such borrower or mezzanine debt by a direct or indirect parent of the such borrower, including entering into any document evidencing or securing any such additional debt and any intercreditor or subordination agreement executed in connection therewith, and any waiver of or amendment or modification to the terms of any such document or agreement, in each case to the extent lender approval is required by the loan documents or the applicable intercreditor agreement, unless the Bronx Terminal Market Controlling Noteholder is affiliated with the lender of such additional or mezzanine debt;
(v)	any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of REO Property) of the ownership of the Bronx Terminal Market Mortgaged Property, including by means of deed in lieu of foreclosure;
(vi)	any modification, consent to a modification or waiver of, or consent to any deferral of compliance with, any monetary term (other than late fees but including, without limitation, the timing or amount of payments and the acceptance of discounted payoffs) or material non-monetary term (including, without limitation, any special purpose entity requirements or affiliate lender provisions) of the Bronx Terminal Market Whole Loan or any extension of the maturity date of the Bronx Terminal Market Whole Loan to the extent lender approval is required under the loan documents;
(vii)	following a default or an event of default with respect to the Bronx Terminal Market Whole Loan, any material exercise of remedies, including the acceleration of the Bronx Terminal Market Whole Loan or initiation of judicial, bankruptcy or similar proceedings under the loan documents or with respect to the related borrower or the Bronx Terminal Market Mortgaged Property;
(viii)	any sale or other disposition of the Bronx Terminal Market Mortgage Loan for less than the Repurchase Price;
(ix)	any determination to bring the Bronx Terminal Market Mortgaged Property or the related REO Property into compliance with applicable environmental laws or to otherwise address hazardous materials located at the Bronx Terminal Market Mortgaged Property or the related REO Property;
(x)	any change to a property manager with respect to the Bronx Terminal Market Mortgaged Property, any amendment, modification or waiver of the terms of, or replacement of, any property management agreement, to the extent lender approval is required by the loan documents;
(xi)	any modifications, waivers or amendments to any “operations agreement” under the related loan agreement or any consent to any of the foregoing, in each case, to the extent lender approval is required by the loan documents;
(xii)	releases of any material amounts from any escrow accounts, reserve accounts or letters of credit, in each case, held as performance escrows or reserves, other than those required pursuant to the specific terms of the Bronx Terminal Market Whole Loan and for which there is no material lender discretion; provided, for the avoidance of doubt, that any request for the funding or disbursement of any ordinary course impounds, repair and replacement reserves, lender approved budget and operating expenses and tenant improvements pursuant to an approved lease will not constitute a Bronx Terminal Market Major Decision;
(xiii)	any acceptance of an assumption agreement releasing the related borrower, any guarantor or other obligor from liability under the Bronx Terminal Market Whole Loan or the related loan documents other
255

than as required or permitted pursuant to the specific terms of such loan documents and for which there is no lender discretion;

(xiv)	any determination of an Acceptable Insurance Default under the related loan documents; any proposed modification or waiver of any material provisions in the related loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the related borrower; any approval of any casualty, insurance settlements or condemnation settlements, and except to the extent lender approval is required by related loan documents, any determination to apply casualty proceeds or condemnation awards to the reduction of debt rather than to the restoration of the Bronx Terminal Market Mortgaged Property;
(xv)	the execution, termination, modification, amendment, surrender or renewal of any lease or ground lease, to the extent lender approval is required under the loan documents, including entering into any subordination, non-disturbance and attornment agreement and any decision by lender to exercise any cure rights under a ground lease;
(xvi)	the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of the related borrower, only to the extent lender approval is required by the loan documents;
(xvii)	any determination by the BTM Special Servicer to transfer the Bronx Terminal Market Whole Loan to special servicing under the circumstances where the BTM Special Servicer determines, in its reasonable business judgment, exercised in accordance with the Servicing Standard, that (a) a default consisting of a failure to make a payment of principal or interest is reasonably foreseeable or there is a significant risk of such default or (b) any other default that is likely to impair the use or marketability of the Bronx Terminal Market Mortgaged Property or the value of the Bronx Terminal Market Mortgaged Property as security for the Bronx Terminal Market Whole Loan is reasonably foreseeable or there is a significant risk of such default, which monetary or other default, in either case, would likely continue unremedied beyond the applicable grace period (or, if no grace period is specified, for a period of 60 days) and is not likely to be cured by the related borrower within 60 days or, in the case of a balloon payment, for at least 30 days, or such other analogous event described in the definition of “Specially Serviced Loan”;
(xviii)	any determination by the BTM Special Servicer to transfer the Bronx Terminal Market Whole Loan to special servicing under the circumstances where a default, of which the master servicer or the BTM Special Servicer has notice (other than a failure by the borrower to pay principal or interest) and which in the opinion of the BTM Special Servicer materially and adversely affects the interests of the noteholders of the Bronx Terminal Market Whole Loan, occurs and remains unremedied for the applicable grace period specified in the related loan documents (or if no grace period is specified for those defaults which are capable of cure, 60 days), or such other analogous event described in the definition of “Specially Serviced Loan”;
(xix)	any approval of the annual budget for which lender consent is required under the related loan documents;
(xx)	any modification, waiver or amendment, in any material respect, of any guaranty, environmental indemnity or environmental insurance policy related to the loan documents, in each case, to the extent lender approval is required by the loan documents;
(xxi)	if the Bronx Terminal Market Mortgaged Property is an REO Property, approval of any operating and business plans or asset sale and disposition plans of the Bronx Terminal Market Mortgaged Property (including incurring financing, restructuring or refinancing debt, engaging or replacing the manager or leasing agent, decisions with respect to operating and capital expenses, etc.) proposed by the BTM Special Servicer with respect to such REO Property;
(xxii)	any calculation of debt yield or determination of whether a cash sweep event or cash sweep event cure (as such terms are defined in the related loan agreement) has occurred, solely to the extent such calculation or determination waives a requirement of the loan documents in any material respect or reflects a material change in the methodology of the applicable calculation or determination;
256

(xxiii)	any modification, waiver or amendment of a co-lender agreement, intercreditor agreement, participation agreement or similar agreement with any mezzanine lender or subordinate debt holder related to the Bronx Terminal Market Whole Loan, or any exercise of rights or remedies with respect thereto, in each case in a manner that materially and adversely affects the Bronx Terminal Market Controlling Noteholder (to the extent that, in the case of any mezzanine intercreditor agreement with such mezzanine lender, neither the Bronx Terminal Market Controlling Noteholder, nor any affiliate or agent thereof, is a holder of a controlling interest in the applicable mezzanine loan or any beneficial owner of a controlling interest in such mezzanine loan);
(xxiv)	any filing of a bankruptcy or similar action against the related borrower or guarantor or the election of any action in a bankruptcy or insolvency proceeding to seek relief from the automatic stay or dismissal of a bankruptcy filing, seeking or opposing an order for adequate protection, adequate assurance, a § 363 sale, order shortening time or similar motion of procedure in an insolvency proceeding or making an §1111(b)(2) election on behalf of the noteholders of the Bronx Terminal Market Whole Loan;
(xxv)	approving any proposed construction or alteration to the Bronx Terminal Market Mortgaged Property, to the extent lender approval is required by the related loan documents; or
(xxvi)	any enforcement of any cure right or exercise of any remedies by lender under the loan documents with respect to any property management agreement or operations agreement.

“DMV Lease Reserve Release Request” means a request from the Bronx Terminal Market borrower to release or disburse to the Bronx Terminal Market borrower all or any portion of the funds then remaining in the related reserve established under the Bronx Terminal Market loan documents, including any request that includes a request to waive or modify any of the conditions or requirements for release or disbursement set forth in the applicable provisions of the Bronx Terminal Market loan documents.

Notwithstanding the foregoing, the master servicer and the BTM Special Servicer, as the case may be, are not required to follow any advice or consultation provided by the Bronx Terminal Market Controlling Noteholder (or its representative) that would be inconsistent with the Servicing Standard, require or cause the master servicer or the BTM Special Servicer to violate provisions of the Bronx Terminal Market Intercreditor Agreement or the Pooling and Servicing Agreement, require or cause a violation of the terms of the Bronx Terminal Market Whole Loan or materially expand the scope of the master servicer’s or the BTM Special Servicer’s responsibilities under the Pooling and Servicing Agreement or the Bronx Terminal Market Intercreditor Agreement.

In addition, pursuant to the terms of the Bronx Terminal Market Intercreditor Agreement, the holder of any Bronx Terminal Market Senior Pari Passu Companion Loan, as a non-controlling note holder of a Bronx Terminal Market A Note, will have the right to be consulted on a strictly non-binding basis to the extent it requests consultation with respect to certain Bronx Terminal Market Major Decisions or the implementation of any recommended action outlined in an asset status report relating to the Bronx Terminal Market Whole Loan, at any time that the Bronx Terminal Market Controlling Noteholder is the issuing entity. The consultation rights of any such holder will expire 10 business days following the delivery of written notice and information relating to the matter subject to consultation whether or not such holder has responded within such period; provided that if, the master servicer or the BTM Special Servicer, as applicable, proposes a new course of action that is materially different from the actions previously proposed, the 10 business day consultation period will be deemed to begin anew from the date of delivery of such new proposal and delivery of all information related to such new proposal. Notwithstanding the consultation rights of the holders of any Bronx Terminal Market Senior Pari Passu Companion Loans as described above, the master servicer or the BTM Special Servicer, as applicable, is permitted to make any Bronx Terminal Market Major Decisions or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the Bronx Terminal Market Noteholders. Neither the master servicer nor the BTM Special Servicer, as applicable, will be obligated at any time to follow or take any alternative actions recommended by any holder of a Bronx Terminal Market Senior Pari Passu Companion Loan.

Sale of Defaulted Bronx Terminal Market Whole Loan

Pursuant to the terms of the Bronx Terminal Market Intercreditor Agreement, if an event of default has occurred and is continuing with respect to the Bronx Terminal Market Whole Loan, the BTM Special Servicer may, in accordance with the terms and provisions of the Pooling and Servicing Agreement and subject to the Servicing

257

Standard, elect to sell (1) the Bronx Terminal Market Whole Loan, subject to the consent right of the Bronx Terminal Market Controlling Noteholder, in which case such sale would include each of Bronx Terminal Market A Notes and the Bronx Terminal Market Subordinate Companion Loan as determined by the BTM Special Servicer in accordance with the Servicing Standard (taking into account the subordinate nature of the Bronx Terminal Market Subordinate Companion Loan), or (2) the Bronx Terminal Market Mortgage Loan and the Bronx Terminal Market Senior Pari Passu Companion Loans together, and in the event of a sale under this clause (2) the related non-controlling holder of a Bronx Terminal Market A Note will be permitted to submit an offer on the Bronx Terminal Market Mortgage Loan and the Bronx Terminal Market Senior Pari Passu Companion Loans together. In connection with any such sale, the BTM Special Servicer will be required to follow the procedures set forth under the Pooling and Servicing Agreement. Proceeds of the sale of the Bronx Terminal Market Whole Loan will be distributed in accordance with the priority of payments described in “—Application of Payments after a Bronx Terminal Market Sequential Pay Event” above.

Purchase Option

The holder of the Bronx Terminal Market Subordinate Companion Loan will have the right to purchase, in whole but not in part, the Bronx Terminal Market A Notes at the applicable defaulted mortgage loan purchase price, which is generally equal to unpaid principal, interest and expenses (but generally excluding prepayment premiums, default interest or late charges unless the holder is a Bronx Terminal Market Borrower Related Party) of the Bronx Terminal Market A Notes that are being purchased, by delivery of written notice (a “Bronx Terminal Market Purchase Notice”) during an event of default under the related mortgage loan documents or a Servicing Transfer Event. Such purchase is required to comply with all requirements of the Pooling and Servicing Agreement and all actual costs and expenses related thereto will be paid by the purchasing noteholder. Upon delivery of the Bronx Terminal Market Purchase Notice to the selling Bronx Terminal Market Noteholders, such Bronx Terminal Market Noteholders will be required to sell (and the holder of the Bronx Terminal Market Subordinate Companion Loan delivering the Bronx Terminal Market Purchase Notice will be required to purchase) the applicable Bronx Terminal Market A Notes at the applicable defaulted mortgage loan purchase price, on a date (the “Defaulted Bronx Terminal Market Purchase Date”) not less than 10 and not more than 60 days after the date of the Bronx Terminal Market Purchase Notice. The failure of the holder of the Bronx Terminal Market Subordinate Companion Loan to purchase the Bronx Terminal Market A Notes on the Defaulted Bronx Terminal Market Purchase Date will result in the termination of such right with respect to the event of default that gave rise to such right.

The right of the holder of the Bronx Terminal Market Subordinate Companion Loan to purchase the Bronx Terminal Market A Notes as described in this section will automatically terminate upon a foreclosure sale, sale by power of sale or delivery of a deed in lieu of foreclosure with respect to the Bronx Terminal Market Mortgaged Property.

Cure Rights

In the event that there is (a) a monetary event of default beyond applicable notice and grace periods with respect to the Bronx Terminal Market Whole Loan or (b) a non-monetary event of default beyond applicable notice and grace periods with respect to the Bronx Terminal Market Whole Loan, then the holder of the Bronx Terminal Market Subordinate Companion Loan will have the right, but not the obligation, to: (A) cure such monetary event of default within 7 business days following the receipt of notice of such default and (B) cure such non-monetary event of default within the later of (i) the expiration date of the cure period afforded to the borrower under the mortgage loan documents and (ii) 30 days following receipt of notice of such default; provided that under certain circumstances the cure period with respect to a non-monetary event of default may be extended by up to 90 days. If the holder of the Bronx Terminal Market Subordinate Companion Loan elects to cure a default by way of a payment of money (a “Bronx Terminal Market Cure Payment”), the holder of the Bronx Terminal Market Subordinate Companion Loan will be required to also pay, in addition to such Bronx Terminal Market Cure Payment, all out-of-pocket costs, expenses, losses, liabilities, obligations, damages, penalties and disbursements imposed on, incurred by or asserted against the master servicer or the Bronx Terminal Market Special Servicer or the holders of the applicable Bronx Terminal Market A Notes, including all unreimbursed advances and any interest charged thereon. So long as an event of default exists that is being cured by the holder of the Bronx Terminal Market Subordinate Companion Loan and the applicable cure period has not expired, the default will not be treated as a Bronx Terminal Market Sequential Pay Event (i) for purposes of “—Application of Payments after a Bronx Terminal Market Sequential Pay Event” above, (ii) modifying, amending or waiving any provisions of the related mortgage loan documents, (iii) for purposes of triggering an acceleration of the Bronx Terminal Market Whole Loan or commencing foreclosure proceedings or similar legal proceedings with respect to the related Mortgaged Property, or (iv) for purposes of

258

treating the Bronx Terminal Market Whole Loan as a Specially Serviced Loan. Notwithstanding the foregoing, such right to cure is limited to a combined total of six (6) monetary defaults, no more than four (4) of which may be consecutive, and six (6) non-monetary defaults.

Special Servicer Appointment Rights

Pursuant to the terms of the Bronx Terminal Market Intercreditor Agreement, the Bronx Terminal Market Controlling Noteholder will have the right, with or without cause, to replace the special servicer then acting with respect to the Bronx Terminal Market Whole Loan and appoint a replacement special servicer in in lieu thereof without the consent of the holders of the issuing entity, as holder of the Bronx Terminal Market Mortgage Loan or the holders of the Bronx Terminal Market Senior Pari Passu Companion Loans (or their representatives) in a manner that is substantially similar to that as described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

Additional Mortgage Loan Information

Each of the tables presented in Annex B and Annex C to this prospectus sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A to this prospectus. For certain additional information regarding the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the pool of Mortgage Loans, see “Significant Loan Summaries” in Annex B to this prospectus.

The description in this prospectus, including Annex A, B and C, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the Depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A current report on Form 8-K (“Form 8-K”) will be available to purchasers of the Offered Certificates and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the Pooling and Servicing Agreement, with the Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of the final prospectus.

Additionally, an Asset Data File containing certain detailed information regarding the Mortgage Loans for the reporting period specified therein will be filed or caused to be filed by the Depositor on Form ABS-EE on or prior to the date of filing of this prospectus and available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus.

The Trust Subordinate Companion Loan(s)

For the avoidance of doubt, no Trust Subordinate Companion Loans will be included in the Issuing Entity, and no Loan-Specific Certificates or related uncertificated interests will be issued. As such, any references to “Trust Subordinate Companion Loan”, “Trust Subordinate Companion Loans”, “Trust Subordinate Companion Whole Loan”, “Trust Subordinate Companion Whole Loans”, “Loan-Specific Certificate”, “Loan-Specific Certificates”, “Loan-Specific Principal Balance Certificate”, “Loan-Specific Principal Balance Certificates”, “Loan-Specific Control Eligible Certificate”, “Loan-Specific Control Eligible Certificates”, “Loan-Specific Certificateholder”, “Loan-Specific Certificateholders”, “Loan-Specific Certificate Owner”, “Loan-Specific Certificate Owners”, “Loan-Specific Controlling Class”, “Loan Specific Controlling Class Representative”, “Loan-Specific Controlling Class Certificateholder”, “Loan-Specific Controlling Class Certificateholders”, “Loan-Specific Voting Rights”, “Trust Subordinate Companion Loan REMIC”, “EHRI Trust Subordinate Companion Loan Securitization”, “Loan-Specific Retaining Third Party Purchaser”, “Trust Subordinate Companion Loan Available Funds”, any other term that includes “Loan-Specific” or “Trust Subordinate Companion Loan” as a part thereof, and any concept related to the foregoing, are to be ignored.

259

Transaction Parties

The Sponsors and the Mortgage Loan Sellers

Citi Real Estate Funding Inc., German American Capital Corporation and Goldman Sachs Mortgage Company are the sponsors of this securitization transaction and, accordingly, are referred to as the “Sponsors”.

Citi Real Estate Funding Inc.

General

Citi Real Estate Funding Inc. (“CREFI”) is a Sponsor and a Mortgage Loan Seller. CREFI originated or co-originated all of the CREFI Mortgage Loans. CREFI is a New York corporation organized in 2014 and is a wholly-owned subsidiary of Citibank, N.A., a national banking association, which is in turn a wholly-owned subsidiary of Citicorp LLC, a Delaware limited liability company, which is in turn a wholly-owned subsidiary of Citigroup Inc., a Delaware corporation. CREFI maintains its principal office at 388 Greenwich Street, New York, New York 10013, Attention: Mortgage Finance Group, and its facsimile number is (212) 723-8604. CREFI is an affiliate of Citigroup Commercial Mortgage Securities Inc. (the Depositor) and Citigroup Global Markets Inc. (one of the underwriters). CREFI makes, and purchases (or may purchase) from lenders, commercial and multifamily mortgage loans primarily for the purpose of securitizing them in CMBS transactions.

Neither CREFI nor any of its affiliates will insure or guarantee distributions on the Certificates. None of the Certificateholders will have any rights or remedies against CREFI for any losses or other claims in connection with the Certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of the representations and warranties made by CREFI in the related Mortgage Loan Purchase Agreement as described under “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”.

CREFI’s Commercial Mortgage Origination and Securitization Program

CREFI, directly or through correspondents or affiliates, originates multifamily and commercial mortgage loans throughout the United States. CREFI has been engaged in the origination of multifamily and commercial mortgage loans for securitization since January 2017, and in the securitization of multifamily and commercial mortgage loans since April 2017. The multifamily and commercial mortgage loans originated by CREFI may include both fixed rate loans and floating rate loans. CREFI is an affiliate of Citigroup Global Markets Realty Corp. (“CGMRC”), which was engaged in the origination of multifamily and commercial mortgage loans for securitization from 1996 to 2017. Many CREFI staff worked for CGMRC, and CREFI’s underwriting guidelines, credit committee approval process and loan documentation are substantially similar to CGMRC’s. CREFI securitized approximately $4.4 billion, $7.3 billion, $11.4 billion, $7.8 billion, $15.9 billion, $11.1 billion and $6.7 billion of multifamily and commercial mortgage loans in public and private offerings during the calendar years 2017, 2018, 2019, 2020, 2021, 2022 and 2023, respectively.

In addition, in the normal course of its business, CREFI may also acquire multifamily and commercial mortgage loans from various third-party originators. These mortgage loans may have been originated using underwriting guidelines not established by CREFI.

In connection with the commercial mortgage securitization transactions in which it participates, CREFI generally transfers the subject mortgage assets to a depositor, who then transfers those mortgage assets to the issuing entity for the related securitization. In return for the transfer of the subject mortgage assets by the depositor to the issuing entity, the issuing entity issues commercial mortgage pass-through certificates that are in whole or in part backed by, and supported by the cash flows generated by, those mortgage assets.

CREFI will generally act as a sponsor, originator and/or mortgage loan seller in the commercial mortgage securitization transactions in which it participates. In such transactions there may be a co-sponsor and/or other mortgage loan sellers and originators.

CREFI generally works with rating agencies, unaffiliated mortgage loan sellers, servicers, affiliates and underwriters in structuring a securitization transaction. Generally, CREFI and/or the related depositor contract with

260

other entities to service the multifamily and commercial mortgage loans following their transfer into a trust fund in exchange for a series of certificates and, in certain cases, uncertificated interests.

Review of the CREFI Mortgage Loans

Overview. In connection with the preparation of this prospectus, CREFI conducted a review of the Mortgage Loans or portions thereof that it is selling to the Depositor. The review was conducted as set forth below and was conducted with respect to each of the CREFI Mortgage Loans. No sampling procedures were used in the review process.

Database. First, CREFI created a database of information (the “CREFI Securitization Database”) obtained in connection with the origination of the CREFI Mortgage Loans, including:

●	certain information from the CREFI Mortgage Loan documents;
●	certain information from the rent rolls and operating statements for, and certain leases relating to, the related Mortgaged Properties (in each case to the extent applicable);
●	insurance information for the related Mortgaged Properties;
●	information from third party reports such as the appraisals, environmental and property condition reports, seismic reports, zoning reports and other zoning information;
●	bankruptcy searches with respect to the related borrowers; and
●	certain information and other search results obtained by CREFI’s deal team for each of the CREFI Mortgage Loans during the underwriting process.

CREFI also included in the CREFI Securitization Database certain updates to such information received by CREFI’s securitization team after origination, such as information from the interim servicer regarding loan payment status and current escrows, updated rent rolls and leasing activity information provided pursuant to the Mortgage Loan documents, and information otherwise brought to the attention of CREFI’s securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any CREFI Mortgage Loan.

Using the information in the CREFI Securitization Database, CREFI created a Microsoft Excel file (the “CREFI Data File”) and provided that file to the Depositor for the inclusion in this prospectus (particularly in Annexes A, B and C to this prospectus) of information regarding the CREFI Mortgage Loans.

Data Comparison and Recalculation. CREFI engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by CREFI, relating to information in this prospectus regarding the CREFI Mortgage Loans. These procedures included:

●	comparing the information in the CREFI Data File against various source documents provided by CREFI that are described above under “—Database”;
●	comparing numerical information regarding the CREFI Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the CREFI Data File; and
●	recalculating certain percentages, ratios and other formulae relating to the CREFI Mortgage Loans disclosed in this prospectus.

Legal Review. CREFI also reviewed and responded to a Due Diligence Questionnaire (as defined below) relating to the CREFI Mortgage Loans, which questionnaire was prepared by the Depositor’s legal counsel for use in eliciting information relating to the CREFI Mortgage Loans and including such information in this prospectus to the extent material.

Although the Due Diligence Questionnaire may be revised from time to time, it typically contains various questions regarding the CREFI Mortgage Loans, the related Mortgaged Properties, the related borrowers, sponsors

261

and tenants, and any related additional debt. For example, the due diligence questionnaire (a “Due Diligence Questionnaire”) may seek to elicit, among other things, the following information:

●	whether any mortgage loans were originated by third party originators and the names of such originators, and whether such mortgage loans were underwritten or re-underwritten in accordance with CREFI’s (or the applicable mortgage loan seller’s) criteria;
●	whether any mortgage loans are not first liens, or have a loan-to-value ratio greater than 80%;
●	whether any mortgage loans are 30 days or more delinquent with respect to any monthly debt service payment as of the cut-off date or have been 30 days or more delinquent at any time during the 12-month period immediately preceding the cut-off date;
●	a description of any material issues with respect to any of the mortgage loans;
●	whether any mortgage loans permit, or have existing, mezzanine debt, additional debt secured by the related mortgaged properties or other material debt, and the material terms and conditions for such debt;
●	whether any mortgaged properties have additional debt that is included in another securitization transaction and information related to such other securitization transaction;
●	whether intercreditor agreements, subordination and standstill agreements or similar agreements are in place with respect to secured debt, mezzanine debt or additional debt and the terms of such agreements;
●	whether any mortgage loans are interest-only for their entire term or a portion of their term;
●	whether any mortgage loans permit prepayment or defeasance (in whole or in part), or provide for yield maintenance, and the types of prepayment lock-out provisions and prepayment charges that apply;
●	whether any mortgage loans permit the release of all or a portion of the related mortgaged properties, and the material terms of any partial release, substitution and condemnation/casualty provisions;
●	whether any mortgage loans are cross-collateralized or secured by multiple properties, or have related borrowers with other mortgage loans in the subject securitization;
●	whether any mortgage loans have a right of first refusal or right of first offer or similar options, in favor of a tenant or any other party;
●	whether there are post-close escrows or earn-out reserves that could be used to pay down the mortgage loan, or whether there are escrows or holdbacks that have not been fully funded;
●	information regarding lockbox arrangements, grace periods, interest accrual and amortization provisions, non-recourse carveouts, and any other material provisions with respect to the mortgage loan;
●	whether the borrower or sponsor of any related borrower has been subject to bankruptcy proceedings, or has a past or present material criminal charge or record;
●	whether any borrower is not a special purpose entity;
●	whether any borrowers or sponsors of related borrowers have been subject to litigation or similar proceedings and the material terms thereof;
●	whether any borrower under a mortgage loan is affiliated with a borrower under another mortgage loan to be included in the issuing entity;
262

●	whether any of the mortgage loans is a leasehold mortgage, the terms of the related ground lease, and whether the term of the related ground lease extends at least 20 years beyond the stated loan maturity;
●	a list of any related mortgaged properties for which a single tenant occupies over 50% of such property, and whether there are any significant lease rollovers at a particular mortgaged property;
●	a list of any significant tenant concentrations or material tenant issues, e.g., dark tenants, subsidized tenants, government or student tenants, or Section 8 tenants, etc.;
●	a description of any material leasing issues at the related mortgaged properties;
●	whether any related mortgaged properties are subject to condemnation proceedings or litigation;
●	a list of related mortgaged properties for which a Phase I environmental site assessment has not been completed, or for which a Phase II environmental site assessment was performed, and whether any environmental site assessment reveals any material adverse environmental condition or circumstance at any related mortgaged property except for those which will be remediated by the cut-off date;
●	whether there is any terrorism, earthquake, tornado, flood, fire or hurricane damage with respect to any of the related mortgaged properties, or whether there are any zoning issues at the mortgaged properties;
●	a list of mortgaged properties for which an engineering inspection has not been completed and whether any property inspection revealed material issues; and/or
●	general information regarding property type, condition, use, plans for renovation, etc.

CREFI also provided to origination counsel a set of mortgage loan representations and warranties substantially similar to those attached as Annex E-1A to this prospectus and requested that origination counsel identify exceptions to such representations and warranties. CREFI compiled and reviewed the draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the Depositor for inclusion on Annex E-1B to this prospectus. In addition, for each CREFI Mortgage Loan originated by CREFI or one of its affiliates, CREFI prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process. The loan terms included in each asset summary may include, without limitation, the principal amount, the interest rate, the loan term, the interest calculation method, the due date, any applicable interest-only period, any applicable amortization period, a summary of any prepayment and/or defeasance provisions, a summary of any lockbox and/or cash management provisions, a summary of any release provisions, and a summary of any requirement for the related borrower to fund up-front and/or on-going reserves. The property level information obtained during the origination process included in each asset summary may include, without limitation, a description of the related Mortgaged Property (including property type, ownership structure, use, location, size, renovations, age and physical attributes), information relating to the commercial real estate market in which the Mortgaged Property is located, information relating to the related borrower and sponsor of the related borrower, an underwriter’s assessment of strengths and risks of the loan transaction, tenant analysis, and summaries of third party reports such as appraisal, environmental and property condition reports.

For each CREFI Mortgage Loan, if any, purchased by CREFI or its affiliates from a third-party originator of such CREFI Mortgage Loan, CREFI reviewed the purchase agreement and related representations and warranties, and exceptions to those representations and warranties, made by the seller of such CREFI Mortgage Loan to CREFI or its affiliates, reviewed certain provisions of the related Mortgage Loan documents and third party reports concerning the related Mortgaged Property provided by the originator of such CREFI Mortgage Loan, prepared exceptions to the representations and warranties in the Mortgage Loan Purchase Agreement based upon such review, and provided them to the Depositor for inclusion on Annex E-1B to this prospectus. With respect to any CREFI Mortgage Loan that is purchased by CREFI or its affiliates from a third party originator, the representations and warranties made by the third party originator in the related purchase agreement between CREFI or its affiliates, on the one hand, and the third party originator, on the other hand, are solely for the benefit of CREFI or its affiliates. The rights, if any, that CREFI or its affiliates may have under such purchase agreement upon a breach of such representations and warranties made by the third party originator will not be assigned to the Trustee, and none of the

263

Certificateholders or the Trustee will have any recourse against the third party originator in connection with any breach of the representations and warranties made by such third party originator. As described under “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”, the substitution or repurchase obligation of, or the obligation to make a Loss of Value Payment on the part of, CREFI, as Mortgage Loan Seller, with respect to the CREFI Mortgage Loans under the related Mortgage Loan Purchase Agreement constitutes the sole remedy available to the Certificateholders and the Trustee for any uncured material breach of any of CREFI’s representations and warranties regarding the CREFI Mortgage Loans, including any CREFI Mortgage Loans that were purchased by CREFI or its affiliates from a third party originator.

In addition, with respect to each CREFI Mortgage Loan, CREFI reviewed, and in certain cases requested that its counsel review, certain Mortgage Loan document provisions as necessary for disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates. Furthermore, CREFI requested the borrowers under the CREFI Mortgage Loans (or the borrowers’ respective counsel) for updates on any significant pending litigation that existed at origination. Moreover, if CREFI became aware of a significant natural disaster in the vicinity of a Mortgaged Property relating to a CREFI Mortgage Loan, CREFI requested information on the property status from the related borrower in order to confirm whether any material damage to the property had occurred.

Large Loan Summaries. Finally, CREFI prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the CREFI Mortgage Loans included in the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool, and the abbreviated loan summaries for those of the CREFI Mortgage Loans included in the next 5 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool, which loan summaries and abbreviated loan summaries are incorporated in “Significant Loan Summaries” in Annex B to this prospectus.

Findings and Conclusions. Based on the foregoing review procedures, CREFI found and concluded that the disclosure regarding the CREFI Mortgage Loans in this prospectus is accurate in all material respects. CREFI also found and concluded that the CREFI Mortgage Loans were originated in accordance with CREFI’s origination procedures and underwriting criteria, except for any material deviations described under “—CREFI’s Underwriting Guidelines and Processes—Exceptions” below. CREFI attributes to itself all findings and conclusions resulting from the foregoing review procedures.

CREFI’s Underwriting Guidelines and Processes

General. CREFI’s commercial mortgage loans (including any co-originated mortgage loans) are primarily originated in accordance with the procedures and underwriting criteria described below. However, variations from the procedures and criteria described below may be implemented as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor or any other pertinent information deemed material by CREFI. Therefore, this general description of CREFI’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it or on its behalf complies entirely with all criteria set forth below.

Process. The credit underwriting process for each of CREFI’s loans is performed by a deal team comprised of real estate professionals which typically includes an originator, an underwriter, a commercial closer and a third party due diligence provider operating under the review of CREFI. This team conducts a thorough review of the related mortgaged property, which in most cases includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic condition/engineering (see “—Escrow Requirements”, “—Title Insurance Policy”, “—Property Insurance”, “—Third Party Reports—Appraisal”, “—Third Party Reports—Environmental Report” and “—Third Party Reports—Property Condition Report” below). In some cases (such as a property having a limited operating history or having been recently acquired by its current owner), historical operating statements may not be available. Rent rolls would not be examined for certain property types, such as hospitality properties or single tenant properties, and tenant leases would not be examined for certain property types, such as hospitality, self-storage, multifamily and manufactured housing community properties.

264

A member of CREFI’s deal team or one of its agents performs an inspection of the property as well as a review of the surrounding market environment, including demand generators and competing properties (if any), in order to confirm tenancy information, assess the physical quality of the collateral, determine visibility and access characteristics, and evaluate the property’s competitiveness within its market.

CREFI’s deal team or one of its agents also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, credit reports, criminal/background investigations, and specific searches for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the property’s cash flow in accordance with CREFI’s property-specific, cash flow underwriting guidelines. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

Credit Approval. All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

Debt Service Coverage Ratio and Loan-to-Value Ratio Requirements. CREFI’s underwriting standards generally require a minimum debt service coverage ratio of 1.20x and a maximum loan-to-value ratio of 80%. However, these thresholds are guidelines and exceptions are permitted under the guidelines on the merits of each individual loan, such as reserves, letters of credit and/or guarantees and CREFI’s assessment of the property’s future prospects. Property and loan information is not updated for securitization unless CREFI determines that information in its possession has become stale.

Certain properties may also be encumbered by subordinate debt secured by such property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower and, when such mezzanine or subordinate debt is taken into account, may result in aggregate debt that does not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

Amortization Requirements. While CREFI’s underwriting guidelines generally permit a maximum amortization period of 30 years, certain loans may provide for interest-only payments through maturity or for a portion of the loan term. If the loan entails only a partial interest-only period, the monthly debt service, annual debt service and debt service coverage ratio set forth in this prospectus and Annex A to this prospectus reflect a calculation on the future (larger) amortizing loan payment. See “Description of the Mortgage Pool” in this prospectus.

Escrow Requirements. CREFI may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, CREFI may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover tenant improvements/leasing commissions, deferred maintenance, environmental remediation or unfunded obligations, among other things. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all of CREFI’s commercial mortgage loans.

Generally, CREFI requires escrows as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional sponsor or the sponsor is a high net worth individual or (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the
265

related mortgaged property is required to pay taxes directly or reimburse the landlord for the real estate taxes paid.

●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower or an affiliate thereof maintains a blanket insurance policy, (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, or (iii) if and to the extent that another third party unrelated to the borrower (such as a condominium board, if applicable) is obligated to maintain the insurance.
●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows are not required in certain circumstances, including, but not limited to, if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.
●	Tenant Improvement / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvement / leasing commission reserve may be required to be funded either at loan origination and/or during the term of the mortgage loan to cover anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing certain space involving major tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the tenant’s lease extends beyond the loan term or (ii) if the rent for the space in question is considered below market.
●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or (iii) if a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for the repairs.
●	Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee wherein it agrees to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place or (iii) if a third party unrelated to the borrower is identified as the responsible party. For a description of the escrows collected with respect to the CREFI Mortgage Loans, please see Annex A to this prospectus.

Title Insurance Policy. The borrower is required to provide, and CREFI or its counsel typically will review, a title insurance policy for each property. The provisions of the title insurance policy are required to comply with the Sponsor representation and warranty set forth in paragraph (6) on Annex E-1A to this prospectus without any exceptions that CREFI deems material.

Property Insurance. CREFI requires the borrower to provide, or authorizes the borrower to rely on a tenant or other third party to obtain, insurance policies meeting the requirements set forth in the Sponsor representations and warranties in paragraphs (16) and (29) on Annex E-1A to this prospectus without any exceptions that CREFI deems material (other than with respect to deductibles and allowing a tenant to self-insure).

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the CREFI Mortgage Loans, CREFI generally considered the results of third party reports

266

as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property.

Appraisal

CREFI obtains an appraisal meeting the requirements described in the Sponsor representation and warranty set forth in paragraph (41) on Annex E-1A to this prospectus without any exceptions that CREFI deems material. In addition, the appraisal (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

Environmental Report

CREFI generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by CREFI. CREFI or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I site assessment identifies any such conditions, CREFI generally requires that the condition be addressed in a manner that complies with the mortgage loan representation and warranty set forth in paragraph (40) on Annex E-1A to this prospectus without any exceptions that CREFI deems material.

Property Condition Report

CREFI generally obtains a current property condition report (a “PCR”) for each mortgaged property prepared by a structural engineering firm approved by CREFI. CREFI or an agent typically reviews the PCR to determine the physical condition of the property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, CREFI often requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “—Escrow Requirements” above.

Servicing. Interim servicing for all of CREFI’s loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with CREFI, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions. One or more of the CREFI Mortgage Loans may vary from the specific CREFI underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the CREFI Mortgage Loans, CREFI may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors.

None of the CREFI Mortgage Loans have exceptions to the related underwriting criteria.

Compliance with Rule 15Ga-1 under the Exchange Act

CREFI most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 9, 2024. CREFI’s Central Index Key is 0001701238. With respect to the period from and including July 1, 2021 to and including June 30, 2024, CREFI has no demand, repurchase or replacement history to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

267

Retained Interests in This Securitization

Neither CREFI nor any of its affiliates intends to retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization as of the Closing Date, except that an affiliate of CREFI may acquire the Class R Certificates. However, CREFI and/or its affiliates may retain on the Closing Date, or own in the future, certain other Certificates. Any such party will have the right to dispose of any such Certificates at any time.

The information set forth under “—Citi Real Estate Funding Inc.” has been provided by CREFI.

German American Capital Corporation

General

German American Capital Corporation, a Maryland corporation (“GACC”), is a sponsor, a mortgage loan seller and an originator in this securitization transaction. GACC and DBR Investments Co. Limited, a Cayman Islands exempted company (“DBRI”), an affiliate of GACC, originated or co-originated (either directly or, in some cases, through table funding arrangements) all of the GACC Mortgage Loans, the Mortgage Loans set forth under “Description of the Mortgage Pool—General” for which GACC is identified as a Mortgage Loan Seller.

GACC is a wholly-owned subsidiary of Deutsche Bank Americas Holding Corp., which in turn is a wholly-owned subsidiary of Deutsche Bank AG, a German corporation. GACC is an affiliate of (i) DBRI, an originator, and (ii) Deutsche Bank Securities Inc., an underwriter. The principal offices of GACC are located at 1 Columbus Circle, New York, New York 10019. It is expected that DBRI will be the holder of the companion loans (if any) for which the noteholder is identified as “DBRI” in the table titled “Whole Loan Controlling Notes and Non-Controlling Notes” under “Description of the Mortgage Pool—The Whole Loans—General” after the Closing Date in the ordinary course of business and such Companion Loans may be securitized in one or more future securitization transactions or otherwise transferred at any time.

Deutsche Bank AG (together with certain affiliates, “Deutsche Bank”) filed a Form 6-K with the SEC on December 23, 2016. The Form 6-K states that Deutsche Bank “has reached a settlement in principle with the Department of Justice in the United States (“DOJ”) regarding civil claims that the DOJ considered in connection with the bank’s issuance and underwriting of residential mortgage-backed securities (RMBS) and related securitization activities between 2005 and 2007. Under the terms of the settlement agreement, Deutsche Bank agreed to pay a civil monetary penalty of US dollar 3.1 billion and to provide US dollar 4.1 billion in consumer relief in the United States. The consumer relief is expected to be primarily in the form of loan modifications and other assistance to homeowners and borrowers, and other similar initiatives to be determined, and delivered over a period of at least five years.” On January 17, 2017, the DOJ issued a press release officially announcing a $7.2 billion settlement with Deutsche Bank “resolving federal civil claims that Deutsche Bank misled investors in the packaging, securitization, marketing, sale and issuance of residential mortgage-backed securities (RMBS) between 2006 and 2007. The settlement requires Deutsche Bank to pay a $3.1 billion civil penalty under the Financial Institutions Reform, Recovery and Enforcement Act (“FIRREA”). Under the settlement, Deutsche Bank will also provide $4.1 billion in relief to underwater homeowners, distressed borrowers and affected communities.”

Neither GACC nor any of its affiliates will insure or guarantee distributions on the Certificates. None of the Certificateholders will have any rights or remedies against GACC for any losses or other claims in connection with the Certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of the representations and warranties made by GACC in the related Mortgage Loan Purchase Agreement as described under “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”.

GACC’s Securitization Program

GACC has been engaged as an originator and/or seller/contributor of loans into CMBS securitizations for more than ten years.

GACC has been a seller of loans into securitization programs including (i) the “COMM” program, in which its affiliate Deutsche Mortgage & Asset Receiving Corporation (“DMARC”) is the depositor, (ii) the “CD” program in which DMARC is the depositor on a rotating basis with Citigroup Commercial Mortgage Securities Inc., (iii) the “Benchmark” program in which DMARC is the depositor on a rotating basis with GS Mortgage Securities

268

Corporation II, J.P. Morgan Chase Commercial Mortgage Securities Corp. and Citigroup Commercial Mortgage Securities Inc., and (iv) programs where third party entities, including affiliates of General Electric Capital Corporation, Capmark Finance Inc. (formerly GMAC Commercial Mortgage Corporation) and others, have acted as depositors.

Under the COMM name, GACC has had two primary securitization programs, the “COMM FL” program, into which large ﬂoating rate commercial mortgage loans were securitized, and the “COMM Conduit/Fusion” program, into which both fixed rate conduit loans and large loans were securitized.

GACC acquires both ﬁxed rate and ﬂoating rate commercial mortgage loans backed by a range of commercial real estate properties including office buildings, apartments, shopping malls, hotels, and industrial/warehouse properties. The total amount of loans securitized by GACC from October 1, 2010 through March 31, 2024 is approximately $109.550 billion.

GACC or its affiliates has purchased loans for securitization in the past and it may elect to purchase loans for securitization in the future. If GACC or such affiliates purchase loans for securitization, GACC or such affiliate will either reunderwrite the mortgage loans it purchases, or perform other procedures to ascertain the quality of such loans, which procedures will be subject to approval by credit risk management officers.

In coordination with Deutsche Bank Securities Inc. and other underwriters or initial purchasers, GACC works with NRSROs, other loan sellers, servicers and investors in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and NRSRO criteria.

For the most part, GACC and its affiliates rely on independent rated third parties to service loans held pending sale or securitization. It maintains interim servicing agreements with large, institutional commercial mortgage loan servicers who are highly rated by the NRSROs. Periodic financial review and analysis, including monitoring of ratings, of each of the servicers with which GACC and its affiliates have servicing arrangements is conducted under the purview of loan underwriting personnel.

Pursuant to a Mortgage Loan Purchase Agreement, GACC will make certain representations and warranties, subject to certain exceptions set forth therein (and in Annex E-1B to this prospectus), to the depositor and will covenant to provide certain documents regarding the Mortgage Loans it is selling to the depositor (the “GACC Mortgage Loans”) and, in connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject GACC Mortgage Loans or such other standard as is described in the related Mortgage Loan Purchase Agreement, may have an obligation to repurchase such Mortgage Loan, cure the subject defect or breach, replace the subject Mortgage Loan with a Qualified Substitute Mortgage Loan or make a Loss of Value Payment, as the case may be. The depositor will assign certain of its rights under each Mortgage Loan Purchase Agreement to the issuing entity. In addition, GACC has agreed to indemnify the depositor, the underwriters and/or certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the certificates. See “The Pooling and Servicing Agreement—Assignment of the Mortgage Loans”.

Review of GACC Mortgage Loans

Overview. GACC, in its capacity as a Sponsor, an originator and the mortgage loan seller of the GACC Mortgage Loans, has conducted a review of the GACC Mortgage Loans in connection with the securitization described in this prospectus. GACC determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the GACC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GACC’s affiliates (the “GACC Deal Team”). The review procedures described below were employed with respect to all of the GACC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Data Tape. To prepare for securitization, members of the GACC Deal Team created a data tape (the “GACC Data Tape”) containing detailed loan-level and property-level information regarding each GACC Mortgage Loan. The GACC Data Tape was compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance policies, borrower

269

supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the DB Originators during the underwriting process. After origination of each GACC Mortgage Loan, the GACC Deal Team updated the information in the GACC Data Tape with respect to the GACC Mortgage Loan based on updates provided by the related loan servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GACC Deal Team. The GACC Data Tape was used by the GACC Deal Team to provide the numerical information regarding the GACC Mortgage Loans in this prospectus, except for the Moffett Towers Building D Mortgage Loan, for which the GSMC Data File was used.

Data Comparison and Recalculation. GACC engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GACC relating to information in this prospectus regarding the GACC Mortgage Loans. These procedures included:

●	comparing the information in the GACC Data Tape against various source documents provided by GACC that are described above under “—Data Tape”;
●	comparing numerical information regarding the GACC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GACC Data Tape; and
●	recalculating certain percentages, ratios and other formulae relating to the GACC Mortgage Loans disclosed in this prospectus.

Legal Review. GACC engaged various law firms to conduct certain legal reviews of the GACC Mortgage Loans for disclosure in this prospectus. In anticipation of securitization of each GACC Mortgage Loan originated by the applicable DB Originator, origination counsel prepared a loan summary that sets forth salient loan terms and summarizes material deviations from GACC’s standard form loan documents. In addition, origination counsel for each GACC Mortgage Loan reviewed GACC’s representations and warranties set forth on Annex E-1A to this prospectus and, if applicable, identified exceptions to those representations and warranties set forth on Annex E-1B.

Securitization counsel was also engaged to assist in the review of the GACC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan documents with respect to certain of the GACC Mortgage Loans that deviate materially from GACC’s standard form document, (ii) a review of the loan summaries referred to above relating to the GACC Mortgage Loans prepared by origination counsel, and (iii) a review of a due diligence questionnaire completed by the origination counsel. Securitization counsel also reviewed the property release provisions (other than the partial defeasance provisions), if any, for each GACC Mortgage Loan with multiple Mortgaged Properties or, to the extent identified by origination counsel, for each GACC Mortgage Loan with permitted outparcel releases or similar releases for compliance with the REMIC provisions of the Code.

GACC prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the GACC Mortgage Loans included in the 10 largest Mortgage Loans in the mortgage pool, and the abbreviated loan summaries for those of the GACC Mortgage Loans included in the next 5 largest Mortgage Loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex B.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GACC Mortgage Loan, GACC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. In connection with the origination of each GACC Mortgage Loan, GACC, together with origination counsel, conducted a search with respect to each borrower under the related GACC Mortgage Loan to determine whether it filed for bankruptcy. If GACC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GACC Mortgage Loan, GACC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

With respect to the GACC Mortgage Loans originated by a DB Originator, the GACC Deal Team also consulted with the applicable GACC Mortgage Loan origination team to confirm that the GACC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—DB Originators’ Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions” below.

270

Findings and Conclusions. Based on the foregoing review procedures, GACC determined that the disclosure regarding the GACC Mortgage Loans in this prospectus is accurate in all material respects. GACC also determined that the GACC Mortgage Loans were originated (or acquired and reunderwritten) in accordance with the DB Originators’ origination procedures and underwriting criteria, except as described below under “—Exceptions”. GACC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

DB Originators’ Underwriting Guidelines and Processes

General. DBRI and GACC are each an originator and are affiliated with each other, and with Deutsche Bank Securities Inc., one of the underwriters. DBRI and GACC are referred to as the “DB Originators” in this prospectus. Each DB Originator originates loans located in the United States that are secured by retail, multifamily, office, hotel and industrial/warehouse properties. All of the mortgage loans originated by a DB Originator generally are originated in accordance with the underwriting criteria described below. However, each lending situation is unique, and the facts and circumstance surrounding the mortgage loan, such as the quality and location of the real estate, the sponsorship of the borrower and the tenancy of the property, will impact the extent to which the general guidelines below are applied to a specific loan. This underwriting criteria is general, and we cannot assure you that every mortgage loan will conform in all respects with the guidelines.

Loan Analysis. In connection with the origination of mortgage loans, the applicable DB Originator conducts an extensive review of the related mortgaged property, including an analysis of the appraisal, environmental report, property operating statements, financial data, rent rolls, sales where applicable and related information or statements of occupancy rates provided by the borrower and, with respect to the mortgage loans secured by retail and office properties, certain major tenant leases and the tenant’s credit. Generally, borrowers are required to be single purpose entities which do not have a credit history; therefore, the financial strength and character of certain of the borrower’s key principals are examined prior to approval of the mortgage loan through a review of available financial statements and public records searches. A member of the applicable DB Originator’s underwriting or due diligence team, or a consultant or other designee, visits the mortgaged property for a site inspection to confirm the occupancy rates of the mortgaged property, and analyzes the mortgaged property’s sub-market and the utility of the mortgaged property within the sub-market. Unless otherwise specified in this prospectus, all financial, occupancy and other information contained in this prospectus is based on such information and we cannot assure you that such financial, occupancy and other information remains accurate.

Cash Flow Analysis. The applicable DB Originator reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Mortgage Loan Information” in this prospectus.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by the applicable DB Originator and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool” and Annex A and Annex C to this prospectus. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal obtained in accordance with the guidelines described under “—Appraisal and Loan-to-Value Ratio” below. In addition, a DB Originator may in some instances have reduced the term interest rate that such DB Originator would otherwise charge on a mortgage loan based on the credit and collateral characteristics of the related mortgaged property and structural features of the mortgage loan by collecting an upfront fee from the related borrower on the origination date. The decrease in the interest rate would have correspondingly increased the debt service coverage ratio, and, in certain cases, may have increased the debt service coverage ratio sufficiently such that the related mortgage loan satisfied

271

such DB Originator’s minimum debt service coverage ratio underwriting requirements for such mortgage loan. Furthermore, with respect to certain mortgage loans, there may exist subordinate mortgage debt or mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and Loan-to-Value Ratio. For each Mortgaged Property, the applicable DB Originator obtains (or, in connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and the applicable DB Originator relies upon) a current (within 6 months of the origination date of the mortgage loan) comprehensive narrative appraisal conforming to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”) and Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation. The appraisal is based on the “as-is” market value of the Mortgaged Property as of the date of value in its then-current condition, and in accordance with the Mortgaged Property’s highest and best use as determined within the appraisal. In certain cases, the applicable DB Originator may also obtain prospective or hypothetical values on an “as-stabilized”, “as complete” and/or “hypothetical as is” basis, reflecting stipulated assumptions including, but not limited to, leasing, occupancy, income normalization, construction, renovation, restoration and/or repairs at the Mortgaged Property. The applicable DB Originator then determines the loan-to-value ratio of the mortgage loan for origination or, if applicable, in connection with its acquisition of the mortgage loan, in each case based on the value and effective value dates set forth in the appraisal. In connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the applicable DB Originator relies upon the appraisal(s) obtained by the related originator. Such appraisal(s) may reflect a value for a particular Mortgaged Property that varies from an opinion of value of the applicable DB Originator. The information in this prospectus regarding such acquired mortgage loans, including, but not limited to, appraised values and loan-to-value ratios, reflects the information contained in such originator’s appraisal. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios of such acquired mortgage loans would not be different if a DB Originator had originated such mortgage loans. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this prospectus.

Evaluation of Borrower. The applicable DB Originator evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. The applicable DB Originator evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, the applicable DB Originator either (i) obtains or updates (or, in connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and the applicable DB Originator relies upon) an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains (or, in connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and the applicable DB Originator relies upon) an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, the applicable DB Originator reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, the applicable DB Originator either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or

272

circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Insurance Considerations”.

Physical Assessment Report. Prior to origination, the applicable DB Originator obtains (or, in connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and the applicable DB Originator relies upon) a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. The applicable DB Originator reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, the applicable DB Originator generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, the applicable DB Originator may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy. The borrower is required to provide, and the applicable DB Originator reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and the applicable DB Originator reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as the applicable DB Originator may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. The applicable DB Originator may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, the applicable DB Originator may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by a DB Originator. The typical required escrows for mortgage loans originated by a DB Originator are as follows:

●	Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the applicable DB Originator with sufficient funds to satisfy all taxes and
273

assessments. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or the applicable DB Originator may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide the applicable DB Originator with sufficient funds to pay all insurance premiums. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.
●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.
●	Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.
●	Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.
●	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

The applicable DB Originator may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) the applicable DB Originator’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject

274

expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) the applicable DB Originator has structured springing escrows that arise for identified risks, (v) the applicable DB Originator has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) the applicable DB Originator believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—DB Originators’ Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by GACC may vary from, or may not comply with, the applicable DB Originators’ underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by GACC, the applicable DB Originator may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions

Disclosed above are the DB Originators’ general underwriting guidelines with respect to the GACC Mortgage Loans. One or more GACC Mortgage Loans may vary from the specific DB Originators’ underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more GACC Mortgage Loans, a DB Originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases set forth below, the applicable DB Originator made exceptions and the underwriting of a particular GACC Mortgage Loan did not comply with all aspects of the disclosed criteria.

With respect to the 2315 North Front Street Mortgage Loan (1.9%), such Mortgage Loan was originated with an exception to the DB Originators’ underwriting guidelines, because such Mortgage Loan is an interest-only loan which has an “as is” loan-to-value ratio of 71.3%, while the DB Originators’ underwriting guidelines require that an interest-only loan have a loan-to-value ratio of not higher than 65%. The mortgage loan seller determined to include this loan in the mortgage pool due to the Mortgaged Property’s 96.8% occupancy rate, the experience of the sponsorship and the sponsor having developed and owned properties in the related market.

With respect to the Woodhaven 85 Mortgage Loan (0.9%), such Mortgage Loan was originated with an exception to the DB Originators’ underwriting guidelines, because such Mortgage Loan is an interest-only loan which has an “as is” loan-to-value ratio of 75.0%, while the DB Originators’ underwriting guidelines require that an interest-only loan have a loan-to-value ratio of not higher than 65%. The mortgage loan seller determined to include this loan in the mortgage pool due to the Mortgaged Property’s 93.8% occupancy rate, the experience of the sponsorship, which has over 120 properties under management and approximately 6,500 apartments in Manhattan, Brooklyn, Queens, Westchester and Long Island, and the submarket having a vacancy rate of 3.0%.

With respect to the Inwood 213 Mortgage Loan (0.7%), such Mortgage Loan was originated with an exception to the DB Originators’ underwriting guidelines, because such Mortgage Loan is an interest-only loan which has an “as is” loan-to-value ratio of 71.8%, while the DB Originators’ underwriting guidelines require that an interest-only loan have a loan-to-value ratio of not higher than 65%. The mortgage loan seller determined to include this loan in the mortgage pool due to the Mortgaged Property’s 93.3% occupancy rate, the experience of the sponsorship, which has over 120 properties under management and approximately 6,500 apartments in Manhattan, Brooklyn, Queens, Westchester and Long Island, and the submarket having a vacancy rate of 10.4%.

Compliance with Rule 15Ga-1 under the Exchange Act

GACC most recently filed a Form ABS-15G with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 15Ga-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 12, 2024. GACC’s “Central Index Key” number is 0001541294. With respect to the period from and including July 1, 2021 to and including June 30, 2024, GACC did not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

275

Retained Interests in This Securitization

Neither GACC nor any of its affiliates intends to retain on the Closing Date any Certificates issued by the Issuing Entity or any other economic interest in this securitization. GACC and/or its affiliates may acquire or own in the future certain Classes of Certificates issued by the Issuing Entity. Any such party will have the right to dispose of any such Certificates at any time.

The information set forth under “—German American Capital Corporation” has been provided by GACC.

Goldman Sachs Mortgage Company

General

Goldman Sachs Mortgage Company (“GSMC”) is a New York limited partnership, is a sponsor and a mortgage loan seller. The respective Mortgage Loans or portions thereof that GSMC is selling to the depositor in this securitization transaction are collectively referred to in this prospectus as the “GSMC Mortgage Loans”.

GSMC was formed in 1984. Its general partner is Goldman Sachs Real Estate Funding Corp. and its limited partner is Goldman Sachs Bank USA (“GS Bank”). GSMC’s executive offices are located at 200 West Street, New York, New York 10282, telephone number (212) 902-1000. GSMC is an affiliate of GS Bank, an originator, and Goldman Sachs & Co. LLC, an underwriter.

GS Bank is the originator (or co-originator) of all of the GSMC Mortgage Loans. See the chart titled “Originators” in “Description of the Mortgage Pool—General” for additional information.

Neither GSMC nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against GSMC for any losses or other claims in connection with the certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or the material breaches of representations and warranties made by GSMC in the related Mortgage Loan Purchase Agreement as described under “The Mortgage Loan Purchase Agreements”.

GSMC’s Commercial Mortgage Securitization Program

As a sponsor, GSMC originates and acquires fixed and floating rate commercial mortgage loans and either by itself or together with other sponsors or mortgage loan sellers, organizes and initiates the public and/or private securitization of such commercial mortgage loans by transferring the commercial mortgage loans to a securitization depositor, including GS Mortgage Securities Corporation II or another entity that acts in a similar capacity. In coordination with its affiliates, Goldman Sachs Commercial Mortgage Capital, L.P., GS Bank and other unaffiliated underwriters, GSMC works with rating agencies, investors, unaffiliated mortgage loan sellers and servicers in structuring the securitization transaction.

From the beginning of its participation in commercial mortgage securitization programs in 1996 through December 31, 2023, GSMC originated or acquired approximately 3,325 fixed and floating rate commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $165.7 billion.  As of December 31, 2023, GSMC had acted as a sponsor and mortgage loan seller on approximately 438 fixed and floating-rate commercial mortgage-backed securitization transactions.  GSMC securitized approximately $2.165 billion, $4.636 billion, $6.586 billion, $5.098 billion, $6.284 billion, $6.972 billion, $11.730 billion, $8.548 billion, $9.960 billion, $6.823 billion, $14.906 billion, $7.173 billion and $5.857 billion of commercial mortgage loans in public and private offerings in calendar years 2011, 2012, 2013, 2014, 2015, 2016, 2017, 2018, 2019, 2020, 2021, 2022 and 2023, respectively.

Review of GSMC Mortgage Loans

Overview. GSMC, in its capacity as the sponsor of the GSMC Mortgage Loans, has conducted a review of the GSMC Mortgage Loans in connection with the securitization described in this prospectus. The review of the GSMC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GSMC’s affiliates or, in certain circumstances, are consultants engaged by or on behalf of GSMC (the “GSMC Deal Team”). The review procedures described below were employed with respect

276

to all of the GSMC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the GSMC Deal Team created a database of loan-level and property-level information relating to each GSMC Mortgage Loan. The database was compiled from, among other sources, the related Mortgage Loan documents, third party reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Goldman Originator during the underwriting process. After origination of each GSMC Mortgage Loan, the GSMC Deal Team updated the information in the database with respect to the GSMC Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GSMC Deal Team.

A data tape (the “GSMC Data Tape”) containing detailed information regarding each GSMC Mortgage Loan was created from the information in the database referred to in the prior paragraph. The GSMC Data Tape was used by the GSMC Deal Team to provide certain numerical information regarding the GSMC Mortgage Loans in this prospectus, except for the BioMed 2024 Portfolio 2 Mortgage Loan, for which the CREFI Data File was used.

With respect to the BioMed 2024 Portfolio 2 Mortgage Loan, which was co-originated by JPMorgan Chase Bank, National Association, Citi Real Estate Funding Inc., Goldman Sachs Bank USA and Wells Fargo Bank, National Association, portions of which are being sold by Citi Real Estate Funding Inc. and GSMC, the CREFI Data File was used to provide the numerical information regarding the related Mortgage Loan in this prospectus.

Data Comparison and Recalculation. GSMC engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GSMC, relating to information in this prospectus regarding the GSMC Mortgage Loans. These procedures included:

●	comparing certain information in the GSMC Data Tape against various source documents provided by GSMC that are described above under “—Database”;
●	comparing numerical information regarding the GSMC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GSMC Data Tape; and
●	recalculating certain percentages, ratios and other formulae relating to the GSMC Mortgage Loans disclosed in this prospectus.

Legal Review. GSMC engaged various law firms to conduct certain legal reviews of the GSMC Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each GSMC Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from GSMC’s standard form loan documents. In addition, origination counsel for each GSMC Mortgage Loan reviewed GSMC’s representations and warranties set forth on Annex E-2A to this prospectus and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the GSMC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain GSMC Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the GSMC Mortgage Loans prepared by origination counsel and (iii) a review of a due diligence questionnaire completed by the GSMC Deal Team. Securitization counsel also reviewed the property release provisions, if any, for each GSMC Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions of the Code. In addition, for each GSMC Mortgage Loan originated by GSMC or its affiliates, GSMC prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process.

Based on their respective reviews of pertinent sections of the related Mortgage Loan documents, origination counsel or securitization counsel also assisted in the preparation of the Mortgage Loan summaries of those of the GSMC Mortgage Loans included in the ten largest Mortgage Loans in the Mortgage Pool, and the abbreviated Mortgage Loan summaries for those of the GSMC Mortgage Loans included in the next five largest Mortgage Loans

277

in the Mortgage Pool, which summaries are incorporated on “Annex B—Significant Loan Summaries”. The applicable borrowers and borrowers’ counsel reviewed these GSMC Mortgage Loan summaries as well.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GSMC Mortgage Loan, GSMC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. GSMC conducted a search with respect to each borrower under a GSMC Mortgage Loan to determine whether it filed for bankruptcy after origination of the GSMC Mortgage Loan. If GSMC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GSMC Mortgage Loan, GSMC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The GSMC Deal Team also consulted with the Goldman Originator to confirm that the GSMC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—Goldman Originator’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Goldman Originator’s Underwriting Guidelines and Processes—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below.

Findings and Conclusions. Based on the foregoing review procedures, GSMC determined that the disclosure regarding the GSMC Mortgage Loans in this prospectus is accurate in all material respects. GSMC also determined that the GSMC Mortgage Loans were originated or acquired in accordance with GSMC’s origination procedures and underwriting criteria except as described under “—Goldman Originator’s Underwriting Guidelines and Processes—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below. GSMC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

The Goldman Originator

GS Bank, an originator, is affiliated with GSMC, one of the sponsors, and Goldman Sachs & Co. LLC, one of the underwriters. GS Bank is referred to as the “Goldman Originator” in this prospectus.

The primary business of the Goldman Originator is the underwriting and origination, either by itself or together with another originator, of mortgage loans secured by commercial or multifamily properties. The commercial mortgage loans originated by the Goldman Originator include both fixed and floating rate commercial mortgage loans and such commercial mortgage loans are often included in both public and private securitizations. Many of the commercial mortgage loans originated by GS Bank are acquired by GSMC and sold to securitizations in which GSMC acts as sponsor and/or loan seller.

Fixed Rate Commercial Mortgage Loans(1)

Year	Total Goldman Originator Fixed Rate Loans Originated (approximate)	Total Goldman Originator Fixed Rate Loans Securitized (approximate)
2023	$4.2 billion	$3.8 billion
2022	$770 million	$1.8 billion
2021	$4.2 billion	$2.6 billion
2020	$2.7 billion	$3.7 billion
2019	$6.0 billion	$5.3 billion
2018	$3.1 billion	$2.6 billion
2017	$7.3 billion	$7.7 billion
2016	$6.1 billion	$5.2 billion
2015	$6.2 billion	$6.0 billion
2014	$2.9 billion	$3.1 billion
2013	$5.0 billion	$5.3 billion
2012	$5.6 billion	$4.6 billion
2011	$2.3 billion	$2.2 billion
2010	$1.6 billion	$1.1 billion
2009	$400 million	$400 million

(1)	Represents origination for the Goldman Originator and affiliates of the Goldman Originator originating commercial mortgage loans.
278

Floating Rate Commercial Mortgage Loans(1)

Year	Total Goldman Originator Floating Rate Loans Originated (approximate)	Total Goldman Originator Floating Rate Loans Securitized (approximate)
2023	$2.1 billion	$2.1 billion
2022	$4.8 billion	$5.4 billion
2021	$9.5 billion	$12.4 billion
2020	$4.8 billion	$3.1 billion
2019	$6.4 billion	$4.7 billion
2018	$8.1 billion	$5.9 billion
2017	$5.6 billion	$4.0 million
2016	$2.3 billion	$1.6 million
2015	$2.0 billion	$261.0 million
2014	$3.2 billion	$2.0 billion
2013	$777 million	$1.3 billion
2012	$1.9 billion	$0
2011	$140 million	$0
2010	$0	$0
2009	$40 million	$0

(1)	Represents origination for the Goldman Originator and affiliates of the Goldman Originator originating commercial mortgage loans.

Goldman Originator’s Underwriting Guidelines and Processes

The Goldman Originator’s commercial mortgage loans are primarily originated in accordance with the origination procedures and underwriting criteria described below. However, variations from these procedures and criteria may occur as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor, or any other pertinent information deemed material by the Goldman Originator. Therefore, this general description of the Goldman Originator’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it complies entirely with all procedures and criteria set forth below. For important information about the circumstances that have affected the underwriting of a GSMC Mortgage Loan in the mortgage pool, see “—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below and “Annex E-2B—Exceptions to Sponsor Representations and Warranties (GSMC)”.

The underwriting process for each mortgage loan originated by the Goldman Originator is performed by an origination team comprised of real estate professionals which typically includes an originator, analyst, loan officer and commercial closer. This team conducts a review of the related mortgaged property, which typically includes an examination of historical operating statements (if available), rent rolls, certain tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic/engineering. In certain cases, the Goldman Originator may engage an independent third party due diligence provider, pursuant to a program of specified procedures, to assist in the underwriting and preparation of analyses required by such procedures, subject to the oversight and ultimate review and approval by the Goldman Originator origination team.

A member of the Goldman Originator origination team performs or engages a third party to perform an inspection of the property in order to assess the physical quality of the collateral, confirm tenancy, and determine visibility and accessibility of the property as well as proximity to major thoroughfares, transportation centers, employment sources, retail areas, educational facilities and recreational areas. Such site inspections are also generally used to assess the submarket in which the property is located and to evaluate the property’s competitiveness within its market.

The Goldman Originator origination team also performs a review of the financial status, credit history and background of the borrower and certain key principals of the borrower. Among the items generally reviewed are financial statements, independent credit reports, criminal/background investigations, and specific searches in select jurisdictions for judgments, liens, bankruptcy and pending litigation.

After the compilation and review of all documentation and other relevant considerations, the origination team finalizes its underwriting analysis of the property’s cash flow in accordance with the property specific cash flow

279

underwriting guidelines of the Goldman Originator. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

All commercial mortgage loans must be presented to one or more credit committees which consist of senior real estate professionals, among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

The Goldman Originator’s underwriting guidelines generally require that a mortgage loan have, at origination, a minimum underwritten debt service coverage ratio of 1.20x for multifamily properties, 1.40x for hospitality properties and 1.25x for all other property types and maximum loan-to-value ratio of 80% for multifamily properties and 75% for all other property types. However, these thresholds are guidelines and exceptions may be made on the merits of each individual loan taking into account such factors as reserves, letters of credit and/ or guarantees, the Goldman Originator’s judgment of the property and/or market performance in the future. In addition, a Goldman Originator may in some instances have reduced the term interest rate that such Goldman Originator would otherwise charge on a mortgage loan based on the credit and collateral characteristics of the related mortgaged property and structural features of the mortgage loan by collecting an upfront fee from the related borrower on the origination date. The decrease in the interest rate would have correspondingly increased the debt service coverage ratio, and, in certain cases, may have increased the debt service coverage ratio sufficiently such that the related mortgage loan satisfied such Goldman Originator’s minimum debt service coverage ratio underwriting requirements for such mortgage loan.

Certain properties may also be encumbered by, or otherwise support payments on, subordinate debt and/or mezzanine debt secured by direct or indirect ownership interests in the borrower. It is possible that the Goldman Originator or an affiliate will be a lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it in inventory. When such additional debt is taken into account, the aggregate debt may not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

The Goldman Originator may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves. In addition, the Goldman Originator may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by the Goldman Originator.

Generally, the required escrows for GSMC Mortgage Loans are as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional or high net-worth individual property sponsor or (ii) if the related mortgaged property is a single tenant property in which the related tenant is required to pay taxes directly.
●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower maintains a blanket insurance policy or (ii) if the related mortgaged property is a single tenant property and the related tenant is required to obtain insurance directly or self-insures.
●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from
280

an independent, third party property condition or engineering report, or to certain minimum requirements by property type, except that such escrows are not required in certain circumstances, including, but not limited to, if the related mortgaged property is a single tenant property and the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and improvement structure.

●	Tenant Improvement / Leasing Commissions—Tenant improvement / leasing commission reserves may be required to be funded either at loan origination and/or during the related mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related mortgaged property is a single tenant property and the related tenant’s lease extends beyond the loan term or (ii) where rent at the related mortgaged property is considered below market.
●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) the deferred maintenance amount does not materially impact the function, performance or value of the property or (iii) if the related mortgaged property is a single tenant property the tenant is responsible for the repairs.
●	Environmental Remediation—An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) the sponsor of the borrower delivers a guarantee agreeing to take responsibility and pay for the identified environmental issues or (ii) environmental insurance is obtained or already in place.

For a description of the escrows collected with respect to the GSMC Mortgage Loans, please see Annex A to this prospectus.

The Goldman Originator and its origination counsel will generally examine whether the use and occupancy of the property is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property.  Evidence of this compliance may be in the form of one or more of the following:  legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and/or representations by the related borrower.  In some cases, a mortgaged property may constitute a legal non-conforming use or structure.  In such cases, the Goldman Originator may require an endorsement to the title insurance policy and/or the acquisition of law and ordinance coverage in the casualty insurance policy with respect to the particular non-conformity unless it determines that:  (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild; or (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable; or (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring; or (iv) a cash reserve, a letter of credit or an agreement imposing recourse liability from a principal of the borrower is provided to cover losses.

The borrower is required to provide, and the Goldman Originator or its origination counsel typically will review, a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Except in certain instances where credit rated tenants are required to obtain insurance or may self-insure, the Goldman Originator typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser (x) of the outstanding principal balance of the mortgage loan and (y) 100% of the full insurable replacement cost of the improvements located on the

281

property. If applicable, the policy contains appropriate endorsements to avoid the application of coinsurance and does not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination included material improvements in any area identified in the Federal Register by the Federal Emergency Management Agency as a special flood hazard area. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of: (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the property and (iii) the maximum amount of insurance available under the National Flood Insurance Act of 1968, except in some cases where self-insurance is permitted.

The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism. Generally, each of the mortgage loans requires that the related property have coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates. In some cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance.

Each mortgage typically also requires the borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders.

Each mortgage typically further requires the related borrower to maintain business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months.

Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the seismic report indicates that the PML or SEL is greater than 20%.

In the course of originating the GSMC Mortgage Loans, the Goldman Originator generally considered the results of third party reports as described below:

●	Appraisal—The Goldman Originator obtains an appraisal or an update of an existing appraisal for each mortgaged property prepared by an appraisal firm approved in accordance with the Goldman Originator’s internal documented appraisal policy. The Goldman Originator origination team and a third party consultant engaged by the Goldman Originator typically reviews the appraisal. All appraisals are conducted by an independent appraiser that is state certified, an appraiser belonging to the Appraisal Institute, a member association of professional real estate appraisers, or any otherwise qualified appraiser. All appraisals are conducted in accordance with the Uniform Standards of Professional Appraisal Practices. In addition, the appraisal report (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.
●	Environmental Report—The Goldman Originator obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by the Goldman Originator. In certain cases, the borrower may have obtained the Phase I site assessment, and the assessment is then re-addressed to the Goldman Originator. The Goldman Originator origination team and a third party environmental consultant engaged by the Goldman Originator or the borrower typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when the Goldman Originator or the environmental consultant believes that such an analysis is warranted under the circumstances. In cases in which the Phase I site assessment identifies any potential adverse environmental conditions and no third party is identified as responsible for such condition, or the condition has not otherwise
282

been satisfactorily mitigated, the Goldman Originator generally requires additional environmental testing, such as a Phase II environmental assessment on the related mortgaged property, an environmental insurance policy, the borrower to conduct remediation activities or to establish an operations and maintenance plan, or to place funds in escrow to be used to address any required remediation.

●	Physical Condition Report—The Goldman Originator obtains a physical condition report (“PCR”) or an update of a previously obtained PCR for each mortgaged property prepared by a structural engineering firm approved by the Goldman Originator to assess the structure, exterior walls, roofing, interior structure and/ or mechanical and electrical systems. In certain cases, the borrower may have obtained the PCR, and the PCR is then re-addressed to the Goldman Originator. The Goldman Originator and a third party structural consultant engaged by the Goldman Originator or the borrower typically reviews the PCR to determine the physical condition of the property, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, the Goldman Originator generally requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves.
●	Seismic—The Goldman Originator generally obtains a seismic report or an update of a previously obtained seismic report for all mortgaged properties located in seismic zone 3 or 4 to assess probable maximum loss (“PML”) or scenario expected loss (“SEL”) for the related mortgaged property. In certain cases, the borrower may have obtained the seismic report and the seismic report is then re-addressed to the Goldman Originator.

From time to time, the Goldman Originator originates mortgage loans together with other financial institutions. The resulting mortgage loans are evidenced by two or more promissory notes, at least one of which will reflect the Goldman Originator as the payee. GSMC has in the past and may in the future deposit such promissory notes for which the Goldman Originator is named as payee with one or more securitization trusts, while the co-originators have in the past and may in the future deposit such promissory notes for which they are named payee into other securitization trusts.

Servicing

Interim servicing for all of GSMC’s loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with GSMC, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines

The Goldman Originator has disclosed generally its underwriting guidelines with respect to the GSMC Mortgage Loans. However, one or more of the GSMC Mortgage Loans may vary from the specific Goldman Originator underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the GSMC Mortgage Loans, the Goldman Originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases, the Goldman Originator may have made exceptions and the underwriting of a particular mortgage loan did not comply with all aspects of the disclosed criteria.

The GSMC Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Certain characteristics of the GSMC Mortgage Loans can be found on Annex A.

283

Compliance with Rule 15Ga-1 under the Exchange Act

GSMC most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on August 13, 2024.  GSMC’s Central Index Key is 0001541502.  With respect to the period from and including July 1, 2021 to and including June 30, 2024, GSMC has the following activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

% of principal balance	Check if Regis- tered	Name of Originator	Total Assets in ABS by Originator			Assets That Were Subject of Demand			Assets That Were Repurchased or Replaced			Assets Pending Repurchase or Replacement (due to expired cure period)			Demand in Dispute			Demand Withdrawn		Demand Rejected
(a)	(b)	(c)	# (d)	$ (e)	% of principal balance (f)	# (g)	$ (h)	% of principal balance (i)	# (j)	$ (k)	% of principal balance (l)	# (m)	$ (n)	% of principal balance (o)	# (p)	$ (q)	% of principal balance (r)	# (s)	$(t)% of principal balance (u) # (v)	$ (w)	% of principal balance (x)
GS Mortgage Securities Trust 2012-GCJ9 (CIK 0001560456)	X	Goldman Sachs Mortgage Company	12	411,105,625	29.6	1	0	0.00	0	0	0.00	0	0	0.00	1	0	0.00	0	0.00	0	0.00
		Citigroup Global Markets Realty Corp.	30	313,430,906	22.6	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0.00	0	0.00
		Archetype Mortgage Funding I LLC	14	137,272,372	9.9	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0.00	0	0.00
		Jefferies LoanCore LLC	18	527,119,321	38.0	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0.00	0	0.00
Total by Asset Class			74	1,388,928,224	100%	1	0	0.00	0	0	0.00	0	0	0.00	1	0	0.00	0	0.00	0	0.00

Retained Interests in This Securitization

As of the date of this prospectus, neither GSMC nor any of its affiliates intends to retain any Certificates issued by the issuing entity or any other economic interest in this securitization. However, GSMC and/or its affiliates may retain on the Closing Date or own in the future certain Classes of Certificates. Any such party will have the right to dispose of any such Certificates at any time.

The information set forth under “—Goldman Sachs Mortgage Company” has been provided by GSMC.

Compensation of the Sponsors

In connection with the offering and sale of the Certificates contemplated by this prospectus, the Sponsors (including affiliates of the Sponsors) will be compensated for the sale of their respective Mortgage Loans (and any Trust Subordinate Companion Loans) in an amount equal to the excess, if any, of:

(a)       the sum of any proceeds received from the sale of the Certificates to investors and the sale of servicing rights to Midland Loan Services, a Division of PNC Bank, National Association, for the master servicing of the Mortgage Loans (and any Trust Subordinate Companion Loans) and primary servicing of certain of the Serviced Loans, over

(b)       the sum of the costs and expense of originating or acquiring the Mortgage Loans (and any Trust Subordinate Companion Loans) and the costs and expenses related to the issuance, offering and sale of the Certificates as described in this prospectus.

The mortgage servicing rights were sold to the Master Servicer for a price based on the value of the Servicing Fee to be paid to the Master Servicer with respect to each Mortgage Loan and the value of the right to earn income

284

on investments on amounts held by the Master Servicer with respect to the Mortgage Loans. The Master Servicer will also purchase the primary servicing rights for any Serviced Companion Loan.

The Depositor

Citigroup Commercial Mortgage Securities Inc. is the depositor with respect to the Issuing Entity (in such capacity, the “Depositor”). The Depositor is a special purpose corporation incorporated in the State of Delaware on July 17, 2003 for the purpose of engaging in the business of, among other things, acquiring and depositing mortgage loans in trusts in exchange for certificates evidencing interest in such trusts and selling or otherwise distributing such certificates, in addition to other related activities. The principal executive offices of the Depositor are located at 388 Greenwich Street, New York, New York 10013. The telephone number is (212) 816-5343.

The Depositor is an indirect, wholly-owned subsidiary of Citigroup Global Markets Holdings Inc., and an affiliate of (i) CREFI, an originator and the Retaining Sponsor, (ii) Citigroup Global Markets Inc., one of the underwriters, and (iii) Citibank, N.A., the Certificate Administrator.

Since the Depositor’s incorporation in 2003, it has been engaged in the securitization of commercial and multifamily mortgage loans and in acting as depositor of one or more trusts formed to issue commercial mortgage pass-through certificates that are secured by or represent interests in, pools of mortgage loans. The Depositor generally acquires the commercial and multifamily mortgage loans from CREFI or another of its affiliates or from another seller of commercial and multifamily mortgage loans, in each case in privately negotiated transactions.

The Depositor does not have, nor is it expected in the future to have, any significant assets and is not engaged in activities unrelated to the securitization of mortgage loans. The Depositor will not have any business operations other than securitizing mortgage loans and related activities.

On the Closing Date, the Depositor will acquire the Mortgage Loans (and any Trust Subordinate Companion Loans) from each Mortgage Loan Seller and will simultaneously transfer them, without recourse, to the Trustee for the benefit of the Certificateholders and any Loan-Specific Certificateholders and related uncertificated interest owners. After establishing the Issuing Entity, the Depositor will have minimal ongoing duties with respect to the Certificates and any Loan-Specific Certificates and related uncertificated interests and the Mortgage Loans (and any Trust Subordinate Companion Loans). The Depositor’s ongoing duties will include: (i) appointing a successor Trustee or Certificate Administrator in the event of the removal of the Trustee or Certificate Administrator, (ii) paying any ongoing fees (such as surveillance fees) of the Rating Agencies, (iii) promptly delivering to the Custodian any document that comes into the Depositor’s possession that constitutes part of the Mortgage File or servicing file for any Mortgage Loan (or Trust Subordinate Companion Loan), (iv) upon discovery of a breach of any of the representations and warranties of the Master Servicer, the Special Servicer or the Operating Advisor which materially and adversely affects the interests of the Certificateholders and any Loan-Specific Certificateholders and related uncertificated interest owners giving prompt written notice of such breach to the affected parties, (v) providing information in its possession with respect to the Certificates to the Certificate Administrator to the extent necessary to perform REMIC tax administration, (vi) indemnifying the Issuing Entity, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer and the Special Servicer for any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by such parties arising (a) from the Depositor’s willful misconduct, bad faith, fraud and/or negligence in the performance of its duties contained in the Pooling and Servicing Agreement or by reason of negligent disregard of its obligations and duties under the Pooling and Servicing Agreement, or (b) as a result of the breach by the Depositor of any of its obligations or duties under the Pooling and Servicing Agreement, (vii) signing any annual report on Form 10-K, including the required certification in Form 10-K under the Sarbanes-Oxley Act of 2002, and any distribution reports on Form 10-D and current reports on Form 8-K required to be filed by the Issuing Entity and (viii) mailing the notice of a succession of the Trustee or the Certificate Administrator to all Certificateholders and any Loan-Specific Certificateholders and related uncertificated interest owners.

Neither the Depositor nor any of its affiliates will insure or guarantee distributions on the Certificates.

The Issuing Entity

The Issuing Entity, Benchmark 2024-V10 Mortgage Trust, is a New York common law trust that will be formed on the Closing Date pursuant to the Pooling and Servicing Agreement. The only activities that the Issuing Entity may perform are those set forth in the Pooling and Servicing Agreement, which are generally limited to owning and

285

administering the Mortgage Loans, any Trust Subordinate Companion Loans and any REO Property, disposing of Defaulted Mortgage Loans, defaulted Trust Subordinate Companion Loans and REO Property, issuing the Certificates and any Loan-Specific Certificates and related uncertificated interests, making distributions, providing reports to Certificateholders and any Loan-Specific Certificateholders and related uncertificated interest owners, and other activities described in this prospectus. Accordingly, the Issuing Entity may not issue securities other than the Certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the Pooling and Servicing Agreement in certain short-term high-quality investments. The Issuing Entity may not lend or borrow money, except that the Master Servicer and the Certificate Administrator may make advances of delinquent monthly debt service payments to the Issuing Entity, and the Master Servicer, the Special Servicer and the Certificate Administrator may make servicing advances, to the Issuing Entity, but in each case only to the extent it deems such advances to be recoverable from the related Mortgage Loan; such advances are intended to provide liquidity, rather than credit support. The Pooling and Servicing Agreement may be amended as set forth under “The Pooling and Servicing Agreement—Amendment”. The Issuing Entity administers the Mortgage Loans through the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer, except that any Outside Serviced Mortgage Loan is being serviced and administered pursuant to the Outside Servicing Agreement. A discussion of the duties of the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer, including any discretionary activities performed by each of them, is set forth under “—The Trustee”, “—The Certificate Administrator”, “—Servicers—The Master Servicer”, “—Servicers—The Special Servicers”, “—Servicers—The Outside Servicers and the Outside Special Servicers”, “—The Operating Advisor and the Asset Representations Reviewer”, “Description of the Certificates” and “The Pooling and Servicing Agreement”.

The only assets of the Issuing Entity other than the Mortgage Loans, any Trust Subordinate Companion Loans and any REO Properties (and, with respect to a Whole Loan, solely the Issuing Entity’s interest in any REO property acquired with respect to such Whole Loan pursuant to the Pooling and Servicing Agreement or the Outside Servicing Agreement, as applicable) are the Distribution Account and other accounts maintained pursuant to the Pooling and Servicing Agreement and the short-term investments in which funds in the Distribution Account and other accounts are invested. The Issuing Entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans, any Trust Subordinate Companion Loans and any REO Properties (and, with respect to a Whole Loan, solely the Issuing Entity’s interest in any REO property acquired with respect to such Whole Loan pursuant to the Pooling and Servicing Agreement or the Outside Servicing Agreement, as applicable), and the other activities described in this prospectus, and indemnity obligations to the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer and various related persons. The fiscal year of the Issuing Entity is the calendar year. The Issuing Entity has no executive officers or board of directors and acts through the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer.

The Depositor will be contributing the Mortgage Loans (and any Trust Subordinate Companion Loans) to the Issuing Entity. The Depositor will be purchasing the Mortgage Loans (and any Trust Subordinate Companion Loans) from the Sponsors as described under “The Mortgage Loan Purchase Agreements—Sale of Mortgage Loans; Mortgage File Delivery” and “—Cures, Repurchases and Substitutions”.

Since the Issuing Entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the trust would be characterized as a “business trust”.

The Trustee

Wilmington Savings Fund Society, FSB, a federal savings bank (“WSFS Bank”) will act as trustee (in such capacity, the “Trustee”) on behalf of the Certificateholders pursuant to the Pooling and Servicing Agreement. WSFS Financial Corporation is a multibillion-dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest and largest locally headquartered bank and trust company in the Greater Philadelphia and Delaware region. As of June 30, 2024, WSFS Financial Corporation had $20.7 billion in assets on its balance sheet and $84.9 billion in assets under management and administration. WSFS operates from 114 offices, 88 of which are banking offices, located in Pennsylvania (57), Delaware (39), New Jersey (14), Florida (2), Nevada (1) and Virginia (1) and provides comprehensive financial services including commercial banking, consumer banking, treasury management and trust and wealth management. Other subsidiaries or divisions include Arrow Land Transfer, Bryn Mawr Capital Management, LLC, Bryn Mawr Trust®, The Bryn Mawr Trust Company of Delaware, Cash Connect®, NewLane

286

Finance®, Powdermill® Financial Solutions, WSFS Institutional Services®, WSFS Mortgage®, and WSFS Wealth® Investments. Serving the Greater Delaware Valley since 1832, WSFS Bank is one of the ten oldest banks in the United States continuously operating under the same name. WSFS Financial Corporation is traded on the NASDAQ under the ticker symbol WSFS. WSFS Bank has been acting as owner trustee in asset-backed and mortgage-backed securities issuances since 1999. As of June 30, 2024, WSFS Bank is acting as owner trustee for several hundred issuances and acts as trustee under pooling and servicing agreements or indentures for several hundred issuances.

WSFS Bank’s corporate trust office is located at 500 Delaware Avenue, 11th Floor; Wilmington, Delaware 19801. As of the date of this preliminary prospectus, there are no legal proceedings pending, or to the best of the knowledge of WSFS Bank, contemplated by governmental authorities, against WSFS Bank or any property of WSFS Bank that would be material to holders of the Certificates issued by the Issuing Entity.

The foregoing information set forth under this “—The Trustee” heading has been provided by WSFS Bank.

The responsibilities of the Trustee are set forth in the Pooling and Servicing Agreement. A discussion of the role of the Trustee and its continuing duties, including: (1) any actions required by the Trustee, including whether notices are required to investors, rating agencies or other third parties, upon an event of default, potential event of default (and how defined) or other breach of a transaction covenant and any required percentage of a class or classes of asset-backed securities that is needed to require the Trustee to take action; (2) limitations on the Trustee’s liability under the transaction agreements regarding the asset-backed securities transaction; (3) any indemnification provisions that entitle the Trustee to be indemnified from the cash flow that otherwise would be used to pay the asset-backed securities; and (4) any contractual provisions or understandings regarding the Trustee’s removal, replacement or resignation, as well as how the expenses associated with changing from one Trustee to another Trustee will be paid, is set forth in this prospectus under “The Pooling and Servicing Agreement”.

For a description of any material affiliations, relationships and related transactions between WSFS Bank and any of the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” below.

The Trustee will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement. For further information regarding the duties, responsibilities, rights and obligations of the Trustee under the Pooling and Servicing Agreement, including those related to indemnification, see “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the Pooling and Servicing Agreement regarding the Trustee’s removal, replacement or resignation are described under “The Pooling and Servicing Agreement—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

The Certificate Administrator

Citibank, N.A., a national banking association (“Citibank”), will act as the certificate administrator (in such capacity, the “Certificate Administrator”), custodian (in such capacity, the “Custodian”) and Back-Up Advancing Agent under the Pooling and Servicing Agreement. The corporate trust office of Citibank responsible for administration of the Issuing Entity is located at 388 Greenwich Street Trading, New York, New York 10013, Attention: Global Transaction Services – BMARK 2024-V10 and the office for certificate transfer services is located at 480 Washington Boulevard, 30th Floor, Jersey City, New Jersey 07310, Attention: Securities Window. Citibank has a custodial office at 1000 Technology Drive, MS 470, O’Fallon, Missouri 63368, Attention: Tracy Thompson/Kia Watson – BMARK 2024-V10.

Citibank is a wholly owned subsidiary of Citigroup Inc., a Delaware corporation. Citibank performs as certificate administrator through the Agency and Trust line of business, which is part of the Global Transaction Services division. Citibank has primary corporate trust offices located in both New York and London. Citibank is a leading provider of corporate trust services offering a full range of agency, fiduciary, tender and exchange, depositary and escrow services. As of the end of the second quarter of 2024, Citibank’s Agency and Trust group managed in excess of $8 trillion in fixed income and equity investments on behalf of approximately 3,000 corporations worldwide. Since 1987, Citibank’s Agency and Trust group has provided trustee services for asset-backed securities containing pool assets consisting of airplane leases, auto loans and leases, boat loans, commercial loans, commodities, credit cards, durable goods, equipment leases, foreign securities, funding agreement-backed note programs, truck loans, utilities, student loans and commercial and residential mortgages. As of the end of the

287

second quarter of 2024, Citibank acted as trustee, certificate administrator and/or paying agent for approximately 266 transactions backed by commercial mortgages with an aggregate principal balance of approximately $269.7 billion. The Depositor, the initial purchasers, the Servicer, the Special Servicer, the Operating Advisor and the Trustee may maintain banking and other commercial relationships with Citibank and its affiliates.

Under the terms of the Pooling and Servicing Agreement, Citibank is responsible for securities administration, which includes Mortgage Loan performance calculations, distribution calculations and the preparation of monthly distribution reports. An analyst will also be responsible for the timely delivery of reports to the administration unit for processing all cash flow items. As Certificate Administrator, Citibank is also responsible for the preparation and filing of all REMIC and, if applicable, grantor trust tax returns on behalf of the issuing entity. In the past three (3) years, Citibank has not made material changes to the policies and procedures of its securities administration services for commercial mortgage-backed securities.

Further, subject to the terms of the Pooling and Servicing Agreement, Citibank is required to act as Back-Up Advancing Agent, and will be required to make any Advance that the Master Servicer was obligated, but failed, to make unless the Certificate Administrator or the Special Servicer, as applicable, determines such Advance would be a Nonrecoverable Advance. In its capacity as trustee and back-up advancing agent on commercial mortgage securitizations, Citibank is generally required to make an advance if the related master servicer or special servicer, fails to make a required advance. Citibank has not been required to make an advance on a CMBS transaction for which it acts as trustee or back-up advancing agent.

There have been no material changes to Citibank’s policies or procedures with respect to its commercial mortgage-backed trustee or securities administration function other than changes required by applicable laws. In the past three (3) years, Citibank has not materially defaulted in its trustee or securities administration obligations under any pooling and servicing agreement or caused an early amortization or other performance triggering event because of the performance by Citibank as trustee or securities administrator with respect to commercial mortgage-backed securities.

Citibank is acting as custodian of the mortgage files pursuant to the Pooling and Servicing Agreement. The custodian is responsible to hold and safeguard the mortgage note(s) and other contents of the mortgage files with respect to the Mortgage Loans on behalf of the Trustee and the Certificateholders. Each mortgage file will be maintained in a separate file folder marked with a unique bar code to assure loan level file integrity and to assist in inventory management. Files are segregated by specific transaction and/or issuer and series within the custodial system. Citibank, through its affiliates and third-party vendors, has been engaged in the mortgage document custody business for more than ten years. Citibank will hold and safeguard the mortgage note(s) and other contents of the mortgage files with respect to the Mortgage Loans at its custodial vault in O’Fallon, Missouri.

Neither Citibank nor any of its affiliates will retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization as of the Closing Date, except that Citibank or one of its affiliates may purchase the Class R Certificates on the Closing Date. Citibank or its affiliates may, from time to time after the sale of the Certificates to investors on the Closing Date, acquire additional Certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such Certificates at any time.

The foregoing information set forth under this “—The Certificate Administrator” heading has been provided by Citibank.

For a description of any material affiliations, relationships and related transactions between Citibank and any of the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” below.

The Trustee will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement. For further information regarding the duties, responsibilities, rights and obligations of the Trustee under the Pooling and Servicing Agreement, including those related to indemnification, see “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the Pooling and Servicing Agreement regarding the Trustee’s removal, replacement or resignation are described under “The Pooling and Servicing Agreement—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

288

The Certificate Administrator will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement. For further information regarding the duties, responsibilities, rights and obligations of the Certificate Administrator under the Pooling and Servicing Agreement, including those related to indemnification, see “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the Pooling and Servicing Agreement regarding the Certificate Administrator’s removal, replacement or resignation are described under “The Pooling and Servicing Agreement—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

Servicers

General

Each of the Master Servicer and the Special Servicer (directly or through one or more sub-servicers (which includes the primary servicers)) will be required to service and administer the Serviced Loans for which it is responsible as described under “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”. References in this prospectus to “Special Servicer” mean: (a) with respect to each Serviced Loan and Serviced Whole Loan, the applicable party that has been appointed under the Pooling and Servicing Agreement to act as special servicer with respect to such Serviced Loan or Serviced Whole Loan, as applicable, when it becomes a Specially Serviced Loan and any related REO Property (i.e., as of the Closing Date, (i) with respect to all Serviced Loans and Serviced Whole Loans other than the Bronx Terminal Market Mortgage Loan or the Bronx Terminal Market Whole Loan, Rialto Capital Advisors, LLC, a Delaware limited liability company, and (ii) with respect to the Bronx Terminal Market Mortgage Loan or the Bronx Terminal Market Whole Loan, Situs Holdings, LLC, a Delaware limited liability company); (b) with respect to all or any particular sub-group of the Serviced Loans and/or Serviced Whole Loans, the applicable party or parties that have been appointed under the Pooling and Servicing Agreement to act as special servicer with respect to such Serviced Loans and/or Serviced Whole Loans, as applicable, when they become Specially Serviced Loans and any related REO Properties; and (c) otherwise, each and every party, individually and collectively, as the context may require, that have been appointed to act as special servicer under the Pooling and Servicing Agreement. Any limited obligations of a Special Servicer under the Pooling and Servicing Agreement with respect to an Outside Serviced Mortgage Loan will be performed by Rialto Capital Advisors, LLC.

The Master Servicer

Midland Loan Services, a Division of PNC Bank, National Association, a national banking association (“Midland”), is expected to be appointed to act as the initial master servicer (in such capacity, the “Master Servicer”) and in this capacity will initially be responsible for the master servicing and administration of the Serviced Loans and any Serviced Companion Loans under the Pooling and Servicing Agreement. Certain servicing and administrative functions may also be provided by one or more primary servicers that previously serviced the mortgage loans for the applicable mortgage loan seller.

Midland’s principal servicing office is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210.

Midland is a commercial financial services company that provides loan servicing, asset management and technology solutions for large pools of commercial and multifamily real estate assets. Midland is approved as a master servicer, special servicer and primary servicer for investment-grade commercial mortgage-backed securities (“CMBS”) by S&P Global Ratings (“S&P”), Moody’s Investors Service, Inc., Fitch Ratings, Inc., DBRS, Inc. (“Morningstar DBRS”) and Kroll Bond Rating Agency, LLC. Midland has received rankings as a master, primary and special servicer of real estate assets under U.S. CMBS transactions from S&P, Fitch and Morningstar DBRS. For each category, S&P ranks Midland as “Strong”. Morningstar DBRS ranks Midland as “MOR CS2” for master servicer, “MOR CS1” for primary servicer, and “MOR CS1” for special servicer. Fitch ranks Midland as “CMS2+” for master servicer, “CPS2+” for primary servicer, and “CSS2+” for special servicer. Midland is also a HUD/FHA-approved mortgagee and a Fannie Mae-approved multifamily loan servicer.

Midland has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Midland’s servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed annually and centrally managed. Furthermore, Midland’s business continuity and disaster recovery plans are reviewed and tested annually. Midland's policies, operating procedures and business continuity plan anticipate and provide the mechanism for some or all of Midland's personnel to work remotely as determined by management to comply with

289

changes in federal, state or local laws, regulations, executive orders, other requirements and/or guidance, to address health and/or other concerns related to a pandemic or other significant event or to address market or other business purposes.

In accordance with the Pooling and Servicing Agreement, Midland has engaged (or may in the future engage) one or more third-party vendors and/or affiliates to support Midland’s performance of certain duties and/or obligations under the Pooling and Servicing Agreement, including, but not limited to, with respect to one or more of the following tasks:

●	converting and de-converting loans to or from the servicing system and setting up any applicable cash management waterfall;
●	calculating certain amounts such as principal and interest payments, default interest, deferred interest, rent escalations, financial statement penalty fees, payoff amounts and other ad hoc items;
●	calculating remittances and allocated loan and appraisal reduction amounts and preparing remittance reports and other related reports, including Schedule AL;
●	administering certain aspects relating to reserve account disbursement requests;
●	assisting with the collection of financial/operating statements and rent rolls and performing operating statement and rent roll spreading activities;
●	monitoring covenant compliance and occupancy and tenant-related triggers, completing certain covenant calculations, tests and related analyses and identifying loans for Midland to proceed with cash management implementation;
●	UCC, tax and insurance-related researching, monitoring, filing, reporting, collecting and tracking, and lien release filing and tracking;
●	performing property inspections and preparing the related property inspection reports;
●	updating of the servicing system periodically with certain information, such as with respect to borrower, collateral, loan terms, escrows, reserves, covenants, loan-level transactions (i.e., amendments, assumptions, defeasances, etc.) and servicing fees;
●	processing loan and bring current statements and updating receivables;
●	per Midland’s requirements, generating certain correspondence including hello letters, missed payment letters, financial statement demand letters and event of default letters; and
●	one or more additional tasks assigned by Midland; provided, however, such tasks will not include holding or collecting funds or performing asset management (other than document review and preparation in support of Midland’s asset managers’ processing of certain asset management transactions).

Notwithstanding the foregoing, Midland will remain responsible for Midland’s duties and/or obligations under the Pooling and Servicing Agreement. Midland monitors and oversees its third-party vendors in compliance with its internal procedures, the Pooling and Servicing Agreement and applicable law.

Midland will not have primary responsibility for custody services of original documents evidencing the underlying mortgage loans. Midland may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular mortgage loans or otherwise. To the extent that Midland has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the servicing standard.

No securitization transaction involving commercial or multifamily mortgage loans in which Midland was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default as a result of any action or inaction of Midland as master servicer, primary servicer or special servicer, as applicable, including

290

as a result of Midland's failure to comply with the applicable servicing criteria in connection with any securitization transaction. Midland has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by Midland in securitization transactions.

From time-to-time Midland is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Midland does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the Pooling and Servicing Agreement or any applicable Outside Servicing Agreement.

Midland currently maintains an Internet-based investor reporting system, CMBS Investor Insight®, that contains performance information at the portfolio, loan and property levels on the various commercial mortgage-backed securities transactions that it services. Certificateholders, prospective transferees of the certificates and other appropriate parties may obtain access to CMBS Investor Insight® through Midland's website at www.pnc.com/midland. Midland may require registration and execution of an access agreement in connection with providing access to CMBS Investor Insight®.

Midland will acquire the right to act as master servicer and/or primary servicer (and the related right to receive and retain the excess servicing strip) with respect to the Mortgage Loans sold to the issuing entity by the sponsor pursuant to one or more servicing rights appointment agreements entered into on the Closing Date. The “excess servicing strip” means a portion of the Servicing Fee payable to Midland that accrues at a per annum rate initially equal to the Servicing Fee minus (A) with respect to the Serviced Mortgage Loans (i) if no primary servicing fee rate or subservicing fee rate is payable to a party other than Midland, 0.00125% or (ii) if a primary servicing fee rate or subservicing fee rate is payable to a party other than Midland, 0.000625% plus any such primary servicing fee rate or subservicing fee rate payable to a party other than Midland; or (B) with respect to any Outside Serviced Mortgage Loan, 0.000625%, but which may be reduced under certain circumstances as provided in the Pooling and Servicing Agreement.

From time to time, Midland and/or its affiliates may purchase or sell securities, including CMBS certificates. Midland and/or its affiliates may review this prospectus and purchase or sell certificates issued in this offering, including in the secondary market.

As of June 30, 2024, Midland was master and primary servicing approximately 19,890 commercial and multifamily mortgage loans with a principal balance of approximately $445 billion. The collateral for such loans may be located in all 50 states, the District of Columbia, Puerto Rico, Guam, US Virgin Islands and Canada. Approximately 13,838 of such loans, with a total principal balance of approximately $342 billion, pertain to commercial and multifamily mortgage-backed securities. The related loan pools include multifamily, office, retail, hospitality and other income-producing properties.

Midland has been servicing mortgage loans in CMBS transactions since 1992. The table below contains information on the size of the portfolio of commercial and multifamily loans and leases in CMBS and other servicing transactions for which Midland has acted as master and/or primary servicer from 2021 to 2023.

Portfolio Size – Master/Primary Servicing	Calendar Year End (Approximate amounts in billions)
	2021	2022	2023
CMBS	$302	$328	$336
Other	$301	$315	$244
Total	$603	$642	$580

As of June 30, 2024, Midland was named the special servicer in approximately 308 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of approximately $118 billion. With respect to such commercial mortgage-backed securities transactions as of such date, Midland was administering approximately 185 assets with an outstanding principal balance of approximately $4.6 billion.

291

Midland has acted as a special servicer for commercial and multifamily mortgage loans in CMBS transactions since 1992. The table below contains information on the size of the portfolio of specially serviced commercial and multifamily loans, leases and REO properties that have been referred to Midland as special servicer in CMBS transactions from 2021 to 2023.

Portfolio Size – Special Servicing	Calendar Year End (Approximate amounts in billions)
	2021	2022	2023
Total	$163	$162	$119

Midland may enter into one or more arrangements with a Directing Holder, a Controlling Class Certificateholder, any directing certificateholder, any Companion Loan Holder, the other Certificateholders (or an affiliate or a third-party representative of one or more of the preceding) or any other person with the right to appoint or remove and replace the special servicer to provide for (i) a discount, waiver and/or revenue sharing with respect to certain of the special servicer compensation and/or (ii) certain services, in each case, in consideration of, among other things, Midland’s appointment (or continuance) as special servicer under the Pooling and Servicing Agreement and any related co-lender agreement and limitations on the right of such person to remove the special servicer.

Midland is also (i) the master servicer under the Benchmark 2024-V9 pooling and servicing agreement pursuant to which the Stonebriar Centre Whole Loan is serviced and (ii) expected to be the primary servicer of the Bronx Terminal Market Whole Loan under the BANK5 2024-5YR9 pooling and servicing agreement pursuant to which the Bronx Terminal Market whole loan is initially being serviced..

Pursuant to certain interim servicing agreements between GACC, a Sponsor and a Mortgage Loan Seller, and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the Mortgage Loans.

Pursuant to certain interim servicing agreements between CREFI, a Sponsor and a Mortgage Loan Seller, and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the Mortgage Loans.

Pursuant to certain interim servicing agreements between GSMC, a Sponsor and a Mortgage Loan Seller, and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the Mortgage Loans.

PNC Bank, National Association (“PNC Bank”), and its affiliates may use some of the same service providers (e.g., legal counsel, accountants and appraisal firms) as are retained on behalf of the issuing entity. In some cases, fee rates, amounts or discounts may be offered to PNC Bank and its affiliates by a third party vendor which differ from those offered to the trust fund as a result of scheduled or ad hoc rate changes, differences in the scope, type or nature of the service or transaction, alternative fee arrangements, and negotiation by PNC Bank or its affiliates other than Midland.

The foregoing information regarding Midland under the heading “—Servicers—The Master Servicer” has been provided by Midland. Midland does not make any representations as to the validity or sufficiency of the Pooling and Servicing Agreement (other than as to it being a valid obligation of Midland as master servicer), the Certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by Midland) or any related documents

The Master Servicer will have various duties under the Pooling and Servicing Agreement. Certain duties and obligations of the Master Servicer are described under “The Pooling and Servicing Agreement—General” and “—Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses”. The Master Servicer's ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than the Outside Serviced Mortgage Loans), and the effect of that ability on the potential cash flows from such Mortgage Loans, are described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”. The Master Servicer's obligations as the servicer to make advances, and the interest or other fees charged for those

292

advances and the terms of the Master Servicer’s recovery of those advances, are described under “The Pooling and Servicing Agreement—Advances”.

The Master Servicer will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans or the Serviced Companion Loans. On occasion, the Master Servicer may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent Master Servicer performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

Certain terms of the Pooling and Servicing Agreement regarding the Master Servicer's removal or replacement, or resignation are described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor”, “—Servicer Termination Events”, “—Rights Upon Servicer Termination Event” and “—Waivers of Servicer Termination Events”.

The Master Servicer will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement. The Master Servicer's rights and obligations with respect to indemnification, and certain limitations on the Master Servicer's liability under the Pooling and Servicing Agreement, are described under “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

For a description of any material affiliations, relationships and related transactions between the Master Servicer and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The Special Servicers

Rialto Capital Advisors, LLC

Rialto Capital Advisors, LLC, a Delaware limited liability company (“RCA”), is expected to be appointed as a special servicer under the Pooling and Servicing Agreement. In such capacity, RCA will be responsible for the servicing and administration of the Specially Serviced Loans (other than the Bronx Terminal Market Whole Loan, a Trust Subordinate Companion Whole Loan or any Excluded Special Servicer Mortgage Loan) and related REO Properties pursuant to the Pooling and Servicing Agreement.

RCA maintains its principal servicing office at Southeast Financial Center, 200 S. Biscayne Blvd., Suite 3550, Miami, Florida 33131.

RCA has been engaged in the special servicing of commercial mortgage loans for commercial real estate securitizations since approximately May 2012. RCA currently has a commercial mortgage-backed securities special servicer rating of “CSS2+” by Fitch, a commercial loan special servicer ranking of “Above Average” by S&P and a commercial mortgage special servicer ranking of “MOR CS2” by DBRS Morningstar. RCA is also rated by Kroll Bond Rating Agency, LLC.

RCA is an affiliate of Rialto Capital Management, LLC, a Delaware limited liability company (“RCM”), and a Securities and Exchange Commission registered investment adviser. RCM is a vertically integrated commercial real estate investment and asset manager. Previously an indirect wholly-owned subsidiary of Lennar Corporation (“Lennar”) (NYSE: LEN and LEN.B), a national homebuilder, RCM and RCA were acquired on November 30, 2018 by investment funds managed by Stone Point Capital LLC (“Stone Point”) in partnership with RCM’s management team. Stone Point is a financial services and asset management focused private equity firm based in Greenwich, Connecticut. As of March 31, 2024, RCM was the sponsor of, and certain of its affiliates were investors in, thirteen private equity fund structures (collectively, the “Funds”) and RCM also advised several other investment vehicles such as co-investments, joint ventures and separately managed accounts, having over $17.2 billion of regulatory assets under management in the aggregate. Of the thirteen Funds, ten are focused in whole or in part on investments in commercial mortgage-backed securities, with the remaining Funds focused on distressed and value add real estate related investments, mezzanine debt and/or credit investments.

As of March 31,2024, RCM has underwritten and purchased, primarily for the Funds, over $10.5 billion in face value of subordinate commercial mortgage-backed securities certificates in approximately 205 securitizations

293

totaling over $214 billion in overall transaction size. RCM (or an affiliate) has the right to appoint the special servicer in a majority of these transactions.

Rialto Management Group, LLC, together with its subsidiaries, RCA and RCM (excluding Stone Point), had 292 employees as of March 31, 2024 and is headquartered in Miami with offices located in New York City and Atlanta and additional offices across the United States and in Europe.

RCA has detailed operating policies and procedures which are reviewed at least annually and updated as appropriate. These policies and procedures for the performance of its special servicing obligations are, among other things, in compliance with the applicable servicing criteria set forth in Item 1122 of Regulation AB under the Securities Act. RCA has developed strategies and procedures for managing delinquent loans, loans subject to bankruptcies of the borrowers and other breaches by borrowers of the underlying loan documents that are designed to maximize value from the assets for the benefit of certificateholders. These strategies and procedures vary on a case by case basis, and include, but are not limited to, liquidation of the underlying collateral, note sales, discounted payoffs, and borrower negotiation or workout in accordance with the related servicing standard. The strategy pursued by RCA for any particular property depends upon, among other things, the terms and provisions of the underlying loan documents, the jurisdiction where the underlying property is located and the condition and type of underlying property. Standardization and automation have been pursued, and continue to be pursued, wherever possible so as to provide for continued accuracy, efficiency, transparency, monitoring and controls.

RCA is subject to an annual external audit. As part of such external audit, auditors perform test work and review internal controls throughout the year. While RCA was a part of Lennar, RCA was determined to be Sarbanes-Oxley compliant.

RCA maintains a web-based asset management system that contains performance information at the portfolio, loan and property levels on the various loan and REO assets that it services. Additionally, RCA has a formal, documented disaster recovery and business continuity plan.

As of March 31, 2024, RCA and its affiliates were actively special servicing approximately 383 portfolio loans (and REO Properties) with an unpaid principal balance of approximately $10.32 billion (see footnote 2 to the chart below).

As of March 31, 2024, RCA is also performing special servicing for approximately 164 commercial real estate securitizations. With respect to such securitization transactions, RCA is administering approximately 9,216 assets with an unpaid principal balance at securitization of approximately $153.7 billion. The asset pools specially serviced by RCA include residential, multifamily/condo, office, retail, hotel, healthcare, industrial, manufactured housing and other income-producing properties as well as residential and commercial land.

The following table sets forth information about RCA’s portfolio of specially serviced commercial and multifamily mortgage loans and REO Properties in commercial mortgage-backed securitization transactions as of the dates indicated:

CMBS Pools	As of 12/31/2020	As of 12/31/2021	As of 12/31/2022	As of 12/31/2023	As of 3/31/2024
Number of CMBS Pools Named Special Servicer	129	140	151	158	164
Approximate Aggregate Unpaid Principal Balance(1)	$133.3 billion	$142.3 billion	$149.2 billion	$150.4 billion	$153.7 billion
Approximate Number of Specially Serviced Loans or REO Properties(2)	617	470	360	361	383
Approximate Aggregate Unpaid Principal Balance of Specially Serviced Loans or REO Properties(2)	$11.67 billion	$9.41 billion	$8.54 billion	$9.30 billion	$10.32 billion
294

(1)	Includes all commercial and multifamily mortgage loans and related REO Properties in RCA’s portfolio for which RCA is the named special servicer, regardless of whether such mortgage loans and related REO properties are, as of the specified date, specially serviced by RCA.
(2)	Includes only those commercial and multifamily mortgage loans and related REO Properties in RCA’s portfolio for which RCA is the named special servicer that are, as of the specified date, specially serviced by RCA. Does not include any resolutions during the specified year.

In its capacity as a special servicer, RCA will not have primary responsibility for custody services of original documents evidencing any of the Mortgage Loans. RCA may from time to time have custody of certain of such documents as necessary for enforcement actions involving the Mortgage Loans as to which it is acting as special servicer or otherwise. To the extent that RCA has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the servicing standard.

RCA does not have any material advancing rights or obligations with respect to the commercial mortgage-backed securities pools as to which it acts as special servicer. In certain instances, RCA may have the right or be obligated to make property related servicing advances in emergency situations with respect to certain commercial mortgage-backed securities pools as to which it acts as special servicer.

There are, to the actual current knowledge of RCA, no special or unique factors of a material nature involved in special servicing the particular types of assets included in this securitization transaction, as compared to the types of assets specially serviced by RCA in other commercial mortgage-backed securitization pools generally, for which RCA has developed processes and procedures which materially differ from the processes and procedures employed by RCA in connection with its special servicing of commercial mortgage-backed securitization pools generally. There have not been, during the past three years, any material changes to the policies or procedures of RCA in the servicing function it will perform under the Pooling and Servicing Agreement for assets of the same type included in this securitization transaction.

No securitization transaction in which RCA was acting as special servicer has experienced a servicer event of default as a result of any action or inaction of RCA as special servicer, including as a result of a failure by RCA to comply with the applicable servicing criteria in connection with any securitization transaction. RCA has not been terminated as special servicer in any securitization, either due to a servicing default or the application of a servicing performance test or trigger. RCA has made all advances required to be made by it under the servicing agreements related to the securitization transactions in which RCA is acting as special servicer. There has been no previous disclosure of material noncompliance with the applicable servicing criteria by RCA in connection with any securitization in which RCA was acting as special servicer.

RCA does not believe that its financial condition will have any adverse effect on the performance of its duties under the Pooling and Servicing Agreement and, accordingly, RCA believes that its financial condition will not have any material impact on the Mortgage Pool performance or the performance of the Certificates.

From time to time RCA is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. RCA does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the Pooling and Servicing Agreement. It is noted that, in November 2021, Icahn Partners LP and Icahn Partners Master Fund LP (together, the “Icahn Funds”) purportedly acquired 84% of the Class E certificates of COMM 2012-CCRE4 Commercial Pass-Through Certificates (the “CCRE4 Trust”). At that time, the value of the Class E certificates had already been written down to zero. Immediately following the acquisition of their interest in the CCRE4 Trust, in December 2021, the Icahn Funds made a request that the CCRE4 Trust’s trustee deem a “Servicer Termination Event” to have occurred in connection with the special servicing by RCA of a specific CCRE4 Trust asset, the Prizm Outlets mall in Nevada. The basis of the Icahn Funds’ request was their allegation that RCA violated the servicing standard by obtaining inflated appraisals from CBRE – Valuation & Advisory Services to prevent control from shifting to the Class E certificateholders and engaging in a 39-month plan to rehabilitate the asset. The CCRE4 trustee has not concluded that the Icahn Funds’ allegations have any merit, and has neither commenced an investigation nor indicated that it intends to pursue any claims related to the allegations. Nevertheless, on June 15, 2022, the Icahn Funds filed a lawsuit against RCA in the District Court for Clark County, Nevada based on the same allegations set forth in its “Servicer Termination Event” notice to the CCRE4 trustee. RCA denies that the claims have merit and intends to assert many legal and

295

factual defenses against those claims. RCA continues to serve as special servicer of the CCRE4 Trust and has not been terminated.

There are currently no legal proceedings pending, and no legal proceedings known to be contemplated by governmental authorities, against RCA or of which any of its property is the subject, that are material to the Certificateholders.

RCA occasionally engages consultants to perform property inspections and to provide surveillance on a property and its local market; it currently does not have any plans to engage sub-servicers to perform on its behalf any of its duties with respect to this transaction with the exception of some outsourced base servicing functions.

In the commercial mortgage-backed securitizations in which RCA acts as special servicer, RCA may enter into one or more arrangements with any party entitled to appoint or remove and replace the special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, RCA’s appointment as special servicer under the applicable servicing agreement and limitations on such person’s right to replace RCA as the special servicer.

RCA, an expected special servicer for this transaction, is an affiliate of: (a) RREF V - D AIV RR H, LLC, the entity that is expected to purchase the Class E-RR, Class F-RR, Class G-RR and Class J-RR Certificates and be appointed as the initial Controlling Class Representative, and may purchase other Certificates; and (b) through common control by Stone Point Capital, LLC, Situs Holdings, LLC, the special servicer of the Bronx Terminal Market Whole Loan.  RCA or an affiliate assisted RREF V - D AIV RR H, LLC and/or one or more of its affiliates with its due diligence of the Mortgage Loans prior to the Closing Date. Rialto Capital Advisors, LLC is also an affiliate of HRP Culver, LLC, the holder, as of the Closing Date, of Note B-1 and Note B-2 with respect to the Culver Collection Whole Loan, and Hines Rialto Credit Partners, LP, the sole member, as of the Closing Date, of HRP Culver, LLC.

From time to time, affiliates of RCA may purchase other securities, including certificates in this offering in the secondary market, and may dispose of them at any time.  Except as described herein, neither RCA nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization.  However, RCA, or its affiliates, may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire additional certificates pursuant to secondary market transactions.  Any such party will have the right to dispose of such certificates (other than the Class H-RR Certificates) at any time.

The information set forth above under this sub-heading “—The Special Servicers” regarding RCA has been provided by RCA.

Situs Holdings, LLC

Situs Holdings, LLC (“Situs Holdings”), a Delaware limited liability company, will act as the special servicer of the Bronx Terminal Market Whole Loan pursuant to the Pooling and Servicing Agreement (in such capacity, the “BTM Special Servicer”). Situs Holdings’ controlling ownership interest is collectively held by the Trident VI and Trident VII Funds which funds are managed by Stone Point Capital LLC (“Stone Point”), an investment adviser registered with the U.S. Securities and Exchange Commission. The “Trident VI Funds” include Trident VI, LP, Trident VI Parallel Fund, LP, Trident VI DE Parallel Fund, LP, and Trident VI Professionals Fund, LP. The “Trident VII Funds” include Trident VII, LP, Trident VII Parallel Fund, LP, Trident VII DE Parallel Fund, LP, and Trident VII Professionals Fund, LP. Stone Point is a financial services-focused private equity firm that has raised and managed private equity funds for over 25 years, with aggregate committed capital of more than $25 billion. Stone Point has invested in over 100 companies and targets investments in the global financial services industries, including investments in companies that provide outsourced services to financial institutions, banks and depository institutions, asset management firms, insurance and reinsurance companies, insurance distribution and other insurance-related businesses, specialty lending and other credit opportunities, mortgage services companies and employee benefits and healthcare companies. A minority interest in Situs Holdings is held by Port-aux-Choix Private Investments Inc., a Canadian pension fund managed by The Public Sector Pension Investment Board (“PSP”). PSP is one of Canada’s largest pension investment managers investing in funds for the pension plans of the Public Service, the Canadian Armed Forces, the Royal Canadian Mounted Police and the Reserve Force.

The principal executive office of Situs Holdings is located at 5065 Westheimer Road, Suite 700E, Houston, Texas 77056 and its telephone number is (713) 328-4400. Situs Holdings maintains its principal special servicing office at 2 Embarcadero Center, 8th Floor, San Francisco, California 94111.

296

Situs Holdings has a current special servicer rating of “CSS2-” from Fitch, a special servicer rating of “MOR CS2” from Morningstar DBRS, and is on S&P’s Select Servicer list as a United States Commercial Mortgage Special Servicer ranked “Above Average.” Situs Holdings is also approved by Moody’s and KBRA as a special servicer for CMBS and single-family rental (“SFR”) transactions. As of June 30, 2024, Situs Holdings is also the named operating advisor for 19 CMBS transactions with an aggregate outstanding principal balance of approximately $6.03 billion.

Situs Holdings and its affiliates (collectively, “Situs”) are engaged in the business of providing real estate-related services, including the following services, to financial institutions and lending clients with respect to real estate loans originated, purchased, held on balance sheet, warehouse-financed, sold or securitized by such clients:

●	Real estate advisory and consulting
●	Primary servicing
●	Interim servicing
●	Special servicing
●	Non-performing loan management
●	Asset management
●	Loan origination support
●	Underwriting
●	Due diligence and forensic analysis
●	Loan closing and documentation
●	Securitization management and support
●	Debt, CMBS & commercial real estate CLO valuations
●	Real estate valuation and related assets
●	Technology solutions
●	Credit analytics and
●	Staffing and dedicated team build-out.

Situs’ clients may include the Originators, the Sponsors, the Depositor, the underwriters and/or affiliates thereof and the services described above may have been provided by Situs with respect to the Mortgage Loans.

Situs has major offices located across the U.S. including San Francisco, New York, Atlanta and Houston as well as offices in London, Frankfurt and India. Situs provides services to financial institutions, investors and servicers as well as to the United States government-sponsored enterprises.

The tables below set forth information about Situs Holdings’ portfolio of securitized specially serviced loans as of the dates indicated below:

Special Servicing

	As of 12/31/2021	As of 12/31/2022	As of 12/31/2023	As of 6/30/2024
CMBS Pools (excluding Single Family Rental)	271	292	300	292
CMBS Loans (excluding Single Family Rental) by Approximate Number	1,815	1,737	1,710	1,615
Named Specially Serviced Portfolios by Approximate Aggregate Unpaid Principal Balance (1)	$106,822,243,351	$118,627,807,772	$116,720,036,893	$110,226,051,263
Actively Specially Serviced Portfolios by Approximate Number of Loans (2)	50	32	83	125
Actively Specially Serviced Portfolio by Approximate Aggregate Unpaid Principal Balance (2)	$ 2,120,136,935	$1,271,241,006	$ 2,697,107,810	$ 2,820,169,236
CMBS Single Family Rental Pools	11	15	16	17
297

	As of 12/31/2021	As of 12/31/2022	As of 12/31/2023	As of 6/30/2024
SFR Loans by Approximate Number	931	1,010	993	915
Named Specially Serviced Portfolios by Approximate Aggregate Unpaid Principal Balance (1)	$ 2,826,548,158	$3,338,605,811	$3,370,094,539	$ 3,396,280,800
Actively Specially Serviced Portfolios by Approximate Number of Loans (2)	30	35	68	75
Actively Specially Serviced Portfolios by Approximate Aggregate Unpaid Principal Balance (2)	$ 93,463,229	$ 119,255,034	$ 238,770,892	$ 266,326,951

(1)	Includes all loans in Situs Holdings’ portfolio for which Situs Holdings is the named special servicer, regardless of whether such loans are, as of the specified date, specially-serviced loans.
(2)	Includes only those loans in the portfolio that, as of the specified date, are specially-serviced loans.

As of June 30, 2024, Situs Holdings and Situs Asset Management LLC (“Situs Asset Management”), an affiliate of Situs Holdings that performs primary and master servicing, had 196 personnel involved in the asset management and special servicing of commercial real estate assets, of which 19 were dedicated to the special servicing business unit. As of June 30, 2024, Situs Holdings specially serviced a portfolio that included approximately 200 loans and REO assets throughout the United States, including non-securitized notes, with a then current face value in excess of $3.0 billion, all of which are commercial or multifamily real estate assets. As of June 30, 2024, Situs Asset Management had 177 personnel involved in the primary/master servicing of commercial real estate, all of which are commercial or multifamily real estate assets. As used herein, references to “commercial real estate assets” or “commercial or multifamily real estate assets” are inclusive of single family rental securitization pools.

Those commercial real estate assets included mortgage loans secured by the same types of income producing properties as those securing the Mortgage Loan backing the Certificates. Additionally, certain affiliates of Situs Holdings may be invested in, directly or indirectly, commercial real estate assets and commercial mortgage assets that include the same types of loans and properties securing the Mortgage Loan. Accordingly, the assets that Situs Holdings services, depending upon the particular circumstances, including the nature and location of such assets, compete with the mortgaged real properties securing the mortgage loans for tenants, purchasers, financing and so forth.

Situs Holdings has developed policies and procedures for the performance of its special servicing obligations in compliance with applicable servicing criteria set forth in Item 1122 of Regulation AB, including managing delinquent loans and loans subject to the bankruptcy of the borrower. Situs Holdings has recognized that technology can greatly improve its performance as a special servicer, and Situs Holdings’ infrastructure provides improved controls for compliance with pooling and servicing agreements, loan administration and procedures in workout/resolution.

Situs Holdings occasionally engages consultants to perform property inspections and provide certain asset management functions. Situs Holdings does not have any material primary advancing obligations with respect to the CMBS pools as to which it acts as special servicer and accordingly Situs Holdings does not believe that its financial condition will have any adverse effect on the performance of its duties under the PSA nor any material impact on the Mortgage Loan performance or the performance of the Certificates.

Situs Holdings will not have primary responsibility for custody services of original documents evidencing the Bronx Terminal Market Whole Loan. On occasion, Situs Holdings may have custody of certain of such documents as necessary for enforcement actions involving the Bronx Terminal Market Whole Loan or otherwise. To the extent that Situs Holdings has custody of any such documents, such documents will be maintained in a manner consistent with the servicing standards set forth in the PSA. There are currently no legal proceedings pending; and no legal proceedings known to be contemplated by governmental authorities, against Situs Holdings or of which any of its property is the subject, which is material to the holders of the Certificates.

Situs Holdings is not an affiliate of the Issuing Entity, the Sponsors, the Depositor, the Originators, the Mortgage Loan Sellers, the Master Servicer, the Certificate Administrator, the Operating Advisor, the Trustee or the Retaining

298

Sponsor. Except as disclosed in this prospectus, there are no specific relationships that are material involving or relating to this securitization transaction or the Bronx Terminal Market Whole Loan between Situs Holdings or any of its affiliates, on the one hand, and the Issuing Entity, the Sponsors, the Depositor, the Trustee, the Certificate Administrator, the Originators, the Master Servicer or the Operating Advisor, on the other hand, that currently exist or that existed during the past two (2) years. In addition, other than as disclosed in this prospectus, there are no business relationships, agreements, arrangements, transactions or understandings that have been entered into outside the ordinary course of business or on terms other than would be obtained in an arm’s length transaction with an unrelated third party – apart from this securitization transaction – between Situs Holdings or any of its affiliates, on the one hand, and the Issuing Entity, the Sponsors, the Depositor, the Trustee, the Certificate Administrator, the Originators, the Master Servicer or the Operating Advisor, on the other hand, that currently exist or that existed during the past two (2) years and that are material to an investor’s understanding of the Certificates.

Situs Holdings is an affiliate of (i) RREF V - D AIV RR H, LLC, the entity that is expected to purchase the Class E-RR, Class F-RR, Class G-RR and Class J-RR Certificates and appoint itself or an affiliate as the initial controlling class representative and the initial directing holder with respect to all of the serviced mortgage loans and serviced whole loans as to which the controlling class representative is entitled to act as directing holder and (ii) through common control by Stone Point, Rialto Capital Advisors, LLC, a Delaware limited liability company, the special servicer with respect to all Specially Serviced Loans (other than the Bronx Terminal Market Whole Loan, a Trust Subordinate Companion Whole Loan or any Excluded Special Servicer Mortgage Loan).

Situs Holdings may enter into one or more arrangements with any party entitled to appoint or remove and replace a special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, Situs Holdings’ appointment as BTM Special Servicer under the PSA and limitations on such person’s right to replace Situs Holdings as a BTM Special Servicer.

No securitization transaction involving commercial or multi-family mortgage loans in which Situs Holdings was acting as special servicer has experienced an event of default as a result of any action or inaction performed by Situs Holdings as special servicer. In addition, there has been no previous disclosure of material non-compliance with servicing criteria by Situs Holdings with respect to any other securitization transaction involving commercial or multi-family mortgage loans in which Situs Holdings was acting as special servicer.

From time to time, Situs Holdings is a party to lawsuits and other legal proceedings arising in the ordinary course of business. Situs Holdings does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to serve as special servicer.

From time to time, Situs Holdings and/or its affiliates may purchase or sell securities, including CMBS certificates. As of the Closing Date, neither Situs Holdings nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization other than its rights to special servicer compensation as described in this prospectus and as described as to its affiliates in this prospectus. However, Situs Holdings or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under this sub-heading “—The Special Servicers” regarding Situs Holdings has been provided by Situs Holdings.

General

Certain duties and obligations of the Special Servicer and the provisions of the Pooling and Servicing Agreement are described under “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”, “—Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses”, “—Inspections”, and “—Appraisal Reduction Amounts”. The Special Servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans and the potential effect of that ability on the potential cash flows from the Mortgage Loans are described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”.

The Special Servicer may be terminated, with respect to the Mortgage Loans serviced under the Pooling and Servicing Agreement (a) with or without cause by the applicable Directing Holder, (b) for cause at any time, and (c) otherwise without cause as described under “The Pooling and Servicing Agreement—Termination of the Special

299

Servicer Other Than in Connection With a Servicer Termination Event”, upon satisfaction of certain conditions specified in the Pooling and Servicing Agreement.

The Special Servicer may resign under the Pooling and Servicing Agreement as described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor”. The Special Servicer and various related persons and entities will be entitled to be indemnified by the Issuing Entity for certain losses and liabilities incurred by the Special Servicer as described under “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Outside Servicers and the Outside Special Servicers

For information regarding the Outside Servicers and Outside Special Servicers and each of the Outside Servicing Agreements (to the extent definitively identified as of the date of this prospectus) pursuant to which the Outside Servicers and Outside Special Servicers are obligated to service the applicable Outside Serviced Whole Loans, see “Summary of Terms—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

The Operating Advisor and the Asset Representations Reviewer

Pentalpha Surveillance LLC, a Delaware limited liability company (“Pentalpha Surveillance”), will act as the operating advisor (in such capacity, the “Operating Advisor”), under the Pooling and Servicing Agreement. Pentalpha Surveillance will also be serving as the asset representations reviewer (in such capacity, the “Asset Representations Reviewer”) under the Pooling and Servicing Agreement. The principal office of Pentalpha Surveillance is located at Two Greenwich Office Park, Greenwich, Connecticut 06831.

Pentalpha Surveillance is a privately held firm founded in 2005 that is primarily dedicated to providing independent oversight of loan securitization trusts’ ongoing operations. Pentalpha Surveillance and its affiliates have been engaged by individual securitization trusts, financial institutions, institutional investors and agencies of the U.S. Government. Pentalpha Surveillance’s platform utilizes compliance checking software and has a team of industry operations specialists focused on loan origination and servicing oversight, with engagements in surveillance, valuation, collections optimization, representation and warranty failures, derivative contract errors, litigation support, and expert testimony as well as other advisory assignments.

As of June 30, 2024, Pentalpha Surveillance was acting as operating advisor or trust advisor for approximately 295 commercial mortgage-backed securitizations with an aggregate initial unpaid principal balance of approximately $256 billion. As of June 30, 2024, Pentalpha Surveillance was acting as asset representations reviewer for 124 commercial mortgage-backed securitizations with an aggregate initial unpaid principal balance of approximately $116 billion.

Pentalpha Surveillance satisfies each of the standards of “Eligible Operating Advisor” set forth in “The Pooling and Servicing Agreement—Operating Advisor—Eligibility of Operating Advisor”. Pentalpha Surveillance: (i) is an operating advisor on other CMBS transactions rated by any of Moody’s, Fitch, KBRA, S&P and/or DBRS Morningstar and none of those rating agencies has qualified, downgraded or withdrawn any of its rating or ratings of one or more classes of certificates for any such transaction citing concerns with Pentalpha Surveillance as the sole or material factor in such rating action; (ii) (X) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (Y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; (iii) can and is making the representations and warranties as operating advisor set forth in the Pooling and Servicing Agreement; (iv) is not (and is not affiliated (including Risk Retention Affiliated) with) the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, any Mortgage Loan Seller, any Directing Holder, any Retaining Third Party Purchaser, any Consulting Party (other than the Operating Advisor) or a depositor, trustee, certificate administrator, master servicer, or a special servicer with respect to the securitization of any Companion Loan or any of their respective affiliates; (v) has not been paid any fees, compensation or other remuneration by any entity acting as Special Servicer or successor Special Servicer (X) in respect of its obligations under the Pooling and Servicing Agreement or (Y) for the recommendation of the replacement of the Special Servicer or the appointment of a successor Special Servicer to become the Special Servicer; and (vi) does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any Certificates, any Mortgage

300

Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the Pooling and Servicing Agreement relates, other than its fees from its role as Operating Advisor; provided that Pentalpha Surveillance, in its capacity as Asset Representations Reviewer, is entitled to receive related fees as set forth in the Pooling and Servicing Agreement.

In addition, Pentalpha Surveillance believes that its financial condition will not have any material adverse effect on the performance of its duties under the Pooling and Servicing Agreement.

There are currently no legal proceedings pending against Pentalpha Surveillance, or to which any property of Pentalpha Surveillance is subject, that are material to the holders of the Certificates, nor does Pentalpha Surveillance have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The foregoing information under this “—The Operating Advisor and the Asset Representations Reviewer” heading regarding Pentalpha Surveillance has been provided by Pentalpha Surveillance.

For a description of any material affiliations, relationships and related transactions between Pentalpha Surveillance and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Certain terms of the Pooling and Servicing Agreement regarding the Operating Advisor’s removal, replacement, resignation or transfer are described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor” and “—Operating Advisor”.

The Operating Advisor and the Asset Representations Reviewer will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement, and no implied duties or obligations may be asserted against the Operating Advisor or Asset Representations Reviewer.

The Operating Advisor will have certain review and consultation duties with respect to activities of the Special Servicer. The Asset Representations Reviewer will be required to review certain delinquent Mortgage Loans after a specified delinquency threshold has been exceeded and notification from the Certificate Administrator that the required percentage of Certificateholders have voted to direct a review of such delinquent Mortgage Loans. For further information regarding the duties, responsibilities, rights and obligations of the Operating Advisor and the Asset Representations Reviewer under the Pooling and Servicing Agreement, including those related to indemnification and limitation of liability, see “The Pooling and Servicing Agreement—Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the Pooling and Servicing Agreement regarding the Operating Advisor’s or the Asset Representations Reviewer’s removal, replacement, resignation or transfer are described under “The Pooling and Servicing Agreement—Operating Advisor”, and “—The Asset Representations Reviewer”.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

Transaction Party and Related Party Affiliations

The Depositor and its affiliates are playing several roles in this transaction. The Depositor is an affiliate of (i) CREFI, a Sponsor and an originator, (ii) Citigroup Global Markets Inc., one of the underwriters, and (iii) Citibank, the Certificate Administrator.

GACC, a Sponsor and an originator, is an affiliate of (i) DBRI, an originator, and (ii) Deutsche Bank Securities Inc., one of the underwriters.

GSMC, a Sponsor, is an affiliate of (i) GS Bank, an originator, and (ii) Goldman Sachs & Co. LLC, one of the underwriters.

Midland is also (i) the master servicer under the Benchmark 2024-V9 pooling and servicing agreement pursuant to which the Stonebriar Centre Whole Loan is serviced and (ii) expected to be the primary servicer of the Bronx Terminal Market Whole Loan under the BANK5 2024-5YR9 pooling and servicing agreement pursuant to which the Bronx Terminal Market whole loan is initially being serviced..

301

Each of Rialto Capital Advisors, LLC and RREF V – D AIV RR H, LLC is an affiliate of HRP Culver, LLC, the holder, as of the Closing Date, of Note B-1 and Note B-2 with respect to the Culver Collection Whole Loan, and Hines Rialto Credit Partners, LP, the sole member, as of the Closing Date, of HRP Culver, LLC.

Interim Servicing Arrangements

Set forth below are certain interim servicing arrangements (excluding Outside Servicing Agreements) that are in place as of the date of this prospectus, involving certain of the Mortgage Loans and certain transaction parties.

Pursuant to certain interim servicing agreements between CREFI and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, fifteen (15) of the Mortgage Loans (43.0%) with an aggregate Cut-off Date Balance of approximately $317,095,000 to be contributed to this securitization transaction by CREFI.

Pursuant to certain interim servicing agreements between GSMC and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, six (6) of the Mortgage Loans (16.6%) with an aggregate Cut-off Date Balance of approximately $122,450,000 to be contributed to this securitization transaction by GSMC.

Pursuant to certain interim servicing agreements between GACC and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, nine (9) of the Mortgage Loans (33.8%) with an aggregate Cut-off Date Balance of approximately $249,675,000 to be contributed to this securitization transaction by GACC.

Interim and Other Custodial Arrangements

Computershare Trust Company, National Association acts as interim custodian of the loan documents with respect to fifteen (15) of the CREFI Mortgage Loans (43.0%).

Computershare Trust Company, National Association acts as interim custodian of the loan documents with respect to the GACC Mortgage Loans other than the GACC Mortgage Loans that are Outside Serviced Mortgage Loans (34.6%).

Computershare Trust Company, National Association acts as interim custodian of the loan documents with respect to the GSMC Mortgage Loans other than the GSMC Mortgage Loans that are Outside Serviced Mortgage Loans (16.6%).

Whole Loans and Mezzanine Loan Arrangements

GS Bank, an originator, is the current holder of one or more of the BioMed 2024 Portfolio 2 Pari Passu Companion Loans and Moffett Towers Building D Pari Passu Companion Loans, but is expected to transfer such Companion Loans to one or more future commercial mortgage securitization transactions.

DBRI, an originator, is the current holder of one or more of the Moffett Towers Building D Pari Passu Companion Loans, but is expected to transfer such Companion Loans to one or more future commercial mortgage securitization transactions.

As of the Cut-off Date, each Sponsor has informed us that it is unaware of any existing mezzanine debt with respect to the Mortgage Loans it is selling to the Depositor.

Other Arrangements

Midland, the Master Servicer, will enter into one or more agreements with the Sponsors to purchase the master servicing rights to the Mortgage Loans and/or the right to be appointed as the Master Servicer with respect to such Mortgage Loans and to purchase the primary servicing rights to certain of the Serviced Loans.

302

RREF V - D AIV RR H, LLC or one of its affiliates has engaged RCA as an independent contractor to conduct certain due diligence with respect to certain Mortgage Loans prior to the Closing Date.

These roles and other potential relationships may give rise to conflicts of interest as further described under “Risk Factors—Risks Relating to Conflicts of Interest—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Risks Relating to Conflicts of Interest—Other Potential Conflicts of Interest May Affect Your Investment”.

303

Credit Risk Retention

General

This securitization transaction (which is constituted by the issuance, offer and sale of the Certificates) will be subject to the credit risk retention requirements of Section 15G of the Exchange Act, as added by Section 941 of the Dodd-Frank Act (together with the rules and regulations promulgated under said Section 15G, the “Credit Risk Retention Rules”). An economic interest in the credit risk of the securitized assets in this securitization transaction is expected to be retained pursuant to Regulation RR (12 CFR Part 43) (“Regulation RR”) which implements the Credit Risk Retention Rules, as follows:

●	CREFI, a New York corporation, has been designated by the Sponsors to act as the “retaining sponsor” (as such term is defined in Regulation RR, the “Retaining Sponsor”); and
●	The Retaining Sponsor is expected to satisfy its risk retention requirements under the Credit Risk Retention Rules by a third-party purchaser (the “Retaining Third Party Purchaser”), which will be RREF V - D AIV RR H, LLC, a Delaware limited liability company, purchasing, on the Closing Date, and holding (or causing its MOA to purchase, on the Closing Date, and hold) for its own account an “eligible horizontal residual interest” (as such term is defined in Regulation RR), consisting of all of the Class E-RR, Class F-RR, Class G-RR and Class J-RR Certificates with an aggregate initial Certificate Balance of approximately $66,787,000, and having a fair value equal to approximately 5.004% of the fair value, as of the Closing Date, of all of the Certificates (other than the Class R Certificates) as of the Closing Date, determined in accordance with Generally Accepted Accounting Principles (“GAAP”). See “—HRR Certificates—The Retaining Third Party Purchaser” below for more information on the Retaining Third Party Purchaser.

“MOA” means a “majority-owned affiliate” (as defined in Regulation RR).

The Retaining Sponsor and the Retaining Third Party Purchaser are collectively referred to herein as the “Retaining Parties”.

Notwithstanding any references in this prospectus to the Credit Risk Retention Rules, Regulation RR, the Retaining Sponsor, the Retaining Parties, the Retaining Third Party Purchaser and other risk retention related matters, in the event the Credit Risk Retention Rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, none of the Retaining Sponsor, the Retaining Parties, the Retaining Third Party Purchaser or any other party will be required to comply with or act in accordance with the Credit Risk Retention Rules or Regulation RR (or such relevant portion thereof).

See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

Qualifying CRE Loans; Required Credit Risk Retention Percentage

The Sponsors have determined, that for purposes of this transaction, 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of mortgage loans that are “qualifying CRE loans” as such term is described in Rule 17 of Regulation RR.

The total required credit risk retention percentage (the “Required Credit Risk Retention Percentage”) for this transaction is 5.0%. The Required Credit Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5%; subject to a minimum Required Credit Risk Retention Percentage of no less than 2.50% if the Issuing Entity includes any non-qualifying CRE loans.

HRR Certificates

The Retaining Third Party Purchaser

RREF V - D AIV RR H, LLC (“RREF AIV”), a Delaware limited liability company, is expected to (i) act as the Retaining Third Party Purchaser, (ii) purchase the Class E-RR, Class F-RR, Class G-RR and Class J-RR

304

Certificates (collectively, the “HRR Certificates”), and (iii) be the initial Controlling Class Representative and the initial Directing Holder with respect to Mortgage Loans as to which the Controlling Class Representative is the Directing Holder. RCA and Situs Holdings, the expected special servicers for this transaction, are each an affiliate of RREF V - D AIV RR H, LLC, the Retaining Third-Party Purchaser. RCA or an affiliate assisted RREF V - D AIV RR H, LLC and/or one or more of its affiliates with its due diligence of the Mortgage Loans prior to the Closing Date.

The Retaining Third-Party Purchaser is wholly owned, directly or indirectly, by RREF V - D AIV HoldCo RR, LLC, which was formed with a primary purpose of investing in commercial mortgaged-backed securities, including the junior tranches of such securities (“CMBS B-Piece Securities”). The Retaining Third-Party Purchaser’s affiliates have previously purchased other CMBS B-Piece Securities like the HRR Certificates and its affiliates have been a third-party purchaser in many other CMBS securitizations and have held CMBS B-Piece securities and served as controlling class representative and directing certificateholder (or in a similar capacity) in other CMBS securitizations. The Retaining Third-Party Purchaser is advised by RCM, an affiliate of RCA, and an experienced commercial real estate debt investor. RCM has underwritten and purchased, primarily for funds under its management, as of March 31, 2024, over $10.5 billion in face value of subordinate commercial mortgage-backed securities certificates in approximately 205 securitizations totaling approximately $214 billion in overall transaction size. RCM (or an affiliate) has the right to appoint the special servicer in the majority of these transactions. RCM (or an affiliate) has the right to appoint the special servicer in a majority of these transactions. See “Transaction Parties—Servicers—The Special Servicers” for additional information about the Retaining Third-Party Purchaser, RCM, RCA and their respective affiliates.

Any review by the Retaining Third Party Purchaser and its affiliates of the credit risk of the securitized assets is solely for its own benefit, may not be relied upon by any other person, and is not intended to be, and may not be, construed as an approval or endorsement of the sponsors’ underwriting standards or any loan-level disclosure in this document. The Retaining Third Party Purchaser makes no representations or warranties with respect to any such underwriting standards or disclosure and the Retaining Third Party Purchaser has not independently verified the truth or accuracy of any representations or warranties of any of the sponsors or any other party to this transaction or any related documents.

Solely for its own purposes and benefit, the Retaining Third Party Purchaser has completed an independent review of the credit risk of each Mortgage Loan consisting of a review of the Sponsors' underwriting standards, the collateral and expected cash flows. Such review was based on the Mortgage Loan files and information regarding the Mortgage Loans provided by or on behalf of the Sponsors. The Retaining Third Party Purchaser has no liability to any person or entity for the manner in which it conducted its due diligence or the extent of such due diligence. The Retaining Third Party Purchaser is not required to take into account the interests of any other investor in the certificates or any other party in conducting its due diligence or in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the Sponsors as to the selection of the Mortgage Loans and the establishment of other transaction terms. The Retaining Third Party Purchaser's acceptance of a Mortgage Loan does not constitute, and may not be construed as, an endorsement or approval of any such Mortgage Loan, the underwriting for such Mortgage Loan or of the originator of such Mortgage Loan. Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Retaining Third Party Purchaser may have special relationships or interests that conflict with those of the holders of one or more Classes of Certificates. In addition, the Retaining Third Party Purchaser does not have any duties to the holders of any Class of Certificates, may act solely in its own interests, and will have no liability to any Certificateholders for having done so, and no Certificateholder may take any action whatsoever against the Retaining Third Party Purchaser or any director, officer, employee, agent or principal of the Retaining Third Party Purchaser for having so acted.

Material Terms of the HRR Certificates

The Retaining Third Party Purchaser (or its MOA) is expected to purchase the HRR Certificates, consisting of the Classes of Certificates identified in the table below, for cash on the Closing Date.

305

Eligible Horizontal Residual Interest
Retained by Retaining Third Party Purchaser

Class of HRR Certificates	Expected Initial Certificate Balance(1)	Estimated Range of Fair Value (in % and $)(2)	Expected Purchase Price(3)
Class E-RR	$11,439,000	0.839% - 0.905%/ $ 6,519,476	56.99341%
Class F-RR	$14,759,000	1.097% - 1.119%/ $ 8,411,657	56.99341%
Class G-RR	$11,070,000	0.823% - 0.839%/ $ 6,309,170	56.99341%
Class J-RR	$29,519,000	2.186% - 2.229%/ $ 16,764,696	56.79290%

(1)	Includes the expected initial Certificate Balance of each Class of HRR Certificates that the Retaining Third Party Purchaser expects to purchase on the Closing Date.
(2)	The estimated range of fair value of each Class of the HRR Certificates (in each case expressed as a range of percentages of the fair value of all of the Certificates (other than the Class R Certificates), and expressed as a dollar amount), which Classes of HRR Certificates collectively would constitute the eligible horizontal residual interest retained by the Retaining Sponsor to meet the requirements of the Credit Risk Retention Rules with respect to this securitization. The fair value dollar amount of the HRR Certificates is based on a targeted discount yield, and has been determined as described under “—Determination of Amount of Required Horizontal Credit Risk Retention”. The fair value of the Regular Certificates (other than the HRR Certificates) is unknown and has been determined by the Retaining Sponsor as described under “—Determination of Amount of Required Horizontal Credit Risk Retention” below. For a description of the manner in which the estimated fair value of the Regular Certificates was determined, see “—Determination of Amount of Required Horizontal Credit Risk Retention”.
(3)	Expressed as a percentage of the expected initial Certificate Balance of each Class of HRR Certificates, excluding accrued interest. The aggregate purchase price expected to be paid for the HRR Certificates to be acquired by the Retaining Third Party Purchaser is approximately $38,005,000, excluding accrued interest.

The aggregate fair value of the HRR Certificates identified in the above table entitled “Eligible Horizontal Residual Interest Retained by Retaining Third Party Purchaser” is expected to fall within a range of approximately 5.004% - 5.026% of the aggregate fair value of all Certificates (other than the Class R Certificates) issued by the Issuing Entity.

The Retaining Sponsor estimates that, if it had relied solely on retaining an “eligible horizontal residual interest” in order to meet the credit risk retention requirements of Regulation RR with respect to this securitization transaction, it would have retained an eligible horizontal residual interest with an aggregate fair value dollar amount falling within a range of approximately $37,600,618 - $38,344,925, representing 5.0% of the aggregate fair value, as of the Closing Date, of all of the Certificates (other than the Class R Certificates) issued by the Issuing Entity.

On any Distribution Date, the aggregate amount available for distributions on the Certificates from the Mortgage Loans, including principal and interest (other than any Excess Interest that accrues on an ARD Loan), net of specified servicing and administrative costs and expenses, will be allocated to the specified Classes of Certificates in descending order (beginning with the Class A-1, Class A-2, Class A-3, Class X-A, Class X-B and Class X-D Certificates), in each case as set forth under “Description of the Certificates—Distributions—Priority of Distributions”. On any Distribution Date, Mortgage Loan losses will be allocated to the specified Classes of Principal Balance Certificates in ascending order (beginning with certain Principal Balance Certificates that are not being offered by this prospectus), in each case as set forth under “Description of the Certificates—Subordination; Allocation of Realized Losses”.

For a description of payment and other material terms of the Classes of HRR Certificates identified in the table above in this “—Material Terms of the HRR Certificates” section, see “Description of the Certificates” in this prospectus.

Determination of Amount of Required Horizontal Credit Risk Retention

General

CMBS such as the Principal Balance Certificates are typically priced based relative to either the treasury yield curve or a targeted yield. The method of pricing used is primarily a function of the rating, but can also be determined by prevailing market conditions or investor preference. For this transaction, the Class A-1, Class A-2, Class A-3, Class A-S, Class B, Class C and Class D Certificates (the “Treasury-Priced Principal Balance Certificates”) are anticipated to be priced based on a treasury yield curve, and the Class E-RR, Class F-RR, Class G-RR, and Class J-RR Certificates (the “Yield Priced Certificates”) are anticipated to be priced based on a targeted yield. The Retaining Sponsor calculated the expected scheduled principal payments (the “Scheduled Certificate Principal Payments”) on each Class of Treasury-Priced Principal Balance Certificates and each Class of Principal Balance Certificates that are Yield Priced Certificates as described below. CMBS such as the Class X-A, Class X-B and

306

Class X-D Certificates (the “Treasury-Priced Interest-Only Certificates”) are typically priced relative to the treasury yield curve. The Retaining Sponsor made its determination of the fair value of the Treasury-Priced Principal Balance Certificates, the Treasury-Priced Interest-Only Certificates and Yield Priced Certificates based on a number of inputs and assumptions consistent with these typical pricing methodologies in the manner described below for the applicable Class of Certificates. It should be noted in reviewing the fair value discussion below, that certain of the inputs and assumptions, such as yields, credit spreads, prices and coupons, are not directionally correlated, i.e. variations from the base case in the direction of the high or low estimates will not necessarily occur in the same manner, in the same direction or to the same degree for each applicable input or assumption at any given point in time or as a result of any particular market condition. For example, with respect to any particular Class of Treasury-Priced Principal Balance Certificates, treasury yields may widen in the direction of the high estimate provided, while credit spreads and/or prices move in the direction of the low estimate provided.

Treasury-Priced Principal Balance Certificates

Based on the Modeling Assumptions and assuming a 0% CPR, the Retaining Sponsor calculated what the Scheduled Certificate Principal Payments on each Class of Treasury-Priced Principal Balance Certificates would be over the course of this securitization transaction based on when principal payments are required to be made under the terms of the underlying Mortgage Loan documents during each Collection Period and which Classes of Treasury-Priced Principal Balance Certificates will be entitled to receive principal payments based on the payment priorities described in “Description of Certificates—Distributions—Priority of Distributions”.  On the basis of the Scheduled Certificate Principal Payments, the Retaining Sponsor calculated the weighted average life for each Class of Treasury-Priced Principal Balance Certificates based on 0% CPR.

Determination of Treasury Yield Curve for Treasury-Priced Principal Balance Certificates

For an expected range of values at specified points along the treasury yield curve, see the table below entitled “Range of Treasury Yields for the Treasury-Priced Principal Balance Certificates”. The Retaining Sponsor utilized the assumed treasury yield curve in the table below in determining the range of fair values of the Treasury-Priced Principal Balance Certificates.  The actual treasury yield curve that will be used as a basis for determining the price of the Treasury-Priced Principal Balance Certificates is not known at this time and differences in the treasury yield curve will ultimately result in higher or lower fair value calculations.  The Retaining Sponsor identified the range presented in the table below at each maturity on the treasury yield curve, which represents the Retaining Sponsor's estimate of the largest increase or decrease in the treasury yield at that maturity reasonably expected to occur prior to pricing of the Certificates, based on 10 business day rolling periods over the past 6 months.

Range of Treasury Yields for the Treasury-Priced Principal Balance Certificates
Maturity (Years)	Low Estimate of Treasury Yield	Base Case Treasury Yield	High Estimate of Treasury Yield
2Y	3.45583%	3.65583%	3.85583%
3Y	3.27452%	3.47452%	3.67452%
5Y	3.29123%	3.49123%	3.69123%

Based on the treasury yield curve, the Retaining Sponsor determined for each Class of Treasury-Priced Principal Balance Certificates the treasury yield reflected on the treasury yield curve (the “Treasury Curve Interpolated Yield”) that corresponds to that Class’s weighted average life, by using a linear straight line interpolation (using treasury yield curves with 2, 3 and 5-year maturities) if the weighted average life does not correspond to a specified maturity on the treasury yield curve.

Credit Spread Determination for Treasury-Priced Principal Balance Certificates

The Retaining Sponsor determined the credit spread for each Class of Treasury-Priced Principal Balance Certificates on the basis of market bids obtained for similar CMBS with similar credit ratings, pool composition and asset quality, payment priority and weighted average lives of such Class of Treasury-Priced Principal Balance Certificates as of the date of this prospectus.  The actual credit spread for a particular Class of Treasury-Priced Principal Balance Certificates at the time of pricing is not known at this time and differences in the then-current credit spread demanded by investors for similar CMBS will ultimately result in higher or lower fair values.  The Retaining Sponsor identified the range presented in the table below from the base case credit spread percentage, which is the Retaining Sponsor's estimate of the largest percentage increase or decrease in the credit spread for

307

newly issued CMBS reasonably expected to occur prior to pricing of the Treasury-Priced Principal Balance Certificates based on the Retaining Sponsor’s observation and experience in the placement of CMBS with similar characteristics.

Range of Credit Spreads for the Treasury-Priced Principal Balance Certificates
Class of Certificates	Low Estimate of Credit Spread	Base Case Credit Spread	High Estimate of Credit Spread
Class A-1	0.90%	0.95%	1.00%
Class A-2	1.03%	1.08%	1.13%
Class A-3	1.05%	1.10%	1.15%
Class A-S	1.45%	1.55%	1.65%
Class B	1.65%	1.85%	2.05%
Class C	2.00%	2.20%	2.40%
Class D	3.25%	3.50%	3.75%

Discount Yield Determination for Treasury-Priced Principal Balance Certificates

The discount yield (the “Discount Yield”) for each Class of Treasury-Priced Principal Balance Certificates is the sum of the Treasury Curve Interpolated Yield for such Class and the related credit spread established at pricing. The Retaining Sponsor determined the Discount Yield for each Class of Treasury-Priced Principal Balance Certificates on the basis of market bids obtained for similar CMBS with similar credit ratings, pool composition and asset quality, payment priority and weighted average lives of the related Class of Treasury-Priced Principal Balance Certificates as of the date of this prospectus. The actual Discount Yield for a particular Class of Treasury-Priced Principal Balance Certificates at the time of pricing is not known at this time and differences in the then-current Discount Yield demanded by investors for similar CMBS will ultimately result in higher or lower fair values.

For an expected range of values for each Class of Treasury-Priced Principal Balance Certificates, see the table entitled “Range of Discount Yields for the Treasury-Priced Principal Balance Certificates” below. The Retaining Sponsor identified the range presented in the table below from the base case Discount Yield percentage, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the discount yield for newly issued CMBS reasonably expected to occur prior to pricing of the Treasury-Priced Principal Balance Certificates based on the Retaining Sponsor’s observation and experience in the placement of CMBS with similar characteristics.

Range of Discount Yields for the Treasury-Priced Principal Balance Certificates
Class of Certificates	Low Estimate of Discount Yield	Base Case Discount Yield	High Estimate of Discount Yield
Class A-1	4.255%	4.505%	4.755%
Class A-2	4.320%	4.570%	4.820%
Class A-3	4.341%	4.591%	4.841%
Class A-S	4.741%	5.041%	5.341%
Class B	4.941%	5.341%	5.741%
Class C	5.291%	5.691%	6.091%
Class D	6.541%	6.991%	7.441%

Determination of Class Sizes for Treasury-Priced Principal Balance Certificates

The Retaining Sponsor was provided credit support levels for each Class of Principal Balance Certificates by each Rating Agency. A credit support level for a particular Class of Treasury-Priced Principal Balance Certificates reflects the Rating Agency’s assessment of the aggregate principal balance of Treasury-Priced Principal Balance Certificates that would be required to be subordinate to that Class of Treasury-Priced Principal Balance Certificates in order to satisfy that Rating Agency’s internal ratings criteria to permit it to issue a particular credit rating. Based on the individual credit support levels (expressed as a percentage) provided by the Rating Agencies, the Retaining Sponsor determined the highest required credit support level of the Rating Agencies selected to rate a particular Class of Principal Balance Certificates (the “Constraining Level”). In certain circumstances the Retaining Sponsor may have elected not to engage a rating agency for particular Classes of Certificates, based in part on the credit support levels provided by that rating agency. See “Risk Factors—Nationally Recognized Statistical Rating

308

Organizations May Assign Different Ratings to the Offered Certificates; Ratings of the Offered Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”. The Certificate Balances of the Classes of Treasury-Priced Principal Balance Certificates were also based in part on anticipated investor demand for such Classes. The Certificate Balance for the Classes of Principal Balance Certificates with the highest credit rating was determined by multiplying the Initial Pool Balance by a percentage equal to 1.0 minus that Class’s Constraining Level.  For each other subordinate Class of Principal Balance Certificates, that Class’s Certificate Balance was determined by multiplying the Initial Pool Balance by a percentage equal to the difference of the Constraining Level for the immediately senior Class of Principal Balance Certificates minus such subordinate Class’s Constraining Level.

Target Price Determination for Treasury-Priced Principal Balance Certificates

The Retaining Sponsor determined a target price (the “Target Price”) for each Class of Treasury-Priced Principal Balance Certificates (other than the Class D Certificates) on the basis of the price (expressed as a percentage of the Certificate Balance of that Class) that similar CMBS with similar credit ratings, cash flow profiles and prepayment risk have priced at in recent securitization transactions. The Class D Certificates are expected to price based on a fixed pass-through rate of 4.500% per annum. The Target Price that was utilized for each Class of Treasury-Priced Principal Balance Certificates (other than the Class D Certificates) is set forth in the table below.  The Target Prices utilized by the Retaining Sponsor have not changed materially during the prior year.

Target Prices for Treasury-Priced Principal Balance Certificates
Class of Treasury-Priced Principal Balance Certificates	Target Price
Class A-1	100.00%
Class A-2	101.00%
Class A-3	103.00%
Class A-S	103.00%
Class B	103.00%
Class C	100.00%

Determination of Assumed Certificate Coupon for Treasury-Priced Principal Balance Certificates

Based on the Target Price, the Discount Yield and the Scheduled Certificate Principal Payments for each Class of Treasury-Priced Principal Balance Certificates (other than, in the case of Target Price, the Class D Certificates, which are expected to accrue interest at an Assumed Certificate Coupon equal to 4.500% per annum), the Retaining Sponsor determined the assumed certificate coupon (the “Assumed Certificate Coupon”) by calculating what coupon would be required to be used based on the Scheduled Certificate Principal Payments for such Class of Certificates in order to achieve the related Target Price for that Class of Treasury-Priced Principal Balance Certificates when utilizing the related Discount Yield in determining that Target Price. The Assumed Certificate Coupon for each Class of Treasury-Priced Principal Balance Certificates and range of Assumed Certificate Coupons generated as a result of the range of possible Discount Yields as of the Closing Date is set forth in the table below.

Range of Assumed Certificate Coupons for the Treasury-Priced Principal Balance Certificates
Class of Certificates	Low Estimate of Assumed Certificate Coupons	Base Case Assumed Certificate Coupon	High Estimate of Assumed Certificate Coupon
Class A-1	4.2873%	4.5372%	4.7869%
Class A-2	4.5501%	4.7994%	5.0484%
Class A-3	5.0225%	5.2744%	5.5262%
Class A-S	5.4218%	5.7237%	6.0253%
Class B	5.6231%	6.0253%	6.3280%(1)
Class C	5.2806%	5.6757%	6.0702%
Class D	4.5000%	4.5000%	4.5000%

(1)	The WAC Rate less 0.179900%

309

Determination of Expected Price for Treasury-Priced Principal Balance Certificates

Based on interest payments using the Assumed Certificate Coupons for the Treasury-Priced Principal Balance Certificates, the Discount Yield and the Scheduled Certificate Principal Payments for each Class of Treasury-Priced Principal Balance Certificates, the Retaining Sponsor determined the price (the “Treasury-Priced Expected Price”) expressed as a percent of the Certificate Balance of that Class by determining the net present value of the Scheduled Certificate Principal Payments and interest payments accruing at the related Assumed Certificate Coupon discounted at the related Discount Yield; however, for purposes of such calculation no Assumed Certificate Coupon exceeded the WAC Rate. The Retaining Sponsor determined the Treasury-Priced Expected Price for each Class of Treasury-Priced Principal Balance Certificates based on the low estimate and high estimate of Assumed Certificate Coupons and the Discount Yield. The lower the yield based on the Assumed Certificate Coupon, the higher the corresponding Treasury-Priced Expected Price for a Class of Certificates will be, therefore, the low range of fair values of the Treasury-Priced Principal Balance Certificates will correspond to the high range of the estimate of potential Assumed Certificate Coupons and correspondingly, the high range of fair values of the Treasury-Priced Principal Balance Certificates will correspond to the low range of the estimate of potential Assumed Certificate Coupons.

Treasury-Priced Interest-Only Certificates

Based on the Modeling Assumptions and assuming a 100% constant prepayment yield (“CPY”), the Retaining Sponsor calculated what the expected scheduled interest payments on each Class of Treasury-Priced Interest-Only Certificates would be over the course of the transaction (for each Class of Treasury-Priced Interest-Only Certificates, the “Scheduled Certificate Interest Payments”) based on what the Notional Amount of the related Class of Treasury-Priced Interest-Only Certificates would be during each Collection Period as a result of the application of the expected principal payments during such Collection Period under the terms of the underlying Mortgage Loan documents assuming 100% CPY for the Classes of Treasury-Priced Interest-Only Certificates and the Classes of Certificates that would be entitled to those principal payments based on the payment priorities described in “Description of the Certificates—Distributions—Priority of Distributions”.  On the basis of the periodic reduction in the Notional Amount of the Treasury-Priced Interest-Only Certificates, the Retaining Sponsor calculated the weighted average life for each such Class of Treasury-Priced Interest-Only Certificates based on 100% CPY. The “CPY” prepayment assumption assumes that each Mortgage Loan (or applicable portion thereof) experiences prepayments each month at a specified constant annual rate following any applicable lock-out period, defeasance period and/or period during which voluntary prepayments must be accompanied by a yield maintenance charge or a fixed prepayment premium.

Determination of Treasury Yield Curve for Treasury-Priced Interest-Only Certificates

The Retaining Sponsor utilized the assumed treasury yield curve in the table below in determining the range of fair values of the Treasury-Priced Interest-Only Certificates.  The actual treasury yield curve that will be used as a basis for determining the price of the Treasury-Priced Interest-Only Certificates is not known at this time and differences in the treasury yield curve will ultimately result in higher or lower fair market value calculations.  For an expected range of values at specified points along the treasury yield curve, see the table below entitled “Range of Treasury Yields for the Treasury-Priced Interest-Only Certificates”.  The Retaining Sponsor identified the range presented in the table below at each maturity on the treasury yield curve, which represents the Retaining Sponsor's estimate of the largest increase or decrease in the treasury yield at that maturity reasonably expected to occur prior to pricing of the Certificates, based on 10 business day rolling periods over the past 6 months.

Range of Treasury Yields for the Treasury-Priced Interest-Only Certificates
Maturity (Years)	Low Estimate of Treasury Yield	Base Case Treasury Yield	High Estimate of Treasury Yield
3Y	3.27452%	3.47452%	3.67452%
5Y	3.29123%	3.49123%	3.69123%

Based on the treasury yield curve, the Retaining Sponsor determined for each Class of Treasury-Priced Interest-Only Certificates the yield reflected on the treasury yield curve (the “Yield Curve Interpolated Yield”) that corresponds to the weighted average life of each Class of Principal Balance Certificates that is a component of the Notional Amount of such Class of Treasury-Priced Interest-Only Certificates by using a straight line interpolation

310

(using treasury yield curves with 3 and 5 year maturities) if the weighted average life does not correspond to a specified maturity on the treasury yield curve.

Credit Spread Determination for Treasury-Priced Interest-Only Certificates

The Retaining Sponsor determined the credit spread for each Class of Treasury-Priced Interest-Only Certificates on the basis of market bids obtained for similar CMBS with similar credit ratings, pool composition and asset quality, payment priority and weighted average lives of such Class of Treasury-Priced Interest-Only Certificates as of the date of this prospectus.  The actual credit spread for a particular Class of Treasury-Priced Interest-Only Certificates at the time of pricing is not known at this time and differences in the then-current credit spread demanded by investors for similar CMBS will ultimately result in higher or lower fair values.  The Retaining Sponsor identified the range presented in the table below from the base case credit spread percentage, which is the Retaining Sponsor's estimate of the largest percentage increase or decrease in the credit spread for newly issued CMBS reasonably expected to occur prior to pricing of the Certificates.

Range of Credit Spreads for the Treasury-Priced Interest-Only Certificates
Class of Certificates	Low Estimate of Credit Spread	Base Case Credit Spread	High Estimate of Credit Spread
Class X-A	0.75%	0.90%	1.05%
Class X-B	0.75%	0.90%	1.05%
Class X-D	1.05%	1.30%	1.55%

Discount Yield Determination for Treasury-Priced Interest-Only Certificates

The Discount Yield for each Class of Treasury-Priced Interest-Only Certificates is the sum of the Yield Curve Interpolated Yield for such Class and the related credit spread.  For an expected range of values for each Class of Treasury-Priced Interest-Only Certificates, see the table entitled “Range of Discount Yields for the Treasury-Priced Interest-Only Certificates” below.  The Retaining Sponsor identified the range presented in the table below from the base case Discount Yield percentage, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the discount yield for newly issued CMBS reasonably expected to occur prior to pricing of the Treasury-Priced Interest-Only Certificates based on the Retaining Sponsor’s observation and experience in the placement of CMBS with similar characteristics.

Range of Discount Yields for the Treasury-Priced Interest-Only Certificates
Class of Certificates	Low Estimate of Discount Yield	Base Case Discount Yield	High Estimate of Discount Yield
Class X-A	4.036%	4.386%	4.736%
Class X-B	4.038%	4.388%	4.738%
Class X-D	4.338%	4.788%	5.238%

Determination of Scheduled Certificate Interest Payments for Treasury-Priced Interest-Only Certificates

Based on the range of Assumed Certificate Coupons determined for the Principal Balance Certificates, the Retaining Sponsor determined the range of Scheduled Certificate Interest Payments in each scenario for each Class of Treasury-Priced Interest-Only Certificates based on the difference between the WAC Rate in effect from time to time, over the weighted average of the Pass-Through Rate(s) of the underlying Class(es) of Principal Balance Certificates upon which the Notional Amount of such Class of Treasury-Priced Interest-Only Certificates is based.

Determination of Treasury-Priced Interest-Only Expected Price

Based on the Discount Yield and the Scheduled Certificate Interest Payments for each Class of Treasury-Priced Interest-Only Certificates, the Retaining Sponsor determined the price (the “Treasury-Priced Interest-Only Expected Price") expressed as a percent of the Notional Amount of such Class by determining the net present value of the Scheduled Certificate Interest Payments discounted at the related Discount Yield. The Retaining Sponsor determined the Interest-Only Expected Price for each Class of Treasury-Priced Interest-Only Certificates based on

311

the low estimate and high estimate of Assumed Certificate Coupons for the Principal Balance Certificates and the resulting Scheduled Certificate Interest Payments due to the Treasury-Priced Interest-Only Certificates in each scenario. Lower Assumed Certificate Coupons on the Principal Balance Certificates result in an increase in the Scheduled Certificate Interest Payments to the Treasury-Priced Interest-Only Certificates and therefore a higher Interest-Only Expected Price, and higher Assumed Certificate Coupons on the Principal Balance Certificates result in a decrease in the Scheduled Certificate Interest Payments to the Treasury-Priced Interest-Only Certificates and therefore a lower Interest-Only Expected Price.

Yield Priced Certificates

Yield Priced Expected Price

The Yield Priced Certificates include the Class E-RR, Class F-RR, Class G-RR, and Class J-RR Certificates, all of which are expected to be acquired by the Retaining Third Party Purchaser. The valuation of each Class of Yield Priced Certificates was based on the price that was either set forth in the bid letter that the Retaining Third Party Purchaser submitted to acquire the Yield Priced Certificates or otherwise agreed upon by the Retaining Third Party Purchaser and the Sponsors, which price is set forth under “—Material Terms of the HRR Certificates” above (the “Yield Priced Expected Price” and, together with the Treasury-Priced Expected Price and the Treasury-Priced Interest-Only Expected Price, the “Expected Prices” or, each an “Expected Price”), and expressed as a percent of the Certificate Balance of the subject Class. The Yield Price Expected Price was based on (i) a targeted discount yield to maturity of 21.250% for each Class of Yield Priced Certificates, (ii) the Modeling Assumptions, (iii) 0% CPR, (iv) the Scheduled Certificate Principal Payments (if any), and (v) a Pass-Through Rate equal to the WAC Rate for each Class of Yield Priced Certificates.

Determination of Class Sizes of Yield Priced Certificates

The Retaining Sponsor determined the Certificate Balance of each Class of Yield Priced Certificates in the same manner described above in “—Determination of Class Sizes for Treasury-Priced Principal Balance Certificates”.

Weighted Average Life of Treasury-Priced Principal Balance Certificates, Treasury-Priced Interest Only Certificates and Yield Priced Certificates

On the basis of the Scheduled Certificate Principal Payments or Scheduled Certificate Interest Payments, as applicable, the Retaining Sponsor calculated the weighted average life for each Class of Treasury-Priced Principal Balance Certificates (based on 0% CPR), Treasury-Priced Interest-Only Certificates (based on 100% CPY), and Yield Priced Certificates (based on 0% CPR).

Calculation of Fair Value of all Certificates

Fair Value of Regular Certificates

Based on the Expected Prices, the Retaining Sponsor determined the estimated fair value of each Class of Regular Certificates by multiplying the Expected Price by the related Certificate Balance or Notional Amount.  The Retaining Sponsor determined the range of fair values for each Class of Regular Certificates based on the low estimate and high estimate of Expected Prices.

Range of Estimated Fair Values

Based on the Expected Prices, the Retaining Sponsor determined the estimated fair value or range of fair values set forth in the table below for each Class of Regular Certificates. For each of the “Base Case Fair Value”, the “High Estimate of Fair Value (Based on Low Estimate of Discount Yield)” and the “Low Estimate of Fair Value (Based on High Estimate of Discount Yield)”, the Retaining Sponsor determined the estimated fair value of the related Class of Regular Certificates by multiplying the relevant Expected Price by the initial Certificate Balance or Notional Amount, as applicable, of such Class of Certificates (or, in the case of the Class A-2 and Class A-3 Certificates, by the estimated initial Certificate Balance of the Class A-2 and Class A-3 Certificates).

312

Range of Estimated Fair Values
Class of Certificates	Low Estimate of Fair Value (Based on High Estimate of Discount Yield)	Base Case Fair Value	High Estimate of Fair Value (Based on Low Estimate of Discount Yield)
Class A-1	$230,000	$230,000	$230,000
Class A-2(1)	$227,249,045	$227,249,439	$227,249,069
Class A-3(1)	$300,089,447	$300,088,516	$300,089,032
Class X-A	$27,773,708	$34,008,455	$40,342,111
Class X-B	$923,428	$2,067,695	$3,253,195
Class X-D(2)	$1,112,696	$1,091,624	$1,037,299
Class A-S	$74,110,418	$74,110,334	$74,110,268
Class B	$42,755,152	$42,755,218	$42,755,156
Class C	$28,596,933	$28,596,952	$28,596,932
Class D(2)	$11,376,833	$11,266,143	$10,809,824
Class E-RR(3)	$6,309,170	$6,519,476	$6,940,087
Class F-RR	$8,411,657	$8,411,657	$8,411,657
Class G-RR	$6,309,170	$6,309,170	$6,309,170
Class J-RR	$16,764,696	$16,764,696	$16,764,696

(1)	The range of estimated fair values set forth in the table above with respect to the Class A-2 Certificates and the Class A-3 Certificates is based on the Class A-2 Certificates having an initial Certificate Balance of $225,000,000 and the Class A-3 Certificates having an initial Certificate Balance of $291,349,000. However, the exact initial Certificate Balances of the Class A-2 and Class A-3 Certificates are unknown and will be determined based on the final pricing of those Classes of Certificates. The initial Certificate Balance of the Class A-2 Certificates is expected to be within a range of $0 and $225,000,000, and the initial Certificate Balance of the Class A-3 Certificates is expected to be within a range of $291,349,000 and $516,349,000. The aggregate initial Certificate Balance of the Class A-2 and Class A-3 Certificates is expected to be approximately $516,349,000, subject to a variance of plus or minus 5%.
(2)	The Certificate Balance of the Class D Certificates and the Notional Amount of the Class X-D Certificates are assumed to be: (a) $12,914,000 for Low Estimate of Fair Value (Based on High Estimate of Discount Yield); (b) $12,545,000 for Base Case Fair Value; and (c) $11,807,000 for High Estimate of Fair Value (Based on Low Estimate of Discount Yield).
(3)	The Certificate Balance of the Class E-RR Certificates is assumed to be: (a) $11,070,000 for Low Estimate of Fair Value (Based on High Estimate of Discount Yield); (b) $11,439,000 for Base Case Fair Value; and (c) $12,177,000 for High Estimate of Fair Value (Based on Low Estimate of Discount Yield).

The estimated range of fair value for the Certificates is approximately $752,012,354 to $766,898,497.

Hedging, Transfer and Financing Restrictions

The HRR Certificates will be required to be subject to certain hedging, transfer and financing restrictions. The HRR Certificates will be evidenced by one or more Certificates and are expected to be held in definitive form by the Certificate Administrator on behalf of the registered holders of the HRR Certificates, respectively, for so long as the HRR Certificates are subject to transfer restrictions under the Credit Risk Retention Rules, as and to the extent provided in the Pooling and Servicing Agreement.

The Retaining Third Party Purchaser will agree to certain hedging, transfer and financing restrictions that will be applicable to any “retaining sponsor” and “third-party purchaser” and any respective “affiliate” (each as defined in Regulation RR), as applicable, for so long as compliance with the Credit Risk Retention Rules is required.

These restrictions will include an agreement by the Retaining Third Party Purchaser not to transfer the HRR Certificates, except to an MOA or, no earlier than the fifth anniversary of the Closing Date, to a subsequent third-party purchaser (as defined in, and in compliance with, the Credit Risk Retention Rules then in effect). In addition, the Retaining Third Party Purchaser will have agreed not to enter into any hedging, pledging, financing or any other similar transaction or activity with respect to the HRR Certificates unless such transaction complies with the Credit Risk Retention Rules then in effect.

The Retaining Third Party Purchaser will have agreed that, unless Regulation RR is earlier repealed or otherwise determined not to be applicable to this securitization transaction, the restrictions described under this heading “—Hedging, Transfer and Financing Restrictions” will expire on the date that is the latest of (i) the date on which the total unpaid principal balance of the Mortgage Loans has been reduced to 33% of the Initial Pool Balance, (ii) the date on which the aggregate of the total outstanding Certificate Balance of the Certificates has been reduced to 33% of the total outstanding Certificate Balance of the Certificates as of the Closing Date, and (iii) two years after

313

the Closing Date; provided that such restrictions may end on any earlier date on which all of the Mortgage Loans have been defeased in accordance with Rule 7(b)(8)(i) of Regulation RR.

Operating Advisor

The Operating Advisor for the transaction is Pentalpha Surveillance LLC, a Delaware limited liability company. As described under “The Pooling and Servicing Agreement—Operating Advisor”, the Operating Advisor will, in general and under certain circumstances described in this prospectus, have the following responsibilities with respect to the Serviced Mortgage Loans:

●	review the actions of the Special Servicer with respect to Specially Serviced Loans to the extent described in this prospectus and required under the Pooling and Servicing Agreement;
●	review reports provided by the Special Servicer to the extent set forth in the Pooling and Servicing Agreement;
●	review for accuracy certain calculations made by the Special Servicer; and
●	issue an annual report (if any Mortgage Loan was a Specially Serviced Loan at any time during the prior calendar year or if an Operating Advisor Consultation Trigger Event occurred during the prior calendar year) generally setting forth whether the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer is operating in compliance with the Servicing Standard with respect to its performance of its duties under the Pooling and Servicing Agreement with respect to Specially Serviced Loans.

In addition, if the Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Special Servicer would be in the best interest of either (a) the Certificateholders (as a collective whole) and/or (b) the holders of any subseries of Loan-Specific Certificates and any related uncertificated interests (as a collective whole), the Operating Advisor will have the right to recommend the replacement of the Special Servicer with respect to (a) all the Serviced Loans or (b) just the applicable Trust Subordinate Companion Whole Loan, as applicable. See “Description of the Mortgage Pool—The Trust Subordinate Companion Loan(s)” and “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event” and “—Operating Advisor—Replacement of the Special Servicer”.

Further, after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, the Special Servicer will be required to consult on a non-binding basis with the Operating Advisor with respect to certain Major Decisions in respect of the applicable Serviced Mortgage Loan(s) and/or related Companion Loan(s). The Operating Advisor will generally have no obligations or consultation rights as Operating Advisor under the Pooling and Servicing Agreement for this transaction with respect to any Outside Serviced Mortgage Loan or any related REO Property. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer” and “The Pooling and Servicing Agreement—Operating Advisor”.

An “Operating Advisor Consultation Trigger Event” will occur, with respect to all the Serviced Loans, when the aggregate outstanding Certificate Balance of the HRR Certificates (as notionally reduced by any Cumulative Appraisal Reduction Amount then allocable to the HRR Certificates) is 25% or less of the initial aggregate Certificate Balance of the HRR Certificates. Any additional Operating Advisor Consultation Trigger Event with respect to any Trust Subordinate Companion Whole Loan will be specified under “Description of the Mortgage Pool—The Trust Subordinate Companion Loan(s)”. Furthermore, with respect to Excluded Mortgage Loans, an Operating Advisor Consultation Trigger Event will be deemed to exist.

The Operating Advisor is required to be an Eligible Operating Advisor. For further information regarding the Operating Advisor, a description of how the Operating Advisor satisfies the requirements of an Eligible Operating Advisor, a description of the material terms of the Pooling and Servicing Agreement with respect to the Operating Advisor, the Operating Advisor's compensation, and any material conflicts of interest or material potential conflicts of interest between the Operating Advisor and another party to this securitization transaction, see “Risk Factors—Potential Conflicts of Interest of the Operating Advisor”, “Transaction Parties—The Operating Advisor and the Asset

314

Representations Reviewer” and “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Operating Advisor Compensation” and “—Operating Advisor”.

The disclosures set forth in this prospectus under the headings referenced in the preceding paragraph are hereby incorporated by reference in this “Credit Risk Retention—Operating Advisor” section.

Representations and Warranties

Each of CREFI and GACC will make the representations and warranties identified on Annex E-1A, subject to certain exceptions to such representations and warranties set forth in Annex E-1B. GSMC will make the representations and warranties identified on Annex E-2A, subject to certain exceptions to such representations and warranties set forth in Annex E-2B.

At the time of its decision to include the CREFI Mortgage Loans in this transaction, CREFI determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-1B to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by CREFI, that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by CREFI that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which CREFI based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable CREFI Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

At the time of its decision to include the GSMC Mortgage Loans in this transaction, GSMC determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-2B to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or, in the case of the mortgage loan borrower, is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by GSMC that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by GSMC that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which GSMC based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable GSMC Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

At the time of its decision to include the GACC Mortgage Loans in this transaction, GACC determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-1B to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse

315

guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by GACC, that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by GACC that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which GACC based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable GACC Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

316

Description of the Certificates

General

The Issuing Entity’s Commercial Mortgage Pass-Through Certificates, Series 2024-V10, which include the Certificates and the Loan-Specific Certificates, will be issued on or about September 30, 2024 (the “Closing Date”) pursuant to the Pooling and Servicing Agreement (as defined under “The Pooling and Servicing Agreement” below) and, together with any uncertificated interests in the Issuing Entity, will represent in the aggregate the entire beneficial ownership interest in the Issuing Entity. The assets of the Issuing Entity will primarily consist of: (1) the Mortgage Loans (and any Trust Subordinate Companion Loans) and all payments under and proceeds of the Mortgage Loans (and any Trust Subordinate Companion Loans) received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any Mortgaged Property acquired on behalf of the Issuing Entity (including, in the case of an Outside Serviced Mortgage Loan, pursuant to the Outside Servicing Agreement) through foreclosure or deed-in-lieu of foreclosure (upon acquisition, each, an “REO Property”) and all revenues received in respect of that REO Property (but, with respect to any REO Property relating to a Whole Loan, only to the extent of the Issuing Entity’s interest in such Whole Loan); (3) those funds or assets as from time to time are deposited in the accounts discussed in “The Pooling and Servicing Agreement—Accounts” (such accounts collectively, the “Securitization Accounts”) (but, with respect to any funds or assets relating to a Whole Loan, only to the extent of the Issuing Entity’s interest in such Whole Loan), if established; (4) the rights of the Master Servicer and Trustee under all insurance policies with respect to the Mortgage Loans; and (5) certain rights of the Depositor under each Mortgage Loan Purchase Agreement relating to Mortgage Loan document delivery requirements and the representations and warranties of each Mortgage Loan Seller regarding the Mortgage Loans (and any Trust Subordinate Companion Loans) it sold to the Depositor.

Upon initial issuance, the “Certificates” will consist of those classes (each, a “Class”) of the Issuing Entity’s Commercial Mortgage Pass-Through Certificates, Series 2024-V10, specifically designated as set forth in the table under the heading “Certificate Summary” and the footnotes thereto. Further, various groups of those Classes will be referred to in this prospectus as specified in the table below:

Designation	Classes/Interests
“Offered Certificates”:	The Class A-1, Class A-2, Class A-3, Class X-A, Class X-B, Class A-S, Class B and Class C Certificates
“Non-Offered Certificates”:	The Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR, Class J-RR and Class R Certificates
“Senior Certificates”:	The Class A-1, Class A-2, Class A-3, Class X-A, Class X-B and Class X-D Certificates
“Class X Certificates” or “Interest-Only Certificates”:	The Class X-A, Class X-B and Class X-D Certificates
“Subordinate Certificates”:	The Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class J-RR Certificates
“Regular Certificates”:	The Senior Certificates and the Subordinate Certificates (i.e., the Certificates other than the Class R Certificates)
“Principal Balance Certificates”:	The Regular Certificates (other than the Class X Certificates)
“Residual Certificates”:	The Class R Certificates

Separate classes of loan-specific certificates (the “Loan-Specific Certificates”) and any related uncertificated interests may be issued by the Issuing Entity that are solely backed by a related Trust Subordinate Companion Loan and are not offered by this prospectus. Each subseries of Loan-Specific Certificates (and any related uncertificated interest) that backs a particular Trust Subordinate Companion Loan is identified in a separate related offering circular. Each subseries of Loan-Specific Certificates and any related uncertificated interest will only be

317

entitled to receive distributions from, and will only incur losses with respect to, the related Trust Subordinate Companion Loan, and the issuance thereof should be considered as a separate securitization. Classes of Loan-Specific Certificates that have a principal balance and are entitled to payments of principal are referred to in this prospectus as “Loan-Specific Principal Balance Certificates”.

Upon initial issuance, the respective Classes of the Principal Balance Certificates will have the Certificate Balances, and the respective Classes of the Interest-Only Certificates will have the Notional Amounts, set forth in the table under “Certificate Summary” in this prospectus (in each case, subject to a variance of plus or minus 5%, and further subject to any other applicable variance set forth in the footnotes to such table).

The “Certificate Balance” (a) of any Class of Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are then entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the Issuing Entity over time, all as described in this prospectus and (b) if there is a Trust Subordinate Companion Loan, of any class of related Loan-Specific Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are then entitled to receive as distributions allocable to principal from the cash flow on such Trust Subordinate Companion Loan.  On each Distribution Date, the Certificate Balance of each Class of Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any Realized Losses actually allocated to, that Class of Principal Balance Certificates on that Distribution Date.  In the event that Realized Losses previously allocated to a Class of Principal Balance Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such Class of Principal Balance Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The respective Classes of Interest-Only Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal. However, each Class of the Interest-Only Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on the related notional amount (a “Notional Amount”). The Notional Amount of each Class of the Class X Certificates will equal the Certificate Balance or the aggregate of the Certificate Balances, as applicable, of the related Class(es) of Principal Balance Certificates (as to any Class of Class X Certificates, the “Corresponding Principal Balance Certificates”) indicated below:

Class of Class X Certificates	Class(es) of Corresponding Principal Balance Certificates
Class X-A	Class A-1, Class A-2, Class A-3 and Class A-S
Class X-B	Class B and Class C
Class X-D	Class D

The Class R Certificates will not have a Certificate Balance or Notional Amount or entitle their holders to distributions of principal or interest.

Distributions

Method, Timing and Amount

Distributions on the Certificates are required to be made by the Certificate Administrator, to the extent of available funds as described in this prospectus, on the fourth business day following each Determination Date (each, a “Distribution Date”), commencing in October 2024. The “Determination Date” will be the eleventh (11th) day of each calendar month (or, if the eleventh (11th) calendar day of that month is not a business day, then the next business day), commencing in October 2024.

All distributions (other than the final distribution on any Certificates) are required to be made to the persons in whose names the Certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept

318

such funds, if the Certificateholder has provided the Certificate Administrator with written wiring instructions no less than five business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any Certificate is required to be made in like manner, but only upon presentation and surrender of the Certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a Class of Certificates will be allocated pro rata among the outstanding Certificates of that Class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by: (a) any Certificate or Loan-Specific Certificate (other than a Class R Certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related class; and (b) any Class R Certificate will be the percentage interest in the applicable Class specified on the face of that Certificate.

The Master Servicer is authorized but not required to direct the investment of funds held in the Collection Account in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The Master Servicer will be entitled to retain any interest or other income earned on such funds and the Master Servicer will be required to bear any losses resulting from the investment of such funds, as provided in the Pooling and Servicing Agreement.

Available Funds

The aggregate amount available for distributions of interest (other than Excess Interest), principal and reimbursements of Realized Losses to holders of the Certificates on each Distribution Date (the “Available Funds”) will, in general, equal the sum of the following amounts (without duplication) (which, for the avoidance of doubt, will not include any amounts received in respect of any Trust Subordinate Companion Loan):

(a)           the aggregate amount of all cash received on the Mortgage Loans and any REO Properties that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan) and/or the Lower-Tier REMIC Distribution Account as of the close of business on the business day immediately preceding the Master Servicer Remittance Date (including in the case of the initial Distribution Date, any Initial Month’s Interest Deposit Amount as described in the last paragraph of this “Available Funds” section), exclusive of any portion of the foregoing that represents (without duplication):

(i)	any scheduled payments of principal and/or interest, including any balloon payments that are accompanied by interest due through the related maturity date, paid by the related borrower(s) in respect of a Mortgage Loan, that are due (without regard to grace periods) on a Due Date that occurs after the related Determination Date;
(ii)	payments (scheduled or otherwise) of principal (including prepayments) and interest, net liquidation proceeds, net insurance proceeds and net condemnation proceeds and other unscheduled recoveries allocable to the Mortgage Loans that were received after the related Determination Date (other than the monthly remittance on the Outside Serviced Mortgage Loans or the Issuing Entity’s interest in any related REO Property contemplated by clause (b) of this definition for the subject Distribution Date);
(iii)	amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;
(iv)	with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis and any Distribution Date occurring in January (other than during a leap year) or February of any calendar year (unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;
(v)	yield maintenance charges and prepayment premiums on the Mortgage Loans (which are separately distributed to holders of the Regular Certificates);
(vi)	Excess Interest on the ARD Loans;
319

(vii)	amounts deposited in the Collection Account or the Lower-Tier REMIC Distribution Account in error; and/or
(viii)	late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)           if and to the extent not already included in clause (a) of this definition for the subject Distribution Date, (i) the aggregate amount allocable to the Mortgage Loans transferred from the REO Account to the Collection Account for the subject Distribution Date and (ii) the remittance received on the Outside Serviced Mortgage Loans or the Issuing Entity’s interest in any related REO Property in the month of the subject Distribution Date, to the extent that each such transfer is made or such remittance is received by the close of business on the business day immediately preceding the related Master Servicer Remittance Date;

(c)           all Compensating Interest Payments made by the Master Servicer with respect to the Mortgage Loans for the subject Distribution Date and P&I Advances made by the Master Servicer or the Certificate Administrator, as applicable, with respect to the Mortgage Loans for the subject Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders);

(d)           with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis and any Distribution Date occurring in March (or February, if such Distribution Date is the final Distribution Date), commencing in 2025, the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account; and

(e)           the aggregate amount of any Excess Liquidation Proceeds transferred from the Excess Liquidation Proceeds Reserve Account to the Lower-Tier REMIC Distribution Account for the subject Distribution Date as described under “The Pooling and Servicing Agreement—Accounts” in this prospectus.

“Monthly Payment” with respect to any Mortgage Loan or Serviced Companion Loan (other than any REO Mortgage Loan or REO Companion Loan) and any Due Date is the scheduled monthly payment of principal (if any) and interest at the related Mortgage Rate which is payable by the related borrower on such Due Date, exclusive of any balloon payment. The Monthly Payment with respect to any Due Date for (i) an REO Mortgage Loan or REO Companion Loan, or (ii) any Mortgage Loan or Serviced Companion Loan that is delinquent at its maturity date and with respect to which the Special Servicer has not entered into an extension, will be the monthly payment that would otherwise have been payable on such Due Date had the related Mortgage Note not been discharged or the related maturity date had not been reached, as the case may be, determined as set forth in the preceding sentence and on the assumption that all other amounts, if any, due thereunder are paid when due. The Monthly Payment for any Serviced Whole Loan is the aggregate Monthly Payment for the related Mortgage Loan and Serviced Companion Loan(s).

The “Collection Period” for any Distribution Date will be the period beginning on the day immediately following the Determination Date occurring in the month preceding the month in which that Distribution Date occurs (or, in the case of the Collection Period for the initial Distribution Date, with respect to any particular Mortgage Loan or Companion Loan, beginning on the day immediately following the Due Date for such Mortgage Loan or Companion Loan in the month preceding the month in which that Distribution Date occurs (or the date that would have been the Due Date if such Mortgage Loan or Companion Loan had a Due Date in such preceding month)) and ending on and including the Determination Date occurring in the month in which that Distribution Date occurs.

“Due Date” means, with respect to each Mortgage Loan and Companion Loan, the date on which scheduled payments of principal, interest or both are required to be made by the related borrower (without regard to any grace period). However, with respect to any Mortgage Loan or Companion Loan that is delinquent in respect of its balloon payment beyond the end of the Collection Period in which the related maturity date occurred or as to which the related Mortgaged Property has become an REO Property, for any calendar month, the Due Date will be deemed to be the date that, but for the occurrence of such event, would have been the related Due Date in such month.
The “Due Period” with respect to any Distribution Date and any Mortgage Loan or Companion Loan will be the period beginning on the day immediately following the Due Date in the month preceding the month in which such Distribution Date occurs (or, in the case of the Distribution Date occurring in October 2024, beginning on the day after the date that would have been the Due Date if such Mortgage Loan or Companion Loan had a Due Date in

320

such preceding month) and ending on and including the Due Date in the month in which such Distribution Date occurs.

In the case of any Mortgage Loan without an October 2024 payment date, the related Mortgage Loan Seller will be required to deliver to the Certificate Administrator on the Closing Date for deposit in the Distribution Account, an amount that represents interest accrued on the Cut-off Date Balance of such Mortgage Loan at the related Mortgage Rate for the number of days in the month of September 2024 (such amount with respect to any such Mortgage Loan, the “Initial Month’s Interest Deposit Amount”).

Priority of Distributions

On each Distribution Date, the Certificate Administrator is required to apply the Available Funds held by it in the following order of priority:

First, to the holders of the Class A-1, Class A-2, Class A-3, Class X-A, Class X-B and Class X-D Certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts of those Classes;

Second, to the holders of the Class A-1, Class A-2 and Class A-3 Certificates, in reduction of the respective Certificate Balances of those Classes, in the following priority (prior to the Cross-Over Date):

(i)	to the holders of the Class A-1 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, until the related Certificate Balance is reduced to zero,
(ii)	to the holders of the Class A-2 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to subclause (i) of this clause Second, until the related Certificate Balance is reduced to zero, and
(iii)	to the holders of the Class A-3 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero;

Third, to the holders of the Class A-1, Class A-2 and Class A-3 Certificates, up to an amount equal to, and pro rata based upon, the aggregate unreimbursed Realized Losses previously allocated to each such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Fourth, to the holders of the Class A-S Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Fifth, after the Certificate Balances of the Class A-1, Class A-2 and Class A-3 Certificates have been reduced to zero, to the holders of the Class A-S Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Sixth, to the holders of the Class A-S Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Seventh, to the holders of the Class B Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Eighth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3 and Class A-S Certificates have been reduced to zero, to the holders of the Class B Certificates, in reduction of the related Certificate Balance, up

321

to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Ninth, to the holders of the Class B Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Tenth, to the holders of the Class C Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Eleventh, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-S and Class B Certificates have been reduced to zero, to the holders of the Class C Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twelfth, to the holders of the Class C Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Thirteenth, to the holders of the Class D Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Fourteenth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-S, Class B and Class C Certificates have been reduced to zero, to the holders of the Class D Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Fifteenth, to the holders of the Class D Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Sixteenth, to the holders of the Class E-RR Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Seventeenth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-S, Class B, Class C and Class D Certificates have been reduced to zero, to the holders of the Class E-RR Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Eighteenth, to the holders of the Class E-RR Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Nineteenth, to the holders of the Class F-RR Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twentieth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-S, Class B, Class C, Class D and Class E-RR Certificates have been reduced to zero, to the holders of the Class F-RR Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twenty-First, to the holders of the Class F-RR Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

322

Twenty-Second, to the holders of the Class G-RR Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twenty-Third, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-S, Class B, Class C, Class D, Class E-RR and Class F-RR Certificates have been reduced to zero, to the holders of the Class G-RR Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twenty-Fourth, to the holders of the Class G-RR Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Twenty-Fifth, to the holders of the Class J-RR Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twenty-Sixth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR and Class G-RR Certificates have been reduced to zero, to the holders of the Class J-RR Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twenty-Seventh, to the holders of the Class J-RR Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class; and

Last, to the holders of the Class R Certificates, in the amount of any remaining portion of the Available Funds for such Distribution Date.

Notwithstanding the foregoing, on each Distribution Date occurring on and after Cross-Over Date, regardless of the allocation of principal payments described in clause Second above, the Principal Distribution Amount for such Distribution Date is required to be distributed pro rata (based on their respective Certificate Balances), among the Class A-1, Class A-2 and Class A-3 Certificates, in reduction of their respective Certificate Balances. The “Cross-Over Date” means the first Distribution Date as of which (prior to any distributions of principal or allocations of Realized Losses on such Distribution Date) the Certificate Balances of the Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class J-RR Certificates have all been previously reduced to zero as a result of the allocation of Realized Losses to those Certificates. In addition, in the case of any distributions made pursuant to any of clauses Third, Sixth, Ninth, Twelfth, Fifteenth, Eighteenth, Twenty-First, Twenty-Fourth and Twenty-Seventh such distributions will, in the case of each such clause, be applied first to reimburse previously allocated Realized Losses and then to pay compound interest accrued on previously allocated Realized Losses.

Reimbursement of previously allocated Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the Class of Principal Balance Certificates in respect of which a reimbursement is made.  If and to the extent that any Nonrecoverable Advances (plus interest on such Nonrecoverable Advances) that were reimbursed from principal collections on the Mortgage Loans (including REO Mortgage Loans) and previously resulted in a reduction of the Principal Distribution Amount are subsequently recovered on the related Mortgage Loan or REO Property, then (on the Distribution Date related to the Collection Period during which the recovery occurred):  (i) the amount of such recovery will be added to the Certificate Balance(s) of the Class or Classes of Principal Balance Certificates that previously were allocated Realized Losses, in the same sequential order as distributions set forth in “—Priority of Distributions” above, in each case up to the lesser of (A) the unallocated portion of the amount of such recovery and (B) the amount of the unreimbursed Realized Losses previously allocated to the subject Class of Principal Balance Certificates; and (ii) the Interest Shortfall Carryforward with respect to each affected Class of Regular Certificates for the next Distribution Date will be increased by the amount of additional interest that would have accrued through the then current Distribution Date if the restored write-down for the reimbursed Class of Principal Balance Certificates had never been written down.  If the Certificate Balance of any Class of Principal Balance Certificates is so increased, the amount of unreimbursed Realized Losses of such Class of Certificates will be decreased by such amount.

323

Pass-Through Rates

The per annum rate at which interest accrues with respect to any Class of Regular Certificates is referred to in this prospectus as its “Pass-Through Rate”.

The Pass-Through Rate with respect to any Class of Principal Balance Certificates for any Distribution Date and the related Interest Accrual Period will equal one of the following: (i) a fixed rate per annum; (ii) the WAC Rate for such Distribution Date; (iii) the lesser of a fixed rate per annum and the WAC Rate for such Distribution Date; and (iv) the WAC Rate for such Distribution Date minus a fixed percentage, but no less than 0.000%.

The Pass-Through Rate for the Class X-A Certificates for any Distribution Date will equal the weighted average of the Class X Strip Rates for the Class A-1, Class A-2, Class A-3 and Class A-S Certificates for such Distribution Date, weighted on the basis of the respective Certificate Balances of such Classes of Principal Balance Certificates outstanding immediately prior to that Distribution Date. The Pass-Through Rate for the Class X-B Certificates for any Distribution Date will equal the weighted average of the Class X Strip Rates for the Class B and Class C Certificates for such Distribution Date, weighted on the basis of the respective Certificate Balances of such Classes of Principal Balance Certificates outstanding immediately prior to that Distribution Date. The Pass-Through Rate for the Class X-D Certificates for any Distribution Date will equal the Class X Strip Rate for the Class D Certificates for such Distribution Date.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Pass-Through Rates of the Mortgage Loans for such Distribution Date, weighted on the basis of their respective Stated Principal Balances immediately prior to such Distribution Date.

The “Class X Strip Rate” for any Class of Principal Balance Certificates with respect to any Distribution Date will equal the excess, if any, of the WAC Rate for such Distribution Date, over the Pass-Through Rate for such Class of Principal Balance Certificates for such Distribution Date.

In general, the “Net Mortgage Pass-Through Rate” will be: (a) with respect to any Mortgage Loan or Trust Subordinate Companion Loan that accrues interest on the basis of a 360-day year consisting of twelve 30-day months (a “30/360 Basis”), for any Distribution Date, the Net Mortgage Rate in effect for such Mortgage Loan or Trust Subordinate Companion Loan during the one-month accrual period applicable to the Due Date for such Mortgage Loan or Trust Subordinate Companion Loan that occurs in the same month as that Distribution Date; and (b) with respect to any Mortgage Loan or Trust Subordinate Companion Loan that accrues interest on an Actual/360 Basis, for any Distribution Date, the annualized rate at which interest would have to accrue in respect of such Mortgage Loan or Trust Subordinate Companion Loan on a 30/360 Basis in order to produce the aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued) in respect of such Mortgage Loan or Trust Subordinate Companion Loan (adjusted to the related Net Mortgage Rate and, if applicable, exclusive of any Excess Interest) during the one-month accrual period applicable to the Due Date for such Mortgage Loan or Trust Subordinate Companion Loan that occurs in the same month as that subsequent Distribution Date (or, solely with respect to the Distribution Date in October 2024, in the case of any Mortgage Loan that does not provide for a Monthly Payment in October 2024, in order to produce an aggregate amount of interest equal to the related Initial Month’s Interest Deposit Amount (adjusted to the related Net Mortgage Rate)). However, with respect to each Mortgage Loan or Trust Subordinate Companion Loan that accrues interest on an Actual/360 Basis, when determining: (i) the related Net Mortgage Pass-Through Rate for the Distribution Date in January (except during a leap year) or February of any year, beginning in 2025 (in any event unless that Distribution Date is the final Distribution Date), the “aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued)”, as referred to in clause (b) of the preceding sentence, will be deemed to exclude related Withheld Amounts to be transferred to the Interest Reserve Account in such month; and (ii) the related Net Mortgage Pass-Through Rate for the Distribution Date in March (or in February if the final Distribution Date occurs in such particular month of February) in any year, beginning in 2025, the “aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued)”, as referred to in clause (b) of the preceding sentence, will be deemed to include related Withheld Amounts to be deposited in the Lower-Tier REMIC Distribution Account (or the related Trust Subordinate Companion Loan REMIC Distribution Account, if applicable) for distribution on such Distribution Date. In addition, the Net Mortgage Pass-Through Rate with respect to any Mortgage Loan or Trust Subordinate Companion Loan for any Distribution Date will be determined without regard to: (i) any modification, waiver or amendment of the terms of such Mortgage Loan or Trust Subordinate Companion Loan, whether agreed to by the Master Servicer, the Special Servicer, an Outside

324

Servicer or an Outside Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower; (ii) the occurrence and continuation of a default under such Mortgage Loan or Trust Subordinate Companion Loan; (iii) the passage of the related maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date; and (iv) the related Mortgaged Property becoming an REO Property.

The “Net Mortgage Rate” with respect to any Mortgage Loan or Trust Subordinate Companion Loan is a per annum rate equal to the related Mortgage Rate minus the related Administrative Fee Rate.

The “Mortgage Rate” with respect to any Mortgage Loan or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or Revised Rate; provided that, in the case of the BioMed 2024 Portfolio 2 Mortgage Loan or any related Companion Loan, the Mortgage Rate is the weighted average of the respective components of such Mortgage Loan or related Companion Loan.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and any Class of Regular Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such Class for such Distribution Date and (ii) the Interest Shortfall Carryforward, if any, with respect to such Class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such Class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any Class of Regular Certificates is equal to interest for the related Interest Accrual Period accrued at the applicable Pass-Through Rate for such Class on the Certificate Balance or Notional Amount, as applicable, for such Class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 Basis.

An “Interest Shortfall Carryforward” with respect to any Distribution Date for any Class of Regular Certificates is, subject to increase as described in the last paragraph under “—Priority of Distributions” above, the sum of (a) the portion of the Interest Distribution Amount for such Class remaining unpaid as of the close of business on the preceding Distribution Date (if any), and (b) to the extent permitted by applicable law, (i) in the case of a Class of Principal Balance Certificates, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such Class for the subject Distribution Date and (ii) in the case of a Class of Interest-Only Certificates, one-month’s interest on that amount remaining unpaid at the WAC Rate for the subject Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts (which, for the avoidance of doubt, will not include any amounts received in respect of any Trust Subordinate Companion Loan):

(1)	the Scheduled Principal Distribution Amount for that Distribution Date;
(2)	the Unscheduled Principal Distribution Amount for that Distribution Date; and
(3)	the Principal Shortfall Carryforward for that Distribution Date;

provided, that the Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)  Nonrecoverable Advances (including any servicing advance with respect to an Outside Serviced Mortgage Loan under the related Outside Servicing Agreement), together with interest on such Nonrecoverable Advances at the Advance Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date; and

325

(B)  Workout-Delayed Reimbursement Amounts that were paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date; and

provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Mortgage Loans) for a prior Distribution Date are subsequently recovered on the related Mortgage Loan (including an REO Mortgage Loan), such recovery will increase the Principal Distribution Amount for the Distribution Date related to the Collection Period in which such recovery occurs.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of: (a) all Monthly Payments (which do not include balloon payments) with respect to the Mortgage Loans due or deemed due during or, if and to the extent not previously received or advanced and distributable to the Certificateholders on a preceding Distribution Date, prior to the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the business day preceding the Master Servicer Remittance Date) or advanced by the Master Servicer or the Certificate Administrator, as applicable; and (b) all balloon payments with respect to the Mortgage Loans to the extent received during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the business day preceding the Master Servicer Remittance Date), and to the extent not included in clause (a) above for the subject Distribution Date and not previously received or advanced and distributable to the Certificateholders on a preceding Distribution Date. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received during the periods or by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the Master Servicer or the Certificate Administrator, as the case may be, for prior P&I Advances, as described in this prospectus.

The “Unscheduled Principal Distribution Amount” for any Distribution Date will equal the aggregate of: (a) all prepayments of principal received on the Mortgage Loans during the related Collection Period (or, in the case of the Outside Serviced Mortgage Loans, all principal prepayments received during the period that renders them includable in the Available Funds for such Distribution Date); and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and, to the extent allocable to the related Mortgage Loan, on any REO Properties during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan or any interest in REO Property acquired with respect thereto, all such proceeds received during the period that renders them includable in the Available Funds for such Distribution Date), whether in the form of liquidation proceeds, insurance proceeds, condemnation proceeds, net income, rents, and profits from any REO Property or otherwise, that were identified and applied by the Master Servicer (and/or, in the case of an Outside Serviced Mortgage Loan, the related Outside Servicer) as recoveries of previously unadvanced principal of the related Mortgage Loan.

The “Principal Shortfall Carryforward” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the preceding Distribution Date exceeds (2) the aggregate amount actually distributed on such preceding Distribution Date to holders of the Principal Balance Certificates in respect of such Principal Distribution Amount.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan (and any Trust Subordinate Companion Loan) will initially equal its Cut-off Date Balance (or in the case of a Qualified Substitute Mortgage Loan, the unpaid principal balance of such Mortgage Loan after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received) and, on each Distribution Date, will be reduced by an amount generally equal to all payments and other collections of principal on such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, that are distributable on or advanced for such Distribution Date. With respect to any Serviced Companion Loan (other than any Trust Subordinate Companion Loan) as of any date of determination, the Stated Principal Balance will generally equal the unpaid principal balance of such Companion Loan as of such date. With respect to any Serviced Whole Loan as of any date of determination, the Stated Principal Balance of such Whole Loan will be the sum of the Stated Principal Balance of the related Mortgage Loan and each related Companion Loan on such date. The Stated Principal Balance of a Mortgage Loan or Serviced Whole Loan may also be reduced in connection with any modification that reduces the principal amount due on such Mortgage Loan or Whole Loan, as the case may be, or any forced reduction of its actual unpaid principal balance imposed by

326

a court presiding over a bankruptcy proceeding in which the related borrower is the debtor. See “Certain Legal Aspects of the Mortgage Loans”. If any Mortgage Loan, any Trust Subordinate Companion Loan or Serviced Whole Loan is paid in full, or if any Mortgage Loan, any Trust Subordinate Companion Loan or Serviced Whole Loan (or any Mortgaged Property acquired in respect of the Mortgage Loan or Whole Loan) is otherwise liquidated, then, as of the Distribution Date that relates to the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan, the Trust Subordinate Companion Loan and/or the Serviced Whole Loan will be zero.

For purposes of calculating Pass-Through Rates and distributions on, and allocations of Realized Losses to, the Certificates, as well as for purposes of calculating the Servicing Fee, the Trustee/Certificate Administrator Fee, the Operating Advisor Fee and the Asset Representations Reviewer Ongoing Fee payable each month, each REO Property (including any REO Property with respect to an Outside Serviced Mortgage Loan held pursuant to an Outside Servicing Agreement) will be treated as if the related Mortgage Loan (an “REO Mortgage Loan”) and any related Companion Loan(s) (each, an “REO Companion Loan”; and each REO Mortgage Loan and REO Companion Loan, also an “REO Loan”) had remained outstanding and the related loan documents continued in full force and effect; and all references to “Mortgage Loan,” “Mortgage Loans” or “Mortgage Pool” in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Mortgage Loan, and all references to “Companion Loan” or “Companion Loans” in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Companion Loan. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan or Companion Loan, as applicable, including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan or Companion Loan, as applicable, including any portion of those amounts payable or reimbursable to the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator or the Trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursements to the Master Servicer, Special Servicer or the Certificate Administrator for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the Master Servicer as if received on the predecessor Mortgage Loan or Companion Loan.

With respect to each Serviced Whole Loan, no amounts collected thereon or with respect to any related REO Property that are allocable to any related Companion Loan or REO Companion Loan held outside the Issuing Entity will be available for amounts due to the Certificateholders or to reimburse the Issuing Entity, other than in the limited circumstances related to Property Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to and incurred with respect to such Serviced Whole Loan in accordance with the Pooling and Servicing Agreement, and otherwise as disclosed in this prospectus with respect to any related Subordinate Companion Loan.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

For purposes of calculating distributions on the Certificates and, in the absence of express provisions in the related Mortgage Loan documents and/or any related Co-Lender Agreement (and/or, with respect to each Outside Serviced Whole Loan, the related Outside Servicing Agreement) to the contrary, for purposes of otherwise collecting amounts due under the Mortgage Loan, all amounts collected by or on behalf of the Issuing Entity in respect of any Mortgage Loan in the form of payments from the related borrower, liquidation proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of each Serviced Whole Loan, any amounts payable to the holder(s) of the related Companion Loan(s) pursuant to the related Co-Lender Agreement) will be deemed to be allocated in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Advance Rate on such Advances and, if applicable, unreimbursed and unpaid expenses of the Issuing Entity with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances with respect to the related Mortgage Loan and any interest on those Nonrecoverable Advances at the Advance Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Pool (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent

327

of the excess of (i) all unpaid interest (exclusive of default interest and Excess Interest) accrued on such Mortgage Loan) at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) the sum of (a) (x) the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, and (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts, and (b) the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (in each case after taking into account any allocations pursuant to clause Fifth below on earlier dates);

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or would have occurred in connection with related Appraisal Reduction Amounts but for the subject P&I Advance not having been made as a result of a determination by the Master Servicer, Special Servicer or Trustee that such P&I Advance would have been a Nonrecoverable Advance, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal and other than, if applicable, accrued and unpaid Excess Interest (and, if both Consent Fees and Operating Advisor Consulting Fees are due and owing, first, allocated to Consent Fees and, then, allocated to Operating Advisor Consulting Fees);

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, as a recovery of any accrued but unpaid Excess Interest;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any

328

partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan in the manner permitted by the REMIC provisions.

Interest received on the BioMed 2024 Portfolio 2 Mortgage Loan pursuant to the foregoing will be required to be applied to the components thereof in alphabetical order of the loan component designations, in each case to pay all accrued and outstanding interest on the subject component. Principal received on the BioMed 2024 Portfolio 2 Mortgage Loan pursuant to the foregoing will be required to be applied to the components thereof in alphabetical order of the loan component designations, in each case until the outstanding principal balance of each such component is reduced to zero.

Collections by or on behalf of the Issuing Entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of each Serviced Whole Loan, exclusive of any amounts payable to the holder(s) of the related Companion Loan(s) pursuant to the related Co-Lender Agreement) will be deemed to be allocated for purposes of calculating distributions on the Certificates and (subject to any related Co-Lender Agreement and/or Outside Servicing Agreement) for purposes of otherwise collecting amounts due under the Mortgage Loan, pursuant to the related Pooling and Servicing Agreement, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Advance Rate on all Advances and, if applicable, unreimbursed and unpaid expenses of the Issuing Entity with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances with respect to the related Mortgage Loan and any interest on those Nonrecoverable Advances at the Advance Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on the related Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) all unpaid interest (exclusive of default interest and Excess Interest) accrued on such Mortgage Loan at the applicable Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) the sum of (a) (x) the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, and (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts, and (b) the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (in each case after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates);

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of the related Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on the related Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or would have occurred in connection with related Appraisal Reduction Amounts but for the subject P&I Advance not having been made as a result of a determination by the Master Servicer, Special Servicer or Trustee that such P&I Advance would have been a Nonrecoverable Advance, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the applicable Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

329

Sixth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under the related Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under the related Mortgage Loan;

Eighth, as a recovery of any Assumption Fees, assumption application fees and Modification Fees then due and owing under the related Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under the related Mortgage Loan other than, if applicable, accrued and unpaid Excess Interest (and, if both Consent Fees and Operating Advisor Consulting Fees are due and owing, first, allocated to Consent Fees and, then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, as a recovery, any accrued but unpaid Excess Interest.

Interest received on the BioMed 2024 Portfolio 2 Mortgage Loan pursuant to the foregoing will be required to be applied to the components thereof in alphabetical order of the loan component designations, in each case to pay all accrued and outstanding interest on the subject component. Principal received on the BioMed 2024 Portfolio 2 Mortgage Loan pursuant to the foregoing will be required to be applied to the components thereof in alphabetical order of the loan component designations, in each case until the outstanding principal balance of each such component is reduced to zero.

Neither the Master Servicer nor the Special Servicer may enter into, or structure (including, without limitation, by way of the application of credits, discounts, forgiveness or otherwise), any modification, waiver, amendment, work-out, consent or approval with respect to the Mortgage Loans in a manner that would have the effect of placing amounts payable as compensation, or otherwise directly or indirectly reimbursable, to the Master Servicer or the Special Servicer in a higher priority than that which is set forth above under “—Application Priority of Mortgage Loan Collections or Whole Loan Collections” or in the related Co-Lender Agreement.

Allocation of Yield Maintenance Charges and Prepayment Premiums

On each Distribution Date, until the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates and the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-S, Class B, Class C and Class D Certificates have been reduced to zero, each yield maintenance charge collected on the Mortgage Loans during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, that accompanied a principal prepayment included in the Available Funds for such Distribution Date) is required to be distributed to holders of the Regular Certificates (excluding holders of the Class E-RR, Class F-RR, Class G-RR and Class J-RR Certificates) as follows: (a) first such yield maintenance charge will be allocated between (i) the group (the “YM Group A”) comprised of the Class A-1, Class A-2, Class A-3, Class X-A and Class A-S Certificates, (ii) the group (the “YM Group B/C”) comprised of the Class X-B, Class B and Class C Certificates, (iii) the group (the “YM Group D” and, collectively with the YM Group A and the YM Group B/C, the “YM Groups”) comprised of the Class X-D and Class D Certificates, pro rata based upon the aggregate amount of principal distributed to the Class or Classes of Principal Balance Certificates in each YM Group on such Distribution Date, and (b) then the portion of such yield maintenance charge allocated to each YM Group will be further allocated as among the Classes of Regular Certificates in such YM Group, in the following manner: (i) each Class of Principal Balance Certificates in such YM Group will entitle the applicable Certificateholders to receive on the applicable Distribution Date that portion of such yield maintenance charge equal to the product of (X) a fraction whose numerator is the amount of principal distributed to the subject Class of Principal Balance Certificates on such Distribution Date and whose denominator is the total amount of principal distributed to all of the Principal Balance Certificates in that YM Group on such Distribution Date, (Y) except in the case of any YM Group comprised solely of a single Class of Principal Balance Certificates (for which the value of this clause (Y) is one (1)), the Base Interest Fraction for the related principal prepayment and such Class of Principal Balance Certificates, and (Z) the portion of such yield maintenance charge allocated to such YM Group, and (ii) the portion of such yield maintenance charge allocated to such YM Group and remaining after such distributions with respect to the Principal Balance Certificates in such YM Group will be distributed to the Class of Class X Certificates (if any) in such YM Group. If there is more than one Class of Principal Balance Certificates in any YM Group entitled to distributions of principal on any particular Distribution Date on which yield maintenance charges are distributable to such Classes, the aggregate portion of such yield maintenance charges allocated to such YM Group will be allocated among all such Classes of Principal Balance Certificates up

330

to, and on a pro rata basis in accordance with, their respective entitlements in those yield maintenance charges in accordance with the prior sentence of this paragraph.

The “Base Interest Fraction” with respect to any principal prepayment on any Mortgage Loan and with respect to any Class of Class A-1, Class A-2, Class A-3, Class A-S, Class B, Class C and Class D Certificates is a fraction (a) whose numerator is the amount, if any, by which (i) the Pass-Through Rate on such Class of Certificates exceeds (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the yield maintenance charge with respect to such principal prepayment and (b) whose denominator is the amount, if any, by which (i) the Mortgage Rate on such Mortgage Loan exceeds (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the yield maintenance charge with respect to such principal prepayment; provided, however, that under no circumstances will the Base Interest Fraction be greater than one. However, if such discount rate is greater than or equal to both of (x) the Mortgage Rate on such Mortgage Loan and (y) the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction will equal zero, and if such discount rate is greater than or equal to the Mortgage Rate on such Mortgage Loan, but less than the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction will equal one.

If a prepayment premium (calculated as a percentage of the amount prepaid) is imposed in connection with a prepayment rather than a yield maintenance charge, then the prepayment premium so collected will be allocated as described above. For this purpose, the discount rate used to calculate the Base Interest Fraction will be the discount rate used to determine the yield maintenance charge for Mortgage Loans that require payment at the greater of a yield maintenance charge or a minimum amount equal to a fixed percentage of the principal balance of the Mortgage Loan or, for Mortgage Loans that only have a prepayment premium based on a fixed percentage of the principal balance of the Mortgage Loan, such other discount rate as may be specified in the related Mortgage Loan documents.

After the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates and the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-S, Class B, Class C and Class D Certificates have been reduced to zero, all prepayment premiums and yield maintenance charges with respect to the Mortgage Loans will be allocated to the holders of the Class E-RR, Class F-RR, Class G-RR and Class J-RR Certificates in the manner provided in the Pooling and Servicing Agreement.

No yield maintenance charges or prepayment premiums will be distributed to the holders of the Class R Certificates.

Prepayment premiums and yield maintenance charges will be distributed on any Distribution Date only to the extent they are received in respect of the Mortgage Loans during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, accompanied a principal prepayment included in the Available Funds for such Distribution Date).

For a description of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of the Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any Class of Offered Certificates is the Distribution Date on which the aggregate Certificate Balance or Notional Amount of that Class of Certificates would be reduced to zero based on a 0% CPR prepayment rate and the Modeling Assumptions. The Assumed Final Distribution Date with respect to each Class of Offered Certificates will in each case be as follows:

331

Class of Certificates	Assumed Final Distribution Date
Class A-1	July 2029
Class A-2	N/A – August 2029(1)
Class A-3	September 2029
Class X-A	September 2029
Class X-B	September 2029
Class A-S	September 2029
Class B	September 2029
Class C	September 2029

(1)	The range of Assumed Final Distribution Dates is based on the initial Certificate Balance of the Class A-2 Certificates ranging from $0 to $225,000,000.

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more Classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated assuming no prepayments of principal (other than the repayment in full of an ARD Loan on its Anticipated Repayment Date). Because the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more Classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each Class of Offered Certificates will be the Distribution Date in September 2057. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan or Serviced Whole Loan in whole or in part, after the related Due Date in any Collection Period, the amount of interest (net of related Servicing Fees and any related Excess Interest and default interest) accrued on such prepayment from such Due Date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any prepayment premium or yield maintenance charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Co-Lender Agreement) in whole or in part prior to the related Due Date in any Collection Period and does not pay interest on such prepayment through the end of the one-month accrual period applicable to such Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees and any related Excess Interest and default interest) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Excesses (to the extent not required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than the Outside Serviced Mortgage Loans) and, to the extent permitted under the related Co-Lender Agreement, any related Serviced Companion Loan, will be retained by the Master Servicer as additional servicing compensation.

The Master Servicer will be required to deliver to the Certificate Administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Companion Loan) on each Master Servicer Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an amount equal to the lesser of:

(i)	the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than the Outside Serviced Mortgage Loans) and any related Serviced Pari Passu Companion Loan(s) and Trust Subordinate Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan or Trust Subordinate Companion Loan on which the Special Servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and
332

(ii)	the aggregate of (A) that portion of the Master Servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan, Serviced Pari Passu Companion Loan, Trust Subordinate Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a per annum rate equal to (1) 0.00125% for each Mortgage Loan (other than an Outside Serviced Mortgage Loan), Serviced Companion Loan and related REO Loan without an initial sub-servicer, and (2) 0.000625% for each Mortgage Loan (other than an Outside Serviced Mortgage Loan), Serviced Companion Loan and the related REO Loan where servicing functions are performed by an initial sub-servicer, and (B) all Prepayment Interest Excesses received by the Master Servicer during such Collection Period with respect to the Mortgage Loans and any Trust Subordinate Companion Loans (and, so long as a Whole Loan is serviced under the Pooling and Servicing Agreement and the related Co-Lender Agreement so permits, any related Serviced Pari Passu Companion Loan) and net investment earnings on such Prepayment Interest Excesses. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan as a result of the Master Servicer allowing the related borrower to deviate from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (w) if the Mortgage Loan is an Outside Serviced Mortgage Loan, (x) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (y) pursuant to applicable law or a court order or otherwise in such circumstances where the Master Servicer is required to accept such principal prepayment in accordance with the Servicing Standard, or (z) in connection with the payment of any insurance proceeds or condemnation awards), (a “Prohibited Prepayment”) then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the Master Servicer will pay, without regard to clause (ii) above, the amount of the Prepayment Interest Shortfall with respect to such Mortgage Loan otherwise described in clause (i) above in connection with such Prohibited Prepayment.

Compensating Interest Payments with respect to the Serviced Whole Loans will be allocated: first, between the related Mortgage Loan and the related Serviced Pari Passu Companion Loan(s) in accordance with their respective principal amounts, until all related Prepayment Interest Shortfalls are covered, and the Master Servicer will be required to pay the portion of such Compensating Interest Payments allocable to a related Serviced Pari Passu Companion Loan to the holder thereof and then, if applicable, to any Trust Subordinate Companion Loan.

Any Excess Prepayment Interest Shortfall allocated to the Mortgage Loans for any Distribution Date will be allocated on that Distribution Date among the respective Classes of the Regular Certificates on a pro rata basis in accordance with the respective Interest Accrual Amounts for those Classes for such Distribution Date.

“Excess Prepayment Interest Shortfall” means, with respect to any Distribution Date, (i) with respect to the Mortgage Loans, the aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Available Funds for any Distribution Date that are not covered by the portion of the Master Servicer’s Compensating Interest Payment for the related Distribution Date allocable to the Mortgage Loans or, in the case of an Outside Serviced Mortgage Loan, the portion of any compensating interest payments allocable to such Outside Serviced Mortgage Loan to the extent received from the related Outside Servicer and, (ii) with respect to any Trust Subordinate Companion Loan, the amount of any Prepayment Interest Shortfall resulting from any principal prepayment made on such Trust Subordinate Companion Loan to be included in the applicable Trust Subordinate Companion Loan Available Funds for any Distribution Date that is not covered by the portion of the Master Servicer’s Compensating Interest Payment for the related Distribution Date allocable to such Trust Subordinate Companion Loan.

Subordination; Allocation of Realized Losses

As a means of providing a certain amount of protection to the holders of the Senior Certificates against losses associated with delinquent and defaulted Mortgage Loans, the rights of the holders of the Subordinate Certificates to receive distributions of interest and/or principal will be subordinated to such rights of the holders of the Senior Certificates. The Class A-S Certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class J-RR Certificates. The Class B Certificates will likewise be protected by the subordination of the Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class J-RR Certificates. The Class C Certificates will likewise be protected by the subordination of the Class D, Class E-RR, Class F-RR, Class G-RR and Class J-RR Certificates.

333

This subordination will be effected in two ways: (i) by the preferential right of the holders of a Class of Regular Certificates to receive on any Distribution Date the amounts of interest and/or principal distributable with respect to that Class prior to any distribution being made on such Distribution Date in respect of any Classes of Regular Certificates subordinate to that Class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to Classes of Principal Balance Certificates that are subordinate to more senior Classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

On and after the Cross-Over Date has occurred, allocation of the Principal Distribution Amount will be made to the Class A-1, Class A-2 and Class A-3 Certificates, pro rata based on Certificate Balance, until their respective Certificate Balances have been reduced to zero. Prior to the Cross-Over Date, allocation of the Principal Distribution Amount will be made as described in clause second of the first paragraph under “—Distributions—Priority of Distributions” above. Allocation to the Class A-1, Class A-2 and Class A-3 Certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Class A-1, Class A-2 and Class A-3 Certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2 and Class A-3 Certificates, the percentage interest in the Issuing Entity evidenced by the Class A-1, Class A-2 and Class A-3 Certificates will be decreased (with a corresponding increase in the percentage interest in the Issuing Entity evidenced by the other Principal Balance Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded the Class A-1, Class A-2 and Class A-3 Certificates by the other Principal Balance Certificates.

Following retirement of the Class A-1, Class A-2 and Class A-3 Certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S Certificates, the Class B Certificates, the Class C Certificates, the Class D Certificates, the Class E-RR Certificates, the Class F-RR Certificates, the Class G-RR Certificates and the Class J-RR Certificates, in that order, in each case for so long as the subject Certificates are outstanding, will provide a similar, but diminishing benefit to those Certificates (other than the Class J-RR Certificates) as to the relative amount of subordination afforded by the outstanding Classes of Subordinate Certificates with lower payment priorities.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the Certificate Administrator is required to calculate Realized Losses.

A “Realized Loss” means the amount, if any, by which (A) the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the Master Servicer, the Special Servicer or the Certificate Administrator from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Mortgage Loans, expected to be outstanding immediately following that Distribution Date, is less than (B) the then aggregate Certificate Balance of the Principal Balance Certificates after giving effect to distributions of principal on that Distribution Date.

If the assets of the Issuing Entity include a Trust Subordinate Companion Loan, any Realized Loss with respect to the related Loan-Specific Certificates will be described under “Description of the Mortgage Pool—Trust Subordinate Companion Loan(s)”.

The Certificate Administrator will be required to allocate any Realized Losses with respect to the Principal Balance Certificates among the following Classes of Subordinate Certificates in the following order, until the Certificate Balance of each such Class is reduced to zero:

first, to the Class J-RR Certificates;

second, to the Class G-RR Certificates;

third, to the Class F-RR Certificates;

fourth, to the Class E-RR Certificates;

334

fifth, to the Class D Certificates;

sixth, to the Class C Certificates;

seventh, to the Class B Certificates; and

eighth, to the Class A-S Certificates.

Following the reduction of the Certificate Balances of all Classes of Subordinate Certificates to zero, the Certificate Administrator will be required to allocate Realized Losses among the Senior Certificates (other than the Class X Certificates), pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the Class R Certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the respective Classes of Class X Certificates will be reduced if the Certificate Balance(s) of the Class(es) of Corresponding Principal Balance Certificates are reduced by such Realized Losses.

In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans or any Trust Subordinate Companion Loans, including as a result of defaults and delinquencies on the related Mortgage Loans or any Trust Subordinate Companion Loans, Nonrecoverable Advances made in respect of the Mortgage Loans or any Trust Subordinate Companion Loans, the payment to the Special Servicer or an Outside Special Servicer of any compensation as described in “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan-specific or non-Trust Subordinate Companion Loan-specific expenses of the Issuing Entity, including certain reimbursements to the Certificate Administrator or Trustee as described under “Transaction Parties—The Trustee” and “—The Certificate Administrator” and certain federal, state and local taxes, and certain tax-related expenses, payable out of the Issuing Entity, as described under “Material Federal Income Tax Consequences”.

A Class of Offered Certificates will be considered outstanding until its Certificate Balance or Notional Amount is reduced to zero.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, the Certificate Administrator will be required to provide or make available to each Certificateholder of record a Distribution Date statement in the form of Annex D providing all applicable information required under Regulation AB relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the Certificate Administrator will include (to the extent it receives such information from the applicable person) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total DSCR calculated on the basis of the Mortgage Loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the Mortgage Loan and the additional debt in each applicable Form 10-D filed on behalf of the Issuing Entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the Issuing Entity.

Within a reasonable period of time after the end of each calendar year, upon request, the Certificate Administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a Certificate, a statement containing information (i) the amount of the distribution on each Distribution Date in reduction of the related Certificate Balance (if any), and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Distribution Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the Certificate Administrator deems necessary or desirable, or that a Certificateholder or a Certificate Owner reasonably requests, to enable Certificateholders and Certificate Owners to prepare their tax

335

returns for that calendar year. This obligation of the Certificate Administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the Certificate Administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the Certificate Administrator will provide or make available on its website (https://sf.citidirect.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the Master Servicer, the Certificate Administrator or the Special Servicer, as applicable, substantially in the forms provided in the Pooling and Servicing Agreement (which forms are subject to change) and including substantially the following information:

(1)       the Distribution Date statement;

(2)       a CRE Finance Council (“CREFC®”) delinquent loan status report;

(3)       a CREFC® historical loan modification/forbearance and corrected mortgage loan report;

(4)       a CREFC® advance recovery report;

(5)       a CREFC® total loan report;

(6)       a CREFC® operating statement analysis report;

(7)       a CREFC® comparative financial status report;

(8)       a CREFC® net operating income adjustment worksheet;

(9)       a CREFC® real estate owned status report;

(10)     a CREFC® servicer watch list;

(11)     a CREFC® loan level reserve and letter of credit report;

(12)    a CREFC® property file;

(13)    a CREFC® financial file;

(14)    a CREFC® loan setup file; and

(15)    a CREFC® loan periodic update file.

The Master Servicer or the Special Servicer, as applicable, may omit any information from these reports that the Master Servicer or the Special Servicer regards as confidential. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator will be responsible for the accuracy or completeness of any information supplied to it by or on behalf of a borrower, a Sponsor or another party to the Pooling and Servicing Agreement or a party to an Outside Servicing Agreement that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the Depositor and the Certificate Administrator.

Before each Distribution Date, the Master Servicer will deliver to the Certificate Administrator by electronic means various CREFC® Reports, including:

(i)	a CREFC® property file;
(ii)	a CREFC® financial file;
(iii)	a CREFC® loan periodic update file;
336

(iv)	a CREFC® appraisal reduction amount template (to the extent received, or prepared pursuant to the Pooling and Servicing Agreement); and
(v)	a CREFC® Schedule AL file.

In addition, the Master Servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) or Special Servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, is also required to prepare the following for each Mortgaged Property and REO Property related to a Serviced Mortgage Loan:

(i)        Within 30 days after receipt of a quarterly operating statement, if any, commencing with respect to the quarter ending March 31, 2025, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12-month basis, or if the related Mortgage Loan is on the CREFC® Servicer Watch List). The Master Servicer (with respect to Mortgage Loans that are not Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, will deliver to the Certificate Administrator, the Operating Advisor and each holder of a Serviced Companion Loan by electronic means the CREFC® operating statement analysis report upon request.

(ii)       Within 30 days after receipt by the Special Servicer (with respect to Specially Serviced Loans and REO Properties) or the Master Servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) of any annual operating statements or rent rolls, commencing with respect to the calendar year ending December 31, 2024, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the mortgage to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology described in the Pooling and Servicing Agreement to “normalize” the full year net operating income and debt service coverage numbers used by the Master Servicer to satisfy its reporting obligation identified in clause (7) above. The Special Servicer or the Master Servicer will deliver to the Certificate Administrator, the Operating Advisor and each holder of a related Serviced Companion Loan by electronic means the CREFC® net operating income adjustment worksheet upon request.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the Certificate Administrator reports upon request and pursuant to the provisions of the Pooling and Servicing Agreement. Otherwise, until the time Definitive Certificates are issued to evidence the Certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners. See “Risk Factors—General Risk Factors—Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record”.

“Privileged Person” includes the Depositor and its designees, the underwriters, any initial purchasers of the Non-Offered Certificates, the Sponsors, the Master Servicer, the Special Servicer, any Excluded Mortgage Loan Special Servicer, the Trustee, the Certificate Administrator, any additional servicer designated by the Master Servicer or the Special Servicer, any Directing Holder, any Consulting Party, the Operating Advisor, any affiliate of the Operating Advisor designated by the Operating Advisor, the Asset Representations Reviewer, any affiliate of the Asset Representations Reviewer designated by the Asset Representations Reviewer, any holder of a Companion Loan who provides an Investor Certification (subject to the next sentence and the proviso to this sentence), any other person who provides the Certificate Administrator with an Investor Certification (subject to the next sentence and the proviso to this sentence), any Rating Agency, and any other nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”) that delivers a NRSRO Certification to the Certificate Administrator; provided, that in no event will an Excluded Controlling Class Holder be entitled to Excluded Information with respect to a related Excluded Controlling Class Mortgage Loan with respect to which it is a Borrower Party (but this exclusion will not apply to any other Mortgage Loan). In no event will a Borrower Party be considered a Privileged Person; provided that the foregoing will not be applicable to, nor limit, an Excluded Controlling Class Holder’s right to access information with respect to any Mortgage Loan other than Excluded Information with respect to a related Excluded Controlling Class Mortgage Loan.

337

Each applicable Directing Holder, Controlling Class Certificateholder, Loan-Specific Controlling Class Certificateholder and Consulting Party (other than the Operating Advisor) and the Special Servicer will only be considered a Privileged Person with respect to any Mortgage Loans or Serviced Whole Loans for which it is not then a Borrower Party, and the limitations on access to information set forth in the Pooling and Servicing Agreement will apply only with respect to the related Mortgage Loan or Trust Subordinate Companion Loan for which the applicable party is a Borrower Party and only with respect to the related Excluded Information (in the case of the Directing Holder, a Controlling Class Certificateholder or any Loan-Specific Controlling Class Certificateholder) or the related Excluded Special Servicer Information (in the case of the Special Servicer).

“Investor Certification” means a certificate substantially in the form(s) attached to the Pooling and Servicing Agreement or in the form(s) provided electronically by the Certificate Administrator representing that the person executing the certificate is a Certificateholder, a Certificate Owner or a prospective purchaser of a Certificate (or any investment advisor or manager of the foregoing), the Controlling Class Representative or a Loan-Specific Controlling Class Representative (to the extent the Controlling Class Representative or such Loan-Specific Controlling Class Representative is not a Certificateholder or a Certificate Owner), or a Serviced Companion Loan Holder or its representative, and that (i) for purposes of obtaining certain information and notices (including access to information and notices on the Certificate Administrator’s website), (A) (1) in the case such person is not the Controlling Class Representative, a Controlling Class Certificateholder, a Loan-Specific Controlling Class Representative or any Loan-Specific Controlling Class Certificateholder, such person is or is not a Borrower Party or (2) in the case of the Controlling Class Representative, any Controlling Class Certificateholder, a Loan-Specific Controlling Class Representative or any Loan-Specific Controlling Class Certificateholder, such person is or is not a Borrower Party as to any identified Excluded Controlling Class Mortgage Loan and (B) except in the case of a Serviced Companion Loan Holder or its representative, such person has received a copy of this prospectus, and/or (ii) for purposes of exercising Voting Rights (which does not apply to a prospective purchaser of a Certificate or a Serviced Companion Loan Holder or its representative), (A) (1) such person is not a Borrower Party or (2) in the case of the Controlling Class Representative, any Controlling Class Certificateholder, a Loan-Specific Controlling Class Representative or any Loan-Specific Controlling Class Certificateholder, such person is a Borrower Party as to any identified Excluded Controlling Class Mortgage Loan, (B) such person is or is not the Depositor, the Master Servicer, the Special Servicer, an Excluded Mortgage Loan Special Servicer, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator, a Mortgage Loan Seller or an affiliate of any of the foregoing and (C) such person has received a copy of this prospectus. Notwithstanding any provision to the contrary in this prospectus, the Certificate Administrator will not have any obligation to restrict access by the Special Servicer or any Excluded Mortgage Loan Special Servicer to any information on the Certificate Administrator’s website related to any Excluded Special Servicer Mortgage Loan.

For the avoidance of doubt if a Borrower Party is the Directing Holder, a Controlling Class Certificateholder or a Loan-Specific Controlling Class Certificateholder, such person (A) will be prohibited from having access to the Excluded Information solely with respect to the related Excluded Controlling Class Mortgage Loan and (B) will not be permitted to exercise voting or control, consultation and/or special servicer appointment rights as a member of the Controlling Class solely with respect to the related Excluded Controlling Class Mortgage Loan.

A “Certificateholder” is the person in whose name a Certificate is registered in the certificate register maintained pursuant to the Pooling and Servicing Agreement (including, solely for the purposes of distributing reports, statements or other information pursuant to the Pooling and Servicing Agreement, beneficial owners of Certificates or potential transferees of Certificates to the extent the person distributing such information has been provided with an appropriate Investor Certification by or on behalf of such beneficial owner or potential transferee), provided, however, that (a) solely for the purpose of giving any consent, approval or waiver or taking any action pursuant to the Pooling and Servicing Agreement (including voting on amendments to the Pooling and Servicing Agreement) that specifically relates to the rights, duties, compensation or termination of, and/or any other matter specifically involving, the Depositor, the Master Servicer, the Special Servicer, any Excluded Mortgage Loan Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, any Mortgage Loan Seller or any person known to a responsible officer of the certificate registrar to be an affiliate of any such party, any Certificate registered in the name of or beneficially owned by such party or any affiliate thereof will be deemed not to be outstanding and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval or waiver or take any such action has been obtained, (b) solely for the purpose of giving any consent, approval or waiver or taking any action pursuant to the Pooling and Servicing Agreement, any Certificate beneficially owned by a Borrower Party will be deemed not to be outstanding and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent,

338

approval or waiver or take any such action has been obtained (provided, that notwithstanding the foregoing, for purposes of exercising any rights it may have solely as a member of the Controlling Class, any Controlling Class Certificate owned by an Excluded Controlling Class Holder will be deemed not to be outstanding as to such holder solely with respect to any related Excluded Controlling Class Mortgage Loan), and (c) if the Master Servicer, the Special Servicer or an affiliate of the Master Servicer or the Special Servicer is a member of the Controlling Class, it will be permitted to act in such capacity and exercise all rights under the Pooling and Servicing Agreement bestowed upon the Controlling Class (other than with respect to any Excluded Controlling Class Mortgage Loan with respect to which such party is an Excluded Controlling Class Holder, as described above). For the avoidance of doubt, nothing contained in this definition will preclude the Special Servicer from performing its duties and exercising its rights in its capacity as Special Servicer under the Pooling and Servicing Agreement other than with respect to an Excluded Special Servicer Mortgage Loan.

A “Certificate Owner” is the beneficial owner of a Certificate held in book-entry form.

“Non-Reduced Certificates” means, as of any date of determination, any Class of Principal Balance Certificates then outstanding for which (a) (1) the initial Certificate Balance of such Class of Certificates minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such Class of Certificates, (y) any Appraisal Reduction Amounts allocated to such Class of Certificates as of the date of determination and (z) any Realized Losses previously allocated to such Class of Certificates, is equal to or greater than (b) 25% of the remainder of (i) the initial Certificate Balance of such Class of Certificates less (ii) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such Class of Certificates.

“Non-Reduced Loan-Specific Certificates” means, as of any date of determination, any class of Loan-Specific Principal Balance Certificates then outstanding for which (a) (1) the initial Certificate Balance of such class of Loan-Specific Principal Balance Certificates minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the holders of such class of Loan-Specific Principal Balance Certificates, (y) any Appraisal Reduction Amounts allocated to such class of Loan-Specific Principal Balance Certificates as of the date of determination and (z) any Realized Losses previously allocated to such class of Loan-Specific Principal Balance Certificates, is equal to or greater than (b) 25% of the remainder of (i) the initial Certificate Balance of such class of Loan-Specific Principal Balance Certificates less (ii) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the holders of such class of Loan-Specific Principal Balance Certificates.

“NRSRO Certification” means a certification executed by an NRSRO (other than a Rating Agency) in favor of the 17g-5 Information Provider that states that such NRSRO has provided the Depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”) and that such NRSRO will keep any information obtained from the Rule 17g-5 website confidential except to the extent such information has been made available to the general public.

Under the Pooling and Servicing Agreement, with respect to a Subordinate Companion Loan held outside the Issuing Entity, the Master Servicer or the Special Servicer, as applicable, is required to provide to the holder of such Subordinate Companion Loan certain other reports, copies and information relating to the related Serviced Whole Loan. In addition, under the Pooling and Servicing Agreement, the Master Servicer or the Special Servicer, as applicable, is required to provide to the holders of any Pari Passu Companion Loan (or their designee including any master servicer or special servicer) certain other reports, copies and information relating to the related Serviced Whole Loan to the extent required under the related Co-Lender Agreement.

Certain information concerning the Mortgage Loans and the Certificates, including the Distribution Date statements, CREFC® Reports and supplemental notices with respect to such Distribution Date statements and CREFC® Reports, may be provided by the Certificate Administrator to certain market data providers, such as Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., CMBS.com, Inc., Moody’s Analytics, Markit Group Limited, RealINSIGHT, Thompson Reuters Corporation, Intercontinental Exchange | ICE Data Services, KBRA Analytics, LLC and DealView Technologies Ltd. pursuant to the terms of the Pooling and Servicing Agreement.

Upon the reasonable request of any Certificateholder that has delivered an appropriate Investor Certification, the Master Servicer may provide (or forward electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the Master Servicer; provided, that

339

in connection with such request, the Master Servicer may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the Master Servicer, generally to the effect that such person will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights such Certificateholder may have under the Pooling and Servicing Agreement. Certificateholders will not, however, be given access to, or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The Certificate Administrator will make available to any Privileged Person via the Certificate Administrator’s website (and will make available to the general public this prospectus, Distribution Date statements, the Pooling and Servicing Agreement, the Mortgage Loan Purchase Agreements and the SEC EDGAR filings referred to below):

(A)	the following “deal documents”:
●	this prospectus;
●	the Pooling and Servicing Agreement, each sub-servicing agreement delivered to the Certificate Administrator from and after the Closing Date, if any, and the Mortgage Loan Purchase Agreements and any amendments and exhibits to those agreements; and
●	the CREFC® loan setup file delivered to the Certificate Administrator by the Master Servicer;
(B)	the following “SEC EDGAR filings”:
●	any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the Certificate Administrator with respect to the Issuing Entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;
(C)	the following documents, which will be made available under a tab or heading designated “periodic reports”:
●	the Distribution Date statements;
●	the CREFC® bond level files;
●	the CREFC® collateral summary files;
●	the CREFC® Reports, other than the CREFC® loan setup file (provided that they are received by the Certificate Administrator); and
●	the Operating Advisor Annual Report;
(D)	the following documents, which will be made available under a tab or heading designated “additional documents”:
●	the summary of any Final Asset Status Report as provided by the Special Servicer;
●	any Third Party Reports (or updates of Third Party Reports) delivered to the Certificate Administrator in electronic format;
●	any documents provided to the Certificate Administrator by the Master Servicer, the Special Servicer or the Depositor directing the Certificate Administrator to post to the “additional documents” tab; and
340

●	any notice of the determination of an Appraisal Reduction Amount or Collateral Deficiency Amount with respect to any Mortgage Loan, including the related CREFC® appraisal reduction template;
(E)	the following documents, which will be made available under a tab or heading designated “special notices”:
●	any notice provided to the Certificate Administrator by the Depositor, the Master Servicer or the Special Servicer directing the Certificate Administrator to post to the "special notices" tab;
●	notice of any release based on an environmental release under the Pooling and Servicing Agreement;
●	notice of any waiver, modification or amendment of any term of any Mortgage Loan;
●	notice of final payment on the Certificates;
●	all notices of the occurrence of any Servicer Termination Event received by the Certificate Administrator or any notice to Certificateholders of the termination of the Master Servicer or the Special Servicer;
●	any notice of resignation or termination of the Master Servicer or Special Servicer;
●	notice of resignation of the Trustee or the Certificate Administrator, and notice of the acceptance of appointment by the successor Trustee or the successor Certificate Administrator, as applicable;
●	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the Special Servicer, the Operating Advisor or the Asset Representations Reviewer; provided, that such request may be made solely by holders of Non-Reduced Certificates as and to the extent specified in the Pooling and Servicing Agreement;
●	any notice to Certificateholders of the Operating Advisor’s recommendation to replace the Special Servicer and the related report prepared by the Operating Advisor in connection with such recommendation;
●	notice of resignation or termination of the Operating Advisor or the Asset Representations Reviewer and notice of the acceptance of appointment by the successor Operating Advisor or the successor Asset Representations Reviewer, as applicable;
●	notice of the Certificate Administrator’s determination that an Asset Review Trigger has occurred and a copy of any final Asset Review Report received by the Certificate Administrator;
●	any notice of the termination of a sub-servicer with respect to Mortgage Loans representing 10% or more of the aggregate principal balance of all the Mortgage Loans;
●	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;
●	any notice of the termination of the Issuing Entity;
●	any notice that a Control Termination Event or a Trust Subordinate Companion Loan control appraisal period has occurred or is terminated or that a Consultation Termination Event or any applicable Operating Advisor Consultation Trigger Event has occurred, including (if the assets of the Issuing Entity include a Trust Subordinate Companion Loan) any such event described under “Description of the Mortgage Loans—The Trust Subordinate Companion Loan(s)”;
341

●	any notice of the occurrence of an Operating Advisor Termination Event;
●	any notice of the occurrence of an Asset Representations Reviewer Termination Event;
●	any assessments of compliance delivered to the Certificate Administrator;
●	any Attestation Reports delivered to the Certificate Administrator;
●	any “special notices” requested by a Certificateholder to be posted on the Certificate Administrator’s website described under “—Certificateholder Communication” below; and
●	Proposed Course of Action Notice;
(F)	the “Investor Q&A Forum”;
(G)	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”; and
(H)	the “Risk Retention” tab.

provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Mortgage Loan, the Certificate Administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the Certificate Administrator has been notified of such Excluded Mortgage Loan.

Notwithstanding the description set forth above, for purposes of obtaining information or access to the Certificate Administrator’s Website, all Excluded Information will be made available under one separate tab or heading rather than under the headings described above in the preceding paragraphs.

Notwithstanding the foregoing, if the Controlling Class Representative, any Controlling Class Certificateholder, any Loan-Specific Controlling Class Representative or any Loan-Specific Controlling Class Certificateholder, as the case may be, is a Borrower Party with respect to any related Excluded Controlling Class Mortgage Loan (each, an “Excluded Controlling Class Holder” with respect to such Excluded Controlling Class Mortgage Loan only), such Excluded Controlling Class Holder is required to promptly notify each of the Master Servicer, Special Servicer, Operating Advisor, Trustee and Certificate Administrator pursuant to the Pooling and Servicing Agreement and provide a new Investor Certification pursuant to the Pooling and Servicing Agreement and will not be entitled to access any Excluded Information (as defined below) (unless a loan-by-loan segregation is later performed by the Certificate Administrator in which case such access will only be prohibited with respect to the Excluded Controlling Class Mortgage Loan(s) for which such Excluded Controlling Class Holder is a Borrower Party) made available on the Certificate Administrator’s website for so long as it is an Excluded Controlling Class Holder. The Pooling and Servicing Agreement will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information with respect to any Excluded Controlling Class Mortgage Loans for which it is a Borrower Party. In addition, if the Controlling Class Representative, any Controlling Class Certificateholder, any Loan-Specific Controlling Class Representative or any Loan-Specific Controlling Class Certificateholder, is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the Pooling and Servicing Agreement will prohibit the Controlling Class Representative, any Controlling Class Certificateholder, any Loan-Specific Controlling Class Representative or any Loan-Specific Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Mortgage Loan with respect to which the Controlling Class Representative, such Controlling Class Certificateholder, such Loan-Specific Controlling Class Representative or such Loan-Specific Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available to such person via the Certificate Administrator’s website, such Controlling Class Representative, Controlling Class Certificateholder, Loan-Specific Controlling Class Representative or Loan-Specific Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded

342

Controlling Class Mortgage Loan will be entitled to obtain (upon reasonable request) such information in accordance with terms of the Pooling and Servicing Agreement.

“Excluded Information” means, with respect to any Excluded Controlling Class Mortgage Loan, any information solely related to such Excluded Controlling Class Mortgage Loan and/or the related Mortgaged Property or portfolio of Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof) and such other information specifically related to such Excluded Controlling Class Mortgage Loan or any related Mortgaged Property as may be specified in the Pooling and Servicing Agreement other than such information with respect to such Excluded Controlling Class Mortgage Loan that is aggregated with information on other Mortgage Loans at a pool level.

“Excluded Special Servicer Information” means, with respect to any Excluded Special Servicer Mortgage Loan, any information solely related to such Excluded Special Servicer Mortgage Loan and/or the related Mortgaged Property or portfolio of Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof) and such other information specifically related to such Excluded Special Servicer Mortgage Loan or any related Mortgaged Property as may be specified in the Pooling and Servicing Agreement other than such information with respect to such Excluded Special Servicer Mortgage Loan that is aggregated with information on other Mortgage Loans at a pool level and other than CREFC® Reports (excluding the CREFC® special servicer loan file and the CREFC® special servicer property file for the related Excluded Special Servicer Mortgage Loan, which will be Excluded Special Servicer Information).

Any reports on Form 10-D filed by the Certificate Administrator will (i) contain the information required by Rule 15Ga-1(a) concerning all Mortgage Loans of the Issuing Entity that were the subject of a demand to repurchase or replace due to a breach of one or more representations and warranties, (ii) contain a reference to the most recent Form ABS-15G filed by the Depositor and the Mortgage Loan Sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer and (iii) incorporate by reference the Form ABS-EE filing for the related reporting period (which Form ABS-EE disclosures will be filed at the time of each filing of the applicable report on Form 10-D with respect to each Mortgage Loan that was part of the Mortgage Pool during any portion of the related reporting period).

The Certificate Administrator will be required to post to the 17g-5 Website any Form 15-E received by the Certificate Administrator from any party to the Pooling and Servicing Agreement.

The Certificate Administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the Certificate Administrator’s website and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the Certificate Administrator. In addition, the Certificate Administrator may disclaim responsibility for any information distributed by it for which it is not the original source.

In connection with providing access to the Certificate Administrator’s website (other than with respect to access provided to the general public in accordance with the Pooling and Servicing Agreement), the Certificate Administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the Pooling and Servicing Agreement. The Certificate Administrator will not be liable for the dissemination of information in accordance with the Pooling and Servicing Agreement.

The Certificate Administrator will make the “Investor Q&A Forum” available to Privileged Persons via the Certificate Administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the Certificate Administrator relating to the Distribution Date statements, (b) the Master Servicer or the Special Servicer relating to servicing reports prepared by that party, the Mortgage Loans (excluding the Outside Serviced Mortgage Loans), any Trust Subordinate Companion Loans or the related Mortgaged Properties or (c) the Operating Advisor relating to annual or other reports prepared by the Operating Advisor or actions by the Special Servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The Certificate Administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to an Outside Serviced Mortgage Loan, to the applicable party under the related Outside Servicing Agreement. The Certificate Administrator, the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the Issuing Entity and/or the

343

Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the Pooling and Servicing Agreement (including requirements in respect of non-disclosure of Privileged Information) or the related loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the Certificate Administrator, the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception) or (vi) that answering the inquiry is otherwise, for any reason, not advisable. In the case of an inquiry relating to an Outside Serviced Mortgage Loan, the Certificate Administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Outside Servicing Agreement; provided, that the Certificate Administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The Certificate Administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the Pooling and Servicing Agreement. However, no party will post or otherwise disclose any direct communications with any Directing Holder or Consulting Party as part of its responses to any inquiries. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the Certificate Administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the Depositor, the underwriters or any of their respective affiliates. None of the underwriters, Depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The Certificate Administrator will make the “Investor Registry” available to any Certificateholder or Certificate Owner that is a Privileged Person via the Certificate Administrator’s website. Certificateholders and Certificate Owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or Certificate Owner that has also registered, provided, that they comply with certain requirements as provided for in the Pooling and Servicing Agreement.

The Certificate Administrator’s internet website will initially be located at https://sf.citidirect.com. Access will be provided by the Certificate Administrator to such persons upon receipt by the Certificate Administrator from such person of an appropriate Investor Certification or NRSRO Certification in the form(s) attached to the Pooling and Servicing Agreement, which form(s) may also be provided electronically via the Certificate Administrator’s internet website. The parties to the Pooling and Servicing Agreement will not be required to provide that certification. In connection with providing access to the Certificate Administrator’s internet website, the Certificate Administrator may require registration and the acceptance of a disclaimer. The Certificate Administrator will not be liable for the dissemination of information in accordance with the terms of the Pooling and Servicing Agreement. The Certificate Administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the Certificate Administrator may disclaim responsibility for any information distributed by the Certificate Administrator for which it is not the original source. Assistance in using the Certificate Administrator’s internet website can be obtained by calling the Certificate Administrator’s customer service desk at (866) 846-4526.

The Certificate Administrator is responsible for the preparation of tax returns on behalf of the Issuing Entity and the preparation of distribution reports on Form 10-D (based on information included in each monthly Statement to Certificateholders and other information provided by other transaction parties) and annual reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the Issuing Entity.

“17g-5 Information Provider” means the Certificate Administrator.

The Pooling and Servicing Agreement will require the Master Servicer, subject to certain restrictions (including execution and delivery of a confidentiality agreement) set forth in the Pooling and Servicing Agreement, to provide certain of the reports or access to the reports available as set forth above, as well as certain other information received by the Master Servicer, to any Privileged Person so identified by a Certificate Owner or an underwriter, that requests reports or information. However, the Master Servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which amounts in any event are not reimbursable as additional trust fund expenses), except that, other than for extraordinary or duplicate requests, any applicable Directing Holder or Consulting Party (other than the holder of a Serviced Companion Loan or its representative) will be entitled to reports and information free of charge. Except as otherwise set forth in this paragraph, until the time Definitive Certificates are issued, notices and statements required to be mailed to holders of Certificates will be available to Certificate Owners only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other

344

communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator and the Depositor are required to recognize as Certificateholders only those persons in whose names the Certificates are registered on the books and records of the certificate registrar. The initial registered holder of the Offered Certificates will be Cede & Co., as nominee for DTC.

For purposes of this “—Reports to Certificateholders; Certain Available Information” section, in the case of a Whole Loan with a related Consulting Party (other than the Controlling Class Certificateholder), such Consulting Party may be required to certify that they are not a borrower party, borrower restricted party, restricted holder or any other similar term under the related Co-Lender Agreement, and for such purposes references to “Borrower Party” will be deemed to refer to such analogous term in the related Co-Lender Agreement.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A and Class X-B Certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial principal balance, and in multiples of $1 in excess of $10,000. The Class X-A and Class X-B Certificates will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global Certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The Depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “—Delivery, Form, Transfer and Denomination—Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, Luxembourg (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the Pooling and Servicing Agreement responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee) under the same circumstances, and subject to the same conditions, as such report, statement or other information would be provided to a Certificateholder.

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The Certificate Administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their Certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of Certificates. Participants (“DTC Participants”) include securities

345

brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates in global form that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the Certificate Administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the Trustee, the Certificate Administrator, the certificate registrar, the Operating Advisor, the Special Servicer or the Master Servicer as holders of record of Certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the Certificates through the Certificate Administrator and the Trustee to the extent described in “Description of the Certificates—Reports to Certificateholders; Certain Available Information” and “—Certificateholder Communication”, and “The Pooling and Servicing Agreement—Operating Advisor”, “—The Asset Representations Reviewer”, “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, “—Limitation on Liability; Indemnification”, “—Termination; Retirement of Certificates” and “—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or

346

entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the Depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the Pooling and Servicing Agreement only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of Certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of Certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific Certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Voting Rights

At all times during the term of the Pooling and Servicing Agreement, the voting rights for the Certificates and any Loan-Specific Certificates in the aggregate (the “Voting Rights”) will be allocated among the respective Classes of Certificateholders and Loan-Specific Certificateholders as follows:

347

(1)    1% in the aggregate in the case of the respective Classes of the Interest-Only Certificates and any classes of interest-only Loan-Specific Certificates, allocated pro rata based upon their respective Notional Amounts as of the date of determination (but only for so long as the Notional Amount of at least one class of such certificates is greater than zero), and

(2)    in the case of any Class of Principal Balance Certificates or any class of Loan-Specific Principal Balance Certificates, a percentage equal to the product of 99% (or, if the Notional Amounts of all Classes of Interest-Only Certificates and all classes of interest-only Loan-Specific Certificates have been reduced to zero, 100%) and a fraction, the numerator of which is equal to the Certificate Balance of such class of Principal Balance Certificates or Loan-Specific Principal Balance Certificates, as applicable, as of the date of determination, and the denominator of which is equal to the aggregate of the Certificate Balances of all classes of Principal Balance Certificates and Loan-Specific Principal Balance Certificates, in each case as of the date of determination;

provided, that in certain circumstances described in this prospectus, Voting Rights will only be exercisable by holders of the Non-Reduced Certificates and/or Non-Reduced Loan-Specific Certificates and/or may be allocated or exercisable in a manner that takes into account the allocation of Appraisal Reduction Amounts.

At all times during the term of the Pooling and Servicing Agreement, the voting rights for the Certificates exclusive of any Loan-Specific Certificates (the “Pooled Voting Rights”) will be allocated among the respective Classes of Certificateholders as follows:

(1) 1% in the aggregate in the case of the respective Classes of the Interest-Only Certificates, allocated pro rata based upon their respective Notional Amounts as of the date of determination (but only for so long as the Notional Amount of at least one Class of Interest-Only Certificates is greater than zero), and

(2) in the case of any Class of Principal Balance Certificates, a percentage equal to the product of 99% (or, if the Notional Amounts of all Classes of Interest-Only Certificates have been reduced to zero, 100%) and a fraction, the numerator of which is equal to the Certificate Balance of such Class of Principal Balance Certificates as of the date of determination, and the denominator of which is equal to the aggregate of the Certificate Balances of all Classes of the Principal Balance Certificates, in each case as of the date of determination;

provided, that in certain circumstances described in this prospectus, Pooled Voting Rights will only be exercisable by holders of Certificates that are Non-Reduced Certificates and/or may be allocated or exercisable in a manner that takes into account the allocation of Appraisal Reduction Amounts.

The Voting Rights or, if applicable, Pooled Voting Rights of any class of Certificates or Loan-Specific Certificates are required to be allocated among the holders of such class in proportion to their respective Percentage Interests.

The Class R Certificates will not be entitled to any Voting Rights.

Definitive Certificates

Owners of beneficial interests in Offered Certificates of any class held in book-entry form will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as Depository with respect to the Certificates of such class held in book-entry form or ceases to be a clearing agency, and the Certificate Administrator and the Depositor are unable to locate a qualified successor within 90 days of such notice; or (ii) the Trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the Trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the Trustee to obtain possession of the Certificates of such class.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed investor certification reflecting the appropriate information to the Certificate Administrator (a “Certifying Certificateholder”), which request is made for the purpose of communicating with other Certificateholders and Certificate Owners with

348

respect to their rights under the Pooling and Servicing Agreement or the Certificates and is required to include a copy of the communication the Certifying Certificateholder proposes to transmit, the certificate registrar is required, within 10 business days after receipt of such request, to furnish or cause to be furnished to such requesting party a list of the names and addresses of the Certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The Pooling and Servicing Agreement will require that the Certificate Administrator include in any Form 10–D any request received prior to the Distribution Date to which the Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the Pooling and Servicing Agreement. Any Form 10-D containing such disclosure regarding the request to communicate is required to include no more than the name of the Certificateholder or Certificate Owner making the request, the date the request was received, a statement to the effect that Certificate Administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the Pooling and Servicing Agreement, and a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the Pooling and Servicing Agreement (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the Certificate Administrator at the address below:

Citibank, N.A.

388 Greenwich Street Trading, 4th Floor

New York, New York 100013

Attention: Global Transaction Services – BMARK 2024-V10

with a copy to: ratingagencynotice@citi.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investor is not the registered holder of a Certificate, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a Certificate, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such Certificate: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the Certificate Administrator that is similar to any of the documents identified in clauses (A) through (C). Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the Certificate Administrator, which will be borne by the Issuing Entity.

349

The Mortgage Loan Purchase Agreements

Sale of Mortgage Loans; Mortgage File Delivery

On the Closing Date, the Depositor will acquire the Mortgage Loans (and any Trust Subordinate Companion Loans) from the Sponsors pursuant to the respective mortgage loan purchase agreements (each, a “Mortgage Loan Purchase Agreement”), between in each case the Depositor and the applicable Sponsor, and will simultaneously transfer the Mortgage Loans (and such Trust Subordinate Companion Loans), without recourse, to the Trustee for the benefit of the Certificateholders and any related Loan-Specific Certificateholders and related uncertificated interest owners. Each of the Moffett Towers Building D Mortgage Loan and the BioMed 2024 Portfolio 2 Mortgage Loan (each of which is sometimes referred to in this prospectus as a “Joint-Seller Mortgage Loan”) will constitute a “Mortgage Loan” under each related Mortgage Loan Purchase Agreement only to the extent of the portion thereof sold to the depositor by the applicable Sponsor. Under the related transaction documents, the Depositor will direct each Sponsor to deliver to the Certificate Administrator or to a document custodian appointed by the Certificate Administrator, among other things, the following documents with respect to each Mortgage Loan (subject to the following sentence with respect to any Outside Serviced Mortgage Loan) and any Trust Subordinate Companion Loan sold by the applicable Sponsor and each Serviced Whole Loan (collectively, as to each Mortgage Loan or, if applicable, any related Serviced Whole Loan, the “Mortgage File”); provided that, for the avoidance of doubt, references to the Mortgage File for any Trust Subordinate Companion Loan will refer to the Mortgage File for the related Mortgage Loan, and will include the Mortgage Note(s) evidencing such Trust Subordinate Companion Loan:

(i)                              (A) for each Mortgage Loan, the original executed Mortgage Note, endorsed on its face or by allonge attached thereto, without recourse, to the order of the Trustee or in blank (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable Sponsor or another prior holder, together with a copy of the Mortgage Note), and (B) if such Mortgage Loan is part of a Serviced Whole Loan, a copy of the executed promissory note for each related Serviced Companion Loan;

(ii)                            the original or a copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office;

(iii)                         the original or a copy of any related assignment of leases (if such item is a document separate from the Mortgage) and of any intervening assignments of such assignment of leases, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office;

(iv)                         an original executed assignment of the Mortgage in favor of the Trustee or in blank and in recordable form (except for missing recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), or a copy of such assignment if the related Sponsor or its designee, rather than the Trustee, is responsible for recording such assignment;

(v)                            an original assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the Trustee or in blank and in recordable form (except for missing recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), or a copy of such assignment if the related Sponsor or its designee, rather than the Trustee, is responsible for recording such assignment;

(vi)                          the original assignment of all unrecorded documents relating to the Mortgage Loan (or the related Serviced Whole Loan, if applicable), if not already assigned pursuant to items (iv) or (v) above;

(vii)                       originals or copies of all final written modification agreements in those instances in which the terms or provisions of the Mortgage or the Mortgage Note have been modified, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon if the instrument being modified is a recordable document;

(viii)                    the original or a copy of the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan (or Serviced Whole Loan, if applicable) or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding

350

escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)                        an original or copy of the related ground lease, if any, and any ground lessor estoppel;

(x)                           an original or copy of the related loan agreement, if any;

(xi)                        an original of any guaranty under such Mortgage Loan (or Serviced Whole Loan, if applicable), if any;

(xii)                     an original or copy of the related lockbox agreement or cash management agreement, if any;

(xiii)                  an original or copy of the environmental indemnity from the related borrower, if any;

(xiv)                  an original or copy of the related escrow agreement and the related security agreement (in each case, if such item is a document separate from the related Mortgage) and, if applicable, any intervening assignments thereof;

(xv)                      if not already included in the assignment referred to in clause (vi) above, an original assignment of the related security agreement (if such item is a document separate from the related Mortgage) in favor of the Trustee;

(xvi)                   in the case of each Whole Loan, an original or a copy of the related Co-Lender Agreement;

(xvii)               any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements in favor of the originator of such Mortgage Loan (or Serviced Whole Loan, if applicable) or in favor of any assignee prior to the Trustee and an original UCC-3 assignment financing statements in favor of the Trustee or a copy of such assignment financing statements;

(xviii)             an original or copy of any mezzanine loan intercreditor agreement if any;

(xix)                  the original or copy of any related environmental insurance policy;

(xx)                    a copy of any related letter of credit and any related assignment thereof (with the original to be delivered to the Master Servicer); and

(xxi)                  copies of any related franchise agreement, property management agreement or hotel management agreement and related comfort letters and/or estoppel letters, and any related assignment thereof.

Notwithstanding anything to the contrary contained in this prospectus, in the case of an Outside Serviced Mortgage Loan, the preceding document delivery requirement will be deemed satisfied by the delivery by the related Sponsor of, with respect to clause (i), executed originals of the related documents and, with respect to clauses (ii) through (xxi) above, a copy of such documents (with the actual documents required to be delivered to the applicable Outside Custodian).

Notwithstanding anything to the contrary contained in this prospectus, with respect to each Joint-Seller Mortgage Loan, the obligation of each applicable Sponsor to deliver a copy of the related documents identified in clauses (ii) through (xxi) above may be satisfied by delivery of such documents by either of the applicable Sponsors.

With respect to a Servicing Shift Mortgage Loan, pursuant to the Pooling and Servicing Agreement, following the related Controlling Pari Passu Companion Loan Securitization Date and upon the transfer of servicing of the related Servicing Shift Mortgage Loan to the related Outside Servicing Agreement in accordance with the related Co-Lender Agreement, the Custodian is required to deliver documents constituting the related Mortgage File (other than the documents described in clause (i) of the definition of “Mortgage File”) to the related Outside Trustee or Outside Custodian.

As provided in the Pooling and Servicing Agreement, the Certificate Administrator, a custodian appointed by it, or another appropriate party as described in the Pooling and Servicing Agreement is required to review each

351

Mortgage File within a specified period following its receipt of such Mortgage File. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

If, as provided in the related Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement, any document required to be included in the Mortgage File for any Mortgage Loan or Trust Subordinate Companion Loan by the related Sponsor has not been properly executed, is missing, contains information that does not conform in any material respect with the corresponding information set forth in the mortgage loan schedule to be attached to the related Mortgage Loan Purchase Agreement, or does not appear regular on its face (each, a “Document Defect”), and that Document Defect constitutes a Material Document Defect, then the Issuing Entity will have the rights against the applicable Sponsor, as described under “—Cures, Repurchases and Substitutions” below.

A “Material Document Defect” is a Document Defect that materially and adversely affects the value of the affected Mortgage Loan or Trust Subordinate Companion Loan, the value of the related Mortgaged Property (or any related REO Property) or the interests of the Trustee or any Certificateholder (or any Loan-Specific Certificateholder or related uncertificated interest owner) in the affected Mortgage Loan or Trust Subordinate Companion Loan or the related Mortgaged Property (or any related REO Property) or causes any Mortgage Loan or Trust Subordinate Companion Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3) (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan or Trust Subordinate Companion Loan to be treated as a qualified mortgage) (a “Qualified Mortgage”). Subject to the applicable Sponsor’s right to cure, failure of such Sponsor to deliver the documents referred to in clauses (i), (ii), (viii), (ix) and (xx) in the definition of “Mortgage File” above will be deemed a Material Document Defect; provided, however, that no Document Defect (except such a deemed Material Document Defect) will be considered to be a Material Document Defect unless the document with respect to which the Document Defect exists is required in connection with an imminent enforcement of the lender’s rights or remedies under the related Mortgage Loan or Trust Subordinate Companion Loan, defending any claim asserted by any borrower or third party with respect to the related Mortgage Loan or Trust Subordinate Companion Loan, establishing the validity or priority of any lien on any collateral securing the related Mortgage Loan or Trust Subordinate Companion Loan or for any immediate significant servicing obligation.

Notwithstanding the foregoing, if a Mortgage Loan or Trust Subordinate Companion Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, self-storage facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, will not be a Material Defect.

In addition, in order to facilitate Asset Reviews as described under “The Pooling and Servicing Agreement—The Asset Representations Reviewer” in this prospectus, each Sponsor is required to deliver to the Depositor the Diligence File with respect to each Mortgage Loan sold by it electronically within a designated period after the Closing Date by posting such Diligence File to a designated website, and the Depositor will deliver electronic copies of such Diligence File to the Certificate Administrator for posting to the secure data room. The Depositor will have no responsibility for determining whether any Diligence Files delivered to it are complete and will have no liability to the Issuing Entity or the Certificateholders for the failure of any Sponsor to deliver a Diligence File (or a complete Diligence File) to the Depositor.

“Diligence File” means with respect to each Mortgage Loan, if applicable, generally the following documents in electronic format:

(a)         a copy of each of the following documents:

(i)                              (A) for each Mortgage Loan, the Mortgage Note, endorsed on its face or by allonge attached thereto, without recourse, to the order of the Trustee or in blank (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable Sponsor or another prior holder, together with a copy of the Mortgage Note), and (B) if such Mortgage Loan is part of a Serviced Whole Loan, the executed promissory note for each related Serviced Companion Loan;

(ii)                            the Mortgage, together with any intervening assignments of the Mortgage, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office (if in the possession of the applicable Mortgage Loan Seller);

352

(iii)                         any related assignment of leases (if such item is a document separate from the Mortgage) and any intervening assignments of such assignment of leases, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office (if in the possession of the applicable Mortgage Loan Seller);

(iv)                         final written modification agreements in those instances in which the terms or provisions of the Mortgage or the Mortgage Note have been modified, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon if the instrument being modified is a recordable document;

(v)                            the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan (or the related Serviced Whole Loan, if applicable) or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)                          the related ground lease, if any, and any ground lessor estoppel;

(vii)                       the related loan agreement, if any;

(viii)                    the guaranty under such Mortgage Loan (or Serviced Whole Loan, if applicable), if any;

(ix)                        the related lockbox agreement or cash management agreement, if any;

(x)                           the environmental indemnity from the related borrower, if any;

(xi)                        the related escrow agreement and the related security agreement (in each case, if such item is a document separate from the related Mortgage) and, if applicable, any intervening assignments thereof;

(xii)                     in the case of a Mortgage Loan that is a part of a Whole Loan, the related Co-Lender Agreement;

(xiii)                  any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements in favor of the originator of such Mortgage Loan (or the related Serviced Whole Loan, if applicable) or in favor of any assignee prior to the Trustee and UCC-3 assignment financing statements in favor of the Trustee (or, in each case, a copy thereof certified to be the copy of such assignment submitted or to be submitted for filing), if in the possession of the applicable Mortgage Loan Seller;

(xiv)                  any mezzanine loan intercreditor agreement;

(xv)                      any related environmental insurance policy;

(xvi)                   any related letter of credit and any related assignment thereof; and

(xvii)               any related franchise agreement, property management agreement or hotel management agreement and related comfort letters and/or estoppel letters, and any related assignment thereof;

(b)         a copy of any engineering reports or property condition reports;

(c)         other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)         for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

353

(e)         a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)                   a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the closing of the related Mortgage Loan;

(g)         a copy of the appraisal for the related Mortgaged Property or Mortgaged Properties;

(h)         for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)           a copy of the applicable mortgage loan seller’s asset summary;

(j)           a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)         a copy of all zoning reports;

(l)           a copy of financial statements of the related mortgagor;

(m)       a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)         a copy of all UCC searches;

(o)         a copy of all litigation searches;

(p)         a copy of all bankruptcy searches;

(q)         a copy of the origination settlement statement;

(r)          a copy of any insurance summary report;

(s)         a copy of the organizational documents of the related mortgagor and any guarantor;

(t)          a copy of any escrow statements related to the escrow account balances as of the Mortgage Loan origination date, if not included in the origination settlement statement;

(u)         the original or a copy of all related environmental reports that were received by the applicable mortgage loan seller;

(v)         unless already included as part of the environmental reports, a copy of any closure letter (environmental); and

(w)        unless already included as part of the environmental reports, a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties,

in each case, to the extent that the related originator received such documents in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not received in connection with the origination of such Mortgage Loan (other than documents that would not be included in connection with the origination of the Mortgage Loan because such document is inapplicable to the origination of the Mortgage Loan of that structure or type, taking into account whether or not such Mortgage Loan has any additional debt), the Diligence File will be required to include a statement to that effect. No information that is proprietary to the related originator or Sponsor or any draft documents, privileged or internal communications, credit underwriting or due diligence analysis will constitute part of the Diligence File. It is generally not required to include any of the same items identified above again if such items have already been included under another clause of the definition of “Diligence File”, and the Diligence File will be required to include a statement to that effect. The related Sponsor may, without any obligation to do so, include such other documents as part of the Diligence File that such Sponsor believes

354

should be included to enable the Asset Representations Reviewer to perform the Asset Review on a Mortgage Loan; provided that such documents are clearly labeled and identified.

Representations and Warranties

Pursuant to the related Mortgage Loan Purchase Agreement, each Sponsor will make certain representations and warranties with respect to each Mortgage Loan and any Trust Subordinate Companion Loan sold by it that we include in the Issuing Entity. Those representations and warranties with respect to the Mortgage Loans are generally to the effect set forth on Annex E-1A to this prospectus (in the case of each of CREFI and GACC) and Annex E-2A (in the case of GSMC), subject to the exceptions set forth on Annex E-1B and Annex E-2B, respectively, to this prospectus.

The representations and warranties:

●	do not cover all of the matters that we would review in underwriting a Mortgage Loan;
●	should not be viewed as a substitute for a reunderwriting of the Mortgage Loans; and
●	in some respects represent an allocation of risk rather than a confirmed description of the Mortgage Loans or Trust Subordinate Companion Loans (if any), although the Sponsors have not made representations and warranties that they know to be untrue, when taking into account the exceptions set forth on Annex E-1B, and Annex E-2B, respectively, to this prospectus.

If, as provided in the related Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement, there exists a breach of any of the above-described representations and warranties made by the applicable Sponsor, and that breach constitutes a Material Breach, then the Issuing Entity will have the rights against the applicable Sponsor, as described under “—Cures, Repurchases and Substitutions” below.

A “Material Breach” is a breach of any of the above-described representations or warranties made by the applicable Sponsor that materially and adversely affects the value of the affected Mortgage Loan or Trust Subordinate Companion Loan, the value of the related Mortgaged Property (or any related REO Property) or the interests of the Trustee or any Certificateholder (or any Loan-Specific Certificateholder or related uncertificated interest owner) in the affected Mortgage Loan or Trust Subordinate Companion Loan or the related Mortgaged Property (or any related REO Property) or causes any Mortgage Loan or Trust Subordinate Companion Loan to fail to be a Qualified Mortgage.

Cures, Repurchases and Substitutions

A “Material Defect” means, with respect to any Mortgage Loan or Trust Subordinate Companion Loan, a Material Breach or a Material Document Defect with respect to such Mortgage Loan or Trust Subordinate Companion Loan, as applicable. If a Material Defect exists with respect to any Mortgage Loan or Trust Subordinate Companion Loan, then the applicable Sponsor will be required to remedy that Material Defect, or if such Material Defect cannot be cured within the time periods set forth in the applicable Mortgage Loan Purchase Agreement, then the applicable Sponsor will be required to either:

●	within two years following the Closing Date, solely in the case of an affected Mortgage Loan, substitute a Qualified Substitute Mortgage Loan, and pay any shortfall amount equal to the difference between the Repurchase Price of the Mortgage Loan calculated as of the date of substitution and the scheduled principal balance of the Qualified Substitute Mortgage Loan as of the due date in the month of substitution; or
●	to repurchase the affected Mortgage Loan (or, in the case of a Joint-Seller Mortgage Loan, the applicable portion thereof as if such applicable portion was a separate Mortgage Loan) or Trust Subordinate Companion Loan (or any related REO Property) at a price (the “Repurchase Price”) generally equal to the sum of the following (without duplication)—
355

(i)	the outstanding principal balance of that Mortgage Loan or Trust Subordinate Companion Loan (or the related REO Mortgage Loan), at the time of purchase, less any Loss of Value Payment available to reduce the outstanding principal balance; plus
(ii)	all accrued and unpaid interest, other than default interest or Excess Interest, due with respect to that Mortgage Loan or Trust Subordinate Companion Loan (or the related REO Mortgage Loan), pursuant to the related Mortgage Loan documents at the related Mortgage Rate through the due date in the Collection Period of purchase; plus
(iii)	all unreimbursed property protection advances relating to that Mortgage Loan or Trust Subordinate Companion Loan (including any property protection advances and accrued interest on those advances that were reimbursed out of general collections on the Mortgage Loans or Trust Subordinate Companion Loans) (or, in the case of an Outside Serviced Mortgage Loan, the pro rata portion of any similar amounts allocable to such Mortgage Loan and payable with respect thereto pursuant to the related Co-Lender Agreement); plus
(iv)	all accrued and unpaid interest accrued on advances made by the Master Servicer, the Special Servicer and/or the Certificate Administrator with respect to that Mortgage Loan or Trust Subordinate Companion Loan (or, in the case of an Outside Serviced Mortgage Loan, all such amounts with respect to P&I Advances related to such Outside Serviced Mortgage Loan and, with respect to outstanding Property Advances, the pro rata portion of any similar interest amounts payable with respect thereto pursuant to the related Co-Lender Agreement); plus
(v)	to the extent not otherwise covered by clause (iv) of this bullet, all Special Servicing Fees and other additional expenses of the Issuing Entity outstanding or previously incurred related to that Mortgage Loan or Trust Subordinate Companion Loan; plus
(vi)	to the extent not otherwise covered by clause (v) of this bullet, if such Mortgage Loan or Trust Subordinate Companion Loan is being repurchased or substituted for pursuant to the related Mortgage Loan Purchase Agreement, all expenses incurred or to be incurred by the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee in respect of the Material Defect giving rise to the repurchase or substitution; provided, however, that such expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review vote or in exercising rights under the dispute resolution provisions described below under “—Dispute Resolution Provisions”; plus
(vii)	to the extent not otherwise covered by clause (v) of this bullet, any Liquidation Fee if and to the extent payable in connection with the repurchase in accordance with the terms and provisions of the Pooling and Servicing Agreement; plus
(viii)	solely in the case of a Mortgage Loan, any related Asset Representations Reviewer Asset Review Fee to the extent not previously paid by the related Mortgage Loan Seller;

provided, however, that no Sponsor may repurchase its Trust Subordinate Companion Loan without repurchasing the related Mortgage Loan that it contributed (so long as there is a Material Defect with respect to such related Mortgage Loan).

Notwithstanding the foregoing, in lieu of a Sponsor repurchasing or (if permitted) replacing the affected Mortgage Loan or Trust Subordinate Companion Loan or curing a Material Defect, to the extent that the applicable Sponsor and the Enforcing Servicer (subject to the consent of the applicable Directing Holder) are able to agree upon a cash payment payable by such Sponsor to the Issuing Entity that would be deemed sufficient to compensate the Issuing Entity for such Material Defect (a “Loss of Value Payment”), such Sponsor may elect, in its sole discretion, to pay such Loss of Value Payment. In connection with the Enforcing Servicer’s reaching an agreement with a Sponsor as to a Loss of Value Payment, the Master Servicer will be required to provide the Enforcing Servicer with the servicing file for such Mortgage Loan or Trust Subordinate Companion Loan and any other information reasonably requested by the Enforcing Servicer as set forth in the Pooling and Servicing Agreement upon the Enforcing Servicer’s request. Upon its making such payment, the applicable Sponsor will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any Material Defect

356

that would cause the applicable Mortgage Loan or Trust Subordinate Companion Loan not to be a Qualified Mortgage.

In the case of a Material Defect with respect to any Joint-Seller Mortgage Loan, each of the applicable Sponsors will be responsible for any remedies solely in respect of the related promissory note(s) sold by it, in each such case, as if the note(s) contributed by each such Sponsor and evidencing a portion of the subject Mortgage Loan constituted a separate Mortgage Loan.

In addition, each Mortgage Loan Purchase Agreement provides that, with respect to each Outside Serviced Mortgage Loan, if a “material document defect” (as such term or any analogous term is defined in the related Outside Servicing Agreement) exists under the related Outside Servicing Agreement with respect to the related Pari Passu Companion Loan that is included in the Outside Securitization established under the related Outside Servicing Agreement, and if such Pari Passu Companion Loan is repurchased from such Outside Securitization as a result of such “material document defect” (as such term or any analogous term is defined in the related Outside Servicing Agreement), then the applicable Sponsor will be required to repurchase such Outside Serviced Mortgage Loan; provided, however, that such repurchase obligation does not apply to any “material document defect” (as such term or any analogous term is defined in the related Outside Servicing Agreement) related to the promissory note for the subject Pari Passu Companion Loan.

A “Qualified Substitute Mortgage Loan” is a mortgage loan that must, on the date of substitution: (a) have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the deleted Mortgage Loan as of the due date in the calendar month during which the substitution occurs; (b) have a Mortgage Rate not less than the Mortgage Rate of the deleted Mortgage Loan; (c) have the same due date as and a grace period no longer than that of the deleted Mortgage Loan; (d) accrue interest on the same basis as the deleted Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months); (e) have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the deleted Mortgage Loan; (f) have a then-current loan-to-value ratio equal to or less than the lesser of (i) the Cut-off Date LTV Ratio for the deleted Mortgage Loan and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal from an Appraiser in accordance with MAI standards; (g) comply (except in a manner that would not be adverse to the interests of the Certificateholders) as of the date of substitution in all material respects with all of the representations and warranties set forth in the applicable Mortgage Loan Purchase Agreement; (h) have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; (i) have a then-current debt service coverage ratio at least equal to the greater of (i) the debt service coverage ratio of the deleted Mortgage Loan as of the Closing Date and (ii) 1.25x; (j) constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the applicable Sponsor’s expense); (k) not have a maturity date or an amortization period that extends to a date that is after the date that is five years prior to the Rated Final Distribution Date; (l) have prepayment restrictions comparable to those of the deleted Mortgage Loan; (m) not be substituted for a deleted Mortgage Loan unless the Trustee and the Certificate Administrator have received a prior Rating Agency Confirmation from each Rating Agency (the cost, if any, of obtaining the Rating Agency Confirmation to be paid by the applicable Sponsor); (n) have been approved, so long as a Consultation Termination Event has not occurred and is not continuing, by the Controlling Class Representative; (o) prohibit defeasance within two years of the Closing Date; (p) not be substituted for a deleted Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on any Trust REMIC other than a tax on income expressly permitted or contemplated to be imposed by the terms of the Pooling and Servicing Agreement, as determined by an opinion of counsel; (q) have an engineering report with respect to the related Mortgaged Property which will be delivered as a part of the related servicing file; and (r) be current in the payment of all scheduled payments of principal and interest then due. In the event that more than one Mortgage Loan is substituted for a deleted Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each proposed substitute mortgage loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except that the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis; provided that no individual Mortgage Rate (net of the related Administrative Fee Rate) may be lower than the highest fixed Pass-Through Rate (not subject to a cap equal to, or based on, the WAC Rate) of any Class of Principal Balance Certificates having a principal balance then outstanding. When one or more Qualified Substitute Mortgage Loans are substituted for a deleted Mortgage Loan, the applicable Sponsor will be required to certify that the replacement Mortgage Loan(s) meet(s) all of the requirements of the above definition and send the

357

certification to the Certificate Administrator, the Trustee and, so long as a Consultation Termination Event has not occurred and is not continuing, to the Controlling Class Representative.

The time period within which the applicable Sponsor must complete that remedy, repurchase or substitution will generally be limited to 90 days following the earlier of the applicable Sponsor’s discovery or receipt of notice of, and receipt of a demand to take action with respect to, the related Material Defect, as the case may be (or, in the case of a Material Defect relating to a Mortgage Loan or Trust Subordinate Companion Loan not being a Qualified Mortgage, 90 days from any party discovering such Material Defect). However, if the applicable Sponsor is diligently attempting to correct the problem, then, with limited exception (including if such Material Defect would cause the Mortgage Loan or Trust Subordinate Companion Loan not to be a Qualified Mortgage), it will be entitled to an additional 90 days (or more in the case of a Material Document Defect resulting from the failure of the responsible party to have received the recorded documents) to complete that remedy, repurchase or substitution.

If (x) a Mortgage Loan is to be repurchased or replaced as described above (a “Defective Mortgage Loan”), (y) such Defective Mortgage Loan is part of a Crossed Group and (z) the applicable Document Defect or breach does not constitute a Material Defect as to the other Mortgage Loan(s) that are a part of such Crossed Group (the “Other Crossed Loans”) (without regard to this paragraph), then the applicable Document Defect or breach (as the case may be) will be deemed to constitute a Material Defect as to each such Other Crossed Loan for purposes of the above provisions, and the applicable Sponsor will be obligated to repurchase or replace each such Other Crossed Loan in accordance with the provisions above unless the applicable Sponsor satisfies certain conditions set forth in the related Mortgage Loan Purchase Agreement, including, without limitation, that (i) the applicable Sponsor has delivered an opinion that the repurchase of solely the Defective Mortgage Loan will not cause the Issuing Entity to fail to qualify as one or more REMICs, and (ii) if the applicable Sponsor were to repurchase or replace only the Defective Mortgage Loan and not the Other Crossed Loans, (x) the debt service coverage ratio for such Other Crossed Loans (excluding the Defective Mortgage Loan) for the four calendar quarters immediately preceding the repurchase or replacement is not less than the lesser of (1) 0.10x below the debt service coverage ratio for the Crossed Group (including the Defective Mortgage Loan) set forth on Annex A to this prospectus and (2) the debt service coverage ratio for the Crossed Group (including the Defective Mortgage Loan) for the four preceding calendar quarters preceding the repurchase or replacement, (y) the loan-to-value ratio for the Other Crossed Loans (excluding the Defective Mortgage Loan) is not greater than the greatest of (1) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the Crossed Group (including the Defective Mortgage Loan) set forth on Annex A to this prospectus plus 10%, (2) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the Crossed Group (including the Defective Mortgage Loan) at the time of repurchase or replacement and (3) 75%; and (z) either the exercise of remedies against the primary collateral of any Mortgage Loan in the Crossed Group will not impair the ability to exercise remedies against the primary collateral of the other Mortgage Loan(s) in the Crossed Group or the related Mortgage Loan documents have been modified in a manner that removes any threat of impairment of the ability to exercise remedies against the primary collateral of the other Mortgage Loan(s) in the Crossed Group as a result of the exercise of remedies against the primary collateral of any Mortgage Loan in the Crossed Group. The Enforcing Servicer will be entitled to cause to be delivered, or direct the applicable Sponsor to (in which case the applicable Sponsor is required to) cause to be delivered, to the Enforcing Servicer an appraisal of any or all of the related Mortgaged Properties for purposes of determining whether the condition set forth in clause (y) above has been satisfied, in each case at the expense of the applicable Sponsor if the scope and cost of the appraisal is approved by the applicable Sponsor and, so long as a Consultation Termination Event has not occurred and is not continuing, by the Controlling Class Representative (such approval not to be unreasonably withheld in each case). With respect to any Defective Mortgage Loan that forms a part of a Crossed Group and as to which the conditions described in the first sentence of this paragraph are satisfied, such that the Issuing Entity will continue to hold the Other Crossed Loans, the applicable Sponsor and the Depositor (as predecessor in interest to the Issuing Entity with respect to the subject Crossed Group) have agreed to forbear from enforcing any remedies against the other’s primary collateral but each is permitted to exercise remedies against the primary collateral securing its respective Mortgage Loan(s). If the exercise of remedies by one such party would impair the ability of the other such party to exercise its remedies with respect to the primary collateral securing the Mortgage Loan(s) held by the other such party, then both parties will forbear from exercising such remedies unless and until the related Mortgage Loan documents can be modified to remove the threat of impairment as a result of the exercise of remedies. Any reserve or other cash collateral or letters of credit securing any of the Mortgage Loans that form a Crossed Group will be allocated between such Mortgage Loans in accordance with the related Mortgage Loan documents, or otherwise on a pro rata basis based upon their outstanding principal balances.

358

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable Mortgage Loan Seller will not be obligated to repurchase the Mortgage Loan (or, in the case of a Joint-Seller Mortgage Loan, the applicable portion thereof) if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable Mortgage Loan Seller provides an opinion of counsel to the effect that such release would not (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

As stated above, with respect to a Material Defect related to a Joint-Seller Mortgage Loan, each Sponsor will only be a Mortgage Loan Seller with respect to, and will only be obligated to take the remedial actions described above with respect to, its percentage interest in such Mortgage Loan that it sold to the depositor. It is possible that under certain circumstances only one of the applicable Mortgage Loan Sellers will repurchase, or otherwise comply with any repurchase obligations with respect to, its interest in such Mortgage Loan if there is a Material Defect. If for any reason, one of those Mortgage Loan Sellers repurchases its interest in such Mortgage Loan and the other Mortgage Loan Seller does not, (i) the non-repurchased portion of the Mortgage Loan will be deemed to constitute a “Mortgage Loan” under the Pooling and Servicing Agreement, and the repurchasing Mortgage Loan Seller’s interest in such Mortgage Loan will be deemed to constitute a “Outside Serviced Pari Passu Companion Loan” with respect such Mortgage Loan, (ii) the related Whole Loan will continue to be serviced and administered under the related Outside Servicing Agreement and the related intercreditor agreement, (iii) all amounts applied in respect of interest, principal and yield maintenance premiums in respect of the related Whole Loan from time to time will be allocated pursuant to the related Co-Lender Agreement between the issuing entity, the repurchasing Mortgage Loan Seller and the other related Companion Loan Holders and (iv) the repurchasing Mortgage Loan Seller will be entitled to receive remittances of allocated collections monthly to the same extent as any other related Companion Loan Holder.

The cure, repurchase and substitution obligations described above or the election by the applicable Sponsor to pay a Loss of Value Payment will constitute the sole remedy available to the Certificateholders in connection with any Material Defect. None of the Depositor, the underwriters, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, any other Sponsor or any other person will be obligated to repurchase any affected Mortgage Loan or Trust Subordinate Companion Loan or pay any Loss of Value Payment in connection with a Material Defect if the applicable Sponsor, defaults on its obligations with respect thereto. We cannot assure you that the applicable Sponsor will have sufficient assets to repurchase or substitute a Mortgage Loan or Trust Subordinate Companion Loan if required to do so. See “Risk Factors—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans” and “—Other Risks Relating to the Certificates—Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan”.

Dispute Resolution Provisions

Each Sponsor will be subject to the dispute resolution provisions described under “The Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any Mortgage Loan sold to the Depositor by such Sponsor and will be obligated under the related Mortgage Loan Purchase Agreement to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

Each Sponsor will be obligated to perform its obligations described under “The Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review" relating to any Asset Reviews performed by the Asset Representations Reviewer, and such Sponsor will have the rights described under that heading.

359

The Pooling and Servicing Agreement

General

The Certificates will be issued pursuant to that certain Pooling and Servicing Agreement, to be dated as of September 1, 2024 (the “Pooling and Servicing Agreement”), by and between the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee and the Asset Representations Reviewer.

References in this prospectus to “Special Servicer” mean: (a) with respect to each Serviced Mortgage Loan or Serviced Whole Loan, the applicable party that has been appointed under the Pooling and Servicing Agreement to act as the special servicer for such Serviced Mortgage Loan or Serviced Whole Loan, as applicable (i.e., as of the Closing Date, (i) with respect to all Serviced Mortgage Loans or Serviced Companion Loans (other than the Bronx Terminal Market Whole Loan), Rialto Capital Advisors, LLC, a Delaware limited liability company, and (ii) with respect to the Bronx Terminal Market Whole Loan, Situs Holdings, LLC, a Delaware limited liability company); (b) with respect to all or any particular sub-group of the Serviced Loans and/or Serviced Whole Loans, the applicable party or parties that have been appointed under the Pooling and Servicing Agreement to act as special servicer with respect to such Serviced Loans and/or Serviced Whole Loans, as applicable, when they become Specially Serviced Loans and any related REO Properties; and (c) otherwise, each and every party, individually and collectively, as the context may require, that have been appointed to act as special servicer under the Pooling and Servicing Agreement.

References in this prospectus to “General Special Servicer” mean the party performing the duties and obligations of special servicer with respect to the Mortgage Pool (exclusive of (A) any Serviced Whole Loan or related REO Property as to which a different special servicer has been appointed with respect thereto and (B) any Excluded Special Servicer Mortgage Loan or any related REO Property as to which a different special servicer has been appointed with respect thereto). Any limited obligations of a Special Servicer under the Pooling and Servicing Agreement with respect to an Outside Serviced Mortgage Loan will be performed by the General Special Servicer. The General Special Servicer as of the Closing Date will be Rialto Capital Advisors, LLC. References in this prospectus to “BTM Special Servicer” mean the party (other than the General Special Servicer) performing the duties and obligations of special servicer with respect to the Bronx Terminal Market Whole Loan or any related REO Property. The BTM Special Servicer as of the Closing Date will be Situs Holdings, LLC.

The servicing of the Serviced Mortgage Loans, the Serviced Companion Loans (including any Trust Subordinate Companion Loans) and any related REO Properties will be governed by the Pooling and Servicing Agreement. The following discussion summarizes the material provisions of the Pooling and Servicing Agreement relating to the servicing and administration of the Serviced Mortgage Loans, the Serviced Companion Loans and any related REO Properties. The summaries do not purport to be complete and are subject to the provisions of the Pooling and Servicing Agreement.

In connection with the servicing of the Whole Loans, the following definitions apply and are, in some cases, further illustrated in the chart below:

●	“Serviced Pari Passu-AB Whole Loan” means a Serviced Whole Loan that includes one or more Pari Passu Companion Loans and one or more Subordinate Companion Loans.
●	“Serviced Pari Passu Whole Loan” means a Pari Passu Whole Loan that is serviced under the Pooling and Servicing Agreement.
●	“Serviced AB Whole Loan” means an AB Whole Loan that is serviced under the Pooling and Servicing Agreement.
●	“Serviced Whole Loan” means a Whole Loan that is serviced under the Pooling and Servicing Agreement.
●	“Serviced Pari Passu Companion Loan” means a Pari Passu Companion Loan that is part of a Serviced Pari Passu Whole Loan or a Serviced Pari Passu-AB Whole Loan (and is therefore serviced under the Pooling and Servicing Agreement).
360

●	“Serviced Subordinate Companion Loan” means a Subordinate Companion Loan that is part of a Serviced AB Whole Loan or a Serviced Pari Passu-AB Whole Loan (and is therefore serviced under the Pooling and Servicing Agreement).
●	“Serviced Companion Loan” means a Serviced Pari Passu Companion Loan or a Serviced Subordinate Companion Loan, as applicable.
●	“Companion Loan Holder” means the holder of a Companion Loan.
●	“Serviced Pari Passu Companion Loan Holder” means the holder of a Serviced Pari Passu Companion Loan.
●	“Serviced Subordinate Companion Loan Holder” means the holder of a Serviced Subordinate Companion Loan.
●	“Serviced Companion Loan Holder” means a Serviced Pari Passu Companion Loan Holder or a Serviced Subordinate Companion Loan Holder, as applicable.
●	“Serviced Mortgage Loans” means all of the Mortgage Loans included in the Issuing Entity (other than any Outside Serviced Mortgage Loan(s)).
●	“Serviced Loans” means all of the Serviced Mortgage Loans, together with any Serviced Companion Loans.
●	“Serviced Outside Controlled Whole Loan” means a Serviced Whole Loan if and for so long as the “controlling note” with respect to such Serviced Whole Loan is not an asset of the Issuing Entity (regardless of whether such note evidences a Pari Passu Companion Loan or a Subordinate Companion Loan). However, a Serviced Outside Controlled Whole Loan may cease to be such if, by virtue of any trigger event contemplated by the related Co-Lender Agreement, the promissory note evidencing the related Split Mortgage Loan becomes the controlling note for such Whole Loan, in which case the discussion in this prospectus regarding “Serviced Outside Controlled Whole Loans” will thereafter cease to apply to the subject Whole Loan. Until the related Controlling Pari Passu Companion Loan Securitization Date, each Servicing Shift Whole Loan will be a Serviced Outside Controlled Whole Loan. In addition, as of the Closing Date, each of the Culver Collection Whole Loan and the Bronx Terminal Market Whole Loan is a Serviced Outside Controlled Whole Loan.
●	“Serviced Outside Controlled Mortgage Loan” means the Mortgage Loan that is part of a Serviced Outside Controlled Whole Loan. Until the related Controlling Pari Passu Companion Loan Securitization Date, each Servicing Shift Mortgage Loan will be a Serviced Outside Controlled Mortgage Loan.
●	“Serviced Outside Controlled Companion Loan” means a Companion Loan that is part of a Serviced Outside Controlled Whole Loan. Until the related Controlling Pari Passu Companion Loan Securitization Date, each Servicing Shift Companion Loan will be a Serviced Outside Controlled Companion Loan.
●	“Outside Controlling Note Holder” means, with respect to any Whole Loan that is, and only for so long as such Whole Loan is, a Serviced Outside Controlled Whole Loan, the holder of the related Controlling Note (regardless of whether such note evidences a Pari Passu Companion Loan or a Subordinate Companion Loan) or such holder’s designated representative. If a controlling note is included in a securitization trust, the Outside Controlling Note Holder may be a “controlling class representative” (or equivalent party), the majority holder of a particular class, a servicer or another service provider that is designated from time to time under the related servicing agreement (although the right of any such designated party to exercise some or all of such rights may terminate or shift to another designated party upon the occurrence of certain trigger events).
361

●	“Outside Serviced Companion Loan” means a Companion Loan that is part of an Outside Serviced Whole Loan. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Companion Loan will be an Outside Serviced Companion Loan.
●	“Outside Serviced AB Whole Loan” means any AB Whole Loan that is an Outside Serviced Whole Loan.
●	“Outside Serviced Whole Loan” means a Whole Loan that is being serviced pursuant to the servicing agreement governing the securitization of a related Companion Loan. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Whole Loan will be an Outside Serviced Whole Loan.
●	“Outside Serviced Pari Passu Whole Loan” means an Outside Serviced Whole Loan that includes one or more Pari Passu Companion Loans but does not include an Outside Serviced Subordinate Companion Loan. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Whole Loan will be an Outside Serviced Pari Passu Whole Loan.
●	“Outside Serviced Pari Passu Companion Loan” means a Pari Passu Companion Loan that is part of an Outside Serviced Pari Passu Whole Loan or an Outside Serviced Pari Passu-AB Whole Loan. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Companion Loan that is a Pari Passu Companion Loan will be an Outside Serviced Pari Passu Companion Loan.
●	“Outside Serviced Pari Passu-AB Whole Loan” means an Outside Serviced Whole Loan that includes one or more Pari Passu Companion Loans and one or more Subordinate Companion Loans.
●	“Outside Serviced Subordinate Companion Loan” means a Subordinate Companion Loan that is part of an Outside Serviced Pari Passu-AB Whole Loan. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Companion Loan that is a Subordinate Companion Loan and part of a Pari Passu-AB Whole Loan will be an Outside Serviced Subordinate Companion Loan.
●	“Outside Serviced Mortgage Loan” means the Mortgage Loan that is part of an Outside Serviced Whole Loan.
●	“Outside Servicing Agreement” means the servicing agreement pursuant to which an Outside Serviced Whole Loan is being (or expected to be) serviced, which is, with respect to (i) each Servicing Shift Whole Loan, the related Future Outside Servicing Agreement, and (ii) each Outside Serviced Whole Loan (other than a Servicing Shift Whole Loan following the related Controlling Pari Passu Companion Loan Securitization Date), the Outside Servicing Agreement identified under the table titled “Outside Serviced Mortgage Loans Summary” under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—General”.
●	“Outside Securitization” means the securitization with respect to an Outside Serviced Companion Loan.
●	“Outside Servicer”, “Outside Special Servicer”, “Outside Trustee”, “Outside Certificate Administrator”, “Outside Custodian”, “Outside Operating Advisor”, “Outside Depositor” and “Outside Controlling Class Representative” mean the master servicer, special servicer, trustee, certificate administrator, custodian, operating advisor, depositor and controlling class representative (or, in each such case, an equivalent party), respectively, under the applicable Outside Servicing Agreement, which (to the extent definitively identified) are set forth under the table titled “Outside Serviced Mortgage Loans Summary” under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—General”.
●	“Servicing Shift Companion Loan” means a Companion Loan that is part of a Servicing Shift Whole Loan.
362

●	“Servicing Shift Whole Loan” means a Whole Loan that is initially being serviced pursuant to the Pooling and Servicing Agreement, however, upon the inclusion of a designated Pari Passu Companion Loan in a future securitization transaction, the servicing of such Whole Loan will shift to the servicing agreement (i.e., the related Future Outside Servicing Agreement) governing that future securitization transaction.
●	“Servicing Shift Mortgage Loan” means the Mortgage Loan that is part of a Servicing Shift Whole Loan.
●	“Future Outside Servicing Agreement” means, with respect to any Servicing Shift Whole Loan, the related servicing agreement entered into in connection with the securitization of the related Controlling Pari Passu Companion Loan.
●	“Controlling Pari Passu Companion Loan” means a Pari Passu Companion Loan that is evidenced by a Controlling Note.
●	“Controlling Pari Passu Companion Loan Securitization Date” means, with respect to either (i) a Servicing Shift Whole Loan or (ii) an Outside Serviced Whole Loan as to which servicing will shift from the current Outside Servicing Agreement to a Future Outside Servicing Agreement upon the securitization of the related Controlling Pari Passu Companion Loan, the date on which the related Controlling Pari Passu Companion Loan is included in an Outside Securitization.

See “Description of the Mortgage Pool—General” for the definitions of certain terms applicable to the Whole Loans and referred to in the immediately preceding bullets.

The chart below identifies, with respect to each Whole Loan, (i) whether such Whole Loan is a Pari Passu Whole Loan, an AB Whole Loan or a Pari Passu-AB Whole Loan, and (ii) whether such Whole Loan is a Serviced Whole Loan, an Outside Serviced Whole Loan or a Servicing Shift Whole Loan.

Type and Servicing Status of Whole Loans

Mortgaged Property Name	Mortgage Loan Seller(s)	Mortgage Loan Cut-off Date Balance	Mortgage Loan as Approx. % of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Whole Loan Cut-off Date Balance	Type of Whole Loan	Servicing Status of Whole Loan
BioMed 2024 Portfolio	CREFI / GSMC	$73,500,000	9.96%	$476,394,737	$166,842,106	$716,736,843	Pari Passu-AB	Outside Serviced
Culver Collection	GACC	$66,000,000	8.9%	$54,000,000	$12,000,000	$132,000,000	Pari Passu-AB	Serviced
Bronx Terminal Market	GACC	$60,000,000	8.1%	$180,000,000	$140,000,000	$380,000,000	Pari Passu-AB	Serviced
Moffett Towers Building D	GSMC / GACC	$46,500,000	6.3%	$98,500,000	N/A	$145,000,000	Pari Passu	Serviced
Culver Steps	GACC	$41,250,000	5.6%	$33,750,000	N/A	$75,000,000	Pari Passu	Serviced
Stonebriar Centre	GSMC	$16,000,000	2.2%	$239,000,000	N/A	$255,000,000	Pari Passu	Outside Serviced

(1)	See “Description of the Mortgage Pool—The Whole Loans—General” for further information with respect to each Whole Loan, the related Companion Loans and the identity of the holders thereof.
(2)	For a discussion of the terms “serviced”, “outside serviced” and other related terms see “Relevant Parties—Master Servicer” above and “The Pooling and Servicing Agreement—General” below.

There are no Servicing Shift Whole Loans or Trust Subordinate Companion Whole Loans related to this securitization transaction and, therefore, all references in this prospectus to such type(s) of Whole Loan(s) or any related terms should be disregarded.

See “Description of the Mortgage Pool—The Whole Loans” for further information with respect to each Whole Loan, the related Companion Loans and the identity of the Companion Loan Holders.

363

Certain Considerations Regarding the Outside Serviced Whole Loans

Each Outside Serviced Mortgage Loan and Outside Serviced Companion Loan is being or will be serviced and administered in accordance with the related Outside Servicing Agreement and the related Co-Lender Agreement (and all decisions, consents, waivers, approvals and other actions on the part of the holders of such Outside Serviced Mortgage Loan and Outside Serviced Companion Loan(s) will be effected in accordance with the related Outside Servicing Agreement and the related Co-Lender Agreement). Consequently, the servicing provisions set forth in this prospectus and the administration of certain accounts related to the servicing of the Mortgage Loans will generally not be applicable to the Outside Serviced Mortgage Loans, but instead such servicing and administration of each Outside Serviced Mortgage Loan will be governed by the related Outside Servicing Agreement.

The Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee have no obligation or authority to supervise any Outside Servicer, any Outside Special Servicer and/or any Outside Trustee under any Outside Servicing Agreement or to make property protection advances with respect to any Outside Serviced Whole Loan or P&I advances with respect to any Outside Serviced Companion Loans or any Serviced Companion Loan. Any obligations of the Master Servicer and the Special Servicer to provide information or remit collections on an Outside Serviced Mortgage Loan are dependent on their receipt of the same from the applicable party under the related Outside Servicing Agreement. Each Outside Servicing Agreement provides for servicing in a manner acceptable for rated transactions similar in nature to this securitization transaction. For more detailed information, see “Description of the Mortgage Pool—The Whole Loans” in this prospectus and “—Servicing of the Outside Serviced Mortgage Loans” below.

As used in this prospectus, references to the Mortgage Loans, when discussing servicing activities with respect to the Mortgage Loans, do not include, unless otherwise specifically indicated, the Outside Serviced Mortgage Loans. In certain instances references are made that specifically exclude the Outside Serviced Mortgage Loans from the servicing provisions in this prospectus by indicating actions are taken with respect to the “Serviced Mortgage Loans” or the “Mortgage Loans other than the Outside Serviced Mortgage Loans” or are taken “except with respect to the Outside Serviced Mortgage Loans” or words of similar import. These references and carveouts are intended to highlight particular provisions to draw prospective investors’ attention to the fact that the Master Servicer, Special Servicer, Certificate Administrator or Trustee are not responsible for the particular servicing or administrative activity with respect to the Outside Serviced Mortgage Loans and are not intended to imply that when other servicing actions are described in this prospectus without such specific reference or carveouts, that the Master Servicer, Special Servicer, Certificate Administrator or Trustee are responsible for those duties with respect to the Outside Serviced Mortgage Loans. Servicing of any Outside Serviced Mortgage Loan is handled under the Outside Servicing Agreement. Prospective investors are encouraged to review “Description of the Mortgage Pool—The Whole Loans” in this prospectus and “—Servicing of the Outside Serviced Mortgage Loans” below for a discussion of certain important servicing terms related to the Outside Serviced Mortgage Loans.

Assignment of the Mortgage Loans

On the Closing Date, the Depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans and any Trust Subordinate Companion Loans, together with all payments due on or with respect to the Mortgage Loans and any Trust Subordinate Companion Loans, other than principal and interest due on or before the Cut-off Date and principal prepayments received on or before the Cut-off Date, without recourse, to the Trustee for the benefit of the Certificateholders.

The Certificate Administrator, concurrently with the assignment, will execute and deliver Certificates evidencing the beneficial ownership interests in the Issuing Entity to or at the direction of the Depositor in exchange for the Mortgage Loans. Each Mortgage Loan will be identified in a schedule appearing as an exhibit to the Pooling and Servicing Agreement (the “Mortgage Loan Schedule”). The Mortgage Loan Schedule will include, among other things, as to each Mortgage Loan, information as to its outstanding principal balance as of the close of business on the Cut-off Date, as well as information respecting the interest rate and the maturity date of each Mortgage Loan.

Pursuant to each Mortgage Loan Purchase Agreement, the applicable Sponsor will be required to deliver to the Certificate Administrator, in its capacity as custodian, the Mortgage File for each of the Mortgage Loans. See “The Mortgage Loan Purchase Agreements—Sale of Mortgage Loans; Mortgage File Delivery”.

364

In addition, pursuant to each Mortgage Loan Purchase Agreement, the related Sponsor will be required to deliver the Diligence Files for each of its Mortgage Loans to the Depositor by uploading such Diligence Files to the designated website, and the Depositor will thereafter deliver such Diligence Files to the Certificate Administrator for posting to the secure data room. The Depositor will have no responsibility for determining whether any Diligence Files delivered to it are complete and will have no liability to the Issuing Entity or the Certificateholders for the failure of any Sponsor to deliver a Diligence File (or a complete Diligence File) to the Depositor.

Pursuant to the Pooling and Servicing Agreement, the Depositor will assign to the Trustee for the benefit of Certificateholders and the Loan-Specific Certificateholders the representations and warranties made by the Sponsors to the Depositor in the Mortgage Loan Purchase Agreements and any rights and remedies that the Depositor has against the Sponsors under the Mortgage Loan Purchase Agreements with respect to any Material Defect. See “—Repurchase Requests; Enforcement of Mortgage Loan Seller's Obligations Under the Mortgage Loan Purchase Agreement” and “—Dispute Resolution Provisions".

The Certificate Administrator (in its capacity as custodian), or any other custodian appointed under the Pooling and Servicing Agreement, will hold the Mortgage File for each Mortgage Loan and Serviced Whole Loan in trust for the benefit of all Certificateholders, any related Loan-Specific Certificateholders and the holders of any related Serviced Companion Loans. Pursuant to the Pooling and Servicing Agreement, the Certificate Administrator, in its capacity as custodian, is obligated to review the Mortgage File for each Mortgage Loan within a specified number of days after the execution and delivery of the Pooling and Servicing Agreement. If the Enforcing Servicer determines that a Material Document Defect exists, the Enforcing Servicer will promptly notify, among others, the Depositor, the applicable Sponsor, the Certificate Administrator, the Trustee and the Master Servicer. If the applicable Sponsor cannot cure the Material Document Defect within the time period specified in the Pooling and Servicing Agreement, the applicable Sponsor will be obligated either to replace the affected Mortgage Loan with a substitute Mortgage Loan or Mortgage Loans (provided that a Sponsor may not effect a substitution of a Trust Subordinate Companion Loan), or to repurchase the affected Mortgage Loan or Trust Subordinate Companion Loan from the Issuing Entity within the time period specified in the Pooling and Servicing Agreement at the Repurchase Price or at its election, subject to specified conditions, make a Loss of Value Payment with respect to the affected Mortgage Loan or Trust Subordinate Companion Loan. This cure, substitution or repurchase obligation or the making of a Loss of Value Payment will constitute the sole remedy available to the Certificateholders or the Issuing Entity for an uncured Material Defect. See “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”.

Servicing of the Mortgage Loans

Each of the Master Servicer and the Special Servicer will be required to service and administer the Serviced Loans (as described below). The Master Servicer and the Special Servicer, as the case may be, will each be required to service and administer the Serviced Loans and each related REO Property for which it is responsible in accordance with the terms of the Pooling and Servicing Agreement and in accordance with the following (the “Servicing Standard”):

●	the higher of the following standards of care:

1.    with the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers comparable mortgage loans with similar borrowers and comparable REO properties for other third-party portfolios, giving due consideration to the customary and usual standards of practice of prudent institutional commercial mortgage lenders servicing their own mortgage loans and REO properties; and

2.    with the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers comparable mortgage loans and REO properties owned by the Master Servicer or the Special Servicer, as the case may be; and

in either case, exercising reasonable business judgment and acting in accordance with applicable law, the terms of the respective Serviced Loans and, if applicable, the related Co-Lender Agreement;

●	with a view to—
365

1.    the timely recovery of all payments of principal and interest, including balloon payments, under those Serviced Loans; or

2.    in the case of (a) a Specially Serviced Loan or (b) a Mortgage Loan (or Serviced Whole Loan) as to which the related Mortgaged Property is an REO Property, the maximization of recovery on that Mortgage Loan (or Serviced Whole Loan) to the Certificateholders (as if they were one lender) (or, if a Serviced Whole Loan is involved, with a view to the maximization of recovery on such Serviced Whole Loan to the Certificateholders, any related Loan-Specific Certificateholders and the related Serviced Companion Loan Holder(s) as if they were one lender (and, with respect to any Serviced AB Whole Loan, taking into account the subordinate nature of the related Subordinate Companion Loan(s))) of principal and interest, including balloon payments, on a present value basis; and

●	without regard to—

1.    any relationship, including as lender on any other debt, that the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates may have with any of the underlying borrowers, or any affiliate of the underlying borrowers, or any other party to the Pooling and Servicing Agreement;

2.    the ownership of any Certificate (or any Companion Loan or other indebtedness secured by the related Mortgaged Property or any security backed by a Companion Loan) by the Master Servicer or the Special Servicer or any affiliate of the Master Servicer or the Special Servicer, as the case may be;

3.    the obligation, if any, of the Master Servicer to make Advances;

4.    the right of the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the Pooling and Servicing Agreement generally or with respect to any particular transaction; and

5.    the ownership, servicing or management for others of any mortgage loan or real property not covered by the Pooling and Servicing Agreement by the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates.

The Servicing Standard will apply with respect to the Outside Serviced Mortgage Loans or related REO Property only to the extent that the Master Servicer or the Special Servicer has any express duties or rights to grant consent with respect thereto pursuant to the Pooling and Servicing Agreement.

In general, the Master Servicer will be responsible for the servicing and administration of each Serviced Mortgage Loan (and Serviced Companion Loan)—

●	which is not a Specially Serviced Loan; or
●	that is a Corrected Loan.

A “Specially Serviced Loan” means any Serviced Loan (including a related REO Mortgage Loan or REO Companion Loan) being serviced under the Pooling and Servicing Agreement for which any of the following events (each, a “Servicing Transfer Event”) has occurred as follows:

(a)       the related borrower has failed to make when due any scheduled monthly debt service payment or a balloon payment, which failure continues unremedied (without regard to any grace period):

●	except in the case of a Serviced Loan delinquent in respect of its balloon payment, beyond 60 days after the date that payment was due; or
●	solely in the case of a delinquent balloon payment, (A) one business day after the date on which that balloon payment was due (except as described in clause B below) or (B) if (i) the related borrower has delivered to the Master Servicer or the Special Servicer (each of whom will be required to promptly deliver a copy to the other and any applicable Directing Holder and Consulting Party), on or before the date on which that balloon payment was due, a refinancing commitment, letter of intent or otherwise
366

binding application or other similar binding document for refinancing from an acceptable lender or signed purchase agreement related to the sale of the related Mortgaged Property reasonably acceptable to the Master Servicer or the Special Servicer, (ii) the borrower continued to make its Monthly Payments on each Due Date, and (iii) no other Servicing Transfer Event has occurred with respect to the Serviced Loan, then a Servicing Transfer Event will not occur until the earlier of (1) 120 days after the date on which the balloon payment was due and (2) the termination of the refinancing commitment, letter of intent or otherwise binding application or similar binding document or the purchase agreement; or

(b)       there has occurred a default (other than as set forth in clause (a) and other than an Acceptable Insurance Default) that the Master Servicer or the Special Servicer (and, in the case of the Special Servicer, with the consent of any applicable Directing Holder) determines materially impairs the value of the related Mortgaged Property as security for the Serviced Loan or otherwise materially adversely affects the interests of Certificateholders in the Serviced Mortgage Loan (or, in the case of a Serviced Whole Loan, the interests of the Certificateholders, any related Loan-Specific Certificateholders and the related Serviced Companion Loan Holder(s) in such Serviced Whole Loan), and continues unremedied for the applicable grace period under the terms of the Serviced Loan (or, if no grace period is specified and the default is capable of being cured, for 60 days); provided, that any default requiring a Property Advance will be deemed to materially and adversely affect the interests of the Certificateholders in the subject Serviced Mortgage Loan (or, in the case of a Serviced Whole Loan, the interests of the Certificateholders, any related Loan-Specific Certificateholders and the related Serviced Companion Loan Holder(s) in such Serviced Whole Loan); or

(c)       a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law, or the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered into against the related borrower; or

(d)       the related borrower consents to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such borrower or of or relating to all or substantially all of its property; or

(e)       the related borrower admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations; or

(f)        the Master Servicer or the Special Servicer has received notice of the commencement of foreclosure or similar proceedings with respect to the related Mortgaged Property; or

(g)       the Master Servicer or the Special Servicer (and, in the case of the Special Servicer, with the consent of any applicable Directing Holder) determines that (i) a default (other than an Acceptable Insurance Default) under the Serviced Loan is reasonably foreseeable, (ii) such default would materially impair the value of the corresponding Mortgaged Property as security for the Serviced Loan or otherwise materially adversely affect the interests of Certificateholders in the Serviced Mortgage Loan (or, in the case of a Serviced Whole Loan, the interests of the Certificateholders, any related Loan-Specific Certificateholders or the related Serviced Companion Loan Holder(s) in the Serviced Whole Loan), and (iii) the default is likely to continue unremedied for the applicable cure period under the terms of the Serviced Loan or, if no cure period is specified and the default is capable of being cured, for 60 days.

It will be considered an “Acceptable Insurance Default” (and neither the Master Servicer nor the Special Servicer will be required to obtain the below described insurance) if the related Mortgage Loan documents specify that the related borrower must maintain all-risk casualty insurance or other insurance that covers damages or losses arising from acts of terrorism and the Special Servicer has determined, in its reasonable judgment in accordance with the Servicing Standard (and with the consent of the applicable Directing Holder and after non-binding consultation with any applicable Consulting Parties), that (i) this insurance is not available at commercially reasonable rates and the subject hazards are not commonly insured against by prudent owners of similar real properties located in or near the geographic region in which the Mortgaged Property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or (ii) this insurance is not available at any rate; provided, however, that the applicable Directing Holder will be required to respond to the Special Servicer’s request for such

367

consent ((or be deemed to have provided such consent) within the time period described under “—Directing Holder—General”) with respect to Acceptable Insurance Defaults; provided, further, that upon the Special Servicer’s determination, consistent with the Servicing Standard, that exigent circumstances do not allow the Special Servicer to consult with the applicable Consulting Parties, the Special Servicer will not be required to do so. In making this determination, the Special Servicer, to the extent consistent with the Servicing Standard, is entitled to rely on the opinion of an insurance consultant.

A Serviced Loan will cease to be a Specially Serviced Loan and will become a “Corrected Loan” when:

●	with respect to the circumstances described in clause (a) of the definition of “Specially Serviced Loan”, the related borrower has made three consecutive full and timely scheduled monthly debt service payments under the terms of the Serviced Loan (as such terms may be changed or modified in connection with a bankruptcy or similar proceeding involving the related borrower or by reason of a modification, extension, waiver or amendment granted or agreed to by the Master Servicer or the Special Servicer pursuant to the Pooling and Servicing Agreement);
●	with respect to the circumstances described in clauses (c), (d), (e) and (g) of the definition of “Specially Serviced Loan”, the circumstances cease to exist in the good faith, reasonable judgment of the Special Servicer, but, with respect to any bankruptcy or insolvency proceedings described in clauses (c), (d) and (e), no later than the entry of an order or decree dismissing such proceeding;
●	with respect to the circumstances described in clause (b) of the definition of “Specially Serviced Loan”, the default is cured as determined by the Special Servicer in its reasonable, good faith judgment; and
●	with respect to the circumstances described in clause (f) of the definition of “Specially Serviced Loan”, the proceedings are terminated;

provided that at such time no other circumstance described in clauses (a) through (g) of the definition of “Specially Serviced Loan” exists that would cause the subject Serviced Mortgage Loan or any related Serviced Companion Loan to be characterized as a “Specially Serviced Loan”.

If a Servicing Transfer Event exists with respect to the Mortgage Loan or any Companion Loan in a Serviced Whole Loan, it will be considered to exist for the entire Serviced Whole Loan.

The Special Servicer will be responsible for the servicing and administration of each Serviced Loan as to which a Servicing Transfer Event has occurred and which has not yet become a Corrected Loan, and for the processing and/or approval of certain matters related to Serviced Loans that are non-Specially Serviced Loans. The Special Servicer may be responsible for conducting or managing certain Mortgage Loan-related litigation (including with respect to non-Specially Serviced Loans) as and to the extent set forth in the Pooling and Servicing Agreement. The Special Servicer will also be responsible for the administration of each REO Property acquired by the Issuing Entity.

Despite the foregoing, the Pooling and Servicing Agreement will require the Master Servicer to continue to collect information and prepare all reports to the Certificate Administrator required to be collected or prepared with respect to any Specially Serviced Loans (based on, among other things, certain information provided by the Special Servicer), receive payments on Specially Serviced Loans, maintain escrows and all reserve accounts on Specially Serviced Loans, maintain insurance with respect to the Mortgaged Properties securing the Specially Serviced Loans and, otherwise, to render other incidental services with respect to any such specially serviced assets. In addition, the Special Servicer will perform limited duties and have certain approval rights regarding servicing actions with respect to Serviced Loans that are not Specially Serviced Loans.

Neither the Master Servicer nor the Special Servicer will have responsibility for the performance by the other of its respective obligations and duties under the Pooling and Servicing Agreement.

The Master Servicer will transfer servicing of a Serviced Loan to the Special Servicer when that Serviced Loan becomes a Specially Serviced Loan. The Special Servicer will return the servicing of that Serviced Loan to the Master Servicer when it becomes a Corrected Loan.

368

The Special Servicer will be obligated to, among other things, oversee the resolution of Serviced Loans that are Specially Serviced Loans and act as disposition manager of REO Properties (other than any interest in a Mortgaged Property acquired through foreclosure or deed-in-lieu of foreclosure with respect to an Outside Serviced Whole Loan). Each Outside Servicing Agreement provides or is expected to provide, as applicable, for certain servicing transfer events. Upon the occurrence of a servicing transfer event with respect to an Outside Serviced Whole Loan under the Outside Servicing Agreement, servicing of both the affected Outside Serviced Mortgage Loan and the related Outside Serviced Companion Loan(s) will be transferred to the Outside Special Servicer.

With respect to any Serviced Loan that is not a Specially Serviced Loan, the processing of, and the determination to consent to or approve a request by a borrower with respect to any Special Servicer Decision or Major Decision or making any determination that would constitute a Special Servicer Decision or a Major Decision with respect to any Mortgage Loan will be made by the Special Servicer or (if (i) the Master Servicer and the Special Servicer mutually agree that the Master Servicer will process any such request by a borrower or make any such determination, or (ii) in the case of a Special Servicer Decision described in clause (b), clause (c) or sub-clause (i) or (ii) of clause (e) of the definition of “Special Servicer Decision” below) will be made by the Master Servicer subject to the Special Servicer’s consent. The Special Servicer will also be required to obtain the consent of any applicable Directing Holder and will be required to consult with any applicable Consulting Parties in connection with any Major Decisions, to the extent described under “—Directing Holder” and “—Operating Advisor” in this prospectus. For purposes of the foregoing and this prospectus, each of the following with respect to any Mortgage Loan constitutes a “Special Servicer Decision” to the extent it is not a Major Decision:

(a)       approving leases, lease modifications or amendments or any requests for subordination, non-disturbance and attornment agreements or other similar agreements for (i) all ground leases, including any determination whether to cure any borrower defaults relating to any ground lease, and (ii) all other leases in excess of the lesser of (y) 30,000 square feet and (z) 30% of the net rentable square footage at the related Mortgaged Property so long as it is reviewable by the lender under the related Mortgage Loan documents;

(b)       approving any waiver regarding the receipt of financial statements (other than an immaterial timing waiver including late financial statements);

(c)       approving annual budgets for the related Mortgaged Property (to the extent lender approval is required under the related loan documents) that provide for (i) operating expenses equal to more than 110% of the amount that was budgeted therefor in the prior year or (ii) payments to persons or entities actually known by the Master Servicer to be affiliates of the related borrower (excluding affiliated managers paid at fee rates agreed to at the origination of the related Mortgage Loan or Whole Loan);

(d)       approving rights of way and easements that materially affect the use or value of a Mortgaged Property or the borrower’s ability to make payments with respect to the related Mortgage Loan and approving consent to subordination of the related Mortgage Loan to such rights of way and easements;

(e)       agreeing to any modification, waiver, consent or amendment of the related Mortgage Loan or Whole Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (i) a waiver of a mortgage loan event of default (but excluding non-monetary events of default other than defaults relating to transfers of interest in the borrower or the existing collateral or material modifications of the existing collateral), (ii) a modification of the type of defeasance collateral required under the Mortgage Loan or Whole Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States would be permitted or (iii) a modification that would permit a principal prepayment instead of defeasance if the applicable loan documents do not otherwise permit such principal prepayment;

(f)        in circumstances where no lender discretion is permitted other than confirming that the conditions in the related Mortgage Loan documents have been satisfied (including determining whether any applicable terms or tests are satisfied), approving any request to incur additional debt in accordance with the terms of the Mortgage Loan documents;

(g)       in circumstances where no lender discretion is required other than confirming satisfaction of the applicable terms of the Mortgage Loan documents (including determining whether any applicable terms or tests are satisfied), approving requests for any release of collateral or any acceptance of substitute or additional collateral for a Mortgage Loan; provided that, in any case, Special Servicer Decisions will not include (i) grants of easements or rights of way that do not materially affect the use or value of the Mortgaged Property or the

369

borrower’s ability to make any payments with respect to the Mortgage Loan; or (ii) the release, substitution or addition of collateral securing any Serviced Mortgage Loan or Serviced Whole Loan in connection with a defeasance of such collateral;

(h)       any modification, consent to a modification or waiver of any material term of any intercreditor or similar agreement (which will not include any amendments to split or re-size notes consistent with the terms of any Co-Lender Agreement as to which the consent of the Issuing Entity is not required) related to a Serviced Mortgage Loan or Serviced Whole Loan, or any action to enforce rights with respect thereto, except that, if any such modification or amendment would adversely impact the Master Servicer, such modification or amendment will additionally require the consent of the Master Servicer as a condition to its effectiveness;

(i)        any proposed modification or waiver of any material provision in the related Mortgage Loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the related borrower;

(j)        any approval of any casualty insurance settlements (unless such casualty insurance settlements are less than the threshold specified in the related loan documents and there is no lender discretion provided for in the related loan documents, including determining whether any conditions precedent have been satisfied) or condemnation settlements (unless such condemnation settlements are immaterial and there is no lender discretion provided for in the related loan documents, including determining whether any conditions precedent have been satisfied) and any determination to apply casualty proceeds or condemnation awards to the reduction of the debt rather than to the restoration of the Mortgaged Property;

(k)       fundings or disbursements of any holdback amounts, escrow accounts, reserve accounts or letters of credit held as performance or “earn-out” holdbacks, escrows or reserves that (i) exceed, in the aggregate, 10% of the initial principal balance of the related Serviced Loan, regardless of whether such funding or disbursement may be characterized as routine or customary in nature (except for the routine funding of tax payments and insurance premiums when due and payable (provided that the Mortgage Loan is not a Specially Serviced Loan)), which holdbacks, escrows and reserves are identified on a schedule to the Pooling and Servicing Agreement, or (ii) regardless of the aggregate percentage of the initial principal balance of the related Serviced Loan represented by such holdbacks, escrows or reserves, that are not routine or customary in nature;

(l)        any determination whether to cure a default under any ground lease or to permit any ground lease modification, amendment or subordination, non-disturbance and attornment agreement or entry into a new ground lease other than pursuant to the specific terms of such Serviced Loan and for which there is no lender discretion or any determination whether to cure a default by borrower under a ground lease; and

(m)      approving any transfers of an interest in the borrower under a Serviced Mortgage Loan or an assumption agreement, unless such transfer or assumption (i) is allowed under the terms of the related Mortgage Loan documents without the exercise of any lender approval or discretion other than confirming the satisfaction of the other conditions to the transfer or assumption set forth in the related Mortgage Loan documents that do not include any other approval or exercise of discretion, including a consent to transfer to any subsidiary or affiliate of such borrower or to a person acquiring less than a majority interest in such borrower and (ii) does not involve incurring new mezzanine financing or a change in control of the borrower.

With respect to non-Specially Serviced Loans, (i) if the Master Servicer and the Special Servicer mutually agree that the Master Servicer will process any Special Servicer Decision or Major Decision, or (ii) in the case of a Special Servicer Decision described in clause (b), clause (c) or sub-clause (i) or (ii) of clause (e) of the definition of “Special Servicer Decision” above, the Master Servicer, prior to taking any action with respect to any such Special Servicer Decision or Major Decision, will be required, unless otherwise agreed by the Master Servicer and the Special Servicer, to prepare and submit its written analysis and recommendation to the Special Servicer, together with all information reasonably available to the Master Servicer that the Special Servicer may reasonably request in order to withhold or grant its consent.

The Master Servicer and the Special Servicer, as applicable, will be required, no less often than on a monthly basis, to make a knowledgeable servicing officer available via telephone to verbally answer questions from any applicable Directing Holder and Consulting Party (to the extent such Consulting Party has consultation rights as described under “—Directing Holder” or “—Operating Advisor” below, as applicable) regarding the performance and

370

servicing of the applicable Serviced Mortgage Loans and/or REO Properties for which such Master Servicer or Special Servicer, as applicable, is responsible.

All net present value calculations and determinations made under the Pooling and Servicing Agreement with respect to any Serviced Mortgage Loan or related Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made by using a discount rate appropriate for the type of cash flows being discounted; namely (i) for principal and interest payments on the Mortgage Loan or proceeds from the sale of a defaulted Mortgage Loan, the highest of (1) the rate determined by the Master Servicer or the Special Servicer, as applicable, that approximates the market rate that would be obtainable by the borrowers on similar debt of the borrowers as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal).

Subservicing

The Master Servicer and the Special Servicer may each delegate and/or assign some or all of its servicing obligations and duties with respect to some or all of the Serviced Loans to one or more third-party sub-servicers provided that the Master Servicer or the Special Servicer, as applicable, will remain obligated under the Pooling and Servicing Agreement. Certain servicing and administrative functions may also be provided by one or more primary servicers that previously serviced the Mortgage Loans for the applicable Mortgage Loan Seller. The Master Servicer or the Special Servicer, as applicable, will be responsible for paying the servicing fees of any sub-servicer or primary servicer retained by it. Notwithstanding any sub-servicing agreement or primary servicing agreement, the Master Servicer or the Special Servicer, as applicable, will remain primarily liable to the Trustee, the Certificate Administrator, the Certificateholders and any Serviced Companion Loan Holder for the servicing and administering of the Serviced Loans in accordance with the provisions of the Pooling and Servicing Agreement without diminution of such obligation or liability by virtue of such sub-servicing agreement or primary servicing agreement. A sub-servicer may be an affiliate of the Depositor, the Master Servicer or the Special Servicer. Notwithstanding the foregoing, the Special Servicer may not enter into any sub-servicing agreement which provides for the performance by third parties of any or all of its obligations under the Pooling and Servicing Agreement without, with respect to any Mortgage Loan other than an Excluded Mortgage Loan and prior to the occurrence and continuance of a Control Termination Event, the consent of the Controlling Class Representative, except to the extent necessary for the Special Servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the Master Servicer or the Special Servicer, as the case may be, and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) such Sub-Servicing Agreement may be assumed by the Trustee, if the Trustee has assumed the duties of the Master Servicer or the Special Servicer, as the case may be, or by any successor Master Servicer or Special Servicer, as the case may be, without cost or obligation to the assuming party or the Issuing Entity, upon the assumption by such party of the obligations of the Master Servicer or the Special Servicer, as the case may be, pursuant to the Pooling and Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be required to be terminated (unless such default is waived by the Depositor) if the sub-servicer fails (A) to deliver by the due date (which may take into account any grace period permitted pursuant to the Pooling and Servicing Agreement) any Exchange Act reporting items required to be delivered to the Master Servicer or Special Servicer, as the case may be, pursuant to the Pooling and Servicing Agreement or such Sub-Servicing Agreement or to the master servicer or other applicable party under any other pooling and servicing agreement that the Depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the Pooling and Servicing Agreement to perform its obligations under the Pooling and Servicing Agreement or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the Depositor is a party to. The Master Servicer or the Special Servicer, as applicable, will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it in accordance with the terms of the related Sub-Servicing Agreement. No sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents without the consent of the Master Servicer (in the case of sub-servicers engaged by the Master Servicer) or the Special Servicer (in the case of sub-servicers engaged by the Special Servicer).

371

Advances

The Master Servicer will be obligated (subject to the limitations described below) to advance, on the business day immediately preceding a Distribution Date (the “Master Servicer Remittance Date”), an amount (each such amount advanced pursuant to, or required to be advanced pursuant to, the Pooling and Servicing Agreement, a “P&I Advance”) equal to the total or any portion of the Monthly Payment (exclusive of the related Servicing Fee and, if applicable, any Excess Interest) due or deemed due (without regard to any grace period) on each Mortgage Loan and any Trust Subordinate Companion Loan (including the Outside Serviced Mortgage Loans, and notwithstanding that the related Mortgaged Property has become an REO Property) for the Due Date in the related Collection Period, to the extent not received by the Master Servicer as of the close of business on the Determination Date in the same month as (or, in the case of an Outside Serviced Mortgage Loan, as of the close of business on the business day immediately preceding) such Master Servicer Remittance Date. In the event the Monthly Payment has been reduced pursuant to any modification, waiver or amendment of the terms of the Mortgage Loan or any Trust Subordinate Companion Loan, whether agreed to by the Special Servicer or resulting from bankruptcy, insolvency or any similar proceeding involving the related borrower, the amount required to be advanced will be so reduced. The Master Servicer will not be required or permitted to make an advance for balloon payments, default interest, Excess Interest, prepayment premiums or yield maintenance charges or delinquent monthly debt service payments on the Companion Loans (other than any Trust Subordinate Companion Loans). The amount required to be advanced by the Master Servicer with respect to any Distribution Date in respect of delinquent payments of interest on any Mortgage Loan (or Trust Subordinate Companion Loan) as to which an Appraisal Reduction Amount exists will equal the product of (i) the amount otherwise required to be advanced by the Master Servicer with respect to delinquent payments of interest without giving effect to such Appraisal Reduction Amount, and (ii) a fraction, the numerator of which is the Stated Principal Balance of such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, as of the last day of the related Collection Period, reduced by such Appraisal Reduction Amount, and the denominator of which is the Stated Principal Balance of such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, as of the last day of the related Collection Period. Appraisal Reduction Amounts will not affect advances in respect of delinquent payments of principal.

The Master Servicer will also be obligated (subject to the limitations described below) with respect to each Serviced Loan serviced, and each REO Property administered, under the Pooling and Servicing Agreement, to make cash advances (“Property Advances” and, together with P&I Advances, “Advances”) to pay all customary, reasonable and necessary “out of pocket” costs and expenses (including attorneys’ fees and fees and expenses of real estate brokers) incurred in connection with the servicing and administration of such Serviced Loan if a default is imminent thereunder or a default, delinquency or other unanticipated event has occurred, or in connection with the administration of any such REO Property, including, but not limited to, the cost of the preservation, insurance, restoration, protection and management of a related Mortgaged Property, the cost of delinquent real estate taxes and assessments, ground lease rent payments, condominium assessments, hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage or to maintain a related Mortgaged Property, subject to a non-recoverability determination; provided that the Master Servicer will be required to forward to the Special Servicer any written notice of default under a ground lease, and the Special Servicer will be required to determine in accordance with the Servicing Standard whether such default should be cured. The Master Servicer has no obligation to make any Property Advances with regard to any Outside Serviced Mortgage Loan. No Property Advances will be made with regard to a Subordinate Companion Loan held outside the Issuing Entity if the related Mortgage Loan is no longer held by the Issuing Entity.

The Master Servicer will advance the cost of preparation of any environmental assessments required to be obtained in connection with taking title to any REO Property unless the Master Servicer determines, in accordance with the Servicing Standard, that such Advance would be a Nonrecoverable Advance but the cost of any compliance, containment, clean-up or remediation of an REO Property will be an expense of the Issuing Entity and paid from the Collection Account.

The Pooling and Servicing Agreement will obligate the Certificate Administrator, in its capacity as back-up advancing agent, to make any P&I Advance that the Master Servicer was obligated, but failed, to make unless the Certificate Administrator or the Special Servicer determines such P&I Advance would be a Nonrecoverable Advance.

The Special Servicer is required to request the Master Servicer to make Property Advances with respect to a Specially Serviced Loan or REO Property under the Pooling and Servicing Agreement. The Special Servicer must make the request a specified number of days in advance of when the Property Advance is required to be made

372

under the Pooling and Servicing Agreement. The Master Servicer, in turn, must make the requested Property Advance within a specified number of days following the Master Servicer’s receipt of the request unless the Master Servicer determines such Advance would be a Nonrecoverable Advance. The Special Servicer will have no obligation to make any Property Advance, provided that, in an urgent or emergency situation requiring the making of a Property Advance, the Special Servicer may, in its sole discretion, make such Property Advance, and the Master Servicer will be required to reimburse the Special Servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the Pooling and Servicing Agreement, provided such Advance is not determined by the Master Servicer, in accordance with the Servicing Standard, to be a Nonrecoverable Advance. Once reimbursed, the Master Servicer will be deemed to have made such Property Advance as of the date made by the Special Servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the Pooling and Servicing Agreement. Any Property Advance made by the Special Servicer, but not reimbursed by the Master Servicer, will be reimbursable out of the Collection Account in the same manner as would be Property Advances made by the Master Servicer.

If the Master Servicer is required under the Pooling and Servicing Agreement to make a Property Advance, but does not do so within 15 days after the Property Advance is required to be made by it, then the Certificate Administrator, in its capacity as back-up advancing agent, will be required:

●	if a responsible officer of the Certificate Administrator has actual knowledge of the failure, to give the Master Servicer notice of its failure; and
●	if the failure continues for three more business days, to make the Property Advance, unless the Certificate Administrator determines such Property Advance would be a Nonrecoverable Advance.

The Master Servicer, the Special Servicer and the Certificate Administrator, as applicable, will each be entitled to receive interest on Advances at the Prime Rate, compounded annually (the “Advance Rate”) (and, solely with respect to the Master Servicer, subject to a floor rate of 2.0% per annum), as of each Master Servicer Remittance Date; provided, however, that with respect to any P&I Advance made prior to the expiration of the related grace period, interest on such P&I Advance will accrue only from and after the expiration of such grace period. If the interest on any Advance is not recovered from Modification Fees on the related Mortgage Loan or Penalty Charges on the related Mortgage Loan, a shortfall will result which will have the same effect as a liquidation loss on a defaulted Mortgage Loan. The “Prime Rate” is the rate on any day set forth as such in The Wall Street Journal, Eastern edition.

The obligation of the Master Servicer or the Certificate Administrator, as applicable, to make Advances with respect to any Mortgage Loan or Trust Subordinate Companion Loan pursuant to the Pooling and Servicing Agreement continues, subject to a non-recoverability determination, through the foreclosure of such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, and until the liquidation of such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, or the related Mortgaged Property or Properties. Advances are intended to provide a limited amount of liquidity, not to guarantee or insure against losses.

Each Outside Servicer will (or is expected to) be obligated to make servicing advances with respect to the related Outside Serviced Whole Loan and will (or is expected to) be entitled to reimbursement for such servicing advances with interest at a prime lending rate. In addition, if any such servicing advance is determined to be a nonrecoverable advance under an Outside Servicing Agreement, then the Outside Servicer or the Outside Trustee, as applicable, will (or is expected to) be entitled to reimbursement from general collections on the Mortgage Loans in this securitization transaction for the pro rata portion of such nonrecoverable advances allocable to the related Outside Serviced Mortgage Loan (with interest at a prime lending rate) pursuant to the terms of the related Co-Lender Agreement.

If the Master Servicer or the Special Servicer, in accordance with the Servicing Standard, or the Certificate Administrator in its good faith business judgment, as applicable, determines that any Advance (together with accrued interest on the Advance) previously made by it (or, in the case of a determination by the Special Servicer, by the Master Servicer or the Certificate Administrator) will not be ultimately recoverable out of related late payments, net insurance proceeds, net condemnation proceeds, net liquidation proceeds or other collections with respect to the Mortgage Loan, Trust Subordinate Companion Loan or the Issuing Entity’s interest in a related REO Property (or, in the case of a Servicing Advance on a Serviced Whole Loan, from such collections with respect to such Serviced Whole Loan and the related REO Property), as the case may be, as to which such Advance was made (any such Advance, a “Nonrecoverable Advance”), then the Master Servicer, the Special Servicer or the

373

Certificate Administrator, as applicable, will be entitled to be reimbursed for such Advance, plus interest on the Advance at the Advance Rate, out of amounts payable on or in respect of all of the Mortgage Loans and REO Properties (or, in the case of a P&I Advance on a Trust Subordinate Companion Loan, just on or in respect of the related Mortgage Loan or the Issuing Entity’s interest in a related REO Property) prior to distributions on the Certificates, which will be deemed to have been reimbursed first out of amounts collected or advanced in respect of principal and then out of all other amounts collected on the Mortgage Loans and REO Properties (or, in the case of a P&I Advance on a Trust Subordinate Companion Loan, just on or in respect of the related Mortgage Loan or the Issuing Entity’s interest in a related REO Property).

In connection with a determination by the Master Servicer, the Special Servicer or the Certificate Administrator as to whether an Advance previously made or to be made constitutes or would constitute a Nonrecoverable Advance:

●	neither the Master Servicer nor the Certificate Administrator will be required to make any Advance that the Master Servicer, in accordance with the Servicing Standard, or the Certificate Administrator in its good faith business judgment, determines will not be ultimately recoverable (including interest accrued on the Advance) by the Master Servicer or the Certificate Administrator, as applicable, out of related late payments, net insurance proceeds, net condemnation proceeds, net liquidation proceeds or other collections with respect to the Mortgage Loan, Trust Subordinate Companion Loan, Serviced Whole Loan or REO Property, as the case may be, as to which such Advance was made;
●	the Special Servicer may, at its option, make a determination in accordance with the Servicing Standard that any proposed Advance, if made, would be a Nonrecoverable Advance or that any outstanding Advance is a Nonrecoverable Advance and may deliver to the Master Servicer, the Certificate Administrator, any applicable Directing Holder and the Controlling Class Representative if it is an applicable Consulting Party, notice of such determination, which determination will be conclusive and binding on the Master Servicer and the Certificate Administrator;
●	although the Special Servicer may determine whether an outstanding Advance is a Nonrecoverable Advance, the Special Servicer will have no right to (i) make an affirmative determination that any Property Advance previously made, to be made (or contemplated to be made) by the Master Servicer or the Certificate Administrator is, or would be, recoverable or (ii) reverse any other authorized person’s determination or to prohibit any such other authorized person from making a determination, that an Advance constitutes or would constitute a Nonrecoverable Advance; provided that this sentence will not be construed to limit the Special Servicer’s right to make a determination that an Advance to be made (or contemplated to be made) would be or a previously made Advance is a Nonrecoverable Advance, as described in the preceding bullet;
●	any non-recoverability determination by the Master Servicer or the Special Servicer described in this paragraph with respect to the non-recoverability of Advances will be conclusive and binding on the Master Servicer (in the case of such a determination by the Special Servicer) and the Certificate Administrator; and
●	notwithstanding the foregoing, the Certificate Administrator may conclusively rely upon any determination by the Master Servicer or the Special Servicer that any Advance would be recoverable (unless a non-recoverability determination has been made by the other such servicer in accordance with the preceding bullet which is binding on the Certificate Administrator), and the Master Servicer may conclusively rely upon any determination by the Special Servicer that any Advance would be recoverable.

Any such judgment or determination with respect to the recoverability of Advances by any of the Certificate Administrator, the Master Servicer or the Special Servicer must be made (i) in the case of the Master Servicer or the Special Servicer, in accordance with the Servicing Standard, or (ii) in the case of the Certificate Administrator, in accordance with its good faith business judgment, and in any event will be required to be evidenced by an officer’s certificate delivered to, among others, the other such parties and any applicable Directing Holder, setting forth such judgment or determination of nonrecoverability and the procedures and considerations of the Master Servicer, the Special Servicer or the Certificate Administrator, as applicable, forming the basis of such determination. For the

374

avoidance of doubt, any non-recoverability determination with respect to a Trust Subordinate Companion Loan will take into account the subordinate nature of such Trust Subordinate Companion Loan.

With respect to an Outside Serviced Mortgage Loan and the Master Servicer’s and Certificate Administrator’s obligation to make P&I Advances, the Master Servicer and the Certificate Administrator may make their own independent determination as to recoverability or nonrecoverability, and the Special Servicer may make its own independent determination as to non-recoverability, notwithstanding any determination of recoverability or nonrecoverability, as the case may be, by the Outside Servicer or Outside Trustee. In addition, an Outside Servicer or Outside Special Servicer, as applicable, will be entitled to seek recovery from the Issuing Entity of the pro rata share of any non-recoverable servicing advance made with respect to such Outside Serviced Whole Loan, with interest at a prime lending rate.

For the avoidance of doubt, if a Mortgage Loan is subject to a forbearance agreement, standstill agreement or similar agreement that provides for a temporary deferral or similar temporary accommodation with respect to all or a portion of the monthly payment amount, the Master Servicer will be required to make P&I Advances for such Mortgage Loan based on the terms of the related Mortgage Loan documents in effect immediately prior to the date of such forbearance or similar agreement, subject to any non-recoverability determination with respect to such Mortgage Loan.

The Master Servicer, the Special Servicer or the Certificate Administrator, as applicable, will be entitled to reimbursement for any Advance made by it, including, solely in the case of the Master Servicer or the Certificate Administrator, all P&I Advances made with respect to the Outside Serviced Mortgage Loans, equal to the amount of such Advance and interest accrued on the Advance at the Advance Rate (i) from Penalty Charges and Modification Fees on the related Mortgage Loan, Trust Subordinate Companion Loan or Serviced Whole Loan, as applicable by the borrower and any other collections thereon, (ii) from insurance proceeds, condemnation proceeds or Liquidation Proceeds collected on the defaulted Mortgage Loan, Trust Subordinate Companion Loan or Serviced Whole Loan, as applicable, or the related Mortgaged Property or (iii) upon determining in good faith that such Advance with interest is not recoverable from amounts described in clauses (i) and (ii), from any other amounts from time to time on deposit in the Collection Account out of general collections relating to the Mortgage Loans (excluding any Trust Subordinate Companion Loan(s)) (first from principal collections and then from any other collections); provided that Nonrecoverable Advances that are P&I Advances made in respect of a Trust Subordinate Companion Loan (and any interest due on such Advances) may not be reimbursed directly from general collections on the Mortgage Loans in the Mortgage Pool, but can be reimbursed only from collections relating to the applicable Trust Subordinate Companion Whole Loan.

Neither the Master Servicer nor the Certificate Administrator will be entitled to recover: (1) from any collections on a Trust Subordinate Companion Loan, any Nonrecoverable Advance made, or interest on any Nonrecoverable Advance made, in respect of a Mortgage Loan (other than the Mortgage Loan related to such Trust Subordinate Companion Loan); or (2) any Nonrecoverable Advance that is a P&I Advance made in respect of a Trust Subordinate Companion Loan or any interest due on such Advance from any collections or amounts allocable to the Mortgage Loans (other than the Mortgage Loan related to such Trust Subordinate Companion Loan). With respect to each Trust Subordinate Companion Loan, the Master Servicer or the Certificate Administrator will only be entitled to reimbursement for a P&I Advance (and any interest thereon) from the amounts that would have been allocable to such Trust Subordinate Companion Loan or, if such P&I Advance is a Nonrecoverable Advance, allocable to the related Mortgage Loan.

Notwithstanding anything in this prospectus to the contrary, the Master Servicer may in accordance with the Servicing Standard elect (but is not required) to make a payment (and in the case of a Specially Serviced Loan, at the direction of the Special Servicer will be required to make a payment) from amounts on deposit in the Collection Account that would otherwise be a Property Advance with respect to a Mortgage Loan notwithstanding that the Master Servicer or the Special Servicer has determined that such a Property Advance would, if made, be a Nonrecoverable Advance, if making the payment would (x) prevent (i) the related Mortgaged Property from being uninsured or being sold at a tax sale or (ii) any event that would cause a loss of the priority of the lien of the related Mortgage, or the loss of any security for the related Mortgage Loan, or (y) would remediate any adverse environmental condition or circumstance at any of the Mortgaged Properties, if, in each instance, the Special Servicer or the Master Servicer, as applicable, determines in accordance with the Servicing Standard that making the payment is in the best interest of the Certificateholders and any related Loan-Specific Certificateholders (and, with respect to any Serviced Whole Loan, the related Serviced Companion Loan Holder(s)) (as a collective whole as if such Certificateholders, any related Loan-Specific Certificateholders and/or the related Serviced Companion

375

Loan Holder(s) constituted a single lender) (and, with respect to a Serviced AB Whole Loan, taking into account the subordinate nature of the related Subordinate Companion Loan(s)).

Notwithstanding the foregoing, if the funds in the Collection Account allocable to principal of the Mortgage Loans and available for distribution on the next Distribution Date are insufficient to fully reimburse the Master Servicer, the Special Servicer or the Certificate Administrator, as applicable, for a Nonrecoverable Advance, then such party may elect, on a monthly basis, in its sole discretion, to defer reimbursement of some or all of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the Advance) for a period not to exceed 12 months in any event; provided that any deferral in excess of six months will be subject to the consent of the applicable Directing Holder; and provided, further, that, if it is an applicable Consulting Party, the Controlling Class Representative must be consulted with. In addition, the Master Servicer, the Special Servicer or the Certificate Administrator, as applicable, will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan or Trust Subordinate Companion Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans (or, in the case of a Workout-Delayed Reimbursement Amount in respect of a Trust Subordinate Companion Loan, collections on the related Mortgage Loan) in the Collection Account (net of any amounts used to pay a Nonrecoverable Advance or interest on such Nonrecoverable Advance). The Master Servicer, the Special Servicer or the Certificate Administrator will be permitted to recover a Workout-Delayed Reimbursement Amount from general collections on the Mortgage Loans (or, in the case of a Workout-Delayed Reimbursement Amount in respect of a Trust Subordinate Companion Loan, collections on the related Mortgage Loan) in the Collection Account if the Master Servicer, the Special Servicer or the Certificate Administrator, as applicable, (a) has determined that such Workout-Delayed Reimbursement Amount would not be recoverable out of collections on the related Mortgage Loan or (b) has determined that such Workout-Delayed Reimbursement Amount would not ultimately be recoverable, along with any other Workout-Delayed Reimbursement Amounts and Nonrecoverable Advances, out of the principal portion of future collections on the Mortgage Loans and the REO Properties.

Neither the Master Servicer nor the Certificate Administrator will be entitled to recover: (1) from collections on a Trust Subordinate Companion Loan any Workout-Delayed Reimbursement Amounts in respect of a Mortgage Loan (other than the Mortgage Loan related to such Trust Subordinate Companion Loan); or (2) any Workout-Delayed Reimbursement Amounts in respect of a Trust Subordinate Companion Loan from any collections on or allocable to the Mortgage Loans (other than the Mortgage Loan related to such Trust Subordinate Companion Loan). However, if the Workout-Delayed Reimbursement Amount relates to a Property Advance for a Trust Subordinate Companion Whole Loan, the Master Servicer will be entitled to recover such Workout-Delayed Reimbursement Amount from general collections on deposit in the Collection Account for the Mortgage Pool and the applicable Trust Subordinate Companion Loan.

Any requirement of the Master Servicer or the Certificate Administrator to make an Advance in the Pooling and Servicing Agreement is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or any Trust Subordinate Companion Loan.

Any election described above by any party to refrain from reimbursing itself for any Nonrecoverable Advance (together with interest for that Nonrecoverable Advance) or portion of any Nonrecoverable Advance with respect to any Distribution Date will not be construed to impose on any party any obligation to make the above described election (or any entitlement in favor of any Certificateholder or any other person to an election) with respect to any subsequent Collection Period or to constitute a waiver or limitation on the right of the person making the election to otherwise be reimbursed for a Nonrecoverable Advance immediately (together with interest on that Nonrecoverable Advance). An election by the Master Servicer, the Special Servicer or the Certificate Administrator will not be construed to impose any duty on either of the other parties to make an election (or any entitlement in favor of any Certificateholder or any other person to such an election). The fact that a decision to recover a Nonrecoverable Advance over time, or not to do so, benefits some Classes of Certificateholders or Loan-Specific Certificateholders to the detriment of other Classes of Certificateholders or Loan-Specific Certificateholders will not constitute a violation of the Servicing Standard or a breach of the terms of the Pooling and Servicing Agreement by any party, or a violation of any fiduciary duty owed by any party to the Certificateholders. The Master Servicer’s, the Special Servicer’s or the Certificate Administrator’s decision to defer reimbursement of such Nonrecoverable Advances as set forth above is an accommodation to the Certificateholders and is not to be construed as an obligation on the part of the Master Servicer, the Special Servicer or the Certificate Administrator or a right of the Certificateholders.

376

Accounts

The Master Servicer will be required to deposit amounts collected in respect of the Mortgage Loans and any Trust Subordinate Companion Loans into a segregated account (the “Collection Account”) established pursuant to the Pooling and Servicing Agreement. The Master Servicer will also be required to establish and maintain a segregated custodial account (the “Whole Loan Custodial Account”) with respect to each Serviced Whole Loan (if any), which may be a sub-account of the Collection Account and deposit amounts collected in respect of such Serviced Whole Loan in the related Whole Loan Custodial Account. The Issuing Entity will only be entitled to amounts on deposit in a Whole Loan Custodial Account to the extent these funds are not otherwise payable to the holder of a related Companion Loan (other than, if applicable, a Trust Subordinate Companion Loan) or payable or reimbursable to any party to the Pooling and Servicing Agreement. Any amounts in a Whole Loan Custodial Account to which the Issuing Entity is entitled will be transferred on a monthly basis to the Collection Account.

The Master Servicer will also be required to establish and maintain one or more accounts (collectively, the “Loss of Value Reserve Fund”) for the purposes of holding Loss of Value Payments to be applied as described under “—Application of Loss of Value Payments”.

The Certificate Administrator will be required to establish and maintain the following accounts (collectively, the “Distribution Account”), which may be sub-accounts of a single account: (i) the “Lower-Tier REMIC Distribution Account”, (ii) the “Upper-Tier REMIC Distribution Account” and, (iii) if applicable, a “Trust Subordinate Companion Loan REMIC Distribution Account”.

With respect to each Distribution Date, on the related Master Servicer Remittance Date, the Master Servicer will be required to disburse from the Collection Account and remit to the Certificate Administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the Mortgage Loans (or any Trust Subordinate Companion Loan REMIC Distribution Account in respect of any Trust Subordinate Companion Loan), to the extent on deposit in the Collection Account, the applicable portions of Available Funds (or Trust Subordinate Companion Loan Available Funds) for such Distribution Date and the applicable portions of any prepayment premiums or yield maintenance charges collected during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator). In addition, the Master Servicer will be required to remit to the Certificate Administrator all P&I Advances for deposit into the Lower-Tier REMIC Distribution Account in respect of the Mortgage Loans (or any Trust Subordinate Companion Loan REMIC Distribution Account in respect of any Trust Subordinate Companion Loan) on the related Master Servicer Remittance Date. To the extent the Master Servicer fails to do so, the Trustee will deposit all P&I Advances into the Lower-Tier REMIC Distribution Account in respect of the Mortgage Loans (or any Trust Subordinate Companion Loan REMIC Distribution Account in respect of any Trust Subordinate Companion Loan), as described in this prospectus. On each Distribution Date, the Certificate Administrator will be required to (1) withdraw amounts distributable on such date on the Regular Certificates and (to the extent that they represent the residual interest in the Upper-Tier REMIC) on the Class R Certificates from the Lower-Tier REMIC Distribution Account, and deposit such amounts in the Upper-Tier REMIC Distribution Account, and (2) with respect to any Trust Subordinate Companion Loan, withdraw amounts distributable on such date on the related Loan-Specific Certificates (and any related uncertificated interest owners) and (to the extent that they represent the residual interest in the Upper-Tier REMIC) on the Class R Certificates from the Trust Subordinate Companion Loan REMIC Distribution Account, and deposit such amounts in the Upper-Tier REMIC Distribution Account (or any Trust Subordinate Companion Loan REMIC Distribution Account in respect of any Trust Subordinate Companion Loan). See “Description of the Certificates—Distributions”.

The Certificate Administrator will also be required to establish and maintain an account (the “Interest Reserve Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. On each Master Servicer Remittance Date occurring in January (except during a leap year) or February (commencing in 2025) (unless, in either case, the related Distribution Date is the final Distribution Date), the Master Servicer will be required to remit to the Certificate Administrator for deposit, in respect of each Mortgage Loan and any Trust Subordinate Companion Loan that accrues interest on an Actual/360 basis, an amount equal to one day’s interest at the related Net Mortgage Rate on the respective Stated Principal Balance as of the close of business on the Distribution Date in the month preceding the month in which such Master Servicer Remittance Date occurs, to the extent the applicable Monthly Payment or a P&I Advance is made in respect of the Monthly Payment (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On or prior to the Master Servicer Remittance Date occurring in March (or February, if the final Distribution Date occurs in such month)

377

of each calendar year (commencing in 2025), the Certificate Administrator will be required to withdraw from the Interest Reserve Account the aggregate of all Withheld Amounts on deposit therein, and deposit such amount into the Lower-Tier REMIC Distribution Account in respect of the Mortgage Loans or, if applicable, the related Trust Subordinate Companion Loan REMIC Distribution Account in respect of a Trust Subordinate Companion Loan.

If there are any ARD Loans included in the Issuing Entity, the Certificate Administrator will also be required to establish and maintain an account (the “Excess Interest Distribution Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. Because there are no ARD Loans in the Issuing Entity, the Certificate Administrator will not establish an Excess Interest Distribution Account.

The Certificate Administrator will also be required to establish and maintain an account (the “Excess Liquidation Proceeds Reserve Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. To the extent that any gains are realized, and allocable to the Issuing Entity, on sales of REO Properties, such gains will be deposited into the Excess Liquidation Proceeds Reserve Account. In connection with each Distribution Date, the Certificate Administrator will be required to determine if the Available Funds for such Distribution Date (determined without regard to the inclusion of any Excess Liquidation Proceeds therein) would be sufficient to pay all interest and principal due and owing to, and to reimburse (with interest thereon) all previously allocated Realized Losses reimbursable to, the holders of the Regular Certificates on such Distribution Date.  If the Certificate Administrator determines that such Available Funds (as so determined) would not be sufficient to make such payments and reimbursements, then the Certificate Administrator will be required to withdraw from the Excess Liquidation Proceeds Reserve Account and deposit in the Lower-Tier REMIC Distribution Account an amount (to be included in the Available Funds for the related Distribution Date for allocation to the Regular Certificates) equal to the lesser of (i) all amounts then on deposit in the Excess Liquidation Proceeds Reserve Account and (ii) the amount of the applicable insufficiency in such Available Funds .  In addition, holders of the Class R Certificates will be entitled to distributions of amounts on deposit in the Excess Liquidation Proceeds Reserve Account that exceed amounts reasonably anticipated to be required to offset possible future Realized Losses and other shortfalls in payments on the Regular Certificates, as determined by the Special Servicer from time to time, or that remain after all distributions with respect to the Regular Certificates on the final Distribution Date.

“Excess Liquidation Proceeds” means, with respect to any Mortgage Loan (and any related Trust Subordinate Companion Loan), the excess of (i) Liquidation Proceeds of that Mortgage Loan (and any related Trust Subordinate Companion Loan) or any related REO Property (net of any related liquidation expenses and any amounts payable to a related Serviced Companion Loan Holder (in connection with a related Serviced Companion Loan held outside the Issuing Entity) pursuant to the related Co-Lender Agreement), over (ii) the amount that would have been received if a principal payment in full had been made, and all other outstanding amounts had been paid, with respect to such Mortgage Loan (and any related Trust Subordinate Companion Loan) on the Due Date immediately following the date on which such proceeds were received. With respect to any Outside Serviced Mortgage Loan, “Excess Liquidation Proceeds” mean such Outside Serviced Mortgage Loan’s pro rata share of any “excess liquidation proceeds” determined in accordance with the applicable Outside Servicing Agreement and the related Co-Lender Agreement that are received by the Issuing Entity.

Other accounts to be established pursuant to the Pooling and Servicing Agreement are one or more segregated custodial accounts (each, an “REO Account”) for collections from REO Properties.

The Collection Account, any Whole Loan Custodial Account, any REO Account, the Loss of Value Reserve Fund, the Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account and the Excess Interest Distribution Account will be held in the name of the Certificate Administrator (or the Master Servicer (in the case of the Collection Account, each Whole Loan Custodial Account and the Loss of Value Reserve Fund) or the Special Servicer (in the case of any REO Account)) on behalf of the Trustee for the benefit of the holders of Certificates. Each of the Collection Account, any Whole Loan Custodial Account, any REO Account, the Loss of Value Reserve Fund, the Distribution Account, the Interest Reserve Account, any escrow account, the Excess Liquidation Proceeds Reserve Account and the Excess Interest Distribution Account will be held at a depository institution or trust company meeting the requirements of the Pooling and Servicing Agreement or satisfactory to the Rating Agencies.

Amounts on deposit in the Distribution Account, the Excess Liquidation Proceeds Reserve Account, the Excess Interest Distribution Account and the Interest Reserve Account will remain uninvested, and such accounts will be non-interest bearing.

378

Amounts on deposit in the Collection Account, any Whole Loan Custodial Account, any REO Account and the Loss of Value Reserve Fund may be invested in certain United States government securities and other high-quality investments meeting the requirements of the Pooling and Servicing Agreement or otherwise satisfactory to the Rating Agencies, and maturing (unless payable on demand) no later than the business day preceding the date on which such funds are required to be withdrawn pursuant to the Pooling and Servicing Agreement. Interest or other income earned on funds in the Collection Account, any Whole Loan Custodial Account, the Loss of Value Reserve Fund and certain other servicing accounts will be paid to the Master Servicer as additional servicing compensation, and interest or other income earned on funds in any REO Account will be payable to the Special Servicer.

If with respect to any Serviced Loan the related loan documents permit the lender to, at its option prior to an event of default under the related Serviced Loan, apply amounts held in any reserve account as a prepayment or hold such amounts in a reserve account, neither the Master Servicer or the Special Servicer, as applicable, may apply such amounts as a prepayment, and will instead continue to hold such amounts in the applicable reserve account. Such amount may be used, if permitted under the Mortgage Loan documents, to defease the loan, or may be used to prepay the Serviced Loan upon a subsequent default.

Withdrawals from the Collection Account

The Master Servicer may make withdrawals from the Collection Account (exclusive of any Whole Loan Custodial Account that may be a subaccount thereof) for the following purposes, to the extent permitted, as well as any other purpose described in this prospectus (the order set forth below not constituting an order of priority for such withdrawals):

(i)	to remit on or before each Master Servicer Remittance Date (A) to the Certificate Administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the Mortgage Loans (or any Trust Subordinate Companion Loan REMIC Distribution Account in respect of any Trust Subordinate Companion Loan) an amount equal to the sum of (I) the applicable portions of Available Funds for the related Distribution Date (to the extent on deposit in the Collection Account) and (II) the applicable portions of any prepayment premiums or yield maintenance charges collected with respect to the Mortgage Loans during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator), (B) to the Certificate Administrator, as compensation for it and the Trustee, the Trustee/Certificate Administrator Fee for the related Distribution Date, (C) to the Certificate Administrator for deposit into the Excess Liquidation Proceeds Reserve Account an amount equal to the Excess Liquidation Proceeds received during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator), if any, (D) to the Certificate Administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received during the related Collection Period, if any, and (E) if such Master Servicer Remittance Date occurs in January (except during a leap year) or February (unless, in either case, the related Distribution Date is the final Distribution Date), to the Certificate Administrator for deposit into the Interest Reserve Account an amount required to be withheld as described above under “—Accounts”;
(ii)	to pay or reimburse the Master Servicer, the Special Servicer and the Certificate Administrator, as applicable, pursuant to the terms of the Pooling and Servicing Agreement for Advances made by any of them and interest on Advances (the Master Servicer’s, the Special Servicer’s or the Certificate Administrator’s right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”);
(iii)	to pay on or before each Master Servicer Remittance Date (x) to the Master Servicer as compensation, the aggregate unpaid Servicing Fee (or to pay Midland, if Midland is no longer the Master Servicer, any excess servicing strip to which it is entitled in accordance with the Pooling and Servicing Agreement) earned with respect to the Mortgage Loans through the end of the most recently ended Interest Accrual Period, and (y) to the Special Servicer as compensation, unpaid special servicing compensation earned with respect to the Mortgage Loans and any Trust Subordinate Companion Loans through the immediately preceding Determination Date (or, in the case of Special Servicing Fees, accrued with
379

respect to the Mortgage Loans and any Trust Subordinate Companion Loans that are Specially Serviced Loans through the end of the most recently ended Interest Accrual Period);

(iv)	to pay to the Operating Advisor the Operating Advisor Consulting Fee (but only to the extent actually received from the related borrower) and the Operating Advisor Fee;
(v)	to pay to the Asset Representations Reviewer the Asset Representations Reviewer Ongoing Fee and any unpaid Asset Representations Reviewer Asset Review Fee (to the extent such fee is to be payable by the Issuing Entity);
(vi)	to pay on or before each Distribution Date to any person with respect to each related Mortgage Loan or Trust Subordinate Companion Loan or REO Property that has previously been purchased or repurchased by such person pursuant to the Pooling and Servicing Agreement, a Mortgage Loan Purchase Agreement, a Co-Lender Agreement (if applicable) or a mezzanine intercreditor agreement, all amounts received on such Mortgage Loan or Trust Subordinate Companion Loan or REO Property during the related Collection Period and subsequent to the date as of which the amount required to effect such purchase or repurchase was determined;
(vii)	to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the Master Servicer, the Special Servicer, the Trustee, the Custodian, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, and/or the Depositor for unpaid compensation (in the case of the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor), unpaid additional expenses of the Issuing Entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the Pooling and Servicing Agreement and to satisfy any indemnification obligations of the Issuing Entity under the Pooling and Servicing Agreement;
(viii)	to pay to the Certificate Administrator amounts reasonably determined by the Certificate Administrator to be necessary to pay any applicable federal, state or local taxes imposed on any Trust REMIC;
(ix)	to pay the CREFC® Intellectual Property Royalty License Fee;
(x)	to make such payments and reimbursements out of funds transferred to the Collection Account from the Loss of Value Reserve Fund as described under “—Application of Loss of Value Payments” below;
(xi)	to withdraw any amount deposited into the Collection Account that was not required to be deposited in the Collection Account; and
(xii)	to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the Issuing Entity.

However, certain of the foregoing withdrawals of items specifically related to a Serviced Whole Loan or related REO Property will first be made out of the related Whole Loan Custodial Account and will be made out of the Collection Account only if and to the extent that amounts in the related Whole Loan Custodial Account are insufficient or, based on the related Co-Lender Agreement, unavailable to make the relevant payment or reimbursement. If the Master Servicer makes any reimbursement or payment out of the Collection Account to cover the related Serviced Companion Loan Holder’s share of any cost, expense, indemnity, Property Advance or interest on such Property Advance, or fee with respect to a Serviced Whole Loan (taking into account the subordinate nature of any related Subordinate Companion Loan(s)), then the Master Servicer (with respect to non-Specially Serviced Loans) and the Special Servicer (with respect to Specially Serviced Loans) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Companion Loan or, if and to the extent permitted under the related Co-Lender Agreement, from such Serviced Companion Loan Holder. The Master Servicer will also be entitled to make withdrawals from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to, and/or the securitization trust created under, any Outside Servicing Agreement pursuant to the related Co-Lender Agreement.

If a P&I Advance is made with respect to any Serviced Mortgage Loan that is part of a Serviced Pari Passu Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Serviced Mortgage Loan (or the related Trust Subordinate Companion Loan

380

in the case of interest on a P&I Advance) or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on any related Serviced Pari Passu Companion Loan. Likewise, the Trustee/Certificate Administrator Fee, the Operating Advisor Fee and the Asset Representations Reviewer Ongoing Fee that accrue with respect to any Serviced Mortgage Loan that is part of a Serviced Whole Loan and any other amounts payable to the Operating Advisor may only be paid out of payments and other collections on such Serviced Mortgage Loan, any related Trust Subordinate Companion Loan (except in the case of the Asset Representations Reviewer Ongoing Fee and except for any other such fee that does not accrue with respect to such Trust Subordinate Companion Loan) and/or the Mortgage Pool generally, but not out of payments or other collections on any related Serviced Companion Loan held outside the Issuing Entity.

Application of Loss of Value Payments

If any Loss of Value Payments are deposited into the Loss of Value Reserve Fund with respect to any Mortgage Loan, any Trust Subordinate Companion Loan or any related REO Property, then upon direction from the Special Servicer (subject to any notice required to be provided by the Certificate Administrator under the Pooling and Servicing Agreement), the Master Servicer will be required to transfer such Loss of Value Payments (up to the remaining portion of such Loss of Value Payments) from the Loss of Value Reserve Fund to the Collection Account (or, in the case of clause (v) below, to the applicable Sponsors) for the following purposes:

(i)                              to reimburse the Master Servicer, the Special Servicer or the Certificate Administrator, in accordance with the terms of the Pooling and Servicing Agreement, for any Nonrecoverable Advance made by such party with respect to such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, or any related REO Property (together with interest on such Advance);

(ii)                            (A) to pay, or to reimburse the Issuing Entity for the prior payment of, any expense relating to such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, or any related REO Property that constitutes or, if not paid out of such Loss of Value Payments, would constitute an additional expense of the Issuing Entity, and (B) to pay, in accordance with the terms of the Pooling and Servicing Agreement, any unpaid Liquidation Fee due and owing to the Special Servicer in connection with the receipt of such Loss of Value Payments;

(iii)                         to offset any portion of Realized Losses that are attributable to such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, or related REO Property (as calculated without regard to the application of such Loss of Value Payments), incurred with respect to such Mortgage Loan (or any related successor REO Mortgage Loan with respect thereto) or any Trust Subordinate Companion Loan (or any related successor REO Companion Loan with respect thereto);

(iv)                         following the liquidation of such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, or any related REO Property and any related transfers from the Loss of Value Reserve Fund with respect to the items contemplated by the immediately preceding clauses (i) to (iii) above as to such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, to cover the items contemplated by the immediately preceding clauses (i), (ii)(A) and (iii) in respect of any other Mortgage Loan or REO Mortgage Loan; and

(v)                            on the final Distribution Date after all distributions have been made as set forth in clauses (i) through (iv) above, to each Sponsor, its pro rata share, based on the amount that it contributed, net of any amount contributed by such Sponsor that was used pursuant to clauses (i) to (iii) above to offset any portion of Realized Losses that are attributable to such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, or any related REO Property for which the contribution was made, additional expenses of the Issuing Entity or any Nonrecoverable Advances incurred with respect to the Mortgage Loan or Trust Subordinate Companion Loan, as applicable, or any related REO Property for which the contribution was made.

Servicing and Other Compensation and Payment of Expenses

Master Servicing Compensation

The servicing fee (the “Servicing Fee”) payable in respect of each related Mortgage Loan and any Trust Subordinate Companion Loan (including any Mortgage Loan or Trust Subordinate Companion Loan that is a Specially Serviced Loan and any Outside Serviced Mortgage Loan) or any successor REO Loan will be paid monthly from amounts received on such Mortgage Loan or Trust Subordinate Companion Loan, as applicable. With respect

381

to each such Mortgage Loan and/or Trust Subordinate Companion Loan (including each Mortgage Loan and Trust Subordinate Companion Loan that is a Specially Serviced Loan and each Outside Serviced Mortgage Loan) or any successor REO Loan, the Servicing Fee will: (a) accrue on the related Stated Principal Balance at a fixed annual rate (the “Servicing Fee Rate”), which, together with the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Operating Advisor Fee Rate and the Asset Representations Reviewer Ongoing Fee Rate, is, with respect to each Mortgage Loan, is equal to the per annum rate set forth on Annex A to this prospectus as the Administrative Fee Rate with respect to such Mortgage Loan; (b) be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as interest is calculated on the related Mortgage Loan or Trust Subordinate Companion Loan, as applicable; and (c) be prorated for partial periods. The Servicing Fee is generally payable to the Master Servicer, but includes (i) all amounts required to be paid to any primary servicer or sub-servicer, and (ii) with respect to each Outside Serviced Mortgage Loan, for purposes of presentation in this prospectus, the primary servicing fee required to be paid to the related Outside Servicer, which will accrue at the applicable Outside Servicer Fee Rate (as defined below in the footnotes to the table under the “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” heading). A servicing fee will also be payable to the Master Servicer monthly from amounts received in respect of any related Serviced Companion Loan (including any Specially Serviced Loan but excluding any Trust Subordinate Companion Loan, which are discussed above) or any successor REO Companion Loan and will: (a) accrue on the related outstanding principal balance at a fixed annual rate; (b) be calculated on the same basis as interest is calculated on the related Serviced Companion Loan, and (c) be prorated for partial periods.

With respect to any Distribution Date, the Master Servicer will be entitled to retain any Prepayment Interest Excesses received on the Serviced Loans to the extent not needed to make Compensating Interest Payments. In addition to the Servicing Fee, the Master Servicer will be entitled to retain, as additional servicing compensation (a) a specified percentage (which may be either 50% or 100% for Serviced Loans that are not Specially Serviced Loans and which will be 0% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to each Serviced Loan, (b) 100% of any assumption application fees with respect to each Serviced Loan that is not a Specially Serviced Loan (if the related assumption was processed by the Master Servicer) and any defeasance fee received in connection with the defeasance of a Serviced Loan (which defeasance fee will not include any Modification Fees or waiver fees earned in connection with a defeasance to which either the Master Servicer or the Special Servicer is entitled under the Pooling and Servicing Agreement), (c) 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Master Servicer, (d) 50% of any Consent Fees with respect to a Serviced Loan that is not a Specially Serviced Loan if consent of the Special Servicer is required and is consented to by the Special Servicer (regardless of whether the Master Servicer or the Special Servicer processes the related servicing matter), and (e) 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Master Servicer. With respect to Excess Penalty Charges, the Master Servicer will be entitled to any collections of Excess Penalty Charges that represent amounts accrued while the related Serviced Loan is a non-Specially Serviced Loan even if collected when the Serviced Loan is a Specially Serviced Loan. The Master Servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account, Loss of Value Reserve Fund and any Whole Loan Custodial Account in certain investments permitted under the terms of the Pooling and Servicing Agreement, and the Master Servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the Pooling and Servicing Agreement. The Master Servicer also is entitled to retain any interest earned on any servicing escrow account to the extent the interest is not required to be paid to the related borrowers. The Master Servicer will be entitled to charge and retain reasonable review fees in connection with any borrower request with respect to any non-Specially Serviced Loan as to which the borrower request does not relate to a Major Decision or a Special Servicer Decision or in connection with any borrower request that relates to a Major Decision or Special Servicer Decision being processed by the Master Servicer with the mutual agreement of the Special Servicer, to the extent such fees are (i) not inconsistent with the related Mortgage Loan documents, (ii) in accordance with the Servicing Standard and (iii) actually paid by or on behalf of the related borrower. The Special Servicer will not be permitted to waive any review fee due to the Master Servicer without the Master Servicer’s consent. Notwithstanding the foregoing, the Master Servicer’s right to the additional servicing compensation described in this paragraph with respect to a Serviced Companion Loan will be subject to the related Co-Lender Agreement.

Although the Master Servicer is required to service and administer the Serviced Loans in accordance with the Servicing Standard and, accordingly, without regard to its rights to receive compensation under the Pooling and

382

Servicing Agreement, additional servicing compensation in the nature of assumption and modification fees may under certain circumstances provide the Master Servicer with an economic disincentive to comply with this standard.

The Master Servicer will be entitled to designate a portion of the Servicing Fee accrued on the Mortgage Loans and any Trust Subordinate Companion Loans at a specified rate per annum, the right to which portion will be transferable by the Master Servicer to other parties. That specified rate will be subject to reduction at any time following any resignation of the Master Servicer or any termination of the Master Servicer for cause, in each case to the extent reasonably necessary for the Trustee to appoint a successor Master Servicer that satisfies the requirements of the Pooling and Servicing Agreement.

For the avoidance of doubt, the Master Servicer shall not charge a fee in lieu of any fee that is otherwise to be split between the Master Servicer and Special Servicer.

“Consent Fees” means, with respect to any Serviced Loan, any and all fees actually paid by a borrower with respect to any consent or approval (or review thereof) required or requested pursuant to the terms of the Mortgage Loan documents that does not involve a modification evidenced by a signed writing, assumption, extension, waiver or amendment of the terms of the Mortgage Loan documents.

“Excess Modification Fees” means, with respect to any Serviced Mortgage Loan (or Serviced Whole Loan, if applicable), the sum of (A) the excess of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of a Serviced Mortgage Loan (or Serviced Whole Loan, if applicable), over (ii) all unpaid or unreimbursed Advances and additional expenses of the Issuing Entity (including, without limitation, interest on unreimbursed Advances with respect to such Serviced Mortgage Loan (or Serviced Whole Loan, if applicable), but excluding (1) Special Servicing Fees, Workout Fees and Liquidation Fees, and (2) Borrower Delayed Reimbursements) outstanding or previously incurred on behalf of the Issuing Entity with respect to the related Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) and reimbursed from such Modification Fees (which additional expenses will be reimbursed from such Modification Fees), and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower as Penalty Charges, specific reimbursements or otherwise. All Excess Modification Fees earned by the Special Servicer will be required to offset any future Workout Fees or Liquidation Fees payable with respect to the related Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) or REO Property; provided, that if the Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) ceases being a Corrected Loan, and is subject to a subsequent modification, any Excess Modification Fees earned by the Special Servicer prior to such Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) ceasing to be a Corrected Loan will no longer be offset against future Liquidation Fees and Workout Fees unless such Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) ceased to be a Corrected Loan within 18 months of it becoming a modified Mortgage Loan (or a modified Whole Loan, if applicable). In such case, the Special Servicer will be entitled to a Liquidation Fee or Workout Fee (to the extent not previously offset) with respect to the new modification, waiver, extension or amendment or future liquidation of the Specially Serviced Loan or related REO Property (including in connection with a repurchase, sale, refinance, discounted or final payoff or other liquidation); provided that any Excess Modification Fees earned and paid to the Special Servicer in connection with such subsequent modification, waiver, extension or amendment will be applied to offset such Liquidation Fee or Workout Fee to the extent described above. Within any prior 12-month period, all Excess Modification Fees earned by the Master Servicer or the Special Servicer (after taking into account any offset described above applied during such 12- month period) with respect to any Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) will be subject to a cap equal to the greater of (i) 1% of the outstanding principal balance of such Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) after giving effect to such transaction and (ii) $25,000.

“Borrower Delayed Reimbursements” means any unpaid or unreimbursed additional expenses (including, without limitation, Advances and interest on Advances) that the related borrower is required pursuant to a written modification agreement to pay in the future to the Issuing Entity in its capacity as owner of the related Mortgage Loan.

“Modification Fees” means, with respect to any Serviced Loan, any and all fees collected from the related borrower with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of the Mortgage Loan documents (as evidenced by a signed writing) agreed to by the Master Servicer or the Special Servicer (other than all loan service transaction fees, Assumption Fees, assumption application fees, Consent Fees and defeasance fees).

383

“Penalty Charges” means, with respect to any Serviced Loan (or successor REO Mortgage Loan or successor REO Companion Loan), any amounts actually collected thereon from the borrower that represent default charges, penalty charges, late fees and default interest (in the case of any Split Mortgage Loan or Serviced Companion Loan, to the extent allocable thereto pursuant to the related Co-Lender Agreement, and, in the case of a Serviced Companion Loan, to the extent not payable to the Serviced Companion Loan Holder, and, in the case of an Outside Serviced Mortgage Loan, any such amounts remitted by the Outside Servicer to the Master Servicer).

“Ancillary Fees” means, with respect to any Serviced Loan, any and all demand fees, loan service transaction fees, beneficiary statement charges, fees for insufficient or returned checks and other usual and customary charges and fees or similar fees (other than Modification Fees, Consent Fees, Penalty Charges, defeasance fees, Assumption Fees and assumption application fees) actually received from the borrower.

“Excess Penalty Charges” means, with respect to any Serviced Loan and any Collection Period, the sum of (A) the excess of (i) any and all Penalty Charges collected in respect of such Serviced Loan during such Collection Period, over (ii) all unpaid or unreimbursed Advances and additional expenses of the Issuing Entity (including, without limitation, Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower, Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the Issuing Entity (and, if applicable, the related Serviced Companion Loan Holder) with respect to such Serviced Loan and reimbursed from such Penalty Charges (which Advances and additional expenses will be reimbursed from such Penalty Charges) and (B) Advances and  expenses previously paid or reimbursed from Penalty Charges as described in the immediately preceding clause (A), which Advances and expenses have been recovered from the related borrower or otherwise.

“Assumption Fees” means, with respect to any Serviced Loan, any and all assumption fees with respect to a transfer of a related Mortgaged Property or interests in a related borrower (excluding assumption application fees).

An Outside Servicer will be entitled to receive servicing compensation with respect to the related Outside Serviced Whole Loan pursuant to the terms of the Outside Servicing Agreement, which servicing compensation will be similar, but not necessarily identical, to that payable to the Master Servicer with respect to a Serviced Whole Loan under the Pooling and Servicing Agreement (except that the applicable primary servicing fee rate under the related Outside Servicing Agreement will be as indicated above under this “—Servicing and Other Compensation and Payment of Expenses—Master Servicing Compensation” heading, and below in the footnotes to the table under the “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” heading, and in each case such applicable primary servicing fee rate is included in the related Servicing Fee Rate presented in this prospectus).

Special Servicing Compensation

The principal compensation to be paid to the Special Servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and REO Property serviced and administered under the Pooling and Servicing Agreement at the applicable Special Servicing Fee Rate calculated on the basis of the Stated Principal Balance of the related Specially Serviced Loan on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as interest is calculated on the related Specially Serviced Loan and will be prorated for partial periods, and will be payable monthly: (i) in the case of a Serviced Whole Loan, from collections on such Serviced Whole Loan; and (ii) in the case of a Mortgage Loan (including a Mortgage Loan that is part of a Serviced Whole Loan, if the fee remains unpaid as described in the immediately preceding clause (i)), from general collections on all the Mortgage Loans and any REO Properties.

“Special Servicing Fee Rate” means (a) 0.25% per annum or (b) if such rate in clause (a) would result in a Special Servicing Fee with respect to a Specially Serviced Loan (or related Serviced Whole Loan, if applicable) or REO Property serviced and administered under the Pooling and Servicing Agreement, that would be less than $5,000 in any given month, then the Special Servicing Fee Rate for such month for such Specially Serviced Loan or REO Property will be such higher per annum rate as would result in a Special Servicing Fee equal to $5,000 for such month with respect to such Specially Serviced Loan (or the related Serviced Whole Loan, if applicable) or REO Property.

384

The “Workout Fee” will generally be payable with respect to each Corrected Loan serviced and administered under the Pooling and Servicing Agreement, and will be calculated by application of the applicable Workout Fee Rate to each collection of interest (excluding default interest and Excess Interest) and principal received on that Corrected Loan, for so long as it remains a Corrected Loan; provided that no Workout Fee will be payable by the Issuing Entity with respect to any such Corrected Loan if and to the extent that the Corrected Loan became a Specially Serviced Loan under clause (g) of the definition of “Specially Serviced Loan” (and no other clause of that definition) and no event of default actually occurs, unless the Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) is modified by the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement; provided, further, that if a Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) becomes a Specially Serviced Loan under the Pooling and Servicing Agreement only because of an event described in the second bullet of clause (a) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related collection of interest and principal is received within 3 months following the related maturity date in connection with the full and final payoff or refinancing of the related Serviced Mortgage Loan (or Serviced Whole Loan, if applicable), the Special Servicer will not be entitled to collect a Workout Fee (provided that the Special Servicer may collect from the related borrower and retain (x) a workout fee, and (y) such other fees as are provided for in the related loan documents). The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan under the Pooling and Servicing Agreement will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to such Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) as described in the definition of Excess Modification Fees, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

The Workout Fee with respect to any Corrected Loan serviced and administered under the Pooling and Servicing Agreement, will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) again becomes a Corrected Loan.

The “Workout Fee Rate” under the Pooling and Servicing Agreement will be a rate equal to the lesser of (a) 1.0% and (b) such lower rate as would result in a workout fee of $1,000,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on the subject Serviced Mortgage Loan (or related Serviced Whole Loan, if applicable) from the date such Mortgage Loan (or related Serviced Whole Loan, if applicable) becomes a Corrected Loan, through and including the then-related maturity date; provided that, if the rate in clause (a) above would result in a Workout Fee that would be less than $25,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on the subject Serviced Mortgage Loan (or related Serviced Whole Loan, if applicable) from the date such Serviced Mortgage Loan (or related Serviced Whole Loan, if applicable) becomes a Corrected Loan through and including the then-related maturity date, then the Workout Fee Rate will be a rate equal to such higher rate as would result in a Workout Fee equal to $25,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on such Serviced Mortgage Loan (or related Serviced Whole Loan, if applicable) from the date such Serviced Mortgage Loan (or related Serviced Whole Loan, if applicable) becomes a Corrected Loan through and including the then-related maturity date.

If the Special Servicer resigns or is terminated other than for cause, it will receive any Workout Fees payable on the Serviced Mortgage Loans (or Serviced Whole Loans, if applicable) that were Corrected Loans at the time of the resignation or termination or for which the resigning or terminated Special Servicer had cured the event of default through a modification, restructuring or workout negotiated by the Special Servicer and evidenced by a signed writing, but which had not as of the time the Special Servicer resigned or was terminated become a Corrected Loan solely because the borrower had not had sufficient time to make three consecutive full and timely Monthly Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such three consecutive timely Monthly Payments, but such fee will cease to be payable in each case if the Corrected Loan again becomes a Specially Serviced Loan. The successor Special Servicer will not be entitled to any portion of those Workout Fees.

A “Liquidation Fee” will be payable: (i) with respect to each Specially Serviced Loan serviced and administered under the Pooling and Servicing Agreement, as to which the Special Servicer obtains a full or discounted payoff (or unscheduled partial payment to the extent such prepayment is required by the Special Servicer as a condition to a workout) from the related borrower, (ii) except as otherwise described below, with respect to any Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) repurchased or substituted for, or with respect to which a Loss of Value Payment is made, by a Sponsor, and (iii) with respect to any Specially Serviced Loan or any REO Property serviced and administered under the Pooling and Servicing Agreement, as to which the Special Servicer receives

385

any Liquidation Proceeds, insurance proceeds or condemnation proceeds. The Liquidation Fee for each such Serviced Mortgage Loan, Specially Serviced Loan or REO Property serviced and administered under the Pooling and Servicing Agreement, will be payable from, and will be calculated by application of the Liquidation Fee Rate, to the related payment or proceeds; provided, that the Liquidation Fee with respect to any such Specially Serviced Loan or REO Property will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the Specially Serviced Loan or REO Property as described in the definition of “Excess Modification Fees” but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee; and provided, further, that, except as contemplated by each of the immediately preceding provisos and the second following paragraph, with respect to any Serviced Mortgage Loan (or related Serviced Whole Loan, if applicable), no Liquidation Fee will be less than $25,000. Notwithstanding the foregoing, in the event a party to the Pooling and Servicing Agreement is required to enforce the obligations of a Mortgage Loan Seller under its related Mortgage Loan Purchase Agreement with respect to an Outside Serviced Mortgage Loan, such party may be entitled to receive a liquidation fee (similar to the Liquidation Fee) in the amount and under the circumstances set forth in the Pooling and Servicing Agreement.

The “Liquidation Fee Rate” under the Pooling and Servicing Agreement will be a rate equal to the lesser of (a) 1.0% or (b) with respect to any Serviced Mortgage Loan (or related Serviced Whole Loan, if applicable) such lesser rate as would result in a Liquidation Fee of $1,000,000.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds received in connection with: (i) the repurchase of, or substitution for, or payment of any Loss of Value Payment with respect to, any Mortgage Loan or Trust Subordinate Companion Loan by the applicable Sponsor for a Material Defect within 120 days of the discovery or receipt of notice by the Sponsor of the Material Defect that gave rise to the particular repurchase or substitution obligation or the payment of the particular Loss of Value Payment, (ii) the purchase of any Specially Serviced Loan or REO Property by a mezzanine loan holder, if any (based on a purchase option set forth under the related intercreditor agreement), or the holder of a Subordinate Companion Loan, if any (based on a purchase option set forth under the related Co-Lender Agreement), in each case within 90 days of the date that the first purchase option related to the subject Servicing Transfer Event first becomes exercisable; or (iii) the purchase or other acquisition of all of the Mortgage Loans, any Trust Subordinate Companion Loans and REO Properties (or the Issuing Entity’s interest therein) in connection with an optional termination of the Issuing Entity (or of any Trust Subordinate Companion Loan in connection with an optional termination of the related Trust Subordination Companion Loan REMIC). Furthermore, no Liquidation Fee will be payable if a Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) becomes a Specially Serviced Loan under the Pooling and Servicing Agreement only because of an event described in the second bullet of clause (a) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related proceeds or payments is received within 3 months following the related maturity date in connection with the full and final payoff or refinancing of the related Serviced Mortgage Loan (or Serviced Whole Loan, if applicable), (provided that the Special Servicer may collect from the related borrower and retain (x) a liquidation fee, and (y) such other fees as are provided for in the related loan documents. The Special Servicer may not receive a Workout Fee and a Liquidation Fee with respect to the same proceeds collected on a Mortgage Loan or Trust Subordinate Companion Loan.

“Liquidation Proceeds” means the amount (other than insurance proceeds and condemnation proceeds) received in connection with (i) a liquidation of a Mortgage Loan, Serviced Companion Loan, Mortgaged Property, REO Property or interest in a Mortgage Loan, Serviced Companion Loan, Mortgaged Property or REO Property or (ii) the transfer of any Loss of Value Payments from the Loss of Value Reserve Fund to the Collection Account in accordance with the Pooling and Servicing Agreement (provided that for the purpose of determining the amount of the Liquidation Fee (if any) payable to the Special Servicer in connection with such Loss of Value Payment, the full amount of such Loss of Value Payment will be deemed to constitute “Liquidation Proceeds” from which the Liquidation Fee (if any) is payable as of such time such Loss of Value Payment is made by the applicable Sponsor).

“Defaulted Mortgage Loan” means a Serviced Loan (i) that is delinquent at least 60 days in respect of its Monthly Payments or delinquent in respect of its balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the Master Servicer or the Special Servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

386

The Special Servicer will also be entitled to retain, as additional servicing compensation: (a) a specified percentage (which may be either 0% or 50% for Serviced Loans that are not Specially Serviced Loans, and which will be 100% for Specially Serviced Mortgage Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to each Serviced Loan; (b) 100% of any assumption application fees with respect to (i) Specially Serviced Loans and (ii) Serviced Loans that are not Specially Serviced Loans (if the related assumption was processed by the Special Servicer); (c) any interest or other income earned on deposits in the REO Accounts and the reserve account established to hold any Loss of Value Payments that may be made by a Sponsor in connection with a Material Defect, (d) 50% of any Consent Fees with respect to a Serviced Loan that is not a Specially Serviced Loan if consent of the Special Servicer is required and is consented to by the Special Servicer (regardless of whether the Master Servicer or the Special Servicer processes the related servicing matter), (e) 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Special Servicer, and (f) 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Special Servicer. With respect to Excess Penalty Charges, the Special Servicer will be entitled to any collections of Excess Penalty Charges that represent amounts accrued while the subject Serviced Loan is a Specially Serviced Loan even if collected when the Serviced Loan is not a Specially Serviced Loan. The Special Servicer will be entitled to charge and retain reasonable review fees in connection with any borrower request with respect to a Specially Serviced Loan or any borrower request with respect to a non-Specially Serviced Loan that is being processed or consented to by the Special Servicer, to the extent such fees are (i) not inconsistent with the related Mortgage Loan documents, (ii) in accordance with the Servicing Standard and (iii) actually paid by or on behalf of the related borrower. The Master Servicer will not be permitted to waive any review fee due to the Special Servicer without the Special Servicer’s consent. Notwithstanding the foregoing, the Special Servicer’s right to the additional servicing compensation described in this paragraph with respect to a Serviced Companion Loan will be subject to the related Co-Lender Agreement.

Although the Special Servicer is required to service and administer the Serviced Loans in accordance with the Servicing Standard and, accordingly, without regard to its rights to receive compensation under the Pooling and Servicing Agreement, additional servicing compensation in the nature of assumption and modification fees may under certain circumstances provide the Special Servicer with an economic disincentive to comply with this standard.

With respect to each Collection Period, the Special Servicer will be required to deliver or cause to be delivered to the Master Servicer within two business days following the related Determination Date, and the Master Servicer will deliver, to the extent it has received such information, to the Certificate Administrator, without charge and within one business day prior to the related Distribution Date, a report that discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the Special Servicer or any of its affiliates during the related Collection Period; provided, that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

For the avoidance of doubt, the Special Servicer shall not charge a fee in lieu of any fee that is otherwise to be split between the Master Servicer and Special Servicer.

The Special Servicer and its affiliates will be prohibited from receiving or retaining any compensation or any other remuneration (including, without limitation, in the form of commissions, brokerage fees or rebates) from any person or entity (including, without limitation, the Issuing Entity, any borrower, any property manager, any guarantor or indemnitor in respect of a Serviced Mortgage Loan or Serviced Companion Loan and any purchaser of any Serviced Mortgage Loan, Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Serviced Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the Pooling and Servicing Agreement, other than as expressly provided for in the Pooling and Servicing Agreement; provided, that such prohibition will not apply to the Permitted Special Servicer/Affiliate Fees or the fees received by any person acting as an Outside Servicer or an Outside Special Servicer as expressly provided for under the Outside Servicing Agreement, or as master servicer or special servicer as expressly provided for under the pooling and servicing agreement governing the securitization of a Serviced Companion Loan. For the avoidance of doubt, the foregoing is not intended to act as a prohibition on the right of any entity acting in the capacities of both Master Servicer and Special Servicer from receiving or retaining any fees, compensation or other remuneration it is entitled to in its capacity as Master Servicer pursuant to the Pooling and Servicing Agreement.

387

“Disclosable Special Servicer Fees” means, with respect to any Serviced Loan or REO Property, any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees and rebates received or retained by the Special Servicer or any of its affiliates that is paid by any person or entity (including, without limitation, the Issuing Entity, any borrower, any property manager, any guarantor or indemnitor in respect of a Serviced Loan and any purchaser of any Serviced Loan or REO Property (or interest in an REO Property related to any Serviced Whole Loans, if applicable))) in connection with the disposition, workout or foreclosure of any Serviced Loan, the management or disposition of any REO Property, and the performance by the Special Servicer or any such affiliate of any other special servicing duties under the Pooling and Servicing Agreement, other than (1) any special servicing compensation which is payable to the Special Servicer under the Pooling and Servicing Agreement and that is set forth in a report that is part of the CREFC® Investor Reporting Package, and (2) any Permitted Special Servicer/Affiliate Fees. For the avoidance of doubt, any compensation or other remuneration that an entity acting in the capacities of both the Master Servicer and Special Servicer is entitled to in its capacity as Master Servicer pursuant to the Pooling and Servicing Agreement will not constitute Disclosable Special Servicer Fees.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, property condition report fees, banking fees, title insurance and/or other insurance commissions and fees, title agency fees and appraisal review fees received or retained by the Special Servicer or any of its affiliates in connection with any services performed by such party with respect to any Serviced Loan or REO Property, in each case, in accordance with the Pooling and Servicing Agreement.

An Outside Special Servicer will be entitled to receive special servicing compensation with respect to the related Outside Serviced Whole Loan pursuant to the terms of the Outside Servicing Agreement, which special servicing compensation will be similar, but not necessarily identical, to that payable to the Special Servicer with respect to a Serviced Whole Loan under the Pooling and Servicing Agreement.

Trustee / Certificate Administrator Compensation

Pursuant to the Pooling and Servicing Agreement, the Trustee and Certificate Administrator will be entitled to receive a monthly fee (the “Trustee/Certificate Administrator Fee”). The Trustee/Certificate Administrator Fee will be payable monthly from amounts received or advanced in respect of the Mortgage Loans and, as to each Mortgage Loan, will accrue at 0.01150% per annum (the “Trustee/Certificate Administrator Fee Rate”). The Trustee/Certificate Administrator Fee will be paid monthly to the Certificate Administrator and the Certificate Administrator will pay the Trustee its portion of the Trustee/Certificate Administrator Fee in accordance with the Pooling and Servicing Agreement. The Trustee/Certificate Administrator Fee will accrue on the Stated Principal Balance of each Mortgage Loan and will be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as the related Mortgage Loan and prorated for any partial periods.

Operating Advisor Compensation

An operating advisor fee (the “Operating Advisor Fee”) will be payable to the Operating Advisor monthly from amounts received or advanced in respect of the Mortgage Loans and will accrue at the applicable Operating Advisor Fee Rate with respect to each Mortgage Loan on the Stated Principal Balance of the related Mortgage Loan and will be calculated on the same interest accrual basis as the related Mortgage Loan and prorated for any partial periods.

The “Operating Advisor Fee Rate” will be a rate equal to 0.00180% per annum with respect to each Mortgage Loan.

The Operating Advisor will be paid a fee of $10,000 (the “Operating Advisor Upfront Fee”) on the Closing Date to be paid by the Sponsors.

An Operating Advisor Consulting Fee will be payable to the Operating Advisor with respect to each Major Decision on which the Operating Advisor has consultation rights. The “Operating Advisor Consulting Fee” will be a fee for each such Major Decision equal to $10,000 or such lesser amount as the related borrower pays with respect to any Serviced Mortgage Loan (or Serviced Whole Loan, if applicable); provided that the Operating Advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision. Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates as described in “—

388

Withdrawals from the Collection Account” above, but with respect to the Operating Advisor Consulting Fee only to the extent that such fee is actually received from the related borrower. If the Operating Advisor has consultation rights with respect to a Major Decision, the Pooling and Servicing Agreement will require the Master Servicer or the Special Servicer, as applicable, to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision, but only to the extent not prohibited by the related Mortgage Loan documents. The Master Servicer or the Special Servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard but may in no event take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection; provided that the Master Servicer or the Special Servicer, as applicable, will be required to consult with the Operating Advisor on a non-binding basis prior to any such waiver or reduction.

CREFC® Intellectual Property Royalty License Fee

The CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis. The “CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and Trust Subordinate Companion Loan (including any REO Mortgage Loan and including any REO Companion Loan related to a Trust Subordinate Companion Loan, but excluding any REO Companion Loan related to any other Serviced Companion Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan or Trust Subordinate Companion Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided, that such amounts will be computed for the same period and on the same interest accrual basis (e.g., an Actual/360 Basis or 30/360 Basis) respecting which any related interest payment due or deemed due on the related Mortgage Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the Issuing Entity pursuant to the Pooling and Servicing Agreement. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan and any Trust Subordinate Companion Loan is a rate equal to 0.00050% per annum.

The “Administrative Fee Rate”, with respect to any Mortgage Loan, is the per annum rate set forth on Annex A to this prospectus as the “Administrative Fee Rate”, which is equal to the sum of the Servicing Fee Rate, the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Operating Advisor Fee Rate and the Asset Representations Reviewer Ongoing Fee Rate.

Asset Representations Reviewer Compensation

The Asset Representations Reviewer will be paid a fee of $5,000 (the “Asset Representations Reviewer Upfront Fee”) on the Closing Date to be paid by the Sponsors. The Asset Representations Reviewer will also be paid an ongoing fee (the “Asset Representations Reviewer Ongoing Fee”), which will be payable monthly from amounts received in respect of each Mortgage Loan (including any Outside Serviced Mortgage Loan), and for any Distribution Date will be equal to the amount accrued during the related Interest Accrual Period at 0.00030% per annum (the “Asset Representations Reviewer Ongoing Fee Rate”) on the Stated Principal Balance of such Mortgage Loan as of the close of business on the Distribution Date in such Interest Accrual Period and will be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or 30/360 Basis) as such Mortgage Loan and prorated for any partial periods.

In connection with each Asset Review with respect to one or more Delinquent Loans, the Asset Representations Reviewer will be entitled to a fee (the “Asset Representations Reviewer Asset Review Fee”) that is equal to the sum of (i) $17,500 multiplied by the number of Delinquent Loans subject to such Asset Review (for purposes of this paragraph, the “Subject Loans”), plus (ii) $1,500 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,000 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,000 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement.

389

If paid by the Issuing Entity as described below, the Asset Representations Reviewer Asset Review Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates as described in “—Withdrawals from the Collection Account” above. The Asset Representations Reviewer Asset Review Fee with respect to each Delinquent Loan will be required to be paid by the related Mortgage Loan Seller (or, in the case of a Joint-Seller Mortgage Loan, by the related Mortgage Loan Sellers on a pro rata basis); provided, however, that if (i) the related Mortgage Loan Seller is insolvent or (ii) at any time after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such Certificates, the related Mortgage Loan Seller fails to pay such amount within 90 days following receipt of the Asset Representations Reviewer’s invoice, then such fee (or portion thereof payable by such Mortgage Loan Seller) will be paid by the Issuing Entity following delivery by the Asset Representations Reviewer of evidence reasonably satisfactory to the Special Servicer of such insolvency or failure to pay such amount; provided, further, that notwithstanding any payment of such fee (or the applicable portion thereof, as the case may be) by the Issuing Entity to the Asset Representations Reviewer, such fee will remain an obligation of the related Mortgage Loan Seller, and the Special Servicer will be required to determine whether to, pursue (and, if it so determines to do so, to pursue) remedies against such Mortgage Loan Seller or its insolvency estate to recover any such amounts to the extent paid by the Issuing Entity. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Repurchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related Mortgage Loan Seller, and such portion of the Repurchase Price received will be used to reimburse the Issuing Entity for any such fees paid to the Asset Representations Reviewer pursuant to the terms of the Pooling and Servicing Agreement.

Fees and Expenses

The amounts available for distribution on the Certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient	Amount(1)	Frequency	Source of Funds
Servicing Fee(2) and Sub-Servicing Fee / Master Servicer / Outside Servicer	with respect to each Mortgage Loan (including an REO Mortgage Loan and including an Outside Serviced Mortgage Loan), will accrue on the related Stated Principal Balance at a rate (which rate includes any sub-servicing fee rate and the primary servicing fee rate payable to the Outside Servicer with respect to an Outside Serviced Mortgage Loan), which together with the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Asset Representations Reviewer Ongoing Fee Rate and the Operating Advisor Fee Rate, is equal to the per annum rate set forth on Annex A to this prospectus as the Administrative Fee Rate with respect to such Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)	monthly	interest collections on the related Mortgage Loan, or if unpaid after final recovery of the related Mortgage Loan, out of general collections on the other Mortgage Loans
Additional Servicing Compensation(3)(4) / Master Servicer	– a specified percentage (which may be either 50% or 100% for Serviced Mortgage Loans that are not Specially Serviced Loans and will be 0% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, review fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to the Serviced Mortgage Loans	from time to time	the related fee/ investment income
	– 100% of assumption application fees on the Serviced Mortgage Loans that are not Specially Serviced Loans (if the related assumption was processed by the Master Servicer) and any defeasance fee actually paid by a borrower in connection with the defeasance of a Serviced Mortgage Loan	from time to time
390

Type/Recipient	Amount(1)	Frequency	Source of Funds
	– 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Master Servicer	from time to time
	– 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Master Servicer	from time to time
	– all investment income earned on amounts on deposit in the collection account, whole loan custodial account(s), Loss of Value Reserve Fund and certain reserve accounts	monthly
– 50% of any Consent Fees with respect to a Serviced Loan that is not a Specially Serviced Loan if consent of the Special Servicer is required and is consented to by the Special Servicer (regardless of whether the Master Servicer or the Special Servicer processes the related servicing matter)
Special Servicing Fee(3)(5) / Special Servicer	with respect to any Serviced Mortgage Loan that is a Specially Serviced Loan or REO Mortgage Loan, will accrue on the related Stated Principal Balance at a rate equal to 0.25% per annum (or, if 0.25% per annum would result in a Special Servicing Fee with respect to such Specially Serviced Loan (or any related Serviced Whole Loan, if applicable) that would be less than $5,000 in any given month, then at such higher per annum rate as would result in a Special Servicing Fee equal to $5,000 for such month with respect to such Mortgage Loan (or any related Serviced Whole Loan, if applicable)) (calculated on the related Stated Principal Balance and same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)	monthly	general collections on the Mortgage Pool

391

Type/Recipient	Amount(1)	Frequency	Source of Funds
Workout Fee(3)(5) / Special Servicer	with some limited exceptions, an amount equal to the Workout Fee Rate applied to each payment or other collection of principal and interest (excluding default interest and Excess Interest) on any Serviced Mortgage Loan that became a Corrected Loan under the Pooling and Servicing Agreement, which Workout Fee Rate will equal the lesser of (a) 1.0% and (b) such lower rate as would result in a Workout Fee of $1,000,000, when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) with respect to the subject Serviced Mortgage Loan (or any related Serviced Whole Loan, if applicable) from the date such Mortgage Loan becomes a Corrected Loan, through and including the then-related maturity date; provided that, if the rate in clause (a) above would result in a Workout Fee that would be less than $25,000 when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) on any Serviced Mortgage Loan (or any related Serviced Whole Loan, if applicable) from the date such Mortgage Loan becomes a Corrected Loan through and including the then-related maturity date, then the Workout Fee Rate will be a rate equal to such higher rate as would result in a Workout Fee equal to $25,000 when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) on such Mortgage Loan (or any related Serviced Whole Loan, if applicable) from the date such Mortgage Loan becomes a Corrected Loan through and including the then-related maturity date; and provided, further, that no Workout Fee will be payable to the Special Servicer under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan.	monthly	the related collections of principal and interest
Liquidation Fee(3)(5) / Special Servicer	with some limited exceptions, an amount generally equal to 1.0% of each recovery by the Special Servicer of Liquidation Proceeds, insurance proceeds, condemnation proceeds and/or other payments, with respect to each Serviced Mortgage Loan repurchased or substituted by a Sponsor, each Specially Serviced Loan and each REO Property; provided, however, that, the Liquidation Fee payable under the Pooling and Servicing Agreement with respect to any such Mortgage Loan (or any related Serviced Whole Loan, if applicable) will generally not be more than $1,000,000 or, with limited exception, less than $25,000; and provided, further, that no Liquidation Fee will be payable to the Special Servicer under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan.	upon receipt of such proceeds and payments	the related Liquidation Proceeds, insurance proceeds, condemnation proceeds and borrower payments
Additional Special Servicing Compensation(3)(4) / Special Servicer	– a specified percentage (which may be either 0% or 50% for Serviced Mortgage Loans that are not Specially Serviced Loans and will be 100% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, review fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to the Serviced Mortgage Loans	from time to time	the related fee/ investment income
	– 100% of assumption application fees on (i) Specially Serviced Loans and (ii) Serviced Mortgage Loans that are not Specially Serviced Loans (if the related assumption was processed by the Special Servicer)	from time to time

392

Type/Recipient	Amount(1)	Frequency	Source of Funds
	– 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Special Servicer	from time to time
	– 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Special Servicer	from time to time
	– all investment income received on funds in any REO account	from time to time
– 50% of any Consent Fees with respect to a Serviced Loan that is not a Specially Serviced Loan if consent of the Special Servicer is required and is consented to by the Special Servicer (regardless of whether the Master Servicer or the Special Servicer processes the related servicing matter)
Trustee/Certificate Administrator Fee / Trustee/Certificate Administrator	with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to 0.01150% on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)	monthly	general collections on the Mortgage Pool
Operating Advisor Fee / Operating Advisor	with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to 0.00180% on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for any partial periods)	monthly	general collections on the Mortgage Pool
Operating Advisor Upfront Fee	a fee of $10,000	at closing	payable by the Mortgage Loan Sellers
Operating Advisor Consulting Fee / Operating Advisor	a fee in connection with each Major Decision for which the Operating Advisor has consulting rights equal to $10,000 or such lesser amount as the related borrower pays with respect to any Serviced Mortgage Loan (or related Serviced Whole Loan, if applicable)	from time to time	to the extent paid by the related borrower with respect to any Major Decision for which the Operating Advisor has consultation rights during any period
Asset Representations Reviewer Ongoing Fee / Asset Representations Reviewer	with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to 0.00030% on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for any partial periods)	monthly	general collections on the Mortgage Pool
Asset Representations Reviewer Upfront Fee / Asset Representations Reviewer	a fee of $5,000	at closing	payable by the Mortgage Loan Sellers

393

Type/Recipient	Amount(1)	Frequency	Source of Funds
Asset Representations Reviewer Asset Review Fee/Asset Representations Reviewer	With respect to each Asset Review, the sum of (i) $17,500 multiplied by the number of Delinquent Loans subject to such Asset Review (for purposes of this paragraph, the “Subject Loans”), plus (ii) $1,500 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,000 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,000 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement.	in connection with each Asset Review with respect to a Delinquent Loan.	payable by the related Mortgage Loan Seller; provided, however, that if (i) the related Mortgage Loan Seller is insolvent or (ii) at any time after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such Certificates, the related Mortgage Loan Seller fails to pay such amount within the specified period, such fee will be paid by the Issuing Entity out of general collections
Property Advances(3)(6) / Master Servicer, Special Servicer and Certificate Administrator	to the extent of funds available, the amount of any Property Advances	from time to time	collections on the related Mortgage Loan (or any related Whole Loan, if applicable), or if not recoverable or in the case of Workout-Delayed Reimbursement Amounts, from general collections on the Mortgage Pool
Interest on Property Advances(3)(6) / Master Servicer, Special Servicer and Certificate Administrator	at Prime Rate, compounded annually (and, solely with respect to the Master Servicer, subject to a floor rate of 2.0% per annum)	when advance is reimbursed	first from Penalty Charges and Modification Fees collected on the related Mortgage Loan (or any related Whole Loan, if applicable), then from general collections on the Mortgage Pool
P&I Advances / Master Servicer and Certificate Administrator(7)	to the extent of funds available, the amount of any P&I Advances	from time to time	collections on the related Mortgage Loan, or if not recoverable or in the case of Workout-Delayed Reimbursement Amounts, from general collections on the Mortgage Pool, subject to certain limitations
394

Type/Recipient	Amount(1)	Frequency	Source of Funds
Interest on P&I Advances / Master Servicer and Certificate Administrator(7)	at Prime Rate, compounded annually (and, solely with respect to the Master Servicer, subject to a floor rate of 2.0% per annum)	when advance is reimbursed	first from Penalty Charges and Modification Fees collected on the related Mortgage Loan (or, in the case of a Mortgage Loan that is part of a Serviced Whole Loan, collections on any related Subordinate Companion Loan), then from general collections on the Mortgage Pool
Indemnification Expenses(3)(6)(8) / Depositor, Certificate Administrator, paying agent, custodian, certificate registrar, Trustee, Operating Advisor, Asset Representations Reviewer, Master Servicer and Special Servicer	amounts and expenses for which the Depositor, the Certificate Administrator, the paying agent, the custodian, the certificate registrar, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer (for itself or on behalf of certain indemnified sub-servicers) and the Special Servicer are entitled to indemnification.	from time to time	general collections on the Mortgage Pool

(1)	The above chart generally does not include amounts payable to the Master Servicer, the Special Servicer, any Outside Servicer, or any Outside Special Servicer with respect to the Companion Loans (including any Trust Subordinate Companion Loan). In general, such parties would be entitled to fees on a Serviced Companion Loan similar to those payable to such parties on a Serviced Mortgage Loan. Withdrawals permitted to be made above from general collections on deposit in the Collection Account will generally not be permitted to be made from collections on a Trust Subordinate Companion Loan if the expense relates specifically to a Mortgage Loan other than the Mortgage Loan that is part of the related Trust Subordinate Companion Whole Loan.
(2)	With respect to each Outside Serviced Mortgage Loan, for purposes of presentation in this prospectus, includes the primary servicing fee required to be paid to the related Outside Servicer, which will accrue at a rate (which includes any applicable sub-servicing fee rate) (each, an “Outside Servicer Fee Rate”) indicated in the table below titled “Outside Serviced Mortgage Loan Fees” in the column headed “Outside (Primary) Servicer Fee Rate”.
(3)	With respect to any Servicing Shift Whole Loan, the Master Servicer and the Special Servicer will generally be entitled to payment/reimbursement of the subject fees and expenses for so long as the related Whole Loan is serviced under the Pooling and Servicing Agreement. In connection with the securitization of the related Controlling Pari Passu Companion Loan, the servicing of a Servicing Shift Whole Loan will shift to the applicable Outside Servicing Agreement and such Whole Loan will become an Outside Serviced Whole Loan.
(4)	With respect to any Outside Serviced Mortgage Loan, the allocations of additional servicing/special servicing compensation between the related Outside Servicer and the related Outside Special Servicer pursuant to the related Outside Servicing Agreement may be different.
(5)	In general, with respect to each Outside Serviced Mortgage Loan, we anticipate that the related Outside Special Servicer will be entitled to receive fees with respect to such Outside Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to the subject fees described in the foregoing table. The rights to compensation for any Outside Special Servicer will be governed by the applicable Outside Servicing Agreement. See the table entitled “Outside Serviced Mortgage Loan Fees” below. Also see “Description of the Mortgage Pool—The Whole Loans” in this prospectus, “—Certain Considerations Regarding the Outside Serviced Whole Loans” above and “—Servicing of the Outside Serviced Mortgage Loans” below.
(6)	In general, with respect to each Outside Serviced Mortgage Loan, we anticipate that the related Outside Servicer, Outside Special Servicer, Outside Operating Advisor (if any), outside asset representations reviewer (if any), Outside Certificate Administrator and Outside Trustee will be entitled to receive reimbursement and/or indemnification with respect to such Outside Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to the subject reimbursement and/or indemnification described in the foregoing table. See “Description of the Mortgage Pool—The Whole Loans” in this prospectus, “—Certain Considerations Regarding the Outside Serviced Whole Loans” above and “—Servicing of the Outside Serviced Mortgage Loans” below.
(7)	P&I Advances on any Trust Subordinate Companion Loan, together with interest thereon, are reimbursable first out of collections on such Trust Subordinate Companion Loan and, if not recoverable therefrom, then from collections on the Mortgage Loan and Pari Passu Companion Loans in the same Serviced Whole Loan.
(8)	May be payable out of collections on a Serviced Whole Loan to the extent allocable thereto.
395

With respect to each of the Outside Serviced Mortgage Loans (including, after the related shift in servicing occurs, any Servicing Shift Mortgage Loan) set forth in the table below, the Outside Servicer under the Outside Servicing Agreement governing the servicing of that Mortgage Loan will, or is expected to, be entitled to a primary servicing fee equal to a per annum rate (which includes any applicable sub-servicing fee rate) set forth in the table below, and the Outside Special Servicer under the related Outside Servicing Agreement will, or is expected to, be entitled to a special servicing fee at a rate equal to the per annum rate, as well as a workout fee and liquidation fee at the respective percentages, set forth below.

Outside Serviced Mortgage Loan Fees

Mortgaged Property Name	Outside (Primary) Servicer Fee Rate(1) (per annum)	Outside Special Servicer Fee Rate (per annum)	Outside Workout Fee Rate	Outside Liquidation Fee Rate
BioMed 2024 Portfolio 2	0.00125%	0.15%	0.25%	0.25%
Stonebriar Centre	0.00125%	0.25%	1.0%	1.0%

(1)	Includes any applicable sub-servicing fee rate.

Application of Penalty Charges and Modification Fees

On or prior to the second business day before each Master Servicer Remittance Date, the Master Servicer is required to apply all Penalty Charges and Modification Fees received by it with respect to a Mortgage Loan (including each Outside Serviced Mortgage Loan, to the extent allocable to such Outside Serviced Mortgage Loan pursuant to the related Co-Lender Agreement and remitted to the Master Servicer by the Outside Servicer) or Serviced Whole Loan (subject to the allocation of Penalty Charges under the related Co-Lender Agreement) during the related one-month period ending on the related Determination Date, as follows:

first, to the extent of all Penalty Charges and Modification Fees (in such order), to pay or reimburse the Master Servicer, the Special Servicer and/or the Certificate Administrator, as applicable, for all outstanding Advances (including unreimbursed Advances that have been determined to be Nonrecoverable Advances), the related interest on Advances and other outstanding additional expenses of the Issuing Entity (including, in the case of the application of Penalty Charges, Special Servicing Fees, Workout Fees and Liquidation Fees) other than Borrower Delayed Reimbursements, in each case, with respect to such Mortgage Loan or Serviced Whole Loan;

second, to the extent of all remaining Penalty Charges and Modification Fees (in such order), as a reimbursement to the Issuing Entity of all Advances (and related interest on Advances) with respect to such Mortgage Loan or Serviced Whole Loan previously determined to be Nonrecoverable Advances and previously reimbursed to the Master Servicer, the Special Servicer and/or the Certificate Administrator, as applicable, from amounts on deposit in the Collection Account (and such amounts will be retained or deposited in the Collection Account as recoveries of such Nonrecoverable Advances and related interest on Nonrecoverable Advances) other than Borrower Delayed Reimbursements;

third, to the extent of all remaining Penalty Charges and Modification Fees (in such order), as a reimbursement to the Issuing Entity of all other additional expenses of the Issuing Entity (including, in the case of the application of Penalty Charges, Special Servicing Fees, Workout Fees and Liquidation Fees) with respect to such Mortgage Loan or Serviced Whole Loan previously paid from the Collection Account or Whole Loan Custodial Account (and such amounts will be retained or deposited in the Collection Account or Whole Loan Custodial Account, as applicable, as recoveries of such additional expenses of the Issuing Entity) other than Borrower Delayed Reimbursements; and

fourth, to the extent of any remaining Penalty Charges and any remaining Modification Fees, to the Master Servicer or the Special Servicer, as applicable, as compensation.

Notwithstanding the foregoing, Penalty Charges collected on any Whole Loan are allocable in accordance with the related Co-Lender Agreement as described under “Description of the Mortgage Pool—The Whole Loans” above.

396

Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses

Due-On-Sale

Upon receipt of any request for a waiver or consent in respect of a due-on-sale provision under the Mortgage Loan documents (which will include, without limitation, requests regarding sales or transfers of Mortgaged Properties, in full or in part, or the sale, transfer, pledge or hypothecation of direct or indirect interests in the borrower or its owner, in each case to the extent not permitted under the related Mortgage Loan documents), subject to the discussion under “—Directing Holder” and “—Operating Advisor” below and “Description of the Mortgage Pool—The Whole Loans” in this prospectus, the Special Servicer will be required to determine in a manner consistent with the Servicing Standard whether to waive any right the lender under any Serviced Loan may have under a due-on-sale provision to accelerate payment of that Serviced Loan. Notwithstanding the foregoing, with respect to any non-Specially Serviced Loan as to which the Master Servicer and the Special Servicer mutually agree, the Master Servicer will process any such request and provide its written recommendation and analysis to the Special Servicer as to whether or not to waive any right the lender may have under such Serviced Loan’s due-on-sale provision to accelerate payment of that Serviced Loan (with any such recommended course of action to be subject to the Special Servicer’s consent).

Both the Master Servicer and the Special Servicer (as applicable in accordance with the discussion above in the preceding paragraph), each in a manner consistent with the Servicing Standard and to the extent permitted by applicable law, will be required to enforce the restrictions contained in the related Mortgage Loan documents on transfers of the related Mortgaged Property and on transfers of interests in the related borrower, unless following its receipt of a request for waiver or consent in respect of a due-on-sale provision the Master Servicer (to the extent that it is processing such request and with the written consent of the Special Servicer) or the Special Servicer, as applicable, has determined (subject to the discussion under “—Directing Holder” below and “Description of the Mortgage Pool—The Whole Loans”), consistent with the Servicing Standard, that the waiver of such restrictions or granting of consent would be in accordance with the Servicing Standard. However, neither the Master Servicer nor the Special Servicer may waive the rights of the lender or grant its consent under any due-on-sale clause, unless—

(i)       the Master Servicer or the Special Servicer, as applicable, has received a Rating Agency Confirmation, or

(ii)      the affected Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Whole Loan) (A) represents less than 5% of the principal balance of all of the Mortgage Loans in the Issuing Entity, (B) has a principal balance that is $35,000,000 or less, and (C) is not one of the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool based on principal balance, or

(iii)      the affected Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Whole Loan) has a principal balance less than $10,000,000.

For the avoidance of doubt, notwithstanding any provision contained in the related Mortgage Loan documents to the contrary, no Rating Agency Confirmation will be required in connection with a waiver or grant of consent in respect of a due-on-sale provision discussed above in this paragraph if the affected Serviced Mortgage Loan satisfies the conditions set forth in clause (ii) or clause (iii) above in this paragraph.

Due-On-Encumbrance

Upon receipt of any request for a waiver or consent in respect of a due-on-encumbrance provision under the Mortgage Loan documents (which will include, without limitation, requests regarding any mezzanine/subordinate financing of the borrower or the Mortgaged Property or any sale or transfer of preferred equity in the borrower or its owners, in each case to the extent not permitted under the related Mortgage Loan documents), subject to the discussion under “—Directing Holder” and “—Operating Advisor” below and “Description of the Mortgage Pool—The Whole Loans” in this prospectus, the Special Servicer will be required to determine in a manner consistent with the Servicing Standard whether to waive any right the lender under any Serviced Loan may have under a due-on-encumbrance provision to accelerate payment of that Serviced Loan. Notwithstanding the foregoing, with respect to any non-Specially Serviced Loan as to which the Master Servicer and the Special Servicer mutually agree, the Master Servicer will process any such request and provide its written recommendation and analysis to the Special Servicer as to whether or not to waive any right the lender may have under such Serviced Loan’s due-on-

397

encumbrance provision to accelerate payment of that Serviced Loan (with any recommended course of action to be subject to the Special Servicer’s consent).

Both the Master Servicer and the Special Servicer (as applicable in accordance with the discussion above in the preceding paragraph), each in a manner consistent with the Servicing Standard and to the extent permitted by applicable law, will be required to enforce the restrictions contained in the related Mortgage Loan documents on further encumbrances of the related Mortgaged Property and on further encumbrances of interests in the related borrower, unless following its receipt of a request for waiver or consent in respect of a due-on-encumbrance provision the Master Servicer (to the extent that it is processing such request and with the written consent of the Special Servicer) or the Special Servicer, as applicable, has determined (subject to the discussion under “—Directing Holder” below and “Description of the Mortgage Pool—The Whole Loans”), consistent with the Servicing Standard, that the waiver of such restrictions or granting of consent would be in accordance with the Servicing Standard. However, neither the Master Servicer nor the Special Servicer may waive the rights of the lender or grant its consent under any due-on-encumbrance clause, unless—

(i)       the Master Servicer or the Special Servicer, as applicable, has received a Rating Agency Confirmation, or

(ii)      the affected Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Whole Loan) (A) represents less than 2% of the aggregate principal balance of all of the Mortgage Loans in the Issuing Entity, (B) has a principal balance that is $35,000,000 or less, (C) has a loan-to-value ratio equal to or less than 85% (including any existing and proposed debt), (D) has a debt service coverage ratio equal to or greater than 1.20x (in each case, determined based upon the aggregate of the principal balance of the Serviced Mortgage Loan, any related Serviced Companion Loan (if applicable) and the principal amount of the proposed additional lien) and (E) is not one of the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool based on principal balance, or

(iii)      the affected Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Whole Loan) has a principal balance less than $10,000,000.

For the avoidance of doubt, notwithstanding any provision contained in the related Mortgage Loan documents to the contrary, no Rating Agency Confirmation will be required in connection with a waiver or grant of consent in respect of a due-on-encumbrance provision discussed above in this paragraph if the affected Serviced Mortgage Loan satisfies the conditions set forth in clause (ii) or clause (iii) above in this paragraph.

Notwithstanding anything to the contrary described in this prospectus, without any other approval or consent of the Special Servicer (in the case of the Master Servicer) or the Directing Holder (in either case), the Master Servicer (for non-Specially Serviced Loans) or the Special Servicer (for Specially Serviced Loans) may grant and process a borrower’s request for consent (i) to subject the related Mortgaged Property to an immaterial easement, right of way or similar agreement for utilities, access, parking, public improvements or another purpose (and may consent to subordination of the related Serviced Loan to such easement, right of way or similar agreement), and (ii) to the release, substitution or addition of collateral securing any Serviced Loan in connection with a defeasance of such collateral (provided that the proposed defeasance collateral is of a type permitted under the related Mortgage Loan documents and provided further that, with respect to the Master Servicer, such defeasance does not require any modification, waiver or amendment of such documents as described in clauses (e)(i) and (ii) of the definition of “Special Servicer Decision”); provided that in each case, the Master Servicer or Special Servicer, as applicable, has determined (A) in accordance with the Servicing Standard that such action will not materially and adversely affect the operation or value of such Mortgaged Property or the Trust Fund’s interest in the Mortgaged Property, and (B) that such action will not cause any Trust REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding (which determination may, in the case of this clause (B), be based on an opinion of counsel).

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur with respect to a Serviced Loan on the earliest of:

●	the date on which a modification of the Serviced Loan that, among other things, reduces the amount of Monthly Payments on a Serviced Loan, or changes any other material economic term of the Serviced
398

Loan or impairs the security of the Serviced Loan, becomes effective as a result of a modification of the related Serviced Loan following the occurrence of a Servicing Transfer Event;

●	the date on which the Serviced Loan is 60 days or more delinquent in respect of any scheduled monthly debt service payment (other than a balloon payment);
●	solely in the case of a delinquent balloon payment, (A) the date occurring 30 days beyond the date on which that balloon payment was due (except as described in the immediately following clause (B)) or (B) if the related borrower has delivered to the Master Servicer or the Special Servicer (and in either such case the Master Servicer or the Special Servicer, as applicable, is required to promptly deliver a copy thereof to the other such servicer), a signed purchase agreement or a refinancing commitment acceptable to the Special Servicer prior to the date 30 days after the maturity date, the date occurring 120 days after the date on which that balloon payment was due (or for such shorter period beyond the date on which that balloon payment was due during which the refinancing is scheduled to occur);
●	the date on which the related Mortgaged Property became an REO Property;
●	the 60th day after a receiver or similar official is appointed (and continues in that capacity) in respect of the related Mortgaged Property;
●	the 60th day after the date the related borrower is subject to a bankruptcy, insolvency or similar proceedings (if, in the case of an involuntary bankruptcy, insolvency or similar proceeding, not dismissed within those 60 days); or
●	the date on which the Serviced Loan remains outstanding five years following any extension of its maturity date pursuant to the Pooling and Servicing Agreement.

If an Appraisal Reduction Event occurs with respect to any Serviced Mortgage Loan that is part of a Serviced Whole Loan, then an Appraisal Reduction Event will be deemed to have occurred with respect to the related Serviced Companion Loan(s).  If an Appraisal Reduction Event occurs with respect to any Serviced Companion Loan that is part of a Serviced Whole Loan, then an Appraisal Reduction Event will be deemed to have occurred with respect to the related Serviced Mortgage Loan and any other Serviced Companion Loan(s) included as part of that Serviced Whole Loan.

No Appraisal Reduction Event may occur with respect to any Serviced Loan at any time when the aggregate Certificate Balance of all Classes of Principal Balance Certificates (other than the Class A-1, Class A-2 and Class A-3 Certificates) and, solely in the case of any Trust Subordinate Companion Whole Loan, in addition to the aggregate Certificate Balance of all related classes of Loan-Specific Principal Balance Certificates, has been reduced to zero.

Promptly upon knowledge of the occurrence of an Appraisal Reduction Event with respect to a Serviced Loan, the Special Servicer is required to use reasonable efforts to obtain an appraisal of the related Mortgaged Property from an Appraiser in accordance with Member of the Appraisal Institute (“MAI”) standards or conduct an internal valuation as described under this “—Appraisal Reduction Amounts” section. No new appraisal will be required if an appraisal from an Appraiser in accordance with MAI standards was obtained within the prior nine months unless the Special Servicer determines in accordance with the Servicing Standard that such earlier appraisal is materially inaccurate. The cost of the appraisal will be advanced by the Master Servicer and will be reimbursed to the Master Servicer as a Property Advance.

On the first Determination Date that is at least five (5) business days following the receipt of the appraisal or the conducting of an internal valuation, the Special Servicer in consultation with the Controlling Class Representative or applicable Loan-Specific Controlling Class Representative (in each case, for so long as such party is the applicable Directing Holder or a Consulting Party) will be required to calculate the Appraisal Reduction Amount, if any, taking into account the results of such appraisal or internal valuation and such information, if any, reasonably requested by the Special Servicer from the Master Servicer reasonably required to calculate or recalculate the Appraisal Reduction Amount. In the event that the Special Servicer has not received any required appraisal or conducted an internal valuation within 120 days after the event described in the applicable clause of the definition of “Appraisal Reduction Event” (without regard to the time periods set forth in the definition), then,

399

solely for purposes of determining the amounts of the P&I Advances, the amount of the Appraisal Reduction Amount for or allocable to the related Serviced Mortgage Loan (or, in the case of any Trust Subordinate Companion Whole Loan, for such Whole Loan) will be deemed to be an amount equal to 25% of the then current Stated Principal Balance of such related Serviced Mortgage Loan (or, in the case of any Trust Subordinate Companion Whole Loan, 25% of the then current Stated Principal Balance of such Whole Loan) until the appraisal is received or valuation conducted. The Master Servicer will provide (via electronic delivery) the Special Servicer with information in its possession that is reasonably required to calculate or recalculate any Appraisal Reduction Amount pursuant to the definition thereof using reasonable efforts to deliver such information within four business days of the Special Servicer’s reasonable written request. None of the Master Servicer, the Trustee or the Certificate Administrator will calculate or verify Appraisal Reduction Amounts.

The “Appraisal Reduction Amount” for any Distribution Date and for any Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) as to which any Appraisal Reduction Event has occurred and the Appraisal Reduction Amount is required to be calculated by the Special Servicer, will generally be equal to (subject to the discussion in the prior paragraph) the excess of:

(a)  the Stated Principal Balance of that Serviced Mortgage Loan (or Serviced Whole Loan) as of the last day of the related Collection Period over

(b)  the excess of:

(i)      the sum of:

(A)  90% of the appraised value of the related Mortgaged Property or Mortgaged Properties as determined by (1) the appraisal, or (2) an internal valuation performed by the Special Servicer (but only with respect to any Serviced Mortgage Loan (or Serviced Whole Loan) with an outstanding principal balance less than $2,000,000 (provided that the Special Servicer may, in its sole discretion in accordance with the Servicing Standard, obtain an appraisal with respect to such Serviced Mortgage Loan (or Serviced Whole Loan) as contemplated by the preceding clause (1))), minus, with respect to any appraisal, such downward adjustments as the Special Servicer, in accordance with the Servicing Standard, may make (without implying any obligation to do so) based upon the Special Servicer’s review of the appraisal and such other information as the Special Servicer may deem appropriate and

(B)  all escrows, letters of credit and reserves in respect of such Serviced Mortgage Loan (or Serviced Whole Loan) as of the date of calculation over

(ii)    the sum as of the Due Date occurring in the month of the date of determination of:

(A)  to the extent not previously advanced by the Master Servicer or the Certificate Administrator, all unpaid interest on that Serviced Mortgage Loan (or Serviced Whole Loan) at a per annum rate equal to the Mortgage Rate (and, with respect to a Serviced Whole Loan, interest on the related Serviced Companion Loan(s) at the related Mortgage Rate),

(B)  all unreimbursed Advances and interest on those Advances at the Advance Rate in respect of that Serviced Mortgage Loan (or Serviced Whole Loan) and

(C)  all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid under the Serviced Mortgage Loan (or Serviced Whole Loan) (which tax, premiums, ground rents and other amounts have not been the subject of an Advance by the Master Servicer, the Special Servicer or Certificate Administrator, as applicable, and/or for which funds have not been escrowed).

The Master Servicer and the Certificate Administrator will be entitled to conclusively rely on the Special Servicer’s calculation or determination of any Appraisal Reduction Amount. Any Appraisal Reduction Amount with respect to a Serviced Whole Loan will be allocated, first, to any related Serviced Subordinate Companion Loan(s) (up to the outstanding principal balance(s) thereof), and then, to the related Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan(s) on a pro rata and pari passu basis in accordance with the respective outstanding principal balances of the related Serviced Mortgage Loan and Serviced Pari Passu Companion Loan. Notwithstanding the foregoing, if so provided in the related Co-Lender Agreement, the holder of a Subordinate

400

Companion Loan may be permitted to post cash or a letter of credit to offset all or some portion of an Appraisal Reduction Amount. In the case of an Outside Serviced Whole Loan, pursuant to the Outside Servicing Agreement, certain events will require the calculation of an “appraisal reduction amount”, which will be allocated to the subject Outside Serviced Mortgage Loan and its Outside Serviced Companion Loan(s) on a pro rata and pari passu basis in accordance with the respective outstanding principal balances of such Outside Serviced Mortgage Loan and its Outside Serviced Companion Loan(s) (although, in the case of an Outside Serviced Pari Passu-AB Whole Loan, any calculation of an Appraisal Reduction Amount will first be allocated to the related Subordinate Companion Loan(s)) (with any such allocation to such Outside Serviced Mortgage Loan to constitute an “Appraisal Reduction Amount” for purposes of this prospectus). For the avoidance of doubt, the Outside Special Servicer (and not the Special Servicer) will be required to calculate any “appraisal reduction amount” related to an Outside Serviced Whole Loan.

An “Appraiser” is an independent nationally recognized professional commercial real estate appraiser who (i) is a member in good standing of the Appraisal Institute, (ii) if the state in which the related Mortgaged Property is located certifies or licenses appraisers, is certified or licensed in such state and (iii) has a minimum of five years’ experience in the related property type and market.

As a result of calculating one or more Appraisal Reduction Amounts in respect of or allocated to any Mortgage Loan(s), the amount of any required P&I Advance thereon will be reduced, which (to the extent of the reduction in such P&I Advance) will generally have the effect of reducing the amount of interest available to the most subordinate Class of Regular Certificates then outstanding (i.e., first to the Class J-RR Certificates, then to the Class G-RR Certificates, then to the Class F-RR Certificates, then to the Class E-RR Certificates, then to the Class D Certificates, then to the Class C Certificates, then to the Class B Certificates, then to the Class A-S Certificates, and then, pro rata based on interest entitlements, to the Class A-1, Class A-2, Class A-3, Class X-A, Class X-B and Class X-D Certificates). See “—Advances” in this prospectus.

With respect to each Serviced Loan as to which an Appraisal Reduction Event has occurred (unless the Serviced Loan has become a Corrected Loan (if a Servicing Transfer Event had occurred with respect to the related Serviced Loan) and has remained current for three consecutive Monthly Payments, and no other Appraisal Reduction Event has occurred with respect to the Serviced Loan during the preceding three months), the Special Servicer is required, within 30 days of each anniversary of the related Appraisal Reduction Event to order an appraisal (which may be an update of a prior appraisal), the cost of which will be a Property Advance or, if applicable, conduct an internal valuation. Based upon the appraisal or internal valuation, the Special Servicer is required to redetermine the amount of the Appraisal Reduction Amount with respect to the Serviced Mortgage Loan (or Serviced Whole Loan).

Any Serviced Loan previously subject to an Appraisal Reduction Amount which ceases to be a Specially Serviced Loan (if applicable), which becomes current and remains current for three consecutive Monthly Payments, and with respect to which no other Appraisal Reduction Event has occurred and is continuing, will no longer be subject to an Appraisal Reduction Amount. An Outside Serviced Mortgage Loan will cease to be subject to an appraisal reduction amount upon the occurrence of certain events specified in the Outside Servicing Agreement.

As of the first Determination Date following a Serviced Mortgage Loan or Trust Subordinate Companion Loan becoming an AB Modified Loan, the Special Servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained, or, if applicable, internal valuation performed, by the Special Servicer with respect to such Serviced Mortgage Loan or Trust Subordinate Companion Loan, as applicable, and all other information relevant to a Collateral Deficiency Amount determination. The Master Servicer will provide (via electronic delivery) the Special Servicer with information in its possession that is reasonably required to calculate or recalculate any Collateral Deficiency Amount pursuant to the definition thereof using reasonable efforts to deliver such information within four business days of the Special Servicer’s reasonable written request.

Upon obtaining actual knowledge or receipt of notice by the Special Servicer that an Outside Serviced Mortgage Loan has become an AB Modified Loan, the Special Servicer will be required to (i) promptly request from the related Outside Servicer, Outside Special Servicer and Outside Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the Special Servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the Special Servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the Special Servicer reasonably expects to receive (and does receive within a reasonable

401

period of time) and reasonably believes is necessary to perform such calculation, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Special Servicer from the Outside Servicer, Outside Special Servicer or Outside Trustee, as the case may be, with respect to such Outside Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. In connection with its calculation of a Collateral Deficiency Amount with respect to an Outside Serviced Mortgage Loan that has become an AB Modified Loan, the Special Servicer will be entitled to conclusively rely on any appraisal or other information received from the related Outside Servicer, Outside Special Servicer or Outside Trustee. The Special Servicer will be required to notify the Master Servicer and the Certificate Administrator of any Collateral Deficiency Amount calculated by the Special Servicer with respect to an Outside Serviced Mortgage Loan that has become an AB Modified Loan. The Master Servicer and the Certificate Administrator will be entitled to conclusively rely on any Collateral Deficiency Amounts calculated by the Special Servicer with respect to an Outside Serviced Mortgage Loan. Upon any other party to the Pooling and Servicing Agreement obtaining knowledge or receipt of notice by any other party to the Pooling and Servicing Agreement that an Outside Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the Special Servicer thereof. None of the Trustee, the Certificate Administrator or the Master Servicer will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount”, as calculated by the Special Servicer as of any date of determination, will equal with respect to the Mortgage Loans the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any Mortgage Loan that is an AB Modified Loan, any Collateral Deficiency Amount then in effect. The Certificate Administrator and the Master Servicer will be entitled to conclusively rely on the Special Servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount. None of the Master Servicer, the Trustee nor the Certificate Administrator will calculate or verify any Cumulative Appraisal Reduction Amount.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Outside Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Outside Servicing Agreement) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the Issuing Entity or the original unmodified Mortgage Loan or Trust Subordinate Companion Loan, as applicable, and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, an amount calculated by the Special Servicer and generally equal to the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) included therein), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan or Trust Subordinate Companion Loan, as applicable,) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan or Trust Subordinate Companion Loan, as applicable, became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided, that in the case of an Outside Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the Special Servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The Certificate Administrator, the Master Servicer and the Operating Advisor (other than with respect to any Collateral Deficiency Amount calculations that the Operating Advisor is required to review, recalculate and/or verify as described under “—Operating Advisor—General Obligations” below) will be entitled to conclusively rely on the Special Servicer’s calculation or determination of any Collateral Deficiency Amount.

For various purposes under the Pooling and Servicing Agreement, any Appraisal Reduction Amounts in respect of or allocated to the Mortgage Loans will be allocated to each Class of Principal Balance Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such Class is reduced to zero (i.e., first to the Class J-RR Certificates, then to the Class G-RR Certificates, then to the Class F-RR Certificates, then to the Class E-RR Certificates, then to the Class D Certificates, then to the Class C Certificates, then to the Class B Certificates, then to the Class A-S Certificates, and then, pro rata based on Certificate Balance, to the Class A-1, Class A-2 and Class A-3 Certificates). In addition, for purposes of determining

402

the Controlling Class, as well as the occurrence of a Control Termination Event, any Collateral Deficiency Amounts in respect of or allocated to the Mortgage Loans will be allocated to each Class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such Class is reduced to zero (i.e., first to the Class J-RR Certificates, then to the Class G-RR Certificates, and then to the Class F-RR Certificates). Furthermore, for purposes of determining the occurrence of an Operating Advisor Consultation Trigger Event affecting all the Serviced Loans, any Collateral Deficiency Amounts in respect of or allocated to the Mortgage Loans will be allocated to each Class of HRR Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such Class is reduced to zero (i.e., first to the Class J-RR Certificates, then to the Class G-RR Certificates, then to the Class F-RR Certificates, and then to the Class E-RR Certificates). For the avoidance of doubt, for purposes of determining the Controlling Class, as well as the occurrence of a Control Termination Event, the respective Classes of Control Eligible Certificates (and for purposes of determining the occurrence an Operating Advisor Consultation Trigger Event affecting all the Serviced Loans, the respective Classes of HRR Certificates) will be allocated both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts, in accordance with the preceding discussion.

With respect to any Appraisal Reduction Amount calculated for purposes of determining the Non-Reduced Certificates or, for the express purposes described in this prospectus, allocating Voting Rights, and with respect to any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class (or any applicable Loan-Specific Controlling Class) or the occurrence of a Control Termination Event (or any applicable Loan-Specific Control Termination) or an Operating Advisor Consultation Trigger Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The Special Servicer will be required to promptly notify the Certificate Administrator and the Master Servicer of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the Certificate Administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the Certificate Administrator’s internet website.

Any Class of Control Eligible Certificates and Loan-Specific Control Eligible Certificates, respectively, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the Special Servicer to order a second appraisal of the Mortgaged Property securing any Serviced Loan (or, in the case of a class of Loan-Specific Control Eligible Certificates that is an Appraised-Out Class, the related Serviced Whole Loan) as to which there exists an Appraisal Reduction Amount or a Collateral Deficiency Amount (such holders, the “Requesting Holders”). The Special Servicer will use its reasonable efforts to cause such appraisal to be (i) delivered within 30 days from receipt of the Requesting Holders’ written request and (ii) prepared on an “as-is” basis by an Appraiser in accordance with MAI standards. Upon receipt of such second appraisal, the Special Servicer will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such second appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount is warranted and, if so warranted, the Special Servicer will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such second appraisal and receipt of information requested by the Special Servicer from the Master Servicer as described above. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class or the applicable Loan-Specific Controlling Class, as applicable, and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable.

Any Appraised-Out Class (even if one or more holders are Requesting Holders challenging the Special Servicer’s Appraisal Reduction Amount or Collateral Deficiency Amount determination) may not exercise any direction, control, consent and/or similar rights of the Controlling Class (or any applicable Loan-Specific Controlling Class) until such time, if any, as such class is reinstated as the Controlling Class (or any applicable Loan-Specific Controlling Class) and no Control Termination Event (or any “control appraisal period” with respect to a Serviced Whole Loan or related loan-specific control termination event), exists, and the rights of the Controlling Class (or Loan-Specific Controlling Class) will be exercised by the most subordinate Class of Control Eligible Certificates (or Loan-Specific Control Eligible Certificates, as applicable) that is not an Appraised-Out Class, if any, during such period.

403

Appraisals that are to be obtained by the Special Servicer at the request of holders of an Appraised-Out Class will be in addition to any appraisals that the Special Servicer may otherwise be required to obtain in accordance with the Servicing Standard or the Pooling and Servicing Agreement without regard to any appraisal requests made by any holder of an Appraised-Out Class.

Inspections

The Master Servicer (or with respect to any Specially Serviced Loan, the Special Servicer) is required to inspect or cause to be inspected each Mortgaged Property (other than a Mortgaged Property securing the Outside Serviced Mortgage Loans) at such times and in such manner as are consistent with the Servicing Standard, but in any event at least once every calendar year with respect to Serviced Mortgage Loans with an outstanding principal balance of $2,000,000 or more and at least once every other calendar year with respect to Serviced Mortgage Loans with an outstanding principal balance of less than $2,000,000, in each case commencing in 2025; provided that the Master Servicer is not required to inspect any Mortgaged Property that has been inspected by the Special Servicer during the preceding 12 months. The Special Servicer is required to inspect the Mortgaged Property securing each Serviced Loan that becomes a Specially Serviced Loan as soon as practicable after it becomes a Specially Serviced Loan and thereafter at least once every calendar year until such condition ceases to exist. The cost of any such inspection is required to be borne by the Master Servicer unless the related Serviced Loan is a Specially Serviced Loan, in which case the Master Servicer will be required to reimburse the Special Servicer for such cost as a Property Advance (or as an expense of the Issuing Entity if the Property Advance would be a Nonrecoverable Advance) and any out-of-pocket costs will be borne by the Issuing Entity.

Copies of the inspection reports referred to above that are delivered to the Certificate Administrator will be posted to the Certificate Administrator's website for review by Privileged Persons pursuant to the Pooling and Servicing Agreement. See "Description of the Certificates—Reports to Certificateholders; Certain Available Information".

Evidence as to Compliance

Each of the Master Servicer, the Special Servicer (regardless of whether it has commenced special servicing of any Mortgage Loan or Trust Subordinate Companion Loan) and the Certificate Administrator are required under the Pooling and Servicing Agreement to deliver (and each of the Master Servicer and the Certificate Administrator is required to cause (or, in the case of a sub-servicer retained at the request of a Sponsor, use commercially reasonable efforts to cause) any affiliated sub-servicer, or any of its other sub-servicers that is servicing at least 10% of the Mortgage Loans by balance, to deliver) annually to, among others, the Certificate Administrator and the Operating Advisor (only in the case of an officer’s certificate furnished by the Special Servicer, including with respect to any Trust Subordinate Companion Whole Loan that is part of an EHRI Trust Subordinate Companion Loan Securitization, at any time) and the Depositor on or before the date each year (commencing in 2025) specified in the Pooling and Servicing Agreement, a certificate of an authorized officer of such party stating, among other things, that (i) a review of that party’s servicing activities during the preceding calendar year or portion of that year and of performance under the Pooling and Servicing Agreement (or the related sub-servicing agreement in the case of a sub-servicer, as applicable) has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the Pooling and Servicing Agreement (or the related sub-servicing agreement in the case of a sub-servicer, as applicable) in all material respects throughout the preceding calendar year or portion of the preceding year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying the failure known to such officer and the nature and status of the failure. In general, none of these parties will be responsible for the performance by any other such party of that other party’s duties described above.

In addition, the Master Servicer, the Special Servicer (regardless of whether the Special Servicer has commenced special servicing of any Mortgage Loan or Trust Subordinate Companion Loan), the Certificate Administrator and the Operating Advisor are each (at its own expense) required to furnish (and each of the preceding parties, as applicable, is required to cause (or, in the case of a Servicing Function Participant retained at the request of a Sponsor, to use commercially reasonable efforts to cause) each Servicing Function Participant retained by it to furnish), annually (commencing in 2025), to, among others, the Certificate Administrator, the Trustee, the Operating Advisor (only in the case of the Special Servicer) and the Depositor, a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB that contains the following:

404

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB applicable to it;
●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;
●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the preceding calendar year, setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of each such failure; and
●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the preceding calendar year.
●	Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

For the avoidance of doubt, the Trustee will have no obligation or duty to determine whether any Assessment of Compliance provided by the Master Servicer, the Special Servicer or any other Servicing Function Participant is in form and substance in compliance with the requirements of Regulation AB.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125 under the Securities Act of 1933, as amended (the “Securities Act”), as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

A “Servicing Function Participant” is any person or entity, other than the Certificate Administrator, the Operating Advisor, the Master Servicer, the Special Servicer and the Trustee, that is performing activities with respect to the Issuing Entity that address the servicing criteria set forth in Item 1122(d) of Regulation AB, unless (i) those activities relate to 5% or less of the Mortgage Loans by balance or (ii) the Master Servicer or the Special Servicer, as applicable, is permitted, pursuant to the Exchange Act reporting requirements (including any SEC guidance), to take responsibility for the assessment of compliance with the servicing criteria of such person or entity.

Limitation on Liability; Indemnification

The Pooling and Servicing Agreement will provide that none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, or any director, member, manager, officer, employee or agent of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer will be under any liability to the Issuing Entity, the holders of the Certificates, the holders of any Loan-Specific Certificates, a Companion Loan Holder, or any other person for any action taken or for refraining from the taking of any action in good faith pursuant to the Pooling and Servicing Agreement, or for errors in judgment. However, none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer or any such person will be protected against any liability which would otherwise be imposed by reason of (i) any breach of warranty or representation by such party in the Pooling and Servicing Agreement, or (ii) any willful misconduct, bad faith, fraud or negligence by such party in the performance of its respective obligations and duties under the Pooling and Servicing Agreement or by reason of negligent disregard by such party of its respective obligations or duties under the Pooling and Servicing Agreement. In addition, each of the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer, as applicable, will indemnify the Issuing Entity against any and all loss, liability or reasonable expenses (including, without limitation, reasonable attorneys’ fees and expenses, which for the avoidance of doubt include reasonable legal fees and expenses related to the enforcement of such indemnity) incurred by the Issuing Entity as a result of any willful misconduct, bad faith, fraud or negligence in the performance of the respective duties of the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer, as the case may be,

405

or by reason of negligent disregard of such person’s obligations or duties under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement further provides that the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer and any director, member, manager, officer, employee or agent of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer will be entitled to indemnification by the Issuing Entity for any loss, liability, penalty, fine, forfeiture, claim, judgment or expense (including reasonable legal fees and expenses, which for the avoidance of doubt include reasonable legal fees and expenses related to the enforcement of such indemnity) incurred in connection with, or relating to, the Pooling and Servicing Agreement, the Certificates or the Loan-Specific Certificates, other than any such loss, liability, penalty, fine, forfeiture, claim, judgment or expense (including any such legal fees and expenses): (i) specifically required to be borne by the party seeking indemnification, without right of reimbursement pursuant to the terms of the Pooling and Servicing Agreement; (ii) which constitutes an Advance that is otherwise reimbursable under the Pooling and Servicing Agreement; (iii) resulting from any breach on the part of that party of a representation or warranty made in the Pooling and Servicing Agreement; or (iv) incurred by reason of any willful misconduct, bad faith, fraud or negligence on the part of that party in the performance of its obligations or duties under the Pooling and Servicing Agreement or negligent disregard of such obligations or duties.

In addition, the Pooling and Servicing Agreement provides that none of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Asset Representations Reviewer will be under any obligation to appear in, prosecute or defend any legal action unless such action is related to its duties under the Pooling and Servicing Agreement and which in its opinion does not expose it to any expense or liability for which reimbursement is not reasonably assured, provided that neither the Operating Advisor nor the Asset Representations Reviewer may prosecute on behalf of the Issuing Entity or in the interests of the Certificateholders any legal action related to its duties under the Pooling and Servicing Agreement under any circumstances. The Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee may, however, in its discretion undertake any such action which it may deem necessary or desirable with respect to the Pooling and Servicing Agreement and the rights and duties of the parties to the Pooling and Servicing Agreement and the interests of the holders of Certificates under the Pooling and Servicing Agreement. In such event, the reasonable legal expenses and costs of such action and any liability resulting from such action will be expenses, costs and liabilities of the Issuing Entity, and the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee will be entitled to be reimbursed for those amounts from the Collection Account.

The Depositor is not obligated to monitor or supervise the performance of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Asset Representations Reviewer under the Pooling and Servicing Agreement. The Depositor may, but is not obligated to, enforce the obligations of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement and may, but is not obligated to, perform or cause a designee to perform any defaulted obligation of the Master Servicer or the Special Servicer or exercise any right of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement. In the event the Depositor undertakes any such action, it will be reimbursed and indemnified by the Issuing Entity to the extent not recoverable from the Master Servicer or the Special Servicer, as applicable. Any such action by the Depositor will not relieve the Master Servicer or the Special Servicer of its obligations under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement requires that the Master Servicer and the Special Servicer each obtain and maintain in effect a fidelity bond or similar form of insurance coverage (which may provide blanket coverage) or a combination of fidelity bond and insurance coverage insuring against loss occasioned by fraud, theft or other intentional misconduct of the officers and employees of the Master Servicer or the Special Servicer, as the case may be. In addition, the Pooling and Servicing Agreement requires that the Master Servicer and Special Servicer each keep in force during the term of the Pooling and Servicing Agreement insurance coverage against loss occasioned by the errors and omissions of their respective officers and employees in connection with their respective obligations under the Pooling and Servicing Agreement. Notwithstanding the foregoing, the Pooling and Servicing Agreement permits the Master Servicer and the Special Servicer to self-insure against the losses discussed above in this paragraph, so long as certain rating criteria set forth in the Pooling and Servicing Agreement are met with respect to that entity or its parent.

406

Pursuant to the Pooling and Servicing Agreement, the Issuing Entity will be required to indemnify each of the Trustee and the Certificate Administrator (including in any other capacities in which it acts under the Pooling and Servicing Agreement) and certain related persons against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that the indemnified party may sustain in connection with the Pooling and Servicing Agreement (including, without limitation, reasonable fees and disbursements of counsel and of all persons not regularly in its employ incurred by the indemnified party in any action or proceeding between the Issuing Entity and the indemnified party, or between the indemnified party and any third party or otherwise) arising in respect of the Pooling and Servicing Agreement, the Certificates or any Loan-Specific Certificates, other than those resulting from the negligence, fraud, bad faith or willful misconduct, or the negligent disregard of obligations and duties under the Pooling and Servicing Agreement, of the Trustee or Certificate Administrator, as applicable. Pursuant to the Pooling and Servicing Agreement, the Trustee or Certificate Administrator, as applicable, will be required to indemnify the Issuing Entity against any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the Issuing Entity as a result of any willful misconduct, bad faith, fraud or negligence in the performance of the obligations or duties of the Trustee or Certificate Administrator, as the case may be, or by reason of negligent disregard of the such party’s obligations or duties under the Pooling and Servicing Agreement. Except in the event of the Trustee’s or Certificate Administrator’s, as applicable, willful misconduct, bad faith or fraud, in no event will the Trustee or Certificate Administrator, as applicable, be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee or Certificate Administrator, as applicable, has been advised of the likelihood of such loss or damage and regardless of the form of action. Neither the Trustee nor the Certificate Administrator will be personally liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of Certificates entitled to greater than 50% of the Percentage Interests (or such other percentage as specified in the Pooling and Servicing Agreement for such action) of each affected Class, or of the Voting Rights of the Certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Certificate Administrator, as applicable, or exercising any trust or power conferred upon the Trustee or the Certificate Administrator, as applicable, under the Pooling and Servicing Agreement. Neither the Trustee or Certificate Administrator, as applicable, will be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties under the Pooling and Servicing Agreement, or in the exercise of any of its rights or powers if, in such party’s opinion, the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

Neither the Trustee nor the Certificate Administrator will be accountable for the use or application by the Depositor of any Certificates issued to it or of the proceeds of the sale of such Certificates, or for the use of or application of any funds paid to the Depositor, the Master Servicer or the Special Servicer in respect of the Mortgage Loans, or for investment of such amounts (except, in the case of the Certificate Administrator, for any investment of such amounts in investments issued by the Certificate Administrator in its commercial capacity), nor will the Trustee or the Certificate Administrator be required to perform, or be responsible for the manner of performance of, any of the obligations of the Master Servicer (except, in the case of the Certificate Administrator, for advancing obligations as described in this prospectus), the Special Servicer, the Trustee, the Operating Advisor or the Asset Representations Reviewer under the Pooling and Servicing Agreement, unless, in the case of the Trustee, it is acting as the successor to, and is vested with the rights, duties, powers and privileges of, the Master Servicer or the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement provides that neither the Trustee nor the Certificate Administrator will be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized, or within the discretion or rights or powers conferred on it, by the Pooling and Servicing Agreement. Furthermore, neither the Trustee nor the Certificate Administrator will be liable for an error in judgment, unless the Trustee or Certificate Administrator was negligent in ascertaining the pertinent facts.

Each of the Trustee and the Certificate Administrator may execute any of the trusts or powers under the Pooling and Servicing Agreement or perform any duties thereunder either directly or by or through agents or attorneys but will not be relieved of its obligations under the Pooling and Servicing Agreement.

The Trustee or the Certificate Administrator, as applicable, will have notice of an event only when one of certain designated officers of the Trustee or the Certificate Administrator, as applicable, has received written notice or obtains actual knowledge of such event.

407

Neither the Trustee nor the Certificate Administrator will be responsible for delays or failures in performance resulting from acts beyond its control (such acts to include but are not limited to acts of God, strikes, lockouts, riots and acts of war).

Pursuant to the Pooling and Servicing Agreement, the Trustee and Certificate Administrator may rely upon and will be protected in acting or refraining from acting upon any resolution, officer’s certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties. In addition, the Trustee and Certificate Administrator may consult with counsel and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection in respect of any action taken or suffered or omitted by it under the Pooling and Servicing Agreement in good faith and in accordance therewith. The Trustee and Certificate Administrator will not be under any obligation to exercise any of the trusts or powers vested in it by the Pooling and Servicing Agreement, or to make any investigation of matters arising thereunder or to institute, conduct or defend any litigation under or in relation to the Pooling and Servicing Agreement, at the request, order or direction of any of the Certificateholders, unless those Certificateholders have offered the Trustee or Certificate Administrator, as applicable, reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result. The Trustee and Certificate Administrator will not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the Pooling and Servicing Agreement, or in the exercise of any of its rights or powers, if it has reasonable grounds for believing that repayment of those funds or adequate indemnity against that risk or liability is not reasonably assured to it. The protections, immunities and indemnities afforded to the Certificate Administrator will also be available to it in its capacity as, and to any other person or entity appointed by it to act as, authenticating agent, certificate registrar, paying agent and custodian.

The Pooling and Servicing Agreement provides that, with respect to each Outside Serviced Mortgage Loan, each of (a) (as and to the same extent the Outside Securitization established under the related Outside Servicing Agreement is required to indemnify each of the following parties in respect of other mortgage loans in such Outside Securitization pursuant to the terms of the related Outside Servicing Agreement) the Outside Servicer, the Outside Special Servicer, the Outside Trustee, the Outside Certificate Administrator, the Outside Operating Advisor and the Outside Depositor under the related Outside Servicing Agreement (and any director, officer, employee or agent of any of the foregoing, to the extent such parties are identified as indemnified parties in the related Outside Servicing Agreement in respect of other mortgage loans included in such Outside Securitization) and (b) the Outside Securitization (such parties in clause (a) and the Outside Securitization collectively, the “Pari Passu Indemnified Parties”) will be entitled to be indemnified against any claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with the servicing and administration of such Outside Serviced Mortgage Loan and the related Mortgaged Property (or, with respect to the Outside Operating Advisor, incurred in connection with the provision of services for such Outside Serviced Mortgage Loan) under the Outside Servicing Agreement (collectively, the “Pari Passu Indemnified Items”) to the extent of the Issuing Entity’s pro rata share of such Pari Passu Indemnified Items, and to the extent amounts on deposit in the related “whole loan custodial account” maintained pursuant to the related Outside Servicing Agreement that are allocated to such Outside Serviced Mortgage Loan are insufficient for reimbursement of such amounts, such indemnified party will be entitled to be reimbursed by the Issuing Entity (including out of general collections in the Collection Account) for the Issuing Entity’s pro rata share of the insufficiency.

In addition, the Co-Lender Agreement executed with respect to each Outside Serviced Whole Loan provides that this securitization transaction is obligated to promptly reimburse the Outside Servicer, the Outside Special Servicer, the Outside Trustee, and the Outside Certificate Administrator under the related Outside Servicing Agreement and/or the Outside Securitization established under the related Outside Servicing Agreement, as applicable, for the Issuing Entity’s pro rata share of any fees, costs or expenses incurred in connection with the servicing and administration of such Outside Serviced Whole Loan as to which such Outside Securitization or any of the parties thereto are entitled to be reimbursed pursuant to the terms of the Outside Servicing Agreement. Reimbursement of such pro rata share will be made out of general collections in the Issuing Entity’s Collection Account, to the extent reimbursement out of collections on the applicable Outside Serviced Mortgage Loan are insufficient therefor.

408

Servicer Termination Events

“Servicer Termination Events” under the Pooling and Servicing Agreement with respect to the Master Servicer or the Special Servicer, as the case may be, will include, without limitation:

(a)       (i) any failure by the Master Servicer to make a required deposit to the Collection Account or any Whole Loan Custodial Account or make a required remittance to any Serviced Companion Loan Holder, on the day such deposit or remittance was first required to be made, which failure is not remedied within one business day or (ii) any failure by the Master Servicer to deposit into, or remit to the Certificate Administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m., New York City time, on the relevant Distribution Date;

(b)       any failure by the Special Servicer to deposit into any REO Account within two business days after the day such deposit is required to be made, or to remit to the Master Servicer for deposit in the Collection Account or any Whole Loan Custodial Account such remittance required to be made by the Special Servicer within one business day after such remittance is required to be made, under the Pooling and Servicing Agreement;

(c)       any failure by the Master Servicer or the Special Servicer duly to observe or perform in any material respect any of its other covenants or obligations under the Pooling and Servicing Agreement, which failure continues unremedied for 30 days (10 days in the case of the Master Servicer’s failure to make a Property Advance or 20 days in the case of a failure to pay the premium for any insurance policy required to be maintained under the Pooling and Servicing Agreement or such shorter period (not less than two business days) as may be required to avoid the commencement of foreclosure proceedings for unpaid real estate taxes or the lapse of insurance, as applicable) after written notice of the failure has been given to the Master Servicer or the Special Servicer, as the case may be, by any other party to the Pooling and Servicing Agreement, or to the Master Servicer or the Special Servicer, as the case may be, with a copy to each other party to the related Pooling and Servicing Agreement, by Certificateholders of any Class, evidencing, as to that Class, not less than 25% of the Voting Rights allocable thereto, or, if affected thereby, by a Serviced Companion Loan Holder; provided, however, if that failure is capable of being cured and the Master Servicer or the Special Servicer, as applicable, is diligently pursuing that cure, that 30-day period will be extended an additional 60 days (provided that the Master Servicer, or the Special Servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure);

(d)       any breach on the part of the Master Servicer or the Special Servicer of any representation or warranty in the Pooling and Servicing Agreement, which materially and adversely affects the interests of any Class of Certificateholders or a Serviced Companion Loan Holder, as applicable, and which continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, has been given to the Master Servicer or the Special Servicer, as the case may be, by the Depositor, the Certificate Administrator or the Trustee, or to the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee by the holders of Certificates entitled to not less than 25% of the Voting Rights, or, if affected thereby, by the Serviced Companion Loan Holder; provided, however, if that breach is capable of being cured and the Master Servicer or the Special Servicer, as applicable, is diligently pursuing that cure, that 30-day period will be extended an additional 60 days (provided that the Master Servicer, or the Special Servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure);

(e)       certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the Master Servicer or the Special Servicer, and certain actions by or on behalf of the Master Servicer or the Special Servicer indicating its insolvency or inability to pay its obligations;

(f)        Kroll Bond Rating Agency, LLC (“KBRA”) (or, in the case of Serviced Companion Loan Securities, any Companion Loan Rating Agency) has (i) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates or Serviced Companion Loan Securities, or (ii) placed one or more Classes of Certificates or Serviced Companion Loan Securities on “watch status” in contemplation of a rating downgrade or withdrawal and, in the case of either of clauses (i) or (ii), publicly citing servicing concerns with the Master Servicer or the Special Servicer, as applicable, as the sole or material factor in such rating action (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by such Rating

409

Agency (or, in the case of Serviced Companion Loan Securities, such Companion Loan Rating Agency) within 60 days of such event);

(g)       the Master Servicer ceases to have a commercial master servicer rating of at least “CMS3” from Fitch Ratings, Inc. (“Fitch”) and that rating is not reinstated within 60 days or the Special Servicer ceases to have a commercial special servicer rating of at least “CSS3” from Fitch and that rating is not reinstated within 60 days, as the case may be;

(h)       Moody’s Investors Service, Inc. (“Moody’s”) (or, in the case of Serviced Companion Loan Securities, any Companion Loan Rating Agency) has (i) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates or Serviced Companion Loan Securities, or (ii) placed one or more Classes of Certificates or Serviced Companion Loan Securities on “watch status” in contemplation of a rating downgrade or withdrawal and, in the case of either of clauses (i) or (ii), publicly citing servicing concerns with the Master Servicer or the Special Servicer, as applicable, as the sole or material factor in such rating action (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by such Rating Agency (or, in the case of Serviced Companion Loan Securities, such Companion Loan Rating Agency) within 60 days of such event); or

(i)        the Master Servicer or the Special Servicer, as applicable, or any primary servicer or sub-servicer appointed by the Master Servicer or the Special Servicer, as applicable, after the Closing Date (but excluding any primary servicer or sub-servicer which the Master Servicer has been instructed to retain by the Depositor or a Sponsor), (i) fails to deliver the items required by the Pooling and Servicing Agreement after any applicable notice and cure period to enable the Certificate Administrator or Depositor to comply with the Issuing Entity’s reporting obligations under the Exchange Act or (ii) for so long as the trust created pursuant to the securitization of a Serviced Companion Loan is subject to the reporting requirements of Regulation AB or the Exchange Act, fails to deliver any Exchange Act reporting items required to be delivered by such servicer pursuant to the Pooling and Servicing Agreement at the times required under the Pooling and Servicing Agreement after any applicable notice and cure periods (and any primary servicer or sub-servicer that defaults in accordance with this clause may be terminated at the direction of the Depositor).

“Serviced Companion Loan Securities” mean any commercial mortgage-backed securities (including any Loan-Specific Certificates) that evidence an interest in or are secured by the assets of an issuing entity, which assets include a Serviced Companion Loan (or a portion of or interest in a Serviced Companion Loan).

“Companion Loan Rating Agency” means, with respect to any Serviced Companion Loan, any rating agency that was engaged by a participant in the securitization of such Serviced Companion Loan to assign a rating to the related Serviced Companion Loan Securities.

Rights Upon Servicer Termination Event

If a Servicer Termination Event with respect to the Master Servicer or the Special Servicer is continuing and has not been remedied, then either (i) the Trustee may or (ii) upon the written direction to the Trustee from (A) the holders of Certificates evidencing at least 25% of the Pooled Voting Rights of all Certificates (or, if the Servicer Termination Event is with respect to the Special Servicer for any Trust Subordinate Companion Loan, 25% of the Voting Rights of all Certificates and related Loan-Specific Certificates) or (B) an affected Serviced Companion Loan Holder (but, subject to the discussion below, solely in the case of the related Serviced Whole Loan and a Servicer Termination Event with respect to the Special Servicer), the Trustee will be required to, terminate all of the rights and obligations of the Master Servicer as master servicer or the Special Servicer as special servicer under the Pooling and Servicing Agreement and in and to the Issuing Entity (except in its capacity as a Certificateholder). Notwithstanding the foregoing, upon any termination of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement, the Master Servicer or the Special Servicer will continue to be entitled to any rights that accrued prior to the date of such termination or that survive termination (including the right to receive all accrued and unpaid servicing and special servicing compensation through the date of termination plus reimbursement for all Advances and interest on such Advances as provided in the Pooling and Servicing Agreement).

On and after the date of termination following a Servicer Termination Event by the Master Servicer or the Special Servicer, as the case may be, the Trustee will succeed to all authority and power of the Master Servicer or the Special Servicer, as the case may be, under the Pooling and Servicing Agreement and will be entitled to the

410

compensation arrangements to which the Master Servicer or the Special Servicer, as the case may be, would have been entitled (unless previously earned by the Master Servicer or the Special Servicer, as the case may be). If the Trustee is unwilling or unable so to act, or if the holders of Certificates and Loan-Specific Certificates evidencing at least 25% of the Voting Rights of all Certificateholders and Loan-Specific Certificateholders so request, or if the Rating Agencies do not provide a Rating Agency Confirmation with respect to the Trustee so acting, the Trustee must appoint, or petition a court of competent jurisdiction for the appointment of, a mortgage loan servicing institution to act as successor to the Master Servicer or the Special Servicer, as applicable, under the Pooling and Servicing Agreement; provided a Rating Agency Confirmation must be obtained regarding appointment of the proposed successor at the expense of the terminated Master Servicer or Special Servicer, as applicable, or, if the expense is not so recovered, at the expense of the Issuing Entity; provided, further, that, the applicable Directing Holder will have the right to approve any successor Special Servicer with respect to any Serviced Loan or Serviced Whole Loan. Pending such appointment, the Trustee is obligated to act in such capacity in accordance with the Pooling and Servicing Agreement. The Trustee and any such successor may agree upon the servicing compensation to be paid; provided, however, that the servicing compensation may not be in excess of that permitted to the terminated Master Servicer or Special Servicer, as applicable, unless no successor can be obtained to perform the obligations for that compensation; and provided, further, that, the Trustee will be required to consult with any applicable Directing Holder and Consulting Party prior to the appointment of a successor Master Servicer or Special Servicer with respect to any Serviced Loan or Serviced Whole Loan at a servicing compensation in excess of that permitted to the terminated Master Servicer or Special Servicer, as applicable. Any compensation in excess of that payable to the predecessor Master Servicer or the Special Servicer may result in Realized Losses or other shortfalls on the Certificates.

The Trustee or any other successor Master Servicer assuming the obligations of the Master Servicer under the Pooling and Servicing Agreement will be entitled to the compensation to which the Master Servicer would have been entitled after the date of the assumption of the Master Servicer’s obligations. If no successor Master Servicer can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Master Servicer will be treated as Realized Losses.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the Master Servicer affects a Serviced Companion Loan, the related Serviced Companion Loan Holder or the rating on a class of the related Serviced Companion Loan Securities (including any related Loan-Specific Certificates), and if the Master Servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of the Master Servicer affects only a Serviced Companion Loan, the related Serviced Companion Loan Holder or the rating on a class of related Serviced Companion Loan Securities (including any related Loan-Specific Certificates), then the Master Servicer may not be terminated by or at the direction of the related Serviced Companion Loan Holder or the holders of any Certificates (solely in the case of clause (2)) or Loan-Specific Certificates, but upon the written direction of the related Serviced Companion Loan Holder or of holders of related Loan-Specific Certificates evidencing at least 25% of the Loan-Specific Voting Rights of all related Loan-Specific Certificateholders, the Master Servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Whole Loan. Also, notwithstanding the foregoing, if a Servicer Termination Event described in clauses (a), (b), (c), (d), (f), (g) or (h) under “—Servicer Termination Events” on the part of the Special Servicer affects only a Serviced Companion Loan, a Serviced Companion Loan Holder or a rating on any Serviced Companion Loan Securities (including any Loan-Specific Certificates), then it will not be a Servicer Termination Event with respect to the Mortgage Pool as a whole, but the related Serviced Companion Loan Holder or the holders of related Loan-Specific Certificates evidencing at least 25% of the Loan-Specific Voting Rights of all related Loan-Specific Certificateholders may terminate the Special Servicer with respect to the related Serviced Whole Loan.

Notwithstanding the foregoing discussion in this “—Rights Upon Servicer Termination Event” section, if the Master Servicer is terminated under the circumstances described above because of the occurrence of any of the Servicer Termination Events described in clause (f), (g) or (h) under “—Servicer Termination Events” above, the Master Servicer will have the right for a period of 45 days (during which time it will continue to serve as Master Servicer), at its expense, to sell its master servicing rights with respect to the Mortgage Loans to a Master Servicer as to which the Rating Agencies have provided a Rating Agency Confirmation.

No Certificateholder will have any right under the Pooling and Servicing Agreement to institute any proceeding with respect to the Pooling and Servicing Agreement or the Mortgage Loans, unless, with respect to the Pooling and Servicing Agreement, such holder previously has given to the Trustee a written notice of a default under the Pooling and Servicing Agreement, and of the continuance of the default, and unless also the holders of at least 25% of the Voting Rights of any Class affected thereby have made written request of the Trustee (with a copy to

411

the Certificate Administrator) to institute such proceeding in its own name as Trustee under the Pooling and Servicing Agreement and have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred in connection with such proceeding, and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, has neglected or refused to institute such proceeding.

The Trustee will have no obligation to make any investigation of matters arising under the Pooling and Servicing Agreement or to institute, conduct or defend any litigation under the Pooling and Servicing Agreement or in relation to it at the request, order or direction of any of the holders of Certificates, unless such holders of Certificates have offered to the Trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities which may be incurred in connection with such action.

In addition, the Depositor may terminate each of the Master Servicer and the Special Servicer upon five business days’ notice if the Master Servicer or the Special Servicer, as the case may be, fails to comply with certain of its reporting obligations under the Pooling and Servicing Agreement, and such failure is not remedied within the time period specified in the Pooling and Servicing Agreement.

Waivers of Servicer Termination Events

A Servicer Termination Event may be waived by the Certificateholders evidencing not less than 66-2/3% of the Voting Rights of all Certificates (or, if the Servicer Termination Event is with respect to the Special Servicer for any Trust Subordinate Companion Loan, 66-2/3% of the Voting Rights of all Certificates and related Loan-Specific Certificates) (and, if such Servicer Termination Event is on the part of a Special Servicer with respect to any Serviced Whole Loan with a Companion Loan held outside the Issuing Entity (including, if applicable, a Trust Subordinate Companion Whole Loan), by each affected Serviced Companion Loan Holder). Notwithstanding the foregoing, (1) a Servicer Termination Event under clause (a) or (b) under “—Servicer Termination Events” above may be waived only with the consent of all of the Certificateholders of the affected Classes, and (2) a Servicer Termination Event under clause (i) under “—Servicer Termination Events” above may be waived only with the consent of the Depositor, together with (in the case of each of clauses (1) and (2) of this sentence) the consent of any Serviced Companion Loan Holder affected by such Servicer Termination Event. If a Servicer Termination Event on the part of the Master Servicer is waived in connection with a Serviced Whole Loan, the related Serviced Companion Loan Holder may require that the Master Servicer appoint a sub-servicer to service the related Serviced Whole Loan, which sub-servicer is the subject of a Rating Agency Confirmation.

Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event

General

The Special Servicer may be removed and replaced in such capacity and a successor Special Servicer appointed, other than in connection with a Servicer Termination Event, with respect to any Serviced Mortgage Loan or Serviced Whole Loan, as follows:

(a)           with or without cause, at the direction of the applicable Directing Holder, upon satisfaction of certain conditions specified in the Pooling and Servicing Agreement (including the delivery of a Rating Agency Confirmation from each Rating Agency); provided that the Special Servicer with respect to the Culver Collection Whole Loan or any related REO Property and the Special Servicer with respect to the Bronx Terminal Market Whole Loan or any related REO Property may each be terminated by the applicable Directing Holder in such capacity solely as to such Whole Loan or related REO Property without being terminated as Special Servicer with respect to any other Serviced Mortgage Loan or Serviced Whole Loan as to which it is acting in such capacity;

(b)           except in the case of a Serviced Outside Controlled Whole Loan or a Trust Subordinate Companion Loan, and solely if a Control Termination Event has occurred and is continuing, pursuant to a vote of applicable Certificateholders, with or without cause, in accordance with the procedures described below under “—Removal of the Special Servicer by Certificateholders Following a Control Termination Event”, upon the affirmative vote of (a) the holders of Certificates evidencing at least 66-2/3% of the Pooled Voting Rights allocable to the Certificates of those holders that voted on such matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter) or (b) the holders of Non-Reduced Certificates entitled to vote on the matter evidencing more than 50% of the Pooled Voting Rights allocable to each Class of such Non-Reduced Certificates;

412

(c)           at any time, with respect to all of the applicable Serviced Loans (including any Trust Subordinate Companion Loan), if (i) the Operating Advisor (A) determines, in its sole discretion exercised in good faith, that the Special Servicer has failed to comply with the Servicing Standard and a replacement of the Special Servicer would be in the best interest of the Certificateholders (as a collective whole), and (B) recommends the replacement of the Special Servicer with respect to the Serviced Loans, and (ii) the holders of Certificates evidencing at least a majority of the aggregate outstanding principal balance of the Certificates of those holders that voted on the matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter) affirmatively vote to remove the Special Servicer in such capacity in accordance with the procedures set forth under “—Removal of the Special Servicer by Certificateholders Based on the Recommendation of the Operating Advisor”; and

(d)           solely with respect to any particular Trust Subordinate Companion Loan, as may further identified under “Description of the Mortgage Pool—The Trust Subordinate Companion Loan(s)”.

“Certificateholder Quorum” means a quorum that:

(1)	for purposes of a vote to terminate and replace the Special Servicer or the Asset Representations Reviewer at the request of the holders of Certificates evidencing not less than 25% of the Pooled Voting Rights (without regard to the application of any Appraisal Reduction Amounts), consists of the holders of Certificates evidencing at least 50% of the Pooled Voting Rights (taking into account the allocation of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the respective Classes of Principal Balance Certificates) of all of the Certificates, on an aggregate basis;
(2)	for purposes of each of a vote to terminate and replace the Special Servicer (including with respect to any Trust Subordinate Companion Whole Loan) based on a recommendation of the Operating Advisor, consists of the holders and/or beneficial owners of Certificates evidencing at least 20% of the aggregate outstanding principal balance of all the Principal Balance Certificates, with such quorum including at least three Certificateholders or Certificate Owners that are not Risk Retention Affiliated with each other; and
(3)	for purposes of a vote to terminate and replace the Special Servicer solely with respect to any particular Trust Subordinate Companion Loan, as further identified under “Description of the Mortgage Pool—The Trust Subordinate Companion Loan(s)”.

In no event may a successor Special Servicer be a current or former Operating Advisor or Asset Representations Reviewer or any affiliate (including any Risk Retention Affiliate) of such current or former Operating Advisor or Asset Representations Reviewer.

Excluded Special Servicer Mortgage Loans

Notwithstanding the foregoing, if the Special Servicer, to its knowledge, becomes a Borrower Party with respect to any Mortgage Loan or Whole Loan (any such Mortgage Loan or Whole Loan, an “Excluded Special Servicer Mortgage Loan”), the Special Servicer will be required to resign as Special Servicer of that Excluded Special Servicer Mortgage Loan. The applicable Directing Holder will be entitled to appoint (and replace with or without cause) a successor Special Servicer that is not a Borrower Party in accordance with the terms of the Pooling and Servicing Agreement (the “Excluded Mortgage Loan Special Servicer”) for the related Excluded Special Servicer Mortgage Loan. If an Excluded Special Servicer Mortgage Loan is also an Excluded Mortgage Loan, the largest Controlling Class Certificateholder (by Certificate Balance) that is not an Excluded Controlling Class Holder will be entitled to appoint (and replace with or without cause) the Excluded Mortgage Loan Special Servicer for the related Excluded Special Servicer Mortgage Loan in accordance with the terms of the Pooling and Servicing Agreement. If a Control Termination Event has occurred and is continuing, neither the Controlling Class Representative nor any other Controlling Class Certificateholder will be entitled to remove or replace the Excluded Mortgage Loan Special Servicer with respect to any Excluded Special Servicer Mortgage Loan. If a Control Termination Event has occurred and is continuing and prior to the occurrence of a Consultation Termination Event, the largest Controlling Class Certificateholder that is not an Excluded Controlling Class Holder will have the right to appoint the Excluded Mortgage Loan Special Servicer.

If there is no applicable Directing Holder entitled to appoint an Excluded Mortgage Loan Special Servicer for an Excluded Special Servicer Mortgage Loan (or if there is an applicable Directing Holder so entitled but it has not appointed a replacement Special Servicer within 30 days), then the Certificate Administrator will so notify the

413

resigning Special Servicer that such Excluded Mortgage Loan Special Servicer has not been appointed and such resigning Special Servicer will use reasonable efforts to appoint such Excluded Mortgage Loan Special Servicer. In the event that the resigning Special Servicer is required to appoint an Excluded Mortgage Loan Special Servicer, the resigning Special Servicer will not have any liability for the actions of the newly appointed Excluded Mortgage Loan Special Servicer, and absent willful misconduct, bad faith, fraud or negligence on the part of such resigning Special Servicer, the resigning Special Servicer and its directors, members, managers, officers, employees and agents will be entitled to be indemnified by the Issuing Entity against any and all losses or liability incurred in connection with any legal action resulting from the actions of the Excluded Mortgage Loan Special Servicer.

If at any time the Special Servicer is no longer a Borrower Party with respect to an Excluded Special Servicer Mortgage Loan, (1) the related Excluded Mortgage Loan Special Servicer will be required to resign, (2) the related Mortgage Loan or Whole Loan, as the case may be, will no longer be an Excluded Special Servicer Mortgage Loan, (3) the original Special Servicer will become the Special Servicer again for such Mortgage Loan or Whole Loan, as the case may be, and (4) the original Special Servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan or Whole Loan, as the case may be, earned during such time on and after such Mortgage Loan or Whole Loan, as the case may be, is no longer an Excluded Special Servicer Mortgage Loan.

The Excluded Mortgage Loan Special Servicer will be required to perform all of the obligations of the Special Servicer for the related Excluded Special Servicer Mortgage Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Mortgage Loan earned during such time as the related Mortgage Loan is an Excluded Special Servicer Mortgage Loan. The Special Servicer will remain entitled to all special servicing compensation with respect to the Mortgage Loans and Serviced Whole Loans that are not Excluded Special Servicer Mortgage Loans during such time.

Notwithstanding the foregoing discussion under this “—Excluded Special Servicer Mortgage Loans” sub-heading, in the case of any Serviced Outside Controlled Whole Loan, the related Outside Controlling Note Holder will have the right to appoint an Excluded Mortgage Loan Special Servicer.

Removal of the Special Servicer by Certificateholders Following a Control Termination Event

The procedures for removing a Special Servicer (other than with respect to any Serviced Outside Controlled Whole Loan or Trust Subordinate Companion Whole Loan) if a Control Termination Event has occurred and is continuing will be as follows: upon (i) the written direction of holders of Certificates evidencing at least 25% of the Pooled Voting Rights of all the Certificates requesting a vote to terminate and replace the Special Servicer (with respect to all of the Serviced Loans other than any Serviced Outside Controlled Whole Loan or Trust Subordinate Companion Whole Loan) with a proposed successor Special Servicer, (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote and (iii) delivery by such holders to the Certificate Administrator and the Trustee of a Rating Agency Confirmation from each Rating Agency addressing the removal and replacement of the Special Servicer (which confirmations will be obtained at the expense of such holders), the Certificate Administrator will be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website and by mailing at their addresses appearing in the certificate register. Upon the affirmative vote of (a) the holders of Certificates evidencing at least 66-2/3% of the Pooled Voting Rights allocable to the Certificates of those holders that voted on such matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter) or (b) the holders of Certificates that are Non-Reduced Certificates evidencing more than 50% of the Pooled Voting Rights allocable to each such Class of Non-Reduced Certificates, the Trustee will be required to terminate all of the rights and obligations of the Special Servicer under the Pooling and Servicing Agreement with respect to the applicable Serviced Loans (other than any Serviced Outside Controlled Whole Loan or Trust Subordinate Companion Whole Loan) and appoint the proposed successor Special Servicer; provided that if that affirmative vote is not achieved within 180 days of the initial request for a vote to so terminate and replace the Special Servicer, then that vote will have no force and effect. The Certificate Administrator will include on each Distribution Date statement a statement that each Certificateholder and beneficial owner of Certificates may access such notices on the Certificate Administrator’s website and each Certificateholder and beneficial owner of Certificates may register to receive email notifications when such notices are posted on the website. Any such appointment of a successor Special Servicer with respect to the Serviced Loans (other than any Serviced Outside Controlled Whole Loan and Trust Subordinate Companion Whole Loan) based on a Certificateholder vote will be subject to the receipt of a Rating Agency Confirmation from each Rating Agency. The Certificate Administrator will be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting notices of such requests.

414

Removal of the Special Servicer by Certificateholders Based on the Recommendation of the Operating Advisor

With respect to the applicable Serviced Loan(s) (including, if applicable, any Trust Subordinate Companion Whole Loan), if the Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Special Servicer would be in the best interest of the Certificateholders (as a collective whole), the Operating Advisor will have the right to recommend the replacement of the Special Servicer with respect to the applicable Serviced Loan(s). In any such event, the Operating Advisor will be required to deliver to the Trustee and the Certificate Administrator, with a copy to the Special Servicer, a written recommendation detailing the reasons supporting its position (along with relevant information justifying its recommendation) and recommending a replacement Special Servicer meeting the applicable requirements of the Pooling and Servicing Agreement, which recommended special servicer has agreed to succeed the then-current Special Servicer with respect to the applicable Serviced Loan(s) if appointed in accordance with the Pooling and Servicing Agreement. The Certificate Administrator will be required to promptly post a copy of such recommendation on its internet website and by mail send notice to all Certificateholders, asking them to indicate whether they wish to remove the Special Servicer. Upon the affirmative vote of the holders of Certificates evidencing at least a majority of the aggregate outstanding principal balance of the Certificates of those holders that voted on the matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter within 180 days of the initial request for a vote), and receipt by the Certificate Administrator of a Rating Agency Confirmation from each Rating Agency, the Trustee will terminate all of the rights and obligations of the Special Servicer under the Pooling and Servicing Agreement with respect to the applicable Serviced Loan(s) (including, if applicable, any Trust Subordinate Companion Whole Loan), and appoint the recommended successor Special Servicer. If such affirmative vote of the holders of the required Certificates is not achieved within 180 days of the request for a vote on the removal of the Special Servicer, the recommendation of the Operating Advisor to so remove and replace the Special Servicer will lapse and be of no force and effect. The reasonable fees and out-of-pocket costs and expenses associated with obtaining the Rating Agency Confirmation described above and administering the vote on removal of the Special Servicer will be an additional expense of the Issuing Entity payable out of collections on the Mortgage Loans. If the entity acting as Special Servicer is terminated pursuant to a vote to terminate and replace the Special Servicer based on a recommendation of the Operating Advisor, then the terminated party may not subsequently be re-appointed as the Special Servicer under the Pooling and Servicing Agreement with respect to the Serviced Loan(s) as to which it was terminated pursuant to any provision of the Pooling and Servicing Agreement or any Co-Lender Agreement.

Resignation of the Master Servicer, the Special Servicer and the Operating Advisor

Each of the Master Servicer and the Special Servicer may resign, assign its rights and delegate its duties and obligations under the Pooling and Servicing Agreement; provided that certain conditions are satisfied including obtaining a Rating Agency Confirmation; and provided, further, that the Special Servicer with respect to the Culver Collection Whole Loan or any related REO Property and the Special Servicer with respect to the Bronx Terminal Market Whole Loan or any related REO Property may each resign in such capacity solely as to such Whole Loan or related REO Property without resigning as Special Servicer with respect to any other Servicer Mortgage Loan or Serviced Whole Loan as to which it is acting in such capacity. The resigning Master Servicer or Special Servicer, as applicable, must pay all costs and expenses associated with the transfer of its duties after resignation. The Pooling and Servicing Agreement provides that the Master Servicer or the Special Servicer, as the case may be, may not otherwise resign from its obligations and duties as Master Servicer or Special Servicer, as the case may be, except upon the determination that performance of its duties is no longer permissible under applicable law and provided that such determination is evidenced by an opinion of counsel to that effect delivered to the Trustee and the Certificate Administrator. No such resignation may become effective until the Trustee or a successor Master Servicer or successor Special Servicer has assumed the obligations of the Master Servicer or the Special Servicer, as applicable, under the Pooling and Servicing Agreement. The Trustee or any other successor Master Servicer or Special Servicer assuming the obligations of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement will be entitled to the compensation to which the Master Servicer or the Special Servicer would have been entitled after the date of assumption of such obligations (other than certain Workout Fees which the prior Special Servicer will be entitled to retain and other than the excess servicing portion of the Servicing Fee which, subject to reduction in order to retain a successor, may be retained or transferred by the initial Master Servicer). If no successor Master Servicer or Special Servicer can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Master Servicer or Special Servicer will result in shortfalls in distributions on the Certificates.

415

The Operating Advisor may resign from its duties and obligations under the Pooling and Servicing Agreement upon 30 days’ prior written notice to the parties to the Pooling and Servicing Agreement, any applicable Directing Holder and any applicable Consulting Parties; provided that certain conditions are satisfied including obtaining a Rating Agency Confirmation. No such resignation may become effective until a successor entity has assumed the obligations of the Operating Advisor under the Pooling and Servicing Agreement. The successor entity assuming the obligations of the Operating Advisor under the Pooling and Servicing Agreement will be entitled to the compensation to which the Operating Advisor would have been entitled after the date of assumption of such obligations. If no successor Operating Advisor has been appointed and accepted such appointment within 60 days after the resigning Operating Advisor’s giving of notice of resignation, the resigning Operating Advisor may petition any court of competent jurisdiction for appointment of a successor. The resigning Operating Advisor must pay all costs and expenses associated with its resignation and the transfer of its duties. If no successor Operating Advisor can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Operating Advisor will result in shortfalls in distributions on the Certificates.

In addition, in the event that: (i) at any time following the date that the Credit Risk Retention Rules are no longer applicable to the securitization transaction constituted by the issuance of the Certificates and there are no Classes of Certificates outstanding other than the Control Eligible Certificates and the Class R Certificates, then all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement (other than with respect to any Trust Subordinate Companion Whole Loan unless the relevant credit risk retention rules are also no longer applicable to the securitization transaction constituted by the issuance of the Loan-Specific Certificates backed by such Trust Subordinate Companion Loan) will terminate without payment of any penalty or termination fee (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination). If the Operating Advisor is so terminated, then no replacement operating advisor will be appointed to act in such capacity.

The Pooling and Servicing Agreement will prohibit the appointment of the Asset Representations Reviewer or one of its affiliates as successor to the Master Servicer or Special Servicer.

Qualification, Resignation and Removal of the Trustee and the Certificate Administrator

The Trustee is required to maintain (A) a rating on its long-term senior unsecured debt or issuer credit rating of at least “A” by Fitch or a rating on its short-term debt of at least “F1” by Fitch (provided, however, that the Trustee will be deemed to have met the eligibility requirements in this clause (A) for so long as the Certificate Administrator in its capacity as back-up advancing agent or the Master Servicer has a rating on its long-term senior unsecured debt or an issuer credit rating of at least “A” by Fitch or a short-term debt rating of at least “F1” by Fitch), (B) a rating on its long-term senior unsecured debt or an issuer credit rating of at least “A2” by Moody’s or a long-term counterparty risk assessment of at least “A2(cr)” by Moody’s (provided, however, that the Trustee may maintain a long-term senior unsecured debt rating or an issuer credit rating of at least “Baa3” by Moody’s for so long as the Certificate Administrator, in its capacity as the back-up advancing agent or the Master Servicer maintains a long-term senior unsecured debt rating or an issuer credit rating of at least “A2” by Moody’s or a long-term counterparty risk assessment of at least “A2(cr)” by Moody’s) and (C) a rating on its long-term senior unsecured debt or issuer credit rating of at least “BBB-“ by KBRA (or, if not rated by KBRA, then at least an equivalent rating by any other NRSROs which may include Fitch or Moody’s) (or, in the case of each of clauses (A), (B) and (C), such other rating with respect to which the applicable Rating Agency has provided a Rating Agency Confirmation). In addition, the Trustee is required to satisfy the requirements for a Trustee contemplated by clause (a)(4)(i) of Rule 3a-7 under the Investment Company Act. The Certificate Administrator is required to maintain a rating on its long-term senior unsecured debt or issuer credit rating of at least “BBB-” by KBRA (or an investment grade rating by any other NRSRO, which may include Fitch or Moody’s). In addition, the Certificate Administrator in its capacity as back-up advancing agent is required to maintain the ratings set forth in the first sentence of this paragraph. Each of the Trustee and the Certificate Administrator may resign at any time by giving written notice to, among others, the other parties to the Pooling and Servicing Agreement. However, no such resignation will be effective until a successor has been appointed. Upon such notice, the Depositor will be required to use reasonable efforts to appoint a successor Trustee or Certificate Administrator, as applicable. If no successor has been appointed and accepted such appointment within 90 days after the giving of such notice of resignation, the resigning Trustee or Certificate Administrator, as applicable, may petition any court of competent jurisdiction for appointment of a successor, and such petition will be an expense of the Issuing Entity.

In the event that either (a) (1) neither the Certificate Administrator nor the Master Servicer has a rating on its long-term senior unsecured debt or an issuer credit rating of at least “A” by Fitch or a short-term debt rating of at

416

least “F1” by Fitch, or (2) the Certificate Administrator submitted a request for a Rating Agency Confirmation but Fitch did not approve the Certificate Administrator via Rating Agency Confirmation to allow the Certificate Administrator to remain as back-up advancing agent on this transaction, or (b) (1) neither the Certificate Administrator nor the Master Servicer has a long-term senior unsecured debt rating or an issuer credit rating of at least “A2” by Moody’s or a long-term counterparty risk assessment of at least “A2(cr)” by Moody’s and (2) the Certificate Administrator submitted a request for a Rating Agency Confirmation but Moody’s did not approve the Certificate Administrator via Rating Agency Confirmation to allow the Certificate Administrator to remain as back-up advancing agent on this transaction, then the Certificate Administrator is required to either (i) resign immediately in the manner specified in the Pooling and Servicing Agreement or (ii) within 30 days after the Certificate Administrator has actual knowledge or received notice of such event, appoint an advancing agent that has (A) a rating on its long-term senior unsecured debt or an issuer credit rating of at least “A” by Fitch or a short-term debt rating of at least “F1” by Fitch and (B) a rating on its long-term senior unsecured debt or an issuer credit rating of at least “A2” by Moody’s or a long-term counterparty risk assessment of at least “A2(cr)” by Moody’s (or, in the case of any Rating Agency’s rating requirement set forth in clauses (A) or (B) above, such other rating with respect to which the applicable Rating Agency has provided a Rating Agency Confirmation) to perform the Certificate Administrator’s obligation to make Advances as described under the heading“—Advances” above.

The Depositor may remove the Trustee or Certificate Administrator, as applicable (and appoint a successor) if, among other things, the Trustee or Certificate Administrator, as applicable, ceases to be eligible to continue as such under the Pooling and Servicing Agreement or if at any time the Trustee or Certificate Administrator, as applicable, becomes incapable of acting, or is adjudged bankrupt or insolvent, or a receiver of the Trustee or Certificate Administrator, as applicable, or its respective property is appointed or any public officer takes charge or control of the Trustee or Certificate Administrator, as applicable, or of its property. The holders of Certificates evidencing more than 50% of the Voting Rights allocated to all of the Certificates may remove the Trustee or Certificate Administrator, as applicable, and appoint a successor, upon prior written notice to, among others, the Depositor, the Master Servicer, the Certificate Administrator and the Trustee.

Any resignation or removal of the Trustee or Certificate Administrator, as applicable, and appointment of a successor will not become effective until (i) acceptance by the successor Trustee or Certificate Administrator, as applicable, of the appointment, and (ii) the resigning Trustee or Certificate Administrator, as applicable, files any required Form 8-K.

Notwithstanding the foregoing, upon any resignation or termination of the Trustee or Certificate Administrator, as applicable, under the Pooling and Servicing Agreement, the Trustee or Certificate Administrator, as applicable, will continue to be entitled to receive all accrued and unpaid compensation through the date of termination plus (in the case of the Certificate Administrator) reimbursement for all Advances made by it and interest on those Advances as provided in the Pooling and Servicing Agreement. The Trustee or Certificate Administrator, as applicable, will be required to bear all reasonable out-of-pocket costs and expenses of each party to the Pooling and Servicing Agreement and each Rating Agency in connection with any removal or resignation of such entity as and to the extent required under the Pooling and Servicing Agreement; provided, that if the Trustee or Certificate Administrator, as applicable, is terminated without cause by the holders of Certificates evidencing more than 50% of the Voting Rights allocated to all of the Certificates as provided in the second preceding paragraph, then such holders will be required to pay all the reasonable costs and expenses of the Trustee or Certificate Administrator, as applicable, necessary to effect the transfer of the rights and obligations (including custody of the Mortgage Loan and any Trust Subordinate Companion Loan files) of the Trustee or Certificate Administrator, as applicable, to a successor. Any successor Trustee or Certificate Administrator, as applicable, must have a combined capital and surplus of at least $50,000,000, and the ratings on its unsecured long term debt set forth above.

At any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Issuing Entity, the assets thereof or any property securing the same is located, the Depositor and the Trustee acting jointly will have the power to appoint one or more persons or entities to act (at the expense of (i) the Trustee, if the need to appoint such co-trustee(s) arises from any change in or matter relating to the identity, organization, status, power, conflicts, internal policy or other development or matter with respect to the Trustee, and/or (ii) the Issuing Entity, if the need to appoint such co-trustee(s) arises from a change in applicable law or the identity, status or power of the Issuing Entity; provided, however, that in the event the need to appoint such co-trustee(s) arises from a combination of the events described in clause (i) and clause (ii), the expense will be split evenly between the Trustee and the Issuing Entity; and provided, further, that in the event the need to appoint such co-trustee(s) arises from none of the events described in clause (i) and clause (ii), such appointment will be at the expense of the Issuing Entity) as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the

417

Issuing Entity, and to vest in such co-trustee or separate trustee such powers, duties, obligations, rights and trusts as the Depositor and the Trustee may consider necessary or desirable. The appointment of a co-trustee or separate trustee will not relieve the Trustee of its responsibilities, obligations and liabilities under the Pooling and Servicing Agreement except as required by applicable law.

The Certificate Administrator is required to perform only those duties described in this prospectus or otherwise specifically required under the Pooling and Servicing Agreement. If no Servicer Termination Event has occurred, and after the curing or waiver of all Servicer Termination Events which may have occurred, the Trustee is required to perform only those duties described in this prospectus or otherwise specifically required under the Pooling and Servicing Agreement. Upon receipt of the various certificates, reports or other instruments required to be furnished to it, the Trustee or the Certificate Administrator, as applicable, is required to examine such documents and to determine whether they conform on their face to the requirements of the Pooling and Servicing Agreement.

The Depositor may terminate the Certificate Administrator upon 5 business days’ notice if the Certificate Administrator fails to comply with certain of its reporting obligations under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement will prohibit the appointment of the Asset Representations Reviewer or one of its affiliates as successor to the Trustee or Certificate Administrator.

Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation

Under the Credit Risk Retention Rules, the Retaining Third Party Purchaser is prohibited from being Risk Retention Affiliated with, among other persons, the Master Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer. As long as the prohibition exists, upon the occurrence of (i) a servicing officer of the Master Servicer or a responsible officer of the Certificate Administrator or the Trustee, as applicable, obtaining actual knowledge that the Master Servicer, the Certificate Administrator or the Trustee, as applicable, is or has become Risk Retention Affiliated with or a Risk Retention Affiliate of the Retaining Third Party Purchaser (in such case, an “Impermissible TPP Affiliate”), (ii) the Master Servicer, the Certificate Administrator or the Trustee receiving written notice from any other party to the Pooling and Servicing Agreement, the Retaining Third Party Purchaser, any Sponsor or any underwriter or initial purchaser that the Master Servicer, Certificate Administrator or the Trustee, as applicable, is or has become an Impermissible TPP Affiliate, or (iii) the Operating Advisor or the Asset Representations Reviewer obtaining actual knowledge that it is or has become a Risk Retention Affiliate of the Retaining Third Party Purchaser, any Sponsor or any other party to the Pooling and Servicing Agreement (other than the Operating Advisor and Asset Representations Reviewer) (together with an Impermissible TPP Affiliate, an “Impermissible Risk Retention Affiliate”), then, in each case, such Impermissible Risk Retention Affiliate is required to promptly notify the Sponsors and the other parties to the Pooling and Servicing Agreement and resign in accordance with the terms of the Pooling and Servicing Agreement. The resigning Impermissible Risk Retention Affiliate will be required to bear all reasonable out-of-pocket costs and expenses of each other party to the Pooling and Servicing Agreement, the Issuing Entity and each Rating Agency in connection with such resignation as and to the extent required under the Pooling and Servicing Agreement, provided however, if the affiliation causing an Impermissible Risk Retention Affiliate is the result of the Retaining Third Party Purchaser acquiring an interest in such Impermissible Risk Retention Affiliate or an affiliate of such Impermissible Risk Retention Affiliate, then such costs and expenses will be an expense of the Issuing Entity.

“Risk Retention Affiliate” or “Risk Retention Affiliated” means “affiliate” of or “affiliated” with (as such terms are defined in 12 C.F.R. §43.2 of the Credit Risk Retention Rules).

Amendment

The Pooling and Servicing Agreement may be amended without the consent of any of the holders of Certificates or the holders of any Loan-Specific Certificates and related uncertificated interests:

(a)       to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates (or, if applicable, any holders of Loan-Specific Certificates and related uncertificated interests);

(b)       to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description of the provisions in this prospectus, or to correct any error;

418

(c)       to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, the Excess Interest Distribution Account, the Distribution Account or any REO Account; provided that (A) the Master Servicer Remittance Date may in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder (or, if applicable, any Loan-Specific Certificateholder or related uncertificated interest owner), as evidenced by an opinion of counsel (at the expense of the party requesting the amendment) or, if any Certificate is then rated, as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment;

(d)       to modify, eliminate or add to any of its provisions (i) to the extent necessary to maintain the qualification of any Trust REMIC as a REMIC to avoid or minimize the risk of imposition of any tax on the Issuing Entity; provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates (or, if applicable, any holder of the Loan-Specific Certificates or related uncertificated interests), (ii) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-permitted transferee, (iii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, Regulation RR and/or any related regulatory actions and/or interpretations, or (iv) in the event that Regulation RR (or any portion thereof) or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate any risk retention requirements no longer applicable to this securitization transaction in light of such repeal;

(e)       to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the amendment will not adversely affect in any material respect the interests of (i) any Certificateholder (or, if applicable, any Loan-Specific Certificateholder or related uncertificated interest owner) or (ii) any holder of a Serviced Companion Loan not consenting thereto, as evidenced by an opinion of counsel or as evidenced by, if any Certificate is then rated, a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and, in the case of a securitized Serviced Companion Loan with rated Serviced Companion Loan Securities, confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Companion Loan Securities, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered with respect to the Certificates pursuant to the Pooling and Servicing Agreement);

(f)        to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates (or, if applicable, Loan-Specific Certificates) by each Rating Agency; provided that such amendment will not adversely affect in any material respect the interests of (i) any Certificateholder (or, if applicable, any Loan-Specific Certificateholder or related uncertificated interest owner) or (ii) any holder of a Serviced Companion Loan not consenting thereto, as evidenced by an opinion of counsel or as evidenced by, if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates and, in the case of a securitized Serviced Companion Loan with rated Serviced Companion Loan Securities, confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Companion Loan Securities, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to the Pooling and Servicing Agreement); and

(g)       to modify the procedures in the Pooling and Servicing Agreement relating to Rule 17g-5 under the Exchange Act (“Rule 17g-5”); provided that (A) such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless the modification would materially adversely affect that party or materially increase that party’s obligations under the Pooling and Servicing Agreement) and (B) such modification shall not adversely affect in any material respects the interests of any Certificateholder, as evidenced by (x) an opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates; and provided, further, that notice of such modification is provided to all parties to the Pooling and Servicing Agreement.

419

Notwithstanding the foregoing, no such amendment to the Pooling and Servicing Agreement contemplated by the first paragraph under this section entitled “—Amendment” will be permitted if the amendment would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative (or, if applicable, of any Loan-Specific Controlling Class Representative without the consent of such Loan-Specific Controlling Class Representative), (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor, (iii) change in any manner the obligations or rights of any Sponsor under the applicable Mortgage Loan Purchase Agreement or the Pooling and Servicing Agreement without the consent of the affected Sponsor, (iv) change in any manner the obligations or rights of any underwriter or initial purchaser of Certificates or Loan-Specific Certificates without the consent of the related underwriter or initial purchaser of such certificates, or (v) adversely affect in any material respect any Serviced Companion Loan Holder in its capacity as such without its consent (the lack of which material adverse effect must in the case of, and under the circumstances described in, clauses (e) and (f) of the prior paragraph, be evidenced as described in such clauses).

The Pooling and Servicing Agreement may also be amended by the parties to the Pooling and Servicing Agreement with the consent of the holders of Certificates and any Loan-Specific Certificates evidencing in the aggregate not less than 66⅔% of the aggregate Percentage Interests of each class affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the holders of the Certificates or Loan-Specific Certificates, as applicable, except that the amendment may not (1) reduce in any manner the amount of, or delay the timing of, payments received on the Serviced Loans which are required to be distributed on a Certificate of any Class or any Loan-Specific Certificate of any class or related uncertificated interest without the consent of the holder of that Certificate or the holder of that Loan-Specific Certificate or the related uncertificated interest owner, as applicable, or that are required to be distributed to a Serviced Companion Loan Holder without its consent, (2) reduce the percentage of Certificates of any Class or Loan-Specific Certificates of any class the holders of which are required to consent to the amendment without the consent of the holders of all Certificates of that Class or holders of Loan-Specific Certificates of that class, (3) change in any manner the obligations or rights of any Sponsor under the applicable Mortgage Loan Purchase Agreement or the Pooling and Servicing Agreement without the consent of the related Sponsor, (4) change the definition of “Servicing Standard” without either (a) the consent of 100% of the Certificateholders and/or the related Loan-Specific Certificateholders, as applicable, or (b) a Rating Agency Confirmation, (5) without the consent of 100% of the Certificateholders and Loan-Specific Certificateholders that are adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders or Loan-Specific Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders or Loan-Specific Certificateholders to remove the Special Servicer or (c) the right of the Certificateholders or Loan-Specific Certificateholders to terminate the Operating Advisor, (6) adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders, (7) adversely affect any Loan-Specific Controlling Class Representative without the consent of 100% of the Loan-Specific Controlling Class Certificateholders, (8) change in any manner the obligations or rights of any underwriter or initial purchaser of Certificates without the consent of the affected underwriter or initial purchaser, or (9) adversely affect in any material respect any Serviced Companion Loan Holder in its capacity as such without its consent.

Notwithstanding the foregoing, the Pooling and Servicing Agreement may not be amended without the Master Servicer, the Special Servicer, the Trustee and/or the Certificate Administrator (in each case, only if requested by such party) having first received an opinion of counsel, at the expense of the person requesting the amendment (or, if the amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee or the Certificate Administrator for any purpose described in clause (a) or clause (b) of the first paragraph of this section entitled “—Amendment”, then at the expense of the Issuing Entity), to the effect that the amendment will not result in the imposition of a tax on any portion of the Issuing Entity (other than a tax at the corporate tax rate on net income from foreclosure property pursuant to Code Section 860G(c)) or cause any Trust REMIC to fail to qualify as a REMIC for federal income tax purposes. The party requesting an amendment to the Pooling and Servicing Agreement will be required to give each Rating Agency prior written notice of such amendment.

Certain amendments to the Pooling and Servicing Agreement may require the delivery of certain opinions of counsel at the expense of the Issuing Entity. In addition, prior to the execution of any amendment to the Pooling and Servicing Agreement, the Trustee, the Certificate Administrator, the Special Servicer and the Master Servicer may request and will be entitled to rely conclusively upon an opinion of counsel, at the expense of the party requesting such amendment (or, if such amendment is required by any Rating Agency to maintain the rating issued

420

by it or requested by the Trustee or the Certificate Administrator for any purpose described in clause (a), (b), (c) or (e) (which does not modify or otherwise relate solely to the obligations, duties or rights of the Trustee or the Certificate Administrator, as applicable) of the first paragraph of this section entitled “—Amendment”, then at the expense of the Issuing Entity) stating that the execution of such amendment is authorized or permitted by the Pooling and Servicing Agreement, and that all conditions precedent to such amendment are satisfied.

Realization Upon Mortgage Loans

Specially Serviced Loans; Appraisals

Promptly upon the occurrence of an Appraisal Reduction Event with respect to a Serviced Loan, the Special Servicer will be required to use reasonable efforts to obtain an appraisal of the Mortgaged Property or REO Property, as the case may be, from an Appraiser in accordance with MAI standards (an “Updated Appraisal”) or, with respect to any Serviced Loan with an outstanding principal balance less than $2,000,000, conduct an internal valuation as contemplated under “—Appraisal Reduction Amounts” in this prospectus unless the Special Servicer elects to obtain an Updated Appraisal with respect to such Serviced Loan. However, the Special Servicer will not be required to obtain an Updated Appraisal or conduct an internal valuation of any Mortgaged Property with respect to which there exists an appraisal from an Appraiser in accordance with MAI standards which is less than nine (9) months old, unless the Special Servicer determines that such previously obtained appraisal is materially inaccurate. The cost of any Updated Appraisal will be advanced by, and reimbursable to, the Master Servicer as a Property Advance or will be an expense of the Issuing Entity and paid out of the Collection Account if determined to be a Nonrecoverable Advance to the extent provided in the Pooling and Servicing Agreement.

Standards for Conduct Generally in Effecting Foreclosure or the Sale of Defaulted Loans

In connection with any foreclosure, enforcement of the related Mortgage Loan documents, or other acquisition, the cost and expenses of any such proceeding will be a Property Advance or an expense of the Issuing Entity and paid out of the Collection Account if determined to be a Nonrecoverable Advance.

If the Special Servicer elects to proceed with a non-judicial foreclosure in accordance with the laws of the state where the Mortgaged Property is located, the Special Servicer will not be required to pursue a deficiency judgment against the related borrower, if available, or any other liable party if the laws of the state do not permit such a deficiency judgment after a non-judicial foreclosure or if the Special Servicer determines, in accordance with the Servicing Standard, that the likely recovery if a deficiency judgment is obtained will not be sufficient to warrant the cost, time, expense and/or exposure of pursuing the deficiency judgment and such determination is evidenced by an officers’ certificate delivered to the Trustee, the Certificate Administrator, and any applicable Directing Holder and Consulting Party.

Notwithstanding anything in this prospectus to the contrary, the Pooling and Servicing Agreement will provide that the Special Servicer will not, on behalf of the Issuing Entity or a related Serviced Companion Loan Holder, obtain title to a Mortgaged Property as a result of foreclosure or by deed-in-lieu of foreclosure or otherwise, and will not otherwise acquire possession of, or take any other action with respect to, any Mortgaged Property if, as a result of any such action, the Trustee, the Certificate Administrator, the Issuing Entity or the holders of Certificates or a related Serviced Companion Loan Holder would be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of, such Mortgaged Property within the meaning of the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any comparable law, unless the Special Servicer has previously determined, based on an updated environmental assessment report prepared by an independent person who regularly conducts environmental audits, that: (i) such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Issuing Entity and, if applicable, a related Serviced Companion Loan Holder (as a collective whole) to take such actions as are necessary to bring such Mortgaged Property in compliance with applicable environmental laws and (ii) there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant it would be in the best economic interest of the Issuing Entity and any related Serviced Companion Loan Holder (as a collective whole as if the Issuing Entity and, if applicable, such Serviced Companion Loan Holder(s) constituted a single lender (and, with respect to a Serviced Whole Loan with a Subordinate Companion Loan, taking into account the subordinate nature of the related Subordinate Companion

421

Loan(s))) to take such actions with respect to the affected Mortgaged Property as could be required by such law or regulation. If appropriate, the Special Servicer may establish a single member limited liability company with the Issuing Entity and, if applicable, a related Serviced Companion Loan Holder, as the sole owner to hold title to the Mortgaged Property.

In the event that title to any Mortgaged Property is acquired in foreclosure or by deed-in-lieu of foreclosure, the deed or certificate of sale is required to be issued to the Trustee, to a co-trustee or to its nominee or a separate trustee or co-trustee on behalf of the Trustee, on behalf of the Certificateholders and, if applicable, any related Loan-Specific Certificateholders or any related Serviced Companion Loan Holder(s). Notwithstanding any such acquisition of title and cancellation of the related Serviced Loan, the related Serviced Mortgage Loan will generally be considered to be an REO Mortgage Loan held in the Issuing Entity until such time as the related REO Property is sold by the Issuing Entity.

If title to any Mortgaged Property is acquired by the Issuing Entity (directly or through a single member limited liability company established for that purpose), the Special Servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or does not deny) an extension of time to sell the property or (2) the Special Servicer, the Certificate Administrator and the Trustee receive an opinion of independent counsel to the effect that the holding of the property by the Lower-Tier REMIC or any Trust Subordinate Companion Loan REMIC, as applicable, longer than the above-referenced three year period will not result in the imposition of a tax on any Trust REMIC or cause any Trust REMIC to fail to qualify as a REMIC under the Code at any time that any Certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the Pooling and Servicing Agreement, the Special Servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The Special Servicer will also be required to manage, conserve, protect and operate any Mortgaged Property acquired by the Issuing Entity in a manner which does not cause such property to fail to qualify as “foreclosure property” within the meaning of Code Section 860G(a)(8) or result in the receipt by the Issuing Entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If the Lower-Tier REMIC or any Trust Subordinate Companion Loan REMIC, as applicable, acquires title to any Mortgaged Property, the Special Servicer, on behalf of the Lower-Tier REMIC or such Trust Subordinate Companion Loan REMIC, as applicable, will retain, at the expense of the Issuing Entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the Special Servicer of its obligation to manage the Mortgaged Property as required under the Pooling and Servicing Agreement.

Generally, none of the Trust REMICs will be taxable on income received with respect to a Mortgaged Property acquired by the Issuing Entity to the extent that it constitutes “rents from real property,” within the meaning of Code Section 856(c)(3)(A) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the Issuing Entity would not constitute rents from real property, or that none of such income would qualify if a separate charge is not stated for such non-customary services or they are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hospitality property or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property,” which would be taxable to the Lower-Tier REMIC or any Trust Subordinate Companion Loan REMIC, as applicable, at the federal corporate rate and may also be subject to state or local taxes. The Pooling and Servicing Agreement provides that the Special Servicer will be permitted to cause the Lower-Tier REMIC or any Trust Subordinate Companion Loan REMIC, as applicable, to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders and any related Companion Loan Holders, as a collective whole, could reasonably be expected to be greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are

422

already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the Issuing Entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to the holders of Certificates. See “Material Federal Income Tax Consequences—Taxes That May Be Imposed on a REMIC—Net Income from Foreclosure Property”.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan (and any related Trust Subordinate Companion Loan) are less than the sum of (1) the outstanding principal balance of the Mortgage Loan (and such Trust Subordinate Companion Loan), (2) interest accrued thereon and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Property Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the Issuing Entity) incurred with respect to the Mortgage Loan (and such Trust Subordinate Companion Loan), the Issuing Entity will realize a loss in the amount of the shortfall. The Trustee, the Certificate Administrator, the Master Servicer and/or the Special Servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan or Serviced Whole Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders or the Serviced Companion Loan Holders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan or Serviced Whole Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan or Serviced Whole Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan or Serviced Whole Loan. In addition, amounts otherwise distributable on the Certificates will be further reduced by interest payable to the Master Servicer, the Special Servicer or Certificate Administrator on these Advances.

Sale of Defaulted Mortgage Loans and REO Properties

Promptly upon a Serviced Loan or Serviced Whole Loan becoming a Defaulted Mortgage Loan and if the Special Servicer determines in accordance with the Servicing Standard that it would be in the best interests of the Certificateholders (and any applicable Loan-Specific Certificateholders) and, in the case of a Serviced Whole Loan, any related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders (and any applicable Loan-Specific Certificateholders) and, in the case of a Serviced Whole Loan, any related Serviced Companion Loan Holder(s), constituted a single lender, taking into account the subordinate nature of any related Subordinate Companion Loan) to attempt to sell such Serviced Loan, the Special Servicer will be required to use reasonable efforts to solicit offers for the Defaulted Mortgage Loan on behalf of the Certificateholders (and any applicable Loan-Specific Certificateholders) and, if applicable, any related Serviced Companion Loan Holder(s) in such manner as will be reasonably likely to realize a fair price. The Special Servicer will generally be required to accept the first (and, if multiple offers are contemporaneously received, the highest) cash offer received from any person that constitutes a fair price for the Defaulted Mortgage Loan. The Special Servicer is required to notify, among others, any applicable Directing Holder and Consulting Party of any written offers (excluding, for the sake of clarity, any unsuccessful bids received during an auction, whether live or on-line, that were lower than the accepted offer) received regarding the sale of any Defaulted Mortgage Loan, in each case to the extent requested by any such party.

The Special Servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Mortgage Loan if the offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Mortgage Loan, the Special Servicer will be required to take into account, among other factors (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the Pooling and Servicing Agreement within the prior nine months), the period and amount of any delinquency on the affected Mortgage Loan, the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy. The cost of any appraisal obtained to determine whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Mortgage Loan will be covered by, and will be reimbursable as, a Property Advance.

If the offeror is an Interested Person (provided that the Trustee may not be an offeror), then the Trustee will be required to determine whether the cash offer constitutes a fair price. However, no offer from an Interested Person will constitute a fair price unless (i) it is the highest offer received and (ii) at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Mortgage Loan, the Trustee will be required to (at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least five years’ experience in valuing or investing in loans similar to the subject Serviced Loan or Serviced Whole Loan and

423

that has been selected with reasonable care by the Trustee to determine if such cash offer constitutes a fair price for such Serviced Loan; provided, that the Trustee may not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the Trustee. The reasonable costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by the Interested Person. The Trustee will be entitled to rely conclusively upon the determination of the independent third party expert designated by it as described above.

The Repurchase Price will be deemed a fair price in all events.

With respect to any Serviced Whole Loan that, pursuant to the terms of the related Co-Lender Agreement, becomes a Defaulted Mortgage Loan, and if the Special Servicer determines to sell the related Serviced Mortgage Loan in accordance with the discussion in this “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” section, then the Special Servicer will be required to sell each related Serviced Pari Passu Companion Loan (and any related Trust Subordinate Companion Loan) together with such Serviced Mortgage Loan as a single whole loan in accordance with the terms of the Pooling and Servicing Agreement, and subject to any rights of the applicable Directing Holder and the holder of any related non-controlling Serviced Pari Passu Companion Loan under the Pooling and Servicing Agreement or under the related Co-Lender Agreement. The Special Servicer will not be permitted to sell any such Serviced Whole Loan if it becomes a Defaulted Mortgage Loan without the written consent of each related Serviced Pari Passu Companion Loan Holder (provided that such consent is not required if the consenting party is the borrower or an affiliate of the borrower) unless the Special Servicer has delivered to such related Serviced Pari Passu Companion Loan Holder: (a) at least 15 business days’ prior written notice of any decision to attempt to sell such Serviced Whole Loan; (b) at least ten days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale; (c) at least ten days prior to the proposed sale date, a copy of the most recent appraisal for the subject Serviced Whole Loan, and any documents in the servicing file reasonably requested by such related Serviced Pari Passu Companion Loan Holder that are material to the price of the subject Serviced Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Master Servicer or the Special Servicer in connection with the proposed sale; provided, that a related Serviced Pari Passu Companion Loan Holder may waive as to itself any of the delivery or timing requirements set forth in this sentence. The Directing Holder and each related Serviced Pari Passu Companion Loan Holder will be permitted to submit an offer at any sale of the subject Serviced Whole Loan unless such person is the borrower or an agent or affiliate of the borrower. See “Description of the Mortgage Pool—The Whole Loans” above in this prospectus.

With respect to any Serviced AB Whole Loan that includes a Subordinate Companion Loan held outside the Issuing Entity, if the related Serviced Mortgage Loan becomes a Defaulted Mortgage Loan, and if the Special Servicer determines to sell such Serviced Mortgage Loan in accordance with the discussion in this “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” section, then the Special Servicer will not be permitted or required to sell such Subordinate Companion Loan(s) together with such Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan(s) as a single whole loan except as required by the related Co-Lender Agreement. See “Description of the Mortgage Pool—The Whole Loans” in this prospectus.

If an Outside Serviced Mortgage Loan becomes the equivalent of a Defaulted Mortgage Loan and the Outside Special Servicer elects to sell any promissory note evidencing a portion of the related Outside Serviced Whole Loan, the Outside Special Servicer will be required to sell such Outside Serviced Mortgage Loan, together with the related Companion Loan(s), as a single whole loan, pursuant to the Outside Servicing Agreement. See “Description of the Mortgage Pool—The Whole Loans” with respect to the Outside Serviced Whole Loans.

The Special Servicer is required to use reasonable efforts to solicit offers for each REO Property related to a Serviced Mortgage Loan on behalf of the Certificateholders and any related Serviced Companion Loan Holder, if applicable, and to sell each such REO Property in the same manner as with respect to a Defaulted Mortgage Loan.

Notwithstanding any of the foregoing paragraphs, the Special Servicer will not be required to accept the highest cash offer for a Defaulted Mortgage Loan if the Special Servicer determines (in consultation with any applicable Directing Holder and Consulting Parties), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Whole Loan (or applicable portion thereof), the related affected Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, any such related Serviced Companion Loan Holder(s) constituted a single

424

lender), and the Special Servicer may accept a lower cash offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Whole Loan, any related affected Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, any such related Serviced Companion Loan Holder(s) constituted a single lender).

Notwithstanding any of the foregoing paragraphs, the Special Servicer will not be required to accept the highest cash offer for an REO Property if the Special Servicer determines (in consultation with any applicable Directing Holder and Consulting Parties), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of an REO Property related to a Serviced Whole Loan, the related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, any related Serviced Companion Loan Holder(s) constituted a single lender (and, in the case of a Serviced Whole Loan with a Subordinate Companion Loan, taking into account the subordinate nature of the related Serviced Subordinate Companion Loan(s))), and the Special Servicer may accept a lower cash offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of an REO Property related to a Serviced Whole Loan, any related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, any related Serviced Companion Loan Holder(s) constituted a single lender (and, in the case of a Serviced AB Whole Loan, taking into account the subordinate nature of the related Serviced Subordinate Companion Loan(s))).

An “Interested Person” is any party to the Pooling and Servicing Agreement, any Sponsor, any applicable Directing Holder or Consulting Party, any borrower, any holder of a related mezzanine loan, any manager of a Mortgaged Property, any independent contractor engaged by the Special Servicer or any affiliate of any of the preceding entities, and, with respect to a Defaulted Mortgage Loan that constitutes a Serviced Whole Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of the related Serviced Companion Loan, the related Serviced Companion Loan Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

Modifications, Waivers and Amendments

The Pooling and Servicing Agreement will permit (a) with respect to any Serviced Loan that is a non-Specially Serviced Loan, the Master Servicer (if the related modification, waiver or amendment does not constitute a Special Servicer Decision or Major Decision, as discussed under “—Servicing of the Mortgage Loans” above), or (b) with respect to any Specially Serviced Loan or any non-Specially Serviced Loan if the related modification, waiver or amendment constitutes a Special Servicer Decision or Major Decision, the Special Servicer, in each case subject to any consent rights of any applicable Directing Holder and/or the consultation rights of any applicable Consulting Party (to the extent any such Directing Holder or Consulting Party has consent or consultation rights, as applicable, as described under “—Directing Holder” and “—Operating Advisor” below and this “—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments” section ) and, to the extent required in accordance with the related Co-Lender Agreement, any related Serviced Companion Loan Holder or its representative, to modify, waive or amend any term of any Serviced Loan if such modification, waiver or amendment (i) is consistent with the Servicing Standard and (ii) would not constitute a “significant modification” of such Serviced Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the Issuing Entity (including but not limited to the tax on “prohibited transactions” as defined in Code Section 860F(a)(2) and the tax on contributions to a REMIC set forth in Code Section 860G(d), but not including the tax on “net income from foreclosure property” under Code Section 860G(c)). Notwithstanding the foregoing, (i) if the Master Servicer and the Special Servicer mutually agree, the Master Servicer may modify, waive or amend any term of any non-Specially Serviced Loan that would constitute a Special Servicer Decision or Major Decision with the consent of the Special Servicer and (ii) the Master Servicer may, with respect to a non-Specially Serviced Loan, agree to a modification, waiver or amendment contemplated by clause (b), clause (c) or subclause (i) or (ii) of clause (e) of the definition of “Special Servicer Decision” with the consent of the Special Servicer.

The Special Servicer will be required to obtain the consent of the applicable Directing Holder for Major Decisions to the extent described below under “—Directing Holder”. The Special Servicer is also required to obtain the consent of the applicable Directing Holder in connection with any modification, waiver or amendment with regard to any Specially Serviced Loan to the extent described below under “—Directing Holder”. When the Special Servicer’s

425

consent is required to a modification, waiver or amendment that is a Major Decision or a Special Servicer Decision (e.g., when the Master Servicer and Special Servicer have mutually agreed that the Master Servicer will process such modification, waiver or amendment), the Master Servicer is required, in a manner consistent with the Servicing Standard, to provide the Special Servicer with written notice of any request for such modification, waiver or amendment accompanied by the Master Servicer’s written recommendation and analysis and any and all information in the Master Servicer’s possession or reasonably available to it that the Special Servicer or the applicable Directing Holder may reasonably request to grant or withhold such consent. With respect to all applicable Specially Serviced Loan(s) and non-Specially Serviced Loan(s), the Special Servicer will be required to obtain, prior to consenting to such a proposed action of the Master Servicer that constitutes a Major Decision, and prior to itself taking any such action that constitutes a Major Decision, the written consent of the applicable Directing Holder, which consent will be deemed given if such Directing Holder does not respond to a request for consent within the time periods set forth in the Pooling and Servicing Agreement.

In connection with (i) the release of a Mortgaged Property or any portion of a Mortgaged Property from the lien of the related Mortgage, or (ii) the taking of a Mortgaged Property or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Serviced Loan documents require the Master Servicer or the Special Servicer, as applicable, to calculate (or require the related borrower to provide such calculation to the Master Servicer or the Special Servicer, as applicable) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Serviced Mortgage Loan (or any Trust Subordinate Companion Loan), then, unless then permitted by the REMIC provisions of the Code, such calculation will exclude the value of personal property and going concern value, if any. In order to meet the foregoing requirements, in the case of a release of real property collateral securing a Mortgage Loan, the Master Servicer or Special Servicer, as applicable, will be required to observe the REMIC requirements of the Code with respect to a required payment of principal if the related loan-to-value ratio immediately after the release exceeds 125% with respect to the related property.

In no event, however, will the Special Servicer be permitted to (i) extend the maturity date of a Serviced Loan (other than any Trust Subordinate Companion Loan) beyond a date that is five years prior to the Rated Final Distribution Date of the rated Certificates (or extend the maturity of a Trust Subordinate Companion Loan beyond a date that is seven years prior to the rated final distribution date of any related rated Loan-Specific Certificates), or (ii) if the Serviced Loan is secured by a ground lease, extend the maturity date of such Serviced Loan beyond a date which is 20 years or, to the extent consistent with the Servicing Standard, giving due consideration to the remaining term of the ground lease, ten years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower.

Any modification, waiver or amendment with respect to a Serviced Whole Loan may be subject to the consent and/or consultation rights of the related Serviced Companion Loan Holder as described under “Description of the Mortgage Pool—The Whole Loans”. No modification, waiver or amendment of any Co-Lender Agreement related to a Serviced Loan or an action to enforce rights with respect thereto, in each case, in a manner that materially and adversely affects the rights, duties and obligations of the Master Servicer or the Special Servicer, as applicable, will be permitted without the prior written consent of the Master Servicer or the Special Servicer, as applicable.

The Master Servicer or the Special Servicer, as applicable, is required to notify the Trustee, the Certificate Administrator, the Depositor, any related Serviced Companion Loan Holder, any applicable Directing Holder, any applicable Consulting Parties and the 17g-5 information provider, in writing, of any modification, waiver or amendment of any term of any Serviced Loan and the date of the modification and deliver a copy to the Trustee, any related Serviced Companion Loan Holder, any applicable Directing Holder and any applicable Consulting Parties, and the original to the Certificate Administrator or other custodian under the Pooling and Servicing Agreement (the “Custodian”) of the recorded agreement relating to such modification, waiver or amendment within 15 business days following the execution and recordation of the modification, waiver or amendment.

Any Modification Fees paid by any borrower to the Master Servicer or the Special Servicer with respect to a modification, consent, extension, waiver or amendment of any term of a Serviced Loan (in the case of a Serviced Whole Loan, if applicable, subject to any related Co-Lender Agreement) will be applied as described under “—Application of Penalty Charges and Modification Fees”.

With respect to an Outside Serviced Mortgage Loan, any modifications, waivers and amendments will be effected by the Outside Special Servicer or the Outside Servicer, as applicable, in accordance with the terms of the

426

related Outside Servicing Agreement and the related Co-Lender Agreement. See “Description of the Mortgage Pool—The Whole Loans” and “—Servicing of the Outside Serviced Mortgage Loans” in this prospectus. Any consent and/or consultation rights entitled to be exercised by the holder of such Outside Serviced Mortgage Loan with respect to modifications, waivers and amendments or certain other major decisions under the Outside Servicing Agreement, will be exercised by the Controlling Class Representative or, following a Control Termination Event (in the case of consent rights) or a Consultation Termination Event (in the case of consultation rights) or if the Controlling Class Representative is not permitted to consent or consult, as applicable, under the related Co-Lender Agreement, by the Special Servicer; provided that, after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, any such consultation rights will be exercised by the Special Servicer or the Controlling Class Representative, as applicable, jointly with the Operating Advisor (but, in the case of the Operating Advisor, only with respect to matters similar to Major Decisions). The Master Servicer will only be obligated to forward any requests received from the Outside Servicer or the Outside Special Servicer, as applicable, for such consent and/or consultation to the Special Servicer (who will forward any such request to the Controlling Class Representative except if a Control Termination Event or Consultation Termination Event, as applicable, has occurred and is continuing or if the Controlling Class Representative is not permitted to consent or consult, as applicable, under the related Co-Lender Agreement and, following the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, to the Operating Advisor), and the Master Servicer will have no right or obligation to exercise any such consent or consultation rights.

Directing Holder

General

The applicable Directing Holder will be entitled to advise (1) the Special Servicer, with respect to the applicable Serviced Loan(s) that are Specially Serviced Loan(s) and (2) the Special Servicer, with respect to the applicable Serviced Loan(s) that are not Specially Serviced Loan(s), as to all Major Decisions, in each case as described below.

Except as otherwise described in the succeeding paragraphs, (a) the Master Servicer will not be permitted to take any of the following actions unless the Master Servicer and the Special Servicer mutually agree that the Master Servicer will take such action, subject to the consent of the Special Servicer, and (b) the Special Servicer will not be permitted to take or to consent to the Master Servicer’s taking, any of the following actions as to which the applicable Directing Holder has objected in writing within 10 business days (or in the case of a determination of an Acceptable Insurance Default, 20 days) after receipt of the related Major Decision Reporting Package from the Special Servicer (provided that if such written objection has not been received by the Special Servicer within the 10-business day or, if applicable, 20-day period, such applicable Directing Holder will be deemed to have approved such action (each of the following, a “Major Decision”)):

(1)	With respect to each Serviced Mortgage Loan and Serviced Whole Loan other than the Bronx Terminal Market Whole Loan and the Culver Collection Whole Loan:

(A)      any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of an REO Property) of the ownership of properties securing such of the Serviced Loans as come into and continue in default;

(B)      any modification, consent to a modification or waiver of any monetary term (other than Penalty Charges which the Master Servicer or the Special Servicer, as applicable, is permitted to waive pursuant to the Pooling and Servicing Agreement) or material non-monetary term (including, without limitation, a modification with respect to the timing of payments and acceptance of discounted payoffs but excluding waiver of Penalty Charges) of a Serviced Loan or any extension of the maturity date or Anticipated Repayment Date, as applicable, of such Serviced Loan;

(C)      any sale of a Serviced Mortgage Loan that is a Defaulted Mortgage Loan (and any related Serviced Companion Loan) or an REO Property (other than in connection with the termination of the Issuing Entity as described under “—Optional Termination; Optional Mortgage Loan Purchase”) for less than the applicable Repurchase Price;

(D)      any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property or any approval of a borrower’s

427

determination to bring a Mortgaged Property into compliance with applicable environmental laws or to otherwise address hazardous material located at a Mortgaged Property, to the extent the lender is required to consent to, or approve, any such determination by the borrower under the related Mortgage Loan documents;

(E)      any release of collateral or any acceptance of substitute or additional collateral for a Serviced Loan or any consent to either of the foregoing, unless such action is otherwise required pursuant to the specific terms of the related Serviced Loan and for which there is no lender discretion;

(F)       any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Serviced Loan or, if lender consent is required, any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower (including any interests in any applicable mezzanine borrower) or consent to the incurrence of additional debt (including mezzanine debt), other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement;

(G)      any approval of property management company changes or franchise changes including any amendments, modifications or terminations of property management agreements or franchise agreements, in each case to the extent the lender is required to consent to, or approve, such changes under the related Mortgage Loan documents, provided that with respect to property management company changes (i) the Serviced Loan has an outstanding principal balance greater than $10,000,000 or (ii) the successor property manager is affiliated with the borrower;

(H)      any acceptance of an assumption agreement or any other agreement permitting transfers of interests in a borrower or guarantor releasing a borrower or guarantor from liability under a Serviced Loan other than pursuant to the specific terms of such Serviced Loan and for which there is no lender discretion;

(I)        any acceleration of a Serviced Loan or the exercise of any other remedy following a default or an event of default with respect to a Serviced Loan, any initiation of judicial, bankruptcy or similar proceedings under the related Mortgage Loan documents or with respect to the related mortgagor or Mortgaged Property;

(J)       the determination of the Special Servicer pursuant to clause (b) or clause (g) of the definition of “Servicing Transfer Event”;

(K)      any modification, waiver or amendment of an intercreditor agreement, Co-Lender Agreement or similar agreement (other than with respect to amendments to split or re-size notes consistent with the terms of the subject Co-Lender Agreement and as to which the consent of the Issuing Entity is not required), in each case entered into with any mezzanine lender or Companion Loan Holder or subordinate debt holder related to a Serviced Loan, or an action to enforce rights with respect thereto and in each case, in a manner that materially and adversely affects the holders of the Control Eligible Certificates;

(L)       any determination of an Acceptable Insurance Default;

(M)      approval of any waiver regarding the receipt of financial statements that are late for more than ninety (90) consecutive days or the failure to abide by cash management provisions of the Mortgage Loan documents for a period of more than ninety (90) days;

(N)      any approval of or consent to a grant of an easement or right of way (including, without limitation for utilities, access, parking, public improvements or another purpose) that materially affects the use or value of a Mortgaged Property or a borrower’s ability to make payments with respect to such Specially Serviced Loan, or subordination of the lien of the Mortgage Loan to such easement or right of way; and

(O)      agreeing to any modification, waiver, consent or amendment of the related Serviced Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (i) a waiver of a mortgage loan event of default (but excluding non-monetary events of default other than defaults relating to transfers of interest in the borrower or the existing collateral or material modifications of the existing collateral) that would permit the defeasance of the subject Serviced Loan, (ii) a modification of the type of defeasance collateral required under the Mortgage Loan or Whole Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States would be permitted or (iii) a modification that would permit a principal prepayment instead of defeasance if the applicable loan documents do not otherwise permit such principal prepayment;

428

(2)	with respect to the Bronx Terminal Market Whole Loan, each Bronx Terminal Market Major Decision; and
(3)	with respect to the Culver Collection Whole Loan, each Culver Collection Major Decision;

provided, however, that in the event that the Master Servicer or the Special Servicer determines that immediate action is necessary to protect the interests of the Certificateholders (and, with respect to any Serviced Whole Loan, the Serviced Companion Loan Holder(s)) (as a collective whole as if such Certificateholders and, if applicable, the Serviced Companion Loan Holder(s) constituted a single lender (and, with respect to a Serviced AB Whole Loan, taking into account the subordinate nature of the related Subordinate Companion Loan)), the Master Servicer or the Special Servicer, as the case may be, may take any such action without waiting for the Directing Holder’s (or, if applicable, the Special Servicer’s) response. For the avoidance of doubt, any modification, waiver, consent or amendment by the Master Servicer or the Special Servicer that is set forth above as a Major Decision will constitute a Major Decision regardless of the fact that such action is being taken in connection with a defeasance.

In addition, to the extent that they do not otherwise constitute “Major Decisions” pursuant to clauses (A) through (O) of the prior paragraph, the following actions within the meaning of Rule 7(b)(6)(iv) of Regulation RR will be deemed to be “Major Decisions” solely with respect to the Operating Advisor’s non-binding consultation rights: (1) any material modification of, or waiver with respect to, any provision of any Mortgage Loan document (including the mortgages); (2) foreclosure upon or comparable conversion of the ownership of a Mortgaged Property; and (3) any acquisition of a Mortgaged Property.

Notwithstanding the foregoing, the procedure for obtaining consent of the applicable Directing Holder with respect to any Bronx Terminal Market Major Decision or Culver Collection Major Decision will be conducted in accordance with, and subject to, the related Co-Lender Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Bronx Terminal Market Pari Passu-AB Whole Loan” and “—The Whole Loans—The Culver Collection Pari Passu-AB Whole Loan”.

“Major Decision Reporting Package” means, with respect to any Major Decision, (i) a written report prepared by the Special Servicer describing in reasonable detail (1) the background and circumstances requiring action of the Special Servicer, (2) the proposed course of action recommended, and (3) information regarding any direct or indirect conflict of interest in the subject action, and (ii) all information in the Special Servicer's possession that is reasonably requested by the party receiving such Major Decision Reporting Package in order for such party to exercise any consultation or consent rights available to such party under the Pooling and Servicing Agreement. For the avoidance of doubt, the Special Servicer may provide the information described in clauses (i)(1) and (i)(2) in the definition of “Major Decision Reporting Package” in the form of an Asset Status Report.

In addition to the foregoing, the Special Servicer will be required to consult with any applicable Consulting Parties (including, with respect to the Operating Advisor when it is an applicable Consulting Party, under the circumstances described under “—The Operating Advisor—Consultation Rights” below) in connection with any Major Decision affecting a Serviced Mortgage Loan or Serviced Whole Loan and to consider alternative actions recommended by such Consulting Parties, but, in the case of the Controlling Class Representative when it is a Consulting Party, only to the extent that consultation with, or consent of, the Controlling Class Representative would have been required prior to the occurrence and continuance of such Control Termination Event; provided that each such consultation is not binding on the Special Servicer.

Furthermore, any applicable Directing Holder may direct the Special Servicer to take, or to refrain from taking, such other actions with respect to any Serviced Loan, as such party may reasonably deem advisable. Notwithstanding the foregoing, neither the Master Servicer nor the Special Servicer will be required to take or refrain from taking any action pursuant to instructions or objections from any such party that would cause it to violate applicable law, the related Mortgage Loan documents, any related Co-Lender Agreement or intercreditor agreement, the Pooling and Servicing Agreement, including the Servicing Standard, or the REMIC provisions of the Code.

The “Directing Holder” with respect to any Serviced Mortgage Loan or, if applicable, Serviced Whole Loan will be:

●	except (i) with respect to an Excluded Mortgage Loan, (ii) with respect to a Trust Subordinate Companion Whole Loan prior to a related “control appraisal period”, (iii) with respect to a Serviced
429

Outside Controlled Whole Loan, and (iv) during any period that a Control Termination Event has occurred and is continuing, the Controlling Class Representative;

●	with respect to any Serviced Outside Controlled Whole Loan (which may include a Servicing Shift Whole Loan or a Serviced Whole Loan with a controlling Subordinate Companion Loan held outside the Issuing Entity), if and for so long as the applicable Companion Loan Holder or its representative is entitled under the related Co-Lender Agreement to exercise consent rights similar to those entitled to be exercised by the Controlling Class Representative, the holder of the related Controlling Note or its representative (during any such period, the “Outside Controlling Note Holder”); and
●	with respect to a Trust Subordinate Companion Whole Loan (i) for so long as no related “control appraisal period” exists or is deemed to exist with respect to such Whole Loan, the Loan-Specific Controlling Class Representative (if and for so long as the related Loan-Specific Controlling Class Representative is entitled to act as Directing Holder) and (ii) for so long as a related “control appraisal period” exists or is deemed to exist and a Control Termination Event has not occurred and is continuing, the Controlling Class Representative;

provided, that with respect to any Serviced Whole Loan, the rights of the Directing Holder will be subject to and may be limited by the terms and provisions of any related Co-Lender Agreement.

For the avoidance of doubt: (A) the Controlling Class Representative will not be the Directing Holder if and for so long as (1) a Control Termination Event is in effect, (2) the related Mortgage Loan is an Excluded Mortgage Loan, (3) the related Serviced Whole Loan is a Serviced Outside Controlled Whole Loan, and/or (4) with respect to a Trust Subordinate Companion Whole Loan, no related “control appraisal period” exists or is deemed to exist with respect to the Trust Subordinate Companion Whole Loan; and (B) with respect to any Serviced Outside Controlled Whole Loan, the Outside Controlling Note Holder will be the Directing Holder only if and for so long as such holder is entitled under the related Co-Lender Agreement to exercise consent rights similar to those entitled to be exercised by the Controlling Class Representative. Further for the avoidance of doubt, with respect to any Mortgage Loan or Whole Loan, if none of the Controlling Class Representative, an Outside Controlling Note Holder, or a Loan-Specific Controlling Class Representative, as applicable, is a Directing Holder in accordance with the foregoing definition, then there will be no Directing Holder for that Serviced Mortgage Loan or Serviced Whole Loan.

Each Directing Holder may, pursuant to the Pooling and Servicing Agreement and/or any related Co-Lender Agreement, have the ability to appoint a representative that is entitled to exercise its rights as Directing Holder under the Pooling and Servicing Agreement and/or any related Co-Lender Agreement.

The “Controlling Class Representative” is the Controlling Class Certificateholder (or other representative) selected by at least a majority of the Controlling Class Certificateholders, by Certificate Balance, as identified by notice to the Certificate Administrator by the applicable Controlling Class Certificateholders from time to time, with notice of such selection delivered to the Special Servicer, the Master Servicer, the Operating Advisor, the Asset Representations Reviewer and the Trustee; provided, however, that (i) absent that selection, or (ii) until a Controlling Class Representative is so selected or (iii) upon receipt of a notice from the Controlling Class Certificateholders that own Certificates representing more than 50% of the Certificate Balance of the Controlling Class, that a Controlling Class Representative is no longer designated, the Controlling Class Representative will be the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class, as identified to the Certificate Administrator (who will be required to notify the Master Servicer, the Special Servicer and the Operating Advisor) pursuant to the procedures set forth in the Pooling and Servicing Agreement. If, upon the occurrence of any of the events or circumstances specified in clauses (i), (ii) or (iii) above, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class has not been identified to the Certificate Administrator (and thereby the Master Servicer and the Special Servicer), then the Master Servicer and the Special Servicer will have no obligation to obtain the consent of, or consult with, any Controlling Class Representative until notified by the Certificate Administrator of the identity of such largest Controlling Class Certificateholder or otherwise notified of the identity of the Controlling Class Representative as provided in the Pooling and Servicing Agreement. The initial Controlling Class Representative is expected to be RREF V - D AIV RR H, LLC or an affiliate thereof. No person may exercise any of the rights and powers of the Controlling Class Representative with respect to an Excluded Mortgage Loan.

Once a Controlling Class Representative has been selected, each of the Master Servicer, the Special Servicer, the Operating Advisor, the Depositor, the Certificate Administrator, the Asset Representations Reviewer, the

430

Trustee and each other Certificateholder (or beneficial owner of Certificates, if applicable) will be entitled to rely on such selection unless a majority of the Certificateholders of the Controlling Class, by Certificate Balance, or such Controlling Class Representative has notified the Certificate Administrator, the Master Servicer, the Special Servicer and each other Certificateholder of the Controlling Class, in writing, of the resignation of such Controlling Class Representative or the selection of a new Controlling Class Representative. Upon receipt of written notice of, or other knowledge of, the resignation of a Controlling Class Representative, the Certificate Administrator will be required to request the Certificateholders of the Controlling Class to select a new Controlling Class Representative. Upon receipt of notice of a change in Controlling Class Representative, the Certificate Administrator will be required to promptly forward notice thereof to each other party to the Pooling and Servicing Agreement.

A “Controlling Class Certificateholder” is each holder (or beneficial owner, if applicable) of a Certificate of the Controlling Class as determined by the Certificate Administrator from time to time.

The “Controlling Class” with respect to the Certificates will be as of any time of determination the most subordinate Class of Control Eligible Certificates then outstanding that has an aggregate Certificate Balance, as notionally reduced by any portion of the Cumulative Appraisal Reduction Amount allocable to such Class, at least equal to 25% of the initial Certificate Balance of that Class; provided, however, that (except under the circumstances set forth in the following proviso) if no Class of Control Eligible Certificates meets the preceding requirement, then Class F-RR will be the Controlling Class; provided, further, however, that if, at any time, the aggregate outstanding Certificate Balance of the Classes of Principal Balance Certificates senior to the Control Eligible Certificates has been reduced to zero (without regard to the allocation of any Cumulative Appraisal Reduction Amounts), then the Controlling Class will be the most subordinate class of Control Eligible Certificates that has an outstanding Certificate Balance greater than zero (without regard to the allocation of any Cumulative Appraisal Reduction Amounts). The Controlling Class as of the Closing Date will be the Class J-RR Certificates.

The “Control Eligible Certificates” will be any of the Class F-RR, Class G-RR and Class J-RR Certificates.

A “Control Termination Event” will either (a) occur when none of the Classes of the Control Eligible Certificates has a Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amount then allocable to such Class) that is at least equal to 25% of the initial Certificate Balance of that Class of Certificates or (b) be deemed to occur as described below; provided, however, that a Control Termination Event will in no event exist at any time that the Certificate Balance of each Class of the Principal Balance Certificates senior to the Control Eligible Certificates has been reduced to zero (without regard to the allocation of Cumulative Appraisal Reduction Amounts); and provided, further, that with respect to any Trust Subordinate Companion Whole Loan, the foregoing will only apply if a “control appraisal period” exists or is deemed to exist with respect to such Whole Loan. With respect to Excluded Mortgage Loans as to which the Controlling Class Representative would otherwise be the Directing Holder, a Control Termination Event will be deemed to exist.

A “Consultation Termination Event” will either (a) occur when none of the Classes of the Control Eligible Certificates has a Certificate Balance, without regard to the allocation of any Cumulative Appraisal Reduction Amount, that is equal to or greater than 25% of the initial Certificate Balance of that Class of Certificates or (b) be deemed to occur as described below; provided, however, that a Consultation Termination Event will in no event exist at any time that the Certificate Balance of each Class of the Principal Balance Certificates senior to the Control Eligible Certificates has been reduced to zero (without regard to the allocation of Cumulative Appraisal Reduction Amounts) and provided, further, that with respect to any Trust Subordinate Companion Whole Loan, the foregoing will only apply if a “control appraisal period” exists or is deemed to exist with respect to such Whole Loan. With respect to Excluded Mortgage Loans as to which the Controlling Class Representative would otherwise be a Consulting Party, a Consultation Termination Event will be deemed to exist.

An “Excluded Mortgage Loan” is, if the Controlling Class Representative is the Directing Holder with respect to such Mortgage Loan, a Mortgage Loan or related Whole Loan with respect to which the Controlling Class Representative or the holder(s) of more than 50% of the Controlling Class (by Certificate Balance) is (or are) a Borrower Party.

An “Excluded Controlling Class Mortgage Loan” is (i) a Mortgage Loan or Whole Loan with respect to which the Controlling Class Representative or any Controlling Class Certificateholder, as applicable, is a Borrower Party or, (ii) a Trust Subordinate Companion Whole Loan (if any) with respect to which the related Loan-Specific Controlling Class Representative or any related Loan-Specific Controlling Class Certificateholder is a Borrower Party; provided in the case of this clause (ii) that a related “control appraisal period” is not continuing.

431

A “Borrower Party” means either (i) a borrower or mortgagor under a Mortgage Loan or Whole Loan or a manager of a related Mortgaged Property or any affiliate of any of the foregoing, or (ii) a holder or beneficial owner (or an affiliate of any holder or beneficial owner) of any Accelerated Mezzanine Loan. Solely for the purposes of the definition of “Borrower Party”, the term “affiliate” means, with respect to any specified person, (i) any other person controlling or controlled by or under common control with such specified person or (ii) any other person that owns, directly or indirectly, 25% or more of the beneficial interests in such specified person.

An “Accelerated Mezzanine Loan” means a mezzanine loan (secured by a pledge of the direct (or indirect) equity interests in a borrower under a Mortgage Loan or Whole Loan) if such mezzanine loan either (i) has been accelerated or (ii) is the subject of foreclosure proceedings against the equity collateral pledged to secure that mezzanine loan.

“Loan-Specific Controlling Class”, “Loan-Specific Controlling Class Representative”, “Loan-Specific Controlling Class Certificateholder” and related terms, if applicable, will be as defined under “Description of the Mortgage Loans—The Trust Subordinate Companion Loan(s)”.

After the occurrence and during the continuance of a Control Termination Event, the consent rights of the Controlling Class Representative will terminate, and the Controlling Class Representative will retain consultation rights under the Pooling and Servicing Agreement with respect to certain Major Decisions and other matters with respect to the Serviced Loan(s) as to which it is a Consulting Party.

In addition, unless a Consultation Termination Event exists, the Controlling Class Representative, except with respect to any Whole Loan that includes an Excluded Mortgage Loan, will have non-binding consultation rights with respect to (i) certain Major Decisions and other matters relating to any Serviced Outside Controlled Whole Loan and (ii) certain servicing decisions and other matters relating to any Outside Serviced Whole Loan, in each case if and to the extent that the holder of the related Split Mortgage Loan is granted consultation rights under the related Co-Lender Agreement.

After the occurrence and during the continuance of a Consultation Termination Event, the Controlling Class Representative will have no consultation or consent rights under the Pooling and Servicing Agreement and will have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as a Directing Holder or a Consulting Party. However, each Controlling Class Certificateholder will maintain the right to exercise its Voting Rights for the same purposes as any other Certificateholder under the Pooling and Servicing Agreement (other than with respect to Excluded Controlling Class Mortgage Loans).

If, with respect to any Serviced Outside Controlled Whole Loan, the related controlling note is included in a separate securitization trust, the servicing agreement for the relevant securitization may impose limitations on the exercise of rights associated with that related controlling note. For example, any “controlling class representative” (or equivalent entity) for such other securitization may lose consent and consultation rights in a manner similar to that described in the prior three paragraphs with respect to the Controlling Class Representative.

Neither the Master Servicer nor the Special Servicer will be required to take or to refrain from taking any action pursuant to instructions from the applicable Directing Holder, or due to any failure to approve an action by any such party, or due to an objection by any such party that would cause either the Master Servicer or the Special Servicer to violate applicable law, the related loan documents, the Pooling and Servicing Agreement (including the Servicing Standard), any related Co-Lender Agreement or intercreditor agreement or the REMIC provisions of the Code.

The applicable Directing Holder has certain rights to remove and replace the Special Servicer with respect to the related Serviced Loan(s) as described under “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

Each Certificateholder and beneficial owner of a Control Eligible Certificate is hereby deemed to have agreed by virtue of its purchase of such Certificate (or beneficial ownership interest in such Certificate) to provide its name and address to the Certificate Administrator and to notify the Certificate Administrator of the transfer of any Control Eligible Certificate (or the beneficial ownership of any Control Eligible Certificate), the selection of the Controlling Class Representative or the resignation or removal of the Controlling Class Representative. Any such Certificateholder (or beneficial owner) or its designee at any time appointed Controlling Class Representative is hereby deemed to have agreed by virtue of its purchase of a Control Eligible Certificate (or the beneficial ownership

432

interest in a Control Eligible Certificate) to notify the Certificate Administrator when such Certificateholder (or beneficial owner) or designee is appointed Controlling Class Representative and when it is removed or resigns. Upon receipt of such notice, the Certificate Administrator will be required to notify the Special Servicer, the Master Servicer, the Operating Advisor and the Trustee of the identity of the Controlling Class Representative, any resignation or removal of the Controlling Class Representative and/or any new holder or beneficial owner of a Control Eligible Certificate. In addition, upon the request of the Master Servicer, the Special Servicer, the Operating Advisor or the Trustee, as applicable, the Certificate Administrator will be required to provide the identity of the then-current Controlling Class and a list of the Certificateholders (or beneficial owners, if applicable, at the expense of the Issuing Entity if such expense arises in connection with an event as to which the Controlling Class Representative or the Controlling Class has consent or consultation rights pursuant to the Pooling and Servicing Agreement or in connection with a request made by the Operating Advisor in connection with its obligation under the Pooling and Servicing Agreement to deliver a copy of the Operating Advisor Annual Report to the Controlling Class Representative, and otherwise at the expense of the requesting party) of the Controlling Class to such requesting party, and each of the Master Servicer, Special Servicer, Operating Advisor and the Trustee will be entitled to rely on the information so provided by the Certificate Administrator.

In the event of a change in the Controlling Class, the Certificate Administrator will be required to promptly contact the current holder(s) of the Controlling Class (or any designee(s) thereof) or (if known to the Certificate Administrator) one of its affiliates, or, if applicable, any successor Controlling Class Representative or Controlling Class Certificateholder(s), and determine whether any such entity is the holder (or beneficial owner) of at least a majority of the Controlling Class (in effect after such change in Controlling Class) by Certificate Balance. If at any time the current holder of the Controlling Class (or its designee) or (if known to the Certificate Administrator) one of its affiliates, or any successor Controlling Class Representative or Controlling Class Certificateholder(s) is no longer the holder (or beneficial owner) of at least a majority of the Controlling Class by Certificate Balance and the Certificate Administrator has neither (i) received notice of the then-current Controlling Class Certificateholders (or beneficial owners) of at least a majority of the Controlling Class by Certificate Balance nor (ii) received notice of a replacement Controlling Class Representative pursuant to the Pooling and Servicing Agreement, then a Control Termination Event and a Consultation Termination Event will be deemed to have occurred and will be deemed to continue until such time as the Certificate Administrator receives either such notice.

Notwithstanding anything to the contrary described in this prospectus, at any time when the Class F-RR Certificates are the Controlling Class, the holder of more than 50% of the Controlling Class (by Certificate Balance) may waive its right to act as or appoint a Controlling Class Representative and to exercise any of the rights of the Controlling Class Representative or cause the exercise of any of the rights of the Controlling Class Representative set forth in the Pooling and Servicing Agreement, by irrevocable written notice delivered to the Depositor, Certificate Administrator, Trustee, Master Servicer, Special Servicer and Operating Advisor. Any such waiver will remain effective with respect to such holder and the Class F-RR Certificates until such time as either (x) the Class F-RR Certificates are no longer the Controlling Class or (y) that Certificateholder has (i) sold a majority of the Class F-RR Certificates (by Certificate Balance) to an unaffiliated third party and (ii) certified to the Depositor, Certificate Administrator, Trustee, Master Servicer, Special Servicer and Operating Advisor that (a) the transferor retains no direct or indirect voting rights with respect to the Class F-RR Certificates that it transferred, (b) there is no voting agreement between the transferee and the transferor and (c) the transferor retains no direct or indirect economic interest in the Class F-RR Certificates that it transferred. Following any such transfer, and assuming that the Class F-RR Certificates are still the Controlling Class, the successor holder of more than 50% of the Controlling Class (by Certificate Balance) will again have the right to act as or appoint a Controlling Class Representative as described in this prospectus without regard to any prior waiver by the predecessor Certificateholder. The successor Certificateholder will also have the right to irrevocably waive its right to act as or appoint a Controlling Class Representative or, subject to any such limitations described in this prospectus (including by reason of a Control Termination Event or a Consultation Termination Event otherwise existing), to exercise any of the rights of the Controlling Class Representative or cause the exercise of any of the rights of the Controlling Class Representative. No successor Certificateholder described above will have any consent rights with respect to any Serviced Mortgage Loan that became a Specially Serviced Loan prior to its acquisition of a majority of the Class F-RR Certificates that had not also become a Corrected Loan prior to such acquisition until such Serviced Mortgage Loan becomes a Corrected Loan.

Whenever such an “opt-out” by a Controlling Class Certificateholder is in effect:

●	a Control Termination Event and a Consultation Termination Event will be deemed to have occurred and be continuing; and
433

●	the rights of the holder of more than 50% of the Class F-RR Certificates (by Certificate Balance), if the Class F-RR Certificates are the Controlling Class, to act as or appoint a Controlling Class Representative and the rights of a Controlling Class Representative will not be operative (notwithstanding whether a Control Termination Event or a Consultation Termination Event is or would otherwise then be in effect).

With respect to an Outside Serviced Mortgage Loan, any consent or approvals on actions to be taken by the Outside Special Servicer or the Outside Servicer are governed by the terms of the Outside Servicing Agreement and the related Co-Lender Agreement, as described under “Description of the Mortgage Pool—The Whole Loans” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Limitation on Liability of the Directing Holder

Any applicable Directing Holder will not be liable to the Issuing Entity or the Certificateholders for any action taken, or for refraining from the taking of any action or for errors in judgment. However, the Controlling Class Representative will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations or duties.

Each Certificateholder acknowledges and agrees, by its acceptance of its Certificates, that a Directing Holder:

(a)           may have special relationships and interests that conflict with those of holders of one or more Classes of Certificates;

(b)           may act solely in its own interests (or, in the case of the Controlling Class Representative, in the interests of the holders of the Controlling Class);

(c)           does not have any liability or duties to the holders of any Class of Certificates (other than, in the case of the Controlling Class Representative, the Controlling Class);

(d)           may take actions that favor its own interests (or, in the case of the Controlling Class Representative, the interests of the holders of the Controlling Class) over the interests of the holders of one or more Classes of Certificates; and

(e)           will have no liability whatsoever (other than, in the case of the Controlling Class Representative, to a Controlling Class Certificateholder) for having so acted as set forth in (a) – (d) above, and that no Certificateholder may take any action whatsoever against any Directing Holder or any affiliate, director, officer, employee, shareholder, member, partner, agent or principal of any Directing Holder for having so acted.

The foregoing discussion regarding the limitation on liability of the Directing Holder applies equally to any Loan-Specific Controlling Class, Loan-Specific Controlling Class Representative, and Loan-Specific Controlling Class Certificateholders, if a Trust Subordinate Companion Loan is included in this securitization.

Under circumstances where it is authorized or required to do so by the Pooling and Servicing Agreement, the taking, or refraining from taking, of any action by the Master Servicer or the Special Servicer in accordance with the direction of or approval of the applicable Directing Holder, which does not violate any law or the Servicing Standard or the provisions of the Pooling and Servicing Agreement, or any related Co-Lender Agreement or intercreditor agreement, will not result in any liability on the part of the Master Servicer or the Special Servicer.

Consulting Parties

As used in this prospectus, a “Consulting Party”, with respect to any Serviced Mortgage Loan or, if applicable, Serviced Whole Loan will be, each of:

(i)	except with respect to a Serviced Outside Controlled Whole Loan, solely (a) after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event, (b) for so long as the related Mortgage Loan is not an Excluded Mortgage Loan, and (c) in the case of a Trust Subordinate Companion Whole Loan, provided that an
434

applicable “control appraisal period” exists or is deemed to exist with respect to such Whole Loan, the Controlling Class Representative;

(ii)	with respect to any Serviced Outside Controlled Whole Loan (which may include a Servicing Shift Whole Loan or a Serviced Whole Loan with a controlling Subordinate Companion Loan held outside the Issuing Entity), solely (a) if and for so long as the holder of the Mortgage Loan included in this securitization transaction is entitled under the related Co-Lender Agreement to exercise consultation rights with respect to such Whole Loan, (b) prior to the occurrence and continuance of a Consultation Termination Event, and (c) for so long as the related Mortgage Loan is not an Excluded Mortgage Loan, the Controlling Class Representative;
(iii)	with respect to any Serviced Whole Loan that includes a Pari Passu Companion Loan, the holder of such Pari Passu Companion Loan if and to the extent such holder (a) is not the applicable Directing Holder, and (b) is entitled to exercise consultation rights under the related Co-Lender Agreement;
(iv)	solely after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event), the Operating Advisor; and
(v)	with respect to a Trust Subordinate Companion Whole Loan, provided that no “control appraisal period” exists or is deemed to exist with respect to such Trust Subordinate Companion Whole Loan, the related Loan-Specific Controlling Class Representative (for so long as the related Loan-Specific Controlling Class Representative is entitled to be a Consulting Party); provided, that with respect to any Serviced Whole Loan, the rights of any Consulting Party set forth in clauses (i) through (iii) above will be subject to and may be limited by the terms and provisions of any related Co-Lender Agreement.

For the avoidance of doubt, (A) the Controlling Class Representative will not be a Consulting Party if and for so long as (1) a Consultation Termination Event is in effect, (2) the related Mortgage Loan is an Excluded Mortgage Loan, (3) with respect to any Serviced Outside Controlled Whole Loan, it is not entitled under the related Co-Lender Agreement to exercise consultation rights with respect to such Whole Loan, and/or (4) with respect to any Trust Subordinate Companion Loan, no related “control appraisal period” exists or is deemed to exist with respect to the Trust Subordinate Companion Whole Loan, (B) the Operating Advisor will not be a Consulting Party if and for so long as no Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event) has occurred and is continuing, and (C) the consultation rights of the holder of a Pari Passu Companion Loan with respect to any related Serviced Whole Loan will be subject to the terms of the related Co-Lender Agreement.

Further for the avoidance of doubt, with respect to any Serviced Mortgage Loan or Serviced Whole Loan, if none of the Controlling Class Representative, any Loan-Specific Controlling Class Representative, the Operating Advisor or a holder of a Pari Passu Companion Loan is a Consulting Party in accordance with the foregoing definition, then there will be no Consulting Party for that Serviced Mortgage Loan or Serviced Whole Loan.

Each Consulting Party may, pursuant to the Pooling and Servicing Agreement and/or any related Co-Lender Agreement, have the ability to appoint a representative that is entitled to exercise its rights as Consulting Party under the Pooling and Servicing Agreement and/or any related Co-Lender Agreement.

Operating Advisor

General Obligations

At any time (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization), the Operating Advisor will generally review the Special Servicer’s actions and decisions with respect to Specially Serviced Loans and, following the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event), with respect to certain Major Decisions regarding the applicable non-Specially Serviced Loan(s) as to which the Operating Advisor has consultation rights, in light of the Servicing Standard and the requirements of the Pooling and Servicing Agreement, to formulate an opinion as to whether or not the Special Servicer is operating in compliance with the Servicing Standard. In addition, the Operating Advisor (i) after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event (including,

435

in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event), will be entitled to consult with the Special Servicer as described under “—Operating Advisor—Consultation Rights” below, (ii) upon the occurrence of certain events, will be required to prepare an annual report as described under “—Operating Advisor—Annual Report” below, and (iii) under certain circumstances, may recommend the replacement of the Special Servicer as described under “—Operating Advisor—Replacement of the Special Servicer” below. The Operating Advisor will be required to act in accordance with the Operating Advisor Standard in fulfilling its responsibilities and obligations under the Pooling and Servicing Agreement. The Operating Advisor will act solely as a contracting party to the extent set forth in the Pooling and Servicing Agreement and will have no fiduciary duty to any party. The Operating Advisor’s duties will be limited to its specific obligations under the Pooling and Servicing Agreement, and the Operating Advisor will have no duty or liability to any particular Class of Certificates or any Certificateholder. The Operating Advisor is not a servicer or a sub-servicer and will not be charged with changing the outcome on any particular Specially Serviced Loan or with respect to any Major Decision on which it consults for a non-Specially Serviced Loan. By purchasing a Certificate, potential investors acknowledge and agree that there could be multiple strategies to resolve any Specially Serviced Loan and a variety of actions or decisions made with respect to any Major Decision and that the goal of the Operating Advisor’s participation is to provide additional input relating to the Special Servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute. See “Risk Factors—Risks Relating to Conflicts of Interest—Potential Conflicts of Interest of the Operating Advisor”.

An “Operating Advisor Consultation Trigger Event” will occur with respect to all the Mortgage Loans when the aggregate outstanding Certificate Balance of the HRR Certificates (as notionally reduced by any Cumulative Appraisal Reduction Amount then allocable to the HRR Certificates) is 25% or less of the initial aggregate Certificate Balance of the HRR Certificates. With respect to Excluded Mortgage Loans, an Operating Advisor Consultation Trigger Event will be deemed to exist.

An “Operating Advisor Consultation Trigger Event” specifically related to an EHRI Trust Subordinate Companion Loan Securitization will, if applicable, occur or be deemed to occur as described under “Description of the Mortgage Pool—The Trust Subordinate Companion Loan(s)”.

Potential investors should note that the Operating Advisor is not an “advisor” for any purpose other than as specifically set forth in the Pooling and Servicing Agreement and is not an advisor to any person, including without limitation any Certificateholder. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks”.

The Operating Advisor will generally have no obligations or consultation rights under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan or any related REO Properties.

The “Operating Advisor Standard” means the Operating Advisor is required to act solely on behalf of the Issuing Entity and in the best interest of, and for the benefit of, the Certificateholders and any Loan-Specific Certificateholders (as a collective whole), and not any particular Class of those Certificateholders or any particular Class of the Loan-Specific Certificateholders (as determined by the Operating Advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the Operating Advisor or any of its affiliates may have with any of the underlying borrowers, any Sponsor, any Mortgage Loan Seller, the Depositor, the Master Servicer, the Special Servicer, the Asset Representations Reviewer, the Directing Holder or any of their respective affiliates.

In no event will the Operating Advisor have the power to compel any transaction party to take or refrain from taking any action.

Review Materials

The Special Servicer will be required to provide each Major Decision Reporting Package to the Operating Advisor: (i) as to any Specially Serviced Loan, prior to the occurrence and continuance of an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event), promptly after the Special Servicer receives the Directing Holder’s approval or deemed approval of such Major Decision Reporting Package; and (ii) as to any Serviced Loan, following the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event), and regardless of whether or not a Control Termination Event is

436

continuing, simultaneously with the Special Servicer’s written request for the Operating Advisor’s input regarding the related Major Decision.

The Special Servicer will also deliver to the Operating Advisor each related Final Asset Status Report and, if an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event) exists, each other asset status report. Subject to the Privileged Information Exception, the Operating Advisor will be obligated to keep confidential any Privileged Information received from the Special Servicer, the applicable Directing Holder or any related Serviced Companion Loan Holder (or its representative) in connection with the applicable Directing Holder’s or such related Serviced Companion Loan Holder’s exercise of any rights under the Pooling and Servicing Agreement (including, without limitation, in connection with any asset status report) or otherwise in connection with the Mortgage Loans.

A “Final Asset Status Report” with respect to any Specially Serviced Loan, means each related asset status report, together with such other data or supporting information provided by the Special Servicer to any applicable Directing Holder or Consulting Party or, if different, the Operating Advisor or any related Serviced Companion Loan Holder (or its representative), in each case, which does not include any communications (other than the related asset status report) between the Special Servicer, on the one hand, and any applicable Directing Holder or Consulting Party, on the other hand, with respect to such Specially Serviced Loan; provided that no asset status report will be considered to be a Final Asset Status Report unless any applicable Directing Holder has either finally approved of and consented to the actions proposed to be taken in connection therewith, or has exhausted all of its rights of approval and consent or has been deemed to have approved or consented to such action or the asset status report is otherwise being implemented by the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement.

The Operating Advisor is required to promptly review (i) all information available to Privileged Persons on the Certificate Administrator’s website with respect to the Special Servicer, assets on the CREFC® servicer watch list, Specially Serviced Loans and, if an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event) exists, Major Decisions on the applicable non-Specially Serviced Loan(s), (ii) each related Final Asset Status Report, (iii) if an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event) exists, each other asset status report delivered by the Special Servicer to the Operating Advisor, (iv) each Major Decision Reporting Package delivered by the Special Servicer to the Operating Advisor (A) in connection with the Operating Advisor’s consultation rights with respect to the subject Major Decision regarding each Serviced Loan if an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event) exists, and (B) with respect to the subject Major Decision regarding each Specially Serviced Loan when an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event) does not exist, after the Special Servicer receives the Directing Holder’s approval or deemed approval of such Major Decision Reporting Package, and (v) if specifically required to be delivered to the Operating Advisor under the Pooling and Servicing Agreement, such other reports, documents, certificates and other information prepared by the Special Servicer and received by the Operating Advisor, as relate to the actions and decisions of the Special Servicer in respect of Specially Serviced Loans and, solely in connection with Major Decisions as to which the Operating Advisor has consultation rights, non-Specially Serviced Loans.

The Operating Advisor is required to keep all Privileged Information confidential and may not disclose such Privileged Information to any person (including Certificateholders other than the Controlling Class Representative), other than (1) to the extent expressly required by the Pooling and Servicing Agreement, to the other parties to the Pooling and Servicing Agreement with a notice indicating that such information is Privileged Information, (2) pursuant to a Privileged Information Exception or (3) when necessary to support, and directly related to, specific findings or conclusions (i) in the Operating Advisor Annual Report or (ii) in connection with a recommendation by the Operating Advisor for the replacement of the Special Servicer. Notwithstanding the foregoing, the Operating Advisor, solely to the extent required in connection with its duties under the Pooling and Servicing Agreement, will be permitted to share Privileged Information with its affiliates and any subcontractors of the Operating Advisor that agree in writing to be bound by the same confidentiality provisions applicable to the Operating Advisor. Each party to the Pooling and Servicing Agreement that receives Privileged Information from the Operating Advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any

437

person without the prior written consent of the Special Servicer, any related Outside Controlling Note Holder (if a Serviced Outside Controlled Whole Loan is involved) and, unless a Consultation Termination Event has occurred and is continuing, the Controlling Class Representative other than pursuant to a Privileged Information Exception.

“Privileged Information” means (i) any correspondence or other communications between any Directing Holder or Consulting Party (other than the Operating Advisor), on the one hand, and the Special Servicer, on the other hand, related to any Specially Serviced Loan or the exercise of the consent or consultation rights of such Directing Holder or Consulting Party (other than the Operating Advisor) under the Pooling and Servicing Agreement or any Co-Lender Agreement, as applicable, (ii) any strategically sensitive information that the Special Servicer has reasonably determined (and has identified as privileged or confidential information) could compromise the Issuing Entity’s position in any ongoing or future negotiations with the related borrower or other interested party, (iii) any information subject to attorney-client privilege (that has been identified or otherwise communicated as being subject to such privilege), or (iv) any asset status report of Final Asset Status Report.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, any affected Serviced Companion Loan Holder, the Trustee and the Asset Representations Reviewer, as evidenced by an officer’s certificate (which will include a certification that it is based on the advice of counsel) delivered to each of the Master Servicer, the Special Servicer, the applicable Directing Holder, the applicable Consulting Parties, the Operating Advisor, the Certificate Administrator, the Trustee and the Asset Representations Reviewer), required by law, rule, regulation, order, judgment or decree to disclose such information.

It is possible that the lack of access to Privileged Information may limit the Operating Advisor from performing its duties under the Pooling and Servicing Agreement and, in any such case, the Operating Advisor will not be subject to liability arising from its lack of access to Privileged Information.

Consultation Rights

Following the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event), the Operating Advisor will be required to consult on a non-binding basis with the Special Servicer with respect to Major Decisions (and such other matters as are set forth in the Pooling and Servicing Agreement) with respect to the applicable Serviced Loan(s) as described under “—Directing Holder” above and “—Asset Status Reports” below and “Description of the Mortgage Pool—The Whole Loans”. The Special Servicer will be obligated to consider any alternative courses of action and any other feedback provided by the Operating Advisor (after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event)).

With respect to any particular Major Decision and related Major Decision Reporting Package and any asset status report provided to the Operating Advisor, the Special Servicer will be required to make available to the Operating Advisor one or more servicing officers with relevant knowledge regarding the applicable Mortgage Loan and such Major Decision and/or asset status report in order to address reasonable questions that the Operating Advisor may have relating to, among other things, such Major Decision and/or asset status report and potential conflicts of interest and compensation with respect to such Major Decision and/or asset status report.

Prior to the occurrence and continuance of an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event), the Operating Advisor will have no specific involvement with respect to collateral substitutions, assignments, workouts, modifications, consents, waivers, insurance policies, borrower substitutions, lease modifications and amendments and other similar actions that the Special Servicer may perform with respect to such Serviced Mortgage Loans under the Pooling and Servicing Agreement.

438

Reviewing Certain Calculations

The Special Servicer will be required to forward any Appraisal Reduction Amount, Collateral Deficiency Amount and net present value calculations used in the Special Servicer’s determination of the course of action to be taken in connection with the workout or liquidation of a Specially Serviced Loan to the Operating Advisor.

At any time, the Operating Advisor (including in the case of an EHRI Trust Subordinate Companion Loan Securitization) will be required to promptly recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with any such Appraisal Reduction Amount, Collateral Deficiency Amount or net present value calculations used in the Special Servicer’s determination of the course of action to be taken in connection with the workout or liquidation of such Specially Serviced Loan prior to utilization by the Special Servicer. The Special Servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the Operating Advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the Operating Advisor. The Operating Advisor will recalculate and verify the accuracy of these calculations and, in the event the Operating Advisor does not agree with the mathematical calculations in any material respect or does not agree with the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the Operating Advisor and Special Servicer will consult with each other in order to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement. In the event the Operating Advisor and Special Servicer are not able to resolve such matters, the Operating Advisor will promptly notify the Certificate Administrator and the Certificate Administrator will determine any necessary action to take in accordance with the Pooling and Servicing Agreement.

Annual Report

At any time (including in the case of an EHRI Trust Subordinate Companion Loan Securitization), based on the Operating Advisor’s review of the following information (to the extent delivered to the Operating Advisor or made available to the Operating Advisor on the Certificate Administrator’s website): any annual compliance statement and any Assessment of Compliance; any Attestation Report; any Major Decision Reporting Package; any Final Asset Status Report and, during the continuance of an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event), any other asset status report; any other reports made available to Privileged Persons on the Certificate Administrator’s website during the prior calendar year that the Operating Advisor is required to review pursuant to the Pooling and Servicing Agreement; and any other information (other than any communications between the applicable Directing Holder or any related Serviced Companion Loan Holder (or its representative), as applicable, and the Special Servicer that would be Privileged Information) prepared by the Special Servicer and delivered to the Operating Advisor under the Pooling and Servicing Agreement, the Operating Advisor will if, during the prior calendar year, (i) any Serviced Mortgage Loans were Specially Serviced Loans, or (ii) there existed an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event), and the Operating Advisor may if, with respect to the prior calendar year, the Operating Advisor deems it appropriate in its sole discretion exercised in good faith, prepare an annual report substantially in the form attached as an exhibit to the Pooling and Servicing Agreement (the “Operating Advisor Annual Report”) to be provided to the Depositor, the 17g-5 Information Provider (who is required to promptly post such Operating Advisor Annual Report on the Rule 17g-5 website), the Trustee and the Certificate Administrator (who is required to promptly post such Operating Advisor Annual Report to the Certificate Administrator’s website) within 120 days of the end of the prior calendar year, setting forth its assessment of the Special Servicer’s performance of its duties under the Pooling and Servicing Agreement during the prior calendar year.

In each Operating Advisor Annual Report, the Operating Advisor, based on its review conducted in accordance with the Pooling and Servicing Agreement, will (A) state whether the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer is performing its duties in compliance with (1) the Servicing Standard and (2) the Special Servicer’s obligations under the Pooling and Servicing Agreement, and (B) identify any material deviations from (i) the Servicing Standard or (ii) the Special Servicer’s obligations under the Pooling and Servicing Agreement. Each Operating Advisor Annual Report will be required to comply with (x) the confidentiality requirements described in this prospectus regarding Privileged Information and as otherwise set forth in the Pooling and Servicing Agreement, and (y) with respect to this securitization transaction and any EHRI Trust

439

Subordinate Companion Loan Securitization, the requirements with respect to reports of the Operating Advisor set forth in Rule 7(b) of Regulation RR.

In the event the Special Servicer is replaced, the Operating Advisor Annual Report will only relate to the entity that was acting as Special Servicer as of December 31 of the prior calendar year and is continuing in such capacity through the date of such Operating Advisor Annual Report. In preparing an Operating Advisor Annual Report, the Operating Advisor will not be required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the Special Servicer’s obligations under the Pooling and Servicing Agreement that the Operating Advisor determines, in accordance with the Operating Advisor Standard, to be immaterial.

In connection with the Operating Advisor Annual Report and the review provided for in the Pooling and Servicing Agreement, the Operating Advisor will be required, at any time (including in the case of an EHRI Trust Subordinate Companion Loan Securitization) to perform its review on the basis of the Special Servicer’s performance of its duties as they relate to Specially Serviced Loans and, after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event), with respect to Major Decisions on any applicable Serviced Loans that are non-Specially Serviced Loans, as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the Operating Advisor of any annual compliance statement, Assessment of Compliance, Attestation Report, Final Asset Status Report, Major Decision Reporting Package and other information (other than any communications between the applicable Directing Holder or a Serviced Companion Loan Holder (or its representative) and the Special Servicer that would be Privileged Information) that the Operating Advisor was required to review on the Certificate Administrator’s website or that was prepared by the Special Servicer and delivered or made available to the Operating Advisor pursuant to the Pooling and Servicing Agreement.

The Operating Advisor will be required to deliver any Operating Advisor Annual Report (at least 10 calendar days prior to its delivery to the Depositor, the Trustee and the Certificate Administrator) to (a) the Special Servicer, (b) in the case of a Trust Subordinate Companion Loan, the applicable Directing Holder, and (c) the Controlling Class Representative (at any time that it is an applicable Directing Holder or Consulting Party). The Operating Advisor may, but will not be obligated to, revise the Operating Advisor Annual Report based on any comments received from the Special Servicer or the Controlling Class Representative.

The ability to perform the duties of the Operating Advisor and the quality and the depth of any Operating Advisor Annual Report will be dependent upon the timely receipt of information required to be delivered to the Operating Advisor and the accuracy and the completeness of such information.

Replacement of the Special Servicer

At any time (including in the case of an EHRI Trust Subordinate Companion Loan Securitization), if the Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Special Servicer would be in the best interest of (a) the Certificateholders (as a collective whole) and/or (b) any related Loan-Specific Certificateholders and related uncertificated interest owners (as a collective whole), the Operating Advisor may recommend the replacement of the Special Servicer with respect to the applicable Serviced Loan(s) in the manner described under “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event” and/or “Description of the Mortgage Pool—The Trust Subordinate Companion Loan(s)” above.

Operating Advisor Termination Events

The following constitute Operating Advisor termination events under the Pooling and Servicing Agreement (each, an “Operating Advisor Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)           any failure by the Operating Advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of its representations or warranties under the Pooling and Servicing Agreement, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Operating Advisor by the Trustee or to the Operating Advisor and the Trustee by the holders of Certificates and/or Loan-Specific Certificates having greater than 25% of the Voting

440

Rights of all then outstanding Certificates and Loan-Specific Certificates; provided, however, that with respect to any such failure which is not curable within such 30-day period, the Operating Advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the Trustee and the Certificate Administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)           any failure by the Operating Advisor to perform its obligations set forth in the Pooling and Servicing Agreement in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Operating Advisor by any party to the Pooling and Servicing Agreement;

(c)           any failure by the Operating Advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days following receipt of written notice by the Operating Advisor of such failure or the Operating Advisor obtaining actual knowledge of such failure; provided that, in the event that Rule 7 of Regulation RR is applicable to this securitization transaction or an EHRI Trust Subordinate Companion Loan Securitization, then such Operating Advisor Termination Event will occur without any requirement for such notice or actual knowledge, and the references thereto above will be deemed inapplicable;

(d)           a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the Operating Advisor, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(e)           the Operating Advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Operating Advisor or of or relating to all or substantially all of its property; or

(f)            the Operating Advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the Certificate Administrator of notice of the occurrence of any Operating Advisor Termination Event, the Certificate Administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website, unless the Certificate Administrator has received notice that such Operating Advisor Termination Event has been remedied. An Operating Advisor Termination Event may be waived by the Certificateholders evidencing not less than 66-2/3% of the Voting Rights of the Certificates.

Rights Upon Operating Advisor Termination Event

If an Operating Advisor Termination Event occurs, and in each and every such case, so long as such Operating Advisor Termination Event has not been remedied, then either the Trustee (i) may or (ii) upon the written direction of holders of Certificates evidencing at least 25% of the Voting Rights of each Class of Non-Reduced Certificates, or if an Operating Advisor Termination Event affects only any related Loan-Specific Certificates that are part of an EHRI Trust Subordinate Companion Loan Securitization, upon the written direction of the holders of related Loan-Specific Certificates evidencing at least 25% of the Voting Rights of all related Loan-Specific Certificateholders, will be required to, terminate all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the Operating Advisor.

As soon as practicable, but in no event later than 15 business days after (i) the Operating Advisor resigns (excluding circumstances where no successor Operating Advisor is required to be appointed) or (ii) the Trustee delivers such written notice of termination to the Operating Advisor, the Trustee will appoint a successor Operating Advisor that is an Eligible Operating Advisor, which successor Operating Advisor may be an affiliate of the Trustee. If the Trustee is the successor Master Servicer or the successor Special Servicer, neither the Trustee nor any of its affiliates will be the successor Operating Advisor. The Trustee will be required to provide written notice of the appointment of a successor Operating Advisor to the Special Servicer and the Operating Advisor within one

441

business day of such appointment. Except as described below under “—Operating Advisor—Termination of the Operating Advisor Without Cause”, the appointment of a successor Operating Advisor will not be subject to the vote, consent or approval of the holder of any Class of Certificates. Upon any termination of the Operating Advisor and appointment of a successor to the Operating Advisor, the Trustee will be required to, as soon as possible, give written notice of the termination and appointment to the Special Servicer, the Master Servicer, the Certificate Administrator, the Certificateholders, the Depositor, and each Directing Holder and Consulting Party. Notwithstanding the foregoing, if the Trustee is unable to find a successor Operating Advisor within 30 days of the termination of the Operating Advisor, the Depositor will be permitted to find a replacement. Unless and until a replacement Operating Advisor is appointed, no party will act as the Operating Advisor and the provisions in the Pooling and Servicing Agreement relating to consultation with respect to the Operating Advisor will not be applicable until a replacement Operating Advisor is appointed under the Pooling and Servicing Agreement.

Eligibility of Operating Advisor

The Operating Advisor is required to be at all times an Eligible Operating Advisor. “Eligible Operating Advisor” means an entity (i) that is the special servicer or operating advisor on a transaction rated by any of Moody’s Investors Service, Inc. (“Moody’s”), Fitch, KBRA, S&P Global Ratings (“S&P”) and/or DBRS, Inc. (“Morningstar DBRS”), but has not been the special servicer or operating advisor on a transaction for which Moody’s, Fitch, KBRA, S&P and/or Morningstar DBRS has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the special servicer or operating advisor, as applicable, as the sole or material factor in such rating action, (ii) that (X) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (Y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets, (iii) that can and will make the representations and warranties set forth in the Pooling and Servicing Agreement, including to the effect that it possesses sufficient financial strength to fulfil its duties and responsibilities pursuant to the Pooling and Servicing Agreement over the life of the Issuing Entity, (iv) that is not (and is not affiliated (including Risk Retention Affiliated) with) the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, any Mortgage Loan Seller, any Directing Holder, the Retaining Third Party Purchaser, any Consulting Party (other than the Operating Advisor) or a depositor, a trustee, a certificate administrator, a master servicer or a special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates (including Risk Retention Affiliates), (v) in the case of an EHRI Trust Subordinate Companion Loan Securitization, that is not and is not a Risk Retention Affiliate of the applicable Loan-Specific Retaining Third Party Purchaser, or any other Impermissible Risk Retention Affiliate), (vi) that has not been paid any fees, compensation or other remuneration by any entity acting as Special Servicer or successor Special Servicer (X) in respect of its obligations under the Pooling and Servicing Agreement or (Y) for the recommendation of the replacement of the Special Servicer or the appointment of a successor Special Servicer to become the special servicer, and (vii) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any Certificates (or, in the case of an EHRI Trust Subordinate Companion Loan Securitization, any Loan-Specific Certificates or related uncertificated interests), any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the Pooling and Servicing Agreement relates, other than in fees from its role as Operating Advisor or any fees to which it is entitled as Asset Representations Reviewer, if the Operating Advisor is acting in such capacity.

Termination of the Operating Advisor Without Cause

Upon (i) the written direction of holders of Non-Reduced Certificates and Non-Reduced Loan-Specific Certificates evidencing not less than 15% of the Voting Rights of the Non-Reduced Certificates and Non-Reduced Loan-Specific Certificates requesting a vote to terminate and replace the Operating Advisor with a proposed successor Operating Advisor that is an Eligible Operating Advisor, and (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote, the Certificate Administrator will promptly provide written notice of the requested vote to all Certificateholders and the Operating Advisor of such request by posting such notice on its internet website, and by mailing to all Certificateholders and Loan-Specific Certificateholders and the Operating Advisor. Upon the affirmative vote of the holders of certificates evidencing more than 50% of the Voting Rights allocable to the Non-Reduced Certificates and Non-Reduced Loan-Specific Certificates of those holders that exercise their right to vote (provided that holders entitled to exercise at least 50% of the Voting Rights allocable to the Non-Reduced Certificates and Non-Reduced Loan-Specific Certificates exercise their right to vote within 180 days of the initial request for a vote), the Trustee will terminate all of the rights and obligations of the Operating Advisor under the

442

Pooling and Servicing Agreement (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the Operating Advisor, and the proposed successor Operating Advisor will be appointed. The Certificate Administrator will include on each Distribution Date statement a statement that each holder and beneficial owner of Certificates and Loan-Specific Certificates may access such notices on the Certificate Administrator’s website and each holder and beneficial owner of Certificates and Loan-Specific Certificates may register to receive email notifications when such notices are posted on the website. The Certificate Administrator will be entitled to reimbursement from the requesting certificateholders for the reasonable expenses of posting notices of such requests.

In the event that the Operating Advisor resigns or is terminated, it will remain entitled to receive all amounts accrued and owing to it under the Pooling and Servicing Agreement as described under “—Servicing and Other Compensation and Payment of Expenses” and any rights to indemnification arising out of events occurring prior to such resignation or termination.

Asset Status Reports

The Special Servicer will be required to prepare an asset status report that is consistent with the Servicing Standard upon the earlier of (x) within 60 days after the occurrence of a Servicing Transfer Event and (y) prior to taking action with respect to any Major Decision (or making a determination not to take action with respect to a Major Decision) with respect to a Specially Serviced Loan.

Each asset status report will be (i) delivered to the Operating Advisor (but only Final Asset Status Reports unless an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event) exists), any applicable Directing Holder, and any applicable Consulting Parties, and (ii) made available to the Rating Agencies. A summary of each Final Asset Status Report will be provided to the Certificate Administrator. If any applicable Directing Holder does not disapprove of a related asset status report within 10 business days of receipt, such Directing Holder will be deemed to have approved such asset status report and the Special Servicer will implement the recommended action as outlined in such asset status report; provided, however, that the Special Servicer may not take any actions that are contrary to applicable law, the Servicing Standard or the terms of the applicable Mortgage Loan documents. In addition, the applicable Directing Holder may object to any asset status report within 10 business days of receipt; provided, however, that, if the Special Servicer determines that emergency action is necessary to protect the related Mortgaged Property or the interests of the Certificateholders (and, in the case of any Serviced Whole Loans, the related Serviced Companion Loan Holder), or if a failure to take any such action at such time would be inconsistent with the Servicing Standard, the Special Servicer may take actions with respect to the related Mortgaged Property before the expiration of the 10 business day period if the Special Servicer reasonably determines in accordance with the Servicing Standard that failure to take such actions before the expiration of the 10 business day period would materially and adversely affect the interest of the Certificateholders (and, in the case of any Serviced Whole Loans, the related Serviced Companion Loan Holder(s)), and the Special Servicer has made a reasonable effort to contact the applicable Directing Holder (during the period that such Directing Holder has approval rights). The foregoing will not relieve the Special Servicer of its duties to comply with the Servicing Standard.

If the applicable Directing Holder disapproves such asset status report within 10 business days of receipt and the Special Servicer has not made the affirmative determination described below, the Special Servicer will revise such asset status report as soon as practicable thereafter, but in no event later than 30 days after such disapproval. The Special Servicer will revise such asset status report until such Directing Holder fails to disapprove such revised asset status report as described above or until the Special Servicer makes a determination, consistent with the Servicing Standard, that such objection is not in the best interests of all the Certificateholders (and, in the case of any Serviced Whole Loans, the related Serviced Companion Loan Holder(s)). If the applicable Directing Holder does not approve an asset status report within 60 business days from the first submission of an asset status report, the Special Servicer is required to take such action as directed by such Directing Holder, provided such action does not violate the Servicing Standard (or, if such action would violate the Servicing Standard, the Special Servicer is required to take such action as was reflected in the most recent asset status report prepared by the Special Servicer with respect to the subject Serviced Loan that is consistent with the Servicing Standard and such asset status report will be deemed a Final Asset Status Report).

443

Any applicable Consulting Party will be entitled to consult on a non-binding basis with the Special Servicer and propose alternative courses of action in respect of any asset status report. The Special Servicer will be obligated to consider such alternative courses of action and any other feedback provided by such Consulting Party. The Special Servicer may revise the asset status reports as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of any applicable Consulting Party.

The asset status report is not intended to replace or satisfy any specific consent or approval right which the applicable Directing Holder may have.

Notwithstanding the foregoing, the Special Servicer will not be permitted to follow any advice, direction or consultation provided by a Directing Holder or Consulting Party that would require or cause the Special Servicer to violate any applicable law, be inconsistent with the Servicing Standard, require or cause the Special Servicer to violate provisions of the Pooling and Servicing Agreement, require or cause the Special Servicer to violate the terms of any Serviced Loan or Serviced Whole Loan, expose any Certificateholder or any party to the Pooling and Servicing Agreement or their affiliates officers, directors or agents to any claim, suit or liability, cause any Trust REMIC to fail to qualify as a REMIC for federal income tax purposes, result in the imposition of “prohibited transaction” or “prohibited contribution” tax under the REMIC provisions of the Code, or materially expand the scope of the Special Servicer’s responsibilities under the Pooling and Servicing Agreement or any Co-Lender Agreement.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on the CREFC® Delinquent Loan Status Report and/or the CREFC® Loan Periodic Update File delivered by the Master Servicer for such Distribution Date, the Certificate Administrator will be required to determine if an Asset Review Trigger has occurred during the related Collection Period. If an Asset Review Trigger is determined to have occurred, the Certificate Administrator will be required to promptly provide notice to the Asset Representations Reviewer, the Master Servicer, the Special Servicer, all Certificateholders by (i) posting a notice of its determination on its internet website and (ii) including in the distribution report on Form 10-D relating to the Collection Period in which the Asset Review Trigger occurred notice of its determination together with a description of the events that caused the Asset Review Trigger to occur. On each Distribution Date after providing such notice to Certificateholders, the Certificate Administrator, based on information provided to it by the Master Servicer and/or the Special Servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver such information in a written notice (which may be via email) within two (2) business days of such determination to the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer.

An “Asset Review Trigger” will occur when, as of the end of the applicable Collection Period, either (1) Mortgage Loans with an aggregate outstanding principal balance of 30% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Mortgage Loans) held by the Issuing Entity are Delinquent Loans, or (2) at least 15 Mortgage Loans are Delinquent Loans and the aggregate outstanding principal balance of such Delinquent Loans constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Mortgage Loans) held by the Issuing Entity.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of This Pool”. In particular, this pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represents a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the three (3) largest Mortgage Loans in the Mortgage Pool represent approximately 28.3% of the Initial Pool Balance. Given this mortgage pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the three (3) largest Mortgage Loans, in the case of this mortgage pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. As a result, the percentage based on outstanding principal balance in clause (1) of the definition of “Asset Review Trigger” was set to exceed the portion of the aggregate outstanding balance of the Mortgage Pool

444

represented by the three (3) largest Mortgage Loans in the Mortgage Pool as of the Closing Date. On the other hand, a significant number of Delinquent Loans by loan count, but representing a smaller percentage of the aggregate outstanding principal balance of the Mortgage Loans than the percentage set forth in clause (1) of the definition of “Asset Review Trigger”, could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if 15 Mortgage Loans are Delinquent Loans, assuming those Delinquent Loans represent at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans) held by the Issuing Entity as of the end of the applicable Collection Period.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Monthly Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

For the avoidance of doubt, the Asset Representations Reviewer will not perform an Asset Review with respect to any Trust Subordinate Companion Loan at any time.

While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to the 154 reviewed prior pools of commercial mortgage loans for which CREFI (or its predecessors and/or affiliates) was a sponsor in a public offering of CMBS with a securitization closing date on or after January 1, 2008, the highest percentage of mortgage loans (based on aggregate outstanding principal balance) in an individual CMBS transaction that were delinquent at least 60 days at the end of any reporting period between July 1, 2019 and June 30, 2024 was approximately 25.4%; however, the average of the highest delinquency percentages (based on aggregate outstanding principal balance of delinquent mortgage loans) in each of the 154 reviewed transactions (taking into account all reporting periods between July 1, 2019 and June 30, 2024 for each such transaction) in the identified reporting periods was approximately 4.3%.

Asset Review Vote

If Certificateholders evidencing not less than 5.0% of the Pooled Voting Rights deliver to the Certificate Administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the Certificate Administrator will be required to promptly provide written notice of such direction to the Asset Representations Reviewer and to all Certificateholders, and to conduct a solicitation of votes of Certificateholders regarding whether to authorize an Asset Review. In the event there is an affirmative vote to authorize an Asset Review by Certificateholders evidencing at least a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the Certificate Administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the Pooling and Servicing Agreement, the underwriters, the Mortgage Loan Sellers, the applicable Directing Holder and the Certificateholders (such notice to Certificateholders to be effected by posting such notice its internet website). In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the Asset Representations Reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) a new Asset Review Trigger has occurred as a result or an Asset Review Trigger is otherwise in effect, (C) the Certificate Administrator has received an Asset Review Vote Election within 90 days after the filing of a Form 10-D reporting the occurrence of the events described in clauses (A) and (B) above, and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) of this sentence. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the Certificate Administrator in connection with administering such vote will be paid as an expense of the Issuing Entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of Certificates evidencing at least 5.0% of the Pooled Voting Rights.

445

Review Materials

Upon receipt of notice from the Certificate Administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”) with respect to a Delinquent Loan, the Custodian (with respect to clauses (i) – (v) below for all of the Mortgage Loans), the Master Servicer (with respect to clause (vi) below for Mortgage Loans that are non-Specially Serviced Loans) and the Special Servicer (with respect to clause (vi) below for Mortgage Loans that are Specially Serviced Loans) will be required to promptly (but (except with respect to clause (vi)) in no event later than 10 business days after receipt of such notice from the Certificate Administrator) provide the following materials for such Delinquent Loan, in each case to the extent in such party’s possession, to the Asset Representations Reviewer (collectively, with the Diligence Files posted to the secure data room by the Certificate Administrator, a copy of this prospectus, a copy of each related Mortgage Loan Purchase Agreement and a copy of the Pooling and Servicing Agreement, the “Review Materials”):

(i)	a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;
(ii)	a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;
(iii)	a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;
(iv)	a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;
(v)	a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review; and
(vi)	any other related documents that are required to be part of the Review Materials and requested to be delivered by the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans) to the Asset Representations Reviewer as described below under clause (a) of “—Asset Review”.

Notwithstanding the foregoing, the Mortgage Loan Seller will not be required to deliver any information that is proprietary to the Mortgage Loan Seller or any draft documents, privileged or internal communications, credit underwriting or due diligence analysis.

The Asset Representations Reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the Pooling and Servicing Agreement or the related Mortgage Loan Seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the Asset Representations Reviewer) and is determined by the Asset Representations Reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence Files posted to the secure data room with respect to a Delinquent Loan, the Asset Representations Reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the applicable Mortgage Loan Seller with respect to such Delinquent Loan. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

446

“Asset Review Standard” means the performance by the Asset Representations Reviewer of its duties under the Pooling and Servicing Agreement in good faith subject to the express terms of the Pooling and Servicing Agreement. Except as otherwise expressly set forth in the Pooling and Servicing Agreement, all determinations or assumptions made by the Asset Representations Reviewer in connection with an Asset Review are required to be made in the Asset Representations Reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the Asset Representations Reviewer’s review, and the Asset Representations Reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The Asset Representations Reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

In connection with an Asset Review, the Asset Representations Reviewer will be required to comply with the following procedures with respect to each Delinquent Loan:

(a)       Within 10 business days after the date on which the Review Materials identified in clauses (i) through (v) of the definition of “Review Materials” have been received by the Asset Representations Reviewer with respect to such Delinquent Loan or in any event within 15 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, in the event that the Asset Representations Reviewer reasonably determines that any Review Materials made available or delivered to the Asset Representations Reviewer are missing any documents required to complete any Test for such Delinquent Loan, the Asset Representations Reviewer will be required to promptly notify (in the manner specified in the Pooling and Servicing Agreement) the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents, and request that the Master Servicer or the Special Servicer, as applicable, promptly (but in no event later than 10 business days after receipt of notification from the Asset Representations Reviewer) deliver to the Asset Representations Reviewer such missing documents in its possession. In the event any missing documents are not provided by the Master Servicer or the Special Servicer, as applicable, within such 10-business day period, the Asset Representations Reviewer will be required to request such documents from the related Mortgage Loan Seller. The Mortgage Loan Seller will be required under the related Mortgage Loan Purchase Agreement, in accordance with its terms, to deliver any such missing documents only to the extent such documents are in the possession of the Mortgage Loan Seller.

(b)       Following the events in clause (a) above, and within 45 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, the Asset Representations Reviewer is required to prepare a preliminary report with respect to such Delinquent Loan setting forth (i) the preliminary results of the application of the Tests, (ii) if applicable, whether the Review Materials for such Delinquent Loan are insufficient to complete any Test, (iii) a list of any applicable missing documents together with the reasons why such missing documents are necessary to complete any Test, and (iv) (if the Asset Representations Reviewer has so concluded) whether the absence of such documents will be deemed to be a failure of such Test (collectively, the “Preliminary Asset Review Report”). The Asset Representations Reviewer will provide each Preliminary Asset Review Report to the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans), who will promptly, but in no event later within 10 business days of receipt thereof, provide the Preliminary Asset Review Report to the applicable Mortgage Loan Seller. If the Preliminary Asset Review Report indicates that any of the representations and warranties fails or is deemed to fail any Test, the applicable Mortgage Loan Seller will have 90 days from receipt of the Preliminary Asset Review Report (the “Cure/Contest Period”) to remedy or otherwise refute the failure. The applicable Mortgage Loan Seller will be required to provide any documents or any explanations to support (i) a conclusion that a subject representation and warranty has not failed a Test or (ii) a claim that any missing documents in the Review Materials are not required to complete a Test, in any such case to the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans), and the Master Servicer or the Special Servicer, as applicable, will be required to promptly, but in no event later than 10 business days after receipt from the applicable Mortgage Loan Seller, deliver to the Asset Representations Reviewer any such documents or explanations received from the applicable Mortgage Loan Seller given to support a claim that the representation

447

and warranty has not failed a Test or a claim that any missing documents in the Review Materials are not required to complete a Test.

(c)       Within the later of (x) 60 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, and (y) 10 business days after the expiration of the Cure/Contest Period, the Asset Representations Reviewer will be required to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the Asset Representations Reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review, together with a statement that the Asset Representations Reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”), to each party to the Pooling and Servicing Agreement, the related Mortgage Loan Seller and the Controlling Class Representative (if such Delinquent Loan is not an Excluded Mortgage Loan), and (ii) a summary of the Asset Representations Reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the Trustee and Certificate Administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the Pooling and Servicing Agreement and the applicable Mortgage Loan Seller(s), if the Asset Representations Reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Delinquent Loans and/or the Mortgaged Property or Mortgaged Properties. In addition, in the event that the Asset Representations Reviewer does not receive any documentation that it requested from the Master Servicer (with respect to non-Specially Serviced Loans), the Special Servicer (with respect to Specially Serviced Loans) or the applicable Mortgage Loan Seller in sufficient time to allow the Asset Representations Reviewer to complete its Asset Review and deliver an Asset Review Report, the Asset Representations Reviewer will be required to prepare the Asset Review Report solely based on the documents received by the Asset Representations Reviewer with respect to the related Delinquent Loan, and the Asset Representations Reviewer will have no responsibility to independently obtain any such documents from any party to the Pooling and Servicing Agreement or otherwise.

The Pooling and Servicing Agreement will require that the Certificate Administrator (i) include the Asset Review Report Summary in the distribution report on Form 10–D relating to the Collection Period in which the Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the Certificate Administrator’s website not later than two business days after receipt of such Asset Review Report Summary from the Asset Representations Reviewer.

In no event will the Asset Representations Reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the Issuing Entity should enforce any rights it may have against the applicable Mortgage Loan Seller, which, in each such case, will be the responsibility of the Enforcing Servicer. See “—Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement” below.

Eligibility of Asset Representations Reviewer

The Asset Representations Reviewer will be required to represent and warrant in the Pooling and Servicing Agreement that it is an Eligible Asset Representations Reviewer. The Asset Representations Reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the Asset Representations Reviewer ceases to be an Eligible Asset Representations Reviewer, the Asset Representations Reviewer is required to immediately notify the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Operating Advisor, the Certificate Administrator and the applicable Directing Holder of such disqualification and if an Asset Representations Reviewer Termination Event occurs as a result, immediately resign under the Pooling and Servicing Agreement as described under the “—The Asset Representations Reviewer—Resignation of Asset Representations Reviewer” below.
An “Eligible Asset Representations Reviewer” is an entity that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of Moody’s, Fitch, KBRA, S&P or Morningstar DBRS and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which Moody’s, Fitch, KBRA, S&P or Morningstar DBRS has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with such special servicer, operating advisor or Asset Representations Reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the Asset Representations Reviewer set forth in the Pooling and Servicing Agreement, (iii) is not (and is not affiliated with) any Sponsor, any Mortgage Loan Seller, any originator, the Master Servicer, the Special Servicer, the Depositor, the Certificate

448

Administrator, the Trustee, a Directing Holder or any of their respective affiliates, (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any Sponsor, any Mortgage Loan Seller, any underwriter, a Directing Holder, the Retaining Third Party Purchaser or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any Certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the Pooling and Servicing Agreement relates, other than in fees from its role as Asset Representations Reviewer (or as Operating Advisor, if applicable) and except as otherwise set forth in the Pooling and Servicing Agreement.

Other Obligations of Asset Representations Reviewer

The Asset Representations Reviewer and its affiliates are required to keep confidential any Privileged Information received from any party to the Pooling and Servicing Agreement or any Sponsor under the Pooling and Servicing Agreement (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the Pooling and Servicing Agreement in an Asset Review Report or otherwise, to the other parties to the Pooling and Servicing Agreement with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the Pooling and Servicing Agreement that receives such Privileged Information from the Asset Representations Reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the Special Servicer other than pursuant to a Privileged Information Exception.

Neither the Asset Representations Reviewer nor any of its affiliates may make any investment in any Class of Certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the Asset Representations Reviewer or (ii) investments by an affiliate of the Asset Representations Reviewer if the Asset Representations Reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the Asset Representations Reviewer under the Pooling and Servicing Agreement from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the Issuing Entity and the Asset Representations Reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The Asset Representations Reviewer may delegate its duties to agents or subcontractors in accordance with the Pooling and Servicing Agreement, however, the Asset Representations Reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the Pooling and Servicing Agreement without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the Asset Representations Reviewer alone were performing its obligations under the Pooling and Servicing Agreement.

Asset Representations Reviewer Termination Events

The following constitute Asset Representations Reviewer termination events under the Pooling and Servicing Agreement (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

●	any failure by the Asset Representations Reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the Pooling and Servicing Agreement, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Asset Representations Reviewer by the Trustee or to the Asset Representations Reviewer and the Trustee by the holders of Certificates evidencing at least 25% of the Pooled Voting Rights; provided, however, that with respect to any such failure which is not curable within such 30-day period, the Asset Representations Reviewer will have
449

an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the Trustee and the Certificate Administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

●	any failure by the Asset Representations Reviewer to perform its obligations set forth in the Pooling and Servicing Agreement in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure is given to the Asset Representations Reviewer by any party to the Pooling and Servicing Agreement;
●	any failure by the Asset Representations Reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days following receipt of written notice by the Asset Representations Reviewer of such failure or the Asset Representations Reviewer obtaining actual knowledge of such failure;
●	a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the Asset Representations Reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;
●	the Asset Representations Reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Asset Representations Reviewer or of or relating to all or substantially all of its property; or
●	the Asset Representations Reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the Certificate Administrator of written notice of the occurrence of any Asset Representations Reviewer Termination Event, the Certificate Administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the Certificate Administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the Trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Pooled Voting Rights (without regard to the application of any Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the Asset Representations Reviewer under the Pooling and Servicing Agreement, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the Asset Representations Reviewer. The Asset Representations Reviewer is required to bear all reasonable costs and expenses of each other party to the Pooling and Servicing Agreement in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of holders of Certificates evidencing not less than 25% of all the Pooled Voting Rights (without regard to the application of any Appraisal Reduction Amounts) requesting a vote to terminate and replace the Asset Representations Reviewer with a proposed successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote, the Certificate Administrator will promptly provide notice of such requested vote to all Certificateholders and the Asset Representations Reviewer by posting such notice on its internet website, and by mailing such notice to

450

all Certificateholders (at the addresses set forth in the certificate register) and the Asset Representations Reviewer. Upon the affirmative vote of the holders of Certificates evidencing at least 75% of the Pooled Voting Rights allocable to the Certificates of those holders that exercise their right to vote (provided that holders representing the applicable Certificateholder Quorum exercise their right to vote within 180 days of the initial request for a vote), the Trustee will be required to terminate all of the rights and obligations of the Asset Representations Reviewer under the Pooling and Servicing Agreement (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the Asset Representations Reviewer, and the proposed successor Asset Representations Reviewer will be appointed. In the event that holders of the required Certificates elect to remove the Asset Representations Reviewer without cause and appoint a successor, the successor Asset Representations Reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The Asset Representations Reviewer may at any time resign by giving written notice to the other parties to the Pooling and Servicing Agreement. In addition, the Asset Representations Reviewer will at all times be an Eligible Asset Representations Reviewer, and will be required to resign if it fails to be an Eligible Asset Representations Reviewer (and such failure results in an Asset Representations Reviewer Termination Event) by giving written notice to the other parties. Upon such notice of resignation, the Depositor will be required to promptly appoint a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer. No resignation of the Asset Representations Reviewer will be effective until a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor Asset Representations Reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning Asset Representations Reviewer may petition any court of competent jurisdiction for the appointment of a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer. The resigning Asset Representations Reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the Asset Representations Reviewer, and the Asset Representations Reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement

Repurchase Request Delivered by a Certificateholder

In the event that an Initial Requesting Certificateholder delivers a written request to a party to the Pooling and Servicing Agreement that a Mortgage Loan or Trust Subordinate Companion Loan be repurchased by the applicable Mortgage Loan Seller alleging the existence of a Material Defect with respect to such Mortgage Loan or Trust Subordinate Companion Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the Enforcing Servicer, and the Enforcing Servicer will be required to promptly forward that Certificateholder Repurchase Request to the applicable Mortgage Loan Seller and each other party to the Pooling and Servicing Agreement. In connection with a Mortgage Loan, an “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner of a Certificate to deliver a Certificateholder Repurchase Request as described above with respect to such Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan.

Repurchase Request Delivered by a Party to the Pooling and Servicing Agreement

In the event that any of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor (solely in its capacity as Operating Advisor) determines that a Mortgage Loan or Trust Subordinate Companion Loan should be repurchased or replaced due to a Material Defect, or has knowledge of a Material Defect with respect to a Mortgage Loan or Trust Subordinate Companion Loan, then such party will be required to deliver prompt written notice of such Material Defect, identifying the applicable Mortgage Loan or Trust Subordinate Companion Loan and setting forth the basis for such allegation (a “Pooling and Servicing

451

Agreement Party Repurchase Request” and, each of a Certificateholder Repurchase Request or a Pooling and Servicing Agreement Party Repurchase Request, a “Repurchase Request”), to the Enforcing Servicer and the Enforcing Servicer will be required to promptly forward such Pooling and Servicing Agreement Party Repurchase Request to the applicable Mortgage Loan Seller and each other party to the Pooling and Servicing Agreement.

Enforcement of the Mortgage Loan Seller’s Obligations by the Enforcing Servicer

Subject to the provisions described below under “—Dispute Resolution Provisions”, the Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the Issuing Entity against the related Mortgage Loan Seller with respect to each Repurchase Request. However, if a Resolution Failure occurs with respect to a Repurchase Request in respect of a Mortgage Loan, the provisions described below under “—Dispute Resolution Provisions—Resolution of a Repurchase Request” will apply.

The “Enforcing Servicer” means the Special Servicer.

The Enforcing Servicer will be required to enforce the obligations of the Mortgage Loan Sellers under the Mortgage Loan Purchase Agreements pursuant to the terms of the Pooling and Servicing Agreement and the Mortgage Loan Purchase Agreements. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the applicable Mortgage Loan Purchase Agreement relating to the dispute resolutions as described under “—Dispute Resolution Provisions” below, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in such form, to such extent and at such time as Enforcing Servicer would require were it, in its individual capacity, the owner of the affected Mortgage Loan or Trust Subordinate Companion Loan, and in accordance with the Servicing Standard.

Within 30 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the Enforcing Servicer will be required to determine, based on the Servicing Standard, whether there exists a Material Defect with respect to such Mortgage Loan. If the Enforcing Servicer determines that a Material Defect exists, the Enforcing Servicer will be required to enforce the obligations of the applicable Mortgage Loan Seller under the Mortgage Loan Purchase Agreement with respect to such Material Defect as discussed in the preceding paragraph, subject to the terms of the Mortgage Loan Purchase Agreement. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the Enforcing Servicer with respect to the enforcement of the obligations of a Mortgage Loan Seller under the applicable Mortgage Loan Purchase Agreement will be deemed to be Property Advances, to the extent not recovered from the Mortgage Loan Seller or the applicable Requesting Certificateholder and/or Consultation Requesting Certificateholder. See “The Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Resolution of a Repurchase Request

In the event a Repurchase Request is not Resolved within 180 days after the Mortgage Loan Seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below in this “—Resolution of a Repurchase Request” section will apply with respect to the subject Mortgage Loan (but will not apply to any Trust Subordinate Companion Loan). Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the related Mortgage Loan Seller in a commercially reasonable manner. “Resolved” means, with respect to a Repurchase Request relating to a Mortgage Loan, that (i) the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related Mortgage Loan Purchase Agreement, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related Mortgage Loan Purchase Agreement, (iv) the applicable Mortgage Loan Seller has made a Loss of Value Payment, (v) a contractually binding agreement has been entered into between the Enforcing Servicer, on behalf of the Issuing Entity, and the related Mortgage Loan Seller that settles the related Mortgage Loan Seller’s obligations under the related Mortgage Loan Purchase Agreement, or (vi) the related Mortgage Loan is no longer property of the Issuing Entity as a result of a sale or other disposition in accordance with the Pooling and Servicing Agreement. The fact that a Repurchase Request has been Resolved pursuant to clause (vi) above will not preclude the Enforcing Servicer from exercising any of its rights related to a Material Defect in the manner and timing otherwise set forth in the Pooling and Servicing Agreement, in the related Mortgage Loan Purchase Agreement or as provided by law.

452

As indicated above, the remaining discussion under this “—Resolution of a Repurchase Request” heading, as well as the discussion under the heading “—Mediation and Arbitration Provisions”, relates solely to Repurchase Requests in respect of Mortgage Loans (and not any Trust Subordinate Companion Loan).

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the Pooling and Servicing Agreement), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the Certificate Administrator who will make such notice available to all other Certificateholders and Certificate Owners (by posting such notice on the Certificate Administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable Mortgage Loan Seller with respect to the Repurchase Request, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the related Mortgage Loan Seller with respect to the Repurchase Request but a Requesting Certificateholder does not agree with the course of action selected by the Enforcing Servicer, and, in the case of clause (a) or (b), a Requesting Certificateholder wishes to exercise its right to refer the matter to mediation (including non-binding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, then a Requesting Certificateholder may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice was posted on the Certificate Administrator’s website (the 30th day following the date of posting, the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration.

In addition, any Certificateholder or Certificate Owner may deliver, prior to the Dispute Resolution Cut-off Date, a written notice (a “Consultation Election Notice”) requesting the right to participate in any Dispute Resolution Consultation (as defined below) that is conducted by the Enforcing Servicer following the Enforcing Servicer’s receipt of a Preliminary Dispute Resolution Election Notice as provided below.

A “Requesting Certificateholder” means (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner of a Certificate that, in each case, is exercising its rights under this “—Dispute Resolution” section to refer a matter involving a Repurchase Request to either mediation or arbitration.

A “Consultation Requesting Certificateholder” means any Certificateholder or Certificate Owner that timely delivers a Consultation Election Notice.

A “Dispute Resolution Requesting Holder” means either a Requesting Certificateholder or a Consultation Requesting Certificateholder, as applicable.

The “Enforcing Party” means, in connection with a Repurchase Request, (i) in the event one or more Dispute Resolution Requesting Holders has delivered a Final Dispute Resolution Election Notice with respect thereto pursuant to the terms of the Pooling and Servicing Agreement, with respect to the mediation or arbitration that arises out of such Final Dispute Resolution Election Notice, such Dispute Resolution Requesting Holder(s), or (ii) in all other cases, the Enforcing Servicer.

If no Requesting Certificateholder delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, then no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action, including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller, subject to any consent or consultation rights of the Controlling Class Representative if and for as long as it is the applicable Directing Holder or applicable Consulting Party.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from a Requesting Certificateholder, the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including non-binding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request and with any Consultation Requesting Certificateholder (the “Dispute Resolution Consultation”) so that each such Dispute Resolution Requesting Holder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled

453

to establish procedures the Enforcing Servicer deems to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Dispute Resolution Requesting Holder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Dispute Resolution Requesting Holder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then no Certificateholder or Certificate Owner will have any further right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action, including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller, subject to any consent or consultation rights of the applicable Directing Holder.

If a Dispute Resolution Requesting Holder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Dispute Resolution Requesting Holder will become the Enforcing Party and must promptly submit the matter to mediation (including non-binding arbitration) or arbitration. If there is more than one Dispute Resolution Requesting Holder that timely delivers a Final Dispute Resolution Election Notice, then such Dispute Resolution Requesting Holders will collectively become the Enforcing Party, and the holder or holders of a majority of the Pooled Voting Rights among such Dispute Resolution Requesting Holders will be entitled to make all decisions relating to such mediation or arbitration (including whether to refer the matter to mediation (including non-binding arbitration) or arbitration). If, however, no Dispute Resolution Requesting Holder commences arbitration or mediation pursuant to the terms of the Pooling and Servicing Agreement within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of any Dispute Resolution Requesting Holder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the Pooling and Servicing Agreement and related Mortgage Loan Purchase Agreement; provided, however, that such Material Defect will not be deemed waived with respect to the Enforcing Servicer to the extent there is a material change from the facts and circumstances known to it at the time when the Proposed Course of Action Notice was delivered by the Enforcing Servicer, and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will be the sole party entitled to enforce the Issuing Entity’s rights against the related Mortgage Loan Seller, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Dispute Resolution Requesting Holder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the Issuing Entity, will remain a party to any proceedings against the related Mortgage Loan Seller as further described below. For the avoidance of doubt, none of the Depositor, the Mortgage Loan Sellers or any of their respective affiliates will be entitled to be a Dispute Resolution Requesting Holder or otherwise vote Certificates owned by it or such affiliate(s) with respect to a course of action proposed or undertaken pursuant to the procedures described under this “—Dispute Resolutions Provisions” heading.

The Dispute Resolution Requesting Holders are entitled to elect either mediation or arbitration with respect to a Repurchase Request in their sole discretion; provided, however, no Dispute Resolution Requesting Holder may elect to then utilize the alternative method in the event that the initial method is unsuccessful, and no other Certificateholder or Certificate Owner may elect either arbitration or mediation in the event a mediation or arbitration is undertaken with respect to such Repurchase Request.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including non-binding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the

454

applicable Mortgage Loan Seller. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and, if possible, commercial real estate finance or commercial mortgage-backed securitization matters.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the Mortgage Loan Purchase Agreement and Pooling and Servicing Agreement, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Dispute Resolution Requesting Holder is the Enforcing Party, the Dispute Resolution Requesting Holder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Dispute Resolution Requesting Holder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the Pooling and Servicing Agreement to contain an acknowledgment that the Issuing Entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Controlling Class Representative (provided that no Consultation Termination Event has occurred and is continuing and an Excluded Mortgage Loan is not involved), and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the Issuing Entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Dispute Resolution Requesting Holder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the Issuing Entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Dispute Resolution Requesting Holder.

The Issuing Entity (or the Enforcing Servicer or a trustee, acting on its behalf), the Depositor or any Mortgage Loan Seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, the Certificateholders and Certificate Owners will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Dispute Resolution Requesting Holder to refer a Repurchase Request to mediation or arbitration or to participate in such mediation or arbitration affect in any manner the ability of the Special Servicer to perform its obligations with respect to a Specially Serviced Loan (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed-in-lieu of foreclosure, or bankruptcy or other litigation) or the exercise of any rights of the Controlling Class Representative if and for as long as it is the applicable Directing Holder.

Any out-of-pocket expenses required to be borne by or allocated to the Enforcing Servicer in a mediation or arbitration will be reimbursable as trust fund expenses.

Rating Agency Confirmations

The Pooling and Servicing Agreement will provide that, notwithstanding the terms of the related Serviced Mortgage Loan documents or other provisions of the Pooling and Servicing Agreement, if any action under the

455

Serviced Mortgage Loan documents or the Pooling and Servicing Agreement requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) required to obtain such Rating Agency Confirmation has made a request to any Rating Agency for such Rating Agency Confirmation and if, within 10 business days of such request being posted to the Rule 17g-5 website established under the Pooling and Servicing Agreement, any Rating Agency has not granted such request, rejected such request or provided a Rating Agency Declination (as defined below), then (i) such Requesting Party will be required to promptly request the related Rating Agency Confirmation again and (ii) if there is no response to such second Rating Agency Confirmation request from the applicable Rating Agency within five business days of such second request, whether in the form of granting or rejecting such Rating Agency Confirmation request or providing a Rating Agency Declination, then:

(x)            with respect to any condition in any Serviced Loan document requiring a Rating Agency Confirmation or any other matter under the Pooling and Servicing Agreement relating to the servicing of the Serviced Mortgage Loans and any Trust Subordinate Companion Loans (other than as set forth in clause (y) or (z) below), the Requesting Party (or, if the Requesting Party is the related borrower, then the Master Servicer (with respect to non-Specially Serviced Loans if the subject action is not a Major Decision or a Special Servicer Decision or the Master Servicer is processing a Major Decision or a Special Servicer Decision) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties and with respect to non-Specially Serviced Loans if the subject action is a Major Decision or a Special Servicer Decision processed by the Special Servicer), as applicable) will be required to determine (with the consent of the applicable Directing Holder (but only in the case of actions that would otherwise be Major Decisions), which consent will be pursued by the Special Servicer and deemed given if such Directing Holder does not respond within seven business days of receipt of a request from the Special Servicer to consent to the Requesting Party’s determination), in accordance with its duties under the Pooling and Servicing Agreement and in accordance with the Servicing Standard, whether or not such action would be in accordance with the Servicing Standard, and if the Requesting Party (or, if the Requesting Party is the related borrower, then the Master Servicer or the Special Servicer, as applicable) makes such determination, then the requirement for a Rating Agency Confirmation will not apply (provided, however, with respect to defeasance, release or substitution of any collateral relating to any Serviced Mortgage Loan or Trust Subordinate Companion Loan, any applicable Rating Agency Confirmation requirement in the Serviced Loan documents will not apply, even without the determination referred to in this clause (x) by the Requesting Party (or, if the Requesting Party is the related borrower, then the Master Servicer (with respect to non-Specially Serviced Loans if the subject action is not a Major Decision or a Special Servicer Decision or the Master Servicer is processing a Major Decision or a Special Servicer Decision) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties and with respect to non-Specially Serviced Loans if the subject action is a Major Decision or a Special Servicer Decision processed by the Special Servicer), as applicable); provided, that the Master Servicer (with respect to non-Specially Serviced Loans if the subject action is not a Major Decision or a Special Servicer Decision or the Master Servicer is processing a Major Decision or a Special Servicer Decision) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties and with respect to non-Specially Serviced Loans if the subject action is a Major Decision or a Special Servicer Decision processed by the Special Servicer), as applicable, will in any event review the other conditions required under the related Serviced Loan documents with respect to such defeasance, release or substitution and confirm to its satisfaction in accordance with the Servicing Standard that such conditions (other than the requirement for a Rating Agency Confirmation) have been satisfied);

(y)            with respect to a replacement of the Master Servicer or the Special Servicer, such condition will be considered satisfied if:

(1)	the applicable replacement master servicer has a master servicer rating of at least “CMS3” from Fitch or the applicable replacement special servicer has a special servicer rating of at least “CSS3” from Fitch, if Fitch is the non-responding Rating Agency;
(2)	KBRA has not cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or material factor in any qualification, downgrade or withdrawal (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of the ratings of securities in any other CMBS transaction serviced by the applicable servicer prior to the time of determination, if KBRA is the non-responding Rating Agency; and
(3)	(a) the applicable replacement master servicer or special servicer, as applicable, has confirmed in writing that it was appointed to act, and as of the date of determination is acting,
456

as the master servicer or special servicer, as applicable, on a transaction level basis with respect to a CMBS transaction as to which Moody’s rated one or more classes of securities and one or more of such classes of securities are still outstanding and rated by Moody’s and (b) Moody’s has not cited servicing concerns of the applicable replacement master servicer or special servicer, as applicable, as the sole or material factor in any qualification, downgrade or withdrawal (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of the ratings of securities in any other CMBS transaction serviced by the applicable servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency; and

(z)            with respect to a replacement or successor of the Operating Advisor, such condition will be deemed to be waived with respect to any non-responding Rating Agency so long as such Rating Agency has not cited concerns regarding the replacement operating advisor as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other CMBS transaction with respect to which the replacement operating advisor acts as trust advisor or operating advisor prior to the time of determination.

For all other matters or actions (a) not specifically discussed above in clauses (x), (y), or (z) above, and (b) that are not the subject of a Rating Agency Declination, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the Master Servicer or the Special Servicer in accordance with the procedures discussed above.

“Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not in and of itself result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates (if then rated by the Rating Agency); provided that upon receipt of a written waiver or acknowledgment from any applicable Rating Agency indicating its decision not to review or declining to review the matter for which the Rating Agency Confirmation is sought (such written notice, a “Rating Agency Declination”), the requirement to receive a Rating Agency Confirmation from the applicable Rating Agency with respect to such matter will be deemed to have been satisfied.

In addition, the Pooling and Servicing Agreement will provide that, notwithstanding the terms of the related Serviced Mortgage Loan documents, the other provisions of the Pooling and Servicing Agreement or the related Co-Lender Agreement, with respect to any Serviced Companion Loan Securities, if any action relating to the servicing and administration of the related Serviced Loan or any related REO Property (including but not limited to the replacement of the Master Servicer, the Special Servicer or a sub-servicer) requires delivery of a Rating Agency Confirmation as a condition precedent to such action pursuant to the Pooling and Servicing Agreement, then such action will also require delivery of a rating agency confirmation as a condition precedent to such action from each rating agency that was or will be engaged by a party to the securitization of the Serviced Companion Loan to assign a rating to such Serviced Companion Loan Securities. The requirement to obtain a rating agency confirmation with respect to any Serviced Companion Loan Securities will be subject to, and will be permitted to be waived by the Master Servicer and the Special Servicer on, and will be deemed not to apply on, the same terms and conditions applicable to obtaining Rating Agency Confirmations, as described above and in the Pooling and Servicing Agreement.

The Master Servicer will not be required to respond to communications from any Rating Agency to the Master Servicer unless such communications are in writing, including any specific request from any Rating Agency.

Termination; Retirement of Certificates

The obligations created by the Pooling and Servicing Agreement will terminate upon payment (or provision for payment) to all Certificateholders (and any Loan-Specific Certificateholders and any related uncertificated interests) of all amounts held by the Certificate Administrator and required to be paid following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan (and any Trust Subordinate Companion Loan) and REO Property, (2) the voluntary exchange of all the then outstanding Regular Certificates and then outstanding Loan-Specific Certificates (and any related uncertificated interests) as described below under “—Optional Termination; Optional Mortgage Loan Purchase” or (3) the purchase or other liquidation of all of the assets

457

of the Issuing Entity as described under “—Optional Termination; Optional Mortgage Loan Purchase” below. Written notice of termination of the Pooling and Servicing Agreement will be given by the Certificate Administrator to each Certificateholder, each Rating Agency and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider's website), and the final distribution will be made only upon surrender and cancellation of the applicable Certificates at the office of the certificate registrar or other location specified in the notice of termination.

Optional Termination; Optional Mortgage Loan Purchase

The holders of the Controlling Class representing greater than 50% of the Certificate Balance of the Controlling Class, and if the Controlling Class does not exercise its option, the General Special Servicer and, if the General Special Servicer does not exercise its option, the Master Servicer and, if none of the Controlling Class Certificateholders, the General Special Servicer or the Master Servicer exercises its option, the holders of the Class R Certificates, representing greater than a 50% Percentage Interest of the Class R Certificates, will have the option to purchase all of the Mortgage Loans and any Trust Subordinate Companion Loans (in the case of any Serviced Whole Loans, subject to certain rights of the related Serviced Companion Loan Holder provided for in the related Co-Lender Agreement) and all property acquired in respect of any Mortgage Loan (or any Trust Subordinate Companion Loans) remaining in the Issuing Entity, and thereby effect termination of the Issuing Entity and early retirement of the then outstanding Certificates and any then outstanding Loan-Specific Certificates and related uncertificated interest on any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans (including REO Mortgage Loans) and any Trust Subordinate Companion Loans remaining in the Issuing Entity is less than 1% of the aggregate Stated Principal Balance of the pool of Mortgage Loans and any Trust Subordinate Companion Loans as of the Cut-off Date (excluding for the purposes of this calculation, the unpaid principal balance of any Mortgage Loan(s) that are/is ARD Loan(s), but in each case only if the option described above is exercised after the Distribution Date related to the Collection Period in which the corresponding Anticipated Repayment Date occurs). The purchase price payable upon the exercise of such option on such a Distribution Date will be an amount equal to (i) the sum of (A) the Termination Purchase Amount and (B) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans and any Trust Subordinate Companion Loans), the Special Servicers (except the General Special Servicer if it is the purchaser of such Mortgage Loans and Trust Subordinate Companion Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the General Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances, if any, made by the purchasing Master Servicer or General Special Servicer, together with any interest accrued and payable to the purchasing Master Servicer or General Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have been paid or reimbursed to the purchasing Master Servicer or General Special Servicer, as applicable, in connection with such purchase). We cannot assure you that payment of the Certificate Balance, if any, of each outstanding Class of Certificates plus accrued interest would be made in full in the event of such a termination of the Issuing Entity.

The “Termination Purchase Amount” will equal the sum of (1) the aggregate Repurchase Price (excluding the amount described in clause (vii) of the definition of “Repurchase Price”) of all the Mortgage Loans (exclusive of any successor REO Mortgage Loans) and any Trust Subordinate Companion Loans included in the Issuing Entity and (2) the appraised value of the Issuing Entity’s portion of each REO Property, if any, included in the Issuing Entity, as determined by the Special Servicer for such REO Property (the relevant appraisals for purposes of this clause (2) to be obtained by such Special Servicer and prepared by an Appraiser in accordance with MAI standards).

The Issuing Entity may also be terminated upon the exchange of all then outstanding Certificates (excluding the Class R Certificates) and any then outstanding Loan-Specific Certificates and related uncertificated interests for the Mortgage Loans and any Trust Subordinate Companion Loans and each REO Property (or interests in the Mortgage Loans, any Trust Subordinate Companion Loans and each REO Property) remaining in the Issuing Entity at any time the aggregate of the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-S, Class B, Class C and Class D Certificates and the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates have been reduced to zero and the Master Servicer is paid an amount specified in the Pooling and Servicing Agreement related to such termination of the Trust, but all the holders of such Classes of outstanding Regular Certificates and Loan-Specific Certificates and related uncertificated interests would have to voluntarily participate in such exchange. If there is a Trust Subordinate Companion Loan, see “Description of the Mortgage Pool—The Trust Subordinate Companion Loan(s)” for a discussion of certain additional related termination and purchase options.

458

Servicing of the Outside Serviced Mortgage Loans

General

The Outside Serviced Mortgage Loans (including any Servicing Shift Mortgage Loan that becomes an Outside Serviced Mortgage Loan) will be serviced and administered pursuant to a servicing agreement for the securitization of one or more related Companion Loans. The identity of, and certain other items of information regarding, the Mortgage Loans that will be (or, with respect to the Servicing Shift Mortgage Loans, are expected to become) Outside Serviced Mortgage Loans are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “Summary of Terms—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians”.

Each Outside Serviced Mortgage Loan, and any related REO Property, will be serviced under the applicable Outside Servicing Agreement. Accordingly, the applicable Outside Servicer will generally make property protection advances and remit collections on the respective Outside Serviced Mortgage Loan to or on behalf of the Issuing Entity. However, the Master Servicer will generally be obligated to compile reports that include information on the Outside Serviced Mortgage Loans, and make P&I Advances with respect to the Outside Serviced Mortgage Loans, subject to any non-recoverability determination. Each Outside Servicing Agreement will (or, if the terms thereof are not yet definitively known, is expected to) address similar servicing matters (and, subject to the discussion below, in a substantially similar manner) as the Pooling and Servicing Agreement, including, but not limited to: collection of payments; establishment of accounts to hold such payments; investment of funds in those accounts; maintenance of insurance coverage on the applicable Mortgaged Property; enforcement of due-on-sale and due-on-encumbrance provisions; property inspections; collection of operating statements; loan assumptions; realization upon and sale of defaulted loans; acquisition, operation, maintenance and disposition of REO properties; servicing compensation; modifications, waivers, amendments and consents with respect to the applicable Mortgage Loan(s); servicing reports; servicer liability and indemnification; servicer resignation rights; servicer termination events and the ability of certain parties to terminate a particular servicer in connection with a servicer termination event or otherwise. However, the servicing arrangements under each Outside Servicing Agreement will differ (or, if not yet definitively known, are expected to differ) in certain respects from the servicing arrangements under the Pooling and Servicing Agreement, including as regards one or more of the following: timing; control or consultation triggers or thresholds; terminology; allocation of ministerial duties between multiple servicers or other service providers; certificateholder or investor voting or consent thresholds; master servicer and special servicer termination events; rating requirements for servicers, trustees and other service providers, as well as for eligible accounts and permitted investments; and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

Specified Servicing Matters

With respect to those Mortgage Loans that, as of the Closing Date, will be Outside Serviced Mortgage Loans, the respective Outside Servicing Agreements provide (or, in the case of any such Outside Servicing Agreements as to which the related terms thereof are not definitively known, are expected to provide) generally to the following effect and further, subject to any exceptions set forth below, for servicing of the subject Outside Serviced Mortgage Loans in a manner consistent with the servicing of the Serviced Whole Loans under the Pooling and Servicing Agreement:

●	Although payments and other collections on an Outside Serviced Mortgage Loan may initially be deposited into a clearing account and commingled with the related Outside Servicer’s own funds or funds related to other mortgage loans serviced by such related Outside Servicer, the related Outside Servicing Agreement will provide for a separate account or sub-account in which payments and other collections on the related Outside Serviced Whole Loan are to be deposited and maintained by the related Outside Servicer pending remittance to the related Outside Certificate Administrator, the holder of such Outside Serviced Mortgage Loan and any other related Companion Loan Holder(s). Similarly, the Outside Special Servicer for each Outside Serviced Whole Loan is to establish and maintain a separate account or sub-account with respect to any REO Property acquired with respect to such Outside Serviced Whole Loan; provided, however, that the related Outside Servicing Agreement may not require the related Outside Special Servicer to establish and maintain a separate account with respect to REO Property acquired with respect to each such Outside Serviced Whole Loan.
459

●	The Outside Servicer for each Outside Serviced Mortgage Loan will earn a primary servicing fee calculated at the per annum rate described under “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” above with respect to such Outside Serviced Mortgage Loan.
●	The liquidation fee, the special servicing fee and the workout fee with respect to each Outside Serviced Mortgage Loan will be calculated in a manner similar (although not identical) to the manner in which the corresponding fees are calculated under the Pooling and Servicing Agreement and, in any event, are generally payable at the rates or in the amounts described under “—Servicing and Other Compensation and Payment of Expenses” in this prospectus.
●	No party to any Outside Servicing Agreement will be obligated to make P&I Advances with respect to the related Outside Serviced Mortgage Loan.
●	The related Outside Servicer will be obligated to make property protection advances with respect to each Outside Serviced Whole Loan. The related Outside Servicer will generally be entitled to be reimbursed for any such property protection advances (with interest thereon at a prime rate), first (after reimbursement from collections on, and proceeds of, any related Subordinate Companion Loan(s) (if any)), from collections on, and proceeds of, the related Outside Serviced Mortgage Loan and the related Pari Passu Companion Loan(s), on a pro rata and pari passu basis (based on each such loan’s outstanding principal balance), and then if the related Outside Servicer determines that a property protection advance it made with respect to the subject Outside Serviced Whole Loan or the related Mortgaged Property is nonrecoverable from such collections and proceeds, from general collections on all the Mortgage Loans, from general collections on the mortgage loans included in the trust fund created under the related Outside Servicing Agreement and from general collections on the mortgage loans included in any other securitization of a related Pari Passu Companion Loan, on a pro rata basis (based on the respective outstanding principal balances of the related Outside Serviced Mortgage Loan and the related Pari Passu Companion Loan(s)); provided that, in the case of the Outside Servicing Agreement for the BioMed 2024 Portfolio 2 Whole Loan, there are no mortgage loans other than the related Outside Serviced Whole Loan serviced under such Outside Servicing Agreement.
●	The related Outside Servicing Agreement may vary from the Pooling and Servicing Agreement as regards the extent to which late payment charges, default interest, modification fees, assumption fees, consent fees, defeasance fees and other ancillary fees are allocated to (i) cover or offset compensation, (ii) pay master servicing compensation and (iii) pay special servicing compensation, and in any event such items will not be passed through to the Issuing Entity. The extent to which any such items collected on any Outside Serviced Whole Loan will, in turn, be applied to cover or offset expenses may be materially less under the related Outside Servicing Agreement than would have been the case under the Pooling and Servicing Agreement.
●	With respect to each Outside Serviced Whole Loan, provided that the equivalent of a Control Termination Event does not exist under the related Outside Servicing Agreement, the related Outside Controlling Class Representative will generally have the right to terminate the related Outside Special Servicer, with or without cause, and appoint a successor thereto that meets the requirements of the related Outside Servicing Agreement; provided, that, in the case of any Outside Serviced Whole Loan with one or more Subordinate Companion Loans held outside the related lead securitization, such termination right will instead belong to the specified holder(s) of the related Subordinate Companion Loan(s) so long as no “control appraisal period” (or analogous term) is in effect with respect to such Whole Loan; and provided, further, that in the case of any Outside Serviced Whole Loan as to which servicing will shift from the current Outside Servicing Agreement to a different Outside Servicing Agreement upon the securitization of the related Controlling Pari Passu Companion Loan, such termination right will belong to the holder of the related Controlling Pari Passu Companion Loan (without regard to the existence of the equivalent of a Control Termination Event) until the applicable Controlling Pari Passu Companion Loan Securitization Date.
●	With respect to each Outside Serviced Whole Loan, after the occurrence and during the continuance of the equivalent of a Control Termination Event under the related Outside Servicing Agreement, at the written direction or affirmative vote of holders of the applicable classes of certificates (evidencing the requisite percentage of voting rights) issued under the related Outside Servicing Agreement, the related
460

Outside Special Servicer may be replaced. Notwithstanding the foregoing, in the case of certain Outside Serviced Whole Loans, the related Outside Special Servicer may be replaced by the holders of the applicable certificates (evidencing the requisite percentage of voting rights) based on the recommendation of the related Outside Operating Advisor at any time. Also notwithstanding the foregoing, (i) in the case of any Outside Serviced Whole Loan with one or more Subordinate Companion Loans held outside the related lead securitization, such termination right may belong to the specified holder(s) of the related Subordinate Companion Loan(s) so long as no “control appraisal period” (or analogous term) is in effect with respect to such Whole Loan; and (ii) in the case of any Outside Serviced Whole Loan as to which servicing will shift from the current Outside Servicing Agreement to a different Outside Servicing Agreement upon the securitization of the related Controlling Pari Passu Companion Loan, such termination right will belong to the holder of the related Controlling Pari Passu Companion Loan (without regard to the existence of the equivalent of a Control Termination Event) until the applicable Controlling Pari Passu Companion Loan Securitization Date.

●	If an Outside Serviced Mortgage Loan becomes a defaulted loan, then (subject to, in each case if and when applicable, the consent and/or consultation rights of the related Outside Controlling Class Representative, the related Outside Operating Advisor (if any), the holder of such Outside Serviced Mortgage Loan and/or the holder of any related Companion Loan not included in the trust fund created under the related Outside Servicing Agreement) the related Outside Special Servicer will be required to take one of the following actions in response: (i) foreclose upon or otherwise comparably convert ownership of the related Mortgaged Property; (ii) negotiate a workout with the related borrower, which may include a modification, waiver or amendment of the related Outside Serviced Whole Loan that affects the timing and/or amount of payments on such Outside Serviced Mortgage Loan; or (iii) sell such Outside Serviced Mortgage Loan and the related Pari Passu Companion Loan(s) as notes evidencing one whole loan in accordance with the terms of the related Outside Servicing Agreement and the related Co-Lender Agreement.
●	With respect to each Outside Serviced Whole Loan, the related Outside Controlling Class Representative will generally have the right under the related Outside Servicing Agreement to approve (so long as the equivalent of a Control Termination Event does not exist under the related Outside Servicing Agreement) or consult (if the equivalent of a Control Termination Event does exist, but the equivalent of a Consultation Termination Event does not exist, under the related Outside Servicing Agreement) regarding the implementation of any asset status report and the taking of certain material servicing decisions (which are likely to vary to some extent from Major Decisions under the Pooling and Servicing Agreement); provided that, in the case of any Outside Serviced Whole Loan with one or more Subordinate Companion Loans held outside the related lead securitization, such approval right may belong to the specified holder(s) of the related Subordinate Companion Loan(s) so long as no “control appraisal period” (or analogous term) is in effect with respect to such Whole Loan; and provided, further, that in the case of any Outside Serviced Whole Loan as to which servicing will shift from the current Outside Servicing Agreement to a different Outside Servicing Agreement upon the securitization of the related Controlling Pari Passu Companion Loan, such approval right will belong to the holder of the related Controlling Pari Passu Companion Loan (without regard to the existence of the equivalent of a Control Termination Event) until the applicable Controlling Pari Passu Companion Loan Securitization Date.
●	The actions that the related Outside Servicer is permitted to take with respect to an Outside Serviced Whole Loan without obtaining the consent of the related Outside Special Servicer under the related Outside Servicing Agreement will likely differ to some extent from the actions that the Master Servicer is permitted to take with respect to Serviced Loans without obtaining the consent of the Special Servicer under the Pooling and Servicing Agreement.
●	The Mortgaged Property securing each Outside Serviced Whole Loan will be subject to inspection (A) at least once per calendar year with respect to any Outside Serviced Whole Loan with a stated principal balance of $2,000,000 or more or (B) at least once every other calendar year with respect to any Outside Serviced Whole Loan with a stated principal balance less than $2,000,000 in a manner substantially similar to that under the Pooling and Servicing Agreement.
461

●	The requirement of the related Outside Servicer to make compensating interest payments in respect of each Outside Serviced Mortgage Loan will be substantially similar (although such payments may be calculated by reference to a different servicing fee rate) to the requirement of the Master Servicer to make Compensating Interest Payments in respect of the Serviced Companion Loans under the Pooling and Servicing Agreement, provided that, certain Outside Servicing Agreements may not require the related Outside Servicer to make Compensating Interest Payments.
●	With respect to each Outside Serviced Mortgage Loan, each of the related Outside Servicer and Outside Special Servicer (a) will have rights related to resignation substantially similar to those of the Master Servicer and the Special Servicer under the Pooling and Servicing Agreement and (b) will be subject to servicer termination events substantially similar to those in the Pooling and Servicing Agreement, as well as the rights related thereto.
●	With respect to each Outside Serviced Mortgage Loan, each of the related Outside Servicer and the related Outside Special Servicer will be liable in accordance with the related Outside Servicing Agreement only to the extent of its obligations specifically imposed by that agreement. Accordingly, with respect to each Outside Serviced Mortgage Loan, each of the related Outside Servicer and the related Outside Special Servicer will, in general, not be liable for any action taken or for refraining from the taking of any action in good faith pursuant to the related Outside Servicing Agreement or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the related Outside Servicing Agreement or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence (or fraud, if so provided in the related Outside Servicing Agreement) in the performance of duties or by reason of negligent disregard of obligations and duties under the related Outside Servicing Agreement.
●	With respect to the Outside Serviced Mortgage Loan as to which the related Outside Securitization involves the issuance of an “eligible vertical interests” (as defined in Regulation RR), the related Outside Servicing Agreement may provide for the “risk retention consultation party” with certain consultation rights.
●	With respect to each Outside Serviced Mortgage Loan as to which the related Outside Securitization does not involve the issuance of “eligible vertical interests” (as defined in Regulation RR), the related Outside Servicing Agreement does not provide for any “risk retention consultation party”.
●	With respect to the BioMed 2024 Portfolio 2 Pari Passu-AB Whole Loan, (i) there is no asset representations reviewer under the related Outside Servicing Agreement and (ii) there are no certificateholder-directed dispute resolution procedures similar to those described under “—Dispute Resolution Provisions” with respect to the Companion Loan(s) securitized under the related Outside Servicing Agreement.

Appraisal reduction amounts in respect of the related Outside Serviced Mortgage Loan will be calculated by the related Outside Special Servicer under the related Outside Servicing Agreement in a manner substantially similar to, but not necessarily identical to, calculations of such amounts by the special servicer under the Pooling and Servicing Agreement in respect of Serviced Mortgage Loans.

The trust fund created under each Outside Servicing Agreement, together with the related Outside Servicer, the related Outside Special Servicer and various other parties to such Outside Servicing Agreement and certain related persons and entities, will be entitled to be indemnified by the Issuing Entity for the Issuing Entity’s pro rata share of certain costs, expenses, losses and liabilities incurred by such party in connection with the related Outside Serviced Whole Loan, all in accordance with the terms and conditions of the related Co-Lender Agreement.

For further information, see the discussion of each Outside Serviced Whole Loan under “Description of the Mortgage Pool—The Whole Loans” in this prospectus.

Prospective investors are encouraged to review the full provisions of each Outside Servicing Agreement, which is available (or, if applicable, is expected to be available following the closing of the related commercial mortgage securitization) either: (a) online at www.sec.gov; or (b) by requesting a copy from the underwriters.

462

Servicing Shift Mortgage Loans

The servicing of a Servicing Shift Whole Loan is expected to be governed by the Pooling and Servicing Agreement only temporarily, until the securitization of the related Controlling Pari Passu Companion Loan. Thereafter, such Servicing Shift Whole Loan will be serviced by the related Outside Servicer and, if and to the extent necessary, the related Outside Special Servicer under and pursuant to the terms of the related Outside Servicing Agreement governing such future securitization. Although the related Co-Lender Agreement imposes some requirements regarding the terms of the related Outside Servicing Agreement governing such future securitization, the securitization to which the related Controlling Pari Passu Companion Loan is to be contributed has not been determined, and accordingly, the servicing terms of such future Outside Servicing Agreement are unknown. For the avoidance of doubt, there are no Servicing Shift Whole Loans with respect to the Mortgage Pool. See “Description of the Mortgage Pool—The Whole Loans”.

Related Provisions of the Pooling and Servicing Agreement

With respect to each Outside Serviced Mortgage Loan, the Pooling and Servicing Agreement will provide that:

●	The Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee will have no obligation or authority under the Pooling and Servicing Agreement to (a) supervise the applicable Outside Servicer, the applicable Outside Special Servicer, the applicable Outside Trustee or any other party to the applicable Outside Servicing Agreement or (b) make Property Advances with respect to such Outside Serviced Mortgage Loan. Any obligation of the Master Servicer to provide information to the Trustee or any other person with respect to the Outside Serviced Mortgage Loans is dependent on their receipt of the corresponding information from the applicable Outside Servicer or the applicable Outside Special Servicer.
●	If a party to the applicable Outside Servicing Agreement requests the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Custodian to consent to, or consult with respect to, a modification, waiver or amendment of, or other loan-level action related to, the applicable Outside Serviced Mortgage Loan (except a modification, waiver or amendment of the applicable Outside Servicing Agreement or the related Co-Lender Agreement), then the party that receives such request will be required (but in the case of the Master Servicer subject to the limitation that it will only be required to deliver any such request to the Special Servicer) to promptly deliver a copy of such request to the Controlling Class Representative (if no Control Termination Event (in the case of consent rights) or Consultation Termination Event (in the case of consultation rights) has occurred and is continuing and such Controlling Class Representative is entitled to consent or consult, as applicable, under the related Co-Lender Agreement) or to the Special Servicer (if a Control Termination Event (in the case of consent rights) or Consultation Termination Event (in the case of consultation rights) has occurred and is continuing or if the Controlling Class Representative is not entitled to consent or consult, as applicable, under the related Co-Lender Agreement), and the Controlling Class Representative or the Special Servicer, as applicable, will be entitled to exercise any such consent and/or consultation right; provided, that after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, any such consultation rights will be exercised by the Special Servicer or the Controlling Class Representative, as applicable, jointly with the Operating Advisor (but, in the case of the Operating Advisor, only with respect to matters similar to Major Decisions); and provided, further, that if the applicable Outside Serviced Mortgage Loan were serviced under the Pooling and Servicing Agreement and such action would not be permitted without Rating Agency Confirmation, then the Controlling Class Representative or the Special Servicer, as applicable, will not be permitted to exercise such consent right without first having obtained or received such Rating Agency Confirmation (payable at the expense of the party requesting such consent or approval if such requesting party is a Certificateholder or a party to the Pooling and Servicing Agreement, and otherwise from the Collection Account).
●	If the Trustee receives a request (and, if the Master Servicer, the Special Servicer or the Certificate Administrator receives such request, such party will be required to promptly forward such request to the Trustee) from any party to the applicable Outside Servicing Agreement for consent to or approval of a modification, waiver or amendment of the applicable Outside Servicing Agreement and/or the related Co-Lender Agreement, or the adoption of any servicing agreement that is the successor to and/or in replacement of the applicable Outside Servicing Agreement in effect as of the Closing Date
463

or a change in servicer under the applicable Outside Servicing Agreement, then the Trustee will grant such consent or approval if (a) the Trustee has received a prior Rating Agency Confirmation from each Rating Agency (payable at the expense of the party making such request for consent or approval to the Trustee, if such requesting party is a Certificateholder or a party to the Pooling and Servicing Agreement, and otherwise payable from the Collection Account) with respect to such consent or approval, and (b) unless a Control Termination Event has occurred and is continuing, the Trustee has obtained the consent of the Controlling Class Representative prior to granting any such consent.

●	If the Trustee, Certificate Administrator or Custodian receives notice of a termination event under the applicable Outside Servicing Agreement, then the Trustee, Certificate Administrator or Custodian, as applicable, will be required to notify the Master Servicer, and the Master Servicer will be required to act in accordance with the instructions of (prior to the occurrence of a Control Termination Event) the Controlling Class Representative in accordance with the applicable Outside Servicing Agreement with respect to such termination event (provided that the Master Servicer will only be required to comply with such instructions if such instructions are in accordance with the applicable Outside Servicing Agreement and not inconsistent with the Pooling and Servicing Agreement); provided that, if such instructions are not provided within the time period specified in the Pooling and Servicing Agreement or if a Control Termination Event exists or if the Master Servicer is not permitted by the applicable Outside Servicing Agreement to follow such instructions, then the Master Servicer will be required to take such action or inaction (to the extent permitted by the applicable Outside Servicing Agreement), as directed by Certificateholders evidencing at least 25% of the aggregate of all Voting Rights within a reasonable period of time that does not exceed such response time as is afforded under the applicable Outside Servicing Agreement. Subject to the foregoing, during the continuation of any termination event with respect to the related Outside Servicer or Outside Special Servicer under the applicable Outside Servicing Agreement, each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will have the right (but not the obligation) to take all actions to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Issuing Entity (including the institution and prosecution of all judicial, administrative and other proceedings and the filings of proofs of claim and debt in connection therewith). The reasonable costs and expenses incurred by the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee in connection with such enforcement will be paid by the Master Servicer out of the Collection Account.
●	Each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will be required to reasonably cooperate with the Master Servicer, the Special Servicer or the Controlling Class Representative (if no Control Termination Event exists), as applicable, to facilitate the exercise by such party of any consent or approval rights set forth in the Pooling and Servicing Agreement with respect to an Outside Serviced Mortgage Loan; provided, however, the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will have no right or obligation to exercise any consent or consultation rights or obtain a Rating Agency Confirmation on behalf of the Controlling Class Representative.

Use of Proceeds

The Depositor expects to receive from this offering approximately [__]% of the aggregate principal balance of the Offered Certificates, plus accrued interest from September 1, 2024, before deducting expenses payable by the Depositor. Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other Certificates and any Loan-Specific Certificates and related uncertificated interests not being offered by this prospectus, will be used by the Depositor to pay the purchase price for the Mortgage Loans and to pay certain other related expenses.

Yield, Prepayment and Maturity Considerations

Yield

The yield to maturity on the Offered Certificates will depend upon the price paid by the related investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the related Class of Offered Certificates, the extent to which prepayment premiums and yield maintenance charges allocated to the related Class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans

464

and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the related Class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

The rate of distributions in reduction of (or otherwise resulting in the reduction of) the Certificate Balance or Notional Amount of any Class of Offered Certificates, the aggregate amount of distributions on any Class of Offered Certificates and the yield to maturity of any Class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans and the amount and timing of borrower defaults and the severity of losses occurring upon a default. While voluntary prepayments of the Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a Mortgaged Property is lost due to casualty or condemnation. Certain of the Mortgage Loans may require prepayment in connection with an economic holdback or earnout if the related borrower does not satisfy certain criteria set forth in the related Mortgage Loan documents. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” for a discussion of prepayment restrictions. In addition, such distributions in reduction of Certificate Balances of the respective Classes of Offered Certificates that are Principal Balance Certificates (or that otherwise result in the reduction of the respective Notional Amounts of the Offered Certificates that are Interest-Only Certificates) may result from repurchases of, or substitutions for, Mortgage Loans made by the Mortgage Loan Sellers due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “The Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “The Pooling and Servicing Agreement—Termination; Retirement of Certificates”, the exercise of purchase options by the holder of a subordinate companion loan or mezzanine loan, if any, or the sale or other liquidation of a defaulted Mortgage Loan. To the extent a Mortgage Loan requires payment of a prepayment premium or yield maintenance charge in connection with a voluntary prepayment, any such prepayment premium or yield maintenance charge generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

The Certificate Balance or Notional Amount of any Class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses with respect to the Principal Balance Certificates, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have accrued on the Offered Certificates in the absence of such reduction. In general, Realized Losses with respect to the Principal Balance Certificates occur when the principal balance of a Mortgage Loan is reduced without an equal distribution to applicable Certificateholders in reduction of the Certificate Balances of the Principal Balance Certificates. A Realized Loss with respect to any Loan-Specific Certificates occurs when the principal balance of the related Trust Subordinate Companion Loan is reduced without an equal distribution to such Loan-Specific Certificateholders in reduction of the Certificate Balances of such Loan-Specific Principal Balance Certificates. Realized Losses may occur in connection with a default on a Mortgage Loan or Trust Subordinate Companion Loan, acceptance of a discounted payoff, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan or Trust Subordinate Companion Loan by a bankruptcy court or pursuant to a modification, a recovery by the Master Servicer, Special Servicer or Certificate Administrator of a Nonrecoverable Advance or the incurrence of certain unanticipated or default-related costs and expenses (including interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees and any comparable items with respect to the Outside Serviced Mortgage Loans). Any reduction of the Certificate Balance of a Class of Principal Balance Certificates as a result of the application of Realized Losses may also reduce the Notional Amount of a Class of Interest-Only Certificates. Realized Losses will be allocated to the respective Classes of the Principal Balance Certificates in reverse distribution priority and as more particularly described in “Description of the Certificates—Subordination; Allocation of Realized Losses”.

Certificateholders are not entitled to receive distributions of Monthly Payments when due except to the extent they are either covered by an Advance or actually received. Consequently, any defaulted Monthly Payment for which no such Advance is made will tend to extend the weighted average lives of the Offered Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

The rate of payments (including voluntary and involuntary prepayments) on the Mortgage Loans will be influenced by a variety of economic, geographic, social and other factors, including the level of mortgage interest rates and the rate at which borrowers default on their Mortgage Loans. The terms of the Mortgage Loans (in particular, amortization terms, the term of any prepayment lock-out period, the extent to which prepayment premiums or yield maintenance charges are due with respect to any principal prepayments, the right of the

465

mortgagee to apply condemnation and casualty proceeds or reserve funds to prepay the Mortgage Loan, the extent to which a partial principal prepayment is required in connection with the release of a portion of the real estate collateral for a Mortgage Loan, and the availability of certain rights to defease all or a portion of the Mortgage Loan) may affect the rate of principal payments on Mortgage Loans, and consequently, the yields to maturity of the respective Classes of Offered Certificates. For example, certain Mortgage Loans may permit prepayment of the Mortgage Loan without a lockout period. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” and Annex A to this prospectus for a description of prepayment lock-out periods, prepayment premiums and yield maintenance charges.

Prospective investors should consider the effects of the COVID-19 pandemic on the rate, timing and amount of collections on the Mortgage Loans, including the likelihood of resulting defaults and/or the impact of associated forbearance arrangements.

Principal prepayments on the Mortgage Loans could also affect the yield on any Class of Offered Certificates with a Pass-Through Rate that is limited by, based upon or equal to the WAC Rate. The Pass-Through Rates on those Classes of Offered Certificates may be adversely affected as a result of a decrease in the WAC Rate even if principal prepayments do not occur.

Any changes in the weighted average lives of your Principal Balance Certificates may adversely affect your yield. The timing of changes in the rate of prepayment on the Mortgage Loans may significantly affect the actual yield to maturity experienced by an investor even if the average rate of principal payments experienced over time is consistent with such investor’s expectation. In general, the earlier a prepayment of principal on the Mortgage Loans, the greater the effect on such investor’s yield to maturity. As a result, the effect on such investor’s yield of principal payments occurring at a rate higher (or lower) than the rate anticipated by the investor during the period immediately following the issuance of the Offered Certificates would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

In addition, the rate and timing of delinquencies, defaults, the application of liquidation proceeds and other involuntary payments such as condemnation proceeds or insurance proceeds, losses and other shortfalls on Mortgage Loans will affect distributions on the Offered Certificates and their timing. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”. In general, these factors may be influenced by economic and other factors that cannot be predicted with any certainty. Accordingly, you may find it difficult to predict the effect that these factors might have on the yield to maturity of your Offered Certificates.

In addition, if the Master Servicer, the Special Servicer or the Certificate Administrator is reimbursed out of general collections on the Mortgage Loans included in the Issuing Entity for any advance that it has determined is not recoverable out of collections on the related Mortgage Loan, then to the extent that this reimbursement is made from collections of principal on the Mortgage Loans in the Issuing Entity, that reimbursement will reduce the amount of principal available to be distributed on the Principal Balance Certificates and will result in a reduction of the Certificate Balance of a Class of Principal Balance Certificates. See “Description of the Certificates—Distributions”. Likewise, if the Master Servicer, the Special Servicer or the Certificate Administrator is reimbursed out of principal collections on the Mortgage Loans for any Workout-Delayed Reimbursement Amounts, that reimbursement will reduce the amount of principal available to be distributed on the Principal Balance Certificates on that Distribution Date. This reimbursement would have the effect of reducing current payments of principal on the Offered Certificates that are Principal Balance Certificates and extending the weighted average lives of the respective Classes of those Offered Certificates. Holders of the Principal Balance Certificates will be affected to the extent of any such reimbursement. See “Description of the Certificates—Distributions”.

If you own Offered Certificates that are Principal Balance Certificates, then prepayments resulting in a shortening of the weighted average lives of your Certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payments of principal on your Offered Certificates at a rate comparable to the effective yield anticipated by you in making your investment in the Offered Certificates, while delays and extensions resulting in a lengthening of the weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

No representation is made as to the rate of principal payments on the Mortgage Loans or as to the yield to maturity of any Class of Offered Certificates. An investor is urged to make an investment decision with respect to

466

any Class of Offered Certificates based on the anticipated yield to maturity of such Class of Offered Certificates resulting from its purchase price and such investor’s own determination as to anticipated Mortgage Loan prepayment rates under a variety of scenarios. The extent to which any Class of Offered Certificates is purchased at a discount or a premium and the degree to which the timing of payments on such Class of Offered Certificates is sensitive to prepayments will determine the extent to which the yield to maturity of such Class of Offered Certificates may vary from the anticipated yield. An investor should carefully consider the associated risks, including, in the case of any Offered Certificates that are also Principal Balance Certificates and that are purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of the Class X-A and Class X-B Certificates and any Offered Certificates that are also Principal Balance Certificates and that are purchased at a premium, the risk that a faster than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield.

In general, with respect to any Class of Offered Certificates that is purchased at a premium, if principal distributions occur at a rate faster than anticipated at the time of purchase, the investor’s actual yield to maturity will be lower than that assumed at the time of purchase. Conversely, if a Class of Offered Certificates is purchased at a discount and principal distributions occur at a rate slower than that assumed at the time of purchase, the investor’s actual yield to maturity will be lower than that assumed at the time of purchase.

An investor should consider the risk that rapid rates of prepayments on the Mortgage Loans, and therefore of amounts distributable in reduction of the Certificate Balances of the Offered Certificates that are Principal Balance Certificates may coincide with periods of low prevailing interest rates. During such periods, the effective interest rates on securities in which an investor may choose to reinvest such amounts distributed to it may be lower than the applicable Pass-Through Rate. Conversely, slower rates of prepayments on the Mortgage Loans, and therefore, of amounts distributable in reduction of the Certificate Balances of the Offered Certificates that are Principal Balance Certificates may coincide with periods of high prevailing interest rates. During such periods, the amount of principal distributions resulting from prepayments available to an investor in any Offered Certificates that are Principal Balance Certificates for reinvestment at such high prevailing interest rates may be relatively small.

The effective yield to holders of Offered Certificates will be lower than the yield otherwise produced by the applicable Pass-Through Rate and applicable purchase prices because while interest will accrue during each Interest Accrual Period, the distribution of such interest will not be made until the Distribution Date immediately following such Interest Accrual Period, and principal paid on any Distribution Date will not bear interest during the period from the end of such Interest Accrual Period to the Distribution Date that follows.

In addition, although the related borrower under any ARD Loan may have certain incentives to prepay such ARD Loan on its Anticipated Repayment Date, we cannot assure you that such borrower will be able to prepay such ARD Loan on its Anticipated Repayment Date. The failure of the related borrower to prepay an ARD Loan on its Anticipated Repayment Date will not be an event of default under the terms of such ARD Loan, and pursuant to the terms of the Pooling and Servicing Agreement, neither the Master Servicer nor the Special Servicer will be permitted to take any enforcement action with respect to such borrower’s failure to pay Excess Interest, other than requests for collection, until the scheduled maturity of any such ARD Loan that is a Serviced Loan; provided that the Master Servicer or the Special Servicer, as the case may be, may take action to enforce the Issuing Entity’s right to apply excess cash flow to principal in accordance with the terms of the related ARD Loan documents.

Yield on the Class X-A and Class X-B Certificates

The yield to maturity of the Class X-A Certificates will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the Class A-1, Class A-2, Class A-3 and Class A-S Certificates, including by reason of prepayments and principal losses on the Mortgage Loans allocated to such Classes of Principal Balance Certificates and other factors described above. The yield to maturity of the Class X-B Certificates will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the Class B and Class C Certificates, including by reason of prepayments and principal losses on the Mortgage Loans allocated to such Classes of Principal Balance Certificates and other factors described above. Investors in the Class X-A and Class X-B Certificates should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

467

Any optional termination of the Issuing Entity by any party entitled to effect such termination would result in prepayment in full of the Certificates and would have an adverse effect on the yield of the Class X-A and Class X-B Certificates because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in the Class X-A and Class X-B Certificates and any other Certificates purchased at premium might not fully recoup their initial investment. See “The Pooling and Servicing Agreement—Optional Termination; Optional Mortgage Loan Purchase”.

Weighted Average Life of the Offered Certificates

Weighted average life refers to the average amount of time from the date of issuance of a security until each dollar of principal of such security will be repaid to the investor (or, in the case of an interest-only security, each dollar of its notional amount is reduced to zero). The weighted average life of an Offered Certificate will be influenced by, among other things, the rate at which principal payments (including scheduled payments, principal prepayments and payments made pursuant to any applicable policies of insurance) on the Mortgage Loans are made and applied to pay principal (or, in the case of a Class X-A or Class X-B Certificate, reduce the notional amount) of such Offered Certificate. The Principal Distribution Amount for each Distribution Date will be distributable as described in “Description of the Certificates—Distributions—Priority of Distributions”. Principal payments on the Mortgage Loans may be in the form of scheduled amortization or prepayments (for this purpose, the term prepayment includes prepayments, partial prepayments and liquidations due to a default or other dispositions of the Mortgage Loans).

Calculations reflected in the following tables assume that the Mortgage Loans have the characteristics shown on Annex A to this prospectus (together with the footnotes thereto), and are based on the following additional assumptions (“Modeling Assumptions”):

(i)                              each Mortgage Loan is assumed to prepay at the indicated level of constant prepayment rate (“CPR”), in accordance with a prepayment scenario in which prepayments occur after expiration of any applicable lock-out period, defeasance period and/or period during which voluntary prepayments must be accompanied by a yield maintenance charge or a fixed prepayment premium;

(ii)	the Mortgage Rate in effect for each Mortgage Loan and AB Whole Loan as of the Cut-off Date will remain in effect to the related maturity date and will be adjusted as required pursuant to the definition of Mortgage Rate (which, in the case of the BioMed 2024 Portfolio 2 Mortgage Loan, assumes no change in the weighted average of the interest rates of the respective components in connection with any partial prepayment);

                         there are no delinquencies or defaults;

(iv)                         scheduled interest and principal payments, including balloon payments, on the Mortgage Loans are timely received on their respective Due Dates;

(v)                            no prepayment premiums or yield maintenance charges are collected;

(vi)                          no party exercises its right of optional termination of the Issuing Entity described in this prospectus;

(vii)                       no Mortgage Loan is required to be repurchased from the Issuing Entity;

(viii)                    the Administrative Fee Rate is the respective rate set forth on Annex A to this prospectus as the “Administrative Fee Rate” with respect to such Mortgage Loan;

(ix)                        there are no Excess Prepayment Interest Shortfalls, other shortfalls unrelated to defaults or Appraisal Reduction Amounts allocated to any Class of Certificates;

(x)                           distributions on the Certificates are made on the 15th day (each assumed to be a business day) of each month, commencing in October 2024;

(xi)                        the Certificates will be issued on September 30, 2024;

468

(xii)                     the Pass-Through Rate with respect to each Class of Regular Certificates is as described under “Description of the Certificates—Distributions—Pass-Through Rates”;

(xiii)                  the ARD Loans (if any) prepay in full on their respective Anticipated Repayment Dates (in the case of the 0% CPR scenario);

(xiv)                  all prepayments are assumed to be voluntary prepayments and will not include liquidation proceeds, condemnation proceeds, insurance proceeds, proceeds from the purchase of a Mortgage Loan from the Issuing Entity or any prepayment that is accepted by the Master Servicer or the Special Servicer pursuant to a workout, settlement or loan modification;

(xv)                      with respect to any Mortgage Loans that require prepayment in connection with an economic holdback or earnout, the related borrower will satisfy certain criteria set forth in the related Mortgage Loan documents and the related holdback or earnout will not be used to prepay the Mortgage Loan;

(xvi)                   the initial Certificate Balances or Notional Amounts of the respective Classes of Regular Certificates are as set forth in the table under “Certificate Summary” subject to any applicable variance set forth in the footnotes to such table;

(xvii)               there are no property releases requiring payment of a yield maintenance charge or other prepayment premium; and

(xviii)             with respect to each Mortgage Loan that is part of a Whole Loan that includes one or more Subordinate Companion Loans, for purposes of assumed constant prepayment rates, prepayments are determined on the basis of the principal balance of that Mortgage Loan only, without regard to the related Subordinate Companion Loan(s).

The following tables indicate the percentage of the initial Certificate Balance (or, in the case of each Class of the Class A-2 and Class A-3 Certificates, the percentage of the related potential minimum and maximum initial Certificate Balances, respectively) of each Class of Offered Certificates (other than the Class X-A and Class X-B Certificates) that would be outstanding after each of the dates shown under each of the indicated prepayment assumptions and the corresponding weighted average life, first principal payment date and last principal payment date of each such Class of Offered Certificates. The tables have been prepared on the basis of, among others, the Modeling Assumptions. To the extent that the Mortgage Loans or the Certificates have characteristics that differ from those assumed in preparing the tables, the respective Classes of the Offered Certificates that are Principal Balance Certificates may mature earlier or later than indicated by the tables. The Mortgage Loans will not prepay at any constant rate, and it is highly unlikely that the Mortgage Loans will prepay in a manner consistent with the assumptions described in this prospectus. For this reason and because the timing of principal payments is critical to determining weighted average lives, the weighted average lives of the Offered Certificates that are Principal Balance Certificates are likely to differ from those shown in the tables, even if all of the Mortgage Loans prepay at the indicated percentages of CPR or prepayment scenario over any given time period or over the entire life of the Offered Certificates that are Principal Balance Certificates. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and shorten or extend the weighted average lives) shown in the following tables. Investors are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay. Furthermore, in light of the recent COVID-19 pandemic, several of the Modeling Assumptions (particularly, those regarding the timely receipt of all scheduled loan payments and the absence of any delinquencies, defaults, forbearances, loan modifications and advances) may not prove to be entirely accurate.

469

Percentages of the Initial Certificate Balance of
the Class A-1 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance
or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
September 15, 2025	83%	83%	83%	83%	83%
September 15, 2026	63%	63%	63%	63%	63%
September 15, 2027	42%	42%	42%	42%	42%
September 15, 2028	19%	19%	19%	19%	19%
September 15, 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	2.56	2.53	2.53	2.53	2.53
First Principal Payment Date	November 2024	November 2024	November 2024	November 2024	November 2024
Last Principal Payment Date	July 2029	January 2029	January 2029	January 2029	January 2029

Percentages of the Maximum Initial Certificate Balance ($225,000,000)(1) of
the Class A-2 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance
or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
September 15, 2025	100%	100%	100%	100%	100%
September 15, 2026	100%	100%	100%	100%	100%
September 15, 2027	100%	100%	100%	100%	100%
September 15, 2028	100%	100%	100%	100%	100%
September 15, 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	4.86	4.78	4.66	4.55	4.38
First Principal Payment Date	July 2029	January 2029	January 2029	January 2029	January 2029
Last Principal Payment Date	August 2029	August 2029	August 2029	June 2029	March 2029

(1)	The exact initial Certificate Balance of the Class A-2 Certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the maximum potential initial Certificate Balance of the Class A-2 Certificates, however, the actual Certificate Balance may be less than the maximum shown, in which case the Weighted Average Lives and Last Principal Payment Dates may be different than those shown above.

Percentages of the Minimum Initial Certificate Balance ($0)(1) of
the Class A-2 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance
or fixed prepayment premiums - otherwise at indicated CPR

Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	N/A	N/A	N/A	N/A	N/A
September 15, 2025	N/A	N/A	N/A	N/A	N/A
September 15, 2026	N/A	N/A	N/A	N/A	N/A
September 15, 2027	N/A	N/A	N/A	N/A	N/A
September 15, 2028	N/A	N/A	N/A	N/A	N/A
September 15, 2029 and thereafter	N/A	N/A	N/A	N/A	N/A
Weighted Average Life (in years)	N/A	N/A	N/A	N/A	N/A
First Principal Payment Date	N/A	N/A	N/A	N/A	N/A
Last Principal Payment Date	N/A	N/A	N/A	N/A	N/A

(1)	The exact initial Certificate Balance of the Class A-2 Certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the minimum potential initial Certificate Balance of the Class A-2 Certificates, however, the actual Certificate Balance may be more than the minimum shown, in which case the Weighted Average Lives and Last Principal Payment Dates may be different than those shown above.
470

Percentages of the Maximum Initial Certificate Balance ($516,349,000)(1)
of the Class A-3 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
September 15, 2025	100%	100%	100%	100%	100%
September 15, 2026	100%	100%	100%	100%	100%
September 15, 2027	100%	100%	100%	100%	100%
September 15, 2028	100%	100%	100%	100%	100%
September 15, 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	4.90	4.85	4.80	4.71	4.42
First Principal Payment Date	July 2029	January 2029	January 2029	January 2029	January 2029
Last Principal Payment Date	September 2029	September 2029	September 2029	September 2029	March 2029

(1)	The exact initial Certificate Balance of the Class A-3 Certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the maximum potential initial Certificate Balance of the Class A-3 Certificates, however, the actual Certificate Balance may be less than the maximum shown, in which case the Weighted Average Lives and First Principal Payment Dates may be different than those shown above.

Percentages of the Minimum Initial Certificate Balance ($291,349,000)(1)
of the Class A-3 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
September 15, 2025	100%	100%	100%	100%	100%
September 15, 2026	100%	100%	100%	100%	100%
September 15, 2027	100%	100%	100%	100%	100%
September 15, 2028	100%	100%	100%	100%	100%
September 15, 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	4.93	4.91	4.90	4.84	4.46
First Principal Payment Date	August 2029	August 2029	August 2029	June 2029	March 2029
Last Principal Payment Date	September 2029	September 2029	September 2029	September 2029	March 2029

(1)	The exact initial Certificate Balance of the Class A-3 Certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the minimum potential initial Certificate Balance of the Class A-3 Certificates, however, the actual Certificate Balance may be more than the minimum shown, in which case the Weighted Average Lives and First Principal Payment Dates may be different than those shown above.

Percentages of the Initial Certificate Balance of
the Class A-S Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
September 15, 2025	100%	100%	100%	100%	100%
September 15, 2026	100%	100%	100%	100%	100%
September 15, 2027	100%	100%	100%	100%	100%
September 15, 2028	100%	100%	100%	100%	100%
September 15, 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	4.96	4.96	4.96	4.96	4.49
First Principal Payment Date	September 2029	September 2029	September 2029	September 2029	March 2029
Last Principal Payment Date	September 2029	September 2029	September 2029	September 2029	May 2029

471

Percentages of the Initial Certificate Balance of
the Class B Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
September 15, 2025	100%	100%	100%	100%	100%
September 15, 2026	100%	100%	100%	100%	100%
September 15, 2027	100%	100%	100%	100%	100%
September 15, 2028	100%	100%	100%	100%	100%
September 15, 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	4.96	4.96	4.96	4.96	4.63
First Principal Payment Date	September 2029	September 2029	September 2029	September 2029	May 2029
Last Principal Payment Date	September 2029	September 2029	September 2029	September 2029	May 2029

Percentages of the Initial Certificate Balance of
the Class C Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
September 15, 2025	100%	100%	100%	100%	100%
September 15, 2026	100%	100%	100%	100%	100%
September 15, 2027	100%	100%	100%	100%	100%
September 15, 2028	100%	100%	100%	100%	100%
September 15, 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	4.96	4.96	4.96	4.96	4.63
First Principal Payment Date	September 2029	September 2029	September 2029	September 2029	May 2029
Last Principal Payment Date	September 2029	September 2029	September 2029	September 2029	May 2029

Price/Yield Tables

The tables set forth below show the corporate bond equivalent (“CBE”) yield with respect to each Class of Offered Certificates under the Modeling Assumptions. Purchase prices set forth below for each Class of Offered Certificates are expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, of such Class of Offered Certificates, before adding accrued interest.

The yields set forth in the following tables were calculated by determining the monthly discount rates which, when applied to the assumed stream of cash flows to be paid on each Class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows as of the Closing Date to equal the assumed purchase prices, plus accrued interest at the applicable Pass-Through Rate as described in the Modeling Assumptions, from and including the first day of the applicable Interest Accrual Period for the initial Distribution Date to but excluding the Closing Date, and converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculation does not take into account variations that may occur in the interest rates at which investors may be able to reinvest funds received by them as reductions of the Certificate Balances of the respective Classes of Offered Certificates that are Principal Balance Certificates and consequently does not purport to reflect the return on any investment in such Classes of Offered Certificates when such reinvestment rates are considered.

472

Pre-Tax Yield to Maturity (CBE) for the Class A-1 Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class A-2 Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class A-3 Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

473

Pre-Tax Yield to Maturity (CBE) for the Class X-A Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class X-B Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class A-S Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

474

Pre-Tax Yield to Maturity (CBE) for the Class B Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class C Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

We cannot assure you that the Mortgage Loans will prepay at any particular rate. Moreover, the various remaining terms to maturity of the Mortgage Loans could produce slower or faster principal distributions than indicated in the preceding tables at the various percentages of CPR and under the various prepayment scenarios specified, even if the weighted average remaining term to maturity of the Mortgage Loans is as assumed. Investors are urged to make their investment decisions based on their determinations as to anticipated rates of prepayment under a variety of scenarios.

475

Material Federal Income Tax Consequences

General

The following is a general discussion of the anticipated material United States federal income tax consequences of the purchase, ownership and disposition of the Offered Certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, tax-exempt investors, investors whose functional currency is not the U.S. dollar, U.S. expatriates and investors that hold the Offered Certificates as part of a “straddle,” integrated transaction or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury. Investors are encouraged to consult their own tax advisors in determining the federal, state, local and any other tax consequences to them of the purchase, ownership and disposition of the Offered Certificates.

Two (2) separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the Issuing Entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, respectively and collectively, the “Trust REMICs”). The Lower-Tier REMIC will hold the Mortgage Loans and certain other assets and will issue (i) one or more uncertificated classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) a residual interest represented by the Class R Certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-3, Class X-A, Class X-B, Class X-D, Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class J-RR Certificates, each representing a regular interest in the Upper-Tier REMIC (the “Regular Interests”) and (ii) a residual interest represented by the Class R Certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Assuming (i) the making of appropriate elections, (ii) compliance with the Pooling and Servicing Agreement, each Outside Servicing Agreement and each Co-Lender Agreement without waiver, (iii) continued qualification of each REMIC formed under each Outside Servicing Agreement, and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Orrick, Herrington & Sutcliffe LLP, special tax counsel to the Depositor, for federal income tax purposes (a) each Trust REMIC will qualify as a REMIC, (b) each of the Lower-Tier Regular Interests will qualify as a “regular interest” in the Lower-Tier REMIC, (c) each of the Regular Interests will qualify as a “regular interest” in the Upper-Tier REMIC and (d) the Class R Certificates will represent ownership of the sole class of “residual interests” in each Trust REMIC, in each case within the meaning of the REMIC provisions of the Code. However, qualification as a REMIC requires ongoing compliance with certain conditions. See “—Qualification as a REMIC” below.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments.” The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The Pooling and Servicing Agreement will provide that no legal or beneficial interest in the Class R Certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. Consequently, it is expected that each Trust REMIC will qualify as a REMIC at all times that any of the Certificates are outstanding.

476

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on its startup day or is purchased by a REMIC within a three month period thereafter pursuant to a fixed price contract in effect on the REMIC’s startup day. Qualified mortgages include (i) mortgage loans or split note interests in mortgage loans, such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including permanently affixed buildings and certain structural components of the real property security) (reduced by (1) the amount of any lien on the real property security that is senior to the mortgage loan and (2) a proportionate amount of any lien on the real property security that is in parity with the mortgage loan) is at least 80% of the aggregate principal balance of such mortgage loan either at origination or as of the REMIC’s startup day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the mortgage loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the mortgage loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a mortgage loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, prepayment interest shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the startup day of the REMIC, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the REMIC acquires such property, with one extension that may be granted by the Internal Revenue Service (“IRS”).

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the REMIC’s startup day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or prepayment interest shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the REMIC’s startup day that is designated as a residual interest. Accordingly, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R Certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the Certificates may be treated as equity interests in that association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. No such regulations have been proposed, however, and investors should be aware that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”)

477

indicates that any such relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Except as provided below, Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the Issuing Entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of the Certificates qualify for such treatment. It is unclear, however, whether property acquired by foreclosure held pending sale, and amounts in reserve accounts, would be considered to be part of the Mortgage Loans, or whether these assets otherwise would receive the same treatment as the Mortgage Loans for purposes of the above-referenced sections of the Code. Offered Certificates held by a domestic building and loan association will be treated as assets described in Code Section 7701(a)(19)(C)(xi) to the extent that the Mortgage Loans are treated as “loans . . . secured by an interest in real property which is . . . residential real property” or “loans secured by an interest in educational, health, or welfare institutions or facilities, including structures designed or used primarily for residential purposes for students, residents, and persons under care, employees, or members of the staff of such institutions or facilities” within the meaning of Code Section 7701(a)(19)(C) (such as certain multifamily dwellings, but not other commercial properties), and otherwise will not qualify for this treatment. Certificateholders should consult their own tax advisors regarding the extent to which their Offered Certificates will qualify for this treatment. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. If at all times 95% or more of the assets of the Trust REMICs qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. In addition, Mortgage Loans that have been defeased with government securities will not qualify for the foregoing treatments. Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1). Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC.

Taxation of the Regular Interests

General

Each class of Regular Interests will represent one or more regular interests in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments issued by the Upper-Tier REMIC, and not ownership interests in the Trust REMICs or their assets, for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the Conference Committee Report to the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the Certificate Administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided, however, that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the

478

present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, the Certificate Administrator will treat the issue price of Regular Interests for which there is no substantial sale for cash as of the issue date as the fair market value of such Regular Interests as of the issue date. The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments to be made on the Regular Interest other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the Certificate Administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than any accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date). Based on the foregoing, it is anticipated that the Class     Certificates will be issued with original issue discount for federal income tax purposes.

It is anticipated that the Certificate Administrator will treat the Class X Certificates as having no qualified stated interest. Accordingly, the respective Classes of the Class X Certificates will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such Classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of a Class X Certificate may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be de minimis if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down for partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity or Anticipated Repayment Date of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e., 0% CPR; provided, that it is assumed that any ARD Loan will prepay in full on its Anticipated Repayment Date (the “Prepayment Assumption”). See “Yield, Prepayment and Maturity Considerations—Weighted Average Life of the Offered Certificates”. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below. Based on the foregoing, it is anticipated that the Class     Certificates will be issued with de minimis original issue discount for federal income tax purposes.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase

479

but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period, and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X Certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only Certificates, the preceding sentence may not apply in the case of a Class of the Class X Certificates.

Acquisition Premium

A purchaser of a Regular Interest at a cost, excluding any portion of that cost attributable to accrued qualified stated interest, greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of the cost over the adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of the Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry

480

the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interestholder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Regular Interestholder in that taxable year or thereafter, in which case the interest deferral rule will not apply. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 1276 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be de minimis if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down for partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost, excluding any portion of that cost attributable to accrued qualified stated interest, greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interestholder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interestholder may elect under Code Section 171 to amortize such premium under the constant yield method. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Taxation of the Regular Interests—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. Based on the foregoing, it is anticipated that the Class     Certificates will be issued at a premium for federal income tax purposes.

Election to Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all taxable premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt

481

instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion does not apply to holders of interest-only Regular Interests. Under Code Section 166, it appears that holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of such Regular Interests becoming wholly or partially worthless, and that, in general, holders of Regular Interests that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless (i.e., when the principal balance thereof has been reduced to zero). Such non-corporate holders of Regular Interests may be allowed a bad debt deduction at such time as the principal balance of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. Notwithstanding the foregoing, it is not clear whether holders of interest-only Regular Interests, such as the Class X Certificates, will be allowed any deductions under Code Section 166 for bad debt losses. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Prepayment Premiums and Yield Maintenance Charges

Prepayment premiums and yield maintenance charges actually collected on the Mortgage Loans will be distributed among the holders of the respective Classes of Regular Certificates as described under “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of prepayment premiums or yield maintenance charges so allocated should be taxed to holders of Offered Certificates, but it is not expected, for federal income tax reporting purposes, that prepayment premiums and yield maintenance charges will be treated as giving rise to any income to holders of Offered Certificates prior to the Master Servicer’s actual receipt of a prepayment premium or yield maintenance charge. Prepayment premiums and yield maintenance charges, if any, may be treated as ordinary income, although authority exists for treating such amounts as capital gain if they are treated as paid upon the retirement or partial retirement of a debt instrument. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of prepayment premiums and yield maintenance charges.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller,

482

increased by any original issue discount or market discount previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

In addition to the recognition of gain or loss on actual sales, Code Section 1259 requires the recognition of gain, but not loss, upon the constructive sale of an appreciated financial position. A constructive sale of an appreciated financial position occurs if a taxpayer enters into a transaction or series of transactions that have the effect of substantially eliminating the taxpayer’s risk of loss and opportunity for gain with respect to the financial instrument. Debt instruments that entitle the holder to a specified principal amount, pay interest at a fixed or variable rate, and are not convertible into the stock of the issuer or a related party, cannot be the subject of a constructive sale for this purpose. Because most Regular Interests meet this exception, Code Section 1259 will not apply to most Regular Interests. However, Regular Interests that have no, or a disproportionately small, amount of principal, can be the subject of a constructive sale.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by any Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R Certificates, but rather will be taxed directly to the Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the REMIC’s startup day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within three months of the REMIC’s startup day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

483

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after its startup day. Exceptions are provided for cash contributions to the REMIC (i) during the three months following its startup day, (ii) made to a qualified reserve fund by a holder of a Class R Certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the highest corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of an REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the highest corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The Special Servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to tax on “net income from foreclosure property” would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

Bipartisan Budget Act of 2015

The Bipartisan Budget Act of 2015 (the “2015 Budget Act”) includes new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules also apply to REMICs, the holders of their residual interests and the trustees and administrators authorized to represent REMICs in IRS audits and related procedures.

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders to a greater degree than a tax matters person’s actions under the rules that applied for taxable years before 2018 and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year and otherwise may have to take the adjustment into account in different and potentially less advantageous ways than under the rules that applied for taxable years before 2018.

The parties responsible for the tax administration of the Trust REMICs described in this prospectus will have the authority to utilize, and will be directed to utilize, any elections available under the new provisions (including any changes) and Treasury regulations so that a Trust REMIC’s residual interest holders, to the fullest extent possible, rather than the Trust REMIC itself, will be liable for any taxes arising from audit adjustments to the Trust REMIC’s taxable income. It is unclear how any such elections may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such elections. Certificateholders should discuss with their own tax advisors the possible effect of the new rules on them.

484

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to Regular Interestholders that are nonresident aliens, foreign corporations or other Non-U.S. Tax Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Tax Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the Certificate Administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Tax Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Tax Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Tax Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Tax Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Tax Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after three full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Tax Person. In the latter case, such Non-U.S. Tax Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Tax Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

The term “U.S. Tax Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Tax Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Tax Persons). The term “Non-U.S. Tax Person” means a person other than a U.S. Tax Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The Certificate Administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the Certificate Administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their Certificates.

485

Backup Withholding

Distributions made on the Offered Certificates, and proceeds from the sale of the Offered Certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Tax Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Tax Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Tax Person and stating that the beneficial owner is not a U.S. Tax Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the Offered Certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their Offered Certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their Offered Certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. Holders are urged to consult their own tax advisors with respect to this and other reporting obligations with respect to their Offered Certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the Offered Certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The Trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the Trust REMIC. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the Regular Interestholders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above.

Tax Return Disclosure and Investor List Requirements

Treasury regulations directed at potentially abusive tax shelter activity appear to apply to transactions not conventionally regarded as tax shelters. The regulations require taxpayers to report certain disclosures on IRS Form 8886 if they participate in a “reportable transaction.” Organizers and sellers of the transaction are required to

486

maintain records including investor lists containing identifying information and to furnish those records to the IRS upon demand. A transaction may be a “reportable transaction” based upon any of several indicia, one or more of which may be present with respect to an investment in the Offered Certificates. There are significant penalties for failure to comply with these disclosure requirements. Investors in Certificates are encouraged to consult their own tax advisors concerning any possible disclosure obligation with respect to their investment, and should be aware that we and other participants in the transaction intend to comply with such disclosure and investor list maintenance requirements as we and they determine apply to us and them with respect to the transaction.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State, Local and Other Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Consequences” above, purchasers of Offered Certificates should consider the state, local and other tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State, local and other tax laws may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the tax laws of any state, locality or foreign jurisdiction.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of Offered Certificates solely by reason of the location in that jurisdiction of the Depositor, the Trustee, the Certificate Administrator, the Sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of Offered Certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of Offered Certificates. No assurance can be given that holders of Offered Certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

Holders are urged to consult their own tax advisors with respect to the various state and local, and any other, tax consequences of an investment in the Certificates.

ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes various requirements on—

●	certain retirement plans and other employee benefit plans or arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which such plans, accounts or arrangements are invested (collectively, “ERISA Plans”), and
●	persons that are fiduciaries with respect to ERISA Plans,

in connection with the investment of the assets of an ERISA Plan. For purposes of this discussion, “ERISA Plans” include corporate pension and profit sharing plans that are subject to Title I of ERISA as well as separate accounts and collective investment funds, including as applicable, insurance company general accounts, in which other ERISA Plans are invested.

Governmental plans and, if they have not made an election under Section 410(d) of the Code, church plans are not subject to ERISA requirements. However, those plans may be subject to provisions of other applicable federal or state law that are materially similar to the provisions of ERISA or the Code discussed in this section. Any of those plans which is qualified and exempt from taxation under Sections 401(a) and 501(a) of the Code, moreover, is subject to the prohibited transaction rules in Section 503 of the Code.

487

ERISA imposes general fiduciary requirements on a fiduciary that is investing the assets of an ERISA Plan, including—

●	investment prudence and diversification, and
●	compliance with the investing ERISA Plan’s governing documents.

Section 406 of ERISA also prohibits a broad range of transactions involving the assets of an ERISA Plan and a “party in interest” within the meaning of Section 3(14) of ERISA (a “Party in Interest”) with respect to that ERISA Plan, unless a statutory or administrative exemption applies. Section 4975 of the Code contains similar prohibitions applicable to transactions involving the assets of a “plan” subject to Section 4975 of the Code and “disqualified persons” with respect to such plan. For ease of reference, the term “Party in Interest” should be read to include such “disqualified persons” under Section 4975 of the Code. For purposes of this discussion, “Plans” include ERISA Plans as well as individual retirement accounts, Keogh plans and other plans subject to Section 4975 of the Code, including entities, funds or accounts deemed to hold “plan assets” thereof.

The types of transactions between Plans and Parties in Interest that are prohibited include:

●	sales, exchanges or leases of property;
●	loans or other extensions of credit; and
●	the furnishing of goods and services.

Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed under Section 4975 of the Code or a penalty imposed under Section 502(i) of ERISA, unless a statutory or administrative exemption is available. In addition, the persons involved in the prohibited transaction may have to cancel the transaction and pay an amount to the affected Plan for any losses realized by that Plan or profits realized by those persons. In addition, an individual retirement account involved in the prohibited transaction may be disqualified which would result in adverse tax consequences to the owner of the account.

An investor who is—

●	a fiduciary of a Plan, or
●	any other person investing “plan assets” of any Plan,

is encouraged to carefully review with their legal advisors whether the purchase or holding of an Offered Certificate would be a “prohibited transaction” or would otherwise be impermissible under ERISA or Section 4975 of the Code as discussed in this prospectus.

If a Plan acquires an Offered Certificate, the underlying assets of the trust fund will be deemed for purposes of ERISA to be assets of the investing Plan, unless certain exceptions apply. See “—Plan Asset Regulations” below. However, we cannot predict in advance, nor can there be any continuing assurance, whether those exceptions may be applicable because of the factual nature of the rules set forth in the plan asset regulations under U.S. Department of Labor Reg. Section 2510.3-101, as modified by Section 3(42) of ERISA (the “Plan Asset Regulations”). For example, one of the exceptions in the Plan Asset Regulations states that the underlying assets of an entity will not be considered “plan assets” if less than 25% of the value of each class of equity interests is held by “benefit plan investors,” which include Plans and entities whose underlying assets include plan assets by reason of a Plan’s investment in such entity, but this exception would need to be tested immediately after each acquisition or disposition of an Offered Certificate, whether upon initial issuance or in the secondary market. Because there are no relevant restrictions on the purchase and transfer of the Offered Certificates by Plans, it cannot be assured that benefit plan investors will own less than 25% of each Class of the Offered Certificates.

If one of the exceptions in the Plan Asset Regulations applies, the prohibited transaction provisions of ERISA and Section 4975 of the Code will not apply to transactions involving the Issuing Entity’s underlying assets. However, if any of the managers, any co-managers, the mortgagors, the Trustee, the servicers or other parties providing services to the Issuing Entity is a party in interest or a disqualified person with respect to the Plan, the

488

acquisition or holding of Offered Certificates by that Plan could result in a prohibited transaction, unless the Underwriter Exemption, as discussed below, or some other exemption is available.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the underlying mortgage assets and other assets of the trust to be deemed assets of that Plan. The Plan Asset Regulations provide that when a Plan acquires an equity interest in an entity, the assets of that Plan include both that equity interest and an undivided interest in each of the underlying assets of the entity, unless an exception applies. One exception is that the equity participation in the entity by benefit plan investors, which include employee benefit plans subject to Part 4 of Title I of ERISA, any plan to which Section 4975 of the Code applies and any entity whose underlying assets include plan assets by reason of the plan’s investment in such entity, is not significant. The equity participation by benefit plan investors will be significant on any date if 25% or more of the value of any class of equity interests in the entity is held by benefit plan investors. The percentage owned by benefit plan investors is determined by excluding the investments of the following persons (other than benefit plan investors):

1.	those with discretionary authority or control over the assets of the entity,
2.	those who provide investment advice directly or indirectly for a fee with respect to the assets of the entity, and
3.	those who are affiliates of the persons described in the preceding clauses 1. and 2.

In the case of one of our trusts, investments by us, by an underwriter, by the Trustee, the Master Servicer, the Special Servicer or any other party with discretionary authority over the trust assets, or by the affiliates of these persons, will be excluded.

A fiduciary of an investing Plan is any person who—

●	has discretionary authority or control over the management or disposition of the assets of that Plan, or
●	provides investment advice with respect to the assets of that Plan for a fee.

If the mortgage and other assets included in one of our trusts are Plan assets, then any party exercising management or discretionary control regarding those assets, such as the Trustee, Master Servicer or Special Servicer, or affiliates of any of these parties, may be—

●	deemed to be a fiduciary with respect to the investing Plan, and
●	subject to the fiduciary responsibility provisions of ERISA.

In addition, if the mortgage and other assets included in one of our trusts are Plan assets, then the operation of that trust may involve prohibited transactions under ERISA or Section 4975 of the Code. For example, if a borrower with respect to a Mortgage Loan in that trust is a Party in Interest to an investing Plan, then the purchase by that Plan of Offered Certificates evidencing interests in that trust could be a prohibited loan between that Plan and the Party in Interest.

The Plan Asset Regulations provide that where a Plan purchases a “guaranteed governmental mortgage pool certificate,” the assets of that Plan include the certificate but do not include any of the mortgages underlying the certificate. The Plan Asset Regulations include in the definition of a “guaranteed governmental mortgage pool certificate” some certificates issued and/or guaranteed by Freddie Mac, Ginnie Mae, Fannie Mae or Farmer Mac. Accordingly, even if these types of mortgage-backed securities were deemed to be assets of a Plan, the underlying mortgages would not be treated as assets of that Plan. Private label mortgage participations, mortgage pass-through certificates or other mortgage-backed securities are not “guaranteed governmental mortgage pool certificates” within the meaning of the Plan Asset Regulations.

In addition, the acquisition or holding of Offered Certificates by or on behalf of a Plan could give rise to a prohibited transaction if we or the Trustee, Master Servicer or Special Servicer or any underwriter, sub-servicer, tax

489

administrator, manager, borrower or obligor under any credit enhancement mechanism, or one of their affiliates, is or becomes a Party in Interest with respect to an investing Plan.

If you are the fiduciary of a Plan, you are encouraged to consult your counsel and review the ERISA discussion in this prospectus before purchasing any Offered Certificates.

With respect to the Stonebriar Centre Mortgage Loan (2.2%), one of the borrower sponsors is the New York State Common Retirement Fund. Persons who have an ongoing relationship with the New York State Common Retirement Fund should consult with counsel regarding whether such a relationship would affect their ability to purchase and hold Certificates.

Prohibited Transaction Exemptions

If you are a Plan fiduciary, then, in connection with your deciding whether to purchase any of the Offered Certificates on behalf of, or with assets of, a Plan, you should consider the availability of one of the following prohibited transaction class exemptions issued by the U.S. Department of Labor:

●	Prohibited Transaction Class Exemption 90-1, which exempts particular transactions between insurance company separate accounts and Parties in Interest;
●	Prohibited Transaction Class Exemption 91-38, which exempts particular transactions between bank collective investment funds and Parties in Interest;
●	Prohibited Transaction Class Exemption 84-14, which exempts particular transactions effected on behalf of a Plan by a “qualified professional asset manager”;
●	Prohibited Transaction Class Exemption 95-60, which exempts particular transactions between insurance company general accounts and Parties in Interest; and
●	Prohibited Transaction Class Exemption 96-23, which exempts particular transactions effected on behalf of an ERISA Plan by an “in-house asset manager.”

We cannot provide any assurance that any of these class exemptions will apply with respect to any particular investment by or on behalf of a Plan in any Class of Offered Certificates. Furthermore, even if any of them were deemed to apply, that particular class exemption may not apply to all transactions that could occur in connection with the investment.

Underwriter Exemption

The U.S. Department of Labor has granted to certain underwriters individual administrative exemptions from application of certain of the prohibited transaction provisions of ERISA and Section 4975 of the Code.

The U.S. Department of Labor issued an individual prohibited transaction exemption to a predecessor of Citigroup Global Markets Inc., Prohibited Transaction Exemption (“PTE”) 91-23 (April 18, 1991), and substantially identical prohibited transaction exemptions to Deutsche Bank Securities Inc., Department Final Authorization Number 97-03E (December 9, 1996) and Goldman Sachs & Co. LLC, PTE 89-88 (October 17, 1989), each as amended by PTE 2013-08 (July 9, 2013) (collectively, the “Underwriter Exemption”). Subject to the satisfaction of conditions set forth in the Underwriter Exemption, it generally exempts from the application of the prohibited transaction provisions of Sections 406(a) and 407(a) of ERISA, and the excise taxes imposed on these prohibited transactions under Sections 4975(a) and (b) of the Code, specified transactions relating to, among other things—

●	the servicing and operation of pools of real estate loans, such as the mortgage pool, and
●	the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, that are underwritten by an underwriter under the Underwriter Exemption.
490

The Underwriter Exemption sets forth five general conditions which, among others, must be satisfied for a transaction involving the purchase, sale and holding of an Offered Certificate to be eligible for exemptive relief under the exemption. The conditions are as follows:

●	first, the acquisition of the certificate by a Plan must be on terms that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party;
●	second, at the time of its acquisition by the Plan, the certificate must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements in the Underwriter Exemption (“Exemption Rating Agency”);
●	third, the Trustee cannot be an affiliate of any other member of the Restricted Group (other than an underwriter);
●	fourth, the following must be true—
1.	the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the relevant Class of Certificates,
2.	the sum of all payments made to and retained by us in connection with the assignment of Mortgage Loans to the Issuing Entity must represent not more than the fair market value of the obligations, and
3.	the sum of all payments made to and retained by the Master Servicer, the Special Servicer or any sub-servicer must represent not more than reasonable compensation for that person’s services under the Pooling and Servicing Agreement and reimbursement of that person’s reasonable expenses in connection therewith; and
●	fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act of 1933, as amended.

It is a condition to the issuance of the Offered Certificates that they receive the ratings as required by the Underwriter Exemption, and we believe that each of the Ratings Agencies meets the requirements to be an Exemption Rating Agency; consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. In addition, the third general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. We believe that the fourth general condition will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing any of the Offered Certificates, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth conditions set forth above will be satisfied with respect to such Certificates. A fiduciary of a Plan contemplating purchasing any of the Offered Certificates in the secondary market must make its own determination that at the time of such acquisition, such Certificates continue to satisfy the second general condition set forth above.

“Restricted Group” means, collectively, the following persons and entities: the Trustee; the underwriters; the Depositor; the Master Servicer; the Special Servicer; any sub-servicers; the Sponsors; each borrower, if any, with respect to Mortgage Loans constituting more than 5% of the total unamortized principal balance of the mortgage pool as of the date of initial issuance of the Offered Certificates; and any and all affiliates of any of the aforementioned persons.

In order to meet the requirements to be an Exemption Rating Agency, the credit rating agency:

1.	must be recognized by the SEC as a NRSRO,
2.	must have indicated on its most recently filed SEC Form NRSRO that it rates “issuers of asset-backed securities,” and
3.	must have had, within the 12 months prior to the initial issuance of the securities, at least 3 “qualified ratings engagements” which are defined as (A) a rating engagement requested by an issuer or
491

underwriter in connection with the initial offering of the securities, (B) which is made public to investors generally and (C) for which the rating agency is compensated, and (D) which involves the offering of securities of the type that would be granted relief under the Underwriter Exemption.

The Underwriter Exemption also requires that the Issuing Entity meet the following requirements:

●	the trust fund must consist solely of assets of the type that have been included in other investment pools;
●	certificates evidencing interests in those other investment pools must have been rated in one of the four highest generic categories by at least one Exemption Rating Agency; and
●	certificates evidencing interests in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of an Offered Certificate.

The Depositor expects that the conditions to the applicability of the Underwriter Exemption described above generally will be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the Depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase Offered Certificates.

If the general conditions of the Underwriter Exemption are satisfied, it may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA, as well as the excise taxes imposed by Sections 4975(a) and (b) of the Code by reason of Sections 4975(c)(1)(A) through (D) of the Code, in connection with—

●	the direct or indirect sale, exchange or transfer of an Offered Certificate acquired by a Plan upon initial issuance from us when we are, or a Mortgage Loan Seller, the Trustee, the Master Servicer, the Special Servicer, any sub-servicer, any provider of credit support, underwriter or borrower is, a Party in Interest with respect to the investing Plan,
●	the direct or indirect acquisition or disposition in the secondary market of an Offered Certificate by a Plan, and
●	the continued holding of an Offered Certificate by a Plan.

However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of a Plan sponsored by any member of the Restricted Group, if such acquisition or holding is by any person who has discretionary authority or renders investment advice with respect to the assets of that Plan.

If the specific conditions of the Underwriter Exemption set forth below are also satisfied, the Underwriter Exemption may provide an additional exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA, and the excise taxes imposed by Sections 4975(a) and (b) of the Code by reason of Section 4975(c)(1)(E) of the Code, in connection with:

●	the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of securities between the Issuing Entity or an underwriter and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in the securities is: (1) a borrower with respect to 5% or less of the fair market value of the Issuing Entity’s assets or (2) an affiliate of such a person, provided that: (a) the Plan is not sponsored by a member of the Restricted Group; (b) the Plan’s investment in each Class of Certificates does not exceed 25% of the outstanding securities of such class; (c) after the Plan’s acquisition of the Certificates, no more than 25% of the assets over which the fiduciary has investment authority are invested in securities of the Issuing Entity containing assets which are sold or serviced by the same entity; and (d) in the case of initial issuance (but not secondary market transactions), at least 50% of each Class of Certificates in which Plans have invested and at least 50% of the aggregate interests in the Issuing Entity are acquired by persons independent of the Restricted Group;
492

●	the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan or with Plan assets provided that the conditions in clauses (2)(a), (b) and (c) of the prior bullet are met; and
●	the continued holding of Offered Certificates acquired by a Plan or with Plan assets in an initial issuance or secondary market transaction meeting the foregoing requirements.

Further, if the general conditions of the Underwriter Exemption, as well as other conditions set forth in the Underwriter Exemption are satisfied, it may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Sections 4975(a) and (b) of the Code by reason of Section 4975(c) of the Code, for transactions in connection with the servicing, management and operation of the trust fund.

Lastly, if the general conditions of the Underwriter Exemption are satisfied, it may also provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA, and the taxes imposed by Sections 4975(a) and (b) of the Code, by reason of Sections 4975(c)(1)(A) through (D) of the Code, if the restrictions are deemed to otherwise apply merely because a person is deemed to be a party in interest or a disqualified person with respect to an investing plan by virtue of—

●	providing services to the Plan,
●	having a specified relationship to this person, or
●	solely as a result of the Plan’s ownership of Offered Certificates.

Before purchasing an Offered Certificate, a fiduciary of a Plan should itself confirm that the general and other conditions set forth in the Underwriter Exemption, and the other requirements set forth in the Underwriter Exemption, would be satisfied at the time of the purchase.

Exempt Plans

A governmental plan as defined in Section 3(32) of ERISA is not subject to ERISA or Section 4975 of the Code. However, a governmental plan may be subject to a federal, state or local law which is, to a material extent, similar to the fiduciary or prohibited transaction provisions of ERISA or the Code (“Similar Law”). A fiduciary of a governmental plan should make its own determination as to the need for and the availability of any exemptive relief under any Similar Law.

Insurance Company General Accounts

Section 401(c) of ERISA provides that the fiduciary and prohibited transaction provisions of ERISA and the Code do not apply to transactions involving an insurance company general account where the assets of the general account are not Plan assets. A Department of Labor regulation issued under Section 401(c) of ERISA provides guidance for determining, in cases where insurance policies supported by an insurer’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets are ERISA Plan assets. That regulation generally provides that, if the specified requirements are satisfied with respect to insurance policies issued on or before December 31, 1998, the assets of an insurance company general account will not be Plan assets.

Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998, or issued to a Plan on or before December 31, 1998 for which the insurance company does not comply with the requirements set forth in the Department of Labor regulation under Section 401(c) of ERISA, may be treated as Plan assets. In addition, because Section 401(c) of ERISA and the regulation issued under Section 401(c) of ERISA do not relate to insurance company separate accounts, separate account assets are still treated as Plan assets, invested in the separate account. If you are an insurance company and are contemplating the investment of general account assets in Offered Certificates, you are encouraged consult your legal counsel as to the applicability of Section 401(c) of ERISA.

493

Ineligible Purchasers

Even if an exemption is otherwise available, certificates in a particular offering generally may not be purchased with the assets of a Plan that is sponsored by or maintained by an underwriter, the Depositor, the Trustee, the trust, the Master Servicer, the Special Servicer or any of their respective affiliates. Offered Certificates generally may not be purchased with the assets of a Plan if the Depositor, the Trustee, the trust fund, a Master Servicer, the Special Servicer, a Mortgage Loan Seller, or any of their respective affiliates or any employees thereof: (a) has investment discretion with respect to the investment of such Plan assets; or (b) has authority or responsibility to give or regularly gives investment advice with respect to such Plan assets for a fee, pursuant to an agreement or understanding that such advice will serve as a primary basis for investment decisions with respect to such Plan assets and that such advice will be based on the particular investment needs of the Plan. A party with the discretion, authority or responsibility is described in clause (a) or (b) of the preceding sentence is a fiduciary with respect to a Plan, and any such purchase might result in a “prohibited transaction” under ERISA and the Code.

Further Warnings

The fiduciary of a Plan should consider that the rating of a security may change. If the rating of an Offered Certificate declines below the lowest permitted rating, the Offered Certificate will no longer be eligible for relief under the Underwriter Exemption (although a Plan that had purchased the Offered Certificate when it had a permitted investment grade rating would not be required by the Underwriter Exemption to dispose of the Offered Certificate). If the Offered Certificate meets the requirements of the Underwriter Exemption, other than those relating to rating, such Offered Certificate may be eligible to be purchased by an insurance company general account pursuant to Sections I and III of Prohibited Transaction Class Exemption (or PTCE) 95-60.

Each beneficial owner of an Offered Certificate or any interest therein will be deemed to have represented, by virtue of its acquisition or holding of such Offered Certificate or interest therein, that either (i) it is not a Plan or an entity using assets of a Plan, (ii) it has acquired and is holding the Offered Certificates in reliance on the Underwriter Exemption, and that it understands that there are certain conditions to the availability of the Underwriter Exemption, including that the Offered Certificates must be rated, at the time of purchase, not lower than BBB- (or its equivalent) by an Exemption Rating Agency and that such Offered Certificate is so rated, (iii)(1) it is an insurance company, (2) the source of funds used to acquire or hold the certificate or interest therein is an “insurance company general account,” as such term is defined in PTCE 95-60 and (3) the conditions in Sections I and III of PTCE 95-60 have been satisfied or (iv) (1) it is a plan subject to Similar Law and (2) its acquisition, holding and disposition of the Offered Certificate will not give rise to or constitute a non-exempt violation of any Similar Law..

Any fiduciary of a Plan considering whether to purchase an Offered Certificate on behalf of that Plan is encouraged to consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and the Code to the investment, in particular the fiduciary of a Plan should consider whether the purchase of an Offered Certificate satisfies the ERISA restrictions concerning prudence and diversification of the investment of the assets of that Plan.

The sale of Offered Certificates to a Plan is in no way a representation or warranty by us or any of the underwriters that—

●	the investment meets all relevant legal requirements with respect to investments by Plans generally or by any particular Plan, or
●	the investment is appropriate for Plans generally or for any particular Plan.

Consultation with Counsel

If you are a fiduciary for or any other person investing assets of a Plan and you intend to purchase Offered Certificates on behalf of or with assets of that Plan, you should:

●	consider your general fiduciary obligations under ERISA, and
●	consult with your legal counsel as to—
494

1.	the potential applicability of ERISA and Section 4975 of the Code to that investment, and
2.	the availability of any prohibited transaction exemption in connection with that investment.

Tax Exempt Investors

A Plan that is exempt from federal income taxation under Section 501 of the Code will be subject to federal income taxation to the extent that its income is “unrelated business taxable income” within the meaning of Section 512 of the Code. All excess inclusions of a REMIC allocated to a REMIC residual certificate held by a tax-exempt Plan will be considered unrelated business taxable income and will be subject to federal income tax.

See “Material Federal Income Tax Consequences”.

Legal Investment

No Class of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”).

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to these restrictions to purchase the Offered Certificates, is subject to significant interpretative uncertainties. Except as may be specified above with regard to the status of the Offered Certificates as “mortgage related securities” or not as “mortgage related securities” for purposes of SMMEA, no representations are made as to the proper characterization of any Class of Offered Certificates for legal investment, financial institution regulatory or other purposes or as to the ability of particular investors to purchase any Class of Offered Certificates under applicable legal investment restrictions.

Further, any rating of a Class of Offered Certificates below an “investment grade” rating (i.e., lower than the top four rating categories) by any nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act (“NRSRO”) engaged to rate that Class or issuing an unsolicited rating, and whether initially or as a result of a ratings downgrade, may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that Class of Certificates. These uncertainties (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates. Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal advisors in determining whether and to what extent: (a) the Offered Certificates of any Class constitute legal investments or are subject to investment, capital or other regulatory restrictions; and (b) if applicable, SMMEA has been overridden in any jurisdiction relevant to you.

The Issuing Entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the Issuing Entity. The Issuing Entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act. The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Under the Volcker Rule, unless otherwise jointly determined by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act. Any prospective investor in the Offered Certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

495

Certain Legal Aspects of the Mortgage Loans

The following discussion contains general summaries of select legal aspects of Mortgage Loans secured by multifamily, commercial and manufactured housing community properties in the United States. Because these legal aspects are governed by applicable state law, which may differ substantially from state to state, the summaries do not purport to be complete, to reflect the laws of any particular state, or to encompass the laws of all jurisdictions in which the security for the Mortgage Loans underlying the Offered Certificates is situated.

California. Fourteen (14) of the Mortgaged Properties (27.4%) are located in California. Mortgage loans in California are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in California may be accomplished by a nonjudicial trustee’s sale in accordance with the California Civil Code (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure in accordance with the California Code of Civil Procedure. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor in interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity. California case law has held that acts such as an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt. A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”. Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness. Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors. On the other hand, under certain circumstances, California law permits separate and even contemporaneous actions against both the borrower and any guarantors. California statutory provisions regarding assignments of rents and leases require that a lender whose loan is secured by such an assignment must exercise a remedy with respect to rents as authorized by statute in order to establish its right to receive the rents after an event of default. Among the remedies authorized by statute is the lender’s right to have a receiver appointed under certain circumstances.

New York. Ten (10) of the Mortgaged Properties (26.5%) are located in New York. Mortgage loans in New York are generally secured by mortgages on the related real estate. Foreclosure of a mortgage is accomplished in judicial proceedings. After an action for foreclosure is commenced, and if the lender secures a ruling that is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs, expenses and legal fees of the action. The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale. Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction. There is no right of redemption after the foreclosure of sale. In certain circumstances, deficiency judgments may be obtained. Under mortgages containing a statutorily sanctioned covenant, the lender has a right to have a receiver appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owned.

General

Each Mortgage Loan underlying the Offered Certificates will be evidenced by a note or bond and secured by an instrument granting a security interest in real property. The instrument granting a security interest in real property may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which that real property is located. Mortgages, deeds of trust and deeds to secure debt are often collectively referred to in this prospectus as “mortgages.” A mortgage creates a lien upon, or grants a title interest in, the real property covered by the mortgage, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on—

496

●	the terms of the mortgage,
●	the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property,
●	the knowledge of the parties to the mortgage, and
●	in general, the order of recordation of the mortgage in the appropriate public recording office.

However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage—

●	a mortgagor, who is the owner of the encumbered interest in the real property, and
●	a mortgagee, who is the lender.

In general, the mortgagor is also the borrower.

In contrast, a deed of trust is a three-party instrument. The parties to a deed of trust are—

●	the trustor, who is the equivalent of a mortgagor,
●	the trustee to whom the real property is conveyed, and
●	the beneficiary for whose benefit the conveyance is made, who is the lender.

Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note.

A deed to secure debt typically has two parties. Under a deed to secure debt, the grantor, who is the equivalent of a mortgagor, conveys title to the real property to the grantee, who is the lender, generally with a power of sale, until the debt is repaid.

Where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a Mortgage Loan involving a land trust, the borrower may execute a separate undertaking to make payments on the mortgage note. In no event is the land trustee personally liable for the mortgage note obligation.

The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by:

●	the express provisions of the related instrument,
●	the law of the state in which the real property is located,
●	various federal laws, and
●	in some deed of trust transactions, the directions of the beneficiary.

Installment Contracts

The Mortgage Loans underlying your Offered Certificates may consist of installment contracts. Under an installment contract the seller retains legal title to the property and enters into an agreement with the purchaser for

497

payment of the purchase price, plus interest, over the term of the installment contract. Only after full performance by the borrower of the contract is the seller obligated to convey title to the real estate to the purchaser. During the period that the installment contract is in effect, the purchaser is generally responsible for maintaining the property in good condition and for paying real estate taxes, assessments and hazard insurance premiums associated with the property.

The seller’s enforcement of an installment contract varies from state to state. Generally, installment contracts provide that upon a default by the purchaser, the purchaser loses his or her right to occupy the property, the entire indebtedness is accelerated, and the purchaser’s equitable interest in the property is forfeited. The seller in this situation does not have to foreclose in order to obtain title to the property, although in some cases a quiet title action is in order if the purchaser has filed the installment contract in local land records and an ejectment action may be necessary to recover possession. In a few states, particularly in cases of purchaser default during the early years of an installment contract, the courts will permit ejectment of the purchaser and a forfeiture of his or her interest in the property.

However, most state legislatures have enacted provisions by analogy to mortgage law protecting borrowers under installment contracts from the harsh consequences of forfeiture. Under those statutes, a judicial or nonjudicial foreclosure may be required, the seller may be required to give notice of default and the borrower may be granted some grace period during which the contract may be reinstated upon full payment of the default amount and the purchaser may have a post-foreclosure statutory redemption right. In other states, courts in equity may permit a purchaser with significant investment in the property under an installment contract for the sale of real estate to share in the proceeds of sale of the property after the indebtedness is repaid or may otherwise refuse to enforce the forfeiture clause. Nevertheless, generally speaking, the seller’s procedures for obtaining possession and clear title under an installment contract for the sale of real estate in a given state are simpler and less time-consuming and costly than are the procedures for foreclosing and obtaining clear title to a mortgaged property.

Leases and Rents

A mortgage that encumbers an income-producing property often contains an assignment of rents and leases and/or may be accompanied by a separate assignment of rents and leases. Under an assignment of rents and leases, the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from each lease. However, the borrower retains a revocable license to collect the rents, provided there is no default and the rents are not directly paid to the lender.

If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel and motel room rates are considered accounts receivable under the UCC. Room rates are generally pledged by the borrower as additional security for the loan when a Mortgage Loan is secured by a hotel or motel. In general, the lender must file financing statements in order to perfect its security interest in the room rates and must file continuation statements, generally every five years, to maintain that perfection. Mortgage loans secured by hotels or motels may be included in the trust even if the security interest in the room rates was not perfected or the requisite UCC filings were allowed to lapse. A lender will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room rates following a default, even if the lender’s security interest in room rates is perfected under applicable nonbankruptcy law.

In the bankruptcy setting, the lender will be stayed from enforcing its rights to collect hotel and motel room rates. However, the room rates will constitute cash collateral and cannot be used by the bankrupt borrower—

●	without a hearing or the lender’s consent, or
●	unless the lender’s interest in the room rates is given adequate protection.

For purposes of the foregoing, the adequate protection may include a cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case equal in value to the amount of room rates that the bankrupt borrower proposes to use. See “—Bankruptcy Issues” below.

498

Personalty

Some types of income-producing real properties, such as hotels, motels and nursing homes, may include personal property, which may, to the extent it is owned by the borrower and not previously pledged, constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a Mortgage Loan, the lender generally must file UCC financing statements in order to perfect its security interest in the personal property and must file continuation statements, generally every five years, to maintain that perfection. Mortgage loans secured in part by personal property may be included in one of our trusts even if the security interest in the personal property was not perfected or the requisite UCC filings were allowed to lapse.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property security at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary From State to State.

The two primary methods of foreclosing a mortgage are—

●	judicial foreclosure, involving court proceedings, and
●	nonjudicial foreclosure under a power of sale granted in the mortgage instrument.

Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed. A foreclosure action sometimes requires several years to complete.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, a lender initiates the action by the service of legal pleadings upon—

●	all parties having a subordinate interest of record in the real property, and
●	all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage.

Delays in completion of the foreclosure may occasionally result from difficulties in locating necessary parties, including defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. The court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property upon successful completion of a judicial foreclosure proceeding. The proceeds of that public sale are used to satisfy the judgment. The procedures that govern these public sales vary from state to state.

Equitable and Other Limitations on Enforceability of Particular Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on these principles, a court may:

499

●	alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching;
●	require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan;
●	require the lender to reinstate a loan or recast a payment schedule in order to accommodate a borrower that is suffering from a temporary financial disability; or
●	limit the right of the lender to foreclose in the case of a nonmonetary default, such as—
1.	a failure to adequately maintain the mortgaged property, or
2.	an impermissible further encumbrance of the mortgaged property.

Some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have—

●	upheld the reasonableness of the notice provisions, or
●	found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate its Mortgage Loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale under a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following—

●	a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower, and
●	notice of sale is given in accordance with the terms of the deed of trust and applicable state law.

In some states, prior to a nonjudicial public sale, the trustee under the deed of trust must—

●	record a notice of default and notice of sale, and
●	send a copy of those notices to the borrower and to any other party who has recorded a request for a copy of them.

In addition, in some states, the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. Some states require a reinstatement period during which the borrower or junior lienholder may have the right to cure the default by paying the entire actual amount in arrears, without regard to the acceleration of the indebtedness, plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of—

500

●	the difficulty in determining the exact status of title to the property due to, among other things, redemption rights that may exist, and
●	the possibility that physical deterioration of the property may have occurred during the foreclosure proceedings.

Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deﬁciency judgment if such is available under state law and under the terms of the Mortgage Loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the beneﬁts and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be signiﬁcant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a Mortgage Loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens. In addition, it may be obliged to keep senior Mortgage Loans current in order to avoid foreclosure of its interest in the property. Furthermore, if the foreclosure of a junior mortgage triggers the enforcement of a due-on-sale clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are—

●	to enable the lender to realize upon its security, and
●	to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercising their equity of redemption.
501

The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties to the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law, nonstatutory right which should be distinguished from post-sale statutory rights of redemption. In some states, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property after sale under a deed of trust or foreclosure of a mortgage. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. A statutory right of redemption will diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

One Action and Security First Rules

Some states (including California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation secured by a mortgage on real property or an interest therein, and some courts have construed the term “judicial action” broadly. In addition, some states (including California) require that the lender proceed first against any real property security for such mortgage obligation before proceeding directly upon the secured obligation itself. In the case where either a cross-collateralized, cross-defaulted or a multi-property Mortgage Loan is secured by real properties located in multiple states, the Special Servicer may be required to foreclose first on properties located in states where such “one action” and/or “security first” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in the states where judicial foreclosure is the only permitted method of foreclosure. Otherwise, a second action in a state with “one action” rules might be precluded because of a prior first action, even if such first action occurred in a state without “one action” rules. Moreover, while the consequences of breaching these rules will vary from jurisdiction to jurisdiction, as a general matter, a lender who proceeds in violation of these rules may run the risk of forfeiting collateral and/or even the right to enforce the underlying obligation. In addition, under certain circumstances, a lender with respect to a real property located in a “one action” or “security first” jurisdiction may be precluded from obtaining a deficiency judgment against the borrower following foreclosure or sale under a deed of trust (unless there has been a judicial foreclosure). Finally, in some jurisdictions, the benefits of such laws may be available not just to the underlying obligor, but also to any guarantor of the underlying obligation, thereby limiting the ability of the lender to recover against a guarantor without first complying with the applicable anti-deficiency statutes.

Anti-Deficiency Legislation

Some or all of the Mortgage Loans underlying the Offered Certificates are non-recourse loans. Recourse in the case of a default on a non-recourse Mortgage Loan will generally be limited to the underlying real property and any other assets that were pledged to secure the Mortgage Loan. However, even if a Mortgage Loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states, a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale pursuant to the “power of sale” under a deed of trust. A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other state statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In some states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting the security, but in doing so, the lender may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders will usually proceed first against the security in states where an election of remedy provision exists. Other statutory provisions limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale. These other statutory provisions are intended to protect borrowers from exposure to large deficiency judgments that might otherwise result from below-market bids at the foreclosure sale. In some states, exceptions to the anti-deficiency statues are provided for in certain instances where the value of the lender’s security has been impaired by acts or omissions of the borrower such as for waste upon the property. Finally, some statutes may preclude deficiency judgments altogether with respect to certain kinds of obligations such as purchase-money indebtedness. In some

502

jurisdictions the courts have extended the benefits of this legislation to the guarantors of the underlying obligation as well.

Leasehold Considerations

Some or all of the Mortgage Loans underlying the Offered Certificates may be secured by a mortgage on the borrower’s leasehold interest under a ground lease. Leasehold Mortgage Loans are subject to some risks not associated with Mortgage Loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease:

●	requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them,
●	permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and
●	contains other protective provisions typically required by prudent lenders to be included in a ground lease.

Some Mortgage Loans underlying the Offered Certificates, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the landowner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the beneﬁts realized by the landowner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certiﬁcates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the landowner/ground lessor.

Cooperative Shares

Some or all of the Mortgage Loans underlying the Offered Certificates may be secured by a security interest on the borrower’s ownership interest in shares, and the proprietary leases belonging to those shares, allocable to cooperative dwelling units that may be vacant or occupied by nonowner tenants. Loans secured in this manner are subject to some risks not associated with Mortgage Loans secured by a lien on the fee estate of a borrower in real property. Loans secured in this manner typically are subordinate to the mortgage, if any, on the cooperative’s building. That mortgage, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative is subject to various regulations as well as to restrictions under the governing documents of the cooperative. The shares may be canceled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, that the lender may cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a commercially reasonable manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative corporation to receive sums due under the proprietary leases. If there are proceeds remaining, the lender must account to the tenant-stockholder for the surplus. Conversely, if a portion of the indebtedness remains unpaid, the tenant-stockholder is generally responsible for the deficiency.

In the case of foreclosure on a building converted from a rental building to a building owned by a cooperative under a non-eviction plan, some states require that a purchaser at a foreclosure sale take the property subject to

503

rent control and rent stabilization laws that apply to certain tenants who elected to remain in the building but who did not purchase shares in the cooperative when the building was so converted.

Bankruptcy Issues

Automatic Stay

Operation of the Bankruptcy Code and related state laws may interfere with or affect the ability of a lender to realize upon collateral or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions, including foreclosure actions and deficiency judgment proceedings, to collect a debt are automatically stayed upon the filing of the bankruptcy petition. Often, no interest or principal payments are made during the course of the bankruptcy case. The delay caused by an automatic stay and its consequences can be significant. Also, under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a junior lienor may stay the senior lender from taking action to foreclose out the junior lien.

Modification of Lender’s Rights

Under the Bankruptcy Code, the amount and terms of a Mortgage Loan secured by a lien on property of the debtor may be modified provided that substantive and procedural safeguards protective of the lender are met. A bankruptcy court may, among other things—

●	reduce the secured portion of the outstanding amount of the loan to the then-current value of the property, thereby leaving the lender a general unsecured creditor for the difference between the then-current value of the property and the outstanding balance of the loan;
●	reduce the amount of each scheduled payment, by means of a reduction in the rate of interest and/or an alteration of the repayment schedule, with or without affecting the unpaid principal balance of the loan;
●	extend or shorten the term to maturity of the loan;
●	permit the bankrupt borrower to cure the subject loan default by paying the arrearage over a number of years; or
●	permit the bankrupt borrower, through its rehabilitative plan, to reinstate the loan payment schedule even if the lender has obtained a final judgment of foreclosure prior to the filing of the debtor’s petition.

Other types of significant modifications to the terms of the mortgage may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), depending on the particular facts and circumstances of the specific case.

A trustee in a bankruptcy proceeding may in some cases be entitled to collect its costs and expenses in preserving or selling the mortgaged property ahead of payment to the lender. In certain circumstances, a debtor in bankruptcy may have the power to grant liens senior to the lien of a mortgage, and analogous state statutes and general principles of equity may also provide the borrower with means to halt a foreclosure proceeding or sale and to force a restructuring of a Mortgage Loan on terms a lender would not otherwise accept. Moreover, the laws of certain states also give priority to certain tax liens and mechanics liens over the lien of a mortgage or deed of trust. Under the Bankruptcy Code, if the court finds that actions of the mortgagees have been unreasonable, the lien of the related mortgage may be subordinated to the claims of unsecured creditors. Federal bankruptcy law also may interfere with the ability of the Master Servicer or Special Servicer, as applicable, for one of our trusts to enforce lockbox requirements.

504

Leases and Rents

Federal bankruptcy law may also interfere with or affect the ability of a secured lender to enforce the borrower’s assignment of rents and leases related to the mortgaged property. Federal bankruptcy law provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in the lease to that effect or because of certain other similar events. This prohibition on so called “ipso facto clauses” could limit the ability of the Master Servicer or Special Servicer, as applicable, for one of our trusts to exercise certain contractual remedies with respect to any related leases. In addition, a lender may be stayed from enforcing the assignment under the Bankruptcy Code, and the legal proceedings necessary to resolve the issue could be time-consuming, and result in delays in the lender’s receipt of the rents. Rents and leases may also escape an assignment thereof (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected or (v) to the extent the court determines, based on the equities of the case, that the post-petition rents are not subject to the lender’s pre-petition security interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income. The Bankruptcy Code has been amended to mitigate this problem with respect to fees, charges, accounts or other payments for the use or occupancy of rooms and other public facilities in hotels, motels or other lodging facilities. A lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel, motel and other lodging property revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case.” The equities of a particular case may permit the discontinuance of security interests in post-petition leases and rents. Unless a court orders otherwise, however, rents and other revenues from the related lodging property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in such mortgaged property and the cash collateral is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally, upon the commencement of the bankruptcy case, would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

In addition to the inclusion of hotel revenues within the definition of cash collateral as noted above, recent amendments to the Bankruptcy Code provide that a pre-petition security interest in rents or hotel revenues is designed to overcome those cases holding that a security interest in rents is unperfected under the laws of some states until the lender has taken some further action, such as commencing foreclosure or obtaining a receiver prior to activation of the assignment of rents.

Lease Assumption or Rejection by Tenant

A borrower’s ability to make payment on a Mortgage Loan may be impaired by the commencement of a bankruptcy case relating to the tenant under a lease of the related property. Under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a tenant results in a stay in bankruptcy against the commencement or continuation of any state court proceeding for—

●	past due rent,
●	accelerated rent,
505

●	damages, or
●	a summary eviction order with respect to a default under the lease that occurred prior to the filing of the tenant’s bankruptcy petition.

In addition, the Bankruptcy Code generally provides that a trustee or debtor-in-possession may, subject to approval of the court:

●	assume the lease and either retain it or assign it to a third party, or
●	reject the lease.

If the lease is assumed, the trustee, debtor-in-possession or assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with adequate assurance of future performance. These remedies may be insufficient, and any assurances provided to the lessor may be inadequate. If the lease is rejected, the lessor will be treated, except potentially to the extent of any security deposit, as an unsecured creditor with respect to its claim for damages for termination of the lease. The Bankruptcy Code also limits a lessor’s damages for lease rejection to:

●	the unpaid rent due under the lease, without acceleration, for the period prior to the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises, plus
●	the rent reserved by the lease, without acceleration, for the greater of one year and 15%, not to exceed three years of the term of the lease following the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises.

Lease Rejection by Lessor – Tenant’s Right

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor in possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date. To the extent that the contractual obligation remains enforceable against the lessee, the lessee would not be able to avail itself of the rights of offset generally afforded to lessees of real property under the Bankruptcy Code.

Ground Lessee or Ground Lessor

Bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions,

506

once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee’s/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

Single-Purpose Entity Covenants and Substantive Consolidation

Although the borrowers under the Mortgage Loans included in a trust fund may be special purpose entities, special purpose entities can become debtors in bankruptcy under various circumstances. For example, in the bankruptcy case of In re General Growth Properties, Inc., 409 B.R. 43 (Bankr. S.D.N.Y. 2009), notwithstanding that such subsidiaries were special purpose entities with independent directors, numerous property-level, special purpose subsidiaries were filed for bankruptcy protection by their parent entity. Nonetheless, the United States Bankruptcy Court for the Southern District of New York denied various lenders’ motions to dismiss the special purpose entity subsidiaries’ cases as bad faith filings. In denying the motions, the bankruptcy court stated that the fundamental and bargained for creditor protections embedded in the special purpose entity structures at the property level would remain in place during the pendency of the chapter 11 cases. Those protections included adequate protection of the lenders’ interest in their collateral and protection against the substantive consolidation of the property-level debtors with any other entities.

The moving lenders in the General Growth case had argued that the 20 property-level bankruptcy filings were premature and improperly sought to restructure the debt of solvent entities for the benefit of equity holders.

507

However, the Bankruptcy Code does not require that a voluntary debtor be insolvent or unable to pay its debts currently in order to be eligible for relief and generally a bankruptcy petition will not be dismissed for bad faith if the debtor has a legitimate rehabilitation objective. Accordingly, after finding that the relevant debtors were experiencing varying degrees of financial distress due to factors such as cross defaults, a need to refinance in the near term (i.e., within 1 to 4 years), and other considerations, the bankruptcy court noted that it was not required to analyze in isolation each debtor’s basis for filing. In the court’s view, the critical issue was whether a parent company that had filed its bankruptcy case in good faith could include in the filing subsidiaries that were necessary for the parent’s reorganization. As demonstrated in the General Growth Properties bankruptcy case, although special purpose entities are designed to mitigate the bankruptcy risk of a borrower, special purpose entities can become debtors in bankruptcy under various circumstances.

Generally, pursuant to the doctrine of substantive consolidation, a bankruptcy court, in the exercise of its broad equitable powers, has the authority to order that the assets and liabilities of a borrower be substantively consolidated with those of an affiliate (i.e., even a non-debtor), including for the purposes of making distributions under a plan of reorganization or liquidation. Thus, property that is ostensibly the property of a borrower may become subject to the bankruptcy case of an affiliate, the automatic stay applicable to such bankrupt affiliate may be extended to a borrower, and the rights of creditors of a borrower may become impaired. Substantive consolidation is generally viewed as an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making the solvent company’s assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. The interrelationship among a borrower and other affiliates may pose a heightened risk of substantive consolidation and other bankruptcy risks in the event that any one or more of them were to become a debtor under the Bankruptcy Code. In the event of the bankruptcy of the applicable parent entities of any borrower, the assets of such borrower may be treated as part of the bankruptcy estates of such parent entities. In addition, in the event of the institution of voluntary or involuntary bankruptcy proceedings involving a borrower and certain of its affiliates, to serve judicial economy, it is likely that a court would jointly administer the respective bankruptcy proceedings. Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to substantively consolidate the assets of such borrowers with those of the parent.

Sales Free and Clear of Liens

Under Sections 363(b) and (f) of the Bankruptcy Code, a trustee, or a borrower as debtor in possession, may, despite the provisions of the related mortgage to the contrary, sell the related mortgaged property free and clear of all liens, which liens would then attach to the proceeds of such sale. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Post-Petition Credit

Pursuant to Section 364 of the Bankruptcy Code, a bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level special purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan ultimately did not include these subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of a Sponsor of a borrower, such Sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Avoidance Actions

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower under a Mortgage Loan or to avoid the granting of the liens in the transaction in the first instance, or any replacement liens that arise by operation of law or the security agreement. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain of the other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

508

In addition, in a bankruptcy or similar proceeding involving any borrower, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on a Mortgage Loan) as an actual or constructive fraudulent conveyance under state or federal law.

Generally, under federal law and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance if it was made with actual intent to hinder, delay or defraud creditors, as evidenced by certain “badges” of fraud. It also will be subject to avoidance under certain circumstances as a constructive fraudulent transfer if the transferor did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the transferor constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the transferor’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, cross-collateralization arrangements could be challenged as fraudulent transfers by creditors of a borrower in an action brought outside a bankruptcy case or, if the borrower were to become a debtor in a bankruptcy case, by the borrower as a debtor in possession or its bankruptcy trustee. Among other things, a legal challenge to the granting of liens may focus on the benefits realized by the borrower from the Mortgage Loan proceeds, in addition to the overall cross-collateralization. A lien or other property transfer granted by a borrower to secure repayment of a loan could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property.

Management Agreements

It is likely that any management agreement relating to the mortgaged properties constitutes an “executory contract” for purposes of the Bankruptcy Code. Federal bankruptcy law provides generally that rights and obligations under an executory contract of a debtor may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in such contract to such effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of the related borrower (or the trustee as its assignee) to exercise certain contractual remedies with respect to a management agreement relating to any such mortgaged property. In addition, the Bankruptcy Code provides that a trustee in bankruptcy or debtor-in-possession may, subject to approval of the court, (a) assume an executory contract and (i) retain it or (ii) unless applicable law excuses a party other than the debtor from accepting performance from or rendering performance to an entity other than the debtor, assign it to a third party (notwithstanding any other restrictions or prohibitions on assignment) or (b) reject such contract. In a bankruptcy case of the related property manager, if the related management agreement(s) were to be assumed, the trustee in bankruptcy on behalf of such property manager, or such property manager as debtor-in-possession, or the assignee, if applicable, must cure any defaults under such agreement(s), compensate the borrower for its losses and provide the borrower with “adequate assurance” of future performance. Such remedies may be insufficient, however, as the related borrower may be forced to continue under a management agreement with a manager that is a poor credit risk or an unfamiliar manager if a management agreement was assigned (if applicable state law does not otherwise prevent such an assignment), and any assurances provided to the borrower may, in fact, be inadequate. If a management agreement is rejected, such rejection generally constitutes a breach of the executory contract immediately before the date of the filing of the petition. As a consequence, the related borrower generally would have only an unsecured claim against the related property manager for damages resulting from such breach, which could adversely affect the security for the Offered Certificates.

Certain of the Borrowers May Be Partnerships

The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the

509

enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s Mortgage Loan.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the Master Servicer or Special Servicer to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect the Trustee’s status as a secured creditor with respect to the borrower or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a special purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are special purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a special purpose member or a springing member. Borrowers that are tenants-in-common may be required by the loan documents to be special purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Those environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In some circumstances, a lender may decide to abandon a contaminated real property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Environmental Assessments

Environmental reports are generally prepared for mortgaged properties that will be included in the mortgage pool. At the time the Mortgage Loans were originated, it is possible that no environmental assessment or a very limited environmental assessment of the mortgaged properties was conducted.

Superlien Laws

Under the laws of certain states, failure to perform any investigative and/or remedial action required or demanded by the state of any condition or circumstance that (i) may pose an imminent or substantial endangerment

510

to the human health or welfare or the environment, (ii) may result in a release or threatened release of any hazardous material or hazardous substance, or (iii) may give rise to any environmental claim or demand (each condition or circumstance, an “Environmental Condition”), may give rise to a lien on the property to ensure the reimbursement of investigative and/or remedial costs incurred by the federal or state government. In several states, the lien has priority over the lien of an existing mortgage against the property. In any case, the value of a mortgaged property as collateral for a Mortgage Loan could be adversely affected by the existence of an Environmental Condition.

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management of the property or the operations of the borrower. Liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of the contaminated mortgaged property through foreclosure, deed-in-lieu of foreclosure or otherwise. Moreover, liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator,” however, is a person who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest. This is the so called “secured creditor exemption.”

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “Lender Liability Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The Lender Liability Act offers substantial protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The Lender Liability Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption only if—

●	it exercises decision-making control over a borrower’s environmental compliance and hazardous substance handling and disposal practices, or
●	assumes day-to-day management of operational functions of a mortgaged property.

The Lender Liability Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure, provided that the lender seeks to sell that property at the earliest practicable commercially reasonable time on commercially reasonable terms.

CERCLA does not apply to petroleum products, and the secured creditor exclusion does not govern liability for cleanup costs under federal laws other than CERCLA, in particular Subtitle I of the federal Resource Conservation and Recovery Act (“RCRA”) which regulates underground petroleum storage tanks, except heating oil tanks. The EPA has adopted a lender liability rule for underground storage tanks (USTs) under Subtitle I of RCRA. Under that rule a lender with a security interest in an UST or real property containing an UST is not liable as an “owner” or “operator” so long as the lender does not engage in decision making control of the use, storage, filing or dispensing of petroleum contained in the UST, exercise control over the daily operation of the UST, or engage in petroleum production, refining or marketing. Moreover, under the Lender Liability Act, the protections accorded to lenders under CERCLA are also accorded to holders of security interests in underground petroleum storage tanks. It should be noted, however, that liability for cleanup of petroleum contamination may be governed by state law, which may not provide for any specific protection for secured creditors, or alternatively, may not impose liability on secured creditors at all.

Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

511

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may—

●	impose liability for releases of or exposure to asbestos-containing materials, and
●	provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal law requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known information in their possession regarding the presence of lead-based paint or lead-based paint-related hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon cleanup of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed-in-lieu of foreclosure or otherwise, may be required to clean up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action related to hazardous environmental conditions on a property, such as actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Federal, state and local environmental regulatory requirements change often. It is possible that compliance with a new regulatory requirement could impose significant compliance costs on a borrower. These costs may jeopardize the borrower’s ability to meet its loan obligations.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard. However, that individual or entity may be without substantial assets. Accordingly, it is possible that the costs could become a liability of the trust and occasion a loss to the certificateholders. Furthermore, such action against the borrower may be adversely affected by the limitations on recourse in the related loan documents. Similarly, in some states anti-deficiency legislation and other statutes requiring the lender to exhaust its security before bringing a personal action against the borrower trustor (see “—Foreclosure—Anti-Deficiency Legislation” above) may curtail the lender’s ability to recover from its borrower the environmental clean-up and other related costs and liabilities incurred by the lender.

If the operations on a foreclosed property are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. This compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

The Pooling and Servicing Agreement will provide that the Master Servicer or the Special Servicer acting on behalf of the Issuing Entity, may not acquire title to, or possession of, a Mortgaged Property, take over its operation or take any other action that might subject the Issuing Entity to liability under CERCLA or comparable laws unless the Master Servicer or Special Servicer has previously determined, based upon a Phase I environmental site assessment (as described below) or other specified environmental assessment prepared by a person who regularly conducts the environmental assessments, that the mortgaged property is in compliance with applicable environmental laws and that there are no circumstances relating to use, management or disposal of any hazardous materials for which investigation, monitoring, containment, clean-up or remediation could be required under applicable environmental laws, or that it would be in the best economic interest of the Issuing Entity to take any actions as are necessary to bring the Mortgaged Property into compliance with those laws or as may be required under the laws. A Phase I environmental site assessment generally involves identification of recognized

512

environmental conditions (as defined in Guideline E1527-00 of the American Society for Testing and Materials Guidelines) and/or historic recognized environmental conditions (as defined in Guideline E1527-00 of the American Society for Testing and Materials Guidelines) based on records review, site reconnaissance and interviews, but does not involve a more intrusive investigation such as sampling or testing of materials. This requirement is intended to preclude enforcement of the security for the related Mortgage Loan until a satisfactory environmental assessment is obtained or any legally required remedial action is taken, reducing the likelihood that the Issuing Entity will become liable for any Environmental Condition affecting a mortgaged property, but making it more difficult to realize on the security for the Mortgage Loan. However, we cannot assure you that any environmental assessment obtained by the Master Servicer or the Special Servicer will detect all possible Environmental Conditions or that the other requirements of the Pooling and Servicing Agreement, even if fully observed by the Master Servicer and the Special Servicer will in fact insulate the Issuing Entity from liability for Environmental Conditions.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers, including prospective buyers at a foreclosure sale or following foreclosure. This disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-On-Sale and Due-On-Encumbrance Provisions

Some or all of the Mortgage Loans underlying the Offered Certificates may contain due-on-sale and due-on-encumbrance clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the mortgaged property. In recent years, court decisions and legislative actions placed substantial restrictions on the right of lenders to enforce these clauses in many states. However, the Garn-St Germain Depository Institutions Act of 1982 generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to the limitations prescribed in that Act and the regulations promulgated thereunder. The inability to enforce a due-on-sale clause may result in transfer of the related mortgaged property to an uncreditworthy person, which could increase the likelihood of default, which may affect the average life of the Mortgage Loans and the number of Mortgage Loans which may extend to maturity.

In addition, under federal bankruptcy law, due-on-sale clauses may not be enforceable in bankruptcy proceedings and may, under certain circumstances, be eliminated in any modified mortgage resulting from the bankruptcy proceeding.

Junior Liens; Rights of Holders of Senior Liens

The trust may include Mortgage Loans secured by junior liens, while the loans secured by the related senior liens may not be included in that trust. The primary risk to holders of Mortgage Loans secured by junior liens is the possibility that adequate funds will not be received in connection with a foreclosure of the related senior liens to satisfy fully both the senior loans and the junior loan.

In the event that a holder of a senior lien forecloses on a mortgaged property, the proceeds of the foreclosure or similar sale will be applied as follows:

●	first, to the payment of court costs and fees in connection with the foreclosure;
●	second, to real estate taxes;
●	third, in satisfaction of all principal, interest, prepayment or acceleration penalties, if any, and any other sums due and owing to the holder of the senior liens; and
●	last, in satisfaction of all principal, interest, prepayment and acceleration penalties, if any, and any other sums due and owing to the holder of the junior Mortgage Loan.
513

Subordinate Financing

Some Mortgage Loans underlying Offered Certificates may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or the restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to the following additional risks:

●	the borrower may have difficulty servicing and repaying multiple loans;
●	if the subordinate financing permits recourse to the borrower, as is frequently the case, and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan;
●	acts of the senior lender that prejudice the junior lender or impair the junior lender’s security, such as the senior lender’s agreeing to an increase in the principal amount of or the interest rate payable on the senior loan, may create a superior equity in favor of the junior lender;
●	if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender; and
●	the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made. They may also contain provisions that prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment premium, fee or charge. In some states, there are or may be specific limitations upon the late charges that a lender may collect from a borrower for delinquent payments. Some states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment premiums, fees and charges upon an involuntary prepayment is unclear under the laws of many states. Some state statutory provisions may also treat certain prepayment premiums, fees and charges as usurious if in excess of statutory limits. See “—Applicability of Usury Laws” below.

Further, some of the Mortgage Loans underlying the Offered Certificates may not require the payment of specified fees as a condition to prepayment or these requirements have expired, and to the extent some Mortgage Loans do require these fees, these fees may not necessarily deter borrowers from prepaying their Mortgage Loans.

Applicability of Usury Laws

State and federal usury laws limit the interest that lenders are entitled to receive on a Mortgage Loan. In determining whether a given transaction is usurious, courts may include charges in the form of “points” and “fees” as “interest”, but may exclude payments in the form of “reimbursement of foreclosure expenses” or other charges found to be distinct from “interest”. If, however, the amount charged for the use of the money loaned is found to exceed a statutorily established maximum rate, the loan is generally found usurious regardless of the form employed or the degree of overcharge. Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to various types of residential, including multifamily, first Mortgage Loans originated by particular lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on Mortgage Loans covered by Title V. Some states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or imposes a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe.

514

A violation of this type of usury law results in the invalidation of the transaction, permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 (the “ADA”) and rules promulgated thereunder , in order to protect individuals with disabilities, owners of public accommodations, such as hotels, restaurants, shopping centers, hospitals, schools and social service center establishments, must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable.” In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, the altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected property owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, because the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender that is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act, a borrower who enters military service after the origination of the borrower’s Mortgage Loan, including a borrower who was in reserve status and is called to active duty after origination of the Mortgage Loan, may not be charged interest, including fees and charges, above an annual rate of 6% during the period of the borrower’s active duty status, unless a court orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service, including reservists who are called to active duty, after origination of the related Mortgage Loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act.

Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a Master Servicer or Special Servicer to collect full amounts of interest on an affected Mortgage Loan. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts payable to the holders of the Offered Certificates, and would not be covered by advances or any form of credit support provided in connection with the Offered Certificates. In addition, the Relief Act imposes limitations that would impair the ability of a Master Servicer or Special Servicer to foreclose on an affected Mortgage Loan during the borrower’s period of active duty status and, under some circumstances, during an additional three month period after the active duty status ceases.

In addition, pursuant to the laws of various states, under certain circumstances, payments on Mortgage Loans by residents in such states who are called into active duty with the National Guard or the reserves will be deferred. These state laws may also limit the ability of the Master Servicer to foreclose on the related Mortgaged Property. This could result in delays or reductions in payment and increased losses on the Mortgage Loans that would be borne by Certificateholders.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator could be requested or required to obtain certain assurances from prospective investors intending to purchase Offered Certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. It is the policy of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee and the Certificate Administrator to comply with the Requirements to which they are or may become subject and to interpret such Requirements broadly in favor of disclosure. Failure to honor any request by the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee

515

or the Certificate Administrator to provide requested information or take such other actions as may be necessary or advisable for the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s Offered Certificates. In addition, each of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee and the Certificate Administrator intends to comply with the U.S. Bank Secrecy Act, the USA Patriot Act and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection therewith.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses are subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized by and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the Bank Secrecy Act, the anti-money-laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the USA Patriot Act and the regulations issued pursuant to the USA Patriot Act, as well as the narcotic drug laws. Under procedures contained in the Comprehensive Crime Control Act of 1984, the government may seize the property even before conviction. The government must publish notice of the forfeiture proceeding and may give notice to all parties “known to have an alleged interest in the property,” including the holders of Mortgage Loans.

A lender may avoid forfeiture of its interest in the property if it establishes that—

●	its mortgage was executed and recorded before commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or
●	the lender, at the time of execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture.”

However, there is no assurance that such defense will be successful.

Ratings

It is a condition to the issuance of each Class of Offered Certificates that it receives an investment grade credit rating from one or more NRSROs engaged by the Depositor to rate the Offered Certificates (each such NRSRO engaged by the Depositor to rate the Offered Certificates, a “Rating Agency” and, collectively, the “Rating Agencies”). Typically, the four highest rating categories, within which there may be sub-categories or gradations indicating relative standing, signify investment grade.

We are not obligated to maintain any particular rating with respect to any Class of Offered Certificates. Changes affecting the Mortgage Loans, the Mortgaged Properties, the Sponsors, the Certificate Administrator, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer, the Special Servicer, any Outside Servicer, any Outside Special Servicer or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the applicable Mortgage Loan.

A securities rating on mortgage pass-through certificates addresses credit risk and the likelihood of full and timely payment to the applicable certificateholders of all distributions of interest at the applicable pass-through rate on the certificates in question on each distribution date and, except in the case of interest-only certificates, the ultimate payment in full of the certificate balance of each class of certificates in question on a date that is not later than the rated final distribution date with respect to such class of certificates. A rating takes into consideration, among other things, the credit quality of the mortgage pool, structural and legal aspects associated with the certificates in question, and the extent to which the payment stream from the mortgage pool is adequate to make payments required under the certificates in question. A securities rating on mortgage pass-through certificates does not, however, represent any assessment of or constitute a statement regarding—

516

●	whether the price paid for those certificates is fair;
●	whether those certificates are a suitable investment for any particular investor;
●	the tax attributes of those certificates or of the trust;
●	the yield to maturity or, if they have principal balances, the average life of those certificates;
●	the likelihood, timing or frequency of prepayments (whether voluntary or involuntary) of principal on the underlying mortgage loans;
●	the degree to which the amount or frequency of prepayments on the underlying mortgage loans might differ from those originally anticipated;
●	the allocation of prepayment interest shortfalls or whether any compensating interest payments will be made;
●	whether or to what extent the interest payable on those certificates may be reduced in connection with interest shortfalls resulting from the timing of voluntary prepayments;
●	the likelihood that any amounts other than interest at the related mortgage interest rates and principal will be received with respect to the underlying mortgage loans;
●	the likelihood or frequency of yield maintenance charges, assumption fees or penalty charges; or
●	if those certificates provide solely or primarily for payments of interest, whether the holders, despite receiving all payments of interest to which they are entitled, would ultimately recover their initial investments in those certificates.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Offered Certificates; Ratings of the Offered Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”.

In addition, a securities rating on mortgage pass-through certificates does not represent an assessment of the yield to maturity that investors may experience or the possibility that the holders of interest-only certificates might not fully recover their initial investments in the event of delinquencies or defaults or rapid prepayments on the underlying mortgage loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that the holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the mortgage loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the securities ratings assigned to such certificates. The Notional Amount of the Class X-A Certificates may be reduced by the allocation of Realized Losses and prepayments, whether voluntary or involuntary, to the Class A-1, Class A-2, Class A-3 and/or Class A-S Certificates. The Notional Amount of the Class X-B Certificates may be reduced by the allocation of Realized Losses and prepayments, whether voluntary or involuntary, to the Class B and Class C Certificates. The securities ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to distribute interest timely on each such Notional Amount as so reduced from time to time. Therefore, the securities ratings of the Class X-A and Class X-B Certificates should be evaluated independently from similar ratings on other types of securities.

NRSROs that were not engaged by the Depositor to rate the Offered Certificates may nevertheless issue unsolicited credit ratings on one or more Classes of Offered Certificates, relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by the Rating Agencies. The issuance of unsolicited ratings by any NRSRO on a Class of the Offered Certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that Class.

As part of the process of obtaining ratings for the Offered Certificates, the Depositor had initial discussions with and submitted certain materials to five NRSROs, including the Rating Agencies. Based on preliminary feedback

517

from those NRSROs at that time, the Depositor selected the Rating Agencies to rate the Offered Certificates and not the other NRSROs, due in part to their initial subordination levels for the various Classes of the Certificates. In the case of one of the Rating Agencies, the Depositor has requested ratings for only certain Classes of the Offered Certificates, due in part to the initial subordination levels provided by such Rating Agency for the various Classes of the Offered Certificates. Had the Depositor selected alternative NRSROs to rate the Offered Certificates, we cannot assure you as to the ratings that such other NRSROs would have ultimately assigned to the Offered Certificates. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the Depositor. Had the Depositor requested each of the Rating Agencies to rate all Classes of the Offered Certificates, we cannot assure you as to the ratings that any such engaged NRSRO would have ultimately assigned to the Classes of Offered Certificates that it did not rate.

Furthermore, the SEC may determine that any or all of the Rating Agencies no longer qualifies as an NRSRO or is no longer qualified to rate the Offered Certificates, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the Offered Certificates.

Certain actions provided for in the loan agreements require, as a condition to taking such action, that a Rating Agency Confirmation be obtained from each Rating Agency. In certain circumstances, this condition may be deemed to have been met or waived without such a Rating Agency Confirmation being obtained. See the definition of “Rating Agency Confirmation” in this prospectus. In the event such an action is taken without a Rating Agency Confirmation being obtained, we cannot assure you that the applicable Rating Agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. If you invest in the Offered Certificates, pursuant to the Pooling and Servicing Agreement your acceptance of Offered Certificates will constitute an acknowledgment and agreement with the procedures relating to Rating Agency Confirmations described under the definition of “Rating Agency Confirmation” in this prospectus.

Any rating of the Offered Certificates should be evaluated independently from similar ratings on other types of securities. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning Rating Agency.

Pursuant to agreements between Depositor and each Rating Agency, the Rating Agencies will provide ongoing ratings surveillance with respect to the Offered Certificates for as long as they remain issued and outstanding. The Depositor is responsible for the fees paid to the Rating Agencies to rate and to provide ongoing rating surveillance with respect to the Offered Certificates.

Plan of Distribution (Underwriter Conflicts of Interest)

Subject to the terms and conditions set forth in an underwriting agreement with respect to the Offered Certificates (the “Underwriting Agreement”) among the Depositor and the underwriters, the Depositor has agreed to sell to the underwriters, and the underwriters have severally but not jointly agreed to purchase from the Depositor, the respective Certificate Balance or Notional Amount, as applicable, of each Class of Offered Certificates set forth below.

Class	Citigroup Global Markets Inc.	Deutsche Bank Securities Inc.	Goldman Sachs & Co. LLC	Bancroft Capital, LLC	Drexel Hamilton, LLC
Class A-1	$[_______]	$[_______]	$[_______]	$[_______]	$[_______]
Class A-2	$[_______]	$[_______]	$[_______]	$[_______]	$[_______]
Class A-3	$[_______]	$[_______]	$[_______]	$[_______]	$[_______]
Class X-A	$[_______]	$[_______]	$[_______]	$[_______]	$[_______]
Class X-B	$[_______]	$[_______]	$[_______]	$[_______]	$[_______]
Class A-S	$[_______]	$[_______]	$[_______]	$[_______]	$[_______]
Class B	$[_______]	$[_______]	$[_______]	$[_______]	$[_______]
Class C	$[_______]	$[_______]	$[_______]	$[_______]	$[_______]

The Depositor estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $ .

518

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

The Depositor and the Sponsors have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act. The parties to the Pooling and Servicing Agreement have also severally agreed to indemnify the underwriters, and the underwriters, severally and not jointly, have agreed to indemnify the Depositor and controlling persons of the Depositor, against certain liabilities, including liabilities under the Securities Act, and have agreed to contribute to payments required to be made in respect of these liabilities.

The Depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the Depositor from the sale of Offered Certificates will be approximately [__]% of the initial aggregate principal balance of the Offered Certificates, plus accrued interest on the Offered Certificates from September 1, 2024, before deducting expenses payable by the Depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters and dealers may be deemed to have received compensation from the Depositor in the form of underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The Offered Certificates are a new issue of securities with no established trading market. The underwriters have no obligation to make a market in the Offered Certificates. In addition, the ability of the underwriters to make a market in the Offered Certificates may be impacted by changes in regulatory requirements applicable to marketing and selling of, or issuing quotations with respect to, the Offered Certificates or asset backed securities generally. No assurance can be given as to the liquidity of the trading market for the Offered Certificates. Further, we cannot assure you that a secondary market for the Offered Certificates will develop or, if it does develop, that it will continue. See “Risk Factors—Other Risks Relating to the Certificates—The Offered Certificates May Have Limited Liquidity and the Market Value of the Offered Certificates May Decline”.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus, which will include information as to the outstanding principal balance or notional amount, as applicable, of the Offered Certificates and the status of the applicable form of credit enhancement. Except as described under “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus, we cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

Citigroup Global Markets Inc., one of the underwriters, is an affiliate of (i) the Depositor, (ii) CREFI (a Sponsor and an originator) and (iii) Citibank, N.A. (the Certificate Administrator). Goldman Sachs & Co. LLC, one of the underwriters, is an affiliate of GSMC (a Sponsor) and Goldman Sachs Bank USA (an originator). Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of GACC (a Sponsor and an originator) and DBR Investments Co. Limited (an originator). See “Risk Factors—Risks Relating to Conflicts of Interest—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Risks Relating to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests” in this prospectus. GS Bank and DBRI (or affiliates thereof) each hold one or more Companion Loans or interests therein. See “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Whole Loans and Mezzanine Loan Arrangements” and “Description of the Mortgage Pool—The Whole Loans”.

519

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is intended to be directed to affiliates of (i) Citigroup Global Markets Inc., one of the underwriters and one of the co-lead managers and joint bookrunners for this offering, (ii) Goldman Sachs & Co. LLC, one of the underwriters and one of the co-lead managers and joint bookrunners for this offering, and (iii) Deutsche Bank Securities Inc. one of the underwriters and one of the co-lead managers and joint bookrunners for this offering. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the Depositor of the purchase price for the Offered Certificates and (i) the payment by the Depositor to CREFI, an affiliate of Citigroup Global Markets Inc., in its capacity as a Sponsor, of the purchase price for the CREFI Mortgage Loans, (ii) the payment by the Depositor to GSMC, an affiliate of Goldman Sachs & Co. LLC, in its capacity as a Sponsor, of the purchase price for the GSMC Mortgage Loans and (iii) the payment by the Depositor to GACC, an affiliate of Deutsche Bank Securities Inc., in its capacity as a Sponsor and an originator, of the purchase price for the GACC Mortgage Loans. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

As a result of the circumstances described above, each of Citigroup Global Markets Inc., Goldman Sachs & Co. LLC and Deutsche Bank Securities Inc. has a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Risks Relating to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests”.

Incorporation of Certain Information by Reference

All reports filed or caused to be filed by the Depositor with respect to the Issuing Entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than annual reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if an Outside Servicing Agreement is entered into after termination of this offering, any current report on Form 8-K filed after termination of this offering that includes as an exhibit such Outside Servicing Agreement will be deemed to be incorporated by reference into this prospectus.

In addition, any disclosures filed, on or prior to the date of filing of this prospectus, as exhibits to Form ABS-EE by or on behalf of the Depositor with respect to the Issuing Entity will be deemed to be incorporated by reference into this prospectus.

The Depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the Depositor should be directed in writing to its principal executive offices at 388 Greenwich Street, 6th Floor, New York, New York 10013, or by telephone at (212) 816-6000.

Where You Can Find More Information

 The Depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-262701) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC.  This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including distribution reports on Form 10-D, annual reports on Form 10-K, current reports on Form 8-K, and reports on Forms ABS-15G and Forms ABS-EE and any amendments to these reports may be accessed electronically at “http://www.sec.gov” at which you can view and download copies of this prospectus and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system.

The Depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the Issuing Entity on Forms ABS-EE, 10-D, 10-K and 8-K will also be made available on the website of the Certificate Administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

520

Financial Information

The Issuing Entity will be newly formed and will not have engaged in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the Issuing Entity are included in this prospectus.

The Depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the Depositor by Orrick, Herrington & Sutcliffe LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Sidley Austin LLP, New York, New York.

521

Index of Certain Defined Terms

%
% Penalty	214
1
17g-5 Information Provider	344
1986 Act	477
2
2015 Budget Act	484
3
30/360 Basis	324
A
AB Modified Loan	402
AB Whole Loan	166
Accelerated Mezzanine Loan	432
Acceptable Insurance Default	367
Acquired Parcel	219
Actual/360 Basis	210
ADA	515
Additional Improvements	196
Additional Testing Units	194
Administrative Fee Rate	389
ADR	169
Advance Rate	373
Advances	372
Affected Portions of the Property	194
Affirmative Asset Review Vote	445
Allocated Cut-off Date Loan Amount	169
AMI	182
Ancillary Fees	384
Annual Debt Service	169
Anticipated Repayment Date	211
Appraisal Reduction Amount	400
Appraisal Reduction Event	398
Appraised Value	169
Appraised-Out Class	403
Appraiser	401
Approved Exchange	18
Approximate Initial Credit Support	3
ARD	170
ARD Loan	211
Assessment of Compliance	404
Asset Representations Reviewer	300
Asset Representations Reviewer Asset Review Fee	389
Asset Representations Reviewer Ongoing Fee	389
Asset Representations Reviewer Ongoing Fee Rate	389
Asset Representations Reviewer Termination Event	449

Asset Representations Reviewer Upfront Fee	389
Asset Review	446
Asset Review Notice	446
Asset Review Quorum	445
Asset Review Report	448
Asset Review Report Summary	448
Asset Review Standard	447
Asset Review Trigger	444
Asset Review Vote Election	445
Assumed Certificate Coupon	309
Assumed Final Distribution Date	331
Assumption Fees	384
Attestation Report	405
AUL	191
Available Funds	319
B
Balloon Balance	170
Balloon Mortgage Loans	211
Bankruptcy Code	159
Base Interest Fraction	331
BCBS	162
Beds	176
BioMed 2024 Portfolio 2 Back-Up Advancing Agent	233
BioMed 2024 Portfolio 2 Borrowers	233
BioMed 2024 Portfolio 2 Co-Lender Agreement	233
BioMed 2024 Portfolio 2 Controlling Note Holder	235
BioMed 2024 Portfolio 2 Lead Securitization Note	238
BioMed 2024 Portfolio 2 Lead Securitization Noteholder	238
BioMed 2024 Portfolio 2 Major Decision	236
BioMed 2024 Portfolio 2 Master Servicer	233
BioMed 2024 Portfolio 2 Mortgage Loan	232
BioMed 2024 Portfolio 2 Non-Controlling Note	238
BioMed 2024 Portfolio 2 Non-Controlling Note Holder	238
BioMed 2024 Portfolio 2 Non-SASB Holder	233
BioMed 2024 Portfolio 2 Note Holders	232
BioMed 2024 Portfolio 2 Notes	232
BioMed 2024 Portfolio 2 Pari Passu Companion Loans	232
BioMed 2024 Portfolio 2 Pari Passu-AB Whole Loan	232
BioMed 2024 Portfolio 2 Properties	233

522

BioMed 2024 Portfolio 2 SASB Portion	232
BioMed 2024 Portfolio 2 Senior Note Holders	232
BioMed 2024 Portfolio 2 Senior Notes	232
BioMed 2024 Portfolio 2 Special Servicer	233
BioMed 2024 Portfolio 2 Subordinate Note Holder	232
BioMed 2024 Portfolio 2 Subordinate Notes	232
BioMed 2024 Portfolio 2 Trustee	233
BioMed Default Release	218
Borrower Delayed Reimbursements	383
Borrower Party	432
Borrower Restricted Party	240
Borrower Sole Member	180
B-Piece Buyer	137
Brand	205
Bridge Bank	124
Bronx Terminal Market A Notes	250
Bronx Terminal Market Borrower Related Party	253
Bronx Terminal Market Companion Loans	250
Bronx Terminal Market Control Appraisal Period	253
Bronx Terminal Market Controlling Noteholder	253
Bronx Terminal Market Cure Payment	258
Bronx Terminal Market Ground Lease	189
Bronx Terminal Market Intercreditor Agreement	250
Bronx Terminal Market Major Decision	254
Bronx Terminal Market Mortgage Loan	249
Bronx Terminal Market Noteholders	250
Bronx Terminal Market Purchase Notice	258
Bronx Terminal Market Senior Pari Passu Companion Loans	249
Bronx Terminal Market Sequential Pay Event	250
Bronx Terminal Market Subordinate Companion Loan	249
Bronx Terminal Market Threshold Event Collateral	254
Bronx Terminal Market Threshold Event Cure	253
Bronx Terminal Market Whole Loan	250
BTM Special Servicer	296, 360
BX 2024-BIO2 CCR	235

BX 2024-BIO2 CCR Consultation Period	236
BX 2024-BIO2 CCR Consultation Termination Event	236
BX 2024-BIO2 CCR Consultation Termination Period	236
BX 2024-BIO2 CCR Control Period	236
BX 2024-BIO2 CCR Control Termination Event	236
BX 2024-BIO2 Consenting Party	235
BX 2024-BIO2 Consulting Party	236
BX 2024-BIO2 TSA	233
C
CBE	472
CCRE4 Trust	295
CDI 202.01	163
CERCLA	191, 192, 511
Certificate Administrator	287
Certificate Balance	318
Certificate Owner	339
Certificateholder	338
Certificateholder Quorum	413
Certificateholder Repurchase Request	451
Certificates	3, 317
Certifying Certificateholder	348
CGMRC	260
Citibank	287
CityFHEPS	91
Class	317
Class X Certificates	3, 317
Class X Strip Rate	324
Clearstream	345
Clearstream Participants	347
Closing Date	167, 317
CMBS	159, 289
CMBS B-Piece Securities	305
Code	476
Co-Lender Agreement	227
Collateral Deficiency Amount	402
Collection Account	377
Collection Period	320
Communication Request	349
Companion Loan	165
Companion Loan Holder	361
Companion Loan Rating Agency	410
Companion Note	224
Compensating Interest Payment	332
Compensation for Improvements	188
Consent Fees	383
Constraining Level	308
Consultation Election Notice	453
Consultation Requesting Certificateholder	453
Consultation Termination Event	431
Consulting Party	434
Control Eligible Certificates	431
Control Termination Event	431

523

Controlling Class	431
Controlling Class Certificateholder	431
Controlling Class Representative	430
Controlling Note	225
Controlling Note Holder	225
Controlling Pari Passu Companion Loan	363
Controlling Pari Passu Companion Loan Securitization Date	363
Conversion	180
Corrected Loan	368
Corresponding Principal Balance Certificates	4, 318
COVID-19	67
CPR	468
CPY	310
CRECs	191
Credit Risk Retention	4, 59, 162, 164
Credit Risk Retention Rules	304
CREFC®	336
CREFC® Intellectual Property Royalty License Fee	389
CREFC® Intellectual Property Royalty License Fee Rate	389
CREFC® Reports	336
CREFI	166, 260
CREFI BioMed 2024 Portfolio 2 Notes	166
CREFI Data File	261
CREFI Mortgage Loans	166
CREFI Securitization Database	261
Crossed Group	170
Cross-Over Date	323
Culver Collection A Notes	241
Culver Collection Borrower Related Party	244
Culver Collection Companion Loans	241
Culver Collection Control Appraisal Period	244
Culver Collection Controlling Noteholder	244
Culver Collection Cure Payment	249
Culver Collection Intercreditor Agreement	241
Culver Collection Major Decision	245
Culver Collection Mortgage Loan	240
Culver Collection Noteholders	241
Culver Collection Purchase Notice	248
Culver Collection Senior Loan	219
Culver Collection Senior Pari Passu Companion Loans	240
Culver Collection Sequential Pay Event	241
Culver Collection Subordinate Companion Loans	240
Culver Collection Threshold Event Collateral	244

Culver Collection Threshold Event Cure	244
Culver Collection Whole Loan	240
Cumulative Appraisal Reduction Amount	402
Cure/Contest Period	447
Custodian	287, 426
Cut-off Date	165
Cut-off Date Balance	165
Cut-off Date DSCR	171
Cut-off Date Loan-to-Value Ratio	170
Cut-off Date LTV Ratio	170
D
D	213
D or YM	214
D or YMx	214
Daily Portions	479
DB Originators	271
DBRI	268
DDA	204
Debt Service Coverage Ratio	171
Debt Yield on Underwritten NCF	171
Debt Yield on Underwritten Net Cash Flow	171
Debt Yield on Underwritten Net Operating Income	171
Debt Yield on Underwritten NOI	171
Defaulted Bronx Terminal Market Purchase Date	258
Defaulted Culver Collection Purchase Date	248
Defaulted Mortgage Loan	386
Defeasance Deposit	216
Defeasance Loans	215
Defeasance Lock Out Period	215
Defeasance Option	215
Defective Mortgage Loan	358
Definitive Certificate	345
Delegated Directive	16
Delinquent Loan	445
Depositaries	345
Depositor	167, 285
Determination Date	318
Deutsche Bank	268
DHCR	91
Diligence File	352
Directing Holder	429
Disclosable Special Servicer Fees	388
Discount Yield	308
Dispute Resolution Consultation	453
Dispute Resolution Cut-off Date	453
Dispute Resolution Requesting Holder	453
Distribution Account	377
Distribution Date	318
Distributor	14
DMARC	268
DMV	220

524

DMV Lease Reserve Release Request	257
DMV Negotiation End Date	220
DMV Space Funds Reserve	220
Document Defect	352
Dodd-Frank Act	162
DOJ	268
DSCR	171
DTC	345
DTC Participants	345
DTC Rules	346
Due Date	210, 320
Due Diligence Questionnaire	262
Due Diligence Requirements	161
Due Period	320
E
EDGAR	520
EEA	15
Eligible Asset Representations Reviewer	448
Eligible Operating Advisor	442
Enforcing Party	453
Enforcing Servicer	452
Environmental Condition	511
ERISA	487
ERISA Plans	487
ESA	190, 272
Escrow/Reserve Mitigating Circumstances	274
EU	160
EU CRR	160
EU Due Diligence Requirements	160
EU Institutional Investor	161
EU PRIIPS Regulation	15
EU Prospectus Regulation	15
EU Qualified Investor	15
EU Retail Investor	15
EU Securitization Regulation	16, 160
Euroclear	345
Euroclear Operator	347
Euroclear Participants	347
EUWA	13, 161
Excess Interest	211
Excess Interest Distribution Account	378
Excess Liquidation Proceeds	378
Excess Liquidation Proceeds Reserve Account	378
Excess Modification Fees	383
Excess Penalty Charges	384
Excess Prepayment Interest Shortfall	333
Exchange Act	259, 275
Exchange Parcel	219
Excluded Controlling Class Holder	342
Excluded Controlling Class Mortgage Loan	431
Excluded Information	343

Excluded Mortgage Loan	431
Excluded Mortgage Loan Special Servicer	413
Excluded Special Servicer	132
Excluded Special Servicer Information	343
Excluded Special Servicer Mortgage Loan	413
Exemption Rating Agency	491
Expansion Parcel	220
Expected Price	312
Expected Prices	312
F
Facility Pledge	180
FATCA	485
FDIC	124, 153
FETL	18
FIEL	18
Final Asset Status Report	437
Final Dispute Resolution Election Notice	454
Financial Promotion Order	14
FIRREA	268, 272
Fitch	410
Flagstar	124
Form 8-K	259
FPO Persons	14
FSCMA	18
FSMA	13, 161
Funds	293
Future Outside Servicing Agreement	363
G
GAAP	304
GACC	166, 268
GACC Data Tape	269
GACC Deal Team	269
GACC Moffett Towers Building D Note	166
GACC Mortgage Loans	166, 269
General Special Servicer	360
Goldman Originator	278
Grace Period	210
GS Bank	276
GSMC	166, 276
GSMC BioMed 2024 Portfolio 2 Note	166
GSMC Data Tape	277
GSMC Deal Team	276
GSMC Moffett Towers Building D Notes	166
GSMC Mortgage Loans	166, 276
H
Hard Lockbox	172
HCP	180
HCP Upper Tier Lender	180

525

HRECs	191
HRR Certificates	4, 305
HSTP Act	91
I
Icahn Funds	295
ICAP	170
Immaterial Releases	236
Impermissible Risk Retention Affiliate	418
Impermissible TPP Affiliate	418
Indirect Participants	346
Initial Month’s Interest Deposit Amount	321
Initial Pool Balance	165
Initial Rate	211
Initial Requesting Certificateholder	451
In-Place Cash Management	172
Institutional Investor	18
Institutional Investors	161
Interest Accrual Amount	325
Interest Accrual Period	325
Interest Distribution Amount	325
Interest Only Mortgage Loans	211
Interest Reserve Account	377
Interest Shortfall Carryforward	325
Interested Person	425
Interest-Only Certificates	317
intermediary	485
Investment Company Act	1
Investor Certification	338
IRS	477
Issuing Entity	165
J
Japanese Retention Requirement	19
JFSA	19
Joint-Seller Mortgage Loan	350
JRR Rule	19
JV	181
K
KBRA	409
L
L	213
Largest Tenant	172
Largest Tenant Lease Expiration	172
Laurie Smith Trust	180
Lender Liability Act	511
Lennar	293
Liquidation Fee	385
Liquidation Fee Rate	386
Liquidation Proceeds	386
Loan Per Unit	172
Loan-Specific Certificates	317
Loan-Specific Controlling Class	432
Loan-Specific Controlling Class Certificateholder	432

Loan-Specific Controlling Class Representative	432
Loan-Specific Principal Balance Certificates	318
Long Term Testing	194
Loss of Value Payment	356
Loss of Value Reserve Fund	377
Lower-Tier Regular Interests	476
Lower-Tier REMIC	476
Lower-Tier REMIC Distribution Account	377
LTV Ratio at Maturity/ARD	172
LUST	191
M
Macy’s	202
MAI	399
Major Decision	427
Major Decision Reporting Package	429
Market Discount	480
MAS	17
Master Servicer	289
Master Servicer Remittance Date	372
Material Breach	355
Material Defect	355
Material Document Defect	352
Maturity Date/ARD Loan-to-Value Ratio	172
Maturity Date/ARD LTV Ratio	172
Midland	289
MIFID II	15
MIH	182
MOA	304
Modeling Assumptions	468
Modification Fees	383
Monthly Payment	320
Moody’s	410, 442
Morningstar DBRS	289, 442
Mortgage	165
Mortgage ALA	217
Mortgage File	350
Mortgage Loan Purchase Agreement	350
Mortgage Loan Schedule	364
Mortgage Loan Sellers	166
Mortgage Loans	165
Mortgage Note	165
Mortgage Pool	165
Mortgage Rate	325
Mortgaged Property	165
Most Recent NOI	173
N
Net Cash Flow	174
Net Mortgage Pass-Through Rate	324
Net Mortgage Rate	325
NFIP	108
NI 33-105	19
Non-Controlling Note	225

526

Non-Controlling Note Holders	225
Non-Offered Certificates	317
non-qualified intermediary	485
Nonrecoverable Advance	373
Non-Reduced Certificates	339
Non-Reduced Loan-Specific Certificates	339
Non-U.S. Tax Person	485
Notional Amount	318
NRSRO	337, 495
NRSRO Certification	339
O
O	214
O&M Agreement	204
Occupancy	173
Occupancy Date	173
Offer Summary	204
Offered Certificates	317
OID Regulations	478
OLA	154
Operating Advisor	300
Operating Advisor Annual Report	439
Operating Advisor Consultation Trigger Event	314, 436
Operating Advisor Consulting Fee	388
Operating Advisor Fee	388
Operating Advisor Fee Rate	388
Operating Advisor Standard	436
Operating Advisor Termination Event	440
Operating Advisor Upfront Fee	388
Original Balance	173
Other Crossed Loans	358
Outside Certificate Administrator	362
Outside Controlling Class Representative	362
Outside Controlling Note Holder	361, 430
Outside Custodian	362
Outside Depositor	362
Outside Operating Advisor	362
Outside Securitization	362
Outside Serviced AB Whole Loan	362
Outside Serviced Companion Loan	362
Outside Serviced Mortgage Loan	362
Outside Serviced Pari Passu Companion Loan	362
Outside Serviced Pari Passu Whole Loan	362
Outside Serviced Pari Passu-AB Whole Loan	362
Outside Serviced Subordinate Companion Loan	362
Outside Serviced Whole Loan	362
Outside Servicer	362
Outside Servicer Fee Rate	395
Outside Servicing Agreement	362
Outside Special Servicer	362
Outside Trustee	362

Owned Mobile Homes	206
P
P&I Advance	372
PACE	124
Pads	176
PAR	273
Pari Passu Companion Loan	166
Pari Passu Indemnified Items	408
Pari Passu Indemnified Parties	408
Pari Passu Whole Loan	166
Pari Passu-AB Whole Loan	166
Participants	345
Party in Interest	488
Pass-Through Rate	324
PCO	207
PCR	267, 283
Penalty Charges	384
Pentalpha Surveillance	300
Percentage Interest	319
Permitted Investments	319
Permitted Special Servicer/Affiliate Fees	388
PFAS	191
PILOT	127
PIPs	106, 196
Plan Asset Regulations	488
PLL	191
PML	283
PNC Bank	292
Pooled Voting Rights	348
Pooling and Servicing Agreement	360
Pooling and Servicing Agreement Party Repurchase Request	452
Portfolio Appraised Value	169
PRC	17
Preliminary Asset Review Report	447
Preliminary Dispute Resolution Election Notice	453
Prepayment Assumption	479
Prepayment Interest Excess	332
Prepayment Interest Shortfall	332
Prepayment Penalty Description	174
Prepayment Provision	174
Prime Rate	373
Principal Balance Certificates	3, 317
Principal Distribution Amount	325
Principal Shortfall Carryforward	326
Privileged Information	438
Privileged Information Exception	438
Privileged Person	337
Professional Investors	17
Prohibited Person	189
Prohibited Prepayment	333
Promotion of Collective Investment Schemes Exemptions Order	14
Property Advances	372
Proposed Course of Action Notice	453
Prospectus	17

527

PSA	28
PSP	296
PTE	490
Q
qualified intermediary	485
Qualified Mortgage	352
Qualified Substitute Mortgage Loan	357
Qualifying CRE Loan Percentage	304
R
Radon Elevated Units	194
Rated Final Distribution Date	332
Rating Agencies	516
Rating Agency	516
Rating Agency Confirmation	457
Rating Agency Declination	457
RCA	293
RCM	293
RCRA	511
Realized Loss	334
REC	190
Recognition Agreement	180
Record Date	318
Registration Statement	520
Regular Certificates	317
Regular Interestholder	478
Regular Interests	476
Regulation AB	405
Regulation RR	304
Related Group	174
Release Amount	217, 218
Release Date	216
Release Parcel	218
Relevant Persons	14
REMIC	476
REMIC LTV Test	157
REMIC Regulations	476
REO Account	378
REO Companion Loan	327
REO Loan	327
REO Mortgage Loan	327
REO Property	317
Repurchase Price	355
Repurchase Request	452
Requesting Certificateholder	453
Requesting Holders	403
Requesting Investor	349
Requesting Party	456
Required Credit Risk Retention Percentage	304
Requirements	515
Residual Certificates	317
Resolution Failure	452
Resolved	452
Restricted Group	491
Restricted Holder	240
Restricted Party	438
Retaining Parties	304

Retaining Sponsor	304
Retaining Third Party Purchaser	304
Review Materials	446
Revised Rate	211
RevPAR	174
Risk Retention Affiliate	418
Risk Retention Affiliated	418
ROFR Property	204
Rooms	176
RREF AIV	304
Rule 17g-5	339, 419
S
S&P	289, 442
Scheduled Certificate Interest Payments	310
Scheduled Certificate Principal Payments	306
Scheduled Principal Distribution Amount	326
SEC	259, 275
Securities Act	405
Securitization Accounts	317
Securitization Regulations	161
SEL	283
Senior Certificates	317
Serviced AB Whole Loan	360
Serviced Companion Loan	361
Serviced Companion Loan Holder	361
Serviced Companion Loan Securities	132, 410
Serviced Loans	361
Serviced Mortgage Loans	361
Serviced Outside Controlled Companion Loan	361
Serviced Outside Controlled Mortgage Loan	361
Serviced Outside Controlled Whole Loan	361
Serviced Pari Passu Companion Loan	360
Serviced Pari Passu Companion Loan Holder	361
Serviced Pari Passu Whole Loan	360
Serviced Pari Passu-AB Whole Loan	360
Serviced Subordinate Companion Loan	361
Serviced Subordinate Companion Loan Holder	361
Serviced Whole Loan	360
Servicer Termination Events	409
Servicing Fee	381
Servicing Fee Rate	382
Servicing Function Participant	405
Servicing Shift Companion Loan	362
Servicing Shift Mortgage Loan	363
Servicing Shift Whole Loan	363
Servicing Standard	365

528

Servicing Transfer Event	366
SFA	17
SFO	17
SFR	297
Short Term Testing	194
Similar Law	493
Situs	297
Situs Asset Management	298
Situs Holdings	296
SMMEA	495
Soft Lockbox	174
Special Servicer	360
Special Servicer Decision	369
Special Servicing Fee	384
Special Servicing Fee Rate	384
Specially Serviced Loan	366
Split Mortgage Loan	165
Sponsors	167, 260
Springing Cash Management	174
Springing Lockbox	174
Startup Day	476
Stated Principal Balance	326
Static Pool Data	114
Stone Point	293, 296
Structured Product	17
Subordinate Certificates	317
Subordinate Companion Loan	166
Sub-Servicing Agreement	371
SVB	124
T
Target Price	309
TCO	207
Termination Purchase Amount	458
Terms and Conditions	347
Tests	446
Third Party Report	168
TIA	163
Title V	514
TLE	203
Trailing 12 NOI	173
Treasury Curve Interpolated Yield	307
Treasury-Priced Expected Price	310
Treasury-Priced Interest-Only Certificates	307
Treasury-Priced Interest-Only Expected Price	311
Treasury-Priced Principal Balance Certificates	306
Trident VI Funds	296
Trident VII Funds	296
Triggering Event of Default	235
TRIPRA	110
Trust MHP Master Lease	206
Trust MHP Master Tenant	206
Trust REMICs	476
Trust Subordinate Companion Loan	4, 165

Trust Subordinate Companion Loan REMIC Distribution Account	377
Trust Subordinate Companion Whole Loan	165
Trustee	286
Trustee/Certificate Administrator Fee	388
Trustee/Certificate Administrator Fee Rate	388
TSA	28
U
U.S. EPA	192
U.S. Tax Person	485
UK	13, 160
UK CRR	161
UK Due Diligence Requirements	161
UK Institutional Investor	161
UK MIFIR Product Governance Rules	14
UK PRIIPS Regulation	13
UK Prospectus Regulation	13
UK Qualified Investor	13
UK Retail Investor	13
UK Securitization Regulation	16, 161
Underwriter Entities	130
Underwriter Exemption	490
Underwriting Agreement	518
Underwritten EGI	175
Underwritten Expenses	174
Underwritten NCF	174
Underwritten NCF DSCR	171
Underwritten Net Cash Flow	174
Underwritten Net Operating Income	175
Underwritten NOI	175
Underwritten Revenues	175
Units	176
Unscheduled Principal Distribution Amount	326
Unsolicited Information	446
Updated Appraisal	421
Upper Tier Facility	180
Upper Tier Guaranty	180
Upper-Tier REMIC	476
Upper-Tier REMIC Distribution Account	377
UST	191
UW NCF DSCR	171
V
Volcker Rule	163
Voting Rights	347
W
WAC Rate	324
Weighted Average Mortgage Rate	176
Whole Loan	165
Whole Loan Custodial Account	377

529

Whole Loan Event of Default	235
Withheld Amounts	377
Workout Fee	385
Workout Fee Rate	385
Workout-Delayed Reimbursement Amount	376
WSFS Bank	286
Y
Yield Curve Interpolated Yield	310

Yield Priced Certificates	306
Yield Priced Expected Price	312
YM	213
YM Group A	330
YM Group B/C	330
YM Group D	330
YM Groups	330
YMx	213

530

ANNEX A

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

(THIS PAGE INTENTIONALLY LEFT BLANK)

Benchmark 2024-V10

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	% of Loan Balance	Mortgage Loan Originator	Mortgage Loan Seller	Related Group	Crossed Group	Address	City	County

1	Loan	9,10 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23	8	BioMed 2024 Portfolio 2	9.96%		CREFI, JPMCB, GSBI, WFB	CREFI, GSMC	NAP	NAP	Various	Various	Various
1.01	Property		1	200 Sidney	3.2%	32.2%					200 Sidney Street	Cambridge	Middlesex
1.02	Property		1	Lincoln Centre	2.1%	21.1%					200, 300, 400, 500 and 800 Lincoln Centre Drive	Foster City	San Mateo
1.03	Property		1	40 Erie Street	1.4%	14.5%					40 Erie Street	Cambridge	Middlesex
1.04	Property		1	4570 Executive Drive	1.2%	11.6%					4570 Executive Drive	San Diego	San Diego
1.05	Property		1	9360-9390 Towne Centre Drive	0.9%	9.2%					9360-9390 Towne Centre Drive	San Diego	San Diego
1.06	Property		1	21 Erie Street	0.7%	7.4%					21 Erie Street	Cambridge	Middlesex
1.07	Property		1	47 Erie Street Parking Structure	0.3%	2.8%					47 Erie Street	Cambridge	Middlesex
1.08	Property		1	Eastgate Mall	0.1%	1.3%					4575 Eastgate Mall	San Diego	San Diego
2	Loan	24, 25, 26, 27	1	Hyatt Centric Hotel & Shops Waikiki Beach	9.3%	100.0%	CREFI	CREFI	NAP	NAP	349 Seaside Avenue	Honolulu	Honolulu
3	Loan	9, 28, 29, 30, 31, 32, 33, 34, 35, 36, 37	6	Culver Collection	8.9%		GACC, WFBNA	GACC	Group 1	NAP	Various	Culver City	Los Angeles
3.01	Property		1	Hayden & National	4.3%	47.7%					3520-3542 Hayden Avenue	Culver City	Los Angeles
3.02	Property		1	3505-3525 Hayden	2.0%	22.1%					3505-3525 Hayden Avenue	Culver City	Los Angeles
3.03	Property		1	Hayden & Higuera	0.8%	9.3%					8557 & 8559 Higuera Street and 3623-3635 Hayden Avenue	Culver City	Los Angeles
3.04	Property		1	3555 Hayden	0.7%	7.6%					3555 Hayden Avenue	Culver City	Los Angeles
3.05	Property		1	8511 Warner Drive	0.6%	6.8%					8511 Warner Drive	Culver City	Los Angeles
3.06	Property		1	3585 Hayden	0.6%	6.4%					3585 Hayden Avenue	Culver City	Los Angeles
4	Loan	9, 38, 39, 40, 41, 42, 43	1	Bronx Terminal Market	8.1%	100.0%	GACC, BANA, SMC, WFBNA	GACC	NAP	NAP	610 Exterior Street	Bronx	Bronx
5	Loan	9, 44, 45, 46	1	Moffett Towers Building D	6.3%	100.0%	GSBI, DBRI, UBS AG	GSMC, GACC	NAP	NAP	1100 Enterprise Way	Sunnyvale	Santa Clara
6	Loan	9, 47, 48, 49	1	Culver Steps	5.6%	100.0%	DBRI, WFBNA	GACC	Group 1	NAP	9300 Culver Boulevard	Culver City	Los Angeles
7	Loan	50, 51, 52, 53	1	2767-2777 Atlantic Avenue	4.1%	100.0%	CREFI	CREFI	NAP	NAP	2767-2777 Atlantic Avenue	Brooklyn	Kings
8	Loan	54, 55, 56	3	AAA Stow-A-Way Storage Portfolio	3.9%		CREFI	CREFI	NAP	NAP	Various	Various	Various
8.01	Property		1	AAA Stow-A-Way Storage - Paducah	3.2%	81.6%					Various	Paducah, Kevil, Boaz	McCracken, Graves
8.02	Property		1	AAA Stow-A-Way Storage - Mayfield	0.5%	14.0%					Various	Mayfield	Graves
8.03	Property		1	AAA Stow-A-Way Storage - Metropolis	0.2%	4.4%					19 Pullen Road	Metropolis	Massac
9	Loan	57, 58, 59, 60, 61, 62, 63	1	1000 Lorimer	3.8%	100.0%	CREFI	CREFI	NAP	NAP	1000 Lorimer Street	Brooklyn	Kings
10	Loan	64	1	The Grove Apartments	3.5%	100.0%	CREFI	CREFI	NAP	NAP	1526 West Candletree Drive	Peoria	Peoria
11	Loan	65, 66, 67	2	Park City Office Portfolio	3.3%		GSBI	GSMC	NAP	NAP	Various	Park City	Summit
11.01	Property		1	Newpark I	1.6%	50.0%					1141 West Ute Boulevard	Park City	Summit
11.02	Property		1	Newpark III	1.6%	50.0%					1389 Center Drive	Park City	Summit
12	Loan	68	1	155-163 East 92nd Street	3.1%	100.0%	CREFI	CREFI	NAP	NAP	155-163 East 92nd Street	New York	New York
13	Loan	69, 70, 71	7	LocalStorage Seven Property Portfolio	3.0%		GSBI	GSMC	NAP	NAP	Various	Various	Various
13.01	Property		1	1732 Derby-Milford Road	0.8%	27.1%					1732 Derby-Milford Road	Derby	New Haven
13.02	Property		1	167 Fly Rod Road and 697 Moscow Road	0.6%	19.4%					167 Fly Rod Road and 697 Moscow Road	Stowe	Lamoille
13.03	Property		1	1127 East Lynchburg Salem Turnpike	0.5%	17.8%					1127 East Lynchburg Salem Turnpike	Bedford	Bedford
13.04	Property		1	635 Aaron Parkway	0.4%	13.1%					635 Aaron Parkway	Centralia	Clinton
13.05	Property		1	617 Moon Clinton Road	0.3%	11.0%					617 Moon Clinton Road	Coraopolis	Allegheny
13.06	Property		1	4073 Constitution Boulevard	0.2%	6.2%					4073 Constitution Boulevard	Darlington	Beaver
13.07	Property		1	3739 New Castle Road	0.2%	5.5%					3739 New Castle Road	West Middlesex	Mercer
14	Loan	72, 73	1	Marriott Durham City Center	2.6%	100.0%	CREFI	CREFI	NAP	NAP	201 Foster Street	Durham	Durham
15	Loan	74, 75	1	8 West 38th Street	2.6%	100.0%	CREFI	CREFI	NAP	NAP	8 West 38th Street	New York	New York
16	Loan		2	Sunnyside Multifamily Portfolio	2.4%		CREFI	CREFI	Group 2	NAP	Various	Sunnyside	Queens
16.01	Property		1	43-04 48th Street	1.2%	51.4%					43-04 48th Street	Sunnyside	Queens
16.02	Property		1	43-38 47th Street	1.2%	48.6%					43-38 47th Street	Sunnyside	Queens
17	Loan	76	2	Roxborough Portfolio	2.4%		CREFI	CREFI	NAP	NAP	Various	Philadelphia	Philadelphia
17.01	Property		1	Domino Lane Apartments	1.5%	62.4%					477-89 Domino Lane	Philadelphia	Philadelphia
17.02	Property		1	Parker Place Apartments	0.9%	37.6%					300-312 Parker Avenue	Philadelphia	Philadelphia
18	Loan	9, 77, 78, 79, 80, 81, 82	1	Stonebriar Centre	2.2%	100.0%	GSBI, BANA, SGFC	GSMC	NAP	NAP	2601 Preston Road	Frisco	Collin
19	Loan	83, 84, 85, 86	1	2315 North Front Street	1.9%	100.0%	GACC	GACC	NAP	NAP	2315-2325 North Front Street	Philadelphia	Philadelphia
20	Loan	87	1	Field Haven Apartments	1.9%	100.0%	GSBI	GSMC	NAP	NAP	1077 Gateview Drive	Portland	Sumner
21	Loan		1	5th & K	1.5%	100.0%	GSBI	GSMC	NAP	NAP	301-333 Fifth Avenue, 579 K Street and 356 Sixth Avenue	San Diego	San Diego
22	Loan	88, 89	1	Residence Inn Pinehurst	1.4%	100.0%	CREFI	CREFI	NAP	NAP	105 Brucewood Road	Southern Pines	Moore
23	Loan	90	1	Black Mountain Center	1.1%	100.0%	CREFI	CREFI	NAP	NAP	8325 West Happy Valley Road	Peoria	Maricopa
24	Loan		2	CityLine Huntsville Storage Portfolio	1.0%		CREFI	CREFI	NAP	NAP	Various	Huntsville	Madison
24.01	Property		1	Storage Sense - County Road	0.6%	61.5%					1015 County Road Northwest	Huntsville	Madison
24.02	Property		1	Storage Sense - Highway 72	0.4%	38.5%					2386 Highway 72 East	Huntsville	Madison
25	Loan	91, 92	1	UC Flats	0.9%	100.0%	CREFI	CREFI	NAP	NAP	4612 Sansom Street	Philadelphia	Philadelphia
26	Loan	93	1	1672 Third Avenue	0.9%	100.0%	CREFI	CREFI	NAP	NAP	1672 Third Avenue	New York	New York
27	Loan	94	1	Woodhaven 85	0.9%	100.0%	DBRI	GACC	Group 2	NAP	84-25 85th Road	Woodhaven	Queens
28	Loan	95, 96	3	West Fargo Industrial	0.8%		GACC	GACC	NAP	NAP	Various	West Fargo	Cass
28.01	Property		1	1700 and 1740 Main Avenue West	0.4%	54.7%					1700 and 1740 Main Avenue West	West Fargo	Cass
28.02	Property		1	474, 500 and 526 10th Street Northeast	0.3%	35.8%					474, 500 and 526 10th Street Northeast	West Fargo	Cass
28.03	Property		1	617 and 625 13th Street Northeast	0.1%	9.4%					617 and 625 13th Street Northeast	West Fargo	Cass
29	Loan	97, 98	1	Woodman Townhomes	0.8%	100.0%	DBRI	GACC	NAP	NAP	6958 Woodman Avenue	Van Nuys	Los Angeles
30	Loan	99, 100	1	Inwood 213	0.7%	100.0%	DBRI	GACC	Group 2	NAP	514 West 213th Street	New York	New York
31	Loan	101	1	1000 Albion Avenue	0.7%	100.0%	GSBI	GSMC	NAP	NAP	1000 Albion Avenue	Schaumburg	Cook
32	Loan	102, 103	5	Trust Communities MHP Portfolio	0.7%		GACC	GACC	NAP	NAP	Various	Summerville	Various
32.01	Property		1	Bell MHC	0.2%	27.6%					110 Bell Drive	Summerville	Charleston
32.02	Property		1	Magnolia MHC	0.2%	26.3%					109 East 8th North Street	Summerville	Dorchester
32.03	Property		1	Palzita MHC	0.1%	17.1%					1-10 Palzita Lane	Summerville	Dorchester
32.04	Property		1	Thomas MHC	0.1%	14.5%					740 East Cain Street	Summerville	Charleston
32.05	Property		1	Cone MHC	0.1%	14.5%					232-250 Cone Lane	Summerville	Dorchester

A-1

Benchmark 2024-V10

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	State	Zip Code	General Property Type	Detailed Property Type	Year Built	Year Renovated	Number of Units	Unit of Measure	Loan Per Unit ($)	Original Balance ($)

1	Loan	9,10 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23	8	BioMed 2024 Portfolio 2	9.96%	Various	Various	Various	Various	Various	Various	995,458	SF	552.40	73,500,000
1.01	Property		1	200 Sidney	3.2%	MA	02139	Mixed Use	Lab/Office	2000	2016	188,616	SF		23,650,559
1.02	Property		1	Lincoln Centre	2.1%	CA	94404	Mixed Use	Lab/Office	2017	NAP	360,000	SF		15,473,684
1.03	Property		1	40 Erie Street	1.4%	MA	02139	Mixed Use	Lab/Office	1996	2015	106,638	SF		10,638,158
1.04	Property		1	4570 Executive Drive	1.2%	CA	92121	Mixed Use	Lab/Office	2000	2019	125,550	SF		8,541,474
1.05	Property		1	9360-9390 Towne Centre Drive	0.9%	CA	92121	Mixed Use	Lab/Office	1990	2020	147,577	SF		6,769,737
1.06	Property		1	21 Erie Street	0.7%	MA	02139	Mixed Use	Lab/Office	1925	2018	51,914	SF		5,428,362
1.07	Property		1	47 Erie Street Parking Structure	0.3%	MA	02139	Other	Parking Garage	1997	NAP	447	Spaces		2,030,921
1.08	Property		1	Eastgate Mall	0.1%	CA	92121	Mixed Use	Lab/Office	1989	2020	15,163	SF		967,105
2	Loan	24, 25, 26, 27	1	Hyatt Centric Hotel & Shops Waikiki Beach	9.3%	HI	96815	Mixed Use	Hospitality/Retail	1980	2017	230	Rooms	300,000.00	69,000,000
3	Loan	9, 28, 29, 30, 31, 32, 33, 34, 35, 36, 37	6	Culver Collection	8.9%	CA	90232	Various	Various	Various	Various	307,905	SF	389.73	66,000,000
3.01	Property		1	Hayden & National	4.3%	CA	90232	Office	CBD	1945, 2000, 2001, 2002, 2014	NAP	157,620	SF		31,507,538
3.02	Property		1	3505-3525 Hayden	2.0%	CA	90232	Office	CBD	1948, 1959	2006, 2021	66,932	SF		14,592,965
3.03	Property		1	Hayden & Higuera	0.8%	CA	90232	Office	CBD	1942	1995	35,111	SF		6,163,317
3.04	Property		1	3555 Hayden	0.7%	CA	90232	Office	CBD	1949, 1979	2024	24,919	SF		5,002,513
3.05	Property		1	8511 Warner Drive	0.6%	CA	90232	Other	Parking Garage	1951	NAP	295	Spaces		4,477,387
3.06	Property		1	3585 Hayden	0.6%	CA	90232	Office	CBD	2010	NAP	23,323	SF		4,256,282
4	Loan	9, 38, 39, 40, 41, 42, 43	1	Bronx Terminal Market	8.1%	NY	10451	Retail	Anchored	2009	NAP	918,779	SF	261.22	60,000,000
5	Loan	9, 44, 45, 46	1	Moffett Towers Building D	6.3%	CA	94089	Office	Suburban	2014	NAP	357,481	SF	405.62	46,500,000
6	Loan	9, 47, 48, 49	1	Culver Steps	5.6%	CA	90232	Mixed Use	Office/Retail	2019	NAP	121,736	SF	616.09	41,250,000
7	Loan	50, 51, 52, 53	1	2767-2777 Atlantic Avenue	4.1%	NY	11207	Multifamily	Mid Rise	2024	NAP	104	Units	288,461.54	30,000,000
8	Loan	54, 55, 56	3	AAA Stow-A-Way Storage Portfolio	3.9%	Various	Various	Self Storage	Self Storage	Various	Various	732,769	SF	38.89	28,500,000
8.01	Property		1	AAA Stow-A-Way Storage - Paducah	3.2%	KY	42001, 42003, 42027, 42053	Self Storage	Self Storage	1989-2022	NAP	592,486	SF		23,249,199
8.02	Property		1	AAA Stow-A-Way Storage - Mayfield	0.5%	KY	42066	Self Storage	Self Storage	1989-2024	NAP	102,733	SF		3,986,764
8.03	Property		1	AAA Stow-A-Way Storage - Metropolis	0.2%	IL	62960	Self Storage	Self Storage	2009	2022	37,550	SF		1,264,037
9	Loan	57, 58, 59, 60, 61, 62, 63	1	1000 Lorimer	3.8%	NY	11222	Multifamily	Mid Rise	2024	NAP	49	Units	577,551.02	28,300,000
10	Loan	64	1	The Grove Apartments	3.5%	IL	61614	Multifamily	Garden	1968	2023	318	Units	80,974.84	25,750,000
11	Loan	65, 66, 67	2	Park City Office Portfolio	3.3%	UT	84098	Office	Suburban	Various	NAP	122,778	SF	195.47	24,000,000
11.01	Property		1	Newpark I	1.6%	UT	84098	Office	Suburban	2005	NAP	61,560	SF		12,000,000
11.02	Property		1	Newpark III	1.6%	UT	84098	Office	Suburban	2012	NAP	61,218	SF		12,000,000
12	Loan	68	1	155-163 East 92nd Street	3.1%	NY	10128	Multifamily	Mid Rise	1910	NAP	86	Units	263,953.49	22,700,000
13	Loan	69, 70, 71	7	LocalStorage Seven Property Portfolio	3.0%	Various	Various	Self Storage	Self Storage	Various	Various	259,933	SF	85.21	22,150,000
13.01	Property		1	1732 Derby-Milford Road	0.8%	CT	06418	Self Storage	Self Storage	1988-2024	NAP	30,900	SF		5,997,598
13.02	Property		1	167 Fly Rod Road and 697 Moscow Road	0.6%	VT	05672	Self Storage	Self Storage	1974-1987	2003	37,433	SF		4,286,962
13.03	Property		1	1127 East Lynchburg Salem Turnpike	0.5%	VA	24523	Self Storage	Self Storage	1989	2002	63,400	SF		3,952,662
13.04	Property		1	635 Aaron Parkway	0.4%	IL	62801	Self Storage	Self Storage	2005	2024	57,275	SF		2,892,398
13.05	Property		1	617 Moon Clinton Road	0.3%	PA	15108	Self Storage	Self Storage	2010	NAP	28,475	SF		2,440,985
13.06	Property		1	4073 Constitution Boulevard	0.2%	PA	16115	Self Storage	Self Storage	2009	NAP	24,725	SF		1,367,800
13.07	Property		1	3739 New Castle Road	0.2%	PA	16159	Self Storage	Self Storage	2008	NAP	17,725	SF		1,211,595
14	Loan	72, 73	1	Marriott Durham City Center	2.6%	NC	27701	Hospitality	Full Service	1989	2016	190	Rooms	102,631.58	19,500,000
15	Loan	74, 75	1	8 West 38th Street	2.6%	NY	10018	Office	CBD	1900	2021	120,589	SF	157.56	19,000,000
16	Loan		2	Sunnyside Multifamily Portfolio	2.4%	NY	11104	Multifamily	Mid Rise	Various	NAP	168	Units	105,357.14	17,700,000
16.01	Property		1	43-04 48th Street	1.2%	NY	11104	Multifamily	Mid Rise	1927	NAP	82	Units		9,101,000
16.02	Property		1	43-38 47th Street	1.2%	NY	11104	Multifamily	Mid Rise	1928	NAP	86	Units		8,599,000
17	Loan	76	2	Roxborough Portfolio	2.4%	PA	19128	Multifamily	Low Rise	Various	2021	127	Units	139,370.08	17,700,000
17.01	Property		1	Domino Lane Apartments	1.5%	PA	19128	Multifamily	Low Rise	1960	2021	83	Units		11,053,165
17.02	Property		1	Parker Place Apartments	0.9%	PA	19128	Multifamily	Low Rise	1974	2021	44	Units		6,646,835
18	Loan	9, 77, 78, 79, 80, 81, 82	1	Stonebriar Centre	2.2%	TX	75033	Retail	Super Regional Mall	2000	NAP	1,096,880	SF	232.48	16,000,000
19	Loan	83, 84, 85, 86	1	2315 North Front Street	1.9%	PA	19133	Multifamily	Mid Rise	2023	NAP	63	Units	219,444.44	13,825,000
20	Loan	87	1	Field Haven Apartments	1.9%	TN	37148	Multifamily	Garden	2023	NAP	112	Units	123,214.29	13,800,000
21	Loan		1	5th & K	1.5%	CA	92101	Mixed Use	Retail/Other	2005	NAP	28,259	SF	389.26	11,000,000
22	Loan	88, 89	1	Residence Inn Pinehurst	1.4%	NC	28387	Hospitality	Extended Stay	1996	2023	80	Rooms	125,000.00	10,000,000
23	Loan	90	1	Black Mountain Center	1.1%	AZ	85383	Mixed Use	Retail/Office	2020	NAP	28,418	SF	285.03	8,100,000
24	Loan		2	CityLine Huntsville Storage Portfolio	1.0%	AL	Various	Self Storage	Self Storage	Various	NAP	136,050	SF	53.29	7,250,000
24.01	Property		1	Storage Sense - County Road	0.6%	AL	35801	Self Storage	Self Storage	2001	NAP	84,575	SF		4,460,000
24.02	Property		1	Storage Sense - Highway 72	0.4%	AL	35811	Self Storage	Self Storage	1993	NAP	51,475	SF		2,790,000
25	Loan	91, 92	1	UC Flats	0.9%	PA	19139	Multifamily	Low Rise	2017	NAP	42	Units	166,666.67	7,000,000
26	Loan	93	1	1672 Third Avenue	0.9%	NY	10128	Mixed Use	Multifamily/Retail	1905	2023	16	Units	412,187.50	6,595,000
27	Loan	94	1	Woodhaven 85	0.9%	NY	11421	Multifamily	Mid Rise	1935	NAP	48	Units	131,250.00	6,300,000
28	Loan	95, 96	3	West Fargo Industrial	0.8%	ND	58078	Industrial	Warehouse	Various	NAP	150,099	SF	38.31	5,750,000
28.01	Property		1	1700 and 1740 Main Avenue West	0.4%	ND	58078	Industrial	Warehouse	1998	NAP	82,347	SF		3,146,226
28.02	Property		1	474, 500 and 526 10th Street Northeast	0.3%	ND	58078	Industrial	Warehouse	2005	NAP	52,752	SF		2,061,321
28.03	Property		1	617 and 625 13th Street Northeast	0.1%	ND	58078	Industrial	Warehouse	2004	NAP	15,000	SF		542,453
29	Loan	97, 98	1	Woodman Townhomes	0.8%	CA	91405	Multifamily	Garden	1964	2021	23	Units	247,826.09	5,700,000
30	Loan	99, 100	1	Inwood 213	0.7%	NY	10034	Multifamily	Mid Rise	1927	NAP	45	Units	113,333.33	5,100,000
31	Loan	101	1	1000 Albion Avenue	0.7%	IL	60193	Industrial	Printing Press	2000	NAP	160,000	SF	31.25	5,000,000
32	Loan	102, 103	5	Trust Communities MHP Portfolio	0.7%	SC	Various	Manufactured Housing	Manufactured Housing	Various	Various	70	Pads	71,428.57	5,000,000
32.01	Property		1	Bell MHC	0.2%	SC	29485	Manufactured Housing	Manufactured Housing	1979	2023	16	Pads		1,381,579
32.02	Property		1	Magnolia MHC	0.2%	SC	29483	Manufactured Housing	Manufactured Housing	1986	NAP	21	Pads		1,315,789
32.03	Property		1	Palzita MHC	0.1%	SC	29485	Manufactured Housing	Manufactured Housing	2006	NAP	10	Pads		855,263
32.04	Property		1	Thomas MHC	0.1%	SC	29485	Manufactured Housing	Manufactured Housing	1968	NAP	13	Pads		723,684
32.05	Property		1	Cone MHC	0.1%	SC	29483	Manufactured Housing	Manufactured Housing	1989	NAP	10	Pads		723,684

A-2

Benchmark 2024-V10

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Cut-off Date Balance ($)	Maturity/ARD Balance ($)	Interest Rate %	Administrative Fee Rate %	Net Mortgage Rate %	Monthly Debt Service (P&I) ($)	Monthly Debt Service (IO) ($)	Annual Debt Service (P&I) ($)	Annual Debt Service (IO) ($)	Amortization Type
									1		2		2
1	Loan	9,10 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23	8	BioMed 2024 Portfolio 2	9.96%	73,500,000	73,500,000	5.48759809004295%	0.01660%	5.47099809004295%	NAP	340,783.65	NAP	4,089,403.80	Interest Only
1.01	Property		1	200 Sidney	3.2%	23,650,559	23,650,559
1.02	Property		1	Lincoln Centre	2.1%	15,473,684	15,473,684
1.03	Property		1	40 Erie Street	1.4%	10,638,158	10,638,158
1.04	Property		1	4570 Executive Drive	1.2%	8,541,474	8,541,474
1.05	Property		1	9360-9390 Towne Centre Drive	0.9%	6,769,737	6,769,737
1.06	Property		1	21 Erie Street	0.7%	5,428,362	5,428,362
1.07	Property		1	47 Erie Street Parking Structure	0.3%	2,030,921	2,030,921
1.08	Property		1	Eastgate Mall	0.1%	967,105	967,105
2	Loan	24, 25, 26, 27	1	Hyatt Centric Hotel & Shops Waikiki Beach	9.3%	69,000,000	69,000,000	7.40000%	0.01660%	7.38340%	NAP	431,409.72	NAP	5,176,916.64	Interest Only
3	Loan	9, 28, 29, 30, 31, 32, 33, 34, 35, 36, 37	6	Culver Collection	8.9%	66,000,000	66,000,000	6.57000%	0.01660%	6.55340%	NAP	366,368.75	NAP	4,396,425.00	Interest Only
3.01	Property		1	Hayden & National	4.3%	31,507,538	31,507,538
3.02	Property		1	3505-3525 Hayden	2.0%	14,592,965	14,592,965
3.03	Property		1	Hayden & Higuera	0.8%	6,163,317	6,163,317
3.04	Property		1	3555 Hayden	0.7%	5,002,513	5,002,513
3.05	Property		1	8511 Warner Drive	0.6%	4,477,387	4,477,387
3.06	Property		1	3585 Hayden	0.6%	4,256,282	4,256,282
4	Loan	9, 38, 39, 40, 41, 42, 43	1	Bronx Terminal Market	8.1%	60,000,000	60,000,000	5.18100%	0.01660%	5.16440%	NAP	262,647.92	NAP	3,151,775.04	Interest Only
5	Loan	9, 44, 45, 46	1	Moffett Towers Building D	6.3%	46,500,000	46,500,000	6.96000%	0.01660%	6.94340%	NAP	273,445.83	NAP	3,281,349.96	Interest Only
6	Loan	9, 47, 48, 49	1	Culver Steps	5.6%	41,250,000	41,250,000	6.63400%	0.01660%	6.61740%	NAP	231,211.02	NAP	2,774,532.24	Interest Only
7	Loan	50, 51, 52, 53	1	2767-2777 Atlantic Avenue	4.1%	30,000,000	30,000,000	6.25000%	0.01660%	6.23340%	NAP	158,420.14	NAP	1,901,041.68	Interest Only
8	Loan	54, 55, 56	3	AAA Stow-A-Way Storage Portfolio	3.9%	28,500,000	28,500,000	6.95000%	0.01660%	6.93340%	NAP	167,355.03	NAP	2,008,260.36	Interest Only
8.01	Property		1	AAA Stow-A-Way Storage - Paducah	3.2%	23,249,199	23,249,199
8.02	Property		1	AAA Stow-A-Way Storage - Mayfield	0.5%	3,986,764	3,986,764
8.03	Property		1	AAA Stow-A-Way Storage - Metropolis	0.2%	1,264,037	1,264,037
9	Loan	57, 58, 59, 60, 61, 62, 63	1	1000 Lorimer	3.8%	28,300,000	28,300,000	6.89000%	0.01660%	6.87340%	NAP	164,745.96	NAP	1,976,951.52	Interest Only
10	Loan	64	1	The Grove Apartments	3.5%	25,750,000	25,750,000	6.54000%	0.01660%	6.52340%	NAP	142,286.63	NAP	1,707,439.56	Interest Only
11	Loan	65, 66, 67	2	Park City Office Portfolio	3.3%	24,000,000	24,000,000	6.70000%	0.01660%	6.68340%	NAP	135,861.11	NAP	1,630,333.32	Interest Only
11.01	Property		1	Newpark I	1.6%	12,000,000	12,000,000
11.02	Property		1	Newpark III	1.6%	12,000,000	12,000,000
12	Loan	68	1	155-163 East 92nd Street	3.1%	22,700,000	22,700,000	6.33000%	0.01660%	6.31340%	NAP	121,405.59	NAP	1,456,867.08	Interest Only
13	Loan	69, 70, 71	7	LocalStorage Seven Property Portfolio	3.0%	22,150,000	22,150,000	6.54000%	0.01660%	6.52340%	NAP	122,394.13	NAP	1,468,729.56	Interest Only
13.01	Property		1	1732 Derby-Milford Road	0.8%	5,997,598	5,997,598
13.02	Property		1	167 Fly Rod Road and 697 Moscow Road	0.6%	4,286,962	4,286,962
13.03	Property		1	1127 East Lynchburg Salem Turnpike	0.5%	3,952,662	3,952,662
13.04	Property		1	635 Aaron Parkway	0.4%	2,892,398	2,892,398
13.05	Property		1	617 Moon Clinton Road	0.3%	2,440,985	2,440,985
13.06	Property		1	4073 Constitution Boulevard	0.2%	1,367,800	1,367,800
13.07	Property		1	3739 New Castle Road	0.2%	1,211,595	1,211,595
14	Loan	72, 73	1	Marriott Durham City Center	2.6%	19,500,000	19,500,000	8.05000%	0.04535%	8.00465%	NAP	132,629.34	NAP	1,591,552.08	Interest Only
15	Loan	74, 75	1	8 West 38th Street	2.6%	19,000,000	19,000,000	7.26000%	0.01660%	7.24340%	NAP	116,546.53	NAP	1,398,558.36	Interest Only
16	Loan		2	Sunnyside Multifamily Portfolio	2.4%	17,700,000	17,700,000	6.57000%	0.01660%	6.55340%	NAP	98,253.44	NAP	1,179,041.28	Interest Only
16.01	Property		1	43-04 48th Street	1.2%	9,101,000	9,101,000
16.02	Property		1	43-38 47th Street	1.2%	8,599,000	8,599,000
17	Loan	76	2	Roxborough Portfolio	2.4%	17,700,000	17,700,000	6.41000%	0.01660%	6.39340%	NAP	95,860.66	NAP	1,150,327.92	Interest Only
17.01	Property		1	Domino Lane Apartments	1.5%	11,053,165	11,053,165
17.02	Property		1	Parker Place Apartments	0.9%	6,646,835	6,646,835
18	Loan	9, 77, 78, 79, 80, 81, 82	1	Stonebriar Centre	2.2%	16,000,000	16,000,000	6.99900%	0.01660%	6.98240%	NAP	94,616.11	NAP	1,135,393.32	Interest Only
19	Loan	83, 84, 85, 86	1	2315 North Front Street	1.9%	13,825,000	13,825,000	6.39600%	0.01660%	6.37940%	NAP	74,710.68	NAP	896,528.16	Interest Only
20	Loan	87	1	Field Haven Apartments	1.9%	13,800,000	13,800,000	6.85000%	0.01660%	6.83340%	NAP	79,869.10	NAP	958,429.20	Interest Only
21	Loan		1	5th & K	1.5%	11,000,000	11,000,000	6.38000%	0.01660%	6.36340%	NAP	59,295.60	NAP	711,547.20	Interest Only
22	Loan	88, 89	1	Residence Inn Pinehurst	1.4%	10,000,000	10,000,000	6.95000%	0.01660%	6.93340%	NAP	58,721.06	NAP	704,652.72	Interest Only
23	Loan	90	1	Black Mountain Center	1.1%	8,100,000	8,100,000	7.24000%	0.01660%	7.22340%	NAP	49,548.75	NAP	594,585.00	Interest Only
24	Loan		2	CityLine Huntsville Storage Portfolio	1.0%	7,250,000	7,250,000	5.70000%	0.01660%	5.68340%	NAP	34,915.80	NAP	418,989.60	Interest Only
24.01	Property		1	Storage Sense - County Road	0.6%	4,460,000	4,460,000
24.02	Property		1	Storage Sense - Highway 72	0.4%	2,790,000	2,790,000
25	Loan	91, 92	1	UC Flats	0.9%	7,000,000	7,000,000	6.78000%	0.01660%	6.76340%	NAP	40,099.31	NAP	481,191.72	Interest Only
26	Loan	93	1	1672 Third Avenue	0.9%	6,595,000	6,595,000	6.47000%	0.01660%	6.45340%	NAP	36,051.90	NAP	432,622.80	Interest Only
27	Loan	94	1	Woodhaven 85	0.9%	6,300,000	6,300,000	5.89000%	0.01660%	5.87340%	NAP	31,351.98	NAP	376,223.76	Interest Only
28	Loan	95, 96	3	West Fargo Industrial	0.8%	5,750,000	5,750,000	7.14300%	0.07535%	7.06765%	NAP	34,702.25	NAP	416,427.00	Interest Only
28.01	Property		1	1700 and 1740 Main Avenue West	0.4%	3,146,226	3,146,226
28.02	Property		1	474, 500 and 526 10th Street Northeast	0.3%	2,061,321	2,061,321
28.03	Property		1	617 and 625 13th Street Northeast	0.1%	542,453	542,453
29	Loan	97, 98	1	Woodman Townhomes	0.8%	5,700,000	5,700,000	5.99700%	0.01660%	5.98040%	NAP	28,881.39	NAP	346,576.68	Interest Only
30	Loan	99, 100	1	Inwood 213	0.7%	5,100,000	5,100,000	6.03000%	0.01660%	6.01340%	NAP	25,983.44	NAP	311,801.28	Interest Only
31	Loan	101	1	1000 Albion Avenue	0.7%	5,000,000	4,751,733	7.29000%	0.01660%	7.27340%	34,244.57	NAP	410,934.84	NAP	Amortizing Balloon
32	Loan	102, 103	5	Trust Communities MHP Portfolio	0.7%	5,000,000	5,000,000	6.57000%	0.01660%	6.55340%	NAP	27,755.21	NAP	333,062.52	Interest Only
32.01	Property		1	Bell MHC	0.2%	1,381,579	1,381,579
32.02	Property		1	Magnolia MHC	0.2%	1,315,789	1,315,789
32.03	Property		1	Palzita MHC	0.1%	855,263	855,263
32.04	Property		1	Thomas MHC	0.1%	723,684	723,684
32.05	Property		1	Cone MHC	0.1%	723,684	723,684

A-3

Benchmark 2024-V10

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	ARD Loan (Yes / No)	Interest Accrual Method	Original Interest-Only Period (Mos.)	Remaining Interest-Only Period (Mos.)	Original Term To Maturity / ARD (Mos.)	Remaining Term To Maturity / ARD (Mos.)	Original Amortization Term (Mos.)	Remaining Amortization Term (Mos.)	Origination Date	Seasoning (Mos.)	Payment Due Date

1	Loan	9,10 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23	8	BioMed 2024 Portfolio 2	9.96%	No	Actual/360	60	59	60	59	0	0	8/9/2024	1	9
1.01	Property		1	200 Sidney	3.2%
1.02	Property		1	Lincoln Centre	2.1%
1.03	Property		1	40 Erie Street	1.4%
1.04	Property		1	4570 Executive Drive	1.2%
1.05	Property		1	9360-9390 Towne Centre Drive	0.9%
1.06	Property		1	21 Erie Street	0.7%
1.07	Property		1	47 Erie Street Parking Structure	0.3%
1.08	Property		1	Eastgate Mall	0.1%
2	Loan	24, 25, 26, 27	1	Hyatt Centric Hotel & Shops Waikiki Beach	9.3%	No	Actual/360	60	60	60	60	0	0	8/21/2024	0	6
3	Loan	9, 28, 29, 30, 31, 32, 33, 34, 35, 36, 37	6	Culver Collection	8.9%	No	Actual/360	60	60	60	60	0	0	8/29/2024	0	6
3.01	Property		1	Hayden & National	4.3%
3.02	Property		1	3505-3525 Hayden	2.0%
3.03	Property		1	Hayden & Higuera	0.8%
3.04	Property		1	3555 Hayden	0.7%
3.05	Property		1	8511 Warner Drive	0.6%
3.06	Property		1	3585 Hayden	0.6%
4	Loan	9, 38, 39, 40, 41, 42, 43	1	Bronx Terminal Market	8.1%	No	Actual/360	60	59	60	59	0	0	8/6/2024	1	6
5	Loan	9, 44, 45, 46	1	Moffett Towers Building D	6.3%	No	Actual/360	60	59	60	59	0	0	7/19/2024	1	6
6	Loan	9, 47, 48, 49	1	Culver Steps	5.6%	No	Actual/360	60	59	60	59	0	0	7/26/2024	1	6
7	Loan	50, 51, 52, 53	1	2767-2777 Atlantic Avenue	4.1%	No	Actual/360	60	60	60	60	0	0	8/8/2024	0	6
8	Loan	54, 55, 56	3	AAA Stow-A-Way Storage Portfolio	3.9%	No	Actual/360	60	60	60	60	0	0	8/13/2024	0	6
8.01	Property		1	AAA Stow-A-Way Storage - Paducah	3.2%
8.02	Property		1	AAA Stow-A-Way Storage - Mayfield	0.5%
8.03	Property		1	AAA Stow-A-Way Storage - Metropolis	0.2%
9	Loan	57, 58, 59, 60, 61, 62, 63	1	1000 Lorimer	3.8%	No	Actual/360	60	60	60	60	0	0	8/21/2024	0	6
10	Loan	64	1	The Grove Apartments	3.5%	No	Actual/360	60	59	60	59	0	0	8/2/2024	1	6
11	Loan	65, 66, 67	2	Park City Office Portfolio	3.3%	No	Actual/360	60	60	60	60	0	0	8/13/2024	0	6
11.01	Property		1	Newpark I	1.6%
11.02	Property		1	Newpark III	1.6%
12	Loan	68	1	155-163 East 92nd Street	3.1%	No	Actual/360	60	59	60	59	0	0	7/30/2024	1	6
13	Loan	69, 70, 71	7	LocalStorage Seven Property Portfolio	3.0%	No	Actual/360	60	60	60	60	0	0	9/5/2024	0	6
13.01	Property		1	1732 Derby-Milford Road	0.8%
13.02	Property		1	167 Fly Rod Road and 697 Moscow Road	0.6%
13.03	Property		1	1127 East Lynchburg Salem Turnpike	0.5%
13.04	Property		1	635 Aaron Parkway	0.4%
13.05	Property		1	617 Moon Clinton Road	0.3%
13.06	Property		1	4073 Constitution Boulevard	0.2%
13.07	Property		1	3739 New Castle Road	0.2%
14	Loan	72, 73	1	Marriott Durham City Center	2.6%	No	Actual/360	60	60	60	60	0	0	8/16/2024	0	6
15	Loan	74, 75	1	8 West 38th Street	2.6%	No	Actual/360	60	59	60	59	0	0	7/31/2024	1	6
16	Loan		2	Sunnyside Multifamily Portfolio	2.4%	No	Actual/360	60	60	60	60	0	0	8/29/2024	0	6
16.01	Property		1	43-04 48th Street	1.2%
16.02	Property		1	43-38 47th Street	1.2%
17	Loan	76	2	Roxborough Portfolio	2.4%	No	Actual/360	60	60	60	60	0	0	9/4/2024	0	6
17.01	Property		1	Domino Lane Apartments	1.5%
17.02	Property		1	Parker Place Apartments	0.9%
18	Loan	9, 77, 78, 79, 80, 81, 82	1	Stonebriar Centre	2.2%	No	Actual/360	60	58	60	58	0	0	7/1/2024	2	1
19	Loan	83, 84, 85, 86	1	2315 North Front Street	1.9%	No	Actual/360	60	60	60	60	0	0	8/14/2024	0	6
20	Loan	87	1	Field Haven Apartments	1.9%	No	Actual/360	60	60	60	60	0	0	8/22/2024	0	6
21	Loan		1	5th & K	1.5%	No	Actual/360	60	60	60	60	0	0	8/28/2024	0	6
22	Loan	88, 89	1	Residence Inn Pinehurst	1.4%	No	Actual/360	61	61	61	61	0	0	9/9/2024	0	6
23	Loan	90	1	Black Mountain Center	1.1%	No	Actual/360	60	60	60	60	0	0	9/5/2024	0	6
24	Loan		2	CityLine Huntsville Storage Portfolio	1.0%	No	Actual/360	60	60	60	60	0	0	8/28/2024	0	6
24.01	Property		1	Storage Sense - County Road	0.6%
24.02	Property		1	Storage Sense - Highway 72	0.4%
25	Loan	91, 92	1	UC Flats	0.9%	No	Actual/360	60	60	60	60	0	0	8/29/2024	0	6
26	Loan	93	1	1672 Third Avenue	0.9%	No	Actual/360	60	59	60	59	0	0	8/2/2024	1	6
27	Loan	94	1	Woodhaven 85	0.9%	No	Actual/360	60	60	60	60	0	0	8/29/2024	0	6
28	Loan	95, 96	3	West Fargo Industrial	0.8%	No	Actual/360	60	58	60	58	0	0	6/20/2024	2	6
28.01	Property		1	1700 and 1740 Main Avenue West	0.4%
28.02	Property		1	474, 500 and 526 10th Street Northeast	0.3%
28.03	Property		1	617 and 625 13th Street Northeast	0.1%
29	Loan	97, 98	1	Woodman Townhomes	0.8%	No	Actual/360	60	58	60	58	0	0	6/26/2024	2	6
30	Loan	99, 100	1	Inwood 213	0.7%	No	Actual/360	60	60	60	60	0	0	8/29/2024	0	6
31	Loan	101	1	1000 Albion Avenue	0.7%	No	Actual/360	1	1	61	61	360	360	9/10/2024	0	6
32	Loan	102, 103	5	Trust Communities MHP Portfolio	0.7%	No	Actual/360	60	59	60	59	0	0	7/29/2024	1	6
32.01	Property		1	Bell MHC	0.2%
32.02	Property		1	Magnolia MHC	0.2%
32.03	Property		1	Palzita MHC	0.1%
32.04	Property		1	Thomas MHC	0.1%
32.05	Property		1	Cone MHC	0.1%

A-4

Benchmark 2024-V10

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	First Payment Date	First P&I Payment Date	Maturity Date or Anticipated Repayment Date	Final Maturity Date	Grace Period - Late Fee (Days)	Grace Period - Default (Days)	Prepayment Provision	Most Recent EGI ($)	Most Recent Expenses ($)
												3
1	Loan	9,10 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23	8	BioMed 2024 Portfolio 2	9.96%	9/9/2024	NAP	8/9/2029	NAP	0	0	YM0.5(25),DorYM0.5(28),O(7)	85,469,946	25,221,741
1.01	Property		1	200 Sidney	3.2%								23,664,042	6,898,096
1.02	Property		1	Lincoln Centre	2.1%								18,183,731	5,093,898
1.03	Property		1	40 Erie Street	1.4%								14,104,382	4,651,964
1.04	Property		1	4570 Executive Drive	1.2%								10,674,557	3,762,645
1.05	Property		1	9360-9390 Towne Centre Drive	0.9%								9,014,947	2,866,298
1.06	Property		1	21 Erie Street	0.7%								5,993,729	1,152,875
1.07	Property		1	47 Erie Street Parking Structure	0.3%								2,782,533	580,403
1.08	Property		1	Eastgate Mall	0.1%								1,052,026	215,560
2	Loan	24, 25, 26, 27	1	Hyatt Centric Hotel & Shops Waikiki Beach	9.3%	10/6/2024	NAP	9/6/2029	NAP	0	0	L(24),D(29),O(7)	29,510,531	19,158,232
3	Loan	9, 28, 29, 30, 31, 32, 33, 34, 35, 36, 37	6	Culver Collection	8.9%	10/6/2024	NAP	9/6/2029	NAP	0	0	YM1(24),DorYM1(29),O(7)	18,683,095	3,857,967
3.01	Property		1	Hayden & National	4.3%								NAV	NAV
3.02	Property		1	3505-3525 Hayden	2.0%								NAV	NAV
3.03	Property		1	Hayden & Higuera	0.8%								NAV	NAV
3.04	Property		1	3555 Hayden	0.7%								NAV	NAV
3.05	Property		1	8511 Warner Drive	0.6%								NAV	NAV
3.06	Property		1	3585 Hayden	0.6%								NAV	NAV
4	Loan	9, 38, 39, 40, 41, 42, 43	1	Bronx Terminal Market	8.1%	9/6/2024	NAP	8/6/2029	NAP	5	0	L(23),YM1(2),DorYM1(31),O(4)	47,421,498	17,043,518
5	Loan	9, 44, 45, 46	1	Moffett Towers Building D	6.3%	9/6/2024	NAP	8/6/2029	NAP	0	0	L(24),YM1(1),DorYM1(28),O(7)	23,822,190	6,885,252
6	Loan	9, 47, 48, 49	1	Culver Steps	5.6%	9/6/2024	NAP	8/6/2029	NAP	0	0	L(25),D(28),O(7)	11,135,231	4,019,828
7	Loan	50, 51, 52, 53	1	2767-2777 Atlantic Avenue	4.1%	10/6/2024	NAP	9/6/2029	NAP	0	0	L(24),D(29),O(7)	NAV	NAV
8	Loan	54, 55, 56	3	AAA Stow-A-Way Storage Portfolio	3.9%	10/6/2024	NAP	9/6/2029	NAP	0	0	L(24),D(29),O(7)	4,664,898	1,658,934
8.01	Property		1	AAA Stow-A-Way Storage - Paducah	3.2%								3,798,784	1,360,959
8.02	Property		1	AAA Stow-A-Way Storage - Mayfield	0.5%								657,613	231,000
8.03	Property		1	AAA Stow-A-Way Storage - Metropolis	0.2%								208,502	66,974
9	Loan	57, 58, 59, 60, 61, 62, 63	1	1000 Lorimer	3.8%	10/6/2024	NAP	9/6/2029	NAP	0	0	L(24),D(33),O(3)	NAV	NAV
10	Loan	64	1	The Grove Apartments	3.5%	9/6/2024	NAP	8/6/2029	NAP	0	0	L(25),D(32),O(3)	3,146,655	1,739,476
11	Loan	65, 66, 67	2	Park City Office Portfolio	3.3%	10/6/2024	NAP	9/6/2029	NAP	5 (Once per trailing 12-month period)	0	L(24),D(29),O(7)	4,623,247	1,644,089
11.01	Property		1	Newpark I	1.6%								2,356,671	804,401
11.02	Property		1	Newpark III	1.6%								2,266,576	839,688
12	Loan	68	1	155-163 East 92nd Street	3.1%	9/6/2024	NAP	8/6/2029	NAP	0	0	L(25),D(29),O(6)	2,932,795	1,186,302
13	Loan	69, 70, 71	7	LocalStorage Seven Property Portfolio	3.0%	10/6/2024	NAP	9/6/2029	NAP	0	0	L(24),D(29),O(7)	2,406,308	631,664
13.01	Property		1	1732 Derby-Milford Road	0.8%								461,084	123,862
13.02	Property		1	167 Fly Rod Road and 697 Moscow Road	0.6%								589,242	143,505
13.03	Property		1	1127 East Lynchburg Salem Turnpike	0.5%								410,121	70,495
13.04	Property		1	635 Aaron Parkway	0.4%								280,641	94,110
13.05	Property		1	617 Moon Clinton Road	0.3%								326,885	92,539
13.06	Property		1	4073 Constitution Boulevard	0.2%								180,568	60,513
13.07	Property		1	3739 New Castle Road	0.2%								157,767	46,639
14	Loan	72, 73	1	Marriott Durham City Center	2.6%	10/6/2024	NAP	9/6/2029	NAP	0	0	L(24),D(33),O(3)	10,941,356	7,954,131
15	Loan	74, 75	1	8 West 38th Street	2.6%	9/6/2024	NAP	8/6/2029	NAP	5 (Once per trailing 365-day period)	0	L(25),D(28),O(7)	4,723,787	3,044,495
16	Loan		2	Sunnyside Multifamily Portfolio	2.4%	10/6/2024	NAP	9/6/2029	NAP	0	0	L(24),D(31),O(5)	3,250,437	1,758,589
16.01	Property		1	43-04 48th Street	1.2%								1,612,157	852,775
16.02	Property		1	43-38 47th Street	1.2%								1,638,280	905,815
17	Loan	76	2	Roxborough Portfolio	2.4%	10/6/2024	NAP	9/6/2029	NAP	0	0	L(24),D(29),O(7)	2,005,472	676,004
17.01	Property		1	Domino Lane Apartments	1.5%								NAV	NAV
17.02	Property		1	Parker Place Apartments	0.9%								NAV	NAV
18	Loan	9, 77, 78, 79, 80, 81, 82	1	Stonebriar Centre	2.2%	8/1/2024	NAP	7/1/2029	NAP	0	0	L(26),D(27),O(7)	59,253,463	15,561,540
19	Loan	83, 84, 85, 86	1	2315 North Front Street	1.9%	10/6/2024	NAP	9/6/2029	NAP	0	0	L(24),D(29),O(7)	743,317	161,043
20	Loan	87	1	Field Haven Apartments	1.9%	10/6/2024	NAP	9/6/2029	NAP	0	0	L(24),D(29),O(7)	NAV	NAV
21	Loan		1	5th & K	1.5%	10/6/2024	NAP	9/6/2029	NAP	0	0	L(24),DorYM1(29),O(7)	1,790,715	281,255
22	Loan	88, 89	1	Residence Inn Pinehurst	1.4%	10/6/2024	NAP	10/6/2029	NAP	0	0	L(24),D(30),O(7)	3,968,852	2,362,608
23	Loan	90	1	Black Mountain Center	1.1%	10/6/2024	NAP	9/6/2029	NAP	0	0	L(24),YM1(29),O(7)	892,999	131,432
24	Loan		2	CityLine Huntsville Storage Portfolio	1.0%	10/6/2024	NAP	9/6/2029	NAP	0	0	L(24),D(29),O(7)	1,208,162	393,643
24.01	Property		1	Storage Sense - County Road	0.6%								724,399	205,122
24.02	Property		1	Storage Sense - Highway 72	0.4%								483,763	188,521
25	Loan	91, 92	1	UC Flats	0.9%	10/6/2024	NAP	9/6/2029	NAP	0	0	L(24),YM1(29),O(7)	839,950	286,003
26	Loan	93	1	1672 Third Avenue	0.9%	9/6/2024	NAP	8/6/2029	NAP	0	0	L(25),D(28),O(7)	846,787	284,710
27	Loan	94	1	Woodhaven 85	0.9%	10/6/2024	NAP	9/6/2029	NAP	0	0	L(24),D(29),O(7)	994,018	452,942
28	Loan	95, 96	3	West Fargo Industrial	0.8%	8/6/2024	NAP	7/6/2029	NAP	0	0	L(12),YM1(43),O(5)	1,055,754	364,086
28.01	Property		1	1700 and 1740 Main Avenue West	0.4%								NAV	NAV
28.02	Property		1	474, 500 and 526 10th Street Northeast	0.3%								NAV	NAV
28.03	Property		1	617 and 625 13th Street Northeast	0.1%								NAV	NAV
29	Loan	97, 98	1	Woodman Townhomes	0.8%	8/6/2024	NAP	7/6/2029	NAP	0	0	L(26),D(29),O(5)	513,551	169,553
30	Loan	99, 100	1	Inwood 213	0.7%	10/6/2024	NAP	9/6/2029	NAP	0	0	L(24),D(29),O(7)	879,512	491,371
31	Loan	101	1	1000 Albion Avenue	0.7%	10/6/2024	11/6/2024	10/6/2029	NAP	0	0	L(24),D(30),O(7)	NAV	NAV
32	Loan	102, 103	5	Trust Communities MHP Portfolio	0.7%	9/6/2024	NAP	8/6/2029	NAP	0	0	L(24),YM1(32),O(4)	489,493	187,651
32.01	Property		1	Bell MHC	0.2%								49,832	17,913
32.02	Property		1	Magnolia MHC	0.2%								182,895	79,916
32.03	Property		1	Palzita MHC	0.1%								85,850	19,360
32.04	Property		1	Thomas MHC	0.1%								88,366	24,677
32.05	Property		1	Cone MHC	0.1%								82,550	45,786

A-5

Benchmark 2024-V10

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Most Recent NOI ($)	Most Recent NOI Date	Most Recent Description	Second Most Recent EGI ($)	Second Most Recent Expenses ($)	Second Most Recent NOI ($)	Second Most Recent NOI Date	Second Most Recent Description	Third Most Recent EGI ($)	Third Most Recent Expenses ($)	Third Most Recent NOI ($)

1	Loan	9,10 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23	8	BioMed 2024 Portfolio 2	9.96%	60,248,205	3/31/2024	T-12	84,472,430	25,317,096	59,155,334	12/31/2023	T-12	82,497,597	23,810,406	58,687,190
1.01	Property		1	200 Sidney	3.2%	16,765,946	3/31/2024	T-12	22,759,084	6,921,719	15,837,365	12/31/2023	T-12	22,214,851	6,661,111	15,553,740
1.02	Property		1	Lincoln Centre	2.1%	13,089,833	3/31/2024	T-12	18,193,066	5,181,882	13,011,184	12/31/2023	T-12	17,847,308	5,067,069	12,780,239
1.03	Property		1	40 Erie Street	1.4%	9,452,417	3/31/2024	T-12	14,006,653	4,579,941	9,426,712	12/31/2023	T-12	12,121,371	4,032,638	8,088,733
1.04	Property		1	4570 Executive Drive	1.2%	6,911,912	3/31/2024	T-12	10,861,584	3,817,054	7,044,530	12/31/2023	T-12	10,448,701	3,452,658	6,996,043
1.05	Property		1	9360-9390 Towne Centre Drive	0.9%	6,148,648	3/31/2024	T-12	8,970,666	2,982,548	5,988,118	12/31/2023	T-12	10,779,744	2,856,444	7,923,300
1.06	Property		1	21 Erie Street	0.7%	4,840,853	3/31/2024	T-12	5,866,478	1,065,329	4,801,149	12/31/2023	T-12	5,677,004	998,372	4,678,632
1.07	Property		1	47 Erie Street Parking Structure	0.3%	2,202,130	3/31/2024	T-12	2,770,094	552,837	2,217,257	12/31/2023	T-12	2,433,387	591,553	1,841,834
1.08	Property		1	Eastgate Mall	0.1%	836,466	3/31/2024	T-12	1,044,805	215,786	829,019	12/31/2023	T-12	975,231	150,562	824,669
2	Loan	24, 25, 26, 27	1	Hyatt Centric Hotel & Shops Waikiki Beach	9.3%	10,352,299	6/30/2024	T-12	27,948,543	17,834,903	10,113,640	12/31/2023	T-12	27,500,053	16,338,823	11,161,230
3	Loan	9, 28, 29, 30, 31, 32, 33, 34, 35, 36, 37	6	Culver Collection	8.9%	14,825,128	6/30/2024	T-12	18,869,707	3,934,922	14,934,785	12/31/2023	T-12	17,728,990	3,698,979	14,030,011
3.01	Property		1	Hayden & National	4.3%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
3.02	Property		1	3505-3525 Hayden	2.0%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
3.03	Property		1	Hayden & Higuera	0.8%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
3.04	Property		1	3555 Hayden	0.7%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
3.05	Property		1	8511 Warner Drive	0.6%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
3.06	Property		1	3585 Hayden	0.6%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
4	Loan	9, 38, 39, 40, 41, 42, 43	1	Bronx Terminal Market	8.1%	30,377,981	3/31/2024	T-12	48,058,002	17,301,924	30,756,078	12/31/2023	T-12	48,167,771	16,915,840	31,251,930
5	Loan	9, 44, 45, 46	1	Moffett Towers Building D	6.3%	16,936,938	5/31/2024	T-12	23,927,769	6,281,296	17,646,474	12/31/2023	T-12	23,113,232	5,718,587	17,394,645
6	Loan	9, 47, 48, 49	1	Culver Steps	5.6%	7,115,403	4/30/2024	T-12	10,011,522	3,873,413	6,138,109	12/31/2023	T-12	8,578,704	4,229,505	4,349,198
7	Loan	50, 51, 52, 53	1	2767-2777 Atlantic Avenue	4.1%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
8	Loan	54, 55, 56	3	AAA Stow-A-Way Storage Portfolio	3.9%	3,005,964	5/31/2024	T-12	4,620,330	1,688,620	2,931,711	12/31/2023	T-12	4,361,759	1,934,593	2,427,166
8.01	Property		1	AAA Stow-A-Way Storage - Paducah	3.2%	2,437,824	5/31/2024	T-12	3,773,854	1,403,810	2,370,043	12/31/2023	T-12	3,597,862	1,633,660	1,964,202
8.02	Property		1	AAA Stow-A-Way Storage - Mayfield	0.5%	426,612	5/31/2024	T-12	642,781	216,373	426,408	12/31/2023	T-12	563,549	218,014	345,535
8.03	Property		1	AAA Stow-A-Way Storage - Metropolis	0.2%	141,527	5/31/2024	T-12	203,695	68,436	135,259	12/31/2023	T-12	200,348	82,920	117,429
9	Loan	57, 58, 59, 60, 61, 62, 63	1	1000 Lorimer	3.8%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
10	Loan	64	1	The Grove Apartments	3.5%	1,407,179	6/30/2024	T-12	2,248,919	1,862,610	386,309	12/31/2023	T-12	NAV	NAV	NAV
11	Loan	65, 66, 67	2	Park City Office Portfolio	3.3%	2,979,158	5/31/2024	T-12	4,250,720	1,626,032	2,624,688	12/31/2023	T-12	3,784,476	1,361,290	2,423,186
11.01	Property		1	Newpark I	1.6%	1,552,271	5/31/2024	T-12	2,198,561	781,539	1,417,022	12/31/2023	T-12	2,260,739	690,272	1,570,467
11.02	Property		1	Newpark III	1.6%	1,426,888	5/31/2024	T-12	2,052,158	844,493	1,207,666	12/31/2023	T-12	1,523,737	671,018	852,719
12	Loan	68	1	155-163 East 92nd Street	3.1%	1,746,494	5/31/2024	T-12	2,885,969	1,170,446	1,715,523	12/31/2023	T-12	2,666,146	1,284,720	1,381,426
13	Loan	69, 70, 71	7	LocalStorage Seven Property Portfolio	3.0%	1,774,644	7/31/2024	T-12	2,388,753	622,450	1,766,303	12/31/2023	T-12	2,281,840	582,498	1,699,342
13.01	Property		1	1732 Derby-Milford Road	0.8%	337,222	7/31/2024	T-12	487,373	128,138	359,235	12/31/2023	T-12	503,866	129,418	374,448
13.02	Property		1	167 Fly Rod Road and 697 Moscow Road	0.6%	445,737	7/31/2024	T-12	569,942	130,841	439,101	12/31/2023	T-12	533,765	118,494	415,271
13.03	Property		1	1127 East Lynchburg Salem Turnpike	0.5%	339,626	7/31/2024	T-12	421,986	75,406	346,580	12/31/2023	T-12	396,359	88,527	307,833
13.04	Property		1	635 Aaron Parkway	0.4%	186,530	7/31/2024	T-12	270,324	90,933	179,391	12/31/2023	T-12	247,195	75,644	171,550
13.05	Property		1	617 Moon Clinton Road	0.3%	234,346	7/31/2024	T-12	317,382	86,332	231,050	12/31/2023	T-12	301,132	92,999	208,133
13.06	Property		1	4073 Constitution Boulevard	0.2%	120,055	7/31/2024	T-12	169,087	60,621	108,466	12/31/2023	T-12	154,038	45,373	108,664
13.07	Property		1	3739 New Castle Road	0.2%	111,128	7/31/2024	T-12	152,660	50,180	102,480	12/31/2023	T-12	145,486	32,043	113,443
14	Loan	72, 73	1	Marriott Durham City Center	2.6%	2,987,225	6/30/2024	T-12	10,610,656	7,765,164	2,845,492	12/31/2023	T-12	8,951,498	6,575,286	2,376,211
15	Loan	74, 75	1	8 West 38th Street	2.6%	1,679,292	5/31/2024	T-12	4,975,023	2,710,003	2,265,020	12/31/2023	T-12	5,023,848	2,855,983	2,167,866
16	Loan		2	Sunnyside Multifamily Portfolio	2.4%	1,491,848	7/31/2024	T-12	3,201,020	1,798,903	1,402,117	12/31/2023	T-12	3,009,685	1,654,152	1,355,533
16.01	Property		1	43-04 48th Street	1.2%	759,383	7/31/2024	T-12	1,602,190	875,693	726,496	12/31/2023	T-12	1,502,059	810,780	691,279
16.02	Property		1	43-38 47th Street	1.2%	732,465	7/31/2024	T-12	1,598,830	923,210	675,620	12/31/2023	T-12	1,507,626	843,372	664,254
17	Loan	76	2	Roxborough Portfolio	2.4%	1,329,468	6/30/2024	T-12	1,877,238	663,503	1,213,735	12/31/2023	T-12	1,016,413	640,346	376,067
17.01	Property		1	Domino Lane Apartments	1.5%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
17.02	Property		1	Parker Place Apartments	0.9%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
18	Loan	9, 77, 78, 79, 80, 81, 82	1	Stonebriar Centre	2.2%	43,691,924	4/30/2024	T-12	59,426,990	15,869,494	43,557,495	12/31/2023	T-12	56,031,261	16,837,781	39,193,479
19	Loan	83, 84, 85, 86	1	2315 North Front Street	1.9%	582,274	4/30/2024	T-12	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
20	Loan	87	1	Field Haven Apartments	1.9%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
21	Loan		1	5th & K	1.5%	1,509,460	6/30/2024	T-12	1,742,531	272,639	1,469,892	12/31/2023	T-12	1,595,135	264,518	1,330,618
22	Loan	88, 89	1	Residence Inn Pinehurst	1.4%	1,606,244	7/31/2024	T-12	3,518,791	2,136,473	1,382,318	12/31/2023	T-12	2,851,410	1,931,974	919,436
23	Loan	90	1	Black Mountain Center	1.1%	761,567	3/31/2024	T-12	931,839	132,743	799,096	12/31/2023	T-12	NAV	NAV	NAV
24	Loan		2	CityLine Huntsville Storage Portfolio	1.0%	814,520	6/30/2024	T-12	1,231,132	397,763	833,368	12/31/2023	T-12	1,269,784	385,957	883,827
24.01	Property		1	Storage Sense - County Road	0.6%	519,277	6/30/2024	T-12	744,666	214,912	529,755	12/31/2023	T-12	780,438	209,836	570,602
24.02	Property		1	Storage Sense - Highway 72	0.4%	295,242	6/30/2024	T-12	486,465	182,852	303,614	12/31/2023	T-12	489,346	176,121	313,225
25	Loan	91, 92	1	UC Flats	0.9%	553,947	6/30/2024	T-12	758,683	268,723	489,961	12/31/2023	T-12	711,991	181,249	530,743
26	Loan	93	1	1672 Third Avenue	0.9%	562,077	5/31/2024	T-12	578,544	282,419	296,126	12/31/2023	T-12	NAV	NAV	NAV
27	Loan	94	1	Woodhaven 85	0.9%	541,075	7/31/2024	T-12	954,346	442,939	511,407	12/31/2023	T-12	930,021	443,535	486,486
28	Loan	95, 96	3	West Fargo Industrial	0.8%	691,668	2/29/2024	T-12	1,075,694	356,521	719,174	12/31/2023	T-12	1,015,923	364,780	651,143
28.01	Property		1	1700 and 1740 Main Avenue West	0.4%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
28.02	Property		1	474, 500 and 526 10th Street Northeast	0.3%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
28.03	Property		1	617 and 625 13th Street Northeast	0.1%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
29	Loan	97, 98	1	Woodman Townhomes	0.8%	343,998	4/30/2024	T-12	443,844	158,516	285,328	12/31/2023	T-12	157,109	131,828	25,281
30	Loan	99, 100	1	Inwood 213	0.7%	388,141	6/30/2024	T-12	860,333	461,248	399,085	12/31/2023	T-12	827,321	443,102	384,219
31	Loan	101	1	1000 Albion Avenue	0.7%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
32	Loan	102, 103	5	Trust Communities MHP Portfolio	0.7%	301,842	4/30/2024	T-12	462,047	117,419	344,628	12/31/2023	T-12	214,535	49,600	164,935
32.01	Property		1	Bell MHC	0.2%	31,919	4/30/2024	T-12	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
32.02	Property		1	Magnolia MHC	0.2%	102,979	4/30/2024	T-12	202,172	53,871	148,301	12/31/2023	T-12	NAV	NAV	NAV
32.03	Property		1	Palzita MHC	0.1%	66,490	4/30/2024	T-12	84,075	16,118	67,957	12/31/2023	T-12	66,267	15,096	51,171
32.04	Property		1	Thomas MHC	0.1%	63,689	4/30/2024	T-12	89,161	19,088	70,072	12/31/2023	T-12	81,368	17,816	63,552
32.05	Property		1	Cone MHC	0.1%	36,764	4/30/2024	T-12	86,640	28,342	58,298	12/31/2023	T-12	66,900	16,688	50,211

A-6

Benchmark 2024-V10

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Third Most Recent NOI Date	Third Most Recent Description	Underwritten Economic Occupancy (%)	Underwritten EGI ($)	Underwritten Expenses ($)	Underwritten Net Operating Income ($)	Underwritten Replacement / FF&E Reserve ($)	Underwritten TI / LC ($)	Underwritten Net Cash Flow ($)	Underwritten NOI DSCR (x)
															4
1	Loan	9,10 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23	8	BioMed 2024 Portfolio 2	9.96%	12/31/2022	T-12	93.7%	97,707,980	25,625,813	72,082,166	66,915	497,729	71,517,523	2.36
1.01	Property		1	200 Sidney	3.2%	12/31/2022	T-12	100.0%	31,122,294	6,841,858	24,280,436	33,951	94,308	24,152,177
1.02	Property		1	Lincoln Centre	2.1%	12/31/2022	T-12	100.0%	20,914,054	5,419,567	15,494,487	10,800	180,000	15,303,687
1.03	Property		1	40 Erie Street	1.4%	12/31/2022	T-12	100.0%	15,205,784	4,613,990	10,591,794	4,266	53,319	10,534,209
1.04	Property		1	4570 Executive Drive	1.2%	12/31/2022	T-12	91.5%	12,230,158	3,839,407	8,390,751	7,533	62,775	8,320,443
1.05	Property		1	9360-9390 Towne Centre Drive	0.9%	12/31/2022	T-12	60.6%	7,873,720	2,960,083	4,913,637	7,379	73,789	4,832,469
1.06	Property		1	21 Erie Street	0.7%	12/31/2022	T-12	100.0%	6,491,667	1,159,323	5,332,345	2,077	25,957	5,304,311
1.07	Property		1	47 Erie Street Parking Structure	0.3%	12/31/2022	T-12	NAP	2,782,533	584,424	2,198,109	0	0	2,198,109
1.08	Property		1	Eastgate Mall	0.1%	12/31/2022	T-12	100.0%	1,087,770	207,163	880,608	910	7,582	872,116
2	Loan	24, 25, 26, 27	1	Hyatt Centric Hotel & Shops Waikiki Beach	9.3%	12/31/2022	T-12	90.8%	29,350,888	19,353,618	9,997,270	828,883	0	8,896,601	1.93
3	Loan	9, 28, 29, 30, 31, 32, 33, 34, 35, 36, 37	6	Culver Collection	8.9%	12/31/2022	T-12	76.0%	18,091,947	3,505,125	14,586,821	76,976	261,858	14,247,988	1.82
3.01	Property		1	Hayden & National	4.3%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
3.02	Property		1	3505-3525 Hayden	2.0%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
3.03	Property		1	Hayden & Higuera	0.8%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
3.04	Property		1	3555 Hayden	0.7%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
3.05	Property		1	8511 Warner Drive	0.6%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
3.06	Property		1	3585 Hayden	0.6%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
4	Loan	9, 38, 39, 40, 41, 42, 43	1	Bronx Terminal Market	8.1%	12/31/2022	T-12	90.1%	46,320,029	17,725,341	28,594,688	183,756	918,779	27,492,153	2.27
5	Loan	9, 44, 45, 46	1	Moffett Towers Building D	6.3%	12/31/2022	T-12	96.5%	26,115,828	6,932,478	19,183,350	71,496	362,121	18,749,733	1.87
6	Loan	9, 47, 48, 49	1	Culver Steps	5.6%	12/31/2022	T-12	96.9%	12,993,750	4,474,015	8,519,735	24,347	121,736	8,373,652	1.69
7	Loan	50, 51, 52, 53	1	2767-2777 Atlantic Avenue	4.1%	NAV	NAV	97.0%	2,994,289	452,524	2,541,766	27,448	6,327	2,507,991	1.34
8	Loan	54, 55, 56	3	AAA Stow-A-Way Storage Portfolio	3.9%	12/31/2022	T-12	93.0%	4,664,898	1,538,800	3,126,097	96,144	0	3,029,953	1.56
8.01	Property		1	AAA Stow-A-Way Storage - Paducah	3.2%	12/31/2022	T-12	96.5%	3,798,784	1,287,671	2,511,112	79,415	0	2,431,697
8.02	Property		1	AAA Stow-A-Way Storage - Mayfield	0.5%	12/31/2022	T-12	79.8%	657,613	187,462	470,150	14,929	0	455,222
8.03	Property		1	AAA Stow-A-Way Storage - Metropolis	0.2%	12/31/2022	T-12	81.0%	208,502	63,667	144,835	1,800	0	143,035
9	Loan	57, 58, 59, 60, 61, 62, 63	1	1000 Lorimer	3.8%	NAV	NAV	95.6%	4,180,361	1,559,196	2,621,166	15,012	32,218	2,573,937	1.33
10	Loan	64	1	The Grove Apartments	3.5%	NAV	NAV	87.7%	4,119,437	1,533,642	2,585,795	87,132	0	2,498,663	1.51
11	Loan	65, 66, 67	2	Park City Office Portfolio	3.3%	12/31/2022	T-12	95.0%	4,754,697	1,487,664	3,267,033	30,695	174,021	3,062,318	2.00
11.01	Property		1	Newpark I	1.6%	12/31/2022	T-12	95.0%	2,369,451	748,197	1,621,254	15,390	86,785	1,519,079
11.02	Property		1	Newpark III	1.6%	12/31/2022	T-12	95.0%	2,385,246	739,466	1,645,780	15,305	87,236	1,543,239
12	Loan	68	1	155-163 East 92nd Street	3.1%	12/31/2022	T-12	96.0%	3,213,022	1,341,240	1,871,782	21,500	7,431	1,842,851	1.28
13	Loan	69, 70, 71	7	LocalStorage Seven Property Portfolio	3.0%	12/31/2022	T-12	83.7%	2,534,073	826,911	1,707,162	26,611	0	1,680,551	1.16
13.01	Property		1	1732 Derby-Milford Road	0.8%	12/31/2022	T-12	86.6%	485,257	156,972	328,285	3,708	0	324,577
13.02	Property		1	167 Fly Rod Road and 697 Moscow Road	0.6%	12/31/2022	T-12	95.0%	625,118	200,866	424,253	3,743	0	420,509
13.03	Property		1	1127 East Lynchburg Salem Turnpike	0.5%	12/31/2022	T-12	83.3%	429,974	95,049	334,925	6,340	0	328,585
13.04	Property		1	635 Aaron Parkway	0.4%	12/31/2022	T-12	58.8%	290,975	130,777	160,198	5,728	0	154,471
13.05	Property		1	617 Moon Clinton Road	0.3%	12/31/2022	T-12	89.8%	338,202	113,005	225,197	2,848	0	222,349
13.06	Property		1	4073 Constitution Boulevard	0.2%	12/31/2022	T-12	84.9%	188,259	74,912	113,347	2,473	0	110,875
13.07	Property		1	3739 New Castle Road	0.2%	12/31/2022	T-12	86.3%	176,286	55,330	120,957	1,773	0	119,184
14	Loan	72, 73	1	Marriott Durham City Center	2.6%	12/31/2022	T-12	76.7%	10,911,462	7,748,984	3,162,478	436,458	0	2,726,020	1.99
15	Loan	74, 75	1	8 West 38th Street	2.6%	12/31/2022	T-12	90.0%	5,471,977	2,760,488	2,711,489	22,857	80,884	2,607,748	1.94
16	Loan		2	Sunnyside Multifamily Portfolio	2.4%	12/31/2022	T-12	97.0%	3,265,265	1,748,363	1,516,901	42,000	0	1,474,901	1.29
16.01	Property		1	43-04 48th Street	1.2%	12/31/2022	T-12	97.0%	1,621,461	842,831	778,630	20,500	0	758,130
16.02	Property		1	43-38 47th Street	1.2%	12/31/2022	T-12	97.0%	1,643,804	905,533	738,271	21,500	0	716,771
17	Loan	76	2	Roxborough Portfolio	2.4%	12/31/2022	T-12	95.0%	2,136,972	656,910	1,480,062	33,743	0	1,446,319	1.29
17.01	Property		1	Domino Lane Apartments	1.5%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
17.02	Property		1	Parker Place Apartments	0.9%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
18	Loan	9, 77, 78, 79, 80, 81, 82	1	Stonebriar Centre	2.2%	12/31/2022	T-12	95.0%	58,468,101	15,644,476	42,823,625	219,376	1,038,756	41,565,493	2.37
19	Loan	83, 84, 85, 86	1	2315 North Front Street	1.9%	NAV	NAV	95.0%	1,347,865	191,287	1,156,577	15,750	0	1,140,827	1.29
20	Loan	87	1	Field Haven Apartments	1.9%	NAV	NAV	95.0%	1,774,461	525,573	1,248,888	22,400	0	1,226,488	1.30
21	Loan		1	5th & K	1.5%	12/31/2022	T-12	95.0%	1,825,979	340,718	1,485,261	7,065	17,174	1,461,022	2.09
22	Loan	88, 89	1	Residence Inn Pinehurst	1.4%	12/31/2022	T-12	77.3%	3,958,008	2,357,012	1,600,997	158,320	0	1,442,676	2.27
23	Loan	90	1	Black Mountain Center	1.1%	NAV	NAV	91.2%	1,015,638	162,091	853,547	4,263	24,287	824,998	1.44
24	Loan		2	CityLine Huntsville Storage Portfolio	1.0%	12/31/2022	T-12	81.8%	1,222,187	396,379	825,809	13,605	0	812,204	1.97
24.01	Property		1	Storage Sense - County Road	0.6%	12/31/2022	T-12	83.3%	731,786	206,709	525,077	8,458	0	516,619
24.02	Property		1	Storage Sense - Highway 72	0.4%	12/31/2022	T-12	79.5%	490,401	189,670	300,732	5,148	0	295,584
25	Loan	91, 92	1	UC Flats	0.9%	12/31/2022	T-12	95.0%	967,586	299,122	668,464	10,500	0	657,964	1.39
26	Loan	93	1	1672 Third Avenue	0.9%	NAV	NAV	95.0%	849,751	276,928	572,823	4,296	1,975	566,552	1.32
27	Loan	94	1	Woodhaven 85	0.9%	12/31/2022	T-12	93.4%	997,955	465,854	532,101	17,678	0	514,423	1.41
28	Loan	95, 96	3	West Fargo Industrial	0.8%	12/31/2022	T-12	95.0%	1,096,004	346,639	749,364	22,515	75,050	651,800	1.80
28.01	Property		1	1700 and 1740 Main Avenue West	0.4%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
28.02	Property		1	474, 500 and 526 10th Street Northeast	0.3%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
28.03	Property		1	617 and 625 13th Street Northeast	0.1%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
29	Loan	97, 98	1	Woodman Townhomes	0.8%	12/31/2022	T-12	95.0%	610,178	160,398	449,780	5,750	0	444,030	1.30
30	Loan	99, 100	1	Inwood 213	0.7%	12/31/2022	T-12	92.0%	871,762	454,510	417,252	11,250	0	406,002	1.34
31	Loan	101	1	1000 Albion Avenue	0.7%	NAV	NAV	95.0%	604,322	0	604,322	24,000	24,173	556,149	1.47
32	Loan	102, 103	5	Trust Communities MHP Portfolio	0.7%	12/31/2022	T-12	95.0%	638,085	195,525	442,560	3,717	0	438,843	1.33
32.01	Property		1	Bell MHC	0.2%	NAV	NAV	95.0%	156,047	27,789	128,258	800	0	127,458
32.02	Property		1	Magnolia MHC	0.2%	NAV	NAV	95.0%	203,027	77,028	125,999	1,145	0	124,855
32.03	Property		1	Palzita MHC	0.1%	12/31/2022	T-12	95.0%	94,240	24,972	69,268	560	0	68,708
32.04	Property		1	Thomas MHC	0.1%	12/31/2022	T-12	95.0%	89,161	27,378	61,783	653	0	61,130
32.05	Property		1	Cone MHC	0.1%	12/31/2022	T-12	95.0%	95,610	38,359	57,251	560	0	56,691

A-7

Benchmark 2024-V10

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Underwritten NCF DSCR (x)	Underwritten NOI Debt Yield (%)	Underwritten NCF Debt Yield (%)	Appraised Value ($)	Appraised Value Type	Appraisal Date	Cut-off Date LTV Ratio (%)	LTV Ratio at Maturity / ARD (%)	Leased Occupancy (%)	Occupancy Date
						4								5
1	Loan	9,10 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23	8	BioMed 2024 Portfolio 2	9.96%	2.34	13.1%	13.0%	1,098,200,000	As Is	Various	50.1%	50.1%	93.8%
1.01	Property		1	200 Sidney	3.2%				323,600,000	As Is	4/30/2024			100.0%	4/12/2024
1.02	Property		1	Lincoln Centre	2.1%				243,000,000	As Is	4/22/2024			100.0%	4/12/2024
1.03	Property		1	40 Erie Street	1.4%				151,900,000	As Is	4/30/2024			100.0%	4/12/2024
1.04	Property		1	4570 Executive Drive	1.2%				120,000,000	As Is	4/24/2024			91.6%	4/12/2024
1.05	Property		1	9360-9390 Towne Centre Drive	0.9%				141,000,000	As Is	4/24/2024			65.6%	4/12/2024
1.06	Property		1	21 Erie Street	0.7%				75,500,000	As Is	4/30/2024			100.0%	4/12/2024
1.07	Property		1	47 Erie Street Parking Structure	0.3%				28,000,000	As Is	4/30/2024			NAP	NAP
1.08	Property		1	Eastgate Mall	0.1%				15,200,000	As Is	4/24/2024			100.0%	4/12/2024
2	Loan	24, 25, 26, 27	1	Hyatt Centric Hotel & Shops Waikiki Beach	9.3%	1.72	14.5%	12.9%	135,200,000	As Is	7/1/2024	51.0%	51.0%	90.8%	6/30/2024
3	Loan	9, 28, 29, 30, 31, 32, 33, 34, 35, 36, 37	6	Culver Collection	8.9%	1.78	12.2%	11.9%	240,200,000	As Portfolio	6/13/2024	50.0%	50.0%	72.8%
3.01	Property		1	Hayden & National	4.3%				114,000,000	As Is	6/13/2024			54.3%	8/31/2024
3.02	Property		1	3505-3525 Hayden	2.0%				52,800,000	As Is	6/13/2024			100.0%	8/31/2024
3.03	Property		1	Hayden & Higuera	0.8%				22,300,000	As Is	6/13/2024			66.5%	8/31/2024
3.04	Property		1	3555 Hayden	0.7%				18,100,000	As Is	6/13/2024			100.0%	8/31/2024
3.05	Property		1	8511 Warner Drive	0.6%				16,200,000	As Is	6/13/2024			NAP	NAP
3.06	Property		1	3585 Hayden	0.6%				15,400,000	As Is	6/13/2024			100.0%	8/31/2024
4	Loan	9, 38, 39, 40, 41, 42, 43	1	Bronx Terminal Market	8.1%	2.18	11.9%	11.5%	555,000,000	As Is	4/30/2024	43.2%	43.2%	90.2%	4/19/2024
5	Loan	9, 44, 45, 46	1	Moffett Towers Building D	6.3%	1.83	13.2%	12.9%	300,000,000	As Is	6/12/2024	48.3%	48.3%	100.0%	8/6/2024
6	Loan	9, 47, 48, 49	1	Culver Steps	5.6%	1.66	11.4%	11.2%	130,000,000	As Is	6/4/2024	57.7%	57.7%	100.0%	7/31/2024
7	Loan	50, 51, 52, 53	1	2767-2777 Atlantic Avenue	4.1%	1.32	8.5%	8.4%	44,200,000	As Is	5/7/2024	67.9%	67.9%	69.2%	7/4/2024
8	Loan	54, 55, 56	3	AAA Stow-A-Way Storage Portfolio	3.9%	1.51	11.0%	10.6%	45,200,000	As Is	3/6/2024	63.1%	63.1%	94.7%
8.01	Property		1	AAA Stow-A-Way Storage - Paducah	3.2%				34,800,000	As Is	3/6/2024			96.3%	4/5/2024
8.02	Property		1	AAA Stow-A-Way Storage - Mayfield	0.5%				8,200,000	As Is	3/6/2024			87.4%	4/5/2024
8.03	Property		1	AAA Stow-A-Way Storage - Metropolis	0.2%				2,200,000	As Is	3/6/2024			89.3%	4/5/2024
9	Loan	57, 58, 59, 60, 61, 62, 63	1	1000 Lorimer	3.8%	1.30	9.3%	9.1%	44,700,000	As Is	4/18/2024	63.3%	63.3%	100.0%	6/19/2024
10	Loan	64	1	The Grove Apartments	3.5%	1.46	10.0%	9.7%	45,400,000	As Is	6/19/2024	56.7%	56.7%	89.0%	7/15/2024
11	Loan	65, 66, 67	2	Park City Office Portfolio	3.3%	1.88	13.6%	12.8%	39,000,000	As Is	6/14/2024	61.5%	61.5%	100.0%
11.01	Property		1	Newpark I	1.6%				19,500,000	As Is	6/14/2024			100.0%	8/5/2024
11.02	Property		1	Newpark III	1.6%				19,500,000	As Is	6/14/2024			100.0%	8/5/2024
12	Loan	68	1	155-163 East 92nd Street	3.1%	1.26	8.2%	8.1%	34,100,000	As Is	5/8/2024	66.6%	66.6%	96.5%	7/1/2024
13	Loan	69, 70, 71	7	LocalStorage Seven Property Portfolio	3.0%	1.14	7.7%	7.6%	32,900,000	As Is Portfolio	7/31/2024	67.3%	67.3%	83.3%
13.01	Property		1	1732 Derby-Milford Road	0.8%				8,700,000	As Is	7/31/2024			90.5%	8/21/2024
13.02	Property		1	167 Fly Rod Road and 697 Moscow Road	0.6%				6,200,000	As Is	8/5/2024			97.2%	8/21/2024
13.03	Property		1	1127 East Lynchburg Salem Turnpike	0.5%				5,300,000	As Is	7/31/2024			85.1%	8/21/2024
13.04	Property		1	635 Aaron Parkway	0.4%				4,300,000	As Is	8/1/2024			61.9%	8/21/2024
13.05	Property		1	617 Moon Clinton Road	0.3%				3,500,000	As Is	7/24/2024			90.3%	8/21/2024
13.06	Property		1	4073 Constitution Boulevard	0.2%				1,950,000	As Is	7/29/2024			87.7%	8/21/2024
13.07	Property		1	3739 New Castle Road	0.2%				1,750,000	As Is	7/29/2024			87.4%	8/21/2024
14	Loan	72, 73	1	Marriott Durham City Center	2.6%	1.71	16.2%	14.0%	38,200,000	Upon Completion	5/23/2025	51.0%	51.0%	76.7%	6/30/2024
15	Loan	74, 75	1	8 West 38th Street	2.6%	1.86	14.3%	13.7%	35,000,000	As Is	7/1/2024	54.3%	54.3%	90.3%	6/7/2024
16	Loan		2	Sunnyside Multifamily Portfolio	2.4%	1.25	8.6%	8.3%	26,200,000	As Is	3/11/2024	67.6%	67.6%	98.2%
16.01	Property		1	43-04 48th Street	1.2%				13,200,000	As Is	3/11/2024			98.8%	8/1/2024
16.02	Property		1	43-38 47th Street	1.2%				13,000,000	As Is	3/11/2024			97.7%	8/1/2024
17	Loan	76	2	Roxborough Portfolio	2.4%	1.26	8.4%	8.2%	24,800,000	As Is	7/10/2024	71.4%	71.4%	96.1%
17.01	Property		1	Domino Lane Apartments	1.5%				15,500,000	As Is	7/10/2024			96.4%	7/15/2024
17.02	Property		1	Parker Place Apartments	0.9%				9,300,000	As Is	7/10/2024			95.5%	7/15/2024
18	Loan	9, 77, 78, 79, 80, 81, 82	1	Stonebriar Centre	2.2%	2.30	16.8%	16.3%	605,000,000	As Is	5/13/2024	42.1%	42.1%	96.7%	4/30/2024
19	Loan	83, 84, 85, 86	1	2315 North Front Street	1.9%	1.27	8.4%	8.3%	19,400,000	As Is	4/18/2024	71.3%	71.3%	96.8%	7/23/2024
20	Loan	87	1	Field Haven Apartments	1.9%	1.28	9.0%	8.9%	21,800,000	As Is	7/16/2024	63.3%	63.3%	100.0%	8/21/2024
21	Loan		1	5th & K	1.5%	2.05	13.5%	13.3%	23,100,000	As Is	6/26/2024	47.6%	47.6%	100.0%	7/31/2024
22	Loan	88, 89	1	Residence Inn Pinehurst	1.4%	2.05	16.0%	14.4%	17,000,000	As Is	7/25/2024	58.8%	58.8%	77.3%	7/31/2024
23	Loan	90	1	Black Mountain Center	1.1%	1.39	10.5%	10.2%	12,560,000	As Is	6/12/2024	64.5%	64.5%	91.8%	7/1/2024
24	Loan		2	CityLine Huntsville Storage Portfolio	1.0%	1.94	11.4%	11.2%	14,350,000	As Is	8/8/2024	50.5%	50.5%	79.2%
24.01	Property		1	Storage Sense - County Road	0.6%				8,800,000	As Is	8/8/2024			76.9%	7/31/2024
24.02	Property		1	Storage Sense - Highway 72	0.4%				5,550,000	As Is	8/8/2024			83.0%	7/31/2024
25	Loan	91, 92	1	UC Flats	0.9%	1.37	9.5%	9.4%	12,300,000	As Is	6/10/2024	56.9%	56.9%	95.2%	7/29/2024
26	Loan	93	1	1672 Third Avenue	0.9%	1.31	8.7%	8.6%	9,800,000	As Is	7/2/2024	67.3%	67.3%	100.0%	7/28/2024
27	Loan	94	1	Woodhaven 85	0.9%	1.37	8.4%	8.2%	8,400,000	As Is	5/23/2024	75.0%	75.0%	93.8%	8/1/2024
28	Loan	95, 96	3	West Fargo Industrial	0.8%	1.57	13.0%	11.3%	10,600,000	As Is	5/2/2024	54.2%	54.2%	97.5%
28.01	Property		1	1700 and 1740 Main Avenue West	0.4%				5,800,000	As Is	5/2/2024			100.0%	6/17/2024
28.02	Property		1	474, 500 and 526 10th Street Northeast	0.3%				3,800,000	As Is	5/2/2024			100.0%	6/17/2024
28.03	Property		1	617 and 625 13th Street Northeast	0.1%				1,000,000	As Is	5/2/2024			75.0%	6/17/2024
29	Loan	97, 98	1	Woodman Townhomes	0.8%	1.28	7.9%	7.8%	8,800,000	As Is	4/23/2024	64.8%	64.8%	95.7%	5/15/2024
30	Loan	99, 100	1	Inwood 213	0.7%	1.30	8.2%	8.0%	7,100,000	As Is	5/29/2024	71.8%	71.8%	93.3%	8/22/2024
31	Loan	101	1	1000 Albion Avenue	0.7%	1.35	12.1%	11.1%	13,800,000	As Is	7/2/2024	36.2%	34.4%	100.0%	8/6/2024
32	Loan	102, 103	5	Trust Communities MHP Portfolio	0.7%	1.32	8.9%	8.8%	7,800,000	As Portfolio	4/15/2024	64.1%	64.1%	100.0%
32.01	Property		1	Bell MHC	0.2%				2,200,000	As Is	4/15/2024			100.0%	7/15/2024
32.02	Property		1	Magnolia MHC	0.2%				1,900,000	As Is	4/15/2024			100.0%	7/15/2024
32.03	Property		1	Palzita MHC	0.1%				1,300,000	As Is	4/15/2024			100.0%	7/15/2024
32.04	Property		1	Thomas MHC	0.1%				1,100,000	As Is	4/15/2024			100.0%	7/15/2024
32.05	Property		1	Cone MHC	0.1%				1,100,000	As Is	4/15/2024			100.0%	7/15/2024

A-8

Benchmark 2024-V10

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Single Tenant (Y/N)	Largest Tenant	Largest Tenant SF	Largest Tenant % of NRA	Largest Tenant Lease Expiration Date	Second Largest Tenant	Second Largest Tenant SF	Second Largest Tenant % of NRA	Second Largest Tenant Lease Expiration Date
										6				6
1	Loan	9,10 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23	8	BioMed 2024 Portfolio 2	9.96%
1.01	Property		1	200 Sidney	3.2%	No	AbbVie Inc.	119,980	63.6%	10/31/2029	Seres Therapeutics, Inc.	68,636	36.4%	1/13/2030
1.02	Property		1	Lincoln Centre	2.1%	Yes	Illumina, Inc.	360,000	100.0%	1/15/2033	NAP	NAP	NAP	NAP
1.03	Property		1	40 Erie Street	1.4%	No	Intellia Therapeutics, Inc.	65,319	61.3%	9/30/2026	BioNTech US Inc.	26,806	25.1%	9/30/2028
1.04	Property		1	4570 Executive Drive	1.2%	No	BioMed Realty, L.P.	49,912	39.8%	6/22/2025	Human Longevity, Inc.	48,049	38.3%	9/12/2025
1.05	Property		1	9360-9390 Towne Centre Drive	0.9%	No	Poseida Therapeutics, Inc.	71,405	48.4%	12/31/2029	Biosplice Therapeutics, Inc.	25,391	17.2%	11/24/2030
1.06	Property		1	21 Erie Street	0.7%	Yes	MIL 21E, LLC	51,914	100.0%	11/30/2030	NAP	NAP	NAP	NAP
1.07	Property		1	47 Erie Street Parking Structure	0.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.08	Property		1	Eastgate Mall	0.1%	Yes	Poseida Therapeutics, Inc.	15,163	100.0%	12/31/2029	NAP	NAP	NAP	NAP
2	Loan	24, 25, 26, 27	1	Hyatt Centric Hotel & Shops Waikiki Beach	9.3%	No	Nordstrom Rack	34,459	62.1%	8/31/2026	Island Gourmet Market	13,074	23.6%	4/30/2031
3	Loan	9, 28, 29, 30, 31, 32, 33, 34, 35, 36, 37	6	Culver Collection	8.9%
3.01	Property		1	Hayden & National	4.3%	No	Scopely, Inc.	28,199	17.9%	8/31/2032	MarketCast LLC	11,145	7.1%	2/28/2030
3.02	Property		1	3505-3525 Hayden	2.0%	No	Scopely, Inc.	60,794	90.8%	8/31/2032	WC+A	6,138	9.2%	10/31/2028
3.03	Property		1	Hayden & Higuera	0.8%	No	Decoded Advertising	13,919	39.6%	1/31/2029	Eric Owen Moss	5,728	16.3%	11/30/2026
3.04	Property		1	3555 Hayden	0.7%	Yes	Apple	24,919	100.0%	2/28/2030	NAP	NAP	NAP	NAP
3.05	Property		1	8511 Warner Drive	0.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.06	Property		1	3585 Hayden	0.6%	No	Chownow	19,167	82.2%	7/31/2027	Sprouts JK	4,156	17.8%	7/31/2031
4	Loan	9, 38, 39, 40, 41, 42, 43	1	Bronx Terminal Market	8.1%	No	Target	188,446	20.5%	10/14/2033	BJ's Wholesale Club	130,099	14.2%	8/2/2029
5	Loan	9, 44, 45, 46	1	Moffett Towers Building D	6.3%	Yes	Amazon	357,481	100.0%	2/28/2031	NAP	NAP	NAP	NAP
6	Loan	9, 47, 48, 49	1	Culver Steps	5.6%	No	Amazon	79,369	65.2%	7/31/2031	Erewhon Market	14,558	12.0%	5/31/2038
7	Loan	50, 51, 52, 53	1	2767-2777 Atlantic Avenue	4.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8	Loan	54, 55, 56	3	AAA Stow-A-Way Storage Portfolio	3.9%
8.01	Property		1	AAA Stow-A-Way Storage - Paducah	3.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.02	Property		1	AAA Stow-A-Way Storage - Mayfield	0.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.03	Property		1	AAA Stow-A-Way Storage - Metropolis	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9	Loan	57, 58, 59, 60, 61, 62, 63	1	1000 Lorimer	3.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10	Loan	64	1	The Grove Apartments	3.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11	Loan	65, 66, 67	2	Park City Office Portfolio	3.3%
11.01	Property		1	Newpark I	1.6%	No	Western Steel Buildings Inc	11,239	18.3%	6/30/2027	JAMM Capital	6,000	9.7%	7/31/2028
11.02	Property		1	Newpark III	1.6%	No	Assemble Park City, LLC	11,289	18.4%	3/31/2025	Maschoff, Gilmore & Israelsen	7,679	12.5%	1/31/2025
12	Loan	68	1	155-163 East 92nd Street	3.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13	Loan	69, 70, 71	7	LocalStorage Seven Property Portfolio	3.0%
13.01	Property		1	1732 Derby-Milford Road	0.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.02	Property		1	167 Fly Rod Road and 697 Moscow Road	0.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.03	Property		1	1127 East Lynchburg Salem Turnpike	0.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.04	Property		1	635 Aaron Parkway	0.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.05	Property		1	617 Moon Clinton Road	0.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.06	Property		1	4073 Constitution Boulevard	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.07	Property		1	3739 New Castle Road	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14	Loan	72, 73	1	Marriott Durham City Center	2.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15	Loan	74, 75	1	8 West 38th Street	2.6%	No	TCW Trends Inc.	13,300	11.0%	2/28/2025	Jay Conference 38th Street LLC	12,430	10.3%	6/30/2034
16	Loan		2	Sunnyside Multifamily Portfolio	2.4%
16.01	Property		1	43-04 48th Street	1.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.02	Property		1	43-38 47th Street	1.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17	Loan	76	2	Roxborough Portfolio	2.4%
17.01	Property		1	Domino Lane Apartments	1.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17.02	Property		1	Parker Place Apartments	0.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan	9, 77, 78, 79, 80, 81, 82	1	Stonebriar Centre	2.2%	No	JCPenney	162,347	14.8%	12/31/2040	AMC Theatres	94,560	8.6%	9/30/2028
19	Loan	83, 84, 85, 86	1	2315 North Front Street	1.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20	Loan	87	1	Field Haven Apartments	1.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21	Loan		1	5th & K	1.5%	No	Union Kitchen & Tap Gaslamp	7,577	26.8%	12/31/2028	La Conde Restaurant	5,604	19.8%	7/31/2031
22	Loan	88, 89	1	Residence Inn Pinehurst	1.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
23	Loan	90	1	Black Mountain Center	1.1%	No	Humble Bistro	5,384	18.9%	5/15/2034	Gracie Jujitsu North Peoria	3,615	12.7%	12/1/2028
24	Loan		2	CityLine Huntsville Storage Portfolio	1.0%
24.01	Property		1	Storage Sense - County Road	0.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24.02	Property		1	Storage Sense - Highway 72	0.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25	Loan	91, 92	1	UC Flats	0.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26	Loan	93	1	1672 Third Avenue	0.9%	No	Bowen Hospitality LLC	1,975	100.0%	6/30/2031	NAP	NAP	NAP	NAP
27	Loan	94	1	Woodhaven 85	0.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28	Loan	95, 96	3	West Fargo Industrial	0.8%
28.01	Property		1	1700 and 1740 Main Avenue West	0.4%	No	MAC Company	17,860	21.7%	12/31/2026	Studio 7 Productions, Inc	12,967	15.7%	3/31/2026
28.02	Property		1	474, 500 and 526 10th Street Northeast	0.3%	No	Braun Intertec Corporation	15,000	28.4%	2/28/2026	Michelle Soldier	6,000	11.4%	8/31/2028
28.03	Property		1	617 and 625 13th Street Northeast	0.1%	No	Rick Randall Construction, LLC	5,000	33.3%	3/31/2026	Colonial Enterprises, Inc.	3,750	25.0%	8/31/2026
29	Loan	97, 98	1	Woodman Townhomes	0.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30	Loan	99, 100	1	Inwood 213	0.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31	Loan	101	1	1000 Albion Avenue	0.7%	Yes	Chicago Tribune	160,000	100.0%	5/19/2033	NAP	NAP	NAP	NAP
32	Loan	102, 103	5	Trust Communities MHP Portfolio	0.7%
32.01	Property		1	Bell MHC	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32.02	Property		1	Magnolia MHC	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32.03	Property		1	Palzita MHC	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32.04	Property		1	Thomas MHC	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32.05	Property		1	Cone MHC	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-9

Benchmark 2024-V10

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Third Largest Tenant	Third Largest Tenant SF	Third Largest Tenant % of NRA	Third Largest Tenant Lease Expiration Date	Fourth Largest Tenant	Fourth Largest Tenant SF	Fourth Largest Tenant % of NRA	Fourth Largest Tenant Lease Expiration Date
									6				6
1	Loan	9,10 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23	8	BioMed 2024 Portfolio 2	9.96%
1.01	Property		1	200 Sidney	3.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.02	Property		1	Lincoln Centre	2.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.03	Property		1	40 Erie Street	1.4%	Gritstone Bio, Inc.	13,907	13.0%	4/30/2025	Make Life Sweeter, LLC	606	0.6%	12/4/2029
1.04	Property		1	4570 Executive Drive	1.2%	International AIDS Vaccine Initiative, Inc.	17,006	13.5%	8/20/2026	NAP	NAP	NAP	NAP
1.05	Property		1	9360-9390 Towne Centre Drive	0.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.06	Property		1	21 Erie Street	0.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.07	Property		1	47 Erie Street Parking Structure	0.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.08	Property		1	Eastgate Mall	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2	Loan	24, 25, 26, 27	1	Hyatt Centric Hotel & Shops Waikiki Beach	9.3%	Ice Monster	1,996	3.6%	6/30/2028	Starbucks Corporation	1,956	3.5%	2/28/2027
3	Loan	9, 28, 29, 30, 31, 32, 33, 34, 35, 36, 37	6	Culver Collection	8.9%
3.01	Property		1	Hayden & National	4.3%	Samitaur Constructs	11,089	7.0%	8/31/2032	Zambezi	10,484	6.7%	12/31/2027
3.02	Property		1	3505-3525 Hayden	2.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.03	Property		1	Hayden & Higuera	0.8%	Samitaur Constructs	3,697	10.5%	11/30/2026	NAP	NAP	NAP	NAP
3.04	Property		1	3555 Hayden	0.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.05	Property		1	8511 Warner Drive	0.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.06	Property		1	3585 Hayden	0.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4	Loan	9, 38, 39, 40, 41, 42, 43	1	Bronx Terminal Market	8.1%	Home Depot	124,955	13.6%	2/28/2034	Food Bazaar	77,915	8.5%	9/30/2039
5	Loan	9, 44, 45, 46	1	Moffett Towers Building D	6.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6	Loan	9, 47, 48, 49	1	Culver Steps	5.6%	Laurel Grill	7,541	6.2%	6/30/2034	Sephora	4,166	3.4%	1/31/2031
7	Loan	50, 51, 52, 53	1	2767-2777 Atlantic Avenue	4.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8	Loan	54, 55, 56	3	AAA Stow-A-Way Storage Portfolio	3.9%
8.01	Property		1	AAA Stow-A-Way Storage - Paducah	3.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.02	Property		1	AAA Stow-A-Way Storage - Mayfield	0.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.03	Property		1	AAA Stow-A-Way Storage - Metropolis	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9	Loan	57, 58, 59, 60, 61, 62, 63	1	1000 Lorimer	3.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10	Loan	64	1	The Grove Apartments	3.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11	Loan	65, 66, 67	2	Park City Office Portfolio	3.3%
11.01	Property		1	Newpark I	1.6%	Wells Fargo Advisors, LLC	5,816	9.4%	11/30/2028	Morgan Stanley & Co., Inc.	5,097	8.3%	6/30/2028
11.02	Property		1	Newpark III	1.6%	Big-D Signature, LLC	6,966	11.4%	11/30/2028	Stifel, Nicolaus & Company	5,751	9.4%	2/29/2028
12	Loan	68	1	155-163 East 92nd Street	3.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13	Loan	69, 70, 71	7	LocalStorage Seven Property Portfolio	3.0%
13.01	Property		1	1732 Derby-Milford Road	0.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.02	Property		1	167 Fly Rod Road and 697 Moscow Road	0.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.03	Property		1	1127 East Lynchburg Salem Turnpike	0.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.04	Property		1	635 Aaron Parkway	0.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.05	Property		1	617 Moon Clinton Road	0.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.06	Property		1	4073 Constitution Boulevard	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.07	Property		1	3739 New Castle Road	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14	Loan	72, 73	1	Marriott Durham City Center	2.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15	Loan	74, 75	1	8 West 38th Street	2.6%	A&M Rosenthal dba Dessy	11,750	9.7%	6/30/2031	Cocooning Electronics LTD.	11,200	9.3%	12/31/2033
16	Loan		2	Sunnyside Multifamily Portfolio	2.4%
16.01	Property		1	43-04 48th Street	1.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.02	Property		1	43-38 47th Street	1.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17	Loan	76	2	Roxborough Portfolio	2.4%
17.01	Property		1	Domino Lane Apartments	1.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17.02	Property		1	Parker Place Apartments	0.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan	9, 77, 78, 79, 80, 81, 82	1	Stonebriar Centre	2.2%	DICK'S Sporting Goods	77,411	7.1%	1/31/2027	Kidzania	60,000	5.5%	11/30/2046
19	Loan	83, 84, 85, 86	1	2315 North Front Street	1.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20	Loan	87	1	Field Haven Apartments	1.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21	Loan		1	5th & K	1.5%	Gaslamp Garage	4,897	17.3%	1/31/2029	NAP	NAP	NAP	NAP
22	Loan	88, 89	1	Residence Inn Pinehurst	1.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
23	Loan	90	1	Black Mountain Center	1.1%	Thunderbird Footcare	3,133	11.0%	2/1/2027	TruDental	3,130	11.0%	12/17/2029
24	Loan		2	CityLine Huntsville Storage Portfolio	1.0%
24.01	Property		1	Storage Sense - County Road	0.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24.02	Property		1	Storage Sense - Highway 72	0.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25	Loan	91, 92	1	UC Flats	0.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26	Loan	93	1	1672 Third Avenue	0.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27	Loan	94	1	Woodhaven 85	0.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28	Loan	95, 96	3	West Fargo Industrial	0.8%
28.01	Property		1	1700 and 1740 Main Avenue West	0.4%	Dakota Fluid Power, Inc	12,694	15.4%	4/30/2025	Cintas Corporation No. 2	12,401	15.1%	1/31/2027
28.02	Property		1	474, 500 and 526 10th Street Northeast	0.3%	Valley Imports, Inc	5,939	11.3%	9/30/2026	SnS Auto Supply LLC	5,313	10.1%	5/31/2025
28.03	Property		1	617 and 625 13th Street Northeast	0.1%	Brian Giffen	1,250	8.3%	3/31/2025	Robert Stephens	1,250	8.3%	3/31/2025
29	Loan	97, 98	1	Woodman Townhomes	0.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30	Loan	99, 100	1	Inwood 213	0.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31	Loan	101	1	1000 Albion Avenue	0.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32	Loan	102, 103	5	Trust Communities MHP Portfolio	0.7%
32.01	Property		1	Bell MHC	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32.02	Property		1	Magnolia MHC	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32.03	Property		1	Palzita MHC	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32.04	Property		1	Thomas MHC	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32.05	Property		1	Cone MHC	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-10

Benchmark 2024-V10

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Fifth Largest Tenant	Fifth Largest Tenant SF	Fifth Largest Tenant % of NRA	Fifth Largest Tenant Lease Expiration Date	Environmental Phase I Report Date	Environmental Phase II Report Date	Engineering Report Date	Seismic Report Date
									6
1	Loan	9,10 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23	8	BioMed 2024 Portfolio 2	9.96%
1.01	Property		1	200 Sidney	3.2%	NAP	NAP	NAP	NAP	4/8/2024	NAP	4/8/2024	NAP
1.02	Property		1	Lincoln Centre	2.1%	NAP	NAP	NAP	NAP	4/10/2024	NAP	4/8/2024	4/8/2024
1.03	Property		1	40 Erie Street	1.4%	NAP	NAP	NAP	NAP	4/8/2024	NAP	4/8/2024	NAP
1.04	Property		1	4570 Executive Drive	1.2%	NAP	NAP	NAP	NAP	4/8/2024	NAP	4/8/2024	4/8/2024
1.05	Property		1	9360-9390 Towne Centre Drive	0.9%	NAP	NAP	NAP	NAP	4/8/2024	NAP	4/8/2024	4/8/2024
1.06	Property		1	21 Erie Street	0.7%	NAP	NAP	NAP	NAP	4/8/2024	NAP	4/8/2024	NAP
1.07	Property		1	47 Erie Street Parking Structure	0.3%	NAP	NAP	NAP	NAP	4/8/2024	NAP	4/8/2024	NAP
1.08	Property		1	Eastgate Mall	0.1%	NAP	NAP	NAP	NAP	4/8/2024	NAP	4/8/2024	4/8/2024
2	Loan	24, 25, 26, 27	1	Hyatt Centric Hotel & Shops Waikiki Beach	9.3%	National Car Rental	868	1.6%	10/31/2027	7/10/2024	NAP	7/8/2024	NAP
3	Loan	9, 28, 29, 30, 31, 32, 33, 34, 35, 36, 37	6	Culver Collection	8.9%
3.01	Property		1	Hayden & National	4.3%	Arsonal	9,263	5.9%	6/30/2025	3/8/2024	NAP	3/18/2024	6/3/2024
3.02	Property		1	3505-3525 Hayden	2.0%	NAP	NAP	NAP	NAP	3/8/2024	NAP	3/6/2024	6/3/2024
3.03	Property		1	Hayden & Higuera	0.8%	NAP	NAP	NAP	NAP	3/8/2024	NAP	3/11/2024	6/3/2024
3.04	Property		1	3555 Hayden	0.7%	NAP	NAP	NAP	NAP	3/8/2024	NAP	3/8/2024	6/3/2024
3.05	Property		1	8511 Warner Drive	0.6%	NAP	NAP	NAP	NAP	3/8/2024	NAP	6/14/2024	6/3/2024
3.06	Property		1	3585 Hayden	0.6%	NAP	NAP	NAP	NAP	3/8/2024	NAP	3/19/2024	6/3/2024
4	Loan	9, 38, 39, 40, 41, 42, 43	1	Bronx Terminal Market	8.1%	Burlington Coat Factory	74,329	8.1%	1/31/2028	5/1/2024	NAP	4/30/2024	NAP
5	Loan	9, 44, 45, 46	1	Moffett Towers Building D	6.3%	NAP	NAP	NAP	NAP	8/31/2023	NAP	8/31/2023	8/31/2023
6	Loan	9, 47, 48, 49	1	Culver Steps	5.6%	Afuri Ramen	3,015	2.5%	3/1/2034	6/3/2024	NAP	6/3/2024	6/3/2024
7	Loan	50, 51, 52, 53	1	2767-2777 Atlantic Avenue	4.1%	NAP	NAP	NAP	NAP	5/22/2024	NAP	5/22/2024	NAP
8	Loan	54, 55, 56	3	AAA Stow-A-Way Storage Portfolio	3.9%
8.01	Property		1	AAA Stow-A-Way Storage - Paducah	3.2%	NAP	NAP	NAP	NAP	3/11/2024; 3/19/2024	NAP	3/11/2024; 3/19/2024	NAP
8.02	Property		1	AAA Stow-A-Way Storage - Mayfield	0.5%	NAP	NAP	NAP	NAP	3/11/2024	NAP	3/11/2024	NAP
8.03	Property		1	AAA Stow-A-Way Storage - Metropolis	0.2%	NAP	NAP	NAP	NAP	3/11/2024	NAP	3/11/2024	NAP
9	Loan	57, 58, 59, 60, 61, 62, 63	1	1000 Lorimer	3.8%	NAP	NAP	NAP	NAP	4/24/2024	NAP	4/24/2024	NAP
10	Loan	64	1	The Grove Apartments	3.5%	NAP	NAP	NAP	NAP	6/21/2024	NAP	6/24/2024	NAP
11	Loan	65, 66, 67	2	Park City Office Portfolio	3.3%
11.01	Property		1	Newpark I	1.6%	Parsons Behle & Latimer	4,084	6.6%	12/31/2024	8/8/2024	NAP	6/28/2024	6/28/2024
11.02	Property		1	Newpark III	1.6%	Columbus Pacific Development, LLC	4,075	6.7%	9/30/2027	8/8/2024	NAP	6/28/2024	6/28/2024
12	Loan	68	1	155-163 East 92nd Street	3.1%	NAP	NAP	NAP	NAP	5/3/2024	NAP	7/3/2024	NAP
13	Loan	69, 70, 71	7	LocalStorage Seven Property Portfolio	3.0%
13.01	Property		1	1732 Derby-Milford Road	0.8%	NAP	NAP	NAP	NAP	8/15/2024	NAP	8/15/2024	NAP
13.02	Property		1	167 Fly Rod Road and 697 Moscow Road	0.6%	NAP	NAP	NAP	NAP	8/15/2024	NAP	8/15/2024	NAP
13.03	Property		1	1127 East Lynchburg Salem Turnpike	0.5%	NAP	NAP	NAP	NAP	8/15/2024	NAP	8/15/2024	NAP
13.04	Property		1	635 Aaron Parkway	0.4%	NAP	NAP	NAP	NAP	8/15/2024	NAP	8/8/2024	NAP
13.05	Property		1	617 Moon Clinton Road	0.3%	NAP	NAP	NAP	NAP	8/12/2024	NAP	8/12/2024	NAP
13.06	Property		1	4073 Constitution Boulevard	0.2%	NAP	NAP	NAP	NAP	8/13/2024	NAP	8/13/2024	NAP
13.07	Property		1	3739 New Castle Road	0.2%	NAP	NAP	NAP	NAP	8/14/2024	NAP	8/14/2024	NAP
14	Loan	72, 73	1	Marriott Durham City Center	2.6%	NAP	NAP	NAP	NAP	6/7/2024	NAP	6/7/2024	NAP
15	Loan	74, 75	1	8 West 38th Street	2.6%	Apple Ophthalmology PLLC	4,620	3.8%	10/31/2030	6/21/2024	NAP	6/21/2024	NAP
16	Loan		2	Sunnyside Multifamily Portfolio	2.4%
16.01	Property		1	43-04 48th Street	1.2%	NAP	NAP	NAP	NAP	3/21/2024	NAP	3/22/2024	NAP
16.02	Property		1	43-38 47th Street	1.2%	NAP	NAP	NAP	NAP	3/22/2024	NAP	3/22/2024	NAP
17	Loan	76	2	Roxborough Portfolio	2.4%
17.01	Property		1	Domino Lane Apartments	1.5%	NAP	NAP	NAP	NAP	7/10/2024	NAP	7/9/2024	NAP
17.02	Property		1	Parker Place Apartments	0.9%	NAP	NAP	NAP	NAP	7/10/2024	NAP	7/10/2024	NAP
18	Loan	9, 77, 78, 79, 80, 81, 82	1	Stonebriar Centre	2.2%	Haverty's Furniture	60,000	5.5%	1/31/2026	4/15/2024	NAP	4/16/2024	NAP
19	Loan	83, 84, 85, 86	1	2315 North Front Street	1.9%	NAP	NAP	NAP	NAP	4/24/2024	NAP	8/2/2024	NAP
20	Loan	87	1	Field Haven Apartments	1.9%	NAP	NAP	NAP	NAP	7/24/2024	NAP	7/24/2024	NAP
21	Loan		1	5th & K	1.5%	NAP	NAP	NAP	NAP	7/2/2024	NAP	7/5/2024	7/2/2024
22	Loan	88, 89	1	Residence Inn Pinehurst	1.4%	NAP	NAP	NAP	NAP	8/20/2024	NAP	8/20/2024	NAP
23	Loan	90	1	Black Mountain Center	1.1%	Black Mtn Mgmt	2,964	10.4%	9/30/2031	6/20/2024	NAP	6/20/2024	NAP
24	Loan		2	CityLine Huntsville Storage Portfolio	1.0%
24.01	Property		1	Storage Sense - County Road	0.6%	NAP	NAP	NAP	NAP	8/21/2024	NAP	8/20/2024	NAP
24.02	Property		1	Storage Sense - Highway 72	0.4%	NAP	NAP	NAP	NAP	8/20/2024	NAP	8/20/2024	NAP
25	Loan	91, 92	1	UC Flats	0.9%	NAP	NAP	NAP	NAP	6/21/2024	NAP	6/21/2024	NAP
26	Loan	93	1	1672 Third Avenue	0.9%	NAP	NAP	NAP	NAP	7/12/2024	NAP	7/11/2024	NAP
27	Loan	94	1	Woodhaven 85	0.9%	NAP	NAP	NAP	NAP	6/3/2024	NAP	5/31/2024	NAP
28	Loan	95, 96	3	West Fargo Industrial	0.8%
28.01	Property		1	1700 and 1740 Main Avenue West	0.4%	All States Flooring, Inc	6,925	8.4%	10/31/2024	5/6/2024	NAP	5/7/2024	NAP
28.02	Property		1	474, 500 and 526 10th Street Northeast	0.3%	Patrick Ash Transportation, LTD	4,500	8.5%	11/30/2026	5/6/2024	NAP	5/3/2024	NAP
28.03	Property		1	617 and 625 13th Street Northeast	0.1%	NAP	NAP	NAP	NAP	5/6/2024	NAP	5/3/2024	NAP
29	Loan	97, 98	1	Woodman Townhomes	0.8%	NAP	NAP	NAP	NAP	4/30/2024	NAP	4/29/2024	4/29/2024
30	Loan	99, 100	1	Inwood 213	0.7%	NAP	NAP	NAP	NAP	6/3/2024	NAP	5/31/2024	NAP
31	Loan	101	1	1000 Albion Avenue	0.7%	NAP	NAP	NAP	NAP	7/12/2024	NAP	7/12/2024	NAP
32	Loan	102, 103	5	Trust Communities MHP Portfolio	0.7%
32.01	Property		1	Bell MHC	0.2%	NAP	NAP	NAP	NAP	5/3/2024	NAP	5/3/2024	NAP
32.02	Property		1	Magnolia MHC	0.2%	NAP	NAP	NAP	NAP	5/3/2024	NAP	5/3/2024	NAP
32.03	Property		1	Palzita MHC	0.1%	NAP	NAP	NAP	NAP	5/3/2024	NAP	5/3/2024	NAP
32.04	Property		1	Thomas MHC	0.1%	NAP	NAP	NAP	NAP	5/3/2024	NAP	5/3/2024	NAP
32.05	Property		1	Cone MHC	0.1%	NAP	NAP	NAP	NAP	5/3/2024	NAP	5/3/2024	NAP

A-11

Benchmark 2024-V10

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	PML or SEL (%)	Flood Zone	Ownership Interest	Ground Lease Expiration Date	Ground Lease Extension Terms	Annual Ground Lease Payment as of the Cut-off Date ($)

1	Loan	9,10 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23	8	BioMed 2024 Portfolio 2	9.96%
1.01	Property		1	200 Sidney	3.2%	NAP	No	Fee	NAP	NAP	NAP
1.02	Property		1	Lincoln Centre	2.1%	12%	No	Fee	NAP	NAP	NAP
1.03	Property		1	40 Erie Street	1.4%	NAP	No	Fee	NAP	NAP	NAP
1.04	Property		1	4570 Executive Drive	1.2%	10%	No	Fee	NAP	NAP	NAP
1.05	Property		1	9360-9390 Towne Centre Drive	0.9%	13%	No	Fee	NAP	NAP	NAP
1.06	Property		1	21 Erie Street	0.7%	NAP	No	Fee	NAP	NAP	NAP
1.07	Property		1	47 Erie Street Parking Structure	0.3%	NAP	No	Fee	NAP	NAP	NAP
1.08	Property		1	Eastgate Mall	0.1%	10%	No	Fee	NAP	NAP	NAP
2	Loan	24, 25, 26, 27	1	Hyatt Centric Hotel & Shops Waikiki Beach	9.3%	NAP	Yes - AE	Leasehold	12/31/2081	None	2,764,284
3	Loan	9, 28, 29, 30, 31, 32, 33, 34, 35, 36, 37	6	Culver Collection	8.9%
3.01	Property		1	Hayden & National	4.3%	7%	No	Fee	NAP	NAP	NAP
3.02	Property		1	3505-3525 Hayden	2.0%	12%	No	Fee	NAP	NAP	NAP
3.03	Property		1	Hayden & Higuera	0.8%	10%	No	Fee	NAP	NAP	NAP
3.04	Property		1	3555 Hayden	0.7%	10%	No	Fee	NAP	NAP	NAP
3.05	Property		1	8511 Warner Drive	0.6%	0%	No	Fee	NAP	NAP	NAP
3.06	Property		1	3585 Hayden	0.6%	6%	No	Fee	NAP	NAP	NAP
4	Loan	9, 38, 39, 40, 41, 42, 43	1	Bronx Terminal Market	8.1%	NAP	Yes - AE	Leasehold	9/13/2055	5, 10-year extension options	The greater of (i) $394,961.41 ("Adjusted Base Amount") and (ii) 5% of Gross Revenue
5	Loan	9, 44, 45, 46	1	Moffett Towers Building D	6.3%	13%	No	Fee	NAP	NAP	NAP
6	Loan	9, 47, 48, 49	1	Culver Steps	5.6%	9%	No	Fee	NAP	NAP	NAP
7	Loan	50, 51, 52, 53	1	2767-2777 Atlantic Avenue	4.1%	NAP	No	Fee	NAP	NAP	NAP
8	Loan	54, 55, 56	3	AAA Stow-A-Way Storage Portfolio	3.9%
8.01	Property		1	AAA Stow-A-Way Storage - Paducah	3.2%	NAP	No	Fee	NAP	NAP	NAP
8.02	Property		1	AAA Stow-A-Way Storage - Mayfield	0.5%	NAP	Yes - A, AE	Fee	NAP	NAP	NAP
8.03	Property		1	AAA Stow-A-Way Storage - Metropolis	0.2%	NAP	No	Fee	NAP	NAP	NAP
9	Loan	57, 58, 59, 60, 61, 62, 63	1	1000 Lorimer	3.8%	NAP	No	Leasehold	3/31/2119	None	1,000,000
10	Loan	64	1	The Grove Apartments	3.5%	NAP	No	Fee	NAP	NAP	NAP
11	Loan	65, 66, 67	2	Park City Office Portfolio	3.3%
11.01	Property		1	Newpark I	1.6%	4%	No	Fee	NAP	NAP	NAP
11.02	Property		1	Newpark III	1.6%	4%	No	Fee	NAP	NAP	NAP
12	Loan	68	1	155-163 East 92nd Street	3.1%	NAP	No	Fee	NAP	NAP	NAP
13	Loan	69, 70, 71	7	LocalStorage Seven Property Portfolio	3.0%
13.01	Property		1	1732 Derby-Milford Road	0.8%	NAP	No	Fee	NAP	NAP	NAP
13.02	Property		1	167 Fly Rod Road and 697 Moscow Road	0.6%	NAP	Yes - AE	Fee	NAP	NAP	NAP
13.03	Property		1	1127 East Lynchburg Salem Turnpike	0.5%	NAP	No	Fee	NAP	NAP	NAP
13.04	Property		1	635 Aaron Parkway	0.4%	NAP	No	Fee	NAP	NAP	NAP
13.05	Property		1	617 Moon Clinton Road	0.3%	NAP	No	Fee	NAP	NAP	NAP
13.06	Property		1	4073 Constitution Boulevard	0.2%	NAP	No	Fee	NAP	NAP	NAP
13.07	Property		1	3739 New Castle Road	0.2%	NAP	No	Fee	NAP	NAP	NAP
14	Loan	72, 73	1	Marriott Durham City Center	2.6%	NAP	No	Leasehold	10/9/2062	None	474,102
15	Loan	74, 75	1	8 West 38th Street	2.6%	NAP	No	Fee	NAP	NAP	NAP
16	Loan		2	Sunnyside Multifamily Portfolio	2.4%
16.01	Property		1	43-04 48th Street	1.2%	NAP	No	Fee	NAP	NAP	NAP
16.02	Property		1	43-38 47th Street	1.2%	NAP	No	Fee	NAP	NAP	NAP
17	Loan	76	2	Roxborough Portfolio	2.4%
17.01	Property		1	Domino Lane Apartments	1.5%	NAP	No	Fee	NAP	NAP	NAP
17.02	Property		1	Parker Place Apartments	0.9%	NAP	No	Fee	NAP	NAP	NAP
18	Loan	9, 77, 78, 79, 80, 81, 82	1	Stonebriar Centre	2.2%	NAP	No	Fee	NAP	NAP	NAP
19	Loan	83, 84, 85, 86	1	2315 North Front Street	1.9%	NAP	No	Fee	NAP	NAP	NAP
20	Loan	87	1	Field Haven Apartments	1.9%	NAP	No	Fee	NAP	NAP	NAP
21	Loan		1	5th & K	1.5%	9%	No	Fee	NAP	NAP	NAP
22	Loan	88, 89	1	Residence Inn Pinehurst	1.4%	NAP	No	Fee	NAP	NAP	NAP
23	Loan	90	1	Black Mountain Center	1.1%	NAP	No	Fee	NAP	NAP	NAP
24	Loan		2	CityLine Huntsville Storage Portfolio	1.0%
24.01	Property		1	Storage Sense - County Road	0.6%	NAP	No	Fee	NAP	NAP	NAP
24.02	Property		1	Storage Sense - Highway 72	0.4%	NAP	No	Fee	NAP	NAP	NAP
25	Loan	91, 92	1	UC Flats	0.9%	NAP	No	Fee	NAP	NAP	NAP
26	Loan	93	1	1672 Third Avenue	0.9%	NAP	No	Fee	NAP	NAP	NAP
27	Loan	94	1	Woodhaven 85	0.9%	NAP	No	Fee	NAP	NAP	NAP
28	Loan	95, 96	3	West Fargo Industrial	0.8%
28.01	Property		1	1700 and 1740 Main Avenue West	0.4%	NAP	No	Fee	NAP	NAP	NAP
28.02	Property		1	474, 500 and 526 10th Street Northeast	0.3%	NAP	No	Fee	NAP	NAP	NAP
28.03	Property		1	617 and 625 13th Street Northeast	0.1%	NAP	No	Fee	NAP	NAP	NAP
29	Loan	97, 98	1	Woodman Townhomes	0.8%	17%	No	Fee	NAP	NAP	NAP
30	Loan	99, 100	1	Inwood 213	0.7%	NAP	No	Fee	NAP	NAP	NAP
31	Loan	101	1	1000 Albion Avenue	0.7%	NAP	No	Fee	NAP	NAP	NAP
32	Loan	102, 103	5	Trust Communities MHP Portfolio	0.7%
32.01	Property		1	Bell MHC	0.2%	NAP	No	Fee	NAP	NAP	NAP
32.02	Property		1	Magnolia MHC	0.2%	NAP	No	Fee	NAP	NAP	NAP
32.03	Property		1	Palzita MHC	0.1%	NAP	No	Fee	NAP	NAP	NAP
32.04	Property		1	Thomas MHC	0.1%	NAP	No	Fee	NAP	NAP	NAP
32.05	Property		1	Cone MHC	0.1%	NAP	Yes - AE	Fee	NAP	NAP	NAP

A-12

Benchmark 2024-V10

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Annual Ground Rent Increases (Y/N)	Upfront RE Tax Reserve ($)	Monthly RE Tax Reserve ($)	Upfront Insurance Reserve ($)	Monthly Insurance Reserve ($)	Upfront Replacement / PIP Reserve ($)	Monthly Replacement / FF&E Reserve ($)	Replacement Reserve Caps ($)	Upfront TI/LC Reserve ($)

1	Loan	9,10 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23	8	BioMed 2024 Portfolio 2	9.96%		0	Springing	0	Springing	0	0	0	0
1.01	Property		1	200 Sidney	3.2%	NAP
1.02	Property		1	Lincoln Centre	2.1%	NAP
1.03	Property		1	40 Erie Street	1.4%	NAP
1.04	Property		1	4570 Executive Drive	1.2%	NAP
1.05	Property		1	9360-9390 Towne Centre Drive	0.9%	NAP
1.06	Property		1	21 Erie Street	0.7%	NAP
1.07	Property		1	47 Erie Street Parking Structure	0.3%	NAP
1.08	Property		1	Eastgate Mall	0.1%	NAP
2	Loan	24, 25, 26, 27	1	Hyatt Centric Hotel & Shops Waikiki Beach	9.3%	No	0	172,519	316,567	79,142	0	81,389	0	0
3	Loan	9, 28, 29, 30, 31, 32, 33, 34, 35, 36, 37	6	Culver Collection	8.9%		227,527	45,505	0	Springing	0	Springing	153,953	2,000,000
3.01	Property		1	Hayden & National	4.3%	NAP
3.02	Property		1	3505-3525 Hayden	2.0%	NAP
3.03	Property		1	Hayden & Higuera	0.8%	NAP
3.04	Property		1	3555 Hayden	0.7%	NAP
3.05	Property		1	8511 Warner Drive	0.6%	NAP
3.06	Property		1	3585 Hayden	0.6%	NAP
4	Loan	9, 38, 39, 40, 41, 42, 43	1	Bronx Terminal Market	8.1%	No	0	Springing	0	Springing	0	Springing	547,400	874,981
5	Loan	9, 44, 45, 46	1	Moffett Towers Building D	6.3%	NAP	1,035,239	207,048	0	Springing	0	Springing	0	0
6	Loan	9, 47, 48, 49	1	Culver Steps	5.6%	NAP	0	Springing	0	Springing	0	Springing	48,696	1,179,329
7	Loan	50, 51, 52, 53	1	2767-2777 Atlantic Avenue	4.1%	NAP	16,973	4,243	35,438	7,088	0	2,270	0	0
8	Loan	54, 55, 56	3	AAA Stow-A-Way Storage Portfolio	3.9%		128,299	16,037	11,212	11,212	0	8,012	0	0
8.01	Property		1	AAA Stow-A-Way Storage - Paducah	3.2%	NAP
8.02	Property		1	AAA Stow-A-Way Storage - Mayfield	0.5%	NAP
8.03	Property		1	AAA Stow-A-Way Storage - Metropolis	0.2%	NAP
9	Loan	57, 58, 59, 60, 61, 62, 63	1	1000 Lorimer	3.8%	No	17,590	5,863	33,136	4,734	0	1,251	0	0
10	Loan	64	1	The Grove Apartments	3.5%	NAP	36,495	36,495	55,899	18,633	0	7,261	0	0
11	Loan	65, 66, 67	2	Park City Office Portfolio	3.3%		209,986	19,090	7,279	3,639	0	2,558	61,389	1,800,000
11.01	Property		1	Newpark I	1.6%	NAP
11.02	Property		1	Newpark III	1.6%	NAP
12	Loan	68	1	155-163 East 92nd Street	3.1%	NAP	228,294	76,098	30,749	10,250	0	1,792	0	0
13	Loan	69, 70, 71	7	LocalStorage Seven Property Portfolio	3.0%		35,593	21,126	0	Springing	0	2,218	0	0
13.01	Property		1	1732 Derby-Milford Road	0.8%	NAP
13.02	Property		1	167 Fly Rod Road and 697 Moscow Road	0.6%	NAP
13.03	Property		1	1127 East Lynchburg Salem Turnpike	0.5%	NAP
13.04	Property		1	635 Aaron Parkway	0.4%	NAP
13.05	Property		1	617 Moon Clinton Road	0.3%	NAP
13.06	Property		1	4073 Constitution Boulevard	0.2%	NAP
13.07	Property		1	3739 New Castle Road	0.2%	NAP
14	Loan	72, 73	1	Marriott Durham City Center	2.6%	No	23,168	23,168	0	Springing	0	36,372	0	0
15	Loan	74, 75	1	8 West 38th Street	2.6%	NAP	459,451	114,863	14,125	7,063	0	1,905	0	700,000
16	Loan		2	Sunnyside Multifamily Portfolio	2.4%		194,404	64,801	0	Springing	0	3,500	0	0
16.01	Property		1	43-04 48th Street	1.2%	NAP
16.02	Property		1	43-38 47th Street	1.2%	NAP
17	Loan	76	2	Roxborough Portfolio	2.4%		117,889	16,841	49,335	5,482	0	2,812	0	0
17.01	Property		1	Domino Lane Apartments	1.5%	NAP
17.02	Property		1	Parker Place Apartments	0.9%	NAP
18	Loan	9, 77, 78, 79, 80, 81, 82	1	Stonebriar Centre	2.2%	NAP	0	Springing	0	Springing	0	Springing	438,752	0
19	Loan	83, 84, 85, 86	1	2315 North Front Street	1.9%	NAP	9,567	1,367	13,453	2,242	0	1,454	0	0
20	Loan	87	1	Field Haven Apartments	1.9%	NAP	125,807	15,726	10,983	3,661	0	1,867	0	0
21	Loan		1	5th & K	1.5%	NAP	47,917	7,986	3,743	624	35,324	0	0	0
22	Loan	88, 89	1	Residence Inn Pinehurst	1.4%	NAP	65,973	6,597	0	Springing	0	13,193	0	0
23	Loan	90	1	Black Mountain Center	1.1%	NAP	9,801	4,900	0	Springing	0	Springing	0	50,000
24	Loan		2	CityLine Huntsville Storage Portfolio	1.0%		45,658	4,566	4,669	2,334	2,840	1,134	0	0
24.01	Property		1	Storage Sense - County Road	0.6%	NAP
24.02	Property		1	Storage Sense - Highway 72	0.4%	NAP
25	Loan	91, 92	1	UC Flats	0.9%	NAP	12,201	2,033	33,659	3,060	0	875	31,500	0
26	Loan	93	1	1672 Third Avenue	0.9%	NAP	24,210	12,105	3,242	3,242	0	358	0	0
27	Loan	94	1	Woodhaven 85	0.9%	NAP	58,128	19,376	0	Springing	0	1,473	0	0
28	Loan	95, 96	3	West Fargo Industrial	0.8%		65,047	13,543	0	Springing	0	1,876	67,545	0
28.01	Property		1	1700 and 1740 Main Avenue West	0.4%	NAP
28.02	Property		1	474, 500 and 526 10th Street Northeast	0.3%	NAP
28.03	Property		1	617 and 625 13th Street Northeast	0.1%	NAP
29	Loan	97, 98	1	Woodman Townhomes	0.8%	NAP	0	5,655	5,256	1,051	0	479	0	0
30	Loan	99, 100	1	Inwood 213	0.7%	NAP	41,175	13,725	0	Springing	0	938	0	0
31	Loan	101	1	1000 Albion Avenue	0.7%	NAP	0	Springing	0	Springing	0	Springing	0	0
32	Loan	102, 103	5	Trust Communities MHP Portfolio	0.7%		50,443	6,305	4,832	2,416	0	310	0	0
32.01	Property		1	Bell MHC	0.2%	NAP
32.02	Property		1	Magnolia MHC	0.2%	NAP
32.03	Property		1	Palzita MHC	0.1%	NAP
32.04	Property		1	Thomas MHC	0.1%	NAP
32.05	Property		1	Cone MHC	0.1%	NAP

A-13

Benchmark 2024-V10

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Monthly TI/LC Reserve ($)	TI/LC Caps ($)	Upfront Debt Service Reserve ($)	Monthly Debt Service Reserve ($)	Debt Service Reserve Cap ($)	Upfront Deferred Maintenance Reserve ($)

1	Loan	9,10 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23	8	BioMed 2024 Portfolio 2	9.96%	Springing	An amount equal to twelve (12) multiplied by the Rollover Reserve Monthly Deposit.	0	0	0	0
1.01	Property		1	200 Sidney	3.2%
1.02	Property		1	Lincoln Centre	2.1%
1.03	Property		1	40 Erie Street	1.4%
1.04	Property		1	4570 Executive Drive	1.2%
1.05	Property		1	9360-9390 Towne Centre Drive	0.9%
1.06	Property		1	21 Erie Street	0.7%
1.07	Property		1	47 Erie Street Parking Structure	0.3%
1.08	Property		1	Eastgate Mall	0.1%
2	Loan	24, 25, 26, 27	1	Hyatt Centric Hotel & Shops Waikiki Beach	9.3%	14,643	0	0	0	0	0
3	Loan	9, 28, 29, 30, 31, 32, 33, 34, 35, 36, 37	6	Culver Collection	8.9%	38,488	0	0	0	0	0
3.01	Property		1	Hayden & National	4.3%
3.02	Property		1	3505-3525 Hayden	2.0%
3.03	Property		1	Hayden & Higuera	0.8%
3.04	Property		1	3555 Hayden	0.7%
3.05	Property		1	8511 Warner Drive	0.6%
3.06	Property		1	3585 Hayden	0.6%
4	Loan	9, 38, 39, 40, 41, 42, 43	1	Bronx Terminal Market	8.1%	Springing	1,696,118	0	0	0	0
5	Loan	9, 44, 45, 46	1	Moffett Towers Building D	6.3%	0	0	0	0	0	0
6	Loan	9, 47, 48, 49	1	Culver Steps	5.6%	Springing	243,480	0	0	0	0
7	Loan	50, 51, 52, 53	1	2767-2777 Atlantic Avenue	4.1%	691	0	0	0	0	0
8	Loan	54, 55, 56	3	AAA Stow-A-Way Storage Portfolio	3.9%	0	0	0	0	0	48,250
8.01	Property		1	AAA Stow-A-Way Storage - Paducah	3.2%
8.02	Property		1	AAA Stow-A-Way Storage - Mayfield	0.5%
8.03	Property		1	AAA Stow-A-Way Storage - Metropolis	0.2%
9	Loan	57, 58, 59, 60, 61, 62, 63	1	1000 Lorimer	3.8%	2,865	64,456	0	0	0	1,875
10	Loan	64	1	The Grove Apartments	3.5%	0	0	0	0	0	84,000
11	Loan	65, 66, 67	2	Park City Office Portfolio	3.3%	Springing	1,800,000	0	0	0	0
11.01	Property		1	Newpark I	1.6%
11.02	Property		1	Newpark III	1.6%
12	Loan	68	1	155-163 East 92nd Street	3.1%	0	0	0	0	0	37,620
13	Loan	69, 70, 71	7	LocalStorage Seven Property Portfolio	3.0%	0	0	0	0	0	0
13.01	Property		1	1732 Derby-Milford Road	0.8%
13.02	Property		1	167 Fly Rod Road and 697 Moscow Road	0.6%
13.03	Property		1	1127 East Lynchburg Salem Turnpike	0.5%
13.04	Property		1	635 Aaron Parkway	0.4%
13.05	Property		1	617 Moon Clinton Road	0.3%
13.06	Property		1	4073 Constitution Boulevard	0.2%
13.07	Property		1	3739 New Castle Road	0.2%
14	Loan	72, 73	1	Marriott Durham City Center	2.6%	0	0	0	0	0	1,875
15	Loan	74, 75	1	8 West 38th Street	2.6%	15,074	1,000,000	0	0	0	14,375
16	Loan		2	Sunnyside Multifamily Portfolio	2.4%	0	0	0	0	0	25,990
16.01	Property		1	43-04 48th Street	1.2%
16.02	Property		1	43-38 47th Street	1.2%
17	Loan	76	2	Roxborough Portfolio	2.4%	0	0	0	0	0	68,000
17.01	Property		1	Domino Lane Apartments	1.5%
17.02	Property		1	Parker Place Apartments	0.9%
18	Loan	9, 77, 78, 79, 80, 81, 82	1	Stonebriar Centre	2.2%	91,407	2,193,760	0	0	0	0
19	Loan	83, 84, 85, 86	1	2315 North Front Street	1.9%	0	0	150,000	0	0	0
20	Loan	87	1	Field Haven Apartments	1.9%	0	0	0	0	0	0
21	Loan		1	5th & K	1.5%	0	0	0	0	0	0
22	Loan	88, 89	1	Residence Inn Pinehurst	1.4%	0	0	0	0	0	43,000
23	Loan	90	1	Black Mountain Center	1.1%	2,960	0	0	0	0	0
24	Loan		2	CityLine Huntsville Storage Portfolio	1.0%	0	0	0	0	0	46,156
24.01	Property		1	Storage Sense - County Road	0.6%
24.02	Property		1	Storage Sense - Highway 72	0.4%
25	Loan	91, 92	1	UC Flats	0.9%	0	0	0	0	0	6,600
26	Loan	93	1	1672 Third Avenue	0.9%	165	0	0	0	0	9,286
27	Loan	94	1	Woodhaven 85	0.9%	0	0	0	0	0	0
28	Loan	95, 96	3	West Fargo Industrial	0.8%	6,254	225,149	0	0	0	25,575
28.01	Property		1	1700 and 1740 Main Avenue West	0.4%
28.02	Property		1	474, 500 and 526 10th Street Northeast	0.3%
28.03	Property		1	617 and 625 13th Street Northeast	0.1%
29	Loan	97, 98	1	Woodman Townhomes	0.8%	0	0	0	0	0	0
30	Loan	99, 100	1	Inwood 213	0.7%	0	0	0	0	0	0
31	Loan	101	1	1000 Albion Avenue	0.7%	10,000	0	0	0	0	14,355
32	Loan	102, 103	5	Trust Communities MHP Portfolio	0.7%	0	0	0	0	0	8,850
32.01	Property		1	Bell MHC	0.2%
32.02	Property		1	Magnolia MHC	0.2%
32.03	Property		1	Palzita MHC	0.1%
32.04	Property		1	Thomas MHC	0.1%
32.05	Property		1	Cone MHC	0.1%

A-14

Benchmark 2024-V10

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Upfront Other Reserve ($)	Monthly Other Reserve ($)	Other Reserve Description

1	Loan	9,10 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23	8	BioMed 2024 Portfolio 2	9.96%	3,569,740	0	Unfunded Obligations Reserve
1.01	Property		1	200 Sidney	3.2%
1.02	Property		1	Lincoln Centre	2.1%
1.03	Property		1	40 Erie Street	1.4%
1.04	Property		1	4570 Executive Drive	1.2%
1.05	Property		1	9360-9390 Towne Centre Drive	0.9%
1.06	Property		1	21 Erie Street	0.7%
1.07	Property		1	47 Erie Street Parking Structure	0.3%
1.08	Property		1	Eastgate Mall	0.1%
2	Loan	24, 25, 26, 27	1	Hyatt Centric Hotel & Shops Waikiki Beach	9.3%	460,714	Springing	Ground Rent Reserve (Upfront: $460,714), PIP Reserve (Monthly: Springing)
3	Loan	9, 28, 29, 30, 31, 32, 33, 34, 35, 36, 37	6	Culver Collection	8.9%	5,659,136	0	Rent Concession Reserve (Upfront: $3,526,546), Outstanding Leasing Reserve (Upfront: $2,132,590)
3.01	Property		1	Hayden & National	4.3%
3.02	Property		1	3505-3525 Hayden	2.0%
3.03	Property		1	Hayden & Higuera	0.8%
3.04	Property		1	3555 Hayden	0.7%
3.05	Property		1	8511 Warner Drive	0.6%
3.06	Property		1	3585 Hayden	0.6%
4	Loan	9, 38, 39, 40, 41, 42, 43	1	Bronx Terminal Market	8.1%	9,000,000	Springing	DMV Space Reserve (Upfront: $9,000,000); Ground Rent Reserve (Monthly: Springing)
5	Loan	9, 44, 45, 46	1	Moffett Towers Building D	6.3%	0	Springing	Lease Sweep Reserve
6	Loan	9, 47, 48, 49	1	Culver Steps	5.6%	0	0	NAP
7	Loan	50, 51, 52, 53	1	2767-2777 Atlantic Avenue	4.1%	6,587,268	0	Affordable Housing Reserve ($6,309,095), Section 421-a Reserve ($278,173)
8	Loan	54, 55, 56	3	AAA Stow-A-Way Storage Portfolio	3.9%	0	0	NAP
8.01	Property		1	AAA Stow-A-Way Storage - Paducah	3.2%
8.02	Property		1	AAA Stow-A-Way Storage - Mayfield	0.5%
8.03	Property		1	AAA Stow-A-Way Storage - Metropolis	0.2%
9	Loan	57, 58, 59, 60, 61, 62, 63	1	1000 Lorimer	3.8%	2,374,126	Springing	The Learning Experience Gap Rent Reserve (Upfront: $754,580; Monthly: Springing); 421-a Abatement Reserve (Upfront: $671,313); Free Rent Reserve (Upfront: $499,170); ICAP
								Abatement Reserve (Upfront: $275,730); Ground Rent Reserve (Upfront: $173,333; Monthly: Springing); Condominium Common Charges Reserve (Monthly: Springing)
10	Loan	64	1	The Grove Apartments	3.5%	0	0	NAP
11	Loan	65, 66, 67	2	Park City Office Portfolio	3.3%	376,722	0	Unfunded Obligations Reserve
11.01	Property		1	Newpark I	1.6%
11.02	Property		1	Newpark III	1.6%
12	Loan	68	1	155-163 East 92nd Street	3.1%	0	0	NAP
13	Loan	69, 70, 71	7	LocalStorage Seven Property Portfolio	3.0%	2,500,000	0	Earnout Reserve
13.01	Property		1	1732 Derby-Milford Road	0.8%
13.02	Property		1	167 Fly Rod Road and 697 Moscow Road	0.6%
13.03	Property		1	1127 East Lynchburg Salem Turnpike	0.5%
13.04	Property		1	635 Aaron Parkway	0.4%
13.05	Property		1	617 Moon Clinton Road	0.3%
13.06	Property		1	4073 Constitution Boulevard	0.2%
13.07	Property		1	3739 New Castle Road	0.2%
14	Loan	72, 73	1	Marriott Durham City Center	2.6%	5,079,017	Springing	Capital Improvements Reserve (Upfront: $5,000,000), Ground Rent Reserve (Upfront: $79,017), PIP Reserve (Monthly: Springing)
15	Loan	74, 75	1	8 West 38th Street	2.6%	721,106	0	Unfunded Obligations Reserve ($422,705.78), Jay Suites Reserve ($298,400)
16	Loan		2	Sunnyside Multifamily Portfolio	2.4%	0	0	NAP
16.01	Property		1	43-04 48th Street	1.2%
16.02	Property		1	43-38 47th Street	1.2%
17	Loan	76	2	Roxborough Portfolio	2.4%	0	0	NAP
17.01	Property		1	Domino Lane Apartments	1.5%
17.02	Property		1	Parker Place Apartments	0.9%
18	Loan	9, 77, 78, 79, 80, 81, 82	1	Stonebriar Centre	2.2%	12,477,527	0	Rollover Reserve ($11,720,606), Gap Rent Reserve ($756,921)
19	Loan	83, 84, 85, 86	1	2315 North Front Street	1.9%	0	0	NAP
20	Loan	87	1	Field Haven Apartments	1.9%	0	0	NAP
21	Loan		1	5th & K	1.5%	0	0	NAP
22	Loan	88, 89	1	Residence Inn Pinehurst	1.4%	123,425	Springing	Tax Lien Reserve (Upfront: $123,425), PIP Reserve (Monthly: Springing)
23	Loan	90	1	Black Mountain Center	1.1%	215,360	0	Unfunded Obligations Reserve
24	Loan		2	CityLine Huntsville Storage Portfolio	1.0%	0	0	NAP
24.01	Property		1	Storage Sense - County Road	0.6%
24.02	Property		1	Storage Sense - Highway 72	0.4%
25	Loan	91, 92	1	UC Flats	0.9%	0	0	NAP
26	Loan	93	1	1672 Third Avenue	0.9%	0	0	NAP
27	Loan	94	1	Woodhaven 85	0.9%	0	0	NAP
28	Loan	95, 96	3	West Fargo Industrial	0.8%	0	0	NAP
28.01	Property		1	1700 and 1740 Main Avenue West	0.4%
28.02	Property		1	474, 500 and 526 10th Street Northeast	0.3%
28.03	Property		1	617 and 625 13th Street Northeast	0.1%
29	Loan	97, 98	1	Woodman Townhomes	0.8%	0	0	NAP
30	Loan	99, 100	1	Inwood 213	0.7%	0	0	NAP
31	Loan	101	1	1000 Albion Avenue	0.7%	0	0	NAP
32	Loan	102, 103	5	Trust Communities MHP Portfolio	0.7%	0	0	NAP
32.01	Property		1	Bell MHC	0.2%
32.02	Property		1	Magnolia MHC	0.2%
32.03	Property		1	Palzita MHC	0.1%
32.04	Property		1	Thomas MHC	0.1%
32.05	Property		1	Cone MHC	0.1%

A-15

Benchmark 2024-V10

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Other Reserve Cap ($)	Holdback/ Earnout Amount ($)	Holdback/ Earnout Description	Lockbox Type	Cash Management	Excess Cash Trap Triggered by DSCR and/or Debt Yield Test (Y/N)	Tenant Specific Excess Cash Trap Trigger (Y/N)	Pari Passu (Y/N)	Pari Passu in Trust Controlling (Y/N)

1	Loan	9,10 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23	8	BioMed 2024 Portfolio 2	9.96%	0	0	NAP	Hard	Springing	Yes	No	Yes	No
1.01	Property		1	200 Sidney	3.2%
1.02	Property		1	Lincoln Centre	2.1%
1.03	Property		1	40 Erie Street	1.4%
1.04	Property		1	4570 Executive Drive	1.2%
1.05	Property		1	9360-9390 Towne Centre Drive	0.9%
1.06	Property		1	21 Erie Street	0.7%
1.07	Property		1	47 Erie Street Parking Structure	0.3%
1.08	Property		1	Eastgate Mall	0.1%
2	Loan	24, 25, 26, 27	1	Hyatt Centric Hotel & Shops Waikiki Beach	9.3%	0	0	NAP	Hard	Springing	Yes	Yes	No	NAP
3	Loan	9, 28, 29, 30, 31, 32, 33, 34, 35, 36, 37	6	Culver Collection	8.9%	0	0	NAP	Hard	Springing	Yes	Yes	Yes	No
3.01	Property		1	Hayden & National	4.3%
3.02	Property		1	3505-3525 Hayden	2.0%
3.03	Property		1	Hayden & Higuera	0.8%
3.04	Property		1	3555 Hayden	0.7%
3.05	Property		1	8511 Warner Drive	0.6%
3.06	Property		1	3585 Hayden	0.6%
4	Loan	9, 38, 39, 40, 41, 42, 43	1	Bronx Terminal Market	8.1%	0	0	NAP	Hard	Springing	Yes	No	Yes	No
5	Loan	9, 44, 45, 46	1	Moffett Towers Building D	6.3%	0	0	NAP	Hard	In Place	Yes	Yes	Yes	Yes
6	Loan	9, 47, 48, 49	1	Culver Steps	5.6%	0	0	NAP	Hard	Springing	Yes	Yes	Yes	Yes
7	Loan	50, 51, 52, 53	1	2767-2777 Atlantic Avenue	4.1%	0	0	NAP	Springing	Springing	Yes	No	No	NAP
8	Loan	54, 55, 56	3	AAA Stow-A-Way Storage Portfolio	3.9%	0	0	NAP	Springing	Springing	Yes	No	No	NAP
8.01	Property		1	AAA Stow-A-Way Storage - Paducah	3.2%
8.02	Property		1	AAA Stow-A-Way Storage - Mayfield	0.5%
8.03	Property		1	AAA Stow-A-Way Storage - Metropolis	0.2%
9	Loan	57, 58, 59, 60, 61, 62, 63	1	1000 Lorimer	3.8%	0	0	NAP	Springing	Springing	Yes	Yes	No	NAP
10	Loan	64	1	The Grove Apartments	3.5%	0	0	NAP	Springing	Springing	Yes	No	No	NAP
11	Loan	65, 66, 67	2	Park City Office Portfolio	3.3%	0	0	NAP	Hard	Springing	Yes	No	No	NAP
11.01	Property		1	Newpark I	1.6%
11.02	Property		1	Newpark III	1.6%
12	Loan	68	1	155-163 East 92nd Street	3.1%	0	0	NAP	Springing	Springing	Yes	No	No	NAP
13	Loan	69, 70, 71	7	LocalStorage Seven Property Portfolio	3.0%	0	0	NAP	Springing	Springing	Yes	No	No	NAP
13.01	Property		1	1732 Derby-Milford Road	0.8%
13.02	Property		1	167 Fly Rod Road and 697 Moscow Road	0.6%
13.03	Property		1	1127 East Lynchburg Salem Turnpike	0.5%
13.04	Property		1	635 Aaron Parkway	0.4%
13.05	Property		1	617 Moon Clinton Road	0.3%
13.06	Property		1	4073 Constitution Boulevard	0.2%
13.07	Property		1	3739 New Castle Road	0.2%
14	Loan	72, 73	1	Marriott Durham City Center	2.6%	0	0	NAP	Hard	Springing	Yes	No	No	NAP
15	Loan	74, 75	1	8 West 38th Street	2.6%	0	0	NAP	Hard	Springing	Yes	Yes	No	NAP
16	Loan		2	Sunnyside Multifamily Portfolio	2.4%	0	0	NAP	Springing	Springing	Yes	No	No	NAP
16.01	Property		1	43-04 48th Street	1.2%
16.02	Property		1	43-38 47th Street	1.2%
17	Loan	76	2	Roxborough Portfolio	2.4%	0	0	NAP	Springing	Springing	Yes	No	No	NAP
17.01	Property		1	Domino Lane Apartments	1.5%
17.02	Property		1	Parker Place Apartments	0.9%
18	Loan	9, 77, 78, 79, 80, 81, 82	1	Stonebriar Centre	2.2%	0	0	NAP	Hard	Springing	Yes	Yes	Yes	No
19	Loan	83, 84, 85, 86	1	2315 North Front Street	1.9%	0	0	NAP	Soft	Springing	Yes	No	No	NAP
20	Loan	87	1	Field Haven Apartments	1.9%	0	0	NAP	None	None	Yes	No	No	NAP
21	Loan		1	5th & K	1.5%	0	0	NAP	Springing	Springing	Yes	No	No	NAP
22	Loan	88, 89	1	Residence Inn Pinehurst	1.4%	0	0	NAP	Hard	Springing	Yes	No	No	NAP
23	Loan	90	1	Black Mountain Center	1.1%	0	0	NAP	Hard	Springing	Yes	Yes	No	NAP
24	Loan		2	CityLine Huntsville Storage Portfolio	1.0%	0	0	NAP	Springing	Springing	Yes	No	No	NAP
24.01	Property		1	Storage Sense - County Road	0.6%
24.02	Property		1	Storage Sense - Highway 72	0.4%
25	Loan	91, 92	1	UC Flats	0.9%	0	0	NAP	Springing	Springing	Yes	No	No	NAP
26	Loan	93	1	1672 Third Avenue	0.9%	0	0	NAP	Springing	Springing	Yes	No	No	NAP
27	Loan	94	1	Woodhaven 85	0.9%	0	0	NAP	Springing	Springing	Yes	No	No	NAP
28	Loan	95, 96	3	West Fargo Industrial	0.8%	0	0	NAP	Hard	Springing	Yes	No	No	NAP
28.01	Property		1	1700 and 1740 Main Avenue West	0.4%
28.02	Property		1	474, 500 and 526 10th Street Northeast	0.3%
28.03	Property		1	617 and 625 13th Street Northeast	0.1%
29	Loan	97, 98	1	Woodman Townhomes	0.8%	0	0	NAP	Springing	Springing	Yes	No	No	NAP
30	Loan	99, 100	1	Inwood 213	0.7%	0	0	NAP	Springing	Springing	Yes	No	No	NAP
31	Loan	101	1	1000 Albion Avenue	0.7%	0	0	NAP	Hard	Springing	Yes	Yes	No	NAP
32	Loan	102, 103	5	Trust Communities MHP Portfolio	0.7%	0	0	NAP	Springing	Springing	Yes	No	No	NAP
32.01	Property		1	Bell MHC	0.2%
32.02	Property		1	Magnolia MHC	0.2%
32.03	Property		1	Palzita MHC	0.1%
32.04	Property		1	Thomas MHC	0.1%
32.05	Property		1	Cone MHC	0.1%

A-16

Benchmark 2024-V10

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Trust Pari Passu Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Total Trust and Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Subordinate Companion Loan Cut-off Date Balance ($)	Subordinate Companion Loan Interest Rate

1	Loan	9,10 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23	8	BioMed 2024 Portfolio 2	9.96%	73,500,000	476,394,737	2,208,810.05	2,549,593.70	166,842,106	7.23928517798977%
1.01	Property		1	200 Sidney	3.2%
1.02	Property		1	Lincoln Centre	2.1%
1.03	Property		1	40 Erie Street	1.4%
1.04	Property		1	4570 Executive Drive	1.2%
1.05	Property		1	9360-9390 Towne Centre Drive	0.9%
1.06	Property		1	21 Erie Street	0.7%
1.07	Property		1	47 Erie Street Parking Structure	0.3%
1.08	Property		1	Eastgate Mall	0.1%
2	Loan	24, 25, 26, 27	1	Hyatt Centric Hotel & Shops Waikiki Beach	9.3%	NAP	NAP	NAP	NAP	NAP	NAP
3	Loan	9, 28, 29, 30, 31, 32, 33, 34, 35, 36, 37	6	Culver Collection	8.9%	66,000,000	54,000,000	299,756.25	666,125.00	12,000,000	11.00000%
3.01	Property		1	Hayden & National	4.3%
3.02	Property		1	3505-3525 Hayden	2.0%
3.03	Property		1	Hayden & Higuera	0.8%
3.04	Property		1	3555 Hayden	0.7%
3.05	Property		1	8511 Warner Drive	0.6%
3.06	Property		1	3585 Hayden	0.6%
4	Loan	9, 38, 39, 40, 41, 42, 43	1	Bronx Terminal Market	8.1%	60,000,000	180,000,000	787,943.75	1,050,591.67	140,000,000	9.20000%
5	Loan	9, 44, 45, 46	1	Moffett Towers Building D	6.3%	46,500,000	98,500,000	579,234.73	852,680.56	NAP	NAP
6	Loan	9, 47, 48, 49	1	Culver Steps	5.6%	41,250,000	33,750,000	189,172.66	420,383.68	NAP	NAP
7	Loan	50, 51, 52, 53	1	2767-2777 Atlantic Avenue	4.1%	NAP	NAP	NAP	NAP	NAP	NAP
8	Loan	54, 55, 56	3	AAA Stow-A-Way Storage Portfolio	3.9%	NAP	NAP	NAP	NAP	NAP	NAP
8.01	Property		1	AAA Stow-A-Way Storage - Paducah	3.2%
8.02	Property		1	AAA Stow-A-Way Storage - Mayfield	0.5%
8.03	Property		1	AAA Stow-A-Way Storage - Metropolis	0.2%
9	Loan	57, 58, 59, 60, 61, 62, 63	1	1000 Lorimer	3.8%	NAP	NAP	NAP	NAP	NAP	NAP
10	Loan	64	1	The Grove Apartments	3.5%	NAP	NAP	NAP	NAP	NAP	NAP
11	Loan	65, 66, 67	2	Park City Office Portfolio	3.3%	NAP	NAP	NAP	NAP	NAP	NAP
11.01	Property		1	Newpark I	1.6%
11.02	Property		1	Newpark III	1.6%
12	Loan	68	1	155-163 East 92nd Street	3.1%	NAP	NAP	NAP	NAP	NAP	NAP
13	Loan	69, 70, 71	7	LocalStorage Seven Property Portfolio	3.0%	NAP	NAP	NAP	NAP	NAP	NAP
13.01	Property		1	1732 Derby-Milford Road	0.8%
13.02	Property		1	167 Fly Rod Road and 697 Moscow Road	0.6%
13.03	Property		1	1127 East Lynchburg Salem Turnpike	0.5%
13.04	Property		1	635 Aaron Parkway	0.4%
13.05	Property		1	617 Moon Clinton Road	0.3%
13.06	Property		1	4073 Constitution Boulevard	0.2%
13.07	Property		1	3739 New Castle Road	0.2%
14	Loan	72, 73	1	Marriott Durham City Center	2.6%	NAP	NAP	NAP	NAP	NAP	NAP
15	Loan	74, 75	1	8 West 38th Street	2.6%	NAP	NAP	NAP	NAP	NAP	NAP
16	Loan		2	Sunnyside Multifamily Portfolio	2.4%	NAP	NAP	NAP	NAP	NAP	NAP
16.01	Property		1	43-04 48th Street	1.2%
16.02	Property		1	43-38 47th Street	1.2%
17	Loan	76	2	Roxborough Portfolio	2.4%	NAP	NAP	NAP	NAP	NAP	NAP
17.01	Property		1	Domino Lane Apartments	1.5%
17.02	Property		1	Parker Place Apartments	0.9%
18	Loan	9, 77, 78, 79, 80, 81, 82	1	Stonebriar Centre	2.2%	16,000,000	239,000,000	1,413,328.16	1,507,944.27	NAP	NAP
19	Loan	83, 84, 85, 86	1	2315 North Front Street	1.9%	NAP	NAP	NAP	NAP	NAP	NAP
20	Loan	87	1	Field Haven Apartments	1.9%	NAP	NAP	NAP	NAP	NAP	NAP
21	Loan		1	5th & K	1.5%	NAP	NAP	NAP	NAP	NAP	NAP
22	Loan	88, 89	1	Residence Inn Pinehurst	1.4%	NAP	NAP	NAP	NAP	NAP	NAP
23	Loan	90	1	Black Mountain Center	1.1%	NAP	NAP	NAP	NAP	NAP	NAP
24	Loan		2	CityLine Huntsville Storage Portfolio	1.0%	NAP	NAP	NAP	NAP	NAP	NAP
24.01	Property		1	Storage Sense - County Road	0.6%
24.02	Property		1	Storage Sense - Highway 72	0.4%
25	Loan	91, 92	1	UC Flats	0.9%	NAP	NAP	NAP	NAP	NAP	NAP
26	Loan	93	1	1672 Third Avenue	0.9%	NAP	NAP	NAP	NAP	NAP	NAP
27	Loan	94	1	Woodhaven 85	0.9%	NAP	NAP	NAP	NAP	NAP	NAP
28	Loan	95, 96	3	West Fargo Industrial	0.8%	NAP	NAP	NAP	NAP	NAP	NAP
28.01	Property		1	1700 and 1740 Main Avenue West	0.4%
28.02	Property		1	474, 500 and 526 10th Street Northeast	0.3%
28.03	Property		1	617 and 625 13th Street Northeast	0.1%
29	Loan	97, 98	1	Woodman Townhomes	0.8%	NAP	NAP	NAP	NAP	NAP	NAP
30	Loan	99, 100	1	Inwood 213	0.7%	NAP	NAP	NAP	NAP	NAP	NAP
31	Loan	101	1	1000 Albion Avenue	0.7%	NAP	NAP	NAP	NAP	NAP	NAP
32	Loan	102, 103	5	Trust Communities MHP Portfolio	0.7%	NAP	NAP	NAP	NAP	NAP	NAP
32.01	Property		1	Bell MHC	0.2%
32.02	Property		1	Magnolia MHC	0.2%
32.03	Property		1	Palzita MHC	0.1%
32.04	Property		1	Thomas MHC	0.1%
32.05	Property		1	Cone MHC	0.1%

A-17

Benchmark 2024-V10

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Whole Loan Cut-off Date Balance ($)	Whole Loan Monthly Debt Service ($)	Whole Loan Cut-off Date LTV Ratio (%)	Whole Loan Underwritten NCF DSCR (x)	Whole Loan Underwritten NOI Debt Yield (%)
									4
1	Loan	9,10 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23	8	BioMed 2024 Portfolio 2	9.96%	716,736,843	3,570,087.72	65.3%	1.67	10.1%
1.01	Property		1	200 Sidney	3.2%
1.02	Property		1	Lincoln Centre	2.1%
1.03	Property		1	40 Erie Street	1.4%
1.04	Property		1	4570 Executive Drive	1.2%
1.05	Property		1	9360-9390 Towne Centre Drive	0.9%
1.06	Property		1	21 Erie Street	0.7%
1.07	Property		1	47 Erie Street Parking Structure	0.3%
1.08	Property		1	Eastgate Mall	0.1%
2	Loan	24, 25, 26, 27	1	Hyatt Centric Hotel & Shops Waikiki Beach	9.3%	NAP	NAP	NAP	NAP	NAP
3	Loan	9, 28, 29, 30, 31, 32, 33, 34, 35, 36, 37	6	Culver Collection	8.9%	132,000,000	777,652.78	55.0%	1.53	11.1%
3.01	Property		1	Hayden & National	4.3%
3.02	Property		1	3505-3525 Hayden	2.0%
3.03	Property		1	Hayden & Higuera	0.8%
3.04	Property		1	3555 Hayden	0.7%
3.05	Property		1	8511 Warner Drive	0.6%
3.06	Property		1	3585 Hayden	0.6%
4	Loan	9, 38, 39, 40, 41, 42, 43	1	Bronx Terminal Market	8.1%	380,000,000	2,138,832.41	68.5%	1.07	7.5%
5	Loan	9, 44, 45, 46	1	Moffett Towers Building D	6.3%	145,000,000	852,680.56	48.3%	1.83	13.2%
6	Loan	9, 47, 48, 49	1	Culver Steps	5.6%	75,000,000	420,383.68	57.7%	1.66	11.4%
7	Loan	50, 51, 52, 53	1	2767-2777 Atlantic Avenue	4.1%	NAP	NAP	NAP	NAP	NAP
8	Loan	54, 55, 56	3	AAA Stow-A-Way Storage Portfolio	3.9%	NAP	NAP	NAP	NAP	NAP
8.01	Property		1	AAA Stow-A-Way Storage - Paducah	3.2%
8.02	Property		1	AAA Stow-A-Way Storage - Mayfield	0.5%
8.03	Property		1	AAA Stow-A-Way Storage - Metropolis	0.2%
9	Loan	57, 58, 59, 60, 61, 62, 63	1	1000 Lorimer	3.8%	NAP	NAP	NAP	NAP	NAP
10	Loan	64	1	The Grove Apartments	3.5%	NAP	NAP	NAP	NAP	NAP
11	Loan	65, 66, 67	2	Park City Office Portfolio	3.3%	NAP	NAP	NAP	NAP	NAP
11.01	Property		1	Newpark I	1.6%
11.02	Property		1	Newpark III	1.6%
12	Loan	68	1	155-163 East 92nd Street	3.1%	NAP	NAP	NAP	NAP	NAP
13	Loan	69, 70, 71	7	LocalStorage Seven Property Portfolio	3.0%	NAP	NAP	NAP	NAP	NAP
13.01	Property		1	1732 Derby-Milford Road	0.8%
13.02	Property		1	167 Fly Rod Road and 697 Moscow Road	0.6%
13.03	Property		1	1127 East Lynchburg Salem Turnpike	0.5%
13.04	Property		1	635 Aaron Parkway	0.4%
13.05	Property		1	617 Moon Clinton Road	0.3%
13.06	Property		1	4073 Constitution Boulevard	0.2%
13.07	Property		1	3739 New Castle Road	0.2%
14	Loan	72, 73	1	Marriott Durham City Center	2.6%	NAP	NAP	NAP	NAP	NAP
15	Loan	74, 75	1	8 West 38th Street	2.6%	NAP	NAP	NAP	NAP	NAP
16	Loan		2	Sunnyside Multifamily Portfolio	2.4%	NAP	NAP	NAP	NAP	NAP
16.01	Property		1	43-04 48th Street	1.2%
16.02	Property		1	43-38 47th Street	1.2%
17	Loan	76	2	Roxborough Portfolio	2.4%	NAP	NAP	NAP	NAP	NAP
17.01	Property		1	Domino Lane Apartments	1.5%
17.02	Property		1	Parker Place Apartments	0.9%
18	Loan	9, 77, 78, 79, 80, 81, 82	1	Stonebriar Centre	2.2%	255,000,000	1,507,944.27	42.1%	2.30	16.8%
19	Loan	83, 84, 85, 86	1	2315 North Front Street	1.9%	NAP	NAP	NAP	NAP	NAP
20	Loan	87	1	Field Haven Apartments	1.9%	NAP	NAP	NAP	NAP	NAP
21	Loan		1	5th & K	1.5%	NAP	NAP	NAP	NAP	NAP
22	Loan	88, 89	1	Residence Inn Pinehurst	1.4%	NAP	NAP	NAP	NAP	NAP
23	Loan	90	1	Black Mountain Center	1.1%	NAP	NAP	NAP	NAP	NAP
24	Loan		2	CityLine Huntsville Storage Portfolio	1.0%	NAP	NAP	NAP	NAP	NAP
24.01	Property		1	Storage Sense - County Road	0.6%
24.02	Property		1	Storage Sense - Highway 72	0.4%
25	Loan	91, 92	1	UC Flats	0.9%	NAP	NAP	NAP	NAP	NAP
26	Loan	93	1	1672 Third Avenue	0.9%	NAP	NAP	NAP	NAP	NAP
27	Loan	94	1	Woodhaven 85	0.9%	NAP	NAP	NAP	NAP	NAP
28	Loan	95, 96	3	West Fargo Industrial	0.8%	NAP	NAP	NAP	NAP	NAP
28.01	Property		1	1700 and 1740 Main Avenue West	0.4%
28.02	Property		1	474, 500 and 526 10th Street Northeast	0.3%
28.03	Property		1	617 and 625 13th Street Northeast	0.1%
29	Loan	97, 98	1	Woodman Townhomes	0.8%	NAP	NAP	NAP	NAP	NAP
30	Loan	99, 100	1	Inwood 213	0.7%	NAP	NAP	NAP	NAP	NAP
31	Loan	101	1	1000 Albion Avenue	0.7%	NAP	NAP	NAP	NAP	NAP
32	Loan	102, 103	5	Trust Communities MHP Portfolio	0.7%	NAP	NAP	NAP	NAP	NAP
32.01	Property		1	Bell MHC	0.2%
32.02	Property		1	Magnolia MHC	0.2%
32.03	Property		1	Palzita MHC	0.1%
32.04	Property		1	Thomas MHC	0.1%
32.05	Property		1	Cone MHC	0.1%

A-18

Benchmark 2024-V10

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Mezzanine Debt Cut-off Date Balance($)	Mezzanine Debt Interest Rate (%)	Total Debt Cut-off Date Balance ($)	Total Debt Monthly Debt Service ($)	Total Debt Cut-off Date LTV Ratio (%)

1	Loan	9,10 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23	8	BioMed 2024 Portfolio 2	9.96%	NAP	NAP	NAP	NAP	NAP
1.01	Property		1	200 Sidney	3.2%
1.02	Property		1	Lincoln Centre	2.1%
1.03	Property		1	40 Erie Street	1.4%
1.04	Property		1	4570 Executive Drive	1.2%
1.05	Property		1	9360-9390 Towne Centre Drive	0.9%
1.06	Property		1	21 Erie Street	0.7%
1.07	Property		1	47 Erie Street Parking Structure	0.3%
1.08	Property		1	Eastgate Mall	0.1%
2	Loan	24, 25, 26, 27	1	Hyatt Centric Hotel & Shops Waikiki Beach	9.3%	NAP	NAP	NAP	NAP	NAP
3	Loan	9, 28, 29, 30, 31, 32, 33, 34, 35, 36, 37	6	Culver Collection	8.9%	NAP	NAP	NAP	NAP	NAP
3.01	Property		1	Hayden & National	4.3%
3.02	Property		1	3505-3525 Hayden	2.0%
3.03	Property		1	Hayden & Higuera	0.8%
3.04	Property		1	3555 Hayden	0.7%
3.05	Property		1	8511 Warner Drive	0.6%
3.06	Property		1	3585 Hayden	0.6%
4	Loan	9, 38, 39, 40, 41, 42, 43	1	Bronx Terminal Market	8.1%	NAP	NAP	NAP	NAP	NAP
5	Loan	9, 44, 45, 46	1	Moffett Towers Building D	6.3%	NAP	NAP	NAP	NAP	NAP
6	Loan	9, 47, 48, 49	1	Culver Steps	5.6%	NAP	NAP	NAP	NAP	NAP
7	Loan	50, 51, 52, 53	1	2767-2777 Atlantic Avenue	4.1%	NAP	NAP	NAP	NAP	NAP
8	Loan	54, 55, 56	3	AAA Stow-A-Way Storage Portfolio	3.9%	NAP	NAP	NAP	NAP	NAP
8.01	Property		1	AAA Stow-A-Way Storage - Paducah	3.2%
8.02	Property		1	AAA Stow-A-Way Storage - Mayfield	0.5%
8.03	Property		1	AAA Stow-A-Way Storage - Metropolis	0.2%
9	Loan	57, 58, 59, 60, 61, 62, 63	1	1000 Lorimer	3.8%	NAP	NAP	NAP	NAP	NAP
10	Loan	64	1	The Grove Apartments	3.5%	NAP	NAP	NAP	NAP	NAP
11	Loan	65, 66, 67	2	Park City Office Portfolio	3.3%	NAP	NAP	NAP	NAP	NAP
11.01	Property		1	Newpark I	1.6%
11.02	Property		1	Newpark III	1.6%
12	Loan	68	1	155-163 East 92nd Street	3.1%	NAP	NAP	NAP	NAP	NAP
13	Loan	69, 70, 71	7	LocalStorage Seven Property Portfolio	3.0%	NAP	NAP	NAP	NAP	NAP
13.01	Property		1	1732 Derby-Milford Road	0.8%
13.02	Property		1	167 Fly Rod Road and 697 Moscow Road	0.6%
13.03	Property		1	1127 East Lynchburg Salem Turnpike	0.5%
13.04	Property		1	635 Aaron Parkway	0.4%
13.05	Property		1	617 Moon Clinton Road	0.3%
13.06	Property		1	4073 Constitution Boulevard	0.2%
13.07	Property		1	3739 New Castle Road	0.2%
14	Loan	72, 73	1	Marriott Durham City Center	2.6%	NAP	NAP	NAP	NAP	NAP
15	Loan	74, 75	1	8 West 38th Street	2.6%	NAP	NAP	NAP	NAP	NAP
16	Loan		2	Sunnyside Multifamily Portfolio	2.4%	NAP	NAP	NAP	NAP	NAP
16.01	Property		1	43-04 48th Street	1.2%
16.02	Property		1	43-38 47th Street	1.2%
17	Loan	76	2	Roxborough Portfolio	2.4%	NAP	NAP	NAP	NAP	NAP
17.01	Property		1	Domino Lane Apartments	1.5%
17.02	Property		1	Parker Place Apartments	0.9%
18	Loan	9, 77, 78, 79, 80, 81, 82	1	Stonebriar Centre	2.2%	NAP	NAP	NAP	NAP	NAP
19	Loan	83, 84, 85, 86	1	2315 North Front Street	1.9%	NAP	NAP	NAP	NAP	NAP
20	Loan	87	1	Field Haven Apartments	1.9%	NAP	NAP	NAP	NAP	NAP
21	Loan		1	5th & K	1.5%	NAP	NAP	NAP	NAP	NAP
22	Loan	88, 89	1	Residence Inn Pinehurst	1.4%	NAP	NAP	NAP	NAP	NAP
23	Loan	90	1	Black Mountain Center	1.1%	NAP	NAP	NAP	NAP	NAP
24	Loan		2	CityLine Huntsville Storage Portfolio	1.0%	NAP	NAP	NAP	NAP	NAP
24.01	Property		1	Storage Sense - County Road	0.6%
24.02	Property		1	Storage Sense - Highway 72	0.4%
25	Loan	91, 92	1	UC Flats	0.9%	NAP	NAP	NAP	NAP	NAP
26	Loan	93	1	1672 Third Avenue	0.9%	NAP	NAP	NAP	NAP	NAP
27	Loan	94	1	Woodhaven 85	0.9%	NAP	NAP	NAP	NAP	NAP
28	Loan	95, 96	3	West Fargo Industrial	0.8%	NAP	NAP	NAP	NAP	NAP
28.01	Property		1	1700 and 1740 Main Avenue West	0.4%
28.02	Property		1	474, 500 and 526 10th Street Northeast	0.3%
28.03	Property		1	617 and 625 13th Street Northeast	0.1%
29	Loan	97, 98	1	Woodman Townhomes	0.8%	NAP	NAP	NAP	NAP	NAP
30	Loan	99, 100	1	Inwood 213	0.7%	NAP	NAP	NAP	NAP	NAP
31	Loan	101	1	1000 Albion Avenue	0.7%	NAP	NAP	NAP	NAP	NAP
32	Loan	102, 103	5	Trust Communities MHP Portfolio	0.7%	NAP	NAP	NAP	NAP	NAP
32.01	Property		1	Bell MHC	0.2%
32.02	Property		1	Magnolia MHC	0.2%
32.03	Property		1	Palzita MHC	0.1%
32.04	Property		1	Thomas MHC	0.1%
32.05	Property		1	Cone MHC	0.1%

A-19

Benchmark 2024-V10

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Total Debt Underwritten NCF DSCR (x)	Total Debt Underwritten NOI Debt Yield (%)	Future Additional Debt Permitted (Y/N)	Future Debt Permitted Type
						4
1	Loan	9,10 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23	8	BioMed 2024 Portfolio 2	9.96%	NAP	NAP	Yes	Mezzanine (Max Combined LTV of 65.3%; Min Combined Debt Yield of 9.66%; Intercreditor Agreement is required)
1.01	Property		1	200 Sidney	3.2%
1.02	Property		1	Lincoln Centre	2.1%
1.03	Property		1	40 Erie Street	1.4%
1.04	Property		1	4570 Executive Drive	1.2%
1.05	Property		1	9360-9390 Towne Centre Drive	0.9%
1.06	Property		1	21 Erie Street	0.7%
1.07	Property		1	47 Erie Street Parking Structure	0.3%
1.08	Property		1	Eastgate Mall	0.1%
2	Loan	24, 25, 26, 27	1	Hyatt Centric Hotel & Shops Waikiki Beach	9.3%	NAP	NAP	No	NAP
3	Loan	9, 28, 29, 30, 31, 32, 33, 34, 35, 36, 37	6	Culver Collection	8.9%	NAP	NAP	No	NAP
3.01	Property		1	Hayden & National	4.3%
3.02	Property		1	3505-3525 Hayden	2.0%
3.03	Property		1	Hayden & Higuera	0.8%
3.04	Property		1	3555 Hayden	0.7%
3.05	Property		1	8511 Warner Drive	0.6%
3.06	Property		1	3585 Hayden	0.6%
4	Loan	9, 38, 39, 40, 41, 42, 43	1	Bronx Terminal Market	8.1%	NAP	NAP	No	NAP
5	Loan	9, 44, 45, 46	1	Moffett Towers Building D	6.3%	NAP	NAP	No	NAP
6	Loan	9, 47, 48, 49	1	Culver Steps	5.6%	NAP	NAP	No	NAP
7	Loan	50, 51, 52, 53	1	2767-2777 Atlantic Avenue	4.1%	NAP	NAP	No	NAP
8	Loan	54, 55, 56	3	AAA Stow-A-Way Storage Portfolio	3.9%	NAP	NAP	No	NAP
8.01	Property		1	AAA Stow-A-Way Storage - Paducah	3.2%
8.02	Property		1	AAA Stow-A-Way Storage - Mayfield	0.5%
8.03	Property		1	AAA Stow-A-Way Storage - Metropolis	0.2%
9	Loan	57, 58, 59, 60, 61, 62, 63	1	1000 Lorimer	3.8%	NAP	NAP	No	NAP
10	Loan	64	1	The Grove Apartments	3.5%	NAP	NAP	No	NAP
11	Loan	65, 66, 67	2	Park City Office Portfolio	3.3%	NAP	NAP	No	NAP
11.01	Property		1	Newpark I	1.6%
11.02	Property		1	Newpark III	1.6%
12	Loan	68	1	155-163 East 92nd Street	3.1%	NAP	NAP	No	NAP
13	Loan	69, 70, 71	7	LocalStorage Seven Property Portfolio	3.0%	NAP	NAP	No	NAP
13.01	Property		1	1732 Derby-Milford Road	0.8%
13.02	Property		1	167 Fly Rod Road and 697 Moscow Road	0.6%
13.03	Property		1	1127 East Lynchburg Salem Turnpike	0.5%
13.04	Property		1	635 Aaron Parkway	0.4%
13.05	Property		1	617 Moon Clinton Road	0.3%
13.06	Property		1	4073 Constitution Boulevard	0.2%
13.07	Property		1	3739 New Castle Road	0.2%
14	Loan	72, 73	1	Marriott Durham City Center	2.6%	NAP	NAP	No	NAP
15	Loan	74, 75	1	8 West 38th Street	2.6%	NAP	NAP	No	NAP
16	Loan		2	Sunnyside Multifamily Portfolio	2.4%	NAP	NAP	No	NAP
16.01	Property		1	43-04 48th Street	1.2%
16.02	Property		1	43-38 47th Street	1.2%
17	Loan	76	2	Roxborough Portfolio	2.4%	NAP	NAP	No	NAP
17.01	Property		1	Domino Lane Apartments	1.5%
17.02	Property		1	Parker Place Apartments	0.9%
18	Loan	9, 77, 78, 79, 80, 81, 82	1	Stonebriar Centre	2.2%	NAP	NAP	No	NAP
19	Loan	83, 84, 85, 86	1	2315 North Front Street	1.9%	NAP	NAP	No	NAP
20	Loan	87	1	Field Haven Apartments	1.9%	NAP	NAP	No	NAP
21	Loan		1	5th & K	1.5%	NAP	NAP	No	NAP
22	Loan	88, 89	1	Residence Inn Pinehurst	1.4%	NAP	NAP	No	NAP
23	Loan	90	1	Black Mountain Center	1.1%	NAP	NAP	No	NAP
24	Loan		2	CityLine Huntsville Storage Portfolio	1.0%	NAP	NAP	No	NAP
24.01	Property		1	Storage Sense - County Road	0.6%
24.02	Property		1	Storage Sense - Highway 72	0.4%
25	Loan	91, 92	1	UC Flats	0.9%	NAP	NAP	No	NAP
26	Loan	93	1	1672 Third Avenue	0.9%	NAP	NAP	No	NAP
27	Loan	94	1	Woodhaven 85	0.9%	NAP	NAP	No	NAP
28	Loan	95, 96	3	West Fargo Industrial	0.8%	NAP	NAP	No	NAP
28.01	Property		1	1700 and 1740 Main Avenue West	0.4%
28.02	Property		1	474, 500 and 526 10th Street Northeast	0.3%
28.03	Property		1	617 and 625 13th Street Northeast	0.1%
29	Loan	97, 98	1	Woodman Townhomes	0.8%	NAP	NAP	No	NAP
30	Loan	99, 100	1	Inwood 213	0.7%	NAP	NAP	No	NAP
31	Loan	101	1	1000 Albion Avenue	0.7%	NAP	NAP	No	NAP
32	Loan	102, 103	5	Trust Communities MHP Portfolio	0.7%	NAP	NAP	No	NAP
32.01	Property		1	Bell MHC	0.2%
32.02	Property		1	Magnolia MHC	0.2%
32.03	Property		1	Palzita MHC	0.1%
32.04	Property		1	Thomas MHC	0.1%
32.05	Property		1	Cone MHC	0.1%

A-20

Benchmark 2024-V10

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Sponsor	Non-Recourse Carveout Guarantor

1	Loan	9,10 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23	8	BioMed 2024 Portfolio 2	9.96%	BioMed Realty, L.P.	BRE Edison L.P.
1.01	Property		1	200 Sidney	3.2%
1.02	Property		1	Lincoln Centre	2.1%
1.03	Property		1	40 Erie Street	1.4%
1.04	Property		1	4570 Executive Drive	1.2%
1.05	Property		1	9360-9390 Towne Centre Drive	0.9%
1.06	Property		1	21 Erie Street	0.7%
1.07	Property		1	47 Erie Street Parking Structure	0.3%
1.08	Property		1	Eastgate Mall	0.1%
2	Loan	24, 25, 26, 27	1	Hyatt Centric Hotel & Shops Waikiki Beach	9.3%	Financial Partners Group Co., Ltd.	Financial Partners Group Co., Ltd.
3	Loan	9, 28, 29, 30, 31, 32, 33, 34, 35, 36, 37	6	Culver Collection	8.9%	Hackman Capital Partners, LLC	HCP Studio Fund, LP and HCP Studio Parallel Fund A, LP
3.01	Property		1	Hayden & National	4.3%
3.02	Property		1	3505-3525 Hayden	2.0%
3.03	Property		1	Hayden & Higuera	0.8%
3.04	Property		1	3555 Hayden	0.7%
3.05	Property		1	8511 Warner Drive	0.6%
3.06	Property		1	3585 Hayden	0.6%
4	Loan	9, 38, 39, 40, 41, 42, 43	1	Bronx Terminal Market	8.1%	The Related Companies, L.P.	The Related Companies, L.P.
5	Loan	9, 44, 45, 46	1	Moffett Towers Building D	6.3%	Joseph K. Paul (a/k/a Jay Paul)	Paul Guarantor LLC
6	Loan	9, 47, 48, 49	1	Culver Steps	5.6%	Hackman Capital Partners, LLC	Hackman Capital Partners, LLC
7	Loan	50, 51, 52, 53	1	2767-2777 Atlantic Avenue	4.1%	Jacob Rosenberg	Jacob Rosenberg
8	Loan	54, 55, 56	3	AAA Stow-A-Way Storage Portfolio	3.9%	Robert Dubroc	Robert Dubroc
8.01	Property		1	AAA Stow-A-Way Storage - Paducah	3.2%
8.02	Property		1	AAA Stow-A-Way Storage - Mayfield	0.5%
8.03	Property		1	AAA Stow-A-Way Storage - Metropolis	0.2%
9	Loan	57, 58, 59, 60, 61, 62, 63	1	1000 Lorimer	3.8%	Jay Weitzman and Michael Weitzman	Jay Weitzman and Michael Weitzman
10	Loan	64	1	The Grove Apartments	3.5%	Avrohom Klor	Avrohom Klor
11	Loan	65, 66, 67	2	Park City Office Portfolio	3.3%	James Balderson and M. Peter Iacobelli	James Balderson and Crest Commercial Management, LLC
11.01	Property		1	Newpark I	1.6%
11.02	Property		1	Newpark III	1.6%
12	Loan	68	1	155-163 East 92nd Street	3.1%	Nader Ohebshalom, Lisa Ohebshalom, Sherrie Soleymani, Jessica Harooni and Isaac Ohebshalom	Nader Ohebshalom, Lisa Ohebshalom, Sherrie Soleymani, Jessica Harooni and Isaac Ohebshalom
13	Loan	69, 70, 71	7	LocalStorage Seven Property Portfolio	3.0%	Jonathan Salinas and Washington Street Investment Partners LLC	Jonathan Salinas and Washington Street Investment Partners LLC
13.01	Property		1	1732 Derby-Milford Road	0.8%
13.02	Property		1	167 Fly Rod Road and 697 Moscow Road	0.6%
13.03	Property		1	1127 East Lynchburg Salem Turnpike	0.5%
13.04	Property		1	635 Aaron Parkway	0.4%
13.05	Property		1	617 Moon Clinton Road	0.3%
13.06	Property		1	4073 Constitution Boulevard	0.2%
13.07	Property		1	3739 New Castle Road	0.2%
14	Loan	72, 73	1	Marriott Durham City Center	2.6%	Lance T. Shaner, the Lance T. Shaner Revocable Trust and any Sponsor Family Entity	Lance T. Shaner and the Lance T. Shaner Revocable Trust
15	Loan	74, 75	1	8 West 38th Street	2.6%	Juda Srour and Jack Srour	Juda Srour and Jack Srour
16	Loan		2	Sunnyside Multifamily Portfolio	2.4%	Barry Rudofsky	Barry Rudofsky
16.01	Property		1	43-04 48th Street	1.2%
16.02	Property		1	43-38 47th Street	1.2%
17	Loan	76	2	Roxborough Portfolio	2.4%	Yitzchok Moller, David Bernstein and Dovid A. Stern	Yitzchok Moller, David Bernstein and Dovid A. Stern
17.01	Property		1	Domino Lane Apartments	1.5%
17.02	Property		1	Parker Place Apartments	0.9%
18	Loan	9, 77, 78, 79, 80, 81, 82	1	Stonebriar Centre	2.2%	GGP/Homart II L.L.C., Brookfield Properties Retail Holding LLC and New York State Common Retirement Fund	GGP/Homart II L.L.C.
19	Loan	83, 84, 85, 86	1	2315 North Front Street	1.9%	Rory Scerri-Marion and Daniel Almog	Rory Scerri-Marion and Daniel Almog
20	Loan	87	1	Field Haven Apartments	1.9%	Michael Burrell, Chase Kelley, Michael Bechert, Travis Diener and Steven Holdren	Michael Burrell, Chase Kelley, Michael Bechert, Travis Diener and Steven Holdren
21	Loan		1	5th & K	1.5%	Joyce T. Battaglia and Brian F. Caine	Joyce T. Battaglia and Brian F. Caine
22	Loan	88, 89	1	Residence Inn Pinehurst	1.4%	Lovely Day Legacy Trust dated November 20, 2017 and Stanley P. Kozlowski	Lovely Day Legacy Trust dated November 20, 2017 and Stanley P. Kozlowski
23	Loan	90	1	Black Mountain Center	1.1%	Mihai Toma	Mihai Toma
24	Loan		2	CityLine Huntsville Storage Portfolio	1.0%	Lawrence Charles Kaplan, Richard Schontz and George Thacker	Lawrence Charles Kaplan, Richard Schontz and George Thacker
24.01	Property		1	Storage Sense - County Road	0.6%
24.02	Property		1	Storage Sense - Highway 72	0.4%
25	Loan	91, 92	1	UC Flats	0.9%	Vasant Makineni	Vasant Makineni
26	Loan	93	1	1672 Third Avenue	0.9%	Steven Pinchasick	Steven Pinchasick
27	Loan	94	1	Woodhaven 85	0.9%	Bronstein Equities LLC	Bronstein Equities LLC
28	Loan	95, 96	3	West Fargo Industrial	0.8%	Presidio Property Trust, Inc.	Presidio Property Trust, Inc.
28.01	Property		1	1700 and 1740 Main Avenue West	0.4%
28.02	Property		1	474, 500 and 526 10th Street Northeast	0.3%
28.03	Property		1	617 and 625 13th Street Northeast	0.1%
29	Loan	97, 98	1	Woodman Townhomes	0.8%	Sean Hashem, Fareed Kanani and Joshua Allen Farahi	Sean Hashem, Fareed Kanani and Joshua Allen Farahi
30	Loan	99, 100	1	Inwood 213	0.7%	Bronstein Equities LLC	Bronstein Equities LLC
31	Loan	101	1	1000 Albion Avenue	0.7%	Twenty Lake Equities II, LLC	Twenty Lake Equities II, LLC
32	Loan	102, 103	5	Trust Communities MHP Portfolio	0.7%	Matthew John Bitter, Eric Michael Deraney and Edwin Ward Bitter III	Matthew John Bitter, Eric Michael Deraney and Edwin Ward Bitter III
32.01	Property		1	Bell MHC	0.2%
32.02	Property		1	Magnolia MHC	0.2%
32.03	Property		1	Palzita MHC	0.1%
32.04	Property		1	Thomas MHC	0.1%
32.05	Property		1	Cone MHC	0.1%

A-21

Benchmark 2024-V10

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Delaware Statutory Trust (Y/N)	Tenants-in-common (Y/N)	Loan Purpose	Property Located Within a Qualified Opportunity Zone (Y/N)	Sources: Loan Amount ($)	Sources: Principal's New Cash Contribution ($)	Sources: Subordinate Debt ($)	Sources: Other Sources ($)	Sources: Total Sources ($)
									8		7
1	Loan	9,10 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23	8	BioMed 2024 Portfolio 2	9.96%	No	No	Refinance		549,894,737	142,402,323	166,842,106	0	859,139,166
1.01	Property		1	200 Sidney	3.2%				No
1.02	Property		1	Lincoln Centre	2.1%				No
1.03	Property		1	40 Erie Street	1.4%				No
1.04	Property		1	4570 Executive Drive	1.2%				No
1.05	Property		1	9360-9390 Towne Centre Drive	0.9%				No
1.06	Property		1	21 Erie Street	0.7%				No
1.07	Property		1	47 Erie Street Parking Structure	0.3%				No
1.08	Property		1	Eastgate Mall	0.1%				No
2	Loan	24, 25, 26, 27	1	Hyatt Centric Hotel & Shops Waikiki Beach	9.3%	No	No	Recapitalization	No	69,000,000	0	0	0	69,000,000
3	Loan	9, 28, 29, 30, 31, 32, 33, 34, 35, 36, 37	6	Culver Collection	8.9%	No	No	Refinance		120,000,000	10,719,195	12,000,000	0	142,719,195
3.01	Property		1	Hayden & National	4.3%				No
3.02	Property		1	3505-3525 Hayden	2.0%				No
3.03	Property		1	Hayden & Higuera	0.8%				No
3.04	Property		1	3555 Hayden	0.7%				No
3.05	Property		1	8511 Warner Drive	0.6%				No
3.06	Property		1	3585 Hayden	0.6%				No
4	Loan	9, 38, 39, 40, 41, 42, 43	1	Bronx Terminal Market	8.1%	No	No	Refinance	No	240,000,000	13,238,721	140,000,000	0	393,238,721
5	Loan	9, 44, 45, 46	1	Moffett Towers Building D	6.3%	No	No	Recapitalization	No	145,000,000	0	0	0	145,000,000
6	Loan	9, 47, 48, 49	1	Culver Steps	5.6%	No	No	Refinance	No	75,000,000	0	0	0	75,000,000
7	Loan	50, 51, 52, 53	1	2767-2777 Atlantic Avenue	4.1%	No	No	Refinance	No	30,000,000	0	0	0	30,000,000
8	Loan	54, 55, 56	3	AAA Stow-A-Way Storage Portfolio	3.9%	No	Yes	Acquisition		28,500,000	14,135,264	0	427,332	43,062,596
8.01	Property		1	AAA Stow-A-Way Storage - Paducah	3.2%				No
8.02	Property		1	AAA Stow-A-Way Storage - Mayfield	0.5%				No
8.03	Property		1	AAA Stow-A-Way Storage - Metropolis	0.2%				No
9	Loan	57, 58, 59, 60, 61, 62, 63	1	1000 Lorimer	3.8%	No	No	Refinance	No	28,300,000	0	0	0	28,300,000
10	Loan	64	1	The Grove Apartments	3.5%	No	No	Refinance	No	25,750,000	0	0	0	25,750,000
11	Loan	65, 66, 67	2	Park City Office Portfolio	3.3%	No	Yes	Acquisition		24,000,000	18,051,344	0	0	42,051,344
11.01	Property		1	Newpark I	1.6%				No
11.02	Property		1	Newpark III	1.6%				No
12	Loan	68	1	155-163 East 92nd Street	3.1%	No	Yes	Refinance	No	22,700,000	728,121	0	0	23,428,121
13	Loan	69, 70, 71	7	LocalStorage Seven Property Portfolio	3.0%	No	No	Refinance		22,150,000	0	0	0	22,150,000
13.01	Property		1	1732 Derby-Milford Road	0.8%				No
13.02	Property		1	167 Fly Rod Road and 697 Moscow Road	0.6%				No
13.03	Property		1	1127 East Lynchburg Salem Turnpike	0.5%				No
13.04	Property		1	635 Aaron Parkway	0.4%				No
13.05	Property		1	617 Moon Clinton Road	0.3%				No
13.06	Property		1	4073 Constitution Boulevard	0.2%				No
13.07	Property		1	3739 New Castle Road	0.2%				No
14	Loan	72, 73	1	Marriott Durham City Center	2.6%	No	No	Recapitalization	No	19,500,000	0	0	0	19,500,000
15	Loan	74, 75	1	8 West 38th Street	2.6%	No	No	Acquisition	No	19,000,000	19,459,890	0	0	38,459,890
16	Loan		2	Sunnyside Multifamily Portfolio	2.4%	No	No	Refinance
16.01	Property		1	43-04 48th Street	1.2%				No
16.02	Property		1	43-38 47th Street	1.2%				No
17	Loan	76	2	Roxborough Portfolio	2.4%	No	No	Refinance
17.01	Property		1	Domino Lane Apartments	1.5%				No
17.02	Property		1	Parker Place Apartments	0.9%				No
18	Loan	9, 77, 78, 79, 80, 81, 82	1	Stonebriar Centre	2.2%	No	No	Refinance	No
19	Loan	83, 84, 85, 86	1	2315 North Front Street	1.9%	No	No	Refinance	No
20	Loan	87	1	Field Haven Apartments	1.9%	No	No	Refinance	No
21	Loan		1	5th & K	1.5%	No	No	Refinance	No
22	Loan	88, 89	1	Residence Inn Pinehurst	1.4%	No	No	Refinance	No
23	Loan	90	1	Black Mountain Center	1.1%	No	No	Refinance	No
24	Loan		2	CityLine Huntsville Storage Portfolio	1.0%	No	No	Refinance
24.01	Property		1	Storage Sense - County Road	0.6%				No
24.02	Property		1	Storage Sense - Highway 72	0.4%				No
25	Loan	91, 92	1	UC Flats	0.9%	No	No	Refinance	No
26	Loan	93	1	1672 Third Avenue	0.9%	No	No	Refinance	No
27	Loan	94	1	Woodhaven 85	0.9%	No	No	Refinance	No
28	Loan	95, 96	3	West Fargo Industrial	0.8%	No	No	Refinance
28.01	Property		1	1700 and 1740 Main Avenue West	0.4%				No
28.02	Property		1	474, 500 and 526 10th Street Northeast	0.3%				No
28.03	Property		1	617 and 625 13th Street Northeast	0.1%				No
29	Loan	97, 98	1	Woodman Townhomes	0.8%	No	No	Refinance	No
30	Loan	99, 100	1	Inwood 213	0.7%	No	No	Refinance	No
31	Loan	101	1	1000 Albion Avenue	0.7%	No	No	Refinance	No
32	Loan	102, 103	5	Trust Communities MHP Portfolio	0.7%	No	No	Refinance
32.01	Property		1	Bell MHC	0.2%				No
32.02	Property		1	Magnolia MHC	0.2%				No
32.03	Property		1	Palzita MHC	0.1%				No
32.04	Property		1	Thomas MHC	0.1%				No
32.05	Property		1	Cone MHC	0.1%				No

A-22

Benchmark 2024-V10

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Uses: Loan Payoff ($)	Uses: Purchase Price ($)	Uses: Closing Costs ($)	Uses: Reserves ($)	Uses: Principal Equity Distribution ($)	Uses: Other Uses ($)	Uses: Total Uses ($)	Franchise Agreement Expiration	Underwritten ADR ($)	Underwritten RevPAR ($)

1	Loan	9,10 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23	8	BioMed 2024 Portfolio 2	9.96%	845,920,651	0	9,648,775	3,569,740	0	0	859,139,166	NAP	NAP	NAP
1.01	Property		1	200 Sidney	3.2%								NAP	NAP	NAP
1.02	Property		1	Lincoln Centre	2.1%								NAP	NAP	NAP
1.03	Property		1	40 Erie Street	1.4%								NAP	NAP	NAP
1.04	Property		1	4570 Executive Drive	1.2%								NAP	NAP	NAP
1.05	Property		1	9360-9390 Towne Centre Drive	0.9%								NAP	NAP	NAP
1.06	Property		1	21 Erie Street	0.7%								NAP	NAP	NAP
1.07	Property		1	47 Erie Street Parking Structure	0.3%								NAP	NAP	NAP
1.08	Property		1	Eastgate Mall	0.1%								NAP	NAP	NAP
2	Loan	24, 25, 26, 27	1	Hyatt Centric Hotel & Shops Waikiki Beach	9.3%	0	0	1,796,180	777,281	66,426,540	0	69,000,000	NAP	242.89	220.54
3	Loan	9, 28, 29, 30, 31, 32, 33, 34, 35, 36, 37	6	Culver Collection	8.9%	122,616,144	0	12,216,389	7,886,663	0	0	142,719,195	NAP	NAP	NAP
3.01	Property		1	Hayden & National	4.3%								NAP	NAP	NAP
3.02	Property		1	3505-3525 Hayden	2.0%								NAP	NAP	NAP
3.03	Property		1	Hayden & Higuera	0.8%								NAP	NAP	NAP
3.04	Property		1	3555 Hayden	0.7%								NAP	NAP	NAP
3.05	Property		1	8511 Warner Drive	0.6%								NAP	NAP	NAP
3.06	Property		1	3585 Hayden	0.6%								NAP	NAP	NAP
4	Loan	9, 38, 39, 40, 41, 42, 43	1	Bronx Terminal Market	8.1%	376,708,834	0	6,654,906	9,874,981	0	0	393,238,721	NAP	NAP	NAP
5	Loan	9, 44, 45, 46	1	Moffett Towers Building D	6.3%	0	0	1,117,315	1,035,239	0	142,847,446	145,000,000	NAP	NAP	NAP
6	Loan	9, 47, 48, 49	1	Culver Steps	5.6%	68,575,407	0	1,181,363	1,179,329	4,063,901	0	75,000,000	NAP	NAP	NAP
7	Loan	50, 51, 52, 53	1	2767-2777 Atlantic Avenue	4.1%	20,042,113	0	2,012,577	6,639,679	1,305,631	0	30,000,000	NAP	NAP	NAP
8	Loan	54, 55, 56	3	AAA Stow-A-Way Storage Portfolio	3.9%	0	41,400,000	1,474,835	187,761	0	0	43,062,596	NAP	NAP	NAP
8.01	Property		1	AAA Stow-A-Way Storage - Paducah	3.2%								NAP	NAP	NAP
8.02	Property		1	AAA Stow-A-Way Storage - Mayfield	0.5%								NAP	NAP	NAP
8.03	Property		1	AAA Stow-A-Way Storage - Metropolis	0.2%								NAP	NAP	NAP
9	Loan	57, 58, 59, 60, 61, 62, 63	1	1000 Lorimer	3.8%	15,809,333	0	1,104,274	2,426,727	8,959,666	0	28,300,000	NAP	NAP	NAP
10	Loan	64	1	The Grove Apartments	3.5%	24,469,594	0	1,056,627	200,894	22,885	0	25,750,000	NAP	NAP	NAP
11	Loan	65, 66, 67	2	Park City Office Portfolio	3.3%	0	38,750,000	907,358	2,393,986	0	0	42,051,344	NAP	NAP	NAP
11.01	Property		1	Newpark I	1.6%								NAP	NAP	NAP
11.02	Property		1	Newpark III	1.6%								NAP	NAP	NAP
12	Loan	68	1	155-163 East 92nd Street	3.1%	22,286,933	0	844,526	296,663	0	0	23,428,121	NAP	NAP	NAP
13	Loan	69, 70, 71	7	LocalStorage Seven Property Portfolio	3.0%	14,572,476	0	813,562	2,535,593	4,228,369	0	22,150,000	NAP	NAP	NAP
13.01	Property		1	1732 Derby-Milford Road	0.8%								NAP	NAP	NAP
13.02	Property		1	167 Fly Rod Road and 697 Moscow Road	0.6%								NAP	NAP	NAP
13.03	Property		1	1127 East Lynchburg Salem Turnpike	0.5%								NAP	NAP	NAP
13.04	Property		1	635 Aaron Parkway	0.4%								NAP	NAP	NAP
13.05	Property		1	617 Moon Clinton Road	0.3%								NAP	NAP	NAP
13.06	Property		1	4073 Constitution Boulevard	0.2%								NAP	NAP	NAP
13.07	Property		1	3739 New Castle Road	0.2%								NAP	NAP	NAP
14	Loan	72, 73	1	Marriott Durham City Center	2.6%	0	0	785,311	5,104,060	13,610,629	0	19,500,000	12/31/2039	183.99	141.19
15	Loan	74, 75	1	8 West 38th Street	2.6%	0	35,000,000	1,550,832	1,909,058	0	0	38,459,890	NAP	NAP	NAP
16	Loan		2	Sunnyside Multifamily Portfolio	2.4%								NAP	NAP	NAP
16.01	Property		1	43-04 48th Street	1.2%								NAP	NAP	NAP
16.02	Property		1	43-38 47th Street	1.2%								NAP	NAP	NAP
17	Loan	76	2	Roxborough Portfolio	2.4%								NAP	NAP	NAP
17.01	Property		1	Domino Lane Apartments	1.5%								NAP	NAP	NAP
17.02	Property		1	Parker Place Apartments	0.9%								NAP	NAP	NAP
18	Loan	9, 77, 78, 79, 80, 81, 82	1	Stonebriar Centre	2.2%								NAP	NAP	NAP
19	Loan	83, 84, 85, 86	1	2315 North Front Street	1.9%								NAP	NAP	NAP
20	Loan	87	1	Field Haven Apartments	1.9%								NAP	NAP	NAP
21	Loan		1	5th & K	1.5%								NAP	NAP	NAP
22	Loan	88, 89	1	Residence Inn Pinehurst	1.4%								6/8/2033	172.02	132.94
23	Loan	90	1	Black Mountain Center	1.1%								NAP	NAP	NAP
24	Loan		2	CityLine Huntsville Storage Portfolio	1.0%								NAP	NAP	NAP
24.01	Property		1	Storage Sense - County Road	0.6%								NAP	NAP	NAP
24.02	Property		1	Storage Sense - Highway 72	0.4%								NAP	NAP	NAP
25	Loan	91, 92	1	UC Flats	0.9%								NAP	NAP	NAP
26	Loan	93	1	1672 Third Avenue	0.9%								NAP	NAP	NAP
27	Loan	94	1	Woodhaven 85	0.9%								NAP	NAP	NAP
28	Loan	95, 96	3	West Fargo Industrial	0.8%								NAP	NAP	NAP
28.01	Property		1	1700 and 1740 Main Avenue West	0.4%								NAP	NAP	NAP
28.02	Property		1	474, 500 and 526 10th Street Northeast	0.3%								NAP	NAP	NAP
28.03	Property		1	617 and 625 13th Street Northeast	0.1%								NAP	NAP	NAP
29	Loan	97, 98	1	Woodman Townhomes	0.8%								NAP	NAP	NAP
30	Loan	99, 100	1	Inwood 213	0.7%								NAP	NAP	NAP
31	Loan	101	1	1000 Albion Avenue	0.7%								NAP	NAP	NAP
32	Loan	102, 103	5	Trust Communities MHP Portfolio	0.7%								NAP	NAP	NAP
32.01	Property		1	Bell MHC	0.2%								NAP	NAP	NAP
32.02	Property		1	Magnolia MHC	0.2%								NAP	NAP	NAP
32.03	Property		1	Palzita MHC	0.1%								NAP	NAP	NAP
32.04	Property		1	Thomas MHC	0.1%								NAP	NAP	NAP
32.05	Property		1	Cone MHC	0.1%								NAP	NAP	NAP

A-23

Benchmark 2024-V10

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Underwritten Hotel Occupancy (%)	Most Recent ADR ($)	Most Recent RevPAR ($)	Most Recent Hotel Occupancy (%)	Second Most Recent ADR ($)	Second Most Recent RevPAR ($)	Second Most Recent Hotel Occupancy (%)	Third Most Recent ADR ($)	Third Most Recent RevPAR ($)	Third Most Recent Hotel Occupancy (%)

1	Loan	9,10 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23	8	BioMed 2024 Portfolio 2	9.96%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.01	Property		1	200 Sidney	3.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.02	Property		1	Lincoln Centre	2.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.03	Property		1	40 Erie Street	1.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.04	Property		1	4570 Executive Drive	1.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.05	Property		1	9360-9390 Towne Centre Drive	0.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.06	Property		1	21 Erie Street	0.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.07	Property		1	47 Erie Street Parking Structure	0.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.08	Property		1	Eastgate Mall	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2	Loan	24, 25, 26, 27	1	Hyatt Centric Hotel & Shops Waikiki Beach	9.3%	90.8%	242.89	220.54	90.8%	238.21	206.65	86.8%	239.08	206.28	86.3%
3	Loan	9, 28, 29, 30, 31, 32, 33, 34, 35, 36, 37	6	Culver Collection	8.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.01	Property		1	Hayden & National	4.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.02	Property		1	3505-3525 Hayden	2.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.03	Property		1	Hayden & Higuera	0.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.04	Property		1	3555 Hayden	0.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.05	Property		1	8511 Warner Drive	0.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.06	Property		1	3585 Hayden	0.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4	Loan	9, 38, 39, 40, 41, 42, 43	1	Bronx Terminal Market	8.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5	Loan	9, 44, 45, 46	1	Moffett Towers Building D	6.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6	Loan	9, 47, 48, 49	1	Culver Steps	5.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7	Loan	50, 51, 52, 53	1	2767-2777 Atlantic Avenue	4.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8	Loan	54, 55, 56	3	AAA Stow-A-Way Storage Portfolio	3.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.01	Property		1	AAA Stow-A-Way Storage - Paducah	3.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.02	Property		1	AAA Stow-A-Way Storage - Mayfield	0.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.03	Property		1	AAA Stow-A-Way Storage - Metropolis	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9	Loan	57, 58, 59, 60, 61, 62, 63	1	1000 Lorimer	3.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10	Loan	64	1	The Grove Apartments	3.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11	Loan	65, 66, 67	2	Park City Office Portfolio	3.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.01	Property		1	Newpark I	1.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.02	Property		1	Newpark III	1.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12	Loan	68	1	155-163 East 92nd Street	3.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13	Loan	69, 70, 71	7	LocalStorage Seven Property Portfolio	3.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.01	Property		1	1732 Derby-Milford Road	0.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.02	Property		1	167 Fly Rod Road and 697 Moscow Road	0.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.03	Property		1	1127 East Lynchburg Salem Turnpike	0.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.04	Property		1	635 Aaron Parkway	0.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.05	Property		1	617 Moon Clinton Road	0.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.06	Property		1	4073 Constitution Boulevard	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.07	Property		1	3739 New Castle Road	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14	Loan	72, 73	1	Marriott Durham City Center	2.6%	76.7%	183.99	141.19	76.7%	180.70	137.37	76.0%	161.20	114.89	71.3%
15	Loan	74, 75	1	8 West 38th Street	2.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16	Loan		2	Sunnyside Multifamily Portfolio	2.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.01	Property		1	43-04 48th Street	1.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.02	Property		1	43-38 47th Street	1.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17	Loan	76	2	Roxborough Portfolio	2.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17.01	Property		1	Domino Lane Apartments	1.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17.02	Property		1	Parker Place Apartments	0.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan	9, 77, 78, 79, 80, 81, 82	1	Stonebriar Centre	2.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19	Loan	83, 84, 85, 86	1	2315 North Front Street	1.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20	Loan	87	1	Field Haven Apartments	1.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21	Loan		1	5th & K	1.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22	Loan	88, 89	1	Residence Inn Pinehurst	1.4%	77.3%	172.02	132.94	77.3%	149.80	116.62	77.8%	153.87	94.57	61.5%
23	Loan	90	1	Black Mountain Center	1.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24	Loan		2	CityLine Huntsville Storage Portfolio	1.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24.01	Property		1	Storage Sense - County Road	0.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24.02	Property		1	Storage Sense - Highway 72	0.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25	Loan	91, 92	1	UC Flats	0.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26	Loan	93	1	1672 Third Avenue	0.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27	Loan	94	1	Woodhaven 85	0.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28	Loan	95, 96	3	West Fargo Industrial	0.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28.01	Property		1	1700 and 1740 Main Avenue West	0.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28.02	Property		1	474, 500 and 526 10th Street Northeast	0.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28.03	Property		1	617 and 625 13th Street Northeast	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29	Loan	97, 98	1	Woodman Townhomes	0.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30	Loan	99, 100	1	Inwood 213	0.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31	Loan	101	1	1000 Albion Avenue	0.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32	Loan	102, 103	5	Trust Communities MHP Portfolio	0.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32.01	Property		1	Bell MHC	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32.02	Property		1	Magnolia MHC	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32.03	Property		1	Palzita MHC	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32.04	Property		1	Thomas MHC	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32.05	Property		1	Cone MHC	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-24

Benchmark 2024-V10

Footnotes to Annex A

(1)	The Administrative Fee Rate includes the Servicing Fee Rate, the Operating Advisor Fee Rate, the Trustee/Certificate Administrator Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate applicable to each Mortgage Loan.

(2)	The Monthly Debt Service (P&I)($) and Annual Debt Service (P&I) ($) shown for Mortgage Loans with a partial interest-only period reflects the amount payable after the expiration of the interest-only period.

(3)	The open period is inclusive of the Maturity Date or Anticipated Repayment Date.

(4)	Underwritten NOI DSCR (x), Underwritten NCF DSCR (x), Whole Loan Underwritten NCF DSCR (x) and Total Debt Underwritten NCF DSCR (x) are calculated based on amortizing debt service payments (except for interest-only loans).

(5)	Leased Occupancy (%) includes tenants that have signed leases, but are not yet in occupancy or may not be paying rent.

(6)	The lease expirations shown are based on full lease terms; however, in some instances, the tenant may have the option to terminate its lease prior to the expiration date shown. In addition, in some instances, a tenant may have the right to assign its lease or sublease the leased premises and be released from its obligations under the lease. See “Description of the Mortgage Pool—Tenant Issues” in the preliminary prospectus for certain examples of the foregoing.

(7)	If the purpose of the Mortgage Loan was to finance an acquisition of the Mortgaged Property, the field "Sources: Principal's New Cash Contribution ($)" reflects the cash investment by one or more of the equity owners in the borrower in connection with such acquisition. If the purpose of the Mortgage Loan was to refinance the Mortgaged Property, the field "Sources: Principal's New Cash Contribution ($)" reflects the cash contributed to the borrower by one or more of the equity owners at the time the Mortgage Loan was originated.

(8)	Property Located Within a Qualified Opportunity Zone (Y/N) reflects Mortgaged Properties that are located in qualified opportunity zones ("QOZs") under Internal Revenue Code § 1400Z-2 - Notice 2018-48 and Notice 2019-42. According to the Internal Revenue Service, (1) a QOZ is an economically distressed community where new investments, under certain conditions, may be eligible for preferential tax treatment, and (2) localities qualify as QOZs if they have been nominated for that designation by a state, the District of Columbia, or a U.S. territory and that nomination has been certified by the Secretary of the Treasury via his or her delegation of authority to the Internal Revenue Service. No representation is made as to whether any Mortgaged Properties located in QOZs or the related borrowers are eligible for such preferential tax treatment or whether any qualifying investment has been made in a QOZ.

(9)	The Cut-off Date Balance ($) reflects only the Mortgage Loan included in the Issuing Entity (which may be evidenced by one or more promissory notes); however, such Mortgage Loan is part of a whole loan comprised of such Mortgage Loan and one or more Pari Passu Companion Loan(s) and/or Subordinate Companion Loan(s) that are held outside the Issuing Entity, each of which is evidenced by one or more separate promissory notes. With respect to each such Mortgage Loan that is part of a whole loan, the Cut-off Date LTV Ratio (%), LTV Ratio at Maturity / ARD (%), Underwritten NCF DSCR (x), Underwritten NOI Debt Yield (%), Underwritten NCF Debt Yield (%) and Loan Per Unit ($) calculations include any related Pari Passu Companion Loan(s) but exclude any related Subordinate Companion Loan(s). See “Description of the Mortgage Pool—The Whole Loans” in the preliminary prospectus for additional information regarding the whole loan(s).

(10)	The BioMed 2024 Portfolio 2 Mortgage Loan is part of the BioMed 2024 Portfolio 2 Whole Loan that was co-originated by CREFI, JPMorgan Chase Bank, National Association, Goldman Sachs Bank USA and Wells Fargo Bank, National Association.

(11)	Defeasance of the BioMed 2024 Portfolio 2 Whole Loan is permitted at any time after the date that is the earliest to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) August 9, 2027. The assumed defeasance lockout period of 25 payments is based on the anticipated closing date of the Benchmark 2024-V10 securitization in September 2024. The actual defeasance lockout period may be longer.

A-25

(12)	“Yield Maintenance Premium” means, with respect to each mortgage loan component, an amount equal to the greater of (a) one-half of one percent (0.50%) of the outstanding principal amount of such component to be prepaid or satisfied and (b) the excess, if any, of (i) the sum of the present values of all then-scheduled payments of principal and interest in respect of the principal amount being prepaid under such component assuming that all scheduled payments are made timely and that the remaining outstanding principal and interest on such component is paid on February 9, 2029 (with each such payment and assumed payment discounted to its present value at the date of prepayment at the rate which, when compounded monthly, is equivalent to the prepayment rate when compounded semi-annually and deducting from the sum of such present values any short-term interest paid from the date of prepayment to the next succeeding payment date in the event such payment is not made on a payment date), over (ii) the principal amount being prepaid, provided, that with respect to any prepayment of any portion of the BioMed 2024 Portfolio 2 Whole Loan that is subject to a rated securitization and that is made after the payment date in January 2029 but prior to February 9, 2029, the Yield Maintenance Premium will be zero. All Yield Maintenance Premiums payable with respect to component A and component B will be allocated to the BioMed 2024 Portfolio 2 Senior Notes on a pro rata and pari passu basis, and all Yield Maintenance Premiums payable with respect to component C and component D will be allocated to the BioMed Portfolio 2 Junior Notes on a pro rata and pari passu basis. “Prepayment Rate” means the bond equivalent yield (in the secondary market) on the United States Treasury Security, that as of the date that is five business days prior to the date that such prepayment has a remaining term to maturity closest to, but not later than, February 9, 2029 as most recently published in “Statistical Release H.15 (519), Selected Interest Rates,” or any successor publication, published by the Board of Governors of the Federal Reserve System, or on the basis of such other publication or statistical guide as the lender may reasonably select. If there is no United States Treasury Security with a yield equal to the remaining term to February 9, 2029, the Prepayment Rate will be calculated by taking the linear interpolation of the yields with maturity dates (one longer and one shorter) most nearly approximating the remaining term to February 9, 2029.

(13)	The BioMed 2024 Portfolio 2 Whole Loan also includes the BioMed 2024 Portfolio 2 Junior Notes. The BioMed 2024 Portfolio 2 Junior Notes bear interest at the weighted average of the interest rate of BioMed 2024 Portfolio 2 Mortgage Loan component C (which is 6.6442479% per annum) and component D (which is 7.7308079% per annum). Payments on the BioMed 2024 Portfolio 2 Junior Notes are generally subordinate to payments on the BioMed 2024 Portfolio 2 Senior Notes, provided that the BioMed 2024 Portfolio 2 Junior Notes receive payments of interest prior to principal payments being made on the BioMed 2024 Portfolio 2 Senior Notes. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loan—The BioMed 2024 Portfolio 2 Whole Loan” in the preliminary prospectus.

(14)	The Interest Rate % represents the weighted average of component A and component B of the BioMed 2024 Portfolio 2 Whole Loan, which components are comprised of, collectively, Note A-1, Note A-2, Note A-3, Note A-4, Note A-5-1, Note A-5-2, Note A-5-3, Note A-6, Note A-7-1, A-7-2 and Note A-8. See the definition of “Weighted Average Interest Rate” set forth under “Description of the Mortgage Pool—Definitions” in the preliminary prospectus.

(15)	The Largest Tenant at the Lincoln Centre Mortgaged Property, Illumina, Inc., leases 360,000 square feet with 200,000 square feet expiring on January 15, 2033 and 160,000 square feet expiring on November 15, 2033.

(16)	The Largest Tenant at the 200 Sidney Mortgaged Property, AbbVie Inc., leases 119,980 square feet with 57,850 square feet expiring on July 31, 2028 and 62,130 square feet expiring on October 31, 2029.

(17)	The Second Largest Tenant at the 4750 Executive Drive Mortgaged Property, Human Longevity, Inc. leases 48,049 square feet with 13,433 square feet expiring on September 12, 2030 and 34,616 square feet expiring on September 12, 2025.

(18)	Certain tenants may sublease square feet with respect to all or a portion of their leased space. See “Risk Factors—Certain Tenants Have the Right to Terminate Their Leases or Go “Dark” at Any Time” and “Description of the Mortgage Pool-Mortgage Pool Characteristics-Tenant Issues-Other” in the preliminary prospectus for more information regarding the foregoing and related tenant issues.

(19)	The Second Largest tenant at the 9360-9390 Town Centre Drive Mortgaged Property, Biosplice Therapeutics, Inc. currently leases 76,172 square feet and subleases 25,391 square feet to BioMed Realty, L.P., a borrower affiliate, at a rental rate of approximately $56.37 per square foot NNN. The remaining 50,781 square feet of non-subleased space was not being utilized by Biosplice Therapeutics, Inc. at origination and the lender underwriting considers such space to be vacant.

A-26

(20)	Poseida Therapeutics, Inc., the Largest Tenant at the 9360-9390 Town Centre Drive Mortgaged Property, which leases 48.4% of the NRA at the 9360-9390 Towne Centre Drive Mortgaged Property and 100% of NRA at the Eastgate Mall Mortgaged Property, has a termination option if it enters into another lease at a different property owned by the landlord or an affiliate landlord, which may or may not constitute collateral for the BioMed 2024 Portfolio 2 Mortgage Loan; provided, that the term of the new lease is no less than 10 years, and the premises of the new lease is no less than (x) in the case of its lease at the 9360-9390 Towne Centre Drive Mortgaged Property, 125,000 square feet and (y) in the case of its lease at the Eastgate Mall Mortgaged Property, 95,000 square feet; and provided further, in each case, that the tenant must provide 30 days' notice following full execution and delivery of the new lease. The loan documents do not contain anti-poaching provisions.

(21)	The increase in Underwritten NOI compared to Most Recent NOI is primarily attributable to (i) rent increases through May 31, 2025 and (ii) straight line rent credit for investment grade tenants.

(22)	The BioMed Portfolio 2 Whole Loan is comprised of seven lab/office properties totaling 995,458 square feet and one parking garage comprised of 447 parking stalls. The lab/office portion of the mortgaged property is 93.8% leased as of April 12, 2024, and represents 97.2% of total portfolio Underwritten EGI ($), with the parking garage income accounting for the remaining 2.8% of total portfolio Underwritten EGI ($).

(23)	During the continuance of a cash sweep period, if the amount in the rollover reserve account is less than an amount equal to $1 multiplied by the aggregate square footage (excluding the rentable square footage attributable to the parking garage property) (the “Rollover Reserve Cap”), the borrowers will be required to deposit on each payment date an amount equal to 1/12th of the Rollover Reserve Cap (or such lesser amount which would cause the amounts on deposit in the rollover reserve account to equal the Rollover Reserve Cap).

(24)	The Hyatt Centric Hotel & Shops Waikiki Beach Mortgaged Property is a 21-story, 230-room, mixed use full-service hotel with 55,496 square feet of retail space and four floors of onsite parking. Approximately 70.6% of underwritten revenue at the Hyatt Centric Hotel & Shops Waikiki Beach Mortgaged Property is derived from hospitality operations which includes rooms revenue, food and beverage and other income, approximately 20.1% from retail operations, and approximately 9.3% from parking garage operations.

(25)	Monthly Replacement / FF&E Reserve ($) is comprised of an amount equal to 1/12 of 4% of the annual gross revenues for the parking-related operations at the Hyatt Centric Hotel & Shops Waikiki Beach Mortgaged Property initially estimated to be approximately $7,211 and an amount equal to 1/12 of 1% of the annual gross revenues for the retail-related operations at the Hyatt Centric Hotel & Shops Waikiki Beach Mortgaged Property initially estimated to be approximately $4,915 .

(26)	The borrower is required to deposit into a furniture, fixtures and equipment (“FF&E”) reserve, on a monthly basis, an amount equal to the greater of (i) the FF&E Payment, which is an amount equal to 1/12th of 4.0% of the greater of (x) the annual gross revenues for the hotel-related operations at the Hyatt Centric Hotel & Shops Waikiki Beach Property for the immediately preceding calendar year and (y) the projected annual gross revenues for the hotel-related operations at the Hyatt Centric Hotel & Shops Waikiki Beach Property for the calendar year in which such monthly payment occurs as set forth in the then-current approved annual budget; provided, that if, as of any applicable date of determination, no approved annual budget exists for the applicable calendar year, the amount of the FF&E Payment will be determined by the lender in its reasonable discretion and (ii) if the borrower is required to make deposits with the hotel operator, on account of FF&E the amount of the deposit (if any) then required by the hotel operator on account of FF&E under the hotel operating agreement (initially estimated to be approximately $69,263), the monthly deposits for FF&E under the mortgage loan documents will not be required for so long as such requirement under the hotel operating agreement remains in effect.

(27)	The security for the Hyatt Centric Hotel & Shops Waikiki Beach Mortgage Loan consists of the borrower’s leasehold interest under two ground leases with coterminous lease expirations of December 31, 2081. The security for the Hyatt Centric Hotel & Shops Waikiki Beach Mortgage Loan consists of the borrower’s leasehold interest under two ground leases with coterminous lease expirations of December 31, 2081. The ground rent under such ground leases consists of both (i) annual minimum rent and (ii) Net Percentage Rent. The aggregate ground lease annual minimum rent payments under the two ground leases currently equals $2,199,420 and is required to be adjusted in 2027 and every 5 years thereafter until 2052 to an amount equal to the applicable annual minimum rent plus 75% of the average annual Net Percentage Rent over the five year rent period just concluded. In 2052 the ground rent payments are required to be redetermined pursuant to an appraisal process, and thereafter continue to be adjusted every five years as described above.

A-27

“Net Percentage Rent” means the sum of the following amounts: (i) 3.75% of food and beverage gross revenues; (ii) 21.0% of rental gross revenues; (iii) 7.5% of room gross revenues; and (iv) 6.5% of parking (non-licensed) gross revenues. The ground leases lack certain customary lender protections. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Pool—Leasehold Interests; Ground Leases” in the preliminary prospectus for additional information

(28)	The Culver Collection Mortgage Loan is part of a whole loan that was co-originated by GACC and Wells Fargo Bank, National Association

(29)	The defeasance lockout period will be at least 24 payment dates beginning with and including the first payment date in October 2024. Defeasance of the Culver Collection whole loan in full or in part is permitted at any time after the earlier to occur of (i) August 29, 2027 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed defeasance lockout period of 24 months is based on the anticipated closing date of the Benchmark 2024-V10 securitization trust in September 2024. The actual lockout period may be longer. The borrower may also prepay the loan at any time, together with, if prior to the open period, the payment of a prepayment fee equal to the greater of (x) 1.00% of the amount prepaid and (y) a yield maintenance premium

(30)	The senior A-Notes accrue interest at 6.57000% per annum and the subordinate B-Note accrues interest at 11.00000% per annum.

(31)	The “As-Is” portfolio value of $240,200,000 is inclusive of the “As-Is” values ascribed to the properties (including the 8511 Warner Drive property, which may be released in the lender’s discretion) and a portfolio premium. The “As-Is” appraised value without the portfolio premium is $238,800,000. The “As-Is” appraised value without the 8511 Warner Drive property and without the portfolio premium is $222,600,000.

(32)	Occupancy (%) of 72.8% reflects the known vacates of Smashbox Beauty and Omelet, which are both dark in their space. Smashbox Beauty is a tenant at the Hayden & Higuera property and occupied 6,007 square feet. Omelet is a tenant at the Hayden & National property and occupies 12,730 square feet. The Culver Collection Portfolio’s physical occupancy as of August 31, 2024 is 78.9%.

(33)	The Largest Tenant at the 3505-3525 Hayden property and Hayden & National property, Scopely, Inc., has separate termination options effective February 2029 upon 10 months’ prior written notice and the payment of a termination fee.

(34)	The Largest tenant at the Hayden & Higuera property, Decoded Advertising, has two one-time options to terminate in April 2025 and October 2026 with a minimum of 9 months’ notice and payment of termination fee of $671,101.52 for the termination right in 2025 or $449,230 for the termination right in 2026.

(35)	The Second Largest tenant at the Hayden & Higuera property, Eric Owen Moss, has an ongoing right to terminate his lease with 30 days’ notice if his architectural agreement with Samitaur Constructs is terminated. The Eric Owen Moss lease will terminate 60 days after receipt of the tenant’s termination notice.

(36)	On any business day after the defeasance lockout expiration date, the related borrower may request a release of the 8511 Warner Drive property and the lender has the right to approve or disapprove such request in the lender’s sole and absolute discretion; provided, that, any amounts paid to the lender in connection with any release of the 8511 Warner Drive property are required to be applied by the lender in the following order of priority (provided, however, as to the allocation of the application of payments among Note A-1, Note A-2, Note A-3 and Note A-4 and, separately, the allocation of the application of payments among Note B-1 and Note B-2, in each case, such allocation shall be made by the lender in such manner as the lender elects in its sole discretion): first, to all amounts (other than principal and interest) then due and payable under the Culver Collection Portfolio Whole Loan documents, including any costs and expenses of the lender in connection with such prepayment; second; with respect to the senior notes, accrued and unpaid interest at their interest rate; third, with respect to the junior notes, accrued and unpaid interest at their interest rate and fourth, to reduce the principal amount of the senior notes and junior notes, respectively, on a pro rata basis.

(37)	All Per Square Foot metrics exclude any square footage attributed to the 8511 Warner Drive property.

(38)	The mortgage loan is part of a whole loan that was co-originated by GACC, Wells Fargo Bank, National Association, Bank of America, National Association and SMC.

A-28

(39)	The senior A-Notes accrue interest at 5.18100% per annum and the subordinate B-Note accrues interest at 9.20000% per annum.

(40)	The defeasance lockout period will be at least 25 payment dates beginning with and including the first payment date on September 6, 2024. Defeasance of the Bronx Terminal Market whole loan in full is permitted at any time after the earlier to occur of (i) September 6, 2027, or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. In addition, on any business day on and after August 6, 2026 voluntary prepayment of the Bronx Terminal Market whole loan is permitted in whole (but not in part), together with, if such voluntary prepayment occurs prior to the monthly payment date that occurs prior to May 6, 2029, a prepayment fee equal to the greater of (x) 1.00% of the principal amount of the Bronx Terminal Market whole loan being prepaid and (y) a yield maintenance premium. The assumed defeasance lockout period of 25 payments is based on the expected Benchmark 2024-V10 securitization closing date in September 2024. The actual defeasance lockout period may be longer.

(41)	With respect to the Bronx Terminal Market mortgage loan, the whole loan Underwritten NCF DSCR (x) is 1.07x, which is below the cash flow sweep trigger of 1.10x. However, the NCF DSCR cash flow sweep trigger event calculation under the loan documents is based on tenant improvements and leasing commissions of $0.35 per square foot and capital expenditures of $0.10 per square foot, which results in a net cash flow debt service coverage ratio equal to or greater than 1.10x. Therefore, the Mortgage Loan is not in a cash flow sweep at the time of securitization.

(42)	The property benefits from a payment in lieu of taxes (“PILOT”) arrangement with the City of New York that expires (i.e. is in the last year of receiving benefits) in the 2032/2033 tax year. The exemption amount is 100% in tax year 2023/2024 and reduces by 10% per year through expiration. The Bronx Terminal Market Whole Loan matures in 2029. In tax year 2023/2024, unabated taxes were estimated to be $13,436,971. Underwritten property taxes are based on the borrower’s budgeted amount, which takes into account the PILOT exemption.

(43)	Commencing August 2, 2024 and every five years thereafter, the ground tenant is required to pay ground rent equal to the greater of (i) 105% of the immediately preceding adjusted base amount or (ii) 5.0% of gross revenues (defined as all rent received from subtenants minus (a) a management fee in the amount of 3% of rent from subtenants received by the ground tenant and (b) aggregate compensation and associated costs and expenses for two on-site personnel engaged in the operation of the Bronx Terminal Market Property). As part of Target's lease, the tenant paid an upfront buydown of its rent of $46,394,000. Gross revenues utilized to calculate percent ground rent include an amortized imputed annual gross revenue amount from the Target buydown, calculated at an annual rate of 6.9% of the total buydown. The underwritten annual ground rent is $1,371,008 based on lender’s underwriting assumptions. The 2023 ground rent was $1,078,546.

(44)	If a lease sweep trigger event has occurred with respect to the Amazon lease or a qualified replacement tenant lease, the borrower is required to make a monthly deposit in an amount equal to $643,031 and available cash with respect to any interest period, not to exceed an aggregate amount equal to $55.00 per square foot of the applicable tenant space (except such cap will not apply in the event of a lease sweep tenant insolvency proceeding).

(45)	The mortgage loan is part of a whole loan that was co-originated by Goldman Sachs Bank USA, DBR Investments Co. Limited and UBS AG.

(46)	The assumption fee is 0.25% if transferee borrower is an affiliate of the guarantor.

(47)	The mortgage loan is part of a whole loan that was co-originated by DBRI Investments Co. Limited and Wells Fargo Bank, National Association

(48)	The increase from Most Recent NOI ($) to Underwritten Net Operating Income ($) is primarily due to one lease totaling 6.2% of NRA commencing in July 2024, underwritten contractual rent steps through July 2025, and straight line rent averaging for Amazon through the end of the loan term.

(49)	The mortgaged property consists of 79,369 square feet of creative office, which accounts for 65.2% of total net rentable area and 63.1% of underwritten base rent, and 42,367 square feet of grocery anchored retail, which accounts for 34.8% of total net rentable area and 36.9% of underwritten base rent.

A-29

(50)	The Appraised Value ($) includes the net present value of a 421-a tax exemption which the borrower is in the process of applying for. The appraiser attributed $10,800,000 of value to this, which amount is included in the "as is" appraised value. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” in the preliminary prospectus.

(51)	Historical financial information is not available because the 2767-2777 Atlantic Avenue Property was recently constructed in 2024.

(52)	The borrower has applied for, but not yet received, a 35-year 421-a Affordable New York Housing Tax Exemption Program exemption for the 2767-2777 Atlantic Avenue Mortgaged Property. In order to qualify for the tax exemption, at least 30% of the units at the 2767-2777 Atlantic Avenue Mortgaged Property must be leased as “affordable units,” which are defined as affordable to a household whose income does not exceed 130% of the area median income. For years one through 25 of such exemption, 100% of the projected assessed value of the 2767-2777 Atlantic Avenue Mortgaged Property improvements on the tax lot would be exempt from real estate taxes. The exemption falls to 30% in years 26 through 35 of such exemption. Real estate taxes were underwritten to the appraisal's year-one abated 2024/2025 taxes of $48,495. The appraisal's estimated full tax liability for the 2024/2025 tax year is $556,346.

(53)	At origination of the 2767-2777 Atlantic Avenue Mortgage Loan, the borrower deposited $6,309,095 into an upfront affordable housing reserve. Since origination, all 32 of the rent stabilized affordable housing units have been leased resulting in the upfront affordable housing reserve expecting to be released.

(54)	The 329 West Water Street property, within the AAA Stow-A-Way Storage - Mayfield Mortgaged Property, and 144 County Park Road, 1375 South 3rd Street, 951 Bleich Road, 2240 Bridge Street and 2174 Bridge Street properties, within the AAA Stow-A-Way Storage - Paducah Mortgaged Property have environmental insurance.

(55)	The borrowers own the mortgaged properties as tenants-in-common.

(56)	The AAA Stow-A-Way Storage - Paducah Mortgaged Property is comprised of 31 parcels totaling 592,486 square feet at the following addresses across Paducah, Kevil and Boaz Kentucky: 144 County Park Road, 4070 Olivet Church Road, 6300 Kentucky Dam Road, 3542 Lovelaceville Road, 4335 At Massa Drive, 2835 Ross Avenue, 1700 Guthrie Avenue, 951 Bleich Road, 2600 Perkins Creek Road, 318 South Friendship Road, 3104 Benton Road, 2840 Maryland Street, 2240 Bridge Street, 1318 Husband Road, 4430 Hansen Road, 270 Eagle Nest Drive, 730 Leiberman Street, 110 Calvert Drive, 1960 Irvin Cobb Drive, 5265 Old US Highway 45 South, 3210 Oregon Street, 1375 South 3rd Street, 3520 Old Mayfield Road, 4744 Old Mayfield Road, 1549 Bloom Avenue, 135 Sheehan Bridge Road, 5605 Old Highway 60, 925 Joe Clifton Drive, 2174 Bridge Street, 9510 Hwy 60 West and 7525 Mayfield Paducah Road.

The AAA Stow-A-Way Storage – Mayfield Mortgaged Property is comprised of 11 parcels totaling 102,733 square feet at the following addresses in Mayfield,, Kentucky: 1577 State Road 303, 615 East Broadway, 602 North 7th Street, 329 West Water Street, 74 Construction Road, 507 North 8th Street, 816 East Broadway, 1518 Cuba Road, 1798 Cuba Road, 105 Youngblood Drive and 1014 Paris Road.

(57)	Historical financial information is not available because the mortgaged property was recently constructed in 2024.

(58)	The mortgaged property is comprised of 49 residential units totaling 36,112 SF and accounting for 72.9% of total EGI, and 4 retail units totaling 18,410 SF and accounting for 27.1% of total EGI.

(59)	With respect to the 1000 Lorimer Mortgaged Property, the borrower has applied for, but not yet received, a 35-year 421-a Affordable New York Housing Tax Exemption Program exemption. In order to qualify for the 421-a tax exemption, at least 30% of the units at the 1000 Lorimer Mortgaged Property must be leased as “affordable units” which are defined as affordable to a household whose income does not exceed 130% of the area median income. For years one through 25 of such exemption, 100% of the projected assessed value of the 1000 Lorimer Mortgaged Property improvements on the tax lot would be exempt from real estate taxes. The exemption falls to 30.6% in years 26 through 35 of such exemption. The borrower has also applied for an Industrial and Commercial Abatement Program ("ICAP") tax abatement for the commercial portion of the Mortgaged Property. The ICAP abatement would be effective for a period of 15 years and consist of a 100% exemption for the first 11 years of the abatement and then phase down by 20% each year thereafter until expiration. Taxes were underwritten to the estimated five-year tax expense of $219,415 assuming the 421-a exemption and ICAP abatement are obtained, versus the appraisal’s estimated full tax liability for 2024/2025 of $898,630. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” in the preliminary prospectus.
A-30

(60)	In connection with the 421(a) and ICAP tax abatements, the 1000 Lorimer Property is expected to implement a condominium structure. On the date of formation of the condominium, the borrower is required to deposit into a condominium common charges reserve an amount equal to two times the then-currently monthly payments due as condominium common charges (the “Condominium Reserve Target Balance”). Following any increase in the condominium common charges, the borrower is required to deposit an amount sufficient to cause the balance in the condominium common charges reserve to equal the Condominium Reserve Target Balance that will be applicable after giving effect to such increase. During the occurrence and continuance of a Trigger Period, the borrower is required to deposit, on a monthly basis, an amount equal to the monthly condominium common charges due and payable on the first day of the calendar month following the last monthly payment date.

(61)	The security for the 1000 Lorimer Mortgage Loan consists of the borrower’s leasehold interest under a 99-year ground lease expiring March 31, 2119. The ground lease provides for a current annual rent of $1,000,000 with a 5% increase occurring in April 2025; beginning in 2030, the rent increase 10% every 5 years until 2069, at which point it resets to “fair market rent” (as defined in the ground lease); beginning in 2074, the rent again increases 10% every 5 years. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Fee & Leasehold Interests” in the preliminary prospectus for additional information.

(62)	The largest commercial tenant, The Learning Experience, has not yet taken occupancy at the 1000 Lorimer Mortgaged Property. At origination, the borrower reserved $754,580 into a gap rent reserve related to The Learning Experience lease and $499,170 into a free rent reserve related to the The Learning Experience lease.

(63)	The Appraised Value ($) includes the net present value of the 421-a exemption and ICAP exemption which the borrower is in the process of applying for. The appraisal attributed $11,700,000 of value to the 421-a exemption, and $2,000,000 to the ICAP exemption, which amounts are included in the appraised value.

(64)	The increase in Underwritten NOI compared to Most Recent NOI is primarily attributable to the rent increases that followed the sponsor’s acquisition in 2022 and the subsequent renovations.

(65)	On a monthly basis, if the amount in the TI / LC account is less than $1,800,000, the borrowers are required to escrow for deposit into the TI / LC account an amount equal to the lesser of (i) $10,231.50 or (ii) the amount necessary for the balance in the TI/LC account to be equal to $1,800,000. Notwithstanding the foregoing, the borrowers will only be obligated to make the monthly deposits as described herein until such time as the cumulative amount of monthly deposits is equal to the total amount of tenant improvements and leasing commissions which are owing in relation to the tenants Parsons Behle & Latimer, Miller Orthodontics and Assembly Park City, LLC (totaling $329,951).

(66)	(i) (x) the third largest tenant at the Newpark I Mortgaged Property, Wells Fargo Advisors, LLC, leasing approximately 9.4% of the net rentable area at such Mortgaged Property, has a one-time right to terminate its lease effective on November 30, 2026 with notice on or before August 31, 2026 and payment of a termination fee and (y) the fourth largest tenant at the Newpark I Mortgaged Property, Morgan Stanley & Co., Inc., leasing approximately 8.3% of the net rentable area at such Mortgaged Property, has the right to terminate its lease effective on April 30, 2026 with at least 6 months’ prior written notice and payment of a termination fee, and (ii) the third largest tenant at the Newpark II Mortgaged Property, Big-D Signature, LLC, leasing approximately 11.4% of the net rentable area at such Mortgaged Property, has a one-time right to terminate its lease effective on November 1, 2026 with 180 days’ prior written notice and payment of a termination fee.

(67)	The borrowers own the mortgaged properties as tenants-in-common.

(68)	The borrowers own the mortgaged properties as tenants-in-common.

(69)	The 1732 Derby-Milford Road Mortgaged Property is currently undergoing construction of an additional 12,400 SF of expansion space that is expected to be completed on October 31, 2024. We cannot assure you that the expansion will be completed. If completed, total SF for LocalStorage Seven Property Portfolio is expected to be 272,333 SF.

(70)	The Appraised Value is based on the “As Is Portfolio” value, inclusive of a 3.8% portfolio premium. The sum of the individual appraised values is $31,700,000, which equates to a Cut-off Date LTV and Maturity Date LTV of 69.9%.

A-31

(71)	Proceeds from the earnout reserve will be released upon the borrowers’ request provided, among other things, the borrowers provide evidence that the LocalStorage Seven Property Portfolio properties have achieved a debt yield following disbursement equal to or greater than 8.95%, provided, if less than the entire balance of funds in the earnout account are to be disbursed to the borrowers in connection a disbursement request, the amount of any permitted partial disbursement to be made to the borrower will be equal to the amount which would satisfy the “Earnout Debt Yield” as set forth in the loan documents. In no event will the borrowers be entitled to seek a partial disbursement of less than $500,000.

The “Earnout Debt Yield” means, as of any date, the ratio (expressed as a percentage) calculated by the lender of (i) the earnout net operating income, as calculated under the loan documents to (ii) the outstanding principal balance of the LocalStorage Seven Property Portfolio mortgage loan, excluding any portion of the funds which will remain on deposit in the earnout account after a disbursement pursuant to the loan documents.

(72)	The Appraised Value ($) of $38,200,000 represents the appraised value “Upon Completion” as the property is expected to undergo renovations in 2024 which the borrower has deposited $5,000,000 for at the Marriott Durham City Center Mortgage Loan origination. The appraisal also concluded to an “As Is” value of $31,500,000 which results in a Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) of 61.9% and 61.9% respectively.

(73)	The security for the Marriott Durham City Center Mortgage Loan consists of the borrower’s leasehold interest under a ground lease with the City and County of Durham which commenced in 1987. The ground lease expires on October 9, 2062 with no extensions. The current total ground rent payment for the ground lease consists of base rent of $30,000 per year, plus additional rent equal to 9% of gross room sales as long as occupancy remains above 70%. The Annual Ground Lease Payment as of the Cut-off Date ($) that is presented represents the underwritten ground lease payment.

(74)	Grace Period - Late Fee (Days) of five days is permitted once during any 366-day period. This does not apply to principal payment at maturity.

(75)	The increase in Underwritten NOI compared to Most Recent NOI is primarily attributable to the Second Largest Tenant, Jay Conference 38th Street LLC, an affiliate to the Sponsor, executing its lease in July 2024.

(76)	The increase in Underwritten NOI compared to Most Recent NOI is primarily attributable to the lease up of the Roxborough Portfolio Mortgaged Properties following the borrower's acquisition and subsequent unit renovations in 2021.

(77)	The mortgage loan is part of a whole loan that was co-originated by Goldman Sachs Bank USA, Bank of America, N.A. and Societe Generale Financial Corporation.

(78)	Defeasance of the Stonebriar Centre whole loan is permitted at any time after the earlier of (i) July 1, 2027 and (ii) two years from the closing date of the securitization that includes the last pari passu note of the Stonebriar Centre whole loan to be securitized. The assumed lockout period of 26 payments is based on the expected Benchmark 2024-V10 securitization closing date in September 2024. The actual lockout period may be longer.

(79)	Other Reserves consist of an Upfront Rollover Reserve ($11,720,606) and an Upfront Gap Rent Reserve ($756,921). The borrowers funded $10,449,929 into a reserve at origination, with the remaining $2,027,598 being guaranteed by the non-recourse carveout guarantor, as limited payment guarantor.

(80)	During the continuance of a reserve trigger period or cash management period, the borrowers are required to deposit $18,281.33 each month as the replacement reserve monthly deposit, which monthly deposit will be suspended during any period when the amount on deposit equals or exceeds $438,752.00.

(81)	During the continuance of a reserve trigger period or cash management period, the borrowers are required to deposit $91,406.67 each month as the rollover reserve monthly deposit, which monthly deposit will be suspended during any period when the amount on deposit equals or exceeds $2,193,760.00. During the continuance of a reserve trigger period or cash management period, if sufficient funds are available pursuant to the Stonebriar Centre Whole Loan cash management agreement, then no actual rollover reserve monthly deposit will be required.

A-32

(82)	If an anchor trigger event has occurred and is continuing with respect to any single anchor, the borrowers are required to pay to the lender on each monthly payment date an amount equal to all initial excess cash flow with respect to any particular interest period (the “Anchor Reserve Monthly Deposit”), provided, that to the extent the product obtained by multiplying (x) $50.00 by (y) the aggregate amount of gross leasable square footage of the applicable anchor parcel (the “Individual Anchor Threshold Amount”) has been deposited for any such anchor trigger event then continuing, then the Anchor Reserve Monthly Deposit with respect to such individual anchor trigger event will be zero (even if the funds in the anchor reserve account allocable to such individual Anchor Trigger Event fall below the related Individual Anchor Threshold thereafter due to any disbursement to the borrowers in accordance with the terms of the mortgage loan documents).

(83)	The increase from Most Recent NOI ($) to Underwritten Net Operating Income ($) is due to lease up at the mortgaged property. The first residential tenants moved into the building in June 2023.

(84)	Historical cash flows are not available because the property was built in 2023.

(85)	The mortgaged property consists of 63 multifamily units totaling 41,352 square feet, which is 96.8% occupied, and 8,500 square feet of ground-floor commercial retail space, which is 100% occupied to two tenants.

(86)	The Mortgaged Property benefits from a tax abatement on its improvements which expires in 2033. According to the appraisal, estimated unabated taxes for 2024 would be $159,227, and estimated abated taxes are $15,923. The Mortgage Loan was underwritten based on abated taxes for 2024. The appraisal estimates the present value of the tax abatement to be $1,167,758.

(87)	The Mortgaged Property was constructed or materially renovated, or in a lease-up period, 12 months or less prior to the Cut-off Date and, therefore, has no or limited prior operating history and/or lack historical financial figures and information.

(88)	The borrower is required to deposit into a furniture, fixtures and equipment (“FF&E”) reserve, on a monthly basis, an amount equal to the greater of (i) the FF&E Payment, which is an amount equal to 1/12th of 4% of the greater of (x) the annual gross revenues for the hotel related operations at the Residence Inn Pinehurst Mortgaged Property for the immediately preceding calendar year and (y) the projected annual gross revenues for the hotel related operations at the Residence Inn Pinehurst Mortgaged Property for the calendar year in which such monthly payment occurs as set forth in the then-current approved annual budget; provided, that if, as of any applicable date of determination, no approved annual budget exists for the applicable calendar year, the amount of the FF&E Payment will be determined by lender in its reasonable discretion and (ii) the amount of the deposit (if any) then required by the hotel operator on account of FF&E under the hotel operating agreement (initially estimated to be approximately $13,193).

(89)	The first payment date for the mortgage loan is November 6, 2024. On the Closing Date, Citi Real Estate Funding Inc. (“CREFI”) will deposit sufficient funds to pay the amount of interest that would be due with respect to a October 6, 2024 payment. Original Interest-Only Period (Mos.), Remaining Interest-Only Period (Mos.), Original Term To Maturity / ARD (Mos.), Remaining Term To Maturity / ARD (Mos.) and Prepayment Provision are inclusive of the additional October 6, 2024 interest-only payment funded by CREFI on the Closing Date.

(90)	The increase in Underwritten NOI compared to Most Recent NOI is primarily attributable to contractual rent steps which are underwritten through August 2025.

(91)	The increase in Underwritten NOI compared to Most Recent NOI is primarily attributable to the increase in occupancy and lease-up of the property from 79.4% at the end of 2023 to 95.2% per the rent roll dated July 29, 2024.

(92)	The Mortgaged Property benefits from a tax abatement on its improvements which expires in 2027. The appraisal for the Mortgaged Property estimates unabated taxes for 2024 to be $117,655, and abated taxes for 2024 to be $23,531. The appraisal estimates the net present value of the tax abatement to be $279,000. The Mortgage Loan was underwritten based on the five year average taxes of $56,461.

(93)	The Mortgaged Property is a mixed-use building with 16 apartment units totaling 8,010 SF and accounting for 73.4% of total EGI and a ground floor commercial space totaling 1,975 SF and accounting for 26.6% of total EGI.

A-33

(94)	Occupancy (%) of 93.8% reflects the on-site unit utilized by the superintendent as vacant. There is currently no underwritten base rent attributed to the unit. The mortgaged property would be 95.8% occupied if the superintendent unit was treated as occupied.

(95)	The Fourth Largest tenant at the 1700 and 1740 Main Avenue West property, Cintas Corporation No. 2, has a one-time right to terminate its lease on January 31, 2025 upon one years’ written notice and the payment of a termination fee.

(96)	Occupancy (%) of 97.5% reflects the known vacate of William P. Knutson & Eugene D. Murach, which is a tenant at the 617 and 625 13th Street Northeast property and occupied 1,250 square feet. The West Fargo Industrial Portfolio has a physical occupancy as of June 17, 2024, which is inclusive of William P. Knutson & Eugene D. Murach, of 98.3%.

(97)	The increase from Most Recent NOI ($) to Underwritten Net Operating Income ($) is due to a repositioning that occurred in 2022 and 2023 at the mortgaged property. The sponsor spent approximately $2.3 million on tenant buyouts, closing costs, carry costs, and interior unit renovations to modernize 16 out of 23 units, exterior renovations and miscellaneous capital expenditure projects which negatively impacted historical operating performance.

(98)	The mortgaged property is subject to the Los Angeles City Rent Stabilization Ordinance and as of May 15, 2024, the mortgaged property has five Housing Choice Voucher Program (Section 8) tenants with rents that are approximately 17.4% below market according to a third party.

(99)	Occupancy (%) of 93.3% reflects the on-site unit utilized by the superintendent as vacant. There is currently no underwritten base rent attributed to the unit. The mortgaged property would be 95.6% occupied if the superintendent unit were treated as occupied.

(100)	The mortgaged property contains 42 units that are currently under rent regulation, 2 apartments are leased to Section 8 voucher tenants, and 1 apartment is leased to a Senior Citizen Rent Increase Exemption (SCRIE) tenant.

(101)	The Mortgaged Property is subject to a triple-net lease with the related tenant and, therefore, has no or limited prior operating history and/or lack historical financial figures and information.

(102)	The increase from Most Recent NOI ($) to Underwritten Net Operating Income ($) is due to recent investments from the borrower to reposition the portfolio.

(103)	Historical cash flows are not available because the sponsor acquired the properties from 2021 to 2023.

A-34

ANNEX B

SIGNIFICANT LOAN SUMMARIES

(THIS PAGE INTENTIONALLY LEFT BLANK)

Various – Various Various Various, Various	Collateral Asset Summary – Loan No. 1 BioMed 2024 Portfolio 2	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$73,500,000 50.1% 2.34x 13.1%

B-1

Various – Various Various Various, Various	Collateral Asset Summary – Loan No. 1 BioMed 2024 Portfolio 2	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$73,500,000 50.1% 2.34x 13.1%

B-2

Various – Various Various Various, Various	Collateral Asset Summary – Loan No. 1 BioMed 2024 Portfolio 2	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$73,500,000 50.1% 2.34x 13.1%
Mortgage Loan Information		Property Information
Loan Sellers:	CREFI, GSMC	Single Asset / Portfolio:	Portfolio
Loan Purpose:	Refinance	Property Type – Subtype(7):	Various – Various
Borrower Sponsor(s):	BioMed Realty, L.P.	Collateral:	Fee
Borrower(s)(1):	Various	Location(7):	Various, Various
Original Balance(2):	$73,500,000	Year Built / Renovated(7):	Various / Various
Cut-off Date Balance(2):	$73,500,000	Property Management:	BioMed Realty LLC and Pro Park, LLC
% by Initial UPB:	9.96%	Size(8):	995,458 SF
Interest Rate(3):	5.48759809004295%	Appraised Value / Per SF(9):	$1,098,200,000 / $1,103
Note Date:	August 9, 2024	Appraisal Date(10):	Various
Original Term:	60 months	Occupancy:	93.8% (as of Various)
Amortization:	Interest Only	UW Economic Occupancy:	93.7%
Original Amortization:	NAP	Underwritten NOI(11):	$72,082,166
Interest Only Period:	60 months	Underwritten NCF:	$71,517,523
First Payment Date:	September 9, 2024
Maturity Date:	August 9, 2029	Historical NOI
Additional Debt Type(2):	Pari Passu / B-Note	Most Recent NOI(11):	$60,248,205 (TTM March 31, 2024)
Additional Debt Balance(2):	$476,394,737 / $166,842,106	2023 NOI:	$59,155,334
Call Protection(4):	YM0.5(25),DorYM0.5(28),O(7)	2022 NOI:	$58,687,190
Lockbox / Cash Management:	Hard / Springing	2021 NOI:	$55,282,799
Reserves(5)				Financial Information(2)
	Initial	Monthly	Cap		Senior Loan	Whole Loan
Taxes:	$0	Springing	NAP	Cut-off Date Loan / SF(12):	$552	$720
Insurance:	$0	Springing	NAP	Maturity Date Loan / SF(12):	$552	$720
Replacement Reserves:	$0	$0	NAP	Cut-off Date LTV:	50.1%	65.3%
TI / LC:	$0	Springing	(6)	Maturity Date LTV:	50.1%	65.3%
Unfunded Obligations:	$3,569,740	$0	NAP	UW NOI DY:	13.1%	10.1%
				UW NCF DSCR:	2.34x	1.67x
Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Senior Notes(2)	$549,894,737	64.0%	Loan Payoff	$845,920,651	98.5%
Subordinate Debt(2)	166,842,106	19.4	Closing Costs	9,648,775	1.1
Borrower Sponsor Equity	142,402,323	16.6	Upfront Reserves	3,569,740	0.4
Total Sources	$859,139,166	100.0%	Total Uses	$859,139,166	100.0%
(1)	The borrowers are BMR-21 Erie Street LLC, BMR-Lincoln Centre LP, BMR-Sidney Research Campus LLC and BRE-BMR Campus at Towne Centre LP.
(2)	The BioMed 2024 Portfolio 2 Mortgage Loan (as defined below) is part of the BioMed 2024 Portfolio 2 Whole Loan (as defined below), which is comprised of 11 pari passu senior promissory notes and four junior promissory notes, with an aggregate original principal balance and Cut-off Date Balance of $716,736,843. The Financial Information in the chart above under the heading “Senior Loan” is based solely on the aggregate outstanding principal balance as of the Cut-off Date of the BioMed 2024 Portfolio 2 Senior Loan (as defined below) and the Financial Information in the chart above under the heading “Whole Loan” is based on the aggregate outstanding principal balance as of the Cut-off Date of the BioMed 2024 Portfolio 2 Whole Loan.
(3)	Interest Rate represents the weighted average interest rate of component A and component B of the BioMed 2024 Portfolio 2 Whole Loan. Component A has an interest rate of 5.4313179% per annum and Component B has an interest rate of 5.9172279% per annum. The Interest Rate does not include the weighted average interest rate of component C and component D applicable to the BioMed 2024 Portfolio 2 Junior Notes (as defined below). See the definition of “Weighted Average Interest Rate” set forth under “Description of the Mortgage Pool—Certain Calculations and Definitions” in the preliminary prospectus. The Interest Rate of the BioMed 2024 Portfolio 2 Whole Loan may change if any of the individual mortgaged properties securing the BioMed 2024 Portfolio 2 Whole Loan is released and any portion of any of the BioMed 2024 Portfolio 2 Mortgage Loan components is paid down in accordance with the BioMed 2024 Portfolio 2 Whole Loan documents. See “Release of Collateral” below for additional information related to permitted partial releases.
(4)	Defeasance of the BioMed 2024 Portfolio 2 Whole Loan is permitted at any time after the date that is the earliest to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) August 9, 2027. The assumed defeasance lockout period of 25 payments is based on the anticipated closing date of the BMARK 2024-V10 securitization trust in September 2024. The actual defeasance lockout period may be longer.
(5)	See “Initial and Ongoing Reserves” below.
(6)	The TI / LC Reserve is capped at an amount equal to the aggregate square footage (excluding the rentable square footage attributable to the 47 Erie Street Parking Structure property) multiplied by $1.
(7)	See “Portfolio Summary” below.
(8)	The BioMed 2024 Portfolio 2 Properties (as defined below) are inclusive of 447 parking stalls located at the 47 Erie Street Parking Structure property.
(9)	Appraised Value / Per SF excludes the value of the 47 Erie Street Parking Structure property as there is no attributable square feet.
(10)	The appraisals were completed on various dates between April 22, 2024 and April 30, 2024.
(11)	Increase in Underwritten NOI compared to Most Recent NOI is primarily attributable to (i) rent increases through May 31, 2025 and (ii) straight line rent credit for investment-grade tenants.
(12)	Cut-off Date Loan / SF and Maturity Date Loan / SF exclude the 447 parking stalls located at the 47 Erie Street Parking Structure property.
B-3

Various – Various Various Various, Various	Collateral Asset Summary – Loan No. 1 BioMed 2024 Portfolio 2	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$73,500,000 50.1% 2.34x 13.1%

The Loan. The largest mortgage loan (the “BioMed 2024 Portfolio 2 Mortgage Loan”) is part of a whole loan with an outstanding balance of $716,736,843 (the “BioMed 2024 Portfolio 2 Whole Loan”) comprised of (i) 11 pari passu senior notes with an aggregate outstanding balance of $549,894,737 (collectively the “BioMed 2024 Portfolio 2 Senior Notes”), which collectively evidence the senior portion of the BioMed 2024 Portfolio 2 Whole Loan (“BioMed 2024 Portfolio 2 Senior Loan”), and (ii) four junior notes with an aggregate outstanding balance of $166,842,106 (collectively, the “BioMed 2024 Portfolio 2 Junior Notes”). Among the BioMed 2024 Portfolio 2 Senior Notes are the non-controlling Notes A-5-1, A-5-3, and A-7-1, with an aggregate initial principal balance of $73,500,000, which evidence the BioMed 2024 Portfolio 2 Mortgage Loan and will be contributed to the BMARK 2024-V10 securitization trust. The BioMed 2024 Portfolio 2 Junior Notes are generally subordinate in right of payment to the BioMed 2024 Portfolio 2 Senior Notes. The BioMed 2024 Portfolio 2 Whole Loan was co-originated by Citi Real Estate Funding Inc. (“CREFI”), JPMorgan Chase Bank, National Association, Goldman Sachs Bank USA (“GSBI”) and Wells Fargo Bank, National Association on August 9, 2024. The BioMed 2024 Portfolio 2 Whole Loan is secured by a first priority fee mortgage encumbering a portfolio of seven life science lab/office properties and one parking garage, totaling 995,458 square feet and 447 parking stalls located across California and Massachusetts (collectively, the “BioMed 2024 Portfolio 2 Properties”, and each individually, a “BioMed 2024 Portfolio 2 Property”).

The promissory notes comprising the BioMed 2024 Portfolio 2 Whole Loan are summarized in the below table. The relationship between the holders of the BioMed 2024 Portfolio 2 Whole Loan is governed by a co-lender agreement. The BioMed 2024 Portfolio 2 Whole Loan will be serviced pursuant to the trust and servicing agreement for the BX 2024-BIO2 securitization. See “Description of the Mortgage Pool—The Whole Loans—The BioMed 2024 Portfolio 2 Pari Passu AB Whole Loan” and “The Pooling and Servicing Agreement-Servicing of the Outside Serviced Mortgage Loans” in the preliminary prospectus.

BioMed 2024 Portfolio 2 Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$139,957,896	$139,957,896	BX 2024-BIO2	Yes
A-2	$69,978,947	$69,978,947	BX 2024-BIO2	No
A-3	$69,978,947	$69,978,947	BX 2024-BIO2	No
A-4	$69,978,947	$69,978,947	BX 2024-BIO2	No
A-5-1	$45,000,000	$45,000,000	BMARK 2024-V10	No
A-5-2	$30,000,000	$30,000,000	BBCMS 2024-5C29	No
A-5-3	$5,000,000	$5,000,000	BMARK 2024-V10	No
A-6	$40,000,000	$40,000,000	BANK5 2024-5YR9	No
A-7-1	$23,500,000	$23,500,000	BMARK 2024-V10	No
A-7-2(1)	$16,500,000	$16,500,000	GSBI	No
A-8	$40,000,000	$40,000,000	BANK5 2024-5YR9	No
Total Senior Notes	$549,894,737	$549,894,737
B-1(2)	$66,736,843	$66,736,843	BX 2024-BIO2	No
B-2(2)	$33,368,421	$33,368,421	BX 2024-BIO2	No
B-3(2)	$33,368,421	$33,368,421	BX 2024-BIO2	No
B-4(2)	$33,368,421	$33,368,421	BX 2024-BIO2	No
Total Junior Notes	$166,842,106	$166,842,106
Whole Loan	$716,736,843	$716,736,843
(1)	Expected to be contributed to one or more future securitizations.
(2)	The BioMed 2024 Portfolio 2 Junior Notes will be generally subordinate in right of payment to the BioMed 2024 Portfolio 2 Senior Notes.

The Properties. The BioMed 2024 Portfolio 2 Properties consist of eight properties totaling approximately 995,458 square feet and 447 parking stalls, including seven lab/office properties and one parking garage property. Geographically, the BioMed 2024 Portfolio 2 Properties span two states and three key life science submarkets: Mid Cambridge, Boston (four properties, 58.8% of UW NOI), Peninsula, San Francisco (one property, 21.5% of UW NOI) and University Towne Center, San Diego (three properties, 19.7% of UW NOI).

As of the underwritten rent roll dated April 12, 2024, the BioMed 2024 Portfolio 2 Properties were 93.8% leased to 14 individual tenants, with a weighted average remaining lease term of 5.8 years. Tenancy across the BioMed 2024 Portfolio 2 Properties is generally comprised of biotech and life science companies including a mix of publicly traded, investment-grade rated and privately held companies. Approximately 48.2% of the BioMed 2024 Portfolio 2 Properties NRA is leased to investment-grade tenants, with the largest tenant, Illumina, Inc. (“Illumina”) (rated Baa3/BBB/BBB by Moody’s/S&P/Fitch), representing 20.8% of underwritten rent. Several of the BioMed 2024 Portfolio 2 Properties serve as domestic headquarters for companies such as Intellia Therapeutics, Inc. and Poseida Therapeutics, Inc.

Additionally, the BioMed 2024 Portfolio 2 Properties benefit from their rollover profile as evidenced by only 26.7% of NRA and 36.4% of underwritten rent expiring during the term of the BioMed 2024 Portfolio 2 Whole Loan. No greater than 9.9% of Portfolio NRA or 15.3% of underwritten rent is subject to roll during any single year during the term of the BioMed 2024 Portfolio 2 Whole Loan. Additionally, 36.2% of the BioMed 2024 Portfolio 2 Properties’ NRA is comprised of leases expiring in 2033. Additionally, among those tenants rolling

B-4

Various – Various Various Various, Various	Collateral Asset Summary – Loan No. 1 BioMed 2024 Portfolio 2	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$73,500,000 50.1% 2.34x 13.1%

during the term of the BioMed 2024 Portfolio 2 Whole Loan, UW rent is on average approximately 12.0% below the appraisal concluded market rents, offering potential mark-to-market opportunity.

The BioMed 2024 Portfolio 2 Properties fell into the following three categories prior to the closing of the BX 2024-BIO2 securitization: (i) two properties previously included in the LIFE 2021-BMR securitization transaction (the “BMR Same-Store Properties”), (ii) three properties previously included in the DBGS 2018-BIOD securitization transaction (the “BIOD Same-Store Properties”) and (iii) three properties previously encumbered with balance sheet financing. Since the closing of the LIFE 2021-BMR securitization transaction, the BMR Same-Store Properties have achieved UW NOI growth of approximately 42.7%. The BIOD Same-Store Properties have achieved UW NOI growth of approximately 27.7% since the closing of the DBGS 2018-BIOD securitization transaction.

The following table presents a summary of certain information relating to the BioMed 2024 Portfolio 2 Properties:

Portfolio Summary
Property Name	City, State	Property Sub- Type	Year Built / Year Renovated	NRA(1)	% of Portfolio NRA(1)	Leased %(1)	Wtd. Avg. Remaining Lease Term (Yrs)(1)	UW NOI ($MM)(1)	% of Portfolio UW NOI(1)
200 Sidney	Cambridge, MA	Lab/Office	2000 / 2016	188,616	18.9%	100.0%	4.8	$24.3	33.7%
Lincoln Centre	Foster City, CA	Lab/Office	2017 / NAP	360,000	36.2%	100.0%	8.7	$15.5	21.5%
40 Erie Street	Cambridge, MA	Lab/Office	1996 / 2015	106,638	10.7%	100.0%	2.4	$10.6	14.7%
4570 Executive Drive	San Diego, CA	Lab/Office	2000 / 2019	125,550	12.6%	91.6%	1.6	$8.4	11.6%
21 Erie Street	Cambridge, MA	Lab/Office	1925 / 2018	51,914	5.2%	100.0%	6.2	$5.3	7.4%
9360-9390 Towne Centre Drive	San Diego, CA	Lab/Office	1990 / 2020	147,577	14.8%	65.6%(2)	5.6	$4.9	6.8%
47 Erie Street Parking Structure	Cambridge, MA	Parking Garage	1997 / NAP	NAP	NAP	NAP	NAP	$2.2	3.0%
Eastgate Mall	San Diego, CA	Lab/Office	1989 / 2020	15,163	1.5%	100.0%	5.3	$0.9	1.2%
Total/Wtd. Avg.				995,458	100.0%	93.8%	5.8	$72.1	100.0%
(1)	Information is based on the underwritten rent roll as of April 12, 2024.
(2)	Biosplice Therapeutics, Inc. currently leases 76,172 square feet at 9360-9390 Towne Centre Drive and subleases 25,391 square feet of this space to BioMed Realty, L.P. The remaining 50,781 square feet of non-subleased space was not being utilized by Biosplice Therapeutics, Inc. at the time of origination and, therefore, the lender underwriting considers this 50,781 square feet to be vacant.

Major Tenants. The three largest tenants based on underwritten base rent are Illumina, AbbVie Inc. (“AbbVie”) and Seres Therapeutics, Inc. (“Seres Therapeutics”).

Illumina (Baa3/BBB/BBB by Moody’s/S&P/Fitch; 360,000 square feet; 36.2% of net rentable area; 20.8% of underwritten rent) (NASDAQ: ILMN) is a company specializing in sequencing and array-based solutions for genetic and genomic analysis with products servicing customers across several markets. Illumina’s customers include genomic research centers, academic institutions, government laboratories and hospitals, as well as pharmaceutical, biotechnology, commercial molecular diagnostic laboratories and consumer genomics companies. Illumina leases 360,000 square feet at the Lincoln Centre property, with 200,000 square feet expiring in January 2033 and 160,000 square feet expiring in November 2033.

Illumina subleases a total of 133,800 square feet to three distinct sub-tenants at the Lincoln Centre property. The weighted average sub-lease rent represents a premium to the in-place contractual rent under the Illumina lease. The lender underwriting is reflective of the in-place contractual rent under the Illumina prime lease.

AbbVie (A3/A-/NR by Moody’s/S&P/Fitch; 119,980 square feet; 12.1% of net rentable area) (NYSE: AABV) is a global, research-based pharmaceutical company with products across immunology, oncology, aesthetics, neuroscience and eye care. AbbVie serves patients in over 175 countries and provides treatments for over 75 conditions. AbbVie employed approximately 50,000 employees in over 70 countries as of January 31, 2024. AbbVie leases 119,980 square feet at the 200 Sidney property, with 57,850 square feet expiring in July 2028 and 62,130 square feet expiring in October 2029. A portion of the space leased through October 2029 was a recent extension by AbbVie.

Seres Therapeutics (68,636 square feet; 6.9% of net rentable area; 13.1% of underwritten rent) (NASDAQ: MCRB) operates as a microbiome therapeutics platform company that focuses on developing biological drugs designed to treat disease by modulating the microbiome to restore health and repair the function of a disrupted microbiome to a non-disease state. Seres Therapeutics’ first drug VOWST was approved by the U.S. Food and Drug Administration to prevent Clostridioides difficile infection. Seres Therapeutics’ current lease expires in January 2030.

B-5

Various – Various Various Various, Various	Collateral Asset Summary – Loan No. 1 BioMed 2024 Portfolio 2	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$73,500,000 50.1% 2.34x 13.1%

The following table presents certain information relating to the tenants at the BioMed 2024 Portfolio 2 Properties:

Tenant Summary(1)(2)(3)
Tenant	Property	Credit Rating (Moody’s/ S&P/Fitch)(4)	Net Rentable Area (SF)	% of Net Rentable Area		U/W Base Rent	U/W Base Rent Per SF	% of Total U/W Base Rent	Lease Expiration
Illumina	Lincoln Centre	Baa3/BBB/BBB	360,000	36.2%		$13,694,400	$38.04	20.8%	Various(5)
AbbVie	200 Sidney	A3/A-/NR	119,980	12.1		NAV	NAV	NAV	Various(6)
Seres Therapeutics	200 Sidney	NR/NR/NR	68,636	6.9		8,624,800	$125.66	13.1	1/13/2030
Intellia Therapeutics, Inc.	40 Erie Street	NR/NR/NR	65,319	6.6		5,626,579	$86.14	8.5	9/30/2026
MIL 21E, LLC	21 Erie Street	NR/NR/NR	51,914	5.2		5,081,861	$97.89	7.7	11/30/2030
Poseida Therapeutics, Inc.	Various(7)	NR/NR/NR	86,568	8.7		4,858,415	$56.12	7.4	12/31/2029
Human Longevity, Inc.	4570 Executive Drive	NR/NR/NR	48,049	4.8		3,882,840	$80.81	5.9	Various(8)
BioMed Realty, L.P.(9)	4570 Executive Drive	NR/NR/NR	49,912	5.0		2,696,246	$54.02	4.1	6/22/2025
Subtotal/Wtd. Avg.			850,378	85.4%
Other Tenants(10)			83,716(11)	8.4	%(11)	NAV	NAV	NAV
Subtotal/Wtd. Avg.			934,094	93.8%		$65,911,829	$70.56	100.0%
Vacant			61,364	6.2%
Total			995,458	100.0%
(1)	Information is based on the underwritten rent roll as of April 12, 2024, with underwriting inclusive of rent steps through May 31, 2025.
(2)	Certain tenants reflected in the chart above, although paying rent, are not in occupancy with respect to all or a portion of their leased space and in those cases such space is currently “dark”, and/or have the option to terminate all or a portion of their leased space prior to the lease expiration date. See “Risk Factors— Risks Relating to the Mortgage Loans—Performance of the Offered Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” and “Description of the Mortgage Pool-Statistical Characteristics of the Mortgage Loans-Tenant Issues-Lease Expirations and Terminations” in the preliminary prospectus for more information regarding the foregoing and related tenant issues.
(3)	Certain tenants reflected in the chart above may sublease square feet with respect to all or a portion of their leased space. See “Risk Factors — Risks Relating to the Mortgage Loans—Performance of the Offered Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” and “Description of the Mortgage Pool-Statistical Characteristics of the Mortgage Pool-Tenant Issues-Other” in the preliminary prospectus for more information regarding the foregoing and related tenant issues. Human Longevity, Inc. subleases 25,394 square feet at the 4570 Executive Drive property to Neogenomics at a rental rate of $64.56 per square foot NNN.
(4)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(5)	Illumina leases 360,000 square feet at the Lincoln Centre property, with 200,000 square feet expiring January 15, 2033 and 160,000 square feet expiring November 15, 2033.
(6)	AbbVie leases 119,980 square feet at the 200 Sidney property, with 57,850 square feet expiring July 31, 2028 and 62,130 SF expiring October 31, 2029.
(7)	Poseida Therapeutics, Inc. occupies approximately 71,405 square feet at the 9360-9390 Towne Centre Drive property and approximately 15,163 square feet at the Eastgate Mall property.
(8)	Human Longevity, Inc. leases 48,049 square feet at the 4570 Executive Drive property with 13,433 square feet expiring September 12, 2030 and 34,616 square feet expiring September 12, 2025
(9)	BioMed Realty, L.P. is an affiliate of the borrower.
(10)	Other Tenant Net Rentable Area (SF) is inclusive of 25,391 square feet subleased to BioMed Realty, L.P. by Biosplice Therapeutics, Inc. Biosplice Therapeutics, Inc. currently leases 76,172 SF at the 9360-9390 Towne Centre Drive property but at the time of origination, was not utilizing the non-subleased space (50,781 square feet). For underwriting purposes, the lender has treated the non-subleased space as vacant.
(11)	Includes Biosplice Therapeutics, Inc., which subleases 25,391 square feet at the 9360-9390 Towne Centre Drive property to BioMed Realty, L.P. at a rental rate of approximately $56.37 per square foot NNN.

B-6

Various – Various Various Various, Various	Collateral Asset Summary – Loan No. 1 BioMed 2024 Portfolio 2	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$73,500,000 50.1% 2.34x 13.1%

The following table presents certain information relating to the lease rollover schedule at the BioMed 2024 Portfolio 2 Properties, based on initial lease expiration dates:

Lease Rollover Schedule(1)(2)
Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	U/W Base Rent	% of Total U/W Base Rent	U/W Base Rent $ per SF	# of Expiring Leases
2024	0	0.0%	0.0%	$0	0.0%	$0.00	0
2025	98,435	9.9	9.9%	7,190,219	10.9%	$73.05	3
2026	82,325	8.3	18.2%	6,774,994	10.3%	$82.30	3
2027	0	0.0	18.2%	0	0.0%	$0.00	0
2028	84,656	8.5	26.7%	10,055,763	15.3%	$118.78	2
2029	149,304	15.0	41.7%	11,972,980	18.2%	$80.19	3
2030	159,374	16.0	57.7%	16,223,473	24.6%	$101.79	4
2031	0	0.0	57.7%	0	0.0%	$0.00	0
2032	0	0.0	57.7%	0	0.0%	$0.00	0
2033	360,000	36.2	93.8%	13,694,400	20.8%	$38.04	2
2034	0	0.0	93.8%	0	0.0%	$0.00	0
2035 & Thereafter	0	0.0	93.8%	0	0.0%	$0.00	0
Vacant	61,364	6.2	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	995,458	100.0%		$65,911,829	100.0%	$66.21	17
(1)	Based on the underwritten rent roll as of April 12, 2024, inclusive of contractual rent steps through May 31, 2025.
(2)	Certain tenants may have lease termination options that are exercisable prior to the stated expiration date of the subject lease or leases which are not considered in the Lease Rollover Schedule.

B-7

Various – Various Various Various, Various	Collateral Asset Summary – Loan No. 1 BioMed 2024 Portfolio 2	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$73,500,000 50.1% 2.34x 13.1%

The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the BioMed 2024 Portfolio 2 Properties:

Cash Flow Analysis(1)(2)
	2021	2022	2023	TTM 3/31/2024(3)	U/W(3)	U/W Per SF
Base Rent(4)	$53,692,596	$56,896,650	$57,041,567	$58,184,829	$62,811,907	$63.10
Rent Steps	0	0	0	0	3,099,922	$3.11
Credit Tenant Rent Steps	0	0	0	0	2,861,326	$2.87
Potential Income from Vacant Space	0	0	0	0	6,259,328	$6.29
Gross Potential Rent	$53,692,596	$56,896,650	$57,041,567	$58,184,829	$75,032,482	$75.37
Recoveries	21,774,462	21,833,220	23,186,569	23,003,034	24,652,742	$24.77
Total Gross Income	$75,467,058	$78,729,870	$80,228,136	$81,187,863	$99,685,224	$100.14
(Vacancy)	0	0	0	0	(6,259,328)	($6.29)
Parking	3,479,391	3,767,727	4,244,294	4,282,083	4,282,083	$4.30
Effective Gross Income	$78,946,449	$82,497,597	$84,472,430	$85,469,946	$97,707,980	$98.15
Real Estate Taxes(5)	11,269,448	10,764,291	10,923,225	10,775,914	11,684,665	$11.74
Insurance	993,631	913,919	992,586	1,087,161	591,533	$0.59
Other Expenses(6)	11,400,571	12,132,197	13,401,285	13,358,667	13,349,615	$13.41
Total Expenses	$23,663,650	$23,810,406	$25,317,096	$25,221,741	$25,625,813	$25.74
Net Operating Income	$55,282,799	$58,687,190	$59,155,334	$60,248,205	$72,082,166	$72.41
Replacement Reserves	0	0	0	0	66,915	$0.07
TI/LC	0	0	0	0	497,729	$0.50
Net Cash Flow	$55,282,799	$58,687,190	$59,155,334	$60,248,205	$71,517,523	$71.84

Occupancy (%)	100.0%	100.0%	98.8%	98.9%	93.7%
NCF DSCR(7)	1.81x	1.92x	1.93x	1.97x	2.34x
NOI Debt Yield(7)	10.1%	10.7%	10.8%	11.0%	13.1%
(1)	Based on the underwritten rent roll as of April 12, 2024, inclusive of (i) contractual rent increases through May 31, 2025, and (ii) straight line rent for investment-grade tenants.
(2)	Historical and underwritten cash flows have been adjusted to remove free rent and concessions.
(3)	Increase in U/W Net Operating Income compared to TTM 3/31/2024 Net Operating Income is primarily attributable to (i) rent increases through May 31, 2025 and (ii) straight line rent credit for investment-grade tenants.
(4)	U/W Base Rent accounts for newly executed leases and excludes any free rent.
(5)	U/W Real Estate Taxes is based on the borrower sponsor’s budget.
(6)	U/W Expenses is inclusive of a 1.5% management fee.
(7)	NCF DSCR and NOI Debt Yield are based on the BioMed 2024 Portfolio 2 Senior Notes. Including the BioMed 2024 Portfolio 2 Junior Notes, NCF DSCR is 1.67x and NOI Debt Yield is 10.1%.

Appraisals. According to the appraisals, the BioMed 2024 Portfolio 2 Properties had an aggregate “as-is” value as of $1,098,200,000 as of various dates in April 2024, which reflects the aggregate as-is appraised value of the individual BioMed 2024 Portfolio 2 Properties, exclusive of any portfolio premium.

BioMed 2024 Portfolio 2 Appraised Value(1)
Property	Value	Capitalization Rate
200 Sidney	$323,600,000	6.00%
Lincoln Centre	$243,000,000	5.50%
40 Erie Street	$151,900,000	6.00%
4570 Executive Drive	$120,000,000	5.65%
9360-9390 Towne Centre Drive	$141,000,000	5.50%
21 Erie Street	$75,500,000	6.00%
47 Erie Street Parking Structure	$28,000,000	6.50%
Eastgate Mall	$15,200,000	5.50%
Total / Wtd. Avg.	$1,098,200,000	5.79%
(1)	Source: Appraisals.

B-8

Various – Various Various Various, Various	Collateral Asset Summary – Loan No. 1 BioMed 2024 Portfolio 2	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$73,500,000 50.1% 2.34x 13.1%

Environmental Matters. According to the Phase I environmental site assessments dated as of various dates in April 2024, there was no evidence of any recognized environmental l conditions at the BioMed 2024 Portfolio 2 Properties.

The Markets.

Boston – Cambridge Market. Four properties, comprising a total of 347,168 square feet and 447 parking stalls, are located in the Boston – Cambridge life science market, contributing approximately $42.4 million (approximately 58.8%) of UW NOI. The Boston – Cambridge life science market includes the largest property in the BioMed 2024 Portfolio 2 Whole Loan, the 200 Sidney property (33.7% of UW NOI), which is 100.0% leased to AbbVie (63.6% of the property’s NRA) and Seres Therapeutics (36.4% of the property’s NRA).

The Boston – Cambridge market has been considered one of the most innovative life science cities in the world according to a third-party market report. Cambridge has provided leading healthcare and biotechnology firms with supportive infrastructure, access to top academic institutions, state-of-the-art laboratories and funding from leading venture capital firms. The life science corridor within the greater Boston area is home to over 500 companies, including some of the largest biopharmaceutical companies in the world. In 2023, biopharma companies with headquarters in Massachusetts received approximately $7.7 billion in venture capital funding, which is an increase from the pre-COVID-19 pandemic amount of $5.5 billion. The 2023 venture capital funding for biopharma companies with headquarters in Massachusetts represented approximately 31% of all national venture capital investments, an increase from the 2022 total of approximately 25%. Across Massachusetts, nearly 2,000 drugs are in the development pipeline, and over 800 drugs are in stages of clinical trials, which represents 14.9% of the national pipeline (second only to California). Access to talent differentiates the Boston market, with over 80 colleges and universities nearby as the Boston market represents the largest concentration of college students in the nation. Boston is also home to 22 hospitals and some of the top medical schools in the country, including Harvard Medical School, Tufts University School of Medicine and Boston University Chobanian & Avedisian School of Medicine. In the first quarter of 2024, triple-net market rents within the East and Mid Cambridge submarket were reported at $110.20 per square foot. Due to the lack of available and developable land, the vacancy rates within the East and Mid Cambridge submarket remain low as the submarket appears insulated from new supply.

San Francisco Market. Located within the San Francisco life science market, the Lincoln Centre property comprises a total of 360,000 square feet and contributes approximately $15.5 million (approximately 21.5%) of UW NOI.

Centrally located in the San Francisco Peninsula submarket, the Lincoln Centre property provides access to leading biotech clusters and research institutions in the Bay Area. According to a third-party market report, San Francisco is the second largest life science market in the United States and encompasses approximately 36 million square feet of lab space. The Bay Area is considered the “birthplace of biotechnology.” In 1976, Genentech, the world’s first biotech company, was founded in San Francisco. The Bay Area has since been home to one of the largest biotech clusters in the world as it comprises over 250 companies and features a workforce developed from top academic institutions nearby. The largest companies in the life science industry, including Roche (Genentech), Gilead, Illumina, Merck, Amgen, Abbott and the life science arm of Google (Verily), have established a presence in the Bay Area. The San Francisco life science market features one of the densest concentrations of qualified life science professionals and has benefitted from the research, innovation and talent pool from nearby universities with life science incubators, such as Stanford, UC San Francisco and UC Berkeley. As of the fourth quarter of 2023, the monthly average asking rents in the Bay Area life science market were near all-time highs. As of the second quarter of 2023, life science companies in the San Francisco Bay Area life science market employed over 116,000 individuals. Biotech venture capital funding in the Bay Area market increased in the fourth quarter of 2023, recording $2.06 billion in capital raised, which is an increase from the $1.91 billion raised in the third quarter of 2023 and $2.01 billion raised in the fourth quarter of 2022.

San Diego Market. Three of the BioMed 2024 Portfolio 2 Properties are located in the San Diego life science market, comprising a total of 288,290 square feet and contributing approximately $14.2 million (approximately 19.7%) of UW NOI.

According to a third-party market report, the San Diego life science market, often referred to as “Biotech Beach,” is recognized as one of the leading life science markets globally. As the third largest biotech cluster in the United States, the San Diego market has been a focus of major life science REITs and real estate investment due to its research institutions and investment activity from venture capital. The San Diego life science cluster is anchored by UC San Diego and the Scripps Research Institute, among other research institutes. The life science industry remains a cornerstone of San Diego’s economic landscape as the industry employs over 77,000 individuals across over 2,000 companies. The San Diego market’s demand for life science facilities, along with the lack of available space and rising construction costs, has led to several office and flex conversion plans in order to repurpose properties into life science space. In March 2024, Pfizer signed a 15-year, approximately 230,000 square foot lease for its oncology division at a complex along the San Diego coast. Pfizer’s lease marks the largest life science lease in 2024 and the lease is more than twice the size of 2023’s largest lease in the San Diego life science market. Since 2019, San Diego has received at least $1 billion in National Institutes of Health funding per year and in 2022, received a record $1.2 billion.

B-9

Various – Various Various Various, Various	Collateral Asset Summary – Loan No. 1 BioMed 2024 Portfolio 2	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$73,500,000 50.1% 2.34x 13.1%

The following table presents certain market rent conclusions for the BioMed 2024 Portfolio 2 Properties:

Market Rent Conclusions(1)
Property Name	Appraisal Concluded Market Rent	UW Rent PSF(2)	Delta
200 Sidney	$115.00	$121.13	5.3%
Lincoln Centre	$75.00	$38.04	-49.3%
40 Erie Street	$110.00	$96.32	-12.4%
4570 Executive Drive	$79.20	$67.21	-15.1%
21 Erie Street	$105.00	$97.89	-6.8%
9360-9390 Towne Centre Drive	$78.00	$56.05	-28.1%
Eastgate Mall	$78.00	$57.00	-26.9%
Wtd. Avg.(3)	$97.41	$85.69	-12.0%
(1)	Source: Appraisals.
(2)	Based on underwritten rent rolls as of April 12, 2024, inclusive of contractual rent increases through May 31, 2025.
(3)	Wtd. Avg. is calculated based on UW rent of the respective property.

The Borrowers and the Borrower Sponsor. The borrowers are BMR-21 Erie Street LLC, BMR-Lincoln Centre LP, BMR-Sidney Research Campus LLC and BRE-BMR Campus at Towne Centre LP, each a special purpose entity indirectly owned and controlled by BioMed Realty, L.P. (the “Borrower Sponsor”). The non-recourse carveout guarantor for the BioMed 2024 Portfolio 2 Whole Loan is BRE Edison L.P. The non-recourse carveout guarantor’s springing recourse liability for enumerated bankruptcy events is limited to 15% of the outstanding BioMed 2024 Portfolio 2 Whole Loan amount, plus costs of enforcement. In addition, the BioMed 2024 Portfolio 2 Whole Loan documents provide that the guarantor’s recourse liability for environmental matters is limited to the aggregate pollution legal liability environmental insurance policy minimum limits applicable to the related properties if the term of the related pollution legal liability policy does not extend two years past the loan maturity. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with origination of the BioMed 2024 Portfolio 2 Whole Loan.

The Borrower Sponsor, a Blackstone portfolio company, is a provider of real estate solutions to the life science and technology industries. The Borrower Sponsor owns and operates life science real estate comprising 16.1 million square feet concentrated in leading innovation markets throughout the United States and United Kingdom, including Boston/Cambridge, San Francisco, San Diego, Seattle, Boulder and Cambridge, U.K. In addition, the Borrower Sponsor maintains a development platform with 2.7 million square feet of Class A properties in active construction, to meet the growing demand of the life science industry.

Property Management. The BioMed 2024 Portfolio 2 Properties are managed by BioMed Realty LLC, a borrower-affiliated management company, and Pro Park, LLC.

Initial and Ongoing Reserves. At origination of the BioMed 2024 Portfolio 2 Whole Loan, the borrowers deposited approximately $3,569,740 into an unfunded obligations reserve for outstanding free rent, unfunded tenant improvement allowances and leasing commissions.

Tax Reserve – During the continuance of a Cash Sweep Period (as defined below), the borrowers are required to deposit on each payment date 1/12th of an amount that the lender reasonably estimates will be payable for taxes during the next ensuing 12 months.

Insurance Reserve – During the continuance of a Cash Sweep Period, the borrowers are required to escrow 1/12th of the annual estimated insurance payments on a monthly basis, unless no event of default is continuing and the BioMed 2024 Portfolio 2 Properties are insured under a blanket policy meeting the requirements set forth in the BioMed 2024 Portfolio 2 Whole Loan documents, in which case, no insurance escrows will be required.

Rollover Reserve – During the continuance of a Cash Sweep Period, if the amount in the rollover reserve account is less than an amount equal to $1 multiplied by the aggregate square footage (excluding the rentable square footage attributable to the parking garage property) (the “Rollover Reserve Cap”), the borrowers will be required to deposit on each payment date an amount equal to 1/12th of the Rollover Reserve Cap (or such lesser amount that would cause the amounts on deposit in the rollover reserve account to equal the Rollover Reserve Cap).

B-10

Various – Various Various Various, Various	Collateral Asset Summary – Loan No. 1 BioMed 2024 Portfolio 2	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$73,500,000 50.1% 2.34x 13.1%

Lockbox / Cash Management. The BioMed 2024 Portfolio 2 Whole Loan is structured with a hard lockbox and springing cash management. The borrowers are required to deposit, or cause to be deposited, all revenues derived from the BioMed 2024 Portfolio 2 Properties into restricted lockbox accounts in the name of certain of the borrowers for the benefit of the lender to the extent set forth in the BioMed 2024 Portfolio 2 Whole Loan documents. During a Cash Sweep Period, funds on deposit in the lockbox accounts are required to be transferred to a single segregated account, a cash management account, held in trust and for the benefit of the lender. After application of such funds as provided in the BioMed 2024 Portfolio 2 Whole Loan documents, during a Cash Sweep Period excess cash is swept to a reserve, provided that (i) such excess cash sweep is capped at the Trigger Prepayment Amount (as defined below), and (ii) funds in such reserve may be applied to certain expenses and distributions, and may be replaced by an excess cash flow guaranty. If a Cash Sweep Period does not exist, the borrowers have access to the lockbox accounts and may direct funds be transferred to an account designated by the borrowers that is not pledged as security for the BioMed 2024 Portfolio 2 Whole Loan or the mezzanine loan.

“Cash Sweep Period” means a period commencing upon the earliest to occur of: (i) an event of default under the BioMed 2024 Portfolio 2 Whole Loan; (ii) certain bankruptcy or insolvency events with respect to the borrowers; (iii) the debt yield on the BioMed 2024 Portfolio 2 Whole Loan (and if outstanding, any mezzanine loan) falling below 7.00% for two consecutive calendar quarters immediately preceding the applicable debt yield determination date set forth in the BioMed 2024 Portfolio 2 Whole Loan documents (a “Debt Yield Trigger Event”) or (iv) an event of default under the mezzanine loan documents; and expiring upon, with respect to: (w) clause (i) above, such event of default is no longer continuing; (x) clause (ii) above, such bankruptcy action, only in the event of an involuntary bankruptcy action that was not consented to by a borrower or its general partner or managing member, as applicable, is discharged, stayed or dismissed within 90 days of the filing of such bankruptcy action; (y) clause (iii) above, (1) such debt yield is equal to or greater than 7.00% on the first day of each of two consecutive calendar quarters, (2) immediately upon the borrowers’ and/or the mezzanine borrower’s prepayment of the BioMed 2024 Portfolio 2 Whole Loan and/or the mezzanine loan, as applicable, in an amount (the “Trigger Prepayment Amount”) such that the debt yield is equal to 7.00% without any obligation to wait two consecutive quarters or (3) the borrowers deliver to the lender cash or a letter of credit in an amount equal to the amount by which net operating income would need to increase in order to achieve a debt yield equal to 7.00% (as applicable, the “Debt Yield Cure Collateral”), which such Debt Yield Cure Collateral will be held by the lender in escrow as additional collateral for the BioMed 2024 Portfolio 2 Whole Loan and the mezzanine borrower delivers to the mezzanine lender cash or a letter of credit in an amount equal to the lender’s allocation (as defined in the mezzanine loan agreement) of the Debt Yield Cure Collateral amount (the “Mezzanine Debt Yield Cure Collateral”), which Mezzanine Debt Yield Cure Collateral will be held by the mezzanine lender in escrow as additional collateral for the mezzanine loan, and is required to be returned to the borrowers by the lender and be returned to the mezzanine borrower by the mezzanine lender upon the earlier of (A) the occurrence of a Debt Yield Trigger Event cure pursuant to clause (1) or (2) above or (4) below (provided that no other Cash Sweep Period is then in effect), and (B) the repayment of the BioMed 2024 Portfolio 2 Whole Loan or the mezzanine loan debt, as applicable, in full or (4) the guarantor delivers to the lender a guaranty in an amount equal to the lender’s allocation of the Trigger Prepayment Amount, and (z) clause (iv) above, such mezzanine loan default is no longer continuing. For the avoidance of doubt, the Debt Yield Cure Collateral cannot be applied by the lender and the debt yield guaranty may not be drawn on by the lender to satisfy any portion of the BioMed 2024 Portfolio 2 Whole Loan other than during the continuance of a Priority Payment Cessation Event (as defined below). In the event the Debt Yield Trigger Event cure is achieved by delivery of the Debt Yield Cure Collateral to the lender and delivery of the Mezzanine Debt Yield Cure Collateral to the mezzanine lender, the applicable Debt Yield Trigger Event will cease upon delivery of such Debt Yield Cure Collateral to the lender and such Mezzanine Debt Yield Cure Collateral to the mezzanine lender without any obligation to wait two consecutive calendar quarters.

“Priority Payment Cessation Event” means (a) the acceleration of the BioMed 2024 Portfolio 2 Whole Loan during the continuance of an event of default, (b) the initiation of (x) judicial or nonjudicial foreclosure proceedings, (y) proceedings for appointment of a receiver or (z) similar remedies permitted by the BioMed 2024 Portfolio 2 Whole Loan documents relating to all or a material portion of the applicable BioMed 2024 Portfolio 2 Property, and/or (c) the imposition of a stay, an injunction or a similar judicially imposed device that has the effect of preventing the lender from exercising its remedies under the BioMed 2024 Portfolio 2 Whole Loan documents.

Current Mezzanine or Secured Subordinate Indebtedness. The BioMed 2024 Portfolio 2 Whole Loan also includes the BioMed 2024 Portfolio 2 Junior Notes. The BioMed 2024 Portfolio 2 Junior Notes bear interest at the weighted average of the interest rate of BioMed 2024 Portfolio 2 Mortgage Loan component C (which is 6.6442479% per annum) and component D (which is 7.7308079% per annum). Payments on the BioMed 2024 Portfolio 2 Junior Notes are generally subordinate to payments on the BioMed 2024 Portfolio 2 Senior Notes, provided that the BioMed 2024 Portfolio 2 Junior Notes receive payments of interest prior to principal payments being made on the BioMed 2024 Portfolio 2 Senior Notes. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loan—The BioMed 2024 Portfolio 2 Whole Loan” in the preliminary prospectus.

Permitted Future Mezzanine or Secured Subordinate Indebtedness. Provided that no event of default is continuing under the BioMed 2024 Portfolio 2 Whole Loan documents, a constituent party of the borrowers is permitted to incur a mezzanine loan (the “BioMed 2024 Portfolio 2 Mezzanine Loan”) secured by the equity interest held by such constituent party in the borrowers under the BioMed 2024 Portfolio 2 Whole Loan, subject to the satisfaction of certain requirements set forth in the BioMed 2024 Portfolio 2 Whole Loan documents, which include, but are not limited to: (i) the combined loan-to-value ratio based on the BioMed 2024 Portfolio 2 Whole Loan and the BioMed 2024 Portfolio 2 Mezzanine Loan is not greater than 65.3%; (ii) the combined debt yield based on the BioMed 2024 Portfolio 2 Whole Loan and the BioMed 2024 Portfolio 2 Mezzanine Loan is no less than 9.66%; (iii) the execution of an intercreditor agreement acceptable to the lender; and (iv) the maturity of the BioMed 2024 Portfolio 2 Mezzanine Loan is coterminous with, or longer than, the

B-11

Various – Various Various Various, Various	Collateral Asset Summary – Loan No. 1 BioMed 2024 Portfolio 2	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$73,500,000 50.1% 2.34x 13.1%

maturity date of BioMed 2024 Portfolio 2 Whole Loan. No rating agency confirmation is required for the issuance of the BioMed 2024 Portfolio 2 Mezzanine Loan. The mezzanine loan may bear a floating rate of interest, in which case the mezzanine borrower will be required to obtain an interest rate cap agreement from an institutional lender, the strike price of which will be used to calculate the debt service coverage ratio on the BioMed 2024 Portfolio 2 Whole Loan. Provided that there is no event of default under the BioMed 2024 Portfolio 2 Whole Loan, the mezzanine loan may be prepaid at a discount pursuant to negotiated transactions solely with the mezzanine lender. Provided that there is no event of default under the BioMed 2024 Portfolio 2 Whole Loan, the mezzanine loan may be voluntarily prepaid without any obligation to make a corresponding prepayment of the BioMed 2024 Portfolio 2 Whole Loan; provided that the foregoing will not apply to prepayments made (x) to achieve Debt Yield Trigger Event cure, (y) in connection with the partial release of a BioMed 2024 Portfolio 2 Property and (z) from excess cash flow reserve funds, which in each case are required to be made concurrently with a pro rata prepayment of the BioMed 2024 Portfolio 2 Whole Loan.

Release of Collateral. The borrowers may at any time obtain the release of an individual BioMed 2024 Portfolio 2 Property from the lien of the BioMed 2024 Portfolio 2 Whole Loan and the release of the applicable borrower’s obligations under the BioMed 2024 Portfolio 2 Whole Loan documents with respect to the released BioMed 2024 Portfolio 2 Property, subject to the satisfaction of certain conditions, including, but not limited to, (i) payment of the applicable Release Amount (as defined below) together with, if such prepayment is made prior to the Permitted Par Prepayment Date (as defined below), any Yield Maintenance Premium (as defined below) then required, or, if after the defeasance lockout period, defeasance of the applicable Release Amount, (ii) after giving effect to such release, the debt yield of the BioMed 2024 Portfolio 2 Whole Loan as of the determination date immediately preceding such release is greater than or equal to 9.66% and (iii) compliance with certain REMIC provisions. Notwithstanding the foregoing, if the foregoing debt yield requirement is not satisfied and the release of such BioMed 2024 Portfolio 2 Property is in connection with an arms-length transaction to a third party, the borrowers may obtain the release of such BioMed 2024 Portfolio 2 Property upon payment to the lender of an amount equal to the lesser of (i) 100% of the net sales proceeds derived from the sale of such BioMed 2024 Portfolio 2 Property and (ii) the greater of (x) the applicable Release Amount for such BioMed 2024 Portfolio 2 Property together with any Yield Maintenance Premium then required and (y) an amount necessary to, after giving effect to such release, satisfy the foregoing debt yield requirement, together with any Yield Maintenance Premium then required. In connection with any release where the amount to be prepaid is less than the Mortgage ALA (as defined below) for such BioMed 2024 Portfolio 2 Property, the Mortgage ALA for each BioMed 2024 Portfolio 2 Property that will remain subject to the lien of the BioMed 2024 Portfolio 2 Whole Loan will each be increased on a pro rata basis by the amount of such shortfall, provided that to the extent such increase will require amending any mortgage which contains a cap on the amount secured by such mortgage that is less than the reallocated Mortgage ALA, the borrowers will pay the cost of any mortgage recording tax.

“Release Amount” means, for a BioMed 2024 Portfolio 2 Property, the lesser of (a) the outstanding principal amount of the BioMed 2024 Portfolio 2 Whole Loan (plus interest and any other amounts that may be due) and (b) the product of the allocated mortgage loan amount (“Mortgage ALA”) for such BioMed 2024 Portfolio 2 Property (as adjusted pursuant to the BioMed 2024 Portfolio 2 Whole Loan documents, if applicable), multiplied by (i) 105%, until such time as the outstanding BioMed 2024 Portfolio 2 Whole Loan amount has been reduced to $501,715,790, and (ii) thereafter, 110%.

“Yield Maintenance Premium” means, with respect to each BioMed 2024 Portfolio 2 Whole Loan component being prepaid, an amount equal to the greater of (a) one-half of one percent (0.50%) of the outstanding principal amount of such component to be prepaid or satisfied and (b) the excess, if any, of (i) the sum of the present values of all then-scheduled payments of principal and interest in respect of the principal amount of such component being prepaid under the BioMed 2024 Portfolio 2 Whole Loan documents assuming that all scheduled payments are made timely and that the remaining outstanding principal and interest on such BioMed 2024 Portfolio 2 Whole Loan component is paid on February 9, 2029 (the “Permitted Par Prepayment Date”) (with each such payment and assumed payment discounted to its present value at the date of prepayment at the rate which, when compounded monthly, is equivalent to the prepayment rate when compounded semi-annually and deducting from the sum of such present values any short-term interest paid from the date of prepayment to the next succeeding payment date in the event such payment is not made on a payment date), over (ii) the principal amount being prepaid; provided, that with respect to any prepayment of any portion of the BioMed 2024 Portfolio 2 Whole Loan that is made after the payment date in January 2029, but prior to the Permitted Par Prepayment Date, the Yield Maintenance Premium will be zero.

Ground Lease. None.

B-12

Mixed Use – Hospitality/Retail 349 Seaside Avenue Honolulu, HI 96815	Collateral Asset Summary – Loan No. 2 Hyatt Centric Hotel & Shops Waikiki Beach	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$69,000,000 51.0% 1.72x 14.5%

B-13

Mixed Use – Hospitality/Retail 349 Seaside Avenue Honolulu, HI 96815	Collateral Asset Summary – Loan No. 2 Hyatt Centric Hotel & Shops Waikiki Beach	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$69,000,000 51.0% 1.72x 14.5%

B-14

Mixed Use – Hospitality/Retail 349 Seaside Avenue Honolulu, HI 96815	Collateral Asset Summary – Loan No. 2 Hyatt Centric Hotel & Shops Waikiki Beach	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$69,000,000 51.0% 1.72x 14.5%
Mortgage Loan Information		Property Information
Loan Seller:	CREFI	Single Asset / Portfolio:	Single Asset
Loan Purpose(1):	Recapitalization	Property Type - Subtype:	Mixed Use – Hospitality/Retail
Borrower Sponsor(s):	Financial Partners Group Co., Ltd.	Collateral:	Leasehold
Borrower(s):	US Property Investment Fund (HI 2) LP	Location:	Honolulu, HI
Original Balance:	$69,000,000	Year Built / Renovated:	1980 / 2017
Cut-off Date Balance:	$69,000,000	Property Management(5):	Various
% by Initial UPB:	9.3%	Size:	230 Rooms
Interest Rate:	7.40000%	Appraised Value / Per Room:	$135,200,000 / $587,826
Note Date:	August 21, 2024	Appraisal Date:	July 1, 2024
Original Term:	60 months	Occupancy:	90.8% (as of June 30, 2024)
Amortization:	Interest Only	UW Economic Occupancy:	90.8%
Original Amortization:	NAP	Underwritten NOI:	$9,997,270
Interest Only Period:	60 months	Underwritten NCF:	$8,896,601
First Payment Date:	October 6, 2024
Maturity Date:	September 6, 2029	Historical NOI
Additional Debt Type:	NAP	Most Recent NOI:	$10,352,299 (TTM June 30, 2024)
Additional Debt Balance:	NAP	2023 NOI:	$10,113,640
Call Protection:	L(24),D(29),O(7)	2022 NOI(6):	$11,161,230
Lockbox / Cash Management:	Hard / Springing	2021 NOI(6):	$6,913,454
Reserves(2)				Financial Information
	Initial	Monthly	Cap	Cut-off Date Loan Per Room:	$300,000
Taxes:	$0	$172,519	NAP	Maturity Date Loan Per Room:	$300,000
Insurance:	$316,567	$79,142	NAP	Cut-off Date LTV:	51.0%
FF&E Reserve:	$0	$69,263	NAP	Maturity Date LTV:	51.0%
Replacement Reserve(3):	$0	$12,126	NAP	UW NOI DY:	14.5%
TI / LC Reserve:	$0	$14,643	NAP	UW NCF DSCR:	1.72x
Other(4):	$460,714	Springing	NAP
Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$69,000,000	100.0%	Sponsor Equity(1)	$66,426,540	96.3%
			Closing Costs	1,796,180	2.6
			Upfront Reserves	777,281	1.1
Total Sources	$69,000,000	100.0%	Total Uses	$69,000,000	100.0%
(1)	The Hyatt Centric Hotel & Shops Waikiki Beach Property (as defined below) was previously unencumbered as the borrower acquired the Hyatt Centric Hotel & Shops Waikiki Beach Property for $115,000,000 on May 31, 2024.
(2)	See “Initial and Ongoing Reserves” below.
(3)	Monthly Replacement Reserve is comprised of $7,211 of ongoing replacement reserves for the parking component and $4,915 of ongoing replacement reserves for the retail component at the Hyatt Centric Hotel & Shops Waikiki Beach Property. See “Initial and Ongoing Reserves” below.
(4)	Other Reserves consist of an upfront ground rent reserve of $460,714 and a springing PIP reserve. See “Initial and Ongoing Reserves” below.
(5)	The Hyatt Centric Hotel & Shops Waikiki Beach Property is managed by multiple property management companies. The hotel component is managed by Hyatt Corporation, the retail component is managed by CB Commercial, LLC and the parking component is managed by Elite Parking Services LLC.
(6)	The increase from 2021 NOI to 2022 NOI is primarily attributable to the recovery from the COVID-19 pandemic.

B-15

Mixed Use – Hospitality/Retail 349 Seaside Avenue Honolulu, HI 96815	Collateral Asset Summary – Loan No. 2 Hyatt Centric Hotel & Shops Waikiki Beach	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$69,000,000 51.0% 1.72x 14.5%

The Loan. The second largest mortgage loan (the “Hyatt Centric Hotel & Shops Waikiki Beach Mortgage Loan”) is secured by the borrower’s leasehold interest in a 230-room mixed-use full-service hospitality, retail and parking property located in Honolulu, Hawaii (the “Hyatt Centric Hotel & Shops Waikiki Beach Property”). The Hyatt Centric Hotel & Shops Waikiki Beach Mortgage Loan is evidenced by a single promissory note, and has an outstanding principal balance as of the Cut-off Date of $69,000,000. The Hyatt Centric Hotel & Shops Waikiki Beach Mortgage Loan was originated on August 21, 2024 by CREFI and accrues interest at a fixed rate of 7.40000% per annum on an Actual/360 basis. The Hyatt Centric Hotel & Shops Waikiki Beach Mortgage Loan has an initial term of five years and is interest-only for the full term. The scheduled maturity date of the Hyatt Centric Hotel & Shops Waikiki Beach Mortgage Loan is the payment date that occurs on September 6, 2029.

The Property. The Hyatt Centric Hotel & Shops Waikiki Beach Property is a 21-story, 230-room, mixed-use property, comprised of a full-service hotel with 55,496 square feet of retail space and four floors of onsite parking located in Honolulu, Hawaii. The Hyatt Centric Hotel & Shops Waikiki Beach Property was originally constructed as an office building in 1980 and was completely redeveloped into a full-service hotel in 2017. The Hyatt Centric Hotel & Shops Waikiki Beach Property benefits from its location one block from Kalakaua Avenue, a main retail corridor of Honolulu, and 0.3 miles from Waikiki beach. The Hyatt Centric Hotel & Shops Waikiki Beach Property features a four-story parking garage with 392 spaces. The underwritten revenue at the Hyatt Centric Hotel & Shops Waikiki Beach Property is derived as follows: approximately 70.6% from hospitality operations, which includes rooms revenue, food and beverage and other income; approximately 20.1% from retail operations; and approximately 9.3% from parking garage operations.

The hospitality portion of the Hyatt Centric Hotel & Shops Waikiki Beach Property is operated pursuant to a management agreement with Hyatt Corporation expiring on December 31, 2041. The Hyatt Centric Hotel & Shops Waikiki Beach Property contains 42 standard non-ocean view guestrooms, 100 deluxe non-ocean view guestrooms, 49 ocean view rooms, 33 suites and 6 ADA rooms. Amenities at the Hyatt Centric Hotel & Shops Waikiki Beach Property include an outdoor pool, fire pit, pool deck cabanas, fitness center, concierge desk, electric vehicle charging stations and approximately 6,500 square feet of meeting space. According to the appraisal, the estimated demand segmentation for the hospitality portion of the Hyatt Centric Hotel & Shops Waikiki Beach Property consists of 50.0% leisure, 30.0% commercial and 20.0% group.

The Hyatt Centric Hotel & Shops Waikiki Beach Property also includes 55,496 square feet of retail space, which as of March 31, 2024, was 95.9% leased by a granular rent roll of six tenants with an average underwritten base rent of $84.52 per square foot. Total commercial income represents 20.1% of underwritten total revenue at the Hyatt Centric Hotel & Shops Waikiki Beach Property. Commercial tenants include a two-story Nordstrom Rack, National Car Rental and four food and beverage outlets including Island Gourmet Market d/b/a Dukes Lane Market & Eatery (“Dukes Lane Market & Eatery”). Dukes Lane Market & Eatery is a food hall that features Basalt, a local Hawaiian restaurant, a gelato shop, a local artisan bakery, a coffee shop, a rotisserie and flatbread shop, and a market offering fresh produce, foods and spirits. Other food and beverage outlets at the Hyatt Centric Hotel & Shops Waikiki Beach Property include Ice Monster, Starbucks Corporation and Jamba Juice.

The following table presents certain information relating to the 2023 demand analysis with respect to the hospitality operations at the Hyatt Centric Hotel & Shops Waikiki Beach Property based on market segmentation, as provided by the appraisal report for the Hyatt Centric Hotel & Shops Waikiki Beach Property:

Demand Segmentation(1)
Property	Rooms	Leisure	Commercial	Group
Hyatt Centric Hotel & Shops Waikiki Beach	230	50.0%	30.0%	20.0%
(1)	Source: Appraisal.

The following table presents certain information relating to the current and historical occupancy, ADR and RevPAR at the Hyatt Centric Hotel & Shops Waikiki Beach Property and its competitors:

Occupancy, ADR, RevPAR(1)
	Hyatt Centric Hotel & Shops Waikiki Beach(2)			Competitive Set(3)			Penetration Factor(4)
Period	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2021	57.2%	$204.93	$117.15	62.6%	$206.42	$129.27	91.3%	99.3%	90.6%
2022	86.3%	$239.08	$206.28	82.4%	$244.18	$201.27	104.7%	97.9%	102.5%
2023	86.8%	$238.21	$206.65	85.7%	$254.48	$218.19	101.2%	93.6%	94.7%
TTM 6/30/2024	90.8%	$242.89	$220.54	87.7%	$253.87	$222.54	103.6%	95.7%	99.1%
(1)	Variances between the underwriting, the appraisal and the above table with respect to Occupancy, ADR and RevPAR at the Hyatt Centric Hotel & Shops Waikiki Beach Property are attributable to variances in reporting methodologies and/or timing differences.
(2)	Occupancy, ADR and RevPAR for the Hyatt Centric Hotel & Shops Waikiki Beach Property are based on the underwritten cash flow.
(3)	Occupancy, ADR and RevPAR for the Competitive Set are based on data provided by a third-party hospitality research report. The Competitive Set includes Hilton Waikiki Beach, The Surfjack Hotel & Swim Club, The Laylow, Autograph Collection, Queen Kapiolani Hotel, Outrigger Waikiki Beachcomber Hotel and Embassy Suites by Hilton Waikiki Beach Walk.
(4)	Penetration Factor is calculated based on the underwritten cash flow and competitive set data provided by a third-party hospitality research report.

B-16

Mixed Use – Hospitality/Retail 349 Seaside Avenue Honolulu, HI 96815	Collateral Asset Summary – Loan No. 2 Hyatt Centric Hotel & Shops Waikiki Beach	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$69,000,000 51.0% 1.72x 14.5%

The following table presents certain information relating to the commercial space at the Hyatt Centric Hotel & Shops Waikiki Beach Property:

Tenant Summary(1)
Tenant	Credit Rating (Moody’s/ S&P/Fitch)	Net Rentable Area (SF)	% of Portfolio Commercial Net Rentable Area	U/W Base Rent	U/W Base Rent Per SF	% of Portfolio Commercial U/W Base Rent	Lease Expiration	Termination Option (Y/N)	Renewal Option
Nordstrom Rack	Ba2/NR/NR	34,459	62.1%	$2,244,659	$65.14	51.2%	8/31/2026	N	4 x 5 yr
Island Gourmet Market	NR/NR/NR	13,074	23.6%	1,531,827	$117.17	34.9%	4/30/2031	N	N
Ice Monster	NR/NR/NR	1,996	3.6%	0	$0.00	0.0%	6/30/2028	N	N
Starbucks Corporation	Baa1/BBB+/NR	1,956	3.5%	348,559	$178.20	8.0%	2/28/2027	N	1 x 5 yr
National Car Rental(2)	NR/NR/NR	868	1.6%	94,846	$109.27	2.2%	10/31/2027	N	1 x 5 yr
Jamba Juice	NR/NR/NR	851	1.5%	164,340	$193.11	3.7%	10/31/2026	N	1 x 5 yr
Total Occupied		53,204	95.9%	$4,384,232	$82.40	100.0%
Vacant		2,292	4.1%
Total		55,496	100.0%
(1)	Based on the underwritten rent roll dated March 31, 2024, inclusive of rent steps through December 1, 2024.
(2)	Information for National Car Rental presented in the above table is reflective of its commercial space at the Hyatt Centric Hotel & Shops Waikiki Beach Property. National Car Rental also leases ten parking stalls for $112,566 at the Hyatt Centric Hotel & Shops Waikiki Beach Property.

B-17

Mixed Use – Hospitality/Retail 349 Seaside Avenue Honolulu, HI 96815	Collateral Asset Summary – Loan No. 2 Hyatt Centric Hotel & Shops Waikiki Beach	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$69,000,000 51.0% 1.72x 14.5%

The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Hyatt Centric Hotel & Shops Waikiki Beach Property:

Cash Flow Analysis
	2021(1)	2022(1)	2023	TTM 6/30/2024	UW	UW Per Room(2)
Occupancy (%)	57.2%	86.3%	86.8%	90.8%	90.8%
ADR	$204.93	$239.08	$238.21	$242.89	$242.89
RevPar	$117.15	$206.28	$206.65	$220.54	$220.54

Rooms Revenue	$9,834,924	$17,316,865	$17,348,633	$18,565,377	$18,514,652	$80,498
Food & Beverage Revenue	6,832	20,739	25,157	27,110	27,036	$118
Parking Revenue	1,675,871	2,374,081	2,638,878	2,731,196	2,731,196	$11,875
Retail Revenue	6,242,657	5,948,333	6,019,150	6,000,475	5,897,605	$25,642
Other Revenue(3)	1,238,039	1,840,035	1,916,725	2,186,373	2,180,399	$9,480
Total Revenue	$18,998,323	$27,500,053	$27,948,543	$29,510,531	$29,350,888	$127,613

Rooms Expense	$2,921,256	$4,578,284	$5,332,040	$5,777,883	$5,762,096	$25,053
Food & Beverage Expense	18,761	21,401	12,891	11,820	11,788	$51
Parking Expense	352,012	497,653	549,974	567,885	567,885	$2,469
Retail Expense	797,652	902,350	997,964	1,043,252	1,092,154	$4,748
Other Departmental Expenses	1,098	748	2,757	4,061	4,050	$18
Departmental Expenses	$4,090,780	$6,000,436	$6,895,626	$7,404,901	$7,437,973	$32,339

Departmental Profit	$14,907,544	$21,499,617	$21,052,918	$22,105,630	$21,912,915	$95,274

Management Fee	$492,659	$867,189	$869,491	$937,079	$925,733	$4,025
Marketing and Franchise Fee	924,617	1,355,318	1,671,851	1,836,913	1,826,976	$7,943
Other Undistributed Expenses(4)	2,865,575	3,775,328	3,807,776	3,955,839	3,934,439	$17,106
Total Undistributed Expenses	$4,282,851	$5,997,835	$6,349,118	$6,729,831	$6,687,148	$29,075

Real Estate Taxes	$1,523,687	$1,421,897	$1,551,520	$1,840,385	$1,682,696	$7,316
Property Insurance	212,712	250,197	334,198	373,087	762,473	$3,315
Ground Rent	1,966,575	2,654,956	2,685,859	2,790,983	2,764,284	$12,019
Other Fixed Expense(5)	8,265	13,501	18,583	19,044	19,044	$83
Net Operating Income	$6,913,454	$11,161,230	$10,113,640	$10,352,299	$9,997,270	$43,466

FF&E	$352,004	$693,752	$695,593	$749,663	$828,883	$3,604
Parking Reserves	0	0	0	0	86,532	$376
Retail Reserves	0	0	0	0	185,253	$805
Net Cash Flow	$6,561,450	$10,467,478	$9,418,047	$9,602,636	$8,896,601	$38,681

NCF DSCR	1.27x	2.02x	1.82x	1.85x	1.72x
NOI Debt Yield	10.0%	16.2%	14.7%	15.0%	14.5%
(1)	The increase in Net Operating Income from 2021 to 2022 is primarily attributable to the recovery from the COVID-19 pandemic.
(2)	UW Per Room is based on 230 rooms.
(3)	Other Revenue consists of resort fees, cancellation fees, laundry and dry cleaning, certain commissions, business interruption insurance payouts, foreign currency exchange fees, unused or forfeited gift certificates, and other miscellaneous revenue sources.
(4)	Other Undistributed Expenses consist of administrative and general expenses, operations and maintenance, heat, power, light, information and telecom expenses.
(5)	Other Fixed Expense is comprised of equipment leases.

B-18

Mixed Use – Hospitality/Retail 349 Seaside Avenue Honolulu, HI 96815	Collateral Asset Summary – Loan No. 2 Hyatt Centric Hotel & Shops Waikiki Beach	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$69,000,000 51.0% 1.72x 14.5%

Appraisal. According to the appraisal, the Hyatt Centric Hotel & Shops Waikiki Beach Property had an “as-is” appraised value of $135,200,000 as of July 1, 2024. The table below shows the appraisal’s “as-is” conclusions.

Hyatt Centric Hotel & Shops Waikiki Beach(1)
Property	Appraised Value	Capitalization Rate
Hyatt Centric Hotel & Shops Waikiki Beach	$135,200,000	7.10%
(1)	Source: Appraisal.

Environmental Matters. According to the Phase I environmental report, dated July 10, 2024, there was no evidence of any recognized environmental conditions at the Hyatt Centric Hotel & Shops Waikiki Beach Property.

The Market. The Hyatt Centric Hotel & Shops Waikiki Beach Property is located in Honolulu, Hawaii, one block from Kalakaua Avenue, a main retail corridor of Honolulu, and 0.3 miles from the Waikiki beach. The Hyatt Centric Hotel & Shops Waikiki Beach Property is located approximately 10 miles southeast of the Daniel K Inouye International Airport. Nearby demand drivers for the Hyatt Centric Hotel & Shops Waikiki Beach Property include Kalakaua Avenue, Waikiki Beach, the Ala Wai Golf Course, Pearl Harbor USS Arizona Memorial, Honolulu Zoo, International Marketplace, Diamond Head State Monument, and Waikiki Aquarium. According to a state tourism authority, there were 872,620 visitors to the Hawaiian Islands in June 2024 which represents a 92.1% recovery compared to pre-pandemic June 2019.

The following table presents certain information relating to the primary competition for the Hyatt Centric Hotel & Shops Waikiki Beach Property:

Competitive Set(1)
Property	Number of Rooms	Year Opened	Estimated 2023 Occupancy	Estimated 2023 ADR	Estimated 2023 RevPAR
Hyatt Centric Hotel & Shops Waikiki Beach(2)	230	2017	86.8%	$238.21	$206.65
Hilton Waikiki Beach	601	1980	85.0%-90.0%	$230.00 - $235.00	$200.00 - $205.00
The Surfjack Hotel & Swim Club	111	1962	90.0%-95.0%	$235.00 - $240.00	$210.00 - $215.00
The Laylow, Autograph Collection	251	1973	85.0%-90.0%	$310.00 - $315.00	$270.00 - $275.00
Queen Kapiolani Hotel	315	1969	80.0%-85.0%	$225.00 - $230.00	$185.00 - $190.00
Outrigger Waikiki Beachcomber Hotel	498	1971	85.0%-90.0%	$235.00 - $240.00	$205.00 - $210.00
Embassy Suites by Hilton Waikiki Beach Walk	369	2006	85.0%-90.0%	$300.00 - $305.00	$255.00 - $260.00
Total Avg. Competitive Set(3)			86.0%	$254.00	$218.00
(1)	Source: Appraisal.
(2)	Occupancy, ADR and RevPAR are based on operating statements provided by the borrower dated as of December 31, 2023.
(3)	Excludes the Hyatt Centric Hotel & Shops Waikiki Beach Property.

B-19

Mixed Use – Hospitality/Retail 349 Seaside Avenue Honolulu, HI 96815	Collateral Asset Summary – Loan No. 2 Hyatt Centric Hotel & Shops Waikiki Beach	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$69,000,000 51.0% 1.72x 14.5%

The Borrower and the Borrower Sponsor. The borrower is US Property Investment Fund (HI 2) LP, a Hawaii limited partnership and single purpose entity with one independent director in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Hyatt Centric Hotel & Shops Waikiki Beach Mortgage Loan. The borrower sponsor and non-recourse carveout guarantor is Financial Partners Group Co., Ltd. (“FPG”). Founded in 2001, FPG is a Japanese-based investment group that is publicly traded on the Tokyo Stock Exchange. FPG has a variety of financial service businesses including real state, aviation and insurance. FPG currently owns four properties in the United States including the Hyatt Centric Hotel & Shops Waikiki Beach Property and the Queen Kapiolani Hotel in Honolulu, Hawaii.

Property Management. The Hyatt Centric Hotel & Shops Waikiki Beach Property is managed by: (i) with respect to retail, CB Commercial, LLC and (ii) with respect to parking, Elite Parking Services LLC, each a third-party management company.

Hotel Operator. The hospitality component of the Hyatt Centric Hotel & Shops Waikiki Beach Property is operated by Hyatt Corporation (the “Hotel Operator”).

Initial and Ongoing Reserves. At origination of the Hyatt Centric Hotel & Shops Waikiki Beach Mortgage Loan, the borrower deposited (i) $316,567 into an insurance reserve and (ii) $460,714 into a ground rent reserve.

Tax Reserve – The borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12th of the taxes that the lender reasonably estimates will be payable over the next-ensuing 12-month period (initially estimated to be approximately $172,519).

Insurance Reserve –If the liability or casualty policies maintained by the borrower do not constitute an approved blanket or umbrella policy, the borrower is required to deposit into an insurance reserve, on a monthly basis, 1/12th of the amount which would be sufficient to pay the insurance premiums due for the renewal of coverage afforded by such policies (initially estimated to be approximately $79,142).

Replacement Reserve – The borrower is required to deposit into a replacement reserve, on a monthly basis, (i) an amount equal to 1/12th of 1% of the annual gross revenues for the retail-related operations at the retail portion of the Hyatt Centric Hotel & Shops Waikiki Beach Property for the immediately preceding calendar year as reasonably determined by the lender (initially estimated to be approximately $4,915) and (ii) an amount equal to 1/12th of 4% of the annual gross revenues for the parking-related operations at the parking portion of the Hyatt Centric Hotel & Shops Waikiki Beach Property for the immediately preceding calendar year as reasonably determined by the lender (initially estimated to be $7,211), in each case, to be used for replacements at the retail or parking portion, as applicable, of the Hyatt Centric Hotel & Shops Waikiki Beach Property.

Leasing Reserve - The borrower is required to deposit into a leasing reserve, on a monthly basis, an amount equal to 1/12th of 3% of the annual gross revenues for the retail-related operations at the retail portion of the Hyatt Centric Hotel & Shops Waikiki Beach Property for the immediately preceding calendar year as reasonably determined by the lender to be used for tenant improvements and leasing commissions (initially estimated to be approximately $14,643).

FF&E Reserve – The borrower is required to deposit into a furniture, fixtures and equipment (“FF&E”) reserve, on a monthly basis, an amount equal to the greater of (i) the FF&E Payment (as defined below), and (ii) the amount of the deposit (if any) then required by the hotel operator on account of FF&E under the hotel operating agreement (initially estimated to be approximately $69,263). However, while the hotel operating agreement is in effect, deposits are not required to be made into the FF&E reserve to the extent the Hotel Operator (or a replacement hotel operator) is required to make deposits of the same amount into a reserve for FF&E maintained by the Hotel Operator (or such replacement), which is currently the case. Such reserves are not maintained with the lender.

“FF&E Payment” means, with respect to the corresponding monthly payment date, an amount equal to 1/12th of 4.0% of the greater of (x) the annual gross revenues for the hotel-related operations at the Hyatt Centric Hotel & Shops Waikiki Beach Property for the immediately preceding calendar year and (y) the projected annual gross revenues for the hotel-related operations at the Hyatt Centric Hotel & Shops Waikiki Beach Property for the calendar year in which such monthly payment occurs as set forth in the then-current approved annual budget; provided, that if, as of any applicable date of determination, no approved annual budget exists for the applicable calendar year, the amount of the FF&E Payment will be determined by the lender in its reasonable discretion.

PIP Reserve – The borrower is required to deposit into a property improvement plan (“PIP”) reserve, the applicable PIP Deposit (as defined below) (A) in the case of any existing or renewal hotel operating agreement, prior to the effective date that any PIP is imposed thereunder and (B) in the case of any new hotel operating agreement, on or prior to the date such new agreement is executed and delivered.

“PIP Deposit” means, with respect to any PIP, an amount equal to 110% of the costs of the related work that is the subject of such PIP, as estimated by borrower and approved by the lender in its reasonable discretion.

Lockbox / Cash Management. The Hyatt Centric Hotel & Shops Waikiki Beach Mortgage Loan is structured with a hard lockbox and springing cash management. At origination of the Hyatt Centric Hotel & Shops Waikiki Beach Mortgage Loan, the borrower was required to establish a lender controlled lockbox account and was required to, and to cause the parking and retail managers to, promptly deposit all revenue from the Hyatt Centric Hotel & Shops Waikiki Beach Property directly into a lender-approved lockbox account; provided, however, that to the extent that the hotel operating agreement requires that revenue allocable to the hotel portion of the Hyatt Centric

B-20

Mixed Use – Hospitality/Retail 349 Seaside Avenue Honolulu, HI 96815	Collateral Asset Summary – Loan No. 2 Hyatt Centric Hotel & Shops Waikiki Beach	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$69,000,000 51.0% 1.72x 14.5%

Hotel & Shops Waikiki Beach Property be deposited directly with Hyatt Corporation, such portion of revenues allocable to the hotel portion may be so deposited with Hyatt Corporation and, any amounts distributed to the borrower by Hyatt Corporation under the terms of the hotel operating agreement shall be deposited into the lockbox to be disbursed and applied in accordance with the terms of the Hyatt Centric Hotel & Shops Waikiki Beach Mortgage Loan documents. On or before origination of the Hyatt Centric Hotel & Shops Waikiki Beach Mortgage Loan, the borrower was required to deliver a notice to (1) the tenants at the Hyatt Centric Hotel & Shops Waikiki Beach Property and (2) except with respect to any portion of the revenues relating to the hotel portion of the Hyatt Centric Hotel & Shops Waikiki Beach Property that are required to be paid through Hyatt Corporation pursuant to the terms of the hotel operating agreement, each of the credit card companies or credit card clearing banks with which the borrower or the parking or retail managers have entered into merchant’s or other credit card agreements, directing each tenant or credit card companies or clearing banks, as applicable, to remit all payments under the applicable lease or credit card agreement directly to the lender-controlled lockbox account. All funds deposited into the lockbox account are required to be transferred on each business day to or at the direction of the borrower unless a Trigger Period (as defined below) exists. Upon the first occurrence of a Trigger Period, the lender is required to establish a lender controlled cash management account. During the continuance of a Trigger Period, all funds in the lockbox account are required to be swept on each business day to such cash management account to be applied and disbursed in accordance with the Hyatt Centric Hotel & Shops Waikiki Beach Mortgage Loan documents, and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the Hyatt Centric Hotel & Shops Waikiki Beach Mortgage Loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the Hyatt Centric Hotel & Shops Waikiki Beach Mortgage Loan (provided that during a Specified Tenant Trigger Period (as defined below) funds in such reserve must be disbursed to the borrower to cover Specified Tenant (as defined below) leasing costs in substantially the same manner as funds in the leasing reserve. Upon the cure of the applicable Trigger Period, so long as no other Trigger Period exists, the lender is required to return any amounts remaining on deposit in the excess cash flow reserve account to the borrower (other than any funds required to satisfy the Specified Tenant Excess Cash Flow Condition or ST Cap Condition (as such terms are defined below), provided that such funds may be disbursed to cover Specified Tenant leasing costs, and provided that at such time as a Specified Tenant is in actual, physical possession of its space, open for business during customary hours and not “dark”, paying full unabated rent under its lease and all associated costs have been paid, the remaining retained funds must be disbursed to the borrower).

A “Trigger Period” means a period (A) commencing upon the earliest of: (i) the occurrence and continuance of an event of default, (ii) the debt service coverage ratio falling below 1.25x, (iii) the occurrence of a Hotel Operating Agreement Trigger Period (as defined below), (iv) the occurrence of a Hotel Operating Agreement Renewal Trigger Event (as defined below), (v) the bankruptcy or similar insolvency of either the parking or retail manager, and (vi) the occurrence of a Specified Tenant Trigger Period (as defined below) and (B) expiring upon (1) with respect to any Trigger Period commenced in connection with clause (i) above, the cure (if applicable) of such event of default, (2) with regard to any Trigger Period commenced in connection with clause (ii) above, the date on which the debt service coverage ratio is equal to or greater than 1.25x for two consecutive calendar quarters, (3) with respect to any Trigger Period commenced in connection with clause (iii) above, the applicable Hotel Operating Agreement Trigger Period ceasing to exist, (4) with respect to any Trigger Period commenced in connection with clause (iv) above, the occurrence of a Hotel Operating Agreement Renewal Event (as defined below), (5) with respect to any Trigger Period commenced in connection with clause (v) above, the borrower’s replacement of the applicable manager with a new manager approved by the lender, and (6) with respect to any Trigger Period commenced in connection with clause (vi) above, a Specified Tenant Trigger Period ceasing to exist.

A “Hotel Operating Agreement Trigger Period” means a period (A) commencing upon the first to occur of (i) the borrower being in default under the hotel operating agreement beyond any applicable notice and cure periods, (ii) the borrower or the hotel operator (Hyatt Corporation or any replacement hotel operator or franchisor) giving notice that it is terminating the hotel operating agreement, (iii) any termination or cancellation of the hotel operating agreement (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding of the hotel operator) and/or the hotel operating agreement expiring or otherwise failing to otherwise be in full force and effect, (iv) any bankruptcy or similar insolvency of the hotel operator, (v) the Hyatt Centric Hotel & Shops Waikiki Beach Property failing to be operated, “flagged” and/or branded pursuant to the hotel operating agreement, and (vi) any permit applicable to the hotel operating agreement ceasing to be in full force in effect; and (B) expiring upon lender’s receipt of evidence reasonably acceptable to lender of (i) (a) the cure of the preceding events in accordance with the Hyatt Centric Hotel & Shops Waikiki Beach Mortgage Loan documents or (b) the branding, “flagging” and operation of the Hyatt Centric Hotel & Shops Waikiki Beach Property pursuant to a replacement qualified hotel operating agreement entered into in accordance with the terms of the Hyatt Centric Hotel & Shops Waikiki Beach Mortgage Loan documents and (ii) to the extent a PIP is required in connection with the foregoing, the corresponding PIP Deposit has been deposited in the PIP reserve account.

A “Hotel Operating Agreement Renewal Trigger Event” means an event which will be deemed to have occurred if a Hotel Operating Agreement Renewal Event does not occur on or before the date which is twelve months prior to the expiration of the then applicable term of the hotel operating agreement.

A “Hotel Operating Agreement Renewal Event” means in connection with any Hotel Operating Agreement Renewal Trigger Event, an event which will occur upon the lender’s receipt of evidence reasonably acceptable to lender (which such evidence will include, without limitation, a duly executed estoppel certificate from the applicable hotel operator) that (i) the related hotel operating agreement has been extended or a replacement qualified hotel operating agreement has been entered into, in each case, for a term expiring no earlier than three years after the maturity date and otherwise in accordance with the applicable terms and conditions of the Hyatt Centric Hotel &

B-21

Mixed Use – Hospitality/Retail 349 Seaside Avenue Honolulu, HI 96815	Collateral Asset Summary – Loan No. 2 Hyatt Centric Hotel & Shops Waikiki Beach	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$69,000,000 51.0% 1.72x 14.5%

Shops Waikiki Beach Mortgage Loan documents, (ii) such hotel operating agreement (as so extended) or such replacement qualified hotel operating agreement, as applicable, is in full force and effect with no defaults thereunder and (iii) to the extent a PIP is required in connection with the foregoing, the corresponding PIP Deposit has been deposited in the PIP reserve account.

A “Specified Tenant Trigger Period” means a period (A) commencing upon the first to occur of (i) Specified Tenant (as defined below) being in default under the applicable Specified Tenant lease, (ii) Specified Tenant failing to be in actual, physical possession of the Specified Tenant space (or applicable portion thereof), (iii) Specified Tenant failing to be open for business during customary hours and/or “going dark” in the Specified Tenant space (or applicable portion thereof), (iv) Specified Tenant giving notice that it is terminating its lease for all or any portion of the Specified Tenant space (or applicable portion thereof), (v) any termination or cancellation of any Specified Tenant lease (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding) and/or any Specified Tenant lease failing to otherwise be in full force and effect, (vi) any bankruptcy or similar insolvency of Specified Tenant or (vii) Specified Tenant failing to timely extend or renew the applicable Specified Tenant lease for a period of at least five years and (B) expiring upon the first to occur of lender’s receipt of evidence reasonably acceptable to lender of (i) the satisfaction of the applicable Specified Tenant Cure Conditions (as defined below), (ii) borrower leasing the entire Specified Tenant space (or applicable portion thereof) pursuant to one or more leases, the applicable tenant(s) under such lease(s) being in actual, physical occupancy of the space demised, all contingencies to effectiveness of each such lease have expired or been satisfied, each such lease has commenced and a rent commencement date has been established (without possibility of delay) and, in lender’s judgment, the applicable Specified Tenant Excess Cash Flow Condition (as defined below) is satisfied in connection therewith; or (iii) the ST Cap Condition (as defined below) is satisfied with respect to the applicable Specified Tenant space.

“Specified Tenant Cure Conditions” means, as applicable, (i) the applicable Specified Tenant has cured all defaults under the applicable Specified Tenant lease and no other default occurs for a period of three consecutive months following such cure, (ii) the applicable Specified Tenant is in actual, physical possession of the Specified Tenant space (or applicable portion thereof) and open for business during customary hours and not “dark” in the Specified Tenant space (or applicable portion thereof), (iii) if applicable, the applicable Specified Tenant has revoked or rescinded all termination or cancellation notices with respect to the applicable Specified Tenant lease and has re-affirmed the applicable Specified Tenant lease as being in full force and effect, (iv) in the event the Specified Tenant Trigger Period is due to the applicable Specified Tenant’s failure to extend or renew the applicable Specified Tenant lease in accordance with clause (vii) of the definition of “Specified Tenant Trigger Period”, the applicable Specified Tenant has renewed or extended the applicable Specified Tenant lease for a period of at least five years and, in lender’s judgment, the applicable Specified Tenant Excess Cash Flow Condition is satisfied in connection therewith, (v) with respect to any applicable bankruptcy or insolvency proceedings involving the applicable Specified Tenant and/or the applicable Specified Tenant lease, the applicable Specified Tenant is no longer insolvent or subject to any bankruptcy or insolvency proceedings and has affirmed the applicable Specified Tenant lease pursuant to a final, non-appealable order of a court of competent jurisdiction and (vi) the applicable Specified Tenant is paying full, unabated rent under the applicable Specified Tenant lease.

“Specified Tenant Excess Cash Flow Condition” means sufficient funds have been accumulated in the excess cash flow account to cover all anticipated leasing commissions, tenant improvement costs, tenant allowances, free rent periods, and/or rent abatement periods to be incurred in connection with any re-tenanting of the Specified Tenant space or renewal/extension of the Specified Tenant lease.

“ST Cap Condition” means that the amount in the excess cash flow account (without duplication of any amounts then on deposit to satisfy the Specified Tenant Excess Cash Flow Condition with respect to any other Specified Tenant Trigger Period) is equal to or greater than $2,480,000.

“Specified Tenant” means (i) Nordstrom, Inc., together with any successor and/or assigns thereof, (ii) any other lessee(s) of the space demised to Nordstrom, Inc. on the origination date and (iii) any guarantor(s) of the applicable related Specified Tenant lease(s).

Current Mezzanine or Secured Subordinate Indebtedness. None.

Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

Release of Collateral. Not permitted.

Ground Lease. The security for the Hyatt Centric Hotel & Shops Waikiki Beach Mortgage Loan consists of the borrower’s leasehold interest under two ground leases with coterminous lease expirations of December 31, 2081. The ground rent under such ground leases consists of both (i) annual minimum rent and (ii) Net Percentage Rent (as defined below). The aggregate ground lease annual minimum rent payments under the two ground leases currently equals $2,199,420 and is required to be adjusted in 2027 and every 5 years thereafter until 2052 to an amount equal to the applicable annual minimum rent plus 75% of the average annual Net Percentage Rent over the five year rent period just concluded.  In 2052 the ground rent payments are required to be redetermined pursuant to an appraisal process, and thereafter continue to be adjusted every five years as described above.  “Net Percentage Rent” means the sum of the following amounts: (i) 3.75% of food and beverage gross revenues; (ii) 21.0% of rental gross revenues; (iii) 7.5% of room gross revenues; and (iv) 6.5% of parking (non-licensed) gross revenues. The ground leases lack certain customary lender protections.  See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Pool—Leasehold Interests; Ground Leases” in the Preliminary Prospectus for additional information.

B-22

Office – CBD Various Culver City, CA 90232	Collateral Asset Summary – Loan No. 3 Culver Collection	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$66,000,000 50.0% 1.78x 12.2%

B-23

Office – CBD Various Culver City, CA 90232	Collateral Asset Summary – Loan No. 3 Culver Collection	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$66,000,000 50.0% 1.78x 12.2%

B-24

Office – CBD Various Culver City, CA 90232	Collateral Asset Summary – Loan No. 3 Culver Collection	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$66,000,000 50.0% 1.78x 12.2%

Mortgage Loan Information		Property Information
Loan Seller:	GACC	Single Asset / Portfolio:	Portfolio
Loan Purpose:	Refinance	Property Type – Subtype(6):	Office – CBD
Borrower Sponsor(s)(1):	Hackman Capital Partners, LLC	Collateral:	Fee
Borrower(s):	3505 and 3525 Hayden, Inc., Hayden & Higuera Realty, Inc., 3585 Hayden, Inc., 3555 Hayden, Inc., Conjunctive Points Warner Dev, Inc. and 3520 Hayden and National, Inc.	Location:	Culver City, CA
Original Balance(2):	$66,000,000	Year Built / Renovated(7):	Various / Various
Cut-off Date Balance(2):	$66,000,000	Property Management:	Jones Lang LaSalle, Inc.
% by Initial UPB:	8.9%	Size:	307,905 SF
Interest Rate(3):	6.57000%	Appraised Value / Per SF(8):	$240,200,000 / $727
Note Date:	August 29, 2024	Appraisal Date:	June 13, 2024
Original Term:	60 months	Occupancy:	72.8% (as of August 31, 2024)
Amortization:	Interest Only	UW Economic Occupancy:	76.0%
Original Amortization:	NAP	Underwritten NOI:	$14,586,821
Interest Only Period:	60 months	Underwritten NCF:	$14,247,988
First Payment Date:	October 6, 2024
Maturity Date:	September 6, 2029	Historical NOI
Additional Debt Type(2):	Pari Passu / B Note	Most Recent NOI:	$14,825,128 (TTM June 30, 2024)
Additional Debt Balance(2):	$54,000,000 / $12,000,000	2023 NOI:	$14,934,785
Call Protection(4):	YM1(24),DorYM1(29),O(7)	2022 NOI:	$14,030,011
Lockbox / Cash Management:	Hard / Springing	2021 NOI:	$9,447,912
Reserves(5)				Financial Information(2)
	Initial	Monthly	Cap		Senior Loan	Whole Loan
Taxes:	$227,527	$45,505	NAP	Cut-off Date Loan / SF:	$390	$429
Insurance:	$0	Springing	NAP	Maturity Date Loan / SF:	$390	$429
Replacement Reserves:	$0	Springing	$153,953	Cut-off Date LTV:	50.0%	55.0%
TI/LC Reserve:	$2,000,000	$38,488	NAP	Maturity Date LTV:	50.0%	55.0%
Other Reserve:	$5,659,136	$0	NAP	UW NOI DY:	12.2%	11.1%
				UW NCF DSCR:	1.78x	1.53x
Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Senior Notes(2)	$120,000,000	84.1%	Loan Payoff	$122,616,144	85.9%
Subordinate Debt(2)	12,000,000	8.4	Upfront Reserves	7,886,663	5.5
Sponsor Equity	10,719,195	7.5	Closing Costs(9)	12,216,389	8.6
Total Sources	$142,719,195	100.0%	Total Uses	$142,719,195	100.0%
(1)	The borrower sponsor for the Culver Collection Whole Loan (as defined below) is affiliated with the borrower sponsor for the Culver Steps Whole Loan, which is also included in the Benchmark 2024-V10 securitization.
(2)	The Culver Collection Mortgage Loan (as defined below) is part of a whole loan evidenced by four senior pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $120.0 million and two junior pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $12.0 million. The Financial Information in the chart above under the heading “Senior Loan” is based solely on the aggregate outstanding principal balance as of the Cut-off Date of the Culver Collection Senior Loan (as defined below), and the Financial Information in the chart above under the heading “Whole Loan” is based on the aggregate outstanding principal balance as of the Cut-off Date of the Culver Collection Whole Loan.
(3)	Represents solely the interest rate of the senior notes. The junior notes bear interest at the rate of 11.00% per annum.
(4)	The defeasance lockout period for the Culver Collection Whole Loan will be at least 24 months beginning with and including the first payment date on October 6, 2024. There is no lockout period for prepayment with yield maintenance. Defeasance of the Culver Collection Whole Loan, in whole but not in part, is permitted after the date that is the earlier of (i) two years from the closing date of the securitization that includes the last note to be securitized and (ii) August 29, 2027. The assumed defeasance lockout period of 24 payments is based on the anticipated closing date of the Benchmark 2024-V10 securitization in September 2024. The actual lockout period may be longer.
(5)	See “Initial and Ongoing Reserves” below.
(6)	The Warner Center Parking Lot (as defined below), a parking lot property that serves the office properties, is included in the collateral.
(7)	See “The Properties” below for all years built and renovated.
(8)	Represents the “As-Is” portfolio value of $240,200,000 as of June 13, 2024. This is inclusive of the “As-Is” values ascribed to the buildings as well as the Warner Center Parking Lot in addition to a portfolio premium applied to the office buildings. The “As-Is” appraised value of the properties without the parking lot (which may be released in the lender’s discretion, as described under “Release of Collateral” below) and without the portfolio premium is $222,600,000. The Warner Center Parking Lot has an “As-Is” appraised value of $16,200,000. The portfolio premium accounts for the remaining $1,400,000. The Per SF metrics exclude any appraised value and square footage attributed to the Warner Center Parking Lot and includes the premium associated with the office properties.
(9)	Inclusive of a $3,555,000 rate buy down.
B-25

Office – CBD Various Culver City, CA 90232	Collateral Asset Summary – Loan No. 3 Culver Collection	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$66,000,000 50.0% 1.78x 12.2%

The Loan. The third largest mortgage loan (the “Culver Collection Mortgage Loan”) is part of a whole loan (the “Culver Collection Whole Loan”) secured by the borrowers’ fee interest in a 307,905 SF creative office portfolio made up of five creative offices and a parking lot located in Culver City, California (the “Culver Collection Portfolio”). The Culver Collection Whole Loan is comprised of four senior pari passu notes (the “Culver Collection Senior Loan”) and two junior notes that are generally subordinate to the senior notes and pari passu with each other (the “Culver Collection Junior Loan”), with an aggregate outstanding principal balance as of the Cut-off Date of $132,000,000. The Culver Collection Mortgage Loan is evidenced by the non-controlling Note A-1 and the non-controlling Note A-2 with an aggregate outstanding principal balance as of the Cut-off Date of $66,000,000. The Culver Collection Whole Loan was co-originated on August 29, 2024 by German American Capital Corporation and Wells Fargo Bank, National Association and has an aggregate outstanding principal balance as of the Cut-off Date of $132,000,000. The Culver Collection Whole Loan is interest only for the entire five-year term and accrues interest on an Actual/360 basis.

The table below identifies the promissory notes that comprise the Culver Collection Whole Loan. The relationship between the holders of the Culver Collection Whole Loan is governed by a co-lender agreement. The Culver Collection Whole Loan will be serviced pursuant to the pooling and servicing agreement for the Benchmark 2024-V10 securitization trust. See “Description of the Mortgage Pool—The Whole Loans— The Culver Collection Pari Passu-AB Whole Loan” and The Pooling and Servicing Agreement” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$56,000,000	$56,000,000	Benchmark 2024-V10	No(2)
A-2	$10,000,000	$10,000,000	Benchmark 2024-V10	No
A-3(1)	$34,000,000	$34,000,000	WFBNA	No
A-4(1)	$20,000,000	$20,000,000	WFBNA	No
Senior Loan	$120,000,000	$120,000,000
B-1	$6,600,000	$6,600,000	HRCP Culver, LLC	Yes(2)
B-2	$5,400,000	$5,400,600	HRCP Culver, LLC	No
Whole Loan	$132,000,000	$132,000,000
(1)	Expected to be contributed to one or more future securitization transactions.
(2)	The Culver Collection Whole Loan is an AB whole loan, and the controlling note as of the date hereof is Note B-1. Upon the occurrence of certain trigger events specified in the co-lender agreement, however, control will generally shift to Note A-1. See "Description of the Mortgage Pool- The Whole Loans-The Culver Collection Pari Passu-AB Whole Loan" in the Preliminary Prospectus for more information regarding the manner in which control shifts under the Culver Collection Whole Loan.

The Properties. The Culver Collection Whole Loan is secured by the borrowers’ fee interest in the Culver Collection Portfolio, a Class-A, 6-property, 72.8% occupied, inter-connected, creative office and media portfolio, totaling 307,905 SF across 13 buildings and a parking lot located within the Hayden Tract / Culver City submarket within the broader Los Angeles, California Metropolitan Statistical Area. According to the appraisal, the Hayden Tract of Culver City is one of the most popular creative office submarkets in Los Angeles with numerous architecturally significant and award-winning creative office complexes. The Culver Collection Portfolio includes 13 distinct buildings which are currently leased to 14 creative office tenants including Scopely, Inc. (headquarters location) (28.9% of net rentable area (“NRA”)), Apple (8.1% of NRA), ChowNow (headquarters location) (6.2% of NRA), Samitaur Constructs (4.8% of NRA), and Decoded Advertising (4.5% of NRA) amongst others. The Culver Collection Portfolio includes 1,192 parking stalls (3.9 stalls per 1,000 SF) providing ample parking for the tenants at the property and creating additional revenue for spaces leased to surrounding office users and transient parkers. Parking is extremely limited in the Hayden Tract, and the ample parking structure at the Culver Collection Portfolio increases the tenant demand for space.

The Culver Collection Portfolio has access to transportation linkages such as IH-405, SR-90, SR-187, Jefferson Boulevard, Washington Boulevard, and Culver Boulevard. There is public transportation in proximity to the Culver Collection Portfolio including Culver CityBus, Big Blue Bus, LADOT transit, and the LA Metro. The Culver Collection Portfolio is accessible to the LA Metro E Line through the Expo/Crenshaw Metro stop (which connects the Culver Collection Portfolio to Santa Monica, Downtown Los Angeles, Hollywood, the South Bay, Long Beach, Pasadena, and the San Fernando Valley) and the LA Metro K Line through the Expo/Crenshaw Metro stop, which was completed in October 2022 and provides residents of West Adams direct access to Los Angeles International Airport.

Architect Eric Owen Moss has designed all the creative office projects operated by Samitaur Constructs, an urban development firm, in the Hayden Tract, including the Culver Collection Portfolio, which has transformed the surrounding area into one of the creative office centers in Los Angeles.

The six properties that comprise the Culver Collection Portfolio are the Hayden & National property (“Hayden & National”), the 3555 Hayden property (“3555 Hayden), the Hayden & Higuera property (“Hayden & Higuera”), the 3585 Hayden property (“3585 Hayden”), the 3505-3525 Hayden property (“Conjunctive Points”) and the 8511 Warner Drive property (“Warner Center Parking Lot”).

B-26

Office – CBD Various Culver City, CA 90232	Collateral Asset Summary – Loan No. 3 Culver Collection	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$66,000,000 50.0% 1.78x 12.2%

Hayden & National (157,620 SF, 51.2% of NRA, 36.5% of In-Place Rent)

Hayden & National is a 6 building, 157,620 SF, creative office campus that is 62.3% leased (underwritten to 54.3% leased based on known vacates) featuring a 5.4-year weighted average remaining lease term. Hayden & National is situated on 7.22 acres, features 760 parking stalls, and was originally constructed starting in 1945 with further construction between 2000 and 2014.

3555 Hayden (24,919 SF, 8.1% of NRA, 11.0% of In-Place Rent)

3555 Hayden is a single building, 24,919 SF, creative office property that is 100.0% leased to Apple, Inc. with an 8-year initial term ending February 28, 2030. 3555 Hayden is situated on 0.55 acres, features 11 parking stalls, and was originally constructed in 1949 and 1979 and renovated in 2024.

Hayden & Higuera (35,111 SF, 11.4% of NRA, 10.0% of In-Place Rent)

Hayden & Higuera is a 2 building, 35,111 SF, creative office property that is 83.6% leased (underwritten to 66.5% leased based on known vacates) featuring a 3.5-year weighted average remaining lease term. Hayden & Higuera is situated on 0.83 acres, features 12 parking stalls, and was originally constructed in 1942 but renovated in 1995.

3585 Hayden (23,323 SF, 7.6% of NRA, 10.4% of In-Place Rent)

3585 Hayden is a 2 building, 23,323 SF, creative office property that is 100.0% leased featuring a 3.6-year weighted average remaining lease term. 3585 Hayden is situated on 1.19 acres, features 37 parking stalls, and was originally constructed in 2010.

Conjunctive Points (66,932 SF, 21.7% of NRA, 32.1% of In-Place Rent)

Conjunctive Points is a 2 building, 66,932 SF, creative office property that is 100.0% leased featuring a 7.6-year weighted average remaining lease term. Hayden Conjunctive Points is situated on 2.19 acres and features 77 parking stalls. The 3505 Hayden building was originally constructed in 1948 but was renovated in 2021. The 3525 Hayden building was originally constructed in 1959 but was renovated in 2006.

Warner Center Parking Lot

Warner Center Parking Lot is a 1.74 acre surface parking lot with no improvements and receives parking revenue via parking leases (revenue shown as other income).

Major Tenants. The largest tenants by underwritten base rent at the Culver Collection Portfolio are Scopely, Inc., Apple and ChowNow.

Scopely (88,993 square feet; 28.9% of Total NRA; 40.4% of underwritten base rent): Founded in 2011, Scopely, Inc. (“Scopely”) is an interactive entertainment company and mobile-first video game developer and publisher. The company is headquartered in Culver City, California at Conjunctive Points with offices in Denver, Barcelona, Dublin, London, Seoul, Seville, Shanghai and Tokyo. Scopely’s notable projects and games include Star Trek Fleet Command, Marvel Strike Force, Scrabble Go, WWE Champions, Yahtzee With Buddies and Stumble Guys among others. Scopely is home to many internal game development teams, or Scopely Studios, including Boundless Entertainment, DIGIT, Genjoy, Hijump, Omnidrone and Parallel, among others, with additional studio partners across four continents. Scopely has a proprietary technology platform called Playgami.

Scopely is fully utilizing its headquarters location at Conjunctive Points totaling 60,794 SF, however it is not utilizing space in Hayden & National totaling 28,199 SF. Scopely is paying full contractual rent and the leases at Conjunctive Points and Hayden & National are cross-defaulted and expire in August 2032. Scopely executed a brand new 10-year lease in February 2022. Scopely has two five-year options to renew or extend the lease term. Scopely’s leases at Conjunctive Points and Hayden & National each include a termination option effective February 2029 with 10 months’ notice and with a termination fee equal to the unamortized amount of tenant improvements and leasing commissions.

Apple (24,919 square feet; 8.1% of Total NRA; 11.0% of underwritten base rent): – Apple, Inc. (NASDAQ: AAPL) (Moody’s: Aaa / S&P: AA+) is an American multinational corporation and technology company headquartered in Cupertino, California, in Silicon Valley. It designs, develops, and sells consumer electronics, computer software, personal computers, online services and portable devices/gadgets internationally. Apple specializes in the development and production of the following product segments: iPhone, Mac, iPad, Services, and Wearables, Home & Accessories. Apple is in the process of building out its space and upon completion anticipates using the space as a flagship sound stage space to complement the Beats by Dre headquarters nearby. Apple is expected to finish its build out in or around the end of 2024.

B-27

Office – CBD Various Culver City, CA 90232	Collateral Asset Summary – Loan No. 3 Culver Collection	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$66,000,000 50.0% 1.78x 12.2%

ChowNow (19,167 square feet; 6.2% of Total NRA; 8.8% of underwritten base rent): Founded in 2011 and headquartered at the Culver Collection Portfolio, ChowNow is a privately held technology company that powers branded online ordering systems for independent restaurants across the United States. ChowNow connects customers with independent restaurants via restaurants’ own websites, on Facebook, on Google, through ChowNow created apps, and through ChowNow’s website. According to a third party research provider, ChowNow at 3585 Hayden is actively marketing approximately 6,030 SF of space for sublease.

The following table presents certain information relating to the historical occupancy of the Culver Collection Portfolio:

Historical and Current Occupancy(1)
2021	2022	2023	Current(2)
93.9%	97.4%	87.2%	72.8%
(1)	Historical occupancies are as of December 31 of each respective year.
(2)	Current Occupancy is as of August 31, 2024.

The following table presents certain information relating to the tenants at the Culver Collection Portfolio:

Tenant Summary(1)
Tenant	Building	Ratings Moody’s/S& P/Fitch(2)	Net Rentable Area (SF)	% of Total NRA	UW Base Rent PSF	UW Base Rent	% of Total UW Base Rent	Lease Expiration Date	Termination Option (Y/N)	Renewal Options
Scopely, Inc.	Various	NR/NR/NR	88,993	28.9%	$65.74	$5,850,701	40.4%	8/31/2032	Y(3)	2 x 5 Yr
Apple	3555 Hayden	Aaa/AA+/NR	24,919	8.1%	$63.65	1,586,194	11.0%	2/28/2030	N	2 x 5 Yr
ChowNow	3585 Hayden	NR/NR/NR	19,167	6.2%	$66.20	1,268,859	8.8%	7/31/2027	N	1 x 5 Yr
Samitaur Constructs	Various	NR/NR/NR	14,786	4.8%	$64.42	952,476	6.6%	Various(4)	N	None
Decoded Advertising	Hayden & Higuera	NR/NR/NR	13,919	4.5%	$60.00	835,140	5.8%	1/31/2029	Y(5)	1 x 3 Yr
Largest Tenants			161,784	52.5%	$64.86	$10,493,370	72.5%
Remaining Occupied			62,279	20.2%	$63.79	$3,972,913	27.5%
Total Occupied			224,063	72.8%	$64.56	$14,466,283	100.0%
Vacant Space			83,842	27.2
Total			307,905	100.0%

(1)	Based on the underwritten rent roll dated August 31, 2024.
(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(3)	Scopely Inc’s leases at Conjunctive Points and Hayden & National each include a termination option effective February 2029 with 10 months’ notice and payment of a termination fee equal to the unamortized amount of tenant improvements and leasing commissions.
(4)	Samitaur Constructs has 3,697 SF expiring November 30, 2026 and the remaining 11,089 SF expires August 31, 2032. Samitaur Constructs is an affiliate of the borrower. See “The Borrowers and The Borrower Sponsor” below.
(5)	Decoded Advertising has two one-time options to terminate in April 2025 and October 2026 with a minimum of 9 months’ notice and payment of termination fee of $671,101.52 for the termination right in 2025 or $449,230 for the termination right in 2026.

B-28

Office – CBD Various Culver City, CA 90232	Collateral Asset Summary – Loan No. 3 Culver Collection	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$66,000,000 50.0% 1.78x 12.2%

The following table presents certain information relating to the tenant lease expirations at the Culver Collection Portfolio:

Lease Rollover Schedule(1)(2)(3)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	UW Base Rent Expiring	% of UW Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring	Cumulative % of UW Base Rent Expiring
MTM	0	0	0.0%	$0	0.0%	0	0.0%	$0	0.0%
2024	0	0	0.0%	$0	0.0%	0	0.0%	$0	0.0%
2025	2	12,953	4.2%	$831,236	5.7%	12,953	4.2%	$831,236	5.7%
2026	3	12,833	4.2%	$814,734	5.6%	25,786	8.4%	$1,645,970	11.4%
2027	2	29,651	9.6%	$1,936,207	13.4%	55,437	18.0%	$3,582,177	24.8%
2028	1	6,138	2.0%	$394,060	2.7%	61,575	20.0%	$3,976,237	27.5%
2029	2	22,186	7.2%	$1,355,961	9.4%	83,761	27.2%	$5,332,198	36.9%
2030	2	36,064	11.7%	$2,323,168	16.1%	119,825	38.9%	$7,655,366	52.9%
2031	1	4,156	1.3%	$240,651	1.7%	123,981	40.3%	$7,896,017	54.6%
2032	4	100,082	32.5%	$6,570,266	45.4%	224,063	72.8%	$14,466,283	100.0%
2033	0	0	0.0%	$0	0.0%	224,063	72.8%	$14,466,283	100.0%
2034	0	0	0.0%	$0	0.0%	224,063	72.8%	$14,466,283	100.0%
2035 & Beyond	0	0	0.0%	$0	0.0%	224,063	72.8%	$14,466,283	100.0%
Vacant	NAP	83,842	27.2%	$0	0.0%	307,905	100.0%	NAP	NAP
Total / Wtd. Avg.	17	307,905	100.0%	$14,466,283	100.0%
(1)	Based on the underwritten rent roll dated August 31, 2024.
(2)	Lease Rollover Schedule is based on the lease expiration dates of all direct leases in place. Certain tenants have more than one lease.
(3)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.

The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow of the Culver Collection Portfolio:

Cash Flow Analysis(1)
	2021	2022	2023	TTM 6/30/2024	U/W	U/W Per SF	%(2)
Base Rent	$10,187,836	$15,115,894	$15,213,084	$15,426,792	$14,466,283	$46.98	60.8%
Credit Rent Steps	0	0	0	0	121,288	$0.39	0.5%
Rent Steps	0	0	0	0	368,817	$1.20	1.6%
Value of Vacant Space	0	0	0	0	5,701,691	$18.52	24.0%
Recoveries	603,666	651,130	1,123,879	1,121,350	771,165	$2.50	3.2%
Other Income(3)	1,573,264	1,961,966	2,532,744	2,134,952	2,364,394	$7.68	9.9%
Gross Potential Rent	$12,364,767	$17,728,990	$18,869,707	$18,683,095	$23,793,638	$77.28	100.0%
(Vacancy)	0	0	0	0	(5,701,691)	($18.52)	(24.0)%
Effective Gross Income	$12,364,767	$17,728,990	$18,869,707	$18,683,095	$18,091,947	$58.76	76.0%
Total Expenses	$2,916,855	$3,698,979	$3,934,922	$3,857,967	$3,505,125	$11.38	19.4%
Net Operating Income	$9,447,912	$14,030,011	$14,934,785	$14,825,128	$14,586,821	$47.37	80.6%
Capital Expenditures	0	0	0	0	76,976	$0.25	0.4%
TI/LC	0	0	0	0	261,858	$0.85	1.4%
Net Cash Flow	$9,447,912	$14,030,011	$14,934,785	$14,825,128	$14,247,988	$46.27	78.8%

Occupancy (%)	93.9%	97.4%	87.2%	72.8%(1)	76.0%
NCF DSCR(4)	1.18x	1.76x	1.87x	1.85x	1.78x
NOI Debt Yield(4)	7.9%	11.7%	12.4%	12.4%	12.2%
(1)	Based on the underwritten rent roll dated August 31, 2024, with contractual rent steps through August 2025.
(2)	% column represents percent of Gross Potential Rent for revenue lines and percent of Effective Gross Income for all remaining fields.
(3)	Other Income is comprised of parking rent.
(4)	NCF DSCR and NOI Debt Yield are based on the Culver Collection Senior Loan. Including the Culver Collection Junior Loan, U/W NCF DSCR is 1.53x and U/W NOI Debt Yield is 11.1%.

B-29

Office – CBD Various Culver City, CA 90232	Collateral Asset Summary – Loan No. 3 Culver Collection	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$66,000,000 50.0% 1.78x 12.2%

Environmental Matters. According to the Phase I environmental assessments all dated March 8, 2024, there is a recognized environmental condition (“REC”) at Conjunctive Points based on contamination from historical operations. In addition, under a new Environmental Protection Agency rule that went into effect in July 2024, three other parcels in the Culver Collection Portfolio have potential RECs. In lieu of further investigation, the borrowers provided a pollution legal liability insurance policy. See “Description of the Mortgage Pool—Environmental Considerations” in the Preliminary Prospectus.

Appraisal. According to the appraisal dated July 8, 2024, the Culver Collection Portfolio had an “As-Is” portfolio value of $240,200,000 as of June 13, 2024. This is inclusive of the “As-Is” values ascribed to the buildings as well as the parking lot in addition to a portfolio premium applied to the office buildings. The “As-Is” appraised value of the properties without the parking lot (which may be released in the lender’s discretion, as described under “Release of Collateral” below) and without the portfolio premium is $222,600,000. The Warner Center Parking Lot has an “As-Is” appraised value of $16,200,000. The portfolio premium accounts for the remaining $1,400,000.

Property	Appraised Value(1)	Capitalization Rate(1)
Culver Collection	$240,200,000	6.50%
(1)	Source: Appraisal.

The Market. The Culver Collection Portfolio is centrally located between West Los Angeles and Downtown Los Angeles, California in the Culver City submarket. The Culver City submarket has historically served as a destination for creative office users, with demand being generated by companies such as Apple and Warner Media.

Despite a vacancy of 23.95% as of the fourth quarter of 2023, the appraisal notes that the submarket continues to remain a desirable destination for creative office tenants, citing TikTok having leased and subleased a combined 145,200 square feet in the submarket in 2023. As of the first quarter of 2024, the Culver City submarket saw 15,000 square feet of net returns. This coincided with a vacancy rate of 24.62%, up 7.14% year-over-year.

According to the appraisal, the Culver Collection Portfolio is located in the Culver City office submarket. As of the fourth quarter of 2023, the office submarket had an inventory of 10.9 million square feet with a 23.95% vacancy rate and asking rent of $52.32 per square foot.

The following table presents certain information relating to comparable office leases for the Culver Collection Portfolio:

Comparable Office Rental Summary(1)
Property / Location	Tenant Size (SF)	Tenant Name	Annual Base Rent PSF	Commencement	Lease Term (Years)
3555 Hayden Avenue	24,919	Apple	$63.65(2)	March-22(2)	8.0(2)
Culver City, CA
5792 Jefferson Boulevard	20,468	Apple	$63.00	Jan-24	3.17
Los Angeles, CA
3516 Schaefer Street	25,000	Vayner Media	$67.80	Q3 2023	7.5
Culver City, CA
3550 Hayden Avenue	11,667	Emerson Collective	$72.00	Q3 2023	10.67
Culver City, CA
5760 West Jefferson Boulevard	7,611	Arcade Edit	$62.40	Q3 2023	10.0
Los Angeles, CA
8461-8463 Higuera Street	4,404	Unanimous Media Holdings	$61.20	Q2 2023	3.17
Culver City, CA
(1)	Information obtained from the appraisal unless otherwise indicated.
(2)	Based on the underwritten rent roll dated August 31, 2024.

B-30

Office – CBD Various Culver City, CA 90232	Collateral Asset Summary – Loan No. 3 Culver Collection	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$66,000,000 50.0% 1.78x 12.2%

The Borrowers and Borrower Sponsors. The borrowers are 3505 and 3525 Hayden, Inc., Hayden & Higuera Realty, Inc., 3585 Hayden, Inc., 3555 Hayden, Inc., Conjunctive Points Warner Dev, Inc. and 3520 Hayden and National, Inc., each a Delaware corporation structured as a single purpose, bankruptcy-remote entity, with two independent directors in its structure. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Culver Collection Whole Loan.

The borrower sponsor is Hackman Capital Partners, LLC (“HCP”) and the non-recourse carveout guarantors are HCP Studio Fund, LP and HCP Studio Parallel Fund A, LP which are both subsidiaries of Hackman Capital Partners, LLC. HCP is a private, asset-based investment firm, based in Los Angeles, California. Since its inception, HCP has invested in a total of approximately 330 properties, representing approximately 37 million square feet across the United States, Canada, and Europe. HCP’s real estate portfolio has included more than 6.2 million square feet located in California. The firm is a prominent owner and developer in Culver City, having owned or redeveloped some of the City’s preeminent projects such as The Culver Studios, several industrial conversions now home to Apple’s (Beats by Dre) Southern California headquarters and Westwood One Studios, Sony Pictures Animation Campus, and 5500 Jefferson, amongst others.

The non-recourse carveout guarantors for the Culver Collection Whole Loan are affiliated with the non-recourse carveout guarantors for the Culver Steps Whole Loan, which is also included in the BMARK 2024-V10 securitization.

The non-recourse carveout guarantors do not own equity in the borrowers. The sole member of each of the borrowers (the “Borrower Sole Member”) is owned by a trust (the “Laurie Smith Trust”), of which the sole beneficiary is Laurie Smith, a principal of Samitaur Constructs.

As part of a greater recapitalization of Samitaur Constructs’ portfolio of commercial real estate assets in Culver City (which includes the Culver Collection Portfolio), on the origination date, HCP Culver Member, LLC, an affiliate of HCP and of the non-recourse carveout guarantors, as lender (“Upper Tier Lender”), and the Borrower Sole Member, as borrower, entered into a convertible loan (the “Upper Tier Facility”). The Upper Tier Facility has an outstanding principal amount of $91,800,000, and may be increased to $100,000,000 under certain circumstances. HCP Upper Tier Lender has the right to convert the Upper Tier Facility, at any time at its election, to an equity ownership interest in a portion of the equity interest in Samitaur Constructs’ real estate portfolio (which includes the Culver Collection Portfolio) pursuant to the terms of the Upper Tier Facility documents (the “Conversion”). The Upper Tier Facility is secured by a pledge (the “Facility Pledge”) from Laurie Smith and the Laurie Smith Trust of their respective interests in the Borrower Sole Member which directly owns each of the borrowers and indirectly owns such real estate assets and will have a term that matures on December 31, 2030. No interest or principal are due under the Upper Tier Facility during the term thereof and all such amounts accrue until the earlier to occur of (x) the end of such term and (y) the conversion of such debt into an equity interest in the Borrower Sole Member. In connection with the Upper Tier Facility, pursuant to an Asset Management Agreement, an affiliate of HCP Upper Tier Lender has full authority, power and discretion to manage the Culver Collection Portfolio, subject to customary major decision rights of Laurie Smith and with Laurie Smith maintaining full control over the borrower entities. The Borrower Sole Member entered into a recognition agreement for the benefit of the lender under the Culver Collection Whole Loan (the “Recognition Agreement”) whereby it covenanted to not amend or modify in any material respect or terminate or cancel the Asset Management Agreement (except in connection with a Conversion) without the consent of the lender.

Laurie Smith, individually, provided a non-recourse carveout guaranty in favor of HCP Upper Tier Lender in connection with the Upper Tier Facility (the “Upper Tier Guaranty”), which provides for recourse for, among other things, certain bad acts including certain bankruptcy related recourse items and acting outside the scope of the authority and permissions expressly granted to the borrowers (or their affiliates) under the Asset Management Agreement in a manner that would be reasonably likely to result in recourse liability to any guarantor under, and pursuant to the terms of, any of the Culver Collection Whole Loan documents. Pursuant to the non-recourse carveout guaranty provided with respect to the Culver Collection Whole Loan, the guarantors agree to cause HCP Upper Tier Lender to diligently pursue remedies against Laurie Smith under the Upper Tier Guaranty and to promptly turn over any amounts so received to the lender (to the extent there are amounts owed under the non-recourse carveout guaranty which are proximately caused by the actions of Laurie Smith which remain unpaid) to be applied as an offset against amounts owed by the non-recourse carveout guarantors.

Pursuant to the terms of the Upper Tier Facility, following a Conversion, (a) a joint venture between HCP Upper Tier Lender, as managing member, and Laurie Smith (the “JV”), would own 47.37% of the voting interest in Borrower Sole Member and 90% of the common economics (with the remainder being held by Laurie Smith) and (b) the Asset Management Agreement would terminate and the management rights and respective major decisions in such agreement would then be operative under the JV. The JV would have the right to appoint 2 of the 5 board members of Borrower Sole Member and 65% of board members must be present for a quorum and the act of 65% of the directors present would be required for an action by the board (except if to preserve Borrower Sole Member status). Additionally, the affirmative consent of 65% of the votes entitled to be cast by the holders of common stock is required for any matter that requires the consent of the stockholders. A provision of the operating agreement for the JV provides that HCP Upper Tier Lender has the right to cause Laurie Smith to contribute all of her ownership interests (and all voting interests) in Borrower Sole Member in exchange for a solely economic interest.

Pursuant to the Culver Collection Whole Loan documents, following a Conversion, HCP Upper Tier Lender is required to exercise “Post-Conversion Control” which is satisfied (x) if the Conversion is effectuated in any manner other than a foreclosure of the Facility Pledge,

B-31

Office – CBD Various Culver City, CA 90232	Collateral Asset Summary – Loan No. 3 Culver Collection	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$66,000,000 50.0% 1.78x 12.2%

by HCP Upper Tier Lender having the possession, directly or indirectly, of the power (i) to direct, or cause the direction of, the day-to-day management and operations of the borrowers and the Culver Collection Portfolio (through the ownership of voting securities or membership interests and/or through the ability, through appointments, to control applicable boards and/or committees of the direct or indirect owners of the borrowers that make such day-to-day decisions) and (ii) to effectuate approving or disapproving major decisions that are customary in commercial real estate joint venture agreements and (y) if the Conversion is effectuated pursuant to a foreclosure of the Facility Pledge, by HCP Upper Tier Lender having sole control (as defined in the Culver Collection Whole Loan Documents) over the borrowers.

Property Management. The Culver Collection Portfolio is managed by Jones Lang Lasalle, Inc., a third party management company.

Initial and Ongoing Reserves. At loan origination of the Culver Collection Whole Loan, the borrowers deposited $3,526,546 into a rent concession reserve to cover various months of future free rent for various tenants, including Scopely, Apple and ChowNow, among others, $2,132,590 into an outstanding leasing reserve, $2,000,000 into a rollover reserve and approximately $227,527 into an upfront tax reserve.

Tax Reserve – On a monthly basis, the borrowers are required to escrow 1/12th of the estimated annual real estate tax payments (initially approximately $45,505).

Insurance Reserve – On a monthly basis, the borrowers are required to escrow 1/12th of the annual estimated insurance payments. Such reserve has been conditionally waived so long as the borrowers maintain a blanket policy meeting the requirements of the Culver Collection Whole Loan documents and the borrowers provide evidence of the renewal of any insurance policy prior to the expiration thereof and receipts for the payment of the applicable premiums.

Replacement Reserve – On a monthly basis during a Trigger Period (as defined below), the borrowers are required to escrow the lesser of (x) $6,415 and (y) the amount by which the funds deposited into such reserve pursuant to the Culver Collection Whole Loan documents and then on deposit in such reserve are less than $153,953.

TI/LC Reserve – On a monthly basis, the borrowers are required to escrow $38,488 for tenant improvements and leasing commissions.

Lockbox / Cash Management. The Culver Collection Whole Loan is structured with a hard lockbox (the “Lockbox Account”) and springing cash management. Each borrower or manager is required to deposit any gross revenue from the Culver Collection Portfolio in the Lockbox Account within two business days of receipt. Funds deposited into the Lockbox Account are required to be swept by the clearing bank on a daily basis into the borrowers’ operating account at the clearing bank, unless a Trigger Period is continuing. Upon the occurrence of a Trigger Period, all funds in the Lockbox Account are required to be swept on each business day to a cash management account under the control of the lender to be applied and disbursed in accordance with the Culver Collection Whole Loan documents, and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the Culver Collection Whole Loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the Culver Collection Whole Loan. To the extent that no Trigger Period is continuing, all excess cash flow funds are required to be disbursed to the borrowers.

A “Trigger Period” means a period commencing upon the earliest to occur of (i) an event of default under the Culver Collection Whole Loan, (ii) a Low DSCR Period (as defined below) or (iii) a Lease Sweep Period (as defined below), and ending if, with respect to a Trigger Period continuing pursuant to (A) clause (i), the event of default commencing the Trigger Period has been cured or waived and such cure has been accepted by the lender or the lender has waived such event of default in writing, and no other event of default is then continuing, (B) clause (ii), the Low DSCR Period has ended or otherwise been waived by the lender in its sole discretion and (C) clause (iii), such Lease Sweep Period has ended.

A “Low DSCR Period” will commence if as of the last day of two consecutive calendar quarters the Culver Collection Whole Loan interest only debt service coverage ratio is less than 1.15x and will end when either (i) the Culver Collection Whole Loan interest only debt service coverage ratio is at least 1.15x as of the last day of two consecutive calendar quarters or (ii) the borrowers have delivered to the lender cash or a letter of credit in an amount which if applied to repay the outstanding principal balance of the Culver Collection Whole Loan would result in a debt service coverage ratio of at least 1.15x.

A “Lease Sweep Period” means a period commencing upon;(a) the earlier of (i) the date that is 12 months prior to the expiration of a Lease Sweep Lease (as defined below) or August 31, 2031 with respect to the Scopely lease and (ii) the date required under the Lease Sweep Lease by which the Lease Sweep Lease tenant is required to give notice of its exercise of a renewal option thereunder (and such renewal has not been so exercised); (b) the receipt by borrowers or manager of notice from the tenant exercising its right to terminate its Lease Sweep Lease; (c) the early termination, early cancellation or early surrender of a Lease Sweep Lease (as to 15% or more of the Lease Sweep Lease space) or the borrowers’ receipt of written notice by a Lease Sweep Lease tenant of its intent to effect an early termination, early cancellation or early surrender of its Lease Sweep Lease (as to 15% or more of the Lease Sweep Lease space); (d) a Lease Sweep Lease tenant discontinues its business (i.e., “goes dark”) or gives notice of its intent to discontinue its business in 25% or more of the Lease Sweep Lease space (provided that the 28,199 rentable square feet that is vacant as of the closing date shall not trigger

B-32

Office – CBD Various Culver City, CA 90232	Collateral Asset Summary – Loan No. 3 Culver Collection	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$66,000,000 50.0% 1.78x 12.2%

a Lease Sweep Period) (unless (i) the tenant is an investment grade tenant, (ii) the tenant continues to pay all rent when due and (iii) the tenant is discontinuing its business solely to comply with an emergency law for not more than 120 days and is not in default and is paying full contractual rent); (e) upon a monetary or material non-monetary default under a Lease Sweep Lease by a Lease Sweep Lease tenant beyond any applicable notice and cure period, (f) upon a bankruptcy or insolvency proceeding of a lease guarantor, Lease Sweep Lease tenant or its (directly or indirectly) majority owned parent and (g) to the extent a Lease Sweep Period has ended and funds in the lease sweep account are used to re-tenant space that is not a Lease Sweep Space, the date that lender determines that funds in the lease sweep account are insufficient to cover all anticipated leasing expenses for the Lease Sweep Space.

A Lease Sweep Period will terminate upon: (A) in the case of clauses (a), (b), (c), (d), (e) and (g) above, either (x) the entirety of the Lease Sweep Lease space (or applicable portion thereof) is leased pursuant to one or more qualified leases (which must be either an extension of the original Lease Sweep Lease or on terms at least as favorable to landlord as the Lease Sweep Lease being replaced and have terms that extend at least two years beyond the term of the Culver Collection Whole Loan) (“Qualified Leases”) and in the lender’s reasonable judgment there are sufficient funds in the lease sweep reserve to cover all anticipated leasing expenses approved by the lender, and free or abated rent periods for such qualified leases, and any shortfalls in payments under the Culver Collection Whole Loan or operating expenses resulting from anticipated down time prior to the commencement of payments under such qualified leases (collectively, “Leasing Costs”) or (y) a portion of the Lease Sweep Lease space is leased pursuant to one or more Qualified Leases and in the lender’s reasonable judgement there are sufficient funds in the lease sweep reserve to cover all Leasing Costs and an amount equal to the total rentable square feet of the applicable Lease Sweep Lease multiplied by $40 (the “Lease Sweep Deposit Amount”) applicable to the portion of the applicable Lease Sweep Lease that is not leased pursuant to the Qualified Lease; (B) in the case of clause (a) and (g) above, the Sweep Tenant irrevocably exercises its renewal or extension option with respect to all of its space, and in the lender’s judgement there are sufficient funds in the lease sweep reserve to cover all Leasing Costs in connection with such renewal or extension; (C) in the case of clause (b) above, if such termination is not validly exercised by the tenant or is otherwise validly and irrevocably waived; (D) in the case of clause (d) above, the date on which the subject tenant re-commences the operating of its lease; (E) in the case of clause (e) above, the subject default has been cured and no other default under the Lease Sweep Lease occurs for three consecutive months following such cure; (F) in the case of clause (f) above, the applicable bankruptcy or insolvency proceeding has been terminated and the applicable Lease Sweep Lease (and any guaranty of it) has been affirmed, assumed or assigned in a manner reasonably satisfactory to the lender; (G) in the case of clause (c) and (d) above, to the extent that less than 50% of the Lease Sweep Space demised to such tenant under all Lease Sweep Leases (in the aggregate) at the property triggered such Lease Sweep Period (the “Triggering Lease Sweep Space”), the date on which the Lease Sweep Funds in the lease sweep account collected with respect to the Triggering Lease Sweep Space (excluding any sums paid with respect to any termination of a Lease Sweep Lease (“Lease Sweep Lease Termination Payments”) with respect to such Lease Sweep Lease deposited into the lease sweep account) equal the Lease Sweep Deposit Amount applicable to such Triggering Lease Sweep Space, unless the Triggering Lease Sweep Space has been leased pursuant to one or more leases which, in the aggregate, (x) require borrowers to incur out-of-pocket expenses, including the payment of brokerage commissions, completion of tenant improvements or payment of tenant allowances, and/or (y) provide for free rent periods and/or rent abatement periods with respect to rent amounts, which, in Lender’s determination, exceed the Lease Sweep Deposit Amount applicable to the Triggering Lease Sweep Space exclusive of any Lease Sweep Termination Payments deposited into the lease sweep account (in which case the Lease Sweep Period in question shall continue until such time as lender shall have determined that sufficient funds are on deposit to cover such shortfall or until borrowers satisfies clause (A)(x) above); and (H) in the case of clause (a), (b), (c), (d), (e), (f) and (g) above, the date on which the Lease Sweep Funds in the lease sweep account collected with respect to the Lease Sweep Lease in question (excluding any Lease Sweep Lease Termination Payments with respect to such Lease Sweep Lease deposited into the lease sweep account) are equal to the Lease Sweep Deposit Amount applicable to such Lease Sweep Space, unless the applicable Lease Sweep Space has been leased pursuant to one or more leases which, in the aggregate, (x) require the borrowers to incur out-of-pocket expenses, including the payment of brokerage commissions, completion of tenant improvements or payment of tenant allowances, and/or (y) provide for free rent periods and/or rent abatement periods with respect to rent amounts, which, in Lender’s determination, exceed the Lease Sweep Deposit Amount exclusive of any Lease Sweep Termination Payments deposited into the lease sweep account pursuant to the terms hereof applicable to such Lease Sweep Space (in which case the Lease Sweep Period in question shall continue until borrowers satisfy clause (A)(x) above.

A “Lease Sweep Lease” means (i) the Scopely lease as the same may be amended, supplemented or otherwise modified from time to time in accordance with the Culver Collection Whole Loan documents or (ii) any replacement lease that, either individually, or when taken together with any other lease with the same tenant or its affiliates, and assuming the exercise of all expansion rights and all preferential rights to lease additional space contained in such lease, covers 50,000 or more rentable square feet, with respect to the space demised under the Scopely lease.

B-33

Office – CBD Various Culver City, CA 90232	Collateral Asset Summary – Loan No. 3 Culver Collection	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$66,000,000 50.0% 1.78x 12.2%

Current Mezzanine or Secured Subordinate Indebtedness. The Culver Collection Whole Loan also includes the Culver Collection Junior Loan, which is evidenced by two interest-only junior notes with an aggregate original principal balance of $12,000,000, which is coterminous with the Culver Collection Senior Loan and accrues interest at 11.0% per annum.

Subordinate Note Summary
	B-Note Original Principal Balance	B-Note Interest Rate	Original Term (mos.)	Original Amort. Term (mos.)	Original IO Term (mos.)	Whole Loan UW NCF DSCR	Whole Loan UW NOI DY	Whole Loan Cutoff Date LTV
Culver Collection Junior Loan	$12,000,000	11.00000%	60	0	60	1.53x	11.1%	55.0%

Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

Release of Collateral. On any business day after the defeasance lockout expiration date, the related borrower may request a release of the Warner Center Parking Lot and the lender has the right to approve or disapprove such request in the lender’s sole and absolute discretion; provided, that, any amounts paid to the lender in connection with any release of the Warner Center Parking Lot are required to be applied by the lender in the following order of priority (provided, however, as to the allocation of the application of payments among Note A-1, Note A-2, Note A-3 and Note A-4 and, separately, the allocation of the application of payments among Note B-1 and Note B-2, in each case, such allocation shall be made by the lender in such manner as the lender elect in its sole discretion): first, to all amounts (other than principal and interest) then due and payable under the Culver Collection Whole Loan documents, including any costs and expenses of the lender in connection with such prepayment; second; with respect to the Culver Collection Portfolio Senior Loan, accrued and unpaid interest at its interest rate; third, with respect to the junior notes, accrued and unpaid interest at their interest rate; and fourth, to reduce the principal amount of the Culver Collection Portfolio Senior Loan and the junior notes, respectively, on a pro rata basis.

Ground Lease. None.

B-34

Retail – Anchored 610 Exterior Street Bronx, NY 10451	Collateral Asset Summary – Loan No. 4 Bronx Terminal Market	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 43.2% 2.18x 11.9%

B-35

Retail – Anchored 610 Exterior Street Bronx, NY 10451	Collateral Asset Summary – Loan No. 4 Bronx Terminal Market	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 43.2% 2.18x 11.9%

HARLEM RIVER
FUTURE HOME OF
BRONX POINT
(1,045 APARTMENTS)
REGAL CINEMAS
THE HIP HOP MUSEUM
WATERFRONT PARK
FURNITURE
Applebees
CHASE
Sprint
Hostos
Hostos
Hostos
GNC
at&t
FEEL
BEAUTY
SUPPLY
GameStop
T-Mobile
THE HOME DEPOT
Anchor / Major
In-line
Vacant
Not Part of Collateral

B-36

Retail – Anchored 610 Exterior Street Bronx, NY 10451	Collateral Asset Summary – Loan No. 4 Bronx Terminal Market	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 43.2% 2.18x 11.9%

B-37

Retail – Anchored 610 Exterior Street Bronx, NY 10451	Collateral Asset Summary – Loan No. 4 Bronx Terminal Market	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 43.2% 2.18x 11.9%

Mortgage Loan Information		Property Information
Loan Seller:	GACC	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Refinance	Property Type – Subtype:	Retail – Anchored
Borrower Sponsor(s):	The Related Companies, L.P.	Collateral:	Leasehold
Borrower(s):	BTM Development Partners, LLC	Location:	Bronx, NY
Original Balance(1):	$60,000,000	Year Built / Renovated:	2009 / NAP
Cut-off Date Balance(1):	$60,000,000	Property Management:	Related BTM Development Partners, LLC
% by Initial UPB:	8.1%	Size:	918,779 SF
Interest Rate(2):	5.18100%	Appraised Value (As Is) / Per SF(1):	$555,000,000 / $604
Note Date:	August 6, 2024	Appraisal Date:	April 30, 2024
Original Term:	60 months	Occupancy:	90.2% (as of April 19, 2024)
Amortization:	Interest Only	UW Economic Occupancy:	90.1%
Original Amortization:	NAP	Underwritten NOI:	$28,594,688
Interest Only Period:	60 months	Underwritten NCF:	$27,492,153
First Payment Date:	September 6, 2024
Maturity Date:	August 6, 2029	Historical NOI
Additional Debt Type(1):	Pari Passu / B Note	Most Recent NOI:	$30,377,981 (TTM March 31, 2024)
Additional Debt Balance(1):	$180,000,000 / $140,000,000	2023 NOI:	$30,756,078
Call Protection(3):	L(23),YM1(2),DorYM1(31),O(4)	2022 NOI:	$31,251,930
Lockbox / Cash Management:	Hard / Springing	2021 NOI:	$30,539,405
Reserves(4)				Financial Information(1)
	Initial	Monthly	Cap		Senior Loan	Whole Loan
Taxes:	$0	Springing	NAP	Cut-off Date Loan / SF:	$261	$414
Insurance:	$0	Springing	NAP	Maturity Date Loan / SF:	$261	$414
Replacement Reserves:	$0	Springing	$547,400	Cut-off Date LTV:	43.2%	68.5%
TI / LC:	$874,981	Springing	$1,696,118	Maturity Date LTV:	43.2%	68.5%
Other:	$9,000,000	Springing	NAP	UW NOI DY:	11.9%	7.5%
				UW NCF DSCR:	2.18x	1.07x
Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Senior Loan(1):	$240,000,000	61.0%	Loan Payoff:	$376,708,834	95.8%
Subordinate Companion Loan(1):	140,000,000	35.6%	Upfront Reserves:	9,874,981	2.5%
Borrower Sponsor Equity:	13,238,721	3.4%	Closing Costs:	6,654,906	1.7%
Total Sources:	$393,238,721	100.0%	Total Uses:	$393,238,721	100.0%
(1)	The Bronx Terminal Market Mortgage Loan (as defined below) is part of the Bronx Terminal Market Whole Loan (as defined below) which is comprised of 21 senior pari passu promissory notes with an aggregate original principal balance and Cut-off Date Balance of $240,000,000, and one subordinate B-note, with an original principal balance and Cut-off Date Balance of $140,000,000. The Financial Information in the chart above under the heading “Senior Loan” is based solely on the aggregate outstanding principal balance as of the Cut-off Date of the Bronx Terminal Market Senior Loan (as defined below), and the Financial Information in the chart above under the heading “Whole Loan” is based on the aggregate outstanding principal balance as of the Cut-off Date of the Bronx Terminal Market Whole Loan.
(2)	Interest rate represents the interest rate of the Bronx Terminal Market Senior Loan. The interest rate of the Bronx Terminal Market Subordinate Companion Loan (as defined below) is 9.20000% per annum.
(3)	The defeasance lockout period will be at least 25 payment dates beginning with and including the first payment date on September 6, 2024. Defeasance of the Bronx Terminal Market Whole Loan in full is permitted at any time after the earlier to occur of (i) September 6, 2027 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. In addition, on any business day on and after August 6, 2026 voluntary prepayment of the Bronx Terminal Market Whole Loan is permitted in whole (but not in part), together with, if such voluntary prepayment occurs prior to the monthly payment date that occurs prior to May 6, 2029, a prepayment fee equal to the greater of (x) 1.00% of the principal amount of the Bronx Terminal Market Whole Loan being prepaid and (y) a yield maintenance premium. The assumed defeasance lockout period of 25 payments is based on the expected BMARK 2024-V10 securitization closing date in September 2024. The actual defeasance lockout period may be longer.
(4)	Please see “Initial and Ongoing Reserves” below for further discussion of reserve information.

B-38

Retail – Anchored 610 Exterior Street Bronx, NY 10451	Collateral Asset Summary – Loan No. 4 Bronx Terminal Market	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 43.2% 2.18x 11.9%

The Loan. The fourth largest mortgage loan (the “Bronx Terminal Market Mortgage Loan”) is part of a whole loan with an original principal balance and Cut-off Date Balance of $380,000,000 (the “Bronx Terminal Market Whole Loan”) secured by the borrower’s leasehold interest in a 918,779 SF, multi-level, anchored retail center, connected via a six-level, 2,602 stall parking garage located in Bronx, New York (the “Bronx Terminal Market Property”). The Bronx Terminal Market Whole Loan was co-originated on August 6, 2024 by German American Capital Corporation (“GACC”), Wells Fargo Bank, National Association (“WFB”), Bank of America, National Association (“BANA”) and Starwood Mortgage Capital LLC (“SMC”). The Bronx Terminal Market Whole Loan is comprised of 21 senior pari passu promissory notes with an aggregate original principal balance and Cut-off Date Balance of $240,000,000 (the “Bronx Terminal Market Senior Loan”) and one subordinate B-note with an original principal balance and Cut-off Date Balance of $140,000,000 (the “Bronx Terminal Market Subordinate Companion Loan”). The Bronx Terminal Market Senior Loan accrues interest at a fixed rate of 5.18100% per annum and the Bronx Terminal Market Subordinate Companion Loan accrues interest at a fixed rate of 9.20000% per annum. The Bronx Terminal Market Mortgage Loan is evidenced by the non-controlling Notes A-1, A-3, and A-5 with an aggregate original principal balance and Cut-off Date Balance of $60,000,000, which will be contributed by GACC. The Bronx Terminal Market Whole Loan has a five-year term, is interest-only for the entire term and accrues interest on an Actual/360 basis. The scheduled maturity date of the Bronx Terminal Market Whole Loan is August 6, 2029.

The Bronx Terminal Market Whole Loan will be serviced pursuant to the pooling and servicing agreement for the BMARK 2024-V10 transaction. The relationship between the holders of the Bronx Terminal Market Whole Loan is governed by a co-lender agreement. See “Description of the Mortgage Pool—The Whole Loans—The Bronx Terminal Market Pari Passu-AB Whole Loan” and “The Pooling and Servicing Agreement” in the Preliminary Prospectus.

The table below identifies the promissory notes that comprise the Bronx Terminal Market Whole Loan:

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$40,000,000	$40,000,000	BMARK 2024-V10	No(2)
A-2	$20,000,000	$20,000,000	BMO 2024-5C6	No
A-3	$15,000,000	$15,000,000	BMARK 2024-V10	No
A-4	$11,578,947	$11,578,947	BMO 2024-5C6	No
A-5	$5,000,000	$5,000,000	BMARK 2024-V10	No
A-6	$10,000,000	$10,000,000	BMO 2024-5C6	No
A-7	$10,000,000	$10,000,000	BMO 2024-5C6	No
A-8(1)	$10,000,000	$10,000,000	SMC	No
A-9(1)	$10,000,000	$10,000,000	SMC	No
A-10	$3,421,053	$3,421,053	BMO 2024-5C6	No
A-11(1)	$4,578,947	$4,578,947	SMC	No
A-12	$30,000,000	$30,000,000	BANK5 2024-5YR9	No
A-13	$10,000,000	$10,000,000	BANK5 2024-5YR9	No
A-14	$4,500,000	$4,500,000	BANK5 2024-5YR9	No
A-15	$3,210,526	$3,210,526	BANK5 2024-5YR9	No
A-16	$2,500,000	$2,500,000	BANK5 2024-5YR9	No
A-17(1)	$30,000,000	$30,000,000	BANA	No
A-18(1)	$10,000,000	$10,000,000	BANA	No
A-19(1)	$4,500,000	$4,500,000	BANA	No
A-20(1)	$3,210,526	$3,210,526	BANA	No
A-21(1)	$2,500,000	$2,500,000	BANA	No
Senior Loan	$240,000,000	$240,000,000
B	$140,000,000	$140,000,000	CPPIB Credit Investments III Inc.	Yes(2)
Subordinate Companion Loan	$140,000,000	$140,000,000
Whole Loan	$380,000,000	$380,000,000
(1)	Expected to be contributed to one or more future securitization transactions.
(2)	The Bronx Terminal Market Whole Loan is an AB whole loan, and the controlling note as of the date hereof is Note B. Upon the occurrence of certain trigger events specified in the co-lender agreement, however, control will generally shift to Note A-1. See “Description of the Mortgage Pool— The Whole Loans—The Bronx Terminal Market Pari Passu-AB Whole Loan” in the Preliminary Prospectus for more information regarding the manner in which control shifts under the Bronx Terminal Market Whole Loan.

The Property. The Bronx Terminal Market Property is comprised of the borrower’s leasehold interest in a four building, 918,779 SF, multi-level, anchored retail center, connected via a six-level, 2,602 space parking garage located in the Bronx, New York. Completed in 2009, the Bronx Terminal Market Property features a well-known anchor tenant profile along with street level retail, restaurant, and mixed-use space. The top five tenants at the Bronx Terminal Market Property account for 595,744 SF (64.8% NRA) and include Target, BJ’s Wholesale Club, Home Depot, Food Bazaar and Burlington Coat Factory. The Bronx Terminal Market Property is located on the Bronx riverfront and a short distance from Yankee Stadium within a residential neighborhood with access to public transportation nodes including the Major Deegan Expressway and the Yankees East 153rd Street Metro North Station.

B-39

Retail – Anchored 610 Exterior Street Bronx, NY 10451	Collateral Asset Summary – Loan No. 4 Bronx Terminal Market	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 43.2% 2.18x 11.9%

As of April 19, 2024, the Bronx Terminal Market Property was 90.2% leased to 21 tenants with a 7.5-year weighted average remaining lease term. The Bronx Terminal Market Property is anchored by Target (Moody’s: A2, Fitch: A, S&P: A), BJ’s Wholesale Club (S&P: BB+), and Home Depot (Moody’s: A2, Fitch: A, S&P: A), all three of which have been in occupancy at the Bronx Terminal Market Property since delivery. The Bronx Terminal Market Property’s tenant mix also includes other well-established national retailers (such as Burlington Coat Factory, Best Buy, and Skechers), the largest supermarket location in the Bronx (Food Bazaar), and numerous cultural, educational, and lifestyle offerings (Universal Hip Hop Museum, City University of NY, Chuck E. Cheese, GameStop, and GNC, among others).

The Bronx Terminal Market Property’s surrounding neighborhood is subject to ongoing residential development, catering to the lifestyle-oriented tenant mix at the shopping center which includes discount, department and grocery stores, household appliance and furniture retailers, and entertainment options. The Bronx Terminal Market Property is positioned to benefit from the adjacent development of Bronx Point, which will include 540 affordable multifamily units (projected delivery in late 2024), educational community facilities, cultural space, and several food and beverage outlets. Additional development underway adjacent to the Bronx Terminal Market Property includes the 300,000 square foot Success Academy Charter School, which will serve 2,400 children in grades K-12 and strengthen foot traffic at the Bronx Terminal Market Property upon delivery in 2025.

The following table presents certain information relating to tenant sales history with respect to the Bronx Terminal Market Property.

Tenant Sales History(1)
		2021		2022		2023
	Square Feet	Sales	Sales PSF	Sales	Sales PSF	Sales	Sales PSF
Burlington Coat Factory	74,329	$33,696,922	$453.35	$23,464,920	$315.69	$25,668,704	$345.34
Chuck E. Cheese	19,834	$2,049,413	$103.33	$3,132,931	$157.96	$3,670,435	$185.06
Skechers U.S.A.	8,741	$3,242,409	$370.94	$2,635,698	$301.53	$2,872,708	$328.65
Applebee's	6,661	$5,688,990	$854.07	$5,504,388	$826.36	$6,399,111	$960.68
GNC	1,980	$503,972	$254.53	$463,644	$234.16	$436,550	$220.48
Total Sales	111,545	$45,181,707	$405.05	$35,201,581	$315.58	$39,047,508	$350.06

(1)	Sales information represents the total gross revenue generated by consumer sales at the subject property. Sales periods represent the data from February of the current year to January of the following year.

Major Tenants. The three anchor tenants are Target, BJ’s Wholesale Club and The Home Depot.

Target (188,446 square feet; 20.5% of net rentable area; 4.6% of underwritten base rent) – Target (Moody’s: A2 / Fitch: A / S&P: A) operates as a general merchandise retailer, selling products to its guests through its stores and digital channels. Founded in 1962, Target is headquartered in Minneapolis, Minnesota and has 1,956 stores in all 50 states and the District of Columbia. Prior to its original opening at the Bronx Terminal Market Property, Target elected to prepay approximately $46.4 million of base rent (residual in-place base rent is 80.9% below the appraisal’s market rent). At the Bronx Terminal Market Property, Target has consecutive, five-year renewal options until the ground lease expiration and no termination options.

BJ’s Wholesale Club (130,099 square feet; 14.2% of net rentable area; 19.9% of underwritten base rent) – BJ's Wholesale Club Holdings, Inc. (S&P: BB+) is a warehouse club operator concentrated primarily in the eastern half of the United States. Founded in 1984, the company has more than 6.5 million members paying annual fees to gain access to savings on groceries and general merchandise and services. At the Bronx Terminal Market Property, BJ’s Wholesale Club has four, five-year renewal options and no termination options.

Home Depot (124,955 SF; 13.6% of NRA; 24.1% of underwritten base rent) – The Home Depot, Inc. (Moody’s: A2 / Fitch: A / S&P: A) is a home improvement retailer offering an assortment of building materials, home improvement products, lawn and garden products, décor products, and facilities maintenance, repair, and operations products. The company also provides a number of services, including home improvement installation services and tool and equipment rental. At the Bronx Terminal Market Property, Home Depot has four, five-year renewal options and no termination options.

B-40

Retail – Anchored 610 Exterior Street Bronx, NY 10451	Collateral Asset Summary – Loan No. 4 Bronx Terminal Market	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 43.2% 2.18x 11.9%

The following table presents certain information relating to the anchor and in-line tenants (of which, certain tenants may have co-tenancy provisions) at the Bronx Terminal Market Property:

Tenant Summary(1)
Tenant	Credit Rating (Moody’s/ S&P/Fitch)(2)	Net Rentable Area (SF)	% of Net Rentable Area	U/W Base Rent	U/W Base Rent Per SF	% of Total U/W Base Rent	Lease Expiration	Termination Option (Y/N)	Renewal Options
Anchors
Target(3)	A2/A/A	188,446	20.5%	$1,262,964	$6.70(3)	4.6%	10/14/2033	N	See below(4)
BJ's Wholesale Club	NR/BB+/NR	130,099	14.2%	5,481,721	$42.14	19.9%	8/2/2029	N	4 x 5
Home Depot	A2/A/A	124,955	13.6%	6,652,604	$53.24	24.1%	2/28/2034	N	4 x 5
Junior Anchors
Food Bazaar	NR/NR/NR	77,915	8.5%	2,488,352	$31.94	9.0%	9/30/2039	N	4 x 5
Burlington Coat Factory	NR/BB+/NR	74,329	8.1%	2,338,390	$31.46	8.5%	1/31/2028	N	3 x 5
Best Buy	A3/BBB+/NR	52,086	5.7%	1,927,182	$37.00	7.0%	3/31/2030	N	1 x 5
Raymour & Flanigan	NR/NR/NR	46,253	5.0%	1,200,000	$25.94	4.3%	10/31/2027	N	4 x 5
LIDL(5)(6)	NR/NR/NR	23,204	2.5%	1,000,000	$43.10	3.6%	10/31/2039	Y	3 x 5
Chuck E. Cheese	NR/NR/NR	19,834	2.2%	791,972	$39.93	2.9%	12/31/2028	N	4 x 5
Dollar Discount	NR/NR/NR	15,490	1.7%	300,000	$19.37	1.1%	6/30/2028	N	None

In-line >10,000 SF		38,627	4.2%	2,206,986	$57.14	8.0%
In-line <10,000 SF		37,914	4.1%	1,961,329	$51.73	7.1%
Total Occupied		829,152	90.2%	$27,611,501	$33.30	100.0%
Vacant		89,627	9.8%
Total		918,779	100.0%
(1)	Based on the underwritten rent roll dated April 19, 2024.
(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(3)	Target’s one-time rent prepayment of $46.4 million significantly reduced its contractual rent obligations (to 80.9% below market rent).
(4)	Target has consecutive, five-year renewal options until the ground lease expiration.
(5)	LIDL has executed a lease to occupy 23,204 square feet at the Bronx Market Terminal Property but is not yet in occupancy. The tenant’s estimated lease commencement date is November 1, 2024.
(6)	If the delivery conditions specified in the lease are not satisfied within 365 days (subject to extension for tenant delays and certain excusable delays) after the estimated commencement date determined pursuant to the lease, then either the tenant or the landlord (in each case if such failure is not due to its own delay) may terminate the lease. In addition, the tenant has a termination option if it does not obtain certain permits from the Building Department of the City of New York by a specified series of dates set forth in the lease.

B-41

Retail – Anchored 610 Exterior Street Bronx, NY 10451	Collateral Asset Summary – Loan No. 4 Bronx Terminal Market	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 43.2% 2.18x 11.9%

The following table presents certain information relating to the lease rollover schedule at the Bronx Terminal Market Property, based on initial lease expiration date:

Lease Rollover Schedule(1)(2)
Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	U/W Base Rent	% of Total U/W Base Rent	U/W Base Rent $ per SF	# of Expiring Leases
MTM/2024	1,980	0.2%	0.2%	$70,000	0.3%	$35.35	1
2025	5,218	0.6%	0.8%	$302,740	1.1%	$58.02	2
2026	8,741	1.0%	1.7%	$349,640	1.3%	$40.00	1
2027	84,880	9.2%	11.0%	$3,406,986	12.3%	$40.14	5
2028	112,381	12.2%	23.2%	$3,594,042	13.0%	$31.98	4
2029	136,760	14.9%	38.1%	$6,045,908	21.9%	$44.21	2
2030	52,086	5.7%	43.8%	$1,927,182	7.0%	$37.00	1
2031	0	0.0%	43.8%	$0	0.0%	$0.00	0
2032	0	0.0%	43.8%	$0	0.0%	$0.00	0
2033	188,446	20.5%	64.3%	$1,262,964	4.6%	$6.70	1
2034	129,048	14.0%	78.3%	$6,823,967	24.7%	$52.88	3
2035 & Thereafter	109,612	11.9%	90.2%	$3,828,072	13.9%	$34.92	3
Vacant	89,627	9.8%	100.0%	NAP	NAP	NAP	NAP
Total/Wtd. Avg.	918,779	100.0%		$27,611,501	100.0%	$33.30	23
(1)	Information is based on the underwritten rent roll as of April 19, 2024.
(2)	Certain tenants may have lease termination options that were not taken into account in the Lease Rollover Schedule.

B-42

Retail – Anchored 610 Exterior Street Bronx, NY 10451	Collateral Asset Summary – Loan No. 4 Bronx Terminal Market	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 43.2% 2.18x 11.9%

The following table presents certain information relating to the historic operating performance and Underwritten Net Cash Flow at the Bronx Terminal Market Property:

Cash Flow Analysis(1)
	2021	2022	2023	TTM 3/31/2024	U/W	U/W Per SF
Rents in Place	$29,922,700	$30,411,117	$29,994,500	$29,571,181	$27,611,501	$30.05
Vacant Income	0	0	0	0	5,098,835	$5.55
Rent Steps	0	0	0	0	651,989	$0.71
Rent Step Credit	0	0	0	0	61,190(2)	$0.07
Reimbursements	11,887,079	11,990,961	12,369,626	11,746,374	11,799,331	$12.84
Other Income(3)	5,646,293	5,765,693	5,693,876	6,103,944	6,196,018	$6.74
Gross Potential Income	$47,456,072	$48,167,771	$48,058,002	$47,421,498	$51,418,865	$55.96
(Vacancy)	0	0	0	0	(5,098,835)	($5.55)
Effective Gross Income	$47,456,072	$48,167,771	$48,058,002	$47,421,498	$46,320,029	$50.41

Real Estate Taxes(4)	1,951,556	1,970,892	2,021,028	2,036,650	3,261,247	$3.55
Insurance	607,856	803,176	1,075,421	1,144,688	1,071,032	$1.17
Ground Rent Expense	935,452	961,531	1,078,546	1,061,574	1,371,008	$1.49
Other Operating Expenses	13,421,802	13,180,241	13,126,929	12,800,606	12,022,055	$13.08
Total Operating Expenses	$16,916,667	$16,915,840	$17,301,924	$17,043,518	$17,725,341	$19.29

Net Operating Income	$30,539,405	$31,251,930	$30,756,078	$30,377,981	$28,594,688	$31.12
Replacement Reserves	0	0	0	0	183,756	$0.20
TI / LC	0	0	0	0	918,779	$1.00
Net Cash Flow	$30,539,405	$31,251,930	$30,756,078	$30,377,981	$27,492,153	$29.92

Occupancy (%)	98.6%	98.4%	98.4%	98.4%	90.2%
NCF DSCR(5)	2.42x	2.48x	2.44x	2.41x	2.18x
NOI Debt Yield(5)	12.7%	13.0%	12.8%	12.7%	11.9%
(1)	Based on the underwritten rent roll as of April 19, 2024, inclusive of contractual rent steps through July 23, 2025.
(2)	Represents straight line rent averaging for investment-grade tenants.
(3)	Other Income includes revenue from percentage rent, parking income and other miscellaneous income.
(4)	The Bronx Terminal Market Property benefits from a payment in lieu of taxes (“PILOT”) arrangement with the City of New York that expires (i.e. is in the last year of receiving benefits) in the 2032/2033 tax year. The exemption amount is 100% in tax year 2023/2024, and thereafter reduces by 10% per year through expiration. The Bronx Terminal Market Mortgage Loan matures in 2029. In tax year 2023/2024, unabated taxes were estimated to be $13,436,971. Underwritten property taxes of $3,261,247 are based on the borrower’s budgeted amount, which takes into account the PILOT exemption.
(5)	NCF DSCR and NOI Debt Yield are based on the Bronx Terminal Market Senior Loan. Including the Bronx Terminal Market Subordinate Companion Loan, U/W NCF DSCR is 1.07x and U/W NOI Debt Yield is 7.5%.

Appraisal. The appraisal concluded to an “as-is” value for the Bronx Terminal Market Property of $555,000,000 as of April 30, 2024.

Bronx Terminal Market Appraised Value(1)(2)
Property	Value	Capitalization Rate
Bronx Terminal Market	$555,000,000	5.23%
(1)	Source: Appraisal.
(2)	The appraisal used a discounted cash flow approach to arrive at the appraised value. The capitalization rate shown above represents the overall capitalization rate.

Environmental Matters. According to the Phase I environmental site assessment dated May 1, 2024 (the “ESA”), there was no evidence of any recognized environmental conditions at the Bronx Terminal Market Property. The ESA identified a controlled recognized environmental condition related to prior on-site industrial uses. See “Description of the Mortgage Pool—Environmental Considerations” in the Preliminary Prospectus.

B-43

Retail – Anchored 610 Exterior Street Bronx, NY 10451	Collateral Asset Summary – Loan No. 4 Bronx Terminal Market	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 43.2% 2.18x 11.9%

The Market. The Bronx Terminal Market Property is located within the Concourse neighborhood of the Bronx, which has been improved by several development projects in recent years. According to a third party report, the Bronx is currently the third most densely populated county across the United States with the fastest observed population growth since 2010. Additionally, the Penn Station Access Project is expected to be completed in 2027, which is expected to bring four new rail stations to the Bronx and improve existing tracks and bridges.

The Bronx Terminal Market Property is located adjacent to the Bronx Point development, which is expected to include 540 affordable multifamily units (projected delivery in 2024), educational community facilities, cultural space, and several food and beverage outlets. Additional development underway adjacent to the Bronx Terminal Market Property includes the 300,000 SF Success Academy Charter School, which is expected to serve 2,400 children in grades K-12 and strengthen foot traffic at the Bronx Terminal Market Property and is expected to be delivered in 2025.

According to the appraisal, the Bronx Terminal Market Property is located in the Bronx submarket, which contains 5.3 million SF of retail space across 27 shopping centers as of the first quarter of 2024. The submarket reported average asking rents of $51.95 with a vacancy rate of 5.8%.

According to the appraisal, the 2022 population within a 0.5-, 1-, and 1.5 mile radius of the Bronx Terminal Market Property was 23,422, 194,242, and 464,962, respectively, and the average household income within the same radii was $59,248, $64,363 and $60,775, respectively.

The following table presents certain information relating to comparable retail centers for the Bronx Terminal Market Property:

Competitive Property Summary(1)
	Bronx Terminal Market	Bay Plaza Shopping Center	East River Plaza	The Shops at Marble Hill	Bruckner Commons
Address	610 Exterior Street Bronx, NY	2136-2210 Bartow Avenue Bronx, NY	520 East 117th Street Bronx, NY	40 West 225th Street Bronx, NY	1998 Bruckner Boulevard Bronx, NY
Year Built/ Renovated	2009 / NAP	1998 / 2004	2009 / NAP	2004 / NAP	1964 / 1989
Total GLA (SF)	918,779(2)	1,313,640	531,541	238,549	369,301
Distance to Property (miles)	N/A	10.2	1.0	4.8	4.4
Occupancy %	90.2%(2)	100.0%	93.0%	100.0%	89.0%
Anchors	Target BJ’s Wholesale Club Home Depot	AMC Theaters Stop & Shop Burlington P.C. Richard & Son Marshalls Bob’s Discount Furniture Ashley HomeStore Staples	Target Costco Burlington	Target Marshalls	Target Burlington Leonardo Furniture
(1)	Source: Appraisal unless otherwise indicated.
(2)	Based on the underwritten rent roll as of April 19, 2024.

B-44

Retail – Anchored 610 Exterior Street Bronx, NY 10451	Collateral Asset Summary – Loan No. 4 Bronx Terminal Market	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 43.2% 2.18x 11.9%

The following table presents certain information relating to the appraisal’s market rent conclusion for the Bronx Terminal Market Property:

Market Rent Summary(1)
	Anchor	Junior Anchor	Inline (Large, 8K SF)	Inline (Small to Mid)
Market Rent (PSF)	$35-$40	$35-$45	$40-$55	$40-$70
Lease Term (Years)	15	15	10	10
Lease Type (Reimbursements)	Net	Net	Net	Net
Rent Increase Projection	10% every 6 years	10% every 6 years	3% per year	3% per year
(1)	Source: Appraisal unless otherwise indicated.

The following table presents certain information relating to the demographics of the Bronx Terminal Market Property:

Demographics Summary(1)(2)
Property Name	City, State	Mortgage Loan Cut-off Date Balance	Half-mile Population	1-mile Population	1.5-mile Population	Half-mile Avg Household Income	1-mile Avg Household Income	1.5-mile Avg Household Income
Bronx Terminal Market	Bronx, NY	$60,000,000	23,422	194,242	464,962	$59,248	$64,363	$60,775
(1)	Source: Appraisal unless otherwise indicated.
(2)	Values are as of 2022.

The Borrower and the Borrower Sponsor. The borrower is BTM Development Partners, LLC, a New York limited liability company and single purpose entity with a Delaware limited liability company sole member that is a single purpose entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Bronx Terminal Market Whole Loan.

The borrower sponsor is The Related Companies, L.P. (“Related”). Founded in 1972, Related is a privately-owned, fully integrated global real estate and lifestyle company with experience in many aspects of development, acquisition, management, finance, marketing, and sales. Headquartered in New York City, Related has offices and major developments in Boston, Chicago, Los Angeles, San Francisco, West Palm Beach, Miami, Washington, D.C., Abu Dhabi and London, and has a team of approximately 4,000 professionals.

Property Management. The Bronx Terminal Market Property is managed by Related BTM Development Partners, LLC, an affiliate of the borrower.

Initial and Ongoing Reserves. On the loan origination date, the borrower deposited (i) approximately $874,981 for outstanding leasing expenses related to LIDL, Modern Nails, Wingstop and Best Buy and (ii) $9,000,000 for 37,692 rentable square feet as to which a lease with the Department of Motor Vehicles (“DMV”) was being negotiated as of the origination date (the “DMV Space”).

Real Estate Taxes – During the continuance of a Cash Sweep Event Period (as defined below), the borrower is required to make monthly deposits equal to 1/12th of the annual estimated tax payments during the next ensuing 12 months.

Insurance – During the continuance of a Cash Sweep Event Period, the borrower is required to make monthly deposits equal to 1/12th of the annual estimated insurance premiums. However, provided no event of default is continuing, the borrower will not be required to make such monthly deposits so long as the Bronx Terminal Market Property is insured under a blanket policy and the borrower provides evidence of renewal and proof of payment of insurance premiums. The monthly insurance escrow is currently suspended.

Replacement Reserve – During the continuance of a Cash Sweep Event Period, the borrower is required to escrow $22,808 per month for capital expenditures, capped at $547,400.

TI/LC Reserve – During the continuance of a Cash Sweep Event Period, the borrower is required to escrow an amount equal to approximately $70,672 per month for tenant improvements and leasing commissions, capped at $1,696,118.

Ground Rent Reserve – During the continuance of a Cash Sweep Event Period, the borrower is required to make monthly deposits equal to the ground rent that will be payable under the ground lease for the month immediately following the month in which such monthly payment date occurs.

DMV Space Funds– On the loan origination date, the borrower was required to make an upfront deposit of $9,000,000 into a reserve for the lease that was being negotiated with the DMV for the DMV Space. The lender will be required to disburse these funds to the borrower as follows:

●	Upon the DMV lease being fully executed by all parties within 180 days of loan closing; provided, if a Cash Sweep Event Period
B-45

Retail – Anchored 610 Exterior Street Bronx, NY 10451	Collateral Asset Summary – Loan No. 4 Bronx Terminal Market	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 43.2% 2.18x 11.9%

is occurring, the lender will be required to disburse the funds to pay for leasing expenses related to the DMV space,

●	If the DMV lease is not fully executed within 180 days of origination, the lender will be required to disburse funds to pay for leasing expenses related to one or more qualifying substitute leases. If and when all the premises to be leased under the DMV lease has been leased under one or more qualifying substitute leases and leasing expenses related to qualifying substitute leases have been paid in full, the lender will be required to release any remaining DMV Space Funds to the borrower; provided, no Cash Sweep Event Period is continuing,
●	If the DMV lease is not fully executed by all parties within the earlier of 180 days of origination or the date it is determined that the DMV lease will not be executed (the “DMV Negotiation End Date”), upon 5 days’ notice, the borrower can elect to use the DMV Space Funds to prepay the Bronx Terminal Market Subordinate Companion Loan without payment of yield maintenance provided that the prepayment is made within 30 days of the DMV Negotiation End Date.

Lockbox / Cash Management. The Bronx Terminal Market Whole Loan is structured with a hard lockbox and springing cash management. The borrower is required to cause all tenants at the Bronx Terminal Market Property to pay rents directly into the account controlled by the lender (the “Lockbox Account”), and to deposit any rents otherwise received by the borrower or property manager into such Lockbox Account within two business days after receipt. Prior to a Cash Sweep Event Period, all funds in the Lockbox Account will be swept daily to the borrower’s operating account. During the continuance of a Cash Sweep Event Period, all funds deposited into the Lockbox Account are required to be swept each business day into a deposit account controlled by the lender (the “Cash Management Account”) to be applied and disbursed in accordance with the Bronx Terminal Market Whole Loan documents (i) to make the required deposits (if any) into the tax, insurance and ground rent reserves, (ii) to pay debt service on the Bronx Terminal Market Whole Loan, (iii) to pay operating expenses and capital expenses in accordance with the annual budget (which must be reasonably approved by the lender) or that are not in excess of 5.00% of the budgeted amount, and lender-approved extraordinary expenses, (iv) to make the required deposits (if any) into the replacement reserve and TI/LC reserve, and (v) to deposit any remaining account into an excess cash flow account to be held as additional collateral during the continuance of such Cash Sweep Event Period; provided that (x) the borrower may use funds in such account to pay for debt service (with lender’s reasonable consent), reserve payments, operating expenses, leasing expenses and extraordinary expenses and (y) if an event of default is continuing under the Bronx Terminal Market Whole Loan, the lender may apply funds in the Cash Management Account to the payment of the debt in any order as it may determine.

A “Cash Sweep Event Period” means a period commencing upon the occurrence of (i) an event of default under the Bronx Terminal Market Whole Loan documents, (ii) any bankruptcy action involving the borrower, or (iii) the trailing 12-month period debt service coverage ratio falling below 1.10x for one calendar quarter, and expiring upon (a) with respect to clause (i) above, the cure of such event of default, (b) with respect to clause (ii) above, if the filing is an involuntary bankruptcy filing against the borrower, the discharge or dismissal of such filing within 90 days of such filing; and (c) with respect to clause (iii) above, the trailing 12-month debt service coverage ratio being greater than 1.10x for one calendar quarter.

Current Mezzanine or Secured Subordinate Indebtedness. The Bronx Terminal Market Property also secures the Bronx Terminal Market Subordinate Companion Loan, which has a Cut-off Date principal balance of $140,000,000. The Bronx Terminal Market Subordinate Companion Loan is coterminous with the Bronx Terminal Market Senior Loan and accrues interest at a rate of 9.20000% per annum. The Bronx Terminal Market Senior Loan is senior in right of payment to the Bronx Terminal Market Subordinate Companion Loan. The holders of the Bronx Terminal Market Mortgage Loan, the Bronx Terminal Market Senior Loan and the Bronx Terminal Market Subordinate Companion Loan have entered into a co-lender agreement which sets forth the allocation of collections on the Bronx Terminal Market Whole Loan.

Subordinate Note Summary
	B-Note Original Principal Balance	B-Note Interest Rate	Original Term (mos.)	Original Amort. Term (mos.)	Original IO Term (mos.)	Whole Loan UW NCF DSCR(1)	Whole Loan UW NOI DY	Whole Loan Cutoff Date LTV
Bronx Terminal Market Subordinate Companion Loan	$140,000,000	9.20000%	60	0	60	1.07x	7.5%	68.5%
(1)	The Whole Loan UW NCF DSCR calculated according to the Cash Sweep Event Period definition in the Bronx Terminal Market Whole Loan documents is equal to or greater than 1.10x.

Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not Permitted

Release of Collateral. On any business day after February 6, 2025, provided that no Cash Sweep Event Period is continuing under the Bronx Terminal Market Whole Loan documents, the borrower may obtain the free release (without prepayment or defeasance) of a parcel of the Bronx Terminal Market Property depicted under the ground lease as the “Hotel Site” provided that, among other conditions, (i) the Hotel Site is a legally subdivided parcel separate from the remainder of the Bronx Terminal Market Property and is on a separate tax lot from the remainder of the Bronx Terminal Market Property; (ii) the Hotel Site is severed from the ground lease in accordance with the terms thereof and leased by the ground lessor to another tenant other than the borrower; and (iii) if a securitization of the Bronx Terminal Market Whole Loan has occurred, the lender receives a REMIC opinion with respect to the release.

B-46

Retail – Anchored 610 Exterior Street Bronx, NY 10451	Collateral Asset Summary – Loan No. 4 Bronx Terminal Market	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$60,000,000 43.2% 2.18x 11.9%

Ground Lease. The Bronx Terminal Market Property consists of a ground leasehold interest pursuant to a 49-year ground lease from the City of New York, which expires on September 13, 2055 and has five consecutive ten year renewal options. Commencing August 2, 2024 and every five years thereafter, the ground tenant is required to pay ground rent equal to the greater of (i) 105% of the immediately preceding adjusted base amount or (ii) 5.0% of gross revenues (defined as all rent received from subtenants minus (a) a management fee in the amount of 3% of rent from subtenants received by the ground tenant and (b) aggregate compensation and associated costs and expenses for two on-site personnel engaged in the operation of the Bronx Terminal Market Property). As part of Target's lease, the tenant paid an upfront buydown of its rent of $46,394,000. Gross revenues utilized to calculate percent ground rent include an amortized imputed annual gross revenue amount from the Target buydown, calculated at an annual rate of 6.9% of the total buydown. The underwritten annual ground rent is $1,371,008 based on lender’s underwriting assumptions. The 2023 ground rent was $1,078,546.

In addition, the Bronx Terminal Market Property benefits from a payment in lieu of taxes (“PILOT”) arrangement with the City of New York that expires (i.e., is the last year of the benefit) in the 2032/2033 tax year. The exemption amount is 100% in tax year 2023/2024 and reduces by 10% per year through expiration. The Bronx Terminal Market Whole Loan matures in 2029. In tax year 2023/2024, unabated taxes were estimated to be $13,436,971. Underwritten property taxes are based on the borrower’s budgeted amount, which takes into account the PILOT exemption.

B-47

Office – Suburban 1100 Enterprise Way Sunnyvale, CA 94089	Collateral Asset Summary – Loan No. 5 Moffett Towers Building D	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$46,500,000 48.3% 1.83x 13.2%

B-48

Office – Suburban 1100 Enterprise Way Sunnyvale, CA 94089	Collateral Asset Summary – Loan No. 5 Moffett Towers Building D	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$46,500,000 48.3% 1.83x 13.2%

B-49

Office – Suburban 1100 Enterprise Way Sunnyvale, CA 94089	Collateral Asset Summary – Loan No. 5 Moffett Towers Building D	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$46,500,000 48.3% 1.83x 13.2%

Mortgage Loan Information		Property Information
Loan Sellers:	GSMC, GACC	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Recapitalization	Property Type – Subtype:	Office – Suburban
Borrower Sponsor(s):	Joseph K. Paul (a/k/a Jay Paul)	Collateral:	Fee
Borrower(s):	MT3 1100 LLC	Location:	Sunnyvale, CA
Original Balance(1):	$46,500,000	Year Built / Renovated:	2014 / NAP
Cut-off Date Balance(1):	$46,500,000	Property Management:	Paul Holdings, Inc., dba Jay Paul Company
% by Initial UPB:	6.3%	Size:	357,481 SF
Interest Rate:	6.96000%	Appraised Value / Per SF:	$300,000,000 / $839
Note Date:	July 19, 2024	Appraisal Date:	June 12, 2024
Original Term:	60 months	Occupancy:	100.0% (as of August 6, 2024)
Amortization:	Interest Only	UW Economic Occupancy:	96.5%
Original Amortization:	NAP	Underwritten NOI:	$19,183,350
Interest Only Period:	60 months	Underwritten NCF:	$18,749,733
First Payment Date:	September 6, 2024
Maturity Date:	August 6, 2029	Historical NOI
Additional Debt Type(1):	Pari Passu	Most Recent NOI:	$16,936,938 (TTM May 31, 2024)
Additional Debt Balance(1):	$98,500,000	2023 NOI:	$17,646,474
Call Protection(2):	L(24),YM1(1),DorYM1(28),O(7)	2022 NOI:	$17,394,645
Lockbox / Cash Management:	Hard / In Place	2021 NOI:	$16,837,894

Reserves(3)				Financial Information(1)
	Initial	Monthly	Cap	Cut-off Date Loan / SF:	$406
Taxes:	$1,035,239	$207,048	NAP	Maturity Date Loan / SF:	$406
Insurance:	$0	Springing	NAP	Cut-off Date LTV:	48.3%
Replacement Reserves:	$0	Springing	NAP	Maturity Date LTV:	48.3%
Lease Sweep Reserve:	$0	Springing	NAP	UW NOI DY:	13.2%
				UW NCF DSCR:	1.83x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$145,000,000	100.0%	Recapitalization(4)	$142,847,446	98.5%
			Closing Costs	1,117,315	0.8
			Reserves	1,035,239	0.7
Total Sources	$145,000,000	100.0%	Total Uses	$145,000,000	100.0%
(1)	The Moffett Towers Building D Mortgage Loan (as defined below) is part of the Moffett Towers Building D Whole Loan (as defined below), which is evidenced by 14 pari passu promissory notes with an aggregate original principal balance of $145,000,000. The Financial Information presented above is based on the aggregate principal balance of the promissory notes comprising the Moffett Towers Building D Whole Loan.
(2)	Voluntary prepayment with yield maintenance of the Moffett Towers Building D Whole Loan is permitted in whole (but not in part) on any business day on or after September 6, 2026. Defeasance of the Moffett Towers Building D Whole Loan is permitted in full at any time on or after the date that is the earlier to occur of (i) two years after the closing date of the securitization that includes the last Moffett Towers Building D Whole Loan note to be securitized and (ii) July 19, 2027. The assumed defeasance lockout period of 25 payments is based on the anticipated closing date of the Benchmark 2024-V10 securitization trust in September 2024. The actual defeasance lockout period may be longer.
(3)	See “Initial and Ongoing Reserves” below for further discussion of reserve information.
(4)	The borrower sponsor’s recapitalization was done to refinance proceeds from the previous loan that was repaid in January 2024.

B-50

Office – Suburban 1100 Enterprise Way Sunnyvale, CA 94089	Collateral Asset Summary – Loan No. 5 Moffett Towers Building D	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$46,500,000 48.3% 1.83x 13.2%

The Loan. The fifth largest mortgage loan (the “Moffett Towers Building D Mortgage Loan”) is part of a whole loan (the “Moffett Towers Building D Whole Loan”) evidenced by 14 pari passu notes that is secured by the borrower’s fee interest in a 357,481 square foot office building located in Sunnyvale, California (the “Moffett Towers Building D Property”).

The Moffett Towers Building D Mortgage Loan, which is evidenced by the controlling Note A-1 and the non-controlling Notes A-2-1, and A-5-1, has an outstanding principal balance as of the Cut-off Date of $46,500,000. The Moffett Towers Building D Whole Loan was originated on July 19, 2024 by Goldman Sachs Bank USA (“GSBI”), DBR Investments Co. Limited (“DBRI”) and UBS AG, New York Branch (“UBS AG”) and has an aggregate outstanding principal balance as of the Cut-off Date of $145,000,000. Notes A-1 and A-2-1, with an outstanding principal balance as of the Cut-off Date of $32,000,000, are being sold by Goldman Sachs Mortgage Company, and Note A-5-1, with an outstanding principal balance of $14,500,000 as of the Cut-off Date, is being sold by GACC. The Moffett Towers Building D Whole Loan has a five-year term, is interest-only for the full term and accrues interest on an Actual/360 basis. The scheduled maturity date of the Moffett Towers Building D Whole Loan is August 6, 2029.

The Moffett Towers Building D Whole Loan will be serviced pursuant to the pooling and servicing agreement for the BMARK 2024-V10 securitization. The relationship between the holders of the Moffett Towers Building D Whole Loan is governed by a co-lender agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

The table below identifies the promissory notes that comprise the Moffett Towers Building D Whole Loan:

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$25,000,000	$25,000,000	BMARK 2024-V10	Yes
A-2-1	$7,000,000	$7,000,000	BMARK 2024-V10	No
A-2-2(1)	$18,000,000	$18,000,000	GSBI	No
A-3-1(1)	$17,500,000	$17,500,000	GSBI	No
A-3-2	$5,000,000	$5,000,000	BMO 2024-5C6	No
A-4(1)	$20,000,000	$20,000,000	DBRI	No
A-5-1	$14,500,000	$14,500,000	BMARK 2024-V10	No
A-5-2(1)	$5,500,000	$5,500,000	DBRI	No
A-6-1(1)	$6,000,000	$6,000,000	DBRI	No
A-6-2	$5,000,000	$5,000,000	BMO 2024-5C6	No
A-7	$10,000,000	$10,000,000	BMO 2024-5C6	No
A-8	$5,000,000	$5,000,000	BMO 2024-5C6	No
A-9(1)	$4,000,000	$4,000,000	UBS AG	No
A-10(1)	$2,500,000	$2,500,000	UBS AG	No
Whole Loan	$145,000,000	$145,000,000
(1)	Expected to be contributed to one or more future securitization trusts.

The Property. The Moffett Towers Building D Property is a 357,481 SF, eight-story office building located in Sunnyvale, California that was built in 2014. The Moffett Towers Building D Property sits on approximately nine acres. The Moffett Towers Building D Property has been 100% leased to Amazon since February 2014. Amazon recently executed a seven-year renewal through February 2031 at a rental rate of $47.76 PSF with 3.0% contractual rent steps and no tenant improvement dollars. The Moffett Towers Building D Property is a portion of a larger office development known as the Moffett Towers, Phase 2 development, and represents approximately 34.6% of the square footage of the larger development. The Moffett Towers Building D Property shares common area amenities with the larger development such as a parking structure, fitness club, swimming pool, and outdoor patio.

The Moffett Towers Building D Property is part of the larger Moffett Towers Campus development which is comprised of seven buildings built by the borrower sponsor. The campus totals 1.8 million SF of LEED certified Gold, Class A office space that is currently 100% leased.

The Sole Tenant. The sole tenant at the Moffett Towers Building D Property is Amazon, pursuant to a NNN lease with a 10-year initial term that commenced in February 2014 and was recently extended through February 28, 2031. Founded in 1994 and headquartered in Seattle, Washington and Arlington, Virginia, Amazon is an online retailer and web service provider offering a wide range of products and services. The Amazon lease at the Moffett Towers Building D Property is guaranteed by Amazon.com, Inc. (rated A1/AA/AA- by Moody’s/S&P/Fitch). The Amazon lease does not contain any termination options.

B-51

Office – Suburban 1100 Enterprise Way Sunnyvale, CA 94089	Collateral Asset Summary – Loan No. 5 Moffett Towers Building D	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$46,500,000 48.3% 1.83x 13.2%

The following table presents certain information relating to the sole tenant at the Moffett Towers Building D Property:

Tenant Summary(1)
Tenant	Credit Rating (Moody’s/ S&P/Fitch)(2)	Net Rentable Area (SF)	% of Net Rentable Area	U/W Base Rent	U/W Base Rent Per SF	% of Total U/W Base Rent	Lease Expiration	Termination Option (Y/N)	Renewal Options
Amazon	A1/AA/AA-	357,481	100.0%	$17,585,491	$49.19	100.0%	2/28/2031	N	2 x 7 yr
Total Occupied		357,481	100.0%	$17,585,491	$49.19	100.0%
Vacant		0	0.0
Total		357,481	100.0%
(1)	Based on the underwritten rent roll dated June 17, 2024.
(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

The following table presents certain information relating to the lease rollover schedule at the Moffett Towers Building D Property, based on the initial lease expiration dates:

Lease Rollover Schedule(1)
Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	U/W Base Rent	% of Total U/W Base Rent	U/W Base Rent $ per SF	# of Expiring Leases
2024 & MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2025	0	0.0%	0.0%	$0	0.0%	$0.00	0
2026	0	0.0%	0.0%	$0	0.0%	$0.00	0
2027	0	0.0%	0.0%	$0	0.0%	$0.00	0
2028	0	0.0%	0.0%	$0	0.0%	$0.00	0
2029	0	0.0%	0.0%	$0	0.0%	$0.00	0
2030	0	0.0%	0.0%	$0	0.0%	$0.00	0
2031	357,481	100.0%	100.0%	$17,585,491	100.0%	$49.19	1
2032	0	0.0%	100.0%	$0	0.0%	$0.00	0
2033	0	0.0%	100.0%	$0	0.0%	$0.00	0
2034	0	0.0%	100.0%	$0	0.0%	$0.00	0
2035 & Thereafter	0	0.0%	100.0%	$0	0.0%	$0.00	0
Vacant	0	0.0%	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	357,481	100.0%		$17,585,491	100.0%	$49.19	1
(1)	Information is based on the underwritten rent roll dated June 17, 2024.

B-52

Office – Suburban 1100 Enterprise Way Sunnyvale, CA 94089	Collateral Asset Summary – Loan No. 5 Moffett Towers Building D	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$46,500,000 48.3% 1.83x 13.2%

The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Moffett Towers Building D Property:

Cash Flow Analysis
	2020	2021	2022	2023	TTM 5/31/2024	U/W(1)	U/W Per SF
Base Rent(1)	$15,946,343	$16,424,733	$16,917,475	$17,295,285	$17,239,787	$17,585,491	$49.19
Credit Tenant Rent Steps(2)	0	0	0	0	0	2,138,038	$5.98
Amenity Use Fee	387,155	398,769	410,732	419,905	418,558	414,509	$1.16
Commercial Reimbursement Revenue	4,962,579	5,509,335	5,785,025	6,212,580	6,163,846	6,932,235	$19.39
Gross Potential Rent	$21,296,076	$22,332,837	$23,113,232	$23,927,769	$23,822,190	$27,070,273	$75.73
Vacancy Loss	0	0	0	0	0	(954,446)	($2.67)
Effective Gross Income	$21,296,076	$22,332,837	$23,113,232	$23,927,769	$23,822,190	$26,115,828	$73.06
Real Estate Taxes	2,299,865	2,348,647	2,376,645	2,409,276	2,411,718	2,412,207	$6.75
Insurance	488,785	657,794	775,578	881,569	922,957	959,323	$2.68
Repairs & Maintenance	1,762,488	1,959,668	2,034,583	2,443,900	3,004,668	3,004,668	$8.41
Management Fee	478,390	492,742	507,524	518,859	517,194	527,565	$1.48
General and Administrative - Direct	28,224	31,849	27,439	27,388	28,473	28,473	$0.08
Other Expenses	605	4,243	(3,183)	302	242	242	$0.00
Total Expenses	$5,058,357	$5,494,943	$5,718,587	$6,281,296	$6,885,252	$6,932,478	$19.39
Net Operating Income	$16,237,719	$16,837,894	$17,394,645	$17,646,474	$16,936,938	$19,183,350	$53.66
Capital Expenditures	0	0	0	0	0	$71,496	$0.20
TI/LC	0	0	0	0	0	$362,121	$1.01
Net Cash Flow	$16,237,719	$16,837,894	$17,394,645	$17,646,474	$16,936,938	$18,749,733	$52.45

Occupancy	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
NCF DSCR(3)	1.59x	1.65x	1.70x	1.72x	1.66x	1.83x
NOI Debt Yield(3)	11.2%	11.6%	12.0%	12.2%	11.7%	13.2%
(1)	Based on the underwritten rent roll dated June 17, 2024.
(2)	Credit Tenant Rent Steps reflects the present value of contractual rent step increments for Amazon's investment-grade credit rating.
(3)	NCF DSCR and NOI Debt Yield are based on the Moffett Towers Building D Whole Loan.

Appraisal. According to the appraisal, the Moffett Towers Building D Property had an “as-is” appraised value of $300,000,000 as of June 12, 2024. The table below shows the appraisal’s “as-is” conclusions.

Property	Appraised Value(1)	Capitalization Rate(1)
Moffett Towers Building D	$300,000,000	5.75%
(1)	Source: Appraisal.

Environmental Matters. According to the Phase I environmental report dated August 31, 2023, there are no recognized environmental conditions or recommendations for further action at the Moffett Towers Building D Property.

B-53

Office – Suburban 1100 Enterprise Way Sunnyvale, CA 94089	Collateral Asset Summary – Loan No. 5 Moffett Towers Building D	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$46,500,000 48.3% 1.83x 13.2%

The Market. The Moffett Towers Building D Property sits in the Moffett Park submarket, which is located within the greater San Jose-Sunnyvale-Santa Clara metropolitan statistical area, alternatively referred to as the Silicon Valley office market. As of the first-quarter of 2024, Moffett Park office submarket vacancy is 15.0%, according to a third-party market research report. Sunnyvale is considered a hub for the video game industry and is the former location of Atari’s headquarters. The top employers in Sunnyvale include Google, Apple, LinkedIn, Lockheed Martin Space Systems, and Amazon.

The Borrower and the Borrower Sponsor. The borrower for the Moffett Towers Building D Whole Loan is MT3 1100 LLC, a Delaware limited liability company and single purpose entity with two independent managers. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Moffett Towers Building D Whole Loan.

The borrower sponsor is Joseph K. Paul (a/k/a Jay Paul). The borrower sponsor’s affiliate, Paul Guarantor LLC, a Delaware limited liability company, is the guarantor of certain non-recourse carveout liabilities under the Moffett Towers Building D Whole Loan.

Property Management. The Moffett Towers Building D Property is currently managed by Paul Holdings, Inc., dba Jay Paul Company, an affiliate of the borrower sponsor.

Initial and Ongoing Reserves. At origination of the Moffett Towers Building D Whole Loan, the borrower deposited approximately $1,035,239 into an upfront tax reserve.

Tax Escrows – On a monthly basis, the borrower is required to escrow 1/12th of the annual estimated tax payments payable during the next ensuing 12 months (initially, approximately $207,048).

Insurance Escrows – On a monthly basis, the borrower is required to escrow 1/12th of the annual estimated insurance payments (initially, approximately $79,944). Such reserve has been conditionally waived so long as the borrower maintains a blanket policy meeting the requirements of the Moffett Towers Building D Whole Loan documents and the borrower provides evidence of the renewal of any insurance policy prior to the expiration thereof and receipts for the payment of the applicable premiums. At origination of the Moffett Towers Building D Whole Loan, an acceptable blanket policy was in place.

Replacement Reserve – On a monthly basis during a Trigger Period (as defined below), the borrower is required to escrow approximately $71,496 for the payment or reimbursement of approved capital expenses.

Lease Sweep Reserve – On a monthly basis during a Lease Sweep Period (as defined below), the borrower is required to escrow $643,031 and available cash (as described under “Lockbox / Cash Management” below) into a lease sweep account. The borrower will have the option, at any time and from time to time, to deliver a letter of credit to the lender (as described under “Lockbox / Cash Management” below) in accordance with the terms and conditions set forth in the Moffett Towers Building D Whole Loan documents, in order to prevent the commencement of a Lease Sweep Period (or, if already triggered, to terminate such Lease Sweep Period).

Lockbox / Cash Management. The Moffett Towers Building D Whole Loan is structured with a hard lockbox and in-place cash management. The borrower and the property manager, as applicable, are required to cause all rents to be deposited directly into a lender-controlled lockbox account. All revenues received by the borrower or property manager, as applicable, are required to be deposited in the lockbox account within one business day of receipt. Funds in the lockbox account are required to be swept daily into a cash management account and applied according to the cash flow waterfall in the Moffett Towers Building D Whole Loan documents. During a Trigger Period, excess cash flow is required to be swept to an excess cash flow subaccount to be held as additional collateral for the Moffett Towers Building D Whole Loan, unless a Lease Sweep Period exists, in which case all excess cash will be swept to a lease sweep reserve for leasing expenses in connection with a replacement Lease Sweep Lease (as defined below).

A “Trigger Period” means a period commencing upon (i) the occurrence of an event of default, (ii) the commencement of a Low DSCR Period (as defined below) or (iii) the commencement of a Lease Sweep Period; and ending if (A) with respect to a Trigger Period commenced pursuant to clause (i), the event of default commencing the Trigger Period has been cured and such cure has been accepted by the lender (and no other event of default is then continuing), (B) with respect to a Trigger Period commenced due to clause (ii), the Low DSCR Period has ended pursuant to the terms of the Moffett Towers Building D Whole Loan documents (and no other Trigger Period is then continuing), and (C) with respect to a Trigger Period commenced due to clause (iii), the Lease Sweep Period has ended pursuant to the terms of the Moffett Towers Building D Whole Loan documents, as described below (and no other Trigger Period is continuing).

A “Lease Sweep Period”:

(i) will commence on the first monthly payment date following the earliest to occur of any of the following (each, a “Lease Sweep Trigger”):

(a) the date on which, with respect to any “Lease Sweep Lease” (defined as (x) the Amazon lease or (y) any lease which is entered into by borrower in replacement of the Amazon lease, and that, either individually, or when taken together with any other lease with the same tenant or its affiliates, and assuming the exercise of all expansion rights and all preferential rights to lease additional

B-54

Office – Suburban 1100 Enterprise Way Sunnyvale, CA 94089	Collateral Asset Summary – Loan No. 5 Moffett Towers Building D	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$46,500,000 48.3% 1.83x 13.2%

space contained in such replacement lease, demises lease sweep space equal to or greater than 75% or more of the rentable square feet demised under the applicable Lease Sweep Lease as of the loan origination date), (i) the related tenant cancels or terminates its Lease Sweep Lease with respect to all or a material portion of the space subject to such Lease Sweep Lease prior to the then current expiration date under such Lease Sweep Lease, or (ii) the related tenant delivers to the borrower or property manager a notice to the effect that it is canceling or terminating its Lease Sweep Lease with respect to all or a material portion of the space subject to such Lease Sweep Lease; provided, however, no Lease Sweep Period will commence pursuant this clause (i)(a) if, in connection with such termination or cancellation (or delivery of notice of termination or cancellation), the borrower simultaneously enters into a replacement lease(s) with one or more investment-grade entities covering the terminated space, provided that such replacement lease is a Qualified Lease (as defined below) and provided that the Occupancy Conditions (as defined below) are satisfied with respect to such replacement lease within ten business days of the date of such termination or cancellation (or delivery of notice of termination or cancellation);

(b) the date on which, with respect to any Lease Sweep Lease, the related tenant ceases operating its business (i.e., “goes dark”) at 20% or more of its space on a rentable square foot basis; provided, however, that if the tenant (x) is Amazon, (y) is one or more investment-grade entities or (z) has subleased the dark space portion of its premises to one or more investment-grade entities which has accepted delivery thereof (i.e., the lease has commenced) and is paying unabated rent at a contract rate no less than the contract rate required under the Lease Sweep Lease, in any such case, such tenant will be deemed not to have ‘gone dark’ for purposes of this clause (b) and no Lease Sweep Period will commence pursuant to this clause (b);

(c) upon a default under a Lease Sweep Lease by the tenant thereunder that continues beyond any applicable notice and cure period;

(d) upon the occurrence of an insolvency proceeding of the tenant under a Lease Sweep Lease;

(e) the date on which, with respect to the Amazon lease, neither Amazon nor its parent company is rated as an investment-grade entity; or

(f) solely with respect to the occurrence of a casualty during any period when the Amazon lease is in effect, upon the delivery of a Repair Notice (as such term is defined in the Amazon lease) to Amazon that indicates that the anticipated period for repairing the damage resulting from such casualty exceeds 270 days from the date of such casualty (a Repair Notice in such case, a “Termination Option Repair Notice”), pursuant to which Amazon has the option to terminate subject to the terms and conditions set forth in the Amazon lease; and

(ii) will end on the earliest of the applicable of the following to occur:

(1) in the case of clause (i)(a), the date on which, with respect to each Lease Sweep Lease space, one or more replacement tenants acceptable to the lender (in its sole but good faith discretion) execute and deliver replacement lease(s) covering the requisite space, provided that such replacement lease(s) are Qualified Leases and provided that the Occupancy Conditions are satisfied;

(2) in the case of clause (i)(b) or (i)(e), the date on which either (A) with respect to clause (i)(b), one or more replacement tenants acceptable to the lender (in its sole but good faith discretion) execute and deliver replacement lease(s) covering the requisite space, provided that such replacement tenant(s) and lease(s) are Qualified Leases and provided that the Occupancy Conditions are satisfied or (B) for a dark period event with respect to clause (i)(b) or an Amazon downgrade event (with respect to clause (1)(e)), Amazon (or its parent) is restored as an investment-grade entity or the entirety of the lease sweep space has been sublet to an investment-grade entity which has accepted delivery thereof (i.e., the lease has commenced) and is paying unabated rent (or, alternatively, sufficient funds have been deposited into the lease sweep account to account for all remaining scheduled free rent periods or rent abatements periods under such lease) at a contract rate no less than the contract rate required under the Lease Sweep Lease;

(3) in the case of clause (i)(c) above, the date on which the subject default has been cured and no other default under such Lease Sweep Lease occurs for a period of three consecutive months following such cure;

(4) in the case of clause (i)(d) above, the applicable tenant insolvency proceeding has terminated and the applicable Lease Sweep Lease has been affirmed, assumed or assigned in a manner satisfactory to the lender;

(5) in the case of clause (i)(f) above, if Amazon does not exercise (or does not send notice to the borrower of its intention to exercise) its right to terminate the Amazon lease within 45 days after the delivery to Amazon of a Termination Option Repair Notice;

(6) in the case of clause (i)(f) above, if Amazon does exercise (or sends notice to the borrower of its intention to exercise) its right to terminate the Amazon lease after receipt of such Termination Option Repair Notice, the date on which all of the following are satisfied: (A) the entirety of the applicable lease sweep space is leased pursuant to one or more Qualified Leases and (B) the Occupancy Conditions are satisfied with respect to all such qualified leases;

B-55

Office – Suburban 1100 Enterprise Way Sunnyvale, CA 94089	Collateral Asset Summary – Loan No. 5 Moffett Towers Building D	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$46,500,000 48.3% 1.83x 13.2%

(7) in the case of all Lease Sweep Triggers, the date on which the borrower has delivered a letter of credit to the lender with a face amount equal to $7,716,370, unless, the applicable Lease Sweep Lease space has been leased pursuant to one or more leases which, in the aggregate, (x) require the borrower to incur expenses, including the payment of brokerage commissions, completion of tenant improvements or payment of tenant allowances, and/or (y) provide for free rent periods and/or rent abatement periods with respect to rent amounts, which, in the lender’s determination, exceed $7,716,370 (in which case the Lease Sweep Period in question will continue until the borrower satisfies clause (1) above); and

(8) in the case of all Lease Sweep Triggers other than a tenant insolvency proceeding, the date on which the aggregate amount of funds transferred into the lease sweep account (including any related termination payments with respect to the Lease Sweep Lease(s) in question deposited into the lease sweep account) equals the applicable lease sweep reserve cap set forth in the Moffett Towers Building D Whole Loan documents (for the avoidance of doubt: (x) a Lease Sweep Period terminating pursuant to this clause (ii)(8) will terminate once funds in an amount equal to the applicable lease sweep reserve cap (representing an aggregate amount equal to $55.00 per square foot of the applicable tenant space (except such cap will not apply in the event of a lease sweep tenant insolvency proceeding)) have been transferred into the lease sweep account over the course of the Lease Sweep Period; but all of such funds will not have to be, at any one time, on deposit all at once in such lease sweep account) and (y) if a Lease Sweep Trigger is continuing due to the occurrence of more than one Lease Sweep Trigger, the aggregate amount of funds required to be transferred over the course of the Lease Sweep Period will be equal to the amount of the largest lease sweep reserve cap applicable to all then continuing Lease Sweep Triggers, such that each Lease Sweep Trigger will be treated as concurrent and not duplicative or independent of another.

A “Low DSCR Period” will (i) commence if, as of any calculation date, (A) the Moffett Towers Building D Property is not fully leased to either (a) Amazon or (b) an investment-grade entity with a credit rating that is at least equal to the credit rating of Amazon as of the origination date, in either case pursuant to a lease that is substantially on the same or better terms as the Amazon lease, and (B) the debt service coverage ratio is less than 1.10x and (ii) will end on the date a debt service coverage ratio of at least 1.10x is achieved for at least one calculation date, as determined by the lender.

“Occupancy Conditions” means, with respect to the Lease Sweep Lease space in question, (I) with respect to Lease Sweep Lease space at least equal to the requisite space, the delivery by the borrower to the lender of evidence reasonably satisfactory to the lender (including an estoppel certificate executed by the relevant tenant) that (A) the entirety of such requisite space is leased (or, in the case of a lease renewal or extension, continues to be leased) under one or more Qualified Leases, (B) all contingencies under the lease or leases of the Lease Sweep Lease space in question (or the lease renewal or extension) to the effectiveness of such lease(s) have been satisfied and the rent commencement date under all such lease(s) has been set, (C) all leasing commissions payable in connection with the lease or leases of the Lease Sweep Lease space in question (or the lease renewal or extension) have been paid and all tenant improvement obligations or other landlord obligations of an inducement nature have either been completed or paid in full or, alternatively, sufficient funds have been retained in the lease sweep account for such purposes (the “Unpaid TILC Obligation Amount”), (D) the tenant under the lease or leases of the Lease Sweep Lease space in question (or the lease renewal or extension) has actually commenced paying full contractual rent and any initial free rent period or period of partial rent abatements has expired or, alternatively, sufficient funds will be retained in the lease sweep account to account for all remaining scheduled free rent periods or rent abatements (the “Remaining Rent Abatement Amount” and, collectively with the Unpaid TILC Obligation Amount, the “Unpaid Landlord Obligations Amount”), and (E) the tenant(s) under the lease or leases of the Lease Sweep Lease space in question (or the lease renewal or extension) have accepted delivery of the demised premises (i.e., the lease has commenced), (II) in the event that the conditions under the foregoing clause (I) are satisfied by Qualified Leases that demise requisite space that is less than 100% of the rentable square feet demised under the Amazon lease as of the origination date (the difference between such space leased under the Amazon lease and the space leased under such Qualified Lease demised to satisfy the foregoing clause (I) being the “Remaining Lease Sweep Space”), the then aggregate amount of funds on deposit in the lease sweep account on account of the Remaining Lease Sweep Space and not previously disbursed or applied (and not allocable to the Unpaid Landlord Obligations Amount), is equal to or greater than the product of (x) the applicable per rentable square foot lease sweep reserve cap and (y) the rentable square feet of the Remaining Lease Sweep Space (including, without limitation, all approved leasing expenses, free rent periods and/or rent abatement periods) (such required amount, the “Remaining Space Amount”) and (III) the debt service coverage ratio after giving effect to the lease or leases of the Lease Sweep Lease space in question (or the lease renewal or extension) (taking into account the Remaining Rent Abatement Amount as rents) is no less than a debt service coverage ratio of at least 1.20x.

A “Qualified Lease” means a replacement Lease Sweep Lease or a renewal or extension of an existing Lease Sweep Lease (i) entered into in accordance with the Moffett Towers Building D Whole Loan documents, (ii) (A) in the case of any lease renewal or extension, having an initial term of no less than seven years from the date that the term of the lease being renewed or extended expired (or will expire, if applicable) or (B) in the case of any replacement lease, having an initial term of no less than seven years from the date that the term of the lease being replaced expired and (iii) on economic terms (e.g., base rent, additional rent and recoveries, tenant improvement allowances, etc.) at least as favorable to the landlord as those contained in the Lease Sweep Lease being replaced, renewed or extended; provided, that, in the event the economic terms in the Lease Sweep Lease being replaced are not commercially reasonable for the market at such time in question, such economic terms may be reduced to reflect such market terms, subject to the lender’s reasonable approval.

Subordinate and Mezzanine Debt. None.

B-56

Office – Suburban 1100 Enterprise Way Sunnyvale, CA 94089	Collateral Asset Summary – Loan No. 5 Moffett Towers Building D	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$46,500,000 48.3% 1.83x 13.2%

Permitted Future Mezzanine or Subordinate Debt. Not permitted.

Partial Release. Not permitted.

Ground Lease. None.

B-57

Mixed Use – Office/Retail 9300 Culver Boulevard Culver City, CA 90232	Collateral Asset Summary – Loan No. 6 Culver Steps	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$41,250,000 57.7% 1.66x 11.4%

B-58

Mixed Use – Office/Retail 9300 Culver Boulevard Culver City, CA 90232	Collateral Asset Summary – Loan No. 6 Culver Steps	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$41,250,000 57.7% 1.66x 11.4%

B-59

Mixed Use – Office/Retail 9300 Culver Boulevard Culver City, CA 90232	Collateral Asset Summary – Loan No. 6 Culver Steps	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$41,250,000 57.7% 1.66x 11.4%

B-60

Mixed Use – Office/Retail 9300 Culver Boulevard Culver City, CA 90232	Collateral Asset Summary – Loan No. 6 Culver Steps	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$41,250,000 57.7% 1.66x 11.4%
Mortgage Loan Information		Property Information
Loan Seller:	GACC	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Refinance	Property Type – Subtype:	Mixed Use – Office/Retail
Borrower Sponsor(s):(1)	Hackman Capital Partners, LLC	Collateral:	Fee
Borrower(s):	HC 9300 Culver, LLC	Location:	Culver City, CA
Original Balance(2):	$41,250,000	Year Built / Renovated:	2019 / NAP
Cut-off Date Balance(2):	$41,250,000	Property Management:	IDS Real Estate Group
% by Initial UPB:	5.6%	Size:	121,736 SF
Interest Rate:	6.63400%	Appraised Value / Per SF:	$130,000,000 / $1,068
Note Date:	July 26, 2024	Appraisal Date:	June 4, 2024
Original Term:	60 months	Occupancy:	100.0% (as of July 31, 2024)
Amortization:	Interest Only	UW Economic Occupancy:	96.9%
Original Amortization:	NAP	Underwritten NOI:	$8,519,735
Interest Only Period:	60 months	Underwritten NCF:	$8,373,652
First Payment Date:	September 6, 2024
Maturity Date:	August 6, 2029	Historical NOI
Additional Debt Type(2):	Pari Passu	Most Recent NOI:	$7,115,403 (TTM April 30, 2024)
Additional Debt Balance(2):	$33,750,000	2023 NOI:	$6,138,109
Call Protection:	L(25),D(28),O(7)	2022 NOI:	$4,349,198
Lockbox / Cash Management:	Hard / Springing	2021 NOI:	$4,741,359

Reserves(3)				Financial Information(2)
	Initial	Monthly	Cap	Cut-off Date Loan / SF:	$616
Taxes:	$0	Springing	NAP	Maturity Date Loan / SF:	$616
Insurance:	$0	Springing	NAP	Cut-off Date LTV:	57.7%
Replacement Reserves:	$0	Springing	$48,696	Maturity Date LTV:	57.7%
TI/LC Reserve:	$1,179,329	Springing	$243,480	UW NOI DY:	11.4%
				UW NCF DSCR:	1.66x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan(2)	$75,000,000	100.0%	Loan Payoff	$68,575,407	91.4%
			Return of Equity	4,063,901	5.4
			Closing Costs	1,181,363	1.6
			Upfront Reserves	1,179,329	1.6
Total Sources	$75,000,000	100.0%	Total Uses	$75,000,000	100.0%
(1)	The borrower sponsor for the Culver Steps Whole Loan (as defined below) is affiliated with the borrower sponsor for the Culver Collection Whole Loan, which is also included in the Benchmark 2024-V10 securitization.
(2)	The Culver Steps Mortgage Loan (as defined below) is part of a whole loan evidenced by two pari passu promissory notes with an aggregate outstanding principal balance as of the Cut-off Date of $75.0 million. The Financial Information in the chart above reflects the Cut-off Date Balance of the Culver Steps Whole Loan.
(3)	See “Initial and Ongoing Reserves” below.

B-61

Mixed Use – Office/Retail 9300 Culver Boulevard Culver City, CA 90232	Collateral Asset Summary – Loan No. 6 Culver Steps	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$41,250,000 57.7% 1.66x 11.4%

The Loan. The sixth largest mortgage loan (the “Culver Steps Mortgage Loan”) is part of a whole loan (the “Culver Steps Whole Loan”) secured by the borrower’s fee interest in a 121,736 SF mixed-use office and retail property located in Culver City, California (the “Culver Steps Property”). The Culver Steps Whole Loan is comprised of two pari passu promissory notes, with an aggregate outstanding principal balance as of the Cut-off Date of $75,000,000. The Culver Steps Mortgage Loan is evidenced by the controlling Note A-1 with an outstanding principal balance as of the Cut-off Date of $41,250,000. The Culver Steps Whole Loan was co-originated on July 26, 2024 by DBRI Investments Co. Limited and Wells Fargo Bank, National Association. The Culver Steps Whole Loan is interest only for the entire term and accrues interest at a fixed rate of 6.63400% per annum on an Actual/360 basis. The scheduled maturity date for the Culver Steps Whole Loan is the payment date on August 6, 2029.

The table below identifies the promissory notes that comprise the Culver Steps Whole Loan. The relationship between the holders of the Culver Steps Whole Loan is governed by a co-lender agreement as described under Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Preliminary Prospectus. The Culver Steps Whole Loan will be serviced pursuant to the pooling and servicing agreement for the Benchmark 2024-V10 securitization trust. See “The Pooling and Servicing Agreement” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$41,250,000	$41,250,000	Benchmark 2024-V10	Yes
A-2	$33,750,000	$33,750,000	BANK5 2024-5YR9	No
Whole Loan	$75,000,000	$75,000,000

The Property. The Culver Steps Property is comprised of a Class A office building and retail campus totaling 121,736 SF located in Culver City, California. The borrower sponsor constructed the Culver Steps Property in 2019. The Culver Steps Property consists of 79,369 SF of creative office space (65.2% of NRA; 63.1% of underwritten base rent), which is 100.0% leased to Amazon Studios LLC (“Amazon”) (guaranteed by Amazon.com, Inc. (rated A1/AA/AA- by Moody’s/S&P/Fitch)) and 42,367 SF of retail (34.8% of NRA; 36.9% of underwritten base rent). The Culver Steps Property features an architectural 50-foot-wide staircase that cascades down the four-story building which opens into a one-acre public plaza, which includes green lawns, shade trees and seating area. The public plaza connects the Culver Steps Property to The Culver Studios, the Amazon-operated Culver Theater, The Culver Hotel, and other surrounding shops and restaurants in Downtown Culver City. The Culver Steps Property features 290 parking spaces in a subterranean garage and has the right to use 317 parking spaces at an adjacent garage. As of July 31, 2024, the Culver Steps Property was 100.0% leased to 12 tenants.

Major Tenants. The three largest tenants based on underwritten base rent at the Culver Steps Property are Amazon, Erewhon Market and Laurel Grill.

Amazon (79,369 square feet; 65.2% of Total NRA; 100.0% of Office NRA; 63.1% of underwritten base rent): Founded in 1994 and headquartered in Seattle, Washington, Amazon is an online retailer and web service provider offering a wide range of products and services. Product offerings include merchandise and content purchased for resale and those offered by third-party sellers through its international fulfillment network known as Fulfillment by Amazon. Service offerings include Amazon Prime, a media streaming subscription service, Amazon Web Services, an on-demand cloud computing platform, and Amazon Ads, a multimedia advertising service. Amazon designs, manufactures, and sells electronic devices, including Echo, Fire TV, Kindle, and Ring, and develops and produces media content. Amazon services its customers via websites, mobile apps, Alexa, streaming, and physical stores with a focus on low prices and convenience.

The Culver Steps Property is used for Amazon's corporate and executive creative office space located immediately adjacent to The Culver Studios which is 100.0% leased to Amazon. The Culver Studios is known as Amazon Studios for streaming content and media production purposes. Additionally, the Culver Steps Property houses executives and departments such as Amazon Prime (specifically Prime Video) and Audible teams. Amazon has two, five-year renewal options and no termination options. The lease is guaranteed by Amazon.com, Inc. (rated A1/AA-/AA by Moody’s/Fitch/S&P).

Erewhon Market (14,558 square feet; 12.0% of Total NRA; 34.4% of Retail NRA; 12.0% of underwritten base rent): Erewhon Market (“Erewhon”) is a California high-end organic and natural food supermarket chain with 10 locations all within Los Angeles County. Erewhon focuses on niche, locally produced, quality organic products offering foods appealing to raw, vegan, keto, kosher and other alternative diets, helping to inspire healthier communities. Erewhon is family owned, a Certified Organic Retailer and a Certified B Corp. Erewhon Market has three, five-year renewal options and no termination options.

Laurel Grill (7,541 square feet; 6.2% of Total NRA; 17.8% of Retail NRA; 5.7% of underwritten base rent): Laurel Grill is a new restaurant owned and operated by Dean McKillen, who is known for the popular West Hollywood restaurants, Laurel Hardware and Ysabel. Laurel Grill is currently building out its space and commenced rent payments on July 1, 2024. Laurel Grill has two renewal options, the first renewal option for a 10-year term and the second renewal option for a 5-year term, and no termination options.

B-62

Mixed Use – Office/Retail 9300 Culver Boulevard Culver City, CA 90232	Collateral Asset Summary – Loan No. 6 Culver Steps	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$41,250,000 57.7% 1.66x 11.4%

The following table presents certain information relating to the historical and current occupancy of the Culver Steps Property:

Historical and Current Occupancy(1)
2021	2022	2023	Current(2)
86.0%	87.0%	88.0%	100.0%
(1)	Historical occupancies are as of December 31 of each respective year.
(2)	Current Occupancy is as of July 31, 2024.

The following table presents certain information relating to the tenants at the Culver Steps Property:

Tenant Summary(1)
Tenant	Tenant Type	Ratings Moody’s/S&P/Fitch(2)	Net Rentable Area (SF)	% of Total NRA	UW Base Rent	UW Base Rent PSF	% of Total UW Base Rent	Lease Expiration Date	Termination Option (Y/N)	Renewal Options
Amazon	Office	A1/AA/AA-	79,369	65.2%	$5,469,088	$68.91	63.1%	7/31/2031	N	2 x 5 Yr
Erewhon Market	Retail	NR/NR/NR	14,558	12.0%	1,037,376	$71.26	12.0%	5/31/2038	N	3 x 5 Yr
Laurel Grill	Retail	NR/NR/NR	7,541	6.2%	497,448	$65.97	5.7%	6/30/2034	N	Various(3)
Mendocino Farms	Retail	NR/NR/NR	3,001	2.5%	264,714	$88.21	3.1%	12/31/2030	N	2 x 5 Yr
Sephora	Retail	NR/NR/NR	4,166	3.4%	251,997	$60.49	2.9%	1/31/2031	N	2 x 5 Yr
Afuri Ramen	Retail	NR/NR/NR	3,015	2.5%	235,170	$78.00	2.7%	3/1/2034	N	1 x 5 Yr
CorePower Yoga	Retail	NR/NR/NR	2,701	2.2%	222,141	$82.24	2.6%	12/31/2029	N	1 x 5 Yr
Philz Coffee	Retail	NR/NR/NR	1,896	1.6%	171,602	$90.51	2.0%	12/31/2030	N	1 x 5 Yr
Itoko Group (Yunomi Handroll)	Retail	NR/NR/NR	2,067	1.7%	164,451	$79.56	1.9%	4/1/2034	N	1 x 5 Yr
Salt & Straw	Retail	NR/NR/NR	1,247	1.0%	151,255	$121.30	1.7%	11/30/2031	N	1 x 5 Yr
Largest Tenants			119,561	98.2%	$8,465,241	$70.80	97.6%
Remaining Occupied			2,175	1.8%	$207,903	$95.59	2.4%
Total Occupied			121,736	100.0%	$8,673,145	$71.25	100.0%
Vacant Space			0	0.0%
Total			121,736	100.0%

(1)	Based on the underwritten rent roll dated July 31, 2024.
(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(3)	Laurel Grill has two renewal options, the first renewal for a 10-year term and the second renewal option for a 5-year term.

B-63

Mixed Use – Office/Retail 9300 Culver Boulevard Culver City, CA 90232	Collateral Asset Summary – Loan No. 6 Culver Steps	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$41,250,000 57.7% 1.66x 11.4%

The following table presents certain information relating to the tenant lease expirations at the Culver Steps Property:

Lease Rollover Schedule(1)(2)(3)
Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF		# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00		0
2024	0	0.0%	0.0%	$0	0.0%	$0.00		0
2025	0	0.0%	0.0%	$0	0.0%	$0.00		0
2026	0	0.0%	0.0%	$0	0.0%	$0.00		0
2027	0	0.0%	0.0%	$0	0.0%	$0.00		0
2028	0	0.0%	0.0%	$0	0.0%	$0.00		0
2029	2,701	2.2%	2.2%	$222,141	2.6%	$82.24		1
2030	4,897	4.0%	6.2%	$436,316	5.0%	$89.10		2
2031	85,597	70.3%	76.6%	$5,944,969	68.5%	$69.45		4
2032	0	0.0%	76.6%	$0	0.0%	$0.00		0
2033	1360	1.1%	77.7%	$135,274	1.6%	$99.47		1
2034	12,623	10.4%	88.0%	$897,069	10.3%	$71.07		3
2035 & Beyond	14,558	12.0%	100.0%	$1,037,376	12.0%	$71.26		1
Vacant	0	0.0%	100.0%	NAP	NAP	NAP		NAP
Total / Wtd. Avg.	121,736	100.0%		$8,673,145	100.0%	$71.	25	1	2
(1)	Based on the underwritten rent roll dated July 31, 2024.
(2)	Lease Rollover Schedule is based on the lease expiration dates of all direct leases in place. Certain tenants have more than one lease.
(3)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.

The following table presents certain information relating to certain historical operating performance and the Underwritten Net Cash Flow at the Culver Steps Property:

Cash Flow Analysis(1)
	2021	2022	2023	TTM 4/30/2024	UW	UW Per SF	%(2)
Base Rent	$5,523,283	$6,022,152	$6,841,872	$7,829,028	$8,673,145	$71.25	64.7%
Credit Rent Steps(3)	0	0	0	0	346,875	$2.85	2.6%
Rent Steps	0	0	0	0	42,727	$0.35	0.3%
Recoveries	1,973,253	2,247,035	3,001,580	3,171,563	4,192,391	$34.44	31.3%
Other Income	343,840	309,517	168,070	134,640	148,324	$1.22	1.1%
Gross Potential Rent	$7,840,377	$8,578,704	$10,011,522	$11,135,231	$13,403,461	$110.10	100.0%
(Vacancy)	0	0	0	0	(409,711)	($3.37)	(3.1)%
Effective Gross Income	$7,840,377	$8,578,704	$10,011,522	$11,135,231	$12,993,750	$106.74	96.9%

Total Expenses	$3,099,018	$4,229,505	$3,873,413	$4,019,828	$4,474,015	$36.75	34.4%

Net Operating Income	$4,741,359	$4,349,198(4)	$6,138,109(4)	$7,115,403(4)	$8,519,735(4)	$69.99	65.6%
Capital Expenditures	0	0	0	0	24,347	$0.20	0.2%
TI/LC	0	0	0	0	121,736	$1.00	0.9%
Net Cash Flow	$4,741,359	$4,349,198	$6,138,109	$7,115,403	$8,373,652	$68.79	64.4%

Occupancy (%)	86.0%	87.0%	88.0%	100.0%(5)	96.9%
NCF DSCR	0.94x	0.86x	1.22x	1.41x	1.66x
NOI Debt Yield	6.3%	5.8%	8.2%	9.5%	11.4%
(1)	Based on the underwritten rent roll dated July 31, 2024, with contractual rent steps through July 2025.
(2)	% column represents percent of Gross Potential Rent for revenue lines and percent of Effective Gross Income for all remaining fields.
(3)	Represents straight line rent averaging for Amazon through the end of the loan term.
(4)	The increase in NOI between 2022 and 2023 and 2023 and TTM 4/30/2024 was primarily due to six leases totaling 19.5% of NRA commencing between 2021 and 2023. The increase in NOI between TTM 4/30/2024 and UW is primarily due to one lease totaling 6.2% of NRA commencing in July 2024, UW contractual rent steps through July 2025, and straight line rent averaging for Amazon through the end of the loan term.
(5)	Occupancy is as of July 31, 2024.
B-64

Mixed Use – Office/Retail 9300 Culver Boulevard Culver City, CA 90232	Collateral Asset Summary – Loan No. 6 Culver Steps	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$41,250,000 57.7% 1.66x 11.4%

Environmental Matters. According to the Phase I environmental assessment dated June 3, 2024, there was no evidence of any recognized environmental conditions at the Culver Steps Property.

Appraisal. According to the appraisal dated July 23, 2024, the Culver Steps Property had an “as-is” appraised value of $130,000,000 as of June 4, 2024. Based on the “as-is” value of the $130,000,000, the Cut-off Date LTV and Maturity Date LTV for the Culver Steps Whole Loan are 57.7% and 57.7%, respectively.

Culver Steps Appraised Value(1)
Property	Appraised Value(1)	Capitalization Rate(1)
Culver Steps	$130,000,000	6.25%
(1)	Source: Appraisal.

The Market. The Culver Steps Property is centrally located between West Los Angeles and Downtown Los Angeles, California. The Culver Steps Property has access to transportation linkages such as IH-405, SR-90, SR-187, Jefferson Boulevard, Washington Boulevard, and Culver Boulevard. Public transportation is available within proximity to the Culver Steps Property including Culver CityBus, Big Blue Bus, LADOT transit, and the LA Metro. In addition, the Expo/Crenshaw Metro stop provides access to the LA Metro E Line (which connects the Culver Steps Property to Santa Monica, Downtown Los Angeles, Hollywood, the South Bay, Long Beach, Pasadena, and the San Fernando Valley) and the LA Metro K Line (provides residents of West Adams direct access to the Los Angeles International Airport (“LAX”)). The Culver Steps Property is an approximate 8-minute walk from the Culver City LA Metro E Line and an approximate 16-minute walk from Palms LA Metro E Line. Lastly, LAX is approximately 7 miles from the Culver Steps Property.

According to the appraisal, the Culver Steps Property is located in the Culver City/Fox Hills office submarket. As of 2023, the Culver City/Fox Hills office submarket had an inventory of 4.7 million square feet with a 25.8% vacancy rate and asking rent of $44.38 per square foot.

According to the appraisal, the Culver Steps Property is located in the Westside retail submarket. As of 2023, the retail submarket had an inventory of 8.7 million square feet with an 8.2% vacancy rate and asking rent of $65.65 per square foot.

The following table presents certain information relating to comparable office leases for the Culver Steps Property:

Comparable Office Rental Summary(1)
Property / Location	Year Built / Renovated	Gross Building Area (SF)	Tenant Size (SF)	Tenant Name	Annual Base Rent PSF	Lease Commencement	Lease Term (Years)
Culver Steps	2019 / NAP	121,736(2)	79,369(2)	Amazon(2)	$68.91(2)	Jul-19(2)	12.0(2)
Culver City, CA
9735 Washington Boulevard	2021 / NAP	91,025	70,628	Apple	$64.20	May-22	10.6
Culver City, CA
8970 - 9000 Washington Boulevard	1928 / 2023	15,034	10,000	Sandbox USA	$61.80	May-23	10.0
Culver City, CA
8830-8840 National Boulevard	2021 / NAP	241,205	241,205	HBO	$59.40	Jan-21	15.0
Culver City, CA
8740 Washington Boulevard	1953 / 2022	79,590	79,590	Apple	$72.00	Jul-22	10.4
Culver City, CA
3516 Schaefer Street	2022 / NAP	24,997	24,997	Vayner Media	$67.20	Jan-24	6.5
Culver City, CA
3030 La Cienega Boulevard	1956 / 2022	18,031	18,031	Altruist	$60.00	Feb-22	7.0
Culver City, CA
5833 Perry Drive & 5860 West Adams Boulevard	1953 / 2024	21,704	21,704	Altruist	$66.60	Apr-24	9.8
Culver City, CA

(1)	Information obtained from the appraisal unless otherwise indicated.
(2)	Based on the underwritten rent roll dated July 31, 2024.
B-65

Mixed Use – Office/Retail 9300 Culver Boulevard Culver City, CA 90232	Collateral Asset Summary – Loan No. 6 Culver Steps	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$41,250,000 57.7% 1.66x 11.4%

The following table presents certain information relating to comparable retail leases for the Culver Steps Property:

Comparable Retail Rental Summary(1)
Property / Location	Year Built / Renovated	Gross Building Area (SF)	Tenant Size (SF)	Tenant Name	Annual Base Rent PSF	Commencement	Lease Term (Years)
Culver Steps	2019 / NAP	121,736(2)	Various	Various	$75.63(2)	Various	Various
Culver City, CA
9426-9432 Washington Boulevard	1921 / NAP	10,000	1,635	Wrapstar	$96.00	Jan-23	5.0
Culver City, CA
9901 Washington Boulevard	2016 / NAP	12,500	2,650	Breakfast Republic	$63.00	Aug-21	10.0
Culver City, CA
8543-8545 Washington Boulevard	1948 / NAP	2,750	626	Monroe Place	$67.20	Mar-21	5.0
Culver City, CA
191 S. Beverly Drive	1950 / NAP	14,089	1,358	Beverly Hills Bikini Shop	$78.15	Jan-24	5.0
Culver City, CA
233 S. Beverly Drive	1950 / 1996	N/A	2,504	Layla Bagels	$71.00	Dec-23	10.0
Culver City, CA
8400 Wilshire Boulevard	1935 / NAP	2,596	2,596	Panera Inc.	$81.24	Jan-23	10.1
Culver City, CA
3032 Wilshire Boulevard	2020 / NAP	11,097	2,235	Carbon Health	$104.13	Jan-22	10.0
Culver City, CA

(1)	Information obtained from the appraisal unless otherwise indicated.
(2)	Based on the underwritten rent roll dated July 31, 2024. The Annual Base Rent PSF represents a weighted average.

The Borrower and Borrower Sponsor. The borrower is HC 9300 Culver, LLC, a Delaware limited liability company structured as a single purpose entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Culver Steps Whole Loan.

The borrower sponsor and non-recourse carveout guarantor is Hackman Capital Partners, LLC (“HCP”). HCP is a private, asset-based investment firm based in Los Angeles, California. Since inception, HCP has invested in more than 330 properties, representing approximately 37 million square feet across the United States, Canada, and Europe. HCP’s real estate portfolio has included nearly 5.8 million square feet located in California, with more than 4.4 million square feet located in Southern California. HCP currently has over $10 billion in overall assets under management. The firm is a prominent owner and developer in Culver City, having owned or redeveloped some of Culver City’s projects such as The Culver Studios, several industrial conversions now home to Apple’s (Beats by Dre) Southern California headquarters and Westwood One Studios, Sony Pictures Animation Campus, and 5500 Jefferson, amongst others.

The non-recourse carveout guarantor for the Culver Steps Whole Loan is affiliated with the non-recourse carveout guarantors for the Culver Collection Whole Loan, which is also included in the BMARK 2024-V10 securitization.

Property Management. The Culver Steps Property is managed by IDS Real Estate Group

Initial and Ongoing Reserves. At origination of the Culver Steps Whole Loan, the borrower deposited $1,179,329 into a reserve for tenant improvements and leasing commissions.

Real Estate Taxes – On a monthly basis during a Trigger Period (as defined below), the borrower is required to escrow 1/12th of the estimated annual real estate tax payments.

Insurance – On a monthly basis, the borrower is required to escrow 1/12th of the annual estimated insurance payments. Such reserve has been conditionally waived so long as the borrower maintains a blanket policy meeting the requirements of the Culver Steps Whole Loan documents and the borrower provides evidence of the renewal of any insurance policy prior to the expiration thereof and receipts for the payment of the applicable premiums.

Replacement Reserve – On a monthly basis during a Trigger Period, the borrower is required to escrow approximately $2,029 for the payment or reimbursement of approved capital expenses, capped at $48,696.

B-66

Mixed Use – Office/Retail 9300 Culver Boulevard Culver City, CA 90232	Collateral Asset Summary – Loan No. 6 Culver Steps	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$41,250,000 57.7% 1.66x 11.4%

Rollover Reserve – At origination, the borrower deposited $1,179,329 for outstanding tenant improvements and leasing commissions related to Laurel Grill and Afuri Ramen. On a monthly basis during a Trigger Period, the borrower is required to escrow $10,145 for approved leasing expenses, capped at $243,480.

Lockbox / Cash Management. The Culver Steps Whole Loan is structured with a hard lockbox and springing cash management. The borrower is required to cause all tenants at the Culver Steps Property to pay rents directly into the account controlled by the lender (the “Lockbox Account”), and to deposit any rents otherwise received by the borrower or manager into such Lockbox Account within two business days after receipt. Prior to a Trigger Period, all funds in the Lockbox Account will be swept daily to the borrower’s operating account. Upon the occurrence and during the continuance of a Trigger Period, all funds in the Lockbox Account are required to be swept daily to a cash management account under the control of the lender to be applied and disbursed in accordance with the Culver Steps Whole Loan documents, and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the Culver Steps Whole Loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the Culver Steps Whole Loan. To the extent that no Trigger Period is continuing, all excess cash flow funds are required to be disbursed to the borrower.

A “Trigger Period” will commence upon the occurrence of: (i) an event of default, (ii) the net cash flow debt service coverage ratio (“NCF DSCR”) falling below 1.10x at the end of any calendar quarter (a “Low DSCR Trigger Period”); or (iii) a Lease Sweep Period (as defined below). A Trigger Period will terminate upon: (I) with regard to clause (i), the event of default has been cured or waived and such cure has been accepted by the lender; (II) with regard to clause (ii), the Low DSCR Trigger Period has ended, including the posting of cash collateral or a letter of credit in an amount to achieve a 1.10x NCF DSCR, or otherwise waived by the lender; or (III) with regard to clause (iii), the termination of the Lease Sweep Period as described below.

A ”Lease Sweep Period” means a period commencing upon the first monthly payment date following the occurrence of any of the following (a) the earlier of (i) the date that is 12 months prior to the expiration of a Lease Sweep Lease (as defined below) and (ii) the date required under the Lease Sweep Lease by which the Lease Sweep Lease tenant is required to give notice of its exercise of a renewal option thereunder (and such renewal has not been so exercised); (b) receipt by borrower or manager of notice from any Lease Sweep Lease tenant exercising its right to terminate its lease; (c) the early termination, early cancellation or early surrender of a Lease Sweep Lease (or 15% or more of the Lease Sweep Lease space) or upon the borrower’s receipt of written notice by a Lease Sweep Lease tenant of its intent to effect an early termination, early cancellation or early surrender of its Lease Sweep Lease (or 15% or more of the Lease Sweep Lease space); (d) a tenant under the Lease Sweep Lease discontinuing its business (i.e., “going dark”) in 25% or more of the Lease Sweep Lease space unless (i) such tenant is an investment grade tenant and continues to pay all rent and additional rent due under such Lease Sweep Lease when due, or (ii) the Lease Sweep Lease tenant is discontinuing operations solely to comply with emergency law mandating closure; (e) any default in the payment of base rent, any material monetary obligation, or material non-monetary default under the lease; or (f) the Lease Sweep Lease tenant filing for bankruptcy.

A Lease Sweep Period will terminate upon any of the following: (A) in the case of clauses (a)-(e) above, (1) the entirety of the Lease Sweep Lease space (or applicable portion thereof) is leased pursuant to one or more qualified leases (which must be on market terms and extend at least two years beyond the maturity of the Culver Steps Whole Loan and are on terms at least as favorable to landlord as those in the Lease Sweep Lease being replaced) and in the lender’s reasonable judgement there are sufficient funds in the lease sweep reserve to cover all anticipated leasing expenses approved by the lender, and free or abated rent periods for such qualified leases (collectively, “Leasing Costs”), and any shortfalls in payments under the Culver Steps Whole Loan or operating expenses resulting from anticipated down time prior to the commencement of payments under such qualified leases; or (2) a portion of the Lease Sweep Lease space (or applicable portion thereof) is leased pursuant to one or more qualified leases (which must have terms that extend at least two years beyond the maturity of the Culver Steps Whole Loan and are on terms at least as favorable to landlord as those in the Lease Sweep Lease being replaced and in the lender’s reasonable judgement there are sufficient funds in the lease sweep reserve to cover all Leasing Costs, and any shortfalls in payments under the Culver Steps Whole Loan or operating expenses resulting from anticipated down time prior to the commencement of payments under such qualified leases and the funds accumulated in the lease sweep account and rollover account is equal or greater than the sum of the amount required to cover all Leasing Costs and an amount equal to $40 per square foot for the portion of the Lease Sweep Lease space not leased; (B) in the case of clause (a) above, the Lease Sweep Lease tenant irrevocably exercises its renewal or extension option with respect to all of its space, and in the lender’s judgement there are sufficient funds in the lease sweep reserve to cover all Leasing Costs in connection with such renewal or extension; (C) in the case of clause (b) above, the termination option is not validly exercised by the tenant by the latest exercise date or is waived in writing by tenant; (D) in the case of clause (d) above, the date that the tenant re-commences the operating of its space; (E) in the case of clause (e) above, the subject default has been cured and no other default occurs for a period of three consecutive months following the cure; (F) with respect to clause (f) above, the applicable Lease Sweep tenant party insolvency proceeding has terminated and the applicable Lease Sweep Lease, and each guaranty of the Lease Sweep Lease (if any), has been affirmed, assumed or assigned in a manner reasonably satisfactory to the lender; (G) in the case of clauses (c) and (d) above, to the extent that less than 50% of the lease sweep space demised to such tenant under all Lease Sweep Leases (in the aggregate) at the Culver Steps Property triggered such Lease Sweep Period, the date on which the Lease Sweep funds in the lease sweep account collected with respect to the triggering lease sweep space and the rollover account, in the aggregate, equal to $40 PSF for the applicable tenant space; and (H) with respect to clauses (a)-(g) above, the date on which the lease sweep funds in the lease sweep account collected with respect to the Lease Sweep Lease in question (including any Lease Sweep Lease

B-67

Mixed Use – Office/Retail 9300 Culver Boulevard Culver City, CA 90232	Collateral Asset Summary – Loan No. 6 Culver Steps	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$41,250,000 57.7% 1.66x 11.4%

termination payments with respect to such Lease Sweep Lease deposited into the lease sweep account) and any funds in the rollover account, in the aggregate, are equal to the $40 PSF for the applicable space.

A “Lease Sweep Lease” means (i) the Amazon lease or (ii) any replacement lease that, either individually, or when taken together with any other lease with the same tenant or its affiliates, and assuming the exercise of all expansion rights and all preferential rights to lease additional space contained in such lease, covers the majority of the space that was demised pursuant to the Amazon lease.

Current Mezzanine or Secured Subordinate Indebtedness. None.

Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

Release of Collateral. Not permitted.

Ground Lease. None.

B-68

Multifamily – Mid Rise 2767-2777 Atlantic Avenue Brooklyn, NY 11207	Collateral Asset Summary – Loan No. 7 2767-2777 Atlantic Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$30,000,000 67.9% 1.32x 8.5%

B-69

Multifamily – Mid Rise 2767-2777 Atlantic Avenue Brooklyn, NY 11207	Collateral Asset Summary – Loan No. 7 2767-2777 Atlantic Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$30,000,000 67.9% 1.32x 8.5%

B-70

Multifamily – Mid Rise 2767-2777 Atlantic Avenue Brooklyn, NY 11207	Collateral Asset Summary – Loan No. 7 2767-2777 Atlantic Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$30,000,000 67.9% 1.32x 8.5%

Mortgage Loan Information		Property Information
Loan Seller:	CREFI	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Refinance	Property Type – Subtype:	Multifamily – Mid Rise
Borrower Sponsor(s):	Jacob Rosenberg	Collateral:	Fee
Borrower(s):	YC Atlantic LLC and YC Atlantic 2 LLC	Location:	Brooklyn, NY
Original Balance:	$30,000,000	Year Built / Renovated:	2024 / NAP
Cut-off Date Balance:	$30,000,000	Property Management:	Self-Managed
% by Initial UPB:	4.1%	Size:	104 Units
Interest Rate:	6.25000%	Appraised Value / Per Unit(3):	$44,200,000 / $425,000
Note Date:	August 8, 2024	Appraisal Date:	May 7, 2024
Original Term:	60 months	Occupancy:	69.2% (as of July 4, 2024)
Amortization:	Interest Only	UW Economic Occupancy:	97.0%
Original Amortization:	NAP	Underwritten NOI(4):	$2,541,766
Interest Only Period:	60 months	Underwritten NCF(4):	$2,507,991
First Payment Date:	October 6, 2024
Maturity Date:	September 6, 2029	Historical NOI(5)
Additional Debt Type:	NAP	Most Recent NOI:	NAV
Additional Debt Balance:	NAP	2023 NOI:	NAV
Call Protection:	L(24),D(29),O(7)	2022 NOI:	NAV
Lockbox / Cash Management:	Springing / Springing	2021 NOI:	NAV

Reserves(1)				Financial Information
	Initial	Monthly	Cap	Cut-off Date Loan / Unit:	$288,462
Taxes:	$16,973	$4,243	NAP	Maturity Date Loan / Unit:	$288,462
Insurance:	$35,438	$7,088	NAP	Cut-off Date LTV:	67.9%
Replacement Reserves:	$0	$2,270	NAP	Maturity Date LTV:	67.9%
TI / LC:	$0	$691	NAP	UW NOI DY:	8.5%
Other(2):	$6,587,268	$0	NAP	UW NCF DSCR:	1.32x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$30,000,000	100.0%	Loan Payoff	$20,042,113	66.8%
			Upfront Reserves	6,639,679	22.1
			Closing Costs(6)	2,012,577	6.7
			Sponsor Equity	1,305,631	4.4
Total Sources	$30,000,000	100.0%	Total Uses	$30,000,000	100.0%
(1)	See “Initial and Ongoing Reserves” below.
(2)	Other initial reserves include an upfront affordable housing reserve of $6,309,095 and an upfront Section 421-a reserve of $278,173. The mortgage loan seller determined that the conditions to release the $6,309,095 affordable housing reserve have been satisfied, and such reserve is expected to be released to the borrowers.
(3)	The Appraised Value includes the net present value of a 421-a exemption which the borrowers are in the process of applying for. The appraiser attributed $10,800,000 of value to the 421-a exemption, which amount is included in the appraised value. See Description of the Mortgage Pool-Certain Calculations and Definitions—Appraised Value” and “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” in the Preliminary Prospectus.
(4)	Underwritten NOI and Underwritten NCF are inclusive of rent attributable to the 32 rent stabilized affordable units that were not leased as of origination of the 2767-2777 Atlantic Avenue Mortgage Loan (as defined below). All 32 of these units have subsequently been leased.
(5)	Historical NOI information is not available because the 2767-2777 Atlantic Avenue Property (as defined below) was recently constructed in 2024.
(6)	Closing Costs include a rate buydown fee of $1,050,000.

The Loan. The seventh largest mortgage loan (the “2767-2777 Atlantic Avenue Mortgage Loan”) is secured by the borrowers’ fee interest in a 104 unit, eight-story mid-rise multifamily property located in the Cypress Hills neighborhood of Brooklyn, New York (the “2767-2777 Atlantic Avenue Property”). The 2767-2777 Atlantic Avenue Mortgage Loan is evidenced by a single promissory note with an outstanding principal balance as of the Cut-off Date of $30,000,000. The 2767-2777 Atlantic Avenue Mortgage Loan was originated on August 8, 2024 by CREFI and accrues interest at a fixed rate of 6.25000% per annum. The 2767-2777 Atlantic Avenue Mortgage Loan has an initial term of five-years and is interest-only for the full term. The scheduled maturity date of the 2767-2777 Atlantic Avenue Mortgage Loan is September 6, 2029.

B-71

Multifamily – Mid Rise 2767-2777 Atlantic Avenue Brooklyn, NY 11207	Collateral Asset Summary – Loan No. 7 2767-2777 Atlantic Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$30,000,000 67.9% 1.32x 8.5%

The Property. The 2767-2777 Atlantic Avenue Property is a recently constructed, 104 unit, mid-rise multifamily property spanning two adjacent eight story buildings located at 2767-2777 Atlantic Avenue in the Cypress Hills neighborhood of Brooklyn, New York. The 2767-2777 Atlantic Avenue Property was completed in 2024 and includes 9,650 square feet of commercial space comprised of 9,000 square feet of ground-floor retail space and 650 feet of self-storage space, all of which is leased to Burbuja Event & Party Rentals Inc. (“Burbuja”) on a 10-year lease running through May 14, 2034. Burbuja is an event planning company that specializes in weddings and corporate gatherings and accounts for 9.1% of underwritten base rent. Amenities at the 2767-2777 Atlantic Avenue Property include in-building laundry, a fitness center, package room, virtual doorman, and rooftop access. Primary access to the Cypress Hills Neighborhood is provided by the 2, 3, 4, 5, L, A, C, J and Z subway lines along with various routes on the MTA regional bus lines.

The unit mix at the 2767-2777 Atlantic Avenue Property consists of 35 market rate studio units, eight rent stabilized affordable housing studio units, 35 market rate one-bedroom units, 17 rent stabilized affordable housing one-bedroom units, two market rate two-bedroom units, and seven rent stabilized affordable housing two-bedroom units. Unit amenities at the 2767-2777 Atlantic Avenue Property include stainless steel kitchen appliances, hardwood floors and wood cabinetry. As of July 4, 2024, the 2767-2777 Atlantic Avenue Property was 69.2% occupied. At origination of the 2767-2777 Atlantic Avenue Mortgage Loan, 100.0% of the fair market units were leased while the affordable units remained in lease up. Since origination, all 32 of the rent stabilized affordable housing units have been leased. In addition, of the 72 market rate apartments, 47 are leased to tenants who use Section 8 housing vouchers to pay rent.

The borrowers have applied for a 35-year 421-a Affordable New York Housing Tax Exemption Program exemption for the 2767-2777 Atlantic Avenue Property. In order to qualify for the tax exemption, at least 30% of the units at the 2767-2777 Atlantic Avenue Property must be leased as “affordable units,” which are defined as affordable to a household whose income does not exceed 130% of the area median income (“AMI”). For years one through 25 of such exemption, 100% of the projected assessed value of the 2767-2777 Atlantic Avenue Property improvements on the tax lot would be exempt from real estate taxes. The exemption falls to 30% in years 26 through 35 of such exemption. Real estate taxes were underwritten to the appraisal’s year-one abated 2024/2025 taxes of $48,495. The appraisal’s estimated full tax liability for the 2024/2025 tax year is $556,346. The 2767-2777 Atlantic Avenue Mortgage Loan documents provide for recourse liability to the guarantor for a portion of the 2767-2777 Atlantic Avenue Mortgage Loan in an amount equal to $10,800,000 (which corresponds to the estimated net present value of the applied-for 421-a tax exemption set forth in the appraisal) until the date on which the lender approves evidence delivered by the borrowers that the applicable Section 421-a benefits for the 2767-2777 Atlantic Avenue Property have been implemented in accordance with the 2767-2777 Atlantic Avenue Mortgage Loan documents. At origination, the borrowers placed $6,309,095 into an upfront affordable housing reserve, which is expected to be released. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” in the Preliminary Prospectus. In connection with the 421-a exemption, in addition to the rent stabilization of the affordable units, the market rate units are required to be rent stabilized during the exemption period, unless deregulated upon initial occupancy.

The 2767-2777 Atlantic Avenue Property has been entered into New York City’s Mandatory Inclusionary Housing program (“MIH”) and the standard affordable housing lottery. In connection with the MIH, the 32 affordable units include 8 units that can be leased only to households earning not more than 40% of AMI, 5 units that can be leased only to households earning not more than 60% of AMI, and 11 units that can be leased only to households earning not more than 80% of AMI. The remaining affordable units can be leased to households earning up to 130% of AMI.

The following table presents certain information relating to the unit mix at the 2767-2777 Atlantic Avenue Property:

Unit Mix(1)
Unit Type	# of Units	% of Total Units	Occupancy	Average Unit Size (Sq. Ft.)	Average Monthly Rent Per Unit	Average Monthly Market Rent Per Unit(2)(3)
Studio	35	33.7%	100.0%	392	$2,508	$2,500
Studio – Affordable	8	7.7%	0.0%	385	NAV	$1,693
One Bedroom	35	33.7%	100.0%	552	$2,587	$2,700
One Bedroom – Affordable	17	16.3%	0.0%	525	NAV	$1,412
Two Bedroom	2	1.9%	100.0%	654	$2,795	$2,800
Two Bedroom – Affordable	7	6.7%	0.0%	655	NAV	$2,080
Total / Wtd Avg.	104	100.0%	69.2%	490	$2,554	$2,305
(1)	Based on the underwritten rent roll dated July 4, 2024. Average Monthly Rent Per Unit is based on occupied units.
(2)	Source: Appraisal.
(3)	Average Monthly Market Rent Per Unit for the affordable units represents ownership’s estimated rents.

B-72

Multifamily – Mid Rise 2767-2777 Atlantic Avenue Brooklyn, NY 11207	Collateral Asset Summary – Loan No. 7 2767-2777 Atlantic Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$30,000,000 67.9% 1.32x 8.5%

The following table presents certain information relating to the Underwritten Net Cash Flow at the 2767-2777 Atlantic Avenue Property:

Cash Flow Analysis(1)(2)
	U/W	U/W Per Unit
Base Rent - Residential	$2,207,064	$21,222
Potential Income from Vacant Units	625,296	$6,012
Gross Potential Rent - Residential	$2,832,360	$27,234
Other Income(3)	36,000	$346
Net Rental Income	$2,868,360	$27,580
(Vacancy / Credit Loss)	(84,971)	($817)
Effective Gross Income- Residential	$2,783,389	$26,763

Base Rent - Commercial	$222,000	$2,135
Potential Income from Vacant Units	0	$0
Net Rental Income- Commercial	$222,000	$2,135
(Vacancy / Credit Loss)	(11,100)	($107)
Effective Gross Income- Commercial	$210,900	$2,028
Total Economic Gross Income	$2,994,289	$28,791

Real Estate Taxes(4)	48,495	$466
Insurance	81,000	$779
Management Fee	89,829	$864
Other Expenses(5)	233,200	$2,242
Total Expenses	$452,524	$4,351

Net Operating Income	$2,541,766	$24,440
Replacement Reserves- Residential	26,000	$250
Replacement Reserves- Commercial	1,448	$14
TI/LC - Commercial	6,327	$61
Net Cash Flow	$2,507,991	$24,115

Occupancy	97.0%(6)
NCF DSCR	1.32x
NOI Debt Yield	8.5%
(1)	Historical financial information is not available because the 2767-2777 Atlantic Avenue Property was recently constructed in 2024.
(2)	U/W is inclusive of rent attributable to the 32 rent stabilized affordable units that were not leased as of origination of the 2767-2777 Atlantic Avenue Mortgage Loan. All 32 of these units have subsequently been leased.
(3)	Other Income includes laundry, parking, and bike storage fees in both buildings.
(4)	Real Estate Taxes were underwritten to the appraisal’s year-one abated 2024/2025 taxes of $48,495. The appraisal’s estimated full tax liability for the 2024/2025 tax year is $556,346.
(5)	Other Expenses include payroll and benefits, repairs and maintenance, utilities and general and administrative expenses.
(6)	Represents economic occupancy.

Appraisal. According to the appraisal, the 2767-2777 Atlantic Avenue Property had an “as-is” appraised value of $44,200,000 as of May 7, 2024. Based on the “as-is” value of $44,200,000, the Cut-off Date LTV and Maturity Date LTV for the 2767-2777 Atlantic Avenue Mortgage Loan are 67.9%. The appraisal calculates the net present value of the applied-for but not received 421-a exemption to be $10,800,000, which amount is included in the appraised value set forth in the appraisal.

2767-2777 Atlantic Avenue Appraised Value(1)
Property	Value	Capitalization Rate
2767-2777 Atlantic Avenue	$44,200,000	6.00%
(1)	Source: Appraisal.

Environmental Matters. According to the Phase I environmental report dated May 22, 2024, there was no evidence of any recognized environmental conditions at the 2767-2777 Atlantic Avenue Property.

B-73

Multifamily – Mid Rise 2767-2777 Atlantic Avenue Brooklyn, NY 11207	Collateral Asset Summary – Loan No. 7 2767-2777 Atlantic Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$30,000,000 67.9% 1.32x 8.5%

The Market. The 2767-2777 Atlantic Avenue Property is located at 2767-2777 Atlantic Avenue in the Cypress Hills neighborhood in Brooklyn, New York. Primary access to the Cypress Hills neighborhood is provided by the 2, 3, 4, 5, L, A, C, J and Z subway lines along with various routes on the MTA Regional Bus line. Additionally, the Cypress Hills neighborhood is located approximately 6.0 miles from John F. Kennedy International Airport and 11.5 miles from LaGuardia Airport.

The 2767-2777 Atlantic Avenue Property is located within the Brooklyn multifamily submarket of the New York Metro multifamily market. According to the appraisal, as of December 31, 2023, the Brooklyn multifamily submarket had total inventory of 481,944 units, a vacancy rate of 2.7%, and effective rent of $4,299 per unit.

According to a third party market research report, the 2767-2777 Atlantic Avenue Property is located in the East New York multifamily submarket of the Brooklyn multifamily submarket. As of June 17, 2024, the East New York multifamily submarket had total inventory of 12,005 units, a vacancy rate of 3.3%, and effective rent of $1,856 per unit.

The following table presents certain information relating to multifamily properties that are comparable to the 2767-2777 Atlantic Avenue Property:

Multifamily Rent Comparables(1)
Property Name / Address	Distance from Subject	Year Built / Renovated	Number of Units	Unit Type	Average Unit Size	Average Rent Per Unit
2767-2777 Atlantic Avenue Brooklyn, New York 11207	–	2024 / NAP	104	Studio	390 SF(2)	$2,508(2)
				1BR	543 SF(2)	$2,587(2)
				2BR	655 SF(2)	$2,795(2)
The Cypress Park 2715 Fulton Street, Brooklyn, New York 11207	0.3 mi	2023 / NAP	60	2BR	622 SF	$3,243
2175 Bergen Street Brooklyn, New York 11233	1.3 mi	2020 / NAP	41	1BR	693 SF	$2,553
				2BR	725 SF	$2,788
				3BR	782 SF	$2,961
2886 Atlantic Avenue Brooklyn, New York 11207	0.2 mi	2023 / NAP	183	1BR	575 SF	$2,495
				2BR	750 SF	$3,220
2840 Atlantic Avenue Brooklyn, New York 11207	0.2 mi	2024 / NAP	320	Studio	465 SF	$2,337
				1BR	590 SF	$2,884
				2BR	789 SF	$3,363
				3BR	1,030 SF	$4,090
1884 Broadway Brooklyn, New York 11207	1.5 mi	2021 / NAP	66	Studio	550 SF	$2,220
				1BR	700 SF	$2,535
				2BR	935 SF	$2,858
				3BR	1,000 SF	$3,521

(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll dated July 4, 2024. Average Rent Per Unit reflects the average market rent for occupied units and excludes rent stabilized affordable units.

The Borrowers and the Borrower Sponsor. The borrowers are YC Atlantic LLC and YC Atlantic 2 LLC, each a New York limited liability company and single purpose entity having one independent director in its organizational structure. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the 2767-2777 Atlantic Avenue Mortgage Loan. The borrower sponsor and non-recourse carveout guarantor is Jacob Rosenberg. Jacob Rosenberg is an experienced businessman who has been involved in the real estate industry for over 20 years with a focus on multifamily properties in Brooklyn, New York. As of June 30, 2024 Jacob Rosenberg owned six multifamily properties along with 3 mixed-use properties with a total of 228 units as well as five single family homes.

Property Management. The 2767-2777 Atlantic Avenue Property is self-managed by the borrowers.

B-74

Multifamily – Mid Rise 2767-2777 Atlantic Avenue Brooklyn, NY 11207	Collateral Asset Summary – Loan No. 7 2767-2777 Atlantic Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$30,000,000 67.9% 1.32x 8.5%

Initial and Ongoing Reserves. At origination of the 2767-2777 Atlantic Avenue Mortgage Loan, the borrowers deposited (i) $16,973 into a reserve account for real estate taxes, (ii) $35,438 into a reserve account for insurance premiums, (iii) $278,173 into a reserve account in connection with the applied for Section 421-a tax abatement and (iv) $6,309,095 into an affordable housing reserve for the lease-up of affordable housing units at the 2767-2777 Atlantic Avenue Property, which is expected to be released to the borrowers (See “Affordable Housing Reserve” below).

Tax Reserve – The borrowers are required to deposit into a real estate tax reserve, on a monthly basis, 1/12th of the taxes that the lender reasonably estimates will be payable over the next-ensuing 12-month period (initially estimated to be approximately $4,243). Except with respect to the borrowers’ obligation to fund (or cause to be funded) the Section 421-a Reserve (as discussed below), any deposits required to be made by the borrowers into such real estate tax reserve will be calculated based on abated real estate taxes as if the Section 421-a benefits for the 2767-2777 Atlantic Avenue Property have been implemented.

Insurance Reserve – The borrowers are required to deposit into an insurance reserve, on a monthly basis, 1/12th of the amount which will be sufficient to pay the insurance premiums due for the renewal of coverage afforded by such policies (initially estimated to be approximately $7,088); provided, however, such amount will be waived if the liability or casualty policy maintained by the borrowers is an approved blanket or umbrella policy.

Replacement Reserve – The borrowers are required to deposit into a replacement reserve, on a monthly basis, approximately $2,270 to be used for replacements at the 2767-2777 Atlantic Avenue Property.

Leasing Reserve - The borrowers are required to deposit into a leasing reserve, on a monthly basis, $691 for tenant improvements and leasing commissions.

Section 421-a Reserve – If, at any time, the lender or servicer reasonably determines that amounts on deposit in the Section 421-a reserve account are insufficient to pay the anticipated taxes for the following six month period based on the most recent assessed value of the 2767-2777 Atlantic Avenue Property, the borrowers are required to deposit such amount as is sufficient to make up such insufficiency. Provided no event of default has occurred and is continuing, such obligation will cease upon the date on which the lender approves evidence delivered by the borrowers that the applicable Section 421-a benefits for the 2767-2777 Atlantic Avenue Property have been implemented in accordance with the 2767-2777 Atlantic Avenue Mortgage Loan documents, and the lender will disburse all funds remaining in the Section 421-a reserve (A) in the absence of a Trigger Period (as defined below), to the borrowers, or (B) during the continuance of a Trigger Period, to the lender-controlled cash management account to be applied in accordance with the 2767-2777 Atlantic Avenue Mortgage Loan documents.

Affordable Housing Reserve – Although the borrowers deposited $6,309,095 into an affordable housing reserve at origination of the 2767-2777 Atlantic Avenue Mortgage Loan, the mortgage loan seller has determined that the conditions for release have been satisfied and the funds are expected to be released to the borrowers in accordance with the 2767-2777 Atlantic Avenue Mortgage Loan documents.

Lockbox / Cash Management. The 2767-2777 Atlantic Avenue Mortgage Loan is structured with a springing lockbox and springing cash management. Upon the first occurrence of a Trigger Period, the borrowers are required to establish a lender-controlled lockbox account, and are thereafter required to deposit, or cause the property manager to deposit, immediately upon receipt, all revenue received by the borrowers or the property manager into such lockbox. Within five days after the borrowers receive notice of the first occurrence of a Trigger Period, the borrowers are required to deliver a notice to all tenants at the 2767-2777 Atlantic Avenue Property directing them to remit rent and all other sums due under the applicable lease directly to the lender-controlled lockbox account. All funds deposited into the lockbox are required to be transferred on each business day to or at the direction of the borrowers unless a Trigger Period exists, in which case all funds in the lockbox account are required to be swept on each business day to a lender-controlled cash management account to be applied and disbursed in accordance with the 2767-2777 Atlantic Avenue Mortgage Loan documents, and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the 2767-2777 Atlantic Avenue Mortgage Loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the 2767-2777 Atlantic Avenue Mortgage Loan. Upon the cure of the applicable Trigger Period, so long as no other Trigger Period exists, the lender is required to return any amounts remaining on deposit in the excess cash flow reserve account to the borrowers. Upon an event of default under the 2767-2777 Atlantic Avenue Mortgage Loan documents, the lender may apply funds to the debt in such priority as it may determine.

“Trigger Period” means a period (A) commencing upon the earlier of (i) the occurrence and continuance of an event of default under the 2767-2777 Atlantic Avenue Mortgage Loan documents, and (ii) the debt service coverage ratio being less than 1.10x; and (B) expiring upon (x) with regard to clause (i) above, the cure (if applicable) of such event of default under the 2767-2777 Atlantic Avenue Mortgage Loan documents, and (y) with regard to clause (ii) above, the date that the debt service coverage ratio is equal to or greater than 1.15x for two consecutive calendar quarters.

Current Mezzanine or Secured Subordinate Indebtedness. None.

Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

B-75

Multifamily – Mid Rise 2767-2777 Atlantic Avenue Brooklyn, NY 11207	Collateral Asset Summary – Loan No. 7 2767-2777 Atlantic Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$30,000,000 67.9% 1.32x 8.5%

Release of Collateral. Not permitted.

Ground Lease. None.

B-76

Self Storage - Self Storage Various Various, Various	Collateral Asset Summary – Loan No. 8 AAA Stow-A-Way Storage Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$28,500,000 63.1% 1.51x 11.0%

B-77

Self Storage - Self Storage Various Various, Various	Collateral Asset Summary – Loan No. 8 AAA Stow-A-Way Storage Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$28,500,000 63.1% 1.51x 11.0%

B-78

Self Storage - Self Storage Various Various, Various	Collateral Asset Summary – Loan No. 8 AAA Stow-A-Way Storage Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$28,500,000 63.1% 1.51x 11.0%

Mortgage Loan Information		Property Information
Loan Seller:	CREFI	Single Asset / Portfolio:	Portfolio
Loan Purpose:	Acquisition	Property Type – Subtype:	Self Storage - Self Storage
Borrower Sponsor(s):	Robert Dubroc	Collateral:	Fee
Borrower(s)(1):	Various	Location(3):	Various, Various
Original Balance:	$28,500,000	Year Built / Renovated(3):	Various / Various
Cut-off Date Balance:	$28,500,000	Property Management:	On Track Properties LLC
% by Initial UPB:	3.9%	Size:	732,769 SF
Interest Rate:	6.95000%	Appraised Value / Per SF:	$45,200,000 / $62
Note Date:	August 13, 2024	Appraisal Date:	March 6, 2024
Original Term:	60 months	Occupancy:	94.7% (as of April 5, 2024)
Amortization:	Interest Only	UW Economic Occupancy:	93.0%
Original Amortization:	NAP	Underwritten NOI:	$3,126,097
Interest Only Period:	60 months	Underwritten NCF:	$3,029,953
First Payment Date:	October 6, 2024
Maturity Date:	September 6, 2029	Historical NOI
Additional Debt Type:	NAP	Most Recent NOI:	$3,005,964 (TTM May 31, 2024)
Additional Debt Balance:	NAP	2023 NOI:	$2,931,711
Call Protection:	L(24),D(29),O(7)	2022 NOI:	$2,427,166
Lockbox / Cash Management:	Springing / Springing	2021 NOI:	NAV

Reserves(2)				Financial Information
	Initial	Monthly	Cap	Cut-off Date Loan / SF:	$39
Taxes:	$128,299	$16,037	NAP	Maturity Date Loan / SF:	$39
Insurance:	$11,212	$11,212	NAP	Cut-off Date LTV:	63.1%
Replacement Reserves:	$0	$8,012	NAP	Maturity Date LTV:	63.1%
Deferred Maintenance:	$48,250	$0	NAP	UW NOI DY:	11.0%
				UW NCF DSCR:	1.51x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$28,500,000	66.2%	Purchase Price	$41,400,000	96.1%
Sponsor Equity	14,135,264	32.8	Closing Costs	1,474,835	3.4
Other Sources	427,332	1.0	Upfront Reserves	187,761	0.4
Total Sources	$43,062,596	100.0%	Total Uses	$43,062,596	100.0%
(1)	The borrowers are Paducah Storage Land LLC, Paducah Storage Land TIC 2 LLC, Paducah Storage Land TIC 3 LLC, Paducah Storage Land TIC 4 LLC and Paducah Storage Land TIC 5 LLC as tenants-in-common.
(2)	See “Initial and Ongoing Reserves” below.
(3)	See “Portfolio Summary” below.

The Loan. The eighth largest mortgage loan (the “AAA Stow-A-Way Storage Portfolio Mortgage Loan”) has an outstanding principal balance as of the Cut-off Date of $28,500,000 and is secured by first lien mortgages on the borrowers’ fee interests in forty-one self-storage properties and three offices supporting the self-storage operations totaling 732,769 square feet (collectively, the “AAA Stow-A-Way Storage Portfolio Properties”). The AAA Stow-A-Way Storage Portfolio Mortgage Loan was originated on August 13, 2024 by CREFI and accrues interest at a rate of 6.95000% per annum. The AAA Stow-A-Way Storage Portfolio Mortgage Loan has a five-year term and is interest-only for the entire term. The scheduled maturity date for the AAA Stow-A-Way Storage Portfolio Mortgage Loan is the payment date that occurs on September 6, 2029.

B-79

Self Storage - Self Storage Various Various, Various	Collateral Asset Summary – Loan No. 8 AAA Stow-A-Way Storage Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$28,500,000 63.1% 1.51x 11.0%

The Properties. The AAA Stow-A-Way Storage Portfolio Properties are comprised of forty-one self storage properties and three offices supporting the self-storage operations totaling 732,769 square feet located across Paducah, Kevil, Boaz and Mayfield, Kentucky; and Metropolis, Illinois. The AAA Stow-A-Way Storage Portfolio Properties contain a total of 5,086 self storage units, of which 430 are climate controlled. The AAA Stow-A-Way Storage – Paducah Property (as defined below) and AAA Stow-A-Way Storage – Mayfield Property (as defined below) operate on a hub and spoke model with multiple self storage properties and two management offices in Paducah and one commercial building in Mayfield; the AAA Stow-A-Way Storage – Metropolis Property is a stand-alone facility. As of April 5, 2024, the AAA Stow-A-Way Storage Portfolio Properties were 94.7% occupied with individual property occupancies ranging from 87.4% to 96.3%.

The “AAA Stow-A-Way Storage - Paducah Property” is a cluster of 29 self storage properties and two management offices totaling 592,486 square feet which consists of 3,777 self storage units, 106 covered parking spaces and 108 uncovered parking spaces in Paducah, Kevil and Boaz, Kentucky. The two management offices at the AAA Stow-A-Way Storage - Paducah Property account for 5,632 square feet. The AAA Stow-A-Way Storage - Paducah Property was built between 1989 and 2022 and is situated across 104.02 acres. The AAA Stow-A-Way Storage - Paducah Property unit mix consists of 3,458 drive-up units (506,802 square feet), 319 climate-controlled units (36,052 square feet), 106 covered parking units (49,632 square feet) and 108 uncovered parking spaces. As of April 5, 2024, the AAA Stow-A-Way Storage - Paducah Property was 96.3% occupied by NRA.

The “AAA Stow-A-Way Storage - Mayfield Property” is a cluster of 11 self storage properties and one management office totaling 102,733 square feet which consists of 822 self storage units and one uncovered parking space in Mayfield, Kentucky. The AAA Stow-A-Way Storage - Mayfield Property was built between 1989 and 2024 and is situated across 14.55 acres. The AAA Stow-A-Way Storage - Mayfield Property unit mix consists of 712 drive-up units (90,658 square feet), 110 climate-controlled units (12,075 square feet), and one uncovered parking space. As of April 5, 2024, the AAA Stow-A-Way Storage - Mayfield Property was 87.4% occupied by NRA.

The “AAA Stow-A-Way Storage - Metropolis Property” is a 37,550 square foot self storage facility located on a 2.65-acre site at 19 Pullen Road in Metropolis, Illinois. The AAA Stow-A-Way Storage - Metropolis Property was originally built in 2009 and consists of ten, single-story self storage buildings and one commercial unit. The unit mix at the AAA Stow-A-Way Storage - Metropolis Property includes 271 drive-up units (36,050 square feet) and one climate-controlled unit (1,500 square feet). As of April 5, 2024, the AAA Stow-A-Way Storage - Metropolis Property was 89.3% occupied by NRA.

The following table presents certain information relating to the AAA Stow-A-Way Storage Portfolio Properties:

Portfolio Summary
Property Name	City, State(1)	Allocated Mortgage Loan Amount (“ALA”)	% of ALA	Occupancy(2)	Year Built/ Renovated(1)	Net Rentable Area (SF) (2)	Storage Units(2)	Appraised Value(1)	% of UW NOI(2)
AAA Stow-A-Way Storage - Paducah	Paducah, Kevil, Boaz, KY	$23,249,199	81.6%	96.3%	1989-2022/NAP	592,486	3,777	$34,800,000	80.3%
AAA Stow-A-Way Storage - Mayfield	Mayfield, KY	$3,986,764	14.0%	87.4%	1989-2024/NAP	102,733	822	$8,200,000	15.0%
AAA Stow-A-Way Storage - Metropolis	Metropolis, IL	$1,264,037	4.4%	89.3%	2009/2022	37,550	272	$2,200,000	4.6%
Total / Wtd. Avg.		$28,500,000	100.0%	94.7%		732,769	4,871	$45,200,000	100.0%
(1)	Source: Appraisals.
(2)	Based on the underwritten rent rolls dated April 5, 2024.

The following table presents certain information with respect to the unit mix of the AAA Stow-A-Way Storage Portfolio Properties:

Unit Mix(1)
Unit Type	Square Feet	% of Total Square Feet	Occupancy (SF)	Units	% of Total Units	Occupancy (Units)
Non-Climate Controlled Storage Units	633,510	86.5%	95.9%	4,441	87.3%	96.1%
Climate Controlled Storage Units	49,627	6.8%	77.1%	430	8.5%	85.6%
Uncovered Parking Units	0	0.0%	0.0%	109	2.1%	93.6%
Covered Parking Units	49,632	6.8%	97.6%	106	2.1%	96.2%
Total / Wtd. Avg.	732,769	100.0%	94.7%	5,086	100.0%	95.2%
(1)	Based on the underwritten rent rolls dated April 5, 2024.
B-80

Self Storage - Self Storage Various Various, Various	Collateral Asset Summary – Loan No. 8 AAA Stow-A-Way Storage Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$28,500,000 63.1% 1.51x 11.0%

The Market. The AAA Stow-A-Way Storage Portfolio Properties are located within the Paducah-Mayfield, KY-IL Combined Statistical Area (“Paducah-Mayfield KY-IL CSA”). The Paducah-Mayfield KY-IL CSA is located within the western portion of the State of Kentucky and the southern-most portion of the State of Illinois and is comprised of Ballard, Graves, Livingston and McCracken Counties in Kentucky, as well as Massac County in Illinois. According to the appraisal, the Paducah-Mayfield KY-IL CSA spans approximately 1,597 square miles and as of 2022 had approximately 136,369 residents and an average annual household income of $70,060.

The city of Paducah is located approximately half-way between St. Louis, Missouri to the northwest and Nashville, Tennessee to the southeast. According to the appraisal, the city of Paducah’s top employers are Baptist Healthcare Systems, Bon Secours Mercy Health, Inc., Wal-Mart, Lowes, West Kentucky Community & Technical College, Baptist Health Medical Group, ViWinTech Window and Dippin' Dots which has its corporate headquarters there. The city of Mayfield, Illinois is located approximately 24 miles south and the city of Metropolis, Kentucky is located approximately 7 miles southeast of Paducah’s central business district.

The following table presents certain trade area information for the AAA Stow-A-Way Storage Portfolio Properties:

Trade Area Summary(1)
Property Name	Radius	Total Units	Total SF Available	Average Unit Size	Average Occupancy	Primary Trade Area Population
AAA Stow-A-Way Storage - Paducah	10 miles	6,628	890,601	134	90%	76,457
AAA Stow-A-Way Storage - Mayfield	15 miles	1,525	225,793	148	91%	42,984
AAA Stow-A-Way Storage - Metropolis	10 miles	4,359	536,019	123	92%	61,906
Wtd. Avg.(2)		5,755	774,189	136	90%	70,749
(1)	Source: Appraisals.
(2)	Wtd. Avg. are weighted based on underwritten NOI of each property.

The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the AAA Stow-A-Way Storage Portfolio Properties:

Cash Flow Analysis
	2022	2023	TTM(1)	U/W	U/W Per SF	%(2)
In Place Storage Rent	$4,092,895	$4,265,616	$4,310,539	$4,346,376	$5.93	93.7%
Potential Income from Vacant Units	0	0	0	290,340	$0.40	6.3
Gross Potential Rent	$4,092,895	$4,265,616	$4,310,539	$4,636,716	$6.33	100.0%
(Vacancy / Credit Loss)	0	0	0	(326,177)	($0.45)	(7.0)
Other Income(3)	268,864	354,714	354,358	354,358	$0.48	7.6
Effective Gross Income	$4,361,759	$4,620,330	$4,664,898	$4,664,898	$6.37	100.6%

Management Fee	$174,470	$184,813	$186,596	$186,596	$0.25	4.0
Real Estate Tax	171,351	179,945	179,945	182,013	$0.25	3.9
Insurance	120,677	129,958	127,695	128,131	$0.17	2.7
Other Expenses(4)	1,468,095	1,193,904	1,164,698	1,042,060	$1.42	22.3
Total Expenses	$1,934,593	$1,688,620	$1,658,934	$1,538,800	$2.10	33.0%

Net Operating Income	$2,427,166	$2,931,711	$3,005,964	$3,126,097	$4.27	67.0%
Replacement Reserves	0	0	0	96,144	$0.13	2.1
Net Cash Flow	$2,427,166	$2,931,711	$3,005,964	$3,029,953	$4.13	65.0%

Occupancy	97.4%	96.9%	97.3%	93.0%(5)
NCF DSCR	1.21x	1.46x	1.50x	1.51x
NOI Debt Yield	8.5%	10.3%	10.5%	11.0%
(1)	TTM reflects the trailing 12-month period ending May 31, 2024.
(2)	% column represents percent of Gross Potential Rent for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.
(3)	Other Income includes items such as late fees, administrative fees, lien fees and other miscellaneous expenses.
(4)	Other Expenses includes personnel, advertising, general and administrative, utilities, repairs and maintenance.
(5)	Represents economic occupancy.

B-81

Self Storage - Self Storage Various Various, Various	Collateral Asset Summary – Loan No. 8 AAA Stow-A-Way Storage Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$28,500,000 63.1% 1.51x 11.0%

Appraisals. According to the appraisals prepared in connection with the origination of the AAA Stow-A-Way Storage Portfolio Mortgage Loan, the appraiser concluded to an aggregate “as-is” appraised value of $45,200,000 as of March 6, 2024.

AAA Stow-A-Way Storage Portfolio Appraised Value(1)
Property	Value	Capitalization Rate
AAA Stow-A-Way Storage - Paducah	$34,800,000	6.0%
AAA Stow-A-Way Storage - Mayfield	$8,200,000	6.0%
AAA Stow-A-Way Storage - Metropolis	$2,200,000	6.0%
Total / Wtd. Avg.	$45,200,000	6.0%
(1)	Source: Appraisals.

Environmental Matters. The Phase I environmental reports, dated between March 11, 2024 and March 19, 2024, identified recognized environmental conditions at the AAA Stow-A-Way Storage - Mayfield Property (at the 329 West Water Street address), and the AAA Stow-A-Way Storage - Paducah Property (at the 1375 South 3rd Street, 951 Bleich Road, 2240 Bridge Street, 144 County Park Road and 2174 Bridge Street addresses) See “Description of the Mortgage Pool—Environmental Considerations” in the Preliminary Prospectus.

The Borrowers and the Borrower Sponsor. The borrowers are Paducah Storage Land LLC, Paducah Storage Land TIC 2 LLC, Paducah Storage Land TIC 3 LLC, Paducah Storage Land TIC 4 LLC and Paducah Storage Land TIC 5 LLC and own the AAA Stow-A-Way Portfolio Properties as tenants-in-common. Each borrower is a Delaware limited liability company and single purpose entity having one independent director in its organizational structure. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the AAA Stow-A-Way Portfolio Mortgage Loan. The non-recourse carveout guarantor and borrower sponsor is Robert Dubroc of On Track Storage. On Track Storage is a Midwest based self-storage provider that Robert Dubroc founded in 2020 and prior to the acquisition of the AAA Stow-A-Way Storage Portfolio Properties, owned six facilities located across Kansas, Missouri and Ohio.

Property Management. The AAA Stow-A-Way Storage Portfolio Properties are managed by On Track Properties LLC, an affiliate of the borrower.

Initial and Ongoing Reserves. At origination of the AAA Stow-A-Way Storage Portfolio Mortgage Loan, the borrowers deposited approximately (i) $128,299 into a reserve account for real estate taxes, (ii) $11,212 into a reserve account for insurance premiums, and (iii) $48,250 into an immediate repairs reserve.

Tax Reserve - The borrowers are required to deposit into a real estate tax reserve, on a monthly basis, 1/12th of the taxes that the lender estimates will be payable over the next-ensuing 12-month period (initially estimated to be approximately $16,037).

Insurance Reserve - The borrowers are required to deposit into an insurance reserve, on a monthly basis, if the insurance policies which cover the AAA Stow-A-Way Storage Portfolio Properties do not constitute an approved blanket or umbrella policy pursuant to the AAA Stow-A-Way Storage Portfolio Mortgage Loan documents, or the lender requires the applicable borrowers to obtain a separate policy, 1/12th of an amount which would be sufficient to pay the insurance premiums due for the renewal of the coverage afforded by such policies upon the expiration thereof (initially estimated to be approximately $11,212).

Replacement Reserve - The borrowers are required to deposit into a replacement reserve, on a monthly basis, $8,012 to be used for replacements at the AAA Stow-A-Way Storage Portfolio Properties.

Lockbox / Cash Management. The AAA Stow-A-Way Storage Portfolio Mortgage Loan is structured with a springing lockbox and springing cash management. Upon the first occurrence of a Trigger Period (as defined below), the borrowers are required to establish a lender-controlled lockbox account, and are thereafter required to deposit, or cause the property manager to deposit, immediately upon receipt, all revenue received by the borrowers or the property manager into such lockbox. In addition, upon the first occurrence of a Trigger Period, the lender is required to establish a lender-controlled cash management account. Within five days after the borrowers receive notice of the first occurrence of a Trigger Period, the borrowers are required to deliver notices (the “Payment Direction Notices”) to all credit card companies that the borrowers and/or property manager utilize to process revenue derived from the AAA Stow-A-Way Storage Portfolio Properties directing them to remit all sums collected directly to the lender-controlled lockbox account. At origination of the AAA Stow-A-Way Storage Portfolio Mortgage Loan, the borrowers delivered partially completed Payment Direction Notices to the lender to be held in escrow pending the occurrence of a Trigger Period. If the borrowers fail to timely send the Payment Direction Notices following a Trigger Period, the lender is authorized to do so on behalf of the borrowers. All funds deposited into the lockbox account are required to be transferred on each business day to or at the direction of the borrowers unless a Trigger Period exists, in which case all funds in the lockbox account are required to be swept on each business day to a lender-controlled cash management account to be applied and disbursed in accordance with the AAA Stow-A-Way Storage Portfolio Mortgage Loan documents, and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the AAA Stow-A-Way Storage

B-82

Self Storage - Self Storage Various Various, Various	Collateral Asset Summary – Loan No. 8 AAA Stow-A-Way Storage Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$28,500,000 63.1% 1.51x 11.0%

Portfolio Mortgage Loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the AAA Stow-A-Way Storage Portfolio Mortgage Loan. Upon the cure of the applicable Trigger Period, so long as no other Trigger Period exists, the lender is required to return any amounts remaining on deposit in the excess cash flow reserve account to the borrowers. Upon an event of default under the AAA Stow-A-Way Storage Portfolio Mortgage Loan documents, the lender may apply funds to the debt in such priority as it may determine.

“Trigger Period” means a period (A) commencing upon the earlier of (i) the occurrence and continuance of an event of default under the AAA Stow-A-Way Storage Portfolio Mortgage Loan documents, and (ii) the debt service coverage ratio being less than 1.20x; and (B) expiring upon (x) with regard to clause (i) above, the cure (if applicable) of such event of default under the AAA Stow-A-Way Storage Portfolio Mortgage Loan documents, and (y) with regard to clause (ii) above, the date that the debt service coverage ratio is equal to or greater than 1.25x for two consecutive calendar quarters.

Current Mezzanine or Secured Subordinate Indebtedness. None.

Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

Release of Collateral. Not permitted.

Ground Lease. None.

B-83

Multifamily – Mid Rise 1000 Lorimer Street Brooklyn, NY 11222	Collateral Asset Summary – Loan No. 9 1000 Lorimer	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$28,300,000 63.3% 1.30x 9.3%

B-84

Multifamily – Mid Rise 1000 Lorimer Street Brooklyn, NY 11222	Collateral Asset Summary – Loan No. 9 1000 Lorimer	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$28,300,000 63.3% 1.30x 9.3%

B-85

Multifamily – Mid Rise 1000 Lorimer Street Brooklyn, NY 11222	Collateral Asset Summary – Loan No. 9 1000 Lorimer	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$28,300,000 63.3% 1.30x 9.3%

Mortgage Loan Information		Property Information
Loan Seller:	CREFI	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Refinance	Property Type – Subtype:	Multifamily – Mid Rise
Borrower Sponsor(s):	Jay Weitzman and Michael Weitzman	Collateral:	Leasehold
Borrower(s):	723 Manhattan GL LLC	Location:	Brooklyn, NY
Original Balance:	$28,300,000	Year Built / Renovated:	2024 / NAP
Cut-off Date Balance:	$28,300,000	Property Management:	Double U Development LLC
% by Initial UPB:	3.8%	Size:	49 Units
Interest Rate:	6.89000%	Appraised Value / Per Unit(3):	$44,700,000 / $912,245
Note Date:	August 21, 2024	Appraisal Date:	April 18, 2024
Original Term:	60 months	Occupancy:	100.0% (as of June 19, 2024)
Amortization:	Interest Only	UW Economic Occupancy:	95.6%
Original Amortization:	NAP	Underwritten NOI:	$2,621,166
Interest Only Period:	60 months	Underwritten NCF:	$2,573,937
First Payment Date:	October 6, 2024
Maturity Date:	September 6, 2029	Historical NOI(4)
Additional Debt Type:	NAP	Most Recent NOI:	NAV
Additional Debt Balance:	NAP	2023 NOI:	NAV
Call Protection:	L(24),D(33),O(3)	2022 NOI:	NAV
Lockbox / Cash Management:	Springing / Springing	2021 NOI:	NAV

Reserves(1)				Financial Information
	Initial	Monthly	Cap	Cut-off Date Loan / Unit:	$577,551
Taxes:	$17,590	$5,863	NAP	Maturity Date Loan / Unit:	$577,551
Insurance:	$33,136	$4,734	NAP	Cut-off Date LTV:	63.3%
Replacement Reserves:	$0	$1,251	NAP	Maturity Date LTV:	63.3%
TI / LC:	$0	$2,865	$64,456	UW NOI DY:	9.3%
Deferred Maintenance:	$1,875	$0	NAP	UW NCF DSCR:	1.30x
Other(2):	$2,374,126	Springing	NAP

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$28,300,000	100.0%	Loan Payoff	$15,809,333	55.9%
			Sponsor Equity	8,959,666	31.7
			Upfront Reserves	2,426,727	8.6
			Closing Costs(5)	1,104,274	3.9
Total Sources	$28,300,000	100.0%	Total Uses	$28,300,000	100.0%
(1)	See “Initial and Ongoing Reserves” below.
(2)	Other reserves include (i) an upfront The Learning Experience gap rent reserve of $754,580, (ii) a springing monthly The Learning Experience gap rent reserve, (iii) an upfront 421-a abatement reserve of $671,313, (iv) an upfront free rent reserve of $499,170, (v) an upfront ICAP abatement reserve of $275,730, (vi) an upfront ground rent reserve of $173,333, (vii) a springing monthly ground rent reserve, and (viii) a springing monthly condominium common charges reserve. See “Initial and Ongoing Reserves” below.
(3)	The Appraised Value includes the net present value of a 421-a exemption and an ICAP exemption which the borrower is in the process of applying for. The appraisal attributed $11,700,000 of value to the 421-a exemption, and $2,000,000 to the ICAP exemption, which amounts are included in the appraised value. See “Description of the Mortgage Pool-Certain Calculations and Definitions—Appraised Value” and “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” in the Preliminary Prospectus.
(4)	Historical NOI information is not available because the 1000 Lorimer Property (as defined below) was recently constructed in 2024.
(5)	Closing Costs include a rate buydown fee of $300,000.

The Loan. The ninth largest mortgage loan (the “1000 Lorimer Mortgage Loan”) is secured by the borrower’s leasehold interest in a 49 unit, five-story multifamily property with 18,410 square feet of ground floor retail space located in the Greenpoint neighborhood of Brooklyn, New York (the “1000 Lorimer Property”). The 1000 Lorimer Mortgage Loan is evidenced by a single promissory note with an outstanding principal balance as of the Cut-off Date of $28,300,000. The 1000 Lorimer Mortgage Loan was originated on August 21, 2024 by CREFI and accrues interest at a fixed rate of 6.89000% per annum. The 1000 Lorimer Mortgage Loan has an initial term of five-years and is interest-only for the full term. The scheduled maturity date of the 1000 Lorimer Mortgage Loan is September 6, 2029.

B-86

Multifamily – Mid Rise 1000 Lorimer Street Brooklyn, NY 11222	Collateral Asset Summary – Loan No. 9 1000 Lorimer	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$28,300,000 63.3% 1.30x 9.3%

The Property. The 1000 Lorimer Property is a recently constructed, 49 unit, five-story mid-rise multifamily property located at 1000 Lorimer Street in the Greenpoint neighborhood of Brooklyn, New York. The 1000 Lorimer Property was completed in 2024 and is situated on an approximately 0.41-acre site. Amenities at the 1000 Lorimer Property include a tenant lounge, a bicycle storage room, a roof deck, a fitness center, and on-site parking in the rear of the building with 11 spaces. Primary access to the 1000 Lorimer Property is provided by the Brooklyn Queens Expressway, nearby access to the L and G subway lines, the MTA bus system and the New York ferry system.

The unit mix at the 1000 Lorimer Property consists of four market rate studio units, three rent stabilized affordable housing studio units, 13 market rate standard one-bedroom units, three market rate one-bedroom units with terraces, four rent stabilized affordable housing one-bedroom units, seven market rate standard two-bedroom units, seven market rate two-bedroom units with terraces and eight rent stabilized affordable housing two-bedroom units. Unit amenities at the 1000 Lorimer Property include in-unit washer/dryers, stainless steel kitchen appliances, hardwood floors and quartz countertops. As of June 19, 2024, the 1000 Lorimer Property was 100.0% leased.

The 1000 Lorimer Property contains 18,410 square feet of commercial space which was 100.0% leased to four tenants as of June 19, 2024, accounting for 27.4% of underwritten base rent. The two largest commercial tenants are The Learning Experience (13,010 square feet, 17.5% of underwritten base rent) and Sweetgreen (2,500 square feet, 6.7% of underwritten base rent). The Learning Experience (“TLE”) focuses on hands on learning with curriculum designed for infants to kindergarteners and operates a day care facility out of the 1000 Lorimer Property. TLE has not yet taken occupancy at the 1000 Lorimer Property. At origination, the borrower reserved $754,580 into a TLE gap rent reserve and $499,170 into a free rent reserve related to the TLE lease.

The borrower has applied for a 35-year 421-a Affordable New York Housing Tax Exemption Program exemption for the multifamily portion of the 1000 Lorimer Property and an Industrial and Commercial Abatement Program (“ICAP”) tax abatement for the commercial portion of the 1000 Lorimer Property over the next 15 years. In order to qualify for the 421-a tax exemption, among other things, at least 30% of the units at the 1000 Lorimer Property must be leased as “affordable units” which are defined as affordable to a household whose income does not exceed 130% of the area median income. For years one through 25 of such exemption, 100% of the projected assessed value of the 1000 Lorimer Property improvements on the tax lot would be exempt from real estate taxes. The exemption falls to 30% in years 26 through 35 of such exemption. The ICAP abatement would be effective for a period of 15 years and consist of a 100% exemption for the first 11 years of the abatement and then phase down by 20% each year thereafter until expiration. Real estate taxes were underwritten to the estimated five-year tax expense of $219,415 assuming the 421-a exemption and ICAP abatement are obtained, versus the appraisal’s estimated full tax liability for 2024/2025 of $898,630. In order to effectuate the 421-a and ICAP tax abatements, the 1000 Lorimer Property must be subjected to a condominium structure dividing the property into one multifamily and one commercial condominium unit. To implement such a condominium structure, the fee owner of the fee interest relating to the 1000 Lorimer Property must cooperate, which it is required to do pursuant to the related ground lease. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” in the Preliminary Prospectus.

The following table presents certain information relating to the unit mix at the 1000 Lorimer Property:

Unit Mix(1)
Unit Type	# of Units	% of Total Units	Occupancy	Average Unit Size (Sq. Ft.)	Average Monthly Rent Per Unit	Average Monthly Market Rent Per Unit(2)
Studio	4	8.2%	100.0%	406	$3,438	$3,383
Studio – Affordable	3	6.1%	100.0%	368	$3,069	$3,069
1 Bedroom	13	26.5%	100.0%	675	$5,262	$5,063
1 Bedroom – Terrace	3	6.1%	100.0%	757	$6,100	$5,993
1 Bedroom – Affordable	4	8.2%	100.0%	551	$3,253	$3,253
2 Bedroom	7	14.3%	100.0%	921	$6,671	$6,524
2 Bedroom – Terrace	7	14.3%	100.0%	1,091	$8,640	$8,183
2 Bedroom – Affordable	8	16.3%	100.0%	757	$3,835	$3,835
Total / Wtd Avg.	49	100.0%	100.0%	737	$5,317	$5,167
(1)	Based on the underwritten rent roll dated June 19, 2024.
(2)	Source: Appraisal.

B-87

Multifamily – Mid Rise 1000 Lorimer Street Brooklyn, NY 11222	Collateral Asset Summary – Loan No. 9 1000 Lorimer	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$28,300,000 63.3% 1.30x 9.3%

The following table presents certain information relating to the commercial space at the 1000 Lorimer Property:

Tenant Summary(1)
Tenant	Credit Rating (Moody’s/ S&P/Fitch)	Net Rentable Area (SF)	% of Portfolio Commercial Net Rentable Area	U/W Base Rent	U/W Base Rent Per SF	% of Portfolio Commercial U/W Base Rent	Lease Expiration	Termination Option (Y/N)	Renewal Option
The Learning Experience(2)	NR/NR/NR	13,010	70.7%	$754,580	$58.00	64.1%	4/1/2039	N	2 x 5 yr
Sweetgreen	NR/NR/NR	2,500	13.6%	$287,500	$115.00	24.4%	11/30/2034	N	2 x 5 yr
Local Locker	NR/NR/NR	2,500	13.6%	$100,000	$40.00	8.5%	11/1/2034	N	1 x 5 yr
Glo Up by Kara LLC	NR/NR/NR	400	2.2%	$36,000	$90.00	3.1%	5/31/2026	N	1 x 2 yr
Total Occupied		18,410	100.0%	$1,178,080	$63.99	100.0%
Vacant		0	0
Total		18,410	100%
(1)	Based on the underwritten rent rolls dated June 19, 2024.
(2)	The Learning Experience has not yet taken occupancy at the 1000 Lorimer Property. At origination, the borrower reserved $754,580 into a TLE gap rent reserve and $499,170 into a free rent reserve related to the TLE lease.

The following table presents certain information relating to the Underwritten Net Cash Flow at the 1000 Lorimer Property:

Cash Flow Analysis(1)
	U/W	U/W Per Unit(6)
Base Rent - Residential	$3,126,348	$63,803
Potential Income from Vacant Units	0	$0
Gross Potential Rent - Residential	$3,126,348	$63,803
Other Income(2)	60,200	$1,229
Net Rental Income	$3,186,548	$65,032
(Vacancy / Credit Loss)	(137,176)	($2,800)
Effective Gross Income - Residential	$3,049,372	$62,232

Base Rent - Commercial	$1,178,080	$64
Other Commercial Income	12,436	$1
Net Rental Income - Commercial	$1,190,516	$65
(Vacancy / Credit Loss)	(59,526)	($3)
Effective Gross Income - Commercial	$1,130,990	$61
Total Economic Gross Income	$4,180,361	$227

Management Fee	$125,411	$2,559
Real Estate Taxes(3)	219,415	$4,478
Insurance	54,100	$1,104
Ground Rent	1,040,000	$21,224
Other Expenses(4)	120,270	$2,454
Total Expenses	$1,559,196	$31,820

Net Operating Income	$2,621,166	$53,493
Replacement Reserves - Residential	$12,250	$250
Replacement Reserves - Commercial	2,762	$56
TI/LC - Commercial	32,218	$658
Net Cash Flow	$2,573,937	$52,529

Occupancy	95.4%(5)
NCF DSCR	1.30x
NOI Debt Yield	9.3%
(1)	Historical financial information is not available because the 1000 Lorimer Property was recently constructed in 2024.
(2)	Other Income for residential units includes parking, amenities and miscellaneous income.
(3)	Real estate taxes were underwritten to the estimated five-year tax expense of $219,415 assuming the 421-a exemption and ICAP abatement are obtained, versus the appraisal’s estimated full tax liability for 2024/2025 of $898,630.
(4)	Other Expenses include payroll and benefits, repairs and maintenance, utilities, general and administrative expenses.
(5)	Represents economic occupancy.
(6)	U/W Per Unit represents the underwriting per commercial square foot for all commercial income line items and underwriting per unit for all other line items.
B-88

Multifamily – Mid Rise 1000 Lorimer Street Brooklyn, NY 11222	Collateral Asset Summary – Loan No. 9 1000 Lorimer	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$28,300,000 63.3% 1.30x 9.3%

Appraisal. According to the appraisal, the 1000 Lorimer Property had an “as is” value of $44,700,000. Based on the “as is” value of the 1000 Lorimer Property as of April 18, 2024, the Cut-off Date LTV and Maturity Date LTV are 63.3% and 63.3%, respectively. The appraisal calculates the net present value of the applied-for but not received 421-a exemption to be $11,700,000, and the applied-for but not yet received ICAP exemption to be $2,000,000, which amounts are included in the appraised value set forth in the appraisal.

1000 Lorimer Appraised Value(1)
Property	Value	Capitalization Rate
1000 Lorimer	$44,700,000	5.50%
(1)	Source: Appraisal.

Environmental Matters. According to the Phase I environmental report dated April 24, 2024, there was no evidence of any recognized environmental conditions at the 1000 Lorimer Property.

The Market. The 1000 Lorimer Property is located at 1000 Lorimer Street in the Greenpoint neighborhood of Brooklyn, New York. Greenpoint is located in North Brooklyn and has approximately 34,719 residents. Greenpoint is known as an artistic area in Brooklyn and has multiple green spaces including McCarren Park and McGolrick Park. Primary access to the 1000 Lorimer Property is provided by the Brooklyn Queens Expressway, nearby access to the L and G subway lines, the MTA bus system and the New York ferry system.

According to the appraisal, the 1000 Lorimer Property is located in the Kings County multifamily submarket of the New York metropolitan area. As of March 31, 2024, the Kings County multifamily submarket had total inventory of 462,223 units, a vacancy rate of 1.8%, and effective rent of $2,687 per unit. Furthermore, according to a third party market research report, the 1000 Lorimer Property is located within the Williamsburg multifamily submarket of Brooklyn. As of February 18, 2024, the Williamsburg multifamily submarket had inventory of 40,489 units, a vacancy rate of 4.1% and effective rent of $4,070.

According to a third-party market research report, the 2023 population within a 0.25-, 0.5- and 1.0-mile radius of the 1000 Lorimer Property was 7,329, 25,241 and 86,509, respectively. The 2023 average household income within the same radii was $171,936, $163,631 and $170,816, respectively.

The following table presents certain information relating to comparable multifamily properties to the 1000 Lorimer Property:

Multifamily Rent Comparables(1)
Property Name / Address	Distance from Subject	Year Built / Renovated	Number of Units	Unit Type	Average Unit Size	Average Rent Per Unit
1000 Lorimer 1000 Lorimer Street, Brooklyn, NY	–	2024 / NAP	49(2)	Studio	406 SF(2)	$3,438(2)
				1BR / 1BA	690 SF(2)	$5,419(2)
				2BR / 2 BA	1006 SF(2)	$7,656(2)
33 Franklin Street 33 Franklin Street, Brooklyn, NY	0.3 mi	2022 / NAP	81	Studio	450 SF	$3,550
				1BR / 1BA	600 SF	$4,350
				2BR / 2 BA	900 SF	$6,300
426 Manhattan Avenue 426 Manhattan Avenue, Brooklyn, NY	0.8 mi	2022 / NAP	33	1BR / 1BA	700 SF	$4,300
				2BR / 2BA	800 SF	$5,500
150 Bayard Street 150 Bayard Street, Brooklyn, NY	0.7 mi	2021 / NAP	47	Studio	400 SF	$3,400
				1BR / 1BA	550 SF	$4,000
				2BR / 2 BA	750 SF	$5,200
597 Grand Street 597 Grand Street, New York, NY	4.5 mi	2023 / NAP	187	Studio	425 SF	$3,700
				1BR / 1BA	600 SF	$4,800
				2BR / 2 BA	800 SF	$7,000
211 McGuinness Boulevard 211 McGuinness Boulevard, Brooklyn, NY	0.4 mi	2019 / NAP	197	Studio	425 SF	$3,400
				1BR / 1BA	550 SF	$4,000
				2BR / 2 BA	800 SF	$5,900
(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll dated June 19, 2024. Average Rent Per Unit reflects the market rent for occupied units and excludes rent stabilized units.

B-89

Multifamily – Mid Rise 1000 Lorimer Street Brooklyn, NY 11222	Collateral Asset Summary – Loan No. 9 1000 Lorimer	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$28,300,000 63.3% 1.30x 9.3%

The Borrower and the Borrower Sponsors. The borrower is 723 Manhattan GL LLC, a New York limited liability company and single purpose entity having one independent director in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 1000 Lorimer Mortgage Loan. The borrower sponsors and non-recourse carveout guarantors are Jay Weitzman and Michael Weitzman, co-founders of Double U Realty. Double U Realty is a Brooklyn, New York-based real estate development firm that focuses on multifamily, mixed use, office and commercial properties in New York.

Property Management. The 1000 Lorimer Property is managed by Double U Development LLC, a borrower-affiliated property management company.

Initial and Ongoing Reserves. At origination of the 1000 Lorimer Mortgage Loan, the borrower deposited approximately (i) $17,590 into a reserve account for real estate taxes, (ii) $33,136 into a reserve account for insurance premiums, (iii) $1,875 into an immediate repairs reserve, (iv) $173,333 into a reserve account for ground lease rent, such amount representing two times the underwritten monthly payments under the ground lease (the “Ground Rent Reserve Target Balance”), (v) $671,313 into a reserve account in connection with the anticipated Section 421-a tax abatement, (vi) $275,730 into a reserve account in connection with the anticipated ICAP exemption, (vii) $754,580 into a reserve account for gap rent in connection with the TLE lease and (viii) $499,170 into a reserve account for free rent in connection with rent abatements granted under the leases with TLE, Sweetgreen, and Local Locker.

Tax Reserve – The borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12th of the taxes that the lender reasonably estimates will be payable over the next-ensuing 12-month period (initially estimated to be approximately $5,863). Except with respect to the borrower’s obligation to fund (or cause to be funded) the Section 421-a and ICAP reserves, any deposits required to be made by the borrower into such real estate tax reserve will be calculated based on abated real estate taxes as if the Section 421-a and ICAP benefits for the 1000 Lorimer Property have been implemented.

Insurance Reserve – The borrower is required to deposit into an insurance reserve, on a monthly basis, 1/12th of the amount which will be sufficient to pay the insurance premiums due for the renewal of coverage afforded by such policies (initially estimated to be approximately $4,734); provided, however, such amount will be waived if the liability or casualty policy maintained by the borrower is an approved blanket or umbrella policy.

Replacement Reserve – The borrower is required to deposit into a replacement reserve, on a monthly basis, approximately $1,251 to be used for replacements at the 1000 Lorimer Property.

TI/LC Reserve – The borrower is required to deposit into a leasing reserve, on a monthly basis, approximately $2,865 to be used for tenant improvements and leasing commissions at the 1000 Lorimer Property, provided, however, that the amount on deposit in the leasing reserve shall not exceed $64,456.

Ground Lease Rent Reserve – The borrower is required to deposit into the ground lease rent reserve, on the monthly payment date in March of each calendar year, an amount sufficient to cause the balance of the ground lease rent reserve to equal the Ground Rent Reserve Target Balance after giving effect to the increase in rent under the ground lease as of April 1 of each calendar year. During the occurrence and continuance of a Trigger Period (as defined below), the borrower is required to deposit, on a monthly basis, an amount equal to the monthly ground rent due and payable on the first day of the calendar month following the last monthly payment date.

Condominium Common Charges Reserve – In connection with the 421-a and ICAP tax abatements, the 1000 Lorimer Property is expected to implement a condominium structure dividing the property into one multifamily and one commercial condominium unit. On the date of formation of the condominium, the borrower is required to deposit into a condominium common charges reserve an amount equal to two times the then-current monthly payments due as condominium common charges (the “Condominium Reserve Target Balance”). Following any increase in the condominium common charges, the borrower is required to deposit an amount sufficient to cause the balance in the condominium common charges reserve to equal the Condominium Reserve Target Balance that will be applicable after giving effect to such increase. During the occurrence and continuance of a Trigger Period, the borrower is required to deposit, on a monthly basis, an amount equal to the monthly condominium common charges due and payable on the first day of the calendar month following the last monthly payment date.

TLE Gap Rent Reserve – If, as of the monthly payment date in September of each calendar year beginning in 2025, the rent commencement date under the TLE lease has not occurred, the borrower is required to make an additional deposit of $754,580 into the gap rent reserve account.

B-90

Multifamily – Mid Rise 1000 Lorimer Street Brooklyn, NY 11222	Collateral Asset Summary – Loan No. 9 1000 Lorimer	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$28,300,000 63.3% 1.30x 9.3%

Lockbox / Cash Management. The 1000 Lorimer Mortgage Loan is structured with a springing lockbox and springing cash management. Upon the first occurrence of a Trigger Period, the borrower is required to establish a lender-controlled lockbox account, and is thereafter required to deposit, or cause the property manager to deposit, immediately upon receipt, all revenue received by the borrower or the property manager into such lockbox. Within five days after the borrower receives notice of the first occurrence of a Trigger Period, the borrower is required to deliver a notice to all tenants at the 1000 Lorimer Property directing them to remit rent and all other sums due under the applicable lease directly to the lender-controlled lockbox account. All funds deposited into the lockbox are required to be transferred on each business day to or at the direction of the borrower unless a Trigger Period exists, in which case all funds in the lockbox account are required to be swept on each business day to a lender-controlled cash management account to be applied and disbursed in accordance with the 1000 Lorimer Mortgage Loan documents, and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the 1000 Lorimer Mortgage Loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the 1000 Lorimer Mortgage Loan. Upon the cure of the applicable Trigger Period, so long as no other Trigger Period exists, the lender is required to return any amounts remaining on deposit in the excess cash flow reserve account to the borrower. Upon an event of default under the 1000 Lorimer Mortgage Loan documents, the lender will apply funds to the debt in such priority as it may determine.

“Trigger Period” means a period (A) commencing upon the earliest of (i) the occurrence and continuance of an event of default under the 1000 Lorimer Mortgage Loan documents, (ii) the debt service coverage ratio being less than 1.15x, (iii) the occurrence of a Specified Tenant Trigger Period (as defined below) and (iv) any bankruptcy or similar insolvency of Affiliated Manager (as defined below); and (B) expiring upon (w) with regard to clause (i) above, the cure (if applicable) of such event of default under the 1000 Lorimer Mortgage Loan documents, (x) with regard to clause (ii) above, the date that the debt service coverage ratio is equal to or greater than 1.20x for two consecutive calendar quarters, (y) with regard to clause (iii) above, a Specified Tenant Trigger Period ceasing to exist under the terms of the 1000 Lorimer Mortgage Loan documents and (z) with regard to clause (iv) above, the replacement of the Affiliated Manager with a new qualified manager in accordance with the terms of the 1000 Lorimer Mortgage Loan documents.

“Specified Tenant” means (i) TLE, together with any successor and/or assigns, and The Learning Experience Corp. as guarantor of the TLE lease, and (ii) any other lessee(s) of the Specified Tenant space (or any portion thereof), together in any event of (i) or (ii) above, with any parent or affiliate of any such tenant providing credit support or guaranty under any such lease.

“Specified Tenant Trigger Period” means a period (A) commencing upon the earliest of (i) Specified Tenant being in monetary default or material non-monetary default under the applicable Specified Tenant lease beyond applicable notice and cure periods, (ii) Specified Tenant either failing to be (a) in actual, physical possession of the Specified Tenant space (or applicable portion thereof) or (b) open for business during customary hours and/or “going dark” in more than 20% of the Specified Tenant space (or applicable portion thereof), (iii) Specified Tenant giving notice that it is terminating its lease for all or any portion of the Specified Tenant space (or applicable portion thereof), (iv) any termination or cancellation of any Specified Tenant lease (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding) and/or any Specified Tenant lease failing to otherwise be in full force and effect, and (v) any bankruptcy or similar insolvency of Specified Tenant, and (B) expiring upon the first to occur of (1) the lender’s receipt of evidence reasonably acceptable to the lender of the satisfaction of the applicable Specified Tenant Cure Conditions (as defined below); or (2) the lender’s receipt of evidence reasonably acceptable to the lender of the borrower leasing not less than 80% of the rentable area of the Specified Tenant space (or applicable portion thereof) pursuant to one or more leases in accordance with the applicable terms and conditions of the 1000 Lorimer Mortgage Loan documents, the applicable tenant(s) under such lease(s) being in actual, physical occupancy of the space demised, all contingencies to effectiveness of each such lease having expired or been satisfied, each such lease having commenced and a rent commencement date having been established (without possibility of delay) and, in the lender’s judgment, the applicable Specified Tenant Excess Cash Flow Condition (as defined below) being satisfied in connection therewith.

“Specified Tenant Cure Conditions” means (i) the applicable Specified Tenant has cured all monetary and material non-monetary defaults under the applicable Specified Tenant lease, (ii) the applicable Specified Tenant is paying all rent due under its respective lease, is in actual, physical possession of the Specified Tenant space (or applicable portion thereof) and open for business during customary business hours and not “dark” in 80% or more of the applicable Specified Tenant space (or applicable portion thereof), (iii) the applicable Specified Tenant has revoked or rescinded all termination or cancellation notices with respect to the applicable Specified Tenant lease and has re-affirmed the applicable Specified Tenant lease as being in full force and effect, (iv) if applicable, the applicable Specified Tenant is no longer insolvent or subject to any bankruptcy or insolvency proceedings and has affirmed the applicable Specified Tenant lease pursuant to final, non-appealable order of a court of competent jurisdiction, and (v) the applicable Specified Tenant is paying full, unabated rent under the applicable Specified Tenant lease.

“Specified Tenant Excess Cash Flow Condition” means, (x) with respect to curing any Specified Tenant Trigger Period by re-tenanting the applicable Specified Tenant space or renewal/extension of any Specified Tenant lease, (y) with respect to the portion of the applicable Specified Tenant space that has been re-tenanted (the “Tenanted Portion”), sufficient funds have been accumulated in the excess cash flow account and the leasing reserve account (during the continuance of the subject Specified Tenant Trigger Period) to cover all anticipated leasing commissions, tenant improvement costs, tenant allowances, free rent periods, and/or rent abatement periods to be incurred in connection with any such re-tenanting or renewal/extension and (z) with respect to the portion of the applicable Specified Tenant space that has not been re-tenanted, an amount equal to 110% of the per-square foot amount required to be expended to re-tenant the Tenanted Portion has been accumulated in the excess cash flow account (during the continuance of the subject Specified

B-91

Multifamily – Mid Rise 1000 Lorimer Street Brooklyn, NY 11222	Collateral Asset Summary – Loan No. 9 1000 Lorimer	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$28,300,000 63.3% 1.30x 9.3%

Tenant Trigger Period); provided, however, that no cure shall be permitted until the Tenanted Portion equals 50% of the total Specified Tenant space.

“Affiliated Manager” means any managing agent of the 1000 Lorimer Property in which the borrower, guarantor, sponsor, any special purpose entity component entity (if any) or any affiliate of such entities has, directly or indirectly, any legal, beneficial or economic interest.

Current Mezzanine or Secured Subordinate Indebtedness. None.

Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

Release of Collateral. Not permitted.

Ground Lease. The security for the 1000 Lorimer Mortgage Loan consists of the borrower’s leasehold interest in the 1000 Lorimer Property under a 99-year ground lease expiring March 31, 2119. The ground lease provides for annual rent of approximately $1,000,000, which increases by 5% in April 2025 and by 10% every five years thereafter with the first such increase occurring in April 2030.

B-92

Multifamily – Garden 1526 West Candletree Drive Peoria, IL 61614	Collateral Asset Summary – Loan No. 10 The Grove Apartments	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$25,750,000 56.7% 1.46x 10.0%

B-93

Multifamily – Garden 1526 West Candletree Drive Peoria, IL 61614	Collateral Asset Summary – Loan No. 10 The Grove Apartments	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$25,750,000 56.7% 1.46x 10.0%

B-94

Multifamily – Garden 1526 West Candletree Drive Peoria, IL 61614	Collateral Asset Summary – Loan No. 10 The Grove Apartments	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$25,750,000 56.7% 1.46x 10.0%

Mortgage Loan Information		Property Information
Loan Seller:	CREFI	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Refinance	Property Type – Subtype:	Multifamily - Garden
Borrower Sponsor(s):	Avrohom Klor	Collateral:	Fee
Borrower(s):	H&A Grove LLC	Location:	Peoria, IL
Original Balance:	$25,750,000	Year Built / Renovated:	1968 / 2023
Cut-off Date Balance:	$25,750,000	Property Management:	H&A Property Management, LLC
% by Initial UPB:	3.5%	Size:	318 Units
Interest Rate:	6.54000%	Appraised Value / Per Unit:	$45,400,000 / $142,767
Note Date:	August 2, 2024	Appraisal Date:	June 19, 2024
Original Term:	60 months	Occupancy:	89.0% (as of July 15, 2024)
Amortization:	Interest Only	UW Economic Occupancy:	87.7%
Original Amortization:	NAP	Underwritten NOI(2):	$2,585,795
Interest Only Period:	60 months	Underwritten NCF:	$2,498,663
First Payment Date:	September 6, 2024
Maturity Date:	August 6, 2029	Historical NOI
Additional Debt Type:	NAP	Most Recent NOI(2):	$1,407,179 (TTM June 30, 2024)
Additional Debt Balance:	NAP	2023 NOI(2):	$386,309
Call Protection:	L(25),D(32),O(3)	2022 NOI(3):	NAV
Lockbox / Cash Management:	Springing / Springing	2021 NOI(3):	NAV

Reserves(1)				Financial Information
	Initial	Monthly	Cap	Cut-off Date Loan / Unit:	$80,975
Taxes:	$36,495	$36,495	NAP	Maturity Date Loan / Unit:	$80,975
Insurance:	$55,899	$18,633	NAP	Cut-off Date LTV:	56.7%
Replacement Reserves:	$0	$7,261	NAP	Maturity Date LTV:	56.7%
Immediate Repairs:	$84,000	$0	NAP	UW NOI DY:	10.0%
Environmental:	$24,500	$0	NAP	UW NCF DSCR:	1.46x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$25,750,000	100.0%	Loan Payoff	$24,469,594	95.0%
			Closing Costs(4)	1,056,627	4.1
			Upfront Reserves	200,894	0.8
			Sponsor Equity	22,885	0.1
Total Sources	$25,750,000	100.0%	Total Uses	$25,750,000	100.0%
(1)	See “Initial and Ongoing Reserves” below.
(2)	The increase from 2023 NOI to Most Recent NOI and Most Recent NOI to Underwritten NOI is primarily attributable to lease up at The Grove Apartments Property (as defined below) following renovations the borrower began in 2023.
(3)	2021 NOI and 2022 NOI information is not available because the borrower recently acquired The Grove Apartments Property in 2022.
(4)	Closing Costs include a rate buydown fee of $321,875.

The Loan. The tenth largest mortgage loan (the “The Grove Apartments Mortgage Loan”) is secured by the borrower’s fee interest in a 318-unit, garden-style multifamily property comprised of 25 two- and three-story buildings located in Peoria, Illinois (the “The Grove Apartments Property”). The Grove Apartments Mortgage Loan is evidenced by a single promissory note with an outstanding principal balance as of the Cut-off Date of $25,750,000. The Grove Apartments Mortgage Loan was originated on August 2, 2024 by CREFI and accrues interest at a fixed rate of 6.54000% per annum. The Grove Apartments Mortgage Loan has an initial term of five-years and is interest-only for the full term. The scheduled maturity date of The Grove Apartments Mortgage Loan is August 6, 2029.

B-95

Multifamily – Garden 1526 West Candletree Drive Peoria, IL 61614	Collateral Asset Summary – Loan No. 10 The Grove Apartments	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$25,750,000 56.7% 1.46x 10.0%

The Property. The Grove Apartments Property is a recently renovated, 318-unit, garden-style multifamily property comprised of 25 two-and three-story buildings located in Peoria, Illinois. The Grove Apartments Property is situated on a 17.65-acre site and was originally constructed in 1968. The borrower acquired The Grove Apartments Property in July of 2022 and subsequently began renovations. As of July 24, 2024, the borrower had invested $8,203,267 to renovate 193 units (60.7% of units) along with the clubhouse and pool at The Grove Apartments Property. The borrower has indicated that it currently plans to continue renovations of the remaining units as tenants vacate or transfer to renovated units; however, such renovations are not required or reserved for under The Grove Apartments Mortgage Loan documents. Amenities at The Grove Apartments Property include a clubhouse, a swimming pool, a fitness center, a playground, barbecue/grill/picnic area, a community laundry space and onsite parking. The Grove Apartments Property features 386 surface parking spaces and 60 garage parking spaces, resulting in a parking ratio of 1.40 spaces per unit.

The unit mix at The Grove Apartments Property consists of 110 market rate one-bedroom / one-bathroom units, 10 one-bedroom / one-bathroom units leased to tenants with Section 8 housing vouchers, 148 market rate two-bedroom / 1.5-bathroom units, two two-bedroom / 1.5-bathroom units leased to tenants with Section 8 housing vouchers, 43 three-bedroom / 2-bathroom units, and five three-bedroom / 2-bathroom units leased to tenants with Section 8 housing vouchers. Unit amenities at The Grove Apartments Property include stainless steel kitchen appliances, patios and balconies, and washer/dryers for select units. As of July 15, 2024, The Grove Apartments Property was 89.0% leased.

The following table presents certain information relating to the unit mix at The Grove Apartments Property:

Unit Mix(1)
Unit Type	# of Units	% of Total Units	Occupancy	Average Unit Size (Sq. Ft.)	Average Monthly Rent Per Unit	Average Monthly Market Rent Per Unit(2)
1BR/1BA	110	34.6%	92.7%	792	$939	$1,019
1BR/1BA – Section 8	10	3.1%	100.0%	792	$643	$1,019
2BR/1.5BA	148	46.5%	82.4%	968	$1,176	$1,307
2BR/1.5BA – Section 8	2	0.6%	100.0%	968	$714	$1,307
3BR/2BA	43	13.5%	97.7%	1,160	$1,377	$1,431
3BR/2BA – Section 8	5	1.6%	100.0%	1,160	$1,027	$1,431
Total / Wtd Avg.	318	100.0%	89.0%	931	$1,096	$1,217
(1)	Based on the underwritten rent roll dated July 15, 2024. Average Monthly Rent Per Unit is based on occupied units.
(2)	Source: Appraisal.

B-96

Multifamily – Garden 1526 West Candletree Drive Peoria, IL 61614	Collateral Asset Summary – Loan No. 10 The Grove Apartments	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$25,750,000 56.7% 1.46x 10.0%

The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at The Grove Apartments Property:

Cash Flow Analysis(1)(2)
	2023	TTM 6/30/2024	U/W	U/W Per Unit
Base Rent - Residential	$3,127,478	$4,023,930	$3,721,200	$11,702
Potential Income from Vacant Units	0	0	522,795	$1,644
Gross Potential Rent	$3,127,478	$4,023,930	$4,243,995	$13,346
Other Income(3)	285,366	376,698	398,237	$1,252
Net Rental Income	$3,412,844	$4,400,628	$4,642,232	$14,598
(Vacancy / Credit Loss)	(1,163,925)	(1,253,973)	(522,795)	($1,644)
Effective Gross Income- Residential	$2,248,919	$3,146,655	$4,119,437	$12,954

Real Estate Taxes	334,048	334,048	417,086	$1,312
Insurance	210,018	178,552	212,949	$670
Management Fee	68,979	94,400	123,583	$389
Other Expenses(4)	1,249,564	1,132,476	780,024	$2,453
Total Expenses	$1,862,610	$1,739,476	$1,533,642	$4,823

Net Operating Income	$386,309	$1,407,179	$2,585,795	$8,131
Replacement Reserves	0	0	$87,132	$274
Net Cash Flow	$386,309	$1,407,179	$2,498,663	$7,857

Occupancy	56.8%	70.9%	87.7%(5)
NCF DSCR	0.23x	0.82x	1.46x
NOI Debt Yield	1.5%	5.5%	10.0%
(1)	Historical financial information prior to 2023 is not available because The Grove Apartments Property was acquired in 2022 and renovated thereafter.
(2)	The increase from 2023 NOI to TTM 6/30/2024 NOI and TTM 6/30/2024 NOI to U/W NOI is primarily attributable to lease up at The Grove Apartments Property following renovations the borrower began in 2023.
(3)	Other Income includes utility income, lease premiums, reimbursables, and other miscellaneous income.
(4)	Other Expenses include payroll and benefits, general operating expenses, utilities, advertising and marketing, and general and administrative expenses.
(5)	Represents economic occupancy.

Appraisal. According to the appraisal, The Grove Apartments Property had an “as-is” appraised value of $45,400,000 as of June 19, 2024. Based on the “as-is” value of $45,400,000, the Cut-off Date LTV and Maturity Date LTV for The Grove Apartments Mortgage Loan are 56.7%.

The Grove Apartments Appraised Value(1)
Property	Value	Capitalization Rate
The Grove Apartments	$45,400,000	6.25%
(1)	Source: Appraisal.

Environmental Matters. According to the Phase I environmental report dated June 21, 2024, there was no evidence of any recognized environmental conditions at The Grove Apartments Property.

B-97

Multifamily – Garden 1526 West Candletree Drive Peoria, IL 61614	Collateral Asset Summary – Loan No. 10 The Grove Apartments	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$25,750,000 56.7% 1.46x 10.0%

The Market. The Grove Apartments Property is located at 1526 West Candletree Drive in Peoria, Illinois. Peoria is located approximately 156 miles southeast of Chicago, Illinois and had a population of 179,688 people as of 2023. Primary access to Peoria is provided by IL-40 and IL-6 which have on-ramps located approximately 2.5 miles away from The Grove Apartments Property. According to the appraisal, major employers in Peoria include OSF Healthcare, Caterpillar and UnityPoint Health.

According to the appraisal, The Grove Apartments Property is located in the Peoria multifamily market. As of March 31, 2024, the Peoria multifamily market had total inventory of 12,185 units, a vacancy rate of 5.1%, and effective rent of $993 per unit. Furthermore, according to the appraisal, The Grove Apartments Property is located within the North Peoria multifamily submarket which as of March 31, 2024, had an inventory of 6,767 units, a vacancy rate of 4.5%, and average asking rent of $1,014 per unit with no new units under construction.

According to the appraisal, the 2023 population within a one-, three- and five-mile radius of The Grove Apartments Property was 5,600, 40,551 and 94,837, respectively. The 2023 average household income within the same radii was $88,882, $99,784 and $95,119, respectively.

The following table presents certain information relating to comparable multifamily properties to The Grove Apartments Property:

Multifamily Rent Comparables(1)
Property Name / Address	Distance from Subject	Year Built / Renovated	Number of Units	Unit Type	Average Unit Size	Average Rent Per Unit
The Grove Apartments 1526 West Candletree Drive, Peoria, IL	–	1968 / 2023	318(2)	1BR / 1BA	792 SF(2)	$939(2)
				2BR / 1.5BA	968 SF(2)	$1,176(2)
				3BR / 2BA	1,160 SF(2)	$1,377(2)
Dunlap Falls 6900 North Summershade Circle, Peoria, IL	3.0mi	1996 / NAP	180	1BR / 1BA	662 SF	$1,080
				2BR / 1BA	827 SF	$1,120
				2BR / 2BA	1,002 SF	$1,309
				3BR / 2BA	1,102 SF	$1,375
The Flats at Dunlap 7150 N Terra Vista Drive, Peoria, IL	0.7mi	1978 / 2021	204	1BR / 1BA	750 SF	$1,100
				2BR / 2BA	1,000 SF	$1,225
				3BR / 2BA	1,250 SF	$1,450
Timberline Apartments-Peoria 2900 War Memorial Drive West, Peoria, IL	2.0mi	1979 / NAP	516	Studio	490 SF	$755
				1BR / 1BA	550 SF	$1,193
				2BR / 1BA	660 SF	$1,337
Old Orchard Apartments Peoria 6012 N Imperial Drive, North Peoria, IL	1.4mi	1975 / NAP	92	1BR / 1BA	777 SF	$902
				2BR / 1BA	1,025 SF	$1,098
				3BR / 2BA	1,275 SF	$1,403
Prairie Lakes Apartments 1700 W Coneflower Drive, Peoria, IL	1.8mi	2004 / NAP	750	1BR / 1BA	898 SF	$1,347
				2BR / 1BA	1,141 SF	$1,570
				2BR / 2BA	1,190 SF	$1,698
(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll dated July 15, 2024. Average Unit Size and Average Rent Per Unit reflects the average market rent for occupied units.

The Borrower and the Borrower Sponsor. The borrower is H&A Grove LLC, a Delaware limited liability company and single purpose entity having one independent director in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of The Grove Apartments Mortgage Loan. The borrower sponsor and non-recourse carveout guarantor is Avrohom Klor. Avrohom Klor is the founder of the H&A Group, a real estate investment firm that was founded in 2017. The H&A Group has approximately $250 million of assets under management and two million square feet of mixed use assets.

Property Management. The Grove Apartments Property is managed by H&A Property Management, LLC, a borrower-affiliated management company.

B-98

Multifamily – Garden 1526 West Candletree Drive Peoria, IL 61614	Collateral Asset Summary – Loan No. 10 The Grove Apartments	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$25,750,000 56.7% 1.46x 10.0%

Initial and Ongoing Reserves. At origination of The Grove Apartments Mortgage Loan, the borrower deposited approximately (i) $36,495 into a reserve account for real estate taxes, (ii) $55,899 into a reserve account for insurance premiums, (iii) $84,000 into an immediate repair reserve and (iv) $24,500 into a reserve account for radon remediation to account for short- and long-term testing for radon at The Grove Apartments Property.

Tax Reserve – The borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12th of the taxes that the lender reasonably estimates will be payable over the next-ensuing 12-month period (initially estimated to be approximately $36,495).

Insurance Reserve – The borrower is required to deposit into an insurance reserve, on a monthly basis, 1/12th of the amount which will be sufficient to pay the insurance premiums due for the renewal of coverage afforded by such policies (initially estimated to be approximately $18,633); provided, however, such amount will be waived if the liability or casualty policy maintained by the borrower is an approved blanket or umbrella policy.

Replacement Reserve – The borrower is required to deposit into a replacement reserve, on a monthly basis, $7,261 to be used for replacements at The Grove Apartments Property.

Lockbox / Cash Management. The Grove Apartments Mortgage Loan is structured with a springing lockbox and springing cash management. Upon the first occurrence of a Trigger Period (as defined below), the borrower is required to establish a lender-controlled lockbox account, and is thereafter required to deposit, or cause the property manager to deposit, immediately upon receipt, all revenue received by the borrower or the property manager into such lockbox account. Within five business days after the borrower receives notice of the first occurrence of a Trigger Period, the borrower is required to deliver a notice to all tenants at The Grove Apartments Property directing them to remit rent and all other sums due under the applicable lease directly to the lender-controlled lockbox account. All funds deposited into the lockbox account are required to be transferred on each business day to or at the direction of the borrower unless a Trigger Period exists, in which case all funds in the lockbox account are required to be swept on each business day to a lender-controlled cash management account to be applied and disbursed in accordance with The Grove Apartments Mortgage Loan documents, and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with The Grove Apartments Mortgage Loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for The Grove Apartments Mortgage Loan. Upon the cure of the applicable Trigger Period, so long as no other Trigger Period exists, the lender is required to return any amounts remaining on deposit in the excess cash flow reserve account to the borrower. Upon an event of default under The Grove Apartments Mortgage Loan documents, the lender will apply funds to the debt in such priority as it may determine.

“Trigger Period” means a period (A) commencing upon the earlier of (i) the occurrence and continuance of an event of default under The Grove Apartments Mortgage Loan documents, and (ii) the debt service coverage ratio being less than 1.10x; and (B) expiring upon (x) with regard to clause (i) above, the cure (if applicable) of such event of default under The Grove Apartments Mortgage Loan documents, and (y) with regard to clause (ii) above, the date that the debt service coverage ratio is equal to or greater than 1.10x for two consecutive calendar quarters.

Current Mezzanine or Secured Subordinate Indebtedness. None.

Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

Release of Collateral. Not permitted.

Ground Lease. None.

B-99

Office – Suburban Various Park City, UT 84098	Collateral Asset Summary – Loan No. 11 Park City Office Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$24,000,000 61.5% 1.88x 13.6%
Mortgage Loan Information		Property Information
Loan Seller:	GSMC	Single Asset / Portfolio:	Portfolio
Loan Purpose:	Acquisition	Property Type - Subtype:	Office - Suburban
Borrower Sponsor(s):	James Balderson and M. Peter Iacobelli	Collateral:	Fee
Borrower(s)(1):	Various	Location:	Park City, UT
Original Balance:	$24,000,000	Year Built / Renovated:	2005, 2012 / NAP
Cut-off Date Balance:	$24,000,000	Property Management:	Crest Commercial Management, LLC, d/b/a Fort Street Partners
% by Initial UPB:	3.3%	Size:	122,778 SF
Interest Rate:	6.70000%	Appraised Value / Per SF:	$39,000,000 / $318
Note Date:	August 13, 2024	Appraisal Date:	June 14, 2024
Original Term:	60 months	Occupancy:	100.0% (as of August 5, 2024)
Amortization:	Interest Only	UW Economic Occupancy:	95.0%
Original Amortization:	NAP	Underwritten NOI:	$3,267,033
Interest Only Period:	60 months	Underwritten NCF:	$3,062,318
First Payment Date:	October 6, 2024
Maturity Date:	September 6, 2029	Historical NOI
Additional Debt Type:	NAP	Most Recent NOI:	$2,979,158 (TTM May 31, 2024)
Additional Debt Balance:	NAP	2023 NOI:	$2,624,688
Call Protection:	L(24),D(29),O(7)	2022 NOI:	$2,423,186
Lockbox / Cash Management:	Hard / Springing	2021 NOI:	$2,460,147

Reserves				Financial Information
	Initial	Monthly	Cap	Cut-off Date Loan Per SF:	$195
Taxes:	$209,986	$19,090	NAP	Maturity Date Loan Per SF:	$195
Insurance:	$7,279	$3,639	NAP	Cut-off Date LTV:	61.5%
Replacement Reserves:	$0	$2,558	$61,389	Maturity Date LTV:	61.5%
TI / LC:	$1,800,000	Springing(2)	$1,800,000	UW NOI DY:	13.6%
Unfunded Obligations Reserve:	$376,722	$0	NAP	UW NCF DSCR:	1.88x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$24,000,000	57.1%	Purchase Price	$38,750,000	92.1%
Equity Contribution	18,051,344	42.9	Upfront Reserves	2,393,986	5.7
			Closing Costs	907,358	2.2
Total Sources	$42,051,344	100.0%	Total Uses	$42,051,344	100.0%
(1)	The borrowers are FSP11 Newpark, LLC, Park City Crest Fund 2, LLC, Broadway Estates Westwood Plaza New Park Owner, LLC, Canyon Center Shops Investors New Park Owner, LLC, JPK Westwood Plaza New Park Owner, LLC, JPK Canyon Center New Park Owner, LLC, Newpark PC LLC and Newpark Junction LLC. The borrowers own the mortgaged properties as tenants-in-common.
(2)	On a monthly basis, if the amount in the TI / LC account is less than $1,800,000, the borrowers are required to deposit an amount equal to the lesser of (i) $10,231.50 or (ii) the amount necessary for the balance in the TI/LC account to be equal to $1,800,000. Notwithstanding the foregoing, the borrowers will only be obligated to make monthly deposits as described herein until such time as the cumulative amount of monthly deposits is equal to the total amount of tenant improvements and leasing commissions which are owing in relation to the tenants Parsons Behle & Latimer, Miller Orthodontics and Assembly Park City, LLC (totaling $329,951).

B-100

Office – Suburban Various Park City, UT 84098	Collateral Asset Summary – Loan No. 11 Park City Office Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$24,000,000 61.5% 1.88x 13.6%

The following table presents certain information relating to the Park City Office Portfolio properties:

Property Summary(1)
Property Name	Year Built/Renovated	SF(2)	Allocated Cut-off Date Loan Amount ($)	Underwritten NOI
Newpark I	2005 / NAP	61,560	$12,000,000	$1,621,254
Newpark III	2012 / NAP	61,218	$12,000,000	$1,645,780
Total		122,778	$24,000,000	$3,267,033
(1)	Information is based on the underwritten rent roll dated August 5, 2024, with rent steps through October 31, 2025.
(2)	Source: Appraisal.

The following table presents certain information relating to the major tenants at the Park City Office Portfolio properties:

Tenant Summary(1)
Tenant	Credit Rating (Moody’s/ S&P/Fitch)(2)	Net Rentable Area (SF)	% of Net Rentable Area	U/W Base Rent		U/W Base Rent Per SF	% of Total U/W Base Rent	Lease Expiration	Termination Option (Y/N)	Renewal Options
Assemble Park City, LLC	NR/NR/NR	11,289	9.2%		$475,993	$42.16	9.5%	8/31/2032	N	1 x 5 yrs
Western Steel Buildings Inc	NR/NR/NR	11,239	9.2%		439,526	$39.11	8.8%	6/30/2027	N	1 x 3 yrs
Big-D Signature, LLC(2)	NR/NR/NR	6,966	5.7%		306,465	$43.99	6.1%	11/30/2028	Y	None
Mashoff, Gilmore & Israelsen	NR/NR/NR	7,679	6.3%		283,551	$36.93	5.7%	1/31/2025	N	1 x 5 yrs
Wells Fargo Advisors, LLC(3)	A1/BBB+/A+	5,816	4.7%		244,068	$41.97	4.9%	11/30/2028	Y	2 x 5 yrs
Stifel, Nicolaus & Company	NR/BBB/BBB+	5,751	4.7%		228,589	$39.75	4.6%	2/29/2028	N	1 x 5 yrs
JAMM Capital	NR/NR/NR	6,000	4.9%		227,534	$37.92	4.6%	7/31/2028	N	None
Ohana Realty Corp	NR/NR/NR	4,999	4.1%		219,638	$43.94	4.4%	9/30/2028	N	1 x 5 yrs
Morgan Stanley & Co., Inc.(4)	A1/A-/A+	5,097	4.2%		215,193	$42.22	4.3%	4/30/2028	Y	1 x 5 yrs
Parsons Behle & Latimer	NR/NR/NR	4,084	3.3%		171,916	$42.10	3.4%	2/29/2028	N	None
Total Major Tenants		68,920	56.1%	$2,	812,473	$40.81	56.4%
Other Tenants		53,858	43.9%	2,	172,863	$40.34	43.6%
Total Occupied		122,778	100.0%	$4,	985,337	$40.60	100.0%
Vacant		0	0.0%
Total		122,778	100.0%
(1)	Information is based on the underwritten rent roll dated August 5, 2024, with rent steps through October 31, 2025.
(2)	Big-D Signature, LLC has a one-time termination option effective November 1, 2026 with payment of a termination fee.
(3)	Wells Fargo Advisors, LLC has a one-time termination option effective November 30, 2026 with payment of a termination fee.
(4)	Morgan Stanley & Co., Inc. has a one-time termination option effective April 30, 2026 with payment of a termination fee.
B-101

Office – Suburban Various Park City, UT 84098	Collateral Asset Summary – Loan No. 11 Park City Office Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$24,000,000 61.5% 1.88x 13.6%

The following table presents certain information relating to the lease rollover schedule at the Park City Office Portfolio properties, based on the initial lease expiration dates:

Lease Rollover Schedule(1)
Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	U/W Base Rent	% of Total U/W Base Rent		U/W Base Rent $ per SF	# of Expiring Leases
2024 & MTM	0	0.0%	0.0%	$0	0.0%		$0.00	0
2025	12,585	10.3%	10.3%	$465,312	9.3%		$36.97	3
2026	12,012	9.8%	20.0%	$481,897	9.7%		$40.12	5
2027	30,558	24.9%	44.9%	$1,231,563	24.7%		$40.30	7
2028	49,805	40.6%	85.5%	$2,076,418	41.7%		$41.69	11
2029	0	0.0%	85.5%	$0	0.0%		$0.00	0
2030	6,529	5.3%	90.8%	$254,153	5.1%		$38.93	3
2031	0	0.0%	90.8%	$0	0.0%		$0.00	0
2032	11,289	9.2%	100.0%	$475,993	9.5%		$42.16	1
2033	0	0.0%	100.0%	$0	0.0%		$0.00	0
2034	0	0.0%	100.0%	$0	0.0%		$0.00	0
2035 & Thereafter	0	0.0%	100.0%	$0	0.0%		$0.00	0
Vacant	0	0.0%	100.0%	NAP	NA	P	NAP	NAP
Total / Wtd. Avg.	122,778	100.0%		$4,985,337	100.0%		$40.60	30
(1)	Information is based on the underwritten rent roll dated August 5, 2024, with rent steps through October 31, 2025.

The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Park City Office Portfolio property:

Cash Flow Analysis
	2021	2022	2023	May 2024 T12	U/W(1)	U/W Per SF
Base Rental Revenue	$2,557,555	$2,450,944	$2,987,166	$3,141,508	$3,506,711	$28.56
Other Rental Revenue	8,662	8,921	9,454	9,832	10,108	$0.08
Total Commercial Reimbursement Revenue	1,130,133	1,269,448	1,369,997	1,564,687	1,478,625	$12.04
Parking Income	5,700	5,114	5,525	5,800	3,400	$0.03
Other Revenue	15,185	108,439	10,258	8,799	6,100	$0.05
Potential Gross Revenue	$3,717,234	$3,842,867	$4,382,400	$4,730,626	$5,004,945	$40.76
Vacancy Loss(2)	0	(58,390)	(131,681)	(107,378)	(250,247)	($2.04)
Effective Gross Revenue	$3,717,234	$3,784,476	$4,250,720	$4,623,247	$4,754,697	$38.73
Real Estate Taxes	242,055	250,999	224,616	230,759	229,108	$1.87
Insurance	39,581	55,320	52,388	56,987	43,672	$0.36
Utilities	156,240	186,209	240,447	240,643	241,420	$1.97
Repairs & Maintenance	372,748	414,315	562,550	563,745	457,206	$3.72
Janitorial	197,834	179,639	229,360	223,798	214,641	$1.75
Management Fee	109,190	109,897	125,672	137,111	142,641	$1.16
General and Administrative - Direct	139,439	164,910	190,999	191,046	158,976	$1.29
Total Expenses	$1,257,087	$1,361,290	$1,626,032	$1,644,089	$1,487,664	$12.12
Net Operating Income	$2,460,147	$2,423,186	$2,624,688	$2,979,158	$3,267,033(3)	$26.61
Replacement Reserves	0	0	0	0	30,695	$0.25
TI / LC	0	0	0	0	174,021	$1.42
Net Cash Flow	$2,460,147	$2,423,186	$2,624,688	$2,979,158	$3,062,318	$24.94

Occupancy	96.8%	90.8%	97.9%	97.7%	95.0%(4)
NCF DSCR	1.51x	1.49x	1.61x	1.83x	1.88x
NOI Debt Yield	10.3%	10.1%	10.9%	12.4%	13.6%
(1)	Information is based on the underwritten rent roll dated August 5, 2024, with rent steps through October 31, 2025.
(2)	Vacancy loss is based on 5.0% vacancy assumption. The Park City Office Portfolio properties are currently 100.0% occupied.
(3)	U/W NOI is higher than the previous full-year 2023 NOI primarily due to recent lease renewals with positive leasing spreads.
(4)	Represents economic occupancy.

B-102

Multifamily – Mid Rise 155-163 East 92nd Street New York, NY 10128	Collateral Asset Summary – Loan No. 12 155-163 East 92nd Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$22,700,000 66.6% 1.26x 8.2%
Mortgage Loan Information		Property Information
Loan Seller:	CREFI	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Refinance	Property Type – Subtype:	Multifamily - Mid Rise
Borrower Sponsor(s):	Nader Ohebshalom, Lisa Ohebshalom, Sherrie Soleymani, Jessica Harooni and Isaac Ohebshalom	Collateral:	Fee
Borrower(s):	92nd Street 1 LLC, 92nd Street 2 LLC, 92nd Street 3 LLC, 92nd Street 4 LLC, 92nd Street 5 LLC, 92nd Street 6 LLC, 92nd Street 7 LLC and 92nd Street 8 LLC	Location:	New York, NY
Original Balance:	$22,700,000	Year Built / Renovated:	1910 / NAP
Cut-off Date Balance:	$22,700,000	Property Management:	SAMCO Associates LLC
% by Initial UPB:	3.1%	Size:	86 Units
Interest Rate:	6.33000%	Appraised Value / Per Unit:	$34,100,000 / $396,512
Note Date:	July 30, 2024	Appraisal Date:	May 8, 2024
Original Term:	60 months	Occupancy:	96.5% (as of July 1, 2024)
Amortization:	Interest Only	UW Economic Occupancy:	96.0%
Original Amortization:	NAP	Underwritten NOI:	$1,871,782
Interest Only Period:	60 months	Underwritten NCFs:	$1,842,851
First Payment Date:	September 6, 2024
Maturity Date:	August 6, 2029	Historical NOI
Additional Debt Type:	NAP	Most Recent NOI:	$1,746,494 (TTM May 31, 2024)
Additional Debt Balance:	NAP	2023 NOI:	$1,715,523
Call Protection:	L(25),D(29),O(6)	2022 NOI:	$1,381,426
Lockbox / Cash Management:	Springing / Springing	2021 NOI:	$487,776
Reserves				Financial Information
	Initial	Monthly	Cap	Cut-off Date Loan / Unit:	$263,953
Taxes:	$228,294	$76,098	NAP	Maturity Date Loan / Unit:	$263,953
Insurance:	$30,749	$10,250	NAP	Cut-off Date LTV:	66.6%
Replacement Reserves:	$0	$1,792	NAP	Maturity Date LTV:	66.6%
Deferred Maintenance:	$37,620	$0	NAP	UW NOI DY:	8.2%
				UW NCF DSCR:	1.26x
Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$22,700,000	96.9%	Loan Payoff	$22,286,933	95.1%
Principal’s New Cash Contribution	728,121	3.1	Closing Costs	844,526	3.6
			Upfront Reserves	296,663	1.3
Total Sources	$23,428,121	100.0%	Total Uses	$23,428,121	100.0%
B-103

Multifamily – Mid Rise 155-163 East 92nd Street New York, NY 10128	Collateral Asset Summary – Loan No. 12 155-163 East 92nd Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$22,700,000 66.6% 1.26x 8.2%

The following table presents certain information relating to the unit mix at the 155-163 East 92nd Street property:

Unit Mix(1)
Unit Type	# of Units	% of Total Units	Occupancy	Average Unit Size (Sq. Ft.)(2)(3)	Average Monthly Rent Per Unit(2)(3)	Average Monthly Market Rent Per Unit(4)
1BR/1BA	20	23.3%	100.0%	420	$2,613	$2,700
1BR/1BA – Rent Stabilized	2	2.3%	50.0%	420	$1,001	$2,700
2BR/1BA	38	44.2%	100.0%	560	$3,280	$3,500
2BR/1BA - Rent Stabilized	6	7.0%	83.3%	560	$1,465	$3,500
3BR/1BA	15	17.4%	93.3%	700	$4,230	$4,100
3BR/1BA - Rent Stabilized	5	5.8%	100.0%	700	$1,058	$4,100
Total / Wtd Avg.	86	100.0%	96.5%	557	$2,982	$3,435
(1)	Based on the underwritten rent roll dated July 1, 2024.
(2)	Excludes the superintendent’s unit that does not pay rent.
(3)	Average Monthly Rent Per Unit is based on occupied units.
(4)	Source: Appraisal.

The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the 155-163 East 92nd Street property:

Cash Flow Analysis(1)
	2021	2022	2023	TTM 5/31/2024	U/W	U/W Per Unit(2)
Base Rent - Residential	$1,491,138	$2,428,636	$2,648,108	$2,724,911	$2,965,336	$34,481
Potential Income from Vacant Units	0	0	0	0	123,600	$1,437
Gross Potential Rent	$1,491,138	$2,428,636	$2,648,108	$2,724,911	$3,088,936	$35,918
Other Income	0	0	0	0	0	$0
Net Rental Income	$1,491,138	$2,428,636	$2,648,108	$2,724,911	$3,088,936	$35,918
(Vacancy / Credit Loss)	0	0	0	0	(123,600)	($1,437)
Effective Gross Income- Residential	$1,491,138	$2,428,636	$2,648,108	$2,724,911	$2,965,336	$34,481

Base Rent - Commercial	$185,814	$226,805	$228,140	$202,251	$242,052	$132
Potential Income from Vacant Space	0	0	0	0	64,400	$35
Gross Potential Rent	$185,814	$226,805	$228,140	$202,251	$306,452	$167
Other Income – Commercial	19,326	10,705	9,721	5,633	5,633	$3
Net Rental Income	$205,140	$237,510	$237,861	$207,884	$312,085	$170
(Vacancy / Credit Loss)	0	0	0	0	(64,400)	($35)
Effective Gross Income - Commercial	$205,140	$237,510	$237,861	$207,884	$247,685	$135
Total Effective Gross Income	$1,696,278	$2,666,146	$2,885,969	$2,932,795	$3,213,022	$37,361

Real Estate Taxes	851,119	891,948	790,539	803,949	913,174	$10,618
Insurance	69,078	71,288	84,832	84,833	117,140	$1,362
Management Fee	50,888	79,984	86,579	87,984	96,391	$1,121
Other Expenses(3)	237,417	241,500	208,496	209,536	214,536	$2,495
Total Expenses	$1,208,502	$1,284,720	$1,170,446	$1,186,302	$1,341,240	$15,596

Net Operating Income	$487,776	$1,381,426	$1,715,523	$1,746,494	$1,871,782	$21,765
Replacement Reserves	0	0	0	0	21,500	$250
TI/LC	0	0	0	0	$7,431	$86
Net Cash Flow	$487,776	$1,381,426	$1,715,523	$1,746,494	$1,842,851	$21,429

Occupancy	NAP	NAP	NAP	NAP	96.0%(4)
NCF DSCR	0.33x	0.95x	1.18x	1.20x	1.26x
NOI Debt Yield	2.1%	6.1%	7.6%	7.7%	8.2%
(1)	Based on the underwritten rent roll dated July 1, 2024.
(2)	U/W Per Unit is based on total multifamily units (86 units) for all line items except for the commercial revenue line items, which are based on total commercial SF at the property (1,840 SF).
(3)	Other Expenses include payroll and benefits, repairs and maintenance, utilities, and general and administrative expenses.
(4)	Represents economic occupancy.

B-104

Self Storage – Self Storage Various Various, Various	Collateral Asset Summary – Loan No. 13 LocalStorage Seven Property Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$22,150,000 67.3% 1.14x 7.7%
Mortgage Loan Information		Property Information
Loan Seller:	GSMC	Single Asset / Portfolio:	Portfolio
Loan Purpose:	Refinance	Property Type - Subtype:	Self Storage – Self Storage
Borrower Sponsor(s):	Jonathan Salinas and Washington Street Investment Partners LLC	Collateral:	Fee
Borrower(s)(1):	Various	Location:	Various, Various
Original Balance:	$22,150,000	Year Built / Renovated:	Various / Various
Cut-off Date Balance:	$22,150,000	Property Management:	Washington Street Partners Property Management LLC
% by Initial UPB:	3.0%	Size(4):	259,933 SF
Interest Rate:	6.54000%	Appraised Value / Per SF(5):	$32,900,000 / $127
Note Date:	September 5, 2024	Appraisal Date:	July 31, 2024
Original Term:	60 months	Occupancy:	83.3% (as of August 21, 2024)
Amortization:	Interest Only	UW Economic Occupancy:	83.7%
Original Amortization:	NAP	Underwritten NOI:	$1,707,162
Interest Only Period:	60 months	Underwritten NCF:	$1,680,551
First Payment Date:	October 6, 2024
Maturity Date:	September 6, 2029	Historical NOI
Additional Debt Type:	NAP	Most Recent NOI:	$1,774,644 (TTM July 31, 2024)
Additional Debt Balance:	NAP	2023 NOI:	$1,776,303
Call Protection:	L(24),D(29),O(7)	2022 NOI:	$1,699,342
Lockbox / Cash Management:	Springing / Springing	2021 NOI(6):	NAV
Reserves				Financial Information
	Initial	Monthly	Cap
Taxes:	$35,593	$21,126	NAP	Cut-off Date Loan Per SF:	$85
Insurance:	$0	Springing(2)	NAP	Maturity Date Loan Per SF:	$85
Replacement Reserves:	$0	$2,218	NAP	Cut-off Date LTV:	67.3%
TI / LC:	$0	$0	NAP	Maturity Date LTV:	67.3%
Earnout Reserve(3):	$2,500,000	$0	NAP	UW NOI DY:	7.7%
				UW NCF DSCR:	1.14x
Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$22,150,000	100.0%	Loan Payoff	$14,572,476	65.8%
			Principal Equity Distribution	4,228,369	19.1
			Upfront Reserves	2,535,593	11.4
			Closing Costs(7)	813,562	3.7
Total Sources	$22,150,000	100.0%	Total Uses	$22,150,000	100.0%
(1)	The borrowers are Washington Street Coraopolis LLC, Washington Street Centralia LLC, Washington Street Derby LLC, Washington Street Stowe LLC and Washington Street Bedford LLC.
(2)	On each monthly payment date, the borrowers are required to fund an insurance reserve in an amount equal to one-twelfth of the amount that the lender reasonably estimates will be necessary to cover premiums over the then succeeding 12-month period. The monthly requirement to fund the insurance reserve is being waived so long as a blanket insurance policy is in place.
(3)	Proceeds from the earnout reserve will be released upon the borrowers’ request provided, among other things, the borrowers provide evidence that the LocalStorage Seven Property Portfolio properties have achieved a debt yield following disbursement equal to or greater than 8.95%, provided, if less than the entire balance of funds in the earnout account are to be disbursed to the borrowers in connection with a disbursement request, the amount of any permitted partial disbursement to be made to the borrowers will be equal to the amount which would satisfy the Earnout Debt Yield (as defined below). In no event will the borrowers be entitled to seek a partial disbursement of less than $500,000. The “Earnout Debt Yield” means, as of any date, the ratio (expressed as a percentage) calculated by the lender of (i) the earnout net operating income, as calculated under the loan documents to (ii) the outstanding principal balance of the LocalStorage Seven Property Portfolio mortgage loan, excluding any portion of the funds which will remain on deposit in the earnout account after a disbursement pursuant to the loan documents.
(4)	The 1732 Derby-Milford Road property is currently undergoing construction of an additional 12,400 SF of expansion space that is expected to be completed on October 31, 2024. We cannot guarantee that the expansion will be completed. If completed, total SF for the LocalStorage Seven Property Portfolio properties is expected to total 272,333 SF.
(5)	The Appraised Value is based on the “As Is Portfolio” value, inclusive of a 3.8% portfolio premium. The sum of the individual appraised values is $31,700,000, which equates to a Cut-off Date LTV and Maturity Date LTV of 69.9%.
(6)	2021 financials are not available due to the borrower sponsor acquiring the LocalStorage Seven Property Portfolio properties in late-2021.
(7)	Closing Costs include a rate buydown fee of $166,125.

B-105

Self Storage – Self Storage Various Various, Various	Collateral Asset Summary – Loan No. 13 LocalStorage Seven Property Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$22,150,000 67.3% 1.14x 7.7%

The following table presents certain information relating to the LocalStorage Seven Property Portfolio properties:

Portfolio Summary
Property Name	City, State	Built/Renovated	SF(2)	Appraisal Value(1)		Allocated Cut-off Date Loan Amount ($)	Occupancy(2)	Underwritten NOI(2)
1732 Derby-Milford Road	Derby, CT	1988-2024 / NAP	30,900(3)	$8,700,000		$5,997,598	90.5%	$328,285
167 Fly Rod Road and 697 Moscow Road	Stowe, VT	1974-1987 / 2003	37,433	$6,200,000		$4,286,962	97.2%	$424,253
1127 East Lynchburg Salem Turnpike	Bedford, VA	1989 / 2002	63,400	$5,300,000		$3,952,662	85.1%	$334,925
635 Aaron Parkway	Centralia, IL	2005 / 2024	57,275	$4,300,000		$2,892,398	61.9%	$160,198
617 Moon Clinton Road	Coraopolis, PA	2010 / NAP	28,475	$3,500,000		$2,440,985	90.3%	$225,197
4073 Constitution Boulevard	Darlington, PA	2009 / NAP	24,725	$1,950,000		$1,367,800	87.7%	$113,347
3739 New Castle Road	West Middlesex, PA	2008 / NAP	17,725	$1,750,000		$1,211,595	87.4%	$120,957
Total/Average			259,933	$32,900,000	(4)	$22,150,000	83.3%	$1,707,162
(1)	Source: Appraisal.
(2)	Information is based on the underwritten rent roll dated August 21, 2024.
(3)	The 1732 Derby-Milford Road property is currently undergoing construction of an additional 12,400 SF of expansion space that is expected to be completed on October 31, 2024. We cannot guarantee that the expansion will be completed. If completed, total SF for the 1732 Derby-Milford Road Property is expected to total 43,300 SF.
(4)	The Appraised Value is based on the “As Is Portfolio” value, inclusive of a 3.8% portfolio premium. The sum of the individual appraised values is $31,700,000, which equates to a Cut-off Date LTV and Maturity Date LTV of 69.9%.

The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the LocalStorage Seven Property Portfolio properties:

Cash Flow Analysis(1)
	2022	2023	TTM July 2024	U/W	U/W Per Unit
Underwritten Residential Potential Rent	$2,256,074	$2,365,251	$2,349,077	$3,044,508	$11.71
(Vacancy Loss)(2)	0	0	0	(495,017)	($1.90)
(Bad Debt & Concession Loss)	(72,859)	(105,125)	(89,270)	(66,699)	($0.26)
(Non-Revenue Unit Loss)	0	0	0	(95,220)	($0.37)
Net Residential Revenue	$2,183,215	$2,260,126	$2,259,806	$2,387,571	$9.19
Other Miscellaneous Revenue	98,625	128,627	146,502	146,502	$0.56
Effective Gross Revenue	$2,281,840	$2,388,753	$2,406,308	$2,534,073	$9.75
Real Estate Taxes	189,856	177,405	191,013	267,427	$1.03
Insurance	35,100	41,812	43,882	48,683	$0.19
Utilities	64,160	67,191	64,335	64,335	$0.25
Repairs & Maintenance	48,289	60,937	85,503	85,503	$0.33
Management Fee	0	0	0	114,033	$0.44
Payroll (Office, Security, Maintenance)	105,639	124,865	111,839	111,839	$0.43
General and Administrative - Direct	139,454	150,241	135,092	135,092	$0.52
Total Expenses	$582,498	$622,450	$631,664	$826,911	$3.18
Net Operating Income	$1,699,342	$1,766,303	$1,774,644	$1,707,162	$6.57
Replacement Reserves	6,664	10,747	0	26,611	$0.10
Net Cash Flow	$1,692,677	$1,755,556	$1,774,644	$1,680,551	$6.47

Occupancy	87.6%	83.9%	80.2%	83.7%
NCF DSCR	1.15x	1.20x	1.21x	1.14x
NOI Debt Yield	7.7%	8.0%	8.0%	7.7%
(1)	Information is based on the underwritten rent roll dated August 21, 2024.
(2)	Vacancy loss is based on a 5.0% minimum vacancy per property assumption.

B-106

Hospitality – Full Service 201 Foster Street Durham, NC 27701	Collateral Asset Summary – Loan No. 14 Marriott Durham City Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$19,500,000 51.0% 1.71x 16.2%
Mortgage Loan Information		Property Information
Loan Seller:	CREFI	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Recapitalization	Property Type – Subtype:	Hospitality - Full Service
Borrower Sponsor(s):	Lance T. Shaner, the Lance T. Shaner Revocable Trust and any Sponsor Family Entity	Collateral:	Leasehold
Borrower(s):	Shaner NC Hotel LLC	Location:	Durham, NC
Original Balance:	$19,500,000	Year Built / Renovated:	1989 / 2016
Cut-off Date Balance:	$19,500,000	Property Management:	Shaner Hotel Group Limited Partnership
% by Initial UPB:	2.6%	Size:	190 Rooms
Interest Rate:	8.05000%	Appraised Value / Per Room(2):	$38,200,000 / $201,053
Note Date:	August 16, 2024	Appraisal Date(2):	May 23, 2025
Original Term:	60 months	Occupancy:	76.7% (as of June 30, 2024)
Amortization:	Interest Only	UW Economic Occupancy:	76.7%
Original Amortization:	NAP	Underwritten NOI:	$3,162,478
Interest Only Period:	60 months	Underwritten NCF:	$2,726,020
First Payment Date:	October 6, 2024
Maturity Date:	September 6, 2029	Historical NOI
Additional Debt Type:	NAP	Most Recent NOI:	$2,987,225 (TTM June 30, 2024)
Additional Debt Balance:	NAP	2023 NOI:	$2,845,492
Call Protection:	L(24),D(33),O(3)	2022 NOI:	$2,376,211
Lockbox / Cash Management:	Hard / Springing	2021 NOI:	$509,432

Reserves				Financial Information
	Initial	Monthly	Cap	Cut-off Date Loan Per Room:	$102,632
Taxes:	$23,168	$23,168	NAP	Maturity Date Loan Per Room:	$102,632
Insurance:	$0	Springing	NAP	Cut-off Date LTV(2):	51.0%
FF&E Reserve:	$0	$36,372	NAP	Maturity Date LTV(2):	51.0%
Deferred Maintenance:	$1,875	$0	NAP	UW NOI DY:	16.2%
Other(1):	$5,079,017	Springing	NAP	UW NCF DSCR:	1.71x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$19,500,000	100.0%	Principal Equity Distribution	$13,610,629	69.8%
			Upfront Reserves	5,104,060	26.2
			Closing Costs	785,311	4.0
Total Sources	$19,500,000	100.0%	Total Uses	$19,500,000	100.0%
(1)	Other Reserves consists of (i) an upfront capital improvements reserve of $5,000,000, (ii) an upfront ground rent reserve of $79,017, and (iii) a springing monthly PIP reserve.
(2)	The Appraised Value ($) of $38,200,000 represents the appraised value “Upon Completion” as the Marriott Durham City Center property is expected to undergo renovations in 2024, which the borrower deposited $5,000,000 for at origination of the Marriott Durham City Center mortgage loan. The appraisal also concluded to an “As Is” value of $31,500,000 which results in a Cut-off Date LTV and Maturity Date LTV of 61.9% and 61.9% respectively.

B-107

Hospitality – Full Service 201 Foster Street Durham, NC 27701	Collateral Asset Summary – Loan No. 14 Marriott Durham City Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$19,500,000 51.0% 1.71x 16.2%

The following table presents certain information relating to the 2023 demand analysis with respect to the Marriott Durham City Center property:

Demand Segmentation(1)
Property	Rooms	Group	Commercial	Leisure
Marriott Durham City Center	190	40.0%	30.0%	30.0%
(1)	Source: Appraisal.

The following table presents certain information relating to the current and historical occupancy, ADR and RevPAR at the Marriott Durham City Center property and its competitors:

Historical Occupancy, ADR, RevPAR
	Marriott Durham City Center(1)			Competitive Set(2)			Penetration Factor
Period	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2020	26.6%	$132.25	$35.13	39.8%	$131.92	$52.46	66.8%	100.3%	67.0%
2021	39.2%	$127.43	$49.98	58.0%	$144.68	$83.91	67.6%	88.1%	59.6%
2022	71.3%	$161.20	$114.89	69.1%	$172.97	$119.50	103.2%	93.2%	96.1%
2023	76.0%	$180.70	$137.37	72.6%	$180.27	$130.85	104.7%	100.2%	105.0%
TTM June 2024	76.7%	$183.99	$141.19	70.8%	$180.09	$127.53	108.4%	102.2%	110.7%
(1)	Occupancy, ADR and RevPAR for the Marriott Durham City Center property are based on the underwritten cash flow as of June 30, 2024.
(2)	Occupancy, ADR and RevPAR are based on a third party market research report. The Competitive Set includes The Durham Hotel, Hilton Garden Inn Durham University Medical Center, aloft Hotel Durham Downtown, Residence Inn Durham McPherson/Duke Medical Center Area, and 21c Museum Hotel Durham.

B-108

Hospitality – Full Service 201 Foster Street Durham, NC 27701	Collateral Asset Summary – Loan No. 14 Marriott Durham City Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$19,500,000 51.0% 1.71x 16.2%

The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Marriott Durham City Center property:

Cash Flow Analysis
	2020	2021	2022	2023	TTM 6/30/2024	UW	UW Per Room(1)
Occupancy (%)	26.6%	39.2%	71.3%	76.0%	76.7%	76.7%
ADR	$132.25	$127.43	$161.20	$180.70	$183.99	$183.99
RevPar	$35.13	$49.98	$114.89	$137.37	$141.19	$141.19

Rooms Revenue	$2,436,059	$3,466,143	$7,967,523	$9,526,841	$9,818,659	$9,791,832	$51,536
Food & Beverage Revenue	184,964	170,340	500,522	544,888	543,368	541,883	$2,852
Other Revenue(2)	147,181	198,238	483,453	538,927	579,329	577,746	$3,041
Total Revenue	$2,768,204	$3,834,722	$8,951,498	$10,610,656	$10,941,356	$10,911,462	$57,429

Rooms Expense	$808,187	$1,083,398	$2,341,248	$2,649,558	$2,689,754	$2,682,405	$14,118
Food & Beverage Expense	194,657	211,930	607,529	731,204	686,170	684,295	$3,602
Other Departmental Expenses(3)	54,039	42,619	71,796	104,665	145,930	145,532	$766
Departmental Expenses	$1,056,883	$1,337,947	$3,020,574	$3,485,427	$3,521,854	$3,512,231	$18,485

Departmental Profit	$1,711,321	$2,496,775	$5,930,924	$7,125,229	$7,419,502	$7,399,230	$38,943

Management Fee	$82,449	$115,363	$269,314	$318,320	$328,045	$327,344	$1,723
Marketing and Franchise Fee	466,359	474,926	1,122,635	1,371,212	1,416,084	1,314,885	$6,920
Other Undistributed Expenses(4)	672,812	790,458	1,350,190	1,509,048	1,597,820	1,596,904	$8,405
Total Undistributed Expenses	$1,221,620	$1,380,747	$2,742,139	$3,198,580	$3,341,950	$3,239,133	$17,048

Real Estate Taxes	$259,837	$285,233	$242,536	$260,436	$263,752	$262,693	$1,383
Property Insurance	115,700	116,758	148,000	218,972	237,194	110,825	$583
Ground Rent Expense(5)	100,731	120,601	348,781	432,211	451,782	474,102	$2,495
Other Fixed Expenses(6)	62,895	84,005	73,257	169,539	137,600	150,000	$789
Net Operating Income	($49,461)	$509,432	$2,376,211	$2,845,492	$2,987,225	$3,162,478	$16,645

FF&E	0	0	0	0	0	436,458	$2,297
Net Cash Flow	($49,461)	$509,432	$2,376,211	$2,845,492	$2,987,225	$2,726,020	$14,347

NCF DSCR	(0.03x)	0.32x	1.49x	1.79x	1.88x	1.71x
NOI Debt Yield	(0.3%)	2.6%	12.2%	14.6%	15.3%	16.2%
(1)	UW Per Room is based on 190 rooms.
(2)	Other Revenue represents revenue generated from parking, vending machines, the sundry shop, and other miscellaneous sources of revenue.
(3)	Other Departmental Expenses represents expenses related to the Other Revenue sources.
(4)	Other Undistributed Expenses consist of administrative and general, operations and maintenance, and heat, power and light expenses.
(5)	Ground rent is equal to $30,000 per year plus a graduated percentage of sales based on 2% of gross revenues attributable to room occupancy less than 30%; 4% of gross revenues attributable to room occupancy between 30% and 40%; 5% of gross revenues attributable to room occupancy between 40% and 50%; 6% of gross revenues attributable to room occupancy between 50% and 60%; 8% of gross revenues attributable to room occupancy between 60% and 70%; and 9% of gross revenues attributable to room occupancy greater than 70%.
(6)	Other Fixed Expenses consists of parking lot rent.

B-109

Office – CBD 8 West 38th Street New York, NY 10018	Collateral Asset Summary – Loan No. 15 8 West 38th Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$19,000,000 54.3% 1.86x 14.3%
Mortgage Loan Information		Property Information
Loan Seller:	CREFI	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Acquisition	Property Type - Subtype:	Office - CBD
Borrower Sponsor(s):	Juda Srour and Jack Srour	Collateral:	Fee
Borrower(s):	Jay on 38th Street, LLC	Location:	New York, NY
Original Balance:	$19,000,000	Year Built / Renovated:	1900 / 2021
Cut-off Date Balance:	$19,000,000	Property Management:	Self-Managed
% by Initial UPB:	2.6%	Size:	120,589 SF
Interest Rate:	7.26000%	Appraised Value / Per SF:	$35,000,000 / $290
Note Date:	July 31, 2024	Appraisal Date:	July 1, 2024
Original Term:	60 months	Occupancy:	90.3% (as of June 7, 2024)
Amortization:	Interest Only	UW Economic Occupancy:	90.0%
Original Amortization:	NAP	Underwritten NOI(2):	$2,711,489
Interest Only Period:	60 months	Underwritten NCF:	$2,607,748
First Payment Date:	September 6, 2024
Maturity Date:	August 6, 2029	Historical NOI
Additional Debt Type:	NAP	Most Recent NOI(2):	$1,679,292 (TTM May 31, 2024)
Additional Debt Balance:	NAP	2023 NOI:	$2,265,020
Call Protection:	L(25),D(28),O(7)	2022 NOI:	$2,167,866
Lockbox / Cash Management:	Hard / Springing	2021 NOI:	$2,869,351
Reserves				Financial Information
	Initial	Monthly	Cap	Cut-off Date Loan Per SF:	$158
Taxes:	$459,451	$114,863	NAP	Maturity Date Loan Per SF:	$158
Insurance:	$14,125	$7,063	NAP	Cut-off Date LTV:	54.3%
Replacement Reserves:	$0	$1,905	NAP	Maturity Date LTV:	54.3%
TI/LC:	$700,000	$15,074	$1,000,000	UW NOI DY:	14.3%
Deferred Maintenance:	$14,375	$0	NAP	UW NCF DSCR:	1.86x
Other(1):	$721,106	$0	NAP

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$19,000,000	49.4%	Purchase Price	$35,000,000	91.0%
Borrower Sponsor Equity	19,459,890	50.6	Upfront Reserves	1,909,058	5.0
			Closing Costs	1,550,832	4.0
Total Sources	$38,459,890	100.0%	Total Uses	$38,459,890	100.0%
(1)	Initial Other Reserves represent (i) an unfunded obligations reserve of $422,705.78 and (ii) a leasing reserve of $298,400 for the build out of the space demised to the second largest tenant, Jay Conference 38th Street LLC (“Jay Suites”).
(2)	The increase from Most Recent NOI to Underwritten NOI is primarily attributable to the second largest tenant, Jay Conference 38th Street LLC, executing its lease in July 2024.

B-110

Office – CBD 8 West 38th Street New York, NY 10018	Collateral Asset Summary – Loan No. 15 8 West 38th Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$19,000,000 54.3% 1.86x 14.3%

The following table presents certain information relating to the major tenants at the 8 West 38th Street property:

Tenant Summary(1)
Tenant	Credit Rating (Moody’s/S&P/Fitch)	Net Rentable Area (SF)	% of Net Rentable Area	U/W Base Rent	U/W Base Rent Per SF	% of Total U/W Base Rent	Lease Expiration	Termination Option (Y/N)	Renewal Options
TCW Trends Inc.	NR/NR/NR	13,300	11.0%	$471,924	$35.48	9.1%	2/28/2025	N	None
Jay Suites(2)	NR/NR/NR	12,430	10.3	576,131	$46.35	11.1	6/30/2034	N	1 x 5 Yr
A&M Rosenthal dba Dessy	NR/NR/NR	11,750	9.7	547,991	$46.64	10.6	6/30/2031	N	1 x 2 Yr
Cocooning Electronics LTD.	NR/NR/NR	11,200	9.3	373,356	$33.34	7.2	12/31/2033	N	None
Apple Ophthalmology PLLC	NR/NR/NR	4,620	3.8	270,200	$58.48	5.2	10/31/2030	N	None
Aptean, Inc.	NR/NR/NR	4,376	3.6	166,320	$38.01	3.2	11/30/2026	N	None
Ola Consulting Engineers P.C.	NR/NR/NR	4,335	3.6	168,848	$38.95	3.3	10/31/2032	N	None
Community Builders Inc.	NR/NR/NR	3,750	3.1	247,538	$66.01	4.8	8/31/2025	N	None
Grain Group, LLC	NR/NR/NR	3,604	3.0	152,198	$42.23	2.9	3/31/2025	N	None
Applied Academics LLC	NR/NR/NR	3,460	2.9	176,210	$50.93	3.4	5/31/2030	N	None
Largest Tenants		72,825	60.4%	$3,150,715	$43.26	60.9%
Remaining Occupied		36,017	29.9	$2,024,256	$56.20	39.1
Total Occupied		108,842	90.3%	$5,174,970	$47.55	100.0%
Vacant		11,747	9.7
Total		120,589	100.0%
(1)	Based on the underwritten rent roll dated June 7, 2024 inclusive of rent steps through July 1, 2025.
(2)	Borrower-affiliated tenant.

The following table presents certain information relating to the lease rollover schedule at the 8 West 38th Street property:

Lease Rollover Schedule(1)
Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Leases
MTM(2)	1,000	0.8%	0.8%	$31,200	0.6%	$31.20	2
2024	3,425	2.8	3.7%	192,213	3.7	$56.12	1
2025	22,904	19.0	22.7%	988,149	19.1	$43.14	4
2026	9,826	8.1	30.8%	480,244	9.3	$48.87	3
2027	8,922	7.4	38.2%	354,092	6.8	$39.69	5
2028	3,942	3.3	41.5%	229,945	4.4	$58.33	2
2029	6,135	5.1	46.6%	582,426	11.3	$94.93	3
2030	8,620	7.1	53.7%	471,495	9.1	$54.70	3
2031	16,103	13.4	67.1%	726,872	14.0	$45.14	3
2032	4,335	3.6	70.7%	168,848	3.3	$38.95	1
2033	11,200	9.3	80.0%	373,356	7.2	$33.34	1
2034	12,430	10.3	90.3%	576,131	11.1	$46.35	1
2035 & Thereafter	0	0.0	90.3%	0	0.0	$0.00	0
Vacant	11,747	9.7	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	120,589	100.0%		$5,174,970	100.0%	$47.55	29
(1)	Information is based on the underwritten rent roll dated June 7, 2024 inclusive of rent steps through July 1, 2025.
(2)	One MTM tenant utilizes its space as storage rooms and is therefore not allocated any SF.

B-111

Office – CBD 8 West 38th Street New York, NY 10018	Collateral Asset Summary – Loan No. 15 8 West 38th Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$19,000,000 54.3% 1.86x 14.3%

The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the 8 West 38th Street property:

Cash Flow Analysis(1)
	2021	2022	2023	TTM 5/31/2024	U/W	U/W Per SF
Base Rent	$4,972,990	$4,554,097	$4,494,448	$4,267,926	$5,011,195	$41.56
Contractual Rent Steps(2)	0	0	0	0	163,776	$1.36
Potential Income from Vacant Space	0	0	0	0	485,115	$4.02
Gross Potential Rent	$4,972,990	$4,554,097	$4,494,448	$4,267,926	$5,660,085	$46.94
Reimbursements	534,599	469,752	480,575	455,861	419,890	$3.48
Total Gross Income	$5,507,589	$5,023,848	$4,975,023	$4,723,787	$6,079,975	$50.42
(Vacancy / Credit Loss)	0	0	0	0	(607,997)	($5.04)
Effective Gross Income	$5,507,589	$5,023,848	$4,975,023	$4,723,787	$5,471,977	$45.38
Management Fee	165,228	150,715	149,251	141,714	164,159	$1.36
Real Estate Taxes	1,114,483	1,261,767	1,175,911	1,240,496	1,289,351	$10.69
Insurance	64,287	60,409	74,125	80,315	80,717	$0.67
Other Expenses(3)	1,294,241	1,383,090	1,310,717	1,581,971	1,226,261	$10.17
Total Expenses	$2,638,239	$2,855,983	$2,710,003	$3,044,495	$2,760,488	$22.89

Net Operating Income	$2,869,351	$2,167,866	$2,265,020	$1,679,292	$2,711,489	$22.49
Capital Expenditures	0	0	0	0	22,857	$0.19
TI/LC	0	0	0	0	80,884	$0.67
Net Cash Flow	$2,869,351	$2,167,866	$2,265,020	$1,679,292	$2,607,748	$21.63

Occupancy (%)	86.0%	84.3%	83.6%	90.3%(4)	90.0%(5)
NCF DSCR	2.05x	1.55x	1.62x	1.20x	1.86x
NOI Debt Yield	15.1%	11.4%	11.9%	8.8%	14.3%
(1)	Based on the underwritten rent roll dated June 7, 2024.
(2)	Inclusive of rent steps through July 1, 2025.
(3)	Other Expenses include payroll and benefits, cleaning, contract services, repairs and maintenance, utilities, general and administrative, and garment district business improvement district expenses.
(4)	Represents occupancy as of June 7, 2024.
(5)	Represents economic occupancy.

B-112

ANNEX C

MORTGAGE POOL INFORMATION

(THIS PAGE INTENTIONALLY LEFT BLANK)

Distribution of Loan Purpose

Loan Purpose	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity (Mos)(1)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
Refinance	26	$531,470,000	72.0%	$20,441,154	1.70x	6.261%	59	56.6%	56.6%
Recapitalization	3	135,000,000	18.3	$45,000,000	1.76x	7.342%	60	50.1%	50.1%
Acquisition	3	71,500,000	9.7	$23,833,333	1.73x	6.948%	60	60.2%	60.2%
Total/Avg./Wtd.Avg.	32	$737,970,000	100.0%	$23,061,563	1.71x	6.526%	60	55.8%	55.8%

(1) The original term to Maturity Date/ARD and remaining term to Maturity Date/ARD calculations for two mortgage loans (2.0%) are inclusive of an additional October 6, 2024 interest payment to be deposited by the related mortgage loan seller and are therefore calculated at 61 months (instead of 60 months).The actual first payment date of the related mortgage loans is November 6, 2024.

Distribution of Amortization Types(1)

Amortization Type	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity (Mos)(2)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
Interest Only	31	$732,970,000	99.3%	$23,644,194	1.72x	6.521%	60	55.9%	55.9%
Amortizing Balloon	1	5,000,000	0.7	$5,000,000	1.35x	7.290%	61	36.2%	34.4%
Total/Avg./Wtd.Avg.	32	$737,970,000	100.0%	$23,061,563	1.71x	6.5258%	60	55.8%	55.8%

(1) All of the mortgage loans will have balloon payments at maturity date.
(2) The original term to Maturity Date/ARD and remaining term to Maturity Date/ARD calculations for two mortgage loans (2.0%) are inclusive of an additional October 6, 2024 interest payment to be deposited by the related mortgage loan seller and are therefore calculated at 61 months (instead of 60 months).The actual first payment date of the related mortgage loans is November 6, 2024.

Distribution of Cut-off Date Balances

Range of Cut-off Balances ($)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity (Mos)(1)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
5,000,000 - 9,999,999	10	$61,795,000	8.4%	$6,179,500	1.43x	6.514%	60	60.7%	60.6%
10,000,000 - 19,999,999	9	138,525,000	18.8	$15,391,667	1.65x	6.925%	60	58.7%	58.7%
20,000,000 - 29,999,999	6	151,400,000	20.5	$25,233,333	1.43x	6.676%	60	62.9%	62.9%
30,000,000 - 39,999,999	1	30,000,000	4.1	$30,000,000	1.32x	6.250%	60	67.9%	67.9%
40,000,000 - 49,999,999	2	87,750,000	11.9	$43,875,000	1.75x	6.807%	59	52.7%	52.7%
50,000,000 - 73,500,000	4	268,500,000	36.4	$67,125,000	2.01x	6.177%	60	48.8%	48.8%
Total/Avg./Wtd.Avg.	32	$737,970,000	100.0%	$23,061,563	1.71x	6.526%	60	55.8%	55.8%

(1) The original term to Maturity Date/ARD and remaining term to Maturity Date/ARD calculations for two mortgage loans (2.0%) are inclusive of an additional October 6, 2024 interest payment to be deposited by the related mortgage loan seller and are therefore calculated at 61 months (instead of 60 months).The actual first payment date of the related mortgage loans is November 6, 2024.

	Min	$5,000,000
	Max	$73,500,000
	Weighted Average	$23,061,563

C-1

Distribution of Underwritten Debt Service Coverage Ratios

Range of Underwritten Debt Service Coverage Ratios (x)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity (Mos)(1)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
1.14 - 1.49	17	$240,720,000	32.6%	$14,160,000	1.30x	6.531%	60	65.2%	65.1%
1.50 - 1.99	10	326,750,000	44.3	$32,675,000	1.74x	6.971%	60	53.3%	53.3%
2.00 - 2.34	5	170,500,000	23.1	$34,100,000	2.24x	5.665%	59	47.3%	47.3%
Total/Avg./Wtd.Avg.	32	$737,970,000	100.0%	$23,061,563	1.71x	6.526%	60	55.8%	55.8%

(1) The original term to Maturity Date/ARD and remaining term to Maturity Date/ARD calculations for two mortgage loans (2.0%) are inclusive of an additional October 6, 2024 interest payment to be deposited by the related mortgage loan seller and are therefore calculated at 61 months (instead of 60 months).The actual first payment date of the related mortgage loans is November 6, 2024.

	Min	1.14x
	Max	2.34x
	Weighted Average	1.71x

Distribution of Mortgage Interest Rates

Range of Mortgage Interest Rates (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity (Mos)(1)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
5.1810 - 5.9999	5	$152,750,000	20.7%	$30,550,000	2.18x	5.413%	59	49.0%	49.0%
6.0000 - 6.4999	7	106,920,000	14.5	$15,274,286	1.36x	6.329%	60	66.7%	66.7%
6.5000 - 6.9999	14	351,950,000	47.7	$25,139,286	1.63x	6.736%	60	56.8%	56.8%
7.0000 - 7.4999	5	106,850,000	14.5	$21,370,000	1.69x	7.344%	60	52.1%	52.0%
7.5000 - 8.0500	1	19,500,000	2.6	$19,500,000	1.71x	8.050%	60	51.0%	51.0%
Total/Avg./Wtd.Avg.	32	$737,970,000	100.0%	$23,061,563	1.71x	6.526%	60	55.8%	55.8%

(1) The original term to Maturity Date/ARD and remaining term to Maturity Date/ARD calculations for two mortgage loans (2.0%) are inclusive of an additional October 6, 2024 interest payment to be deposited by the related mortgage loan seller and are therefore calculated at 61 months (instead of 60 months).The actual first payment date of the related mortgage loans is November 6, 2024.

	Min	5.1810%
	Max	8.0500%
	Weighted Average	6.5258%

C-2

Distribution of Cut-off Date Loan-to-Value Ratios(1)

Range of Cut-off Date Loan-to-Value Ratios (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity (Mos)(2)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
36.2 - 39.9	1	$5,000,000	0.7%	$5,000,000	1.35x	7.290%	61	36.2%	34.4%
40.0 - 49.9	4	133,500,000	18.1	$33,375,000	2.06x	6.117%	59	45.2%	45.2%
50.0 - 59.9	11	344,000,000	46.6	$31,272,727	1.85x	6.639%	60	52.4%	52.4%
60.0 - 69.9	12	212,545,000	28.8	$17,712,083	1.37x	6.630%	60	65.1%	65.1%
70.0 - 75.0	4	42,925,000	5.8	$10,731,250	1.28x	6.284%	60	71.9%	71.9%
Total/Avg./Wtd.Avg.	32	$737,970,000	100.0%	$23,061,563	1.71x	6.526%	60	55.8%	55.8%

(1) Unless otherwise indicated, the Cut-off Date Loan-to-Value Ratio is calculated utilizing the “as-is” appraised value. With respect to four mortgage loans, representing approximately 15.3% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the respective Cut-off Date Loan-to-Value Ratio was calculated using either (i) the "upon completion" appraised value which is based on completion and (ii) the "as is portfolio" appraised value which is inclusive of a portfolio premium. The weighted average Cut-off Date Loan-to-Value Ratio for the mortgage pool without making any of the adjustments described above is 56.2%.
(2) The original term to Maturity Date/ARD and remaining term to Maturity Date/ARD calculations for two mortgage loans (2.0%) are inclusive of an additional October 6, 2024 interest payment to be deposited by the related mortgage loan seller and are therefore calculated at 61 months (instead of 60 months).The actual first payment date of the related mortgage loans is November 6, 2024.

	Min	36.2%
	Max	75.0%
	Weighted Average	55.8%

Distribution of Maturity Date Loan-to-Value Ratios(1)

Range of Maturity Date Loan-to-Value Ratios (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity (Mos)(2)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
34.4 - 39.9	1	$5,000,000	0.7%	$5,000,000	1.35x	7.290%	61	36.2%	34.4%
40.0 - 49.9	4	133,500,000	18.1	$33,375,000	2.06x	6.117%	59	45.2%	45.2%
50.0 - 59.9	11	344,000,000	46.6	$31,272,727	1.85x	6.639%	60	52.4%	52.4%
60.0 - 69.9	12	212,545,000	28.8	$17,712,083	1.37x	6.630%	60	65.1%	65.1%
70.0 - 75.0	4	42,925,000	5.8	$10,731,250	1.28x	6.284%	60	71.9%	71.9%
Total/Avg./Wtd.Avg.	32	$737,970,000	100.0%	$23,061,563	1.71x	6.526%	60	55.8%	55.8%

(1) Unless otherwise indicated, the Maturity Date Loan-to-Value Ratio is calculated utilizing the “as-is” appraised value. With respect to four mortgage loans, representing approximately 15.3% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the respective Maturity Date Loan-to-Value Ratio was calculated using either (i) the "upon completion" appraised value which is based on completion and (ii) the "as is portfolio" appraised value which is inclusive of a portfolio premium. The weighted average Maturity Date Loan-to-Value Ratio for the mortgage pool without making any of the adjustments described above is 56.2%.
(2) The original term to Maturity Date/ARD and remaining term to Maturity Date/ARD calculations for two mortgage loans (2.0%) are inclusive of an additional October 6, 2024 interest payment to be deposited by the related mortgage loan seller and are therefore calculated at 61 months (instead of 60 months).The actual first payment date of the related mortgage loans is November 6, 2024.

	Min	34.4%
	Max	75.0%
	Weighted Average	55.8%

C-3

Distribution of Original Terms to Maturity

Original Term to Maturity (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity (Mos)(1)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
60	30	$722,970,000	98.0%	$24,099,000	1.71x	6.515%	60	55.9%	55.9%
61(1)	2	15,000,000	2.0	$7,500,000	1.82x	7.063%	61	51.3%	50.7%
Total/Avg./Wtd.Avg.	32	$737,970,000	100.0%	$23,061,563	1.71x	6.526%	60	55.8%	55.8%

(1) The original term to Maturity Date/ARD and remaining term to Maturity Date/ARD calculations for two mortgage loans (2.0%) are inclusive of an additional October 6, 2024 interest payment to be deposited by the related mortgage loan seller and are therefore calculated at 61 months (instead of 60 months).The actual first payment date of the related mortgage loans is November 6, 2024.

	Min	60	months
	Max	61	months
	Weighted Average	60	months

Distribution of Remaining Terms to Maturity

Range of Remaining Term to Maturity (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity (Mos)(1)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
58	3	$27,450,000	3.7%	$9,150,000	1.94x	6.821%	58	49.3%	49.3%
59	9	300,295,000	40.7	$33,366,111	1.91x	6.117%	59	52.2%	52.2%
60 - 61	20	410,225,000	55.6	$20,511,250	1.56x	6.805%	60	58.9%	58.8%
Total/Avg./Wtd.Avg.	32	$737,970,000	100.0%	$23,061,563	1.71x	6.526%	60	55.8%	55.8%

(1) The original term to Maturity Date/ARD and remaining term to Maturity Date/ARD calculations for two mortgage loans (2.0%) are inclusive of an additional October 6, 2024 interest payment to be deposited by the related mortgage loan seller and are therefore calculated at 61 months (instead of 60 months).The actual first payment date of the related mortgage loans is November 6, 2024.

	Min	58	months
	Max	61	months
	Weighted Average	60	months

Distribution of Original Amortization Terms

Original Amortization Terms (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity (Mos)(1)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
Interest Only	31	$732,970,000	99.3%	$23,644,194	1.72x	6.521%	60	55.9%	55.9%
360	1	5,000,000	0.7	$5,000,000	1.35x	7.290%	61	36.2%	34.4%
Total/Avg./Wtd.Avg.	32	$737,970,000	100.0%	$23,061,563	1.71x	6.526%	60	55.8%	55.8%

	Min(2)	360	months
	Max(2)	360	months
	Weighted Average(2)	360	months

(1) The original term to Maturity Date/ARD and remaining term to Maturity Date/ARD calculations for two mortgage loans (2.0%) are inclusive of an additional October 6, 2024 interest payment to be deposited by the related mortgage loan seller and are therefore calculated at 61 months (instead of 60 months).The actual first payment date of the related mortgage loans is November 6, 2024.
(2) Does not include any mortgage loan that pays interest-only until its maturity date or anticipated repayment date.

C-4

Distribution of Remaining Amortization Terms

Range of Remaining Amortization Terms (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity (Mos)(1)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
Interest Only	31	$732,970,000	99.3%	$23,644,194	1.72x	6.521%	60	55.9%	55.9%
360	1	5,000,000	0.7	$5,000,000	1.35x	7.290%	61	36.2%	34.4%
Total/Avg./Wtd.Avg.	32	$737,970,000	100.0%	$23,061,563	1.71x	6.526%	60	55.8%	55.8%

	Min(2)	360	months
	Max(2)	360	months
	Weighted Average(2)	360	months

(1) The original term to Maturity Date/ARD and remaining term to Maturity Date/ARD calculations for two mortgage loans (2.0%) are inclusive of an additional October 6, 2024 interest payment to be deposited by the related mortgage loan seller and are therefore calculated at 61 months (instead of 60 months).The actual first payment date of the related mortgage loans is November 6, 2024.
(2) Does not include any mortgage loan that pays interest-only until its maturity date or anticipated repayment date.

Distribution of Prepayment Provisions

Prepayment Provision	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity (Mos)(1)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
Defeasance	23	$455,120,000	61.7%	$19,787,826	1.54x	6.799%	60	59.9%	59.9%
Yield Maintenance or Defeasance	5	257,000,000	34.8	$51,400,000	2.05x	5.999%	59	48.0%	48.0%
Yield Maintenance	4	25,850,000	3.5	$6,462,500	1.41x	6.964%	59	60.1%	60.1%
Total/Avg./Wtd.Avg.	32	$737,970,000	100.0%	$23,061,563.00	1.71x	6.526%	60	55.8%	55.8%

(1) The original term to Maturity Date/ARD and remaining term to Maturity Date/ARD calculations for two mortgage loans (2.0%) are inclusive of an additional October 6, 2024 interest payment to be deposited by the related mortgage loan seller and are therefore calculated at 61 months (instead of 60 months).The actual first payment date of the related mortgage loans is November 6, 2024.

Distribution of Debt Yields on Underwritten Net Operating Income

Range of Debt Yields on Underwritten Net Operating Income (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity (Mos)(1)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
7.7 - 8.9	11	$152,770,000	20.7%	$13,888,182	1.26x	6.361%	60	68.5%	68.5%
9.0 - 9.9	3	49,100,000	6.7	$16,366,667	1.30x	6.863%	60	62.4%	62.4%
10.0 - 10.9	2	33,850,000	4.6	$16,925,000	1.44x	6.708%	59	58.6%	58.6%
11.0 - 11.9	4	137,000,000	18.6	$34,250,000	1.87x	6.014%	59	52.1%	52.1%
12.0 - 12.9	2	71,000,000	9.6	$35,500,000	1.75x	6.621%	60	49.0%	48.9%
13.0 - 13.9	5	160,750,000	21.8	$32,150,000	2.08x	6.215%	59	51.3%	51.3%
14.0 - 16.8	5	133,500,000	18.1	$26,700,000	1.83x	7.393%	60	51.0%	51.0%
Total/Avg./Wtd.Avg.	32	$737,970,000	100.0%	$23,061,563	1.71x	6.526%	60	55.8%	55.8%

(1) The original term to Maturity Date/ARD and remaining term to Maturity Date/ARD calculations for two mortgage loans (2.0%) are inclusive of an additional October 6, 2024 interest payment to be deposited by the related mortgage loan seller and are therefore calculated at 61 months (instead of 60 months).The actual first payment date of the related mortgage loans is November 6, 2024.

	Min	7.7%
	Max	16.8%
	Weighted Average	11.7%

C-5

Distribution of Debt Yields on Underwritten Net Cash Flow

Range of Debt Yields on Underwritten Net Cash Flow (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity (Mos)(1)	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
7.6 - 8.9	12	$166,570,000	22.6%	$13,880,833	1.27x	6.402%	60	68.0%	68.0%
9.0 - 9.9	3	61,050,000	8.3	$20,350,000	1.38x	6.730%	60	59.8%	59.8%
10.0 - 10.9	2	36,600,000	5.0	$18,300,000	1.48x	7.014%	60	63.4%	63.4%
11.0 - 11.9	6	185,250,000	25.1	$30,875,000	1.87x	6.138%	59	49.3%	49.2%
12.0 - 12.9	3	139,500,000	18.9	$46,500,000	1.78x	7.133%	60	51.9%	51.9%
13.0 - 13.9	3	103,500,000	14.0	$34,500,000	2.22x	5.908%	59	50.6%	50.6%
14.0 - 16.3	3	45,500,000	6.2	$15,166,667	1.99x	7.439%	60	49.6%	49.6%
Total/Avg./Wtd.Avg.	32	$737,970,000	100.0%	$23,061,563	1.71x	6.526%	60	55.8%	55.8%

(1) The original term to Maturity Date/ARD and remaining term to Maturity Date/ARD calculations for two mortgage loans (2.0%) are inclusive of an additional October 6, 2024 interest payment to be deposited by the related mortgage loan seller and are therefore calculated at 61 months (instead of 60 months).The actual first payment date of the related mortgage loans is November 6, 2024.

	Min	7.6%
	Max	16.3%
	Weighted Average	11.3%

Distribution of Lockbox Types

Lockbox Type	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance
Hard	14	$463,600,000	62.8%
Springing	16	246,745,000	33.4
Soft	1	13,825,000	1.9
None	1	13,800,000	1.9
Total/Avg./Wtd.Avg.	32	$737,970,000	100.0%

Distribution of Escrows

Escrow Type	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance
Real Estate Tax	27	$542,220,000	73.5%
Replacement Reserves(1)	24	$421,620,000	57.1%
TI/LC(2)	13	$378,995,000	74.3%
Insurance	17	$335,120,000	45.4%

(1) Includes mortgage loans with FF&E reserves.
(2) Percentage of the portion of the Initial Pool Balance secured by office, retail, industrial and mixed use properties or multifamily properties with commercial tenants.

C-6

Distribution of Property Types
Property Type / Detail	Number of Mortgaged Properties	Cut-off Date Balance(1)	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio(2)	Weighted Average Mortgage Interest Rate(2)	Weighted Average Remaining Terms to Maturity (Mos)(2)(3)	Weighted Average Cut-off Date LTV(2)	Weighted Average Maturity Date LTV(2)
Mixed Use	12	$207,414,079	28.1%	$17,284,507	1.91x	6.499%	59	52.9%	52.9%
Lab/Office	7	71,469,079	9.7%	10,209,868	2.34x	5.488%	59	50.1%	50.1%
Hospitality/Retail	1	69,000,000	9.3%	69,000,000	1.72x	7.400%	60	51.0%	51.0%
Office/Retail	1	41,250,000	5.6%	41,250,000	1.66x	6.634%	59	57.7%	57.7%
Retail/Other	1	11,000,000	1.5%	11,000,000	2.05x	6.380%	60	47.6%	47.6%
Retail/Office	1	8,100,000	1.1%	8,100,000	1.39x	7.240%	60	64.5%	64.5%
Multifamily/Retail	1	6,595,000	0.9%	6,595,000	1.31x	6.470%	59	67.3%	67.3%
Multifamily	14	$193,875,000	26.3%	$13,848,214	1.31x	6.482%	60	65.6%	65.6%
Mid Rise	8	123,925,000	16.8%	15,490,625	1.29x	6.445%	60	67.5%	67.5%
Garden	3	45,250,000	6.1%	15,083,333	1.38x	6.566%	59	59.7%	59.7%
Low Rise	3	24,700,000	3.3%	8,233,333	1.29x	6.515%	60	67.3%	67.3%
Office	9	$151,022,613	20.5%	$16,780,290	1.82x	6.798%	60	51.8%	51.8%
CBD	6	80,522,613	10.9%	13,420,436	1.80x	6.733%	60	51.0%	51.0%
Suburban	3	70,500,000	9.6%	23,500,000	1.85x	6.871%	59	52.8%	52.8%
Retail	2	$76,000,000	10.3%	$38,000,000	2.21x	5.564%	59	43.0%	43.0%
Anchored	1	60,000,000	8.1%	60,000,000	2.18x	5.181%	59	43.2%	43.2%
Super Regional Mall	1	16,000,000	2.2%	16,000,000	2.30x	6.999%	58	42.1%	42.1%
Self Storage	12	$57,900,000	7.8%	$4,825,000	1.42x	6.637%	60	63.1%	63.1%
Self Storage	12	57,900,000	7.8%	4,825,000	1.42x	6.637%	60	63.1%	63.1%
Hospitality	2	$29,500,000	4.0%	$14,750,000	1.83x	7.677%	60	53.6%	53.6%
Full Service	1	19,500,000	2.6%	19,500,000	1.71x	8.050%	60	51.0%	51.0%
Extended Stay	1	10,000,000	1.4%	10,000,000	2.05x	6.950%	61	58.8%	58.8%
Industrial	4	$10,750,000	1.5%	$2,687,500	1.47x	7.211%	59	45.8%	45.0%
Warehouse	3	5,750,000	0.8%	1,916,667	1.57x	7.143%	58	54.2%	54.2%
Printing Press	1	5,000,000	0.7%	5,000,000	1.35x	7.290%	61	36.2%	34.4%
Other	2	$6,508,308	0.9%	$3,254,154	1.95x	6.232%	60	50.0%	50.0%
Parking Garage	2	6,508,308	0.9%	3,254,154	1.95x	6.232%	60	50.0%	50.0%
Manufactured Housing	5	$5,000,000	0.7%	$1,000,000	1.32x	6.570%	59	64.1%	64.1%
Manufactured Housing	5	5,000,000	0.7%	1,000,000	1.32x	6.570%	59	64.1%	64.1%
Total/Avg./Wtd.Avg.	62	$737,970,000	100.0%	$11,902,742	1.71x	6.526%	60	55.8%	55.8%

(1) Calculated based on the mortgaged property's allocated loan amount for the mortgage loans secured by more than one mortgaged property.
(2) Weighted average based on the mortgaged property's allocated loan amount for mortgage loans secured by more than one mortgaged property.
(3) The original term to Maturity Date/ARD and remaining term to Maturity Date/ARD calculations for two mortgage loans (2.0%) are inclusive of an additional October 6, 2024 interest payment to be deposited by the related mortgage loan seller and are therefore calculated at 61 months (instead of 60 months).The actual first payment date of the related mortgage loans is November 6, 2024.

C-7

Geographic Distribution

Property Location	Number of Mortgaged Properties	Cut-off Date Balance(1)	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio(2)	Weighted Average Mortgage Interest Rate(2)	Weighted Average Remaining Terms to Maturity (Mos)(2)(3)	Weighted Average Cut-off Date LTV(2)	Weighted Average Maturity Date LTV(2)
California	14	$202,202,000	27.4%	$14,443,000	1.86x	6.476%	59	51.5%	51.5%
New York	10	195,695,000	26.5	$19,569,500	1.62x	6.141%	59	58.5%	58.5%
Hawaii	1	69,000,000	9.3	$69,000,000	1.72x	7.400%	60	51.0%	51.0%
Pennsylvania	7	43,545,380	5.9	$6,220,769	1.27x	6.480%	60	68.6%	68.6%
Massachusetts	4	41,748,000	5.7	$10,437,000	2.34x	5.488%	59	50.1%	50.1%
Illinois	4	34,906,435	4.7	$8,726,609	1.42x	6.662%	59	54.9%	54.6%
North Carolina	2	29,500,000	4.0	$14,750,000	1.83x	7.677%	60	53.6%	53.6%
Kentucky	2	27,235,963	3.7	$13,617,982	1.51x	6.950%	60	63.1%	63.1%
Utah	2	24,000,000	3.3	$12,000,000	1.88x	6.700%	60	61.5%	61.5%
Texas	1	16,000,000	2.2	$16,000,000	2.30x	6.999%	58	42.1%	42.1%
Tennessee	1	13,800,000	1.9	$13,800,000	1.28x	6.850%	60	63.3%	63.3%
Arizona	1	8,100,000	1.1	$8,100,000	1.39x	7.240%	60	64.5%	64.5%
Alabama	2	7,250,000	1.0	$3,625,000	1.94x	5.700%	60	50.5%	50.5%
Connecticut	1	5,997,598	0.8	$5,997,598	1.14x	6.540%	60	67.3%	67.3%
North Dakota	3	5,750,000	0.8	$1,916,667	1.57x	7.143%	58	54.2%	54.2%
South Carolina	5	5,000,000	0.7	$1,000,000	1.32x	6.570%	59	64.1%	64.1%
Vermont	1	4,286,962	0.6	$4,286,962	1.14x	6.540%	60	67.3%	67.3%
Virginia	1	3,952,662	0.5	$3,952,662	1.14x	6.540%	60	67.3%	67.3%
Total/Avg./Wtd.Avg.	62	$737,970,000	100.0%	$11,902,742	1.71x	6.526%	60	55.8%	55.8%

(1) Calculated based on the mortgaged property's allocated loan amount for the mortgage loans secured by more than one mortgaged property.
(2) Weighted average based on the mortgaged property's allocated loan amount for mortgage loans secured by more than one mortgaged property.
(3) The original term to Maturity Date/ARD and remaining term to Maturity Date/ARD calculations for two mortgage loans (2.0%) are inclusive of an additional October 6, 2024 interest payment to be deposited by the related mortgage loan seller and are therefore calculated at 61 months (instead of 60 months).The actual first payment date of the related mortgage loans is November 6, 2024.

C-8

ANNEX D

FORM OF DISTRIBUTION DATE STATEMENT

Annex-D-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

Distribution Date:
Determination Date:
CONTACT INFORMATION	CONTENTS
	Distribution Summary	2
	Distribution Summary (Factors)	3
	Interest Distribution Detail	4
	Principal Distribution Detail	5
	Reconciliation Detail	6
	Mortgage Loan Detail	7
	NOI Detail	8
	Delinquency Loan Detail	9
	Appraisal Reduction Detail Loan	11
	Modification Detail Specially	13
	Serviced Loan Detail	15
	Unscheduled Principal Detail	17
	Liquidated Loan Detail	19

Deal Contact:

Reports Available at sf.citidirect.com	Page 1 of 20	© Copyright Citigroup

Distribution Date:
Determination Date:

Distribution Summary

DISTRIBUTION IN DOLLARS

Class (1)	Original Balance (2)	Prior Principal Balance (3)	Pass- Through Rate (4)	Accrual Day Count Fraction (5)	Accrual Dates (6)	Interest Distributed (7)	Principal Distributed (8)	Yield Maintenance Distributed (9)	Prepayment Penalties Distributed (10)	Total Distributed (11)=(7+8+9+10)	Deferred Interest (12)	Realized Loss (13)	Current Principal Balance (14)=(3-8+12-13)

Totals

Notional Classes

Totals

Reports Available at sf.citidirect.com	Page 2 of 20	© Copyright Citigroup

Distribution Date:
Determination Date:

Distribution Summary (Factors)

PER $1,000 OF ORIGINAL BALANCE

Class	CUSIP	Record Date	Prior Principal Balance (3/2 x 1000)	Interest Distributed (7/2 x 1000)	Principal Distributed (8/2 x 1000)	Yield Maintenance Distributed (9)/(2) x 1000	Prepayment Penalties Distributed (10)/(2) x 1000	Total Distributed (11/2 x 1000)	Deferred Interest (12/2 x 1000)	Realized Loss (13/2 x 1000)	Current Principal Balance (142 x 1000)

Reports Available at sf.citidirect.com	Page 3 of 20	© Copyright Citigroup

Distribution Date:
Determination Date:

Interest Distribution Detail

 DISTRIBUTION IN DOLLARS

Class (1)	Prior Principal Balance (2)	Pass- Through Rate (3)	Next Pass- Through Rate (4)	Accrual Day Count Fraction (5)	Optimal Accrued Interest (6)	Prior Unpaid Interest (7)	Interest on Prior Unpaid Interest (8)	Non-Recov. Interest Shortfall (9)	Interest Due (10)=(6)+(7)+(8)-(9)	Deferred Interest (11)	Interest Distributed (12)	Current Unpaid Interest (13)=(10)-(11)-(12)

Totals

Notional Classes

Totals

Reports Available at sf.citidirect.com	Page 4 of 20	© Copyright Citigroup

Distribution Date:
Determination Date:

Principal Distribution Detail

 DISTRIBUTION IN DOLLARS

Class (1)	Original Balance (2)	Prior Principal Balance (3)	Scheduled Principal Distribution (4)	Unscheduled Principal Distribution (5)	Accreted Principal (6)	Current Realized Loss (7)	Current Principal Recoveries (8)	Current Principal Balance (9)=(3)-(4)-(5)+(6)-(7)+(8)	Cumulative Realized Loss (10)	Original Class (%) (11)	Current Class (%) (12)	Original Credit Support (13)	Current Credit Support (14)

Reports Available at sf.citidirect.com	Page 5 of 20	© Copyright Citigroup

Distribution Date:
Determination Date:

Reconciliation Detail

SOURCE OF FUNDS	ALLOCATION OF FUNDS
Interest Funds Available	Scheduled Fees
Total Interest Funds Available:	Total Scheduled Fees:
Principal Funds Available	Additional Fees, Expenses, etc.
Total Principal Funds Available:	Total Additional Fees, Expenses, etc.:
Other Funds Available	Distribution to Certificateholders
Total Other Funds Available:	Total Distribution to Certificateholders:
Total Funds Available	Total Funds Allocated

Reports Available at sf.citidirect.com	Page 6 of 20	© Copyright Citigroup

Distribution Date:
Determination Date:

Mortgage Loan Detail

Loan	OMCR	Property Type	City	State	Interest Payment	Principal Payment	Gross Coupon	Maturity Date	Neg Am Flag	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Through Date	Apprasial Reduction Date	Apprasial Reduction Amount	Payment Status of Loan (1)	Workout Strategy (2)	Mod. Code (3)

Totals

Payment Status of Loan (1)		Workout Strategy (2)
A. In Grace Period	3. 90+ Days Delinquent	1. Modification	7. REO	13. Other or TBD
B. Late, but less than 30 Days	4. Performing Matured Balloon	2. Foreclosure	8. Resolved	98. Not Provided By Servicer
0. Current	5. Non Performing Matured Balloon	3. Bankruptcy	9. Pending Return to Master Servicer
1. 30-59 Days Delinquent	7. Foreclosure	4. Extension	10. Deed In Lieu of Foreclosure
2. 60-89 Days Delinquent	9. REO	5. Note Sale	11. Full Payoff
		6. DPO	12. Reps and Warranties
Mod. Code (3)
1. Maturity Date Extension	7. Capitalization of Taxes
2. Amortization Chang	8. Other
3. Principal Write-Off	9. Combination
4. Blank (formerly Combination)
5. Note Sale
6. Capitalization of Interest

Reports Available at sf.citidirect.com	Page 7 of 20	© Copyright Citigroup

Distribution Date:
Determination Date:

NOI Detail

Loan Number	OMCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI	Most Recent NOI	Most Recent NOI Start Date	Most Recent NOI End Date

Totals

Reports Available at sf.citidirect.com	Page 8 of 20	© Copyright Citigroup

Distribution Date:
Determination Date:

Delinquency Loan Detail

Loan Number	OMCR	# of Months Delinq	Actual Principal Balance	Paid Through Date	Current P & I Advances (Net of ASER)	Total P & I Advances Outstanding	Cumulative Accrued Unpaid Advance Interest	Other Expense Advance Outstanding	Payment Status of Loan (1)	Workout Strategy (2)	Most Recent Special Serv Transfer Date	Foreclosure Date	Bankruptcy Date	REO Date
There is no Delinquency Loan Detail for the current distribution period.
Totals
Payment Status of Loan (1)
A. In Grace Period	3. 90+ Days Delinquent
B. Late, but less than 30 Days	4. Performing Matured Balloon
0. Current	5. Non Performing Matured Balloon
1. 30-59 Days Delinquent	7. Foreclosure
2. 60-89 Days Delinquent	9. REO

Workout Strategy (2)
1. Modification	7. REO	13. Other or TBD
2. Foreclosure	8. Resolved	98. Not Provided By Servicer
3. Bankruptcy	9. Pending Return to Master Servicer
4. Extension	10. Deed In Lieu of Foreclosure
5. Note Sale	11. Full Payoff
6. DPO	12. Reps and Warranties

Reports Available at sf.citidirect.com	Page 9 of 20	© Copyright Citigroup

Distribution Date:
Determination Date:

Historical Delinquency Information

Distribution Date	Less Than 1 Month		1 Month		2 Month		3+ Month		Bankruptcy		Foreclosure		REO
	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#
	0.00	0	0.00	0	0.00	0	0.00	0	0.00	0	0.00	0	0.00	0
	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%

Reports Available at sf.citidirect.com	Page 10 of 20	© Copyright Citigroup

Distribution Date:
Determination Date:

Appraisal Reduction Detail

Loan Number	OMCR	Property Name	Appraisal Reduction Amount	Appraisal Reduction Date	Most Recent ASER Amount	Cumulative ASER Amount
There is no Appraisal Reduction activity for the current distribution period.
Totals

Reports Available at sf.citidirect.com	Page 11 of 20	© Copyright Citigroup

Distribution Date:
Determination Date:

Historical Appraisal Reduction Detail

Distribution Date	Loan Number	OMCR	Property Name	Appraisal Reduction Amount	Appraisal Reduction Date	Most Recent ASER Amount	Cumulative ASER Amount
There is no historical Appraisal Reduction activity.
Totals

Reports Available at sf.citidirect.com	Page 12 of 20	© Copyright Citigroup

Distribution Date:
Determination Date:

Loan Modification Detail

Loan Number	OMCR	Property Name	Modification Date	Modification Code (1)	Modification Description
There is no Loan Modification activity for the current distribution period.
Totals

Modification Code (1)
1. Maturity Date Extension	7. Capitalization of Taxes
2. Amortization Change	8. Other
3. Principal Write-Off	9. Combination
4. Blank (formerly Combination)
5. Temporary Rate Reduction
6. Capitalization of Interest

Reports Available at sf.citidirect.com	Page 13 of 20	© Copyright Citigroup

Distribution Date:
Determination Date:

Historical Loan Modification Detail

Distribution Date	Loan	OMCR	Property Name	Modification Date	Modification Code (1)	Modification Description
There is no historical Loan Modification activity.
Totals

Modification Code (1)
1. Maturity Date Extension	7. Capitalization of Taxes
2. Amortization Change	8. Other
3. Principal Write-Off	9. Combination
4. Blank (formerly Combination)
5. Temporary Rate Reduction
6. Capitalization of Interest

Reports Available at sf.citidirect.com	Page 14 of 20	© Copyright Citigroup

Distribution Date:
Determination Date:

Specially Serviced Loan Detail

Loan	OMCR	Workout Strategy (1)	Most Recent Inspection Date	Most Recent Specially Serviced Transfer Date	Most Recent Appraisal Date	Most Recent Appraisal Value	Other REO Property Value	Comment from Special Servicer
There is no Specially Serviced Loan activity for the current distribution period.
Totals

Workout Strategy (1)
1. Modification	7. REO	13. Other or TBD
2. Foreclosure	8. Resolved	98. Not Provided By Servicer
3. Bankruptcy	9. Pending Return to Master Servicer
4. Extension	10. Deed In Lieu of Foreclosure
5. Note Sale	11. Full Payoff
6. DPO	12. Reps and Warranties

Reports Available at sf.citidirect.com	Page 15 of 20	© Copyright Citigroup

Distribution Date:
Determination Date:

Historical Specially Serviced Loan Detail

Distribution Date	Loan Number	OMCR	Spec. Serviced Transfer Date	Workout Strategy (1)	Spec. Serviced Loan to MS	Scheduled Balance	Actual Balance	Property Type (2)	State	Interest Rate	Note Date	Net Operating Income	Net Operating Income Date	DSC Ratio	DSC Date	Maturity Date	WART
There is no historical Specially Serviced Loan activity.
Totals

Workout Strategy (1)
1. Modification	7. REO	13. Other or TBD
2. Foreclosure	8. Resolved	98. Not Provided By Servicer
3. Bankruptcy	9. Pending Return to Master Servicer
4. Extension	10. Deed In Lieu of Foreclosure
5. Note Sale	11. Full Payoff
6. DPO	12. Reps and Warranties

Reports Available at sf.citidirect.com	Page 16 of 20	© Copyright Citigroup

Distribution Date:
Determination Date:

Unscheduled Principal Detail

Loan Number	OMCR	Liquidation / Prepayment Date	Liquidation / Prepayment Code	Unscheduled Principal Collections	Unscheduled Principal Adjustments	Other Interest Adjustment	Prepayment Interest Excess (Shortfall)	Prepayment Penalties	Yield Maintenance Charges
There is no unscheduled principal activity for the current distribution period.
Totals

Liquidation / Prepayment Code (1)

1. Partial Liquidation (Curtailment)	7. Not Used
2. Payoff Prior To Maturity	8. Payoff With Penalty
3. Disposition / Liquidation	9. Payoff With Yield Maintenance
4. Repurchase / Substitution	10. Curtailment With Penalty
5. Full Payoff At Maturity	11. Curtailment With Yield Maintenance
6. DPO

Reports Available at sf.citidirect.com	Page 17 of 20	© Copyright Citigroup

Distribution Date:
Determination Date:

Historical Unscheduled Principal Detail

Distribution Date	Loan Number	OMCR	Liquidation / Prepayment Date	Liquidation / Prepayment Code	Unscheduled Principal Collections	Unscheduled Principal Adjustments	Other Interest Adjustment	Prepayment Interest Excess (Shortfall)	Prepayment Penality	Yield Maintenance Premium
Totals	There is no historical unscheduled principal activity.

Liquidation / Prepayment Code (1)

1. Partial Liquidation (Curtailment)	7. Not Used
2. Payoff Prior To Maturity	8. Payoff With Penalty
3. Disposition / Liquidation	9. Payoff With Yield Maintenance
4. Repurchase / Substitution	10. Curtailment With Penalty
5. Full Payoff At Maturity	11. Curtailment With Yield Maintenance
6. DPO

Reports Available at sf.citidirect.com	Page 18 of 20	© Copyright Citigroup

Distribution Date:
Determination Date:

Liquidated Loan Detail

Loan Number	OMCR	Final Recovery Determ Date	Most Recent Appraisal Date	Most Recent Appraisal Value	Actual Balance	Gross Proceeds	Proceeds as a % of Act Bal	Liquidation Expenses	Net Liquidation Proceeds	Net Proceeds as a % of Act Bal	Realized Loss	Repurchased by Seller (Y/N)
There is no Liquidated Loan activity for the current distribution period.
Totals

Reports Available at sf.citidirect.com	Page 19 of 20	© Copyright Citigroup

Distribution Date:
Determination Date:

Historical Liquidated Loan Detail

Distribution Date	Loan Number	OMCR	Final Recovery Determ Date	Most Recent Appraisal Date	Most Recent Appraisal Value	Actual Balance	Gross Proceeds	Gross Proceeds as a % of Act Bal	Liquidation Expenses	Net Liquidation Proceeds	Net Proceeds as a % of Act Bal	Realized Loss	Repurchased by Seller (Y/N)
There is no historical Liquidated Loan activity.
Totals

Reports Available at sf.citidirect.com	Page 20 of 20	© Copyright Citigroup

ANNEX E-1A

SPONSOR REPRESENTATIONS AND WARRANTIES
(CITI REAL ESTATE FUNDING INC. and GERMAN AMERICAN CAPITAL CORPORATION)

Each of CREFI and GACC (referred to as a “Mortgage Loan Seller” in the representations and warranties below) will make, as of the Cut-off Date or such other date as set forth below, with respect to each Mortgage Loan sold by it to us (referred to as the “Purchaser” in the representations and warranties below) that we include in the Issuing Entity, representations and warranties generally to the effect set forth below. The exceptions to the representations and warranties set forth below are identified on Annex E-1B to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1A will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement; provided, that, as set forth in the representations and warranties below, the term “Mortgage Loan” has the meaning set forth in the related Mortgage Loan Purchase Agreement and refers solely to the Mortgage Loans to be sold by the applicable Mortgage Loan Seller to us.

Each Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions to such representations and warranties), serves to contractually allocate risk between the related Sponsor, on the one hand, and the Issuing Entity (referred to as the “Trust” in the representations and warranties below), on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the Mortgage Loans, the Mortgaged Properties or other matters. We cannot assure you that the Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

(1)	Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Whole Loan, each Mortgage Loan is a whole loan and not a participation interest in a Mortgage Loan. Each Mortgage Loan that is part of a Whole Loan is a portion of a whole loan evidenced by a Mortgage Note. At the time of the sale, transfer and assignment to the Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Outside Serviced Mortgage Loan, to the trustee for the related Other Securitization Trust), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to the Purchaser constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.
(2)	Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the

E-1A-1

origination of the Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Loan Documents.

(3)	Mortgage Provisions. The Loan Documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.
(4)	Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Loan Documents (a)(1) there has been no forbearance, waiver or modification of the material terms of the Mortgage Loan, which such forbearance, waiver or modification relates to the COVID-19 emergency, (2) as of September 5, 2024, to the knowledge of the Mortgage Loan Seller, there has been no request for a forbearance, waiver or modification of the material terms of the Mortgage Loan, which such request relates to the COVID-19 emergency and (3) other than as related to the COVID-19 emergency, the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty and related Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Mortgagor nor the related guarantor has been released from its material obligations under the Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the related Mortgage File, there have been no modifications, amendments or waivers that could be reasonably expected to have a material adverse effect on such Mortgage Loan that have been consented to by the Mortgage Loan Seller on or after September 5, 2024.
(5)	Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases to the Trust (or, with respect to an Outside Serviced Mortgage Loan, to the related Outside Trustee) constitutes a legal, valid and binding assignment to the Trust (or, with respect to an Outside Serviced Mortgage Loan, to the related Outside Trustee). Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee or leasehold interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth in Annex E-1B (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only)(subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in the Mortgage Loan Purchase Agreement to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.
(6)	Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount
E-1A-2

with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Mortgage Loan is cross-collateralized and cross-defaulted with another Mortgage Loan (each a “Crossed Mortgage Loan”), the lien of the Mortgage for such other Mortgage Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). For purposes of clause (a) of the immediately preceding sentence, any such taxes, assessments and other charges will not be considered due and payable until the date on which interest and/or penalties would be payable thereon. Except as contemplated by clause (f) of the second preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(7)	Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are, as of origination, and to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Except as set forth on Schedule E-1A-1, the Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor.
(8)	Assignment of Leases, Rents and Profits. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions (and, in the case of a Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases constituting security for the entire Whole Loan), each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law, provides that, upon an event of default under the Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.
(9)	UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Mortgage Loan Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Loan Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard
E-1A-3

Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(10)	Condition of Property. The Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

(11)	Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof will not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.
(12)	Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.
(13)	Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Loan Documents or (f) the current principal use of the Mortgaged Property.
(14)	Escrow Deposits. All escrow deposits and payments required to be escrowed with the lender pursuant to each Mortgage Loan are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Loan Documents are being conveyed by the Mortgage Loan Seller to the Purchaser or its servicer (or, with respect to any Outside Serviced Mortgage Loan, to the depositor or servicer for the related Other Securitization Trust).
E-1A-4

(15)	No Holdbacks. The Stated Principal Balance as of the Cut-off Date of the Mortgage Loan set forth on the mortgage loan schedule attached as an exhibit to the related Mortgage Loan Purchase Agreement has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by the Mortgage Loan Seller to merit such holdback).
(16)	Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer or insurers meeting the requirements of the related Loan Documents and having a claims-paying or financial strength rating meeting the Insurance Rating Requirements (as defined below), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Rating Requirements” means either (i) a claims paying or financial strength rating of any of the following; (a) at least “A-:VIII” from A.M. Best Company, (b) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (c) at least “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (1) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc., and (2) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures owned by the Mortgagor and included in the related Mortgaged Property by an insurer or insurers meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer or insurers meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for

E-1A-5

loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer or insurers meeting the Insurance Rating Requirements (provided that for this purpose (only), the A.M. Best Company minimum rating referred to in the definition of Insurance Rating Requirements will be deemed to be at least “A:VIII”) in an amount not less than 100% of the SEL or PML, as applicable.

The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Mortgage Loan (or Whole Loan, if applicable), the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan (or Whole Loan, if applicable) together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a Mortgage Loan that is an Outside Serviced Mortgage Loan, the applicable Other Trustee). Each related Mortgage Loan obligates the related Mortgagor to maintain, or cause to be maintained, all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(17)	Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.
(18)	No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance
E-1A-6

or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

(19)	No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.
(20)	REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including permanently affixed buildings and structural components, such as wiring, plumbing systems and central heating and air-conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan (or related Whole Loan) was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. For purposes of the preceding sentence, a Mortgage Loan will not be considered “significantly modified” solely by reason of the borrower having been granted a COVID-19 related forbearance provided that: (a) such Mortgage Loan forbearance is covered by Revenue Procedure 2020-26 (as amplified by Revenue Procedure 2021-12) by reason of satisfying the requirements for such coverage stated in Section 5.02(2) of Revenue Procedure 2020-26 (as amplified by Revenue Procedure 2021-12); and (b) the Mortgage Loan Seller identifies such Mortgage Loan and provides (x) the date on which such forbearance was granted, (y) the length in months of the forbearance, and (z) how the payments in forbearance will be paid (that is, by extension of maturity, change of amortization schedule, etc.). Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.
(21)	Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.
(22)	Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.
E-1A-7

(23)	Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.
(24)	Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which as the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the Mortgage Loan. The terms of the Loan Documents require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.
(25)	Licenses and Permits. Each Mortgagor covenants in the Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.
(26)	Recourse Obligations. The Mortgage Loan documents for each Mortgage Loan provide that (a) the related Mortgagor and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related Mortgagor and/or its principals specified in the related Loan Documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents (if after an event of default under the Mortgage Loan), insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste), and (iv) any breach of the environmental covenants contained in the related Loan Documents, and (b) the Mortgage Loan shall become full recourse to the related Mortgagor and at least one individual or entity, if the related Mortgagor files a voluntary petition under federal or state bankruptcy or insolvency law.
(27)	Mortgage Releases. The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (32)), in each case, of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (32)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements,
E-1A-8

or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release (including in connection with any partial Defeasance) under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (or Whole Loan, as applicable) outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Mortgage Loan, in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, condemnation proceeds may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (or Whole Loan, as applicable).

No Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC Provisions.

(28)	Financial Reporting and Rent Rolls. Each Mortgage Loan requires the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements.
(29)	Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2019 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in Annex E-1B; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at such time, and
E-1A-9

if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(30)	Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold (in each case, a “Transfer”), other than as related to (i) family and estate planning Transfers or Transfers upon death or legal incapacity, (ii) Transfers to certain affiliates as defined in the related Loan Documents, (iii) Transfers of less than, or other than, a controlling interest in the related Mortgagor, (iv) Transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the related Loan Documents, such as a qualified equityholder, (v) Transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) in this Annex E-1A or the exceptions thereto set forth in Annex E-1B, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan as set forth on Schedule E-1A-1, or future permitted mezzanine debt in each case as set forth on Schedule E-1A-2 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan or any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan as set forth on Schedule E-1A-3 or (iv) Permitted Encumbrances. The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.
(31)	Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Loan Documents and the organizational documents of the Mortgagor with respect to each Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.
(32)	Defeasance. With respect to any Mortgage Loan that, pursuant to the Loan Documents, can be defeased (a “Defeasance”), (i) the Loan Documents provide for Defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Loan Documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield
E-1A-10

maintenance charge or prepayment penalty) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty), and if the Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the Mortgage Loan; (iv) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the Mortgagor would continue to own assets in addition to the Defeasance collateral, the portion of the Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Mortgagor is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Mortgagor is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(33)	Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed.
(34)	Ground Leases. For purposes of this Annex E-1A, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land, or with respect to air rights leases, the air, and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns, the Mortgage Loan Seller represents and warrants that:

(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;
(b)	The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Mortgage Loan Seller since the origination of the Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;
(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Mortgagor or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);
E-1A-11

(d)	The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;
(e)	The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor;
(f)	The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;
(g)	The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;
(h)	A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;
(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;
(j)	Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;
(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and
(l)	Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.
(35)	Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.
(36)	Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each Mortgage Loan have been, in all
E-1A-12

material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex E-1A.

(37)	No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and no Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex E-1A. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Loan Documents.
(38)	Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.
(39)	Organization of Mortgagor. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Mortgage Loan, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no Mortgage Loan has a Mortgagor that is an Affiliate of another Mortgagor under another Mortgage Loan. (An “Affiliate” for purposes of this paragraph (39) means, a Mortgagor that is under direct or indirect common ownership and control with another Mortgagor.)
(40)	Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-13 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-Off Date, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than A (or the equivalent) by Moody’s, S&P and/or Fitch; (E) a party not related to the Mortgagor was identified as the responsible party for such
E-1A-13

Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-13 or its successor) at the related Mortgaged Property.

(41)	Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the Mortgage Loan.
(42)	Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the mortgage loan schedule attached as an exhibit to the related Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the Mortgage Loan Purchase Agreement to be contained therein.
(43)	Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is outside the Trust, except as set forth on Schedule E-1A-3.
(44)	Hospitality Provisions. The Mortgage Loan documents for each Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise or license agreement includes an executed comfort letter or similar agreement signed by the related Mortgagor and franchisor or licensor of such property that, subject to the applicable terms of such franchise or license agreement and comfort letter or similar agreement, is enforceable by the Trust (or, in the case of an Outside Serviced Mortgage Loan, by the related Other Securitization Trust) against such franchisor or licensor either (A) directly or as an assignee of the originator, or (B) upon the Mortgage Loan Seller’s or its designee’s providing notice of the transfer of the Mortgage Loan to the Trust (or, in the case of an Outside Serviced Mortgage Loan, by the seller of the note which is contributed to the related Other Securitization Trust or its designee providing notice of the transfer of such note to the related Other Securitization Trust) in accordance with the terms of such executed comfort letter or similar agreement, which the Mortgage Loan Seller or its designee (except in the case of an Outside Serviced Mortgage Loan) shall provide, or if neither (A) nor (B) is applicable, except in the case of an Outside Serviced Mortgage Loan, the Mortgage Loan Seller or its designee shall apply for, on the Trust’s behalf, a new comfort letter or similar agreement as of the Closing Date. The mortgage or related security agreement for each Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office. For the avoidance of doubt, no representation is made as to the perfection of any security interest in revenues to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.
(45)	Advance of Funds by the Mortgage Loan Seller. After origination, no advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor other than in accordance with the Loan Documents, and, to the Mortgage Loan Seller’s knowledge, no funds have been received from any person other than the related Mortgagor or an affiliate for, or on account of, payments due on the Mortgage Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Loan Documents). Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the Closing Date.
(46)	Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the
E-1A-14

USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan, the failure to comply with which would have a material adverse effect on the Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in these representations and warranties.

E-1A-15

SCHEDULE E-1A-1 to ANNEX E-1A

LOANS WITH EXISTING MEZZANINE DEBT

None

E-1A-16

SCHEDULE E-1A-2 to ANNEX E-1A

MORTGAGE LOANS WITH RESPECT TO WHICH

MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Loan No.	CREFI Mortgage Loans	GACC Mortgage Loans
1	BioMed 2024 Portfolio 2

E-1A-17

SCHEDULE E-1A-3 to ANNEX E-1A

CROSSED MORTGAGE LOANS

None

E-1A-18

ANNEX E-1B

EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES

(CITI REAL ESTATE FUNDING INC.)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-1A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1A	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception
(5) Lien; Valid Assignment	BioMed 2024 Portfolio 2 (Loan No. 1)	The lender may (i) sell or otherwise transfer the Whole Loan as an entire loan or sell or otherwise transfer or syndicate, or sell participations in, all or any portion of the Whole Loan and the Whole Loan documents, except that any such sale, transfer, syndication or participation (but not a Securitization, as defined below) shall only be to an eligible assignee as more fully described in the Whole Loan documents or (ii) consummate one or more private or public securitizations of rated or unrated single-class or multi-class securities secured by or evidencing ownership interests in all or any portion of the Loan and the Loan Documents (a “Securitization”).
(5) Lien; Valid Assignment	BioMed 2024 Portfolio 2 (Loan No. 1)	The sole tenant at the Lincoln Centre Mortgaged Property, Illumina, Inc., has a right of first refusal (“ROFR”) to purchase the entire Lincoln Centre Mortgaged Property or any individual building at the related Mortgaged Property (“ROFR Property”) in the event the landlord receives an offer to purchase such Mortgaged Property or any individual building thereof on terms which the landlord would agree to sell such ROFR Property; provided, that the landlord is required to provide Illumina, Inc. with a summary of the pertinent economic and non-economic terms of such offer, including the purchase price and any earnest money deposits required (“Offer Summary”). Illumina, Inc. will then have 10 business days from receipt of such Offer Summary to notify the landlord of its election to exercise such ROFR option. Pursuant to a subordination, non-disturbance and attornment agreement, the tenant has agreed that such right of first refusal will not apply to a foreclosure or deed-in-lieu of foreclosure or the first transfer of title by the lender or its nominee subsequent thereto. However, such right would apply to subsequent transfers.
(5) Lien; Valid Assignment	Marriott Durham City Center (Loan No. 14)	The franchisor of the Mortgaged Property, Marriott International, Inc., has a right of first refusal upon a proposed transfer of the Mortgaged Property or an ownership interest in the Mortgagor to a Competitor (as defined in the franchise agreement) of the franchisor. Such right would apply upon a foreclosure or deed in lieu thereof, as well as subsequent transfers.
(5) Lien; Valid Assignment	Roxborough Portfolio (Loan No. 17)	There are two use restriction title exceptions on the Parker Place Apartments Mortgaged Property that are each dated in the late 1800s/early 1900s. The exception documents note that the
E-1B-1

Representation Number on Annex E-1A	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception
Mortgaged Property may not be used as a slaughterhouse, glue/soap candle or starch manufactory establishment, or facility for distilling/bottling/brewing vinous or malt liquors. Accordingly, the Mortgaged Property is restricted to use of not more than 2 dwellings, which is contradictory to the current multi-family use of the Mortgaged Property.
(5) Lien; Valid Assignment	Residence Inn Pinehurst (Loan No. 22)	The franchisor of the Mortgaged Property, Marriott International, Inc., has a right of first refusal upon a proposed transfer of the Mortgaged Property or an ownership interest in the Mortgagor to a Competitor (as defined in the franchise agreement) of the franchisor. Such right would apply upon a foreclosure or deed in lieu thereof, as well as subsequent transfers.
(6) Permitted Liens; Title Insurance	BioMed 2024 Portfolio 2 (Loan No. 1)	See exceptions to Representation 5.
(6) Permitted Liens; Title Insurance	Marriott Durham City Center (Loan No. 14)	See exceptions to Representation 5.
(6) Permitted Liens; Title Insurance	Roxborough Portfolio (Loan No. 17)	See exceptions to Representation 5.
(6) Permitted Liens; Title Insurance	Residence Inn Pinehurst (Loan No. 22)	See exceptions to Representation 5.
(13) Actions Concerning the Mortgage Loan	Sunnyside Multifamily Portfolio (Loan No. 16)	One of the Mortgagors, as well as multiple affiliates of the Mortgagors, are currently defendants in a class action suit commenced on April 3, 2018 by multiple residential tenants. The plaintiffs are seeking injunctive relief and damages for alleged violations of rent stabilization laws.
(16) Insurance	All CREFI Mortgage Loans	The Mortgage Loan documents may permit the related Mortgagor to cause the insurance required at the related Mortgaged Property under the Mortgage Loan documents to be maintained by a tenant, or by a condominium board or association, at the related Mortgaged Property.
(16) Insurance	Hyatt Centric Hotel & Shops Waikiki Beach (Loan No. 2)	The Mortgage Loan permits the Mortgagor to maintain a portion of its insurance coverage with insurance companies that do not meet the rating requirements in the Mortgage Loan provided that if the Mortgage Loan is part of a secondary market transaction where S&P rates any of the securities, at the time of renewal of the current policy, the insurance companies must be rated “A” or better by S&P.
(16) Insurance	Cityline Huntsville Storage	Insurance coverage for windstorm/named storm and hail losses is actual cash value in lieu of replacement cost.
E-1B-2

Representation Number on Annex E-1A	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception
Portfolio (Loan No. 24)
(17) Access; Utilities; Separate Tax Lots	BioMed 2024 Portfolio 2 (Loan No. 1)	The 200 Sidney Street and 40 Erie Street Mortgaged Properties constitute a combined tax lot (however, both Mortgaged Properties are collateral for the Whole Loan).
(24) Local Law Compliance	AAA Stow-A-Way Storage Portfolio (Loan No. 8)	The following addresses that comprise part of the Mortgaged Properties are legal non-conforming as to use: (i) 19 Pullen Road, which constitutes a portion of the Metropolis Mortgaged Property, and (ii) 1318 Husband Road, 4744 Old Mayfield Road, 4335 At Massa Drive, 3520 Old Mayfield Road, 318 South Friendship Road, 135 Sheehan Bridge Road and 270 Eagle Nest Drive, each of which constitutes a portion of the Paducah Mortgaged Property. The addresses at 4070 Olivet Church Road, which constitutes a portion of the Paducah Mortgaged Property, and 19 Pullen Road, which constitutes a portion of the Metropolis Mortgaged Property, are non-legal non-conforming as to parking spaces. The related borrower has covenanted in the related loan agreement to perform the necessary acts to bring such portions of the Mortgaged Property into compliance with applicable zoning laws upon receipt of a notice of non-compliance.
(24) Local Law Compliance	The Grove Apartments (Loan No. 10)	The Mortgaged Property has several open code violations including (i) overdue fire hydrant inspections, (ii) failure to remove litter and garbage, (iii) missing smoke alarms, (iv) outstanding repair of water damage and interior leaking, and (iv) sidewalk upkeep.
(24) Local Law Compliance	155-163 East 92nd Street (Loan No. 12)	The Mortgaged Property is legal non-conforming as to (i) use of the ground floor space for commercial purposes and (ii) the improvements due to violations of density restrictions, which include building coverage, maximum units, and open space restrictions, and a rear yard setback.
(24) Local Law Compliance	155-163 East 92nd Street (Loan No. 12)	The Mortgaged Property has 58 open violations with the New York Department of Buildings and New York City Department of Housing Preservation and Development.
(24) Local Law Compliance	8 West 38th Street (Loan No. 15)	The Mortgaged Property has open violations (i) with the New York Department of Buildings for a construction violation, (ii) for a tenant’s failure to maintain records for fire protection at the Mortgaged Property, and (iii) for unpaid water and utility-related charges.
(24) Local Law Compliance	1672 Third Avenue (Loan No. 26)	The Mortgaged Property has (i) 15 open violations with the New York Housing Preservation and Development related to outstanding interior and exterior apartment repairs and (ii) 3 open fire code violations.
(25) Licenses and Permits	AAA Stow-A-Way Storage	See exception to Representation 24.
E-1B-3

Representation Number on Annex E-1A	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception
Portfolio (Loan No. 8)
(26) Recourse Obligations	All CREFI Mortgage Loans	The Mortgage Loan documents with respect to certain of the Mortgage Loans provide loss recourse for any material breach of the environmental covenants contained in the Mortgage Loan documents.
(26) Recourse Obligations	BioMed 2024 Portfolio 2 (Loan No. 1)

Clause (a)(ii) is limited (1) solely to misappropriation and (2) with respect to insurance proceeds or condemnation awards, it will not be deemed misappropriation to the extent such amounts are applied to pay costs and expenses incurred in connection with the ownership, operation or management of the Mortgaged Properties in accordance with the terms of the Whole Loan documents or applied to pay other obligations required to be paid pursuant to the Whole Loan documents, or otherwise delivered to the lender.

With respect to clause (a)(iv), the environmental covenants do not trigger recourse to the non-recourse carveout guarantor, except, subject to a cap equal to the aggregated PLL Policy Limit, to the extent that the Mortgagors obtain PLL Policies that do not run for terms of at least two years past the then-current maturity date of the Whole Loan (the “Required PLL Period”) and Mortgagors fail to renew, replace or extend such PLL Policy through the Required PLL Period as required under the Whole Loan documents, any liability pursuant to the related environmental indemnity that first arises after the expiration of such PLL Policy and that would have otherwise been covered by the PLL Policy had it been renewed, replaced or extended through the Required PLL Period, except to the extent such loss is caused by or results from the gross negligence or willful misconduct of the lender. As used herein, “PLL Policy Limit” means minimum coverage limits of either (1) $5,000,000 per incident and $10,000,000 in the aggregate, or (2) $20,000,000 per incident and $25,000,000 in the aggregate.

The non-recourse carveout guarantor’s liability with respect to the items in clause (b) are limited to 15% of the outstanding Whole Loan amount, plus costs of enforcement.

(27) Mortgage Releases	BioMed 2024 Portfolio 2 (Loan No. 1)

The related Mortgagors may at any time obtain the release of an individual Mortgaged Property from the lien of the Whole Loan and the release of the applicable Mortgagor’s obligations under the Whole Loan documents with respect to the released Mortgaged Property, subject to the satisfaction of certain conditions, including, among other conditions, (i) prepayment or defeasance of the applicable Release Amount, where “Release Amount” means the lesser of (a) the outstanding principal amount of the Whole Loan (plus interest and any other amounts that may be due) and (b) the product of the allocated mortgage loan amount (“Mortgage ALA”) for such Mortgaged Property (as adjusted pursuant to the Whole Loan documents, if applicable),

E-1B-4

Representation Number on Annex E-1A	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception

multiplied by (1) 105%, until such time as the outstanding Whole Loan amount has been reduced to $501,715,790, and (2) thereafter, 110%, and (ii) satisfaction of REMIC related requirements.

In addition, if the debt yield requirement in connection with a partial release is not satisfied and the release of an individual Mortgaged Property is in connection with an arms-length transaction to a third party (provided that if a Blackstone entity controls the related borrower, such transfer may be to an affiliate in certain circumstances), or pursuant to a tenant purchase option, the borrowers may obtain the release of such Mortgaged Property upon payment to the lender of an amount equal to the lesser of (i) 100% of the net sales proceeds derived from the sale of such individual Mortgaged Property and (ii) the greater of (x) the applicable Release Amount for such individual Mortgaged Property together with any yield maintenance premium then required and (y) an amount necessary to, after giving effect to such release, satisfy the foregoing debt yield requirement, together with any yield maintenance premium then required. Such provision may result in a Mortgaged Property being released upon prepayment or defeasance of an amount that is less than its Mortgage ALA, subject to satisfaction of REMIC related requirements.

(28) Financial Reporting and Rent Rolls	BioMed 2024 Portfolio 2 (Loan No. 1)	With respect to annual financial statements, the Mortgagor must provide a complete copy of the Mortgagor’s (or, at the Mortgagor’s election, any direct or indirect owner of the Mortgagor; provided that as of the date of such annual financial statements the aggregate square footage accounts for 80% or more of the aggregate rentable square footage at all properties owned directly or indirectly by such entity) annual financial statements audited by a Big Four accounting firm or other independent certified public accountant reasonably approved by Lender and prepared in accordance with Approved Accounting Principles.
(29) Acts of Terrorism Exclusion	All CREFI Mortgage Loans	All exceptions to Representation and Warranty No. 16 are also exceptions to this Representation and Warranty No. 29.
(30) Due on Sale or Encumbrance	BioMed 2024 Portfolio 2 (Loan No. 1)

The Whole Loan documents permit free transfers or pledges of interests in Excluded Entities. “Excluded Entities” are defined as any entity comprising Initial Sponsor any other Approved Sponsor Entity or any direct or indirect legal or beneficial owner (including, without limitation, any shareholder, partner, member and/or non-member manager) of any entity comprising Initial Sponsor or any other Approved Sponsor Entity. Initial Sponsor means certain Blackstone funds specified or described in the loan agreement and Approved Sponsor Entity means certain Blackstone funds specified or described in the loan agreement, as well as Blackstone Real Estate Income Trust, Inc and BREIT Operating Partnership L.P.

E-1B-5

Representation Number on Annex E-1A	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception

The Whole Loan documents provide that none of the Mortgagor, any mezzanine borrower, or any other direct or indirect equity holder in the Mortgagor up to the first direct or indirect holder that has substantial assets other than its indirect interest in the Mortgaged Properties (each, a “Restricted Pledge Party”), other than the Mortgagor or any future mezzanine borrower, may be restricted from any sale or pledge of its direct or indirect assets, provided such assets are not encumbered or required to be encumbered by the Loan or any mezzanine loan.

Upon satisfaction of certain conditions set forth in the Whole Loan documents, certain transfers are permitted without the lender’s consent, including, without limitation, after giving effect to such sale or pledge, (A) one or more of the, among other entities, initial sponsor and any Blackstone Fund Entity (each, an “Approved Sponsor Entity”) must individually or collectively, directly or indirectly, own the applicable Required Ownership Interest, where “Required Ownership Interest” means (i) for so long as one or more Approved Sponsor Entities individually or collectively controls the Mortgagor and the related mezzanine borrower, not less than 5% of the ultimate direct or indirect interests in the Mortgagor and any mezzanine borrower, or (ii) in the event that an Approved Sponsor Entity does not individually or collectively control the Mortgagor and the related mezzanine borrower, not less than 15% of the ultimate direct or indirect interests in the Mortgagor and any mezzanine borrower.

(31) Single Purpose Entity	BioMed 2024 Portfolio 2 (Loan No. 1)	One of the Mortgagors, BMR-Lincoln Centre LP, previously owned other real property located at 600 and 700 Lincoln Centre Drive in Foster City, San Mateo County, California.
(34) Ground Leases	1000 Lorimer (Loan No. 9)

The Mortgagor’s interest in the Mortgaged Property is a ground leasehold interest under a ground lease. Any amendments or modifications that (i) increase the rent or other monetary obligations of the borrower, (ii) shorten the term, (iii) impose additional requirements for a sublease or other transfer or (iv) impose any additional requirements for the borrower after casualty or condemnation, require the prior written consent of lender. Any other amendments made without the lender’s prior written consent are not binding on the lender.

In the event of a foreclosure or deed-in-lieu of foreclosure, the ground lease may be assigned without the consent of ground lessor. Other assignments of the ground lease are subject to the provisions of the ground lease and ground lessor’s consent rights thereunder.

(34) Ground Leases	Hyatt Centric Hotel & Shops Waikiki Beach (Loan No. 2)	The Mortgagor’s interest in the Mortgaged Property is subject to two ground leases.
E-1B-6

Representation Number on Annex E-1A	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception

The ground leases may not be materially amended, modified or supplemented without the prior written consent of lender. There is no prohibition on non-material amendments.

The consent of ground lessors are required for assignments of the leasehold interests. Ground lessors can approve the proposed assignee in ground lessors’ sole and absolute discretion.

If more than 50% of the Mortgaged Property including the land or improvements is taken, or if the area taken will render the remaining premises unsuitable for the borrower’s purposes under the ground leases, the borrower may surrender the ground leases (with lender’s consent). Upon such surrender, all compensation and damages payable on account of the land are payable to and are the sole property of the ground lessors. All compensation and damages payable on account of the improvements are divided between the appliable ground lessor, the borrower, and the lender.

The ground leases do not include the absolute right to a new leasehold estate if the applicable ground lease is terminated for any reason. Only if the ground leases are rejected in bankruptcy will the lender be entitled to a new ground lease.

(34) Ground Leases	Marriott Durham City Center (Loan No. 14)	The Mortgagor’s interest in the Mortgaged Property is a ground leasehold interest under a ground lease. In the event of a foreclosure or deed-in-lieu of foreclosure, the ground lease may be assigned without the consent of ground lessor. Other assignments of the ground lease are subject to the provisions of the ground lease and ground lessor’s consent rights thereunder.
(44) Hospitality Provisions	Hyatt Centric Hotel & Shops Waikiki Beach (Loan No. 2)	The Mortgaged Property is operated by Hyatt through a hotel services agreement, not a franchise agreement. At origination of the Mortgage Loan, a subordination agreement was executed with Hyatt, however, a comfort letter was not provided. The subordination agreement with Hyatt provides that in the event that the Mortgaged Property is converted from a hotel services agreement to a franchise agreement in the future, Hyatt and lender agree to enter into Hyatt’s then-current form of comfort letter.

E-1B-7

EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES

(GERMAN AMERICAN CAPITAL CORPORATION)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-1A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(5) Lien; Valid Assignment and (6) Permitted Liens; Title Insurance	Culver Steps (Loan No. 6)	In connection with the development of the Mortgaged Property, the borrower entered into a Disposition and Development Agreement (DDA) with Culver City, California (the “City”). The DDA contains a right of reverter benefiting the City if (i) the borrower transfers the Mortgaged Property in a manner not expressly permitted under the DDA or approved in advance in writing by the City or (ii) the borrower materially breaches the DDA and such breach is not cured within the time provided under the DDA. The reverter right terminates upon completion of construction and the City’s issuance and recordation of a release therefor. The borrower and the City have represented that the only remaining condition to recording such release is the execution of an “Operations and Maintenance Agreement” related to the public areas of the property (the “O&M Agreement). If the City’s right of reverter were to be exercised, upon title to the Mortgaged Property reverting to the City, the City must use best efforts to resell the Mortgaged Property to a qualified and responsible party or parties (as determined by the City). The proceeds from such sale are required pursuant to the DDA to be used to pay for enforcement costs and then turned over to the borrower as the purchase price of the property (as determined pursuant to the terms of the DDA), and pursuant to an estoppel certificate the City has agreed that the proceeds payable to the borrower would then be disbursed to the lender to repay the debt. Pursuant to the loan agreement, the borrower is required to promptly execute the O&M Agreement and use commercially reasonable efforts to cause the City to record the release of the DDA promptly thereafter. In the event of a loan default, the lender has the right to execute the O&M Agreement on the borrower’s behalf.
(7) Junior Liens	Culver Collection (Loan No. 3)	Pursuant to a loan facility between the sole member of the borrowers, as borrower, and a lender (“Upper-Tier Lender”), which is an affiliate of both (i) Hackman Capital Partners, LLC (“HCP”) and (ii) the non-recourse carveout guarantors, the equity interests in the borrowers, as well as equity interests in certain affiliates of the borrowers which own real properties which are not collateral for the Mortgage Loan, have been pledged to secure such loan facility. The loan facility may be converted into an equity interest in the borrowers by the Upper-Tier Lender.
E-1B-8

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(10) Condition of Property	Moffett Towers Building D (Loan No. 5)	The Mortgaged Property was inspected, and the property condition report is dated, on August 31, 2023, which is more than six months prior to the origination date of July 19, 2024 and more than twelve months prior to the Cut-off Date.
(13) Actions Concerning Mortgage Loan	Woodhaven 85 (Loan No. 27) Inwood 213 (Loan No. 30)	The borrower under the Inwood 213 Mortgage Loan and multiple affiliates of the borrowers under both the Woodhaven 85 and Inwood 213 Mortgage Loan are currently defendants in a class action suit commenced on April 3, 2018 by multiple residential tenants. The plaintiffs are seeking injunctive relief and damages based on alleged violations of rent stabilization laws.
(16) Insurance	Bronx Terminal Market (Loan No. 4)	In addition to a $250,000 property insurance deductible, the Mortgage Loan documents permit the Mortgagor to utilize a “Retention Amount” funded by Relsure Vermont Inc., a licensed unrated captive insurance company owned by affiliates of The Related Companies, L.P., in addition to the required deductible, for all losses, excluding wind and earthquake related losses, so long as (1) the Retention Amount is aggregated annually, (2) the Retention Amount remains prefunded at all times during the Mortgage Loan term and (3) the Mortgagor has submitted evidence satisfactory to the lender and rating agencies of such prefunded arrangement at the request of the lender or Rating Agency. The Retention Amount is a $5,000,000 aggregate deductible, subject to a $2,500,000 per occurrence deductible.
(16) Insurance	Culver Steps (Loan No. 6)	The loan documents permit a $250,000 property insurance deductible.
(16) Insurance	Trust Communities MHP Portfolio (Loan No. 32)

The loan documents require the borrower to maintain a business interruption policy to cover all Mortgaged Properties which includes coverage for wind, hail and named storm perils. However, the Cone Road property is located in a special flood hazard zone and the lender has permitted the borrower not to carry flood insurance under its business interruption policy.

With respect to the insurance rating, the loan documents permit a rating of “A:VII” or better in the current Best’s Insurance Reports.

(17) Access; Utilities; Separate Tax Parcels	Bronx Terminal Market (Loan No. 4)	The Mortgage Loan is secured by the Mortgagor’s leasehold interest in a ground lease with the City of New York, as ground lessor. An undeveloped portion of the Mortgaged Property is included in a tax lot that is shared with non-collateral property, also currently owned by the City of New York. Due to the City’s ownership, the shared tax parcel is not currently subject to taxation.
E-1B-9

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(24) Local Law Compliance and (25) Licenses and Permits	Bronx Terminal Market (Loan No. 4)	The Mortgaged Property is the subject of certain building and fire code violations.
(24) Local Law Compliance	Woodhaven 85 (Loan No. 27)	The Mortgage Property is legal nonconforming as to use. The use is no longer permitted in the R3X District, due to changes in the Zoning Code subsequent to the development in 1935.
(24) Local Law Compliance	Trust Communities MHP Portfolio (Loan No. 32)	All five Mortgaged Properties in the portfolio are legal nonconforming as to use. Law and ordinance coverage was not obtained for the Mortgaged Properties.
(26) Recourse Obligations	All GACC Mortgage Loans	In most cases, the Mortgage Loans being sold by German American Capital Corporation do not provide for recourse for misapplication of rents, insurance proceeds or condemnation awards.
(27) Mortgage Releases	Culver Collection (Loan No. 3)	The Mortgage Loan provides for the release of the 8511 Warner Drive Mortgaged Property, which consists of a parking lot, in the lender’s sole discretion. Accordingly, such release may be made on such terms, including prepayment, defeasance, or neither (i.e. a release with no consideration) as the lender may elect, provided that REMIC related conditions must be satisfied. Such Mortgaged Property was given a value of $16,200,000 in the related appraisal.
(27) Mortgage Releases	Bronx Terminal Market (Loan No. 4)	The Mortgage Loan provides for the free release (without prepayment or defeasance) of a release parcel identified in the ground lease for the Mortgaged Property as the “Hotel Site,” provided that certain conditions are satisfied, including but not limited to REMIC related conditions. Such release parcel is unimproved and non-income producing; however, the value of such release parcel was not specifically excluded from the appraised value set forth in the appraisal of the Mortgaged Property.
(27) Mortgage Releases	All GACC Mortgage Loans	In most cases, the Mortgage Loan documents provide that in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor may not be required to pay down the principal balance of the Mortgage Loan in an amount not less than the amount required by the REMIC Provisions if the Mortgagor delivers an opinion of counsel to the effect that the failure to make such pay down will not cause such REMIC to fail to qualify as a REMIC.
(29) Acts of Terrorism Exclusion	All GACC Mortgage Loans	All exceptions to Representation 16 are also exceptions to this Representation 29.
E-1B-10

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(29) Acts of Terrorism Exclusion	Bronx Terminal Market (Loan No. 4)	The Mortgagor may obtain terrorism insurance from Relsure Vermont Inc. (“RVI”), a licensed unrated captive insurance company owned by affiliates of The Related Companies, L.P., so long as certain conditions are satisfied, including but not limited to (i) the policy issued by RVI has a deductible not greater than $250,000 and (ii) RVI obtains reinsurance with a cut through endorsement acceptable to the lender and the rating agencies from an insurance company meeting the rating requirements set forth in the Mortgage Loan documents for covered losses not reinsured by the federal government under TRIPRA (subject to the $250,000 deductible).
(32) Defeasance	Bronx Terminal Market (Loan No. 4)	In connection with a defeasance, the Mortgagor’s obligation to pay servicing and trustee fees is capped at 5 basis points of the outstanding Whole Loan amount, and shall only be paid upon successful closing of the defeasance.
(34) Ground Leases	Bronx Terminal Market (Loan No. 4)	The mortgage loan is secured by the Mortgagor’s leasehold interest in a ground lease with the City of New York, as ground lessor. The Ground Lease estoppel provides that the Ground Lease cannot be terminated, cancelled or subordinated, or materially modified, amended or altered without the prior written consent of the lender. The holder of the mortgage loan is required to be a person that is not a Prohibited Person (defined below). In connection with a proposed assignment of the leasehold interest, the lessor’s consent is not required if the assignee is not a Prohibited Person, but 30 days’ advance notice is required to enable the ground lessor to make that determination. Generally, a “Prohibited Person” includes (i) persons, including related control parties, that are in default of any agreements with the City of New York or the New York City Economic Development Corporation (“EDC”); (ii) persons, including related control parties, that have been convicted of a felony or crime of moral turpitude, or are involved in organized crime; (iii) foreign governments, or parties controlled by foreign governments, in violation of the Export Administration Act of 1979 or related regulations; (iv) foreign governments, or parties controlled by foreign governments, whose activities are regulated or controlled by the U.S. Treasury Department or executive orders of the President of the United States of America issued pursuant to the Trading with the Enemy Act of 1917, as amended; (v) persons having received a notice of default for non-payment from New York City in an amount over $10,000 unless contested in court proceedings; and (vi) except in the case of a “Recognized Mortgagee” or its “Control Affiliate” (in each case as defined in the Ground Lease) or designee, any person that has owned at any time in the preceding three (3) years any property which has been the subject of an in rem tax foreclosure by the City of New York unless otherwise released pursuant to the City’s Administrative Code. (I) The Ground
E-1B-11

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
Lease requires that a subtenant under any sublease is a person that is not a “Prohibited Person.”
(39) Organization of Mortgagor	Culver Collection (Loan No. 3) Culver Steps (Loan No. 6)	The borrowers under such Mortgage Loans are affiliated.
(39) Organization of Mortgagor	Woodhaven 85 (Loan No. 27) Inwood 213 (Loan No. 30)	The borrowers under such Mortgage Loans are affiliated.

E-1B-12

ANNEX E-2A

SPONSOR REPRESENTATIONS AND WARRANTIES
(Goldman Sachs Mortgage Company)

GSMC (referred to as the related “Mortgage Loan Seller” in the representations and warranties below) will make, as of the Cut-off Date or such other date as set forth below, with respect to each GSMC Mortgage Loan that we (referred to as the “Purchaser” in the representations and warranties below) include in the Issuing Entity, representations and warranties generally to the effect set forth below. The exceptions to the representations and warranties set forth below are identified on Annex E-2B to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-2A will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement.

The related Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between GSMC, on the one hand, and the Issuing Entity (referred to as the “Trust” in the representations and warranties below), on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the GSMC Mortgage Loans, the related Mortgaged Properties or other matters. We cannot assure you that the GSMC Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

(1)	Whole Loan; Ownership of Mortgage Loans. Except with respect to a GSMC Mortgage Loan that is part of a Whole Loan, each GSMC Mortgage Loan is a whole loan and not a participation interest in a GSMC Mortgage Loan. Each GSMC Mortgage Loan that is part of a Whole Loan is a senior or pari passu portion of a whole loan evidenced by a senior or pari passu Mortgage Note. At the time of the sale, transfer and assignment to the Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to GSMC), participation or pledge, and GSMC had good title to, and was the sole owner of, each GSMC Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such GSMC Mortgage Loan other than any servicing rights appointment, or similar agreement, any Outside Servicing Agreement with respect to a GSMC Mortgage Loan and rights of the holder of a related Companion Loan pursuant to a Co-Lender Agreement. GSMC has full right and authority to sell, assign and transfer each GSMC Mortgage Loan, and the assignment to the Purchaser constitutes a legal, valid and binding assignment of each GSMC Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering any GSMC Mortgage Loan other than the rights of the holder of a related Companion Loan pursuant to a Co-Lender Agreement.
(2)	Loan Document Status. Each related Mortgage Note, Mortgage, assignment of leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related mortgagor, guarantor or other obligor in connection with such GSMC Mortgage Loan is the legal, valid and binding obligation of the related mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentence, there is no valid offset, defense, counterclaim or right of rescission available to the related mortgagor with respect to any of the related Mortgage Notes,

E-2A-1

Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by GSMC in connection with the origination of any GSMC Mortgage Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

(3)	Mortgage Provisions. The Mortgage Loan documents for each GSMC Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the related Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.
(4)	Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a)(1) there has been no forbearance, waiver or modification of the material terms of the Mortgage Loan, which such forbearance, waiver or modification relates to the COVID-19 emergency, (2) as of September 5, 2024, to the knowledge of the Mortgage Loan Seller, there has been no request for a forbearance, waiver or modification of the material terms of the Mortgage Loan, which such request relates to the COVID-19 emergency and (3) other than as related to the COVID-19 emergency, the material terms of such Mortgage, Mortgage Note, GSMC Mortgage Loan guaranty and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Mortgagor nor the related guarantor has been released from its material obligations under the related GSMC Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the related Mortgage File, there have been no modifications, amendments or waivers that could be reasonably expected to have a material adverse effect on such Mortgage Loan that have been consented to by the Mortgage Loan Seller on or after September 5, 2024.
(5)	Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of assignment of leases to the issuing entity (or, with respect to an Outside Serviced Mortgage Loan, to the related Outside Trustee) constitutes a legal, valid and binding assignment to the Trust (or, with respect to an Outside Serviced Mortgage Loan, to the related Outside Trustee). Each related Mortgage and assignment of leases is freely assignable without the consent of the related mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the mortgage loan schedule attached to the related Mortgage Loan Purchase Agreement, leasehold) interest in the related Mortgaged Property in the principal amount of such GSMC Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth on Annex E-2B (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to GSMC’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to GSMC’s knowledge and subject to the rights of tenants (as tenants only) (subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in this representation to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.
(6)	Permitted Liens; Title Insurance. Each Mortgaged Property securing a GSMC Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance
E-2A-2

policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such GSMC Mortgage Loan (or with respect to a GSMC Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments due and payable but not yet delinquent; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; (f) if the related GSMC Mortgage Loan constitutes a cross-collateralized GSMC Mortgage Loan, the lien of the Mortgage for another GSMC Mortgage Loan contained in the same Crossed Group; and (g) if the related GSMC Mortgage Loan is part of a Whole Loan, the rights of the holder(s) of any related Companion Loan(s) pursuant to the related Co-Lender Agreement; provided that none of items (a) through (g), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clauses (f) and (g) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by GSMC thereunder and no claims have been paid thereunder. Neither GSMC, nor to GSMC’s knowledge, any other holder of a GSMC Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(7)	Junior Liens. It being understood that B notes secured by the same Mortgage as a GSMC Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Except as set forth on Schedule E-2A-1 to this Annex E-2A, GSMC has no knowledge of any mezzanine debt secured directly by interests in the related mortgagor.
(8)	Assignment of Leases and Rents. There exists as part of the related Mortgage File an assignment of leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions, each related assignment of leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related assignment of leases, subject to applicable law, provides that, upon an event of default under each GSMC Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.
(9)	UCC Filings. If the related Mortgaged Property is operated as a hospitality property, GSMC has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the related GSMC Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Mortgage Loan documents
E-2A-3

or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(10)	Condition of Property. GSMC or the originator of each GSMC Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the related GSMC Mortgage Loan and within thirteen months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each GSMC Mortgage Loan no more than thirteen months prior to the Cut-off Date. To GSMC’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than deferred maintenance for which escrows were established at origination) that would affect materially and adversely the use or value of such Mortgaged Property as security for the GSMC Mortgage Loan.

(11)	Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof will not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.
(12)	Condemnation. As of the date of origination and to GSMC’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to GSMC’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of any Mortgaged Property that would have a material adverse effect on the value, use or operation of such Mortgaged Property.
(13)	Actions Concerning Mortgage Loan. As of the date of origination and to GSMC’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any mortgagor, guarantor, or mortgagor’s interest in the related Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such mortgagor’s title to such Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such mortgagor’s ability to perform under the related GSMC Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the related Mortgage Loan documents or (f) the current principal use of such Mortgaged Property.
(14)	Escrow Deposits. All escrow deposits and payments required to be escrowed with the Mortgagee pursuant to each GSMC Mortgage Loan are in the possession, or under the control, of GSMC or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with the related Mortgagee under the related Mortgage Loan documents are being conveyed by GSMC to the Purchaser or its servicer.
(15)	No Holdbacks. The principal amount of each GSMC Mortgage Loan stated on the mortgage loan schedule attached to the related Mortgage Loan Purchase Agreement has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the GSMC Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters
E-2A-4

with respect to the related Mortgaged Property, the mortgagor or other considerations determined by GSMC to merit such holdback).

(16)	Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer or insurers meeting the requirements of the related Mortgage Loan documents and meeting the Insurance Rating Requirements (as defined below), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the related GSMC Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the related mortgagor and included in such Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Rating Requirements” means either (i) a claims paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Rating Requirements. “Syndicate Insurance Rating Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC or at least “Baa3” by Moody’s Investors Service, Inc., and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each GSMC Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as a “Special Flood Hazard Area,” the related mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, (irrespective of whether such coverage is provided pursuant to a National Flood Insurance Program policy or through a private policy), plus such additional flood coverage in an amount as is generally required by GSMC for comparable mortgage loans intended for securitization.

If a Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the related GSMC Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

Each Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by prudent institutional commercial mortgage lenders, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

E-2A-5

An architectural or engineering consultant has performed an analysis of each Mortgaged Property located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the scenario expected limit (“SEL”) for the related Mortgaged Property in the event of an earthquake. In such instance, the SEL was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained from an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the SEL.

The Mortgage Loan documents for each GSMC Mortgage Loan require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the original or then outstanding principal amount of the related GSMC Mortgage Loan (or related Whole Loan), the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such GSMC Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the Mortgagee under each GSMC Mortgage Loan and its successors and assigns as a loss payee under a Mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a Mortgage Loan that is an Outside Serviced Mortgage Loan, the applicable Outside Trustee). Each related GSMC Mortgage Loan obligates the related mortgagor to maintain (or cause to be maintained) all such insurance and, at such mortgagor’s failure to do so, authorizes the Mortgagee to maintain such insurance at the mortgagor’s reasonable cost and expense and to charge such mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the Mortgagee of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the Mortgagee of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by GSMC.

(17)	Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of such Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the related GSMC Mortgage Loan requires the mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which such Mortgaged Property is a part until the separate tax lots are created.
(18)	No Encroachments. To GSMC’s knowledge based solely on surveys obtained in connection with origination and the Mortgagee’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each GSMC Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such GSMC Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or
E-2A-6

current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy.

(19)	No Contingent Interest or Equity Participation. No GSMC Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by GSMC.
(20)	REMIC. Each GSMC Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the GSMC Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the GSMC Mortgage Loan and (B) either: (a) such GSMC Mortgage Loan or any related Whole Loan is secured by an interest in real property (including permanently affixed buildings and structural components, such as wiring, plumbing systems and central heating and air conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the GSMC Mortgage Loan (or related Whole Loan) was originated at least equal to 80% of the adjusted issue price of the GSMC Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the GSMC Mortgage Loan (or related Whole Loan) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the GSMC Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the GSMC Mortgage Loan; or (b) substantially all of the proceeds of such GSMC Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such GSMC Mortgage Loan (other than a recourse feature or other third party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the GSMC Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such GSMC Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the GSMC Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. For purposes of the preceding sentence, a GSMC Mortgage Loan will not be considered “significantly modified” solely by reason of the borrower having been granted a COVID-19 related forbearance, provided that: (a) such GSMC Mortgage Loan forbearance is covered by Revenue Procedure 2020-26 (as amplified by Revenue Procedure 2021-12) by reason of satisfying the requirements for such coverage stated in Section 5.02(2) of Revenue Procedure 2020-26 (as amplified by Revenue Procedure 2021-12); and (b) GSMC identifies such GSMC Mortgage Loan and provides (x) the date on which such forbearance was granted, (y) the length in months of the forbearance, and (z) how the payments in forbearance will be paid (that is, by extension of maturity, change of amortization schedule, etc.). Any prepayment premium and yield maintenance charges applicable to the GSMC Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph will have the same meanings as set forth in the related Treasury Regulations.
(21)	Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of each GSMC Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.
(22)	Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to originate, acquire and/or hold (as applicable) the Mortgage Note in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such GSMC Mortgage Loan by the issuing entity.
E-2A-7

(23)	Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to GSMC’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related Mortgagee.
(24)	Local Law Compliance. To GSMC’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by GSMC for similar commercial and multifamily mortgage loans intended for securitization, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) with respect to the improvements located on or forming part of each Mortgaged Property securing a GSMC Mortgage Loan as of the date of origination of such GSMC Mortgage Loan (or related Whole Loan, as applicable) and as of the Cut-off Date, other than those which (i) are insured by the Title Policy or a law and ordinance insurance policy or (ii) would not have a material adverse effect on the value, operation or net operating income of the related Mortgaged Property. The terms of the related Mortgage Loan documents require the mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.
(25)	Licenses and Permits. Each mortgagor covenants in the related Mortgage Loan documents that it will keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the related Mortgaged Property in full force and effect, and to GSMC’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by GSMC for similar commercial and multifamily mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. Each GSMC Mortgage Loan requires the related mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.
(26)	Recourse Obligations. The Mortgage Loan documents for each GSMC Mortgage Loan provide that such GSMC Mortgage Loan (a) becomes full recourse to the related mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the mortgagor (but may be affiliated with the mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, will be filed by the related mortgagor; (ii) the related mortgagor or guarantor will have colluded with (or, alternatively, solicited or caused to be solicited) other creditors to cause an involuntary bankruptcy filing with respect to such mortgagor or (iii) voluntary transfers of either the Mortgaged Property or equity interests in the mortgagor made in violation of the related Mortgage Loan documents; and (b) contains provisions providing for recourse against the mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the mortgagor (but may be affiliated with the mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained by reason of such mortgagor’s (i) misappropriation of rents after the occurrence of an event of default under the related GSMC Mortgage Loan; (ii) misappropriation of (A) insurance proceeds or condemnation awards or (B) security deposits or, alternatively, the failure of any security deposits to be delivered to the Mortgagee upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a GSMC Mortgage Loan event of default); (iii) fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of intentional material physical waste at the related Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste).
(27)	Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the related Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (32)), in each case, of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the related GSMC Mortgage Loan, (b) upon payment in full of such GSMC Mortgage
E-2A-8

Loan, (c) upon a Defeasance (as defined in (32) below), (d) releases of out-parcels that are unimproved or other portions of the related Mortgaged Property which will not have a material adverse effect on the underwritten value of such Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the GSMC Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release (including in connection with any partial Defeasance) under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject GSMC Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject GSMC Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the Mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for all GSMC Mortgage Loans originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the GSMC Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the GSMC Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the GSMC Mortgage Loan (or related Whole Loan) outstanding after the release, the related mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions of the Code.

With respect to any partial release under the preceding clause (e), for all GSMC Mortgage Loans originated after December 6, 2010, the mortgagor can be required to pay down the principal balance of the related GSMC Mortgage Loan in an amount not less than the amount required by the REMIC provisions of the Code and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the GSMC Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the GSMC Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the GSMC Mortgage Loan (or related Whole Loan).

No GSMC Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to partial condemnation, other than in compliance with the REMIC provisions of the Code.

(28)	Financial Reporting and Rent Rolls. The GSMC Mortgage Loan documents for each GSMC Mortgage Loan require the related mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each GSMC Mortgage Loan with more than one mortgagor are in the form of an annual combined balance sheet of the mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.
(29)	Acts of Terrorism Exclusion. With respect to each GSMC Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2019 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other GSMC Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the GSMC Mortgage Loan, and, to GSMC’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from
E-2A-9

coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each GSMC Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each GSMC Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor will not be required to spend more than the Terrorism Cap Amount on terrorism insurance coverage, and if the cost of terrorism insurance exceeds the Terrorism Cap Amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to the Terrorism Cap Amount. The “Terrorism Cap Amount” is the specified percentage (which is at least equal to 200%) of the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance).

(30)	Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each GSMC Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such GSMC Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the Mortgagee which are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than, or other than, a controlling interest in the related mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) in this Annex E-2A or the exceptions thereto set forth on Annex E-2B, or (vii) any mezzanine debt that existed at the origination of the related GSMC Mortgage Loan as set forth on Schedule E-2A-1 or future permitted mezzanine debt as set forth on Schedule E-2A-2 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan of any GSMC Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan that is cross-collateralized and cross-defaulted with another GSMC Mortgage Loan, as set forth on Schedule E-2A-3 or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the related mortgagor is responsible for such payment along with all other reasonable out-of-pocket fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.
(31)	Single-Purpose Entity. Each GSMC Mortgage Loan requires the related mortgagor to be a Single-Purpose Entity for at least as long as the related GSMC Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the mortgagor with respect to each GSMC Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that such mortgagor is a Single-Purpose Entity, and each GSMC Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the related mortgagor. For this purpose, a “Single-Purpose Entity” means an entity, other than an individual, whose organizational documents (or if the GSMC Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the GSMC Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan
E-2A-10

documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(32)	Defeasance. With respect to any GSMC Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) such GSMC Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the GSMC Mortgage Loan when due, including the entire remaining principal balance on the maturity date or, if the GSMC Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the related Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty), and if the GSMC Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the related GSMC Mortgage Loan; (iv) the mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the GSMC Mortgage Loan secured by defeasance collateral is required to be assumed (or the Mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the mortgagor is required to provide an opinion of counsel that the Mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable out-of-pocket expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.
(33)	Fixed Interest Rates. Each GSMC Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such GSMC Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed.
(34)	Ground Leases. For purposes of this Annex E-2A, a “Ground Lease” means a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any GSMC Mortgage Loan where the GSMC Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of GSMC, its successors and assigns, GSMC represents and warrants that:

(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage. No material change in
E-2A-11

the terms of the Ground Lease had occurred since the origination of the GSMC Mortgage Loan, except as reflected in any written instruments which are included in the related Mortgage File;

(b)	The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the Mortgagee;
(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related GSMC Mortgage Loan, or 10 years past the stated maturity if such GSMC Mortgage Loan fully amortizes by the stated maturity (or with respect to a GSMC Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);
(d)	The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the Mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;
(e)	The Ground Lease does not place commercially unreasonably restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the GSMC Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (provided that proper notice is delivered to the extent required in accordance with the Ground Lease), and in the event it is so assigned, it is further assignable by the holder of the GSMC Mortgage Loan and its successors and assigns without the consent of (but with prior notice to) the lessor;
(f)	GSMC has not received any written notice of material default under or notice of termination of such Ground Lease. To GSMC’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to GSMC’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;
(g)	The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the Mortgagee written notice of any default, and provides that no notice of default or termination is effective against the Mortgagee unless such notice is given to the Mortgagee;
(h)	The Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the Mortgagee’s receipt of notice of any default before the lessor may terminate the Ground Lease;
(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial mortgage lender;
(j)	Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the GSMC Mortgage Loan, together with any accrued interest;
E-2A-12

(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to the ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the GSMC Mortgage Loan, together with any accrued interest; and
(l)	Provided that the Mortgagee cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the Mortgagee upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.
(35)	Servicing. The servicing and collection practices used by GSMC with respect to the GSMC Mortgage Loans have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.
(36)	Origination and Underwriting. The origination practices of GSMC (or the related originator if GSMC was not the originator) with respect to each GSMC Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such GSMC Mortgage Loan (or the related Whole Loan, as applicable) and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such GSMC Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex E-2A.
(37)	No Material Default; Payment Record. No GSMC Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required debt service payments since origination, and no GSMC Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To GSMC’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under any GSMC Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of any GSMC Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by GSMC in this Annex E-2A (including, but not limited to, the prior sentence). No person other than the holder of any GSMC Mortgage Loan may declare any event of default under the related GSMC Mortgage Loan or accelerate any indebtedness under such Mortgage Loan documents.
(38)	Bankruptcy. As of the date of origination of the related GSMC Mortgage Loan and to the GSMC’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.
(39)	Organization of Mortgagor. With respect to each GSMC Mortgage Loan, in reliance on certified copies of the organizational documents of the related mortgagor delivered by such mortgagor in connection with the origination of such GSMC Mortgage Loan (or the related Whole Loan, as applicable), the mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no GSMC Mortgage Loan has a mortgagor that is an affiliate of another mortgagor under another GSMC Mortgage Loan.
(40)	Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain GSMC Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements were conducted by a reputable environmental consultant in connection with such GSMC Mortgage Loan within 12 months prior to its
E-2A-13

origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-13 or its successor, an “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related Mortgagee; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that, based on the ESA, can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To GSMC’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-13 or its successor) at the related Mortgaged Property.

(41)	Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the GSMC Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to GSMC’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the GSMC Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation. Each appraisal contains a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as in effect on the date such GSMC Mortgage Loan was originated.
(42)	Mortgage Loan Schedule. The information pertaining to each GSMC Mortgage Loan which is set forth on the mortgage loan schedule attached to the related Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the Pooling and Servicing Agreement to be contained on the mortgage loan schedule attached to the related Mortgage Loan Purchase Agreement.
(43)	Cross-Collateralization. Except with respect to a GSMC Mortgage Loan that is part of a Whole Loan no GSMC Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool, except as set forth on Annex E-2A-3.
(44)	Advance of Funds by the Sponsor. After origination, no advance of funds has been made by GSMC to the related mortgagor other than in accordance with the related Mortgage Loan documents, and, to GSMC’s knowledge, no funds have been received from any person other than the related mortgagor or an affiliate for, or on account of, payments due on the GSMC Mortgage Loan (other than as contemplated by the Mortgage Loan documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a Mortgagee-controlled lockbox if required or contemplated under the related lease or Mortgage Loan documents). Neither GSMC nor any affiliate thereof has any obligation to make any capital
E-2A-14

contribution to any mortgagor under a GSMC Mortgage Loan, other than contributions made on or prior to the Closing Date.

(45)	Compliance with Anti-Money Laundering Laws. GSMC has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the GSMC Mortgage Loans.

For purposes of these representations and warranties, “Mortgagee” means the mortgagee, grantee or beneficiary under any Mortgage, any holder of legal title to any portion of any GSMC Mortgage Loan or, if applicable, any agent or servicer on behalf of such party.

For purposes of these representations and warranties, the phrases “GSMC’s knowledge” or “GSMC’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of GSMC, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the GSMC Mortgage Loans regarding the matters expressly set forth in these representations and warranties.

E-2A-15

Schedule E-2A-1 to Annex E-2A

GOLDMAN SACHS MORTGAGE COMPANY

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

None

E-2A-16

Schedule E-2A-2 to Annex E-2A

GOLDMAN SACHS MORTGAGE COMPANY

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT
IS PERMITTED IN THE FUTURE

Loan No.	Mortgage Loan

1	BioMed 2024 Portfolio 2

E-2A-17

Schedule E-2A-3 to Annex E-2A

GOLDMAN SACHS MORTGAGE COMPANY

CROSS-COLLATERALIZED MORTGAGE LOANS

None

E-2A-18

Schedule E-2A-4 to Annex E-2A

GOLDMAN SACHS MORTGAGE COMPANY

RELATED BORROWER MORTGAGE LOANS

None

E-2A-19

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX E-2B

EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES

(GOLDMAN SACHS MORTGAGE COMPANY)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-2A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-2B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(5) Lien; Valid Assignment	BioMed 2024 Portfolio 2 (Loan No. 1)	The lender may (i) sell or otherwise transfer the Whole Loan as an entire loan or sell or otherwise transfer or syndicate, or sell participations in, all or any portion of the Whole Loan and the Whole Loan documents, except that any such sale, transfer, syndication or participation (but not a Securitization, as defined below) shall only be to an eligible assignee as more fully described in the Whole Loan documents or (ii) consummate one or more private or public securitizations of rated or unrated single-class or multi-class securities secured by or evidencing ownership interests in all or any portion of the Loan and the Loan Documents (a “Securitization”).
(5) Lien; Valid Assignment	BioMed 2024 Portfolio 2 (Loan No. 1)	The sole tenant at the Lincoln Centre Mortgaged Property, Illumina, Inc., has a right of first refusal (“ROFR”) to purchase the entire Lincoln Centre Mortgaged Property or any individual building at the related Mortgaged Property (“ROFR Property”) in the event the landlord receives an offer to purchase such Mortgaged Property or any individual building thereof on terms which the landlord would agree to sell such ROFR Property; provided, that the landlord is required to provide Illumina, Inc. with a summary of the pertinent economic and non-economic terms of such offer, including the purchase price and any earnest money deposits required (“Offer Summary”). Illumina, Inc. will then have 10 business days from receipt of such Offer Summary to notify the landlord of its election to exercise such ROFR option. Pursuant to a subordination, non-disturbance and attornment agreement, the tenant has agreed that such right of first refusal will not apply to a foreclosure or deed-in-lieu of foreclosure or the first transfer of title by the lender or its nominee subsequent thereto. However, such right would apply to subsequent transfers.

(5) Lien; Valid Assignment	Stonebriar Centre (Loan No. 18)	Provided no event of default has occurred and is continuing, under the related Whole Loan, the Mortgage Loan documents prohibit the lender, without the prior written consent of the Mortgagor, from selling any note, participation or interest in the Whole Loan to Simon Property Group, Taubman Centers, Inc., The Macerich Company, Kimco Realty, Starwood Retail, PREIT, Washington Prime Group, Pyramid Real Estate Group, CBL & Associates
E-2B-1

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
Properties, Inc., Westfield Holdings Limited or Unibail-Rodamco (or any successors or assigns of or any person or entity controlled by, controlling or under common control with the foregoing); provided, however, such restrictions will not apply to (a) any transfer or sale by the Mortgagee of commercial mortgage-backed securities certificates, bonds or similar certificated interests secured in whole or in part by the Whole Loan or (b) any subsequent resale or transfer of the Whole Loan (or any interest therein) occurring after an initial sale or transfer by the Mortgagee even if such transaction results in a portion of the Whole Loan being held by a person or entity described above.
(6) Permitted Liens; Title Insurance	BioMed 2024 Portfolio 2 (Loan No. 1)	See exception to Representation and Warranty No. 5, above.
(6) Permitted Liens; Title Insurance	Stonebriar Centre (Loan No. 18)	See exception to Representation and Warranty No. 5 above.
(10) Condition of Property	Moffett Towers Building D (Loan No. 5)	The Mortgaged Property was inspected, and the property condition report is dated, on August 31, 2023, which is more than six months prior to the origination date of July 19, 2024 and more than twelve months prior to the Cut-off Date.
(16) Insurance	Stonebriar Centre (Loan No. 18)

The Mortgage Loan documents permit (i) a property insurance deductible up to $250,000, except with respect to windstorm, flood and earthquake coverage, which may have a deductible up to 5% of the total insurable value of the Mortgaged Property and (ii) a commercial general liability insurance deductible or self-insured retention up to $250,000. Such deductibles may not be considered customary.

The threshold above which the Mortgagee (or a trustee appointed by it) has the right to hold and disburse insurance proceeds is $13,000,000 (which amount is higher than 5% of the original principal balance of the Mortgage Loan and may be higher than the then-outstanding principal balance of the Mortgage Loan).

The Mortgage Loan documents provide that the Mortgagee may consent (subject to rating agency confirmation) to the Mortgagor maintaining (or causing to be maintained) insurance policies which (i) have coverages, deductibles and/or other related provisions other than those specified in the Mortgage Loan documents and/or (ii) are provided by insurance companies not meeting the credit rating requirements set forth in the Mortgage Loan documents.

See exception to Representation and Warranty No. 29, below.

(18) Access; Utilities; Separate Tax Lots	BioMed 2024 Portfolio 2 (Loan No. 1)	The 200 Sidney Street and 40 Erie Street Mortgaged Properties constitute a combined tax lot (however, both Mortgaged Properties are collateral for the Whole Loan).
E-2B-2

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(26) Recourse Obligations	BioMed 2024 Portfolio 2 (Loan No. 1)

Clause (a)(ii) is limited to affirmative collusion in writing.

Clause (a)(iii) is not a full recourse item (but loss recourse). The non-recourse carveout guarantor’s liability with respect to the items in clause (a) are limited to 15% of the outstanding Whole Loan amount, plus costs of enforcement.

There is no recourse for misappropriation of security deposits (clause (b)(ii)(B)).

Clauses (b)(i) and (b)(ii)(A) are limited such that it will not be deemed misappropriation to the extent such amounts are applied to pay costs and expenses incurred in connection with the ownership, operation or management of the Mortgaged Properties in accordance with the terms of the Whole Loan documents or applied to pay other obligations required to be paid pursuant to the Whole Loan documents, or otherwise delivered to the lender.

With respect to clause (b)(iv), the environmental covenants do not trigger recourse to the non-recourse carveout guarantor, except, subject to a cap equal to the aggregated PLL Policy Limit, to the extent that the Mortgagors obtain PLL Policies that do not run for terms of at least two years past the then-current maturity date of the Whole Loan (the “Required PLL Period”) and Mortgagors fail to renew, replace or extend such PLL Policy through the Required PLL Period as required under the Whole Loan documents, any liability pursuant to the related environmental indemnity that first arises after the expiration of such PLL Policy and that would have otherwise been covered by the PLL Policy had it been renewed, replaced or extended through the Required PLL Period, except to the extent such loss is caused by or results from the gross negligence or willful misconduct of the lender. As used herein, “PLL Policy Limit” means minimum coverage limits of either (1) $5,000,000 per incident and $10,000,000 in the aggregate, or (2) $20,000,000 per incident and $25,000,000 in the aggregate.

(26) Recourse Obligations	Stonebriar Centre (Loan No. 18)

With respect to clause (a)(iii) of Representation and Warranty No. 26, the Mortgage Loan documents only provide recourse for losses to the Mortgagee (and not full recourse) for transfers made in violation of the Mortgage Loan documents and only if such transfers are of all or substantially all of the Mortgaged Property or result in a prohibited change of control of the Mortgagor or any general partner or managing member of the Mortgagor, as applicable.

With respect to clause (b)(i) of Representation and Warranty No. 26, the Mortgage Loan documents only provide recourse for intentional misappropriation.

(28) Mortgage Releases	BioMed 2024 Portfolio 2 (Loan No. 1)	The related Mortgagors may at any time obtain the release of an individual Mortgaged Property from the lien of the Whole Loan and the release of the applicable Mortgagor’s obligations under
E-2B-3

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

the Whole Loan documents with respect to the released Mortgaged Property, subject to the satisfaction of certain conditions, including, among other conditions, (i) prepayment or defeasance of the applicable Release Amount, where “Release Amount” means the lesser of (a) the outstanding principal amount of the Whole Loan (plus interest and any other amounts that may be due) and (b) the product of the allocated mortgage loan amount (“Mortgage ALA”) for such Mortgaged Property (as adjusted pursuant to the Whole Loan documents, if applicable), multiplied by (1) 105%, until such time as the outstanding Whole Loan amount has been reduced to $501,715,790, and (2) thereafter, 110%, and (ii) satisfaction of REMIC related requirements.

In addition, if the debt yield requirement in connection with a partial release is not satisfied and the release of an individual Mortgaged Property is in connection with an arms-length transaction to a third party (provided that if a Blackstone entity controls the related borrower, such transfer may be to an affiliate in certain circumstances), or pursuant to a tenant purchase option, the borrowers may obtain the release of such Mortgaged Property upon payment to the lender of an amount equal to the lesser of (i) 100% of the net sales proceeds derived from the sale of such individual Mortgaged Property and (ii) the greater of (x) the applicable Release Amount for such individual Mortgaged Property together with any yield maintenance premium then required and (y) an amount necessary to, after giving effect to such release, satisfy the foregoing debt yield requirement, together with any yield maintenance premium then required. Such provision may result in a Mortgaged Property being released upon prepayment or defeasance of an amount that is less than its Mortgage ALA, subject to satisfaction of REMIC related requirements.

(27) Mortgage Releases	All GSMC Mortgage Loans	If the subject Mortgage Loan is included in a REMIC and the loan-to-value ratio of the related Mortgaged Property following a condemnation exceeds 125%, the related Mortgagors may be able to avoid having to pay down the subject Mortgage Loan if it delivers an opinion of counsel to the effect that the failure to make such pay down will not cause such REMIC to fail to qualify as such.
(27) Mortgage Releases	Stonebriar Centre (Loan No. 18)	The Mortgagor is permitted to obtain the release of parcels at the Mortgaged Property upon the substitution therefor of other parcels of real property and satisfaction of certain conditions set forth in the Mortgage Loan documents including, among other things, customary REMIC requirements.
(29) Financial Reporting and Rent Rolls	BioMed 2024 Portfolio 2 (Loan No. 1)	With respect to annual financial statements, the Mortgagor must provide a complete copy of the Mortgagor’s (or, at the Mortgagor’s election, any direct or indirect owner of the Mortgagor; provided that as of the date of such annual financial statements the aggregate square footage accounts for 80% or more of the aggregate rentable square footage at all properties owned directly
E-2B-4

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
or indirectly by such entity) annual financial statements audited by a Big Four accounting firm or other independent certified public accountant reasonably approved by Lender and prepared in accordance with Approved Accounting Principles.
(29) Acts of Terrorism Exclusion	Stonebriar Centre (Loan No. 18)	The Mortgage Loan documents permit a terrorism insurance deductible of up to $1,000,000. Such deductible may not be considered customary. In addition, the Mortgage Loan documents permit terrorism insurance to be obtained through a captive insurance program with Liberty IC Casualty LLC (“Liberty”), subject to satisfaction of the conditions set forth in the Mortgage Loan documents, including that covered losses which are not reinsured by the federal government under TRIPRA and paid to Liberty must be reinsured with a cut through endorsement acceptable to the Mortgagee and the rating agencies by insurance companies which satisfy the rating requirements set forth in the loan agreement.
(30) Due on Sale or Encumbrance	BioMed 2024 Portfolio 2 (Loan No. 1)

The Whole Loan documents permit free transfers or pledges of interests in Excluded Entities. “Excluded Entities” are defined as any entity comprising Initial Sponsor any other Approved Sponsor Entity or any direct or indirect legal or beneficial owner (including, without limitation, any shareholder, partner, member and/or non-member manager) of any entity comprising Initial Sponsor or any other Approved Sponsor Entity. Initial Sponsor means certain Blackstone funds specified or described in the loan agreement and Approved Sponsor Entity means certain Blackstone funds specified or described in the loan agreement, as well as Blackstone Real Estate Income Trust, Inc and BREIT Operating Partnership L.P.

The Whole Loan documents provide that none of the Mortgagor, any mezzanine borrower, or any other direct or indirect equity holder in the Mortgagor up to the first direct or indirect holder that has substantial assets other than its indirect interest in the Mortgaged Properties (each, a “Restricted Pledge Party”), other than the Mortgagor or any future mezzanine borrower, may be restricted from any sale or pledge of its direct or indirect assets, provided such assets are not encumbered or required to be encumbered by the Loan or any mezzanine loan.

Upon satisfaction of certain conditions set forth in the Whole Loan documents, certain transfers are permitted without the lender’s consent, including, without limitation, after giving effect to such sale or pledge, (A) one or more of the, among other entities, initial sponsor and any Blackstone Fund Entity (each, an “Approved Sponsor Entity”) must individually or collectively, directly or indirectly, own the applicable Required Ownership Interest, where “Required Ownership Interest” means (i) for so long as one or more Approved Sponsor Entities individually or collectively controls the Mortgagor and the related mezzanine borrower, not less than 5% of the ultimate direct or indirect interests in the Mortgagor and any mezzanine borrower, or (ii) in the event that

E-2B-5

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

an Approved Sponsor Entity does not individually or collectively control the Mortgagor and the related mezzanine borrower, not less than 15% of the ultimate direct or indirect interests in the Mortgagor and any mezzanine borrower

(31) Single-Purpose Entity	BioMed 2024 Portfolio 2 (Loan No. 1)	One of the Mortgagors, BMR-Lincoln Centre LP, previously owned other real property located at 600 and 700 Lincoln Centre Drive in Foster City, San Mateo County, California.
(31) Single-Purpose Entity	Stonebriar Centre (Loan No. 18)	The related Mortgagor is a recycled Single-Purpose Entity that previously owned two parcels of land located adjacent to the Mortgaged Property that were transferred to a third party prior to the origination of the Mortgage Loan.
(31) Single-Purpose Entity	Park City Office Portfolio (Loan No. 11)	The Mortgage Loan has a Cut-off Date Balance in excess of $20.0 million; however, it does not have a counsel’s opinion regarding non-consolidation of the related Mortgagor.
(31) Single-Purpose Entity	LocalStorage Seven Property Portfolio (Loan No. 13)	The Mortgage Loan has a Cut-off Date Balance in excess of $20.0 million; however, it does not have a counsel’s opinion regarding non-consolidation of the related Mortgagor.
(32) Defeasance	Stonebriar Centre (Loan No. 18)	In connection with a defeasance, the related Mortgagor is not required to pay defeasance related costs and expenses in excess of $15,000 (exclusive of any rating agency fees and expenses).
E-2B-6

(THIS PAGE INTENTIONALLY LEFT BLANK)

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the certificates offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

TABLE OF CONTENTS

Prospectus

Certificate Summary	3
Important Notice Regarding the Offered Certificates	12
Important Notice About Information Presented in this Prospectus	12
Summary of Terms	21
Summary of Risk Factors	65
Risk Factors	67
Description of the Mortgage Pool	165
Transaction Parties	260
Description of the Certificates	317
The Mortgage Loan Purchase Agreements	350
The Pooling and Servicing Agreement	360
Use of Proceeds	464
Yield, Prepayment and Maturity Considerations	464
Material Federal Income Tax Consequences	476
Certain State, Local and Other Tax Considerations	487
ERISA Considerations	487
Legal Investment	495
Certain Legal Aspects of the Mortgage Loans	496
Ratings	516
Plan of Distribution (Underwriter Conflicts of Interest)	518
Incorporation of Certain Information by Reference	520
Where You Can Find More Information	520
Financial Information	521
Legal Matters	521
Index of Certain Defined Terms	522
Annex A – Certain Characteristics of the Mortgage Loans and Mortgaged Properties	A-1
Annex B – Significant Loan Summaries	B-1
Annex C – Mortgage Pool Information	C-1
Annex D – Form of Distribution Date Statement	D-1
Annex E-1A – Sponsor Representations and Warranties (CREFI and GACC)	E-1A-1
Annex E-1B – Exceptions to Sponsor Representations and Warranties (CREFI and GACC)	E-1B-1
Annex E-2A – Sponsor Representations and Warranties (GSMC)	E-2A-1
Annex E-2B – Exceptions to Sponsor Representations and Warranties (GSMC)	E-2B-1

$658,638,000
(Approximate)

Benchmark 2024-V10 Mortgage Trust
(as Issuing Entity)

Citigroup Commercial
Mortgage Securities Inc.
(as Depositor)

Commercial Mortgage
Pass-Through Certificates,
Series 2024-V10

Class A-1	$230,000
Class A-2	$0 - $225,000,000
Class A-3	$291,349,000 - $516,349,000
Class X-A	$588,531,000
Class X-B	$70,107,000
Class A-S	$71,952,000
Class B	$41,510,000
Class C	$28,597,000

PROSPECTUS

Citigroup

Deutsche Bank Securities

Goldman Sachs & Co. LLC

Co-Lead Managers and Joint Bookrunners

Bancroft Capital, LLC

Drexel Hamilton

Co-Managers

September    , 2024

Until 90 days after the date of this prospectus, all dealers that effect transactions in the offered Certificates, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.